FILED PURSUANT TO RULE 424(b)(2)
REGISTRATION FILE NO.: 333-228597-09

PROSPECTUS

$899,351,000 (Approximate)

BENCHMARK 2021-B27 MORTGAGE TRUST
(Central Index Key number 0001862080)
Issuing Entity

Citigroup Commercial Mortgage Securities Inc.
(Central Index Key number 0001258361)
Depositor

Citi Real Estate Funding Inc.

(Central Index Key number 0001701238)

Goldman Sachs Mortgage Company

(Central Index Key number 0001541502)

JPMorgan Chase Bank, National Association

(Central Index Key number 0000835271)

German American Capital Corporation

(Central Index Key number 0001541294)

Sponsors and Mortgage Loan Sellers

Commercial Mortgage Pass-Through Certificates, Series 2021-B27

The Benchmark 2021-B27 Mortgage Trust, Commercial Mortgage Pass-Through Certificates, Series 2021-B27, will consist of multiple classes of certificates, including those identified on the table below which are being offered by this prospectus. The offered certificates (together with the classes of non-offered certificates of the same series and the Uncertificated VRR Interest) will represent the beneficial ownership interests in the issuing entity identified above. The issuing entity’s primary assets will primarily consist of a pool of fixed rate commercial mortgage loans secured by first liens on various types of commercial, multifamily and manufactured housing community properties, which will generally be the sole source of payment on the certificates and the Uncertificated VRR Interest. Credit enhancement will be provided solely by certain classes of subordinate certificates that will be subordinate to certain classes of senior certificates as described under “Description of the Certificates—Subordination; Allocation of Realized Losses”. Each class of offered certificates will entitle holders to receive monthly distributions of interest and/or principal on the 4th business day following the 11th day of each month (or if the 11th is not a business day, the next business day), commencing in July 2021. The rated final distribution date for the offered certificates is July 2054.

Classes of Offered Certificates	Approximate Initial Certificate Balance or Notional Amount(1)		Initial Pass-Through Rate(3)	Pass-Through Rate Description
Class A-1	$18,655,000		0.72500%	Fixed
Class A-2	$37,990,000		2.02000%	Fixed
Class A-3	$83,071,000		1.79200%	Fixed
Class A-4	$175,000,000		2.10300%	Fixed
Class A-5	$396,379,000		2.39000%	Fixed
Class A-AB	$26,294,000		2.16300%	Fixed
Class X-A	$808,494,000	(5)	1.27363%	Variable IO(6)
Class A-S	$71,105,000		2.51200%	Fixed
Class B	$42,136,000		2.35500%	Fixed
Class C	$48,721,000		2.70300%	WAC Cap(7)

You should carefully consider the summary of risk factors and risk factors beginning on page 69 and page 71, respectively, of this prospectus.

Neither the Series 2021-B27 certificates nor the underlying mortgage loans are insured or guaranteed by any governmental agency or instrumentality or any other person or entity.

The Series 2021-B27 certificates will represent interests in and obligations of the issuing entity only and will not represent the obligations of or interests in the depositor, the sponsors or any of their respective affiliates.

(Footnotes to table begin on page 3)

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE OFFERED CERTIFICATES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE. THE DEPOSITOR WILL NOT LIST THE OFFERED CERTIFICATES ON ANY SECURITIES EXCHANGE OR ANY AUTOMATED QUOTATION SYSTEM OF ANY NATIONAL SECURITIES ASSOCIATION.

The offered certificates will be offered by Citigroup Global Markets Inc., Goldman Sachs & Co. LLC, J.P. Morgan Securities LLC, Deutsche Bank Securities Inc., Academy Securities, Inc. and Siebert Williams Shank & Co., LLC, the underwriters, when, as and if issued by the issuing entity, delivered to and accepted by the underwriters and subject to each underwriter’s right to reject orders in whole or in part. The underwriters will purchase the offered certificates from Citigroup Commercial Mortgage Securities Inc. and will offer the offered certificates to prospective investors from time to time in negotiated transactions or otherwise at varying prices, plus, in certain cases, accrued interest, determined at the time of sale. Citigroup Global Markets Inc., Goldman Sachs & Co. LLC, J.P. Morgan Securities LLC, and Deutsche Bank Securities Inc. are acting as co-lead managers and joint bookrunners in the following manner: Citigroup Global Markets Inc. is acting as sole bookrunning manager with respect to approximately 37.1% of each class of offered certificates, Goldman Sachs & Co. LLC, is acting as sole bookrunning manager with respect to approximately 23.6% of each class of offered certificates, J.P. Morgan Securities LLC is acting as sole bookrunning manager with respect to approximately 22.9% of each class of offered certificates and Deutsche Bank Securities Inc. is acting as sole bookrunning manager with respect to approximately 16.4% of each class of offered certificates. Academy Securities, Inc. and Siebert Williams Shank & Co., LLC are acting as co-managers.

The underwriters expect to deliver the offered certificates to purchasers in book-entry form only through the facilities of The Depository Trust Company in the United States and Clearstream Banking, Luxembourg and Euroclear Bank SA/NV, as operator of the Euroclear System, in Europe against payment in New York, New York on or about June 29, 2021. Citigroup Commercial Mortgage Securities Inc. expects to receive from this offering approximately 110.9% of the aggregate principal balance of the offered certificates, plus accrued interest from June 1, 2021, before deducting expenses payable by the depositor.

The issuing entity will be relying on an exclusion or exemption from the definition of “investment company” under the Investment Company Act of 1940, as amended (the “Investment Company Act”), contained in Section 3(c)(5) of the Investment Company Act or Rule 3a-7 under the Investment Company Act, although there may be additional exclusions or exemptions available to the issuing entity. The issuing entity is being structured so as not to constitute a “covered fund” for purposes of the Volcker Rule under the Dodd-Frank Act (both as defined in “Risk Factors—General Risk Factors—Legal and Regulatory Provisions Affecting Investors Could Adversely Affect the Liquidity and Other Aspects of the Offered Certificates”). See also “Legal Investment”.

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to Be Registered	Amount to Be Registered	Proposed Maximum Offering Price Per Unit(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee(2)
Commercial Mortgage Pass-Through Certificates	$899,351,000	100%	$899,351,000	$98,119.19

(1)	Estimated solely for the purpose of calculating the registration fee.

(2)	Calculated according to Rule 457(s) of the Securities Act of 1933.

Citigroup	J.P. Morgan	Deutsche Bank Securities	Goldman Sachs & Co. LLC
Co-Lead Managers and Joint Bookrunners
Academy Securities Co-Manager			Siebert Williams Shank Co-Manager
June 18, 2021

BENCHMARK 2021-B27 MORTGAGE TRUST

Commercial Mortgage Pass-Through Certificates, Series 2021-B27

Kansas
6 properties
$4,150,827
0.4% of total
Nebraska
6 properties
$4,416,812
0.4% of total
Missouri
13 properties
$9,273,228
0.8% of total
Iowa
8 properties
$5,423,104
0.5% of total
Illinois
2 properties
$18,965,000
1.7% of total
Michigan
1 property
$4,000,000
0.4% of total
Ohio
1 property
$9,556,000
0.9% of total
New York
34 properties
$334,307,198
30.6% of total
Washington
2 properties
$65,400,000
6.0% of total
Oregon
3 properties
$14,159,510
1.3% of total
Nevada
1 property
$10,465,000
1.0% of total
California
10 properties
$253,163,333
23.1% of total
Arizona
1 property
$3,259,165
0.3% of total
New Mexico
5 properties
$5,500,000
0.5% of total
Oklahoma
20 properties
$15,565,057
1.4% of total
Texas
4 properties
$32,831,825
3.0% of total
Arkansas
3 properties
$2,170,971
0.2% of total
Tennessee
6 properties
$69,043,208
6.3% of total
Alabama
4 properties
$76,491,980
7.0% of total
Georgia
21 properties
$37,567,639
3.4% of total
South Carolina
2 properties
$18,780,603
1.7% of total
Virginia
10 properties
$39,014,454
3.6% of total
West Virginia
2 properties
$32,131,066
2.9% of total
New Jersey
4 properties
$22,777,005
2.1% of total
Connecticut
1 property
$5,500,000
0.5% of total
% of Initial Pool Balance
>10.0%
>5.0 – 10.0%
>1.0 – 5.0%
0.0 – 1.0%

Mortgaged Properties by Property Type
Other 3.0%
Manufactured Housing 0.5%
Hospitality 5.4%
Mixed Use 5.9%
Office 46.8%
Multifamily 6.1%
Self Storage 6.2%
Retail 9.6%
Industrial 16.5%

Certificate Summary

Set forth below are the indicated characteristics of the respective classes of the Series 2021-B27 certificates, including the non-offered Uncertificated VRR Interest discussed in footnote (12) below.

Classes of Certificates	Approximate Initial Certificate Balance or Notional Amount(1)		Approximate Initial Credit Support(2)	Initial Pass-Through Rate(3)	Pass-Through Rate Description	Expected Weighted Avg. Life (yrs.)(4)	Expected Principal Window(4)
Offered Certificates
Class A-1	$18,655,000		30.000%	0.72500%	Fixed	2.75	7/21-5/26
Class A-2	$37,990,000		30.000%	2.02000%	Fixed	4.96	5/26-7/26
Class A-3	$83,071,000		30.000%	1.79200%	Fixed	6.83	4/28-6/28
Class A-4	$175,000,000		30.000%	2.10300%	Fixed	9.04	2/30-4/31
Class A-5	$396,379,000		30.000%	2.39000%	Fixed	9.94	4/31-6/31
Class A-AB	$26,294,000		30.000%	2.16300%	Fixed	7.43	7/26-4/31
Class X-A	$808,494,000	(5)	N/A	1.27363%	Variable IO(6)	N/A	N/A
Class A-S	$71,105,000		23.250%	2.51200%	Fixed	9.96	6/31-6/31
Class B	$42,136,000		19.250%	2.35500%	Fixed	9.96	6/31-6/31
Class C	$48,721,000		14.625%	2.70300%	WAC Cap(7)	9.96	6/31-6/31
Non-Offered Certificates(8)
Class X-B	$90,857,000	(5)	N/A	0.94599%	Variable IO(6)	N/A	N/A
Class X-D	$64,521,000	(5)	N/A	1.48761%	Variable IO(6)	N/A	N/A
Class X-F	$15,802,000	(5)	N/A	1.23761%	Variable IO(6)	N/A	N/A
Class X-G	$14,484,000	(5)	N/A	1.23761%	Variable IO(6)	N/A	N/A
Class D	$35,553,000		11.250%	2.00000%	Fixed	9.98	6/31-7/31
Class E	$28,968,000		8.500%	2.00000%	Fixed	10.04	7/31-7/31
Class F	$15,802,000		7.000%	2.25000%	Fixed	10.04	7/31-7/31
Class G	$14,484,000		5.625%	2.25000%	Fixed	10.04	7/31-7/31
Class J-RR(9)	$11,851,000		4.500%	3.48761%	WAC(10)	10.04	7/31-7/31
Class K-RR(9)	$47,403,985		0.000%	3.48761%	WAC(10)	10.04	7/31-7/31
Class S (11)	N/A		N/A	N/A	N/A	N/A	N/A
Class R(11)	N/A		N/A	N/A	N/A	N/A	N/A
Non-Offered Vertical Risk Retention Interest(8)
Combined VRR Interest(12)	$40,500,000	(13)	N/A(14)	3.48761%(15)	(15)	9.19	7/21-7/31

(1)	Approximate, subject to a variance of plus or minus 5%.

(2)	“Approximate Initial Credit Support” means, with respect to any class of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-AB, Class A-S, Class B, Class C, Class D, Class E, Class F, Class G, Class J-RR and Class K-RR certificates (collectively, the “non-vertically retained principal balance certificates”), the quotient, expressed as a percentage, of (i) the aggregate of the initial certificate balances of all classes of non-vertically retained principal balance certificates, if any, junior to such class of non-vertically retained principal balance certificates, divided by (ii) the aggregate of the initial certificate balances of all classes of non-vertically retained principal balance certificates. The approximate initial credit support percentages set forth for the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-AB certificates are represented in the aggregate. The approximate initial credit support percentages shown in the table above with respect to the non-vertically retained principal balance certificates do not take into account the Combined VRR Interest (as defined in footnote (12) below).

(3)	Approximate per annum rate as of the closing date.

(4)	Determined assuming no prepayments prior to the maturity date or any anticipated repayment date, as applicable, for any mortgage loan and based on the modeling assumptions described under “Yield, Prepayment and Maturity Considerations.”

(5)	The Class X-A, Class X-B, Class X-D, Class X-F and Class X-G certificates (collectively, the “Class X certificates”) will not have certificate balances and will not be entitled to receive distributions of principal. Interest will accrue on each class of Class X certificates at the related pass-through rate based upon the related notional amount. The notional amount of each class of the Class X certificates will be equal to the certificate balance or the aggregate of the certificate balances, as applicable, from time to time of the class or classes of the non-vertically retained principal balance certificates identified in the same row as such class of Class X certificates in the chart below (as to such class of Class X certificates, the “corresponding principal balance certificates”):

Class of Class X Certificates	Class(es) of Corresponding Principal Balance Certificates
Class X-A	Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-AB and Class A-S
Class X-B	Class B and Class C
Class X-D	Class D and Class E
Class X-F	Class F
Class X-G	Class G

(6)	The pass-through rate for each class of Class X certificates will generally be a per annum rate equal to the excess, if any, of (i) the weighted average of the net interest rates on the mortgage loans (in each case, adjusted, if necessary, to accrue on the basis of a 360-day year consisting of twelve 30-day months) as in effect from time to time, over (ii) the pass-through rate (or, if applicable, the weighted average of the pass-through rates) of the class or classes of corresponding principal balance certificates as in effect from time to time, as described in this prospectus.

(7)	The pass-through rate for the Class C certificates will generally be a per annum rate equal to the lesser of (a) the initial pass-through rate for such class specified in the table above and (b) the weighted average of the net interest rates on the mortgage loans (in each case, adjusted, if necessary, to accrue on the basis of a 360-day year consisting of twelve 30-day months) as in effect from time to time.

(8)	The classes of certificates set forth below “Non-Offered Certificates” and “Non-Offered Vertical Risk Retention Interest” in the table are not offered by this prospectus.

(9)	In partial satisfaction of the risk retention obligations of Citi Real Estate Funding Inc. (as “retaining sponsor” with respect to this securitization transaction), all of the Class J-RR and Class K-RR certificates (collectively, the “HRR Certificates”), with an aggregate fair value representing at least 1.3359% of the fair value, as of the closing date for this transaction, of all of the “ABS interests” (i.e., all of the certificates (other than the Class R certificates) and the Uncertificated VRR Interest) issued by the issuing entity, will collectively constitute an “eligible horizontal residual interest” that is to be purchased and retained by KKR CMBS II Aggregator Type 1 L.P., a Delaware limited partnership, or its affiliate, in accordance with the credit risk retention rules applicable to this securitization transaction. “Retaining sponsor”, “ABS interests” and “eligible horizontal residual interest” have the meanings given to such terms in Regulation RR. See “Credit Risk Retention”.

(10)	The pass-through rates for the Class J-RR and Class K-RR certificates will each generally be a per annum rate equal to the weighted average of the net interest rates on the mortgage loans (in each case, adjusted, if necessary, to accrue on the basis of a 360-day year consisting of twelve-30 day months) as in effect from time to time.

(11)	Neither the Class S certificates nor the Class R certificates will have a certificate balance, notional amount, pass-through rate, rating or rated final distribution date. A specified portion of the excess interest accruing after the related anticipated repayment date on any mortgage loan with an anticipated repayment date will, to the extent collected, be allocated to the Class S certificates as set forth in “Description of the Certificates—Distributions—Excess Interest”. The Class R certificates will represent the residual interests in each of four separate REMICs, as further described in this prospectus. The Class R certificates will not be entitled to distributions of principal or interest.

(12)	In partial satisfaction of Citi Real Estate Funding Inc.’s remaining risk retention obligations as retaining sponsor for this securitization transaction, Citi Real Estate Funding Inc. is expected to acquire (or cause one or more other retaining parties to acquire) from the depositor, on the closing date for this transaction, portions of an “eligible vertical interest” in the form of a “single vertical security” with an initial principal balance of approximately $40,500,000 (the “Combined VRR Interest”), representing at least 3.70% of all of the “ABS interests” (i.e., the sum of the aggregate initial certificate balance of all of the certificates (other than the Class R certificates) and the initial principal balance of the Uncertificated VRR Interest) issued by the issuing entity on the closing date for this transaction. The Combined VRR Interest will consist of the “Uncertificated VRR Interest” and the “Class VRR certificates” (each as defined under “Credit Risk Retention”). The Combined VRR Interest will be retained by certain retaining parties in accordance with the credit risk retention rules applicable to this securitization transaction. “Eligible vertical interest” and “single vertical security” will have the meanings given to such terms in Regulation RR. See “Credit Risk Retention”. The Combined VRR Interest is not offered hereby.

(13)	Constitutes the Combined VRR Interest Balance, which consists of the aggregate certificate balance of the Class VRR certificates and the principal balance of the Uncertificated VRR Interest.

(14)	Although the approximate initial credit support percentages shown in the table above with respect to the non-vertically retained principal balance certificates do not take into account the Combined VRR Interest, losses incurred on the mortgage loans will be allocated between the Combined VRR Interest, on the one hand, and the non-vertically retained principal balance certificates, on the other hand, pro rata in accordance with the principal balance of the Combined VRR Interest and the aggregate outstanding certificate balance of the non-vertically retained principal balance certificates. See “Credit Risk Retention” and “Description of the Certificates”. The Class VRR certificates and the non-vertically retained principal balance certificates are collectively referred to in this prospectus as the “principal balance certificates”.

(15)	Although it does not have a specified pass-through rate (other than for tax reporting purposes), the effective interest rate for the Combined VRR Interest will be the weighted average of the net interest rates on the mortgage loans (in each case, adjusted, if necessary, to accrue on the basis of a 360-day year consisting of twelve 30-day months) as in effect from time to time.

The Class X-B, Class X-D, Class X-F, Class X-G, Class D, Class E, Class F, Class G, Class J-RR, Class K-RR, Class S and Class R certificates and the Combined VRR Interest are not offered by this prospectus. Any information in this prospectus concerning certificates other than the offered certificates or concerning the Combined VRR Interest is presented solely to enhance your understanding of the offered certificates.

Table of Contents

Certificate Summary	3
Important Notice Regarding the Offered Certificates	13
Important Notice About Information Presented in this Prospectus	13
Summary of Terms	23
Summary of Risk Factors	69
Special Risks	69
Risks Relating to the Mortgage Loans	69
Risks Relating to Conflicts of Interest	70
Other Risks Relating to the Certificates	70
Risk Factors	71
Special Risks	71
The Coronavirus Pandemic Has Adversely Affected the Global Economy and May Adversely Affect the Performance of the Mortgage Loans	71
Risks Relating to the Mortgage Loans	74
Mortgage Loans Are Non-Recourse and Are Not Insured or Guaranteed	74
Repayment of a Commercial or Multifamily Mortgage Loan Depends Upon the Performance and Value of the Underlying Real Property, Which May Decline Over Time, and the Related Borrower’s Ability to Refinance the Property, of Which There Is No Assurance	75
Commercial, Multifamily and Manufactured Housing Community Lending Is Dependent on Net Operating Income; Information May Be Limited or Uncertain	81
Any Analysis of the Value or Income Producing Ability of a Commercial or Multifamily Property Is Highly Subjective and Subject to Error	81
Performance of the Offered Certificates Will Be Highly Dependent on the Performance of Tenants and Tenant Leases	84
The Types of Properties That Secure the Mortgage Loans Present Special Risks	88
Leased Fee Properties Have Special Risks	108
Lending on Condominium Units Creates Risks for Lenders That Are Not Present When Lending on Non-Condominiums	108
Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses	109
Adverse Environmental Conditions at or Near Mortgaged Properties May Result in Losses	110
Environmental Liabilities Will Adversely Affect the Value and Operation of the Contaminated Property and May Deter a Lender from Foreclosing	110
Certain Types of Operations Involved in the Use and Storage of Hazardous Materials May Lead to an Increased Risk of Issuing Entity Liability	112
Risks Related to Redevelopment, Expansion and Renovation at Mortgaged Properties	112
Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses	113
Risks Related to Zoning Non-Compliance and Use Restrictions	113
Risks Relating to Inspections of Properties	114
Risks Relating to Costs of Compliance with Applicable Laws and Regulations	114
Earthquake, Flood and Other Insurance May Not Be Available or Adequate	114
Lack of Insurance Coverage Exposes the Trust to Risk for Particular Special Hazard Losses	116
Inadequacy of Title Insurers May Adversely Affect Payments on Your Offered Certificates	116
Terrorism Insurance May Not Be Available for All Mortgaged Properties	117
Risks Associated with Blanket Insurance Policies or Self-Insurance	118
Condemnation of a Mortgaged Property May Adversely Affect Distributions on Certificates	118
Limited Information Causes Uncertainty	118
Underwritten Net Cash Flow Could Be Based on Incorrect or Failed Assumptions	119
Frequent and Early Occurrence of Borrower Delinquencies and Defaults May Adversely Affect Your Investment	120
The Mortgage Loans Have Not Been Reviewed or Reunderwritten by Us; Some Mortgage Loans May Not Have Complied With Another Originator’s Underwriting Criteria	120
Static Pool Data Would Not Be Indicative of the Performance of This Pool	121
Appraisals May Not Reflect Current or Future Market Value of Each Property	121

Seasoned Mortgage Loans Present Additional Risk of Repayment	122
The Performance of a Mortgage Loan and Its Related Mortgaged Property Depends in Part on Who Controls the Borrower and Mortgaged Property	123
The Borrower’s Form of Entity May Cause Special Risks	123
A Bankruptcy Proceeding May Result in Losses and Delays in Realizing on the Mortgage Loans	125
Litigation and Other Legal Proceedings May Adversely Affect a Borrower’s Ability to Repay Its Mortgage Loan	126
Other Debt of the Borrower or Ability to Incur Other Financings Entails Risk	127
Tenancies-in-Common May Hinder Recovery	128
Risks Relating to Enforceability of Cross-Collateralization Arrangements	128
Some Provisions in the Mortgage Loans Underlying Your Offered Certificates May Be Challenged as Being Unenforceable	129
Jurisdictions with One Action or Security First Rules and/or Anti-Deficiency Legislation May Limit the Ability of the Special Servicer to Foreclose on a Real Property or to Realize on Obligations Secured by a Real Property	131
Various Other Laws Could Affect the Exercise of Lender’s Rights	131
The Absence of Lockboxes Entails Risks That Could Adversely Affect Distributions on Your Offered Certificates	131
Risks of Anticipated Repayment Date Loans	132
A Borrower May Be Unable to Repay Its Remaining Principal Balance on the Maturity Date or Anticipated Repayment Date; Longer Amortization Schedules and Interest-Only Provisions Increase Risk	132
Lending on Ground Leases Creates Risks for Lenders That Are Not Present When Lending on a Fee Ownership Interest in a Real Property	134
Increases in Real Estate Taxes and Assessments May Reduce Available Funds	135
State and Local Mortgage Recording Taxes May Apply Upon a Foreclosure or Deed-in-Lieu of Foreclosure and Reduce Net Proceeds	135
Reserves to Fund Certain Necessary Expenditures Under the Mortgage Loans May Be Insufficient for the Purpose for Which They Were Established	136
Risks Relating to Tax Credits	136
Risks Relating to Conflicts of Interest	136
Interests and Incentives of the Originators, the Sponsors and Their Affiliates May Not Be Aligned with Your Interests	136
Interests and Incentives of the Underwriter Entities May Not Be Aligned with Your Interests	139
Potential Conflicts of Interest of the Master Servicer, the Special Servicer, the Trustee, any Outside Servicer and any Outside Special Servicer	140
Potential Conflicts of Interest of the Operating Advisor	142
Potential Conflicts of Interest of the Asset Representations Reviewer	143
Potential Conflicts of Interest of a Directing Holder and any Companion Loan Holder	144
Potential Conflicts of Interest in the Selection of the Underlying Mortgage Loans	145
Conflicts of Interest May Occur as a Result of the Rights of the Directing Holder or an Outside Controlling Class Representative to Terminate the Special Servicer of the Related Loan Combination	146
Other Potential Conflicts of Interest May Affect Your Investment	146
Other Risks Relating to the Certificates	147
The Offered Certificates Are Limited Obligations; If Assets Are Not Sufficient, You May Not Be Paid	147
The Offered Certificates May Have Limited Liquidity and the Market Value of the Offered Certificates May Decline	147
Nationally Recognized Statistical Rating Organizations May Assign Different Ratings to the Offered Certificates; Ratings of the Offered Certificates Reflect Only the Views of the Applicable Rating Agencies as of the Dates Such Ratings Were Issued; Ratings May Affect ERISA Eligibility; Ratings May Be Downgraded	148
Any Credit Support for Your Offered Certificates May Be Insufficient to Protect You Against All Potential Losses	151

Certain Classes of the Offered Certificates Are Subordinate to, and Are Therefore Riskier Than, Other Classes	151
Pro Rata Allocation of Principal Between and Among the Subordinate Companion Loan and the Related Mortgage Loan Prior to a Material Mortgage Loan Event Default	151
Your Yield May Be Affected by Defaults, Prepayments and Other Factors	151
A Rapid Rate of Principal Prepayments, Liquidations and/or Principal Losses on the Mortgage Loans Could Result in the Failure to Recoup the Initial Investment in the Class X-A Certificates	156
Payments Allocated to the Combined VRR Interest Will Not Be Available to Make Payments on the Non-Vertically Retained Certificates, and Payments Allocated to the Non-Vertically Retained Certificates Will Not Be Available to Make Payments on the Combined VRR Interest	157
Your Lack of Control Over the Issuing Entity and Servicing of the Mortgage Loans Can Create Risks	157
Rights of the Directing Holders and the Consulting Parties Could Adversely Affect Your Investment	158
Rights of any Outside Controlling Class Representative or Other Controlling Note Holder with Respect to an Outside Serviced Loan Combination Could Adversely Affect Your Investment	158
Inability to Replace the Master Servicer Could Affect Collections and Recoveries on the Mortgage Loans	159
You Will Not Have Any Control Over the Servicing of Any Outside Serviced Mortgage Loan	159
The Controlling Pari Passu Companion Loan for One or More of the Loan Combinations Is Expected to Be Contributed to an Outside Securitization That Has Not Yet Closed, and the Provisions of the Related Outside Servicing Agreement Expected to Govern the Servicing of Such Loan Combination Have Yet to Be Finalized	160
Mezzanine Debt May Reduce the Cash Flow Available to Reinvest in a Mortgaged Property and may Increase the Likelihood that a Borrower Will Default on a Mortgage Loan Underlying Your Offered Certificates	160
Certain Aspects of Co-Lender, Intercreditor and Similar Agreements Executed in Connection with Mortgage Loans Underlying Your Offered Certificates May Be Unenforceable	160
Sponsors May Not Make Required Repurchases or Substitutions of Defective Mortgage Loans	161
Any Loss of Value Payment Made by a Sponsor May Not Be Sufficient to Cover All Losses on a Defective Mortgage Loan	161
Additional Compensation to the Master Servicer and the Special Servicer, and any Outside Master Servicer and Outside Special Servicer, and Interest on Advances Will Affect Your Right to Receive Distributions on Your Offered Certificates	162
Bankruptcy of a Servicer May Adversely Affect Collections on the Mortgage Loans and the Ability to Replace the Servicer	162
The Mortgage Loan Sellers, the Sponsors and the Depositor Are Subject to Bankruptcy or Insolvency Laws That May Affect the Issuing Entity’s Ownership of the Mortgage Loans	162
Realization on a Mortgage Loan That Is Part of a Serviced Loan Combination May Be Adversely Affected by the Rights of the Related Serviced Companion Loan Holder	163
Changes in Pool Composition Will Change the Nature of Your Investment	164
Release, Casualty and Condemnation of Collateral May Reduce the Yield on Your Offered Certificates	165
Tax Matters and Changes in Tax Law May Adversely Impact the Mortgage Loans or Your Investment	165
State, Local and Other Tax Considerations	167
General Risk Factors	168
Combination or “Layering” of Multiple Risks May Significantly Increase Risk of Loss	168
The Offered Certificates May Not Be a Suitable Investment for You	168

The Volatile Economy, Credit Crisis and Downturn in the Real Estate Market Have Adversely Affected and May Continue to Adversely Affect the Value of CMBS	168
Other External Factors May Adversely Affect the Value and Liquidity of Your Investment; Global, National and Local Economic Factors	168
Legal and Regulatory Provisions Affecting Investors Could Adversely Affect the Liquidity and Other Aspects of the Offered Certificates	169
The Master Servicer, any Sub-Servicer or the Special Servicer May Have Difficulty Performing Under the Pooling and Servicing Agreement or a Related Sub-Servicing Agreement	173
Book-Entry Registration Will Mean You Will Not Be Recognized as a Holder of Record	173
Description of the Mortgage Pool	174
General	174
Certain Calculations and Definitions	176
Statistical Characteristics of the Mortgage Loans	185
Overview	185
Property Types	187
Specialty Use Concentrations	192
Mortgage Loan Concentrations	193
Geographic Concentrations	193
Loans Underwritten Based on Projections of Future Income Resulting from Mortgaged Properties with Limited Prior Operating History	194
Tenancies-in-Common	195
Delaware Statutory Trusts	195
Condominium Interests and Other Shared Interests	195
Leasehold Interests	197
Condemnations	198
Delinquency Information	198
COVID-19 Considerations	198
Environmental Considerations	204
Litigation and Other Legal Considerations	208
Redevelopment, Expansion and Renovation	210
Default History, Bankruptcy Issues and Other Proceedings	212
Defaults, Refinancings, Discounted Pay-offs, Foreclosure or REO Property Purchases	212
Borrowers, Principals or Affiliated Entities Have Been or Currently Are Parties to Defaults, Bankruptcy Proceedings, Criminal or Civil Legal Proceedings, Pending Investigations, Foreclosure Proceedings, Deed-In-Lieu of Foreclosure Transactions and/or Mortgage Loan Workouts	213
Tenant Issues	215
Tenant Concentrations	215
Lease Expirations and Terminations	215
Unilateral Lease Termination Rights	217
Rights to Terminate Lease or Abate or Reduce Rent Triggered by Failure to Meet Business Objectives or Actions of Other Tenants	218
Rights to Cease Operations (Go Dark) at the Leased Property	218
Termination Rights of Government Sponsored Tenants	219
Other Tenant Termination Issues	220
Rights to Sublease	220
Tenants Not Yet in Occupancy or in a Free Rent Period, Leases Under Negotiation and LOIs	221
Charitable Institutions / Not-For-Profit Tenants	223
Purchase Options, Rights of First Offer and Rights of First Refusal	223
Affiliated Leases and Master Leases	225
Other Tenant Issues	226
Insurance Considerations	226
Zoning and Use Restrictions	227
Non-Recourse Carveout Limitations	227
Real Estate and Other Tax Considerations	229
Certain Terms of the Mortgage Loans	230
Due Dates; Mortgage Rates; Calculations of Interest	230
ARD Loans	231
Single-Purpose Entity Covenants	232
Prepayment Provisions	232
Defeasance; Collateral Substitution	235
Partial Releases	236
Additions to the Mortgaged Property	240
Escrows	241
“Due-On-Sale” and “Due-On-Encumbrance” Provisions	241
Mortgaged Property Accounts	242
Additional Indebtedness	243
Existing Additional Secured Debt	243
Existing Mezzanine Debt	243
Permitted Mezzanine Debt	245
Preferred Equity and Preferred Return Arrangements	245
Permitted Unsecured Debt and Other Debt	246
The Loan Combinations	246
General	246

The Serviced Pari Passu Loan Combinations	249
The Outside Serviced Pari Passu Loan Combinations	251
The Burlingame Point Pari Passu-AB Loan Combination	254
The Equus Industrial Portfolio Pari Passu-AB Loan Combination	259
The Amazon Seattle Pari Passu-AB Loan Combination	269
Additional Mortgage Loan Information	278
Transaction Parties	279
The Sponsors and the Mortgage Loan Sellers	279
Citi Real Estate Funding Inc.	279
German American Capital Corporation	287
Goldman Sachs Mortgage Company	294
JPMorgan Chase Bank, National Association	303
Compensation of the Sponsors	311
The Depositor	311
The Issuing Entity	312
The Trustee	313
The Certificate Administrator	314
Servicers	315
General	315
The Master Servicer and the Special Servicer	315
The Outside Servicers and the Outside Special Servicers	319
The Operating Advisor and the Asset Representations Reviewer	322
Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties	324
Transaction Party and Related Party Affiliations	324
Interim Servicing Arrangements	324
Loan Combinations and Mezzanine Loan Arrangements	325
Other Arrangements	325
Credit Risk Retention	326
General	326
Qualifying CRE Loans; Required Credit Risk Retention Percentage	328
The VRR Interest	328
Material Terms of the VRR Interest	328
Method, Timing and Amount of Distributions on the Combined VRR Interest	330
HRR Certificates	332
The Retaining Third Party Purchaser	332
Material Terms of the HRR Certificates	333
Hedging, Transfer and Financing Restrictions	334
Representations and Warranties	334
Risk Retention Consultation Parties	336
Limitation on Liability of the Risk Retention Consultation Parties	337
Description of the Certificates	338
General	338
Distributions	340
Method, Timing and Amount	340
Available Funds	340
Priority of Distributions	342
Pass-Through Rates	346
Interest Distribution Amount	348
Principal Distribution Amount	348
Certain Calculations with Respect to Individual Mortgage Loans	349
Excess Interest	350
Application Priority of Mortgage Loan Collections or Loan Combination Collections	350
Allocation of Yield Maintenance Charges and Prepayment Premiums	353
Assumed Final Distribution Date; Rated Final Distribution Date	354
Prepayment Interest Shortfalls	355
Subordination; Allocation of Realized Losses	356
Reports to Certificateholders; Certain Available Information	358
Certificate Administrator Reports	358
Information Available Electronically	363
Voting Rights	367
Delivery, Form, Transfer and Denomination	368
Book-Entry Registration	368
Definitive Certificates	371
Certificateholder Communication	371
Access to Certificateholders’ Names and Addresses	371
Requests to Communicate	371
The Mortgage Loan Purchase Agreements	373
Sale of Mortgage Loans; Mortgage File Delivery	373
Representations and Warranties	378
Cures, Repurchases and Substitutions	378
Dispute Resolution Provisions	382
Asset Review Obligations	382
The Pooling and Servicing Agreement	383
General	383
Certain Considerations Regarding the Outside Serviced Loan Combinations	386
Assignment of the Mortgage Loans	387
Servicing of the Mortgage Loans	388
Subservicing	393
Advances	394
Accounts	399
Withdrawals from the Collection Account	401
Application of Loss of Value Payments	402
Servicing and Other Compensation and Payment of Expenses	403
Master Servicing Compensation	403
Special Servicing Compensation	406

Trustee / Certificate Administrator Compensation	410
Operating Advisor Compensation	410
CREFC® Intellectual Property Royalty License Fee	411
Asset Representations Reviewer Compensation	411
Fees and Expenses	413
Application of Penalty Charges and Modification Fees	419
Enforcement of Due-On-Sale and Due-On-Encumbrance Clauses	419
Due-On-Sale	419
Due-On-Encumbrance	420
Appraisal Reduction Amounts	421
Inspections	427
Evidence as to Compliance	427
Resignation of Master Servicer, Trustee, Certificate Administrator, Operating Advisor or Asset Representations Reviewer Upon Prohibited Risk Retention Affiliation	428
Limitation on Liability; Indemnification	429
Servicer Termination Events	432
Rights Upon Servicer Termination Event	434
Waivers of Servicer Termination Events	435
Termination of the Special Servicer Other Than in Connection With a Servicer Termination Event	436
General	436
Excluded Special Servicer Mortgage Loans	436
Removal of the Special Servicer by Certificateholders Following a Control Termination Event	437
Removal of the Special Servicer by Certificateholders Based on the Recommendation of the Operating Advisor	438
Resignation of the Master Servicer, the Special Servicer and the Operating Advisor	438
Qualification, Resignation and Removal of the Trustee and the Certificate Administrator	439
Amendment	441
Realization Upon Mortgage Loans	443
Specially Serviced Loans; Appraisals	443
Standards for Conduct Generally in Effecting Foreclosure or the Sale of Defaulted Loans	443
Sale of Defaulted Mortgage Loans and REO Properties	445
Modifications, Waivers and Amendments	447
Directing Holder	449
General	449
Limitation on Liability of the Directing Holder	456
Consulting Parties	456
Operating Advisor	457
General Obligations	457
Review Materials	458
Consultation Rights	460
Reviewing Certain Calculations	460
Annual Report	460
Replacement of the Special Servicer	462
Operating Advisor Termination Events	462
Rights Upon Operating Advisor Termination Event	463
Eligibility of Operating Advisor	463
Termination of the Operating Advisor Without Cause	464
Asset Status Reports	464
The Asset Representations Reviewer	466
Asset Review	466
Eligibility of Asset Representations Reviewer	470
Other Obligations of Asset Representations Reviewer	471
Delegation of Asset Representations Reviewer’s Duties	471
Asset Representations Reviewer Termination Events	471
Rights Upon Asset Representations Reviewer Termination Event	472
Termination of the Asset Representations Reviewer Without Cause	472
Resignation of Asset Representations Reviewer	473
Asset Representations Reviewer Compensation	473
Repurchase Requests; Enforcement of Mortgage Loan Seller’s Obligations Under the Mortgage Loan Purchase Agreement	473
Repurchase Request Delivered by a Certificateholder	473
Repurchase Request Delivered by a Party to the Pooling and Servicing Agreement	473
Enforcement of the Mortgage Loan Seller’s Obligations by the Enforcing Servicer	474
Dispute Resolution Provisions	474
Resolution of a Repurchase Request	474
Mediation and Arbitration Provisions	477
Rating Agency Confirmations	478
Termination; Retirement of Certificates	479
Optional Termination; Optional Mortgage Loan Purchase	480
Servicing of the Outside Serviced Mortgage Loans	481
General	481
Specified Servicing Matters	481
Servicing Shift Mortgage Loans	484
Related Provisions of the Pooling and Servicing Agreement	485

Use of Proceeds	486
Yield, Prepayment and Maturity Considerations	486
Yield	486
Yield on the Class X-A Certificates	489
Weighted Average Life of the Offered Certificates	490
Price/Yield Tables	495
Material Federal Income Tax Consequences	500
General	500
Qualification as a REMIC	501
Status of Offered Certificates	502
Taxation of the Regular Interests	503
General	503
Original Issue Discount	503
Acquisition Premium	505
Market Discount	505
Premium	506
Election to Treat All Interest Under the Constant Yield Method	506
Treatment of Losses	506
Prepayment Premiums and Yield Maintenance Charges	507
Sale or Exchange of Regular Interests	507
Taxes That May Be Imposed on a REMIC	508
Prohibited Transactions	508
Contributions to a REMIC After the Startup Day	508
Net Income from Foreclosure Property	508
Bipartisan Budget Act of 2015	509
Taxation of Certain Foreign Investors	509
FATCA	510
Backup Withholding	510
Information Reporting	511
3.8% Medicare Tax on “Net Investment Income”	511
Reporting Requirements	511
Tax Return Disclosure and Investor List Requirements	511
Certain State, Local and Other Tax Considerations	512
ERISA Considerations	512
General	512
Plan Asset Regulations	514
Prohibited Transaction Exemptions	515
Underwriter Exemption	515
Exempt Plans	518
Insurance Company General Accounts	518
Ineligible Purchasers	518
Further Warnings	519
Consultation with Counsel	519
Tax Exempt Investors	520
Legal Investment	520
Certain Legal Aspects of the Mortgage Loans	520
General	522
Types of Mortgage Instruments	522
Installment Contracts	523
Leases and Rents	523
Personalty	524
Foreclosure	524
General	524
Foreclosure Procedures Vary From State to State.	524
Judicial Foreclosure	524
Equitable and Other Limitations on Enforceability of Particular Provisions	525
Nonjudicial Foreclosure/Power of Sale	525
Public Sale	526
Rights of Redemption	527
One Action and Security First Rules	527
Anti-Deficiency Legislation	527
Leasehold Considerations	528
Cooperative Shares	528
Bankruptcy Issues	529
Automatic Stay	529
Modification of Lender’s Rights	529
Leases and Rents	530
Lease Assumption or Rejection by Tenant	531
Lease Rejection by Lessor – Tenant’s Right	531
Ground Lessee or Ground Lessor	532
Single-Purpose Entity Covenants and Substantive Consolidation	533
Sales Free and Clear of Liens	533
Post-Petition Credit	534
Avoidance Actions	534
Management Agreements	534
Certain of the Borrowers May Be Partnerships	535
Environmental Considerations	536
General	536
Environmental Assessments	536
Superlien Laws	536
CERCLA	536
Other Federal and State Laws	537
Additional Considerations	538
Due-On-Sale and Due-On-Encumbrance Provisions	538
Junior Liens; Rights of Holders of Senior Liens	539
Subordinate Financing	539
Default Interest and Limitations on Prepayments	539
Applicability of Usury Laws	540
Americans with Disabilities Act	540
Servicemembers Civil Relief Act	540
Anti-Money Laundering, Economic Sanctions and Bribery	541
Potential Forfeiture of Assets	541
Ratings	542
Plan of Distribution (Underwriter Conflicts of Interest)	544
Incorporation of Certain Information by Reference	546

Where You Can Find More Information	546
Financial Information	546
Legal Matters	547
Index of Certain Defined Terms	548

ANNEX A – CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES	A-1
ANNEX B – SIGNIFICANT LOAN SUMMARIES	B-1
ANNEX C – MORTGAGE POOL INFORMATION	C-1
ANNEX D – FORM OF DISTRIBUTION DATE STATEMENT	D-1
ANNEX E-1A – SPONSOR REPRESENTATIONS AND WARRANTIES (CREFI AND GACC)	E-1A-1
ANNEX E-1B – EXCEPTIONS TO SPONSOR REPRESENTATIONS AND WARRANTIES (CREFI AND GACC)	E-1B-1
ANNEX E-2A – SPONSOR REPRESENTATIONS AND WARRANTIES (GSMC)	E-2A-1
ANNEX E-2B – EXCEPTIONS TO SPONSOR REPRESENTATIONS AND WARRANTIES (GSMC)	E-2B-1
ANNEX E-3A – SPONSOR REPRESENTATIONS AND WARRANTIES (JPMCB)	E-3A-1
ANNEX E-3B – EXCEPTIONS TO SPONSOR REPRESENTATIONS AND WARRANTIES (JPMCB)	E-3B-1
ANNEX F – CLASS A-AB SCHEDULED PRINCIPAL BALANCE SCHEDULE	F-1

Important Notice Regarding the Offered Certificates

WE HAVE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION A REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED, WITH RESPECT TO THE OFFERED CERTIFICATES. THIS PROSPECTUS WILL FORM A PART OF THAT REGISTRATION STATEMENT, BUT THE REGISTRATION STATEMENT INCLUDES ADDITIONAL INFORMATION. SEE “WHERE YOU CAN FIND MORE INFORMATION” IN THIS PROSPECTUS.

THERE IS CURRENTLY NO SECONDARY MARKET FOR THE OFFERED CERTIFICATES. WE CANNOT ASSURE YOU THAT A SECONDARY MARKET WILL DEVELOP OR, IF A SECONDARY MARKET DOES DEVELOP, THAT IT WILL PROVIDE HOLDERS OF THE OFFERED CERTIFICATES WITH LIQUIDITY OF INVESTMENT OR THAT IT WILL CONTINUE FOR THE TERM OF THE OFFERED CERTIFICATES. THE UNDERWRITERS CURRENTLY INTEND TO MAKE A MARKET IN THE OFFERED CERTIFICATES, BUT ARE UNDER NO OBLIGATION TO DO SO. ACCORDINGLY, PURCHASERS MUST BE PREPARED TO BEAR THE RISKS OF THEIR INVESTMENTS FOR AN INDEFINITE PERIOD. SEE “RISK FACTORS—Other Risks Relating to the Certificates—THE OFFERED CERTIFICATES MAY HAVE LIMITED LIQUIDITY AND THE MARKET VALUE OF THE OFFERED CERTIFICATES MAY DECLINE”.

THIS PROSPECTUS IS NOT AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY STATE OR OTHER JURISDICTION WHERE SUCH OFFER, SOLICITATION OR SALE IS NOT PERMITTED.

THE OFFERED CERTIFICATES DO NOT REPRESENT AN INTEREST IN OR OBLIGATION OF THE SPONSORS, THE ORIGINATORS, THE DEPOSITOR OR ANY OTHER PARTY TO THE POOLING AND SERVICING AGREEMENT, ANY DIRECTING HOLDER, ANY CONSULTING PARTY, THE COMPANION LOAN HOLDERS (OR THEIR REPRESENTATIVES), THE UNDERWRITERS OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THE OFFERED CERTIFICATES NOR THE MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY OR PRIVATE INSURER.

Important Notice About Information Presented in this Prospectus

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information that is different from that contained in this prospectus. The information contained in this prospectus is accurate only as of the date of this prospectus.

●  This prospectus begins with two introductory sections describing the offered certificates and the issuing entity in abbreviated form:

●	the “Certificate Summary”, which sets forth important statistical information relating to the offered certificates; and

●	the “Summary of Terms”, which gives a brief introduction to the key features of the offered certificates and a description of the underlying mortgage loans.

Additionally, the “Summary of Risk Factors” and “Risk Factors” describe the material risks that apply to the offered certificates.

This prospectus includes cross-references to other sections in this prospectus where you can find further related discussions. The Table of Contents in this prospectus identifies the pages where these sections are located.

Certain capitalized terms are defined and used in this prospectus to assist you in understanding the terms of the offered certificates and this offering. The capitalized terms used in this prospectus are defined on the pages indicated under the caption “Index of Certain Defined Terms”.

●	In this prospectus:

●	the terms “depositor,” “we,” “us” and “our” refer to Citigroup Commercial Mortgage Securities Inc.

●	references to “lender” or “mortgage lender” with respect to the mortgage loans generally should be construed to mean, from and after the date of initial issuance of the offered certificates, the trustee on behalf of the issuing entity as the holder of record title to the mortgage loans or the master servicer or the special servicer, as applicable, with respect to the obligations and rights of the lender as described under “The Pooling and Servicing Agreement”.

●	unless otherwise specified or otherwise indicated by the context, (i) references to a mortgaged property (or portfolio of mortgaged properties) by name refer to such mortgaged property (or portfolio of mortgaged properties) so identified on Annex A, (ii) references to a mortgage loan by name refer to such mortgage loan secured by the related mortgaged property (or portfolio of mortgaged properties) so identified on Annex A, (iii) any parenthetical with a percentage next to the name of a mortgaged property (or the name of a portfolio of mortgaged properties) indicates the approximate percentage (or approximate aggregate percentage) that the outstanding principal balance of the related mortgage loan (or, if applicable, the allocated loan amount with respect to such mortgaged property) represents of the aggregate outstanding principal balance of the pool of mortgage loans as of the cut-off date for this securitization (the foregoing will also apply to the identification of multiple mortgaged properties by name or as a group), and (iv) any parenthetical with a percentage next to the name of a mortgage loan or a group of mortgage loans indicates the approximate percentage (or approximate aggregate percentage) that the outstanding principal balance of such mortgage loan or the aggregate outstanding principal balance of such group of mortgage loans, as applicable, represents of the aggregate outstanding principal balance of the pool of mortgage loans as of the cut-off date for this securitization (the foregoing will also apply to the identification of multiple mortgage loans by name or as a group).

The Annexes attached to this prospectus are incorporated into and made a part of this prospectus.

NOTICE TO INVESTORS: UNITED KINGDOM

PROHIBITION ON SALES TO UK RETAIL INVESTORS

THE OFFERED CERTIFICATES ARE NOT INTENDED TO BE OFFERED, SOLD OR OTHERWISE MADE AVAILABLE TO, AND SHOULD NOT BE OFFERED, SOLD OR OTHERWISE MADE AVAILABLE TO, ANY UK RETAIL INVESTOR IN THE UNITED KINGDOM (“UK”). FOR THIS PURPOSE, A “UK RETAIL INVESTOR” MEANS A PERSON WHO IS ONE (OR MORE) OF THE FOLLOWING: (I) A RETAIL CLIENT, AS DEFINED IN POINT (8) OF ARTICLE 2 OF COMMISSION DELEGATED REGULATION (EU) 2017/565, AS IT FORMS PART OF UK DOMESTIC LAW BY VIRTUE OF THE EUROPEAN UNION (WITHDRAWAL) ACT 2018 (“EUWA”), AND AS AMENDED; OR (II) A CUSTOMER WITHIN THE MEANING OF THE PROVISIONS OF THE FINANCIAL SERVICES AND MARKETS ACT 2000, AS AMENDED (“FSMA”) AND ANY RULES OR REGULATIONS MADE UNDER THE FSMA TO IMPLEMENT DIRECTIVE (EU) 2016/97 (AS SUCH RULES AND REGULATIONS MAY BE AMENDED), WHERE THAT CUSTOMER WOULD NOT QUALIFY AS A PROFESSIONAL CLIENT, AS DEFINED IN POINT (8) OF ARTICLE 2(1) OF REGULATION (EU) NO 600/2014, AS IT FORMS PART OF UK DOMESTIC LAW BY VIRTUE OF THE EUWA, AND AS AMENDED; OR (III) NOT A QUALIFIED INVESTOR (“UK QUALIFIED INVESTOR”) AS DEFINED IN ARTICLE 2 OF REGULATION (EU) 2017/1129, AS IT FORMS PART OF UK DOMESTIC LAW BY VIRTUE OF THE EUWA, AND AS AMENDED (THE “UK PROSPECTUS REGULATION”). CONSEQUENTLY NO KEY INFORMATION DOCUMENT REQUIRED BY REGULATION (EU) NO 1286/2014, AS IT FORMS PART OF UK DOMESTIC LAW BY VIRTUE OF THE EUWA, AND AS AMENDED (THE “UK PRIIPS REGULATION”) FOR OFFERING OR SELLING THE OFFERED CERTIFICATES OR OTHERWISE MAKING THEM AVAILABLE TO UK RETAIL INVESTORS IN THE UK HAS BEEN PREPARED AND THEREFORE OFFERING OR SELLING THE OFFERED CERTIFICATES OR OTHERWISE MAKING THEM AVAILABLE TO ANY UK RETAIL INVESTOR IN THE UK MAY BE UNLAWFUL UNDER THE UK PRIIPS REGULATION.

OTHER UK OFFERING RESTRICTIONS

THIS PROSPECTUS IS NOT A PROSPECTUS FOR THE PURPOSES OF THE UK PROSPECTUS REGULATION. THIS PROSPECTUS HAS BEEN PREPARED ON THE BASIS THAT ANY OFFER OF OFFERED CERTIFICATES IN THE UK WILL ONLY BE MADE TO A LEGAL ENTITY WHICH IS A UK QUALIFIED INVESTOR. ACCORDINGLY ANY PERSON MAKING OR INTENDING TO MAKE AN OFFER IN THE UK OF OFFERED CERTIFICATES WHICH ARE THE SUBJECT OF THE OFFERING CONTEMPLATED IN THIS PROSPECTUS MAY ONLY DO SO WITH RESPECT TO UK QUALIFIED INVESTORS. NONE OF THE ISSUING ENTITY, THE

DEPOSITOR OR ANY OF THE UNDERWRITERS HAVE AUTHORIZED, NOR DO THEY AUTHORIZE, THE MAKING OF ANY OFFER OF OFFERED CERTIFICATES IN THE UK OTHER THAN TO UK QUALIFIED INVESTORS.

UK MIFIR PRODUCT GOVERNANCE

ANY PERSON SUBSEQUENTLY OFFERING, SELLING OR RECOMMENDING CERTIFICATES (“A DISTRIBUTOR”) SUBJECT TO THE FCA HANDBOOK PRODUCT INTERVENTION AND PRODUCT GOVERNANCE SOURCEBOOK (THE “UK MIFIR PRODUCT GOVERNANCE RULES”) IS RESPONSIBLE FOR UNDERTAKING ITS OWN TARGET MARKET ASSESSMENT IN RESPECT OF THE OFFERED CERTIFICATES AND DETERMINING APPROPRIATE DISTRIBUTION CHANNELS. NONE OF THE ISSUING ENTITY, THE DEPOSITOR OR ANY UNDERWRITER MAKES ANY REPRESENTATIONS OR WARRANTIES AS TO A DISTRIBUTOR’S COMPLIANCE WITH THE UK MIFIR PRODUCT GOVERNANCE RULES.

OTHER UK REGULATORY RESTRICTIONS

THE ISSUING ENTITY MAY CONSTITUTE A “COLLECTIVE INVESTMENT SCHEME” AS DEFINED BY SECTION 235 OF THE FSMA THAT IS NOT A “RECOGNISED COLLECTIVE INVESTMENT SCHEME” FOR THE PURPOSES OF THE FSMA AND THAT HAS NOT BEEN AUTHORIZED, REGULATED OR OTHERWISE RECOGNIZED OR APPROVED. AS AN UNREGULATED SCHEME, THE OFFERED CERTIFICATES CANNOT BE MARKETED IN THE UK TO THE GENERAL PUBLIC, EXCEPT IN ACCORDANCE WITH THE FSMA.

THE COMMUNICATION OF THIS PROSPECTUS (A) IF MADE BY A PERSON WHO IS NOT AN AUTHORIZED PERSON UNDER THE FSMA, IS BEING MADE ONLY TO, AND DIRECTED ONLY AT, PERSONS WHO (I) ARE OUTSIDE THE UK, OR (II) HAVE PROFESSIONAL EXPERIENCE IN MATTERS RELATING TO INVESTMENTS AND QUALIFY AS INVESTMENT PROFESSIONALS IN ACCORDANCE WITH ARTICLE 19(5) OF THE FINANCIAL SERVICES AND MARKETS ACT 2000 (FINANCIAL PROMOTION) ORDER 2005 (AS AMENDED, THE “FINANCIAL PROMOTION ORDER”), OR (III) ARE PERSONS FALLING WITHIN ARTICLE 49(2)(A) THROUGH (D) (HIGH NET WORTH COMPANIES, UNINCORPORATED ASSOCIATIONS, ETC.) OF THE FINANCIAL PROMOTION ORDER OR (IV) ARE ANY OTHER PERSONS TO WHOM IT MAY OTHERWISE LAWFULLY BE COMMUNICATED OR DIRECTED (ALL SUCH PERSONS TOGETHER BEING REFERRED TO AS “FPO PERSONS”); AND (B) IF MADE BY A PERSON WHO IS AN AUTHORIZED PERSON UNDER THE FSMA, IS BEING MADE ONLY TO, AND DIRECTED ONLY AT, PERSONS WHO (I) ARE OUTSIDE THE UK, OR (II) HAVE PROFESSIONAL EXPERIENCE OF PARTICIPATING IN UNREGULATED SCHEMES (AS DEFINED FOR PURPOSES OF THE FINANCIAL SERVICES AND MARKETS ACT 2000 (PROMOTION OF COLLECTIVE INVESTMENT SCHEMES) (EXEMPTIONS) ORDER 2001 (AS AMENDED, THE “PROMOTION OF COLLECTIVE INVESTMENT SCHEMES EXEMPTIONS ORDER”)) AND QUALIFY AS INVESTMENT PROFESSIONALS IN ACCORDANCE WITH ARTICLE 14(5) OF THE PROMOTION OF COLLECTIVE INVESTMENT SCHEMES EXEMPTIONS ORDER, OR (III) ARE PERSONS FALLING WITHIN ARTICLE 22(2)(A) THROUGH (D) (HIGH NET WORTH COMPANIES, UNINCORPORATED ASSOCIATIONS, ETC.) OF THE PROMOTION OF COLLECTIVE INVESTMENT SCHEMES EXEMPTIONS ORDER, OR (IV) ARE PERSONS TO WHOM THE ISSUING ENTITY MAY LAWFULLY BE PROMOTED IN ACCORDANCE WITH SECTION 4.12 OF THE FCA HANDBOOK CONDUCT OF BUSINESS SOURCEBOOK (ALL SUCH PERSONS, TOGETHER WITH FPO PERSONS, “RELEVANT PERSONS”).

THIS PROSPECTUS MUST NOT BE ACTED ON OR RELIED ON BY PERSONS WHO ARE NOT RELEVANT PERSONS. ANY INVESTMENT OR INVESTMENT ACTIVITY TO WHICH THIS PROSPECTUS RELATES, INCLUDING THE OFFERED CERTIFICATES, IS AVAILABLE ONLY TO RELEVANT PERSONS AND WILL BE ENGAGED IN ONLY WITH RELEVANT PERSONS.

POTENTIAL INVESTORS IN THE UK ARE ADVISED THAT ALL, OR MOST, OF THE PROTECTIONS AFFORDED BY THE UK REGULATORY SYSTEM WILL NOT APPLY TO AN INVESTMENT IN THE OFFERED CERTIFICATES AND THAT COMPENSATION WILL NOT BE AVAILABLE UNDER THE UK FINANCIAL SERVICES COMPENSATION SCHEME.

UNITED KINGDOM SELLING RESTRICTIONS

EACH UNDERWRITER HAS REPRESENTED AND AGREED AS FOLLOWS:

PROHIBITION ON SALES TO UK RETAIL INVESTORS

(A)       IT HAS NOT OFFERED, SOLD OR OTHERWISE MADE AVAILABLE, AND WILL NOT OFFER, SELL OR OTHERWISE MAKE AVAILABLE, ANY OFFERED CERTIFICATES TO ANY UK RETAIL INVESTOR IN THE UK. FOR THE PURPOSES OF THIS PROVISION:

●         THE EXPRESSION “UK RETAIL INVESTOR” HAS THE MEANING GIVEN UNDER “NOTICE TO INVESTORS: UNITED KINGDOM” ABOVE; AND

●         THE EXPRESSION “OFFER” INCLUDES THE COMMUNICATION IN ANY FORM AND BY ANY MEANS OF SUFFICIENT INFORMATION ON THE TERMS OF THE OFFER AND THE OFFERED CERTIFICATES TO BE OFFERED SO AS TO ENABLE AN INVESTOR TO DECIDE TO PURCHASE OR SUBSCRIBE FOR THE OFFERED CERTIFICATES;

OTHER UK REGULATORY RESTRICTIONS

(B)       IT HAS ONLY COMMUNICATED OR CAUSED TO BE COMMUNICATED AND WILL ONLY COMMUNICATE OR CAUSE TO BE COMMUNICATED AN INVITATION OR INDUCEMENT TO ENGAGE IN INVESTMENT ACTIVITY (WITHIN THE MEANING OF SECTION 21 OF THE FSMA) RECEIVED BY IT IN CONNECTION WITH THE ISSUE OR SALE OF THE OFFERED CERTIFICATES IN CIRCUMSTANCES IN WHICH SECTION 21(1) OF THE FSMA DOES NOT APPLY TO THE DEPOSITOR OR THE ISSUING ENTITY; AND

(C)       IT HAS COMPLIED AND WILL COMPLY WITH ALL APPLICABLE PROVISIONS OF THE FSMA WITH RESPECT TO ANYTHING DONE BY IT IN RELATION TO THE OFFERED CERTIFICATES IN, FROM OR OTHERWISE INVOLVING THE UK.

NOTICE TO INVESTORS: EUROPEAN ECONOMIC AREA

PROHIBITION ON SALES TO EU RETAIL INVESTORS

THE OFFERED CERTIFICATES ARE NOT INTENDED TO BE OFFERED, SOLD OR OTHERWISE MADE AVAILABLE TO, AND SHOULD NOT BE OFFERED, SOLD OR OTHERWISE MADE AVAILABLE TO, ANY EU RETAIL INVESTOR IN THE EUROPEAN ECONOMIC AREA (“EEA”). FOR THIS PURPOSE, AN “EU RETAIL INVESTOR” MEANS A PERSON WHO IS ONE (OR MORE) OF THE FOLLOWING: (I) A RETAIL CLIENT AS DEFINED IN POINT (11) OF ARTICLE 4(1) OF DIRECTIVE 2014/65/EU (AS AMENDED, “MIFID II”); OR (II) A CUSTOMER WITHIN THE MEANING OF DIRECTIVE (EU) 2016/97, AS AMENDED, WHERE THAT CUSTOMER WOULD NOT QUALIFY AS A PROFESSIONAL CLIENT AS DEFINED IN POINT (10) OF ARTICLE 4(1) OF MIFID II; OR (III) NOT A QUALIFIED INVESTOR (“EU QUALIFIED INVESTOR”) AS DEFINED IN ARTICLE 2 OF REGULATION (EU) 2017/1129 (AS AMENDED, THE “EU PROSPECTUS REGULATION”). CONSEQUENTLY NO KEY INFORMATION DOCUMENT REQUIRED BY REGULATION (EU) NO 1286/2014 (AS AMENDED, THE “EU PRIIPS REGULATION”) FOR OFFERING OR SELLING THE OFFERED CERTIFICATES OR OTHERWISE MAKING THEM AVAILABLE TO EU RETAIL INVESTORS IN THE EEA HAS BEEN PREPARED AND THEREFORE OFFERING OR SELLING THE OFFERED CERTIFICATES OR OTHERWISE MAKING THEM AVAILABLE TO ANY EU RETAIL INVESTOR IN THE EEA MAY BE UNLAWFUL UNDER THE EU PRIIPS REGULATION.

OTHER EEA OFFERING RESTRICTIONS

THIS PROSPECTUS IS NOT A PROSPECTUS FOR THE PURPOSES OF THE EU PROSPECTUS REGULATION. THIS PROSPECTUS HAS BEEN PREPARED ON THE BASIS THAT ANY OFFER OF OFFERED CERTIFICATES IN THE EEA WILL ONLY BE MADE TO A LEGAL ENTITY WHICH IS AN EU QUALIFIED INVESTOR. ACCORDINGLY ANY PERSON MAKING OR INTENDING TO MAKE AN OFFER IN THE EEA OF OFFERED CERTIFICATES WHICH ARE THE SUBJECT OF THE OFFERING CONTEMPLATED IN THIS PROSPECTUS MAY ONLY DO SO WITH RESPECT TO EU QUALIFIED INVESTORS. NONE OF THE ISSUING ENTITY, THE DEPOSITOR OR ANY OF THE UNDERWRITERS HAVE AUTHORIZED, NOR DO THEY

AUTHORIZE, THE MAKING OF ANY OFFER OF OFFERED CERTIFICATES IN THE EEA OTHER THAN TO EU QUALIFIED INVESTORS.

MIFID II PRODUCT GOVERNANCE

ANY DISTRIBUTOR SUBJECT TO MIFID II THAT IS OFFERING, SELLING OR RECOMMENDING THE OFFERED CERTIFICATES IS RESPONSIBLE FOR UNDERTAKING ITS OWN TARGET MARKET ASSESSMENT IN RESPECT OF THE OFFERED CERTIFICATES AND DETERMINING ITS OWN DISTRIBUTION CHANNELS FOR THE PURPOSES OF THE MIFID II PRODUCT GOVERNANCE RULES UNDER COMMISSION DELEGATED DIRECTIVE (EU) 2017/593 (AS AMENDED, THE “DELEGATED DIRECTIVE”). NONE OF THE ISSUING ENTITY, THE DEPOSITOR OR ANY UNDERWRITER MAKES ANY REPRESENTATIONS OR WARRANTIES AS TO A DISTRIBUTOR’S COMPLIANCE WITH THE DELEGATED DIRECTIVE.

EUROPEAN ECONOMIC AREA SELLING RESTRICTIONS

EACH UNDERWRITER HAS REPRESENTED AND AGREED THAT, IT HAS NOT OFFERED, SOLD OR OTHERWISE MADE AVAILABLE, AND WILL NOT OFFER, SELL OR OTHERWISE MAKE AVAILABLE, ANY OFFERED CERTIFICATES TO ANY EU RETAIL INVESTOR IN THE EEA. FOR THE PURPOSES OF THIS PROVISION:

●	THE EXPRESSION “EU RETAIL INVESTOR” HAS THE MEANING GIVEN UNDER “NOTICE TO INVESTORS: EUROPEAN ECONOMIC AREA” ABOVE; AND

●	THE EXPRESSION “OFFER” INCLUDES THE COMMUNICATION IN ANY FORM AND BY ANY MEANS OF SUFFICIENT INFORMATION ON THE TERMS OF THE OFFER AND THE OFFERED CERTIFICATES TO BE OFFERED SO AS TO ENABLE AN INVESTOR TO DECIDE TO PURCHASE OR SUBSCRIBE FOR THE OFFERED CERTIFICATES.

Eu SECURITIZATION REGULATION AND UK SECURITIZATION REGULATION

NONE OF THE DEPOSITOR, THE UNDERWRITERS, THE ORIGINATORS, THE MORTGAGE LOAN SELLERS, THE ISSUING ENTITY OR THEIR RESPECTIVE AFFILIATES WILL RETAIN A MATERIAL NET ECONOMIC INTEREST IN THIS SECURITIZATION TRANSACTION, OR TAKE ANY OTHER ACTION, IN A MANNER PRESCRIBED BY (A) EUROPEAN UNION REGULATION 2017/2402 (THE “EU SECURITIZATION REGULATION”) OR (B) THE EU SECURITIZATION REGULATION, AS IT FORMS PART OF UK DOMESTIC LAW BY VIRTUE OF THE EUWA, AND AS AMENDED BY THE SECURITISATION (AMENDMENT) (EU EXIT) REGULATIONS 2019 (THE “UK SECURITIZATION REGULATION”). IN PARTICULAR, NO SUCH PARTY WILL TAKE ANY ACTION THAT MAY BE REQUIRED BY ANY PROSPECTIVE INVESTOR OR CERTIFICATEHOLDER FOR THE PURPOSES OF ITS COMPLIANCE WITH ANY REQUIREMENT OF THE EU SECURITIZATION REGULATION OR THE UK SECURITIZATION REGULATION. IN ADDITION, THE ARRANGEMENTS DESCRIBED UNDER “U.S. CREDIT RISK RETENTION” HAVE NOT BEEN STRUCTURED WITH THE OBJECTIVE OF ENABLING OR FACILITATING COMPLIANCE BY ANY PERSON WITH ANY REQUIREMENT OF THE EU SECURITIZATION REGULATION OR THE UK SECURITIZATION REGULATION.

CONSEQUENTLY, THE OFFERED CERTIFICATES MAY NOT BE A SUITABLE INVESTMENT FOR ANY PERSON THAT IS NOW OR MAY IN THE FUTURE BE SUBJECT TO ANY REQUIREMENT OF THE EU SECURITIZATION REGULATION OR THE UK SECURITIZATION REGULATION.

FOR ADDITIONAL INFORMATION REGARDING THE EU SECURITIZATION REGULATION AND THE UK SECURITIZATION REGULATION, SEE “RISK FACTORS—General Risk Factors—Legal and Regulatory Provisions Affecting Investors Could Adversely Affect the Liquidity and Other Aspects of the Offered Certificates”.

PEOPLE’S REPUBLIC OF CHINA

THE OFFERED CERTIFICATES WILL NOT BE OFFERED OR SOLD IN THE PEOPLE’S REPUBLIC OF CHINA (EXCLUDING HONG KONG, MACAU AND TAIWAN, THE “PRC”) AS PART OF THE INITIAL DISTRIBUTION OF THE OFFERED CERTIFICATES BUT MAY BE AVAILABLE FOR PURCHASE BY INVESTORS RESIDENT IN THE PRC FROM OUTSIDE THE PRC.

THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES IN THE PRC TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE THE OFFER OR SOLICITATION IN THE PRC.

THE DEPOSITOR DOES NOT REPRESENT THAT THIS PROSPECTUS MAY BE LAWFULLY DISTRIBUTED, OR THAT ANY OFFERED CERTIFICATES MAY BE LAWFULLY OFFERED, IN COMPLIANCE WITH ANY APPLICABLE REGISTRATION OR OTHER REQUIREMENTS IN THE PRC, OR PURSUANT TO AN EXEMPTION AVAILABLE THEREUNDER, OR ASSUME ANY RESPONSIBILITY FOR FACILITATING ANY SUCH DISTRIBUTION OR OFFERING. IN PARTICULAR, NO ACTION HAS BEEN TAKEN BY THE DEPOSITOR WHICH WOULD PERMIT AN OFFERING OF ANY OFFERED CERTIFICATES OR THE DISTRIBUTION OF THIS PROSPECTUS IN THE PRC. ACCORDINGLY, THE OFFERED CERTIFICATES ARE NOT BEING OFFERED OR SOLD WITHIN THE PRC BY MEANS OF THIS PROSPECTUS OR ANY OTHER DOCUMENT. NEITHER THIS PROSPECTUS NOR ANY ADVERTISEMENT OR OTHER OFFERING MATERIAL MAY BE DISTRIBUTED OR PUBLISHED IN THE PRC, EXCEPT UNDER CIRCUMSTANCES THAT WILL RESULT IN COMPLIANCE WITH ANY APPLICABLE LAWS AND REGULATIONS.

HONG KONG

NO PERSON HAS ISSUED OR DISTRIBUTED OR HAD IN ITS POSSESSION FOR THE PURPOSES OF ISSUE OR DISTRIBUTION, OR WILL ISSUE OR DISTRIBUTE OR HAVE IN ITS POSSESSION FOR THE PURPOSES OF ISSUE OR DISTRIBUTION, WHETHER IN HONG KONG OR ELSEWHERE, ANY ADVERTISEMENT, INVITATION OR DOCUMENT RELATING TO THE OFFERED CERTIFICATES, WHICH IS DIRECTED AT, OR THE CONTENTS OF WHICH ARE LIKELY TO BE ACCESSED OR READ BY, THE PUBLIC OF HONG KONG (EXCEPT IF PERMITTED TO DO SO UNDER THE SECURITIES LAWS OF HONG KONG) OTHER THAN WITH RESPECT TO OFFERED CERTIFICATES WHICH ARE OR ARE INTENDED TO BE DISPOSED OF (A) ONLY TO PERSONS OUTSIDE HONG KONG OR (B) ONLY TO “PROFESSIONAL INVESTORS” WITHIN THE MEANING OF THE SECURITIES AND FUTURES ORDINANCE (CAP. 571 OF THE LAWS OF HONG KONG) (THE “SFO”) AND ANY RULES OR REGULATIONS MADE UNDER THE SFO.

THE OFFERED CERTIFICATES (IF THEY ARE NOT A “STRUCTURED PRODUCT” AS DEFINED IN THE SECURITIES AND FUTURES ORDINANCE (CAP.  571 OF THE LAWS OF HONG KONG) HAVE NOT BEEN OFFERED OR SOLD AND WILL NOT BE OFFERED OR SOLD, BY MEANS OF ANY DOCUMENT, OTHER THAN (A) TO “PROFESSIONAL INVESTORS” AS DEFINED IN THE SFO AND ANY RULES OR REGULATIONS MADE UNDER THE SFO, OR (B) IN OTHER CIRCUMSTANCES WHICH DO NOT RESULT IN THE DOCUMENT CONSTITUTING A “PROSPECTUS” AS DEFINED IN THE COMPANIES (WINDING UP AND MISCELLANEOUS PROVISIONS) ORDINANCE (CAP. 32 OF THE LAWS OF HONG KONG) OR WHICH DO NOT CONSTITUTE AN OFFER TO THE PUBLIC WITHIN THE MEANING OF THE COMPANIES ORDINANCE (CAP. 622 OF THE LAWS OF HONG KONG). FURTHER, THE CONTENTS OF THIS PROSPECTUS HAVE NOT BEEN REVIEWED OR APPROVED BY THE SECURITIES AND FUTURES COMMISSION OF HONG KONG OR ANY OTHER REGULATORY AUTHORITY IN HONG KONG. YOU ARE ADVISED TO EXERCISE CAUTION IN RELATION TO THE OFFERING CONTEMPLATED IN THIS PROSPECTUS. IF YOU ARE IN ANY DOUBT ABOUT ANY OF THE CONTENTS OF THIS PROSPECTUS, YOU SHOULD OBTAIN INDEPENDENT PROFESSIONAL ADVICE.

NOTICE TO PROSPECTIVE INVESTORS IN SINGAPORE

NEITHER THIS PROSPECTUS NOR ANY OTHER DOCUMENT OR MATERIAL IN CONNECTION WITH ANY OFFER OF THE OFFERED CERTIFICATES HAS BEEN OR WILL BE LODGED OR REGISTERED AS A PROSPECTUS WITH THE MONETARY AUTHORITY OF SINGAPORE (“MAS”) UNDER THE SECURITIES AND FUTURES ACT (CAP. 289) OF SINGAPORE (THE “SFA”). ACCORDINGLY, MAS ASSUMES NO RESPONSIBILITY FOR THE CONTENTS OF THIS PROSPECTUS. THIS PROSPECTUS IS NOT A PROSPECTUS AS DEFINED IN THE SFA AND STATUTORY LIABILITY UNDER THE SFA IN RELATION TO THE CONTENTS OF PROSPECTUSES WOULD NOT APPLY. PROSPECTIVE INVESTORS SHOULD CONSIDER CAREFULLY WHETHER THE INVESTMENT IS SUITABLE FOR IT.

THIS PROSPECTUS AND ANY OTHER DOCUMENTS OR MATERIALS IN CONNECTION WITH THE OFFER OR SALE, OR INVITATION FOR SUBSCRIPTION OR PURCHASE, OF THE OFFERED CERTIFICATES MAY NOT BE DIRECTLY OR INDIRECTLY ISSUED, CIRCULATED OR DISTRIBUTED, NOR MAY THE OFFERED CERTIFICATES BE OFFERED OR SOLD, OR BE MADE THE SUBJECT OF AN INVITATION FOR SUBSCRIPTION OR PURCHASE, WHETHER DIRECTLY OR INDIRECTLY, TO PERSONS IN SINGAPORE OTHER THAN TO AN INSTITUTIONAL INVESTOR (AS DEFINED IN SECTION 4A(1)(C) OF THE SFA (“INSTITUTIONAL INVESTOR”)) PURSUANT TO SECTION 304 OF THE SFA.

UNLESS SUCH OFFERED CERTIFICATES ARE OF THE SAME CLASS AS OTHER OFFERED CERTIFICATES OF THE ISSUING ENTITY THAT ARE LISTED FOR QUOTATION ON AN APPROVED EXCHANGE (AS DEFINED IN SECTION 2(1) OF THE SFA) (“APPROVED EXCHANGE”) AND IN RESPECT OF WHICH ANY OFFER, INFORMATION, STATEMENT, INTRODUCTORY DOCUMENT, SHAREHOLDERS’ CIRCULAR FOR A REVERSE TAKE-OVER DOCUMENT ISSUED FOR THE PURPOSES OF A TRUST SCHEME OR ANY OTHER SIMILAR DOCUMENT APPROVED BY AN APPROVED EXCHANGE WAS ISSUED IN CONNECTION WITH AN OFFER OR THE LISTING FOR QUOTATION OF THOSE CERTIFICATES, ANY SUBSEQUENT OFFERS IN SINGAPORE OF OFFERED CERTIFICATES ACQUIRED PURSUANT TO AN INITIAL OFFER MADE HEREUNDER MAY ONLY BE MADE, PURSUANT TO THE REQUIREMENTS OF SECTION 304A, TO PERSONS WHO ARE INSTITUTIONAL INVESTORS.

AS THE OFFERED CERTIFICATES ARE ONLY OFFERED TO PERSONS IN SINGAPORE WHO QUALIFY AS AN INSTITUTIONAL INVESTOR, THE ISSUING ENTITY IS NOT REQUIRED TO DETERMINE THE CLASSIFICATION OF THE OFFERED CERTIFICATES PURSUANT TO SECTION 309B OF THE SFA.

NOTHING SET OUT IN THIS NOTICE SHALL BE CONSTRUED AS LEGAL ADVICE AND EACH PROSPECTIVE INVESTOR SHOULD CONSULT ITS OWN LEGAL COUNSEL. THIS NOTICE IS FURTHER SUBJECT TO THE PROVISIONS OF THE SFA AND ITS REGULATIONS AS THE SAME MAY BE AMENDED OR CONSOLIDATED FROM TIME TO TIME AND DOES NOT PURPORT TO BE EXHAUSTIVE IN ANY RESPECT.

NOTICE TO RESIDENTS OF THE REPUBLIC OF KOREA

THIS PROSPECTUS IS NOT, AND UNDER NO CIRCUMSTANCES IS THIS PROSPECTUS TO BE CONSTRUED AS, A PUBLIC OFFERING OF SECURITIES IN KOREA. NEITHER THE ISSUER NOR ANY OF ITS AGENTS MAKE ANY REPRESENTATION WITH RESPECT TO THE ELIGIBILITY OF ANY RECIPIENTS OF THIS PROSPECTUS TO ACQUIRE THE OFFERED CERTIFICATES UNDER THE LAWS OF KOREA, INCLUDING, BUT WITHOUT LIMITATION, THE FOREIGN EXCHANGE TRANSACTION LAW AND REGULATIONS THEREUNDER (THE “FETL”). THE OFFERED CERTIFICATES HAVE NOT BEEN REGISTERED WITH THE FINANCIAL SERVICES COMMISSION OF KOREA FOR PUBLIC OFFERING IN KOREA, AND NONE OF THE OFFERED CERTIFICATES MAY BE OFFERED, SOLD OR DELIVERED, DIRECTLY OR INDIRECTLY, OR OFFERED OR SOLD TO ANY PERSON FOR RE-OFFERING OR RESALE, DIRECTLY OR INDIRECTLY IN KOREA OR TO ANY RESIDENT OF KOREA EXCEPT PURSUANT TO THE FINANCIAL INVESTMENT SERVICES AND CAPITAL MARKETS ACT AND THE DECREES AND REGULATIONS THEREUNDER (THE “FSCMA”), THE FETL AND ANY OTHER APPLICABLE LAWS, REGULATIONS AND MINISTERIAL GUIDELINES IN KOREA. WITHOUT PREJUDICE TO THE FOREGOING, THE NUMBER OF OFFERED CERTIFICATES OFFERED IN KOREA OR TO A RESIDENT OF KOREA SHALL BE LESS THAN FIFTY AND FOR A PERIOD OF ONE YEAR FROM THE ISSUE DATE OF THE OFFERED CERTIFICATES, NONE OF THE OFFERED CERTIFICATES MAY BE DIVIDED RESULTING IN AN INCREASED NUMBER OF OFFERED CERTIFICATES. FURTHERMORE, THE OFFERED CERTIFICATES MAY NOT BE RESOLD TO KOREAN RESIDENTS UNLESS THE PURCHASER OF THE OFFERED CERTIFICATES COMPLIES WITH ALL APPLICABLE REGULATORY REQUIREMENTS (INCLUDING, BUT NOT LIMITED TO, GOVERNMENT REPORTING APPROVAL REQUIREMENTS UNDER THE FETL AND ITS SUBORDINATE DECREES AND REGULATIONS) IN CONNECTION WITH THE PURCHASE OF THE OFFERED CERTIFICATES.

JAPAN

THE OFFERED CERTIFICATES HAVE NOT BEEN AND WILL NOT BE REGISTERED UNDER THE FINANCIAL INSTRUMENTS AND EXCHANGE LAW OF JAPAN, AS AMENDED (THE “FIEL”), AND DISCLOSURE UNDER THE FIEL HAS NOT BEEN AND WILL NOT BE MADE WITH RESPECT TO THE OFFERED CERTIFICATES. ACCORDINGLY, EACH UNDERWRITER HAS REPRESENTED AND AGREED THAT IT HAS NOT, DIRECTLY OR INDIRECTLY, OFFERED OR SOLD AND WILL NOT, DIRECTLY OR INDIRECTLY, OFFER OR SELL ANY OFFERED CERTIFICATES IN JAPAN OR TO, OR FOR THE BENEFIT OF, ANY RESIDENT OF

JAPAN (WHICH TERM AS USED IN THIS PROSPECTUS MEANS ANY PERSON RESIDENT IN JAPAN, INCLUDING ANY CORPORATION OR OTHER ENTITY ORGANIZED UNDER THE LAWS OF JAPAN) OR TO OTHERS FOR RE-OFFERING OR RE-SALE, DIRECTLY OR INDIRECTLY, IN JAPAN OR TO, OR FOR THE BENEFIT OF, ANY RESIDENT OF JAPAN EXCEPT PURSUANT TO AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF, AND OTHERWISE IN COMPLIANCE WITH, THE FIEL AND OTHER RELEVANT LAWS, REGULATIONS AND MINISTERIAL GUIDELINES OF JAPAN.

JAPANESE RETENTION REQUIREMENT

THE JAPANESE FINANCIAL SERVICES AGENCY (“JFSA”) PUBLISHED A RISK RETENTION RULE AS PART OF THE REGULATORY CAPITAL REGULATION OF CERTAIN CATEGORIES OF JAPANESE INVESTORS SEEKING TO INVEST IN SECURITIZATION TRANSACTIONS (THE “JRR RULE”). THE JRR RULE MANDATES AN “INDIRECT” COMPLIANCE REQUIREMENT, MEANING THAT CERTAIN CATEGORIES OF JAPANESE INVESTORS WILL BE REQUIRED TO APPLY HIGHER RISK WEIGHTING TO SECURITIZATION EXPOSURES THEY HOLD UNLESS THE RELEVANT ORIGINATOR COMMITS TO HOLD A RETENTION INTEREST IN THE SECURITIES ISSUED IN THE SECURITIZATION TRANSACTION EQUAL TO AT LEAST 5% OF THE EXPOSURE OF THE TOTAL UNDERLYING ASSETS IN THE SECURITIZATION TRANSACTION (THE “JAPANESE RETENTION REQUIREMENT”), OR SUCH INVESTORS DETERMINE THAT THE UNDERLYING ASSETS WERE NOT “INAPPROPRIATELY ORIGINATED.” IN THE ABSENCE OF SUCH A DETERMINATION BY SUCH INVESTORS THAT SUCH UNDERLYING ASSETS WERE NOT “INAPPROPRIATELY ORIGINATED,” THE JAPANESE RETENTION REQUIREMENT WOULD APPLY TO AN INVESTMENT BY SUCH INVESTORS IN SUCH SECURITIES.

NO PARTY TO THE TRANSACTION DESCRIBED IN THIS PROSPECTUS HAS COMMITTED TO HOLD A RISK RETENTION INTEREST IN COMPLIANCE WITH THE JAPANESE RETENTION REQUIREMENT, AND WE MAKE NO REPRESENTATION AS TO WHETHER THE TRANSACTION DESCRIBED IN THIS PROSPECTUS WOULD OTHERWISE COMPLY WITH THE JRR RULE.

NOTICE TO RESIDENTS OF CANADA

THE OFFERED CERTIFICATES MAY BE SOLD IN CANADA ONLY TO PURCHASERS PURCHASING, OR DEEMED TO BE PURCHASING, AS PRINCIPAL THAT ARE ACCREDITED INVESTORS, AS DEFINED IN NATIONAL INSTRUMENT 45-106 PROSPECTUS EXEMPTIONS OR SUBSECTION 73.3(1) OF THE SECURITIES ACT (ONTARIO), AND ARE PERMITTED CLIENTS, AS DEFINED IN NATIONAL INSTRUMENT 31-103 REGISTRATION REQUIREMENTS, EXEMPTIONS AND ONGOING REGISTRANT OBLIGATIONS. ANY RESALE OF THE OFFERED CERTIFICATES MUST BE MADE IN ACCORDANCE WITH AN EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE PROSPECTUS REQUIREMENTS OF APPLICABLE SECURITIES LAWS.

SECURITIES LEGISLATION IN CERTAIN PROVINCES OR TERRITORIES OF CANADA MAY PROVIDE A PURCHASER WITH REMEDIES FOR RESCISSION OR DAMAGES IF THIS PROSPECTUS (INCLUDING ANY AMENDMENT THERETO) CONTAINS A MISREPRESENTATION, PROVIDED THAT THE REMEDIES FOR RESCISSION OR DAMAGES ARE EXERCISED BY THE PURCHASER WITHIN THE TIME LIMIT PRESCRIBED BY THE SECURITIES LEGISLATION OF THE PURCHASER’S PROVINCE OR TERRITORY. THE PURCHASER SHOULD REFER TO ANY APPLICABLE PROVISIONS OF THE SECURITIES LEGISLATION OF THE PURCHASER’S PROVINCE OR TERRITORY FOR PARTICULARS OF THESE RIGHTS OR CONSULT WITH A LEGAL ADVISOR.

PURSUANT TO SECTION 3A.3 OF NATIONAL INSTRUMENT 33-105 UNDERWRITING CONFLICTS (“NI 33-105”), THE UNDERWRITERS ARE NOT REQUIRED TO COMPLY WITH THE DISCLOSURE REQUIREMENTS OF NI 33-105 REGARDING UNDERWRITER CONFLICTS OF INTEREST IN CONNECTION WITH THIS OFFERING.

FORWARD-LOOKING STATEMENTS

In this prospectus, we use certain forward-looking statements. These forward-looking statements are found in the material, including each of the tables, set forth under “Risk Factors” and “Yield, Prepayment and Maturity Considerations”. Forward-looking statements are also found elsewhere in this prospectus and include words like “expects,” “intends,” “anticipates,” “estimates” and other similar words. These statements are intended to convey our projections or expectations as of the date of this prospectus. These statements are inherently subject to a variety of risks and uncertainties. Actual results could differ materially from those we anticipate due to changes in, among other things:

●	economic conditions and industry competition,

●	political and/or social conditions, and

●	the law and government regulatory initiatives.

We will not update or revise any forward-looking statement to reflect changes in our expectations or changes in the conditions or circumstances on which these statements were originally based.

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Summary of Terms

The following is only a summary of selected information in this prospectus. It does not contain all of the information you need to consider in making your investment decision. More detailed information appears elsewhere in this prospectus. To understand all of the terms of the offered certificates, carefully read this entire document. See “Index of Certain Defined Terms” for definitions of capitalized terms.

General

Title of Certificates	Benchmark 2021-B27 Mortgage Trust, Commercial Mortgage Pass-Through Certificates, Series 2021-B27.

Relevant Parties

Depositor	Citigroup Commercial Mortgage Securities Inc., a Delaware corporation and an indirect, wholly-owned subsidiary of Citigroup Global Markets Holdings Inc. As depositor, Citigroup Commercial Mortgage Securities Inc. will acquire the mortgage loans from the sponsors and transfer them to the issuing entity. The depositor’s address is 388 Greenwich Street, New York, New York 10013 and its telephone number is (212) 816-5343. See “Transaction Parties—The Depositor”.

Issuing Entity	Benchmark 2021-B27 Mortgage Trust, a New York common law trust to be established on the closing date of this securitization transaction under the pooling and servicing agreement, to be dated as of June 1, 2021, between the depositor, the master servicer, the special servicer, the trustee, the certificate administrator, the operating advisor and the asset representations reviewer. See “Transaction Parties—The Issuing Entity”.

Sponsors	The sponsors will be transferring the mortgage loans to the depositor for inclusion in the issuing entity. The sponsors of this transaction are:

●	Citi Real Estate Funding Inc., a New York corporation (22 mortgage loans (37.1%));

●	JPMorgan Chase Bank, National Association, a national banking association organized under the laws of the United States of America (7 mortgage loans (21.2%));

●	Goldman Sachs Mortgage Company, a New York limited partnership (9 mortgage loans (20.0%));

●	German American Capital Corporation, a Maryland corporation (8 mortgage loans (14.0%)); and

●	Goldman Sachs Mortgage Company, German American Capital Corporation and JPMorgan Chase Bank, National Association (1 mortgage loan (7.7%)).

The sponsors are sometimes also referred to in this prospectus as the “mortgage loan sellers”.

See “Transaction Parties—The Sponsors and the Mortgage Loan Sellers”.

Originators	The sponsors originated (or co-originated) the mortgage loans or acquired (or, on or prior to the closing date, will acquire) the mortgage loans, directly or indirectly, from the originators as set forth in the following chart:

Originator	Sponsor	Number of Mortgage Loans	Aggregate Principal Balance of Mortgage Loans	Approx. % of Initial Pool Balance
Citi Real Estate Funding Inc.	Citi Real Estate Funding Inc.	22	$405,825,154	37.1%
JPMorgan Chase Bank, National Association	JPMorgan Chase Bank, National Association	7	232,310,000	21.2
Goldman Sachs Bank USA	Goldman Sachs Mortgage Company(1)	9	218,572,228	20.0
DBR Investments Co. Limited	German American Capital Corporation(2)	6	105,545,603	9.6
Goldman Sachs Bank USA / DBR Investments Co. Limited / JPMorgan Chase Bank, National Association	Goldman Sachs Mortgage Company(1)(3) / German American Capital Corporation(2)(3) / JPMorgan Chase Bank, National Association(3)	1	84,000,000	7.7
Ladder Capital Finance LLC	German American Capital Corporation(4)	2	47,660,000	4.4
	Total	47	$1,093,912,985	100.0%

(1)	Goldman Sachs Mortgage Company has acquired or will acquire the mortgage loans or portions thereof that were originated or co-originated by Goldman Sachs Bank USA on or prior to the closing date.

(2)	German American Capital Corporation has acquired or will acquire the mortgage loans or portions thereof that were originated, co-originated or acquired by its affiliate, DBR Investments Co. Limited, on or prior to the closing date.

(3)	The Burlingame Point mortgage loan (7.7%) is comprised of separate notes that are being sold by Goldman Sachs Mortgage Company, German American Capital Corporation and JPMorgan Chase Bank, National Association. The Burlingame Point mortgage loan was co-originated by Goldman Sachs Bank USA, DBR Investments Co. Limited and JPMorgan Chase Bank, National Association. The Burlingame Point mortgage loan is evidenced by five (5) promissory notes: (i) notes A-1-C-4 and A-1-C-5, with an aggregate outstanding principal balance of $40,000,000 as of the cut-off date, as to which Goldman Sachs Mortgage Company is acting as mortgage loan seller; (ii) notes A-2-C-3 and A-2-C-4, with an aggregate outstanding principal balance of $26,000,000 as of the cut-off date, as to which German American Capital Corporation is acting as mortgage loan seller; and (iii) note A-3-C-3, with an outstanding principal balance of $18,000,000 as of the cut-off date, as to which JPMorgan Chase Bank, National Association is acting as mortgage loan seller.

(4)	German American Capital Corporation has acquired or will acquire the mortgage loans or portions thereof (namely, O’Reilly Auto Parts Portfolio (3.7%) and Greenpoint Portfolio (0.6%)) that were originated or co-originated by Ladder Capital Finance LLC on or prior to the closing date.

See “Transaction Parties—The Sponsors and the Mortgage Loan Sellers”.

Master Servicer	Midland Loan Services, a Division of PNC Bank, National Association, a national banking association, will be the master servicer. The master servicer will, in general, be responsible for the master servicing and administration of the mortgage loans and the related companion loans pursuant to the pooling and servicing agreement for this transaction (excluding those mortgage loans and companion loans that are or become part of outside serviced loan combinations and that are currently, or become in the future, serviced under an outside servicing agreement as indicated in the table titled “Outside Serviced Mortgage Loans Summary” under “—Relevant Parties—Outside Servicers, Outside Special Servicers, Outside Trustees and Outside Custodians” below). The principal master servicing offices of the master servicer are located at 10851 Mastin Street, Building 82, Suite 300, Overland Park, Kansas 66210, and its telephone number is (913) 253-9000. See “Transaction Parties—Servicers—The Master Servicer and the Special Servicer” and “The Pooling and Servicing Agreement—Servicing of the Mortgage Loans”.

See “—The Mortgage Pool—The Loan Combinations” below for a discussion of the mortgage loans included in the issuing entity that are part of a loan combination and have one or more related companion loans held outside the issuing entity.

The mortgage loans transferred to the issuing entity, any related companion loans and any related loan combinations that are, in each case, serviced under the pooling and servicing agreement for this securitization transaction are referred to in this prospectus as “serviced mortgage loans,” “serviced companion loans” and “serviced loan combinations,” respectively. A serviced mortgage loan and a serviced companion loan may each also be referred to as a “serviced loan”. Any mortgage loans transferred to the issuing entity, related companion loans and related loan combinations that are not serviced under the pooling and servicing agreement, but are instead serviced under a separate servicing agreement (an “outside servicing agreement”) governing the securitization of one or more related companion loans, are referred to as “outside serviced mortgage loans,” “outside serviced companion loans,” and “outside serviced loan combinations,” respectively. An outside serviced mortgage loan and an outside serviced companion loan may each also be referred to as an “outside serviced loan”.

See the chart entitled “Loan Combination Summary” under “The Mortgage Pool—The Loan Combinations” below in this summary and the chart entitled “Servicing of the Loan Combinations” under “The Pooling and Servicing Agreement—General” below for a listing of the serviced loan combinations and outside serviced loan combinations.

The servicer(s) of the outside serviced mortgage loan(s) (to the extent definitively identified) are set forth in the table titled “Outside Serviced Mortgage Loans Summary” under “—Relevant Parties—Outside Servicers, Outside Special Servicers, Outside Trustees and Outside Custodians” below. See “Transaction Parties—Servicers—The Outside Servicers and the Outside Special Servicers” and “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans”.

Special Servicer	Midland Loan Services, a Division of PNC Bank, National Association, a national banking association, will be the initial special servicer with respect to the serviced mortgage loans (other than any excluded special servicer mortgage loan) and any related serviced companion loans pursuant to the pooling and servicing agreement. The principal special servicing offices of the special servicer are located at 10851 Mastin Street, Building 82, Suite 300, Overland Park, Kansas 66210, and its

telephone number is (913) 253-9000. See “Transaction Parties—Servicers—The Master Servicer and the Special Servicer”.

The special servicer will be primarily responsible for (i) making decisions and performing certain servicing functions with respect to the serviced mortgage loans and any related companion loans as to which a special servicing transfer event (such as a default or an imminent default) has occurred, as well as any related REO properties acquired on behalf of the issuing entity and any related companion loan holders, and (ii) reviewing, evaluating, processing and/or providing or withholding consent as to certain major decisions and certain other matters identified as “special servicer decisions” relating to such serviced mortgage loans and any related companion loans for which a special servicing transfer event has not occurred, in each case pursuant to the pooling and servicing agreement for this transaction.

See “The Pooling and Servicing Agreement—Servicing of the Mortgage Loans” and “—Servicing and Other Compensation and Payment of Expenses”.

If the special servicer, to its knowledge, becomes a borrower party (as defined under “—Directing Holder” below) with respect to any mortgage loan (such mortgage loan, an “excluded special servicer mortgage loan”), it will be required to resign with respect to the servicing of that mortgage loan. The applicable directing holder will be entitled to appoint a separate special servicer that is not a borrower party with respect to such excluded special servicer mortgage loan (such separate special servicer, an “excluded mortgage loan special servicer”). Any excluded mortgage loan special servicer will be required to perform all of the obligations of the special servicer for the related excluded special servicer mortgage loan and will be entitled to all special servicing compensation with respect to such excluded special servicer mortgage loan earned during such time as the related mortgage loan is an excluded special servicer mortgage loan. If there is no applicable directing holder entitled to appoint an excluded mortgage loan special servicer for an excluded special servicer mortgage loan (or if there is a directing holder so entitled but it has not appointed a replacement special servicer within 30 days), an excluded mortgage loan special servicer will be appointed in the manner described in this prospectus and as provided under the pooling and servicing agreement. See “The Pooling and Servicing Agreement—Termination of the Special Servicer Other Than in Connection With a Servicer Termination Event” in this prospectus.

Midland Loan Services, a Division of PNC Bank, National Association, was selected to be the initial special servicer for all serviced loans by KKR CMBS II Aggregator Type 1 L.P., which is expected to: (a) purchase the Class X-F, Class X-G, Class F, Class G, Class J-RR and Class K-RR certificates and also receive the Class S certificates on the closing date; and (b) appoint KKR Real Estate Credit Opportunity Partners II L.P. as the initial controlling class representative and the initial directing holder with respect to all of the serviced mortgage loans and serviced loan combinations as to which the controlling class representative is entitled to act as directing holder. See “—Directing Holder” below and “The Pooling and Servicing Agreement—Directing Holder”.

The special servicer (but not the special servicer with respect to any outside serviced mortgage loan) may be removed in such capacity under the pooling and servicing agreement, with or without cause, as set forth under (and subject to certain conditions described under) “The Pooling and Servicing Agreement—Termination of the Special Servicer Other Than in Connection With a Servicer Termination Event”, “—Servicer Termination Events” and “—Rights Upon Servicer Termination Event.”

A special servicer with respect to any outside serviced mortgage loan may only be removed in such capacity in accordance with the terms and provisions of the applicable outside servicing agreement and the co-lender agreement governing the related outside serviced loan combination.

The special servicer(s) of the outside serviced mortgage loan(s) (to the extent definitively identified) are set forth in the table below titled “Outside Serviced Mortgage Loans Summary” under “—Relevant Parties—Outside Servicers, Outside Special Servicers, Outside Trustees and Outside Custodians” below. See “Transaction Parties—Servicers—The Outside Servicers and the Outside Special Servicers” and “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans”.

Trustee	Wilmington Trust, National Association, a national banking association, will act as trustee. The corporate trust office of the trustee is located at 1100 North Market Street, Wilmington, Delaware 19890, Attention: Benchmark 2021-B27. Following the transfer of the mortgage loans, the trustee, on behalf of the issuing entity, will become the mortgagee of record for each serviced mortgage loan and any related companion loans. In addition, subject to the terms of the pooling and servicing agreement, the trustee will be primarily responsible for back-up advancing. See “Transaction Parties—The Trustee” and “The Pooling and Servicing Agreement”.

The trustee(s) and custodian(s) with respect to the outside serviced mortgage loan(s) (to the extent definitively identified) are set forth in the table titled “Outside Serviced Mortgage Loans Summary” under “—Relevant Parties—Outside Servicers, Outside Special Servicers, Outside Trustees and Outside Custodians” below. See “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans”.

Certificate Administrator	Citibank, N.A., a national banking association organized under the laws of the United States, will initially act as certificate administrator. The certificate administrator will also be required to act as custodian, certificate registrar, REMIC administrator, 17g-5 information provider, paying agent and authenticating agent. The corporate trust offices of the certificate administrator are located at 388 Greenwich Street, New York, New York 10013, Attention: Global Transaction Services – Benchmark 2021-B27 and for certificate transfer purposes are located at 480 Washington Boulevard, 30th Floor, Jersey City, New Jersey 07310, Attention: Securities Window. See “Transaction Parties—The Certificate Administrator” and “The Pooling and Servicing Agreement”.

The custodian(s) with respect to the outside serviced mortgage loan(s) (to the extent definitively identified) are set forth in the table titled “Outside Serviced Mortgage Loans Summary” under “—Relevant Parties—Outside Servicers, Outside Special Servicers, Outside Trustees and Outside Custodians” below. See “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans”.

Operating Advisor	Park Bridge Lender Services LLC, a New York limited liability company, will be the operating advisor. The operating advisor will, in general and under certain circumstances described in this prospectus, have the following rights and responsibilities with respect to the serviced mortgage loans:

●	reviewing the actions of the special servicer with respect to specially serviced loans and with respect to certain major decisions regarding non-specially serviced loans as to which the operating advisor has consultation rights;

●	reviewing reports provided by the special servicer to the extent set forth in the pooling and servicing agreement;

●	reviewing for accuracy certain calculations made by the special servicer;

●	issuing an annual report generally setting forth, among other things, its assessment of whether the special servicer is performing its duties in compliance with the servicing standard and the pooling and servicing agreement and identifying any material deviations therefrom;

●	recommending the replacement of the special servicer if the operating advisor determines, in its sole discretion exercised in good faith, that (1) the special servicer has failed to comply with the servicing standard and (2) a replacement of the special servicer would be in the best interest of the certificateholders and the Uncertificated VRR Interest owners (as a collective whole); and

●	after the occurrence and during the continuance of an operating advisor consultation trigger event, consulting on a non-binding basis with the special servicer with respect to certain major decisions (and such other matters as are set forth in the pooling and servicing agreement) in respect of the applicable serviced mortgage loan(s) and/or related companion loan(s).

An “operating advisor consultation trigger event” will occur with respect to any serviced loan, when the aggregate outstanding certificate balance of the HRR certificates (as notionally reduced by any cumulative appraisal reduction amount then allocable to the HRR certificates) is 25% or less of the initial aggregate certificate balance of the HRR certificates; provided that an operating advisor consultation trigger event will at all times be deemed to exist with respect to excluded mortgage loans.

Notwithstanding the foregoing, the operating advisor will generally have no obligations or consultation rights as operating advisor under the pooling and servicing agreement for this transaction with respect to any outside serviced mortgage loan or any related REO property.

See “Transaction Parties—The Operating Advisor and the Asset Representations Reviewer” and “The Pooling and Servicing Agreement—Operating Advisor” and “—Termination of the Special Servicer Other Than in Connection With a Servicer Termination Event”.

Asset Representations Reviewer	Park Bridge Lender Services LLC will also be serving as the asset representations reviewer. The asset representations reviewer will be required to review certain delinquent mortgage loans after a specified delinquency threshold has been exceeded and the holders of certificates evidencing the required percentage of voting rights have voted to direct a review of such delinquent mortgage loans. See “Transaction Parties—The Operating Advisor and the Asset Representations Reviewer” and “The Pooling and Servicing Agreement—The Asset Representations Reviewer”.

Outside Servicers, Outside Special Servicers, Outside Trustees and Outside Custodians

The following mortgage loans will or are expected to constitute the “outside serviced mortgage loans” (and the related loan combinations will or are expected to constitute the “outside serviced loan combinations”), and such mortgage loans and loan combinations will be serviced and administered pursuant to the servicing agreement governing the securitization of the related controlling companion loan by the parties thereto, as identified in the table below:

Outside Serviced Mortgage Loans Summary

Mortgaged Property Name	Mortgage Loan Seller(s)	Outside Servicing Agreement(1) (Date Thereof)	Mortgage Loan as Approx. % of Initial Pool Balance	Outside Servicer	Outside Special Servicer	Outside Trustee	Outside Custodian	Outside Operating Advisor	Initial Outside Controlling Class Representative(2)

Burlingame Point	GSMC, GACC, JPMCB	BGME Trust 2021-VR TSA (4/6/21)	7.7%	KeyBank National Association	Situs Holdings, LLC	Wells Fargo Bank, National Association	Wells Fargo Bank, National Association	Pentalpha Surveillance LLC	Prima Capital Advisors LLC

Equus Industrial Portfolio	GSMC	Benchmark 2021-B26 PSA (5/1/21)	6.2%	KeyBank National Association	Situs Holdings, LLC	Wells Fargo Bank, National Association	Wells Fargo Bank, National Association	Park Bridge Lender Services LLC	Prima Mortgage Investment Trust, LLC
375 Pearl Street	JPMCB	BANK 2021-BNK34 PSA(3)	6.0%	Wells Fargo Bank, National Association	Greystone Servicing Company LLC	Wilmington Trust, National Association	Wells Fargo Bank, National Association	Pentalpha Surveillance LLC	Eightfold Real Estate Capital Fund V, LP
Amazon Seattle	GACC	Benchmark 2021-B25 PSA (4/1/21)	4.7%	Midland Loan Services, a Division of PNC Bank, National Association	Situs Holdings, LLC	Wells Fargo Bank, National Association	Wells Fargo Bank, National Association	Pentalpha Surveillance LLC	CPPIB Credit Structured North America III, Inc.
iPark 84 Innovation Center	CREFI	Benchmark 2021-B26 PSA (5/1/21)	2.6%	KeyBank National Association	KeyBank National Association	Wells Fargo Bank, National Association	Wells Fargo Bank, National Association	Park Bridge Lender Services LLC	Ellington Management Group, LLC
1985 Marcus	GSMC	Benchmark 2021-B25 PSA (4/1/21)	1.7%	Midland Loan Services, a Division of PNC Bank, National Association	Rialto Capital Advisors, LLC	Wells Fargo Bank, National Association	Wells Fargo Bank, National Association	Pentalpha Surveillance LLC	RREF IV Debt AIV, LP

(1)	“PSA” means pooling and servicing agreement and “TSA” means trust and servicing agreement.

(2)	The entity named under the indicated PSA or TSA under the heading “Outside Servicing Agreement” as the initial controlling class representative (or an equivalent term). However, the initial outside controlling class representative may instead be an affiliate of the entity listed. See “—Directing Holder” below.

(3)	With respect to 375 Pearl Street loan combination, the related lead pari passu companion loan is expected to be contributed to the BANK 2021-BNK34 securitization prior to the closing date for this securitization transaction.

Each outside servicer identified or referred to in the table above or its permitted successor is referred to in this prospectus as an “outside servicer”; each outside special servicer identified or referred to in the table above or its permitted successor is referred to in this prospectus as an “outside special servicer”; each outside trustee identified or referred to in the table above or its permitted successor is referred to in this prospectus as an “outside trustee”; each outside operating advisor identified or referred to in the table above or its permitted successor is referred to in this prospectus as an “outside operating advisor”; and each outside custodian identified or referred to in the table above or its permitted successor is referred to in this prospectus as an “outside custodian”. With respect to each outside serviced loan combination, the related outside servicer will have primary servicing responsibilities with respect to the entire loan combination, the related outside special servicer will serve as special servicer of the entire loan combination, the related outside trustee generally serves as mortgagee of record with respect to the entire loan combination, and the related outside custodian serves as custodian with respect to the mortgage loan file for the related loan combination (other than with respect to the related promissory note evidencing each related mortgage loan that will be contributed to this securitization transaction and any promissory note evidencing any related companion loan(s) not included in the subject controlling securitization transaction).

There are no serviced AB loan combinations, serviced outside controlled loan combinations or servicing shift loan combinations related to this securitization transaction and, therefore, all references in this prospectus to such type(s) of loan combination(s) or any related terms should be disregarded.

See “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans”.

None of the master servicer or the special servicer (in each such capacity) or any other party to this securitization transaction is responsible for the performance by any party to an outside servicing agreement of its duties thereunder, including with respect to the servicing of each of the subject mortgage loans held by the issuing entity that is included in the subject outside serviced loan combination.

See “Transaction Parties—Servicers—The Outside Servicers and the Outside Special Servicers” and “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans.”

Directing Holder	The “directing holder” with respect to any serviced mortgage loan or, if applicable, serviced loan combination will be:

●	except (i) with respect to an excluded mortgage loan, (ii) with respect to a serviced loan combination as to which the controlling note is held outside the issuing entity (sometimes referred to in this prospectus as a “serviced outside controlled loan combination”), and (iii) during any period that a control termination event has occurred and is continuing, the controlling class representative; and

●	with respect to any serviced outside controlled loan combination (which may include a servicing shift loan combination or a serviced loan combination with a controlling subordinate companion loan held outside the issuing entity), if and for so long as the applicable companion loan holder is entitled under the related co-lender agreement to exercise consent rights similar to those entitled to be exercised by the controlling class representative, the holder of the related controlling note (during any such period, the “outside controlling note holder”);

provided, that with respect to any serviced loan combination, the rights of the directing holder will be subject to and may be limited by the terms and provisions of any related co-lender agreement.

For the avoidance of doubt: (A) the controlling class representative will not be the directing holder if and for so long as (1) a control termination event is in effect, (2) the related mortgage loan is an excluded mortgage loan and/or (3) the related serviced loan combination is a serviced outside controlled loan combination; (B) there will be no directing holder with respect to an excluded mortgage loan; and (C) with respect to any serviced outside controlled loan combination, the outside controlling noteholder or its representative will be the directing holder only if and for so long as such holder or its representative is entitled under the related co-lender agreement to exercise consent rights similar to those entitled to be exercised by the controlling class representative.

Further for the avoidance of doubt, with respect to any serviced mortgage loan or serviced loan combination, if neither the controlling class representative nor an outside controlling note holder is a directing holder in accordance with the foregoing definition, then there will be no directing holder for that serviced mortgage loan or serviced loan combination.

An “excluded mortgage loan” is a mortgage loan or loan combination with respect to which the controlling class representative or a holder of more than 50% of the controlling class of certificates (by certificate balance) is (i) a borrower or mortgagor under that mortgage loan or loan combination or a manager of a related mortgaged property or an affiliate of any of the foregoing or (ii) a holder or beneficial owner of (or an affiliate of any holder or beneficial owner of) a mezzanine loan, secured by a pledge of the direct (or indirect) equity interests in the borrower under that mortgage loan or loan combination, if such mezzanine loan either (a) has been accelerated or (b) is the subject of foreclosure proceedings against the equity collateral pledged to secure that mezzanine loan (any such person described in clauses (i) or (ii) above, a “borrower party”). Solely for the purposes of the definition of “borrower party”, the term “affiliate” means, with respect to any specified person, (i) any other person controlling or controlled by or under common control with such specified person or (ii) any other person that owns, directly or indirectly, 25% or more of the beneficial interests in such specified person. As of the closing date for this securitization transaction, the Amazon Seattle mortgage loan will be an excluded mortgage loan, based on the fact that each of KKR Real Estate Credit Opportunity Partners II L.P and KKR CMBS II Aggregator Type 1 L.P. is a borrower party with respect to such mortgage loan.

With respect to the serviced mortgage loans and serviced loan combinations, in general:

●	the applicable directing holder will have certain consent and consultation rights under the pooling and servicing agreement with respect to certain major decisions and other matters with respect to such mortgage loans or, if applicable, loan combinations; and

●	the applicable directing holder will have the right to remove and replace the special servicer, with or without cause, with respect to such mortgage loans;

If, with respect to any serviced outside controlled loan combination, the related controlling note is included in a separate securitization trust, the servicing agreement for the relevant securitization and/or the related co-lender agreement may impose limitations on the exercise of rights associated with that related controlling note. For example, any “controlling class representative” (or equivalent entity) for such other securitization may lose consent and consultation rights and special servicer replacement rights in a manner similar to that described under “—Controlling Class Representative” below with respect to the controlling class representative for this securitization. However, if the related controlling note for any such serviced outside controlled loan combination is not included in a separate securitization trust, the related outside controlling note holder or its representative may not lose such rights under the related co-lender agreement.

Any serviced loan combination with a subordinate companion loan that (i) is held outside the Issuing Entity and (ii) constitutes the controlling note, will initially be a serviced outside controlled loan combination. However, during such time as the holder(s) of the applicable subordinate companion loan(s) are no longer permitted to exercise control or consultation rights under the related co-lender agreement, in the event control shifts to the note included in this securitization transaction, then the controlling class representative (as directing holder) will generally (subject to the terms of such co-lender agreement) have the same consent and consultation rights with respect to the related serviced mortgage loan (and any related companion loan(s)) as it does for the other serviced mortgage loans in the mortgage pool that are not part of a loan combination.

With respect to the outside serviced mortgage loans, the entity (if any) identified in the table above titled “Outside Serviced Mortgage Loans Summary” under “—Relevant Parties—Outside Servicers, Outside Special Servicers, Outside Trustees and Outside Custodians” as the “initial controlling class representative” (referred to herein as an “outside controlling class representative”) with respect to the indicated outside servicing agreement, or such other directing holder as is contemplated under the co-lender agreement, for the related outside serviced loan combination, will have certain consent and consultation rights and special servicer replacement rights with respect to such outside serviced loan combination, which are substantially similar, but not identical, to those of the controlling class representative under the pooling and servicing agreement for this securitization, subject to similar appraisal and other trigger events. See “Description of the Mortgage Pool—The Loan Combinations” and “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans”.

Each directing holder may, pursuant to the pooling and servicing agreement and/or any related co-lender agreement, have the ability to appoint a representative that is entitled to exercise its rights as directing holder under the pooling and servicing agreement and/or any related co-lender agreement.

The directing holder, any outside controlling class representative or any of their respective representatives may direct the special servicer or the outside special servicer, as applicable, to take actions with respect to the servicing of the applicable mortgage loan(s) and/or loan combination(s) that could adversely affect the holders of some or all of the classes of offered certificates, and may, subject to any applicable restrictions, remove and replace the special servicer or the outside special servicer, as applicable, with respect to the applicable mortgage loan(s) and/or loan combination(s) with or without cause. The directing holder or any outside controlling class representative may have interests in conflict with those of the holders of the offered certificates. See “Risk Factors— Risks Relating to Conflicts of Interest—Potential Conflicts of Interest of a Directing Holder and any Companion Loan Holder”.

Controlling Class
Representative	The “controlling class representative” under the pooling and servicing agreement will be the controlling class certificateholder or other representative selected by holders of at least a majority of the controlling class of certificates by certificate balance. No person may exercise any of the rights and powers of the controlling class representative with respect to an excluded mortgage loan.

In general, the “controlling class” is, as of any time of determination, the most subordinate class of control eligible certificates that has an outstanding certificate balance, as notionally reduced by any cumulative appraisal reduction amount then allocable to such class, at least equal to

25% of the initial certificate balance of that class of certificates; provided, however, that (except under the circumstances set forth in the next proviso) if no such class meets the preceding requirement, then Class J-RR will be the “controlling class”; provided, further, however, that if, at any time, the aggregate outstanding certificate balance of the classes of non-vertically retained principal balance certificates senior to the control eligible certificates has been reduced to zero (without regard to the allocation of any cumulative appraisal reduction amounts), then the “controlling class” will be the most subordinate class of control eligible certificates with an outstanding certificate balance greater than zero (without regard to the allocation of any cumulative appraisal reduction amounts). The controlling class as of the closing date will be Class K-RR. See “Description of the Certificates—Voting Rights” and “The Pooling and Servicing Agreement—Directing Holder”. No other class of certificates will be eligible to act as the controlling class or appoint a controlling class representative.

The “control eligible certificates” will be the Class J-RR and K-RR certificates.

After the occurrence and during the continuance of a control termination event (as described below), the consent and special servicer replacement rights of the controlling class representative will terminate, however, the controlling class representative will retain consultation rights under the pooling and servicing agreement with respect to certain major decisions and other matters with respect to the applicable serviced loans. After the occurrence and during the continuance of a consultation termination event (as described below), all of these rights of the controlling class representative with respect to the applicable serviced loans will terminate. See “The Pooling and Servicing Agreement—Directing Holder”.

A “control termination event” will, with respect to any mortgage loan, either (a) occur when none of the classes of control eligible certificates has an outstanding certificate balance (as notionally reduced by any cumulative appraisal reduction amount then allocable to such class) that is at least equal to 25% of the initial certificate balance of that class of certificates or (b) be deemed to occur as described under “The Pooling and Servicing Agreement—Directing Holder—General” in this prospectus; provided, however, that a control termination event will in no event exist at any time that the certificate balance of each class of non-vertically retained principal balance certificates senior to the control eligible certificates has been reduced to zero (without regard to the allocation of cumulative appraisal reduction amounts). With respect to excluded mortgage loans as to which the controlling class representative would otherwise be the directing holder, a control termination event will be deemed to exist.

A “consultation termination event” will, with respect to any mortgage loan, either (a) occur when none of the classes of control eligible certificates has an outstanding certificate balance, without regard to the allocation of any cumulative appraisal reduction amount, that is equal to or greater than 25% of the initial certificate balance of that class of certificates or (b) be deemed to occur as described under “The Pooling and Servicing Agreement—Directing Holder—General” in this prospectus; provided, however, that a consultation termination event will in no event exist at any time that the certificate balance of each class of non-vertically retained principal balance certificates senior to the control eligible certificates has been reduced to zero (without regard to the allocation of cumulative appraisal reduction amounts). With respect to excluded mortgage loans as to which the controlling class representative would otherwise be the directing holder, a consultation termination event will be deemed to exist.

KKR CMBS II Aggregator Type 1 L.P., a Delaware limited partnership is expected, on the closing date, (i) to purchase the Class X-F, Class X-G, Class F, Class G, Class J-RR and Class K-RR certificates and also receive the Class S certificates, and (ii) to appoint KKR Real Estate Credit Opportunity Partners II L.P. or an affiliate as the initial controlling class representative.

Risk Retention Consultation Parties	The “risk retention consultation parties”, with respect to any serviced mortgage loan or, if applicable, serviced loan combination will be: (i) the party selected by Citi Real Estate Funding Inc., (ii) the party selected by Goldman Sachs Mortgage Company and (iii) the party selected by JPMorgan Chase Bank, National Association. Each risk retention consultation party will have certain non-binding consultation rights in certain circumstances (i) for so long as no consultation termination event is continuing, with respect to any specially serviced loan (other than any outside serviced mortgage loan), and (ii) during the continuance of a consultation termination event, with respect to any mortgage loan (other than any outside serviced mortgage loan), as further described in this prospectus. Notwithstanding the foregoing, none of the risk retention consultation parties will have any consultation rights with respect to any mortgage loan that is an excluded RRCP mortgage loan with respect to such party. Citi Real Estate Funding Inc., Goldman Sachs Mortgage Company, and JPMorgan Chase Bank, National Association are expected to be appointed as the initial risk retention consultation parties.

With respect to any risk retention consultation party, an “excluded RRCP mortgage loan” is a mortgage loan or loan combination with respect to which such risk retention consultation party, or the person(s) entitled to appoint such risk retention consultation party, is a borrower party.

Consulting Parties	As used in this prospectus, a “consulting party”, with respect to any serviced mortgage loan or, if applicable, serviced loan combination will be, each of:

(i)	except with respect to a serviced outside controlled loan combination, solely (a) after the occurrence and during the continuance of a control termination event, but prior to the occurrence and continuance of a consultation termination event and (b) for so long as the related mortgage loan is not an excluded mortgage loan, the controlling class representative;

(ii)	with respect to any serviced outside controlled loan combination (which may include a servicing shift loan combination or a serviced loan combination with a controlling subordinate companion loan held outside the issuing entity), (a) if and for so long as the holder of the mortgage loan included in this securitization transaction is entitled under the related co-lender agreement to exercise consultation rights with respect to such loan combination, (b) solely prior to the occurrence and continuance of a consultation termination event, and (c) for so long as the related mortgage loan is not an excluded mortgage loan, the controlling class representative;

(iii)	with respect to any serviced loan combination that includes a pari passu companion loan, the holder of such pari passu companion loan if and to the extent such holder (a) is not the directing holder, and (b) is entitled to exercise consultation rights under the related co-lender agreement;

(iv)	solely after the occurrence and during the continuance of an applicable operating advisor consultation trigger event, the operating advisor; and

(v)	except with respect to any excluded RRCP mortgage loan, (a) for so long as no consultation termination event is continuing, with respect to any specially serviced loan, and (b) during the continuance of a consultation termination event, with respect to any mortgage loan, each risk retention consultation party;

provided, that with respect to any serviced loan combination, the rights of any consulting party set forth in clauses (i) through (iii) above will be subject to and may be limited by the terms and provisions of any related co-lender agreement.

For the avoidance of doubt, (A) the controlling class representative will not be a consulting party if and for so long as (1) a consultation termination event is in effect, (2) the related mortgage loan is an excluded mortgage loan, and/or (3) with respect to any serviced outside controlled loan combination, it is not entitled under the related co-lender agreement to exercise consultation rights with respect to such loan combination, (B) the operating advisor will not be a consulting party if and for so long as no operating advisor consultation trigger event has occurred and is continuing, (C) none of the risk retention consultation parties will be a consulting party with respect to any mortgage loan that is an excluded RRCP mortgage loan with respect to such party, or with respect to any mortgage loans other than as described in the immediately preceding clause (v), and (D) the consultation rights of the holder of a pari passu companion loan with respect to any related serviced loan combination will be subject to the terms of the related co-lender agreement.

Further for the avoidance of doubt, with respect to any serviced mortgage loan or serviced loan combination, if none of the controlling class representative, the operating advisor, a risk retention consultation party, or a holder of a pari passu companion loan is a consulting party in accordance with the foregoing definition, then there will be no consulting party for that serviced mortgage loan or serviced loan combination.

Each consulting party may, pursuant to the pooling and servicing agreement and/or any related co-lender agreement, have the ability to appoint a representative that is entitled to exercise its rights as consulting party under the pooling and servicing agreement and/or any related co-lender agreement.

Significant Affiliations and
Relationships	Certain parties to this securitization transaction, as described under “Transaction Parties—Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties—Transaction Party and Related Party Affiliations”, may:

●	serve in multiple capacities with respect to this securitization transaction;

●	be affiliated with other parties to this securitization transaction, a controlling class certificateholder, a directing holder, a consulting party, an outside controlling class representative and/or the holder of a companion loan or any securities backed in whole or in part by a companion loan;

●	serve as an outside servicer, outside special servicer, outside trustee, outside custodian, outside operating advisor or asset representations reviewer under an outside servicing agreement with respect to an outside serviced loan combination; or

●	be affiliated with an outside servicer, outside special servicer, outside trustee, outside custodian, outside operating advisor or asset representations reviewer under an outside servicing agreement with respect to an outside serviced loan combination.

In addition, certain parties to this securitization transaction or a directing holder may otherwise have financial relationships with other parties to this securitization transaction. Such relationships may include, without limitation:

●	serving as warehouse lender to one or more of the sponsors and/or originators of this securitization transaction through a repurchase facility or otherwise (including with respect to certain mortgage loans to be contributed to this securitization transaction), where the proceeds received by such sponsor(s) and/or originator(s) in connection with the contribution of mortgage loans to this securitization transaction will be applied to, among other things, reacquire the financed mortgage loans from the repurchase counterparty or other warehouse provider;

●	serving as interim servicer for one or more of the sponsors and/or originators of this securitization transaction (including with respect to certain mortgage loans to be contributed by such sponsor(s) and/or originator(s) to this securitization transaction);

●	serving as interim custodian for one or more of the sponsors and/or originators of this securitization transaction (including with respect to certain mortgage loans to be contributed by such sponsor(s) and/or originator(s) to this securitization transaction);

●	entering into one or more agreements with the sponsors to purchase the servicing rights to the related mortgage loans and/or the right to be appointed as the master servicer with respect to such mortgage loans; and/or

●	performing due diligence services prior to the securitization closing date for one or more sponsors, a controlling class certificateholder or the controlling class representative with respect to certain of the mortgage loans to be contributed to this securitization transaction.

Each of the foregoing relationships, to the extent applicable, is described under “Transaction Parties—Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

In addition, certain of the sponsors and/or other parties to this securitization transaction or their respective affiliates may hold mezzanine debt, a companion loan, securities backed in whole or in part by a companion loan, or other additional debt related to one or more of the mortgage loans to be included in this securitization transaction, and as such may have certain rights relating to the related mortgage loan(s) and/or loan combination(s), as described under “Transaction Parties—Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties—Loan Combinations and Mezzanine Loan Arrangements”. In the event a sponsor or other party to this securitization transaction or any affiliate of any of the foregoing includes any companion loan in a separate securitization transaction, such sponsor, other party or affiliate may be obligated to repurchase such companion loan from the applicable separate securitization trust in connection with certain breaches of representations and warranties and certain document defects.

These roles and other potential relationships may give rise to conflicts of interest as further described under “Risk Factors—Risks Relating to Conflicts of Interest—Interests and Incentives of the Originators, the Sponsors and Their Affiliates May Not Be Aligned with Your Interests” and “—Risks Relating to Conflicts of Interest—Other Potential Conflicts of Interest May Affect Your Investment”.

Relevant Dates and Periods

Cut-off Date	With respect to each mortgage loan, its respective due date in June 2021 (or, in the case of any mortgage loan that has its first due date subsequent to June 2021, the date that would have been its due date in June 2021 under the terms thereof if a monthly payment were scheduled to be due in that month).

Closing Date	On or about June 29, 2021.

Distribution Date	The 4th business day following the related determination date of each month, beginning in July 2021.

Determination Date	The 11th day of each calendar month or, if the 11th day is not a business day, then the business day following such 11th day, beginning in July 2021.

Record Date	With respect to any distribution date, the last business day of the month preceding the month in which that distribution date occurs (or, in the event the closing date occurs in the same month as the first distribution date, the first record date will be the closing date).

Interest Accrual Period	With respect to any distribution date, the calendar month preceding the month in which that distribution date occurs. Interest will be calculated on the offered certificates assuming each month has 30 days and each year has 360 days.

Collection Period	With respect to any distribution date, the period commencing on the day immediately following the determination date in the month preceding the month in which the applicable distribution date occurs (or, in the case of the distribution date occurring in July 2021, with respect to any particular mortgage loan, beginning on the day after the cut-off date) and ending on and including the determination date in the month in which the applicable distribution date occurs.

Assumed Final Distribution Date	Class A-1	May 2026
	Class A-2	July 2026
	Class A-3	June 2028
	Class A-4	April 2031
	Class A-5	June 2031
	Class A-AB	April 2031
	Class X-A	June 2031
	Class A-S	June 2031
	Class B	June 2031
	Class C	June 2031

The assumed final distribution date for each class of offered certificates is the date on which that class is expected to be paid in full (or, in the case of the Class X-A certificates, the date on which the related notional amount is reduced to zero), assuming no delinquencies, losses, modifications, extensions or accelerations of maturity dates, repurchases or prepayments of the mortgage loans after the initial issuance of the offered certificates (other than the assumed repayment of a mortgage loan on any anticipated repayment date for such mortgage loan).

Rated Final Distribution Date	As to each class of offered certificates, the distribution date in July 2054.

Transaction Overview

General	On the closing date, each sponsor will sell its respective mortgage loans to the depositor, which will in turn deposit the mortgage loans into the issuing entity, a New York common law trust created on the closing date. The issuing entity will be formed pursuant to a pooling and servicing agreement, to be entered into between the depositor, the master servicer, the special servicer, the certificate administrator, the trustee, the operating advisor and the asset representations reviewer.

The transfers of the mortgage loans from the sponsors to the depositor and from the depositor to the issuing entity in exchange for the certificates and the Uncertificated VRR Interest, as well as the sales of the offered certificates by the depositor to the underwriters and by the underwriters to investors that purchase from them, are illustrated below:

The foregoing illustration does not take into account sales or other transfers of the Combined VRR Interest or any of the non-vertically retained certificates other than the offered certificates.

The Certificates

The Offered Certificates

A. General	We are offering the following classes of commercial mortgage pass-through certificates as part of Series 2021-B27:

●	Class A-1

●	Class A-2

●	Class A-3

●	Class A-4

●	Class A-5

●	Class A-AB

●	Class X-A

●	Class A-S

●	Class B

●	Class C

Upon initial issuance, the Series 2021-B27 certificates will consist of the above classes, together with the following classes that are not being offered by this prospectus: the Class X-B, Class X-D, Class X-F, Class X-G, Class D, Class E, Class F, Class G, Class J-RR, Class K-RR, Class S, Class R and Class VRR certificates. In addition, the Uncertificated VRR Interest is not being offered by this prospectus.

The offered certificates, together with the Class X-B, Class X-D, Class X-F, Class X-G, Class D, Class E, Class F, Class G, Class J-RR, Class K-RR, Class S, Class R and Class VRR certificates, are collectively referred to in this prospectus as the “certificates”. The certificates, exclusive of the Class VRR certificates, are collectively referred to in this prospectus as the “non-vertically retained certificates”. The non-vertically retained certificates (exclusive of the Class S and Class R certificates) are collectively referred to in this prospectus as the “non-vertically retained regular certificates”. The non-vertically retained regular certificates (exclusive of the Class X-A, Class X-B, Class X-D, Class X-F and Class X-G certificates) are collectively referred to in this prospectus as the “non-vertically retained principal balance certificates”. The non-vertically retained principal balance certificates and the Class VRR certificates are collectively referred to in this prospectus as the “principal balance certificates”. The Class X-A, Class X-B, Class X-D, Class X-F and Class X-G certificates are collectively referred to in this prospectus as the “Class X certificates”.

B. Certificate Balances or Notional Amounts	Upon initial issuance, each class of the offered certificates will have the approximate initial certificate balance (or notional amount, in the case of the Class X-A certificates) set forth in the table under “Certificate Summary” in this prospectus, subject to a variance of plus or minus 5%.

The certificate balance of any class of principal balance certificates outstanding at any time represents the maximum amount that its holders are entitled to receive at such time as distributions allocable to principal from the cash flow on the mortgage loans and the other assets in the issuing entity, subject to reduction as described below in this “—The Certificates—The Offered Certificates” section.

See “Description of the Certificates—General” in this prospectus.

C. Pass-Through Rates	Each class of the offered certificates will accrue interest at an annual rate called a pass-through rate on the basis of a 360-day year consisting of twelve 30-day months or a “30/360 basis.” The approximate initial pass-through rate for each class of offered certificates is set forth in the table under “Certificate Summary” in this prospectus.

The pass-through rates with respect to the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-AB, Class A-S and Class B certificates will each be fixed at the initial pass-through rate for the applicable class set forth in the table under “Certificate Summary” in this prospectus.

The pass-through rate with respect to the Class C certificates will generally be a per annum rate equal to the lesser of (a) the initial pass-through rate for such class set forth in the table under “Certificate Summary” in this prospectus and (b) the weighted average of the net interest rates on the mortgage loans (in each case, adjusted, if necessary, to accrue on the basis of a 360-day year consisting of twelve 30-day months) as in effect from time to time.

The pass-through rate with respect to the Class X-A certificates will generally be a per annum rate equal to the excess, if any, of (i) the weighted average of the net interest rates on the mortgage loans (in each case, adjusted, if necessary, to accrue on the basis of a 360-day year consisting of twelve 30-day months) as in effect from time to time, over (ii) the weighted average of the pass-through rates of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-AB and Class A-S certificates as in effect from time to time, as described in this prospectus.

For purposes of calculating the pass-through rate on any class of non-vertically retained certificates that has a pass-through rate limited by, equal to or based on the weighted average of the net mortgage interest rates on the mortgage loans:

●	the mortgage loan interest rates will not reflect any default interest rate, any rate increase occurring after an anticipated repayment date (if applicable), any loan term modifications agreed to by the master servicer, an outside servicer, the special servicer or an outside special servicer or any modifications resulting from a borrower’s bankruptcy or insolvency; and

●	with respect to each mortgage loan that accrues interest on the basis of the actual number of days in a month, assuming a 360-day year,

the related mortgage loan interest rate (net of the administrative fee rate) for any month that is not a 30-day month will be recalculated so that the amount of interest that would accrue at that recalculated rate in that month, calculated on a 30/360 basis, will equal the amount of net interest that actually accrues on that mortgage loan in that month, adjusted for any withheld amounts and/or closing date deposits as described under “Description of the Certificates—Distributions” and “The Pooling and Servicing Agreement—Accounts” in this prospectus.

See “Description of the Certificates—Distributions—Priority of Distributions”, “—Distributions—Pass-Through Rates” and “—Distributions—Interest Distribution Amount” in this prospectus.

D. Servicing and Administration Fees

The master servicer and the special servicer are entitled to a master servicing fee and a special servicing fee, respectively, generally from the interest payments on the mortgage loans (or any serviced loan combinations, if applicable) in the case of the master servicer, and from the collection account in the case of the special servicer; provided, that the special servicer for this securitization transaction (acting in such capacity) will not receive any special servicing fee with respect to any outside serviced mortgage loan. The master servicing fee for each distribution date will generally be calculated based on: (i) the outstanding principal balance of each mortgage loan in the issuing entity and each serviced companion loan and any successor REO loan; and (ii) the related master servicing fee rate, which includes any sub-servicing fee rate and primary servicing fee rate and ranges on a loan-by-loan basis from 0.00250% to 0.05125% per annum. For presentation purposes, the master servicing fee rate includes, with respect to an outside serviced mortgage loan, the primary servicing fee rate payable to the outside servicer.

The master servicer and the special servicer are also entitled to additional fees and amounts, including income on the amounts held in permitted investments to the extent specified in this prospectus and the pooling and servicing agreement.

The special servicing fee for each distribution date is generally calculated based on the outstanding principal balance of each specially serviced loan or REO loan (that is not part of an outside serviced loan combination) and the special servicing fee rate, which is equal to the greater of 0.25% per annum and the rate that would result in a special servicing fee of $3,500 for the related month.

In addition, the special servicer is entitled to (a) liquidation fees from (and generally calculated at a rate of 1.0%, or such lower rate as would not result in a liquidation fee that is more than $1,000,000, applied to) the recovery of liquidation proceeds, insurance proceeds, condemnation proceeds and other payments in connection with a full or discounted payoff of (or an unscheduled partial payment in connection with a workout with respect to) a specially serviced loan or REO loan (that is not part of an outside serviced loan combination), subject to a minimum liquidation fee of $25,000, and (b) workout fees from (and generally calculated at a rate of 1.0%, or such lower rate as would not result in a workout fee that is more than $1,000,000, applied to) collections on any mortgage loan or companion loan serviced under the pooling and servicing agreement for this securitization transaction, that had previously been a specially serviced loan, but had been worked out, subject to a minimum workout fee of $25,000, in each case net of certain amounts and calculated as further described under “The Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses” in this prospectus.

With respect to each of the outside serviced mortgage loans, the outside servicer under the outside servicing agreement governing the servicing of that loan will, or is expected to, be entitled to a primary servicing fee equal to a per annum rate (which includes any applicable sub-servicing fee rate) set forth in the table below, and the outside special servicer under the related outside servicing agreement will, or is expected to, be entitled to a special servicing fee at a rate equal to the per annum rate, as well as a workout fee and liquidation fee at the respective percentages, set forth below. In addition, each party to the outside servicing agreement governing the servicing of an outside serviced loan combination will, or is expected to, be entitled to receive other fees and reimbursements with respect to each outside serviced mortgage loan in amounts, from sources, and at frequencies, that are similar, but not necessarily identical, to those described under this “—Servicing and Administration Fees” section with respect to serviced mortgage loans and, in certain cases (for example, with respect to unreimbursed special servicing fees and servicing advances with respect to the subject outside serviced loan combination), such amounts will be reimbursable from general collections on the mortgage loans in this securitization to the extent that such amounts are (i) not recoverable from the subject outside serviced loan combination and (ii) allocable to the related outside serviced mortgage loan pursuant to the related co-lender agreement. See “Description of the Mortgage Pool—The Loan Combinations” and “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans” and “—Servicing and Other Compensation and Payment of Expenses—Fees and Expenses” (including the fee and expenses table and the related footnotes contained under that heading).

Outside Serviced Mortgage Loan Fees

Mortgaged Property Name	Servicing of Loan Combination	Outside (Primary) Servicer Fee Rate (per annum)(1)	Outside Special Servicer Fee Rate (per annum)(2)	Outside Workout Fee Rate(2)	Outside Liquidation Fee Rate(2)
Burlingame Point	BGME Trust 2021-VR TSA	0.00250%	0.25%	0.50%	0.50%
Equus Industrial Portfolio	Benchmark 2021-B26 PSA	0.00125%	0.25%	0.50%	0.50%
375 Pearl Street	BANK 2021-BNK34 PSA	0.00250%(3)	0.25%(3)	1.0%(3)	1.0%(3)
Amazon Seattle	Benchmark 2021-B25 PSA	0.00125%	0.25%	0.50%	0.50%
iPark 84 Innovation Center	Benchmark 2021-B26 PSA	0.02000%	0.25%	1.0%	1.0%
1985 Marcus	Benchmark 2021-B25 PSA	0.00125%	0.25%	1.0%	1.0%

(1)	Includes any applicable sub-servicing fee rate.

(2)	Subject to such limitations and minimum thresholds as may be provided in the related outside servicing agreement or the related co-lender agreement. See “The Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses—Fees and Expenses” (including the table titled “Outside Serviced Mortgage Loan Fees” and the related footnotes (if any) to that table).

(3)	The fees specified in the table above are based on a publicly available preliminary prospectus for the related securitization and/or the related co-lender agreement.

The operating advisor is entitled to a fee from general collections on the mortgage loans for each distribution date, calculated based on the outstanding principal balance of each mortgage loan in the issuing entity and each successor REO loan and the operating advisor fee rate of 0.00127% per annum. The operating advisor is also entitled to a consulting fee with respect to each major decision as to which the operating advisor has consultation rights, which will be a fee for each such major decision equal to $10,000 or such lesser amount as the related borrower pays with respect to the subject serviced mortgage loan (or serviced loan combination, if applicable).

The asset representations reviewer will be entitled to an upfront fee of $5,000 on the closing date to be paid by the sponsors. The asset representations reviewer will also be entitled to an ongoing fee on each distribution date calculated on the outstanding principal amount of each mortgage loan and successor REO loan at a per annum rate equal to 0.00023%. Upon the completion of any asset review with respect to each delinquent loan, the asset representations reviewer will be entitled to a per loan fee in an amount described in “The Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses—Asset Representations Reviewer Compensation”.

Each party to the pooling and servicing agreement will also be entitled to be reimbursed by the issuing entity for costs, expenses and liabilities borne by them in certain circumstances (and, in some cases, together with interest thereon). Fees and expenses payable by the issuing entity to any party to the pooling and servicing agreement are generally payable prior to any distributions to certificateholders and the Uncertificated VRR Interest owners.

Additionally, with respect to each distribution date, an amount equal to the product of 0.00050% per annum multiplied by the outstanding principal amount of each mortgage loan and any REO loan will be payable to CRE Finance Council® (“CREFC®”) as an intellectual property royalty license fee for use of their names and trademarks, including in the investor reporting package. This fee will be payable prior to any distributions to certificateholders and the Uncertificated VRR Interest owners.

The fees of the trustee and the certificate administrator will be payable monthly from general collections on the mortgage loans for each distribution date, calculated on the total outstanding principal balance of the pool of mortgage loans in the issuing entity and the combined trustee/certificate administrator fee rate of 0.00820% per annum.

Each of the master servicing fee, the special servicing fee, the operating advisor fee, the asset representations reviewer ongoing fee, the CREFC® intellectual property royalty license fee and the trustee/certificate administrator fee will be calculated on the same interest accrual basis as the related mortgage loan (or any related serviced companion loan, as applicable) and prorated for any partial period. See “The Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses” in this prospectus.

The administrative fee rate will be the sum of the master servicing fee rate (which, with respect to each outside serviced mortgage loan, for purposes of presentation in this prospectus, includes the per annum servicing fee rate payable to the outside servicer), the operating advisor fee rate, the CREFC® intellectual property royalty license fee rate, the asset representations reviewer ongoing fee rate and the trustee/certificate administrator fee rate and is set forth on Annex A to this prospectus for each mortgage loan.

The master servicing fees, the special servicing fees, the liquidation fees, the workout fees, the operating advisor fees, the CREFC® intellectual property royalty license fee, the asset representations reviewer ongoing fee and the trustee/certificate administrator fees, including any such fees payable with respect to the outside serviced mortgage loans, will be paid prior to distributions to certificateholders or the Uncertificated VRR Interest owners of the available distribution amount as described under “The Pooling and Servicing Agreement—Withdrawals from the Collection Account” and “Description of the Certificates—Distributions—Method, Timing and Amount” in this prospectus.

See “The Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses”, “—Servicing of the Outside Serviced Mortgage Loans”, and “—Limitation on Liability; Indemnification”. See also “The Pooling and Servicing Agreement—Withdrawals from the Collection Account” and “Description of the Certificates—Distributions—Method, Timing and Amount”.

Distributions

A. Allocation Between Combined VRR Interest and Non-Vertically Retained Certificates

The aggregate amount available for distribution to holders of the non-vertically retained certificates and the Combined VRR Interest on each distribution date will be: (i) the gross amount of interest, principal, yield maintenance charges and prepayment premiums collected with respect to the mortgage loans in the applicable one-month collection period, net of specified expenses of the issuing entity, including fees payable therefrom to, and losses, liabilities, advances, costs and expenses reimbursable or indemnifiable therefrom to, the master servicer, the special servicer, the certificate administrator, the trustee, the operating advisor, the asset representations reviewer and CREFC; and (ii) allocated to amounts available for distribution to the holders of the Combined VRR Interest, on the one hand, and amounts available for distribution to the holders of the non-vertically retained certificates (other than the Class R certificates), on the other hand. On each distribution date, the portion of such aggregate available funds allocable to: (a) the Combined VRR Interest will be the product of such aggregate available funds multiplied by the vertically retained percentage; and (b) the non-vertically retained certificates (other than the Class R certificates) will at all times be the product of such aggregate available funds multiplied by the non-vertically retained percentage.

The “vertically retained percentage” is a fraction, expressed as a percentage, the numerator of which is the initial principal balance of the Combined VRR Interest, and the denominator of which is the sum of (x) the aggregate initial certificate balance of all classes of principal balance certificates and (y) the initial principal balance of the Uncertificated VRR Interest.

The “non-vertically retained percentage” is the difference between 100% and the vertically retained percentage.

The term “percentage allocation entitlement” means: (a) with respect to the Combined VRR Interest, the vertically retained percentage; and (b)

with respect to the non-vertically retained certificates, the non-vertically retained percentage.

B. Amount and Order of Distributions

On each distribution date, funds available for distribution to the holders of the non-vertically retained certificates (exclusive of any portion thereof that represents the related percentage allocation entitlement of (i) any yield maintenance charges and prepayment premiums collected on the mortgage loans, and/or (ii) certain excess interest accrued after the related anticipated repayment date on any mortgage loan with an anticipated repayment date) (“non-vertically retained available funds”) will be distributed in the following amounts and order of priority:

First: Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-AB, Class X-A, Class X-B, Class X-D, Class X-F and Class X-G certificates: to interest on the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-AB, Class X-A, Class X-B, Class X-D, Class X-F and Class X-G certificates, up to, and pro rata in accordance with, their respective interest entitlements.

Second: Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-AB certificates: to the extent of non-vertically retained available funds allocable to principal received or advanced on the mortgage loans:

(A)	to principal on the Class A-AB certificates until their certificate balance has been reduced to the Class A-AB scheduled principal balance set forth on Annex F to this prospectus for the relevant distribution date;

(B)	to principal on the Class A-1 certificates until their certificate balance has been reduced to zero, all remaining funds available for distribution of principal remaining after the distributions pursuant to clause (A) above;

(C)	to principal on the Class A-2 certificates until their certificate balance has been reduced to zero, all remaining funds available for distribution of principal remaining after the distributions pursuant to clauses (A) and (B) above;

(D)	to principal on the Class A-3 certificates until their certificate balance has been reduced to zero, all remaining funds available for distribution of principal remaining after the distributions pursuant to clauses (A) through (C) above;

(E)	to principal on the Class A-4 certificates until their certificate balance has been reduced to zero, all remaining funds available for distribution of principal remaining after the distributions pursuant to clauses (A) through (D) above;

(F)	to principal on the Class A-5 certificates until their certificate balance has been reduced to zero, all remaining funds available for distribution of principal remaining after the distributions pursuant to clauses (A) through (E) above; and

(G)	to principal on the Class A-AB certificates until their certificate balance has been reduced to zero, all remaining funds available for distribution of principal remaining after the distributions pursuant to clauses (A) through (F) above.

However, if the certificate balances of each and every class of the Class A-S, Class B, Class C, Class D, Class E, Class F, Class G, Class J-RR and Class K-RR certificates have been reduced to zero as a result of the allocation of mortgage loan losses (and other unanticipated expenses) to those certificates, non-vertically retained available funds allocable to principal will be distributed to the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-AB certificates, pro rata, based on their respective certificate balances and without regard to the Class A-AB scheduled principal balance.

Third: Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-AB certificates: to reimburse the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-AB certificates, pro rata, based on the aggregate unreimbursed losses, for any unreimbursed losses on the mortgage loans that were previously allocated to reduce the certificate balances of those classes, together with interest.

Fourth: Class A-S certificates: (a) to interest on the Class A-S certificates in the amount of their interest entitlement; (b) to the extent of non-vertically retained available funds allocable to principal remaining after distributions in respect of principal to each class with a higher principal payment priority (in this case, the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-AB certificates), to principal on the Class A-S certificates until their certificate balance has been reduced to zero; and (c) to reimburse the Class A-S certificates for any unreimbursed losses on the mortgage loans that were previously allocated to reduce the certificate balance of those certificates, together with interest.

Fifth: Class B certificates: (a) to interest on the Class B certificates in the amount of their interest entitlement; (b) to the extent of non-vertically retained available funds allocable to principal remaining after distributions in respect of principal to each class with a higher principal payment priority (in this case, the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-AB and Class A-S certificates), to principal on the Class B certificates until their certificate balance has been reduced to zero; and (c) to reimburse the Class B certificates for any unreimbursed losses on the mortgage loans that were previously allocated to reduce the certificate balance of those certificates, together with interest.

Sixth: Class C certificates: (a) to interest on the Class C certificates in the amount of their interest entitlement; (b) to the extent of non-vertically retained available funds allocable to principal remaining after distributions in respect of principal to each class with a higher principal payment priority (in this case, the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-AB, Class A-S and Class B certificates), to principal on the Class C certificates until their certificate balance has been reduced to zero; and (c) to reimburse the Class C certificates for any unreimbursed losses on the mortgage loans that were previously allocated to reduce the certificate balance of those certificates, together with interest.

Seventh: Non-offered certificates (other than the Class X-B, Class X-D, Class X-F, Class X-G, Class VRR and Class S certificates): in the amounts and order of priority described in “Description of the Certificates—Distributions—Priority of Distributions” in this prospectus.

For more information, see “Description of the Certificates—Distributions—Priority of Distributions” in this prospectus.

C. Interest and Principal Entitlements

A description of the interest entitlement of each class of non-vertically retained regular certificates can be found in “Description of the Certificates—Distributions—Interest Distribution Amount” and “—Distributions—Priority of Distributions” in this prospectus As described in those sections, there are circumstances in which your interest entitlement for a distribution date could be less than one full month’s interest at the related pass-through rate on your offered certificate’s principal amount or notional amount.

A description of the amount of principal required to be distributed to the classes of non-vertically retained principal balance certificates on a particular distribution date also can be found in “Description of the Certificates—Distributions—Principal Distribution Amount” and “—Distributions—Priority of Distributions” in this prospectus.

D. Yield Maintenance Charges and Prepayment Premiums

The non-vertically retained percentage of yield maintenance charges and prepayment premiums with respect to the mortgage loans will be allocated among the respective classes of the non-vertically retained regular certificates as described in “Description of the Certificates—Allocation of Yield Maintenance Charges and Prepayment Premiums.”

For information regarding yield maintenance charges with respect to the mortgage loans, see “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Prepayment Provisions”.

E. Subordination, Allocation of Losses and Certain Expenses	The amount available for distribution will be applied in the order described in “—Distributions—Amount and Order of Distributions” above.

The following chart generally sets forth the manner in which the payment rights of certain classes of non-vertically retained certificates will be senior or subordinate, as the case may be, to the payment rights of other classes of non-vertically retained certificates.

On any distribution date, the non-vertically retained available funds will be allocated among the various classes of non-vertically retained regular certificates in descending order (beginning with the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-AB, Class X-A, Class X-B, Class X-D, Class X-F and Class X-G certificates), in each case as set forth in the chart below. Certain payment rights between the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-AB, Class X-A, Class X-B, Class X-D, Class X-F and Class X-G certificates are more particularly described under “Description of the Certificates—Distributions” in this prospectus.

On any distribution date, the non-vertically retained percentage of any mortgage loan losses will be allocated among the various classes of non-vertically retained regular certificates in ascending order (beginning with certain non-vertically retained regular certificates that are not being offered by this prospectus), in each case as set forth in the chart below.

*	Interest only certificates. No principal payments or realized mortgage loan losses in respect of principal will be allocated to the Class X-A, Class X-B, Class X-D, Class X-F and Class X-G certificates. However, mortgage loan losses will reduce the notional amounts of the Class X-A, Class X-B, Class X-D, Class X-F and Class X-G certificates, in each case, to the extent such losses reduce the certificate balance of a class of corresponding principal balance certificates.

**	Other than the Class X-B, Class X-D, Class X-F, Class X-G and Class S certificates.

Principal losses on the mortgage loans allocated to a class of non-vertically retained principal balance certificates will reduce the related certificate balance of that class. However, no such principal losses will be allocated to any class of Class X certificates or the Class S or Class R certificates, although loan losses will reduce the notional amount of each class of Class X certificates (in each case, to the extent such losses are allocated to a class of corresponding principal balance certificates), and, therefore, the amount of interest they accrue.

Credit enhancement will be provided solely by certain classes of subordinate non-vertically retained principal balance certificates that will be subordinate to certain classes of senior non-vertically retained certificates as described under “Description of the Certificates—Subordination; Allocation of Realized Losses”. No other form of credit enhancement will be available for the benefit of the holders of the offered certificates.

To the extent funds are available on a subsequent distribution date for distribution on your offered certificates, you will be reimbursed for any losses allocated to your offered certificates with interest at the pass-through rate on those offered certificates.

See “Description of the Certificates—Subordination; Allocation of Realized Losses” for more detailed information regarding the subordination provisions applicable to the non-vertically retained certificates and/or the allocation of losses to the non-vertically retained certificates.

F. Shortfalls in Available Funds	The following types of shortfalls in available funds allocated to the non-vertically retained certificates will reduce distributions to the classes of non-vertically retained certificates with the lowest payment priorities:

●	shortfalls resulting from the payment of special servicing fees and other additional compensation that the special servicer or the outside special servicer, as applicable, is entitled to receive;

●	shortfalls resulting from the payment of asset representations reviewer asset review fees payable in connection with any asset review by the asset representations reviewer, to the extent not paid by the related sponsor;

●	shortfalls resulting from interest on advances made by the master servicer, the special servicer or the trustee, or an outside servicer, outside special servicer or outside trustee, as applicable (to the extent not covered by modification fees, late payment charges or default interest paid by the related borrower);

●	shortfalls resulting from the application of appraisal reductions to reduce interest advances;

●	shortfalls resulting from extraordinary expenses of the issuing entity including indemnification payments payable to the parties to the pooling and servicing agreement and the parties to any outside servicing agreement;

●	shortfalls resulting from a modification of a mortgage loan’s interest rate or principal balance; and

●	shortfalls resulting from other unanticipated or default-related expenses of the issuing entity.

In addition, the non-vertically retained percentage of prepayment interest shortfalls that are not covered by certain compensating interest payments made by the master servicer are required to be allocated to the non-vertically retained regular certificates and are required to be further allocated between the classes of such non-vertically retained certificates, on a pro rata basis, to reduce the amount of interest payable on each such class of certificates to the extent described in this prospectus. See “Description of the Certificates—Distributions—Priority of Distributions”.

G. Excess Interest	On each distribution date, the non-vertically retained percentage of any “excess interest” resulting from the marginal increase in the interest rate on any mortgage loan with an anticipated repayment date after the related anticipated repayment date, to the extent actually collected and applied as interest during a collection period in accordance with the related mortgage loan documents during a collection period, will be allocated to the holders of the Class S certificates on the related distribution date as set forth in “Description of the Certificates—Distributions—Excess Interest”. This excess interest will not be available to make distributions on any other class of certificates, to provide credit support to any class(es) of certificates, to offset any interest shortfalls, or to pay any other amounts to any other party under the pooling and servicing agreement.

Advances

A. Principal and Interest Advances	The master servicer is required to advance delinquent monthly debt service payments with respect to each mortgage loan in the issuing entity (including the outside serviced mortgage loans, and even if the related mortgaged property becomes an REO property), unless it determines that the advance will be non-recoverable from collections on that mortgage loan. The master servicer will not be required to advance amounts deemed non-recoverable from related loan collections. The master servicer will not be required or permitted to make an advance for balloon payments, default interest, excess interest, any other interest in excess of a mortgage loan’s regular interest rate, prepayment premiums or yield maintenance charges or delinquent monthly debt service payments on the companion loan(s). The amount of the interest portion of any advance will be subject to reduction to the extent that an appraisal reduction amount exists with respect to the related mortgage loan (and with respect to any mortgage loan that is part of a loan combination, to the extent that such appraisal reduction amount is allocated to the related mortgage loan). There may be other circumstances in which the master servicer will not be required to advance a full month of principal and/or interest.

In the event that the master servicer fails to make any required advance, the trustee will be required to make that advance unless the trustee determines that the advance will be non-recoverable from related loan collections. See “The Pooling and Servicing Agreement—Advances”. If an advance is made, the master servicer will not advance its servicing fee, but will advance the trustee/certificate administrator fee, the operating advisor fee, the asset representations reviewer ongoing fee and the CREFC® intellectual property royalty license fee. The master servicer or trustee, as applicable, will be entitled to reimbursement from general collections on the mortgage loans for advances determined to be non-recoverable from related loan collections. This may result in losses on your offered certificates.

Neither the master servicer nor the trustee will make, or be permitted to make, any principal or interest advance with respect to any companion loan. The special servicer will have no obligation to make any principal or interest advances.

B. Property Protection Advances	The master servicer also may be required to make advances to pay delinquent real estate taxes and assessments, ground lease rent payments, condominium assessments, hazard insurance premiums and similar expenses necessary to protect and maintain the mortgaged property, to maintain the lien on the mortgaged property or enforce the related mortgage loan documents with respect to the serviced mortgage loans and any serviced companion loans, unless the advance is determined to be non-recoverable from related loan proceeds.

The special servicer will have no obligation to make any property protection advances (although it may, in its sole discretion, elect to make them in an emergency circumstance). If the special servicer makes a property protection advance, the master servicer will be required to reimburse the special servicer for that advance (unless the master servicer determines that the advance would be non-recoverable, in which case the advance will be reimbursed out of the collection account) and the master servicer will be deemed to have made that advance as of the date made by the special servicer.

In the event that the master servicer fails to make a required advance of this type, the trustee will be required to make that advance unless the trustee determines that the advance is non-recoverable from related loan collections. The master servicer is not required, but in certain circumstances is permitted, to advance amounts deemed non-recoverable from related loan collections. See “The Pooling and Servicing Agreement—Advances”. The master servicer, the special servicer or the trustee, as applicable, will be entitled to reimbursement from general collections on the mortgage loans for advances determined to be non-recoverable from related loan collections. This may result in losses on your offered certificates.

With respect to each outside serviced mortgage loan, the outside servicer (and the outside trustee, as applicable) under the outside servicing agreement governing the servicing of the related outside serviced loan combination will be required to make similar advances with respect to delinquent real estate taxes, assessments and hazard insurance premiums as described above.

C. Interest on Advances	The master servicer, the special servicer and the trustee, as applicable, will be entitled to interest on all advances as described in this prospectus. Interest accrued on outstanding advances may result in reductions in amounts otherwise payable on the offered certificates. No interest will accrue on advances with respect to principal or interest due on a mortgage loan until any grace period applicable to the scheduled monthly payment on that mortgage loan has expired.

The master servicer, the special servicer and the trustee will each be entitled to receive interest on advances they make at the prime rate, compounded annually. If the interest on an advance is not recovered from modification fees, default interest or late payments on the subject mortgage loan, a shortfall will result which will have the same effect as a liquidation loss on a defaulted mortgage loan.

See “Description of the Certificates—Subordination; Allocation of Realized Losses” and “The Pooling and Servicing Agreement—Advances”.

With respect to each outside serviced mortgage loan, the applicable makers of advances under the outside servicing agreement governing the servicing of the related outside serviced loan combination will similarly be entitled to interest on advances, and any accrued and unpaid interest on property protection advances made in respect of such outside serviced loan combination may be reimbursed from general collections on the other mortgage loans included in the issuing entity to the extent not recoverable from collections on the related outside serviced loan combination and to the extent allocable to the related outside serviced mortgage loan in accordance with the related co-lender agreement.

The Mortgage Pool

General

The issuing entity’s primary assets will be 47 fixed rate commercial mortgage loans, with an aggregate outstanding principal balance as of the cut-off date of $1,093,912,985. The mortgage loans are secured by first liens on various types of commercial, multifamily and manufactured housing community properties, located in 25 states. See “Risk Factors—Risks Relating to the Mortgage Loans—Commercial, Multifamily and

Manufactured Housing Community Lending Is Dependent on Net Operating Income; Information May Be Limited or Uncertain”.

In this prospectus, unless otherwise specified or otherwise indicated by the context, (i) references to a mortgaged property (or portfolio of mortgaged properties) by name refer to such mortgaged property (or portfolio of mortgaged properties) so identified on Annex A, (ii) references to a mortgage loan or loan combination by name refer to such mortgage loan or loan combination, as the case may be, secured by the related mortgaged property (or portfolio of mortgaged properties) so identified on Annex A, (iii) any parenthetical with a percentage next to the name of a mortgaged property (or the name of a portfolio of mortgaged properties) indicates the approximate percentage (or approximate aggregate percentage) that the outstanding principal balance of the related mortgage loan (or, if applicable, the allocated loan amount with respect to such mortgaged property) represents of the aggregate outstanding principal balance of the pool of mortgage loans as of the cut-off date for this securitization (the foregoing will also apply to the identification of multiple mortgaged properties by name or as a group), and (iv) any parenthetical with a percentage next to the name of a mortgage loan or a group of mortgage loans indicates the approximate percentage (or approximate aggregate percentage) that the outstanding principal balance of such mortgage loan or the aggregate outstanding principal balance of such group of mortgage loans, as applicable, represents of the aggregate outstanding principal balance of the pool of mortgage loans as of the cut-off date for this securitization (the foregoing will also apply to the identification of multiple mortgage loans by name or as a group).

Fee Simple / Leasehold	One hundred and sixty-seven (167) mortgaged properties (93.1%) are each subject to a mortgage, deed of trust or similar security instrument that creates a first mortgage lien on a fee simple estate in the entire related mortgaged property. For purposes of this prospectus, an encumbered interest will be characterized as a “fee interest” and not a leasehold interest if (i) the borrower has a fee interest in all or substantially all of the mortgaged property, or (ii) the mortgage loan is secured by the borrower’s leasehold interest in the mortgaged property as well as the borrower’s (or other fee owner’s) overlapping fee interest in the related mortgaged property.

One (1) mortgaged property (4.1%) is subject to a mortgage, deed of trust or similar security instrument that creates a first mortgage lien on (x) one or more leasehold interests in a portion of the related mortgaged property and (y) one or more fee interests in the remaining portion of such related mortgaged property.

Two (2) mortgaged properties (2.8%) are subject to a mortgage, deed of trust or similar security instrument that creates a first mortgage lien on the related borrower’s leasehold interest in the related mortgaged property.

See “Description of the Mortgage Pool—Statistical Characteristics of the Mortgage Loans—Leasehold Interests”.

The Loan Combinations	Nine (9) mortgage loans (40.5%) are each part of a split loan structure (referred to as a “loan combination”) that is comprised of the subject mortgage loan (sometimes referred to as a “split mortgage loan”) and one or more related pari passu and/or subordinate companion loans (each referred to as a “companion loan”) that are held outside the issuing entity. The subject mortgage loan and its related companion loan(s) comprising any particular loan combination are: (i) each evidenced by one or more separate promissory notes; (ii) obligations of the same borrower(s); (iii) cross-defaulted; and (iv) collectively secured by the same mortgage(s) and/or deed(s) of trust encumbering the related mortgaged property or portfolio of mortgaged properties. A companion loan may be pari passu in right of payment with, or subordinate in right of payment to, the related mortgage loan. In connection therewith:

●	If a companion loan is pari passu in right of payment with the related split mortgage loan, then such companion loan would constitute a “pari passu companion loan” and the related loan combination would constitute a “pari passu loan combination”.

●	If a companion loan is subordinate in right of payment to the related split mortgage loan, then such companion loan would constitute a “subordinate companion loan” and the related loan combination would constitute an “AB loan combination”.

●	If a loan combination includes both a pari passu companion loan and a subordinate companion loan, then such loan combination would constitute a “pari passu-AB loan combination” and the discussions in this prospectus regarding both pari passu loan combinations and AB loan combinations will apply to such loan combination.

The identity of, and certain other information regarding, the loan combinations related to this securitization transaction are set forth in the following table:

Loan Combination Summary(1)

Mortgaged Property Name	Mortgage Loan Seller(s)	Mortgage Loan Cut-off Date Balance	Mortgage Loan as Approx. % of Initial Pool Balance	Aggregate Pari Passu Companion Loan Cut-off Date Balance	Aggregate Subordinate Companion Loan Cut-off Date Balance	Loan Combination Cut-off Date Balance	Servicing of Loan Combination(2)	Type of Loan Combination	Controlling Note Included in Issuing Entity (Y/N)
Burlingame Point	GSMC, GACC, JPMCB	$84,000,000	7.7%	$296,000,000	$240,000,000	$620,000,000	Outside Serviced	Pari Passu-AB	N
Equus Industrial Portfolio	GSMC	$68,109,030	6.2%	$164,903,870	$154,000,000	$387,012,900	Outside Serviced	Pari Passu-AB	N
375 Pearl Street	JPMCB	$66,000,000	6.0%	$154,000,000	$0	$220,000,000	Outside Serviced	Pari Passu	N
Colonnade Corporate Center	JPMCB	$60,000,000	5.5%	$23,000,000	$0	$83,000,000	Serviced	Pari Passu	Y
Amazon Seattle	GACC	$51,900,000	4.7%	$183,000,000	$155,100,000	$390,000,000	Outside Serviced	Pari Passu-AB	N
4500 Academy Road Distribution Center	CREFI	$50,000,000	4.6%	$22,000,000	$0	$72,000,000	Serviced	Pari Passu	Y
iPark 84 Innovation Center	CREFI	$28,000,000	2.6%	$60,000,000	$0	$88,000,000	Outside Serviced	Pari Passu	N
1985 Marcus	GSMC	$18,447,198	1.7%	$36,894,396	$0	$55,341,595	Outside Serviced	Pari Passu	N
Alabama Hilton Portfolio	CREFI	$16,491,979	1.5%	$11,641,397	$0	$28,133,377	Serviced	Pari Passu	Y

(1)	See “Description of the Mortgage Pool—The Loan Combinations—General” for further information with respect to each loan combination, the related companion loans and the identity of the holders thereof.

(2)	For a discussion of the terms “serviced”, “outside serviced” and other related terms see “Relevant Parties—Master Servicer” above and “The Pooling and Servicing Agreement—General” below.

The identity of, and certain other items of information regarding, the mortgage loans that will be outside serviced mortgage loans are set forth in the table under “Relevant Parties—Outside Servicers, Outside Special Servicers, Outside Trustees and Outside Custodians” above.

With respect to any mortgage loan that is part of a loan combination, the loan-to-value ratio, debt service coverage ratio and debt yield have been calculated based on both that mortgage loan and any related pari passu companion loan(s), but without regard to any related subordinate companion loan(s), unless otherwise indicated.

In the case of any loan combination, the allocation of payments to the subject mortgage loan and its related companion loan(s), whether on a senior/subordinated or a pari passu basis (or some combination thereof), is generally effected through a co-lender agreement, intercreditor agreement, agreement among noteholders or comparable agreement to which the respective holders of the subject promissory notes are parties (any such agreement being referred to in this prospectus as a “co-lender agreement”). That co-lender agreement will govern the relative rights and obligations of such holders and, in connection therewith, will provide that one of those holders will be the “controlling note holder” entitled (directly or through a representative) to (i) approve or direct material servicing decisions involving the related loan combination (while the remaining such holder(s) generally are only entitled to non-binding consultation rights in such regard) and (ii) in some cases, replace the special servicer with respect to the related loan combination with or without cause. In addition, that co-lender agreement will designate whether servicing of the related loan combination is to be governed by the pooling and servicing agreement for this securitization or the servicing agreement for a securitization involving a related companion loan or portion thereof.

For more information regarding the loan combination(s), see “Description of the Mortgage Pool—The Loan Combinations” and “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans”. Also, see “Significant Loan Summaries” in Annex B to this prospectus.

Each outside controlling class representative and each holder of a companion loan may have interests in conflict with those of the holders of the offered certificates. See “Risk Factors—Risks Relating to Conflicts of Interest—Potential Conflicts of Interest of a Directing Holder and any Companion Loan Holder”, “—Other Risks Relating to the Certificates—Realization on a Mortgage Loan That Is Part of a Serviced Loan Combination May Be Adversely Affected by the Rights of the Related Serviced Companion Loan Holder” and “—Other Risks Relating to the Certificates—Rights of any Outside Controlling Class Representative or Other Controlling Note Holder with Respect to an Outside Serviced Loan Combination Could Adversely Affect Your Investment”.

There are no serviced AB loan combinations, serviced outside controlled loan combinations or servicing shift loan combinations related to this securitization transaction and, therefore, all references in this prospectus to such type(s) of loan combination(s) or any related terms should be disregarded.

Additional Characteristics of the Mortgage Loans	The following table sets forth certain anticipated approximate characteristics of the pool of mortgage loans as of the cut-off date (unless otherwise indicated).

Cut-off Date Mortgage Loan Characteristics

All Mortgage Loans
Initial Pool Balance(1)	$1,093,912,985
Number of Mortgage Loans	47
Number of Mortgaged Properties	170
Number of Crossed Groups	0
Crossed Groups as a percentage of Initial Pool Balance	0.0%
Range of Cut-off Date Balances	$2,932,800 to $84,000,000
Average Cut-off Date Balance	$23,274,744
Range of Mortgage Rates	2.48380% to 4.55000%
Weighted Average Mortgage Rate	3.50533%
Range of original terms to Maturity Date/ARD(2)(3)	60 months to 121 months
Weighted average original term to Maturity Date/ARD(2)(3)	114 months
Range of Cut-off Date remaining terms to Maturity Date/ARD(2)(3)	59 months to 121 months
Weighted average Cut-off Date remaining term to Maturity Date/ARD(2)(3)	113 months
Range of original amortization terms(4)	300 months to 360 months
Weighted average original amortization term(4)	347 months
Range of remaining amortization terms(4)	284 months to 360 months
Weighted average remaining amortization term(4)	346 months
Range of Cut-off Date LTV Ratios(5)(6)	35.1% to 77.1%
Weighted average Cut-off Date LTV Ratio(5)(6)	56.1%
Range of Maturity Date/ARD LTV Ratios(2)(5)(6)	35.1% to 65.3%
Weighted average Maturity Date/ARD LTV Ratio(2)(5)(6)	53.2%
Range of UW NCF DSCR(5)(7)	1.28x to 6.58x
Weighted average UW NCF DSCR(5)(7)	2.82x
Range of Debt Yield on Underwritten NOI(5)(8)	7.0% to 29.1%
Weighted average Debt Yield on Underwritten NOI(5)(8)	10.9%
Percentage of Initial Pool Balance consisting of:
Interest Only	58.9%
Interest Only – ARD	16.2%
Interest Only, then Amortizing Balloon	12.5%
Amortizing Balloon	8.8%
Amortizing Balloon – ARD	3.7%
Percentage of Initial Pool Balance consisting of:
Mortgaged Properties with single tenants	37.6%
Mortgage Loans with mezzanine debt	23.0%
Mortgage Loans with subordinate debt	18.6%
Mortgage Loans with mezzanine debt and subordinate debt	12.4%

(1)	Subject to a permitted variance of plus or minus 5%.

(2)	Unless otherwise indicated, mortgage loans with anticipated repayment dates are presented as if they were to mature on the related anticipated repayment date.

(3)	With respect to six (6) mortgage loans (15.6%), on the closing date for this transaction, the related mortgage loan seller(s) will contribute an initial interest deposit amount to the Issuing Entity to cover one month’s interest that would have accrued with respect to each such mortgage loan at the related interest rate, and each of the original term to Maturity Date/ARD and remaining term to Maturity Date/ARD calculations reflects the foregoing. The mortgage loans’ respective actual first payment dates under the related mortgage loan documents are after July 2021 (or, in one case, on July 30, 2021).

(4)	Does not include any mortgage loan that pays interest-only until its maturity date or anticipated repayment date.

(5)	The Cut-off Date LTV Ratio, Maturity Date/ARD LTV Ratio, UW NCF DSCR and Debt Yield on Underwritten NOI for each mortgage loan are presented in this prospectus (i) if such mortgage loan is part of a loan combination, based on both that mortgage loan and any related pari passu companion loan(s) but, unless otherwise specifically indicated, without regard to any related subordinate companion loan(s), and (ii) unless otherwise specifically indicated, without regard to any other indebtedness (whether or not secured by the related mortgaged property, ownership interests in the related borrower or otherwise) that currently exists or that may be incurred by the related borrower or its owners in the future.

(6)	The Cut-off Date LTV Ratio and Maturity Date/ARD LTV Ratio for each mortgage loan are generally based on the “as-is” appraised values (as set forth on Annex A to this prospectus) of the related mortgaged properties, provided that (a) such loan-to-value ratios may be calculated based on (i) “as-stabilized” or similar values for a mortgaged property in certain cases where the completion of certain hypothetical conditions or other events at the mortgaged property are assumed and/or where reserves have been established at origination to satisfy the applicable condition or event that is expected to occur, or (ii) the cut-off date balance or balloon balance, as applicable, net of a related earnout or holdback reserve, or (b) the “as-is” appraised value for a portfolio of mortgaged properties may include a premium relating to the valuation of the portfolio of mortgaged as a whole rather than as the sum of individually valued mortgaged properties, in each case as further described in the definitions of “Appraised Value”, “Cut-off Date LTV Ratio” and “Maturity Date/ARD LTV Ratio” under “Description of the Mortgage Pool—Certain Calculations and Definitions”. In addition, the “as-is” appraised values (as set forth on Annex A to this prospectus) of certain mortgaged properties have been adjusted based on certain assumptions (or extraordinary assumptions) including that certain hypothetical conditions have been satisfied or that certain budgeted costs for pending renovations are fully escrowed, as further described in the definition of “Appraised Value” under “Description of the Mortgage Pool—Certain Calculations and Definitions”. The weighted average Cut-off Date LTV Ratio and Maturity Date/ARD LTV Ratio for the mortgage pool using only unadjusted “as-is” appraised values and the cut-off date balance or balloon balance (as applicable) of each mortgage loan, and without regard to portfolio premiums or making any of the adjustments and/or assumptions described in the definitions of “Appraised Value”, “Cut-off Date LTV Ratio” and/or “Maturity Date/ARD LTV Ratio” under “Description of the Mortgage Pool—Certain Calculations and Definitions”, are 58.5% and 55.4%, respectively.

(7)	The UW NCF DSCR for each mortgage loan is generally calculated by dividing the underwritten net cash flow for the related mortgaged property or mortgaged properties by the annual debt service for such mortgage loan, as adjusted in the case of mortgage loans with a partial interest only period by using the first 12 amortizing payments due instead of the actual interest only payment due; provided, that with respect to any mortgage loan structured with an economic holdback reserve, the UW NCF DSCR for such mortgage loan may be calculated based on the annual debt service that would be in effect for such mortgage loan assuming that the related cut-off date balance(s) are net of the related economic holdback reserve. See the definition of “UW NCF DSCR” under “Description of the Mortgage Pool—Certain Calculations and Definitions”.

(8)	The Debt Yield on Underwritten NOI for each mortgage loan is generally calculated as the underwritten net operating income for the related mortgaged property or mortgaged properties divided by the related cut-off date balance(s) of such mortgage loan, and the Debt Yield on Underwritten NCF for each mortgage loan is generally calculated as the underwritten net cash flow for the related mortgaged property or mortgaged properties divided by the related cut-off date balance of such mortgage loan; provided, that with respect to any mortgage loan with an earnout or economic holdback reserve, the Debt Yield on Underwritten NOI and Debt Yield on Underwritten NCF for such mortgage loan may be calculated based on the related cut-off date balance(s) net of the related earnout or economic holdback reserve. See the definitions of “Debt Yield on Underwritten NOI” and “Debt Yield on Underwritten NCF” under “Description of the Mortgage Pool—Certain Calculations and Definitions”.

See “Description of the Mortgage Pool—Certain Calculations and Definitions” for important general and specific information regarding the manner of calculation of the underwritten debt service coverage ratios, underwritten debt yield ratios and loan-to-value ratios.

All of the mortgage loans accrue interest on an actual/360 basis.

Except as specifically provided in this prospectus, various information presented in this prospectus is subject to the following general conventions:

●	with respect to any mortgage loan that is part of a loan combination, information regarding loan-to-value ratios, debt service coverage ratios, debt yields and cut-off date balances per net rentable square foot, room or unit, as applicable, is calculated including the principal balance and debt service payment of the related pari passu companion loan(s), but (unless otherwise indicated) is calculated excluding the principal balance and debt service payment of any related subordinate companion loan(s) (or any other subordinate debt encumbering the related mortgaged property or any related mezzanine debt or preferred equity);

●	in general, when a mortgage loan is cross-collateralized and cross-defaulted with one or more other mortgage loans, we present loan-to-value ratio, debt service coverage ratio and debt yield information for all loans in the cross-collateralized group on an aggregate basis in the manner described in this prospectus; on an individual basis, without regard to the cross-collateralization feature, any mortgage loan that is part of a cross-collateralized group of mortgage loans may have a higher loan-to-value ratio, lower debt service coverage ratio and/or lower debt yield than is presented in this prospectus;

●	unless otherwise indicated (including in the prior two bullets), the loan-to-value ratio, the debt service coverage ratio, debt yield and mortgage rate information for each mortgage loan is presented in this prospectus without regard to any other indebtedness (whether or not secured by the related mortgaged property, ownership interests in the related borrower or otherwise) that currently exists or that may be incurred by the related borrower or its owners in the future, in order to present statistics for the related mortgage loan without combination with the other indebtedness;

●	the sum of the numerical data in any column in a table may not equal the indicated total due to rounding;

●	unless otherwise indicated, all figures and percentages presented in this prospectus are calculated as described under “Description of the Mortgage Pool—Certain Calculations and Definitions” and, unless otherwise indicated, such figures and percentages are approximate and in each case, unless the context indicates otherwise, represent the indicated figure or percentage of the aggregate principal balance of the pool of mortgage loans as of the cut-off date;

●	the descriptions in this prospectus of the mortgage loans and the mortgaged properties are based upon the mortgage pool as it is expected to be constituted as of the cut-off date, assuming that (i) all scheduled principal and interest payments due on or before the cut-off date will be made, (ii) there are no defaults, delinquencies or prepayments on, or modifications of, any mortgage loan or the companion loan(s) on or prior to the cut-off date, and (iii) each mortgage loan with an anticipated repayment date (if any) is paid in full on its related anticipated repayment date;

●	with respect to the Alabama Hilton Portfolio mortgage loan (1.5%), in connection with certain payment delinquencies a forbearance and modification agreement was entered into for the related loan combination dated as of September 1, 2020, which provides for, among other things, the deferral of payment of the principal component of monthly debt service payments on such loan combination during a forbearance period, which principal deficiencies must be funded by the related borrowers no later than December 31, 2021. Despite that fact that the related borrowers have not yet repaid such deferred principal payments, all references in this prospectus to the cut-off date balance of the Alabama Hilton Portfolio mortgage loan assume that such deferred principal payments have been made. Such deferred principal payments are not an asset of and have not been assigned to the issuing entity, and when and if they are received by the issuing entity, they will be required to be remitted to the related mortgage loan seller;

●	when information presented in this prospectus with respect to the mortgaged properties is expressed as a percentage of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, if a mortgage loan is secured by more than one (1) mortgaged property, the percentages are based on an allocated loan amount that has been assigned to each of the related mortgaged properties based upon one or more of the related appraised values, the relative underwritten net cash flow or prior allocations reflected in the related mortgage loan documents as set forth on Annex A to this prospectus; and

●	for purposes of the presentation of information in this prospectus, certain loan-to-value ratio, appraised value, debt yield, debt service coverage ratio and/or cut-off date balance information or other underwritten statistics may be based on certain adjustments, assumptions and/or estimates, as further described under “Description of the Mortgage Pool—Certain Calculations and Definitions” and “—Statistical Characteristics of the Mortgage Loans”.

For further information regarding the mortgage loans, see “Description of the Mortgage Pool”.

Modified and Refinanced Mortgage Loans	As of the cut-off date, except at set forth below, none of the mortgage loans were modified due to a delinquency.

In the case of the Alabama Hilton Portfolio mortgage loan (1.5%), in connection with certain payment delinquencies that resulted in the commencement of foreclosure proceedings of the related mortgaged properties, a forbearance and modification agreement was entered into in September 2020, following which such foreclosure proceedings were withdrawn and certain provisions of the related loan agreement were modified.

Certain of the mortgage loans (i) were refinancings in whole or in part of loans that were (or refinancings of bridge loans that in turn refinanced loans that were) in default at the time of refinancing, (ii) involved a discounted pay-off of a prior loan from the proceeds of such mortgage loan, or (iii) provided acquisition financing for the related borrower’s purchase of the related mortgaged property at a foreclosure sale or after becoming REO, in each case as described below:

●	With respect to the Holiday Inn Express San Diego mortgage loan (1.7%), the mortgage loan refinanced a prior loan that went into maturity default in September 2020 and was subject to a forbearance agreement. The mortgage loan paid off the prior loan in full.

●	With respect to the Fordham Road mortgage loan (1.2%), the mortgage loan refinanced the previous loan that experienced a maturity default prior to the origination of the Fordham Road mortgage loan.

See “Description of the Mortgage Pool—Default History, Bankruptcy Issues and Other Proceedings”.

Certain risks relating to bankruptcy proceedings are described in “Risk Factors—Risks Relating to the Mortgage Loans—A Bankruptcy Proceeding May Result in Losses and Delays in Realizing on the Mortgage Loans”.

Loans Underwritten Based on Projections of Future Income

Six (6) of the mortgaged properties (13.5%) were constructed or materially renovated, or in a lease-up period, 12 months or less prior to the cut-off date and, therefore, have no or limited prior operating history and/or lack historical financial figures and information.

Four (4) of the mortgaged properties (6.0%) were acquired 12 months or less prior to the cut-off date and, therefore, have no or limited prior operating history and/or lack historical financial figures and information.

One (1) of the mortgaged properties (3.0%) is subject to a newly executed ground lease and, therefore, has no or limited prior operating history and/or lacks historical financial figures and information.

See “Description of the Mortgage Pool—Certain Calculations and Definitions” and “—Statistical Characteristics of the Mortgage Loans—Loans Underwritten Based on Projections of Future Income Resulting from Mortgaged Properties with Limited Prior Operating History”.

Certain Variances from Underwriting Guidelines

Each sponsor maintains its own set of underwriting guidelines, which typically relate to credit and collateral analysis, loan approval, debt service coverage ratio and loan-to value ratio analysis, assessment of property condition, escrow requirements and requirements regarding title insurance policy and property insurance. See “Transaction Parties—The Sponsors and the Mortgage Loan Sellers”.

Certain of the mortgage loans may vary from the underwriting guidelines described under “Transaction Parties—The Sponsors and the Mortgage Loan Sellers”.

Certain Mortgage Loans with Material Lease Termination Options

Certain mortgage loans have material lease early termination options. See Annex B to this prospectus for information regarding material lease termination options for the major commercial tenants by base rent at the mortgaged properties securing the 15 largest mortgage loans (considering each crossed group as a single mortgage loan) by principal balance as of the cut-off date. Also, see “Description of the Mortgage Pool—Tenant Issues—Lease Expirations and Terminations” for information on material tenant lease expirations and early termination options.

Removal of Mortgage Loans from the Mortgage Pool

Generally, a mortgage loan may only be removed from the mortgage pool as a result of (a) a repurchase or substitution by a sponsor for any mortgage loan for which it cannot remedy the material breach (or, in certain cases, a breach that is deemed to be material) or material document defect (or, in certain cases, a defect that is deemed to be material) affecting such mortgage loan under the circumstances described in this prospectus, (b) the exercise of a purchase option by a mezzanine lender, or the holder of a subordinate companion loan, in each case if any, or (c) a final disposition of a mortgage loan such as a payment in full or a sale of a defaulted mortgage loan or REO property. See “Risk Factors—Other Risks Relating to the Certificates—Your Yield

May Be Affected by Defaults, Prepayments and Other Factors”, “The Mortgage Loan Purchase Agreements—Cures, Repurchases and Substitutions”, “Description of the Mortgage Pool—The Loan Combinations” and “The Pooling and Servicing Agreement—Realization Upon Mortgage Loans—Sale of Defaulted Mortgage Loans and REO Properties”.

Additional Aspects of the Offered Certificates

Denominations	The offered certificates with certificate balances will be issued in minimum denominations of authorized initial certificate balances of $10,000 and integral multiples of $1 in excess of $10,000. The offered certificates with notional amounts will be issued, maintained and transferred only in minimum denominations of authorized initial notional amounts of not less than $1,000,000 and in integral multiples of $1 in excess of $1,000,000.

Registration, Clearance and Settlement	Each class of offered certificates will initially be registered in the name of Cede & Co., as nominee of The Depository Trust Company, or DTC.

You may hold offered certificates through: (1) DTC in the United States; or (2) Clearstream Banking, Luxembourg or Euroclear Bank, as operator of the Euroclear System. Transfers within DTC, Clearstream Banking, Luxembourg or Euroclear Bank, as operator of the Euroclear System, will be made in accordance with the usual rules and operating procedures of those systems.

We may elect to terminate the book-entry system through DTC (with the consent of the DTC participants), Clearstream Banking, Luxembourg or Euroclear Bank, as operator of the Euroclear System, with respect to all or any portion of any class of the offered certificates.

See “Description of the Certificates—Delivery, Form, Transfer and Denomination—Book-Entry Registration”.

Credit Risk Retention	This securitization transaction will be subject to the credit risk retention rules of Section 15G of the Securities Exchange Act of 1934, as amended. An economic interest in the credit risk of the mortgage loans in this transaction is expected to be retained pursuant to risk retention regulations (as codified at 12 CFR Part 43) promulgated under Section 15G (“Regulation RR”), as a combination of (A) an “eligible vertical interest” in the form of the Combined VRR Interest and (B) an “eligible horizontal residual interest” in the form of the HRR Certificates. Citi Real Estate Funding Inc. will act as retaining sponsor under Regulation RR for this securitization transaction and is expected, on the closing date, to partially satisfy its risk retention obligation through (i) the acquisition by each of Goldman Sachs Bank USA, an originator, and JPMorgan Chase Bank, National Association, an originator, of a portion of the Combined VRR Interest and (ii) the purchase by a third party purchaser of the HRR Certificates. For a further discussion of the manner in which the credit risk retention requirements are expected to be satisfied by Citi Real Estate Funding Inc., as retaining sponsor for this securitization transaction, see “Credit Risk Retention” in this prospectus.

None of the sponsors, the depositor, the issuing entity or any other party to this securitization transaction will retain a material net economic interest in this securitization transaction in accordance with any risk retention or due diligence or other requirements of the EU securitization regulation or the UK securitization regulation or to take any other action which may be required by EEA- or UK-regulated investors for the purposes of their compliance with any risk retention or due diligence requirements of the EU securitization regulation or the UK securitization regulation or similar requirements. See “Risk Factors—General Risk Factors—Legal and Regulatory Provisions Affecting Investors Could Adversely Affect the Liquidity and Other Aspects of the Offered Certificates”.

Information Available to Holders of Offered Certificates

On each distribution date, the certificate administrator will prepare and make available to each holder of offered certificates, a statement as to the distributions being made on that date. Additionally, under certain circumstances, such certificateholders of record may be entitled to certain other information regarding the issuing entity. See “Description of the Certificates—Reports to Certificateholders; Certain Available Information”.

Deal Information/Analytics	Certain information concerning the mortgage loans, the certificates and the Uncertificated VRR Interest may also be available to subscribers through the following services:

●	Bloomberg, L.P., Trepp, LLC, Intex Solutions, Inc., BlackRock Financial Management, Inc., CMBS.com, Inc., Moody’s Analytics, Markit Group Limited, RealINSIGHT, Thompson Reuters Corporation, Intercontinental Exchange | ICE Data Services and KBRA Analytics, LLC;

●	The certificate administrator’s website initially located at https://sf.citidirect.com; and

●	The master servicer’s website initially located at www.pnc.com/midland.

Optional Termination	On any distribution date on which the aggregate unpaid principal balance of the mortgage loans (including REO mortgage loans) remaining in the issuing entity is less than 1.0% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date (excluding for the purposes of this calculation, the aggregate unpaid principal balances of the Burlingame Point mortgage loan, the Amazon Seattle mortgage loan, the O’Reilly Auto Parts Portfolio mortgage loan and the U-Haul SAC 20 mortgage loan, but only if the option described below is exercised after the distribution date in June 2031) certain specified persons will have the option to purchase all of the mortgage loans (and all property acquired through exercise of remedies in respect of any mortgage loan) remaining in the issuing entity at the price specified in this prospectus. Exercise of this option will terminate the issuing entity and retire the then outstanding certificates and the Uncertificated VRR Interest.

The issuing entity may also be terminated in connection with a voluntary exchange of all the then-outstanding certificates (excluding the Class S and Class R certificates) and the Uncertificated VRR Interest for the mortgage loans remaining in the issuing entity, if (i) the aggregate certificate balances of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-AB, Class A-S, Class B, Class C, Class D and Class E certificates and the notional amounts of the Class X-A, Class X-B and Class X-D certificates have been reduced to zero, (ii) the master servicer is paid a fee specified in the pooling and servicing agreement and (iii) all of the holders of those classes of outstanding certificates and the owners of the Uncertificated VRR Interest voluntarily participate in the exchange.

See “The Pooling and Servicing Agreement—Termination; Retirement of Certificates” and “—Optional Termination; Optional Mortgage Loan Purchase”.

Required Repurchases or Substitutions of Mortgage Loans; Loss of Value Payment

Under certain circumstances, the related mortgage loan seller may be obligated to (i) repurchase (without payment of any yield maintenance charge or prepayment premium) or substitute for an affected mortgage loan from the issuing entity or (ii) make a cash payment that would be deemed sufficient to compensate the issuing entity, in the event of a document defect or a breach of a representation and warranty made by the related mortgage loan seller with respect to the mortgage loan in the mortgage loan purchase agreement that materially and adversely affects (or, in certain cases, is deemed to materially and adversely affect) the value of the mortgage loan the value of the related mortgaged property (or any related REO property) or the interests of the trustee or any certificateholder or any Uncertificated VRR Interest owner in the mortgage loan or the related mortgaged property or causes the mortgage loan to be other than a “qualified mortgage” within the meaning of Section 860G(a)(3) of the Internal Revenue Code of 1986, as amended (the “Code”) (but without regard to the rule of Treasury Regulations Section 1.860G-2(f)(2) that causes a defective loan to be treated as a “qualified mortgage”). See “The Mortgage Loan Purchase Agreements”.

With respect to the Burlingame Point mortgage loan, which is comprised of promissory notes contributed to this securitization by Goldman Sachs Mortgage Company, JPMorgan Chase Bank National Association and German American Capital Corporation, each such mortgage loan seller will be obligated to take the above described remedial actions only with respect to the related promissory note(s) sold by it to the depositor as if the note(s) contributed by each such mortgage loan seller and evidencing a portion of each such mortgage loan were a separate mortgage loan. See “The Mortgage Loan Purchase Agreements”.

Sale of Defaulted Mortgage Loans and REO Properties

Pursuant to the pooling and servicing agreement for this securitization transaction, the special servicer may solicit offers for defaulted mortgage loans (or a defaulted pari passu loan combination) serviced thereunder and related REO properties. In the absence of a cash offer at least equal to any such defaulted mortgage loan’s (or defaulted pari passu loan combination’s) outstanding principal balance plus all accrued and unpaid interest and outstanding costs and expenses and certain other amounts under the pooling and servicing agreement, the special servicer may accept the first (and, if multiple offers are received, the highest) cash offer from any person that constitutes a fair price for the defaulted serviced mortgage loan (or defaulted serviced pari passu loan combination or relevant portion thereof, if applicable) or related REO property, determined as described in “The Pooling and Servicing Agreement—Realization Upon Mortgage Loans—Sale of Defaulted Mortgage Loans and REO Properties”, unless the special servicer determines, in accordance with the servicing standard (and subject to the requirements of any related co-lender agreement), that rejection of such offer would be in the best interests of the certificateholders, the Uncertificated VRR Interest owners and any related affected companion loan holder(s) (as a collective whole as if such certificateholders, such Uncertificated VRR Interest owners and such serviced pari passu companion loan holder(s) constituted a single lender and with respect to a loan combination that includes a subordinate companion loan, taking into account the subordinate nature of such subordinate companion loan).

If any mortgage loan that is part of a serviced loan combination becomes a defaulted mortgage loan, and if the special servicer decides to sell such defaulted mortgage loan as described in the prior paragraph, then the special servicer will be required to sell any related serviced pari passu companion loan(s) (and, in the case of any serviced loan combination with a subordinate companion loan (if so provided in the related co-lender agreement), any related subordinate companion loan(s)), together with such defaulted mortgage loan as a single whole loan. In connection with any such sale, the special servicer will be required to follow the procedures set forth under “The Pooling and Servicing Agreement—Realization Upon Mortgage Loans—Sale of Defaulted Mortgage Loans and REO Properties”.

Pursuant to the related outside servicing agreement, the party acting as outside special servicer with respect to any outside serviced loan combination may (or is expected to be permitted to) offer to sell to any person (or may offer to purchase) for cash such outside serviced loan combination during such time as such loan combination constitutes a defaulted mortgage loan under the related outside servicing agreement and, in connection with any such sale, the outside special servicer is required to (or is expected to be permitted to) sell both the related outside serviced mortgage loan and the related pari passu companion loan(s) (and, in the case of any outside serviced loan combination with a subordinate companion loan, the related subordinate companion loan(s)) as a single whole loan, subject in certain cases to the rights of any separate holders of any subordinate companion loans under the related co-lender agreement to purchase a loan combination that constitutes a defaulted loan under the related outside servicing agreement.

Pursuant to the co-lender agreement with respect to any AB loan combination or pari-passu AB loan combination (except for any such loan combination as to which (and for so long as) the related subordinate companion loan(s) is/are included in a securitization), the holder of any related subordinate companion loan has a right to purchase the related defaulted mortgage loan (together with any related pari passu companion loan) as described in “Description of the Mortgage Pool—The Loan Combinations”.

Pursuant to each mezzanine intercreditor agreement with respect to the mortgage loans with mezzanine indebtedness, the holder of the related mezzanine loan has the right to purchase the related mortgage loan as described in “Description of the Mortgage Pool—Additional Indebtedness”. Additionally, in the case of mortgage loans that permit certain equity owners of the borrower to incur future mezzanine debt as described in “Description of the Mortgage Pool—Additional Indebtedness”, the related future mezzanine lender may have the option to purchase the related mortgage loan after certain defaults.

See “The Pooling and Servicing Agreement—Realization Upon Mortgage Loans—Sale of Defaulted Mortgage Loans and REO Properties” and “Description of the Mortgage Pool—The Loan Combinations”.

Other Investment Considerations

Material Federal Income Tax Consequences

Four (4) separate real estate mortgage investment conduit (commonly known as a REMIC) elections will be made with respect to designated portions of the issuing entity. The designations for each REMIC created under the pooling and servicing agreement (or under a related REMIC declaration as described below) are set forth below:

●	The “Lower-Tier REMIC”, which will hold the mortgage loans (or in the case of the Alabama Hilton Portfolio mortgage loan and the Residence Inn Florence mortgage loan, regular interests in certain loan REMICs which are described below) and certain other assets of the issuing entity (excluding any post-anticipated repayment date excess interest) and will issue certain classes of uncertificated regular interests to the Upper-Tier REMIC.

●	The “Upper-Tier REMIC”, which will hold the Lower-Tier REMIC regular interests and will issue the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-AB, Class X-A, Class X-B, Class X-D, Class X-F, Class X-G, Class A-S, Class B, Class C, Class D, Class E, Class F, Class G, Class J-RR and Class K-RR certificates and a REMIC regular interest that corresponds to the Combined VRR Interest excluding the right to receive excess interest (the “VRR REMIC regular interest”) as classes of regular interests in the upper-tier REMIC.

●	The “Alabama Hilton Portfolio REMIC”, created pursuant to a REMIC declaration effective as of January 22, 2021, holds the Alabama Hilton Portfolio mortgage loan and other related assets and has issued a class of uncertificated regular interests which will be held by the Lower-Tier REMIC, and a single residual interest, which will be represented by the Class R Certificates.

●	The “Residence Inn Florence REMIC”, created pursuant to a REMIC declaration effective as of March 4, 2021, holds the Residence Inn Florence mortgage loan and other related assets and has issued a class of uncertificated regular interests which will be held by the Lower-Tier REMIC, and a single residual interest, which will be represented by the Class R Certificates.

The Alabama Hilton Portfolio REMIC and the Residence Inn Florence REMIC will be designated the “Loan REMICs“ and together with the Upper-Tier REMIC and the Lower-Tier REMIC, the “Trust REMICs”).

The portion of the issuing entity consisting of (i) collections of post-anticipated repayment date “excess interest” accrued on any mortgage loan with an anticipated repayment date and the related distribution account, beneficial ownership of which is represented by the Class S certificates and the Combined VRR Interest, and (ii) the VRR REMIC regular interest and distributions thereon, beneficial ownership of which is represented by the Combined VRR Interest, will be treated as a grantor trust for federal income tax purposes, as further described under “Material Federal Income Tax Consequences”.

Pertinent federal income tax consequences of an investment in the offered certificates include:

●	Each class of offered certificates will constitute REMIC “regular interests”.

●	The offered certificates will be treated as newly originated debt instruments for federal income tax purposes.

●	You will be required to report income on your offered certificates in accordance with the accrual method of accounting.

It is anticipated, for federal income tax purposes, that the Class X-A certificates will be issued with original issue discount, and that the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-AB, Class A-S, Class B and Class C certificates will be issued at a premium.

See “Material Federal Income Tax Consequences”.

Yield Considerations	You should carefully consider the matters described under “Risk Factors—Other Risks Relating to the Certificates—Your Yield May Be Affected by Defaults, Prepayments and Other Factors” and “Yield, Prepayment and Maturity Considerations”, which may affect significantly the yields on your investment.

Certain ERISA Considerations	Subject to important considerations described under “ERISA Considerations”, the offered certificates are eligible for purchase by persons investing assets of employee benefit plans or individual retirement accounts.

Legal Investment	No class of the offered certificates will constitute “mortgage related securities” for purposes of the Secondary Mortgage Market Enhancement Act of 1984, as amended. If your investment activities are subject to legal investment laws and regulations, regulatory capital requirements, or review by regulatory authorities, then you may be subject to restrictions on investment in the offered certificates. You should consult your own legal advisors for assistance in determining the suitability of and consequences to you of the purchase, ownership, and sale of the offered certificates. See “Legal Investment”.

The issuing entity will not be registered under the Investment Company Act. The issuing entity will be relying on an exclusion or exemption from the definition of “investment company” under the Investment Company Act contained in Section 3(c)(5) of the Investment Company Act or Rule 3a-7 under the Investment Company Act, although there may be additional exclusions or exemptions available to the issuing entity. The issuing entity is being structured so as not to constitute a “covered fund” for purposes of the Volcker Rule under the Dodd-Frank Act (both as defined in “Risk Factors—General Risk Factors—Legal and Regulatory Provisions Affecting Investors Could Adversely Affect the Liquidity and Other Aspects of the Offered Certificates”).

Ratings	The offered certificates will not be issued unless each of the offered classes receives a credit rating from one or more of the nationally recognized statistical rating organizations engaged by the depositor to rate the offered certificates. The decision not to engage one or more other rating agencies in the rating of certain classes of offered certificates may negatively impact the liquidity, market value and regulatory characteristics of those classes of offered certificates. Neither the depositor nor any other person or entity will have any duty to notify you if any other nationally recognized statistical rating organization issues, or delivers notice of its intention to issue, unsolicited ratings on one or more classes of offered certificates after the date of this prospectus.

See “Risk Factors—Other Risks Relating to the Certificates—Nationally Recognized Statistical Rating Organizations May Assign Different Ratings to the Offered Certificates; Ratings of the Offered Certificates Reflect Only the Views of the Applicable Rating Agencies as of the Dates Such Ratings Were Issued; Ratings May Affect ERISA Eligibility; Ratings May Be Downgraded” and “—Other Risks Relating to the Certificates—Your Yield May Be Affected by Defaults, Prepayments and Other Factors”, and “Ratings”.

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Summary of Risk Factors

Investing in the certificates involves risks. Any of the risks set forth in this prospectus under the heading “Risk Factors” may have a material adverse effect on the cash flow of one or more mortgaged properties, the related borrowers’ ability to meet their respective payment obligations under the mortgage loans, and/or on your certificates. As a result, the market price of the certificates could decline significantly and you could lose a part or all of your investment. You should carefully consider all the information set forth in this prospectus and, in particular, evaluate the risks set forth in this prospectus under the heading “Risk Factors” before deciding to invest in the certificates. The following is a summary of some of the principal risks associated with an investment in the certificates:

Special Risks

●	COVID-19: Economic conditions and restrictions on enforcing landlord rights due to the COVID-19 pandemic and related governmental countermeasures may adversely affect the borrowers and/or the tenants and, therefore, the certificates. In addition, the underwriting of certain mortgage loans and the appraisals and property condition reports for certain mortgaged properties were conducted prior to the COVID-19 pandemic and therefore may not reflect current conditions with respect to the mortgaged properties or the borrowers.

Risks Relating to the Mortgage Loans

●

Non-Recourse Loans: The mortgage loans are non-recourse loans, and in the event of a default on a mortgage loan, recourse generally may only be had against the specific mortgaged property(ies) and other assets that have been pledged to secure the mortgage loan. Consequently, payment on the certificates is dependent primarily on the sufficiency of the net operating income or market value of the mortgaged properties, each of which may be volatile.

●

Borrowers: Frequent and early occurrences of borrower delinquencies and defaults may adversely affect your investment. Bankruptcy proceedings involving borrowers, borrower organizational structures, and additional debt incurred by a borrower or its sponsors may increase risk of loss. In addition, borrowers may be unable to refinance or repay their mortgage loans at the maturity date or, if applicable, anticipated repayment date.

●

Property Performance: Certificateholders are exposed to risks associated with the performance of the mortgaged properties, including location, competition, condition (including environmental conditions), maintenance, ownership, management and litigation. Property values may decrease even when current operating income does not. The property type (e.g., office, mixed use, retail, hospitality, industrial, multifamily, leased fee, manufactured housing community, parking and self storage) may present additional risks.

●

Loan Concentration: Certain of the mortgage loans represent significant concentrations of the mortgage pool as of the cut-off date. A default on one or more of such mortgage loans may have a disproportionate impact on the performance of the certificates.

●

Property Type Concentration: Certain property types represent significant concentrations of the mortgaged properties securing the mortgage pool as of the cut-off date, based on allocated loan amounts. Adverse developments with respect to those property types (including with respect to related industries) may have a disproportionate impact on the performance of the certificates.

●

Other Concentrations: Losses on loans to related borrowers or cross-collateralized and cross-defaulted loan groups, geographical concentration of the mortgaged properties, and concentration of tenants among the mortgaged properties, may disproportionately affect distributions on the offered certificates.

●	Tenant Performance: The repayment of a commercial or multifamily mortgage loan is typically dependent upon the ability of the related mortgaged property to produce cash flow through the collection of rents. Therefore, the performance of the mortgage loans will be highly dependent on the performance of tenants and tenant leases.

●

Significant Tenants: Properties that are leased to a single tenant or a tenant that comprises a significant portion of the rental income are disproportionately susceptible to interruptions of cash flow in the event of a lease expiration or termination or a downturn in the tenant’s business.

●	Underwritten Net Cash Flow: Underwritten net cash flow for the mortgaged properties could be based on incorrect or flawed assumptions.

●	Appraisals: Appraisals may not reflect the current or future market value of the mortgaged properties.

●	Inspections: Property inspections may not identify all conditions requiring repair or replacement.

●	Insurance: The absence or inadequacy of terrorism, fire, flood, earthquake and other insurance may adversely affect payment on the certificates.

●

Zoning: Changes in zoning laws may affect the ability to repair or restore a mortgaged property. Properties or structures considered to be “legal non-conforming” may not be able to be restored or rebuilt “as-is” following a casualty or loss.

Risks Relating to Conflicts of Interest

●	Transaction Parties: Conflicts of interest may arise from the transaction parties’ relationships with each other or their economic interests in the transaction.

●

Directing Holder and Companion Holders: Certain certificateholders and companion loan holders have control and/or consent rights regarding the servicing of the mortgage loans and related whole loans. Such rights include rights to remove and replace the special servicer without cause and/or to direct or recommend the special servicer or outside special servicer, as applicable, to take actions that conflict with the interests of holders of certain classes of certificates. The right to remove and replace the special servicer may give the directing holder the ability to influence the special servicer’s servicing actions in a manner that may be more favorable to the directing holder relative to other certificateholders.

Other Risks Relating to the Certificates

●

Limited Obligations: The certificates will only represent ownership interests in the issuing entity and will not be guaranteed by the sponsors, the depositor or any other person. The issuing entity’s assets may be insufficient to repay the offered certificates in full.

●

Uncertain Yields to Maturity: The offered certificates have uncertain yields to maturity. Prepayments on the underlying mortgage loans will affect the average lives of the certificates; and the rate and timing of prepayments may be highly unpredictable. Optional early termination of the issuing entity may also adversely impact your yield or may result in a loss.

●	Rating Agency Actions: Future events could adversely impact the credit ratings and value of your certificates.

●	Limited Credit Support: Credit support provided by subordination of certain certificates is limited and may not be sufficient to prevent loss on the offered certificates.

Risk Factors

You should carefully consider the following risks before making an investment decision. In particular, distributions on your offered certificates will depend on payments received on, and other recoveries with respect to, the mortgage loans. Therefore, you should carefully consider the risk factors relating to the mortgage loans and the mortgaged properties.

If any of the following events or circumstances identified as risks actually occur or materialize, your investment could be materially and adversely affected. We note that additional risks and uncertainties not presently known to us may also impair your investment.

This prospectus also contains forward-looking statements that involve risks and uncertainties. Actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks described below and elsewhere in this prospectus.

Special Risks

The Coronavirus Pandemic Has Adversely Affected the Global Economy and May Adversely Affect the Performance of the Mortgage Loans

There has been a global outbreak of a novel coronavirus (SARS-CoV-2) and a related respiratory disease (“COVID-19”) that has spread throughout the world, including the United States, resulting in a global pandemic. The COVID-19 pandemic has been declared to be a public health emergency of international concern by the World Health Organization, and the president of the United States made a declaration under the Robert T. Stafford Disaster Relief and Emergency Assistance Act in March 2020, which declaration was continued in effect beyond March 1, 2021 by the president of the United States. A significant number of countries and the majority of state governments in the United States also made emergency declarations and have attempted to slow the spread of the virus by providing social distancing guidelines, issuing stay-at-home orders and mandating the closure of certain non-essential businesses. Although vaccines have been approved and more are in development, there can be no assurance as to the availability of vaccines, the rate of vaccination or the effectiveness of vaccination against the COVID-19 virus or any mutations. Although many states have been loosening restrictions with the increased availability of vaccines, there can be no assurance as to when states will permit full resumption of economic activity, whether or when people will feel comfortable in fully resuming economic activity, that containment or other measures will be successful in limiting the spread of the virus (particularly in light of the loosening of stay-at-home orders and social distancing guidelines) or that future regional or broader outbreaks of COVID-19 or other diseases will not result in resumed or additional countermeasures from governments, including the federal government and state governments in the United States.

The COVID-19 pandemic and the responses thereto have led, and will likely continue to lead, to severe disruptions in the global supply chain, financial and other markets, significant increases in unemployment, significant reductions in consumer demand and downturns in the economies of many nations, including the United States, as well as the global economy. The long-term effects of the social, economic and financial disruptions caused by the COVID-19 pandemic are unknown. While the United States government and other governments have implemented unprecedented financial support and relief measures (such as the Coronavirus Aid, Relief and Economic Security Act), the effectiveness of such measures cannot be predicted. The United States economy has contracted as a result, and it is unclear when full economic expansion will be attained.

With respect to the mortgage pool, it is unclear how many borrowers have been adversely affected by the COVID-19 pandemic. It is expected that many borrowers will be (or continue to be) adversely affected by the cumulative effects of COVID-19 and the measures implemented by governments to combat the pandemic. As a result, borrowers may not and/or may be unable to meet their payment obligations under the mortgage loans, which may result in shortfalls in distributions of interest and/or principal to the holders of the certificates, and ultimately losses on the certificates. Shortfalls and losses will be particularly pronounced to the extent that the related mortgaged properties are located in geographic areas with significant numbers of COVID-19 cases or relatively restrictive COVID-19 countermeasures.

Certain geographic regions of the United States have experienced a larger concentration of COVID-19 infections and deaths than other regions, which have resulted in lengthier COVID-19 countermeasures than in other less-impacted regions. However, as the COVID-19 emergency has continued, various regions of the United States have seen fluctuations in rates of COVID-19 cases. Therefore, we cannot assure you that any region will not experience an increase in such rates, and corresponding governmental countermeasures and economic distress.

While the COVID-19 pandemic has created personnel, supply-chain and other logistical issues that affect all property types, the effects are particularly severe for certain property types. For example:

●

hospitality properties and casino properties, due to travel limitations implemented by governments and businesses as well as declining interest in travel generally, and current or future closures, whether government mandated or voluntary;

●

retail properties, due to store closures, either government-mandated or voluntary, declining interest in visiting large shared spaces such as shopping malls, restaurants, bars and movie theatres, and tenants (including certain national and regional chains) refusing to pay rent;

●

self storage properties, which have rental payment streams that are sensitive to increased unemployment and reductions in disposable income available for non-essential expenses, and which payment streams are more commonly subject to interruption because of the short-term nature of self storage tenant leases;

●

multifamily properties and manufactured housing community properties, which also have rental payment streams that are sensitive to unemployment and reductions in income, as well as federal, state and local moratoria on eviction proceedings and other mandated tenant forbearance programs, and with respect to student housing properties, may be affected by closures of, or ongoing social distancing measures instituted at, colleges and universities;

●	industrial properties, due to restrictions or shutdowns of tenant operations at such properties or as a result of general financial distress of such tenants;

●

office properties, particularly those with significant tenants who operate co-working or office-sharing spaces, due to restrictions on such spaces or declining interest in such spaces by their users, who typically are unaffiliated and license or sublease space for shorter durations; and

●

properties with significant tenants with executed leases that are not yet in place and whose leases are conditioned on tenant improvements being completed, the delivery of premises, or the vacancy of a current tenant by a date certain, due to lack of access to the mortgaged property and disruptions in labor and the global supply chain.

Federal, state and local governmental authorities may implement (and in some cases may already have implemented) measures designed to provide relief to borrowers and tenants, including moratoria on foreclosure or eviction proceedings and mandated forbearance programs. For example, recent legislation in New York and Oregon impose temporary moratorium on foreclosures and other lender remedies. Any such measures relating to commercial real estate may lead to shortfalls and losses on the certificates.

In addition, businesses are adjusting their business plans in response to government actions and new industry practices in order to facilitate flexible and/or telecommuting working arrangements. Such changes may lead to reduced or modified levels of service, including in the services provided by the master servicer, the special servicer, the certificate administrator and the other parties to this transaction. Such parties’ ability to perform their respective obligations under the transaction documents may be adversely affected by such changes. Furthermore, because the master servicer and special servicer operate according to a servicing standard that is in part based on accepted industry practices, the servicing actions taken by such parties may vary from historical norms to the extent that such accepted industry practices change.

The loss models used by the rating agencies to rate certain of the certificates may not have accounted for the possible economic effects of the COVID-19 pandemic or the borrowers’ ability to make payments on the mortgage loans. We cannot assure you that declining economic conditions precipitated by COVID-19 and the measures implemented by governments to combat the pandemic will not result in downgrades to the ratings of the offered certificates after the closing date.

Commercial and residential tenants may be unable to meet their rent obligations as a result of extended periods of unemployment and business slowdowns and shutdowns. Accordingly, commercial and residential tenants at certain of the mortgaged properties have either sought, or are expected to seek, rent relief at the mortgaged properties, and it would be expected that rent collections and/or occupancy rates may decline. Even as areas of the country reopen, there can be no assurance as to if and when the operations of commercial tenants and the income earning capacity of residential tenants will reach pre-COVID-19 pandemic levels. Prospective investors should also consider as the country reopens the impact that a continued surge in (as well as any future prolonged waves of) COVID-19 cases could have on economic conditions.

Although each mortgage loan generally requires the related borrower to maintain business interruption insurance, certain insurance companies have reportedly taken the position that such insurance does not cover closures due to the COVID-19 emergency. In addition, the COVID-19 emergency could adversely affect future availability and coverage of business interruption insurance. Furthermore, it is unclear whether such closures due to COVID-19 will trigger co-tenancy provisions.

We cannot assure you that the cash flow at the mortgaged properties will be sufficient for the borrowers to pay all required insurance premiums. While certain mortgage loans provide for insurance premium reserves, we cannot assure you that the borrowers will be able to continue to fund such reserve or that such reserves will be sufficient to pay all required insurance premiums.

Investors should understand that the underwriting of certain mortgage loans and the appraisals and property condition reports for certain mortgaged properties were conducted prior to the COVID-19 pandemic and therefore may not reflect current conditions with respect to the mortgaged properties or the borrowers. In addition, the underwriting of mortgage loans originated during the COVID-19 pandemic may be based on assumptions that do not reflect current conditions. When evaluating the financial information and mortgaged property valuations presented in this prospectus (including certain information set forth in “Summary of Certificates”, “Description of the Mortgage Pool—Mortgage Pool Characteristics” and “—Certain Calculations and Definitions”, Annex A, Annex B and Annex C), investors should take into consideration the dates as of which historical financial information is presented and appraisals and property condition reports were conducted and that the underwritten information may not reflect (or fully reflect) the events described in this risk factor or any potential impacts of the COVID-19 pandemic. Because a pandemic of the scale and scope of the COVID-19 pandemic has not occurred since the early 20th century, historical delinquency and loss experience is unlikely to accurately predict the performance of the mortgage loans. Investors should expect higher-than-average delinquencies and losses on the mortgage loans. The aggregate number and size of delinquent loans in a given collection period may be significant, and the master servicer may determine that any advances of payments made in respect of such mortgage loans would not be recoverable or the master servicer may determine that it is unable to make such advances given the severity of delinquencies (in this transaction or other transactions in which it has similar advancing obligations), which would result in shortfalls and likely losses on the offered certificates.

Some borrowers may seek forbearance arrangements at some point in the near future, if they have not already made such request. See “Description of the Mortgage Pool—COVID-19 Considerations”. We cannot assure you that the borrowers will be able to make debt service payments (including deferred amounts that were previously subject to forbearance) after the expiration of any such forbearance period. Some borrowers may also seek to use funds on deposit in reserve or escrow accounts to make debt service payments rather than for the specific purpose set forth in the mortgage loan documents. We cannot assure you that the cash flow at the mortgaged properties will be sufficient for the borrowers to replenish those reserves or escrows, which would then be unavailable for their original intended use.

In addition, you should be prepared for the possibility that a significant number of borrowers may not make timely payments on their mortgage loans at some point during the continuance of the COVID-19 pandemic. In response, the master servicer and the special servicer may implement a range of actions with respect to affected borrowers and the related mortgage loans to forbear or extend or otherwise modify the loan terms consistent with the applicable servicer’s customary servicing practices. Such actions may also lead to shortfalls and losses on the offered certificates.

In addition, servicers have reported an increase in borrower requests for relief as a result of the COVID-19 pandemic. It is likely that the volume of requests will continue to increase as the COVID-19 pandemic progresses. The increased volume of borrower requests and communications may result in delays in the servicers’ ability to respond to such requests and their ability to perform their respective obligations under the related transaction documents.

The borrowers have provided additional information regarding the status of the mortgage loans and mortgaged properties, which is described under “Description of the Mortgage Pool—COVID-19 Considerations”, as of the dates set forth in that section. We cannot assure you that such information is indicative of future performance or that tenants or borrowers will not seek rent or debt service relief (including forbearance arrangements) or other lease or loan modifications in the future. Such actions may lead to shortfalls and losses on the offered certificates.

Although the borrowers and certain tenants may have made their recent debt service and rent payments, we cannot assure you that they will be able to make future payments. While certain mortgage loans may provide for debt service or rent reserves, we cannot assure you that any such reserve will be sufficient to satisfy any or all debt service payments on the affected mortgage loans.

Furthermore, any future failures to make rent or debt service payments may trigger cash sweeps or defaults under the mortgage loan documents.

Further, some federal, state and local administrative offices and courts have closed due to the outbreak of the COVID-19 pandemic. Foreclosures, recordings of assignments and similar activities may not be processed in such offices and courts until such offices and courts reopen and may be further delayed as such offices and courts address any backlogs of such actions that accumulated during the period they were closed. Furthermore, to the extent the related jurisdiction has implemented a moratorium on foreclosures as discussed above, any processing of foreclosure actions would not commence until such moratorium has ended.

The mortgage loan sellers will agree to make certain representations and warranties with respect to the mortgage loans as set forth on Annex E-1A, Annex E-2A and Annex E-3A to this prospectus; however, absent a material breach of any such representation or warranty, no mortgage loan seller will have any obligation to repurchase a mortgage loan with respect to which the related borrower was adversely affected by the COVID-19 pandemic. See also “—Other Risks Relating to the Certificates—Sponsors May Not Make Required Repurchases or Substitutions of Defective Mortgage Loans” and “—Any Loss of Value Payment Made by a Sponsor May Not Be Sufficient to Cover All Losses on a Defective Mortgage Loan”.

The widespread and cascading effects of the COVID-19 pandemic, including those described above, also heighten many of the other risks described in this “Risk Factors” section, such as those related to timely payments by borrowers and tenants, mortgaged property values and the performance, market value, credit ratings and secondary market liquidity of the offered certificates.

Risks Relating to the Mortgage Loans

Mortgage Loans Are Non-Recourse and Are Not Insured or Guaranteed

The mortgage loans are not insured or guaranteed by any person or entity, governmental or otherwise.

Investors should treat each mortgage loan as a non-recourse loan. If a default occurs, recourse generally may be had only against the specific properties and other assets that have been pledged to secure the mortgage loan. Consequently, payment prior to maturity is dependent primarily on the sufficiency of the net operating income of the mortgaged property. Payment at maturity is primarily dependent upon the market value of the mortgaged property and the borrower’s ability to sell or refinance the mortgaged property.

Although the mortgage loans generally are non-recourse in nature, certain mortgage loans contain non-recourse carveouts for liabilities such as a result of fraud by the borrower, certain voluntary insolvency proceedings or other matters. Certain mortgage loans set forth under “Description of the Mortgage Pool—Non-Recourse Carveout Limitations” either do not contain non-recourse carveouts or contain material limitations to non-recourse carveouts. Often these obligations are guaranteed by an affiliate of the related borrower, although liability under any such guaranty may be capped or otherwise limited in amount or scope. Furthermore, certain guarantors may be foreign entities or individuals which, while subject to the domestic governing law provisions in the guaranty and related mortgage loan documents, could nevertheless require enforcement of any judgment in relation to a guaranty in a foreign jurisdiction, which could, in turn, cause a significant time delay or result in the inability to enforce the guaranty under foreign law. Additionally, the guarantor’s net worth and liquidity may be less (and in some cases, materially less) than amounts due under the related mortgage loan or the guarantor’s sole asset may be its interest in the related borrower. Certain mortgage loans may have the benefit of a general payment guaranty of a portion of the indebtedness under the mortgage loan. In all cases, however, the mortgage loans should be considered to be non-recourse obligations because neither the depositor nor the sponsors make any representation or warranty as to the obligation or ability of any borrower or guarantor to pay any deficiencies between any foreclosure proceeds and the mortgage loan indebtedness.

Repayment of a Commercial or Multifamily Mortgage Loan Depends Upon the Performance and Value of the Underlying Real Property, Which May Decline Over Time, and the Related Borrower’s Ability to Refinance the Property, of Which There Is No Assurance

Most of the Mortgage Loans Underlying Your Offered Certificates Will Be Non-Recourse.

You should consider all of the mortgage loans underlying your offered certificates to be non-recourse loans. This means that, in the event of a default, recourse will be limited to the related real property or properties securing the defaulted mortgage loan. In the event that the income generated by a real property were to decline as a result of the poor economic performance of that property, with the result that the property is not able to support debt service payments on the related mortgage loan, neither the related borrower nor any other person would be obligated to remedy the situation by making payments out of their own funds. In such a situation, the borrower could choose instead to surrender the related mortgaged property to the lender or let it be foreclosed upon. In those cases where recourse to a borrower or guarantor is permitted by the loan documents, we generally will not undertake any evaluation of the financial condition of that borrower or guarantor. Consequently, full and timely payment on each mortgage loan underlying your offered certificates will depend on one or more of the following:

●	the sufficiency of the net operating income of the applicable real property;

●	the market value of the applicable real property at or prior to maturity; and

●	the ability of the related borrower to refinance or sell the applicable real property.

In general, the value of a multifamily or commercial property will depend on its ability to generate net operating income. The ability of an owner to finance a multifamily or commercial property will depend, in large part, on the property’s value and ability to generate net operating income.

None of the mortgage loans underlying your offered certificates will be insured or guaranteed by any governmental entity or private mortgage insurer.

The risks associated with lending on multifamily and commercial properties are inherently different from those associated with lending on the security of single-family residential properties. This is because, among other reasons, multifamily rental and commercial real estate lending generally involves larger loans and, as described above, repayment is dependent upon:

●	the successful operation and value of the related mortgaged property, and

●	the related borrower’s ability to refinance the mortgage loan or sell the related mortgaged property.

See “—The Types of Properties That Secure the Mortgage Loans Present Special Risks” below.

Many Risk Factors Are Common to Most or All Multifamily and Commercial Properties.

The following factors, among others, will affect the ability of a multifamily or commercial property to generate net operating income and, accordingly, its value:

●	the location, age, functionality, design and construction quality of the subject property;

●	perceptions regarding the safety, convenience and attractiveness of the property;

●	the characteristics of the neighborhood where the property is located;

●	the degree to which the subject property competes with other properties in the area;

●	the proximity and attractiveness of competing properties;

●	the existence and construction of competing properties;

●	the adequacy of the property’s management and maintenance;

●	tenant mix and concentration;

●	national, regional or local economic conditions, including plant closings, industry slowdowns and unemployment rates;

●	local real estate conditions, including an increase in or oversupply of comparable commercial or residential space;

●	demographic factors;

●	customer confidence, tastes and preferences;

●	retroactive changes in building codes and other applicable laws;

●	changes in governmental rules, regulations and fiscal policies, including environmental legislation; and

●	vulnerability to litigation by tenants and patrons.

Particular factors that may adversely affect the ability of a multifamily or commercial property to generate net operating income include:

●	an increase in interest rates, real estate taxes and other operating expenses;

●	an increase in the capital expenditures needed to maintain the property or make improvements;

●	a decline in the financial condition of a major tenant and, in particular, a sole tenant or anchor tenant;

●	an increase in vacancy rates;

●	a decline in rental rates as leases are renewed or replaced;

●	natural disasters and civil disturbances such as earthquakes, hurricanes, floods, eruptions, terrorist attacks or riots; and

●	environmental contamination.

The volatility of net operating income generated by a multifamily or commercial property over time will be influenced by many of the foregoing factors, as well as by:

●	the length of tenant leases;

●	the creditworthiness of tenants;

●	the rental rates at which leases are renewed or replaced;

●	the percentage of total property expenses in relation to revenue;

●	the ratio of fixed operating expenses to those that vary with revenues; and

●	the level of capital expenditures required to maintain the property and to maintain or replace tenants.

Therefore, commercial and multifamily properties with short-term or less creditworthy sources of revenue and/or relatively high operating costs, such as those operated as hospitality and self storage properties, can be expected to have more volatile cash flows than commercial and multifamily properties with medium- to long-term leases from creditworthy tenants and/or relatively low operating costs. A decline in the real estate market will tend to have a more immediate effect on the net operating income of commercial and multifamily properties with short-term revenue sources and may lead to higher rates of delinquency or defaults on the mortgage loans secured by those properties.

The Successful Operation of a Multifamily or Commercial Property Depends on Tenants.

Generally, multifamily and commercial properties are subject to leases. The owner of a multifamily or commercial property typically uses lease or rental payments for the following purposes:

●	to pay for maintenance and other operating expenses associated with the property;

●	to fund repairs, replacements and capital improvements at the property; and

●	to service mortgage loans secured by, and any other debt obligations associated with operating, the property.

Accordingly, mortgage loans secured by income-producing properties will be affected by the expiration of leases and the ability of the respective borrowers to renew the leases or relet the space on comparable terms and on a timely basis.

Factors that may adversely affect the ability of an income-producing property to generate net operating income from lease and rental payments include:

●	a general inability to lease space;

●	an increase in vacancy rates, which may result from tenants deciding not to renew an existing lease or discontinuing operations;

●	an increase in tenant payment defaults or any other inability to collect rental payments;

●	a decline in rental rates as leases are entered into, renewed or extended at lower rates;

●	an increase in the capital expenditures needed to maintain the property or to make improvements;

●	a decline in the financial condition and/or bankruptcy or insolvency of a significant or sole tenant; and

●	an increase in leasing costs and/or the costs of performing landlord obligations under existing leases.

With respect to any mortgage loan backing the offered certificates, you should anticipate that, unless the related mortgaged property is owner occupied, one or more—and possibly all—of the leases at the related mortgaged property will expire at varying rates during the term of that mortgage loan and some tenants will have, and may exercise, termination options. In addition, some government-sponsored tenants will have the right as a matter of law to cancel their leases for lack of appropriations.

Additionally, in some jurisdictions, if tenant leases are subordinated to the lien created by the related mortgage instrument but do not contain attornment provisions, which are provisions requiring the tenant to recognize as landlord under the lease a successor owner following foreclosure, the leases may terminate upon the transfer of the property to a foreclosing lender or purchaser at foreclosure. Accordingly, if a mortgaged property is located in such a jurisdiction and is leased to one or more desirable tenants under leases that are subordinate to the mortgage and do not contain attornment provisions, that mortgaged property could experience a further decline in value if such tenants’ leases were terminated.

Some mortgage loans that back offered certificates may be secured by mortgaged properties with tenants that are related to or affiliated with a borrower. In those cases a default by the borrower may coincide with a default by the affiliated tenants. Additionally, even if the property becomes a foreclosure property, it is possible that an affiliate of the borrower may remain as a tenant.

Dependence on a Single Tenant or a Small Number of Tenants Makes a Property Riskier Collateral.

In those cases where an income-producing property is leased to a single tenant or is primarily leased to one or a small number of major tenants, a deterioration in the financial condition or a change in the plan of operations of any of those tenants can have particularly significant effects on the net operating income generated by the property. If any of those tenants defaults under or fails to renew its lease, the resulting adverse financial effect on the operation of the property will be substantially more severe than would be the case with respect to a property occupied by a large number of less significant tenants.

An income-producing property operated for retail, office or industrial purposes also may be adversely affected by a decline in a particular business or industry if a concentration of tenants at the property is engaged in that business or industry.

Accordingly, factors that will affect the operation and value of a commercial property include:

●	the business operated by the tenants;

●	the creditworthiness of the tenants; and

●	the number of tenants.

Tenant Bankruptcy Adversely Affects Property Performance.

The bankruptcy or insolvency of a major tenant, or a number of smaller tenants, at a commercial property may adversely affect the income produced by the property. Under federal bankruptcy law, a tenant has the option of assuming or rejecting any unexpired lease. If the tenant rejects the lease, the landlord’s claim for breach of the lease would be a general unsecured claim against the tenant unless there is collateral securing the claim. The claim would be limited to:

●

the unpaid rent due under the lease, without acceleration, for the period prior to the filing of the bankruptcy petition or any earlier repossession by the landlord, or surrender by the tenant, of the leased premises; plus

●

the rent reserved by the lease, without acceleration, for the greater of one year and 15%, not to exceed three years, of the term of the lease following the filing of the bankruptcy petition or any earlier repossession by the landlord, or surrender by the tenant, of the leased premises.

The Success of an Income-Producing Property Depends on Reletting Vacant Spaces.

The operations at an income-producing property will be adversely affected if the owner or property manager is unable to renew leases or relet space on comparable terms when existing leases expire and/or become defaulted. Even if vacated space is successfully relet, the costs associated with reletting, including tenant improvements and leasing commissions in the case of income-producing properties operated for retail, office or industrial purposes, can be substantial, could exceed any reserves maintained for that purpose and could reduce cash flow from the income-producing properties. Moreover, if a tenant at an income-producing property defaults in its lease obligations, the landlord may incur substantial costs and experience significant delays associated with enforcing its rights and protecting its investment, including costs incurred in renovating and reletting the property.

If an income-producing property has multiple tenants, re-leasing expenditures may be more frequent than in the case of a property with fewer tenants, thereby reducing the cash flow generated by the multi-tenanted property. Multi-tenanted properties may also experience higher continuing vacancy rates and greater volatility in rental income and expenses.

Property Value May Be Adversely Affected Even When Current Operating Income Is Not.

Various factors may affect the value of multifamily and commercial properties without affecting their current net operating income, including:

●	changes in interest rates;

●	the availability of refinancing sources;

●	changes in governmental regulations, licensing or fiscal policy;

●	changes in zoning or tax laws; and

●	potential environmental or other legal liabilities.

Property Management May Affect Property Operations and Value.

The operation of an income-producing property will depend upon the property manager’s performance and viability. The property manager generally is responsible for:

●	responding to changes in the local market;

●	planning and implementing the rental structure, including staggering durations of leases and establishing levels of rent payments;

●	operating the property and providing building services;

●	managing operating expenses; and

●	ensuring that maintenance and capital improvements are carried out in a timely fashion.

Income-producing properties that derive revenues primarily from short-term rental commitments, such as hospitality or self storage properties, generally require more intensive management than properties leased to tenants under long-term leases.

By controlling costs, providing appropriate and efficient services to tenants and maintaining improvements in good condition, a property manager can—

●	maintain or improve occupancy rates, business and cash flow,

●	reduce operating and repair costs, and

●	preserve building value.

On the other hand, management errors can, in some cases, impair the long term viability of an income-producing property.

Certain of the mortgaged properties will be managed by affiliates of the related borrower or by the related borrower. If a mortgage loan is in default or undergoing special servicing, such relationship could disrupt the management of the related mortgaged property, which may adversely affect cash flow. However, the related mortgage loans will generally permit, in the case of mortgaged properties managed by borrower affiliates, the lender to remove the related property manager upon the occurrence of one or more of the following: an event of default, a decline in cash flow below a specified level or the failure to satisfy some other specified performance trigger.

We make no representation or warranty as to the skills of any present or future managers. Additionally, we cannot assure you that the property managers will be in a financial condition to fulfill their management responsibilities throughout the terms of their respective management agreements. Further, certain individuals involved in the management or general business development at certain mortgaged properties may engage in unlawful activities or otherwise exhibit poor business judgment that adversely affect operations and ultimately cash flow at such properties.

Maintaining a Property in Good Condition Is Expensive.

The owner may be required to expend a substantial amount to maintain, renovate or refurbish a commercial or multifamily property. Failure to do so may materially impair the property’s ability to generate cash flow. The effects of poor construction quality will increase over time in the form of increased maintenance and capital improvements. Even superior construction will deteriorate over time if management does not schedule and perform adequate maintenance in a timely fashion. There can be no assurance that an income-producing property will generate sufficient cash flow to cover the increased costs of maintenance and capital improvements in addition to paying debt service on the mortgage loan(s) that may encumber that property.

Competition Will Adversely Affect the Profitability and Value of an Income-Producing Property.

Some income-producing properties are located in highly competitive areas. Comparable income-producing properties located in the same area compete on the basis of a number of factors including:

●	rental rates;

●	location;

●	type of business or services and amenities offered; and

●	nature and condition of the particular property.

The profitability and value of an income-producing property may be adversely affected by a comparable property that:

●	offers lower rents;

●	has lower operating costs;

●	offers a more favorable location; or

●	offers better facilities.

Costs of renovating, refurbishing or expanding an income-producing property in order to remain competitive can be substantial.

Commercial, Multifamily and Manufactured Housing Community Lending Is Dependent on Net Operating Income; Information May Be Limited or Uncertain

The mortgage loans are secured by various income-producing commercial, multifamily and manufactured housing community properties. The repayment of a commercial, multifamily or manufactured housing community mortgage loan is typically dependent upon the ability of the related mortgaged property to produce cash flow through the collection of rents. Even the liquidation value of a commercial, multifamily or manufactured housing community property is determined, in substantial part, by the capitalization of the property’s ability to produce cash flow. However, net operating income can be volatile and may be insufficient to cover debt service on the commercial, multifamily or manufactured housing community mortgage loan at any given time.

For certain historical financial information relating to the mortgaged properties, including net operating income for the most recent reporting period and prior three calendar years, to the extent available, prospective investors should review Annex A to this prospectus. Certain mortgage loans are secured in whole or in part by mortgaged properties that have no prior operating history available or otherwise lack historical financial figures and information. A mortgaged property may lack prior operating history or historical financial information for various reasons including because it is newly constructed or renovated, it is a recent acquisition by the related borrower or it is a single-tenant property that is subject to a triple net lease. In addition, a tenant’s lease may contain confidentiality provisions that restrict the sponsors’ access to or disclosure of such tenant’s financial information. Although the underwritten net cash flows and underwritten net operating income for mortgaged properties are derived principally from current rent rolls or tenant leases, underwritten net cash flows may also, in some cases, be based on (i) leases (or letters of intent) that are not yet in place (and may still be under negotiation), (ii) tenants that may have signed a lease (or letter of intent) or a lease amendment expanding the leased space, but are not yet in occupancy and/or are not yet paying rent, (iii) tenants that are leasing on a month-to-month basis and have the right to terminate their leases on a monthly basis, and/or (iv) historical expenses, adjusted to account for inflation, significant occupancy increases and a market rate management fee. However, we cannot assure you that such tenants will execute leases (or letters of intent) or expand their space or, in any event, that actual cash flows from such mortgaged properties will meet such projected cash flows, income and expense levels or that those funds will be sufficient to meet the payment obligations of the related mortgage loans.

See “—Underwritten Net Cash Flow Could Be Based on Incorrect or Failed Assumptions” below and “Description of the Mortgage Pool—Additional Mortgage Loan Information”. See also “—Repayment of a Commercial or Multifamily Mortgage Loan Depends Upon the Performance and Value of the Underlying Real Property, Which May Decline Over Time, and the Related Borrower’s Ability to Refinance the Property, of Which There Is No Assurance” for a discussion of factors that could adversely affect the net operating income and property value of commercial mortgaged properties.

Any Analysis of the Value or Income Producing Ability of a Commercial or Multifamily Property Is Highly Subjective and Subject to Error

Mortgage loans secured by liens on income-producing properties are substantially different from mortgage loans made on the security of owner-occupied single-family homes. The repayment of a loan secured by a lien on an income-producing property is typically dependent upon—

●	the successful operation of the property, and

●	its ability to generate income sufficient to make payments on the loan.

This is particularly true because most or all of the mortgage loans underlying the offered certificates will be non-recourse loans.

The debt service coverage ratio of a multifamily or commercial mortgage loan is an important measure of the likelihood of default on the loan. In general, the debt service coverage ratio of a multifamily or commercial mortgage loan at any given time is the ratio of—

●	the amount of income derived or expected to be derived from the related real property collateral for a twelve-month period that is available to pay debt service on the subject mortgage loan, to

●	the annualized payments of principal and/or interest on the subject mortgage loan and any other senior and/or pari passu loans that are secured by the related real property collateral.

The amount described in the first bullet point of the preceding sentence is often a highly subjective number based on a variety of assumptions regarding, and adjustments to, revenues and expenses with respect to the related real property. A more detailed discussion of its calculation is provided under “Description of the Mortgage Pool—Certain Calculations and Definitions”.

The cash flow generated by a multifamily or commercial property will generally fluctuate over time and may or may not be sufficient to—

●	make the loan payments on the related mortgage loan,

●	cover operating expenses, and

●	fund capital improvements at any given time.

Operating revenues of a nonowner occupied, income-producing property may be affected by the condition of the applicable real estate market and/or area economy. Properties leased, occupied or used on a short-term basis, such as—

●	some health care-related facilities,

●	hotels and motels,

●	recreational vehicle parks, and

●	mini-warehouse and self storage facilities,

tend to be affected more rapidly by changes in market or business conditions than do properties typically leased for longer periods, such as—

●	warehouses,

●	retail stores,

●	office buildings, and

●	industrial facilities.

Some commercial properties may be owner-occupied or leased to a small number of tenants. Accordingly, the operating revenues may depend substantially on the financial condition of the borrower or one or a few tenants. Mortgage loans secured by liens on owner-occupied and single tenant properties may pose a greater likelihood of default and loss than loans secured by liens on multifamily properties or on multi-tenant commercial properties.

Increases in property operating expenses can increase the likelihood of a borrower default on a multifamily or commercial mortgage loan secured by the property. Increases in property operating expenses may result from:

●	increases in energy costs and labor costs;

●	increases in interest rates and real estate tax rates; and

●	changes in governmental rules, regulations and fiscal policies.

Some net leases of commercial properties may provide that the lessee, rather than the borrower/ landlord, is responsible for payment of operating expenses. However, a net lease will result in stable net operating income to the borrower/landlord only if the lessee is able to pay the increased operating expense while also continuing to make rent payments.

Lenders also look to the loan-to-value ratio of a mortgage loan as a factor in evaluating the likelihood of loss if a property is liquidated following a default. In general, the loan-to-value ratio of a multifamily or commercial mortgage loan at any given time is the ratio, expressed as a percentage, of—

●	the then outstanding principal balance of the mortgage loan and any other senior and/or pari passu loans that are secured by the related real property collateral, to

●	the estimated value of the related real property based on an appraisal, a cash flow analysis, a recent sales price or another method or benchmark of valuation.

A low loan-to-value ratio means the borrower has a large amount of its own equity in the multifamily or commercial property that secures its loan. In these circumstances—

●	the borrower has a greater incentive to perform under the terms of the related mortgage loan in order to protect that equity, and

●	the lender has greater protection against loss on liquidation following a borrower default.

However, loan-to-value ratios are not necessarily an accurate measure of the likelihood of liquidation loss in a pool of multifamily and commercial mortgage loans. For example, the value of a multifamily or commercial property as of the date of initial issuance of the offered certificates may be less than the estimated value determined at loan origination. The value of any real property, in particular a multifamily or commercial property, will likely fluctuate from time to time. Moreover, even a current appraisal is not necessarily a reliable estimate of value. Appraised values of income-producing properties are generally based on—

●	the market comparison method, which takes into account the recent resale value of comparable properties at the date of the appraisal;

●	the cost replacement method, which takes into account the cost of replacing the property at the date of the appraisal;

●	the income capitalization method, which takes into account the property’s projected net cash flow; or

●	a selection from the values derived from the foregoing methods.

Each of these appraisal methods presents analytical difficulties. For example—

●	it is often difficult to find truly comparable properties that have recently been sold;

●	the replacement cost of a property may have little to do with its current market value; and

●	income capitalization is inherently based on inexact projections of income and expense and the selection of an appropriate capitalization rate and discount rate.

If more than one appraisal method is used and significantly different results are produced, an accurate determination of value and, correspondingly, a reliable analysis of the likelihood of default and loss, is even more difficult.

The value of a multifamily or commercial property will be affected by property performance. As a result, if a multifamily or commercial mortgage loan defaults because the income generated by the related property is insufficient to pay operating costs and expenses as well as debt service, then the value of the property will decline and a liquidation loss may occur.

See “—Repayment of a Commercial or Multifamily Mortgage Loan Depends Upon the Performance and Value of the Underlying Real Property, Which May Decline Over Time, and the Related Borrower’s Ability to Refinance the Property, of Which There Is No Assurance” above.

Performance of the Offered Certificates Will Be Highly Dependent on the Performance of Tenants and Tenant Leases

General

Any tenant may, from time to time, experience a downturn in its business, which may weaken its financial condition and result in a reduction or failure to make rental payments when due. If tenants’ sales were to decline, percentage rents may decline and, further, tenants may be unable to pay their base rent or other occupancy costs. If a tenant defaults in its obligations to a property owner, that property owner may experience delays in enforcing its rights as lessor and may incur substantial costs and experience significant delays associated with protecting its investment, including costs incurred in renovating and reletting the property.

Additionally, the income from, and market value of, the mortgaged properties leased to various tenants would be adversely affected if:

●

space in the mortgaged properties could not be leased or re-leased or substantial re-leasing costs were required and/or the cost of performing landlord obligations under existing leases materially increased;

●

leasing or re-leasing is restricted by exclusive rights of tenants to lease the mortgaged properties or other covenants not to lease space for certain uses or activities, or covenants limiting the types of tenants to which space may be leased;

●	a significant tenant were to become a debtor in a bankruptcy case;

●	rental payments could not be collected for any other reason; or

●	a borrower fails to perform its obligations under a lease resulting in the related tenant having a right to terminate such lease.

In addition, tenants under certain leases included in the underwritten net cash flow, underwritten net operating income and/or occupancy may nonetheless be in financial distress, may be in danger of closing (or being closed by its parent) or may have filed for bankruptcy. Certain tenants at the mortgaged properties may be part of a chain that is in financial distress as a whole, or the tenant’s parent company has implemented or has expressed an intent to implement a plan to consolidate or reorganize its operations, close a number of stores in the chain, reduce exposure, relocate stores or otherwise reorganize its business to cut costs. In addition, certain anchor tenants or shadow anchor tenants may be in financial distress or may be experiencing adverse business conditions, which would have a negative effect on the operations of tenants at the mortgaged properties. Furthermore, commercial tenants having multiple leases may experience adverse business conditions that result in their deciding to close under-performing stores, which may involve a tenant at one of the mortgaged properties.

There may be (and there may exist from time to time) pending or threatened legal proceedings against, or disputes with, certain tenants and/or their parent companies that may have a material adverse effect on the related tenant’s ability to pay rent or remain open for business. We cannot assure you that any such litigation or dispute will not result in a material decline in net operating income at the related mortgaged property.

Certain tenants currently may be in a rent abatement period. We cannot assure you that such tenants will be in a position to pay full rent when the abatement period expires. We cannot assure you that the net operating income contributed by the mortgaged properties will remain at its current or past levels.

Certain tenants may be subject to special license requirements or regulatory requirements, and may not have the right to operate if such licenses are revoked or such requirements are not satisfied.

In addition, certain of the mortgage loans may have tenants who are leasing their spaces on a month-to-month basis and have the right to terminate their leases on a monthly basis.

A Tenant Concentration May Result in Increased Losses

A deterioration in the financial condition of a tenant, the failure of a tenant to renew its lease or the exercise by a tenant of an early termination right can be particularly significant if a mortgaged property is owner-occupied, leased to a single tenant, or if any tenant makes up a significant portion of the rental income at the mortgaged property.

Concentrations of particular tenants among the mortgaged properties or within a particular business or industry at one or multiple mortgaged properties increase the possibility that financial problems with such tenants or such business or industry sectors could affect the mortgage loans. In these cases, business issues for a particular tenant could have a disproportionately large impact on the pool of mortgage loans and adversely affect distributions to holders of offered certificates. Similarly, an issue with respect to a particular industry could also have a disproportionately large impact on the pool of mortgage loans. In addition, the mortgage loans may be adversely affected if a tenant at the mortgaged property is highly specialized, or dependent on a single industry or only a few customers for its revenue. See “—Tenant Bankruptcy Could Result in a Rejection of the Related Lease” below and “Description of the Mortgage Pool—Tenant Issues—Tenant Concentrations” for information on tenant concentrations in the mortgage pool.

Mortgaged Properties Leased to Multiple Tenants Also Have Risks

If a mortgaged property has multiple tenants, re-leasing expenditures may be more frequent than in the case of mortgaged properties with fewer tenants, thereby reducing the cash flow available for payments on the related mortgage loan. Multi-tenant mortgaged properties also may experience higher continuing vacancy rates and greater volatility in rental income and expenses. See Annex A to this prospectus for tenant lease expiration dates for the 5 largest tenants at each mortgaged property.

Mortgaged Properties Leased to Borrowers or Borrower Affiliated Entities Also Have Risks

If a mortgaged property is leased in whole or substantial part to the borrower under the mortgage loan or to an affiliate of the borrower, there may be conflicts of interest. For instance, it is more likely a landlord will waive lease conditions for an affiliated tenant than it would for an unaffiliated tenant. We cannot assure you that the conflicts of interest arising where a borrower is affiliated with a tenant at a mortgaged property will not adversely impact the value of the related mortgage loan. See “Description of the Mortgage Pool—Tenant Issues—Affiliated Leases and Master Leases” for information on properties leased in whole or in part to borrowers and their affiliates.

In certain cases, an affiliated lessee may be a tenant under a master lease with the related borrower, under which the tenant is obligated to make rent payments but does not occupy any space at the mortgaged property. Master leases in these circumstances may be used to bring occupancy to a “stabilized” level with the intent of finding additional tenants to occupy some or all of the master leased space, but may not provide additional economic support for the mortgage loan. If a mortgaged property is leased in whole or substantial part to the borrower or to an affiliate of the borrower, a deterioration in the financial condition of the borrower or its affiliates could significantly affect the borrower’s ability to perform under the mortgage loan as it would directly interrupt the cash flow from the mortgaged property if the borrower’s or its affiliate’s financial condition worsens. We cannot assure you that any space leased by a borrower or an affiliate of the borrower will eventually be occupied by third party tenants.

Tenant Bankruptcy Could Result in a Rejection of the Related Lease

The bankruptcy or insolvency of a major tenant or a number of smaller tenants, such as in retail properties, may have an adverse impact on the mortgaged properties affected and the income produced by such mortgaged properties. Under the Bankruptcy Code, a tenant has the option of assuming or rejecting or, subject to certain conditions, assuming and assigning to a third party, any unexpired lease. If the tenant rejects the lease, the landlord’s claim for breach of the lease would (absent collateral securing the claim) be treated as a general unsecured claim against the tenant and a lessor’s damages for lease rejection are generally subject to certain limitations. We cannot assure you that tenants of the mortgaged properties will continue making payments under their leases or that tenants will not file for bankruptcy protection in the future or, if any tenants so file, that they will continue to make rental payments in a timely manner. See “Certain Legal Aspects of the Mortgage Loans—Bankruptcy Issues”. See “Description of the Mortgage Pool—Default History, Bankruptcy Issues and Other Proceedings” for information regarding bankruptcy issues with respect to certain mortgage loans.

In the case of certain mortgage loans included in the mortgage pool, it may be possible that the related master lease could be construed in a bankruptcy as a financing lease or other arrangement under which the related master lessee (and/or its affiliates) would be deemed as effectively the owner of the related mortgaged property, rather than a tenant, which could result in potentially adverse consequences for the trust, as the holder of such mortgage loan, including a potentially greater risk of an unfavorable plan of reorganization and competing claims of creditors of the related master lessee and/or its affiliates. See “Description of the Mortgage Pool—Tenant Issues—Affiliated Leases and Master Leases”.

Sale-Leaseback Transactions Have Special Risks

Certain mortgaged properties were each the subject of a sale-leaseback transaction in connection with the acquisition of such property (or a portion of such property) by the related borrower or following such acquisition, including the O’Reilly Auto Parts Portfolio mortgaged properties (3.7%). Each of these mortgaged properties (or a portion thereof) are leased to a tenant, who is the former owner of the mortgaged property or portion thereof, pursuant to a lease. We cannot assure you that any of these tenants will not file for bankruptcy protection.

A bankruptcy with respect to a tenant in a sale-leaseback transaction could result in the related lease being recharacterized as a loan from the borrower to the tenant. If the lease were recharacterized as a loan, the lease would be a deemed loan and the tenant would gain a number of potential benefits in a bankruptcy case. The tenant could retain possession of the mortgaged property during the pendency of its bankruptcy case without having to comply with the ongoing post-petition rent requirements of section 365(d)(3) of the Bankruptcy Code, which requires a tenant to start paying rent within 60 days following the commencement of its bankruptcy case, while deciding whether to assume or reject a lease of nonresidential real property. The tenant desiring to remain in possession of the mortgaged property would not have to assume the lease within 210 days following the commencement of its bankruptcy case pursuant to section 365(d)(4) of the Bankruptcy Code or comply with the conditions precedent to assumption, including curing all defaults, compensating for damages and giving adequate assurance of future performance. To the extent the deemed loan is under-secured, the tenant would be able to limit the secured claim to the then-current value of the mortgaged property and treat the balance as a general unsecured claim. The tenant also might assert that the entire claim on the deemed loan is an unsecured claim. In Liona Corp., Inc. v. PCH Associates (In re PCH Associates), 949 F.2d 585 (2d Cir. 1991), the court considered the effect of recharacterizing a sale-leaseback transaction as a financing rather than a true lease. The court held that the landlord’s record title to the leased property should be treated as an equitable mortgage securing the deemed loan. Under the reasoning of that case, if a lease were recharacterized as a loan, the related borrower would have a claim against the tenant secured by an equitable mortgage. That secured claim has been collaterally assigned to the mortgagees. However, the legal authority considering the effects of such a recharacterization is limited, and we cannot assure you that a bankruptcy court would follow the reasoning of the PCH Associates case.

There is also a risk that a tenant that files for bankruptcy protection may reject the related lease. Pursuant to section 502(b)(6) of the Bankruptcy Code, a lessor’s damages for lease rejection are limited to the amount owed for the unpaid rent reserved under the lease for the periods prior to the bankruptcy petition (or earlier surrender of the leased premises) which are unrelated to the rejection, plus the greater of one year’s rent or 15% of the remaining rent reserved under the lease (but not to exceed three years’ rent).

It is likely that each lease constitutes an “unexpired lease” for purposes of the Bankruptcy Code. Federal bankruptcy law provides generally that rights and obligations under an unexpired lease of a debtor may not be terminated or modified at any time after the commencement of a case under the Bankruptcy Code solely on the basis of a provision in such contract to such effect or because of certain other similar events. This prohibition on so called “ipso facto clauses” could limit the ability of a borrower to exercise certain contractual remedies with respect to a lease. In addition, the Bankruptcy Code provides that a trustee in bankruptcy or debtor in possession may, subject to approval of the court, (a) assume an unexpired lease and (i) retain it or (ii) unless applicable law excuses a party other than the debtor from accepting performance from or rendering performance to an entity other than the debtor, assign it to a third party (notwithstanding any other restrictions or prohibitions on assignment) or (b) reject such contract. In a bankruptcy case of a tenant, if the lease were to be assumed, the trustee in bankruptcy on behalf of the tenant, or the tenant as debtor in possession, or the assignee, if applicable, must cure any defaults under the lease, compensate the related borrower for its losses and provide such borrower with “adequate assurance” of future performance. Such remedies may be insufficient, however, as the borrower may be forced to continue under the lease with a tenant that is a poor credit risk or an unfamiliar tenant if the lease was assigned (if applicable state law does not otherwise prevent such an assignment), and any assurances provided to the borrower may, in fact, be inadequate. If the lease is rejected, such rejection generally constitutes a breach of the lease immediately before the date of the filing of the petition. As a consequence, the borrower would have only an unsecured claim against the tenant for damages resulting from such breach, which could adversely affect the security for the offered certificates.

Furthermore, there is likely to be a period of time between the date upon which a tenant files a bankruptcy petition and the date upon which the lease is assumed or rejected. Although the tenant is obligated to make all lease payments within 60 days following the commencement of the bankruptcy case, there is a risk that such payments will not be made due to the tenant’s poor financial condition. If the lease is rejected, the lessor will be treated as an unsecured creditor with respect to its claim for damages for termination of the lease and the borrower must re-let the mortgaged property before the flow of lease payments will recommence. In addition, pursuant to section 502(b)(6) of the Bankruptcy Code, a lessor’s damages for lease rejection are limited to the amount owed for the unpaid rent reserved under the lease for the periods prior to the bankruptcy petition (or earlier surrender of the leased premises) which are unrelated to the rejection, plus the greater of one year’s rent or 15% of the remaining rent reserved under the lease (but not to exceed three years’ rent).

As discussed above, bankruptcy courts, in the exercise of their equitable powers, have the authority to recharacterize a lease as a financing. We cannot assure you such recharacterization would not occur with respect to the mortgage loans as to which the related mortgaged properties were the subject of sale-leaseback transactions.

The application of any of these doctrines to any one of the sale-leaseback transactions could result in substantial, direct and material impairment of the rights of the holders of offered certificates.

Leases That Are Not Subordinated to the Lien of the Mortgage or Do Not Contain Attornment Provisions May Have an Adverse Impact at Foreclosure

In certain jurisdictions, if tenant leases are subordinated to the liens created by the mortgage but do not contain attornment provisions that require the tenant to subordinate the lease if the mortgagee agrees to enter into a non-disturbance agreement, the tenants may terminate their leases upon the transfer of the property to a foreclosing lender or purchaser at foreclosure. Accordingly, if a mortgaged property is located in such a jurisdiction and is leased to one or more desirable tenants under leases that are subordinate to the mortgage and do not contain attornment provisions, such mortgaged property could experience a further decline in value if such tenants’ leases were terminated. This is particularly likely if such tenants were paying above-market rents or could not be replaced. If a lease is not subordinate to a mortgage, the issuing entity will not possess the right to dispossess the tenant upon foreclosure of the mortgaged property (unless otherwise agreed to with the tenant). Also, if the lease contains provisions inconsistent with the mortgage (e.g., provisions relating to application of insurance proceeds or condemnation awards) or which could affect the enforcement of the lender’s rights (e.g., a right of first refusal to purchase the property), the provisions of the lease will take precedence over the provisions of the mortgage. Not all leases were reviewed to ascertain the existence of attornment or subordination provisions.

With respect to certain of the mortgage loans, the related borrower has given to certain tenants or others an option to purchase, a right of first refusal and/or a right of first offer to purchase all or a portion of the mortgaged property in the event a sale is contemplated, and such right is not subordinate to the related mortgage. This may impede the mortgagee’s ability to sell the related mortgaged property at foreclosure, or, upon foreclosure, this may affect the value and/or marketability of the related mortgaged property. See “Description of the Mortgage Pool—Tenant Issues—Purchase Options, Rights of First Offer and Rights of First Refusal” for information regarding material purchase options, rights of first offer and/or rights of first refusal, if any, with respect to mortgaged properties securing certain mortgage loans.

Early Lease Termination Options May Reduce Cash Flow

Any exercise of a termination or contraction right by a tenant at a mortgaged property could result in vacant space at the related mortgaged property, renegotiation of the lease with the related tenant or re-letting of the space on a date earlier than the lease expiration date shown on Annex A to this prospectus or in rent rolls. Any such vacated space may not be re-let. Furthermore, similar termination and/or abatement rights may arise in the future or materially adversely affect the related borrower’s ability to meet its obligations under the related mortgage loan documents. See “Description of the Mortgage Pool—Tenant Issues—Lease Expirations and Terminations” for information on material tenant lease expirations and early termination options.

Mortgaged Properties Leased to Startup Companies Have Special Risks

Certain mortgaged properties may have tenants that are startup companies. Startup companies are new companies that are seeking to develop a scalable business model. Startup companies have heightened risks. Many startup companies do not generate positive cash flow, and may in fact experience significant negative cash flow. Startup companies that operate at a loss may experience rapid growth through venture capital investments; however, if the source of funding loses confidence in the business model, or is unwilling or unable to continue funding for other reasons, the startup company may be faced with significant losses and be without a source of funding to continue its business or pay its obligations. Furthermore, valuations based on venture capital investment may rapidly decline. Many startups may produce only a single product or service, and therefore face a binary risk of failure if such product or service does not find market acceptance, meets with competition or is otherwise unsuccessful. Further, startup companies may be run by founders who lack significant business or finance experience. Accordingly, mortgaged properties leased to startup companies face the risk that the tenant may be unable to pay rent under its lease, and may default on its lease, due to the foregoing factors.

Mortgaged Properties Leased to Not-for-Profit Tenants Also Have Risks

Certain mortgaged properties, which may include retail, office and multifamily properties, among others, may have tenants that are charitable institutions that generally rely on contributions from individuals and government grants or other subsidies to pay rent on such properties and other operating expenses. We cannot assure you that the rate, frequency and level of individual contributions or governmental grants and subsidies will continue with respect to any such institution. A reduction in contributions or grants may impact the ability of the related institution to pay rent, and there can be no assurance that the related borrower will be in a position to meet its obligations under the related mortgage loan documents if such tenant fails to pay its rent.

The Types of Properties That Secure the Mortgage Loans Present Special Risks

General

As discussed under “—Repayment of a Commercial or Multifamily Mortgage Loan Depends Upon the Performance and Value of the Underlying Real Property, Which May Decline Over Time, and the Related Borrower’s Ability to Refinance the Property, of Which There Is No Assurance” above, the adequacy of an income-producing property as security for a mortgage loan depends in large part on its value and ability to generate net operating income. Set forth below is a discussion of some of the various factors that may affect the value and operations of the properties which secure the mortgage loans.

Office Properties

Factors affecting the value and operation of an office property include:

●	the strength, stability, number and quality of the tenants, particularly significant tenants, at the property;

●

the physical attributes and amenities of the building in relation to competing buildings, including the condition of the HVAC system, parking and the building’s compatibility with current business wiring requirements;

●	whether the area is a desirable business location, including local labor cost and quality, tax environment, including tax benefits, and quality of life issues, such as schools and cultural amenities;

●	the location of the property with respect to the central business district or population centers;

●	demographic trends within the metropolitan area to move away from or towards the central business district;

●	social trends combined with space management trends, which may change towards options such as telecommuting or hoteling to satisfy space needs;

●	tax incentives offered to businesses or property owners by cities or suburbs adjacent to or near where the building is located;

●	local competitive conditions, such as the supply of office space or the existence or construction of new competitive office buildings;

●	the quality and philosophy of building management;

●	access to mass transportation;

●	accessibility from surrounding highways/streets;

●	changes in zoning laws; and

●	the financial condition of the owner of the property.

With respect to some office properties, one or more tenants may have the option, at any time or after the expiration of a specified period, to terminate their leases at the subject property. In many cases, the tenant is required to provide notice and/or pay penalties in connection with the exercise of its termination option. Generally, the full rental income generated by the related leases will be taken into account in the underwriting of the related underlying mortgage loan. Notwithstanding any disincentives with respect to a termination option, there can be no assurance that a tenant will not exercise such an option, especially if the rent paid by that tenant is in excess of market rent. In such event, there may be a decrease in the cash flow generated by such mortgaged properties and available to make payments on the related offered certificates.

Office properties may be adversely affected by an economic decline in the business operated by their tenants. The risk associated with that economic decline is increased if revenue is dependent on a single tenant or if there is a significant concentration of tenants in a particular business or industry.

Certain office tenants at the mortgaged properties may use their leased space to create shared workspaces or co-working spaces that they lease to other businesses. Shared workspaces are rented by customers on a short term basis. Short term space users may be more impacted by economic fluctuations compared to traditional long term office leases, which has the potential to impact operating profitability of the company offering the shared space and, in turn, its ability to maintain its lease payments. In addition, office tenants that operate shared workspaces or co-working spaces may principally generate revenues through the sale of memberships, most of which have short-term commitments. In many cases, the members may terminate their membership agreements at any time upon as little notice as one calendar month. Demand for such memberships may be negatively affected by a number of factors, including geopolitical uncertainty, competition, cybersecurity incidents, decline in the co-working tenant’s reputation and saturation in the markets where the co-working tenant operates. The foregoing factors may subject the related mortgage loan to increased risk of default and loss.

In the case of medical office properties, the performance of a medical office property may depend on (a) the proximity of such property to a hospital or other healthcare establishment, (b) reimbursements for patient fees from private or government sponsored insurers, (c) its ability to attract doctors and nurses to be on staff, and (d) its ability to afford and acquire the latest medical equipment. Issues related to reimbursement (ranging from nonpayment to delays in payment) from such insurers could adversely impact cash flow at medical office properties.

Office properties are also subject to competition with other office properties in the same market. Competitive factors affecting an office property include:

●	rental rates;

●	the building’s age, condition and design, including floor sizes and layout;

●	access to public transportation and availability of parking; and

●	amenities offered to its tenants, including sophisticated building systems, such as fiber optic cables, satellite communications or other base building technological features.

The cost of refitting office space for a new tenant is often higher than for other property types.

The success of an office property also depends on the local economy. Factors influencing a company’s decision to locate in a given area include:

●	the cost and quality of labor;

●	tax incentives; and

●	quality of life considerations, such as schools and cultural amenities.

The strength and stability of the local or regional economy will affect an office property’s ability to attract stable tenants on a consistent basis. A central business district may have a substantially different economy from that of a suburb.

Industrial Properties

Industrial properties may be adversely affected by reduced demand for industrial space occasioned by a decline in a particular industry segment and/or by a general slowdown in the economy. In addition, an industrial property that suited the particular needs of its original tenant may be difficult to relet to another tenant or may become functionally obsolete relative to newer properties. Also, lease terms with respect to industrial properties are generally for shorter periods of time and may result in a substantial percentage of leases expiring in the same year at any particular industrial property.

The value and operation of an industrial property depends on:

●	location of the property, the desirability of which in a particular instance may depend on—

1.	availability of labor services,

2.	proximity to supply sources and customers, and

3.	accessibility to various modes of transportation and shipping, including railways, roadways, airline terminals and ports;

●	building design of the property, the desirability of which in a particular instance may depend on—

1.	ceiling heights,

2.	column spacing,

3.	number and depth of loading bays,

4.	divisibility,

5.	floor loading capacities,

6.	truck turning radius,

7.	overall functionality, and

8.	adaptability of the property, because industrial tenants often need space that is acceptable for highly specialized activities; and

●	the quality and creditworthiness of individual tenants, because industrial properties frequently have higher tenant concentrations.

Industrial properties are generally special purpose properties that could not be readily converted to general residential, retail or office use. This will adversely affect their liquidation value. In addition, properties used for many industrial purposes are more prone to environmental concerns than other property types. Further, certain of the industrial properties may have tenants that are subject to risks unique to their business, such as cold storage facilities. Cold storage facilities may have unique risks such as short lease terms due to seasonal use, making income potentially more volatile than for properties with longer term leases, and customized refrigeration design, rendering such facilities less readily convertible to alternative uses.

Mixed Use Properties

Certain properties are mixed use properties. Each such mortgaged property is subject to the risks relating to the applicable property types as described in “—The Types of Properties That Secure the Mortgage Loans Present Special Risks—General—Office Properties”, “—Retail Properties” and “—Multifamily Rental Properties”. See Annex A for the 5 largest tenants (by net rentable square footage leased) at each mixed use property. A mixed use property may be subject to additional risks, including the property manager’s inexperience in managing the different property types that comprise such mixed use property.

See “Description of the Mortgage Pool—Statistical Characteristics of the Mortgage Loans—Property Types—Mixed Use Properties”.

Hospitality Properties

Hospitality properties may involve different types of hotels and motels, including:

●	full service hotels;

●	resort hotels with many amenities;

●	limited service hotels;

●	hotels and motels associated with national or regional franchise chains;

●	hotels that are not affiliated with any franchise chain but may have their own brand identity; and

●	other lodging facilities.

Factors affecting the value, operation and economic performance of a hospitality property include:

●	the location of the property and its proximity to major population centers or attractions;

●	the seasonal nature of business at the property;

●	the level of room rates relative to those charged by competitors;

●	quality and perception of the franchise affiliation;

●	lack of a franchise affiliation or the loss of a franchise affiliation or a deterioration in the reputation of a franchise;

●	whether management contracts or franchise agreements are renewed or extended upon expiration;

●	the quality of hospitality property management;

●	ability to convert to alternative uses which may not be readily made;

●	economic conditions, either local, regional or national, which may limit the amount that can be charged for a room and may result in a reduction in occupancy levels;

●	the existence or construction of competing hospitality properties;

●	nature and quality of the services and facilities;

●	financial strength and capabilities of the owner and operator;

●	the need for continuing expenditures for modernizing, refurbishing and maintaining existing facilities;

●	increases in operating costs, which may not be offset by increased room rates;

●	the property’s dependence on business and commercial travelers and tourism;

●	changes in travel patterns caused by changes in access, energy prices, labor strikes, relocation of highways, the reconstruction of additional highways or other factors; and

●

changes in travel patterns caused by perceptions of travel safety, which perceptions can be significantly and adversely influenced by terrorist acts and foreign conflict as well as apprehension regarding the possibility of such acts or conflicts.

Because limited-service hotels and motels are relatively quick and inexpensive to construct and may quickly reflect a positive value, an over-building of these hotels and motels could occur in any given region, which would likely adversely affect occupancy and daily room rates. Further, because rooms at hospitality properties are generally rented for short periods of time, hospitality properties tend to be more sensitive to adverse economic conditions and competition than many other types of commercial properties. Additionally, the revenues of some hospitality properties, particularly those located in regions whose economies depend upon tourism, may be highly seasonal in nature and/or may be adversely affected by prolonged unfavorable weather conditions.

Hospitality properties may be operated under franchise agreements. The continuation of a franchise is typically subject to specified operating standards and other terms and conditions. The franchisor periodically inspects its licensed properties to confirm adherence to its operating standards. The failure of the hospitality property to maintain those standards or adhere to those other terms and conditions could result in the loss or cancellation of the franchise license. It is possible that the franchisor could condition the continuation of a franchise license on the completion of capital improvements or the making of capital expenditures that the owner of the hospitality property determines are too expensive or are otherwise unwarranted in light of the operating results or prospects of the property. In that event, the owner of the hospitality property may elect to allow the franchise license to lapse. In any case, if the franchise is terminated, the owner of the hospitality property may seek to obtain a suitable replacement franchise, which may be at significantly higher fees than the previous franchise, or to operate property independently of a franchise license. The loss of a franchise license could have a material adverse effect upon the operations or value of the hospitality property because of the loss of associated name recognition, marketing support and centralized reservation systems provided by the franchisor.

The viability of any hospitality property that is a franchise of a national or a regional hotel or motel chain is dependent upon:

●	the continued existence and financial strength of the franchisor;

●	the public perception of the franchise service mark; and

●	the duration of the franchise licensing agreement.

The transferability of franchise license agreements may be restricted. The consent of the franchisor would be required for the continued use of the franchise license by the hospitality property following a foreclosure. Conversely, a lender may be unable to remove a franchisor that it desires to replace following a foreclosure. Additionally, any provision in a franchise agreement or management agreement providing for termination because of a bankruptcy of a franchisor or manager will generally not be enforceable.

In addition, there may be risks associated with hospitality properties that have not entered into or become a party to any franchise agreement, license agreement or other “flag”. Hospitality properties often enter into these types of agreements in order to align the hospitality property with a certain public perception or to benefit from a centralized reservation system. We cannot assure you that hospitality properties that lack such benefits will be able to operate successfully on an independent basis.

With respect to certain hospitality properties, including hospitality properties that are unflagged, the collateral may include the collateral assignment of the rights of the borrower in certain intellectual property and brand names used in connection with the operation of the properties. The success of the operation of the mortgaged property depends in part on the borrower’s continued ability to use this intellectual property and on adequate protection and enforcement of this intellectual property, as well as related brands, logos and branded merchandise, including to increase brand awareness and further develop the property’s brand. Not all of the trademarks, copyrights, proprietary technology or other intellectual property rights used in the operation of such a mortgaged property may have been registered, and some of these trademarks and other intellectual property rights may never be registered. Despite the borrower’s efforts to protect their proprietary rights, third parties may infringe or otherwise violate such intellectual property rights, and use information that the borrower regards as proprietary, and the borrower’s rights may be invalidated or rendered unenforceable.

In addition, certain hotel properties are limited-service, select service or extended stay hotels. Hotel properties that are limited-service, select service or extended stay hotels may subject a lender to more risk than full-service hotel properties as they generally require less capital for construction than full-service hotel properties. In addition, as limited-service, select service or extended stay hotels generally offer fewer amenities than full-service hotel properties, they are less distinguishable from each other. As a result, it is easier for limited-service, select service or extended stay hotels to experience increased or unforeseen competition.

In addition to hotel operations, some hospitality properties also operate entertainment and sports complexes that include restaurants, theaters, lounges, bars, nightclubs and/or banquet and meeting spaces and may derive a significant portion of the related property’s revenue from such operations. Consumer demand for entertainment resorts is particularly sensitive to downturns in the economy and the corresponding impact on discretionary spending on leisure activities. Changes in discretionary consumer spending or consumer preferences could be driven by factors such as perceived or actual general economic conditions, high energy, fuel and food costs, the increased cost of travel, the weakened job market, perceived or actual disposable consumer income and wealth, fears of recession and changes in consumer confidence in the economy, or fears of war and future acts of terrorism. These factors could reduce consumer demand for the leisure activities that the property offers, thus imposing practical limits on pricing and harming operations. Restaurants, theaters, lounges, bars and nightclubs are particularly vulnerable to changes in consumer preferences. In addition, a nightclub’s, restaurant’s, lounge’s or bar’s revenue is extremely dependent on its popularity and perception. These characteristics are subject to change rapidly and we cannot assure you that any of a hospitality property’s nightclubs, restaurants, theaters, lounges or bars will maintain their current level of popularity or perception in the market. With respect to mortgaged properties that operate entertainment venues, the entertainment industry’s brand perception of the mortgaged property’s entertainment venue may have a significant impact on the ability to book talent and sell shows at the property. Any change in perception of entertainment venues by consumers or by the entertainment industry could have a material adverse effect on the net cash flow of the property. Furthermore, because of the unique construction requirements of restaurants, theaters, lounges, bars or nightclubs, the space at those hospitality properties would not easily be converted to other uses.

In the event of a foreclosure on a hospitality property, the lender or other purchaser of the hospitality property may not be entitled to the rights under any associated operating, liquor and other licenses. That party would be required to apply in its own right for new operating, liquor and other licenses. There can be no assurance that a new license could be obtained or that it could be obtained promptly. The lack of a liquor license in a hospitality property could have an adverse impact on the revenue from that property or on its occupancy rate.

In addition, certain state laws prohibit the assignment of liquor revenues. In such case, the lender may not be able to obtain a security interest in such revenues, which may constitute a material portion of the revenues at the related hospitality property. As a result, the lender may lose its ability to obtain such revenues in a foreclosure in certain scenarios, including if there is bankruptcy of the liquor license holder. In certain cases, the liquor license holder may not be a single purpose entity.

Further, liquor licenses are subject to extensive regulation. A revocation of the liquor license at a hospitality property, particularly a property with a significant revenues from nightclubs, casinos, other entertainment venues, restaurants and lounges, could have a material adverse effect on revenues from such property.

In addition, hospitality properties may be structured with a master lease (or operating lease) in order to minimize potential liabilities of the borrower. Under the master lease structure, an operating lessee (typically affiliated with the borrower) is also an obligor under the related mortgage loan and the operating lessee borrower pays rent to the fee owner borrower.

Retail Properties

The term “retail property” encompasses a broad range of properties at which businesses sell consumer goods and other products and provide various entertainment, recreational or personal services to the general public. Some examples of retail properties include—

●	shopping centers,

●	factory outlet centers,

●	malls,

●	automotive sales and service centers,

●	consumer oriented businesses,

●	department stores,

●	grocery stores,

●	convenience stores,

●	specialty shops,

●	gas stations,

●	movie theaters,

●	fitness centers,

●	bowling alleys,

●	salons, and

●	dry cleaners.

A number of factors may affect the value and operation of a retail property. Some of these factors include:

●	the strength, stability, number and quality of the tenants;

●	tenants’ sales;

●	tenant mix;

●	whether the property is in a desirable location;

●	the physical condition and amenities of the building in relation to competing buildings;

●

whether a retail property is anchored, shadow anchored or unanchored and, if anchored or shadow anchored, the strength, stability, quality and continuous occupancy of the anchor tenant or the shadow anchor, as the case may be; and

●	the financial condition of the owner of the property.

Unless owner occupied, retail properties generally derive all or a substantial percentage of their income from lease payments from commercial tenants. Therefore, it is important for the owner of a retail property to attract and keep tenants, particularly significant tenants, that are able to meet their lease obligations. In order to attract tenants, the owner of a retail property may be required to—

●	lower rents,

●	grant a potential tenant a free rent or reduced rent period,

●	improve the condition of the property generally, or

●	make at its own expense, or grant a rent abatement to cover, tenant improvements for a potential tenant.

A prospective tenant will also be interested in the number and type of customers that it will be able to attract at a particular retail property. The ability of a tenant at a particular retail property to attract customers will be affected by a number of factors related to the property and the surrounding area, including:

●	competition from other retail properties;

●	perceptions regarding the safety, convenience and attractiveness of the property;

●	perceptions regarding the safety of the surrounding area;

●	demographics of the surrounding area;

●	the strength and stability of the local, regional and national economies;

●	traffic patterns and access to major thoroughfares;

●	the visibility of the property;

●	availability of parking;

●	the particular mixture of the goods and services offered at the property;

●	customer tastes, preferences and spending patterns; and

●	the drawing power of other tenants.

The success of a retail property is often dependent on the success of its tenants’ businesses. A significant component of the total rent paid by tenants of retail properties is often tied to a percentage of gross sales or revenues. Declines in sales or revenues of the tenants will likely cause a corresponding decline in percentage rents and/or impair the tenants’ ability to pay their rent or other occupancy costs. A default by a tenant under its lease could result in delays and costs in enforcing the landlord’s rights. Retail properties would be directly and adversely affected by a decline in the local economy and reduced consumer spending.

Repayment of a mortgage loan secured by a retail property will be affected by the expiration of space leases at the property and the ability of the borrower to renew or relet the space on comparable terms. Even if vacant space is successfully relet, the costs associated with reletting, including tenant improvements, leasing commissions and free rent, may be substantial and could reduce cash flow from a retail property.

With respect to some retail properties, one or more tenants may have the option, at any time or after the expiration of a specified period, to terminate their leases at the subject property. In many cases, the tenant is required to provide notice and/or pay penalties in connection with the exercise of its termination option. Generally, the full rental income generated by the related leases will be taken into account in the underwriting of the related underlying mortgage loan. Notwithstanding any disincentives with respect to a termination option, there can be no assurance a tenant will not exercise such an option, especially if the rent paid by that tenant is in excess of market rent. In such event, there may be a decrease in the cash flow generated by such mortgaged properties and available to make payments on the related offered certificates.

The presence or absence of an anchor tenant in a multi-tenanted retail property can be important. Anchor tenants play a key role in generating customer traffic and making the center desirable for other tenants. Retail properties that are anchored have traditionally been perceived as less risky than unanchored properties. As to any given retail property, an anchor tenant is generally understood to be a nationally or regionally recognized tenant whose space is, in general, materially larger in size than the space occupied by other tenants at the same retail property and is important in attracting customers to the retail property. Retail properties that have anchor tenant-owned stores often have reciprocal easement and operating agreements between the property owner and such anchor tenants containing certain operating and maintenance covenants. Although an anchor tenant is required to pay a contribution toward common area maintenance and real estate taxes on the improvements and related real property, an anchor tenant that owns its own parcel does not pay rent.

Certain tenant estoppels will have been obtained from anchor and certain other tenants in connection with the origination of the mortgage loans that identify disputes between the related borrower and the applicable tenant, or alleged defaults or potential defaults by the applicable property owner under the lease or a reciprocal easement and operating agreement. Such disputes, defaults or potential defaults, could lead to a termination or attempted termination of the applicable lease or reciprocal easement and operating agreement by the tenant or to litigation against the related borrower. We cannot assure you that these tenant disputes will not have a material adverse effect on the ability of the related borrowers to repay their portion of the mortgage loan. In addition, we cannot assure you that the tenant estoppels obtained identify all potential disputes that may arise with tenants.

A retail property may also benefit from a shadow anchor. A shadow anchor is a store or business that satisfies the criteria for an anchor store or business, but which may be located at an adjoining property or on a portion of the subject retail property that is not collateral for the related mortgage loan. A shadow anchor may own the space it occupies. In those cases where the property owner does not control the space occupied by the anchor store or business, the property owner may not be able to take actions with respect to the space that it otherwise typically would, such as granting concessions to retain an anchor tenant or removing an ineffective anchor tenant.

In some cases, an anchor tenant or a shadow anchor may cease to operate at the property, thereby leaving its space unoccupied even though it continues to pay rent on or even own the vacant space. If an anchor tenant or a shadow anchor ceases operations at a retail property or if its sales do not reach a specified threshold, other tenants at the property may be entitled to terminate their leases prior to the scheduled expiration date or to pay rent at a reduced rate for the remaining term of the lease.

Accordingly, the following factors, among others, will adversely affect the economic performance of an anchored retail property, including:

●	an anchor tenant’s failure to renew its lease;

●	termination of an anchor tenant’s lease;

●	the bankruptcy or economic decline of an anchor tenant or a shadow anchor;

●

the cessation of the business of a self-owned anchor or of an anchor tenant, notwithstanding its continued ownership of the previously occupied space or its continued payment of rent, as the case may be; or

●	a loss of an anchor tenant’s or shadow anchor’s ability to attract shoppers.

Online shopping and the use of technology, such as smartphone shopping applications, to transact purchases or to aid purchasing decisions have increased in recent years and are expected to continue to increase in the future. This trend is affecting business models, sales and profitability of some retailers and could adversely affect the demand for retail real estate and occupancy at retail properties securing the mortgage loans. Any resulting decreases in rental revenue could have a material adverse effect on the value of retail properties securing the mortgage loans.

Some of these developments in the retail sector have led to retail companies, including several national retailers, filing for bankruptcy and/or voluntarily closing certain of their stores. Borrowers may be unable to re-lease such space or to re-lease it on comparable or more favorable terms. As a result, the bankruptcy or closure of a national tenant may adversely affect a retail borrower’s revenues. In addition, such closings may allow other tenants to modify their leases to terms that are less favorable for borrowers or to terminate their leases, also adversely impacting their revenues.

Retail properties may also face competition from sources outside a given real estate market or with lower operating costs. For example, all of the following compete with more traditional department stores and specialty shops for consumer dollars:

●	factory outlet centers;

●	discount shopping centers and clubs;

●	catalogue retailers;

●	home shopping networks and programs;

●	internet web sites and electronic media shopping; and

●	telemarketing.

Similarly, home movie rentals and pay-per-view movies provide alternate sources of entertainment to movie theaters. Continued growth of these alternative retail outlets and entertainment sources, which are often characterized by lower operating costs, could adversely affect the rents collectible at retail properties.

Gas stations, automotive sales and service centers and dry cleaners also pose unique environmental risks because of the nature of their businesses and the types of products used or sold in those businesses.

Retail properties are also subject to conditions that could negatively affect the retail sector, such as increased unemployment, increased federal income and payroll taxes, increased health care costs, increased state and local taxes, increased real estate taxes, industry slowdowns, lack of availability of consumer credit, weak income growth, increased levels of consumer debt, poor housing market conditions, adverse weather conditions, natural disasters, plant closings, and other factors. Similarly, local real estate conditions, such as an oversupply of, or a reduction in demand for, retail space or retail goods, and the supply and creditworthiness of current and prospective tenants may negatively impact those retail properties.

Multifamily Rental Properties

In addition to the factors discussed under “—Repayment of a Commercial or Multifamily Mortgage Loan Depends Upon the Performance and Value of the Underlying Real Property, Which May Decline Over Time, and the Related Borrower’s Ability to Refinance the Property, of Which There Is No Assurance”, factors affecting the value and operation of a multifamily rental property include:

●	the physical attributes of the property, such as its age, appearance, amenities and construction quality, in relation to competing buildings;

●	the types of services or amenities offered at the property;

●	the location of the property;

●	distance from employment centers and shopping areas;

●	the characteristics of the surrounding neighborhood, which may change over time;

●	the rents charged for dwelling units at the property relative to the rents charged for comparable units at competing properties;

●	the ability of management to provide adequate maintenance and insurance;

●	the property’s reputation;

●	the level of mortgage interest rates, which may encourage tenants to purchase rather than lease housing;

●

the existence or construction of competing or alternative residential properties in the local market, including other apartment buildings and complexes, manufactured housing communities, mobile home parks and single-family housing;

●	compliance with and continuance of any government housing rental subsidy programs and/or low income housing tax credit or incentive programs from which the property receives benefits;

●	the ability of management to respond to competition;

●	the tenant mix and whether the property is primarily occupied by workers from a particular company or type of business, personnel from a local military base or students;

●

in the case of student housing facilities or properties leased primarily to students, which may be more susceptible to damage or wear and tear than other types of multifamily housing, the reliance on the financial well-being of the college or university to which it relates, competition from on campus housing units and new competitive student housing properties, which may adversely affect occupancy, the physical layout of the housing, which may not be readily convertible to traditional multifamily use, and that student tenants have a higher turnover rate than other types of multifamily tenants, which in certain cases is compounded by the fact that student leases are available for periods of less than 12 months, and closures of or ongoing social distancing measures that may be instituted by colleges and universities due to the COVID-19 pandemic;

●

adverse local, regional or national economic conditions, which may limit the amount that may be charged for rents and may result in a reduction in timely rent payments or a reduction in occupancy levels;

●	local factory or other large employer closings;

●	state and local regulations, which may affect the property owner’s ability to evict tenants or to increase rent to the market rent for an equivalent apartment;

●	the extent to which the property is subject to land use restrictive covenants or contractual covenants that require that units be rented to low income tenants;

●	the extent to which the cost of operating the property, including the cost of utilities and the cost of required capital expenditures, may increase;

●	whether the property is subject to any age restrictions on tenants;

●	the extent to which increases in operating costs may be passed through to tenants; and

●	the financial condition of the owner of the property.

Because units in a multifamily rental property are leased to individuals, usually for no more than a year, the property is likely to respond relatively quickly to a downturn in the local economy or to the closing of a major employer in the area.

In addition, multifamily rental properties are typically in markets that, in general, are characterized by low barriers to entry. Thus, a particular multifamily rental property market with historically low vacancies could experience substantial new construction and a resultant oversupply of rental units within a relatively short period of time. Since apartments within a multifamily rental property are typically leased on a short-term basis, the tenants residing at a particular property may easily move to alternative multifamily rental properties with more desirable amenities or locations or to single family housing.

Some states regulate the relationship between an owner and its tenants at a multifamily rental property. Among other things, these states may—

●	require written leases;

●	require good cause for eviction;

●	require disclosure of fees;

●	prohibit unreasonable rules;

●	prohibit retaliatory evictions;

●	prohibit restrictions on a resident’s choice of unit vendors;

●	limit the bases on which a landlord may increase rent; or

●	prohibit a landlord from terminating a tenancy solely by reason of the sale of the owner’s building.

Apartment building owners have been the subject of suits under state Unfair and Deceptive Practices Acts and other general consumer protection statutes for coercive, abusive or unconscionable leasing and sales practices.

Some counties and municipalities also impose rent control and/or rent stabilization regulations on apartment buildings. These regulations may limit rent increases to—

●	fixed percentages,

●	percentages of increases in the consumer price index,

●	increases set or approved by a governmental agency, or

●	increases determined through mediation or binding arbitration.

Some counties and municipalities may subsequently impose stricter rent control regulations on apartment buildings. For example, on June 14, 2019, the New York State Senate passed the Housing Stability and Tenant Protection Act of 2019 (the “HSTP Act”), which, among other things, limits the ability of landlords to increase rents in rent stabilized apartments at the time of lease renewal and after a vacancy. The HSTP Act also limits potential rent increases for major capital improvements and for individual apartment improvements. In addition, the HSTP Act permits certain qualified localities in the State of New York to implement the rent stabilization system. In particular, the impact of the HSTP Act on the appraised value of mortgaged real properties located in the City of New York that have significant numbers of rent stabilized units is uncertain.

We cannot assure you that the rent stabilization laws or regulations will not cause a reduction in rental income or the appraised value of mortgage real properties. If rents are reduced, we cannot assure you that any such mortgaged real property will be able to generate sufficient cash flow to satisfy debt service payments and operating expenses.

In many cases, the rent control or rent stabilization laws do not provide for decontrol of rental rates upon vacancy of individual units. Any limitations on a landlord’s ability to raise rents at a multifamily rental property may impair the landlord’s ability to repay a mortgage loan secured by the property or to meet operating costs.

Some multifamily rental properties are subject to land use restrictive covenants or contractual covenants in favor of federal or state housing agencies. These covenants generally require that a minimum number or percentage of units be rented to tenants who have incomes that are substantially lower than median incomes in the area or region. These covenants may limit the potential rental rates that may be charged at a multifamily rental property, the potential tenant base for the property or both. An owner may subject a multifamily rental property to these covenants in exchange for tax credits or rent subsidies. When the credits or subsidies cease, net operating income will decline. In addition, the differences in rents between subsidized or supported properties and other multifamily rental properties in the same area may not be a sufficient economic incentive for some eligible tenants to reside at a subsidized or supported property that may have fewer amenities or be less attractive as a residence. As a result, occupancy levels at a subsidized or supported property may decline, which may adversely affect the value and successful operation of the property. Certain of the mortgage loans may be secured in the future by mortgaged properties that are subject to certain affordable housing covenants and other covenants and restrictions with respect to various tax credit, city, state and federal housing subsidies, rent stabilization or similar programs, in respect of various units within the mortgaged properties. The limitations and restrictions imposed by these programs could result in losses on the mortgage loans. In addition, in the event that the program is cancelled, it could result in less income for the project.

Warehouse, Mini-Warehouse and Self Storage Facilities

Warehouse, mini-warehouse and self storage properties are considered vulnerable to competition because both acquisition costs and break-even occupancy are relatively low. Depending on their location, mini-warehouses and self storage facilities tend to be adversely affected more quickly by a general economic downturn than other types of commercial properties. In addition, it would require substantial capital expenditures to convert a warehouse, mini-warehouse or self storage property to an alternative use. This will materially impair the liquidation value of the property if its operation for storage purposes becomes unprofitable due to decreased demand, competition, age of improvements or other factors.

Successful operation of a warehouse, mini-warehouse or self storage property depends on—

●	building design,

●	location and visibility,

●	tenant privacy,

●	efficient access to the property,

●	proximity to potential users, including apartment complexes or commercial users,

●	services provided at the property, such as security,

●	age and appearance of the improvements, and

●	quality of management.

In addition, it is difficult to assess the environmental risks posed by warehouse, mini-warehouse and self storage properties due to tenant privacy restrictions, tenant anonymity and unsupervised access to such facilities. Therefore, these facilities may pose additional environmental risks to investors. Environmental site assessments performed with respect to warehouse, mini-warehouse and self storage properties would not include an inspection of the contents of the facilities. Therefore, it would not be possible to provide assurance that any of the units included in these kinds of facilities are free from hazardous substances or other pollutants or contaminants.

A self storage property may be affiliated with a franchise company through a franchise agreement. The performance of a self storage property affiliated with a franchise company may be affected by the continued existence and financial strength of the franchisor, the public perception of a service mark, and the duration of the franchise agreement. The transferability of franchise license agreements is restricted. In the event of a foreclosure, the lender or its agent would not have the right to use the franchise license without the franchisor’s consent.

Manufactured Housing Communities, Mobile Home Parks and Recreational Vehicle Parks

Manufactured housing communities and mobile home parks consist of land that is divided into “spaces” or “home sites” that are primarily leased to owners of the individual mobile homes or other housing units. The home owner often invests in site-specific improvements such as carports, steps, fencing, skirts around the base of the home, and landscaping. The land owner typically provides private roads within the park, common facilities and, in many cases, utilities. In general, the individual mobile homes and other housing units will not constitute material collateral for a mortgage loan underlying the offered certificates.

Recreational vehicle parks lease spaces primarily or exclusively for motor homes, travel trailers and portable truck campers, primarily designed for recreational, camping or travel use. Some manufactured housing community properties are either recreational vehicle resorts or have a significant portion of the properties that are intended for short-term recreational vehicle hook-ups, and tenancy of these communities may vary significantly by season. This seasonality may cause periodic fluctuations in revenues, tenancy levels, rental rates and operating expenses for these properties. In general, parks that lease recreational vehicle spaces may be viewed as having a less stable tenant population than parks occupied predominantly by mobile homes.

Factors affecting the successful operation of a manufactured housing community, mobile home park or recreational vehicle park include—

●	location of the manufactured housing community property;

●	the ability of management to provide adequate maintenance and insurance;

●	the number of comparable competing properties in the local market;

●	the age, appearance, condition and reputation of the property;

●	whether the property is subject to any age restrictions on tenants;

●	the quality of management; and

●	the types of facilities and services it provides.

Manufactured housing communities and mobile home parks also compete against alternative forms of residential housing, including—

●	multifamily rental properties,

●	cooperatively-owned apartment buildings,

●	condominium complexes, and

●	single-family residential developments.

Recreational vehicle parks also compete against alternative forms of recreation and short-term lodging, such as staying at a hotel at the beach.

Manufactured housing communities, mobile home parks and recreational vehicle parks have few improvements (which are highly specialized) and are “special purpose” properties that could not be readily converted to general residential, retail or office use. This will adversely affect the liquidation value of the property if its operation as a manufactured housing community, mobile home park or recreational vehicle park, as the case may be, becomes unprofitable due to competition, age of the improvements or other factors.

Moreover, manufactured housing community properties may not be connected in their entirety to public water and/or sewer systems. In such cases, the borrower could incur a substantial expense if it were required to connect the property to such systems in the future. In addition, the use of well water enhances the likelihood that the property could be adversely affected by a recognized environmental condition that impacts soil and groundwater.

Some states regulate the relationship of an owner of a manufactured housing community or mobile home park and its tenants in a manner similar to the way they regulate the relationship between a landlord and tenant at a multifamily rental property. In addition, some states also regulate changes in the use of a manufactured housing community or mobile home park and require that the owner give written notice to its tenants a substantial period of time prior to the projected change.

In addition to state regulation of the landlord-tenant relationship, numerous counties and municipalities impose rent control and/or rent stabilization on manufactured housing communities and mobile home parks. These ordinances may limit rent increases to—

●	fixed percentages,

●	percentages of increases in the consumer price index,

●	increases set or approved by a governmental agency, or

●	increases determined through mediation or binding arbitration.

In many cases, the rent control or rent stabilization laws either do not permit vacancy decontrol or permit vacancy decontrol only in the relatively rare event that the mobile home or manufactured housing unit is removed from the homesite. Local authority to impose rent control or rent stabilization on manufactured housing communities and mobile home parks is pre-empted by state law in some states and rent control or rent stabilization is not imposed at the state level in those states. In some states, however, local rent control and/or rent stabilization ordinances are not pre-empted for tenants having short-term or month-to-month leases, and properties there may be subject to various forms of rent control or rent stabilization with respect to those tenants.

In addition, some manufactured housing community properties may have a material number of leased homes that are currently owned by the related borrower or an affiliate thereof and rented by the respective tenants like apartments. In circumstances where the leased homes are owned by an affiliate of the borrower, the related pads may, in some cases, be subject to a master lease with that affiliate. In such cases, the tenants will tend to be more transient and less tied to the property than if they owned their own home. Such leased homes do not, in all

(or, possibly, in any) such cases, constitute collateral for the related mortgage loan. Some of the leased homes that are not collateral for the related mortgage loan are rented on a lease-to-own basis. In some cases, the borrower itself owns, leases, sells and/or finances the sale of homes, although generally the related income therefrom will be excluded for loan underwriting purposes. Some of the leased homes owned by a borrower or its affiliate may be financed and a default on that financing may materially adversely affect the performance of the manufactured housing community property.

Health Care-Related Properties

Health care-related properties include:

●	hospitals;

●	medical offices;

●	skilled nursing facilities;

●	nursing homes;

●	congregate care facilities; and

●	in some cases, assisted living centers and housing for seniors.

Health care-related facilities, particularly nursing homes, may receive a substantial portion of their revenues from government reimbursement programs, primarily Medicaid and Medicare. Medicaid and Medicare are subject to:

●	statutory and regulatory changes;

●	retroactive rate adjustments;

●	administrative rulings;

●	policy interpretations;

●	delays by fiscal intermediaries; and

●	government funding restrictions.

In addition, nursing facilities and assisted living facilities that are dependent on revenues from other third party payors (other than Medicare and Medicaid), such as private insurers, are also affected by the reimbursement policies of those payors.

All of the foregoing can adversely affect revenues from the operation of a health care-related facility. Moreover, governmental payors have employed cost-containment measures that limit payments to health care providers. In addition, there are currently under consideration various proposals for national health care relief that could further limit these payments.

Health care-related facilities are subject to significant governmental regulation of the ownership, operation, maintenance and/or financing of those properties. Providers of long-term nursing care and other medical services are highly regulated by federal, state and local law. They are subject to numerous factors which can increase the cost of operation, limit growth and, in extreme cases, require or result in suspension or cessation of operations, including:

●	federal and state licensing requirements;

●	facility inspections;

●	rate setting;

●	disruptions in payments;

●	reimbursement policies;

●	audits, which may result in recoupment of payments made or withholding of payments due;

●	laws relating to the adequacy of medical care, distribution of pharmaceuticals, use of equipment, personnel operating policies and maintenance of and additions to facilities and services;

●

patient care liability claims, including those generated by the recent advent of the use of video surveillance, or “granny cams”, by family members or government prosecutors to monitor care and limited availability and increased costs of insurance; and

●	shortages in staffing, increases in labor costs and labor disputes.

Under applicable federal and state laws and regulations, Medicare and Medicaid reimbursements generally may not be made to any person other than the provider who actually furnished the related material goods and services. Accordingly, in the event of foreclosure on a health care-related facility, neither a lender nor other subsequent lessee or operator of the property would generally be entitled to obtain from federal or state governments any outstanding reimbursement payments relating to services furnished at the property prior to foreclosure. Furthermore, in the event of foreclosure, there can be no assurance that a lender or other purchaser in a foreclosure sale would be entitled to the rights under any required licenses and regulatory approvals. The lender or other purchaser may have to apply in its own right for those licenses and approvals. There can be no assurance that a new license could be obtained or that a new approval would be granted. In addition, there can be no assurance that the facilities will remain licensed and loss of licensure/provider arrangements by a significant number of facilities could have a material adverse effect on a borrower’s ability to meet its obligations under the related mortgage loan and, therefore, on distributions on your offered certificates.

With respect to health care-related properties, the regulatory environment has intensified, particularly the long-term care service environment for large, for profit, multi-facility providers. For example, in the past few years, federal prosecutors have utilized the federal false claims act to prosecute nursing facilities that have quality of care deficiencies or reported instances of possible patient abuse and neglect, falsification of records, failure to report adverse events, improper use of restraints, and certain other care issues. Since facilities convicted under the false claims act may be liable for triple damages plus mandatory civil penalties, nursing facilities often settled with the government for a substantial amount of money rather than defending the allegations.

The extensive federal, state and local regulations affecting health care-related facilities include regulations on the financial and other arrangements that facilities enter into during the normal course of business. For example, anti-kickback laws prohibit certain business practices and relationships that might affect the provision and cost of health care services reimbursable under Medicare and Medicaid programs, including the payment or receipt of money or anything else of value in return for the referral of patients whose care will be paid by those programs. Sanctions for violations include criminal penalties and civil sanctions, fines and possible exclusion from payor programs. Federal and state governments have used monetary recoveries derived from prosecutions to strengthen their fraud detection and enforcement programs. There can be no assurance that government officials charged with responsibility for enforcing the anti-kickback and/or self-referral laws will not assert that certain arrangements or practices are in violation of such provisions. The operations of a nursing facility or assisted living facility could be adversely affected by the failure of its arrangements to comply with such laws or similar state laws enacted in the future.

Each state also has a Medicaid Fraud Control Unit, which typically operates as a division of the state Attorney General’s Office or equivalent, which conducts criminal and civil investigations into alleged abuse, neglect, mistreatment and/or misappropriation of resident property. In some cases, the allegations may be investigated by the state Attorney General, local authorities and federal and/or state survey agencies. There are Medicaid Fraud Control Unit and state Attorney General investigations pending and, from time to time, threatened against providers, relating to or arising out of allegations of potential resident abuse, neglect or mistreatment.

Further, the nursing facilities and assisted living facilities are likely to compete on a local and regional basis with each other and with other providers who operate similar facilities. They may also compete with providers of long term care services in other settings, such as hospital rehabilitation units or home health agencies or other community-based providers. The formation of managed care networks and integrated delivery systems, as well as increasing government efforts to encourage the use of home and community-based services instead of nursing facility services, could also adversely affect nursing facilities or assisted living facilities if there are incentives that lead to the utilization of other facilities or community-based home care providers, instead of nursing facility or assisted living providers, or if competition drives down prices paid by residents. Some of the competitors of the subject facilities may be better capitalized, may offer services not offered by the facilities, or may be owned by agencies supported by other sources of income or revenue not available to for-profit facilities, such as tax revenues and charitable contributions. The success of a facility also depends upon the number of competing facilities in the local market, as well as upon other factors, such as the facility’s age, appearance, reputation and management, resident and family preferences, referrals by and affiliations with managed care organizations, relationship with other health care providers and other health care networks, the types of services provided and, where applicable, the quality of care and the cost of that care. If the facilities fail to attract patients and residents and compete effectively with other health care providers, their revenues and profitability may decline.

Health care-related facilities are generally special purpose properties that could not be readily converted to general residential, retail or office use. This will adversely affect their liquidation value. Furthermore, transfers of health care-related facilities are subject to regulatory approvals under state, and in some cases federal, law not required for transfers of most other types of commercial properties. Moreover, in certain circumstances, such as when federal or state authorities believe that liquidation may adversely affect the health, safety or welfare of the nursing facility and/or assisted living facility residents, a facility operator may not be allowed to liquidate for an indeterminate period of time. Finally, the receipt of any liquidation proceeds could be delayed by the approval process of any state agency necessary for the transfer of a mortgaged property and even reduced to satisfy governmental obligations of the facility, such as audit recoupments from nursing facilities.

Restaurants and Taverns

Factors affecting the economic viability of individual restaurants, taverns and other establishments that are part of the food and beverage service industry include:

●	competition from facilities having businesses similar to a particular restaurant or tavern;

●	perceptions by prospective customers of safety, convenience, services and attractiveness;

●	the cost, quality and availability of food and beverage products;

●	negative publicity, resulting from instances of food contamination, food-borne illness and similar events;

●	changes in demographics, consumer habits and traffic patterns;

●	the ability to provide or contract for capable management; and

●	retroactive changes to building codes, similar ordinances and other legal requirements.

Adverse economic conditions, whether local, regional or national, may limit the amount that may be charged for food and beverages and the extent to which potential customers dine out. Because of the nature of the business, restaurants and taverns tend to respond to adverse economic conditions more quickly than do many other types of commercial properties. Furthermore, the transferability of any operating, liquor and other licenses to an entity acquiring a bar or restaurant, either through purchase or foreclosure, is subject to local law requirements.

The food and beverage service industry is highly competitive. The principal means of competition are—

●	market segment,

●	product,

●	price,

●	value,

●	quality,

●	service,

●	convenience,

●	location, and

●	the nature and condition of the restaurant facility.

A restaurant or tavern operator competes with the operators of comparable establishments in the area in which its restaurant or tavern is located. Other restaurants could have—

●	lower operating costs,

●	more favorable locations,

●	more effective marketing,

●	more efficient operations, or

●	better facilities.

The location and condition of a particular restaurant or tavern will affect the number of customers and, to an extent, the prices that may be charged. The characteristics of an area or neighborhood in which a restaurant or tavern is located may change over time or in relation to competing facilities. Also, the cleanliness and maintenance at a restaurant or tavern will affect its appeal to customers. In the case of a regionally- or nationally-known chain restaurant, there may be costly expenditures for renovation, refurbishment or expansion, regardless of its condition.

Factors affecting the success of a regionally- or nationally-known chain restaurant include:

●	actions and omissions of any franchisor, including management practices that—

1.    adversely affect the nature of the business, or

2.    require renovation, refurbishment, expansion or other expenditures;

●	the degree of support provided or arranged by the franchisor, including its franchisee organizations and third-party providers of products or services; and

●	the bankruptcy or business discontinuation of the franchisor or any of its franchisee organizations or third-party providers.

Charitable Organizations and Other Non-Profit Tenants

Charitable organizations and other non-profit tenants generally depend on donations from individuals and government grants and subsidies to meet expenses (including rent) and pay for maintenance and capital expenditures. The extent of those donations is dependent on the extent to which individuals are prepared to make donations, which is influenced by a variety of social, political and economic factors, and whether the governmental grants and subsidies will continue with respect to any such institution. Donations may be adversely affected by economic conditions, whether local, regional or national. A reduction in donations, government grants or subsidies may impact the ability of the related institution to pay rent and there can be no assurance that a borrower leasing to a charitable organization or other non-profit tenant will be in a position to meet its obligations under the related mortgage loan documents if such tenant fails to pay.

Private Schools and Other Cultural and Educational Institutions

The cash flows generated from private schools and other cultural and educational institutions are generally dependent on student enrollment or other attendance and the ability of such students or attendees to pay tuition and related fees, which, in some cases, is dependent on the ability to obtain financial aid or loans. Enrollment and/or attendance at a private school or cultural and educational institution may decrease due to, among other factors:

●	changing local demographics;

●	competition from other schools or cultural and educational institutions;

●	increases in tuition and/or reductions in availability of student loans, government grants or scholarships; and

●

reductions in education spending as a result of changes in economic conditions in the area of the school or cultural and educational institution; and poor performance by teachers, administrative staff or students; or mismanagement at the private school or cultural and educational institution.

Loss of accreditation and consequent loss of eligibility of students for federal or state student loans can have a material adverse effect on private schools. Certain for-profit schools have been subject to governmental investigations and/or lawsuits, or private litigation, alleging that their recruitment practices are predatory, and/or that they fail to adequately prepare students for employment in the professions or areas in which they offer to provide training.

Parking Lots and Parking Garages

Certain properties may consist of parking garages, and certain retail, mixed use or office properties may be partially comprised of a parking garage. Parking garages and parking lots present risks not associated with other properties. The primary source of income for parking lots and garages is the rental fees charged for parking spaces. Factors affecting the success of a parking lot or garage include:

●	the number of rentable parking spaces and rates charged;

●	the location of the lot or garage and, in particular, its proximity to places where large numbers of people work, shop or live;

●	the amount of alternative parking spaces in the area;

●	the availability of mass transit; and

●	the perceptions of the safety, convenience and services of the lot or garage.

Aspects of building site design and adaptability affect the value of a parking garage facility. Site characteristics that are valuable to a parking garage facility include location, clear ceiling heights, column spacing, zoning restrictions, number of spaces and overall functionality and accessibility.

In addition, because of the unique construction requirements of many parking garages and because a parking lot is often vacant paved land without any structure, a vacant parking garage facility or parking lot may not be easily converted to other uses.

In the case of parking garages or parking lots that are leased to a single operator or commercial tenant (which tenant may utilize the property solely to park vehicles utilized in conducting its business), the sole source of income will be the lease to such operator or tenant. Accordingly, such properties will be subject to business risks associated with such operator or tenant. If the lease with the sole operator or tenant is terminated, the related borrower may be unable to find another operator that will lease the property at the same rate.

Various types of multifamily and commercial properties may have a parking garage as part of the collateral. Parking garages may not be readily convertible (or convertible at all) to alternative uses if the properties were to become unprofitable, or the leased spaces were to become vacant, for any reason. See “—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses” below.

Leased Fee Properties Have Special Risks

Land subject to a ground lease presents special risks. In such cases, where the borrower owns the fee interest but not the related improvements, such borrower will only receive the rental income from the ground lease and not from the operation of any related improvements. Any default by the ground lessee would adversely affect the borrower’s ability to make payments on the related mortgage loan. While ground leases may contain certain restrictions on the use and operation of the related mortgaged property, the ground lessee generally enjoys the rights and privileges of a fee owner, including the right to construct, alter and remove improvements and fixtures from the land and to assign and sublet the ground leasehold interest. However, the borrower has the same risk of interruptions in cash flow if such ground lessee defaults under its lease as it would on another single tenant commercial property, without the control over the premises that it would ordinarily have as landlord. In addition, in the event of a condemnation, the borrower would only be entitled to an allocable share of the condemnation proceeds. Furthermore, the insurance requirements are often governed by the terms of the ground lease and, in some cases, certain subtenants may be allowed to self-insure. The ground lessee is commonly permitted to mortgage its ground leasehold interest, and the leasehold lender will often have notice and cure rights with respect to material defaults under the ground lease. In addition, leased fee interests are less frequently purchased and sold than other interests in commercial real property. It may be difficult for the issuing entity, if it became a foreclosing lender, to sell the fee interests if the tenant and its improvements remain on the land. In addition, if the improvements are nearing the end of their useful life, there could be a risk that the tenant defaults in lieu of performing any obligations it may otherwise have to raze the structure and return the land in raw form to the developer. Furthermore, leased fee interests are generally subject to the same risks associated with the property type for which the ground lessee operates the premises because that use is likely a significant source of revenue for the payment of ground rent.

Lending on Condominium Units Creates Risks for Lenders That Are Not Present When Lending on Non-Condominiums

Some mortgage loans underlying the certificates will be secured by—

●	the related borrower’s interest in one or more commercial condominium units or multiple units in a residential condominium project, and

●	the related voting rights in the owners’ association for the subject building, development or project.

Condominium interests in buildings and/or other improvements in some cases constitute less than a majority of voting rights and result in the related borrower not having control of the related condominium or owners association. The board of managers or directors of the related condominium generally has discretion to make decisions affecting the condominium building, and we cannot assure you that the related borrower under a mortgage loan secured by one or more interests in that condominium will have any control over decisions made by the related board of managers or directors. Thus, decisions made by that board of managers or directors, including regarding assessments to be paid by the unit owners, insurance to be maintained on the condominium and many other decisions affecting the maintenance of the building, may have a significant impact on the related mortgage loans that are secured by mortgaged properties consisting of such condominium interests. We cannot assure you that the related board of managers or directors will always act in the best interests of the related borrower under the related mortgage loans. In addition, with respect to each such mortgage loan, there are certain circumstances when insurance proceeds must be used to repair and restore the related mortgaged property in accordance with the terms of the governing documents for the condominium.

In addition, due to the nature of condominiums, a default on the part of the borrower with respect to such mortgaged properties will not allow the special servicer the same flexibility in realizing on the collateral as is generally available with respect to commercial properties that are not condominium units. The rights of other unit or property owners, the documents governing the management of the condominium units and the state and local laws applicable to condominium units must be considered. In addition, in the event of a casualty with respect to a condominium, due to the possible existence of multiple loss payees on any insurance policy covering such property, there could be a delay in the allocation of related insurance proceeds, if any. Consequently, servicing and realizing upon the collateral consisting of condominium interests could subject the holders of offered certificates to a greater delay, expense and risk than with respect to a mortgage loan secured by a commercial property that is not a condominium unit.

Furthermore, certain properties may be subject to certain low-income housing restrictions in order to remain eligible for low-income housing tax credits or governmental subsidized rental payments that could prevent the conversion of the mortgaged property to alternative uses. The liquidation value of any mortgaged property, subject to limitations of the kind described above or other limitations on convertibility of use, may be substantially less than would be the case if the property were readily adaptable to other uses. See “—The Types of Properties That Secure the Mortgage Loans Present Special Risks—General—Multifamily Rental Properties”.

See “Description of the Mortgage Pool—Statistical Characteristics of the Mortgage Loans—Condominium Interests and Other Shared Interests”.

Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses

The effect of mortgage pool loan losses will be more severe if the losses relate to mortgage loans that account for a disproportionately large percentage of the pool’s aggregate principal balance. As mortgage loans pay down or properties are released, the remaining mortgage loans may face a higher risk with respect to the diversity of property types and property characteristics and with respect to the number of borrowers.

See the table titled “Distribution of Remaining Terms to Maturity/ARD” in Annex C to this prospectus for a stratification of the remaining terms to maturity of the mortgage loans. Because principal on the respective classes of offered certificates with certificate balances is payable in sequential order of payment priority, and such a class receives principal only after the preceding such class(es) have been paid in full, such classes that have a lower sequential priority are more likely to face these types of risk of concentration than such classes with a higher sequential priority.

A concentration of mortgage loans secured by the same mortgaged property types can increase the risk that a decline in a particular industry or business would have a disproportionately large impact on the pool of mortgage loans. Mortgaged property types representing more than 5.0% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date are office, industrial, retail, self storage, mixed use, multifamily and hospitality. See “Description of the Mortgage Pool—Statistical Characteristics of the Mortgage Loans—Property Types” for information on the types of mortgaged properties securing the mortgage loans in the mortgage pool.

Repayments by borrowers and the market value of the related mortgaged properties could be affected by economic conditions generally or specific to particular geographic areas or regions of the United States, and concentrations of mortgaged properties in particular geographic areas may increase the risk that conditions in the real estate market where the mortgaged property is located, or other adverse economic or other developments or natural disasters (e.g., earthquakes, floods, forest fires, tornadoes or hurricanes or changes in governmental rules or fiscal policies) affecting a particular region of the country, could increase the frequency and severity of losses on mortgage loans secured by those mortgaged properties. Regional areas affected by such events often experience disruptions in travel, transportation and tourism, loss of jobs and an overall decrease in consumer activity, and often a decline in real estate related investments. If one of these types of events were to occur, we cannot assure you that the economies in states where the mortgaged properties are located would recover sufficiently to support income-producing real estate at pre-event levels or that the costs of the related clean-up will not have a material adverse effect on the performance or net operating income of the mortgaged properties.

Mortgaged properties securing more than 5.0% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date are located in New York, California, Alabama, Tennessee and Washington. See

“Description of the Mortgage Pool—Statistical Characteristics of the Mortgage Loans—Geographic Concentrations”.

Some of the mortgaged properties are located in areas that, based on low population density, poor economic demographics (such as higher than average unemployment rates, lower than average annual household income and/or overall loss of jobs) and/or negative trends in such regards, would be considered secondary or tertiary markets.

A concentration of mortgage loans with the same borrower or related borrowers also can pose increased risks:

●

if a borrower that owns or controls several mortgaged properties (whether or not all of them secure mortgage loans in the mortgage pool) experiences financial difficulty at one mortgaged property, it could defer maintenance at another mortgaged property in order to satisfy current expenses with respect to the first mortgaged property;

●

a borrower could also attempt to avert foreclosure by filing a bankruptcy petition that might have the effect of interrupting debt service payments on the mortgage loans in the mortgage pool secured by that borrower’s mortgaged properties (subject to the master servicer’s and the trustee’s obligation to make advances for monthly payments) for an indefinite period; and

●

mortgaged properties owned by the same borrower or related borrowers are likely to have common management, common general partners and/or common managing members increasing the risk that financial or other difficulties experienced by such related parties could have a greater impact on the pool of mortgage loans. See “—A Bankruptcy Proceeding May Result in Losses and Delays in Realizing on the Mortgage Loans” below.

See “Description of the Mortgage Pool—Statistical Characteristics of the Mortgage Loans” for information on the composition of the mortgage pool by property type and geographic distribution and loan concentration.

Adverse Environmental Conditions at or Near Mortgaged Properties May Result in Losses

The issuing entity could become liable for a material adverse environmental condition at an underlying mortgaged property. Any such potential liability could reduce or delay payments on the offered certificates. Environmental reports were prepared for the mortgaged properties as described in “Description of the Mortgage Pool—Environmental Considerations”; however, it is possible that the environmental reports and/or supplemental “Phase II” sampling did not reveal all environmental liabilities, or that there are material environmental liabilities of which we are not aware. Also, the environmental condition of the mortgaged properties in the future could be affected by the activities of tenants and occupants or by third parties unrelated to the borrowers. For a more detailed description of environmental matters that may affect the mortgaged properties, see “—Environmental Liabilities Will Adversely Affect the Value and Operation of the Contaminated Property and May Deter a Lender from Foreclosing” below and “Certain Legal Aspects of the Mortgage Loans—Environmental Considerations”.

Environmental Liabilities Will Adversely Affect the Value and Operation of the Contaminated Property and May Deter a Lender from Foreclosing

There can be no assurance—

●	as to the degree of environmental testing conducted at any of the real properties securing the mortgage loans that back your offered certificates;

●

that the environmental testing conducted by or on behalf of the applicable originators or any other parties in connection with the origination of those mortgage loans or otherwise identified all adverse environmental conditions and risks at the related real properties;

●	that the results of the environmental testing were accurately evaluated in all cases;

●

that the related borrowers have implemented or will implement all operations and maintenance plans and other remedial actions recommended by any environmental consultant that may have conducted testing at the related real properties; or

●	that the recommended action will fully remediate or otherwise address all the identified adverse environmental conditions and risks.

Environmental site assessments vary considerably in their content, quality and cost. Even when adhering to good professional practices, environmental consultants will sometimes not detect significant environmental problems because to do an exhaustive environmental assessment would be far too costly and time-consuming to be practical.

In addition, the current environmental condition of a real property securing a mortgage loan underlying your offered certificates could be adversely affected by—

●	tenants at the property, such as gasoline stations or dry cleaners, or

●	conditions or operations in the vicinity of the property, such as leaking underground storage tanks at another property nearby.

Various United States federal, state, local and municipal environmental laws, ordinances and regulations may make a current or previous owner or operator of real property liable for the costs of removal or remediation of hazardous or toxic substances on, under or adjacent to the property. Those laws often impose liability whether or not the owner or operator knew of, or was responsible for, the presence of the hazardous or toxic substances. For example, certain laws impose liability for release of asbestos-containing materials into the air or require the removal or containment of the materials. The owner’s liability for any required remediation generally is unlimited and could exceed the value of the property and/or the total assets of the owner. In addition, the presence of hazardous or toxic substances, or the failure to remediate the adverse environmental condition, may adversely affect the owner’s or operator’s ability to use the affected property. In some states, contamination of a property may give rise to a lien on the property to ensure payment of the costs of cleanup. In some states, this lien has priority over the lien of a pre-existing mortgage, deed of trust or other security instrument. In addition, third parties may seek recovery from owners or operators of real property for cleanup costs, property damage or personal injury associated with releases of or other exposure to hazardous substances, including asbestos and lead-based paint. Persons who arrange for the disposal or treatment of hazardous or toxic substances may be liable for the costs of removal or remediation of the substances at the disposal or treatment facility.

The federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, as well as other federal and state laws, provide that a secured lender, such as one of our trusts, may be liable as an “owner” or “operator” of the real property, regardless of whether the borrower or a previous owner caused the environmental damage, if—

●	agents or employees of the lender are deemed to have participated in the management of the borrower, or

●	the lender actually takes possession of a borrower’s property or control of its day-to-day operations, including through the appointment of a receiver or foreclosure.

Although recently enacted legislation clarifies the activities in which a lender may engage without becoming subject to liability under the federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, and similar federal laws, that legislation has no applicability to state environmental laws. Moreover, future laws, ordinances or regulations could impose material environmental liability.

Federal law requires owners of residential housing constructed prior to 1978—

●	to disclose to potential residents or purchasers information in their possession regarding the presence of known lead-based paint or lead-based paint-related hazards in such housing, and

●

to deliver to potential residents or purchasers a United States Environmental Protection Agency approved information pamphlet describing the potential hazards to pregnant women and young children, including that the ingestion of lead-based paint chips and/or the inhalation of dust particles from lead-based paint by children can cause permanent injury, even at low levels of exposure.

In addition, owners may be liable for injuries to their tenants resulting from exposure under various laws that impose affirmative obligations on property owners of residential housing containing lead-based paint.

The owner’s liability for any required remediation generally is not limited by law and could, accordingly, exceed the value of the property and/or the aggregate assets of the owner. The presence of, or strong potential for contamination by, hazardous substances consequently can have a materially adverse effect on the owner’s ability to refinance the property or to sell the property to a third party, the value of the property and a borrower’s ability to repay its mortgage loan.

Certain Types of Operations Involved in the Use and Storage of Hazardous Materials May Lead to an Increased Risk of Issuing Entity Liability

Portions of some of the mortgaged properties securing the mortgage loans may include tenants that operate as, were previously operated as, or are located near other properties currently or previously operated as, on-site dry-cleaners or gasoline stations. Both types of operations involve the use and storage of hazardous materials, leading to an increased risk of liability to the tenant, the landowner and, under certain circumstances, a lender (such as the issuing entity) under environmental laws. These operations incur ongoing costs to comply with environmental permit or license requirements and other environmental laws governing, among other things, containment systems and underground storage tank systems. Any liability to borrowers under environmental laws, especially in connection with releases into the environment of gasoline, dry-cleaning solvents or other hazardous substances from underground storage tank systems or otherwise, could also adversely impact the related borrower’s ability to repay the related mortgage loan.

Risks Related to Redevelopment, Expansion and Renovation at Mortgaged Properties

Certain of the mortgaged properties are properties which are currently undergoing or, in the future, are expected to undergo redevelopment, expansion or renovation. In addition, the related borrower may be permitted under the related mortgage loan documents, at its option and cost but subject to certain conditions, to engage in future construction, renovation or alterations of the mortgaged property. To the extent applicable, we cannot assure you that any escrow or reserve collected will be sufficient to complete the current renovation or be otherwise sufficient to satisfy any tenant improvement expenses at a mortgaged property. Failure to complete those planned improvements may have a material adverse effect on the cash flow at the mortgaged property and the related borrower’s ability to meet its payment obligations under the related mortgage loan documents.

Certain of the office and retail properties securing the mortgage loans are currently undergoing or are scheduled to undergo renovations or property expansions. Such renovations or expansions may be required under one or more tenant leases and a failure to timely complete such renovations or expansions may result in a termination of any such lease and may have a material adverse effect on the cash flow at any such mortgaged property and the related borrower’s ability to meet its payment obligations under the related mortgage loan documents.

Certain of the hospitality properties securing the mortgage loans are currently undergoing or are scheduled to undergo renovations or property improvement plans (“PIPs”). In some circumstances, these renovations or PIPs may necessitate taking a portion of the available guest rooms temporarily offline, and temporarily decreasing the number of available rooms and the revenue-generating capacity of the related hotel. In other cases, these renovations may involve renovations of common spaces or external features of the related hotel, which may cause disruptions or otherwise decrease the attractiveness of the related hotel to potential guests. These PIPs may be required under the related franchise or management agreement and a failure to timely complete them may result in a termination or expiration of a franchise or management agreement and may be an event of default under the related mortgage loan.

We cannot assure you that current or planned redevelopment, expansion or renovation will be completed, that such redevelopment, expansion or renovation will be completed in the time frame contemplated, or that, when and if redevelopment, expansion or renovation is completed, such redevelopment, expansion or renovation will improve the operations at, or increase the value of, the related mortgaged property. Failure of any of the foregoing to occur could have a material negative impact on the related mortgaged property, which could affect the ability of the related borrower to repay the related mortgage loan.

In the event the related borrower fails to pay the costs for work completed or material delivered in connection with such ongoing redevelopment, expansion or renovation, the portion of the mortgaged property on which there are renovations may be subject to mechanics’ or materialmen’s liens that may be senior to the lien of the related mortgage loan.

The existence of construction or renovation at a mortgaged property may make such mortgaged property less attractive to tenants or their customers, and accordingly could have a negative effect on net operating income. See “Description of the Mortgage Pool—Redevelopment, Expansion and Renovation” for information regarding mortgaged properties which are currently undergoing or, in the future, are expected to undergo redevelopment or renovation.

Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses

Some of the mortgaged properties securing the mortgage loans included in the issuing entity may not be readily convertible (or convertible at all) to alternative uses if those properties were to become unprofitable for any reason. For example, a mortgaged property may not be readily convertible due to restrictive covenants related to such mortgaged property, including in the case of mortgaged properties that are subject to a condominium regime or subject to a ground lease, the use and other restrictions imposed by the condominium declaration or ground lease and other related documents, especially in a situation where a mortgaged property consists of the borrower’s interests in a condominium that does not represent the entire condominium regime. Additionally, any vacancy with respect to self storage facilities, hospitality properties, independent living facilities, bank branches, restaurants, shopping malls, water parks, theater space, music venues, dental, medical or veterinary offices, research and development facilities, data centers, health clubs, fitness centers, spas, salons, gas stations, arcades, bowling alleys, sound studios, bank branches and properties with drive-thrus would not be easily converted to other uses due to their unique construction requirements. In addition, converting commercial properties to alternative uses generally requires substantial capital expenditures and could result in a significant adverse effect on, or interruption of, the revenues generated by such properties.

In addition, the limited adaptability of certain shopping malls that have proven unprofitable may result in high (and possibly extremely high) loss severities on mortgage loans secured by those shopping malls. For example, it is possible that a significant amount of advances made by the applicable servicer(s) of a mortgage loan secured by a shopping mall property, combined with low liquidation proceeds in respect of that property, may result in a loss severity exceeding 100% of the outstanding principal balance of that mortgage loan.

Zoning or other restrictions also may prevent alternative uses. See “—Risks Related to Zoning Non-Compliance and Use Restrictions” below.

Risks Related to Zoning Non-Compliance and Use Restrictions

Certain of the mortgaged properties may not comply with current zoning laws, including density, use, parking, height, landscaping, open space and set back requirements, due to changes in zoning requirements after such mortgaged properties were constructed. These properties, as well as those for which variances or special permits were issued or for which non-conformity with current zoning laws is otherwise permitted, are considered to be a “legal non-conforming use” and/or the improvements are considered to be “legal non-conforming structures.” This means that the borrower is not required to alter its structure to comply with the existing or new law; however, the borrower may not be able to rebuild the premises “as-is” in the event of a substantial casualty loss (or, in certain instances, a less than substantial casualty loss). This may adversely affect the cash flow of the property following the loss. If a substantial casualty (or, in certain instances, a less than substantial casualty) were to occur, we cannot assure you that insurance proceeds would be available to pay the mortgage loan in full. In addition, if a non-conforming use were to be discontinued and/or the property were repaired or restored in conformity with the current law, the value of the property or the revenue producing potential of the property may not be equal to that before the casualty.

In addition, certain of the mortgaged properties that do not conform to current zoning laws may not be “legal non-conforming uses” or “legal non-conforming structures.” The failure of a mortgaged property to comply with zoning laws or to be a “legal non-conforming use” or “legal non-conforming structure” may adversely affect the market value of the mortgaged property or the borrower’s ability to continue to use it in the manner it is currently being used or may necessitate material additional expenditures to remedy non-conformities. In some cases, the related borrower has obtained law and ordinance insurance to cover additional costs that result from rebuilding or building improvements at the mortgaged property in accordance with current zoning requirements. However, if as a result of the applicable zoning laws the rebuilt improvements are smaller or less attractive to tenants than the original improvements, the resulting loss in income will generally not be covered by law and ordinance insurance.

In addition, certain of the mortgaged properties may be subject to certain use restrictions, building restrictions and/or operational requirements imposed pursuant to development agreements, ground leases, restrictive covenants, reciprocal easement agreements or operating agreements or historical landmark designations or, in the case of those mortgaged properties that are condominiums, condominium declarations or other condominium use restrictions or regulations, especially in a situation where the mortgaged property does not represent the entire condominium building. Such use restrictions could include, for example, limitations on the character of the improvements or the properties, limitations affecting noise and parking requirements, among other things, and limitations on the borrowers’ right to operate certain types of facilities within a prescribed radius. These limitations impose upon the borrower stricter requirements with respect to repairs and alterations, including following a casualty loss. These limitations could adversely affect the ability of the related borrower to lease the mortgaged property on favorable terms, thus adversely affecting the borrower’s ability to fulfill its obligations under the related mortgage loan.

See “Description of the Mortgage Pool—Zoning and Use Restrictions” for examples of mortgaged properties that are subject to restrictions relating to the use of the mortgaged properties or have other material zoning issues.

Risks Relating to Inspections of Properties

Licensed engineers or consultants inspected the mortgaged properties at or about the time of the origination of the mortgage loans to assess items such as structural integrity of the buildings and other improvements on the mortgaged property, including exterior walls, roofing, interior construction, mechanical and electrical systems and general condition of the site, buildings and other improvements. However, we cannot assure you that all conditions requiring repair or replacement were identified. No additional property inspections were conducted in connection with the issuance of the offered certificates.

Risks Relating to Costs of Compliance with Applicable Laws and Regulations

A borrower may be required to incur costs to comply with various existing and future federal, state or local laws and regulations applicable to the related mortgaged property, for example, zoning laws and the Americans With Disabilities Act of 1990, as amended, which requires all public accommodations to meet certain federal requirements related to access and use by persons with disabilities. If a property does not currently comply with that Act, the property owner may be required to incur significant costs in order to effect that compliance. This will reduce the amount of cash flow available to cover other required maintenance and capital improvements and to pay debt service on the mortgage loan(s) that may encumber that property. There can be no assurance that the owner will have sufficient funds to cover the costs necessary to comply with that Act. In addition, noncompliance could result in the imposition of fines by the federal government or an award or damages to private litigants. See “Certain Legal Aspects of the Mortgage Loans—Americans with Disabilities Act”.

Earthquake, Flood and Other Insurance May Not Be Available or Adequate

Natural disasters, including earthquakes, floods and hurricanes, may adversely affect the mortgaged properties securing the underlying mortgage loans. For example, real properties located in California may be more susceptible to certain hazards, such as earthquakes or widespread fires, than properties in other parts of the country, and real properties located in coastal states generally may be more susceptible to hurricanes than properties in other parts of the country. Hurricanes and related windstorms, floods and tornadoes have caused extensive and catastrophic physical damage in and to coastal and inland areas located in the Gulf Coast region of the United States and certain other parts of the southeastern United States.

Although the mortgaged properties are required to be insured, or self-insured by a sole tenant of a related building or group of buildings, against certain risks, there is a possibility of casualty loss with respect to the mortgaged properties for which insurance proceeds may not be adequate or which may result from risks not covered by insurance.

Furthermore, with respect to certain mortgage loans, the insurable value of the related mortgaged property as of the origination date of the related mortgage loan was lower (and, in certain cases, may be substantially lower) than the principal balance of the related mortgage loan. In the event of a casualty when a borrower is not required to rebuild or cannot rebuild, we cannot assure you that the insurance required with respect to the related mortgaged property will be sufficient to pay the related mortgage loan in full and there is no “gap” insurance required under such mortgage loan to cover any difference. In those circumstances, a casualty that occurs near the maturity date may result in an extension of the maturity date of the mortgage loan if the special servicer, in accordance with the servicing standard, determines that such extension was in the best interest of certificateholders and the Uncertificated VRR Interest owners.

In addition, certain types of mortgaged properties, such as manufactured housing and recreational vehicle communities, have few or no insurable buildings or improvements and thus do not have casualty insurance or low limits of casualty insurance in comparison with the related mortgage loan balances.

In addition, hazard insurance policies will typically contain co-insurance clauses that in effect require an insured at all times to carry insurance of a specified percentage, generally 80% to 90%, of the full replacement value of the improvements on the related mortgaged property in order to recover the full amount of any partial loss. As a result, even if insurance coverage is maintained, if the insured’s coverage falls below this specified percentage, those clauses generally provide that the insurer’s liability in the event of partial loss does not exceed the lesser of (1) the replacement cost of the improvements less physical depreciation and (2) that proportion of the loss as the amount of insurance carried bears to the specified percentage of the full replacement cost of those improvements.

Thirteen (13) of the mortgaged properties (29.0%) are located in areas that are considered a high earthquake risk (seismic zones 3 or 4). Seismic reports were prepared with respect to these mortgaged properties, and based on those reports, no such mortgaged property has a seismic expected loss of greater than 18.0%.

The mortgage loans do not require flood insurance on the related mortgaged properties unless they are in a flood zone and flood insurance is available; and, in certain instances, even where the related mortgaged property was in a flood zone and flood insurance was available, mandatory flood insurance obtained may not be adequate and the lender may not have required any supplemental flood insurance.

The National Flood Insurance Program (“NFIP”) is scheduled to expire on September 30, 2021. We cannot assure you if or when NFIP will be reauthorized by Congress. If the NFIP is not reauthorized, it could have an adverse effect on the value of properties in flood zones or their ability to repair or rebuild after flood damage.

We cannot assure you that the borrowers will in the future be able to comply with requirements to maintain adequate insurance with respect to the mortgaged properties, and any uninsured loss could have a material adverse impact on the amount available to make payments on the related mortgage loan, and consequently, the offered certificates. As with all real estate, if reconstruction (for example, following fire or other casualty) or any major repair or improvement is required to the damaged property, changes in laws and governmental regulations may be applicable and may materially affect the cost to, or ability of, the borrowers to effect such reconstruction, major repair or improvement. As a result, the amount realized with respect to the mortgaged properties, and the amount available to make payments on the related mortgage loan, and consequently, the offered certificates, could be reduced. In addition, we cannot assure you that the amount of insurance required or provided would be sufficient to cover damages caused by any casualty, or that such insurance will be available in the future at commercially reasonable rates. See also Sponsor representation and warranty no. (16) (Insurance) on Annex E-1A to this prospectus, Sponsor representation and warranty no. (16) (Insurance) on Annex E-2A to this prospectus and Sponsor representation and warranty no. (18) (Insurance) on Annex E-3A to this prospectus and any related exceptions on Annexes E-1B, E-2B and E-3B, respectively, to this prospectus (subject to the limitations and qualifications set forth in the preambles to Annexes E-1A, E-2A and E-3A, respectively, to this prospectus).

Lack of Insurance Coverage Exposes the Trust to Risk for Particular Special Hazard Losses

In general, the standard form of fire and extended coverage policy covers physical damage to or destruction of the improvements of a property by fire, lightning, explosion, smoke, windstorm and hail, subject to the conditions and exclusions specified in the related policy. Most such insurance policies typically do not cover any physical damage resulting from, among other things:

●	war,

●	riot, strike and civil commotion,

●	terrorism,

●	nuclear, biological or chemical materials,

●	revolution,

●	governmental actions,

●	floods and other water-related causes,

●	earth movement, including earthquakes, landslides and mudflows,

●	wet or dry rot,

●	mold,

●	vermin, and

●	domestic animals.

Unless the related mortgage loan documents specifically require the borrower to insure against physical damage arising from these causes, then the resulting losses may be borne by you as a holder of offered certificates.

There is also a possibility of casualty losses on a real property for which insurance proceeds, together with land value, may not be adequate to pay the mortgage loan in full or rebuild the improvements. Consequently, there can be no assurance that each casualty loss incurred with respect to a real property securing one of the mortgage loans included in one of our trusts will be fully covered by insurance or that the mortgage loan will be fully repaid in the event of a casualty.

Furthermore, various forms of insurance maintained with respect to any of the real properties for the mortgage loans included in one of our trusts, including casualty insurance, environmental insurance and earthquake insurance, may be provided under a blanket insurance policy. That blanket insurance policy will also cover other real properties, some of which may not secure loans in that trust. As a result of total limits under any of those blanket policies, losses at other properties covered by the blanket insurance policy may reduce the amount of insurance coverage with respect to a property securing one of the loans in our trust.

Inadequacy of Title Insurers May Adversely Affect Payments on Your Offered Certificates

Title insurance for a mortgaged property generally insures a lender against risks relating to a lender not having a first lien with respect to a mortgaged property as of the date such policy is issued, and in some cases can insure a lender against specific other risks. The protection afforded by title insurance depends on the ability of the title insurer to pay claims made upon it. We cannot assure you that:

●	a title insurer will have the ability to pay title insurance claims made upon it;

●	a title insurer will maintain its present financial strength; or

●	a title insurer will not contest claims made upon it.

Certain of the mortgaged properties are either completing initial construction or undergoing renovation or redevelopment. Under such circumstances, there may be limitations to the amount of coverage or other exceptions to coverage that could adversely affect the issuing entity if losses are suffered.

In addition, title insurance policies do not cover all risks relating to a lender not having a first lien with respect to a mortgaged property, and in certain cases, the lender may be subject to a more senior lien despite the existence of a title insurance policy. In those circumstances, the existence of a senior lien may limit the issuing entity’s recovery on that property, which may adversely affect payments on your offered certificates.

Terrorism Insurance May Not Be Available for All Mortgaged Properties

The occurrence or the possibility of terrorist attacks could (1) lead to damage to one or more of the mortgaged properties if any terrorist attacks occur or (2) result in higher costs for security and insurance premiums or diminish the availability of insurance coverage for losses related to terrorist attacks, particularly for large properties, which could adversely affect the cash flow at those mortgaged properties.

After the September 11, 2001 terrorist attacks in New York City and the Washington, D.C. area, all forms of insurance were impacted, particularly from a cost and availability perspective, including comprehensive general liability and business interruption or rent loss insurance policies required by typical mortgage loans. To give time for private markets to develop a pricing mechanism for terrorism risk and to build capacity to absorb future losses that may occur due to terrorism, the Terrorism Risk Insurance Act of 2002 was enacted on November 26, 2002, establishing the Terrorism Insurance Program. The Terrorism Insurance Program was extended through December 31, 2020 by the Terrorism Risk Insurance Program Reauthorization Act of 2015 and was subsequently reauthorized on December 20, 2019 for a period of eight years through December 31, 2027 pursuant to the Terrorism Risk Insurance Program Reauthorization Act of 2019 (“TRIPRA”).

The Terrorism Insurance Program requires insurance carriers to provide terrorism coverage in their basic “all-risk” policies. Any commercial property and casualty terrorism insurance exclusion that was in force on November 26, 2002 is automatically void to the extent that it excluded losses that would otherwise be insured losses. Any state approval of those types of exclusions in force on November 26, 2002 is also void.

Under the Terrorism Insurance Program, the federal government shares in the risk of losses occurring within the United States resulting from acts committed in an effort to influence or coerce United States civilians or the United States government. The federal share of compensation for insured losses of an insurer equals 80% of the portion of such insured losses that exceed a deductible equal to 20% of the value of the insurer’s direct earned premiums over the calendar year immediately preceding that program year. Federal compensation in any program year is capped at $100 billion (with insurers being liable for any amount that exceeds such cap), and no compensation is payable with respect to a terrorist act unless the aggregate industry losses relating to such act exceed $200 million. The Terrorism Insurance Program does not cover nuclear, biological, chemical or radiological attacks. Unless a borrower obtains separate coverage for events that do not meet the thresholds or other requirements above, such events will not be covered.

If the Terrorism Insurance Program is not reenacted after its expiration in 2027, premiums for terrorism insurance coverage will likely increase and the terms of such insurance policies may be materially amended to increase stated exclusions or to otherwise effectively decrease the scope of coverage available (perhaps to the point where it is effectively not available). In addition, to the extent that any insurance policies contain “sunset clauses” (i.e., clauses that void terrorism coverage if the federal insurance backstop program is not renewed), then such policies may cease to provide terrorism insurance upon the expiration of the Terrorism Insurance Program. We cannot assure you that the Terrorism Insurance Program or any successor program will create any long term changes in the availability and cost of such insurance. Moreover, future legislation, including regulations expected to be adopted by the Treasury Department pursuant to TRIPRA, may have a material effect on the availability of federal assistance in the terrorism insurance market. In addition, the failure to maintain such terrorism insurance may constitute a default under the related mortgage loan. Even if terrorism insurance is required by the mortgage loan documents for a mortgage loan, that requirement may be subject to a cap on the cost of the premium for terrorism insurance that a borrower is required to pay or a commercially reasonable standard on the availability or cost of the insurance. See “Significant Loan Summaries” in Annex B to this prospectus for a description of any requirements for terrorism insurance for the largest 10 mortgage loans by aggregate principal balance of the pool of mortgage loans as of the cut-off date. To the extent that uninsured or underinsured casualty losses occur with respect to the related mortgaged properties, losses on the mortgage loans may result.

Other mortgaged properties securing mortgage loans may also be insured under a blanket policy or self-insured or insured by a sole tenant. See “—Risks Associated with Blanket Insurance Policies or Self-Insurance” below.

We cannot assure you that terrorism insurance or the Terrorism Insurance Program will be available or provide sufficient protection against risks of loss on the mortgaged properties resulting from acts of terrorism.

As a result of any of the foregoing, the amount available to make distributions on your offered certificates could be reduced.

Risks Associated with Blanket Insurance Policies or Self-Insurance

Certain of the mortgaged properties are covered by blanket insurance policies, which also cover other properties of the related borrower or its affiliates (including certain properties in close proximity to the mortgaged properties). In the event that such policies are drawn on to cover losses on such other properties, the amount of insurance coverage available under such policies would thereby be reduced and could be insufficient to cover each mortgaged property’s insurable risks. In addition, with respect to some of the mortgaged properties, a sole or significant tenant is allowed to provide self-insurance against risks.

Additionally, if the mortgage loans that allow coverage under blanket insurance policies are part of a group of mortgage loans with related borrowers, then all of the related mortgaged properties may be covered under the same blanket policy, which may also cover other properties owned by affiliates of such borrowers.

Certain mortgaged properties may also be insured or self-insured by a sole or significant tenant, as further described under “Description of the Mortgage Pool—Insurance Considerations”.

Condemnation of a Mortgaged Property May Adversely Affect Distributions on Certificates

From time to time, there may be condemnations pending or threatened against one or more of the mortgaged properties securing the mortgage loans. The proceeds payable in connection with a total condemnation may not be sufficient to restore the related mortgaged property or to satisfy the remaining indebtedness of the related mortgage loan. The occurrence of a partial condemnation may have a material adverse effect on the continued use of, or income generated by, the affected mortgaged property. Therefore, we cannot assure you that the occurrence of any condemnation will not have a negative impact upon distributions on your offered certificates.

Limited Information Causes Uncertainty

Historical Information Regarding the Mortgage Loans May Be Limited

Some of the mortgage loans that we intend to include in the issuing entity were made to enable the related borrower to acquire the related mortgaged property, and in certain cases, the mortgaged properties were recently constructed. The underwritten net cash flows and underwritten net operating incomes for such mortgaged properties are derived principally from current rent rolls or tenant leases and the appraisers’ projected expense levels. However, we cannot assure you that actual cash flows from such mortgaged properties will meet such projected cash flows, income and expense levels or that those funds will be sufficient to meet the payment obligations of the related mortgage loans.

Accordingly, for certain of these mortgage loans, limited or no historical operating information is available with respect to the related mortgaged properties. As a result, you may find it difficult to analyze the historical performance of those mortgaged properties.

Ongoing Information Regarding the Mortgage Loans and the Offered Certificates May Be Limited

The primary source of ongoing information regarding the offered certificates, including information regarding the status of the related mortgage loans and any credit support for the offered certificates, will be the periodic reports delivered to you and the information we file with the Securities and Exchange Commission. See “Description of the Certificates—Reports to Certificateholders; Certain Available Information”. We cannot assure you that any additional ongoing information regarding the offered certificates will be available through any other source. The limited nature of the available information in respect of the offered certificates may adversely affect their liquidity, even if a secondary market for the offered certificates does develop.

We are not aware of any source through which pricing information regarding the offered certificates will be generally available on an ongoing basis or on any particular date.

Underwritten Net Cash Flow Could Be Based on Incorrect or Failed Assumptions

As described in “Description of the Mortgage Pool—Certain Calculations and Definitions” and Annex A to this prospectus, underwritten net cash flow means cash flow (including any cash flow from master leases) as adjusted based on a number of assumptions used by the related sponsor. We make no representation that the underwritten net cash flow set forth in this prospectus as of the cut-off date or any other date represents actual future net cash flows. Underwritten or adjusted cash flows, by their nature, are speculative and are based upon certain assumptions and projections. For example, with respect to certain mortgage loans included in the issuing entity, the occupancy of the related mortgaged property reflects tenants that (i) may not have yet actually executed leases (or letters of intent), (ii) have signed leases but have not yet taken occupancy and/or are not paying full contractual rent, (iii) are seeking or may in the future seek to sublet all or a portion of their respective spaces, (iv) are “dark” tenants but paying rent, or (v) are affiliates of the related borrower and are leasing space pursuant to a master lease or a space lease. Similarly, with respect to certain mortgage loans included in the issuing entity, the underwritten net cash flow may be based on certain tenants that have not yet executed leases or that have signed leases but are not yet in place and/or are not yet paying rent, or have a signed lease or lease amendment expanding the leased space, but are not yet in occupancy in all or a portion of their space and/or paying rent, or may assume that future contractual rent steps (during some or all of the remaining term of a lease) have occurred. In many cases, co-tenancy provisions were assumed to be satisfied and vacant space was assumed to be occupied and space that was due to expire was assumed to have been re-let, in each case at market rates that may have exceeded current rent. Further, as described under “—Special Risks—The Coronavirus Pandemic Has Adversely Affected the Global Economy and May Adversely Affect the Performance of the Mortgage Loans” above, the assumptions and projections used to prepare underwritten information for the mortgage pool may not reflect any potential impacts of the COVID-19 pandemic. You should review these assumptions and make your own determination of the appropriate assumptions to be used in determining underwritten net cash flow. The failure of these assumptions or projections in whole or in part could cause the underwritten net cash flow to vary substantially from the actual net cash flow of a mortgaged property.

In the event of the inaccuracy of any assumptions or projections used in connection with the calculation of underwritten net cash flow, the actual net cash flow could be significantly different (and, in some cases, may be materially less) than the underwritten net cash flow presented in this prospectus, and this would change other numerical information presented in this prospectus based on or derived from the underwritten net cash flow, such as the debt service coverage ratios or debt yields presented in this prospectus. We cannot assure you that any such assumptions or projections made with respect to any mortgaged property will, in fact, be consistent with that mortgaged property’s actual performance.

In addition, the debt service coverage ratios set forth in this prospectus for the mortgage loans and the mortgaged properties vary, and may vary substantially, from the debt service coverage ratios for the mortgage loans and the mortgaged properties as calculated pursuant to the definition of such ratios as set forth in the related mortgage loan documents. See “Description of the Mortgage Pool—Certain Calculations and Definitions” for additional information on certain of the mortgage loans in the issuing entity.

Frequent and Early Occurrence of Borrower Delinquencies and Defaults May Adversely Affect Your Investment

If you calculate the anticipated yield of your offered certificates based on a rate of default or amount of losses lower than that actually experienced on the mortgage loans and those additional losses result in a reduction of the total distributions on, or the certificate balance of, your offered certificates, your actual yield to maturity will be lower than expected and could be negative under certain extreme scenarios. The timing of any loss on a liquidated mortgage loan that results in a reduction of the total distributions on or the certificate balance of your offered certificates will also affect the actual yield to maturity of your offered certificates, even if the rate of defaults and severity of losses are consistent with your expectations. In general, the earlier a loss is borne by you, the greater the effect on your yield to maturity.

Delinquencies on the mortgage loans, if the delinquent amounts are not advanced, may result in shortfalls in distributions of interest and/or principal to the holders of the offered certificates for the current month. Furthermore, no interest will accrue on this shortfall during the period of time that the payment is delinquent. Additionally, in instances where the principal portion of any balloon payment scheduled with respect to a mortgage loan is collected by the master servicer following the end of the related collection period, no portion of the principal received on such payment will be passed through for distribution to the certificateholders until the subsequent distribution date, which may result in shortfalls in distributions of interest to the holders of the offered certificates in the following month. Furthermore, in such instances no provision is made for the master servicer or any other party to cover any such interest shortfalls that may occur as a result. In addition, if interest and/or principal advances and/or servicing advances are made with respect to a mortgage loan after a default and the related mortgage loan is thereafter worked out under terms that do not provide for the repayment of those advances in full at the time of the workout, then any reimbursements of those advances prior to the actual collection of the amount for which the advance was made may also result in shortfalls in distributions of principal to the holders of the offered certificates with certificate balances for the current month. Even if losses on the mortgage loans are not allocated to a particular class of offered certificates with certificate balances, the losses may affect the weighted average life and yield to maturity of that class of offered certificates. In the case of any material monetary or material non-monetary default, the special servicer may accelerate the maturity of the related mortgage loan, which could result in an acceleration of principal distributions to the holders of offered certificates. The special servicer may also extend or modify a mortgage loan, which could result in a substantial delay in principal distributions to the holders of offered certificates. In addition, losses on the mortgage loans, even if not allocated to a class of offered certificates with certificate balances, may result in a higher percentage ownership interest evidenced by those offered certificates in the remaining mortgage loans than would otherwise have resulted absent the loss. The consequent effect on the weighted average life and yield to maturity of the offered certificates will depend upon the characteristics of those remaining mortgage loans in the issuing entity.

The Mortgage Loans Have Not Been Reviewed or Reunderwritten by Us; Some Mortgage Loans May Not Have Complied With Another Originator’s Underwriting Criteria

Although the sponsors have conducted a review of the mortgage loans to be sold to us for this securitization transaction, we, as the depositor for this securitization transaction, have neither originated the mortgage loans nor conducted a review or re-underwriting of the mortgage loans. Instead, we have relied on the representations and warranties made by the applicable sponsors and the remedies for breach of a representation and warranty as described under “The Mortgage Loan Purchase Agreements—Representations and Warranties” and “—Cures, Repurchases and Substitutions”, and the sponsors’ description of their respective underwriting criteria described under “Transaction Parties—The Sponsors and the Mortgage Loan Sellers—Citi Real Estate Funding Inc.”—CREFI’s Underwriting Guidelines and Processes”, “—German American Capital Corporation—DBRI’s Underwriting Guidelines and Processes”, “—Goldman Sachs Mortgage Company—Goldman Originator’s Underwriting Guidelines and Processes” and “—JPMorgan Chase Bank, National Association—JPMCB’s Underwriting Guidelines and Processes”. A description of the review conducted by each sponsor for this securitization transaction is set forth under “Transaction Parties—The Sponsors and the Mortgage Loan Sellers—Citi Real Estate Funding Inc.—Review of the CREFI Mortgage Loans”, “—German American Capital Corporation—Review of GACC Mortgage Loans”, “—Goldman Sachs Mortgage Company—Review of GSMC Mortgage Loans” and “—JPMorgan Chase Bank, National Association—Review of JPMCB Mortgage Loans”.

The representations and warranties made by the sponsors may not cover all of the matters that one would review in underwriting a mortgage loan and you should not view them as a substitute for re-underwriting the mortgage loans. Furthermore, these representations and warranties in some respects represent an allocation of risk rather than a confirmed description of the mortgage loans. If we had reunderwritten the mortgage loans or the related loan combinations, it is possible that the reunderwriting process may have revealed problems with a mortgage loan not covered by a representation or warranty or may have revealed inaccuracies in the representations and warranties. See “—Other Risks Relating to the Certificates—Sponsors May Not Make Required Repurchases or Substitutions of Defective Mortgage Loans” and “—Any Loss of Value Payment Made by a Sponsor May Not Be Sufficient to Cover All Losses on a Defective Mortgage Loan” and “The Mortgage Loan Purchase Agreements—Representations and Warranties” and “—Cures, Repurchases and Substitutions”.

In addition, we cannot assure you that all of the mortgage loans would have complied with the underwriting criteria of a different originator involved in this transaction or, accordingly, that each originator involved in this transaction would have made the same decision to originate every mortgage loan included in the issuing entity or, if it did decide to originate an unrelated mortgage loan, that such mortgage loan would have been underwritten on the same terms and conditions.

As a result of the foregoing, you are advised and encouraged to make your own investment decision based on a careful review of the information set forth in this prospectus and your own view of the mortgage pool.

Static Pool Data Would Not Be Indicative of the Performance of This Pool

As a result of the distinct nature of the pool of mortgage loans to be included in the issuing entity, and the separate mortgage loans within the pool, this prospectus does not include disclosure concerning the delinquency and loss experience of static pools of periodic originations by any sponsor of assets of the type to be securitized (known as “static pool data”). In particular, static pool data showing a low level of delinquencies and defaults would not be indicative of the performance of this pool or any other pools of mortgage loans originated by the same sponsor or sponsors. While there may be certain common factors affecting the performance and value of income-producing real properties in general, those factors do not apply equally to all income-producing real properties and, in many cases, there are unique factors that will affect the performance and/or value of a particular income-producing real property. Therefore, you should evaluate this offering on the basis of the information set forth in this prospectus with respect to the mortgage loans, and not on the basis of any successful performance of other pools of securitized commercial mortgage loans.

Appraisals May Not Reflect Current or Future Market Value of Each Property

Appraisals were obtained with respect to each of the mortgaged properties at or about the time of origination of the applicable mortgage loan (or loan combination, if applicable) or at or around the time of the acquisition of the mortgage loan (or loan combination, if applicable) by the related sponsor. See Annex A to this prospectus for dates of the latest appraisals for the mortgaged properties. We have not obtained new appraisals of the mortgaged properties or assigned new valuations to the mortgage loans in connection with the offering of the offered certificates. The market values of the mortgaged properties could have declined since the origination of the related mortgage loans.

In general, appraisals represent the analysis and opinion of qualified appraisers and are not guarantees of present or future value. One appraiser may reach a different conclusion than that of a different appraiser with respect to the same property. The appraisals seek to establish the amount a typically motivated buyer would pay a typically motivated seller and, in certain cases, may have taken into consideration the purchase price paid by the borrower. The amount could be significantly greater than the amount obtained from the sale of a mortgaged property in a distress or liquidation sale. Information regarding the appraised values of the mortgaged properties (including loan-to-value ratios) presented in this prospectus is not intended to be a representation as to the past, present or future market values of the mortgaged properties. For example, in some cases, a borrower or its affiliate may have acquired the related mortgaged property for a price or otherwise for consideration in an amount that is less than the related appraised value specified on Annex A to this prospectus, including at a foreclosure sale or through acceptance of a deed-in-lieu of foreclosure. Historical operating results of the mortgaged properties used in these appraisals, as adjusted by various assumptions, estimates and subjective judgments on the part of the appraiser, may not be comparable to future operating results. In addition, certain appraisals may be based on extraordinary assumptions, including without limitation, that certain tenants are in-place and paying rent when such tenants have not yet taken occupancy or that certain renovations or property improvement plans have been completed. Additionally, certain appraisals with respect to mortgage loans secured by multiple mortgaged properties may have been conducted on a portfolio basis rather than on an individual property basis, and the sum of the values of the individual properties may be different from (and in some cases may be less than) the appraised value of the aggregate of such properties on a portfolio basis. Additionally, other factors may impair the mortgaged properties’ value without affecting their current net operating income, including:

●	changes in governmental regulations, zoning or tax laws;

●	potential environmental or other legal liabilities;

●	the availability of refinancing; and

●	changes in interest rate levels.

In certain cases, appraisals may reflect “as-complete”, “as stabilized” or other similar values. However, the appraised value reflected on Annex A to this prospectus with respect to each mortgaged property, except as described under “Description of the Mortgage Pool—Certain Calculations and Definitions” or in the footnotes to Annex A to this prospectus, reflects only the “as-is” value, which may contain certain assumptions, such as future construction completion, future completion of a property improvement plan, projected re-tenanting or increased tenant occupancies, or the sale of a portfolio of properties to a single buyer. See the definition of “Appraised Value” under “Description of the Mortgage Pool—Certain Calculations and Definitions” and the footnotes to Annex A to this prospectus.

We cannot assure you that the information set forth in this prospectus regarding appraised values or loan-to-value ratios accurately reflects past, present or future market values of the mortgaged properties. Additionally, with respect to the appraisals setting forth assumptions, particularly those setting forth extraordinary assumptions, or appraisals that set forth a portfolio premium or an “as-complete”, “as stabilized” or other similar value, we cannot assure you that those assumptions are or will be accurate or that such value will be the value of the related mortgaged property at the indicated stabilization date, at the time of sale or at maturity. Any engineering report, site inspection or appraisal represents only the analysis of the individual consultant, engineer or inspector preparing such report at the time of such report, and may not reveal all necessary or desirable repairs, maintenance and capital improvement items. See “Transaction Parties—The Sponsors and the Mortgage Loan Sellers” for additional information regarding the appraisals.

Seasoned Mortgage Loans Present Additional Risk of Repayment

Two (2) of the mortgage loans (2.4%) are seasoned mortgage loans that were originated at least 9 months prior to the cut-off date. There are a number of risks associated with seasoned mortgage loans that are not present, or are present to a lesser degree, with more recently originated mortgage loans. For example:

●	property values and surrounding areas have likely changed since origination;

●	origination standards at the time the mortgage loans were originated may have been different than current origination standards;

●	the business circumstances and financial condition of the related borrowers and tenants may have changed since the mortgage loans were originated;

●	the environmental circumstances at the mortgaged properties may have changed since the mortgage loans were originated;

●	the physical condition of the mortgaged properties or improvements may have changed since origination; and

●	the circumstances of the mortgaged properties, the borrower and the tenants may have changed in other respects since.

In addition, any seasoned mortgage loan may not satisfy all of the related sponsor’s underwriting standards. See “Transaction Parties—The Sponsors and the Mortgage Loan Sellers”.

The Performance of a Mortgage Loan and Its Related Mortgaged Property Depends in Part on Who Controls the Borrower and Mortgaged Property

The operation and performance of a mortgage loan (or loan combination) will depend in part on the identity of the persons or entities who control the related borrower and the related mortgaged property. The performance of a mortgage loan (or loan combination) may be adversely affected if control of a borrower changes, which may occur, for example, by means of transfers of direct or indirect ownership interests in the borrower, or if the mortgage loan (or loan combination) is assigned to and assumed by another person or entity along with a transfer of the property to that person or entity.

Many of the mortgage loans generally place certain restrictions on the transfer and/or pledging of general partnership and managing member equity interests in a borrower such as specific percentage or control limitations, although some mortgage loans have current or permit future mezzanine or subordinate debt and certain mortgage loans allow for an assignment and assumption of the mortgage loan subject to certain conditions, which generally includes a transfer fee and the lender’s approval of the assignee and/or its principals. We cannot assure you the ownership of any of the borrowers would not change during the term of the related mortgage loan and result in a material adverse effect on your offered certificates. See “Description of the Mortgage Pool—Additional Indebtedness” and “—Certain Terms of the Mortgage Loans—’Due-On-Sale’ and ‘Due-On-Encumbrance’ Provisions”.

The Borrower’s Form of Entity May Cause Special Risks

The borrowers are legal entities rather than individuals. Mortgage loans made to legal entities may entail greater risks of loss than those associated with mortgage loans made to individuals. For example, a legal entity, as opposed to an individual, may be more inclined to seek legal protection from its creditors under the bankruptcy laws. Unlike individuals involved in bankruptcies, most entities generally, but not in all cases, do not have personal assets and creditworthiness at stake. The terms of certain of the mortgage loans require that the borrowers be single-purpose entities, however, we cannot assure you that such borrowers will comply with such requirements. Furthermore, in many cases such borrowers are not required to observe all covenants and conditions which typically are required in order for such borrowers to be viewed under standard rating agency criteria as “special purpose entities.”

Although a borrower may currently be a single-purpose entity, in certain cases the borrowers were not originally formed as single-purpose entities, but at origination of the related mortgage loan (or loan combination, as applicable) their organizational documents were amended. That borrower may have previously owned property other than the related mortgaged property and may not have observed all covenants that typically are required to consider a borrower a “single-purpose entity” and thus may have liabilities arising from events prior to becoming a single-purpose entity. If a borrower has owned property other than the related mortgaged property, engaged in a business other than the operation of the related mortgaged property or even owned and/or operated the related mortgaged property for a material period in advance of the origination of the related mortgage loan, that borrower may be subject to liabilities arising out of its activities prior to the origination of the related mortgage loan, including liabilities that may be unrelated to the related mortgaged property. Furthermore, the bankruptcy of a borrower, or a general partner or managing member of a borrower, may impair the ability of the lender to enforce its rights and remedies under the related mortgage.

In addition, if an underlying mortgage loan is secured by a mortgage on both the related borrower’s leasehold interest in the related mortgaged property and the underlying fee interest in such property, the related borrower may be a special purpose entity, but the owner and pledgor of the related fee interest may not be a special purpose entity.

Also any borrower, even an entity structured as a special purpose entity, as an owner of real estate, will be subject to certain potential liabilities and risks as an owner of real estate. We cannot assure you that any borrower will not file for bankruptcy protection or that creditors of a borrower or a corporate or individual general partner or managing member of a borrower will not initiate a bankruptcy or similar proceeding against such borrower or corporate or individual general partner or managing member.

With respect to those borrowers that are structured as special purposes entities, although the terms of the borrower’s organizational documents and/or related loan documents require that the related borrower covenants to be a special purpose entity, in some cases those borrowers are not required to observe all covenants and conditions that typically are required in order for such an entity to be viewed under the standard rating agency criteria as a special purpose entity.

In some cases a borrower may be required to have independent directors, managers or trustees in order to mitigate the risk of a voluntary bankruptcy by that borrower even though it is solvent. However, any director, manager or trustee, even one that is otherwise independent of the applicable borrower and its parent entity, may determine in the exercise of its fiduciary duties to the applicable borrower that a bankruptcy filing is an appropriate course of action to be taken by the applicable borrower. Such determination might take into account the interests and financial condition of affiliates of the applicable borrower, including its parent entity. Accordingly, the financial distress of an affiliate of the borrower on any mortgage loan in one of our trusts might increase the likelihood of a bankruptcy filing by that borrower.

Furthermore, with respect to any affiliated borrowers, creditors of a common parent in bankruptcy may seek to consolidate the assets of such borrowers with those of the parent. Substantive consolidation of the assets of such borrowers would likely have an adverse effect on the funds available to make distributions on your offered certificates, and may lead to a downgrade, withdrawal or qualification of the ratings of your offered certificates.

Some of the mortgage loans underlying the offered certificates may have borrowers that are individuals or, alternatively, are entities that either have not been structured to diminish the likelihood of their becoming bankrupt or do not satisfy all the characteristics of special purpose entities. In general, as a result of a borrower not being a special purpose entity or not being limited to owning the related mortgaged property, the borrower may be engaged in activities unrelated to the subject mortgaged property and may incur indebtedness or suffer liabilities with respect to those activities. Further, some of the borrowing entities may have been in existence and conducting business prior to the origination of the related underlying mortgage loans, may own other property that is not part of the collateral for the related underlying mortgage loans and, further, may not have always satisfied all the characteristics of special purpose entities even if they currently do so. This could negatively impact the borrower’s financial conditions, and thus its ability to pay amounts due and owing under the subject underlying mortgage loan. The related mortgage documents and/or organizational documents of those borrowers may not contain the representations, warranties and covenants customarily made by a borrower that is a special purpose entity, such as limitations on indebtedness and affiliate transactions and restrictions on the borrower’s ability to dissolve, liquidate, consolidate, merge, sell all or any material portion of its assets or amend its organizational documents. These provisions are designed to mitigate the possibility that the borrower’s financial condition would be adversely impacted by factors unrelated to the related mortgaged property and the related mortgage loan.

Borrowers not structured as bankruptcy-remote entities may be more likely to become insolvent or the subject of a voluntary or involuntary bankruptcy proceeding because those borrowers may be:

●	operating entities with businesses distinct from the operation of the property with the associated liabilities and risks of operating an ongoing business; and

●	individuals that have personal liabilities unrelated to the property.

In addition, certain of the borrowers and their owners may not have an independent director whose consent would be required to file a bankruptcy petition on behalf of the borrower. One of the purposes of an independent director is to avoid a bankruptcy petition filing that is intended solely to benefit a borrower’s affiliate and is not justified by the borrower’s own economic circumstances. Therefore, borrowers without an independent director may be more likely to file or be subject to voluntary or involuntary bankruptcy petitions which may adversely affect payments on your offered certificates.

The mortgage loans underlying the offered certificates may have borrowers that own the related mortgaged properties as tenants-in-common or may permit the related borrowers to convert into a tenant-in-common structure in the future. Generally, in tenant-in-common ownership structures, each tenant-in-common owns an undivided share in the subject real property. If a tenant-in-common desires to sell its interest in the subject real property and is unable to find a buyer or otherwise desires to force a partition, the tenant-in-common has the ability to request that a court order a sale of the subject real property and distribute the proceeds to each tenant-

in-common owner proportionally. To reduce the likelihood of a partition action, a tenant-in-common borrower may be required to waive its partition right. However, there can be no assurance that, if challenged, this waiver would be enforceable or that it would be enforced in a bankruptcy proceeding.

The enforcement of remedies against tenant-in-common borrowers may be prolonged because each time a tenant-in-common borrower files for bankruptcy, the bankruptcy court stay is reinstated. While a lender may seek to mitigate this risk after the commencement of the first bankruptcy of a tenant-in-common by commencing an involuntary proceeding against the other tenant-in-common borrowers and moving to consolidate all those cases, there can be no assurance that a bankruptcy court would consolidate those separate cases. Additionally, tenant-in-common borrowers may be permitted to transfer portions of their interests in the subject mortgaged property to numerous additional tenant-in-common borrowers.

The bankruptcy, dissolution or action for partition by one or more of the tenants-in-common could result in an early repayment of the related mortgage loan, a significant delay in recovery against the tenant-in-common borrowers, a material impairment in property management and a substantial decrease in the amount recoverable upon the related mortgage loan. Not all tenants-in-common for these mortgage loans may be special purpose entities and some of those tenants-in-common may be individuals.

In certain instances, borrowers under mortgage loans use a Delaware statutory trust structure in order to gain certain tax free exchange treatment for property of like kind under Section 1031 of the Internal Revenue Code. These borrowers can be restricted in their ability to actively operate a property, including with respect to loan work-outs, leasing and re-leasing, making material improvements and other material actions affecting the related mortgaged property. In the case of a mortgaged property that is owned by a Delaware statutory trust, there is a risk that obtaining the consent of the holders of the beneficial interests in the Delaware statutory trust will be time consuming and cause delays with respect to the taking of certain actions by or on behalf of the borrower, including with respect to the related mortgaged property.

In addition, certain of the mortgage loans may have borrowers that are wholly or partially (directly or indirectly) owned by one or more crowd funding investor groups or other diversified ownership structures. Investments in the commercial real estate market through crowd funding investor groups are a relatively recent development and there may be certain unanticipated risks to this new ownership structure which may adversely affect the related mortgage loan. Typically, the crowd funding investor group is made up of a large number of individual investors who invest relatively small amounts in the group pursuant to a securities offering. With respect to an equity investment in the borrower, the crowd funding investor group in turn purchases a stake in the borrower. Accordingly, equity in the borrower is indirectly held by the individual investors in the crowd funding group. We cannot assure you that either the crowd funding investor group or the individual investors in the crowd funding investor group or other diversified ownership structure have relevant expertise in the commercial real estate market. Additionally, crowd funding investor groups are required to comply with various securities regulations related to offerings of securities and we cannot assure you that any enforcement action or legal proceeding regarding failure to comply with such securities regulations would not delay enforcement of the related mortgage loan or otherwise impair the borrower’s ability to operate the related mortgaged property. Furthermore, we cannot assure you that a bankruptcy proceeding by the crowd funding investor group or other diversified ownership structure will not delay enforcement of the related mortgage loan. See “—Frequent and Early Occurrence of Borrower Delinquencies and Defaults May Adversely Affect Your Investment”, “—The Performance of a Mortgage Loan and Its Related Mortgaged Property Depends in Part on Who Controls the Borrower and Mortgaged Property”, “—Litigation and Other Legal Proceedings May Adversely Affect a Borrower’s Ability to Repay Its Mortgage Loan” and “Description of the Mortgage Pool—Statistical Characteristics of the Mortgage Loans—Tenancies-in-Common”.

See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Single-Purpose Entity Covenants”, “—Statistical Characteristics of the Mortgage Loans—Tenancies-in-Common”, and “Certain Legal Aspects of the Mortgage Loans—Bankruptcy Issues”.

A Bankruptcy Proceeding May Result in Losses and Delays in Realizing on the Mortgage Loans

Numerous statutory provisions, including the Bankruptcy Code and state laws affording relief to debtors, may interfere with and delay the ability of a secured mortgage lender to obtain payment of a loan, to realize upon collateral and/or to enforce a deficiency judgment. For example, under the Bankruptcy Code, virtually all actions

(including foreclosure actions and deficiency judgment proceedings) are automatically stayed upon the filing of a bankruptcy petition, and, often, no interest or principal payments are made during the course of the bankruptcy proceeding. Also, under federal bankruptcy law, the filing of a petition in bankruptcy by or on behalf of a junior lien holder may stay the senior lender from taking action to foreclose out such junior lien. Certain of the mortgage loans have sponsors that have previously filed bankruptcy and we cannot assure you that such sponsors will not be more likely than other sponsors to utilize their rights in bankruptcy in the event of any threatened action by the mortgagee to enforce its rights under the related mortgage loan documents. As a result, the issuing entity’s recovery with respect to borrowers in bankruptcy proceedings may be significantly delayed, and the aggregate amount ultimately collected may be substantially less than the amount owed. See “—Other Debt of the Borrower or Ability to Incur Other Financings Entails Risk” below, “Description of the Mortgage Pool—Default History, Bankruptcy Issues and Other Proceedings” and “Certain Legal Aspects of the Mortgage Loans—Bankruptcy Issues”. In addition, if a court determines that the value of a real property is less than the principal balance of the mortgage loan it secures, the court may reduce the amount of secured indebtedness to the then-value of the property. This would make the lender a general unsecured creditor for the difference between the then-value of the property and the amount of its outstanding mortgage indebtedness.

A bankruptcy court also may:

●	grant a debtor a reasonable time to cure a payment default on a mortgage loan;

●	reduce monthly payments due under a mortgage loan;

●	change the rate of interest due on a mortgage loan; or

●	otherwise alter a mortgage loan’s repayment schedule.

Furthermore, the borrower, as debtor-in-possession, or its bankruptcy trustee has special powers to avoid, subordinate or disallow debts. In some circumstances, the claims of a secured lender, such as the trust, may be subordinated to financing obtained by a debtor-in-possession subsequent to its bankruptcy.

Under federal bankruptcy law, a lender may be stayed from enforcing a borrower’s assignment of rents and leases. Federal bankruptcy law also may interfere with a lender’s ability to enforce lockbox requirements. The legal proceedings necessary to resolve these issues can be time consuming and may significantly delay the receipt of rents. Rents also may escape an assignment to the extent they are used by borrower to maintain its property or for other court authorized expenses.

As a result of the foregoing, the related trust’s recovery with respect to borrowers in bankruptcy proceedings may be significantly delayed, and the total amount ultimately collected may be substantially less than the amount owed.

Additionally, the courts of any state may refuse the foreclosure of a mortgage or deed of trust when an acceleration of the indebtedness would be inequitable or unjust or the circumstances would render the action unconscionable. See “Certain Legal Aspects of the Mortgage Loans—Foreclosure” in this prospectus.

See also “—Performance of the Offered Certificates Will Be Highly Dependent on the Performance of Tenants and Tenant Leases—General” and “—Tenant Bankruptcy Could Result in a Rejection of the Related Lease” above.

Litigation and Other Legal Proceedings May Adversely Affect a Borrower’s Ability to Repay Its Mortgage Loan

There may be, and there may exist from time to time, legal proceedings pending or threatened against the borrowers, the property sponsors and the managers of the mortgaged properties and their respective affiliates relating to their respective businesses or arising out of their ordinary course of business. We have not undertaken a search for all litigation or disputes that relate to the borrowers, property sponsors or managers for the mortgaged properties and their respective affiliates. Potential investors are advised and encouraged to perform their own searches related to such matters to the extent relevant to their investment decision. It is possible that any such litigation or dispute or any settlement of any litigation or dispute may have a material adverse effect on a borrower’s ability to meet its obligations under the related mortgage loan and, therefore, on distributions on your offered certificates.

The owner of a multifamily or commercial property may be a defendant in a litigation arising out of, among other things, the following:

●	breach of contract involving a tenant, a supplier or other party;

●	negligence resulting in a personal injury; or

●	responsibility for an environmental problem.

Any such litigation or dispute may divert the owner’s attention from operating its property. In addition, any such litigation or dispute may materially impair distributions to holders of offered certificates if borrowers or property sponsors must use property income or other income to pay settlements, judgments, legal fees or litigation costs. We cannot assure you that any litigation or dispute or any settlement of any litigation or dispute will not have a material adverse effect on your investment.

In addition, in the event the owner of a borrower experiences financial problems, we cannot assure you that such owner would not attempt to take actions with respect to the mortgaged property that may adversely affect the borrower’s ability to fulfill its obligations under the related mortgage loan. See “Description of the Mortgage Pool—Litigation and Other Legal Considerations”.

Other Debt of the Borrower or Ability to Incur Other Financings Entails Risk

When a borrower (or its constituent members) also has one or more other outstanding loans (even if they are pari passu, subordinated, mezzanine or unsecured loans or another type of equity pledge), the issuing entity is subjected to additional risk such as:

●	the borrower (or its constituent members) may have difficulty servicing and repaying multiple loans;

●

the existence of another loan will generally also make it more difficult for the borrower to obtain refinancing of the related mortgage loan (or loan combination, if applicable) or sell the related mortgaged property and may thereby jeopardize repayment of the mortgage loan (or loan combination, if applicable);

●	the need to service additional debt may reduce the cash flow available to the borrower to operate and maintain the mortgaged property and the value of the mortgaged property may decline as a result;

●

if a borrower (or its constituent members) defaults on its mortgage loan and/or any other loan, actions taken by other lenders such as a suit for collection, foreclosure or an involuntary petition for bankruptcy against the borrower could impair the security available to the issuing entity, including the mortgaged property, or stay the issuing entity’s ability to foreclose during the course of the bankruptcy case;

●	the bankruptcy of another lender also may operate to stay foreclosure by the issuing entity; and

●	the issuing entity may also be subject to the costs and administrative burdens of involvement in foreclosure or bankruptcy proceedings or related litigation.

With respect to any split mortgage loan, although each related companion loan is not an asset of the issuing entity, the related borrower is still obligated to make interest and principal payments on each related companion loan. As a result, the issuing entity is subject to additional risks, including:

●

the risk that the necessary maintenance of the related mortgaged property could be deferred to allow the borrower to pay the required debt service on these other obligations and that the value of the mortgaged property may fall as a result; and

●

the risk that it may be more difficult for the borrower to refinance these loans or to sell the related mortgaged property for purposes of making any balloon payment on the entire balance of such loans and the related additional debt at maturity.

With respect to mezzanine financing, while a mezzanine lender has no security interest in the related mortgaged properties, a default under a mezzanine loan could cause a change in control of the related borrower. With respect to mortgage loans that permit mezzanine financing, the relative rights of the mortgagee and the related mezzanine lender will generally be set forth in an intercreditor agreement, which agreements typically provide that the rights of the mezzanine lender (including the right to payment) against the borrower and mortgaged property are subordinate to the rights of the mortgage lender and that the mezzanine lender may not take any enforcement action against the mortgage borrower and mortgaged property.

In addition, the mortgage loan documents related to certain mortgage loans may allow the related borrower to employ so-called “preferred equity” structures, where one or more special limited partners or members receive a preferred return in exchange for an infusion of capital or other type of equity pledge that may require payments of excess cash flow. Such arrangements can present risks that resemble mezzanine debt, including dilution of the sponsor’s equity in the mortgaged property, stress on the cash flow in the form of a preferred return or excess cash payments, and/or potential changes in the management of the related mortgaged property in the event the preferred return is not satisfied.

For additional information, see “Description of the Mortgage Pool—Additional Indebtedness”, “—The Loan Combinations” and “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans”.

Tenancies-in-Common May Hinder Recovery

Certain of the mortgage loans included in the issuing entity may have borrowers that own the related mortgaged properties as tenants-in-common. In general, with respect to a tenant-in-common ownership structure, each tenant-in-common owns an undivided share in the property and if such tenant-in-common desires to sell its interest in the property (and is unable to find a buyer or otherwise needs to force a partition) the tenant-in-common has the ability to request that a court order a sale of the property and distribute the proceeds to each tenant in common proportionally. As a result, if a tenant-in-common that has not waived its right of partition or similar right exercises a right of partition, the related mortgage loan may be subject to prepayment. The bankruptcy, dissolution or action for partition by one or more of the tenants-in-common could result in an early repayment of the related mortgage loan, significant delay in recovery against the tenant-in-common borrowers, particularly if the tenant-in-common borrowers file for bankruptcy separately or in series (because each time a tenant-in-common borrower files for bankruptcy, the bankruptcy court stay will be reinstated), a material impairment in property management and a substantial decrease in the amount recoverable upon the related mortgage loan. Not all tenants-in-common under the mortgage loans will be single-purpose entities. Each tenant-in-common borrower has waived its right to partition, reducing the risk of partition. However, we cannot assure you that, if challenged, this waiver would be enforceable. In addition, in some cases, the related mortgage loan documents may provide for full recourse (or in an amount equal to its pro rata share of the debt) to the related tenant-in-common borrower or the guarantor if a tenant-in-common files for partition.

Risks Relating to Enforceability of Cross-Collateralization Arrangements

Cross-collateralization arrangements may be terminated in certain circumstances under the terms of the related mortgage loan documents. Cross-collateralization arrangements whereby multiple borrowers grant their respective mortgaged properties as security for one or more mortgage loans could be challenged as fraudulent conveyances by the creditors or the bankruptcy estate of any of the related borrowers.

Among other things, a legal challenge to the granting of the liens may focus on the benefits realized by that borrower from the respective mortgage loan proceeds, as well as the overall cross-collateralization. If a court were to conclude that the granting of the liens was an avoidable fraudulent conveyance, that court could subordinate all or part of the mortgage loan to other debt of that borrower, recover prior payments made on that mortgage loan, or take other actions such as invalidating the mortgage loan or the mortgages securing the cross-collateralization. See “—Some Provisions in the Mortgage Loans Underlying Your Offered Certificates May Be Challenged as Being Unenforceable—Cross-Collateralization Arrangements”.

In addition, when multiple real properties secure a mortgage loan, the amount of the mortgage encumbering any particular one of those properties may be less than the full amount of the related aggregate mortgage loan indebtedness, to minimize recording tax. This mortgage amount is generally established at 100% to 150% of the appraised value or allocated loan amount for the mortgaged property and will limit the extent to which proceeds from the property will be available to offset declines in value of the other properties securing the same mortgage loan.

See “Description of the Mortgage Pool—Statistical Characteristics of the Mortgage Loans” for a description of mortgage loans that are cross-collateralized and cross-defaulted with each other, if any, or that are secured by multiple properties owned by multiple borrowers.

Some Provisions in the Mortgage Loans Underlying Your Offered Certificates May Be Challenged as Being Unenforceable

Cross-Collateralization Arrangements

It may be possible to challenge cross-collateralization arrangements involving more than one borrower as a fraudulent conveyance, even if the borrowers are related. If one of those borrowers were to become a debtor in a bankruptcy case, creditors of the bankrupt party or the representative of the bankruptcy estate of the bankrupt party could seek to have the bankruptcy court avoid any lien granted by the bankrupt party to secure repayment of another borrower’s loan. In order to do so, the court would have to determine that—

●	the bankrupt party—

1.    was insolvent at the time of granting the lien,

2.    was rendered insolvent by the granting of the lien,

3.    was left with inadequate capital, or

4.    was not able to pay its debts as they matured; and

●

the bankrupt party did not, when it allowed its property to be encumbered by a lien securing the other borrower’s loan, receive fair consideration or reasonably equivalent value for pledging its property for the equal benefit of the other borrower.

If the court were to conclude that the granting of the lien was an avoidable fraudulent conveyance, it could nullify the lien or security instrument effecting the cross-collateralization. The court could also allow the bankrupt party to recover payments it made under the avoided cross-collateralization. See “—Risks Relating to Enforceability of Cross-Collateralization Arrangements” above.

Prepayment Premiums, Fees and Charges

Under federal bankruptcy law and the laws of a number of states, the enforceability of any mortgage loan provisions that require prepayment lockout periods or payment of a yield maintenance charge or a prepayment premium, fee or charge upon an involuntary or a voluntary prepayment, is unclear. Provisions requiring yield maintenance charges or prepayment premiums, fees or charges also may be interpreted as constituting the collection of interest for usury purposes. Accordingly, we cannot assure you that the obligation to pay a yield maintenance charge or prepayment premium, fee or charge will be enforceable. In addition, if provisions requiring yield maintenance charges or prepayment premiums, fees or charges upon involuntary prepayment were unenforceable, borrowers would have an incentive to default in order to prepay their loans. Also, we cannot assure you that foreclosure proceeds will be sufficient to pay an enforceable yield maintenance charge or prepayment premium, fee or charge.

Due-on-Sale and Debt Acceleration Clauses

Some or all of the mortgage loans included in one of our trusts may contain a due-on-sale clause, which permits the lender, with some exceptions, to accelerate the maturity of the mortgage loan upon the sale, transfer or conveyance of—

●	the related real property, or

●	a majority ownership interest in the related borrower.

We anticipate that all of the mortgage loans included in one of our trusts will contain some form of debt-acceleration clause, which permits the lender to accelerate the debt upon specified monetary or non-monetary defaults by the related borrower.

The courts of all states will enforce acceleration clauses in the event of a material payment default. The equity courts of any state, however, may refuse to allow the foreclosure of a mortgage, deed of trust or other security instrument or to permit the acceleration of the indebtedness if:

●	the default is deemed to be immaterial,

●	the exercise of those remedies would be inequitable or unjust, or

●	the circumstances would render the acceleration unconscionable.

See “Certain Legal Aspects of the Mortgage Loans—Due-On-Sale and Due-On-Encumbrance Provisions”.

Assignments of Leases

Some or all of the mortgage loans included in one of our trusts may be secured by, among other things, an assignment of leases and rents. Under that document, the related borrower will assign its right, title and interest as landlord under the leases on the related real property and the income derived from those leases to the lender as further security for the related mortgage loan, while retaining a license to collect rents for so long as there is no default. In the event the borrower defaults, the license terminates and the lender is entitled to collect rents. In some cases, those assignments may not be perfected as security interests prior to actual possession of the cash flow. Accordingly, state law may require that the lender take possession of the property and obtain a judicial appointment of a receiver before becoming entitled to collect the rents. Lenders that actually take possession of the property, however, may incur potentially substantial risks attendant to being a mortgagee in possession. The risks include liability for environmental clean-up costs and other risks inherent to property ownership. In addition, the commencement of bankruptcy or similar proceedings by or with respect to the borrower will adversely affect the lender’s ability to collect the rents. In particular, with respect to properties that are master leased, state law may provide that the lender will not have a perfected security interest in the underlying rents (even if covered by an assignment of leases and rents), unless there is also a mortgage on the master tenant’s leasehold interest. Such a mortgage is not typically obtained. See “Certain Legal Aspects of the Mortgage Loans—Bankruptcy Issues.”

Defeasance

A mortgage loan underlying the offered certificates may permit the related borrower, during the periods specified and subject to the conditions set forth in the loan, to pledge to the holder of the mortgage loan a specified amount of direct, non-callable United States government securities and thereby obtain a release of the related mortgaged property. The cash amount which a borrower must expend to purchase, or must deliver to a master servicer in order for the master servicer to purchase, the required United States government securities may be in excess of the principal balance of the mortgage loan. A court could interpret that excess amount as a form of prepayment premium or could take it into account for usury purposes. In some states, some forms of prepayment premiums are unenforceable. If the payment of that excess amount were held to be unenforceable, the remaining portion of the cash amount to be delivered may be insufficient to purchase the requisite amount of United States government securities.

Jurisdictions with One Action or Security First Rules and/or Anti-Deficiency Legislation May Limit the Ability of the Special Servicer to Foreclose on a Real Property or to Realize on Obligations Secured by a Real Property

Several states, including California, have laws that prohibit more than one “judicial action” to enforce a mortgage obligation, requiring the lender to exhaust the real property security for such obligation first and/or limiting the ability of the lender to recover a deficiency judgment from the obligor following the lender’s realization upon the collateral. This could be particularly problematic for cross-collateralized, cross-defaulted or multi-property mortgage loans secured by real properties located in multiple states where only some of those states have such rules. A lender who proceeds in violation of these rules may run the risk of forfeiting collateral and/or forfeiting the right to enforce the underlying obligation. In some jurisdictions, the benefits of such laws may also be available to a guarantor of the underlying obligation, thereby limiting the ability of the lender to recover against a guarantor without first proceeding against the collateral and without a judicial foreclosure. Accordingly, where real properties are located in jurisdictions in which “one action”, “security first” and/or “anti-deficiency” rules may be applicable, the special servicer should seek to obtain advice of counsel prior to enforcing any of the trust’s rights under any of the related mortgage loans and/or guarantees of those mortgage loans. As a result, the special servicer may incur additional – and perhaps significant additional – delay and expense in foreclosing on the underlying real properties located in states affected by “one action”, “security first” or “anti-deficiency” rules. See “Certain Legal Aspects of the Mortgage Loans—Foreclosure—One Action and Security First Rules” and “—Foreclosure—Anti-Deficiency Legislation”.

Various Other Laws Could Affect the Exercise of Lender’s Rights

The laws of the jurisdictions in which the mortgaged properties are located (which laws may vary substantially) govern many of the legal aspects of the mortgage loans. These laws may affect the ability to foreclose on, and, in turn the ability to realize value from, the mortgaged properties securing the mortgage loans. For example, state law determines:

●	what proceedings are required for foreclosure;

●	whether the borrower and any foreclosed junior lienors may redeem the property and the conditions under which these rights of redemption may be exercised;

●	whether and to what extent recourse to the borrower is permitted; and

●	what rights junior mortgagees have and whether the amount of fees and interest that lenders may charge is limited.

In addition, the laws of some jurisdictions may render certain provisions of the mortgage loans unenforceable or subject to limitations which may affect lender’s rights under the mortgage loans. Delays in liquidations of defaulted loans and shortfalls in amounts realized upon liquidation as a result of the application of these laws may create delays and shortfalls in payments to holders of offered certificates. See “Certain Legal Aspects of the Mortgage Loans”.

For example, Florida statutes render unenforceable provisions that allow for acceleration and other unilateral modifications solely as a result of a property owner entering into an agreement for a property-assessed clean energy (“PACE”) financing. Consequently, given that certain remedies in connection therewith are not enforceable in Florida, we cannot assure you that any borrower owning assets in Florida will not obtain PACE financing notwithstanding any prohibition on such financing set forth in the related mortgage loan documents.

The Absence of Lockboxes Entails Risks That Could Adversely Affect Distributions on Your Offered Certificates

Certain of the mortgage loans may not require the related borrower presently to cause rent and other payments to be made into a lockbox account maintained on behalf of the mortgagee, although some of those mortgage loans do provide for a springing lockbox. If rental payments are not required to be made directly into a lockbox account, there is a risk that the borrower will divert such funds for other purposes.

Risks of Anticipated Repayment Date Loans

Four (4) mortgage loans, secured by the Burlingame Point mortgaged property (7.7%), the Amazon Seattle mortgaged property (4.7%), the O’Reilly Auto Parts Portfolio mortgaged properties (3.7%) and the U-Haul SAC 20 mortgaged properties (3.7%), respectively, each provide that, if after a certain date (referred to as an anticipated repayment date) the related borrower has not prepaid such mortgage loan in full, any principal outstanding after the related anticipated repayment date will accrue interest at an increased interest rate rather than the original mortgage loan interest rate for such mortgage loan. Generally, on each payment date from and after the anticipated repayment date for such mortgage loan up to and including the related maturity date, cash flow in excess of that required for debt service on such mortgage loan and any related companion loans (calculated based on the original mortgage loan interest rate), the funding of reserves, other amounts then due and payable under the related loan documents (other than “excess interest” described below), debt service due on any related mezzanine loan, and certain budgeted or non-budgeted expenses approved by the related lender with respect to the related mortgaged property or portfolio of mortgaged properties will be applied toward the payment of principal (without payment of a yield maintenance charge or other prepayment premium) of such mortgage loan until its principal balance has been reduced to zero. Although these provisions may create an incentive for the related borrower to repay such mortgage loan in full on its anticipated repayment date, a substantial payment would be required and such borrower has no obligation to do so. While interest at the original mortgage loan interest rate continues to accrue and be payable on a current basis on such mortgage loan after its related anticipated repayment date, payment of the additional interest that accrues by reason of the marginal increase in the interest rate on such mortgage loan after the anticipated repayment date (any such additional interest, “excess interest”) will generally (except for any portion thereof paid currently pursuant to the related loan documents) be deferred (or capitalized and deferred) until (and such deferred excess interest or such capitalized excess interest that has been deferred will itself accrue interest, if and to the extent permitted under applicable law and the related loan documents, and will generally be required to be paid only after) the outstanding principal balance of such mortgage loan has been paid in full, at which time the excess interest (or capitalized excess interest) that has been deferred, to the extent actually collected, will be paid to the holders of the Class S certificates and the Combined VRR Interest, which are not offered by this prospectus. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—ARD Loans”.

A Borrower May Be Unable to Repay Its Remaining Principal Balance on the Maturity Date or Anticipated Repayment Date; Longer Amortization Schedules and Interest-Only Provisions Increase Risk

Mortgage loans with substantial remaining principal balances at their maturity date or anticipated repayment date, as applicable, involve greater risk than fully-amortizing mortgage loans. This is because the borrower may be unable to repay the mortgage loan at that time. In addition, fully amortizing mortgage loans which may pay interest on an “actual/360” basis but have fixed monthly payments may, in effect, have a small balloon payment due at maturity.

All of the mortgage loans have amortization schedules that are significantly longer than their respective terms to maturity (or, if applicable, any related anticipated repayment date), and many of the mortgage loans require only payments of interest for part or all of such respective terms. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Due Dates; Mortgage Rates; Calculations of Interest”. A longer amortization schedule or an interest-only provision in a mortgage loan will result in a higher amount of principal outstanding under the mortgage loan at any particular time, including at the maturity date (or, if applicable, anticipated repayment date) of the mortgage loan, than would have otherwise been the case had a shorter amortization schedule been used or had the mortgage loan had a shorter interest-only period or not included an interest-only provision at all. That higher principal amount outstanding could both (i) make it more difficult for the related borrower to make the required balloon payment at maturity and (ii) lead to increased losses for the issuing entity either during the loan term or at maturity if the mortgage loan becomes a defaulted mortgage loan.

A borrower’s ability to repay a mortgage loan (or loan combination) on its maturity date or anticipated repayment date, as applicable, typically will depend upon its ability either to refinance the mortgage loan (or loan combination) or to sell the mortgaged property at a price sufficient to permit repayment. A borrower’s ability to achieve either of these goals will be affected by a number of factors, including:

●	the availability of, and competition for, credit for commercial, multifamily or manufactured housing community real estate projects, which fluctuate over time;

●	the prevailing interest rates;

●	the net operating income generated by the mortgaged property;

●	the fair market value of the related mortgaged property;

●	the borrower’s equity in the related mortgaged property;

●

significant tenant rollover at the related mortgaged properties (see “—The Types of Properties That Secure the Mortgage Loans Present Special Risks—General—Retail Properties” and “—The Types of Properties That Secure the Mortgage Loans Present Special Risks—General—Office Properties”);

●	the borrower’s financial condition;

●	the operating history and occupancy level of the mortgaged property;

●	reductions in applicable government assistance/rent subsidy programs;

●	the tax laws; and

●	prevailing general and regional economic conditions.

In addition, the promulgation of additional laws and regulations, including the final regulations to implement the credit risk retention requirements under Section 15G of the Securities Exchange Act of 1934, as added by Section 941 of the Dodd-Frank Act, compliance with which was required with respect to the CMBS issued on or after December 24, 2016, may cause commercial real estate lenders to tighten their lending standards and reduce the availability of leverage and/or refinancings for commercial real estate. This, in turn, may adversely affect borrowers’ ability to refinance mortgage loans or sell the related mortgaged property on or before the related maturity date or anticipated repayment date, as applicable.

With respect to any split mortgage loan, the risks relating to balloon payment obligations are enhanced by the existence of the related companion loan(s).

Whether or not losses are ultimately sustained, any delay in the collection of a balloon payment on the maturity date or anticipated repayment date that would otherwise be distributable on your offered certificates will likely extend the weighted average life of your offered certificates.

None of the sponsors, any party to the pooling and servicing agreement or any other person will be under any obligation to refinance any mortgage loan. However, in order to maximize recoveries on defaulted mortgage loans, the pooling and servicing agreement permits the special servicer (and each outside servicing agreement governing the servicing of an outside serviced mortgage loan permits the related outside special servicer) to extend and modify mortgage loans in a manner consistent with the applicable servicing standard, subject to the limitations (or, in the case of an outside serviced mortgage loan, limitations of the type) described under “The Pooling and Servicing Agreement—Realization Upon Mortgage Loans—Modifications, Waivers and Amendments”. We cannot assure you, however, that any extension or modification will increase the present value of recoveries in a given case.

Neither the master servicer nor the special servicer will have the ability to extend or modify an outside serviced mortgage loan because each outside serviced mortgage loan is being serviced pursuant to the applicable outside servicing agreement. Whether or not losses are ultimately sustained, any delay in collection of a balloon payment that would otherwise be distributable in respect of a class of offered certificates, whether such delay is due to a borrower default or to modification of an outside serviced mortgage loan by the outside special servicer, will likely extend the weighted average life of such class of certificates.

The credit crisis and economic downturn have resulted in tightened lending standards and a reduction in capital available to refinance mortgage loans at maturity. These factors have increased the risk that refinancing may not be available. We cannot assure you that each borrower under a balloon loan will have the ability to repay the principal balance of such mortgage loan on the related maturity date or anticipated repayment date, as applicable.

See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans”.

Lending on Ground Leases Creates Risks for Lenders That Are Not Present When Lending on a Fee Ownership Interest in a Real Property

The encumbered interest will be characterized as a “fee interest” if (i) the borrower has a fee interest in all or substantially all of the mortgaged property (provided that if the borrower has a leasehold interest in any portion of the mortgaged property, such portion is not, individually or in the aggregate, material to the use or operation of the mortgaged property), or (ii) the mortgage loan is secured by the borrower’s leasehold interest in the mortgaged property as well as the borrower’s (or other fee owner’s) overlapping fee interest in the related mortgaged property.

Leasehold mortgage loans are subject to certain risks not associated with mortgage loans secured by a lien on the fee estate of the borrower. The most significant of these risks is that if the related borrower’s leasehold were to be terminated upon a lease default, the lender would lose its security in the leasehold interest. Generally, each related ground lease or a lessor estoppel requires the lessor to give the lender notice of the borrower’s defaults under the ground lease and an opportunity to cure them, permits the leasehold interest to be assigned to the lender or the purchaser at a foreclosure sale, in some cases only upon the consent of the lessor, and contains certain other protective provisions typically included in a “mortgageable” ground lease, although not all these protective provisions are included in each case. If the ground lease does not provide for notice to a lender of a default thereunder on the part of the borrower, together with a reasonable opportunity for the lender to cure the default, the lender may be unable to prevent termination of the lease and may lose its collateral.

Upon the bankruptcy of a lessor or a lessee under a ground lease, the debtor has the right to assume or reject the lease. If a debtor lessor rejects the lease, the lessee has the right pursuant to Section 365(h) of the U.S. bankruptcy code (11 U.S.C. Section 365(h)) to treat such lease as terminated by rejection or remain in possession of its leased premises for the rent otherwise payable under the lease for the remaining term of the ground lease (including renewals) and to offset against such rent any damages incurred due to the landlord’s failure to perform its obligations under the lease. If a debtor lessee/borrower rejects any or all of the lease, the leasehold lender could succeed to the lessee/borrower’s position under the lease only if the lease specifically grants the lender such right. If both the lessor and the lessee/borrower are involved in bankruptcy proceedings, the issuing entity or the trustee on its behalf may be unable to enforce the bankrupt lessee/borrower’s pre-petition agreement to refuse to treat a ground lease rejected by a bankrupt lessor as terminated. In such circumstances, a ground lease could be terminated and the trustee could be deprived of its security interest in the leasehold estate, notwithstanding lender protection provisions contained in the ground lease or in the mortgage.

Some of the ground leases securing the mortgage loans may provide that the ground rent payable under the related ground lease increases during the term of the mortgage loan. These increases may adversely affect the cash flow and net income of the related borrower.

A leasehold lender could lose its security unless (i) the leasehold lender holds a fee mortgage, (ii) the ground lease requires the lessor to enter into a new lease with the leasehold lender upon termination or rejection of the ground lease, or (iii) the bankruptcy court, as a court of equity, allows the leasehold lender to assume the ground lessee’s obligations under the ground lease and succeed to the ground lessee’s position. Although not directly covered by the 1994 Amendments to the U.S. bankruptcy code, such a result would be consistent with the purpose of the 1994 Amendments to the U.S. bankruptcy code granting the holders of leasehold mortgages permitted under the terms of the lease the right to succeed to the position of a leasehold mortgagor. Although consistent with the U.S. bankruptcy code, such position may not be adopted by the applicable bankruptcy court.

Further, in a decision by the United States Court of Appeals for the Seventh Circuit (Precision Indus. v. Qualitech Steel SBQ, LLC, 327 F.3d 537 (7th Cir. 2003)) the court ruled with respect to an unrecorded lease of real property that where a statutory sale of the fee interest in leased property occurs under Section 363(f) of the U.S. bankruptcy code (11 U.S.C. Section 363(f)) upon the bankruptcy of a landlord, such sale terminates a lessee’s possessory interest in the property, and the purchaser assumes title free and clear of any interest, including any leasehold estates. Pursuant to Section 363(e) of the U.S. bankruptcy code (11 U.S.C. Section 363(a)), a lessee may request the bankruptcy court to prohibit or condition the statutory sale of the property so as to provide adequate protection of the leasehold interest; however, the court ruled that this provision does not ensure continued possession of the property, but rather entitles the lessee to compensation for the value of its leasehold interest, typically from the sale proceeds. While there are certain circumstances under which a “free and clear” sale under Section 363(f) of the U.S. bankruptcy code would not be authorized (including that the lessee could not be compelled in a legal or equitable proceeding to accept a monetary satisfaction of his possessory interest, and that none of the other conditions of Section 363(f)(1) through (4) of the U.S. bankruptcy code otherwise permits the sale), we cannot assure you that those circumstances would be present in any proposed sale of a leased premises. As a result, we cannot assure you that, in the event of a statutory sale of leased property pursuant to Section 363(f) of the U.S. bankruptcy code, the lessee will be able to maintain possession of the property under the ground lease. In addition, we cannot assure you that the lessee and/or the lender will be able to recoup the full value of the leasehold interest in bankruptcy court. Most of the ground leases contain standard protections typically obtained by securitization lenders, however, certain of the ground leases with respect to a mortgage loan included in the Issuing Entity may not.

With respect to certain of the mortgage loans, the related borrower may have given to certain lessors under the related ground lease a right of first refusal in the event a sale is contemplated or an option to purchase all or a portion of the mortgaged property and these provisions, if not waived, may impede the mortgagee’s ability to sell the related mortgaged property at foreclosure or adversely affect the foreclosure process.

See “Certain Legal Aspects of the Mortgage Loans—Bankruptcy Issues”.

Increases in Real Estate Taxes and Assessments May Reduce Available Funds

Certain of the mortgaged properties securing the mortgage loans have or may in the future have the benefit of reduced real estate taxes in connection with a local government “payment in lieu of taxes” program (often known as a “PILOT” program) or other tax abatement arrangements. Upon expiration of such program or if such program was otherwise terminated, the related borrower would be required to pay higher, and in some cases substantially higher, real estate taxes. Prior to expiration of such program, the tax benefit to the mortgaged property may decrease throughout the term until the expiration of such program.

As described under “Description of the Mortgage Pool—Additional Indebtedness—Permitted Unsecured Debt and Other Debt”, the borrowers with respect to certain mortgage loans may obtain additional financing (in the form of an unsecured loan that may accrue interest at a higher rate than the related mortgage loan) that will have repaid through multi-year assessments against the related mortgaged property.

An increase in real estate taxes and/or assessments may impact the ability of the borrower to pay debt service on the mortgage loan.

See “Description of the Mortgage Pool—Real Estate and Other Tax Considerations” for descriptions of real estate tax matters relating to certain mortgaged properties.

State and Local Mortgage Recording Taxes May Apply Upon a Foreclosure or Deed-in-Lieu of Foreclosure and Reduce Net Proceeds

Many jurisdictions impose recording taxes on mortgages which, if not paid at the time of the recording of the mortgage, may impair the ability of the lender to foreclose the mortgage. Such taxes, interest, and penalties could be significant in amount and would, if imposed, reduce the net proceeds realized by the issuing entity in liquidating the real property securing the related mortgage loan.

Reserves to Fund Certain Necessary Expenditures Under the Mortgage Loans May Be Insufficient for the Purpose for Which They Were Established

The borrowers under some of the mortgage loans made upfront deposits, and/or agreed to make ongoing deposits, to reserves for the payment of various anticipated or potential expenditures, such as (but not limited to) the costs of tenant improvements and leasing commissions, recommended immediate repairs and seasonality reserves. We cannot assure you that any such reserve will be sufficient, that borrowers will reserve the required amount of funds or that cash flow from the mortgaged properties will be sufficient to fully fund such reserves. See Annex A for additional information with respect to the reserves established for the mortgage loans.

Risks Relating to Tax Credits

With respect to certain mortgage loans secured by multifamily properties, the related property owners may be entitled to receive low-income housing tax credits pursuant to Section 42 of the Internal Revenue Code, which provides a tax credit from the state tax credit allocating agency to owners of multifamily rental properties meeting the definition of low-income housing. The total amount of tax credits to which a property owner is entitled is generally based upon the percentage of total units made available to qualified tenants. The owners of the mortgaged properties subject to the tax credit provisions may use the tax credits to offset income tax that they may otherwise owe and the tax credits may be shared among the equity owners of the project. In general, the tax credits on the applicable mortgage loans will be allocated to equity investors in the borrower.

The tax credit provisions limit the gross rent for each low-income unit. Under the tax credit provisions, a property owner must comply with the tenant income restrictions and rental restrictions over a minimum 15-year compliance period, although the property owner may take the tax credits on an accelerated basis over a 10-year period. In the event a multifamily rental property does not maintain compliance with the tax credit restrictions on tenant income or rental rates or otherwise satisfy the tax credit provisions of the Internal Revenue Code, the property owner may suffer a reduction in the amount of available tax credits and/or face the recapture of all or part of the tax credits related to the period of noncompliance and face the partial recapture of previously taken tax credits. The loss of tax credits, and the possibility of recapture of tax credits already taken, may provide significant incentive for the property owner to keep the related multifamily rental property in compliance with these tax credit restrictions, which may limit the income derived from the related property.

If the issuing entity were to foreclose on such a property it would be unable to take advantage of the tax credits, but could sell the property with the right to the remaining credits to a tax paying investor. Any subsequent property owner would continue to be subject to rent limitations unless an election was made to terminate the tax credits, in which case the property could be operated as a market rate property after the expiration of three years. The limitations on rent and on the ability of potential buyers to take advantage of the tax credits may limit the issuing entity’s recovery on that property.

Certain of the mortgaged properties may have been renovated in accordance with the federal tax code and state regulations to make them eligible for federal historic tax credits. Such mortgaged properties may be subject to additional risks, including, without limitation, the possibility of recapture of the tax credits. Historic tax credits may be subject to recapture upon the occurrence of certain events, such as the sale of the related mortgaged property (including at a foreclosure sale) to certain disqualified transferees.

Risks Relating to Conflicts of Interest

Interests and Incentives of the Originators, the Sponsors and Their Affiliates May Not Be Aligned with Your Interests

The originators, the sponsors and their affiliates (including certain of the underwriters) expect to derive ancillary benefits from this offering and their respective incentives may not be aligned with those of purchasers of the offered certificates. The sponsors originated or purchased the mortgage loans in order to securitize the mortgage loans by means of a transaction such as the offering of the offered certificates. The sponsors will sell the mortgage loans to the depositor (an affiliate of (i) Citi Real Estate Funding Inc., one of the sponsors, an originator, the retaining sponsor, an initial risk retention consultation party and an expected holder of Class VRR certificates, (ii) Citibank, N.A., the certificate administrator and custodian, and (iii) Citigroup Global Markets Inc., one of the underwriters) on the closing date in exchange for cash, derived from the sale of the offered certificates to investors and/or in exchange for offered certificates. A completed offering would reduce the originators’ exposure to the mortgage loans. The originators made the mortgage loans with a view toward securitizing them and distributing the exposure by means of a transaction such as this offering of offered certificates. In addition, certain mortgaged properties may have tenants that are affiliated with the related originator. See “Description of the Mortgage Pool—Tenant Issues—Affiliated Leases and Master Leases”. This offering of offered certificates will effectively transfer the originators’ exposure to the mortgage loans to purchasers of the offered certificates.

The originators, the sponsors and their affiliates expect to receive various benefits, including compensation, commissions, payments, rebates, remuneration and business opportunities, in connection with or as a result of this offering of offered certificates and their interests in the mortgage loans. The sponsors and their affiliates will effectively receive compensation, and may record a profit, in an amount based on, among other things, the amount of proceeds (net of transaction expenses) received from the sale of the offered certificates to investors relative to their investment in the mortgage loans. The benefits to the originators, the sponsors and their affiliates arising from the decision to securitize the mortgage loans may be greater than they would have been had other assets been selected.

Furthermore, the sponsors and/or their affiliates may benefit from a completed offering of the offered certificates because the offering would establish a market precedent and a valuation data point for securities similar to the offered certificates, thus enhancing the ability of the sponsors and their affiliates to conduct similar offerings in the future and permitting them to adjust the fair value of the mortgage loans or other similar assets or securities held on their balance sheet, including increasing the carrying value or avoiding decreasing the carrying value of some or all of such similar positions.

In addition, the originators, the sponsors or any of their respective affiliates may benefit from certain relationships, including financial dealings, with any borrower, any non-recourse carveout guarantor or any of their respective affiliates, aside from the origination of mortgage loans or contribution of mortgage loans to this securitization transaction.

The originators, the sponsors and/or their respective affiliates may have originated and sold or retained mezzanine loans and/or companion loans (or may in the future originate permitted mezzanine loans) related to the mortgage loans. Such transactions may cause the originators, the sponsors and their respective affiliates or their clients or counterparties who purchase the mezzanine loans and/or companion loans, as applicable, to have economic interests and incentives that do not align with, and that may be directly contrary to, those of an investor in the offered certificates. In addition, these transactions or actions taken to maintain, adjust or unwind any positions in the future, may, individually or in the aggregate, have a material effect on the market for the offered certificates (if any), including adversely affecting the value of the offered certificates, particularly in illiquid markets. The originators, the sponsors and their affiliates will have no obligation to take, refrain from taking or cease taking any action with respect to a mezzanine loan or companion loan based on the potential effect on an investor in the offered certificates, and may receive substantial returns from these transactions.

In some cases, following the transfer of the mortgage loans to the issuing entity, the originators, the sponsors or their respective affiliates may be the holders of companion loans related to their mortgage loans. See “Transaction Parties—Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”. Any holder of any such pari passu companion loan will have certain consultation rights with respect to servicing decisions involving the related loan combination. However, unless such pari passu companion loan is evidenced by the controlling note, none of the master servicer, the special servicer, an outside servicer or an outside special servicer, as applicable, will be required to take or to refrain from taking any action pursuant to the advice, recommendations or instructions from the holder of a pari passu companion loan or its representative, or due to any failure to approve an action by any such party, or due to an objection by any such party that would cause the master servicer, the special servicer, an outside servicer or an outside special servicer, as applicable, to violate applicable law, the related mortgage loan documents, the pooling and servicing agreements or an outside servicing agreement, as applicable (including the servicing standard), any related co-lender agreement or intercreditor agreement or the REMIC provisions of the Code. See “Description of the Mortgage Pool—Additional Indebtedness” and “—The Loan Combinations” for more information regarding the rights of any companion loan holder.

In addition, Citi Real Estate Funding Inc., as the retaining sponsor, Goldman Sachs Bank USA, as an originator, and JPMorgan Chase Bank, National Association, as an originator, are each expected to hold a portion of the Combined VRR Interest as described in “Credit Risk Retention”; and Citi Real Estate Funding Inc., Goldman Sachs Mortgage Company and JPMorgan Chase Bank, National Association are expected to be appointed as the initial risk retention consultation parties. Each risk retention consultation party may, on a strictly non-binding basis, consult with the master servicer and/or the special servicer and recommend that each such servicer take actions that conflict with the interests of holders of certain classes of the offered certificates. However, neither the master servicer nor the special servicer is required to follow any such recommendations or take directions from any risk retention consultation party and is not permitted to take actions that are prohibited by law or that violate the servicing standard or the terms of the mortgage loan documents. The risk retention consultation parties and the parties by whom they are appointed may have interests that are in conflict with those of certain other certificateholders, in particular if any risk retention consultation party or any party that can appoint a risk retention consultation party holds companion loan(s) or securities backed thereby, or has financial interests in, or other financial dealings (as a lender or otherwise) with, a borrower or an affiliate of a borrower under any of the mortgage loans. In order to minimize the effect of certain of these conflicts of interest, for so long as any borrower party with respect to a mortgage loan is a risk retention consultation party or the person entitled to appoint such risk retention consultation party (any such mortgage loan being referred to in this context as an “excluded RRCP mortgage loan” as to such risk retention consultation party), then such risk retention consultation party will not have consultation rights solely with respect to any such excluded RRCP mortgage loan. See “Credit Risk Retention”.

In addition, the pooling and servicing agreement will provide that, to the extent a risk retention consultation party or a holder of a portion of the Combined VRR Interest receives access pursuant to the pooling and servicing agreement to any information relating to an excluded RRCP mortgage loan (or a mortgage loan as to which such holder of a portion of the Combined VRR Interest is a borrower party) and/or the related mortgaged properties (other than information with respect to such excluded RRCP mortgage loan (or such mortgage loan as to which a holder of a portion of the Combined VRR Interest is a borrower party) that is aggregated with information relating to other mortgage loans at a pool level), any risk retention consultation party or any holder of a portion of the Combined VRR Interest will be deemed to have agreed that it (i) will not provide any such information to, among others, the related borrower party or the employees or personnel of such risk retention consultation party or such holder of a Combined VRR Interest or any of such party’s affiliates involved in the management of any investment in the related borrower party or the related mortgaged property, and (ii) will maintain sufficient internal controls and appropriate policies and procedures in order to comply with the limitations described in clause (i) above. There can be no assurance that any of Citi Real Estate Funding Inc., Goldman Sachs Bank USA or JPMorgan Chase Bank, National Association (in each case as the parties with the right to appoint a risk retention consultation party) or any risk retention consultation party will not obtain sensitive information related to the strategy of any contemplated workout or liquidation related to any such mortgage loan or loan combination or otherwise seek to exert its influence over the special servicer in the event such mortgage loan or loan combination becomes subject to a workout or liquidation. See “Description of the Certificates—Reports to Certificateholders; Certain Available Information” in this prospectus.

Further, various originators, sponsors and their respective affiliates are acting in multiple capacities in or with respect to this transaction, which may include, without limitation, acting as one or more transaction parties or a subcontractor or vendor thereof, participating in interim servicing and/or custodial arrangements with certain transaction parties, providing warehouse financing to, or receiving warehouse financing from, certain other originators or sponsors prior to transfer of the related mortgage loans to the issuing entity, performing certain underwriting services for the originators on a contractual basis and/or conducting due diligence on behalf of an investor with respect to the underlying mortgage loans prior to their transfer to the issuing entity. For a description of certain of the foregoing relationships and arrangements, see “Transaction Parties—Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

These roles and other potential relationships may give rise to conflicts of interest as described above and under “—Interests and Incentives of the Underwriter Entities May Not Be Aligned with Your Interests,” “—Potential Conflicts of Interest in the Selection of the Underlying Mortgage Loans” and “—Other Potential Conflicts of Interest May Affect Your Investment”. Each of the foregoing relationships and related interests should be considered carefully by you before you invest in any offered certificates.

Interests and Incentives of the Underwriter Entities May Not Be Aligned with Your Interests

The activities and interests of the underwriters and their respective affiliates (collectively, the “Underwriter Entities”) will not align with, and may in fact be directly contrary to, those of the holders of offered certificates. Underwriter Entities hold or may hold companion loans and/or mezzanine loans related to a mortgage loan backing the certificates. The Underwriter Entities are each part of separate global investment banking, securities and investment management firms that provide a wide range of financial services to a substantial and diversified client base that includes corporations, financial institutions, governments and high-net-worth individuals. As such, they actively make markets in and trade financial instruments for their own account and for the accounts of customers. These financial instruments include debt and equity securities, currencies, commodities, bank loans, indices, baskets and other products. The Underwriter Entities’ activities include, among other things, executing large block trades and taking long and short positions directly and indirectly, through derivative instruments or otherwise. The securities and instruments in which the Underwriter Entities take positions, or expect to take positions, include loans similar to the mortgage loans, securities and instruments similar to the offered certificates and other securities and instruments. Market making is an activity where the Underwriter Entities buy and sell on behalf of customers, or for their own account, to satisfy the expected demand of customers. By its nature, market making involves facilitating transactions among market participants that have differing views of securities and instruments. Any short positions taken by the Underwriter Entities and/or their clients through marketing or otherwise will increase in value if the related securities or other instruments decrease in value, while positions taken by the Underwriter Entities and/or their clients in credit derivative or other derivative transactions with other parties, pursuant to which the Underwriter Entities and/or their clients sell or buy credit protection with respect to one or more classes of the offered certificates, may increase in value if the offered certificates default, are expected to default, or decrease in value. The Underwriter Entities and their clients acting through them may execute such transactions, modify or terminate such derivative positions and otherwise act with respect to such transactions, and may exercise or enforce, or refrain from exercising or enforcing, any or all of their rights and powers in connection therewith, without regard to whether any such action might have an adverse effect on the offered certificates or the holders of offered certificates. Additionally, none of the Underwriter Entities will have any obligation to disclose any of these securities or derivatives transactions to you in your capacity as a certificateholder. As a result, you should expect that the Underwriter Entities will take positions that are inconsistent with, or adverse to, the investment objectives of investors in the offered certificates.

As a result of the Underwriter Entities’ various financial market activities, including acting as a research provider, investment advisor, market maker or principal investor, you should expect that personnel in various businesses throughout the Underwriter Entities will have and express research or investment views and make recommendations that are inconsistent with, or adverse to, the objectives of investors in the offered certificates.

If an Underwriter Entity becomes a holder of any of the certificates, through market-making activity or otherwise, any actions that it takes in its capacity as a certificateholder, including voting, providing consents or otherwise will not necessarily be aligned with the interests of other holders of the same class or other classes of the offered certificates. In connection therewith, Citi Real Estate Funding Inc. (as the retaining sponsor, an expected holder of Class VRR certificates and an expected initial risk retention consultation party) is an Underwriter Entity that is expected to hold certificates as of the closing date of this securitization transaction. In addition, each of Goldman Sachs Bank USA and JPMorgan Chase Bank, National Association is an Underwriter Entity that is expected to be an owner of a portion of the Uncertificated VRR Interest as of the closing date of this securitization transaction. To the extent an Underwriter Entity makes a market in the certificates (which it is under no obligation to do), it would expect to receive income from the spreads between its bid and offer prices for the certificates. The price at which an Underwriter Entity may be willing to purchase certificates, if it makes a market, will depend on market conditions and other relevant factors and may be significantly lower than the issue price for the certificates and significantly lower than the price at which it may be willing to sell certificates. We cannot assure you that any actions that any such party takes in its capacity as a holder of a certificate (whether in connection with market-making activity or otherwise) or in its capacity as an owner of a portion of the Uncertificated VRR Interest will necessarily be aligned with the interests of the holders of other classes of any certificates.

In addition, none of the Underwriter Entities will have any obligation to monitor the performance of the certificates or the actions of any party to the pooling and servicing agreement, and unless it is a Consulting Party will have no authority to advise any party to the pooling and servicing agreement or to direct their actions.

Furthermore, each Underwriter Entity expects that a completed offering will enhance its ability to assist clients and counterparties in the transaction or in related transactions (including assisting clients in additional purchases and sales of the certificates and hedging transactions). The Underwriter Entities expect to derive fees and other revenues from these transactions. In addition, participating in a successful offering and providing related services to clients may enhance the Underwriter Entities’ relationships with various parties, facilitate additional business development, and enable them to obtain additional business and generate additional revenue.

The Underwriter Entities are playing several roles in this transaction. See “Transaction Parties—Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties” and “Plan of Distribution (Underwriter Conflicts of Interest)” in this prospectus for a description of certain affiliations and relationships between the underwriters and other participants in this offering. Each of those affiliations and foregoing relationships should be considered carefully by you before you invest in any certificates.

Potential Conflicts of Interest of the Master Servicer, the Special Servicer, the Trustee, any Outside Servicer and any Outside Special Servicer

The master servicer, the special servicer or sub-servicer or any of their respective affiliates, may purchase certificates evidencing interests in the trust.

In addition, the master servicer, the special servicer or a sub-servicer for the trust, or any of their respective affiliates, may have interests in, or other financial relationships with, borrowers under the related mortgage loans. These relationships may create conflicts of interest.

The pooling and servicing agreement provides that the mortgage loans serviced thereunder are required to be administered in accordance with the servicing standard without regard to ownership of any certificate by the master servicer or the special servicer or any of their respective affiliates. See “The Pooling and Servicing Agreement—Servicing of the Mortgage Loans”. Each outside servicing agreement provides that the related outside serviced loan combination is required to be administered in accordance with a servicing standard set forth therein. See “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans”.

In addition, in order to minimize the effect of certain of these conflicts of interest as they relate to the special servicer, for so long as the special servicer obtains knowledge that it is a borrower party with respect to a mortgage loan, the special servicer will be required to resign as special servicer with respect to that mortgage loan and the applicable directing holder will be required to select a separate special servicer that is not a borrower party (referred to in this prospectus as an “excluded special servicer”) with respect to any excluded special servicer loan, unless such excluded special servicer loan is also an excluded loan. In the event there is no applicable directing holder, the resigning special servicer will be required to use reasonable efforts to select the related excluded special servicer. See “The Pooling and Servicing Agreement—Termination of the Special Servicer Other Than in Connection With a Servicer Termination Event”. Any excluded special servicer will be required to perform all of the obligations of the special servicer with respect to such excluded special servicer loan and will be entitled to all special servicing compensation with respect to such excluded special servicer loan earned during such time as the related mortgage loan is an excluded special servicer loan. While the special servicer will have the same access to information related to the excluded special servicer loan as it does with respect to the other mortgage loans, the special servicer will covenant in the pooling and servicing agreement that it will not directly or indirectly provide any information related to any excluded special servicer loan to the related borrower party, any of the special servicer’s employees or personnel or any of its affiliates involved in the management of any investment in the related borrower party or the related mortgaged property or, to its actual knowledge, any non-affiliate that holds a direct or indirect ownership interest in the related borrower party, and will maintain sufficient internal controls and appropriate policies and procedures in place in order to comply with those obligations. Notwithstanding those restrictions, there can be no assurance that the related borrower party will not obtain sensitive information related to the strategy of any contemplated workout or liquidation related to an excluded special servicer loan.

Notwithstanding the foregoing, the master servicer, the special servicer or any of their respective sub-servicers and, as it relates to servicing and administration of any outside serviced loan combination, any outside servicer, any outside special servicer, or any of their respective sub-servicers, may have interests when dealing with the mortgage loans that are in conflict with those of holders of the offered certificates, especially if:

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as it relates to the servicing and administration of mortgage loans under the pooling and servicing agreement, the master servicer, the special servicer, a sub-servicer or any of their respective affiliates holds certificates of this securitization transaction or any commercial mortgage-backed securities that evidence an interest in or are secured by the assets of an issuing entity, which assets include a serviced companion loan (or a portion of or interest in a serviced companion loan) (such securities, “serviced companion loan securities”), or

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as it relates to servicing and administration of any outside serviced loan combination under the related outside servicing agreement, any related outside servicer, any related outside special servicer, a sub-servicer or any of their respective affiliates, holds certificates of this securitization transaction or any securitization involving a companion loan in such outside serviced loan combination;

or, in any case, any of the foregoing parties or any of their respective affiliates directly owns a companion loan or mezzanine loan related to any mortgage loan or otherwise has financial interests in or financial dealings with an applicable borrower, any of its affiliates or a sponsor. Each of these relationships may create a conflict of interest. For example, if the special servicer or its affiliate holds a subordinate class of certificates or serviced companion loan securities, the special servicer might seek to reduce the potential for losses allocable to those certificates or serviced companion loan securities by deferring acceleration of the applicable specially serviced loans in hope of maximizing future proceeds. However, that action could result in less proceeds to the issuing entity than would be realized if earlier action had been taken. Furthermore, none of the master servicer, the special servicer or a sub-servicer is required to act in a manner more favorable to the holders of offered certificates or any particular class of offered certificates than to the holders the non-offered certificates, any serviced companion loan holder or the holder of any serviced companion loan securities.

Each of the master servicer and the special servicer services and is expected to continue to service, in the ordinary course of its business, existing and new mortgage loans for third parties, or itself or its affiliates, including portfolios of mortgage loans similar to the mortgage loans included in the issuing entity. The real properties securing these other mortgage loans may be in the same markets as, and compete with, or have owners, obligors or property managers in common with, certain of the mortgaged properties securing the mortgage loans that will be included in the issuing entity. As a result of the services described above, the interests of each of the master servicer and the special servicer and each of its affiliates and their clients may differ from, and conflict with, the interests of the issuing entity. Consequently, personnel of the master servicer or the special servicer, as applicable, may perform services, on behalf of the issuing entity, with respect to the mortgage loans at the same time as they are performing services, on behalf of other persons, with respect to other mortgage loans secured by properties that compete with the mortgaged properties securing the mortgage loans included in the issuing entity. This may pose inherent conflicts for the master servicer or the special servicer.

A special servicer (whether the initial special servicer or a successor) may enter into one or more arrangements with the controlling class representative, another directing holder, a controlling class certificateholder or other certificateholders, an Uncertificated VRR Interest owner, a companion loan holder, or a holder of a security backed (in whole or in part) by a companion loan (or an affiliate or a third-party representative of one or more of the preceding) to provide for a discount and/or revenue sharing with respect to certain of the special servicer compensation in consideration of, among other things, the special servicer’s appointment (or continuance) as special servicer under the pooling and servicing agreement and/or the co-lender agreements and limitations on the right of such person to replace the special servicer. The master servicer may enter into an agreement with a sponsor to purchase the servicing rights to the related mortgage loans and/or the right to be appointed as the master servicer with respect to such mortgage loans. Any person that enters into such an economic arrangement with the master servicer or special servicer, as the case may be, may be influenced by such economic arrangement when deciding whether to appoint such master servicer or whether to appoint or replace such special servicer from time to time, and such consideration would not be required to take into account the best interests of any holder or group of holders of offered certificates. See “—Other Potential Conflicts of Interest May Affect Your Investment” below.

Further, the master servicer, the special servicer, the certificate administrator, the trustee and their respective affiliates are acting in multiple capacities in or related to this transaction, which may include, without limitation, participating in interim servicing and/or custodial arrangements with certain transaction parties, providing warehouse financing to certain originators or sponsors prior to transfer of their related mortgage loans to the issuing entity, and/or conducting due diligence on behalf of an investor with respect to the underlying mortgage loans prior to their transfer to the issuing entity. For a description of certain of the foregoing relationships and arrangements, see “Transaction Parties—Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”. Also see “—Interests and Incentives of the Underwriter Entities May Not Be Aligned with Your Interests”, “—Potential Conflicts of Interest in the Selection of the Underlying Mortgage Loans” and “—Other Potential Conflicts of Interest May Affect Your Investment”.

Although the master servicer and the special servicer will be required to service and administer the mortgage loan pool in accordance with the servicing standard and, accordingly, without regard to their rights to receive compensation under the pooling and servicing agreement and without regard to any potential obligation to repurchase or substitute a mortgage loan if the master servicer or special servicer is a mortgage loan seller, the possibility of receiving additional servicing compensation in the nature of assumption and modification fees, the continuation of receiving fees to service or specially service a mortgage loan, or the desire to avoid a repurchase demand resulting from a breach of a representation and warranty or material document default may under certain circumstances provide the master servicer or the special servicer, as the case may be, with an economic disincentive to comply with this standard.

Similarly, with respect to the outside serviced mortgage loans, conflicts described above may arise with respect to an outside servicer, an outside special servicer, a sub-servicer, or any of their respective affiliates.

Each of the foregoing relationships should be considered carefully by you before you invest in any offered certificates.

In addition, while there is an operating advisor with certain obligations in respect of reviewing the compliance of the special servicer with certain of its obligations under the pooling and servicing agreement, the operating advisor (i) has no control rights over actions by the special servicer at any time, (ii) has no ability to communicate with, or directly influence the actions of, the borrowers at any time, (iii) has no consultation rights over actions by the special servicer prior to the occurrence and continuance of an operating advisor consultation trigger event, (iv) has no consultation rights in connection with a serviced outside controlled loan combination unless consultation rights are granted to the issuing entity as holder of the related split mortgage loan and (v) has no consultation rights in connection with the outside serviced loan combinations, and the special servicer is under no obligation at any time to act upon any of the operating advisor’s recommendations. In addition, the operating advisor only has the limited obligations and duties set forth in the pooling and servicing agreement, and has no fiduciary duty, has no other duty except with respect to its specific obligations under the pooling and servicing agreement and has no duty or liability to any particular class of offered certificates or any holder of offered certificates. It is not intended that the operating advisor act as a surrogate for the holders of offered certificates. Investors should not rely on the operating advisor to monitor the actions of any directing holder or special servicer, other than to the limited extent specifically required in respect of certain actions of the special servicer at certain prescribed times under the pooling and servicing agreement, or to affect the special servicer’s actions under the pooling and servicing agreement.

Potential Conflicts of Interest of the Operating Advisor

Park Bridge Lender Services LLC, a limited liability company organized under the laws of New York, has been appointed as the initial operating advisor with respect to all of the serviced mortgage loans; provided, however, that the operating advisor may have limited consultation rights with an outside special servicer pursuant to the pooling and servicing agreement. See “Transaction Parties—The Operating Advisor and the Asset Representations Reviewer”. In acting as operating advisor, the operating advisor is required to act solely on behalf of the issuing entity, in the best interest of, and for the benefit of, the certificateholders and the Uncertificated VRR Interest owners (as a collective whole) and will have no fiduciary duty to any party. In addition, the operating advisor is not permitted to (i) be affiliated with other parties to this securitization transaction (which, for the avoidance of doubt, does not include the asset representations reviewer) or (ii) directly or indirectly have any financial interest in this securitization transaction other than in fees from its role as the operating advisor or any fees to which it is entitled as asset representations reviewer. See “The Pooling and Servicing

 Agreement—Operating Advisor”. Notwithstanding the foregoing, the operating advisor and its affiliates may have interests that are in conflict with those of holders of offered certificates, especially if the operating advisor or any of its affiliates holds certificates or has financial interests in or other financial dealings with any of the parties to this transaction, a borrower or a parent of a borrower.

In the normal course of conducting its business, Park Bridge Lender Services LLC and its affiliates may have rendered services to, performed surveillance of, provided valuation services to and negotiated with, numerous parties engaged in activities related to structured finance and commercial mortgage securitization. These parties may have included institutional investors, the sponsors, the mortgage loan sellers, the originators, a party to the pooling and servicing agreement, a directing holder, a companion loan holder, a consulting party or collateral property owners or affiliates of any of those parties. Each of these relationships, to the extent they exist, may continue in the future and may involve a conflict of interest with respect to Park Bridge Lender Services LLC’s duties as operating advisor. We cannot assure you that the existence of these relationships and other relationships in the future will not impact the manner in which Park Bridge Lender Services LLC performs its duties under the pooling and servicing agreement.

In addition, Park Bridge Lender Services LLC and its affiliates may have duties with respect to existing and new commercial and multifamily mortgage loans for itself, its affiliates or third parties, including portfolios of mortgage loans similar to the mortgage loans that will be included in the issuing entity. These other mortgage loans and the related mortgages properties may be in the same market as, or have owners, obligors or property managers in common with, one or more of the mortgage loans that will be included in the issuing entity and the related mortgaged properties. Consequently, personnel of Park Bridge Lender Services LLC may perform services, on behalf of the issuing entity, with respect to the mortgage loans included in the issuing entity, at the same time as they are performing services on behalf of other persons, with respect to other mortgage loans secured by properties that compete with the mortgaged properties securing the mortgage loans included in the issuing entity. This may pose inherent conflicts of interest for Park Bridge Lender Services LLC. Although the operating advisor is required to consider the servicing standard in connection with its activities under the pooling and servicing agreement, the operating advisor will not itself be bound by the servicing standard but, rather, by the Operating Advisor Standard.

In addition, the operating advisor and its affiliates may have interests that are in conflict with those of certificateholders if the operating advisor or any of its affiliates has financial interests in or financial dealings with a borrower, a parent or sponsor of a borrower, a servicer or any of their affiliates. Each of these relationships may also create a conflict of interest.

Potential Conflicts of Interest of the Asset Representations Reviewer

Park Bridge Lender Services LLC, a limited liability company organized under the laws of New York, has been appointed as the initial asset representations reviewer with respect to all of the mortgage loans. See “Transaction Parties—The Operating Advisor and the Asset Representations Reviewer”. In the normal course of conducting its business, Park Bridge Lender Services LLC and its affiliates have rendered services to, performed surveillance of, provided valuation services to and negotiated with, numerous parties engaged in activities related to structured finance and commercial mortgage securitization. These parties may have included institutional investors, the sponsors, the mortgage loan sellers, the originators, a party to the pooling and servicing agreement, a directing holder, a companion loan holder, a consulting party or collateral property owners or affiliates of any of those parties. Each of these relationships, to the extent they exist, may continue in the future and may involve a conflict of interest with respect to Park Bridge Lender Services LLC’s duties as asset representations reviewer. We cannot assure you that the existence of these relationships and other relationships in the future will not impact the manner in which Park Bridge Lender Services LLC performs its duties under the pooling and servicing agreement.

Notwithstanding the foregoing, the asset representations reviewer and its affiliates may have interests that are in conflict with those of holders of offered certificates, especially if the asset representations reviewer or any of its affiliates have financial interests in or other financial dealings with any of the parties to this transaction, a borrower or a parent of a borrower.

In addition, Park Bridge Lender Services LLC and its affiliates may have duties with respect to existing and new commercial and multifamily mortgage loans for itself, its affiliates or third parties, including portfolios of mortgage loans similar to the mortgage loans that will be included in the issuing entity. These other mortgage loans and the related mortgaged properties may be in the same market as or have owners, obligors or property managers in common with, one or more of the mortgage loans that will be included in the issuing entity and the related mortgaged properties. Consequently, personnel of Park Bridge Lender Services LLC may perform services, on behalf of the issuing entity, with respect to the mortgage loans included in the issuing entity, at the same time as they are performing services on behalf of other persons with respect to other mortgage loans secured by properties that compete with the mortgaged properties securing the mortgage loans included in the issuing entity. This may pose inherent conflicts of interest for Park Bridge Lender Services LLC.

Potential Conflicts of Interest of a Directing Holder and any Companion Loan Holder

It is expected that KKR Real Estate Credit Opportunity Partners II L.P. (or its affiliate) will be the initial controlling class representative and, accordingly, the initial directing holder with respect to all of the serviced mortgage loans and serviced loan combinations as to which the controlling class representative is entitled to act as directing holder. See “—Potential Conflicts of Interest of the Master Servicer, the Special Servicer, the Trustee, any Outside Servicer and any Outside Special Servicer” above. The initial outside controlling class representative(s) with respect to the outside serviced mortgage loan(s) (to the extent definitively identified) are set forth in the table titled “Outside Serviced Mortgage Loans Summary” under “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans—General”.

Except as limited by certain conditions described under “The Pooling and Servicing Agreement—Termination of the Special Servicer Other Than in Connection With a Servicer Termination Event”, the special servicer may be removed and replaced with or without cause with respect to the applicable serviced loan(s) under the pooling and servicing agreement at any time by (and with a successor to be appointed by) the applicable directing holder. See “The Pooling and Servicing Agreement—Directing Holder” and “—Termination of the Special Servicer Other Than in Connection With a Servicer Termination Event”.

In addition, a directing holder will have certain consent rights, and a consulting party will have certain consultation rights, with respect to the applicable serviced mortgage loan(s) and serviced companion loan(s) under the pooling and servicing agreement under certain circumstances, as described in this prospectus. See “The Pooling and Servicing Agreement—Directing Holder”.

Neither the holders of the serviced companion loans nor any of their representatives will be a party to the pooling and servicing agreement, but one or more of such parties will be a third party beneficiary thereof and their rights (which may include being a directing holder or consulting party) may affect the servicing of the related mortgage loan.

The controlling class representative will be controlled by the controlling class certificateholders, and the holders of the controlling class will not have any duty or liability to any other certificateholder. Likewise, no holder of a serviced companion loan or any representative thereof will have any duty or liability to any holder of offered certificates. See “The Pooling and Servicing Agreement—Directing Holder”.

Similarly, the related outside controlling class representative (or, in the case of any outside serviced loan combination as to which the related controlling note has not been securitized, the related controlling note holder), has, with respect to an outside serviced loan combination, certain consent and consultation rights and rights to replace the related outside special servicer under the related outside servicing agreement, and the controlling class representative for this securitization transaction, at any time that it is a directing holder or consulting party, will have certain consultation rights with respect to such outside serviced loan combination. See “Description of the Mortgage Pool—The Loan Combinations” and “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans”.

Any directing holder, consulting party, or outside controlling class representative (or, in the case of any outside serviced loan combination as to which the related controlling note has not been securitized, the related controlling note holder) may have interests that are in conflict with those of any or all of the holders of offered certificates, especially if the applicable party or any affiliate thereof holds certificates, or has financial interests in or other financial dealings (as lender or otherwise) with a borrower or a parent of a borrower. Each of these relationships may create a conflict of interest.

The special servicer, at the direction of or upon consultation with, as applicable, a directing holder or a consulting party, may take actions with respect to the related serviced mortgage loan or serviced loan combination that could adversely affect the holders of some or all of the classes of the offered certificates, to the extent described under “Description of the Mortgage Pool—The Loan Combinations”. No directing holder or consulting party will have any duty to the holders of any class of offered certificates and may have interests in conflict with those of the holders of offered certificates. As a result, it is possible that a directing holder may direct or a consulting party may advise the special servicer to take actions that conflict with the interests of holders of certain classes of the offered certificates. However, the special servicer is not permitted to take actions that are prohibited by law or violate the servicing standard or the terms of the mortgage loan documents.

No certificateholder may take any action against any directing holder or consulting party for having acted solely in its own interests. See “Description of the Mortgage Pool—The Loan Combinations”, “The Pooling and Servicing Agreement—Directing Holder” and “—Termination of the Special Servicer Other Than in Connection With a Servicer Termination Event”.

However, if any mortgage loan becomes an “excluded controlling class mortgage loan” (i.e., a mortgage loan or loan combination with respect to which the controlling class representative or any controlling class certificateholder is a borrower party), the controlling class representative or any controlling class certificateholder that is a borrower party (each, as applicable, an “excluded controlling class holder”) will not be entitled to have access to any related “excluded information”, including any asset status reports, final asset status reports or any summaries related thereto (and any other information identified in the pooling and servicing agreement), with respect to such excluded controlling class mortgage loan. Although the pooling and servicing agreement will require (i) each excluded controlling class holder to certify that it acknowledges and agrees that it is prohibited from accessing and reviewing (and it agrees not to access and review) any related excluded information and (ii) the controlling class representative or any controlling class certificateholder that is not an excluded controlling class holder to certify and agree that they will not share any such excluded information with any excluded controlling class holder, we cannot assure you that any such excluded controlling class holder will not access, obtain, review and/or use, or the controlling class representative or any controlling class certificateholder that is not an excluded controlling class holder will not share with such excluded controlling class holder, such related excluded information in a manner that adversely impacts your offered certificates.

Potential Conflicts of Interest in the Selection of the Underlying Mortgage Loans

The anticipated initial investor in the HRR certificates (the “B-Piece Buyer”) was given the opportunity by the sponsors to perform due diligence on the mortgage loans originally identified by the sponsors for inclusion in the issuing entity, and to request the removal, re-sizing or change in other features of some or all of the mortgage loans. The B-Piece Buyer may have adjusted the mortgage pool as originally proposed by the sponsors by removing or otherwise excluding certain proposed mortgage loans. In addition, the B-Piece Buyer received or may receive price adjustments or cost mitigation arrangements in connection with accepting certain mortgage loans in the mortgage pool.

We cannot assure you that you or another investor would have made the same requests to modify the original pool as the B-Piece Buyer or that the final pool as influenced by the B-Piece Buyer’s feedback will not adversely affect the performance of your offered certificates and benefit the performance of the B-Piece Buyer’s certificates. Because of the differing subordination levels, the B-Piece Buyer has interests that may, in some circumstances, differ from those of purchasers of other classes of certificates, and may desire a portfolio composition that benefits the B-Piece Buyer but that does not benefit other investors. In addition, the B-Piece Buyer may enter into hedging or other transactions (except as may be restricted pursuant to the credit risk retention rules) or otherwise have business objectives that also could cause its interests with respect to the mortgage pool to diverge from those of other purchasers of the certificates. The B-Piece Buyer performed due diligence solely for its own benefit and has no liability to any person or entity for conducting its due diligence. The B-Piece Buyer is not required to take into account the interests of any other investor in the certificates in exercising remedies or voting or other rights in its capacity as owner of the Class J-RR or Class K-RR certificates or in making requests or recommendations to the sponsors as to the selection of the mortgage loans and the establishment of other transaction terms. Investors are not entitled to rely on in any way the B-Piece Buyer’s acceptance of a mortgage loan. The B-Piece Buyer’s acceptance of a mortgage loan does not constitute, and may not be construed as, an endorsement of such mortgage loan, the underwriting for such mortgage loan or the origination of such mortgage loan.

The B-Piece Buyer will have no liability to any holder of offered certificates for any actions taken by it as described in the preceding two paragraphs, and the pooling and servicing agreement will provide that each certificateholder, by its acceptance of a certificate, waives any claims against such buyers in respect of such actions.

It is anticipated that KKR Real Estate Credit Opportunity Partners II L.P. will be the initial controlling class representative and, accordingly, the initial directing holder with respect to all of the serviced mortgage loans and serviced loan combinations as to which the controlling class representative is entitled to act as directing holder. The controlling class representative will have certain rights to direct and consult with the special servicer with respect to the applicable serviced loans. In addition, the controlling class representative will generally have certain consultation rights with regard to some or all of the outside serviced mortgage loans under each related co-lender agreement. See “—Potential Conflicts of Interest of a Directing Holder and any Companion Loan Holder” above.

Because the incentives and actions of the B-Piece Buyer may, in some circumstances, differ from or be adverse to those of purchasers of the offered certificates, you are advised and encouraged to make your own investment decision based on a careful review of the information set forth in this prospectus and your own view of the mortgage pool and should not rely upon any B-Piece Buyer’s due diligence or investment decision (or due diligence or the investment decision of its affiliates).

Conflicts of Interest May Occur as a Result of the Rights of the Directing Holder or an Outside Controlling Class Representative to Terminate the Special Servicer of the Related Loan Combination

With respect to each loan combination, the applicable directing holder, or an outside controlling class representative (or, in the case of any outside serviced loan combination as to which the related controlling note has not been securitized, the related controlling note holder), as applicable, will be entitled, under certain circumstances, to remove the special servicer or outside special servicer, as applicable, for such loan combination and, in such circumstances, appoint a successor special servicer or successor outside special servicer, as applicable, for such loan combination (or have certain consent rights with respect to such removal or replacement).

The party with this appointment power may have special relationships or interests that conflict with those of the holders of one or more classes of offered certificates. In addition, that party does not have any duties to the holders of any class of offered certificates, may act solely in its own interests, and will have no liability to any holder of offered certificates for having done so. No holder of offered certificates may take any action against the directing holder or the outside controlling class representative (or, in the case of any outside serviced loan combination as to which the related controlling note has not been securitized, the related controlling note holder), as applicable (under the pooling and servicing agreement for this securitization or any other servicing agreement), or against any other parties for having acted solely in their own respective interests. See “Description of the Mortgage Pool—The Loan Combinations” for a description of these rights to terminate a special servicer.

Other Potential Conflicts of Interest May Affect Your Investment

The managers of the mortgaged properties and the borrowers may experience conflicts of interest in the management and/or ownership of the mortgaged properties because:

●	a substantial number of the mortgaged properties are managed by property managers affiliated with the respective borrowers;

●	these property managers also may manage and/or franchise additional properties, including properties that may compete with the mortgaged properties; and

●	affiliates of the managers and/or the borrowers, or the managers and/or the borrowers themselves, also may own other properties, including competing properties.

None of the borrowers, property managers or any of their affiliates or any employees of the foregoing has any duty to favor the leasing of space in the mortgaged properties over the leasing of space in other properties, one or more of which may be adjacent to or near the mortgaged properties.

Each of the foregoing relationships should be considered carefully by you before you invest in any certificates.

Other Risks Relating to the Certificates

The Offered Certificates Are Limited Obligations; If Assets Are Not Sufficient, You May Not Be Paid

The offered certificates, when issued, will represent beneficial interests in the issuing entity. The offered certificates will not represent an interest in, or obligation of, the sponsors, any party to the pooling and servicing agreement, the underwriters, or any of their respective affiliates, or any other person. The primary assets of the issuing entity will be the notes evidencing the mortgage loans, and the primary security and source of payment for the mortgage loans will be the mortgaged properties and the other collateral described in this prospectus. Payments on the offered certificates are expected to be derived from payments made by the borrowers on the mortgage loans. We cannot assure you that the cash flow from the mortgaged properties and the proceeds of any sale or refinancing of the mortgaged properties will be sufficient to pay the principal of, and interest on, the mortgage loans or to distribute in full the amounts of interest and principal to which the holders of the offered certificates are entitled.

No governmental agency or instrumentality will guarantee or insure payment on the offered certificates.

Furthermore, some classes of offered certificates will represent a subordinate right to receive payments out of collections and/or advances on the trust assets.

If the trust assets are insufficient to make payments on your offered certificates, no other assets will be available to you for payment of the deficiency, and you will bear the resulting loss. See “Description of the Certificates—General”.

The Offered Certificates May Have Limited Liquidity and the Market Value of the Offered Certificates May Decline

The offered certificates may have limited or no liquidity.

As described under “—General Risk Factors—The Volatile Economy, Credit Crisis and Downturn in the Real Estate Market Have Adversely Affected and May Continue to Adversely Affect the Value of CMBS” and “—Legal and Regulatory Provisions Affecting Investors Could Adversely Affect the Liquidity and Other Aspects of the Offered Certificates”, the secondary market for mortgage-backed securities recently experienced extremely limited liquidity. The adverse conditions described above as well as other adverse conditions could continue to severely limit the liquidity for mortgage-backed securities and cause disruptions and volatility in the market for CMBS.

Your offered certificates will not be listed on any national securities exchange or the NASDAQ stock market or traded on any automated quotation systems of any registered securities association, and there is currently no secondary market for your offered certificates. While we have been advised by the underwriters that one or more of them, or one or more of their affiliates, currently intend to make a market in the offered certificates, none of the underwriters has any obligation to do so, any market-making may be discontinued at any time, and we cannot assure you that an active secondary market for the offered certificates will develop. Additionally, one or more purchasers may purchase substantial portions of one or more classes of offered certificates. Accordingly, you may not have an active or liquid secondary market for your offered certificates. Lack of liquidity could result in a substantial decrease in the market value of your offered certificates. We do not expect that you will have any redemption rights with respect to your offered certificates.

Lack of liquidity will impair your ability to sell your offered certificates and may prevent you from doing so at a time when you may want or need to. Lack of liquidity could adversely affect the market value of your offered certificates.

In addition, the market value of the offered certificates will also be influenced by the supply of and demand for CMBS generally. The supply of CMBS will depend on, among other things, the amount of commercial and multifamily mortgage loans, whether newly originated or held in portfolios, that are available for securitization. A number of factors will affect investors’ demand for CMBS, including:

●	the availability of alternative investments that offer higher yields or are perceived as being a better credit risk, having a less volatile market value or being more liquid;

●

legal and other restrictions that prohibit a particular entity from investing in CMBS or limit the amount or types of CMBS that it may acquire or require it to maintain increased capital or reserves as a result of its investment in CMBS;

●	accounting standards that may affect an investor’s characterization or treatment of an investment in CMBS for financial reporting purposes;

●

increased regulatory compliance burdens imposed on CMBS or securitizations generally, or on classes of securitizers, that may make securitization a less attractive financing option for commercial mortgage loans;

●

investors’ perceptions regarding the commercial and multifamily real estate markets, which may be adversely affected by, among other things, a decline in real estate values or an increase in defaults and foreclosures on commercial mortgage loans;

●

investors’ perceptions regarding the capital markets in general, which may be adversely affected by political, social and economic events completely unrelated to the commercial real estate markets; and

●	the impact on demand generally for CMBS as a result of the existence or cancellation of government-sponsored economic programs.

If you decide to sell any offered certificates, the ability to sell your offered certificates will depend on, among other things, whether and to what extent a secondary market then exists for these offered certificates, and you may have to sell at a discount from the price you paid for reasons unrelated to the performance of the offered certificates or the mortgage loans.

Nationally Recognized Statistical Rating Organizations May Assign Different Ratings to the Offered Certificates; Ratings of the Offered Certificates Reflect Only the Views of the Applicable Rating Agencies as of the Dates Such Ratings Were Issued; Ratings May Affect ERISA Eligibility; Ratings May Be Downgraded

Ratings assigned to the offered certificates by the nationally recognized statistical rating organizations engaged by the depositor:

●	are based on, among other things, the economic characteristics of the mortgaged properties and other relevant structural features of the transaction;

●	do not represent any assessment of the yield to maturity that a certificateholder may experience;

●	reflect only the views of the respective rating agencies as of the date such ratings were issued;

●	may be reviewed, revised, suspended, downgraded, qualified or withdrawn entirely by the applicable rating agency as a result of changes in or unavailability of information;

●	may have been determined based on criteria that included an analysis of historical mortgage loan data that may not reflect future experience;

●

may reflect assumptions by such rating agencies regarding performance of the mortgage loans that are not accurate, as evidenced by the significant amount of downgrades, qualifications and withdrawals of ratings assigned to previously issued CMBS by the hired rating agencies and other nationally recognized statistical rating organizations during the recent credit crisis; and

●

do not consider to what extent the offered certificates will be subject to prepayment or that the outstanding principal amount of any class of offered certificates will be prepaid and do not consider the likelihood of early optional termination of any trust.

The amount, type and nature of credit support given the offered certificates will be determined on the basis of criteria established by each rating agency rating classes of the offered certificates. Those criteria are sometimes based upon an actuarial analysis of the behavior of mortgage loans in a larger group. There can be no assurance that the historical data supporting any such actuarial analysis will accurately reflect future experience, or that the data derived from a large pool of mortgage loans will accurately predict the delinquency, foreclosure or loss experience of any particular pool of mortgage loans. In other cases, such criteria may be based upon determinations of the values of the properties that provide security for the mortgage loans. However, we cannot assure you that those values will not decline in the future. As a result, the credit support required in respect of the offered certificates may be insufficient to fully protect the holders of those certificates from losses on the related mortgage asset pool.

In addition, the rating of any class of offered certificates below an investment grade rating by any nationally recognized statistical rating organization, whether upon initial issuance of such class of certificates or as a result of a ratings downgrade, could adversely affect the ability of an employee benefit plan or other investor to purchase or retain those offered certificates. See “ERISA Considerations” and “Legal Investment”.

Nationally recognized statistical rating organizations that were not engaged by the depositor to rate the offered certificates may nevertheless issue unsolicited credit ratings on one or more classes of offered certificates, relying on information they receive pursuant to Rule 17g-5 under the Securities Exchange Act of 1934, as amended, or otherwise. If any such unsolicited ratings are issued, we cannot assure you that they will not be different from any ratings assigned by a rating agency engaged by the depositor. The issuance of unsolicited ratings by any nationally recognized statistical rating organization on a class of the offered certificates that are lower than ratings assigned by a rating agency engaged by the depositor may adversely impact the liquidity, market value and regulatory characteristics of that class.

As part of the process of obtaining ratings for the offered certificates, the depositor had initial discussions with and submitted certain materials to five nationally recognized statistical rating organizations. Based on preliminary feedback from those nationally recognized statistical rating organizations at that time, the depositor selected three of those nationally recognized statistical rating organizations to rate the offered certificates but not the others, due in part to their initial subordination levels for the various classes of the offered and non-offered certificates. In the case of one of the three nationally recognized statistical rating organizations selected by the depositor, the depositor has requested ratings for only certain classes of the offered certificates, due in part to the initial subordination levels provided by such nationally recognized statistical rating organization for the various classes of the offered certificates. Had the depositor selected alternative nationally recognized statistical rating organizations to rate the offered certificates, we cannot assure you as to the ratings that such other nationally recognized statistical rating organizations would have ultimately assigned to the offered certificates. Although unsolicited ratings may be issued by any nationally recognized statistical rating organization, a nationally recognized statistical rating organization might be more likely to issue an unsolicited rating if it was not selected after having provided preliminary feedback to the depositor. Had the depositor requested each of the engaged nationally recognized statistical rating organizations to rate all classes of the offered certificates, we cannot assure you as to the ratings that any such engaged nationally recognized statistical rating organization would have ultimately assigned to the classes of offered certificates that it did not rate.

Furthermore, the Securities and Exchange Commission may determine that any or all of the rating agencies engaged by the depositor to rate the offered certificates no longer qualify as a nationally recognized statistical rating organization, or are no longer qualified to rate the offered certificates, and that determination may also have an adverse effect on the liquidity, market value and regulatory characteristics of the offered certificates.

On September 29, 2020, a settlement was reached between Kroll Bond Rating Agency, LLC and the Securities and Exchange Commission in connection with an investigation into the policies and procedures deployed by Kroll Bond Rating Agency, LLC to establish, maintain, enforce and document an effective internal control structure governing the implementation of and adherence to policies, procedures, and methodologies for determining credit ratings for conduit/fusion commercial mortgage-backed securities in accordance with Section 15E(c) (3)(A) of the Exchange Act. The Securities and Exchange Commission found that Kroll Bond Rating

Agency, LLC’s internal controls relating to its rating of conduit/fusion commercial mortgage-backed securities had deficiencies that resulted in material weaknesses in its internal control structure. Under the settlement, Kroll Bond Rating Agency, LLC, without admitting or denying the findings of the Securities and Exchange Commission, agreed (a) to pay a civil penalty of $1.25 million, (b) to undertake, among other things, a review of the application of its internal processes, policies and procedures regarding the implementation of and adherence to procedures and methodologies for determining credit ratings, and (c) to take the necessary actions to ensure that such internal processes, policies and procedures accurately reflect the strictures of Section 15E(c)(3)(A) of the Exchange Act. Any change in Kroll Bond Rating Agency, LLC’s rating criteria or methodology could result in a downgrade, withdrawal or qualification of any rating assigned to any class of certificates, despite the fact that such class might still be performing fully to the specifications described in this prospectus and set forth in the pooling and servicing agreement.

A security rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time. No person is obligated to maintain the rating on any offered certificate, and accordingly, there can be no assurance to you that the ratings assigned to any offered certificate on the date on which the certificate is originally issued will not be lowered or withdrawn by a rating agency at any time thereafter.

If any rating is revised or withdrawn or if any rating agencies retained by the depositor, a sponsor or an underwriter to provide a security rating on any class of offered certificates no longer qualifies as a “nationally recognized statistical rating organization” or is no longer qualified to rate any such class of offered certificates, the liquidity, market value and regulatory characteristics of your offered certificates may be adversely affected.

We are not obligated to maintain any particular rating with respect to the offered certificates, and the ratings initially assigned to the offered certificates by any or all of the rating agencies engaged by the depositor to rate the offered certificates could change adversely as a result of changes affecting, among other things, the underlying mortgage loans, the mortgaged properties, the sponsors, or any party to the pooling and servicing agreement, or as a result of changes to ratings criteria employed by any or all of the rating agencies engaged by the depositor to rate the offered certificates. Although these changes would not necessarily be or result from an event of default on any underlying mortgage loan, any adverse change to the ratings of the offered certificates would likely have an adverse effect on the market value, liquidity and/or regulatory characteristics of those certificates.

To the extent that the provisions of the pooling and servicing agreement or any mortgage loan serviced thereunder condition any action, event or circumstance on the delivery of a rating agency confirmation, the pooling and servicing agreement will require delivery or deemed delivery of a rating agency confirmation only from the rating agencies engaged by the depositor to rate the offered certificates (and, in the case of certain actions, events or consequences related to any serviced pari passu companion loan that is included in a securitization transaction, the related companion loan rating agencies).

Further, certain actions provided for in loan agreements may require a rating agency confirmation be obtained from the rating agencies engaged by the depositor to rate the offered certificates as a precondition to taking such action. In certain circumstances, this condition may be deemed to have been met or waived without such a rating agency confirmation being obtained. In the event such an action is taken without a rating agency confirmation being obtained, we cannot assure you that the applicable rating agency will not downgrade, qualify or withdraw its ratings as a result of the taking of such action. Rating agency confirmations with respect to any outside serviced mortgage loan will also be subject to the terms and provisions of the related outside servicing agreement. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—’Due-On-Sale’ and ‘Due-On-Encumbrance’ Provisions”, “The Pooling and Servicing Agreement—Rating Agency Confirmations” and “Ratings” for additional considerations regarding the ratings, including a description of the process of obtaining confirmations of ratings for the offered certificates.

There can be no assurance that an unsolicited rating will not be issued prior to or after the closing date of the issuance of the offered certificates, and none of the depositor, any related sponsor or any related underwriter is obligated to inform investors (or potential investors) if an unsolicited rating is issued after the date of this prospectus. Consequently, if you intend to purchase the offered certificates, you should monitor whether an unsolicited rating of the offered certificates has been issued by a non-hired rating agency and should consult with your financial and legal advisors regarding the impact of an unsolicited rating on the offered certificates.

Any downgrading or unsolicited rating of a class of offered certificates to below “investment grade” may affect your ability to purchase or retain, or otherwise impact the regulatory characteristics, of those certificates.

Any Credit Support for Your Offered Certificates May Be Insufficient to Protect You Against All Potential Losses

The rating agencies that assign ratings to your offered certificates will establish the amount of credit support, if any, for your offered certificates based on, among other things, an assumed level of defaults, delinquencies and losses with respect to the related mortgage assets. Actual losses may, however, exceed the assumed levels. See “Description of the Certificates—Subordination; Allocation of Realized Losses”. If actual losses on the underlying mortgage loans exceed the assumed levels, you may be required to bear the additional losses.

Certain Classes of the Offered Certificates Are Subordinate to, and Are Therefore Riskier Than, Other Classes

The Class A-S, Class B and Class C certificates are subordinate to other classes of non-vertically retained certificates. If you purchase any offered certificates that are subordinate to one or more other classes, then your offered certificates will provide credit support to such other senior classes. As a result, you will receive payments after, and must bear the effects of losses on the trust assets before, the holders of the senior classes.

When making an investment decision, you should consider, among other things—

●	the payment priorities of the respective classes of the offered certificates,

●	the order in which the principal balances of the respective classes of the offered certificates with balances will be reduced in connection with losses and default-related shortfalls, and

●	the characteristics and quality of the mortgage loans in the trust.

Pro Rata Allocation of Principal Between and Among the Subordinate Companion Loan and the Related Mortgage Loan Prior to a Material Mortgage Loan Event Default

With respect to a mortgage loan that is part of a loan combination with a subordinate companion loan, prior to the occurrence and continuance of a material mortgage loan event of default (or during any period of time that the event of default is being cured in accordance with the related co-lender agreement), any collections of scheduled principal payments and other unscheduled principal payments with respect to the related loan combination (other than, if applicable, any prepayment consisting of any insurance or condemnation proceeds) received from the related borrower may (if so provided in the related co-lender agreement) be allocated to such mortgage loan and any such subordinate companion loan(s) on a pro rata basis. Any such pro rata distributions of principal with respect to a subordinate companion loan and the resulting distributions of principal to the holder(s) of the related subordinate companion loan(s) would have the effect of reducing the total dollar amount of subordination provided to the offered certificates by such companion loan. See the discussions regarding mortgage loans that are part of AB loan combinations under “Description of the Mortgage Pool—The Loan Combinations”.

Your Yield May Be Affected by Defaults, Prepayments and Other Factors

General

The yield to maturity on each class of the offered certificates will depend in part on the following:

●	the purchase price for the offered certificates;

●

the rate and timing of principal payments on the mortgage loans (both voluntary and involuntary), and the allocation of principal prepayments to the respective classes of offered certificates with principal balances; and

●	the allocation of shortfalls and losses on the mortgage loans to the respective classes of offered certificates.

Any changes in the weighted average lives of your offered certificates may adversely affect your yield. In general, if you buy a Class X-A certificate or if you buy any other offered certificate at a premium, and principal distributions occur faster than expected, your actual yield to maturity will be lower than your anticipated yield. If principal distributions are very high, holders of certificates purchased at a premium might not fully recover their initial investment. Conversely, if you buy an offered certificate at a discount and principal distributions occur more slowly than expected, your actual yield to maturity will be lower than your anticipated yield. The potential effect that prepayments may have on the yield of your offered certificates will increase as the discount deepens or the premium increases. If the amount of interest payable on your offered certificates is disproportionately large as compared to the amount of principal payable on your offered certificates, or if your offered certificates entitle you to receive payments of interest but no payments of principal, then you may fail to recover your original investment under some prepayment scenarios.

In addition, if you buy offered certificates that entitle you to distributions of principal, prepayments resulting in a shortening of weighted average lives of your offered certificates may be made at a time of low interest rates when you may be unable to reinvest the resulting payment of principal on your offered certificates at a rate comparable to the effective yield anticipated by you in making your investment in the offered certificates, while delays and extensions resulting in a lengthening of those weighted average lives may occur at a time of high interest rates when you may have been able to reinvest principal payments that would otherwise have been received by you at higher rates.

In addition, the extent to which prepayments on the mortgage loans in the issuing entity ultimately affect the weighted average life of your offered certificates will depend on the terms of those certificates, more particularly:

●

a class of non-vertically retained principal balance certificates that entitles the holders of those certificates to a disproportionately larger share of the prepayments on the mortgage loans increases the “call risk” or the likelihood of early retirement of that class if the rate of prepayment is relatively fast; and

●

a class of non-vertically retained principal balance certificates that entitles the holders of the certificates to a disproportionately smaller share of the prepayments on the mortgage loans increases the likelihood of “extension risk” or an extended average life of that class if the rate of prepayment is relatively slow.

The Investment Performance and Average Life of Your Offered Certificates Will Depend Upon Payments, Defaults and Losses on the Underlying Mortgage Loans, and Those Payments, Defaults and Losses May Be Highly Unpredictable

Payments of principal and/or interest on your offered certificates will depend upon, among other things, the rate and timing of payments on the underlying mortgage loans. Prepayments on the underlying mortgage loans may result in a faster rate of principal payments on your offered certificates, thereby resulting in a shorter average life for your offered certificates than if those prepayments had not occurred.

The rate and timing of principal prepayments on pools of mortgage loans varies among pools and is influenced by a variety of economic, demographic, geographic, social, tax and legal factors. Accordingly, neither you nor we can predict the rate and timing of principal prepayments on the mortgage loans underlying your offered certificates. As a result, repayment of your offered certificates could occur significantly earlier or later, and the average life of your offered certificates could be significantly shorter or longer, than you expected.

The extent to which prepayments on the underlying mortgage loans ultimately affect the average life of your offered certificates depends on the terms and provisions of your offered certificates. A class of offered certificates may entitle the holders to a pro rata share of any prepayments on the underlying mortgage loans, to all or a disproportionately large share of those prepayments, or to none or a disproportionately small share of those prepayments. If you are entitled to a disproportionately large share of any prepayments on the underlying mortgage loans, your offered certificates may be retired at an earlier date. If, however, you are only entitled to a small share of the prepayments on the underlying mortgage loans, the average life of your offered certificates may be extended. Your entitlement to receive payments, including prepayments, of principal of the underlying mortgage loans may—

●	vary based on the occurrence of specified events, such as the retirement of one or more other classes of offered certificates, or

●	be subject to various contingencies, such as prepayment and default rates with respect to the underlying mortgage loans.

Each of the mortgage loans underlying the offered certificates will specify the terms on which the related borrower must repay the outstanding principal amount of the loan. The rate, timing and amount of scheduled payments of principal may vary, and may vary significantly, from mortgage loan to mortgage loan. The rate at which the underlying mortgage loans amortize will directly affect the rate at which the principal balance or notional amount of your offered certificates is paid down or otherwise reduced.

In addition, any mortgage loan underlying the offered certificates may permit the related borrower during some or all of the loan term to prepay the loan. In general, a borrower will be more likely to prepay its mortgage loan when it has an economic incentive to do so, such as obtaining a larger loan on the same underlying real property or a lower or otherwise more advantageous interest rate through refinancing. If a mortgage loan includes some form of prepayment restriction, the likelihood of prepayment should decline. These restrictions may include—

●	an absolute or partial prohibition against voluntary prepayments during some or all of the loan term, or

●	a requirement that voluntary prepayments be accompanied by some form of prepayment premium, fee or charge during some or all of the loan term.

In many cases, however, there will be no restriction associated with the application of insurance proceeds or condemnation proceeds as a prepayment of principal.

Notwithstanding the terms of the mortgage loans backing your offered certificates, the amount, rate and timing of payments and other collections on those mortgage loans will, to some degree, be unpredictable because of borrower defaults and because of casualties and condemnations with respect to the underlying real properties.

The investment performance of your offered certificates may vary materially and adversely from your expectations due to—

●	the rate of prepayments and other unscheduled collections of principal on the underlying mortgage loans being faster or slower than you anticipated, or

●	the rate of defaults on the underlying mortgage loans being faster, or the severity of losses on the underlying mortgage loans being greater, than you anticipated.

The actual yield to you, as a holder of an offered certificate, may not equal the yield you anticipated at the time of your purchase, and the total return on investment that you expected may not be realized. In deciding whether to purchase any offered certificates, you should make an independent decision as to the appropriate prepayment, default and loss assumptions to be used.

We are not aware of any relevant publicly available or authoritative statistics with respect to the historical prepayment experiences of commercial mortgage loans. For this purpose, principal payments include both voluntary prepayments, if permitted, and involuntary prepayments, such as prepayments resulting from the application of loan reserves, property releases, casualty or condemnation, defaults and liquidations or repurchases upon breaches of representations and warranties or material document defects or purchases by the holder of a subordinate companion loan or a mezzanine lender pursuant to a purchase option or sales of defaulted mortgage loans. The rate at which voluntary prepayments occur on the mortgage loans will be affected by a variety of factors, including:

●

the terms of the mortgage loans, including, the length of any prepayment lockout period and the applicable yield maintenance charges and prepayment premiums and the extent to which the related mortgage loan terms may be practically enforced;

●	the level of prevailing interest rates;

●	the availability of mortgage credit;

●	the master servicer’s or special servicer’s ability to enforce yield maintenance charges and prepayment premiums;

●	the failure to meet certain requirements for the release of escrows;

●	the occurrence of casualties or natural disasters; and

●	economic, demographic, tax, legal or other factors.

See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Prepayment Provisions” for a description of certain prepayment protections and other factors that may influence the rate of prepayment of the mortgage loans. See “—Risks Relating to the Mortgage Loans—Some Provisions in the Mortgage Loans Underlying Your Offered Certificates May Be Challenged as Being Unenforceable” above.

In addition, if a sponsor or guarantor repurchases any mortgage loan from the issuing entity due to breaches of representations or warranties or document defects, the repurchase price paid will be passed through to the holders of the offered certificates with the same effect as if the mortgage loan had been prepaid in part or in full, and no yield maintenance charge or other prepayment charge would be payable. Additionally, the holder of any subordinate companion loan or any mezzanine lender may have the option to purchase the related mortgage loan after certain defaults, and the purchase price may not include any yield maintenance payments or prepayment charges. As a result of such a repurchase or purchase, investors in the Class X-A certificates and any classes of offered certificates purchased at a premium might not fully recoup their initial investment. In this respect, see “The Mortgage Loan Purchase Agreements—Representations and Warranties” and “The Pooling and Servicing Agreement—Realization Upon Mortgage Loans”.

A rapid rate of principal prepayments, liquidations and/or principal losses on the mortgage loans could result in the failure to recoup the initial investment in the Class X-A certificates. Investors in the Class X-A certificates should fully consider the associated risks, including the risk that an extremely rapid rate of amortization, prepayment or other liquidation of the mortgage loans could result in the failure of such investors to recoup fully their initial investments. The yield to maturity of the Class X-A certificates may be adversely affected by the prepayment of mortgage loans with higher net mortgage rates. See “—A Rapid Rate of Principal Prepayments, Liquidations and/or Principal Losses on the Mortgage Loans Could Result in the Failure to Recoup the Initial Investment in the Class X-A Certificates” and “Yield, Prepayment and Maturity Considerations—Yield on the Class X-A Certificates”.

In addition, with respect to the Class A-AB certificates, the extent to which the planned balances are achieved and the sensitivity of the Class A-AB certificates to principal prepayments on the mortgage loans will depend in part on the period of time during which the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-5 certificates remain outstanding. As such, the Class A-AB certificates will become more sensitive to the rate of prepayments on the mortgage loans than they were when the Class A-1, Class A-2, Class A-3, Class A-4 and/or Class A-5 certificates were outstanding.

Your Yield May Be Adversely Affected by Prepayments Resulting from Earnout Reserves

With respect to certain mortgage loans, earnout escrows may have been established at origination, which funds may be released to the related borrower upon satisfaction of certain conditions. If such conditions with respect to any such mortgage loan are not satisfied, the amounts reserved in such escrows may be applied to the payment of the mortgage loan, which would have the same effect on the offered certificates as a prepayment of the mortgage loan, except that such application of funds would not be accompanied by any prepayment premium or yield maintenance charge. See Annex A to this prospectus. The pooling and servicing agreement will provide that unless required by the mortgage loan documents, neither the master servicer nor the special servicer, as applicable, will apply such amounts as a prepayment if no event of default has occurred.

Losses and Shortfalls May Change Your Anticipated Yield

If losses on the mortgage loans allocated to the non-vertically retained principal balance certificates exceed the aggregate certificate balance of the classes of non-vertically retained principal balance certificates subordinated to a particular class thereof, that class will suffer a loss equal to the full amount of the excess (up to the outstanding certificate balance of that class). Even if losses on the mortgage loans are not borne by your offered certificates, those losses may affect the weighted average life and yield to maturity of your offered certificates.

For example, certain shortfalls in interest as a result of involuntary prepayments may reduce the funds available to make payments on your offered certificates. In addition, if the master servicer, the special servicer or the trustee is reimbursed out of general collections on the mortgage loans included in the issuing entity for any advance that it has determined is not recoverable out of collections on the related mortgage loan, then to the extent that this reimbursement is made from collections of principal on the mortgage loans in the issuing entity, that reimbursement will reduce the amount of principal available to be distributed on the certificates and will result in a reduction of the certificate balances of the non-vertically retained principal balance certificates (in the order described in the next paragraph as if it was a loss realized on the mortgage loans) and the Combined VRR Interest, pro rata based on their respective percentage allocation entitlements as described in this prospectus. See “Description of the Certificates—Distributions”. Likewise, if the master servicer, the special servicer or the trustee is reimbursed out of principal collections on the mortgage loans for any workout delayed reimbursement amounts, that reimbursement will reduce the amount of principal available to be distributed on the non-vertically retained principal balance certificates and the Combined VRR Interest, pro rata based on their respective percentage allocation entitlement as described in this prospectus, on that distribution date. This reimbursement would have the effect of reducing current payments of principal on the offered certificates with principal balances and extending the weighted average lives of those certificates. See “Description of the Certificates—Distributions”.

In addition, to the extent losses are realized on the mortgage loans and allocated to the non-vertically retained principal balance certificates, first the Class K-RR certificates, then the Class J-RR certificates, then the Class G certificates, then the Class F certificates, then the Class E certificates, then the Class D certificates, then the Class C certificates, then the Class B certificates, then the Class A-S certificates and, then, pro rata, the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-AB certificates, based on their respective certificate balances, will bear such losses up to an amount equal to the respective outstanding certificate balance thereof. A reduction in the certificate balance of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-AB or Class A-S certificates will result in a corresponding reduction in the notional amount of the Class X-A certificates. No representation is made as to the anticipated rate or timing of prepayments (voluntary or involuntary) or rate, timing or amount of liquidations or losses on the mortgage loans or as to the anticipated yield to maturity of any such offered certificate. See “Yield, Prepayment and Maturity Considerations”.

Modifications of the Terms of the Mortgage Loans May Affect the Amount and Timing of Payments on Your Offered Certificates

The master servicer or special servicer may, within prescribed limits, extend and modify mortgage loans underlying your offered certificates that are in default or as to which a payment default is imminent in order to maximize recoveries on the defaulted loans. The master servicer or special servicer is only required to determine that any extension or modification is reasonably likely to produce a greater recovery than a liquidation of the real property securing the defaulted loan. There is a risk that the decision of the master servicer or special servicer to extend or modify a mortgage loan may not in fact produce a greater recovery.

The master servicer (or any related primary servicer) will be responsible for servicing the mortgage loans underlying your offered certificates regardless of whether such mortgage loans are performing or have become delinquent or have otherwise been transferred to special servicing. As delinquencies or defaults occur, the special servicer and any sub-servicer will be required to utilize an increasing amount of resources to work with borrowers to maximize collections on the mortgage loans serviced by it. This may include modifying the terms of such mortgage loans that are in default or whose default is reasonably foreseeable. At each step in the process of trying to bring a defaulted mortgage loan current or in maximizing proceeds to the certificateholders and the Uncertificated VRR Interest owners, the special servicer and any sub-servicer will be required to invest time and resources not otherwise required when collecting payments on non-specially serviced mortgage loans. Modifications of mortgage loans implemented by the special servicer or any sub-servicer in order to maximize ultimate proceeds of such mortgage loans to the certificateholders and the Uncertificated VRR Interest owners may have the effect of, among other things, reducing or otherwise changing the mortgage rate, forgiving or forbearing payments of principal, interest or other amounts owed under the mortgage loan, extending the final maturity date of the mortgage loan, capitalizing or deferring delinquent interest and other amounts owed under the mortgage loan, forbearing payment of a portion of the principal balance of the mortgage loan or any combination of these or other modifications. Any modified mortgage loan may remain in the issuing entity, and the modification may result in a reduction in (or may eliminate) the funds received by the issuing entity with respect to such mortgage loan.

The ability to modify mortgage loans by each of the master servicer and the special servicer may be limited by several factors. First, if the master servicer or special servicer, as applicable, has to consider a large number of modifications, operational constraints may affect the ability of such servicer to adequately address all of the needs of the borrowers. Furthermore, the terms of the pooling and servicing agreement will significantly limit the actions of the master servicer, and will prohibit the special servicer from taking certain actions, in connection with a loan modification, such as an extension of the loan term beyond a specified date such as a specified number of years prior to the rated final distribution date. You should consider the importance of the role of the special servicer in maximizing collections for the transaction and the impediments the special servicer may encounter when servicing delinquent or defaulted mortgage loans. In some cases, failure by the special servicer to timely modify the terms of a defaulted mortgage loan may reduce amounts available for distribution on your offered certificates. In addition, even if a loan modification is successfully completed, there can be no assurance that the related borrower will continue to perform under the terms of the modified mortgage loan.

You should note that modifications that are designed to maximize collections in the aggregate may adversely affect a particular class of offered certificates in the transaction. The pooling and servicing agreement will obligate the master servicer and special servicer not to consider the interests of individual classes of offered certificates. You should also note that in connection with considering a modification or other type of loss mitigation, the master servicer or special servicer may incur or bear related out-of-pocket expenses, such as appraisal fees, which would be reimbursed to such servicer from the transaction as servicing advances and paid from amounts received on the modified loan or from other mortgage loans in the related mortgage pool but in each case, prior to distributions being made on your offered certificates.

A Rapid Rate of Principal Prepayments, Liquidations and/or Principal Losses on the Mortgage Loans Could Result in the Failure to Recoup the Initial Investment in the Class X-A Certificates

The Class X-A certificates will not be entitled to distributions of principal but instead will accrue interest on the notional amount of such class.

The yield to maturity on the Class X-A certificates will be especially sensitive to the rate and timing of reductions made to the certificate balances of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-AB and Class A-S certificates. In each case, the causes of such reductions in the applicable certificate balances may include delinquencies and losses on the mortgage loans due to liquidations, principal payments (including both voluntary and involuntary prepayments, delinquencies, defaults and liquidations) on the mortgage loans and payments with respect to purchases and repurchases thereof, which may fluctuate significantly from time to time. A rate of principal payments and liquidations on the mortgage loans that is more rapid than expected by investors may have a material adverse effect on the yield to maturity of the Class X-A certificates and may result in holders not fully recouping their initial investments. The yield to maturity of the Class X-A certificates may be adversely affected by the prepayment of mortgage loans with higher net mortgage rates. See “Yield, Prepayment and Maturity Considerations—Yield on the Class X-A Certificates”.

Payments Allocated to the Combined VRR Interest Will Not Be Available to Make Payments on the Non-Vertically Retained Certificates, and Payments Allocated to the Non-Vertically Retained Certificates Will Not Be Available to Make Payments on the Combined VRR Interest

As described in this prospectus, payments of principal and interest in respect of the mortgage loans will be distributed to the holders of the non-vertically retained certificates and the Combined VRR Interest, pro rata, based upon their respective percentage allocation entitlements. Amounts received and allocated to the non-vertically retained certificates will not be available to satisfy any amounts due and payable to the Combined VRR Interest. Likewise, amounts received and allocated to the Combined VRR Interest will not be available to satisfy any amounts due and payable to the non-vertically retained certificates. Accordingly, any losses incurred by the issuing entity will also be effectively allocated between the non-vertically retained certificates (collectively) and the Combined VRR Interest, pro rata, based upon their respective percentage allocation entitlement. See “Description of the Certificates—Distributions” and “Credit Risk Retention”.

Your Lack of Control Over the Issuing Entity and Servicing of the Mortgage Loans Can Create Risks

Except as described under “Description of the Certificates—Voting Rights” and “The Pooling and Servicing Agreement”, you and other holders of offered certificates generally do not have a right to vote and do not have the right to make decisions with respect to the administration of the issuing entity.

Those decisions are generally made, subject to the express terms of the pooling and servicing agreement, by the master servicer, the special servicer, the trustee or the certificate administrator, as applicable. Any decision made by one of those parties in respect of the issuing entity, even if that decision is determined to be in your best interests by that party, may be contrary to the decision that you or other holders of offered certificates would have made and may negatively affect your interests.

Except as limited by certain conditions described under “The Pooling and Servicing Agreement—Termination of the Special Servicer Other Than in Connection With a Servicer Termination Event”, the special servicer may be removed and replaced with or without cause with respect to the applicable serviced loan(s) under the pooling and servicing agreement at any time by (and with a successor to be appointed by) the applicable directing holder. In addition, the special servicer (but not any outside special servicer) may be replaced based on a certificateholder vote (a) after the occurrence and during the continuance of a control termination event, at the request of certain certificateholders entitled to at least a specified percentage of voting rights allocated thereto, or (b) at any time, based on the recommendation of the operating advisor (provided that the operating advisor determines, in its sole discretion exercised in good faith, that (1) the special servicer has failed to comply with the servicing standard and (2) a replacement special servicer would be in the best interest of the certificateholders and the Uncertificated VRR Interest owners (as a collective whole)). See “The Pooling and Servicing Agreement—Directing Holder” and “—Termination of the Special Servicer Other Than in Connection With a Servicer Termination Event”.

The outside special servicer for any outside serviced loan combination will likewise be subject to removal and replacement by the related outside controlling class representative, in connection with a securityholder vote and/or, with respect to any outside serviced loan combination as to which the related controlling note has not been securitized, by the related controlling note holder for such outside serviced loan combination, subject to certain conditions provided in the related outside servicing agreement and the related co-lender agreement.

In certain limited circumstances, certificateholders have the right to vote on matters affecting the issuing entity. In some cases these votes are by certificateholders taken as a whole and in others the vote is by class, and in either case a particular vote may exclude certain classes. Your interests as an owner of offered certificates of a particular class may not be aligned with the interests of owners of one or more other classes of certificates in connection with any such vote. Voting rights are generally allocated to a particular class based on the outstanding certificate balance (or outstanding notional amount, as applicable) thereof, which is reduced (or indirectly reduced in the case of a notional amount) by realized losses. In certain cases, however, the allocation of and/or right to exercise voting rights may take into account the allocation of appraisal reduction amounts. Furthermore, quorums have been established for certain votes that would ultimately permit certain actions to be taken based on the affirmative vote of the holders of certificates evidencing less (and perhaps materially less) than a majority of the voting rights. These limitations on voting could adversely affect your ability to protect your interests with respect to matters voted on by certificateholders. You generally have no right to vote on any servicing matters related to any outside serviced loan combination. See “Description of the Certificates—Voting Rights” and “The Pooling and Servicing Agreement”.

In general, a certificate beneficially owned by the master servicer, the special servicer (including, for the avoidance of doubt, any excluded special servicer), the trustee, the certificate administrator, the depositor, any mortgage loan seller, a borrower party or any sub-servicer (as applicable) or affiliate of any of such persons will be deemed not to be outstanding and a holder of such certificate will not have the right to vote, subject to certain exceptions, as further described in the definition of “Certificateholder” under “Description of the Certificates—Reports to Certificateholders; Certain Available Information—Certificate Administrator Reports”.

Rights of the Directing Holders and the Consulting Parties Could Adversely Affect Your Investment

In connection with the taking of certain actions that would be a major decision in connection with the servicing of a serviced mortgage loan or, if applicable, loan combination under the pooling and servicing agreement, the special servicer generally will be required to obtain the consent of the applicable directing holder. In addition, in connection with such actions or decisions regarding a mortgage loan or, if applicable, loan combination serviced under the pooling and servicing agreement, the special servicer generally will be required to consult with any applicable consulting party. See “The Pooling and Servicing Agreement—Directing Holder” and “—Operating Advisor”. Such actions and decisions include, among others, certain loan modifications, including modifications of monetary terms, foreclosure or comparable conversion of the related mortgaged property or properties, and certain sales of the mortgage loan(s) or, if applicable, loan combination(s), or any related REO property or properties for less than the outstanding principal amount plus accrued interest, fees and expenses. See “The Pooling and Servicing Agreement—Directing Holder” and “—Operating Advisor” for a list of actions and decisions requiring consultation with the applicable consulting parties. As a result of these obligations, the special servicer may take actions with respect to a serviced mortgage loan that could adversely affect the interests of investors in one or more classes of offered certificates.

You will be acknowledging and agreeing, by your purchase of offered certificates, that any directing holder or consulting party: (i) may have special relationships and interests that conflict with those of holders of one or more classes of offered certificates; (ii) may act solely in its own interests (or the interests of any particular class of certificateholders or any owner of the Uncertificated VRR Interest or such other person that appointed it); (iii) does not have any duties to the holders of any class of offered certificates (other than the holders of any particular class of certificateholders that appointed it); (iv) may take actions that favor its own interests (or the interests of any particular class of certificateholders or any Uncertificated VRR Interest owner or such other person that appointed it) over the interests of the holders of one or more classes or interests (or other classes or interests, as applicable) of certificates; and (v) will have no liability whatsoever (other than to any particular class of certificateholders or other person that appointed it) for having so acted as set forth in (i) – (iv) above, and that no holder of an offered certificate may take any action whatsoever against any directing holder or any consulting party or any affiliate, director, officer, employee, shareholder, member, partner, agent or principal of any directing holder or any consulting party for having so acted.

Rights of any Outside Controlling Class Representative or Other Controlling Note Holder with Respect to an Outside Serviced Loan Combination Could Adversely Affect Your Investment

With respect to each outside serviced loan combination, the related outside controlling class representative (or, in the case of any outside serviced loan combination as to which the related controlling note has not been securitized, the related controlling note holder) will have rights comparable to those of the controlling class representative for this securitization transaction, and accordingly, prospective investors should consider the following:

●

An outside controlling class representative (or, in the case of any outside serviced loan combination as to which the related controlling note has not been securitized, the related controlling note holder) may have interests in conflict with those of the holders of some or all of the classes of offered certificates.

●

With respect to any outside serviced loan combination, although the outside special servicer is not permitted to take actions which are prohibited by law or violate the servicing standard under the related outside servicing agreement or the terms of the related mortgage loan documents, it is possible that the related outside controlling class representative (or, in the case of any outside serviced loan combination as to which the related controlling note has not been securitized, the related controlling note holder) may direct the outside special servicer to take actions with respect to the outside serviced loan combination that conflict with the interests of the holders of certain classes of the offered certificates.

You will be acknowledging and agreeing, by your purchase of offered certificates, that, with respect to any outside serviced mortgage loan, the related outside controlling class representative (or, in the case of any outside serviced loan combination as to which the related controlling note has not been securitized, the related controlling note holder):

●	may have special relationships and interests that conflict with those of holders of one or more classes of offered certificates;

●	may act solely in its own interests, without regard to your interests;

●	does not have any duties to any other person, including the holders of any class of offered certificates;

●	may take actions that favor its interests over the interests of the holders of one or more classes of offered certificates; and

●

will have no liability whatsoever for having so acted and that no certificateholder may take any action whatsoever against such outside controlling class representative (or other controlling note holder) or any director, officer, employee, agent or principal of such outside controlling class representative (or other controlling note holder) for having so acted.

Inability to Replace the Master Servicer Could Affect Collections and Recoveries on the Mortgage Loans

The structure of the servicing fee payable to the master servicer might affect the ability to find a replacement master servicer. Although the trustee is required to replace the master servicer if the master servicer is terminated or resigns, if the trustee is unwilling (including for example because the servicing fee is insufficient) or unable (including for example, because the trustee does not have the systems to service mortgage loans), it may be necessary to appoint a replacement master servicer. Because the master servicing fee is generally structured as a percentage of the outstanding principal balance of each mortgage loan, it may be difficult to replace the servicer at a time when the balance of the mortgage loans has been significantly reduced because the fee may be insufficient to cover the costs associated with servicing the mortgage assets and/or related REO properties remaining in the mortgage pool. The performance of the mortgage assets may be negatively impacted, beyond the expected transition period during a servicing transfer, if a replacement master servicer is not retained within a reasonable amount of time.

You Will Not Have Any Control Over the Servicing of Any Outside Serviced Mortgage Loan

Each outside serviced mortgage loan is secured by one or more mortgaged properties that also secure a companion loan that is not an asset of the issuing entity and is being serviced under an outside servicing agreement, which is the servicing agreement governing the securitization of such companion loan, by the outside servicer and outside special servicer, and in accordance with the servicing standard provided for in the outside servicing agreement. Further, pursuant to the related co-lender agreement and the outside servicing agreement, the related outside controlling class representative (or, in the case of any outside serviced loan combination as to which the related controlling note has not been securitized, the related controlling note holder) (and not any party to this securitization transaction) has certain rights to direct and advise the outside special servicer with respect to such outside serviced loan combination (including the related outside serviced mortgage loan). As a result, you will have less control over the servicing of the outside serviced mortgage loans than you would if the outside serviced mortgage loans are being serviced by the master servicer and the special servicer under the pooling and servicing agreement for your offered certificates.

See “Description of the Mortgage Pool—The Loan Combinations” and “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans”.

The Controlling Pari Passu Companion Loan for One or More of the Loan Combinations Is Expected to Be Contributed to an Outside Securitization That Has Not Yet Closed, and the Provisions of the Related Outside Servicing Agreement Expected to Govern the Servicing of Such Loan Combination Have Yet to Be Finalized

It is expected that the 375 Pearl Street loan combination will be serviced and administered pursuant to the pooling and servicing agreement for the commercial mortgage securitization transaction to which the related controlling pari passu companion is to be contributed, which is expected to be the BANK 2021-BNK34 securitization. However, the BANK 2021-BNK34 securitization has not closed, and the provisions of the BANK 2021-BNK34 pooling and servicing agreement have not yet been finalized, although such provisions will be required to satisfy the requirements of the related co-lender agreement. See “Description of the Mortgage Pool—The Loan Combinations” and “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans”. Prospective investors should be aware that they will not have any control over, nor any assurance as to, whether the closing of the BANK 2021-BNK34 securitization transaction actually occurs, nor will they have any assurance as to the particular terms of the BANK 2021-BNK34 pooling and servicing agreement, except to the extent of compliance with the requirements of the related co-lender agreement.

Mezzanine Debt May Reduce the Cash Flow Available to Reinvest in a Mortgaged Property and may Increase the Likelihood that a Borrower Will Default on a Mortgage Loan Underlying Your Offered Certificates

In the case of one or more mortgage loans included in the trust, a direct and/or indirect equity holder in the related borrower may have pledged, or be permitted to pledge, its equity interest to secure financing to that equity holder. Such financing is often referred to as mezzanine debt. While a lender on mezzanine debt has no security interest in or rights to the related mortgaged property, a default under the subject mezzanine loan could cause a change in control of the related borrower.

In addition, if, in the case of any mortgage loan, equity interests in the related borrower have been pledged to secure mezzanine debt, then the trust may be subject to an intercreditor or similar agreement that, among other things:

●	grants the mezzanine lender cure rights and/or a purchase option with respect to the subject underlying mortgage loan under certain default scenarios or reasonably foreseeable default scenarios;

●	limits modifications of payment terms of the subject underlying mortgage loan; and/or

●	limits or delays enforcement actions with respect to the subject underlying mortgage loan.

Furthermore, mezzanine debt reduces the mezzanine borrower’s indirect equity in the subject mortgaged property and therefore may reduce its incentive to invest cash in order to support that mortgaged property.

Certain Aspects of Co-Lender, Intercreditor and Similar Agreements Executed in Connection with Mortgage Loans Underlying Your Offered Certificates May Be Unenforceable

One or more mortgage loans included in the trust is part of a split loan structure or loan combination that includes a subordinate non-trust mortgage loan or may be senior to one or more other mortgage loans made to a common borrower and secured by the same real property collateral. Pursuant to a co-lender, intercreditor or similar agreement, a subordinate lender may have agreed that it not take any direct actions with respect to the related subordinated debt, including any actions relating to the bankruptcy of the related borrower, and that the holder of the related mortgage loan that is included in our trust—directly or through an applicable servicer—will have all rights to direct all such actions. There can be no assurance that in the event of the borrower’s bankruptcy, a court will enforce such restrictions against a subordinate lender. While subordination agreements are generally enforceable in bankruptcy, in its decision in In re 203 North LaSalle Street Partnership, 246 B.R. 325 (Bankr. N.D. Ill. March 10, 2000), the United States Bankruptcy Court for the Northern District of Illinois

refused to enforce a provision of a subordination agreement that allowed a first mortgagee to vote a second mortgagee’s claim with respect to a Chapter 11 reorganization plan on the grounds that pre-bankruptcy contracts cannot override rights expressly provided by federal bankruptcy law. This holding, which one court has already followed, potentially limits the ability of a senior lender to accept or reject a reorganization plan or to control the enforcement of remedies against a common borrower over a subordinate lender’s objections. In the event the foregoing holding is followed with respect to a co-lender relationship related to one of the mortgage loans underlying your offered certificates, the trust’s recovery with respect to the related borrower in a bankruptcy proceeding may be significantly delayed, and the aggregate amount ultimately collected may be substantially less than the amount owed.

Sponsors May Not Make Required Repurchases or Substitutions of Defective Mortgage Loans

Each sponsor is the sole warranting party in respect of the mortgage loans sold by such sponsor to us. Neither we nor any of our affiliates (except Citi Real Estate Funding Inc. in its capacity as a sponsor) are obligated to repurchase or substitute any mortgage loan or make any loss of value payment in connection with either a breach of any sponsor’s representations and warranties or any document defects, if such sponsor defaults on its obligation to do so. We cannot assure you that the sponsors will have the financial ability to effect or cause such repurchases or substitutions or make such payment to compensate the issuing entity. In addition, the sponsors may have various legal defenses available to them in connection with a repurchase or substitution obligation. In particular, in the case of any outside serviced mortgage loan that is serviced under the outside servicing agreement entered into in connection with the securitization of a related pari passu companion loan, the asset representations reviewer, if any, under that outside servicing agreement may review the diligence file relating to such pari passu companion loan concurrently with the review of the asset representations reviewer of the related mortgage loan for this transaction, and their findings may be inconsistent, and such inconsistency may allow the related mortgage loan seller to challenge the findings of the asset representations reviewer of the affected mortgage loan. Any mortgage loan that is not repurchased or substituted and that is not a “qualified mortgage” for a REMIC may cause designated portions of the issuing entity to fail to qualify as one or more REMICs or cause the issuing entity to incur a tax. See “The Mortgage Loan Purchase Agreements” for a summary of certain representations and warranties and the remedies in connection therewith.

In addition, with respect to the Burlingame Point mortgage loan (7.7%), which is comprised of promissory notes contributed to this securitization transaction by Goldman Sachs Mortgage Company, German American Capital Corporation and JPMorgan Chase Bank, National Association, each such mortgage loan seller will be obligated to take the above remedial actions as a result of a breach of any representation or warranty or any document defect only with respect to the related promissory note(s) sold by it to the depositor as if the note(s) contributed by any such mortgage loan seller and evidencing a portion of such mortgage loan was a separate mortgage loan. Accordingly, it is possible that, under certain circumstances, with respect to any such mortgage loan, only one mortgage loan seller, and not the other, will repurchase, or otherwise comply with any remedial obligations with respect to, its interest in such mortgage loan if there is a breach of any representation or warranty or any document defect.

Any Loss of Value Payment Made by a Sponsor May Not Be Sufficient to Cover All Losses on a Defective Mortgage Loan

In lieu of repurchasing or substituting a mortgage loan in connection with either a material breach of the related sponsor’s representations and warranties or any material document defects (other than a material breach or material document defect that is related to a mortgage loan not being a “qualified mortgage” within the meaning of Code Section 860G(a)(3)), the related sponsor may make a payment to the trust to compensate it for the loss of value of the affected mortgage loan. Upon its making such payment, the sponsor will be deemed to have cured the related material breach or material defect in all respects. Although such “loss of value payment” may only be made to the extent that the special servicer, with the consent of the controlling class representative prior to the occurrence of a control termination event, deems such amount to be sufficient to compensate the trust for the related material breach or material document defect, we cannot assure you that such payment will fully compensate the trust for such material breach or material document defect in all respects. See “The Mortgage Loan Purchase Agreements—Representations and Warranties” and “—Cures, Repurchases and Substitutions” in this prospectus for a summary discussion of the loss of value payment.

Additional Compensation to the Master Servicer and the Special Servicer, and any Outside Master Servicer and Outside Special Servicer, and Interest on Advances Will Affect Your Right to Receive Distributions on Your Offered Certificates

The master servicer, the special servicer and the trustee will each be entitled to receive interest on unreimbursed advances made by that party with respect to the mortgage loans. This interest will generally accrue from the date on which the related advance was made or the related expense was incurred through the date of reimbursement. In addition, under certain circumstances, including a default by the borrower in the payment of principal and interest on a mortgage loan, that mortgage loan will become specially serviced and the special servicer will be entitled to compensation for performing special servicing functions pursuant to the pooling and servicing agreement including, without limitation, special servicing fees, liquidation fees and workout fees. Similar considerations exist with respect to outside servicers, outside special servicers and outside trustees in connection with the servicing of the outside serviced mortgage loans. The right to receive interest on advances or special servicing compensation is senior to the rights of holders of offered certificates to receive distributions on the offered certificates. Thus, the payment of interest on advances and the payment of special servicing compensation may lead to shortfalls in amounts otherwise distributable on your offered certificates.

Bankruptcy of a Servicer May Adversely Affect Collections on the Mortgage Loans and the Ability to Replace the Servicer

A servicer for the mortgage loans underlying the offered certificates (i.e., the master servicer or the special servicer) may be eligible to become a debtor under the U.S. bankruptcy code or enter into receivership under the Federal Deposit Insurance Act. If a servicer were to become a debtor under the U.S. bankruptcy code or enter into receivership under the Federal Deposit Insurance Act, although the pooling and servicing agreement provides that such an event would be a termination event entitling the trust to terminate the servicer, the provision would most likely not be enforceable. However, a rejection of the servicing agreement by the servicer in a bankruptcy proceeding or repudiation of the pooling and servicing agreement in a receivership under the Federal Deposit Insurance Act would be treated as a breach of the pooling and servicing agreement and give the trust a claim for damages and the ability to appoint a successor servicer. An assumption under the U.S. bankruptcy code would require the servicer to cure its pre-bankruptcy defaults, if any, and demonstrate that it is able to perform following assumption. The bankruptcy court may permit the servicer to assume the pooling and servicing agreement and assign it to a third party. An insolvency by an entity governed by state insolvency law would vary depending on the laws of the particular state. We cannot assure you that a bankruptcy or receivership of the servicer would not adversely impact the servicing of the mortgage loans or that the trust would be entitled to terminate the servicer in a timely manner or at all. If any servicer becomes the subject of bankruptcy or similar proceedings, the trust’s claim to collections in that servicer’s possession at the time of the bankruptcy filing or other similar filing may not be perfected. In this event, funds available to pay principal and interest on your offered certificates may be delayed or reduced.

The Mortgage Loan Sellers, the Sponsors and the Depositor Are Subject to Bankruptcy or Insolvency Laws That May Affect the Issuing Entity’s Ownership of the Mortgage Loans

In the event of the bankruptcy, insolvency, receivership or conservatorship of an originator, a mortgage loan seller or the depositor (or certain affiliates thereof), it is possible that the issuing entity’s right to payment from or ownership of certain of the mortgage loans could be challenged. If such challenge is successful, payments on the offered certificates would be reduced or delayed. Even if the challenge is not successful, payments on the offered certificates would be delayed while a court resolves the claim.

The transfer of the mortgage loans by the sponsors in connection with this offering is not expected to qualify for the securitization safe harbor adopted by the Federal Deposit Insurance Corporation (the “FDIC”) for securitizations sponsored by insured depository institutions. However, the safe harbor is non-exclusive.

An opinion of counsel will be rendered on the closing date to the effect that the transfer of the applicable mortgage loans by each mortgage loan seller to the depositor would generally be respected as a sale in the event of the bankruptcy or insolvency of such mortgage loan seller. Such opinions, however, are subject to various assumptions and qualifications, and there can be no assurance that a bankruptcy trustee, if applicable, or other interested party will not attempt to challenge the issuing entity’s right to payment with respect to the related mortgage loans. Legal opinions do not provide any guaranty as to what any particular court would actually decide, but rather an opinion as to the decision a court would reach if the issues were competently presented and the court followed existing precedent as to legal and equitable principles applicable in bankruptcy cases. In this regard, legal opinions on bankruptcy law matters have inherent limitations primarily because of the pervasive equity powers of bankruptcy courts, the overriding goal of reorganization to which other legal rights and other policies may be subordinated, the potential relevance to the exercise of judicial discretion of future arising facts and circumstances, and the nature of the bankruptcy process. As a result, a creditor, a bankruptcy trustee or another interested party, including an entity transferring a mortgage loan as debtor-in-possession, could still attempt to assert that the transfer of a mortgage loan was not a sale. If such party’s challenge were successful, payments on the offered certificates would be reduced or delayed. Even if the challenge were not successful, payments on the offered certificates would be delayed while a court resolves the claim.

Furthermore, Title II of the Dodd-Frank Act provides for an orderly liquidation authority (“OLA”) under which the FDIC can be appointed as receiver of certain systemically important non-bank financial companies and their direct or indirect subsidiaries in certain cases. We make no representation as to whether this would apply to any of the sponsors. In January 2011, a former acting general counsel of the FDIC issued a letter in which he expressed his view that, under then-existing regulations, the FDIC, as receiver under the OLA, would not, in the exercise of its OLA repudiation powers, recover as property of a financial company assets transferred by the financial company, provided that the transfer satisfies the conditions for the exclusion of assets from the financial company’s estate under the bankruptcy code. The letter further noted that, while the FDIC staff may be considering recommending further regulations under OLA, its author (the former acting general counsel referred to above) would recommend that such regulations incorporate a 90 day transition period for any provisions affecting the FDIC’s statutory power to disaffirm or repudiate contracts. If, however, the FDIC were to adopt a different approach than that described in the former acting general counsel’s letter, delays or reductions in payments on the offered certificates would occur. As such, we cannot assure you that a bankruptcy would not result in a delay or reduction in payments on the offered certificates.

The issuing entity has been organized as a common law trust, and as such is not eligible to be a “debtor” under the federal bankruptcy laws. If the issuing entity were instead characterized as a “business trust” it could qualify as a debtor under those laws. Bankruptcy courts look at various considerations in making this determination, so it is not possible to predict with any certainty whether or not the issuing entity would be characterized as a “business trust.” If a bankruptcy court were to determine that the issuing entity was a “business trust”, it is possible that payments on the offered certificates would be delayed while the court resolved the issue.

Realization on a Mortgage Loan That Is Part of a Serviced Loan Combination May Be Adversely Affected by the Rights of the Related Serviced Companion Loan Holder

If a serviced loan combination were to become defaulted, the related co-lender agreement requires the special servicer, in the event it determines to sell the related mortgage loan in accordance with the terms of the pooling and servicing agreement, to sell the related serviced pari passu companion loan(s) (and, under certain circumstances, any related subordinate companion loan(s)) together with such defaulted mortgage loan. We cannot assure you that such a required sale of a defaulted loan combination (or applicable portion thereof) would not adversely affect the ability of the special servicer to sell such mortgage loan, or the price realized for such mortgage loan, following a default on the related serviced loan combination. Further, if, pursuant to the related co-lender agreement, the issuing entity as holder of the related mortgage loan is (and the related serviced pari passu companion loan holder is not) the directing holder (with the right to consent to material servicing decisions and replace the special servicer, subject to the conditions specified under “The Pooling and Servicing Agreement—Directing Holder” and “—Termination of the Special Servicer Other Than in Connection With a Servicer Termination Event”) with respect to the subject serviced pari passu loan combination, the related serviced pari passu companion loan may not be as marketable as the related mortgage loan held by the issuing entity. Accordingly, if any such sale does occur with respect to the serviced loan combination, then the net proceeds realized by the issuing entity in connection with such sale may be less than would be the case if only the related mortgage loan were subject to such sale.

In the case of a serviced outside controlled loan combination, a related companion loan holder or its representative, if it is the directing holder, will generally have the right to consent to certain servicing actions with respect to such loan combination by the master servicer or special servicer, as applicable (and, in certain cases, direct the special servicer to take certain servicing actions with respect to such loan combination). In addition, the controlling class representative if it is a consulting party as to such serviced outside controlled loan combination will have non-binding consultation rights with respect to certain servicing decisions involving such serviced outside controlled loan combination.

In connection with the servicing of a serviced pari passu loan combination, the related serviced pari passu companion loan holder, if it is a consulting party, or its representative will be entitled to consult with the special servicer regarding material servicing actions, including making recommendations as to alternative actions to be taken by the special servicer with respect to such serviced pari passu loan combination, and such recommended servicing actions could adversely affect the holders of some or all of the classes of offered certificates. The serviced pari passu companion loan holder and its representative may have interests in conflict with those of the holders of some or all of the classes of offered certificates, and it is possible that the serviced pari passu companion loan holder or its representative may advise the special servicer to take actions that conflict with the interests of the holders of certain classes of the offered certificates. Notwithstanding the foregoing, any such consultation with such serviced pari passu companion loan holder or its representative is non-binding, and in no event is the special servicer obligated at any time to follow or take any alternative actions recommended by such serviced pari passu companion loan holder (or its representative).

With respect to any serviced AB loan combination, pursuant to the terms of the pooling and servicing agreement, if such serviced AB loan combination becomes a defaulted mortgage loan, and if the special servicer determines to sell the related serviced mortgage loan, then such sale will be subject to (and the proceeds derived therefrom may be affected by) any right of the subordinate companion loan holder(s) to purchase, and cure defaults under, the related defaulted mortgage loan (together with any related serviced pari passu companion loans, if any) as and to the extent described in “Description of the Mortgage Pool—The Loan Combinations”.

You will be acknowledging and agreeing, by your purchase of offered certificates, that, with respect to any mortgage loan that is part of a serviced loan combination, the related serviced companion loan holder:

●	may have special relationships and interests that conflict with those of holders of one or more classes of offered certificates;

●	may act solely in its own interests, without regard to your interests;

●	does not have any duties to any other person, including the holders of any class of offered certificates;

●	may take actions that favor its interests over the interests of the holders of one or more classes of offered certificates; and

●

will have no liability whatsoever for having so acted and that no certificateholder may take any action whatsoever against the serviced companion loan holder or any director, officer, employee, agent, representative or principal of the serviced companion loan holder for having so acted.

Changes in Pool Composition Will Change the Nature of Your Investment

The mortgage loans underlying your certificates will amortize at different rates and mature on different dates. In addition, some of those mortgage loans may be prepaid or liquidated. As a result, the relative composition of the mortgage asset pool will change over time.

If you purchase certificates with a pass-through rate that is equal to or calculated based upon a weighted average of interest rates on the underlying mortgage loans, your pass-through rate will be affected, and may decline, as the relative composition of the mortgage pool changes.

In addition, as payments and other collections of principal are received with respect to the underlying mortgage loans, the remaining mortgage pool backing your offered certificates may exhibit an increased concentration with respect to property type, number and affiliation of borrowers and geographic location.

Release, Casualty and Condemnation of Collateral May Reduce the Yield on Your Offered Certificates

Notwithstanding the prepayment provisions described in this prospectus, certain of the mortgage loans permit the release of a mortgaged property (or a portion of the mortgaged property) subject to the satisfaction of certain conditions described under “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans”. In order to obtain such release (other than with respect to the release of certain non-material portions of the mortgaged properties which may not require payment of a release price), the related borrower may be required (among other things) to pay a release price, which in some cases may not include a prepayment premium or yield maintenance charge on all or a portion of such payment. In addition, some mortgage loans may provide that the application of casualty or condemnation proceeds to pay down the subject mortgage loan does not need to be accompanied by a prepayment premium or yield maintenance charge. Any such prepayments may adversely affect the yield to maturity of your offered certificates. See “—Your Yield May Be Affected by Defaults, Prepayments and Other Factors” in this prospectus.

In addition, certain mortgage loans provide for the release, without prepayment or defeasance, of outparcels or other portions of the related mortgaged property that were given no value or minimal value in the underwriting process, subject to the satisfaction of certain conditions. Certain of the mortgage loans also permit the related borrower to add or substitute collateral under certain circumstances.

See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Partial Releases” and Annex A for further details regarding the various release provisions.

Tax Matters and Changes in Tax Law May Adversely Impact the Mortgage Loans or Your Investment

General

If an entity intended to qualify as a REMIC fails to satisfy one or more of the REMIC provisions of the Code during any taxable year, the Code provides that such entity will not be treated as a REMIC for such year and any year thereafter. In such event, the issuing entity (or a portion thereof), including the Upper-Tier REMIC, the Lower-Tier REMIC and each Loan REMIC, would likely be treated as one or more separate associations taxable as a corporation under Treasury regulations, and the offered certificates may be treated as stock interests in one or more of those associations and not as debt instruments. The Code authorizes the granting of relief from disqualification if failure to meet one or more of the requirements for REMIC status occurs inadvertently and steps are taken to correct the conditions that caused disqualification within a reasonable time after the discovery of the disqualifying event. The relief may be granted by either allowing continuation as a REMIC or by ignoring the cessation entirely. However, any such relief may be accompanied by sanctions, such as the imposition of a corporate tax on all or a portion of the REMIC’s income for the period of time during which the requirements for REMIC status are not satisfied. While the United States Department of the Treasury is authorized to issue regulations regarding the granting of relief from disqualification if the failure to meet one or more of the requirements of REMIC status occurs inadvertently and in good faith, no such regulations have been issued.

In addition, changes to REMIC restrictions on loan modifications may impact your investment in the offered certificates. See “—Changes to REMIC Restrictions on Loan Modifications May Impact an Investment in the Offered Certificates” below.

Tax Considerations Relating to Foreclosure

If the issuing entity acquires a mortgaged property (or, in the case of an outside serviced mortgage loan, a beneficial interest in a mortgaged property) subsequent to a default on the related mortgage loan pursuant to a foreclosure or deed-in-lieu of foreclosure, the special servicer (or, in the case of an outside serviced mortgage loan, the related outside special servicer) would be required to retain an independent contractor to operate and manage such mortgaged property. Among other items, the independent contractor generally will not be able to perform construction work other than repair, maintenance or certain types of tenant build-outs, unless the construction was more than 10% completed when the mortgage loan defaulted or when the default of the mortgage loan became imminent. The issuing entity, however, may be unable to prevent the completion of any construction work in certain circumstances. In any such case, depending on the facts and circumstances at the time of any default, the issuing entity may be required to dispose or otherwise recover on the related mortgage loan other than by immediately acquiring the mortgaged property. In addition, any (i) net income from the operation of the mortgaged properties (other than qualifying “rents from real property”), (ii) rental income based on the net profits of a tenant or sub-tenant or allocable to a service that is non-customary in the area and for the type of property involved and (iii) rental income attributable to personal property leased in connection with a lease of real property, if the rent attributable to the personal property exceeds 15% of the total rent for the taxable year, will subject the Lower-Tier REMIC or the related Loan REMIC, as applicable, to federal tax (and possibly state or local tax) on such income at the corporate tax rate. No determination has been made whether any portion of the income from the mortgaged properties constitutes “rent from real property”. Any such imposition of tax will reduce the net proceeds available for distribution to holders of offered certificates. The special servicer (or, in the case of an outside serviced mortgage loan, the related outside special servicer) may permit the Lower-Tier REMIC or the related Loan REMIC, as applicable, to earn “net income from foreclosure property” that is subject to tax if it determines that the net after-tax benefit to certificateholders, the Uncertificated VRR Interest owners and any related companion loan holders, as a collective whole, could reasonably be expected to be greater than under another method of operating or leasing the mortgaged property. See “The Pooling and Servicing Agreement—Realization Upon Mortgage Loans—Standards for Conduct Generally in Effecting Foreclosure or the Sale of Defaulted Loans”. In addition, if the issuing entity were to acquire one or more mortgaged properties (or, in the case of an outside serviced mortgage loan, a beneficial interest in a mortgaged property) pursuant to a foreclosure or deed-in-lieu of foreclosure, upon acquisition of those mortgaged properties (or, in the case of an outside serviced mortgage loan, a beneficial interest in a mortgaged property), the issuing entity may in certain jurisdictions, particularly in New York, be required to pay state or local transfer or excise taxes upon liquidation of such properties. Such state or local taxes may reduce net proceeds available for distribution to the holders of offered certificates.

No Gross Up in Respect of the Offered Certificates Held by Non-U.S. Persons

To the extent that any withholding tax is imposed on payments of interest or other payments on any offered certificates, as a result of any change in applicable law or otherwise, there will be no obligation to make any “gross-up” payments to holders of offered certificates in respect of such taxes and such withholding tax would therefore result in a shortfall to affected holders of offered certificates. See “Material Federal Income Tax Consequences—Taxation of Certain Foreign Investors” and “—FATCA”.

Certain Federal Tax Considerations Regarding Original Issue Discount

Certain classes of certificates may be issued with original issue discount for federal income tax purposes. Original issue discount is taxable when it accrues rather than when it is received, which generally will result in recognition of taxable income in advance of the receipt of cash attributable to that income. Accordingly, investors must have sufficient sources of cash to pay any federal, state or local income taxes with regard to the original issue discount. See “Material Federal Income Tax Consequences—Taxation of the Regular Interests—Original Issue Discount” in this prospectus.

Changes to REMIC Restrictions on Loan Modifications May Impact an Investment in the Offered Certificates

Ordinarily, a grantor trust that modifies a mortgage loan jeopardizes its tax status as a grantor trust, and a REMIC that modifies a mortgage loan jeopardizes its tax status as a REMIC and risks having a 100% penalty tax being imposed on any income from the mortgage loan. A REMIC, and possibly a grantor trust, may avoid such consequences, however, if the default of such mortgage loan is “reasonably foreseeable” or other special circumstances apply.

The IRS has issued Revenue Procedure 2009-45 easing the tax requirements for a servicer to modify a commercial or multifamily mortgage loan held in a REMIC or a grantor trust by interpreting the circumstances when default is “reasonably foreseeable” to include those where the related servicer reasonably believes that there is a “significant risk of default” with respect to the mortgage loan upon maturity of the mortgage loan or at an earlier date, and that by making such modification the risk of default is substantially reduced. Accordingly, if the master servicer or the special servicer determined that a mortgage loan was at significant risk of default and permitted one or more modifications otherwise consistent with the terms of the pooling and servicing agreement, any such modification may impact the timing of payments and ultimate recovery on that mortgage loan, and likewise on one or more classes of offered certificates.

The IRS has also issued Revenue Procedure 2020-26 easing the tax requirements for a servicer to modify certain mortgage loans held in a REMIC or grantor trust by permitting certain forbearances (and related modifications) for up to 6 months that are agreed to by a borrower, between March 27, 2020 and December 31, 2020, and that are made under certain forbearance programs for borrowers experiencing a financial hardship due, directly or indirectly, to the COVID-19 emergency. The IRS subsequently issued Revenue Procedure 2021-12 which extends the December 31, 2020 expiration date for the safe harbors under Revenue Procedure 2020-26 until September 30, 2021. Under these revenue procedures, these forbearances (a) are not treated as resulting in a newly issued mortgage loan for purposes of Treasury Regulations section 1.860G-2(b)(1), (b) are not prohibited transactions under Code Section 860F(a)(2), (c) do not result in a deemed reissuance of related REMIC regular interests and (d) do not manifest a power to vary the investment of an investment trust under Treasury Regulations Section 301.7701-4(c). Accordingly, the master servicer or the special servicer may grant certain forbearances (and engage in related modifications) with respect to a Mortgage Loan in connection with the COVID-19 emergency, which may impact the timing of payments and ultimate recovery on the Mortgage Loan, and likewise on one or more classes of offered certificates. It is unclear whether the IRS will further extend the application of Revenue Procedure 2020-26 or issue new guidance for forbearances granted after September 30, 2021.

In addition, the IRS has issued final regulations under the REMIC provisions of the Code that allow a servicer to modify terms of REMIC-held mortgage loans that relate to changes in collateral, credit enhancement and recourse features, provided that after the modification the mortgage loan remains “principally secured by real property” (that is, as long as the loan continues to satisfy the “REMIC LTV Test”). In general, a mortgage loan meets the REMIC LTV Test if the loan-to-value ratio is no greater than 125%. One of the modifications covered by the final regulations is a release of a lien on one or more of the properties securing a REMIC-held mortgage loan. Following such a release, however, it may be difficult to demonstrate that a mortgage loan still meets the REMIC LTV Test. To provide relief for taxpayers, the IRS has issued Revenue Procedure 2010-30, which describes circumstances in which the IRS will not challenge whether a mortgage loan satisfies the REMIC LTV Test following a lien release. The lien releases covered by Revenue Procedure 2010-30 are “grandfathered transactions” and transactions in which the release is part of a “qualified paydown transaction.” If the value of the real property securing a mortgage loan were to decline, the need to comply with the rules of Revenue Procedure 2010-30 could restrict the special servicer’s actions in negotiating the terms of a workout or in allowing minor lien releases for cases in which a mortgage loan could fail the REMIC LTV Test following the release. This could impact the timing and ultimate recovery on a mortgage loan, and likewise on one or more classes of offered certificates. Further, if a mortgaged property becomes the subject of a partial condemnation and, after giving effect to the partial taking the mortgaged property has a loan-to-value ratio in excess of 125%, the related mortgage loan may be subject to being paid down by a “qualified amount” (within the meaning of Revenue Procedure 2010-30) notwithstanding the existence of a prepayment lockout period.

You should consider the possible impact on your investment of any existing REMIC or grantor trust restrictions as well as any potential changes to the tax rules governing REMICs or grantor trusts.

State, Local and Other Tax Considerations

In addition to the federal income tax consequences described under the heading “Material Federal Income Tax Consequences”, potential purchasers should consider the state and local, and any other, tax consequences of the acquisition, ownership and disposition of the offered certificates. State, local and other tax laws may differ substantially from the corresponding federal tax law, and this prospectus does not purport to describe any aspects of the tax laws of the states or localities, or any other jurisdiction, in which the mortgaged properties are located or of any other applicable state or locality or other jurisdiction.

It is possible that one or more jurisdictions may attempt to tax nonresident holders of offered certificates solely by reason of the location in that jurisdiction of the depositor, the trustee, the certificate administrator, the sponsors, a related borrower or a mortgaged property or on some other basis, may require nonresident holders of certificates to file returns in such jurisdiction or may attempt to impose penalties for failure to file such returns; and it is possible that any such jurisdiction will ultimately succeed in collecting such taxes or penalties from nonresident holders of offered certificates. We cannot assure you that holders of offered certificates will not be subject to tax in any particular state, local or other taxing jurisdiction.

If any tax or penalty is successfully asserted by any state, local or other taxing jurisdiction, none of the sponsors, the related borrower, or the parties to the pooling and servicing agreement will be obligated to indemnify or otherwise to reimburse the holders of certificates for such tax or penalty.

You should consult with your own tax advisor with respect to the various state and local, and any other, tax consequences of an investment in the offered certificates.

General Risk Factors

Combination or “Layering” of Multiple Risks May Significantly Increase Risk of Loss

Although the various risks discussed in this prospectus are generally described separately, you should consider the potential effects of the interplay of multiple risk factors. Where more than one significant risk factor is present, the risk of loss to an investor in the offered certificates may be significantly increased.

The Offered Certificates May Not Be a Suitable Investment for You

The offered certificates are not suitable investments for all investors. In particular, you should not purchase any class of offered certificates unless you understand and are able to bear the risk that the yield to maturity of, the aggregate amount and timing of distributions on, and the market value of the offered certificates are subject to material variability from period to period and give rise to the potential for significant loss over the life of the offered certificates. The interaction of the foregoing factors and their effects are impossible to predict and are likely to change from time to time. As a result, an investment in the offered certificates involves substantial risks and uncertainties and should be considered only by sophisticated institutional investors with substantial investment experience with similar types of securities and who have conducted appropriate due diligence on the mortgage loans, the mortgaged properties and the offered certificates.

The Volatile Economy, Credit Crisis and Downturn in the Real Estate Market Have Adversely Affected and May Continue to Adversely Affect the Value of CMBS

In recent years, the real estate and securitization markets, including the market for commercial mortgage-backed securities (“CMBS”), experienced significant dislocations, illiquidity and volatility. We cannot assure you that another dislocation in CMBS will not occur.

Any economic downturn may adversely affect the financial resources of borrowers under commercial mortgage loans and may result in their inability to make payments on, or refinance, their outstanding mortgage debt when due or to sell their mortgaged properties for an aggregate amount sufficient to pay off the outstanding debt when due. As a result, distributions of principal and interest on your offered certificates, and the value of your offered certificates, could be adversely affected.

Other External Factors May Adversely Affect the Value and Liquidity of Your Investment; Global, National and Local Economic Factors

Due to factors not directly relating to the offered certificates or the underlying mortgage loans, the market value of the offered certificates can decline even if the offered certificates, the mortgage loans or the mortgaged properties are performing at or above your expectations.

Global financial markets have in recent years experienced increased volatility due to uncertainty surrounding the level and sustainability of the sovereign debt of various countries. Much of this uncertainty has related to certain countries that participate in the European Monetary Union and whose sovereign debt is generally denominated in Euros, the common currency shared by members of that union. In addition, some economists, observers and market participants have expressed concerns regarding the sustainability of the monetary union and the common currency in their current form. Concerns regarding sovereign debt may emerge with respect to other countries at any time.

Furthermore, many state and local governments in the United States are experiencing, and are expected to continue to experience, severe budgetary strain. One or more states could default on their debt, or one or more significant local governments could default on their debt or seek relief from their debt under Title 11 of the United

States Code, as amended (the “Bankruptcy Code”) or by agreement with their creditors. Any or all of the circumstances described above may lead to further volatility in or disruption of the credit markets at any time.

Moreover, other types of events, domestic or international, may affect general economic conditions, consumer confidence and financial markets:

●

Wars, revolts, insurrections, armed conflicts, energy supply or price disruptions, terrorism, political crises, natural disasters, civil unrest and/or protests and man-made disasters may have an adverse effect on the mortgaged properties and/or your offered certificates;

●

Trading activity associated with indices of CMBS may drive spreads on those indices wider than spreads on CMBS, thereby resulting in a decrease in value of such CMBS, including your offered certificates, and spreads on those indices may be affected by a variety of factors, and may or may not be affected for reasons involving the commercial and multifamily real estate markets and may be affected for reasons that are unknown and cannot be discerned; and

●

The market value of your offered certificates also may be affected by many other factors, including the then-prevailing interest rates and market perceptions of risks associated with commercial mortgage lending. A change in the market value of the offered certificates may be disproportionately impacted by upward or downward movements in the current interest rates.

Investors should consider that the foregoing factors may adversely affect the performance of the mortgage loans and accordingly the performance of the offered certificates.

Legal and Regulatory Provisions Affecting Investors Could Adversely Affect the Liquidity and Other Aspects of the Offered Certificates

We make no representation as to the proper characterization of the offered certificates for legal investment, financial institution regulatory, financial reporting or other purposes, as to the ability of particular investors to purchase the offered certificates under applicable legal investment or other restrictions or as to the consequences of an investment in the offered certificates for such purposes or under such restrictions. Changes in federal banking and securities laws and other laws and regulations may have an adverse effect on issuers, investors or other participants in the asset-backed securities markets including the CMBS market. While the general effects of such changes are uncertain, regulatory or legislative provisions applicable to certain investors may have the effect of limiting or restricting their ability to hold or acquire CMBS, which in turn may adversely affect the ability of investors in the offered certificates who are not subject to those provisions to resell their certificates in the secondary market. For example:

●

Investors should be aware of certain requirements imposed by European Union (“EU”) and United Kingdom (“UK”) legislation in respect of investments in securitisations (as defined in the applicable legislation), including as follows.

●

EU legislation comprising Regulation (EU) 2017/2402 (as amended, the “EU Securitization Regulation”) and related regulatory technical standards and implementing technical standards imposes certain requirements (the “EU Due Diligence Requirements”) with respect to institutional investors (as defined in the EU Securitization Regulation), being (subject to certain conditions and exceptions) (a) institutions for occupational retirement provision; (b) credit institutions (as defined in Regulation (EU) No 575/2013, as amended (the “CRR”)); (c) alternative investment fund managers who manage and/or market alternative investment funds in the EU; (d) investment firms (as defined in the CRR); (e) insurance and reinsurance undertakings; and (f) management companies of UCITS funds (or internally managed UCITS); and the EU Due Diligence Requirements apply also to certain consolidated affiliates of such credit institutions and investment firms. Each such institutional investor and each relevant affiliate is referred to herein as an “EU Institutional Investor“.

●

UK legislation comprising Regulation (EU) 2017/2402, as it forms part of UK domestic law by virtue of the European Union (Withdrawal) Act 2018 (“EUWA”), and as amended by the Securitisation (Amendment) (EU Exit) Regulations 2019 (as amended, the “UK Securitization Regulation”) and certain related technical standards imposes certain requirements (the “UK Due Diligence

Requirements”) with respect to “institutional investors” (as defined in the UK Securitization Regulation), being (subject to certain conditions and exceptions): (a) insurance undertakings and reinsurance undertakings as defined in Section 417(1) of the Financial Services and Markets Act 2000 (as amended, “FSMA”); (b) occupational pension schemes as defined in section 1(1) of the Pension Schemes Act 1993 that have their main administration in the UK, and certain fund managers of such schemes appointed under section 34(2) of the Pensions Act 1995 that, in respect of activity undertaken pursuant to that appointment, are authorized for the purposes of section 31 of the FSMA; (c) alternative investment fund managers as defined in regulation 4(1) of the Alternative Investment Fund Managers Regulations 2013 which market or manage alternative investment funds in the UK; (d) UCITS as defined in Section 236A of the FSMA, which are authorized open ended investment companies as defined in Section 237(3) of the FSMA, and management companies as defined in 237(2) of the FSMA; and (e) CRR firms as defined in Article 4(1)(2A) of Regulation (EU) No 575/2013 as it forms part of UK domestic law by virtue of EUWA; and the UK Due Diligence Requirements apply also to certain consolidated affiliates of such CRR firms. Each such institutional investor and each relevant affiliate is referred to herein as a “UK Institutional Investor“. Certain temporary transitional arrangements are in effect, pursuant to directions made by the relevant UK regulators, with regard to the UK Due Diligence Requirements. Under such arrangements, until March 31, 2022, subject to applicable conditions and in certain respects, a UK Institutional Investor may be permitted to comply with a provision of the EU Securitization Regulation to which it would have been subject before the UK Securitization Regulation came into effect, in place of a corresponding provision of the UK Securitization Regulation.

●

In this prospectus: (a) the EU Securitization Regulation and the UK Securitization Regulation are referred to together as the “Securitization Regulations”; (b) the EU Due Diligence Requirements and the UK Due Diligence Requirements are referred to together as the ”SR Due Diligence Requirements”; (c) EU Institutional Investors and UK Institutional Investors are referred to together as ”SR Institutional Investors”; and (d) a reference to the ”applicable” Securitization Regulation or SR Due Diligence Requirements means, in relation to any SR Institutional Investor, as the case may be, the Securitization Regulation or the SR Due Diligence Requirements to which such SR Institutional Investor is subject. In addition, for the purpose of the following paragraph, a reference to a ”third country” means (i) in respect of an EU Institutional Investor and the EU Securitization Regulation, a country other than an EU member state, or (ii) in respect of a UK Institutional Investor and the UK Securitization Regulation, a country other than the UK.

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In the case of a securitization in respect of which (as in the case of this securitization transaction) each of the originator, the original lender, the sponsor and the securitization special purpose entity (as each such term is defined in the applicable Securitization Regulation) is established in a third country, an SR Institutional Investor is permitted by the applicable SR Due Diligence Requirements to invest in such securitization only if (amongst other things): (i) in each case, it has verified that the originator, sponsor or original lender retains, on an ongoing basis, a material net economic interest in the relevant securitization which, in any event, shall not be less than 5%, determined in accordance with Article 6 of the applicable Securitization Regulation, and discloses the risk retention to investors; (ii) in the case of an EU Institutional Investor, it has verified that the originator, the sponsor or the securitization special purpose entity has, where applicable, made available the information required by Article 7 of the EU Securitization Regulation, in accordance with the frequency and modalities provided for in such Article 7; (iii) in the case of a UK Institutional Investor, it has verified that the originator, sponsor or securitization special purpose entity has, where applicable, made available information which is substantially the same as that which it would have made available under Article 7 of the UK Securitization Regulation if it had been established in the UK, and has done so with such frequency and modalities as are substantially the same as those with which it would have made information available if it had been established in the UK; and (iv) in each case, it has verified that the originator or original lender grants all the credits giving rise to the underlying exposures on the basis of sound and well-defined criteria and clearly established processes for approving, amending, renewing and financing those credits and has effective systems in place to apply those criteria and processes in order to ensure that credit-granting is based on a thorough assessment of the obligor’s creditworthiness.

●

Failure to comply with the applicable SR Due Diligence Requirements may result in various penalties including, in the case of an SR Institutional Investor subject to regulatory capital requirements, the imposition of a punitive capital charge on the Certificates acquired by the relevant SR Institutional Investor.

●

Certain aspects of the SR Due Diligence Requirements and what is or will be required to demonstrate compliance to regulators remain unclear. Prospective investors should make themselves aware of the SR Due Diligence Requirements (and any corresponding implementing rules of their regulator), where applicable to them, in addition to any other applicable regulatory requirements with respect to their investment in the Certificates.

●

Prospective investors should be aware that none of the depositor, the underwriters, the originators, the sponsors, the issuing entity or their respective affiliates will retain a material net economic interest in this securitization transaction, or take any other action, in a manner prescribed by the EU Securitization Regulation or the UK Securitization Regulation. In particular, no such party will take any action that may be required by any prospective investor or certificateholder for the purposes of its compliance with any SR Due Diligence Requirements. In addition, the arrangements described under “Credit Risk Retention” have not been structured with the objective of enabling or facilitating compliance by any person with any requirement of the SR Due Diligence Requirements.

●

Consequently, the offered certificates may not be a suitable investment for any person that is now or may in the future be subject to any SR Due Diligence Requirements. As a result, the price and liquidity of the offered certificates in the secondary market may be adversely affected. This could adversely affect your ability to transfer your certificates or the price you may receive upon your sale of your certificates. Each investor should evaluate the impact such matters may have on it.

●

Changes in federal banking and securities laws, including those resulting from the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) enacted in the United States, may have an adverse effect on issuers, investors and other participants in the asset-backed securities markets. In particular, capital regulations, which were adopted by the U.S. banking regulators in July 2013 and began phasing in on January 1, 2014, implement (i) many aspects of the increased capital framework agreed upon by the Basel Committee on Banking Supervision (“BCBS”) in “Basel III: A Global Regulatory Framework for More Resilient Banks and Banking Systems” and also (ii) changes required by the Dodd-Frank Act. These capital regulations eliminate reliance on credit ratings and otherwise alter, and in most cases increase, the capital requirements imposed on depository institutions and their holding companies, including with respect to ownership of asset-backed securities such as CMBS. Additional phases of compliance began on January 1, 2015 and January 1, 2016, respectively. Further changes in capital requirements were announced by the BCBS in January 2016, and it is uncertain when such changes will be implemented in the United States. When fully implemented in the United States, these changes may have an adverse effect on investments in asset-backed securities. As a result of these regulations, investments in CMBS like the offered certificates by financial institutions subject to these regulations may result in greater capital charges to these financial institutions, and the treatment of CMBS for their regulatory capital purposes may otherwise be adversely affected. Such developments could reduce the attractiveness of investments in CMBS for such entities.

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The issuing entity will be relying on an exclusion or exemption from the definition of “investment company” under the Investment Company Act contained in Section 3(c)(5) of the Investment Company Act or Rule 3a-7 under the Investment Company Act, although there may be additional exclusions or exemptions available to the issuing entity. The issuing entity is being structured so as not to constitute a “covered fund” for purposes of the regulations adopted to implement Section 619 of the Dodd-Frank Act (such statutory provision, together with such implementing regulations, the “Volcker Rule”). The Volcker Rule generally prohibits “banking entities” (which is broadly defined to include U.S. banks and bank holding companies and many non-U.S. banking entities, together with their respective subsidiaries and other affiliates) from (i) engaging in proprietary trading, (ii) acquiring or retaining an ownership interest in or sponsoring a “covered fund” and (iii) entering into certain relationships with such funds. Under the Volcker Rule, unless otherwise jointly determined by specified federal regulators, a “covered fund” does not include an issuer that may rely on an exclusion or exemption from the definition of “investment company” under the Investment Company Act other than the exclusions contained in Section 3(c)(1) and Section 3(c)(7) of the Investment Company Act. The general effects of the Volcker Rule remain uncertain. Any prospective investor in the offered certificates, including a U.S. or foreign bank or a subsidiary or other affiliate thereof, should consult its own legal advisors regarding such matters and other effects of the Volcker Rule.

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The Financial Accounting Standards Board has adopted changes to the accounting standards for structured products. These changes, or any future changes, may affect the accounting for entities such as the issuing entity, could under certain circumstances require an investor or its owner generally to consolidate the assets of the issuing entity in its financial statements and record third parties’ investments in the issuing entity as liabilities of that investor or owner or could otherwise adversely affect the manner in which the investor or its owner must report an investment in commercial mortgage-backed securities for financial reporting purposes.

●	For purposes of the Secondary Mortgage Market Enhancement Act of 1984, as amended, no class of offered certificates will constitute “mortgage related securities.”

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In a number of cases that have been filed alleging certain violations of the Trust Indenture Act of 1939, as amended (the “TIA”), certain lower courts have held that the TIA was applicable to certain agreements similar to the Pooling and Servicing Agreement and that the mortgage-backed certificates issued pursuant to such agreements were not exempt under Section 304(a)(2) of the TIA. (See for example, Retirement Board of the Policemen’s Annuity and Benefit Fund of the City of Chicago v. The Bank of New York Mellon, 914 F.Supp.2d 422 (S.D.N.Y. Apr. 3, 2012), Policemen’s Annuity and Benefit Fund of the City of Chicago v. Bank of America, NA, et.al, 907 F.Supp.2d 536 (S.D.N.Y. Dec. 7, 2012) and American Fidelity Assurance Co. v. Bank of New York Mellon, No. Civ-11-1284-D, 2013 WL 6835277 (W.D. Okla. Dec. 26, 2013)). These rulings are contrary to more than three decades of market practice, as well as guidance regarding Section 304(a)(2) of the TIA that had previously been provided by the staff of the Division of Corporation Finance and that, prior to April 24, 2015, had been posted on the SEC’s website as Division of Corporation Finance Interpretive Response 202.01 (“CDI 202.01”). See also Harbor Financial, Inc., 1988 SEC No-Act. LEXIS 1463 (Oct. 31, 1988) (in which the SEC staff agreed that certificates evidencing an interest in a pool of mortgage loans could be issued without qualification of the issuing instrument under the TIA). On April 24, 2015, however, CDI 202.01 was withdrawn by the SEC staff without any indication of the reason for such withdrawal. On December 23, 2014, the United States Court of Appeals for the Second Circuit reversed the lower court’s ruling in Retirement Bd. of the Policemen’s Annuity and Benefit Fund regarding the applicability of the TIA to trusts governed by pooling and servicing agreements under New York law, holding that the mortgaged-backed securities at issue are exempt under Section 304(a)(2) of the TIA. See Retirement Board of the Policemen’s Annuity and Benefit Fund of the City of Chicago v. The Bank of New York Mellon, 775 F.3d 154 (2d Cir. 2014). The plaintiffs/appellants in that case filed a petition for rehearing en banc with the Second Circuit, which was denied on April 13, 2015, and such plaintiffs/appellants filed a petition for writ of certiorari to the United States Supreme Court on September 10, 2015, which was denied on January 11, 2016. In addition, on October 31, 2018, in the American Fidelity Assurance Co. case, the District Court for the Western District of Oklahoma granted summary judgment in favor of the defendant, relying on the rationale of the United States Court of Appeals for the Second Circuit to hold that the mortgage pass-through certificates in question are exempt from the TIA. The decision was affirmed on appeal in the United States Court of Appeals for the Tenth Circuit on July 7, 2020.

Further changes in federal banking and securities laws and other laws and regulations may have an adverse effect on issuers, investors, or other participants in the asset-backed securities markets (including the CMBS market) and may have an adverse effect on the liquidity, market value and regulatory characteristics of the offered certificates.

Accordingly, all investors whose investment activities are subject to legal investment laws and regulations, regulatory capital requirements, or review by regulatory authorities should consult with their own legal, accounting and other advisors in determining whether, and to what extent, the offered certificates will constitute legal investments for them or are subject to investment or other restrictions, unfavorable accounting treatment, capital charges or reserve requirements. See “Legal Investment”.

None of the issuing entity, the depositor, the underwriters, the mortgage loan sellers or any other party to the transaction makes any representation to any prospective investor or purchaser of the offered certificates regarding the regulatory capital treatment of their investment in the offered certificates on the closing date or at any time in the future.

In addition, this securitization transaction is structured to comply with the credit risk retention rules as and to the extent set forth under “Credit Risk Retention”. We cannot assure you that the retaining party or parties for any this securitization transaction will at all times satisfy such credit risk retention requirements. At this time, it is unclear what effect a failure of a retaining party to be in compliance with the credit risk retention rules at any time will have on the holders of offered certificates or the market value or liquidity of the offered certificates. Furthermore, notwithstanding any references in this prospectus to the credit risk retention rules, Regulation RR, the retaining party or other risk retention related matters, in the event the credit risk retention rules and/or Regulation RR (or any relevant portion thereof) are repealed or determined by applicable regulatory agencies to be no longer applicable to this securitization transaction, neither the retaining sponsor nor any other party will be required to comply with or act in accordance with the credit risk retention rules or Regulation RR (or such relevant portion thereof).

The Master Servicer, any Sub-Servicer or the Special Servicer May Have Difficulty Performing Under the Pooling and Servicing Agreement or a Related Sub-Servicing Agreement

Any economic downturn or recession, whether resulting from COVID-19 or otherwise, may adversely affect the master servicer’s, any subservicer’s or the special servicer’s ability to perform its duties under the pooling and servicing agreement or the related sub-servicing agreement, including, if applicable, performance as it relates to the making of debt service or property protection advances or the ability to effectively service the mortgage loans. Accordingly, this may adversely affect the performance of the mortgage loans or the performance of the offered certificates.

Book-Entry Registration Will Mean You Will Not Be Recognized as a Holder of Record

Your offered certificates will be issued in book-entry form through the facilities of the Depository Trust Company.

Your offered certificates will be initially represented by one or more certificates registered in the name of Cede & Co., as the nominee for DTC, and will not be registered in your name. As a result, you will not be recognized as a certificateholder, or holder of record of your offered certificates and—

●	you will be able to exercise your rights as a certificateholder only indirectly through the Depository Trust Company and its participating organizations;

●	you may have only limited access to information regarding your offered certificates;

●	you may suffer delays in the receipt of payments on your offered certificates; and

●	your ability to pledge or otherwise take action with respect to your offered certificates may be limited due to the lack of a physical certificate evidencing your ownership of those certificates.

See “Description of the Certificates—Delivery, Form, Transfer and Denomination—Book-Entry Registration”.

Description of the Mortgage Pool

General

The issuing entity with respect to the Certificates and the Uncertificated VRR Interest will be Benchmark 2021-B27 Mortgage Trust (the “Issuing Entity”). The assets of the Issuing Entity will primarily consist of a pool (the “Mortgage Pool”) of 47 fixed rate commercial mortgage loans (collectively (including, without limitation, any REO Mortgage Loan), the “Mortgage Loans”) with an aggregate principal balance as of the Cut-off Date after deducting payments of principal due on such respective dates, of approximately $1,093,912,985 (with respect to each Mortgage Loan, the “Cut-off Date Balance” and, in the aggregate, the ”Initial Pool Balance”). The “Cut-off Date” with respect to each Mortgage Loan is its respective due date in June 2021 (or, in the case of any Mortgage Loan that has its first due date subsequent to June 2021, the date that would have been its due date in June 2021 under the terms of that Mortgage Loan if a Monthly Payment were scheduled to be due in that month).

Each Mortgage Loan is (i) evidenced by one or more promissory notes or similar evidence of indebtedness (each, a “Mortgage Note”) and (ii) secured by (or, in the case of an indemnity deed of trust, backed by a guaranty that is secured by) a mortgage, deed of trust or other similar security instrument (a “Mortgage”) creating a first lien on a fee simple and/or leasehold interest in a commercial, multifamily or manufactured housing community property (each, a “Mortgaged Property”) (or, in certain cases, secured by multiple Mortgages encumbering a portfolio of Mortgaged Properties).

When information presented in this prospectus with respect to the Mortgaged Properties is expressed as a percentage of the Initial Pool Balance, if a Mortgage Loan is secured by more than one Mortgaged Property, the percentages are based on an allocated loan amount that has been assigned to each of the related Mortgaged Properties based upon one or more of the related appraised values, the relative underwritten net cash flow or prior allocations reflected in the related Mortgage Loan documents as set forth on Annex A.

The Mortgage Loans are generally non-recourse loans. In the event of a borrower default on a non-recourse Mortgage Loan, recourse may be had only against the specific Mortgaged Property(ies) and the other limited assets securing the Mortgage Loan, and not against the borrower’s other assets. The Mortgage Loans are not insured or guaranteed by the Sponsors, the Mortgage Loan Sellers or any other person or entity unrelated to the respective borrower. You should consider all of the Mortgage Loans to be non-recourse loans as to which recourse in the case of default will be limited to the specific property and other assets, if any, pledged to secure the related Mortgage Loan.

Nine (9) Mortgage Loans (collectively 40.5%) (each such Mortgage Loan, a “Split Mortgage Loan”), are each part of a split loan structure (a “Loan Combination”). A Loan Combination consists of the particular Split Mortgage Loan to be included in the Issuing Entity and one or more “companion loans” (each, a “Companion Loan”) that will be held outside the Issuing Entity. If a Companion Loan is pari passu in right of payment to the related Split Mortgage Loan, it may be referred to in this prospectus as a “Pari Passu Companion Loan” and the related Loan Combination may be referred to in this prospectus as a ”Pari Passu Loan Combination“. If a Companion Loan is subordinate in right of payment to the related Split Mortgage Loan, it may be referred to in this prospectus as a “Subordinate Companion Loan” and the related Loan Combination may be referred to in this prospectus as an ”AB Loan Combination“. If a Loan Combination includes both a Pari Passu Companion Loan and a Subordinate Companion Loan, then such Loan Combination may be referred to in this prospectus as a “Pari Passu-AB Loan Combination” and the discussions in this prospectus regarding both Pari Passu Loan Combinations and AB Loan Combinations will be applicable to such Loan Combination. The subject Split Mortgage Loan and its related Companion Loan(s) comprising any particular Loan Combination are: (i) each evidenced by one or more separate promissory notes; (ii) obligations of the same borrower(s); (iii) cross-defaulted; and (iv) collectively secured by the same mortgage(s) and/or deed(s) of trust encumbering the related Mortgaged Property or portfolio of Mortgaged Properties. Only each Split Mortgage Loan is included in the Issuing Entity. No Companion Loan is an asset of the Issuing Entity. See ”—The Loan Combinations” below for more information regarding the identity of, and certain other information regarding, the Loan Combinations, as well as rights of the holders of the Companion Loans and the servicing and administration of the Loan Combinations that will not be serviced under the pooling and servicing agreement for this transaction.

The Mortgage Loans were originated or acquired by the mortgage loan sellers (or will be acquired, on or prior to the Closing Date, by the mortgage loan sellers) set forth in the following chart (collectively, the “Mortgage

Loan Sellers”), and such entities will sell their respective Mortgage Loans to the Depositor, which will in turn transfer the Mortgage Loans to the Issuing Entity:

Mortgage Loan Sellers

Mortgage Loan Seller	Number of Mortgage Loans	Aggregate Cut-off Date Balance of Mortgage Loans	Approx. % of Initial Pool Balance
Citi Real Estate Funding Inc. (“CREFI”)	22 (the “CREFI Mortgage Loans”)	$405,825,154	37.1%
JPMorgan Chase Bank, National Association (“JPMCB”)	7 (the “JPMCB Mortgage Loans”)(1)	232,310,000	21.2
Goldman Sachs Mortgage Company (“GSMC”)	9 (the “GSMC Mortgage Loans”)(1)	218,572,228	20.0
German American Capital Corporation (“GACC”)	8 (the “GACC Mortgage Loans”)(1)	153,205,603	14.0
GSMC / GACC / JPMCB	1(2)	84,000,000	7.7
Total	47	$1,093,912,985	100.0%

(1)

Except as otherwise indicated, references to: (i) “GSMC Mortgage Loan(s)” also include the GSMC Burlingame Point Notes (as defined below); (ii) “GACC Mortgage Loan(s)” also include the GACC Burlingame Point Notes (as defined below) and (iii) “JPMCB Mortgage Loan(s)” also include the JPMCB Burlingame Point Note (as defined below).

(2)

The Burlingame Point Mortgage Loan (7.7%) is part of a Loan Combination as to which separate notes are being sold by GSMC, GACC and JPMCB. The Burlingame Point Loan Combination was co-originated by Goldman Sachs Bank USA, DBR Investments Co. Limited and JPMCB. The Burlingame Point Mortgage Loan is evidenced by five (5) promissory notes: (i) notes A-1-C-4 and A-1-C-5, with an aggregate Cut-off Date Balance of $40,000,000, as to which GSMC is acting as Mortgage Loan Seller (the “GSMC Burlingame Point Notes”); (ii) notes A-2-C-3 and A-2-C-4, with an aggregate Cut-off Date Balance of $26,000,000, as to which GACC is acting as Mortgage Loan Seller (the “GACC Burlingame Point Notes”); and (iii) note A-3-C-3, with a Cut-off Date Balance of $18,000,000, as to which JPMCB is acting as Mortgage Loan Seller (the “JPMCB Burlingame Point Note”).

The Sponsors originated (or co-originated) the Mortgage Loans or acquired (or, on or prior to the Closing Date, will acquire) the Mortgage Loans, directly or indirectly, from the originators as set forth in the following chart:

Originators

Originator	Sponsor	Number of Mortgage Loans	Aggregate Principal Balance of Mortgage Loans	Approx. % of Initial Pool Balance
Citi Real Estate Funding Inc.	Citi Real Estate Funding Inc.	22	$405,825,154	37.1%
JPMorgan Chase Bank, National Association(1)	JPMorgan Chase Bank, National Association	7	232,310,000	21.2
Goldman Sachs Bank USA(2)(3)	Goldman Sachs Mortgage Company(2)	9	218,572,228	20.0
DBR Investments Co. Limited(4)	German American Capital Corporation(3)	6	105,545,603	9.6
Goldman Sachs Bank USA(2)(5) / DBR Investments Co. Limited(4)(5) / JPMorgan Chase Bank, National Association(5)	Goldman Sachs Mortgage Company(1)(4) / German American Capital Corporation(3)(4) / JPMorgan Chase Bank, National Association(4)	1	84,000,000	7.7
Ladder Capital Finance LLC(6)	German American Capital Corporation(5)	2	47,660,000	4.4
	Total	47	$1,093,912,985	100.0%

(1)	The 375 Pearl Street Mortgage Loan (6.0%) is part of a Loan Combination that was co-originated by Wells Fargo Bank, National Association and JPMCB.
(2)	GSMC has acquired or will acquire the Mortgage Loans or portions thereof that were originated or co-originated by Goldman Sachs Bank USA on or prior to the Closing Date.
(3)

The Equus Industrial Portfolio Mortgage Loan (6.2%) is part of a Loan Combination that was co-originated by Goldman Sachs Bank USA, Morgan Stanley Bank, N.A. and Morgan Stanley Mortgage Capital Holdings LLC.

(4)	GACC has acquired or will acquire the Mortgage Loans or portions thereof that were originated, co-originated or acquired by its affiliate, DBR Investments Co. Limited, on or prior to the Closing Date.
(5)

The Burlingame Point Mortgage Loan (7.7%) is comprised of separate notes that are being sold by GSMC, GACC and JPMCB. The Burlingame Point Mortgage Loan was co-originated by Goldman Sachs Bank USA, DBR Investments Co. Limited and JPMCB. The Burlingame Point Mortgage Loan is evidenced by five (5) promissory notes: (i) the GSMC Burlingame Point Notes, with an aggregate Cut-off Date Balance of $40,000,000, as to which GSMC is acting as Mortgage Loan Seller; (ii) the GACC Burlingame Point Notes, with an aggregate Cut-off Date

Balance of $26,000,000, as to which GACC is acting as Mortgage Loan Seller; and (iii) the JPMCB Burlingame Point Note, with a Cut-off Date Balance of $18,000,000, as to which JPMCB is acting as Mortgage Loan Seller.

(6)

German American Capital Corporation has acquired or will acquire the Mortgage Loans or portions thereof (namely, O’Reilly Auto Parts Portfolio (3.7%) and Greenpoint Portfolio (0.6%)) that were originated or co-originated by Ladder Capital Finance LLC on or prior to the closing date.

CREFI, Goldman Sachs Bank USA, DBR Investments Co. Limited, Morgan Stanley Bank, N.A. and JPMCB are referred to in this prospectus as originators.

Citigroup Commercial Mortgage Securities Inc. (the “Depositor”) will acquire the Mortgage Loans from each of CREFI, GSMC, GACC and JPMCB (collectively, the “Sponsors”) on or about June 29, 2021 (the “Closing Date”) pursuant to a separate Mortgage Loan Purchase Agreement (as defined under “The Mortgage Loan Purchase Agreements” below) between the Depositor and each such Mortgage Loan Seller. The Depositor will cause the Mortgage Loans in the Mortgage Pool to be assigned to the Trustee pursuant to the Pooling and Servicing Agreement (as defined under “The Pooling and Servicing Agreement” below).

Certain Calculations and Definitions

This prospectus sets forth certain information with respect to the Mortgage Loans and the Mortgaged Properties. The sum in any column of the tables presented on Annex A, Annex B and Annex C to this prospectus may not equal the indicated total due to rounding. The information on Annex A, Annex B and Annex C to this prospectus with respect to the Mortgage Loans (or any Loan Combination, if applicable) and the Mortgaged Properties is based upon the Mortgage Pool as it is expected to be constituted as of the close of business on the Closing Date, assuming that (i) all scheduled principal and interest payments due on or before the Cut-off Date will be made, (ii) there will be no principal prepayments on or before the Closing Date, and (iii) each Mortgage Loan with an Anticipated Repayment Date pays in full on its related Anticipated Repayment Date. When information presented in this prospectus with respect to the Mortgaged Properties is expressed as a percentage of the Initial Pool Balance, the percentages are, in the case of multiple Mortgaged Properties securing the same Mortgage Loan, based on an allocated loan amount that has been assigned to the related Mortgaged Properties based upon one or more of the related appraised values, the relative underwritten net cash flow or prior allocations reflected in the related Mortgage Loan documents as set forth on Annex A to this prospectus. The statistics on Annex A, Annex B and Annex C to this prospectus were primarily derived from information provided to the Depositor by each Sponsor, which information may have been obtained from the borrowers.

With respect to any Split Mortgage Loan, all debt service coverage ratio, debt yield and loan-to-value ratio information presented in this prospectus is calculated and presented in a manner that reflects the aggregate indebtedness evidenced by the subject Split Mortgage Loan and any related Pari Passu Companion Loan, but without regard to any related Subordinate Companion Loan.

From time to time, a particular Mortgaged Property or portfolio of Mortgaged Properties may be identified in this prospectus by name (for example, the Burlingame Point Mortgaged Property); when that occurs, we are referring to the Mortgaged Property or portfolio of Mortgaged Properties identified by that name on Annex A to this prospectus. From time to time, a particular Mortgage Loan or Loan Combination may be identified in this prospectus by name (for example, the Burlingame Point Mortgage Loan or the Burlingame Point Loan Combination); when that occurs, we are referring to the Mortgage Loan or Loan Combination, as the case may be, secured by the Mortgaged Property or portfolio of Mortgaged Properties identified by that name on Annex A to this prospectus. From time to time, a particular Companion Loan may be identified by name (for example, a Burlingame Point Companion Loan); when that occurs, we are referring to the (or, if applicable, an individual) Companion Loan secured by the Mortgaged Property or portfolio of Mortgaged Properties identified by that name on Annex A to this prospectus. With respect to any Split Mortgage Loan, when the name of a related Mortgaged Property or portfolio of Mortgaged Properties identified on Annex A to this prospectus (for example, Burlingame Point) is combined with any Loan Combination-related defined term (for example, Burlingame Point Companion Loan Holder), reference is being made to such combined term (for example, “Burlingame Point Companion Loan Holder”) as it relates to that particular Split Mortgage Loan or the related Loan Combination as if it were so defined in this prospectus.

Unless otherwise specified or otherwise indicated by the context, any parenthetical with a percentage next to the name of a Mortgaged Property (or the name of a portfolio of Mortgaged Properties) indicates the approximate percentage (or approximate aggregate percentage) that the outstanding principal balance of the related Mortgage

Loan (or, if applicable, the allocated loan amount with respect to such Mortgaged Property) represents of the Initial Pool Balance (the foregoing will also apply to the identification of multiple Mortgaged Properties by name or as a group), and any parenthetical with a percentage next to the name of a Mortgage Loan or a group of Mortgage Loans indicates the approximate percentage (or approximate aggregate percentage) that the outstanding principal balance of such Mortgage Loan or the aggregate outstanding principal balance of such group of Mortgage Loans, as applicable, represents of the Initial Pool Balance (the foregoing will also apply to the identification of multiple Mortgage Loans by name or as a group).

With respect to each Mortgaged Property, the appraisal of such Mortgaged Property, the Phase I environmental report, any Phase II environmental report and any seismic or property condition report obtained in connection with origination (each, a “Third Party Report”) were prepared prior to the date of this prospectus. The information included in the Third Party Reports may not reflect the current economic, competitive, market and other conditions with respect to the Mortgaged Properties. The Third Party Reports may be based on assumptions regarding market conditions and other matters as reflected in those Third Party Reports. The opinions of value rendered by the appraisers in the appraisals are subject to the assumptions and conditions set forth in those appraisals.

Certain appraisals were prepared prior to the COVID-19 outbreak and do not account for the effects of the pandemic on the related Mortgaged Properties. In addition, more recent appraisals may not reflect the complete effects of the COVID-19 pandemic on the related mortgaged properties as the cumulative impact of the pandemic may not be known for some time. Similarly, net operating income and occupancy information used in underwriting the Mortgage Loans may not reflect current conditions, and in particular, the effects of the COVID-19 pandemic. As a result, appraised values, net operating income, occupancy, and related metrics, such as loan-to-value ratios, debt service coverage ratios and debt yields, may not accurately reflect the current conditions at the Mortgaged Properties. See “Risk Factors—Special Risks—The Coronavirus Pandemic Has Adversely Affected the Global Economy and May Adversely Affect the Performance of the Mortgage Loans”.

“ADR” means, for any hospitality property, average daily rate.

“Allocated Cut-off Date Loan Amount” means, in the case of Mortgage Loans secured by multiple Mortgaged Properties, the allocated Cut-off Date Balance for each Mortgaged Property based on an allocated loan amount that has been assigned to the related Mortgaged Properties based upon the related Mortgage Loan documents or one or more of the related appraised values, the relative underwritten net cash flow or prior allocations reflected in the related Mortgage Loan documents; provided that with respect to any Loan Combination secured by a portfolio of Mortgaged Properties, the Allocated Cut-off Date Loan Amount represents only the pro rata portion of the related Mortgage Loan principal balance amount relative to the related Loan Combination principal balance. Information presented in this prospectus (including Annex A and Annex B) with respect to the Mortgaged Properties expressed as a percentage of the Initial Pool Balance reflects the Allocated Cut-off Date Loan Amount allocated to such Mortgaged Property as of the Cut-off Date.

“Annual Debt Service” means, for any Mortgage Loan or Companion Loan, the current annualized debt service payable on such Mortgage Loan or Companion Loan as of June 2021 (or, in the case of any Mortgage Loan or Companion Loan that has its first Due Date subsequent to June 2021, the anticipated annualized debt service payable on such Mortgage Loan or Companion Loan as of June 2021); provided that with respect to each Mortgage Loan with a partial interest-only period, the Annual Debt Service is calculated based on the debt service due under such Mortgage Loan during the amortization period.

“Appraised Value” means, for each of the Mortgaged Properties and any date of determination, the most current appraised value of such Mortgaged Property as determined by an appraisal of the Mortgaged Property and in accordance with MAI standards, as set forth under ”Appraised Value” on Annex A to this prospectus. With respect to each Mortgaged Property, the Appraised Value set forth in this prospectus and on Annex A or Annex B to this prospectus is an ”as-is” appraised value (which may contain certain assumptions, including extraordinary assumptions), unless otherwise specified below, and is in each case as determined by an appraisal made not more than six (6) months prior to the origination date of the related Mortgage Loan, as described under ”Appraisal Date” on Annex A to this prospectus. For the Appraised Values on a property-by-property basis, see Annex A to this prospectus and the related footnotes.

In the following cases, the Appraised Value set forth in this prospectus and on Annex A or Annex B to this prospectus is not the “as-is” appraised value, but is instead calculated based on the condition(s) set forth below, or reflects the “as-is” appraised value for the entire portfolio of Mortgaged Properties (which represents more than the sum of the “as-is” appraised value of the individual Mortgaged Properties) or reflects an “as-is” appraised value that has been determined inclusive of an upward adjustment or of certain “extraordinary” assumptions):

●

With respect to the Burlingame Point Mortgage Loan (7.7%), the Appraised Value is based on the “Hypothetical Market Value As If Stabilized” appraised value of $1,000,000,000 as of January 14, 2021, which assumes that the outstanding leasing costs, construction costs, gap rent and rent abatement are paid/accrued, and that the rent commencement date for Building 3, Building 4 and a building used for certain amenity purposes (the “Amenity Space”) is February 1, 2021. The “as-is” appraised value of the Mortgaged Property as of January 14, 2021 is $900,000,000.

●

With respect to the Equus Industrial Portfolio Mortgage Loan (6.2%), the Appraised Value is based on the “as-is” portfolio appraised value of $615,720,000, which is inclusive of an approximately 5.5% portfolio premium of $32,330,000. The aggregate value of the related Mortgaged Properties without the portfolio premium is $583,390,000.

●

With respect to the 375 Pearl Street Mortgage Loan (6.0%), the Appraised Value is based on the “Hypothetical Market Value” of $365,000,000 as of May 1, 2021, which assumes that contractually obligated free rent, tenant improvements, and capital improvements have been escrowed. At loan origination, the borrower reserved $5,845,670 in connection with the foregoing. The “as-is” appraised value of the Mortgaged Property as of May 1, 2021 is $360,000,000.

●

With respect to the Amazon Seattle Mortgage Loan (4.7%), the Appraised Value of the Mortgaged Property is the “Hypothetical As-Is” Appraised Value of $670,000,000 as of March 4, 2021, which assumes the building is stabilized as of the effective date with all remaining tenant improvements, leasing commissions and gap rent for the Amazon.com Services LLC expansion space and the retail spaces paid. Such value was determined assuming $14,988,203 of reserves for tenant improvements and $3,158,534 of reserves for leasing commissions are in place. At origination, approximately $13,403,164 was reserved for tenant improvements and approximately $3,018,247 was reserved for leasing commissions, for the Amazon.com Services LLC lease and for the lease for a retail tenant. The “as-is” appraised value of the Mortgaged Property as of March 4, 2021 was $644,000,000.

●

With respect to the O’Reilly Auto Parts Portfolio Mortgage Loan (3.7%), the Appraised Value of the Mortgaged Properties represents the aggregate “As Is Portfolio” appraised value of the Mortgaged Properties of $72,600,000, including an approximately 2.9% portfolio premium. The aggregate “as-is” appraised value of the Mortgaged Properties without the portfolio premium is $70,550,000.

●

With respect to the Chase Tower Mortgage Loan (2.6%), the Appraised Value represents a “Hypothetical Market Value As Is Assuming Up-Front Reserves/Escrow Allocations” as of March 2, 2021, which assumes that up-front reserves associated with outstanding lease up costs and capital expenditures as well as future expected tenant improvements and leasing commissions are accounted for in the discounted cash flow. At loan origination, the borrower reserved $4,000,000 in connection with the foregoing. The “as-is” appraised value of the Mortgaged Property as of March 2, 2021 is $37,900,000.

●

With respect to the All World Storage Romeoville Mortgage Loan (1.4%), the Appraised Value of the Mortgaged Property is a “prospective market value upon completion” of $22,850,000 as of May 30, 2021 and which assumes that after origination, the Mortgaged Property’s container units will be permanently affixed to the ground via a fortified anchoring system at a reported cost of $250,000, and in doing so, the units will be considered as real estate rather than personal property. The “as-is” appraised value of the Mortgaged Property as of April 12, 2021 was $8,550,000.

●	With respect to the University Blvd MOB Mortgage Loan (1.0%), the Appraised Value of $15,500,000 represents a “Hypothetical Market Value As If - Escrows Funded” as of April 23, 2021, which assumes that certain funds such as tenant improvements and leasing commissions will be reserved at closing. At loan origination, the borrower reserved $108,987 for free rent and $728,986 for outstanding tenant improvements and leasing commissions in connection with the foregoing. The “as-is” appraised value of the Mortgaged Property as of April 23, 2021 is $14,600,000.

●

With respect to the 654 Broadway Mortgage Loan (0.6%), the Appraised Value is based on the “Market Value As-Is” appraised value of $10,400,000 as of April 21, 2021, which assumes (i) the completion of certain proposed improvements in a timely and workmanlike manner under a budget of $190,879 by approximately November 1, 2021, (ii) the owners of the Mortgaged Property will complete the necessary permits and documentation to allow them to sub-divide the fourth floor unit and reset the legal rent as a result of creating two new units with new perimeters and dimensions and (iii) the fourth floor units will be leased to qualified tenants.

“ARD” means, with respect to any Mortgage Loan or Companion Loan, any related Anticipated Repayment Date.

“Balloon Balance” means, with respect to any Mortgage Loan or Companion Loan, the principal balance scheduled to be due on such Mortgage Loan or Companion Loan at maturity or any related Anticipated Repayment Date assuming that all monthly debt service payments are timely received and there are no prepayments or defaults.

“Crossed Group” means each group of Mortgage Loans in the Mortgage Pool that are cross-collateralized and cross-defaulted with each other (either individually or as part of a Pari Passu Loan Combination), if any. Each Crossed Group, if any, is identified by a separate letter on Annex A to this prospectus.

“Cut-off Date LTV Ratio” or ”Cut-off Date Loan-to-Value Ratio” generally means, with respect to any Mortgage Loan, the ratio, expressed as a percentage of (1) the Cut-off Date Balance of that Mortgage Loan set forth on Annex A to this prospectus divided by (2) the Appraised Value of the related Mortgaged Property or portfolio of Mortgaged Properties set forth on Annex A to this prospectus, except as set forth below:

●

with respect to any Split Mortgage Loan with a Pari Passu Companion Loan, the calculation of the Cut-off Date LTV Ratio is based on the aggregate principal balance of such Split Mortgage Loan and the related Pari Passu Companion Loan(s);

●

with respect to any Split Mortgage Loan with a Subordinate Companion Loan, the calculation of the Cut-off Date LTV Ratio does not include the principal balance of the related Subordinate Companion Loan(s), unless otherwise indicated; and

●

with respect to each Mortgage Loan secured by the Mortgaged Properties or portfolio of Mortgaged Properties identified in the table below, the Cut-off Date LTV Ratio was calculated based on the related Cut-off Date Balance less a related earnout or holdback reserve, divided by the related Appraised Value set forth on Annex A to this prospectus:

Mortgaged Property Name	Approx. % of Initial Pool Balance	Unadjusted Cut-off Date LTV Ratio	Earnout or Holdback Amount	Cut-off Date LTV Ratio
Mission Promenade	1.0%	65.0%	$750,000	60.3%

●

with respect to each Mortgage Loan secured by the Mortgaged Properties or portfolio of Mortgaged Properties identified in the table below, the Cut-off Date LTV Ratio was calculated using the related Appraised Value set forth on Annex A to this prospectus, which is subject to certain adjustments and/or assumptions as described under the definition of “Appraised Value” above:

Mortgaged Property Name	Approx. % of Initial Pool Balance	Cut-off Date LTV Ratio (Appraised Value)	Appraised Value	Cut-off Date LTV Ratio (Unadjusted “as- is” appraised value)(1)	Unadjusted “as-is” appraised value(1)
Burlingame Point	7.7%	38.0%	$1,000,000,000	42.2%	$900,000,000
Equus Industrial Portfolio	6.2%	37.8%	$615,720,000	39.9%	$583,390,000
375 Pearl Street	6.0%	60.3%	$365,000,000	61.1%	$360,000,000
Amazon Seattle	4.7%	35.1%	$670,000,000	36.5%	$644,000,000
O’Reilly Auto Parts Portfolio	3.7%	56.5%	$72,600,000	58.1%	$70,550,000
Chase Tower	2.6%	65.0%	$43,400,000	74.4%	$37,900,000
All World Storage Romeoville	1.4%	64.8%	$22,850,000	173.3%	$8,550,000
University Blvd MOB	1.0%	71.6%	$15,500,000	76.0%	$14,600,000

(1)

Reflects the Appraised Value set forth on Annex A to this prospectus, discounting the adjustments and/or assumptions with respect to such Mortgage Loans set forth in the definition of “Appraised Value” above.

“Debt Yield on Underwritten Net Cash Flow” or ”Debt Yield on Underwritten NCF” means, with respect to any Mortgage Loan, the related Underwritten Net Cash Flow divided by the Cut-off Date Balance of that Mortgage Loan, except as set forth below:

●

with respect to any Split Mortgage Loan with a Pari Passu Companion Loan, the calculation of the Debt Yield on Underwritten Net Cash Flow is based on the aggregate principal balance of such Split Mortgage Loan and the related Pari Passu Companion Loan(s);

●

with respect to any Split Mortgage Loan with a Subordinate Companion Loan, the calculation of the Debt Yield on Underwritten Net Cash Flow does not include the principal balance of the related Subordinate Companion Loan(s); and

●

with respect to each Mortgage Loan secured by the Mortgaged Properties or portfolio of Mortgaged Properties identified in the table below, the Debt Yield on Underwritten Net Cash Flow was calculated based on the related Underwritten Net Cash Flow divided by the related Cut-off Date Balance less a related earnout or holdback reserve:

Mortgaged Property Name	Approx. % of Initial Pool Balance	Unadjusted Debt Yield on Underwritten NCF	Earnout or Holdback Amount	Debt Yield on Underwritten NCF
Mission Promenade	1.0%	10.3%	$750,000	11.0%

“Debt Yield on Underwritten Net Operating Income” or ”Debt Yield on Underwritten NOI” means, with respect to any Mortgage Loan, the related Underwritten Net Operating Income divided by the Cut-off Date Balance of that Mortgage Loan, except as set forth below:

●

with respect to any Split Mortgage Loan with a Pari Passu Companion Loan, the calculation of the Debt Yield on Underwritten Net Operating Income is based on the aggregate principal balance of such Split Mortgage Loan and the related Pari Passu Companion Loan(s);

●

with respect to any Split Mortgage Loan with a Subordinate Companion Loan, the calculation of the Debt Yield on Underwritten Net Operating Income does not include the principal balance of the related Subordinate Companion Loan(s); and

●

with respect to each Mortgage Loan secured by the Mortgaged Properties or portfolio of Mortgaged Properties identified in the table below, the Debt Yield on Underwritten Net Operating Income was calculated based on the related Underwritten Net Operating Income divided by the related Cut-off Date Balance less a related earnout or holdback reserve:

Mortgaged Property Name	Approx. % of Initial Pool Balance	Unadjusted Debt Yield on Underwritten NOI	Earnout or Holdback Amount	Debt Yield on Underwritten NOI
Mission Promenade	1.0%	10.5%	$750,000	11.4%

 “DSCR,” “Debt Service Coverage Ratio,” “Cut-off Date DSCR“, “Underwritten NCF DSCR” or ”UW NCF DSCR” generally means, for any Mortgage Loan, the ratio of Underwritten Net Cash Flow produced by the related Mortgaged Property or Mortgaged Properties to the aggregate amount of the Annual Debt Service, except as set forth below:

●

with respect to any Split Mortgage Loan with a Pari Passu Companion Loan, the calculation of the DSCR is based on the Annual Debt Service that is due in connection with such Split Mortgage Loan and the related Pari Passu Companion Loan(s); and

●

with respect to any Split Mortgage Loan with a Subordinate Companion Loan, the calculation of DSCR does not include the monthly debt service that is due in connection with the Subordinate Companion Loan(s), unless expressly stated otherwise.

“Hard Lockbox” means an account into which either (i) the related borrower is required to direct the tenants to pay rents directly to a lockbox account controlled by the lender, or (ii) in the case of hospitality, mixed use, multifamily and manufactured housing community properties, all credit card receivables, cash, checks and ”over the counter” receipts are required to be deposited into a lockbox account controlled by the lender either directly (in the case of credit card receivables for certain properties) or by an unaffiliated property manager; provided, that in the case of certain flagged hospitality properties, such unaffiliated property manager may instead be required to deposit only the portion of such revenue that is payable to the borrower, which may be net of hotel reserves, management fees and operating expenses that are payable to the property manager.

“In-Place Cash Management” means, for funds directed into a lockbox, such funds are generally not made immediately available to the related borrower, but instead are forwarded to a cash management account controlled by the lender and the funds are disbursed according to the related Mortgage Loan documents with any excess remitted to the related borrower or master tenant (unless an event of default or one or more specified trigger events under the related Mortgage Loan documents have occurred and are outstanding) generally on a daily basis.

“Largest Tenant” means, with respect to any Mortgaged Property, the tenant occupying the largest amount of net rentable square footage.

“Largest Tenant Lease Expiration” means the date at which the applicable Largest Tenant’s lease is scheduled to expire.

“Loan Per Unit” means the principal balance per unit of measure as of the Cut-off Date.

“Maturity Date/ARD LTV Ratio“, “Maturity Date/ARD Loan-to-Value Ratio” or ”LTV Ratio at Maturity/ARD” means, with respect to any Mortgage Loan, the ratio, expressed as a percentage of (1) the Balloon Balance of a Mortgage Loan as adjusted to give effect to the amortization of the applicable Mortgage Loan as of its maturity date, assuming no prepayments or defaults, divided by (2) the Appraised Value of the related Mortgaged Property or portfolio of Mortgaged Properties shown on Annex A to this prospectus, except as set forth below:

●

with respect to any Split Mortgage Loan with a Pari Passu Companion Loan, the calculation of the Maturity Date/ARD LTV Ratio is based on the aggregate Balloon Balance of such Split Mortgage Loan and the related Pari Passu Companion Loan(s);

●

with respect to any Split Mortgage Loan with a Subordinate Companion Loan, the calculation of the Maturity Date/ARD LTV Ratio does not include the principal balance of the related Subordinate Companion Loan(s), unless otherwise indicated; and

●	with respect to each Mortgage Loan secured by the Mortgaged Properties or portfolio of Mortgaged Properties identified in the table below, the Maturity Date/ARD LTV Ratio was calculated using the related Appraised Value set forth on Annex A to this prospectus; which is subject to certain adjustments and/or assumptions as described under the definition of “Appraised Value” above:

Mortgaged Property Name	Approx. % of Initial Pool Balance	Maturity Date/ARD LTV Ratio (Appraised Value)	Appraised Value	Maturity Date/ARD LTV Ratio (Unadjusted “as-is” appraised value)(1)	Unadjusted “as-is” appraised value(1)
Burlingame Point	7.7%	38.0%	$1,000,000,000	42.2%	$900,000,000
Equus Industrial Portfolio	6.2%	37.8%	$615,720,000	39.9%	$583,390,000
375 Pearl Street	6.0%	60.3%	$365,000,000	61.1%	$360,000,000
Amazon Seattle	4.7%	35.1%	$670,000,000	36.5%	$644,000,000
O’Reilly Auto Parts Portfolio	3.7%	56.5%	$72,600,000	58.1%	$70,550,000
Chase Tower	2.6%	65.0%	$43,400,000	74.4%	$37,900,000
All World Storage Romeoville	1.4%	58.5%	$22,850,000	156.5%	$8,550,000
University Blvd MOB	1.0%	65.3%	$15,500,000	69.3%	$14,600,000

(1)

Reflects the Appraised Value set forth on Annex A to this prospectus, discounting the adjustments and/or assumptions with respect to such Mortgage Loans set forth in the definition of “Appraised Value” above.

We cannot assure you that the value of any particular Mortgaged Property will not have declined from the Appraised Value shown on Annex A to this prospectus. No representation is made that any Appraised Value presented in this prospectus would approximate either the value that would be determined in a current appraisal of the Mortgaged Property or the amount that would be realized upon a sale of the Mortgaged Property.

“Most Recent NOI” and ”Trailing 12 NOI” (which is for the period ending as of the date specified on Annex A to this prospectus) is the net operating income for a Mortgaged Property as established by information provided by the borrowers, except that in certain cases such net operating income has been adjusted by removing certain non-recurring expenses and revenue or by certain other normalizations. Most Recent NOI and Trailing 12 NOI do not necessarily reflect accrual of certain costs such as taxes and capital expenditures and do not reflect non-cash items such a depreciation or amortization. In some cases, capital expenditures may have been treated by a borrower as an expense or expenses treated as capital expenditures. Most Recent NOI and Trailing 12 NOI were not necessarily determined in accordance with generally accepted accounting principles. Moreover, Most Recent NOI and Trailing 12 NOI are not a substitute for net income determined in accordance with generally accepted accounting principles as a measure of the results of a property’s operations or a substitute for cash flows from operating activities determined in accordance with generally accepted accounting principles as a measure of liquidity and in certain cases may reflect partial year annualizations.

“Occupancy” means, unless the context clearly indicates otherwise, (i) in the case of multifamily rental, manufactured housing community and mixed use (to the extent the related Mortgaged Property includes multifamily or manufactured housing community space) properties, the percentage of rental Units or Pads, as applicable, that are rented as of the Occupancy Date; (ii) in the case of office, industrial, retail, self storage and mixed use (to the extent the related Mortgaged Property includes office, retail, industrial or self storage space), properties, the percentage of the net rentable square footage rented as of the Occupancy Date (subject to, in the case of certain Mortgage Loans, one or more of the additional leasing assumptions); and (iii) in the case of hospitality properties, the percentage of available Rooms occupied for the trailing 12-month period ending on the Occupancy Date. In some cases, occupancy was calculated based on assumptions regarding occupancy, such as the assumption that a certain tenant at the Mortgaged Property that has executed a lease, but has not yet taken occupancy and/or has not yet commenced paying rent, will take occupancy on a future date generally expected to occur within twelve months of the Cut-off Date; assumptions regarding the renewal of particular leases and/or the re-leasing of certain space at the related Mortgaged Property; in some cases, assumptions regarding leases under negotiation being executed; in some cases, assumptions regarding tenants taking additional space in the future if currently committed to do so or, in some cases, the exclusion of dark tenants, tenants with material aged receivables, tenants that may have already given notice to vacate their space, bankrupt tenants that have not yet affirmed their lease and certain additional leasing assumptions. See the footnotes to Annex A to this prospectus for additional occupancy assumptions. We cannot assure you that the assumptions made with respect to any Mortgaged Property will, in fact, be consistent with that Mortgaged Property’s actual occupancy. See ”—Tenant Issues” below.

 “Occupancy Date” means the date of determination of the Occupancy of a Mortgaged Property.

“Original Balance” means the principal balance of the Mortgage Loan as of the date of origination.

“Prepayment Penalty Description” or ”Prepayment Provision” means the number of payments from the first due date through and including the maturity date or Anticipated Repayment Date, as applicable, for which a Mortgage Loan is, as applicable, (i) locked out from prepayment, (ii) provides for payment of a prepayment premium or yield maintenance charge in connection with a prepayment, (iii) permits defeasance and/or (iv) permits prepayment without a payment of a prepayment premium or a yield maintenance charge.

“Related Group” identifies each group of Mortgage Loans in the Mortgage Pool with borrower sponsors affiliated with other borrower sponsors in the Mortgage Pool. Each Related Group is identified by a separate number on Annex A to this prospectus.

“RevPAR” means, with respect to any hospitality property, revenues per available room.

“Soft Lockbox” means an account into which either (i) the related borrower is required to deposit, or cause the property manager to deposit, all rents collected into a lockbox account (rather than tenants directly depositing such amounts), or (ii) in the case of hospitality, mixed use, multifamily and manufactured housing community properties, all credit card receivables, cash, checks and ”over the counter” receipts are deposited into a lockbox account by the borrower or an affiliated property manager (rather than credit card companies directly depositing credit card receivables); provided, that in the case of certain flagged hospitality properties, such affiliated property manager may instead be required to deposit only the portion of such revenue that is payable to the borrower, which may be net of hotel reserves, management fees and operating expenses that are payable to the property manager.

“Soft Springing Lockbox” means an account initially established as a Soft Lockbox; provided, that upon the occurrence of an event of default or one or more specified trigger events under the related Mortgage Loan documents, the lockbox account converts to a Hard Lockbox.

“Springing Cash Management” means, until the occurrence of an event of default or one or more specified trigger events under the Mortgage Loan documents, revenue from the lockbox account is forwarded to an account controlled by the related borrower (or master tenant) or is otherwise made available to the related borrower (or master tenant). Upon the occurrence of an event of default or such a trigger event, the Mortgage Loan documents require the related revenue to be forwarded to a cash management account controlled by the lender and the funds are disbursed according to the related Mortgage Loan documents.

“Springing Lockbox” means a lockbox that is not currently in place, but the related Mortgage Loan documents require the imposition of a lockbox account upon the occurrence of an event of default or one or more specified trigger events under the related Mortgage Loan documents.

“Underwritten Expenses” with respect to any Mortgage Loan or Mortgaged Property, means an estimate of operating expenses, as determined by the related Sponsor and generally derived from historical expenses at the Mortgaged Property, the borrower’s budget or appraiser’s estimate, in some cases adjusted for significant occupancy increases and a market-rate management fee. We cannot assure you that the assumptions made with respect to any Mortgaged Property will, in fact, be consistent with that Mortgaged Property’s actual performance.

“Underwritten Net Cash Flow,” “Net Cash Flow” or ”Underwritten NCF” with respect to any Mortgage Loan or Mortgaged Property, means cash flow available for debt service, generally equal to the Underwritten NOI decreased by an amount that the related Sponsor has determined for tenant improvements and leasing commissions and/or replacement reserves for capital items. Underwritten NCF does not reflect debt service or non-cash items such as depreciation or amortization. For certain of the investment grade-rated or institutional tenants at the Mortgaged Properties, Underwritten NCF is based on the ”straight line” rent of those tenants generally over the lesser of the term of the related lease (which, in certain cases, may be calculated through the date of an early termination option) and the term of the related Mortgage Loan. Underwritten NCF for other Mortgage Loans may also include straight line rent for certain tenants. No representation is made as to the future cash flows of the Mortgaged Properties, nor is the Underwritten Net Cash Flow set forth in this prospectus intended to represent such future cash flows.

The Underwritten Net Cash Flow for each Mortgaged Property is calculated on the basis of numerous assumptions and subjective judgments (including, but not limited to, with respect to future occupancy and rental rates), which, if ultimately proved erroneous, could cause the actual net cash flow for the Mortgaged Property to differ materially from the Underwritten Net Cash Flow set forth in this prospectus. In some cases, historical net cash flow for a particular Mortgaged Property, and/or the net cash flow assumed by the applicable appraiser in determining the Appraised Value of the Mortgaged Property, may be less (and, perhaps, materially less) than the Underwritten Net Cash Flow shown in this prospectus for such Mortgaged Property. No representation is made as to the future cash flows of the Mortgaged Properties, nor are the Underwritten Net Cash Flows set forth in this prospectus intended to represent such future cash flows. See “Risk Factors—Risks Relating to the Mortgage Loans—Underwritten Net Cash Flow Could Be Based on Incorrect or Failed Assumptions”.

“Underwritten Net Operating Income” or ”Underwritten NOI” with respect to any Mortgage Loan or Mortgaged Property, means Underwritten Revenues less Underwritten Expenses, as both are determined by the related Sponsor, based in part upon borrower supplied information (including but not limited to a rent roll, leases, operating statements and budget) for a recent period which is generally the 12 months prior to the origination date or acquisition date of the Mortgage Loan (or Loan Combination, if applicable), adjusted for specific property, tenant and market considerations. Historical operating statements may not be available for newly constructed Mortgaged Properties, Mortgaged Properties with triple net leases, Mortgaged Properties that have recently undergone substantial renovations and/or newly acquired Mortgaged Properties.

The Underwritten NOI for each Mortgaged Property is calculated on the basis of numerous assumptions and subjective judgments (including, but not limited to, with respect to future occupancy and rental rates), which, if ultimately proved erroneous, could cause the actual net operating income for the Mortgaged Property to differ materially from the Underwritten NOI set forth in this prospectus. In some cases, historical net operating income for a particular Mortgaged Property, and/or the net operating income assumed by the applicable appraiser in determining the Appraised Value of the Mortgaged Property, may be less (and, perhaps, materially less) than the Underwritten NOI shown in this prospectus for such Mortgaged Property. For certain of the investment grade-rated or institutional tenants at the Mortgaged Properties, Underwritten NOI is based on the “straight line” rent of those tenants over the lesser of the term of the related lease (which, in certain cases, may be calculated through the date of an early termination option) and the term of the related Mortgage Loan. Underwritten NOI for other Mortgage Loans may also include straight line rent for certain tenants. No representation is made as to the future cash flows of the Mortgaged Properties, nor is the Underwritten NOI set forth in this prospectus intended to represent such future cash flows.

“Underwritten Revenues” or ”Underwritten EGI” with respect to any Mortgage Loan or Mortgaged Property, means an estimate of operating revenues, as determined by the related Sponsor and generally derived from the rental revenue (which may include rental revenue related to reimbursement of tenant improvements and leasing commissions) based on leases in place, leases that have been executed but the tenant is not yet paying rent, month-to-month leases (based on current rent roll and annualized), leases that are being negotiated and expected to be signed, additional space that a tenant has committed to take and in certain cases contractual rent steps generally within 12 months following the Cut-off Date, in certain cases certain appraiser estimates of rental income, and in some cases adjusted downward to market rates, with vacancy rates equal to the Mortgaged Property’s historical rate, current rate, market rate or an assumed vacancy as determined by the related Sponsor; plus any additional recurring revenue fees. Additionally, in determining rental revenue for multifamily rental, self storage and manufactured housing community properties, the related Sponsor either reviewed rental revenue shown on the certified rolling 12-month operating statements or annualized the rental revenue and reimbursement of expenses shown on rent rolls or recent partial year operating statements with respect to the prior 1- to 12-month periods or in some cases may have relied on information provided in the appraisal for market rental rates and vacancy. In certain cases, with respect to Mortgaged Properties with leases with rent increases or rent decreases during the term of the related Mortgage Loan, Underwritten Revenues were based on the average rent over the term of the Mortgage Loan. In some cases, the related Sponsor included revenue otherwise payable by a tenant but for the existence of an initial ”free rent” period or a permitted rent abatement while the leased space is built out or one or more months or periods of rent abatements during the lease term. See ”—Tenant Issues” below.

“Units“, “Rooms” or ”Pads” means, respectively, (a) in the case of a Mortgaged Property operated as a multifamily property, the number of apartments, regardless of the size of or number of rooms in such apartment, or (b) in the case of a Mortgaged Property that is a hospitality property, the number of guest rooms, or (c) in the case of a Mortgaged Property that is a manufactured housing community property, the number of pads.

“Weighted Average Mortgage Rate” means the weighted average of the Mortgage Rates as of the Cut-off Date.

Statistical Characteristics of the Mortgage Loans

Overview

General Mortgage Loan Characteristics
(As of the Cut-off Date, unless otherwise indicated)

All Mortgage Loans
Initial Pool Balance(1)	$1,093,912,985
Number of Mortgage Loans	47
Number of Mortgaged Properties	170
Number of Crossed Groups	0
Crossed Groups as a percentage of Initial Pool Balance	0.0%
Range of Cut-off Date Balances	$2,932,800 to $84,000,000
Average Cut-off Date Balance	$23,274,744
Range of Mortgage Rates	2.48380% to 4.55000%
Weighted Average Mortgage Rate	3.50533%
Range of original terms to Maturity Date/ARD(2)(3)	60 months to 121 months
Weighted average original term to Maturity Date/ARD(2)(3)	114 months
Range of Cut-off Date remaining terms to Maturity Date/ARD(2)(3)	59 months to 121 months
Weighted average Cut-off Date remaining term to Maturity Date/ARD(2)(3)	113 months
Range of original amortization terms(4)	300 months to 360 months
Weighted average original amortization term(4)	347 months
Range of remaining amortization terms(4)	284 months to 360 months
Weighted average remaining amortization term(4)	346 months
Range of Cut-off Date LTV Ratios(5)(6)	35.1% to 77.1%
Weighted average Cut-off Date LTV Ratio(5)(6)	56.1%
Range of Maturity Date/ARD LTV Ratios(2)(5)(6)	35.1% to 65.3%
Weighted average Maturity Date/ARD LTV Ratio(2)(5)(6)	53.2%
Range of UW NCF DSCR(5)(7)	1.28x to 6.58x
Weighted average UW NCF DSCR(5)(7)	2.82x
Range of Debt Yield on Underwritten NOI(5)(8)	7.0% to 29.1%
Weighted average Debt Yield on Underwritten NOI(5)(8)	10.9%
Percentage of Initial Pool Balance consisting of:
Interest Only	58.9%
Interest Only – ARD	16.2%
Interest Only, then Amortizing Balloon	12.5%
Amortizing Balloon	8.8%
Amortizing Balloon – ARD	3.7%
Percentage of Initial Pool Balance consisting of:
Mortgaged Properties with single tenants	37.6%
Mortgage Loans with mezzanine debt	23.0%
Mortgage Loans with subordinate debt	18.6%
Mortgage Loans with mezzanine debt and subordinate debt	12.4%

(1)	Subject to a permitted variance of plus or minus 5%.

(2)	Unless otherwise indicated, Mortgage Loans with Anticipated Repayment Dates are presented as if they were to mature on the related Anticipated Repayment Date.

(3)

With respect to six (6) Mortgage Loans (15.6%), on the Closing Date, the related Mortgage Loan Seller(s) are contributing an initial interest deposit amount to the Issuing Entity to cover one month’s interest that would have accrued with respect to each such Mortgage Loan at the related interest rate, and each of the original Term to Maturity Date/ARD and remaining term to Maturity Date/ARD calculations reflects the foregoing. The

 Mortgage Loans’ respective actual first payment dates under the related Mortgage Loan documents are after July 2021 (or, in one case, on July 30, 2021).

(4)	Does not include any Mortgage Loan that pays interest-only until its Maturity Date or Anticipated Repayment Date.

(5)

The Cut-off Date LTV Ratio, Maturity Date/ARD LTV Ratio, UW NCF DSCR and Debt Yield on Underwritten NOI for each Mortgage Loan are presented in this prospectus (i) if such Mortgage Loan is part of a loan combination, based on both that Mortgage Loan and any related pari passu companion loan(s) but, unless otherwise specifically indicated, without regard to any related Subordinate Companion Loan(s), and (ii) unless otherwise specifically indicated, without regard to any other indebtedness (whether or not secured by the related Mortgaged Property, ownership interests in the related borrower or otherwise) that currently exists or that may be incurred by the related borrower or its owners in the future.

(6)

The Cut-off Date LTV Ratio and Maturity Date/ARD LTV Ratio for each Mortgage Loan are generally based on the “as-is” appraised values (as set forth on Annex A to this prospectus) of the related mortgaged properties, provided that (a) such loan-to-value ratios may be calculated based on (i) “as-stabilized” or similar values for a Mortgaged Property in certain cases where the completion of certain hypothetical conditions or other events at the Mortgaged Property are assumed and/or where reserves have been established at origination to satisfy the applicable condition or event that is expected to occur, or (ii) the Cut-off Date Balance or Balloon Balance, as applicable, net of a related earnout or holdback reserve, or (b) the “as-is” appraised value for a portfolio of Mortgaged Properties may include a premium relating to the valuation of the portfolio of mortgaged as a whole rather than as the sum of individually valued Mortgaged Properties, in each case as further described in the definitions of “Appraised Value”, “Cut-off Date LTV Ratio” and “Maturity Date/ARD LTV Ratio” under “Description of the Mortgage Pool—Certain Calculations and Definitions”. In addition, the “as-is” appraised values (as set forth on Annex A to this Prospectus) of certain Mortgaged Properties have been adjusted based on certain assumptions (or extraordinary assumptions) including that certain hypothetical conditions have been satisfied or that certain budgeted costs for pending renovations are fully escrowed, as further described in the definition of “Appraised Value” under “Description of the Mortgage Pool—Certain Calculations and Definitions”. The weighted average Cut-off Date LTV Ratio and Maturity Date/ARD LTV Ratio for the mortgage pool using only unadjusted “as-is” appraised values and the Cut-off Date Balance or Balloon Balance (as applicable) of each Mortgage Loan, and without regard to portfolio premiums or making any of the adjustments and/or assumptions described in the definitions of “Appraised Value”, “Cut-off Date LTV Ratio” and/or “Maturity Date/ARD LTV Ratio” under “Description of the Mortgage Pool—Certain Calculations and Definitions”, are 58.5% and 55.4%, respectively.

(7)

The UW NCF DSCR for each Mortgage Loan is generally calculated by dividing the underwritten net cash flow for the related Mortgaged Property or Mortgaged Properties by the annual debt service for such Mortgage Loan, as adjusted in the case of Mortgage Loans with a partial interest only period by using the first 12 amortizing payments due instead of the actual interest only payment due; provided, that with respect to any Mortgage Loan structured with an economic holdback reserve, the UW NCF DSCR for such Mortgage Loan may be calculated based on the annual debt service that would be in effect for such Mortgage Loan assuming that the related Cut-off Date Balance(s) are net of the related economic holdback reserve. See the definition of “UW NCF DSCR” under “Description of the Mortgage Pool—Certain Calculations and Definitions”.

(8)

The Debt Yield on Underwritten NOI for each Mortgage Loan is generally calculated as the underwritten net operating income for the related Mortgaged Property or Mortgaged Properties divided by the related Cut-off Date Balance(s) of such mortgage loan, and the Debt Yield on Underwritten NCF for each mortgage loan is generally calculated as the underwritten net cash flow for the related Mortgaged Property or Mortgaged Properties divided by the related Cut-off Date Balance of such Mortgage Loan; provided, that with respect to any Mortgage Loan with an earnout or economic holdback reserve, the Debt Yield on Underwritten NOI and Debt Yield on Underwritten NCF for such mortgage loan may be calculated based on the related Cut-off Date Balance(s) net of the related earnout or economic holdback reserve. See the definitions of “Debt Yield on Underwritten NOI” and “Debt Yield on Underwritten NCF” under “Description of the Mortgage Pool—Certain Calculations and Definitions”.

See “—Certain Calculations and Definitions” for important general and specific information regarding the manner of calculation of the underwritten debt service coverage ratios, underwritten debt yield ratios and loan-to-value ratios.

All of the Mortgage Loans (and Loan Combination(s)) are expected to have substantial remaining principal balances as of their respective maturity dates or Anticipated Repayment Dates, as applicable. This includes 30 Mortgage Loans (75.0%) that pay interest-only for their entire terms through their respective maturity dates or Anticipated Repayment Dates, as applicable, eight (8) Mortgage Loans (12.5%) that pay interest-only for a portion of their respective terms and nine (9) Mortgage Loans (12.5%) that pay principal and interest for their entire terms.

Property Types

The table below shows the property type concentrations of the Mortgaged Properties:

Property Type Distribution(1)

Mortgaged Property Type	Number of Mortgaged Properties	Aggregate Cut-off Date Balance	Approx. % of Initial Pool Balance
Office	15	$511,813,198	46.8%
Suburban	7	229,103,198	20.9
CBD	5	213,110,000	19.5
Urban	1	45,000,000	4.1
R&D	1	13,500,000	1.2
Medical	1	11,100,000	1.0
Industrial	40	$180,115,030	16.5%
Warehouse/Distribution	17	123,783,768	11.3
Warehouse/R&D	1	28,000,000	2.6
Flex	19	18,231,262	1.7
Manufacturing	1	5,500,000	0.5
Warehouse	2	4,600,000	0.4
Retail	63	$105,439,225	9.6%
Anchored	4	57,625,000	5.3
Single Tenant	59	47,814,225	4.4
Self Storage	11	$68,315,000	6.2%
Multifamily	23	$66,560,000	6.1%
Mid Rise	19	55,750,000	5.1
Garden	4	10,810,000	1.0
Mixed Use	6	$64,397,950	5.9%
Multifamily/Retail	4	36,497,950	3.3
Office/Retail	2	27,900,000	2.6
Hospitality	6	$58,772,582	5.4%
Limited Service	2	24,607,273	2.2
Extended Stay	2	15,717,715	1.4
Full Service	1	13,500,000	1.2
Select Service	1	4,947,594	0.5
Leased Fee	1	$33,000,000	3.0%
Manufactured Housing	5	$5,500,000	0.5%
Total	170	$1,093,912,985	100.0%

(1)

Because this table presents information relating to Mortgaged Properties and not Mortgage Loans, the information for Mortgage Loans secured by more than one Mortgaged Property is based on allocated loan amounts as set forth on Annex A to this prospectus.

With respect to all the property types listed above, the borrowers with respect to the Mortgage Loans secured by such property types may face increased incidence of nonpayment of rent due to the COVID-19 pandemic and may have difficulty evicting non-paying tenants due to a variety of factors including (but not limited to): government-mandated moratoriums on evictions, court closures and local officials refusing to enforce eviction orders. We cannot assure you that borrowers with respect to the Mortgage Loans secured by any of the property types will not request forbearance or modifications or otherwise fail to make timely debt service payments due to the ongoing COVID-19 pandemic. See “Risk Factors—Special Risks—The Coronavirus Pandemic Has Adversely Affected the Global Economy and May Adversely Affect the Performance of the Mortgage Loans” and “—COVID-19 Considerations” below.

Office Properties

Fifteen (15) office properties (46.8%) secure, in whole or in part, fifteen (15) of the Mortgage Loans. A large number of factors may adversely affect the operation and value of office properties. See “Risk Factors—Risks Relating to the Mortgage Loans—The Types of Properties That Secure the Mortgage Loans Present Special Risks—General—Office Properties”.

Certain of the office Mortgaged Properties may have specialty use tenants, such as dental or medical offices, physical therapy facilities (including aquatic physical therapy facilities), emergency room facilities, urgent care facilities, data centers, long-term care facilities, restaurants, fitness centers, schools/classrooms, bank branches, concert halls, rooftop cell towers and/or parking garages, as part of the Mortgaged Property. These Mortgaged Properties and the related leased space may not be readily convertible (or convertible at all) to alternative uses if those properties were to become unprofitable, or the leased spaces were to become vacant, for any reason. See “—Statistical Characteristics of the Mortgage Loans—Specialty Use Concentrations” below and “Risk Factors—

Risks Relating to the Mortgage Loans—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”.

With respect to the Burlingame Point Mortgage Loan (7.7%), pursuant to a municipal lease (the “Municipal Lease”) the State of California acting through the State Lands Commission (the “State Lands Commission”) leases to the borrower rights of way over three parcels that are adjacent to the Mortgaged Property (the “Burlingame Rights of Way”). Each parcel either has been developed or is expected to be developed with certain public improvements, with respect to which the borrower has certain maintenance obligations. With respect to the third parcel, containing a public park known as Fisherman’s Park, the borrower is seeking to amend the Municipal Lease to eliminate the borrower’s obligation to finalize construction of certain improvements thereon, which obligation is capped at $200,000 plus design costs, with respect to which obligations the borrower reserved with the lender $419,640 at origination of the Mortgage Loan in the unfunded obligations account. The borrower’s leasehold interest in the described Burlingame Rights of Way will become collateral for the Mortgage Loan if the State Lands Commission consents. The Burlingame Rights of Way leasehold interests were given no value for purposes of underwriting and the appraised value.

With respect to the Amazon Seattle Mortgage Loan (4.7%), the Mortgaged Property has the right to use a minimum of 350 non-exclusive parking spaces in an adjacent parking garage pursuant to a parking lease between the borrower and the ground lessee of the parking garage. All of the spaces are for the use of the largest tenant, Amazon.com Services LLC, pursuant to the Amazon.com Services LLC lease. The parking lease expires on October 7, 2026. The borrower has six consecutive five-year extension options, each at a rate to be determined between the landlord and lessee under the parking lease, with submission to an appraisal process if necessary. The Amazon.com Services LLC lease requires the landlord under the Amazon.com Services LLC lease to exercise all renewal rights under the parking lease and if the right to obtain 350 parking spaces under the parking lease is ever terminated, to use commercially reasonable efforts to obtain alternative comparable parking in downtown Seattle.

Certain of the Mortgage Loans secured by office Mortgaged Properties may have borrower sponsors (or their affiliates) that own and/or operate competitive office properties near the Mortgaged Property.

Industrial Properties

Forty (40) industrial properties (16.5%) secure, in whole or in part, seven (7) (16.5%) of the Mortgage Loans. A large number of factors may adversely affect the operation and value of industrial properties.

Certain industrial Mortgaged Properties may also derive a portion of the Underwritten Revenues from revenue from (a) rent derived from the leasing of office space at the Mortgaged Property and (b) rent derived from cell tower leases.

See “Risk Factors—Risks Relating to the Mortgage Loans—The Types of Properties That Secure the Mortgage Loans Present Special Risks—General—Industrial Properties” and “—Data Centers”.

Retail Properties

Sixty-three (63) retail properties (9.6%) secure, in whole or in part, eight (8) (12.4%) of the Mortgage Loans. A large number of factors may adversely affect the operation and value of retail properties. See “Risk Factors—Risks Relating to the Mortgage Loans—The Types of Properties That Secure the Mortgage Loans Present Special Risks—General—Retail Properties”.

The presence or absence of an “anchor tenant” or a “shadow anchor tenant” in or near a retail property also can be important because anchors play a key role in generating customer traffic and making a center desirable for other tenants. See “Risk Factors—Risks Relating to the Mortgage Loans—The Types of Properties That Secure the Mortgage Loans Present Special Risks—General—Retail Properties”.

Certain of the retail properties may have specialty use tenants, such as dental or medical offices, hospitals, diagnostic laboratories, physical therapy facilities (including aquatic physical therapy facilities), restaurants, fitness centers, dry cleaners, gas stations, hair salons, arcades, churches, schools/classrooms, concert halls, performance studios, movie theaters, data centers and/or parking garages as part of the Mortgaged Property.

These Mortgaged Properties and the related leased space may not be readily convertible (or convertible at all) to alternative uses if those properties were to become unprofitable, or the leased spaces were to become vacant, for any reason. See “—Statistical Characteristics of the Mortgage Loans—Specialty Use Concentrations” below and “Risk Factors—Risks Relating to the Mortgage Loans—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”.

In addition, the development of certain properties (other than the Mortgaged Properties) that have tenants that operate as part of the same chain of stores as, or are otherwise in direct competition with, the tenants at the Mortgaged Properties may be planned or imminent in the vicinity of the Mortgaged Properties. Such tenants may compete with tenants at the retail Mortgaged Properties, and thereby have an adverse effect on the cash flow at any affected Mortgaged Property.

Certain of the Mortgage Loans secured by retail Mortgaged Properties may have borrower sponsors (or their affiliates) that own and/or operate competitive retail properties near the Mortgaged Property.

With respect to the Bonanza Shopping Center Mortgage Loan (1.0%), the borrower sponsor owns competing properties within a five mile radius of the Mortgaged Property.

Self Storage Properties

Eleven (11) self storage properties (6.2%) secure four (4) (6.2%) of the Mortgage Loans. A large number of factors may adversely affect the operation and value of self storage properties. See “Risk Factors—Risks Relating to the Mortgage Loans—The Types of Properties That Secure the Mortgage Loans Present Special Risks—General—Warehouse, Mini-Warehouse and Self Storage Facilities”.

Certain self storage properties also derive a portion of their Underwritten Revenue from one or more of (a) rent derived from storage spaces used primarily for office and/or warehouse use located at the related Mortgaged Property, (b) rent derived from truck rentals located at the Mortgaged Property, (c) rent derived from on-site apartments leased out to third parties, (d) rent derived from cell tower and/or antenna leases, (e) rent derived from leasing billboard space to third parties, (f) the leasing of certain parking spaces located at the related Mortgaged Properties for purposes of recreational vehicle, other vehicle and/or boat storage and/or (g) rent derived from retail operations.

Multifamily Properties

Twenty-three (23) multifamily properties (6.1%) secure, in whole or in part, four (4) (6.1%) of the Mortgage Loans. See “Risk Factors—Risks Relating to the Mortgage Loans—The Types of Properties That Secure the Mortgage Loans Present Special Risks—General—Multifamily Rental Properties”.

With respect to the Upper West Side and Brooklyn Heights Portfolio Mortgage Loan (4.6%), one (1) of the 10 units at the 9 Montague Mortgaged Property is rent stabilized, 3 of the 14 units at the 19-21 W 68th Street Mortgaged Property are rent stabilized and 3 units are rent controlled, 2 of the 7 units at the 23 W 68th Street Mortgaged Property are rent stabilized, 3 of the 16 units at the 30 W 71st Street Mortgaged Property are rent stabilized, one (1) of the 10 units at the 32 W 71st Street Mortgaged Property is rent stabilized, 2 of the 8 units at the 46 W 70th Street Mortgaged Property are rent stabilized, 2 of the 6 units at the 53 W 73rd Street Mortgaged Property are rent stabilized, one (1) of the 25 units at the 82 Pierrepont Mortgaged Property is rent stabilized, one (1) of the 11 units at the 150 Columbia Heights Mortgaged Property is rent stabilized, two (2) of the 11 units at the 12 W 76th Street Mortgaged Property are rent stabilized, and 9 of the 29 units at the 99 Joralemon Mortgaged Property are rent stabilized and 1 unit is rent controlled.

With respect to the 135 Brown Place Mortgage Loan (0.5%), 5 of the 16 units at the related Mortgaged Property are rent stabilized.

Mixed Use Properties

Six (6) mixed use properties (5.9%) secure, in whole or in part, four (4) (5.9%) of the Mortgage Loans.

With respect to the Union Square Mixed Use Portfolio Mortgage Loan (2.8%), 1 of the 23 residential units at the 18 East 14th Street Mortgaged Property and 2 of the 7 residential units at the 20 East 14th Street Mortgaged Property are rent stabilized.

With respect to the Mission Promenade Mortgage Loan (1.0%), the borrower sponsor owns competing properties within a five mile radius of the Mortgaged Property.

With respect to the 654 Broadway Mortgage Loan (0.6%), 6 of the 7 residential units at the related Mortgaged Property are rent stabilized and are subject to New York State rent regulations. In addition, the related borrower is currently performing a renovation to subdivide one of the rent stabilized residential units on the fourth floor to create an additional residential unit, which additional unit is also anticipated to be rent stabilized (after which there are anticipated to be 8 residential units at the Mortgaged Property, of which 7 are anticipated to be rent stabilized).

Each of the mixed use properties has one or more office, retail and/or multifamily components. To the extent a mixed use property has the above-referenced components, such Mortgaged Property is subject to the risks relating to the applicable property types described in “Risk Factors—Risks Relating to the Mortgage Loans—The Types of Properties That Secure the Mortgage Loans Present Special Risks—General—Office Properties”, “—General—Retail Properties” and “—General—Multifamily Rental Properties”. A mixed use property may be subject to additional risks, including the property manager’s inexperience in managing the different property types that comprise such mixed use property.

Certain of the mixed use properties may have specialty use tenants, such as medical and dental offices, urgent care facilities, bio-medical facilities, data centers, research and development facilities, educational facilities, music venues, theaters, parking garages, bank branches, ballroom event spaces, arcades, fitness centers, churches or non-profits, spas and/or restaurants. These Mortgaged Properties and the related leased space may not be readily convertible (or convertible at all) to alternative uses if those properties were to become unprofitable, or the leased spaces were to become vacant, for any reason. See “—Statistical Characteristics of the Mortgage Loans—Specialty Use Concentrations” below and “Risk Factors—Risks Relating to the Mortgage Loans—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”.

Hospitality Properties

Six (6) hospitality properties (5.4%) secure, in whole or in part, four (4) (5.4%) of the Mortgage Loans. Six (6) of the hospitality properties (5.4%) are flagged hotels that are affiliated with a franchise or hotel management company through a franchise or management agreement. A large number of factors may adversely affect the operation and value of hospitality properties. See “Risk Factors—Risks Relating to the Mortgage Loans—The Types of Properties That Secure the Mortgage Loans Present Special Risks—General—Hospitality Properties”.

A hospitality property subject to a franchise or management agreement is typically required by the hotel chain to satisfy certain criteria or risk termination of its affiliation or management contract. We cannot assure you that any franchise agreement or management agreement will remain in place or that any hotel will continue to be operated under a franchised brand or under its current name. In addition, transferability of a franchise agreement or management agreement is generally restricted. In the event of a foreclosure, the lender or its agent may not have the right to use the franchise license without the franchisor’s consent. See “Risk Factors—Risks Relating to the Mortgage Loans—The Types of Properties That Secure the Mortgage Loans Present Special Risks—General—Hospitality Properties”.

The following table shows, with respect to each Mortgaged Property associated with a hotel brand operated through a license, franchise agreement, operating agreement or similar agreement, the expiration date of such agreement, or the date a franchisor termination right may be exercised:

Mortgage Loan Name	Mortgage Loan Cut-off Date Balance(1)	Approx. % of Initial Pool Balance	Expiration/Termination of Related License/ Franchise/Operating Agreement	Mortgage Loan Maturity Date
Holiday Inn Express San Diego	$19,000,000	1.7%	5/28/2041	6/6/2031
Alabama Hilton Portfolio	$16,491,979	1.5%	3/31/2032	2/6/2030
DoubleTree Spokane	$13,500,000	1.2%	12/31/2025	7/1/2026
Residence Inn Florence	$9,780,603	0.9%	4/27/2029	3/6/2030

(1)    For Mortgage Loans secured by multiple Mortgaged Properties, represents allocated loan amount.

Securing a new franchise license or branded hotel management agreement may require significant capital investment for renovations and upgrades necessary to satisfy a franchisor’s or manager’s requirements. Renovations, replacements and other work are ongoing at certain of the hospitality properties in connection with, among other things, franchise agreement and franchisor program requirements or management agreement and manager. See “—Redevelopment, Expansion and Renovation” below.

Certain of the hospitality properties may have a parking garage as part of the collateral. These Mortgaged Properties and the related leased space may not be readily convertible (or convertible at all) to alternative uses if those properties were to become unprofitable, or the leased spaces were to become vacant, for any reason. See “—Statistical Characteristics of the Mortgage Loans—Specialty Use Concentrations” below and “Risk Factors—Risks Relating to the Mortgage Loans—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”.

In addition, hospitality properties may derive a material portion of their Underwritten Revenue from income sources other than room rent. With respect to the following Mortgaged Properties, food and beverage revenue comprises greater than 20% of Underwritten Revenues, as indicated in the table below. See “Risk Factors—Risks Relating to the Mortgage Loans—The Types of Properties That Secure the Mortgage Loans Present Special Risks—General—Restaurants and Taverns”.

Mortgaged Property Name	Approx. % of Initial Pool Balance	Food and Beverage Revenue as % of Underwritten Revenues
DoubleTree Spokane	1.2%	26.0%

With respect to the Residence Inn Florence Mortgage Loan (0.9%), the Mortgage Loan has been in a cash management period and cash sweep period since November 2020 as a result of the debt service coverage ratio falling below 1.40x. The Mortgage Loan documents provide for a cash management period and cash sweep period to occur if, as of the last day of any calendar quarter occurring prior to the May 2021 monthly payment date, the debt service coverage ratio is less than 1.40x (which is cured if the debt service coverage ratio is subsequently at least 1.42x as of the last day of any calendar quarter), and if, as of the last day of any calendar quarter thereafter, the debt service coverage ratio is less than 1.35x (which is cured if the debt service coverage ratio is subsequently at least 1.37x as of the last day of any calendar quarter). Prior to the May 2021 monthly payment date, the Mortgage Loan documents require the debt service coverage ratio to be calculated based on annualized revenues and expenses for the three months preceding the calculation. The debt service coverage ratios for the Residence Inn Florence Mortgage Loan as of the second quarter of 2020, third quarter of 2020, fourth quarter of 2020 and first quarter of 2021 periods, based on the calculation above, were 0.49x, 1.27x, 1.08x and 0.92x, respectively. The debt service coverage ratios for the Residence Inn Florence Mortgage Loan as of the trailing twelve months, trailing six months and trailing three months ending April 30, 2021 were 1.25x, 1.23x and 1.33x, respectively.

With respect to the Holiday Inn Express San Diego Mortgage Loan (1.7%), the related borrower sponsor owns two other hotels within a five-mile radius of the related Mortgaged Property, including a Baymont Inn & Suites hotel and a Towne Place Suites hotel, which are each adjacent to the Mortgaged Property, although neither of these hotels was identified in the related appraisal as directly competitive with the Mortgaged Property.

With respect to the Holiday Inn Express San Diego Mortgage Loan (1.7%), under the related license agreement, the borrower may be required to perform a property improvement plan at the Mortgaged Property according to specifications to be provided by the licensor, Holiday Hospitality Franchising, LLC, between January 1, 2026 and June 1, 2026. Holiday Hospitality Franchising, LLC may not require the borrower to commence the PIP earlier than January 1, 2027.

With respect to the Residence Inn Florence Mortgage Loan (0.9%), the related borrower sponsor owns other hotels within a five-mile radius of the related Mortgaged Property expected to be directly competitive with the Mortgaged Property, including a Springhill Suites Florence hotel which is next door to the Mortgaged Property.

Land (Leased Fee) Properties

One (1) Mortgage Loan (3.0%) is secured by the fee interest, but not the improvements (subject to the provisions of the related ground lease) in one (1) Mortgaged Property. Certain factors may adversely affect the operation and value of a Mortgaged Property that consists entirely of a leased fee interest. See “Risk Factors—Risks Relating to the Mortgage Loans—Leased Fee Properties Have Special Risks”.

Manufactured Housing Community Properties

Five (5) manufactured housing community properties (0.5%) secure, in whole or in part, one (1) (0.5%) of the Mortgage Loans. A large number of factors may adversely affect the operation and value of manufactured housing community properties. See “Risk Factors—Risks Relating to the Mortgage Loans—The Types of Properties That Secure the Mortgage Loans Present Special Risks—Manufactured Housing Communities, Mobile Home Parks and Recreational Vehicle Parks”.

Manufactured housing community properties may not be connected in their entirety to public water and/or sewer systems. In such cases, the borrower could incur a substantial expense if it were required to connect the property to such systems in the future. In addition, the use of well water enhances the likelihood that the property could be adversely affected by a recognized environmental condition that impacts soil and groundwater.

With respect to the El Sueno Portfolio Mortgage Loan (0.5%), 33 mobile homes located on pads at the related Mortgaged Properties are owned by an affiliate of the borrower and leased by such affiliate to the tenants occupying such mobile homes. Such mobile homes are not included in the collateral and the affiliate’s income from leasing such homes was not underwritten. In addition, with respect to the Kay’s Place and Sunland Mortgaged Properties, which are located in special flood hazard zones, the borrower did not obtain flood insurance other than the amount provided under the National Flood Insurance Program. The related non-recourse carveout guarantor provided a payment guaranty for any losses related to a casualty caused by a flood so long as the borrower fails to maintain excess insurance coverage, in the amount of the loss less the amount of insurance proceeds received by the lender. There can be no assurance that the non-recourse carveout guarantor will have the resources to, or will, perform its obligations under such guaranty. In addition, the use of three of the Mortgaged Properties as mobile homes constitutes a legal non-conforming use which is required to cease by a specific date; with respect to the Estrella and Sandia Mortgaged Properties (0.3%), the use is required to cease by 2048, and with respect to the Sunland Mortgaged Property (0.1%), the use is required to cease in 2031, unless the borrower obtains an additional 30-year variance. The Mortgage Loan documents provide that if the borrower does not obtain a use permit, variance or permitting to continue to use the Sunland Mortgaged Property as a manufactured housing community property by the monthly payment date occurring 18 months prior to maturity of the Mortgage Loan, a cash sweep will commence for the remainder of the Mortgage Loan term.

Specialty Use Concentrations

As indicated on Annex A to this prospectus, certain of the Mortgaged Properties have, as one or more of its five (5) largest tenants (based on net rentable square footage) or as a single tenant operating at the related Mortgaged Property, a tenant that operates the property as a specialty use, which may not allow the space to be readily converted to be suitable for another type of tenant. For example, with respect to the five (5) largest tenants at the Mortgaged Properties securing the 15 largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan) by Cut-off Date Balance, or Mortgaged Properties with respect to which a single tenant operates the Mortgaged Property, certain tenants of the Mortgaged Property are specialty uses:

Specialty Use	Number of Mortgaged Properties	Approx. % of Initial Pool Balance
Restaurant(1)	4	6.1%
School, educational facility and/or beauty and cosmetology school(2)	2	3.7%

(1)

Includes the following Mortgaged Properties: Amazon Seattle (Victrola Coffee), Union Square Mixed Use Portfolio – 18 East 14th Street, Union Square Mixed Use Portfolio – 20 East 14th Street and Union Square Mixed Use Portfolio – 17 East 13th Street.

(2)	Includes the following Mortgaged Properties: Equus Industrial Portfolio - 1335 Northmeadow Parkway and 335 West 16th Street.

These Mortgaged Properties and the related leased space may not be readily convertible (or convertible at all) to alternative uses if those properties were to become unprofitable, or the leased spaces were to become vacant, for any reason. See “Risk Factors—Risks Relating to the Mortgage Loans—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”.

Mortgage Loan Concentrations

The table below presents the aggregate Cut-off Date Balance and percentage of Initial Pool Balance of the largest Mortgage Loans and the largest groups of Mortgage Loans with related borrowers:

Pool of Mortgage Loans

	Aggregate Cut-off Date Balance	Approx. % of Initial Pool Balance
Largest Mortgage Loan	$84,000,000	7.7%
Five (5) Largest Mortgage Loans	$330,009,030	30.2%
Ten (10) Largest Mortgage Loans	$556,509,030	50.9%

Other than with respect to the largest 10 Mortgage Loans (considering any Crossed Group as a single Mortgage Loan), each of the other Mortgage Loans represents no more than approximately 3.6% of the Initial Pool Balance. See “Significant Loan Summaries” in Annex B to this prospectus for more information on the 15 largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan).

The table below shows each individual Mortgage Loan that is secured by two or more Mortgaged Properties.

Multi-Property Mortgage Loans

Mortgaged Property Name	Aggregate Cut-off Date Balance	Approx. % of Initial Pool Balance
Equus Industrial Portfolio	$68,109,030	6.2%
Upper West Side and Brooklyn Heights Portfolio	50,000,000	4.6
O’Reilly Auto Parts Portfolio	41,000,000	3.7
U-Haul SAC 20	40,500,000	3.7
Union Square Mixed Use Portfolio	30,200,000	2.8
Alabama Hilton Portfolio	16,491,979	1.5
Greenpoint Portfolio	6,660,000	0.6
El Sueno Portfolio	5,500,000	0.5
NJ Flex Portfolio	4,600,000	0.4
Grand Total	$263,061,009	24.0%

Geographic Concentrations

This table shows the states that have concentrations of Mortgaged Properties that secure 5.0% or more of the Initial Pool Balance:

Geographic Distribution(1)

Property Location	Number of Mortgaged Properties	Aggregate Cut-off Date Balance(1)	Approx. % of Initial Pool Balance(1)
New York	34	$334,307,198	30.6%
California	10	253,163,333	23.1
Alabama	4	76,491,980	7.0
Tennessee	6	69,043,208	6.3
Washington	2	65,400,000	6.0
Total	56	$798,405,719	73.0%

(1)

Because this table presents information relating to Mortgaged Properties and not the Mortgage Loans, the information for the Mortgage Loans secured by more than one Mortgaged Property is based on allocated loan amounts as stated on Annex A to this prospectus.

Repayments by borrowers and the market value of the related Mortgaged Properties could be affected by economic conditions generally or specific to particular geographic areas or regions of the United States, and concentrations of Mortgaged Properties in particular geographic areas may increase the risk that conditions in the real estate market where the Mortgaged Property is located, or other adverse economic or other developments or natural disasters (e.g., earthquakes, floods, forest fires, tornadoes or hurricanes, terrorist attacks or changes in governmental rules or fiscal policies) affecting a particular region of the country, could increase the frequency and severity of losses on Mortgage Loans secured by those Mortgaged Properties. For example:

●

Mortgaged Properties located in California, Georgia, Texas and Arizona, among others, are more susceptible to certain hazards (such as earthquakes and wildfires) than properties in other parts of the country.

●

Mortgaged Properties located in coastal states or the Great Lakes region, which include Mortgaged Properties located in, for example, Texas, South Carolina, Alabama, Georgia, New York and Virginia, among others, also may be more generally susceptible to floods or hurricanes than properties in other parts of the country. Hurricanes in the Northeast and Mid-Atlantic states and in the Gulf Coast region have resulted in severe property damage as a result of the winds and the associated flooding. The Mortgage Loans do not require flood insurance on the related Mortgaged Properties unless they are in a flood zone and flood insurance is available. We cannot assure you that any hurricane damage would be covered by insurance.

●	Mortgaged Properties located in the states that stretch from Texas to Canada, with its core centered in northern Texas, as well as in the southern United States, are prone to tornados.

●

In addition, certain of the Mortgaged Properties are located in cities or states that are currently facing or may face a depressed real estate market, which is not due to any natural disaster but which may cause an overall decline in property values.

Thirteen (13) Mortgaged Properties (29.0%) are located in areas that are considered a high earthquake risk (seismic zones 3 or 4). Seismic reports were prepared with respect to these Mortgaged Properties, and based on those reports, no Mortgaged Property has a seismic expected loss greater than 18.0%.

Loans Underwritten Based on Projections of Future Income Resulting from Mortgaged Properties with Limited Prior Operating History

Six (6) of the Mortgaged Properties (13.5%), namely, the Burlingame Point Mortgaged Property, the Equus Industrial Portfolio – Lot 11 Mortgaged Property, the Amazon Seattle Mortgaged Property, the Union Square Mixed Use Portfolio – 17 East 13th Street Mortgaged Property, the 135 Brown Place Mortgaged Property and the NJ Flex Portfolio – Belleville Mortgaged Property were constructed or materially renovated, or in a lease-up period, 12 months or less prior to the Cut-off Date and, therefore, have no or limited prior operating history and/or lack historical financial figures and information.

Four (4) of the Mortgaged Properties (6.0%), namely, 4500 Academy Road Distribution Center Mortgaged Property, the Pepsi Distribution Center Mortgaged Property, the Walgreens Snellville Mortgaged Property and

Walgreens – Newberg OR Mortgaged Property, were acquired 12 months or less prior to the Cut-off Date and, therefore, have no or limited prior operating history and/or lack historical financial figures and information.

One (1) of the Mortgaged Properties (3.0%), namely, the Culver City Fee Mortgaged Property, is subject to a newly executed ground lease and, therefore, has no or limited prior operating history and/or lacks historical financial figures and information.

Tenancies-in-Common

Certain borrowers may own a Mortgaged Property as tenants-in-common. In the case of each of the Colonnade Corporate Center Mortgage Loan (5.5%), the Fisker Corporate Headquarters Mortgage Loan (2.7%), 100 East California Ave Mortgage Loan (2.6%), Alabama Hilton Portfolio Mortgage Loan (1.5%), the 1-11 South Market Street Mortgage Loan (1.3%), the 475 Oakmead Mortgage Loan (1.2%), the Fordham Road Mortgage Loan (1.2%) and 500 W 190th Mortgage Loan (1.1%), the related borrowers are tenants-in-common. However, with respect to each such Mortgage Loan, the related tenants-in-common have waived their respective right to partition.

See “Risk Factors—Risks Relating to the Mortgage Loans—The Borrower’s Form of Entity May Cause Special Risks” and “—Risks Relating to the Mortgage Loans—Tenancies-in-Common May Hinder Recovery”.

Delaware Statutory Trusts

With respect to the 4500 Academy Road Distribution Center Mortgage Loan (4.6%), the related borrower is a Delaware statutory trust. A Delaware statutory trust is restricted in its ability to actively operate a property. In the case of a Mortgaged Property that is owned by a Delaware statutory trust, there is a risk that obtaining the consent of the holders of the beneficial interests in the Delaware statutory trust will be time consuming and cause delays with respect to the taking of certain actions by or on behalf of the borrower, including with respect to the related Mortgaged Property.

See “Risk Factors—Risks Relating to the Mortgage Loans—The Borrower’s Form of Entity May Cause Special Risks”.

Condominium Interests and Other Shared Interests

Six (6) Mortgage Loans (19.6%), namely, the 375 Pearl Street Mortgage Loan (6.0%), the Amazon Seattle Mortgage Loan (4.7%), the 105 West 125th Street Mortgage Loan (4.1%), the iPark 84 Innovation Center Mortgage Loan (2.6%),the DoubleTree Spokane Mortgage Loan (1.2%) and the Mission Promenade Mortgage Loan (1.0%) are secured, in whole or in part, by the related borrower’s interest in one or more units in a condominium.

With respect to each such Mortgage Loan secured by a condominium interest, the borrower generally controls the appointment and voting of the condominium board or the condominium owners cannot take actions or cause the condominium association to take actions that would affect the borrower’s unit(s) without the borrower’s consent, other than as described below.

●

With respect to the 375 Pearl Street Mortgage Loan (6.0%), the Mortgaged Property is comprised of one unit (known as Office Unit 2, consisting of floors 15 through 30 and representing a 51.99% interest in the overall condominium) of a nine-unit condominium regime that governs the 375 Pearl Street building. Four of the nine condominium units are owned by Verizon, consisting of a telephone cable vault in the cellar and switching equipment and office space on floors 8, 9 and 10 (representing an aggregate 11.21% interest in the common elements of the condominium) (the “Verizon Units“; the remaining portion of the overall condominium regime is referred to as the “Principal Units”). One condominium unit, known as Office Unit 3, representing the 31st floor of the 375 Pearl Street building, is owned by an affiliate of Rafael Viñoly Architects, P.C. The additional three condominium unit (representing ground floor retail space; data center space on floors 1 through 7, 11 through 13 and 32; and office space on floor 14) are owned by affiliates of the borrower sponsor. Generally, the condominium is governed by a three-member board of managers, with matters specifically allocated to the Principal Units being governed by a nine-member principal board (the “Principal Board”). The borrower can effectively appoint one member of the current board of managers, and the sponsor’s affiliate (as owner of certain data center units) can appoint an additional member. With respect to the Principal Board, the borrower can appoint three members, and the sponsor’s affiliate (as owner of the data center units) can appoint five additional members. Consequently, the borrower by itself does not have the ability to affirmatively control the day-to-day operations of either the board of managers or the Principal Board; rather, such control could only be achieved with the concurrence of the sponsor affiliate’s appointees. The condominium documents allocate a stipulated share of expenses for general common elements (the land, sidewalks and plazas surrounding the building, support and structural building elements and roof structures) and limited common elements (portions of the land or building that are not part of a unit but reserved for the exclusive use of one or more, but not all, units). The borrower’s share of general common element-related expenses is 51.99%, and its share of limited common elements-related expenses for the Principal Units is 58.55%. The Mortgage Loan documents provide for personal liability to the borrower and guarantor for losses related to any amendment or modification of the condominium documents without the lender’s consent.

●

With respect to the 105 West 125th Street Mortgage Loan (4.1%), the related Mortgaged Property is comprised of the office component of a mixed-use subleasehold condominium regime that also includes two non-collateral retail condominium units located in two interconnected buildings. The borrower holds a 50% ownership interest in the related common elements and has the right to elect two of the five members of the related condominium board but does not control the condominium board. Pursuant to the related condominium documents, the borrower does generally have consent rights over any major decision impacting only the building in which the office component is located. All other decisions, including any amendment to the condominium documents, generally require the consent of unit owners holding at least an 80% aggregate interest in the related common elements.

●

With respect to the iPark 84 Innovation Center Mortgage Loan (2.6%), the Mortgaged Property is subject to two separate condominium regimes. With respect to the first condominium (the “Hopewell Condominium I”), the borrower owns two condominium units in fee and one unit comprised of a leasehold parcel (“Unit 7GL”), which units are collateral for the Mortgage Loan. Unit 7GL (which condominium unit includes buildings 303 and 309 of the Mortgaged Property) is subject to a 2017 ground lease between Global Foundries, as ground lessor, and the condominium association, as ground lessee, that expires in 2116 and currently has 95 years remaining. There are 5 other units which are not part of the collateral for the Mortgage Loan. There are 8 board seats in the Hopewell Condominium I, and the borrower is allocated 3 of the board seats. The related borrower does not have the power to control the Hopewell Condominium I. With respect to the second condominium (the “Hopewell Condominium II”), the borrower owns two condominium units, which are collateral for the Mortgage Loan. There are 7 other units which are not part of the collateral for the Mortgage Loan. There are 6 board seats in the Hopewell Condominium II, and the borrower is allocated 1 of the board seats. The related borrower does not have the power to control the Hopewell Condominium II.

●

With respect to the DoubleTree Spokane Mortgage Loan (1.2%), a portion of the Mortgaged Property consists of a parking garage and convention center condominium made up of three units. The borrower owns one condominium unit totaling a 33 1/3% interest, and the Spokane Public Facilities District owns the remaining two condominium units totaling a 66 2/3% interest. The borrower’s consent is required for major decisions, such as decisions relating to amending the condominium’s articles or bylaws, conveyance or encumbrance of an interest in common areas, and modification of certain easements. Additionally, the lender’s consent is required for any material amendments to the condominium declaration relating to assessments, voting rights, redefinition of unit boundaries and termination of the condominium.

●

With respect to the Mission Promenade Mortgage Loan (1.0%), the Mortgaged Property consists of commercial condominium units in a condominium that also includes 26 residential condominium units. The borrower has a 61.45% voting interest in the condominium association. However, the borrower has the right to appoint only two of the five members of the condominium board. Accordingly the borrower does not control the condominium. The condominium documents require that in the event of a casualty as to which the amount available from the proceeds of insurance policies is less than 75% of the cost of the repair or a casualty to 50% or more of the total value of the entire improvements on the condominium property, insurance proceeds are not required to be applied to restoration of the Mortgaged Property unless the owners of 67% in interest of the residential common area and the commercial common area vote for restoration. If the Mortgaged Property is not restored following a casualty, insurance proceeds would be distributed to the unit owners (or their lenders, if there is any encumbrance on any unit). It is anticipated that in such event the insurance and other proceeds available to repay the Mortgage Loan would be less than its principal balance. The Mortgage Loan documents include a payment guaranty for any insurance shortfall if the Mortgaged Property is not restored. There is no assurance that the guarantor will have the resources to, or will, perform its obligations under such payment guarantee.

Even if the borrower or its designated board members, either through control of the appointment and voting of sufficient members of the condominium board or by virtue of other provisions in the condominium documents, have consent rights over actions by the condominium associations or owners, we cannot assure you that the condominium board will not take actions that would materially adversely affect the borrower’s unit(s). See “Risk Factors—Risks Relating to the Mortgage Loans—Lending on Condominium Units Creates Risks for Lenders That Are Not Present When Lending on Non-Condominiums” and “—Risks Relating to the Mortgage Loans—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”.

Leasehold Interests

For purposes of this prospectus, an encumbered interest will be characterized as a “fee interest” and not a leasehold interest if (i) the borrower has a fee interest in all or substantially all of the Mortgaged Property (provided, that if the borrower has a leasehold interest in any portion of the Mortgaged Property, and the fee interest in such portion is not also encumbered, then such portion is not, individually or in the aggregate, material to the use or operation of the Mortgaged Property), or (ii) the Mortgage Loan is secured by the borrower’s leasehold interest in the Mortgaged Property as well as the borrower’s (or other fee owner’s) overlapping fee interest in the related Mortgaged Property.

One (1) Mortgaged Property, namely 105 West 125th Street (4.1%), is subject to a mortgage, deed of trust or similar security instrument that creates a first mortgage lien on the related borrower’s or borrowers’, as applicable, leasehold interest in the related Mortgaged Property.

Two (2) Mortgaged Properties, namely iPark 84 Innovation Center (2.6%) and Walgreens – Newberg OR (0.3%), are each subject to a mortgage, deed of trust or similar security instrument that creates a first mortgage lien on (x) one or more leasehold interests in a material portion of the related Mortgaged Property and (y) one or more fee interests in the remaining portion of the related Mortgaged Property.

In general, except as described above or as noted on Annex E-1B, Annex E-2B or Annex E-3B to this prospectus, unless the related fee interest is also encumbered by the related Mortgage and except as disclosed in the following paragraph, each of the ground leases has a term that extends at least 20 years beyond the maturity date of the Mortgage Loan (or at least 10 years beyond the maturity date of a Mortgage Loan that fully amortizes by such maturity date) (in each case, taking into account all freely exercisable extension options) and, except as noted on Annex E-1B, Annex E-2B or Annex E-3B to this prospectus, contains customary mortgagee protection provisions, including notice and cure rights and the right to enter into a new lease with the applicable ground lessor in the event a ground lease is rejected or terminated.

With respect to the 105 West 125th Street Mortgage Loan (4.1%), the Mortgage Loan is secured by the borrower’s subleasehold interest in the office component of a mixed use leasehold condominium regime. The Mortgaged Property and the related condominium regime are comprised of three parcels, the fee interest in two of which are held by the New York State Office of General Services (the “NYOGS”) and the fee interest in the remaining parcel is held by the New York Urban Development Corporation d/b/a Empire State Development Corporation (the “ESDC”). The NYOGS ground leases its leasehold interest in its two parcels to the ESDC for a term expiring on June 30, 2076. The ESDC, in turn, subleases to itself the leasehold interest in all three parcels under an intervening lease with a term expiring on May 31, 2076. The leasehold interest is subject to a leasehold condominium regime comprised of an office condominium unit and two retail condominium units. Pursuant to an office sublease (the “105 West 125th Street Office Sublease”) entered into between the borrower and the ESDC, the ESDC subleases the office unit to the borrower for a term expiring on May 30, 2076. The 105 West 125th Street Office Sublease provides for annual rent in an amount equal to $233,989.10 as of November 7, 2018, subject to escalations in an amount equal to 7.5% every five years; provided, however, that in 2028 and 2053, the rent will increase in an amount equal to the greater of (i) 7.5% and (ii) 10% of the fair market value of the land as calculated according to the 105 West 125th Street Office Sublease. Any amendment to the 105 West 125th Street Office Sublease will be deemed approved by the lender if the lender has not disapproved of such amendment within 30 days after receipt. In addition, termination of the 105 West 125th Street Office Sublease is not subject to the lender’s consent; provided, however, that upon such termination, the lender is entitled to request a new lease or a continuation of the existing lease subject to the satisfaction of certain conditions set forth in the 105 West 125th Street Office Sublease, including, among other things, payment by the lender of all outstanding rents due under the 105 West 125th Street Office Sublease and all expenses, including reasonable attorney’s fees, incurred by ESDC in connection with (A) the enforcement of any of ESDC’s rights and remedies, (B) the termination of the 105 West 125th Street Office Sublease and (C) the preparation of a new lease. The NYOGS and ESDC have entered into a recognition, non-disturbance and attornment agreement with the lender.

See “Risk Factors—Risks Relating to the Mortgage Loans—Lending on Ground Leases Creates Risks for Lenders That Are Not Present When Lending on a Fee Ownership Interest in a Real Property”. See also Sponsor representations and warranties no. (34) (Ground Leases) on Annex E-1A to this prospectus, Sponsor representations and warranties no. (34) (Ground Leases) on Annex E-2A to this prospectus and Sponsor representations and warranties no. (36) (Ground Leases) on Annex E-3A to this prospectus and any related exceptions on Annexes E-1B, E-2B and E-3B, respectively, to this prospectus (subject to the limitations and qualifications set forth in the preambles to Annexes E-1A, E-2A and E-3A to this prospectus).

Condemnations

There may be Mortgaged Properties securing Mortgage Loans as to which there have been or are currently condemnations, takings and/or grant of easements affecting portions of such Mortgaged Properties, or property adjacent to such Mortgaged Properties, which, in general, would not and do not materially affect the use, value or operation of such Mortgaged Property.

Delinquency Information

Except as set forth below, none of the Mortgage Loans were 30 days or more delinquent as of the Cut-off Date, and no Mortgage Loan has been 30 days or more delinquent during the 12 months preceding the Cut-off Date (or since origination if such Mortgage Loan has been originated with the past 12 months). A Mortgage Loan will be treated as 30 days delinquent if the scheduled payment for a due date is not received from the related borrower by the immediately following due date.

With respect to the Alabama Hilton Portfolio Mortgage Loan (1.5%), the related borrower defaulted in the payment of monthly debt service due in May, June and July 2020, and subsequently made such payments, and entered into a forbearance and modification agreement dated September 1, 2020 that provided, among other things, for the deferral of the principal portion of the monthly debt service payments during a forbearance period ending June 1, 2021. See “Risk Factors—Risks Related to the Mortgage Loans--Additional Compensation to the Master Servicer and the Special Servicer, and any Outside Master Servicer and Outside Special Servicer, and Interest on Advances Will Affect Your Right to Receive Distributions on Your Offered Certificates” above, and “—Default History, Bankruptcy Issues and Other Proceedings—Defaults, Refinancings, Discounted Pay-offs, Foreclosure or REO Property Purchases” below.

For additional information regarding the status of the Mortgage Loans, see “—COVID-19 Considerations”.

COVID-19 Considerations

Other than with respect to the debt service payment columns, the following table contains information regarding the status of the Mortgage Loans and the Mortgaged Properties provided by the respective borrowers as of the date set forth in the “Information as of Date” column. The debt service payment columns provide information regarding debt service payments as of the indicated months. The cumulative effects of the COVID-19 emergency on the global economy may cause tenants to be unable to pay their rent and borrowers to be unable to pay debt service under the Mortgage Loans. As a result, we cannot assure you that the information in the following table is indicative of future performance or that tenants or borrowers will not seek rent or debt service relief (including forbearance arrangements) or other lease or loan modifications in the future. Such actions may lead to shortfalls and losses on the offered certificates. The information in this chart is as of the date indicated and is based on information provided by the related borrowers. The information was based on reports and data aggregated from the related borrower’s existing financial and operational reporting systems and in certain circumstances was produced on an interim or ad hoc basis or was provided by the related borrower verbally. While we have no reason to believe the information presented is not accurate, we cannot assure you that it will not change or be updated in the future. See “Significant Loan Summaries” in Annex B for discussions of the impact of the COVID-19 pandemic on operations of certain tenants at the Mortgaged Properties.

COVID-19 Updates
Loan No.	Property Name	Mortgage Loan Seller	Property Type	Information as of Date	First Payment Date	March Debt Service Payment Received (Y/N)	April Debt Service Payment Received (Y/N)	May Debt Service Payment Received (Y/N)	Forbearance or Other Debt Service Relief Requested	Other Loan Modification Requested (Y/N)	Lease Modification or Rent Relief Requested (Y/N)	Occupied SF or Unit Count Making Full March Rent Payment (%)	UW March Base Rent Paid (%)	Occupied SF or Unit Count Making Full April Rent Payment (%)	UW April Base Rent Paid (%)	Occupied SF or Unit Count Making Full May Rent Payment (%)	UW May Base Rent Paid (%)

1	Burlingame Point	GSMC, GACC, JPMCB	Office	6/8/2021	5/6/2021	NAP	NAP	Yes	No	No	No	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%
2	Equus Industrial Portfolio	GSMC	Industrial	6/8/2021	5/9/2021	NAP	NAP	NAP	No	No	No	96.5%	96.5%	99.8%	99.8%	99.8%	99.8%
3	375 Pearl Street	JPMCB	Office	6/2/2021	7/11/2021	NAP	NAP	NAP	No	No	No	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%
4	Colonnade Corporate Center	JPMCB	Office	6/2/2021	7/5/2021	NAP	NAP	NAP	No	No	No	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%
5	Amazon Seattle(1)	GACC	Office	6/3/2021	5/6/2021	NAP	NAP	Yes	No	No	Yes	99.6%	99.6%	100.0%	100.0%	100.0%	100.0%
6	4500 Academy Road Distribution Center	CREFI	Industrial	6/6/2021	7/6/2021	NAP	NAP	NAP	No	No	No	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%
7	Upper West Side and Brooklyn Heights Portfolio	CREFI	Multifamily	6/6/2021	7/6/2021	NAP	NAP	NAP	No	No	No	97.0%	97.0%	97.0%	97.0%	97.0%	97.0%
8	105 West 125th Street	GSMC	Office	6/8/2021	7/6/2021	NAP	NAP	NAP	No	No	No	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%
9	O'Reilly Auto Parts Portfolio	GACC	Retail	6/3/2021	5/6/2021	NAP	NAP	NAP	No	No	No	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%
10	U-Haul SAC 20	JPMCB	Self Storage	6/2/2021	7/1/2021	NAP	NAP	NAP	No	No	NAP	NAP	NAP	NAP	NAP	NAP	NAP
11	335 West 16th Street	CREFI	Office	6/6/2021	7/6/2021	NAP	NAP	NAP	No	No	No	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%
12	Culver City Fee	CREFI	Other	6/6/2021	7/6/2021	NAP	NAP	NAP	No	No	No	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%
13	Union Square Mixed Use Portfolio(2)	CREFI	Various	6/6/2021	7/6/2021	NAP	NAP	NAP	No	No	Yes	99.0%	99.0%	99.0%	99.0%	99.0%	99.0%
14	Fisker Corporate Headquarters	GSMC	Office	6/13/2021	6/6/2021	NAP	NAP	NAP	No	No	No	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%
15	Chase Tower	JPMCB	Office	6/2/2021	7/1/2021	NAP	NAP	NAP	No	No	No	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%
16	iPark 84 Innovation Center	CREFI	Industrial	6/6/2021	6/6/2021	NAP	NAP	Yes	No	No	Yes	96.6%	97.4%	96.6%	97.4%	96.6%	97.4%

COVID-19 Updates
Loan No.	Property Name	Mortgage Loan Seller	Property Type	Information as of Date	First Payment Date	March Debt Service Payment Received (Y/N)	April Debt Service Payment Received (Y/N)	May Debt Service Payment Received (Y/N)	Forbearance or Other Debt Service Relief Requested	Other Loan Modification Requested (Y/N)	Lease Modification or Rent Relief Requested (Y/N)	Occupied SF or Unit Count Making Full March Rent Payment (%)	UW March Base Rent Paid (%)	Occupied SF or Unit Count Making Full April Rent Payment (%)	UW April Base Rent Paid (%)	Occupied SF or Unit Count Making Full May Rent Payment (%)	UW May Base Rent Paid (%)

17	100 East California Ave	CREFI	Office	6/6/2021	7/6/2021	NAP	NAP	NAP	No	No	No	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%
18	252 Atlantic Avenue(3)	CREFI	Retail	6/6/2021	7/6/2021	NAP	NAP	NAP	No	No	Yes	100.0%	99.3%	100.0%	99.3%	100.0%	99.3%
19	Holiday Inn Express San Diego	GSMC	Hospitality	6/8/2021	7/6/2021	NAP	NAP	NAP	No	No	No	NAP	NAP	NAP	NAP	NAP	NAP
20	1985 Marcus	GSMC	Office	6/8/2021	5/6/2021	NAP	NAP	NAP	No	No	No	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%
21	Truax Office(4)	GACC	Mixed Use	6/9/2021	7/6/2021	NAP	NAP	NAP	No	No	Yes	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%
22	Alabama Hilton Portfolio(5)	CREFI	Hospitality	6/6/2021	3/6/2020	Yes	Yes	Yes	Yes	Yes	No	NAP	NAP	NAP	NAP	NAP	NAP
23	Accenture San Antonio	CREFI	Office	6/6/2021	7/6/2021	NAP	NAP	NAP	No	No	No	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%
24	All World Storage Romeoville	CREFI	Self Storage	6/6/2021	7/6/2021	NAP	NAP	NAP	No	No	No	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%
25	1-11 South Market Street	CREFI	Industrial	6/6/2021	6/6/2021	NAP	NAP	NAP	No	No	Yes	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%
26	DoubleTree Spokane	JPMCB	Hospitality	6/2/2021	7/1/2021	NAP	NAP	NAP	No	No	NAP	NAP	NAP	NAP	NAP	NAP	NAP
27	475 Oakmead	GSMC	Office	6/13/2021	7/6/2021	NAP	NAP	NAP	No	No	No	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%
28	Fordham Road	JPMCB	Retail	6/2/2021	7/1/2021	NAP	NAP	NAP	No	No	Yes	88.3%	95.7%	88.3%	95.7%	88.3%	95.7%
29	500 W 190th	CREFI	Office	6/6/2021	7/6/2021	NAP	NAP	NAP	No	No	No	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%
30	University Blvd MOB(6)	JPMCB	Office	6/2/2021	7/1/2021	NAP	NAP	NAP	No	No	No	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%
31	Bonanza Shopping Center(7)	GACC	Retail	6/9/2021	7/11/2021	NAP	NAP	NAP	No	No	Yes	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%
32	Mission Promenade	GACC	Mixed Use	6/3/2021	7/6/2021	NAP	NAP	NAP	No	No	No	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%
33	Residence Inn Florence(8)	GACC	Hospitality	6/3/2021	4/6/2020	Yes	Yes	Yes	No	No	No	NAP	NAP	NAP	NAP	NAP	NAP
34	5550 Macadam(9)	GSMC	Office	5/7/2021	7/6/2021	NAP	NAP	NAP	No	No	No	100.0%	100.0%	100.0%	100.0%	TBD	TBD
35	Pepsi Distribution Center	CREFI	Industrial	6/6/2021	7/6/2021	NAP	NAP	NAP	No	No	No	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%
36	Palmetto Self Storage	CREFI	Self Storage	6/6/2021	6/6/2021	NAP	NAP	NAP	No	No	No	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%
37	Bowie Commons	GSMC	Retail	5/31/2021	7/6/2021	NAP	NAP	NAP	No	No	No	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%
38	Greenpoint Portfolio	GACC	Multifamily	6/3/2021	7/6/2021	NAP	NAP	NAP	No	No	No	100%	100%	100.0%	99.0%	100%	100.0%

COVID-19 Updates
Loan No.	Property Name	Mortgage Loan Seller	Property Type	Information as of Date	First Payment Date	March Debt Service Payment Received (Y/N)	April Debt Service Payment Received (Y/N)	May Debt Service Payment Received (Y/N)	Forbearance or Other Debt Service Relief Requested	Other Loan Modification Requested (Y/N)	Lease Modification or Rent Relief Requested (Y/N)	Occupied SF or Unit Count Making Full March Rent Payment (%)	UW March Base Rent Paid (%)	Occupied SF or Unit Count Making Full April Rent Payment (%)	UW April Base Rent Paid (%)	Occupied SF or Unit Count Making Full May Rent Payment (%)	UW May Base Rent Paid (%)

39	654 Broadway	GSMC	Mixed Use	6/2/2021	7/6/2021	NAP	NAP	NAP	No	No	No	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%
40	135 Brown Place	CREFI	Multifamily	6/6/2021	7/6/2021	NAP	NAP	NAP	No	No	No	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%
41	El Sueno Portfolio	GACC	Manufactured Housing	6/3/2021	7/6/2021	NAP	NAP	NAP	No	No	No	99.6%	100.0%	99.6%	100.0%	100.0%	100.0%
42	20 Carter Drive	CREFI	Industrial	6/6/2021	7/6/2021	NAP	NAP	NAP	No	No	No	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%
43	NJ Flex Portfolio	CREFI	Industrial	6/6/2021	7/6/2021	NAP	NAP	NAP	No	No	No	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%
44	2530 North Orchard Street	CREFI	Multifamily	6/6/2021	7/6/2021	NAP	NAP	NAP	No	No	No	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%
45	ABC Self Storage	CREFI	Self Storage	6/6/2021	6/6/2021	NAP	NAP	NAP	No	No	No	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%
46	Walgreens Snellville	CREFI	Retail	6/6/2021	7/6/2021	NAP	NAP	NAP	No	No	No	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%
47	Walgreens - Newberg OR	CREFI	Retail	6/6/2021	7/6/2021	NAP	NAP	NAP	No	No	No	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%

(1)	Amazon Seattle – One tenant (2,418 SF; 0.3% of NRA; 0.3% of UW Base Rent), requested and was granted rent relief for the months of April through July 2020, and the abated period was extended for a total of twelve months through March 31, 2021.

(2)	Union Square Mixed Use Portfolio – Three retail tenants at the Union Square Mixed Use Portfolio properties received rent abatements due to the COVID-19 pandemic. Two of the three tenants are currently paying full unabated rent, with the third tenant beginning to pay full unabated rent beginning in July 2021. The Union Square Mixed Use Portfolio loan is structured with an upfront rent reserve of $26,000, which will be released upon the tenant commencing full unabated rent payments.

(3)	252 Atlantic Avenue – One tenants at the 252 Atlantic Avenue property received a temporary rent deferral due to the COVID-19 pandemic. The tenant is back to paying 100% of their base rent and will begin repaying deferred months in July 2021. Another tenant received a rent abatement through October 2021 and will resume paying full base rent thereafter. The 252 Atlantic Avenue loan was structured with an upfront rent reserve totaling $594,000, which is equal to six months of debt service. The reserve will be incrementally disbursed to the borrower beginning in December 2021 in the event that all conditions under the loan agreement have been met.

(4)	Truax Office - Five tenants (47.0% of NRA) requested rent relief and four tenants (16.5% of NRA) received relief due to the COVID-19 pandemic. As of May 2021, the four tenants are current on all contractual rents, additional rents and deferred rents (if applicable).

(5)	Alabama Hilton Portfolio – With respect to the Alabama Hilton Portfolio Mortgage Loan (1.5%), a forbearance and modification agreement was entered into as of September 1, 2020 in connection with certain payment delinquencies resulting in commencement of foreclosure of the related Mortgaged Properties, which proceeding was withdrawn due to the execution and delivery of the forbearance and modification agreement. The forbearance and modification agreement, among other things, provided for (i) a forbearance from the exercise of any remedies available under the related loan documents with respect to certain specified defaults for a forbearance period extending (unless earlier terminated pursuant to certain provisions of such forbearance and modification agreement) through and including June 1, 2021, (ii) the deferral of payment of the principal component of monthly debt service payments, and the deferral of payment of monthly FF&E reserve deposits, during the forbearance period, (iii) the deferral of any cash management requirements resulting from the specified defaults during the forbearance period, and the commencement of full cash management thereafter, with an excess cash flow sweep of funds to be applied to the deferred principal and deferred FF&E deposits until such deferred principal and FF&E deposits are fully funded, (iv) in the event any deferred principal and/or deferred FF&E deposits remain after the application of excess cash flow through the December, 2021 monthly payment date, such deficiencies must be funded by the borrower no later than December 31, 2021, (v) the deferral of the related borrower’s obligation to pay default interest and late fees resulting from the specified defaults provided that no default occurs under the forbearance and modification agreement or the loan documents, and the waiver of such default interest and late fees on December 31, 2021 so long as no default or event of default has occurred, and (vi) consent to the related borrower’s having obtained an unsecured loan pursuant to the Paycheck Protection Program administered by the United States Small Business Administration in accordance with the Coronavirus Aid, Relief, and Economic Security Act of 2020, in the amount of approximately $502,294, and agreement that such loan will not constitute a breach of certain applicable provisions of the loan documents so long as such loan is completely forgiven within two years of having been incurred or the related borrower otherwise pays such loan in full prior to its maturity date.

(6)	University Blvd MOB – One tenant (accounting for 4.2% of underwritten base rent) is delinquent with respect to certain rental payments with a total of $126,667 in rent outstanding due to being closed during the COVID-19 pandemic. According to the loan sponsor, the tenant is expected to re-pay $100,000, with the Loan Sponsor writing off the balance. The tenant is now open and expected to make full rental payments.

(7)	Bonanza Shopping Center – Eight tenants (44.0% of NRA) requested rent relief and six tenants (37.8% of NRA) received relief due to the COVID-19 pandemic. As of May 2021, the six tenants are current on all contractual rents, additional rents, and deferred rents (if applicable).

(8)	Residence Inn Florence - As of April 2021, the occupancy and average daily rate per room were 67.6% and $110.81, respectively. The Mortgage Loan has been in a cash management period and cash sweep period since November 2020 as a result of the debt service coverage ratio falling below 1.40x. The Mortgage Loan documents provide for a cash management and cash trap period to occur if as of the last day of any calendar quarter occurring prior to the May 2021 monthly payment date, the debt service coverage ratio is less than 1.40x (which is cured if the debt service coverage ratio is subsequently at least 1.42x as of the last day of any calendar quarter), and if as of the last day of any calendar quarter thereafter, the debt service coverage ratio is less than 1.35x (which is cured if the debt service coverage ratio is subsequently at least 1.37x as of the last day of any calendar quarter). Prior to the May 2021 monthly payment date, the Mortgage Loan documents require the debt service coverage ratio to be calculated based on annualized revenues and expenses for the three months preceding the calculation. The debt service coverage ratios for the Residence Inn Florence Mortgage Loan as of the Q2 2020, Q3 2020, Q4 2020 and Q1 2021 periods, based on the calculations as required under the mortgage loan documents, were 0.49x, 1.27x, 1.08x and 0.92x, respectively. The debt service coverage ratio for the Residence Inn Florence Mortgage Loan as of the trailing twelve months, trailing six months and trailing three months ending April 30, 2021 was 1.25x, 1.23x and 1.33x, respectively.

(9)	5550 Macadam - More recent historical financials are unavailable as the Mortgaged Property was acquired at origination and the seller did not provide the borrower with such information.

Environmental Considerations

An environmental report was prepared for each Mortgaged Property securing a Mortgage Loan no more than 16 months prior to the Cut-off Date. See Annex A to this prospectus for the date of the environmental report for each Mortgaged Property. The environmental reports were generally prepared pursuant to the American Society for Testing and Materials standard for a “Phase I” environmental site assessment (each, an “ESA”). In addition to the Phase I standards, some of the environmental reports will include additional research, such as limited sampling for asbestos containing material, lead based paint, radon or water damage with limited areas of potential or identified mold, depending upon the property use and/or age. Additionally, as needed pursuant to American Society for Testing and Materials standards, supplemental “Phase II” site investigations have been completed for some Mortgaged Properties to further evaluate certain environmental issues, including certain recognized environmental conditions (each, a “REC”). A Phase II investigation generally consists of sampling and/or testing.

The environmental reports may have revealed material adverse conditions or circumstances at a Mortgaged Property:

●	that were remediated or abated before the origination date of the related Mortgage Loan or are anticipated to be remediated or abated before the Closing Date;

●	for which an operations and maintenance plan, abatement as part of routine maintenance or periodic monitoring of the Mortgaged Property or nearby properties will be in place or recommended;

●	for which an escrow, guaranty or letter of credit for the remediation will have been established pursuant to the terms of the related Mortgage Loan;

●	for which an environmental insurance policy will have been obtained from a third party insurer;

●

for which the principal of the borrower or another financially responsible party will have provided an indemnity or will have been required to take, or will be liable for the failure to take, such actions, if any, with respect to such matters as will have been required by the applicable governmental authority or recommended by the environmental reports;

●	for which such conditions or circumstances will have been investigated further and the environmental consultant has recommended no further action or remediation;

●

as to which the borrower or other responsible party has obtained, or will be required to obtain post-closing, a “no further action” letter or other evidence that governmental authorities would not be requiring further action or remediation;

●	that would not require substantial cleanup, remedial action or other extraordinary response under environmental laws; or

●	for which the related borrower has obtained or sought to obtain or agreed to seek a “case closed” or similar status for the issue from the applicable governmental agency.

It was not uncommon for the environmental testing to reveal the presence of asbestos containing materials, lead based paint, mold and/or radon at any Mortgaged Property. Where these substances were present, the environmental consultant generally recommended, and the borrower was generally required to establish an operations and maintenance plan to address the issue or, in some cases involving asbestos containing materials and lead based paint, an abatement or removal program.

Other identified conditions could, for example, include leaks from surface level storage tanks, underground storage tanks (each, a “UST”), leaking underground storage tanks (each, a “LUST”), onsite dry cleaning facilities, gas stations, and on site spills. In such cases, corrective action, as required by the regulatory agencies, has been or is currently being undertaken and, in some cases, the related borrowers have made deposits into environmental reserve accounts. However, we cannot assure you that any environmental indemnity, insurance, letter of credit, guaranty or reserve amounts will be sufficient to remediate the environmental conditions or that all environmental conditions have been identified or that operations and maintenance plans will be put in place and/or followed.

Problems associated with mold may pose risks to the real property and may also be the basis for personal injury claims against a borrower. Although the Mortgaged Properties will be required to be inspected periodically, there is no set of generally accepted standards for the assessment of mold currently in place. If left unchecked, the growth of mold could result in the interruption of cash flow, litigation and remediation expenses which could adversely impact collections from a Mortgaged Property.

It is possible that the environmental reports and/or Phase II sampling did not reveal all environmental liabilities, or that there are material environmental liabilities of which we are not aware. Also, the environmental condition of the Mortgaged Properties in the future could be affected by the activities of tenants and occupants or by third parties unrelated to the borrowers. For further general discussion of the environmental matters that may affect the Mortgaged Properties, see “Risk Factors—Risks Relating to the Mortgage Loans—Environmental Liabilities Will Adversely Affect the Value and Operation of the Contaminated Property and May Deter a Lender from Foreclosing” and “Certain Legal Aspects of the Mortgage Loans—Environmental Considerations”.

With respect to the O’Reilly Auto Parts Portfolio Mortgage Loan (3.7%):

●

The related ESA identified a REC at the 735 E Front Street Mortgaged Property (0.1%) in connection with an open LUST case associated with a former gas station at the 735 E Front Street Mortgaged Property. According to the ESA, the 735 E Front Street Mortgaged Property is noted on applicable regulatory databases as having a “monitor” status, and the environmental consultant observed four monitoring wells along the southern perimeter of the Mortgaged Property. The environmental consultant submitted a request to the Kansas Department of Health and the Environment (“KDHE”) for UST closure documentation and information regarding the LUST case, but had not received a response as of the date of the ESA.

●

The related ESA identified a REC at the 1812 Galvin Road South Mortgaged Property (0.1%) due to the former operation of a petroleum UST on the site by the former occupant of the 1812 Galvin Road South Mortgaged Property. However, the applicable database did not provide information regarding tank size, contents, installation/removal dates and whether any closure assessment occurred.

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The related ESA identified a REC at the 955 N K-15 Mortgaged Property (0.1%) in connection with a former gas station located across Southeast Boulevard from the Mortgaged Property. The gas station was equipped with 10,000-gallon and 6,000-gallon gasoline USTs. According to information reviewed on the KDHE website, the tanks were installed in 1975. A release was reported for the facility in 1990 and the tanks were removed in 1996. Backfilled sand was found to be highly impacted upon removal and extended to groundwater at 60 feet below ground surface (bgs). Groundwater is noted to flow to the southwest, towards the Mortgaged Property. Product recovery continues and the impact extent was being investigated. The former gas station owner was identified as the responsible party and the site status is shown as “monitor”. No additional information was available. The facility is located upgradient from the subject property and groundwater is impacted. Information was requested from the KDHE regarding the extent of the impacts and off-site impacts, if any; however, the environmental consultant had not received a response as of the date of the ESA.

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The related ESA identified a REC at the 523 S Broadway Mortgaged Property (0.1%) in connection with a former gas station located adjacent to the Mortgaged Property. According to the KDHE, a release was reported in 1996. Impacts were identified in both soil and groundwater. No cleanup was initiated, the extent of impact is undetermined, and the site was put into remediation by the trust fund staff in 1999. The site status remains as “monitor” and the case is open. The environmental consultant observed two monitoring wells located along the northern perimeter of the Mortgaged Property, which may be indicative of impacts to the Mortgaged Property from the adjacent release. Information was requested from the KDHE regarding the extent of the impacts. The environmental consultant had not received a response as of the date of the ESA.

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The related ESA identified a REC at the 1516 S. Main Mortgaged Property (0.1%) in connection with the north adjacent property (a shopping center). The north adjacent property is enrolled in a State of Missouri Voluntary Cleanup Program to address soil and groundwater contamination associated with former operations, including a gas station. Based on the known contamination, the Mortgaged Property may have been impacted.

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The related ESA identified a REC at the 1109 South Air Depot Blvd Mortgaged Property (0.1%) because the 1109 South Air Depot Blvd Mortgaged Property was equipped with an oil/water separator likely from construction in 1982 until removed in 2017. In addition, a previous report noted that petroleum products were used and stored on site. In addition, it is possible that the 1109 South Air Depot Blvd Mortgaged Property is equipped with hydraulic lifts. The ESA deemed that the long term use of the 1109 South Air Depot Blvd Mortgaged Property for auto-repair with unknown interior conditions represents a REC.

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With respect to each of the O’Reilly Auto Parts Portfolio Mortgaged Properties with RECs identified above, an opinion of probable cost (“OPC”) was obtained from the environmental consultant which estimated the worst case scenario range of costs for remediation. The OPC estimated (i) a worst case scenario cost range of $65,000-$275,000 for regulatory closure, if not covered by the KDHE trust fund, for the 735 E Front Street Mortgaged Property, (ii) a worst case scenario cost range of $10,000-$20,000 for a Phase II investigation and $40,000-$450,000 for regulatory closure, for the 1812 Galvin Road South Mortgaged Property, (iii) a worst case scenario cost range of $15,000-$50,000 for vapor mitigation (in the event vapor intrusion (“VI”) or vapor encroachment condition (“VEC”) risk is identified), for the 955 N K-15 Mortgaged Property, (iv) a worst case scenario cost of $15,000-$50,000 for vapor mitigation (in the event that VI or VEC risk is identified) for the 523 S Broadway Mortgaged Property, (v) a worst case scenario cost of $15,000-$50,000 for vapor mitigation for the 1516 S Main Street Broadway Mortgaged Property and (vi) a worst case scenario cost of $10,000-$20,000 for a Phase II investigation, of $40,000-$450,000 for remedial action and regulatory closure and of $15,000-$50,000 for vapor mitigation (in the event that VI or VEC risk is identified) for the 1109 South Air Depot Blvd Mortgaged Property. An environmental insurance policy issued by Great American E&S Insurance Company (the “Environmental Policy”) was obtained in the name of the lender and its successors and assigns, with a limit of $5,000,000 per pollution condition and in the aggregate for a term of 13 years, and with a $25,000 self-insured retention for each pollution condition. The premium was fully paid at origination. The Environmental Policy provides coverage with respect to each of the above-referenced Mortgaged Properties. In the event that the borrower does not repay the O’Reilly Auto Parts Portfolio Mortgage Loan by its Anticipated Repayment Date, the borrower is required to either renew the Environmental Policy or purchase a replacement policy from an insurer approved by the lender in its reasonable discretion and with the same limits, deductible or self-insured retention requirement and with terms and conditions no less favorable to and approved by the lender in its reasonable discretion as the Environmental Policy, to the extent then available but if not available such other environmental insurance coverage providing in no case less than the most similar terms available and approved by the lender in its sole discretion, provided that the term must be for a period of no less than eight years from the Anticipated Repayment Date.

In addition, with respect to the O’Reilly Auto Parts Portfolio Mortgage Loan (3.7%), the related ESA identified a Controlled REC (“CREC”) with respect to the 3310 S 24th Street Mortgaged Property (0.1%) related to a National Priorities List Superfund site encompassing approximately 17,300 acres in the City of Omaha, due to the presence of a lead-refining plant in the area from the early 1870s until 1997. The lead refining plant operations resulted in the emission of lead and other heavy metals into the atmosphere where wind then transported the metal’s contaminants and deposited them on the ground surface throughout the region. The ESA concluded that since the Mortgaged Property was significantly redeveloped in 1998, after the lead-refining plant closed, and is now essentially capped by the existing building, paved areas, and landscaping, and used only for commercial purposes, the potential for impact to near-surface soils does not represent a significant environmental concern, and no further investigation was recommended.

With respect to the U-Haul SAC 20 Mortgage Loan (3.7%), U-Haul of Lemon Grove Mortgage Loan (0.5%), a portion of the existing building was previously occupied by a drycleaner tenant. A soil-vapor survey was conducted in 2001 to determine if tetrachloroethylene (“PCE”) in soil-vapor was a vapor encroachment condition for the Mortgaged Property, and the sampling conducted in 2001 identified PCE at a level which substantially exceeded the allowable level. Based upon this information, the historic drycleaner tenant and the remaining PCE in soil vapor represents a REC in connection with the Mortgaged Property. The ESA recommended a sub-slab soil vapor screening to determine the remaining levels, if any, of PCE in soil vapor. In connection with the foregoing, the borrower reserved $207,500.

With respect to the Fisker Corporate Headquarters Mortgage Loan (2.7%), the related ESA identified a REC at the Mortgaged Property in connection with soil and groundwater impacts, including, among other things, volatile-organic constituents (“VOCs”), in excess of applicable regulatory action levels from the prior operations of a manufacturing facility adjacent to the Mortgaged Property. According to the ESA, the adjacent property owner has been identified as the responsible party and is performing ongoing investigation and remediation under the oversight of the Los Angeles Regional Water Quality Control Board (the “RWQCB”). At origination, the borrower obtained an environmental insurance policy issued by Sirus Specialty Insurance Corp. with a limit of $25,000,000 (per claim and in the aggregate), a $100,000 deductible, and a term of 10 years.

With respect to the iPark 84 Innovation Center Mortgage Loan (2.6%), the related ESA identifies as a controlled REC for the Mortgaged Property known impacts to soil and groundwater associated with the Mortgaged Property’s historic use by IBM. During the 1960s and 1970s, IBM operated UST farms for virgin and waste materials and a silicon-containing surface impoundment and conducted fire training operations. These operations, among others, resulted in impacts to soil, groundwater, and soil gas beneath the Mortgaged Property buildings. IBM, who, according to the ESA, has retained responsibility for the impacts, has conducted various investigations and implemented various corrective actions at the Mortgaged Property under the oversight of the New York State Department of Environmental Conservation (“NYSDEC”). Such investigations and corrective actions have been conducted pursuant to either a consent order (1981-1995) or under IBM’s Part 373 Hazardous Waste Permit since 1995. Corrective measures implemented by IBM include continued operation by IBM of a groundwater extraction and treatment system (originally installed as an interim corrective measure), institutional controls, engineering controls, and the installation of Sub Slab Depressurization Systems (“SSDS”) in various onsite buildings to address identified vapor intrusion concerns. Ultimately, investigation and remediation remain ongoing. In addition, active Solid Waste Management Units (“SWMUs”) still exist in onsite buildings 303, 304, 308, 309, 330C/L/D. The status of these active SWMUs is identified currently as “No Further Action” or “inaccessible.” When these SWMUs become “accessible,” IBM will be required to submit a Facility Investigation Work Plan pursuant to the Resource Conservation and Recovery Act (“RCRA”) and perform all corrective actions required under any approved plan. Given the ongoing remediation by a known responsible party under the oversight of the NYSDEC, no additional investigation has been recommended in relation to this matter. To mitigate the potential of environmental liability caused by the historic use of the Mortgaged Property, a Pollution Legal Liability Plus insurance policy was in put place at origination of the Mortgage Loan with CREFI and its successors and/or assigns as a named insured. The policy was issued by Sirus Specialty Insurance Corp., has coverage for the loan term, and includes a limit of liability of $5,000,000 (per claim and in the aggregate) and a $25,000 deductible.

With respect to the 252 Atlantic Avenue Mortgage Loan (2.4%), the related ESA identified as a controlled REC for the Mortgaged Property, impacts to soil and groundwater associated with a gasoline fueling/service station that historically operated onsite from 1965-2004. Various investigations and remediation to address these impacts were conducted during the redevelopment of the Mortgaged Property. Remediation included the excavation of impacted soil and the installation of a vapor barrier and SSDS to address any potential vapor intrusion concerns associated with residual groundwater impacts. The Mortgaged Property received closure from the NYSDEC for the historic gas station-related impacts in November 2018. Closure included the placement of an E-designation on the Mortgaged Property by the City of New York. An E-designation is a notice of the presence on a property of an environmental requirement, such as an engineering control, relating to potential hazardous materials impacts. The E-designation on the Mortgaged Property relates to the operation of the SSDS. Given closure of the release by the NYSDEC and the presence of the SSDS and vapor barrier to address any potential vapor intrusion concerns, the ESA consultant did not recommend any further investigation into this matter.

With respect to the 1985 Marcus Mortgage Loan (1.7%), the related ESA identified a REC at the Mortgaged Property in connection with potential groundwater impacts, including, among other things, 1,2-dichloroethene (1,2 DCE), tetrachloroethene (PCE) and trichloroethylene (TCE), from prior manufacturing operations at the Mortgaged Property and certain nearby properties. According to the ESA, Lockheed Martin has been identified as the responsible party for the REC, and the borrower has no responsibility for any ongoing monitoring and remediation other than to provide Lockheed Martin with access to the Mortgaged Property to perform any such work. The ESA further concluded that no additional investigation appeared to be warranted at this time other than the ongoing investigations being conducted by Lockheed Martin and the New York State Department of Environmental Conservation.

With respect to the 5550 Macadam Mortgage Loan (0.9%), the related ESA identified a REC at the Mortgaged Property in connection with potential soil and groundwater impact from prior manufacturing and lumber yard operations at the Mortgaged Property and certain nearby properties through the 1960s. Subsurface investigations conducted at an adjacent property have revealed hazardous constituents in soils above the Oregon Department of Environmental Quality (the “Oregon DEQ”) Clean Fill Screening criteria for, among other things, diesel-range organics (“DRO”), PCBs, PAHs, arsenic, barium, cadmium and lead. According to the ESA, based upon the conduct of similar historical activities at the Mortgaged Property and the absence of regulatory records or investigation documentation, the potential exists for similar contamination to exist at the Mortgaged Property.

With respect to the NJ Flex Portfolio Mortgage Loan (0.4%), the ESA for the Woodland Mortgaged Property (0.2%) identifies as a controlled REC onsite soil and groundwater impacts. Soil impacts were reported to the governing authorities in 2011, and groundwater impacts, migrating from an off-site source, were reported to the governing authority in 2012. The Woodland Mortgaged Property was entered into the New Jersey licensed site remediation professional program and placed under the oversight of a Licensed Site Remediation Professional (“LSRP”) to address the impacts. Investigations and soil remediations were conducted at the site from 2012 through 2014. In August 2014, the LSRP filed a Restricted Use Response Action Outcome (“RAO”) for soil impacts at the Woodland Mortgaged Property. The RAO was filed in conjunction with a Soil Remedial Action Permit (“Soil RAP”) requiring the placement of a deed notice on the Woodland Mortgaged Property generally limiting it to commercial/industrial use, and requiring the placement of a concrete cap over impacted soils in the area of the building footprint. The cap was placed, and the deed notice was filed on January 8, 2014. The Soil RAP requires that a Remedial Action Protectiveness / Biennial Certification Form be submitted to the governing authority by an LRSP every two years. The owner of the Woodland Mortgaged Property has retained an LSRP to comply with the Soil RAP requirements. Groundwater impacts migrating from a nearby property were most recently investigated in 2019. Groundwater-related investigations have included investigation of the vapor intrusion pathway, and no vapor intrusion impacts were identified for properties onto which the groundwater plume is migrating, such as the Woodland Mortgaged Property. The known groundwater impacts currently are being remediated by the off-site responsible party with in-situ treatment. A Classification Exception Area (“CEA”) has also been established as a part of the remedial action for the known groundwater impacts. This CEA encompasses the entirety of the Woodland Mortgaged Property and limits use of groundwater in the area of the contamination plume. Given that soil impacts at the Woodland Mortgaged Property have received a RAO with institutional and engineering controls that have been implemented, that an off-site party has been identified as responsible for impacts to groundwater, that remediation of groundwater is under regulatory oversight, and that no vapor intrusion concerns were identified in relation to the Woodland Mortgaged Property, the ESA consultant determined that no further investigation into the known soil and groundwater impacts was warranted.

Litigation and Other Legal Considerations

Certain risks relating to litigation or other legal proceedings regarding the Mortgaged Properties or the borrowers are described in “Risk Factors—Risks Relating to the Mortgage Loans—Litigation and Other Legal Proceedings May Adversely Affect a Borrower’s Ability to Repay Its Mortgage Loan”. There may be material pending or threatened litigation or other legal proceedings against the borrowers, their sponsors and managers of the Mortgaged Properties and their respective affiliates. Below are descriptions of certain material current or threatened litigation matters or other legal proceedings relating to certain Mortgage Loans:

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With respect to the Union Square Mixed Use Portfolio Mortgage Loan (2.8%), the related borrower is a co-defendant in a pending personal injury litigation matter that is currently not covered by the borrower’s insurance policy due to a construction exclusion in such insurance policy. The litigation relates to an injury sustained by a subcontractor’s worker in connection with certain work at the Mortgaged Property. There is no specific demand for damages alleged in the complaint by the plaintiff, and as such, the potential liability is unknown.

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With respect to the Alabama Hilton Portfolio Mortgage Loan (1.5%), the borrower sponsor and guarantor is the subject of a contract dispute with respect to $2,000,000 of personal loans made to him in 2018 in connection with a down payment on an unrelated property. That down payment was lost when the borrower sponsor terminated the contract. The borrower sponsor indicated at the time of the origination of the Alabama Hilton Portfolio Mortgage Loan that it had agreed to repay the claimants on the personal loans by April 2020, but there is no assurance that this fact occurred. In addition, the borrower sponsor and guarantor developed and sold an unrelated property in 2009 using a revolving line of credit from Amtrust Bank that he personally guaranteed. The guaranty was sold to a distressed home note purchaser, and in April 2019, the note purchaser filed a judgment for $2,000,000 stemming from the unrelated property, and there is no assurance that this judgement has since been paid or otherwise settled.

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With respect to the All World Storage Romeoville Mortgage Loan (1.4%) and the ABC Self Storage Mortgage Loan (0.4%), two of the three carveout guarantors, Lawrence Kaplan and George Thacker, are defendants in an intercompany lawsuit filed by a former partner that alleges that Mr. Kaplan was taking excessive compensation and misusing company trade secrets to his personal advantage. The lawsuit is not related to the Mortgaged Properties. The lawsuit was filed against Mr. Kaplan in December 2018, and later amended to include Mr. Thacker in July 2019. The potential liability is not known. In addition, a lawsuit was filed against Mr. Kaplan on January 18, 2021 by an employee alleging, among other things, breach of contract and unjust enrichment, and seeks damages in excess of $3,000,000.

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With respect to the 475 Oakmead Mortgage Loan (1.2%), the related borrower sponsors and non-recourse carve-out guarantors or their affiliates are parties to certain outstanding litigation, including a bankruptcy action filed in April 2018 by ECS Refining, Inc. (“ECS”), an entity in which the borrower sponsors currently hold a non-controlling, minority ownership interest, in connection with a maturity default under certain debt secured by the ownership interests in ECS. After a failure to obtain post-petition financing, the action was converted from a Chapter 11 to a Chapter 7 bankruptcy proceeding. In connection with such proceeding, the related bankruptcy trustee has brought claims against certain landlord-entities affiliated with the borrower sponsors of properties unrelated to the Mortgaged Property at which ECS was a tenant seeking to claw back rent paid to such entities. In addition, the bankruptcy trustee has brought claims against the borrower sponsors for an alleged breach of fiduciary duties by the borrower sponsors related to their handling of the bankruptcy proceeding. The bankruptcy trustee has recently made a collective demand in the amount of approximately $3.5 million from all of the applicable parties to settle the outstanding claims. In addition, the related borrower sponsors and a recycling and precious metals business in which they hold an ownership interest, All Metals, Inc. d/b/a Outback Equipment Company (“Outback”), are defendants to an action alleging the failure of ECS to destroy certain equipment pursuant to a contract entered into between the plaintiff and ECS. The plaintiffs allege that ECS instead transferred the equipment to Outback for sale to certain third parties. The plaintiff is seeking damages from Outback and the borrower sponsors, including, among other things, equipment retrieval costs and attorney’s fees, in an amount equal to approximately $800,000.

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With respect to the Pepsi Distribution Center Mortgage Loan (0.9%), the related carveout guarantor, Haim Dabah, was convicted of fraud and conspiracy to commit fraud in 1994 in connection with a clothing retailer connected to Mr. Dabah, Gitano, mislabeling approximately $700,000 of imported products as products of the Maldives.

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With respect to the 135 Brown Place Mortgage Loan (0.5%), the Mortgaged Property and the borrower sponsor and non-recourse carveout guarantor, Martin Spitzer, are subject to a pending lawsuit related to alleged property damage sustained by a property adjacent to the Mortgaged Property resulting from construction at the Mortgaged Property. The lawsuit claims $750,000 in damages as well as punitive damages in the amount of $5,000,000.

We cannot assure you that the above-described litigation matters or any current litigation matters relating to certain Mortgage Loans would not have an adverse effect on, or provide any other indication of the future performance of the obligors or the non-recourse carveout guarantors under, the related Mortgage Loans.

With respect to the O’Reilly Auto Parts Portfolio Mortgage Loan (3.7%), the master lease for the sole tenant was originally entered into in 2000. In June 2020, the sole tenant contacted the borrower to notify it of the tenant’s intent to extend the lease pursuant to its original terms and notice period. The borrower rejected the renewal of the master lease on the ground that in 2012 the tenant had performed a corporate reorganization without properly notifying the borrower and in contravention of the terms of the master lease. In August 2020, the tenant commenced litigation with the borrower with respect to the borrower’s rejection of the tenant’s attempt to renew the lease. In December 2020, a settlement was reached whereby additional supplemental guaranties of the master lease were required from significant subsidiaries of the tenant, and an additional five years was added to the lease term and subsequent renewal terms.

With respect to the Pepsi Distribution Center Mortgage Loan (0.9%), the related carveout guarantor, Haim Dabah, was convicted of fraud and conspiracy to commit fraud in 1994 in connection with a clothing retailer connected to Mr. Dabah, Gitano, mislabeling approximately $700,000 of imported products as products of the Maldives.

With respect to the Palmetto Self Storage Mortgage Loan (0.8%), one of the nonrecourse carveout guarantors, Todd C. Amsdell, and another borrower sponsor, Robert J. Amsdell, were subject to a lawsuit, along with two other defendants, filed in 2007 by U-Store-It Trust and relating to breach of fiduciary duty and violation of non-competition agreements. Robert J. Amsdell was the CEO and Todd C. Amsdell was a member of the UStore-It Trust board of directors, but each left U-Store-It Trust around the time the lawsuit was filed. The lawsuit was settled and dismissed with prejudice in September 2007.

Redevelopment, Expansion and Renovation

Certain of the Mortgaged Properties are properties which are currently undergoing or, in the future, are expected to undergo redevelopment, renovation or expansion or, with respect to hospitality properties, are subject to property improvement plans (“PIPs”) required by the franchisors. Certain risks related to redevelopment, expansion and renovation or the obligation to execute PIPs at a Mortgaged Property are described in “Risk Factors—Risks Relating to the Mortgage Loans—Risks Related to Redevelopment, Expansion and Renovation at Mortgaged Properties”.

Below are descriptions of (a) certain of such Mortgaged Properties that are undergoing (or are required or expected to undergo) redevelopment, expansion and/or renovation where the approximate estimated cost thereof is equal to or greater than the lesser of $1,000,000 and 10% of the related Mortgage Loan’s principal balance, and/or (b) certain of such Mortgaged Properties that are subject to material PIPs.

With respect to the Burlingame Point Mortgage Loan (7.7%), in addition to approximately $93,500,000 in tenant improvement allowance, the sole tenant, Facebook, is reportedly investing approximately $171,000,000 out-of-pocket on the buildout of its space including, but not limited to, office space, a fitness center, cafeteria and kitchen. We cannot assure you that Facebook will make this investment as expected or at all. See “—Tenant Issues—Lease Expirations and Terminations—Other”.

With respect to the Equus Industrial Portfolio Mortgage Loan (6.2%), the improvements at the Lot 11 Mortgaged Property (0.4%) are still under construction, and the purchase price for such Mortgaged Property has not been fully paid to the related seller of the Mortgaged Property. At origination, the borrowers deposited $18,819,523 into an earnout reserve for such Mortgaged Property. Provided that no event of default under the Equus Industrial Portfolio Loan Combination is continuing, at any time prior to April 8, 2024, upon satisfaction of the Earnout Release Conditions (as defined below), the lender will be required to release the funds in the earnout reserve, less (i) the amount of any remaining free rent to which the Lot 11 Tenant (as defined below) is entitled under its lease, (ii) the amount of any termination fees that are actually payable to any Lot 11 Tenant on account of the termination of its lease and (iii) 125% of the remaining cost to complete the Lot 11 punchlist items (together the “Earnout Retained Amounts”), to the borrowers on the due date following satisfaction of the Earnout Release Conditions.

For purposes of the foregoing:

“Earnout Release Conditions” means each of the following: (i) substantial completion of the Lot 11 project work; (ii) the Lot 11 Tenant has accepted its space and has delivered an estoppel certificate, (iii)

125% of the remaining cost to complete the Lot 11 punchlist items has been reserved with the lender; (iv) the amount of any remaining free rent or gap rent under the Lot 11 Tenant’s lease has been reserved with the lender; (v) there is no default by the guarantors under a completion guaranty related to the Lot 11 Mortgaged Property (0.4%); (vi) either (x) the lease with Massimo Zanetti Beverages USA (“MZB”) in place as of the origination date (the “Current Lot 11 Lease”) is in full force and effect and has not been amended or modified from the Current Lot 11 Lease (other than non-material amendments or modifications that do not impact the key terms of the Current Lot 11 Lease (economic or otherwise)) or (y) the Lot 11 Debt Yield (as defined below) is equal to or greater than 7.17%; and (vii) the borrowers’ obligation to pay the purchase price of the Lot 11 Mortgaged Property (net of (x) certain offsets and (y) certain funds escrowed pursuant to an escrow agreement among the borrowers, the property seller and a title company) has been satisfied (or will be satisfied simultaneously with the release of such portion of the earnout reserve).

“Lot 11 Debt Yield” means, as of any date of determination, the percentage obtained by dividing (x) the Lot 11 Projected NOI by (y) $22,260,000.

“Lot 11 Projected NOI” means, as of any date of determination, (x) the projected operating income from the Lot 11 Mortgaged Property for the succeeding 12 month period, calculated to include the aggregate annualized rent (including reimbursements) projected to be received by the borrowers over the succeeding 12 month period from the Lot 11 Tenant on account of its lease, including any free rent to the extent the amount of such free rent is actually deposited into the prepaid rent reserve as of such date of determination, minus (y) the projected operating expenses for the Lot 11 Mortgaged Property for such period, in each case as reasonably determined by the lender.

“Lot 11 Tenant” means (i) MZB or (ii) any replacement tenant or tenants under a replacement lease.

In addition, with respect to the Equus Industrial Portfolio Mortgage Loan (6.2%), the Current Lot 11 Lease for the Lot 11 Mortgaged Property requires the project work to be substantially completed by June 1, 2022, and if the applicable borrower fails to do so, the tenant may terminate the Current Lot 11 Lease, in which case the borrower will be required to pay liquidated damages of $750,000 to the tenant. The borrowers have covenanted to substantially complete such work by that date, provided that failure to do so will not be an event of default if either (i) the applicable borrower has entered into one or more replacement leases that provide for rent sufficient to achieve a projected net operating income for such Mortgaged Property of $1,596,000, and has deposited with the lender the amount by which the cost to complete work under such replacement lease(s) plus any tenant improvement allowances, leasing commissions, free rent or gap rent due under such lease plus any termination fees due to MZB under the Current Lot 11 Lease (the “New Leasing Costs”) exceed the amount in the earnout reserve or (ii) the borrower has deposited with the lender an amount equal to (A) $24,486,000 less (B) the amounts in the earnout reserve less (C) to the extent the applicable borrower has entered into replacement leases that provide for projected net operating income of less than $1,596,000, the quotient of the projected net operating income for such Mortgaged Property divided by 7.17%; provided, in the case of clause (ii), the borrower must also deposit the New Leasing Costs for such replacement leases. If at any time prior to April 8, 2024 (1) the Current Lot 11 Lease is terminated, modified or otherwise is no longer in full force and effect, (2) the borrowers have deposited with the lender the amounts specified in the Equus Industrial Portfolio Loan Combination documents (such that the earnout reserve contains the Equus Release Price (as defined under “—Certain Terms of the Mortgage Loans—Partial Releases—Property Releases; Partial Prepayments”) for the Lot 11 Mortgaged Property) and (3) the Earnout Release Conditions have been satisfied but for the condition in clause (vi) of the definition thereof, then the lender will be required, at the borrowers’ option, to release to the borrowers a portion of the earnout reserve in an amount sufficient to achieve a Lot 11 Debt Yield equal to or greater than 7.17% (with the Lot 11 Debt Yield equaling, for purposes of this sentence, the percentage obtained by dividing the Lot 11 Projected NOI by the amount of the earnout reserve to be so released). If, subsequently, at any time prior to April 8, 2024, the Lot 11 Debt Yield equals or exceeds 7.17%, the balance of the earnout reserve, less the Earnout Retained Amounts, will be required to be released to the borrowers, or at the borrowers’ option, continue to be held in the earnout reserve until April 8, 2024 and then applied to prepay the Equus Industrial Portfolio Loan Combination on the next payment date, together with a yield maintenance premium. Notwithstanding the foregoing, if the Earnout Release Conditions have been satisfied but for the condition in clause (vi) of the definition thereof, at such time as (i) the Lot 11 Projected NOI is equal to or greater than $1,596,000, (ii) all free rent and/or gap rent to which any Lot 11 Tenant is entitled under its applicable lease has burned off and (iii) all Lot 11 punchlist items are complete, any amounts then remaining in the earnout reserve will be required to be released to the borrowers. In addition, the borrowers have the right to obtain the release of such Mortgaged Property at any time following origination upon prepayment of the related Equus Release Price and any yield maintenance premium then due, but without regard to the lockout period or any other release conditions, subject to satisfaction of customary REMIC requirements.

With respect to the Amazon Seattle Mortgage Loan (4.7%), which is an acquisition loan, commencing in 2015, the Mortgaged Property has undergone an extensive redevelopment from a department store to an office building by the prior owner of the Mortgaged Property. As of origination, certain portions of the redevelopment, consisting of the new lobby and the first-level premises, together totaling 23,578 square feet (3.0% of total net rentable area), which are leased to the largest tenant, Amazon.com Services LLC, have not been completed. Amazon.com Services LLC will be entitled to credits against its rent in the amount of one day of base rent for the applicable portion of the Mortgaged Property for each day of delay for the first 45 days, and two days of base rent for the applicable portion of the Mortgaged Property for each day of delay thereafter, (i) if the new lobby is not delivered to it with landlord work sufficiently completed to allow for the construction of tenant’s improvements without material interference from landlord or landlord’s contractors, by November 30, 2021, and (ii) if the new lobby is not delivered to it by August 15, 2021, or the level one premises is not delivered to it by July 15, 2021, in each case with landlord work completed and with a temporary or permanent certificate of occupancy or legal equivalent. Amazon.com Services LLC will also have termination rights as to each such portion of the premises if they are not completed by specified dates, as described under “—Tenant Issues—Lease Expirations and Terminations—Terminations”. The prior owner of the Mortgaged Property is required to complete construction of such premises pursuant to the purchase agreement for the Mortgaged Property between the prior owner and the borrower. At origination, the prior owner deposited $22,900,151 into escrow pursuant to an escrow agreement between the prior owner, the borrower, the condominium association related to the Mortgaged Property and a title insurance company to cover the costs of completion of such remaining premises (as well as costs related to completion of premises for a retail tenant), and deposited $2,000,000 into escrow pursuant to escrow instructions between the prior owner, the borrower and such title insurance company to cover any rent credits due to Amazon.com Services LLC as a result of delay in such completion. Such escrows have been collaterally assigned to the lender. In the event that the borrower is entitled to receive any amount from the related escrow with respect to rent credits due to Amazon.com Services LLC, it is required to deposit such amount into a free rent account held with the lender. In addition, the loan documents require the borrower to obtain lender consent to any material modification or termination of such escrow arrangements. Such arrangements, however, may provide less protection to the lender than would be the case if the related escrows were held under the loan documents. For example, the lender does not have direct control over releases from such escrows and does not have the right to apply such escrows to the debt upon an event of default.

With respect to the 100 East California Ave Mortgage Loan (2.6%), the lease for the sole tenant at the related Mortgaged Property, Kern County, requires the borrower to construct a solar canopy/carport system and make improvements to the north parking lot. At origination of the 100 East California Ave Mortgage Loan, the borrowers deposited an amount equal to $1,534,475.00 into an immediate repair reserve account in connection with such obligations.

We cannot assure you that the above-described renovations and build outs will not temporarily interfere with the use and operation of portions of the related Mortgaged Property and/or make the related Mortgaged Property less attractive to potential guests, patrons, customers and/or tenants. See “Significant Loan Summaries” in Annex B to this prospectus for additional information on the 15 largest Mortgage Loans.

Default History, Bankruptcy Issues and Other Proceedings

Defaults, Refinancings, Discounted Pay-offs, Foreclosure or REO Property Purchases

As of the Cut-off Date, with the exception of the Alabama Hilton Portfolio Mortgage Loan (1.5%), none of the Mortgage Loans were modified due to a delinquency.

With respect to the Alabama Hilton Portfolio Mortgage Loan (1.5%), in connection with certain payment delinquencies that had resulted in the commencement of foreclosure proceedings of the related Mortgaged Properties, a forbearance and modification agreement was entered into for the related Loan Combination as of September 1, 2020, following which such foreclosure proceedings were withdrawn. The forbearance and modification agreement, provided for, among other things, (i) a forbearance from the exercise of any remedies available under the related loan documents with respect to certain specified defaults for a forbearance period extending (unless earlier terminated pursuant to certain provisions of such forbearance and modification agreement) through and including June 1, 2021, (ii) the deferral of payment of the principal component of monthly debt service payments on such Loan Combination, and the deferral of payment of monthly FF&E reserve deposits, during the forbearance period, (iii) the deferral of any cash management requirements resulting from the specified defaults during the forbearance period, and the commencement of full cash management thereafter, with an excess cash flow sweep of funds to be applied to the deferred principal and deferred FF&E deposits until such deferred principal and FF&E deposits are fully funded, (iv) in the event any deferred principal and/or deferred FF&E deposits remain after the application of excess cash flow through the December, 2021 monthly payment date, such deficiencies must be funded by the borrower no later than December 31, 2021, (v) the deferral of the related borrower’s obligation to pay default interest and late fees resulting from the specified defaults provided that no default occurs under the forbearance and modification agreement or the loan documents, and the waiver of such default interest and late fees on December 31, 2021 so long as no default or event of default has occurred, and (vi) consent to the related borrower’s having obtained an unsecured loan pursuant to the Paycheck Protection Program administered by the United States Small Business Administration in accordance with the Coronavirus Aid, Relief, and Economic Security Act of 2020, in the amount of approximately $502,294, and agreement that such loan will not constitute a breach of certain applicable provisions of the loan documents so long as such loan is completely forgiven within two years of having been incurred or the related borrower otherwise pays such loan in full prior to its maturity date. Despite that fact that the related borrowers have not yet repaid the deferred principal portions of the monthly debt service payments contemplated by clause (ii) of the preceding sentence, all references in this prospectus to the Cut-off Date Balance of the Alabama Hilton Portfolio Mortgage Loan assume that such deferred principal payments have been made. Such deferred principal portions of the monthly debt service payments contemplated by clause (ii) of the preceding sentence, to the extent allocable to the Alabama Hilton Portfolio Mortgage Loan, are not an asset of and have not been assigned to the Issuing Entity, and when and if they are received by the Issuing Entity, they will be required to be remitted to the related Mortgage Loan Seller.

One or more of the Mortgage Loans, (i) were refinancings in whole or in part of loans that were (or refinancings of bridge loans that in turn refinanced loans that were) in default at the time of refinancing, (ii) involved a discounted pay-off of a prior loan from the proceeds of such Mortgage Loan, or (iii) provided acquisition financing for the related borrower’s purchase of the related Mortgaged Property at a foreclosure sale or after becoming REO, in each case as described below:

●

With respect to the Holiday Inn Express San Diego Mortgage Loan (1.7%), the Mortgage Loan refinanced a prior loan that went into maturity default in September 2020 and was subject to a forbearance agreement. The Mortgage Loan paid off the prior loan in full.

●	With respect to the Fordham Road Mortgage Loan (1.2%), the Fordham Road Mortgage Loan refinanced the previous loan that experienced a maturity default prior to the origination of the Mortgage Loan.

For additional information regarding the status of the Mortgage Loans since the date of origination, see “—COVID-19 Considerations”.

Borrowers, Principals or Affiliated Entities Have Been or Currently Are Parties to Defaults, Bankruptcy Proceedings, Criminal or Civil Legal Proceedings, Pending Investigations, Foreclosure Proceedings, Deed-In-Lieu of Foreclosure Transactions and/or Mortgage Loan Workouts

Certain of the borrowers, principals of the borrowers and other entities affiliated with such principals are or previously have been or currently are parties to loan defaults, bankruptcy proceedings, criminal or civil legal proceedings, pending investigations, foreclosure proceedings, deed-in-lieu of foreclosure transactions and/or mortgage loan workouts (which may have included a discounted payoff), in addition to any bankruptcy-related litigation issues discussed above in “—Litigation and Other Legal Considerations”, which in some cases may have involved a Mortgaged Property that secures a Mortgage Loan to be included in the Issuing Entity. For example, among the 16 largest Mortgage Loans (considering any Crossed Group as a single mortgage loan) taking into account any such material defaults, proceedings, pending investigations, transactions and/or Mortgage Loan workouts that are currently occurring or have occurred within the last 15 years and of which we are aware:

●

With respect to the Amazon Seattle Mortgage Loan (4.7%), the related borrower sponsor or its affiliates have been subject to defaults and workout proceedings on commercial mortgage loans. Recent examples include (1) a securitized mortgage loan secured by a shopping mall which experienced a maturity default in August 2019 on an approximately $74 million balloon payment, as to which the special servicer previously reported that it retained counsel for potential foreclosure or receivership proceedings and was also pursuing a potential modification and transfer of interest with a third party, and (2) a $150 million original principal balance securitized mortgage loan secured by inline and outparcel space at a shopping mall, as to which a one-year maturity extension was entered into in August 2019 and as to which the special servicer previously reported that a further extension and modification was under discussion.

●

With respect to the 4500 Academy Road Distribution Center Mortgage Loan (4.6%), one of the three nonrecourse carveout guarantors, Peter Holstein, is the nonrecourse carve-out guarantor of an underperforming office and retail securitized commercial mortgage loan identified as the Champaign Portfolio. Mr. Holstein inherited the portfolio from a deceased family member. The Champaign Portfolio loan is currently in a cash flow sweep. The third-party manager was being paid in arrears as a result, and recently filed a lien against the mortgaged property in the amount of $42,000 in March 2021, putting the loan into default. The loan was transferred into special servicing in May 2021.

●

With respect to the 105 West 125th Street Mortgage Loan (4.1%), the related borrower sponsors or their affiliates have previously sponsored other real estate projects securing loans that went into default and were subject to foreclosure or a deed-in-lieu of foreclosure during the past fifteen years. In addition, one of the related borrower sponsors, David Werner, is the sponsor of the leased fee interest in a property improved by a hotel that has reportedly been closed due to the COVID-19 pandemic, which leased fee interest secures a loan that is currently in default.

●

With respect to the iPark 84 Innovation Center Mortgage Loan (2.6%), the related borrower sponsor or its affiliates have been subject to defaults and loan modifications on unrelated commercial mortgage loans, including a securitized mortgage loan that was delinquent for five months between 2019 and 2020. The unrelated mortgage loan was put into a cash trap as a result of a tenant failing to timely renew its lease. The servicer failed to terminate the cash trap upon execution of a lease renewal and satisfaction of the cash trap cure requirements of the mortgage loan documents, and as a result, the borrower requested that the loan be transferred to special servicing. The mortgage loan was subsequently refinanced and the initial loan was repaid in full at par with all expenses, accrued interest, and yield maintenance.

There are likely other material defaults, bankruptcy proceedings, legal proceedings, foreclosure proceedings, deed-in-lieu of foreclosure transactions and/or mortgage loan workouts involving certain of the borrowers, principals of the borrowers and other entities under the control of such principals that have (i) occurred prior to the last 15 years, (ii) occurred during the last 15 years with respect to Mortgage Loans that are not among the 16 largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan), or (iii) otherwise occurred at any time (including with respect to the 16 largest Mortgage Loans) and of which we are not aware.

We cannot assure you that there are no other defaults, bankruptcy proceedings, legal proceedings, foreclosure proceedings, deed-in-lieu of foreclosure transactions and/or mortgage loan workout matters that involved one or more Mortgage Loans or Mortgaged Properties, and/or a guarantor, borrower, borrower sponsor or other party to a Mortgage Loan.

Certain risks relating to bankruptcy proceedings are described in “Risk Factors—Risks Relating to the Mortgage Loans—A Bankruptcy Proceeding May Result in Losses and Delays in Realizing on the Mortgage Loans”.

Tenant Issues

Tenant Concentrations

Mortgaged properties that are owner-occupied or leased to a single tenant, or a tenant that makes up a significant portion of the rental income, also are more susceptible to interruptions of cash flow if that tenant’s business operations are negatively impacted, if that tenant defaults or if that tenant fails to renew its lease. This is so because:

●	the financial effect of the absence of rental income may be severe;

●	more time may be required to re-lease the space; and

●	substantial capital costs may be incurred to make the space appropriate for replacement tenants.

See Annex A to this prospectus for tenant lease expiration dates for the 5 largest tenants (based on net rentable square footage) at each office, industrial, retail, industrial, self storage and mixed use and leased fee Mortgaged Property.

The Mortgaged Properties have single tenants as set forth below:

●	Eighty-four (84) of the Mortgaged Properties, securing, in whole or in part, sixteen (16) Mortgage Loans (42.8%), are each leased to a single tenant.

●	With respect to the O’Reilly Auto Parts Portfolio Mortgage Loan (3.7%), which is secured by 56 Mortgaged Properties, all of such properties are master leased to O’Reilly Automotive Stores, Inc.

●	No Mortgaged Property leased to a single tenant secures a Mortgage Loan representing more than approximately 7.7% of the Initial Pool Balance.

With respect to certain of these Mortgaged Properties that are leased to a single tenant, the related leases may expire prior to, or soon after, the maturity dates of the Mortgage Loans or the related tenant may have the right to terminate its lease prior to the maturity date of the Mortgage Loan. If the current tenant does not renew its lease on comparable economic terms to the expired lease, if a single tenant terminates its lease or if a suitable replacement tenant does not enter into a new lease on similar economic terms, there could be a negative impact on the payments on the related Mortgage Loans.

Lease Expirations and Terminations

Lease Expirations

See Annex A to this prospectus for tenant lease expiration dates for the 5 largest tenants (based on net rentable square footage leased) at each office, industrial, retail, industrial, self storage and mixed use and leased fee Mortgaged Property. Even if none of the 5 largest tenants at a particular Mortgaged Property have leases that expire before, or shortly after, the maturity of the related Mortgage Loan, (i) some of the Mortgaged Properties have significant leases (not related to the 5 largest tenants) or a significant concentration of leases that expire before, or shortly after, the maturity of the related Mortgage Loan, and (ii) there may be a significant percentage of leases at a particular Mortgaged Property that expire in a single calendar year, a rolling 12-month period or prior to, or shortly after, the maturity of a Mortgage Loan. Identified below are certain lease expirations or concentrations of lease expirations with respect to the office, industrial, retail, industrial, self storage and mixed use and leased fee Mortgaged Properties:

●

In certain cases, the lease of a sole tenant or the lease of an anchor or other tenant that is one of the 5 largest tenants at a Mortgaged Property expires prior to the maturity date (or, in the case of an ARD Loan, the Anticipated Repayment Date) of the related Mortgage Loan, as set forth on Annex A to this prospectus. Set forth in the table below are examples of Mortgaged Properties as to which the sole tenant or a single tenant representing greater than 50% of the net rentable square footage occupies its space at the Mortgaged Property under a lease that expires prior to, or within approximately 12 months after, the maturity date (or, in the case of an ARD Loan, the Anticipated Repayment Date) of the related Mortgage Loan.

Mortgaged Property Name	Approx. % of Initial Pool Balance	Name of Tenant	Percentage of Net Rentable Square Footage Expiring(1)	Date of Lease Expiration	Maturity Date
Equus Industrial Portfolio – 1125 Vaughn Parkway	0.4%	XPO Logistics	61.9%	11/30/2023	4/9/2028
Equus Industrial Portfolio – 40 Tyson Drive	0.3%	Home Depot	75.7%	12/31/2026	4/9/2028
Equus Industrial Portfolio – 11820 Willis Road	0.1%	Peleman	50.1%	8/31/2025	4/9/2028
Equus Industrial Portfolio – 1325 Northmeadow Parkway	0.1%	Hope Industrial Systems, Inc.	50.9%	5/31/2023	4/9/2028
Equus Industrial Portfolio – 1350 Northmeadow Parkway	0.1%	Johnson Controls	56.5%	12/31/2027	4/9/2028
Equus Industrial Portfolio – 1175 Northmeadow Parkway	0.1%	Docufree	63.7%	12/31/2022	4/9/2028
Equus Industrial Portfolio – 1250 Northmeadow Parkway	0.1%	B&R	72.4%	7/31/2024	4/9/2028
Amazon Seattle	4.7%	Amazon.com Services LLC	87.8%	5/31/2033	4/6/2030
252 Atlantic Avenue	2.4%	Michaels	59.2%	3/31/2031	6/6/2031
Accenture San Antonio	1.4%	Accenture Federal Services	100.0%	12/31/2030	6/6/2031
475 Oakmead	1.2%	Alpha and Omega Semiconductor	100.0%	4/30/2030	6/6/2031
Fordham Road	1.2%	Planet Fitness	57.5%	7/31/2030	6/1/2026
Pepsi Distribution Center	0.9%	P-Americas, LLC	100.0%	7/14/2028	6/6/2028
Bowie Commons	0.8%	Publix	57.5%	3/31/2031	6/6/2031

(1)	Calculated based on a percentage of occupied net rentable square footage of the related Mortgaged Property.

●

With respect to the Mortgaged Properties identified in the table below, tenant leases representing in the aggregate greater than 50% of the net rentable square footage at the related Mortgaged Property (excluding Mortgaged Properties leased to a sole tenant or single tenant representing greater than 50% of the net rentable square footage, as identified in the table above) expire in a single calendar year that is prior to, or in the same year as, the year in which the maturity date (or, in the case of an ARD Loan, the Anticipated Repayment Date) of the related Mortgage Loan occurs.

Mortgaged Property Name	Approx. % of Initial Pool Balance	Approximate Aggregate Percentage of Leases Expiring(1)	Calendar Year of Expiration	Maturity Date
105 West 125th Street	4.1%	55.0%	2029	6/6/2031
252 Atlantic Avenue	2.4%	93.3%	2031	6/6/2031
NJ Flex Portfolio - Belleville	0.2%	93.2%	2027	6/6/2028
NJ Flex Portfolio - Woodland	0.2%	100.0%	2027	6/6/2028

(1)	Calculated based on a percentage of occupied net rentable square footage of the related Mortgaged Property.

●

There may be other Mortgaged Properties with related leases (including leases representing in the aggregate 50% or greater of the net rentable square footage at the related Mortgaged Property), that expire over two or more calendar years prior to maturity of the related Mortgage Loan, which may be consecutive calendar years.

●

Further, with respect to certain other Mortgaged Properties, there are leases that represent in the aggregate a material portion (but less than 50%) of the net rentable square footage at the related Mortgaged Property that expire in a single calendar year (or several calendar years) prior to, or shortly after, the maturity of the related Mortgage Loan.

Lease Terminations

Certain Mortgage Loans have material lease early termination options. Leases often give tenants the right to terminate the related lease, reduce the amount of space they are leasing, abate or reduce the related rent, and/or exercise certain remedies against the related borrower for various reasons or upon various conditions, including

(i)	if the borrower for the applicable Mortgaged Property allows uses at the Mortgaged Property in violation of use restrictions in current tenant leases,

(ii)	if the borrower or any of its affiliates owns other properties within a certain radius of the Mortgaged Property and allows uses at those properties in violation of use restrictions,

(iii)	if the borrower fails to provide a designated number of parking spaces,

(iv)

if there is construction at the related Mortgaged Property or an adjacent property (whether or not such adjacent property is owned or controlled by the borrower or any of its affiliates) that may interfere with visibility of, access to or a tenant’s use of the Mortgaged Property or otherwise violate the terms of a tenant’s lease,

(v)

upon casualty or condemnation with respect to all or a portion of the Mortgaged Property that renders such Mortgaged Property unsuitable for a tenant’s use or if the borrower fails to rebuild such Mortgaged Property within a certain time,

(vi)	if a tenant’s use is not permitted by zoning or applicable law,

(vii)	if the tenant is unable to exercise an expansion right,

(viii)	if the borrower does not complete certain improvements to the property as contemplated in the lease,

(ix)	if the borrower leases space at the Mortgaged Property or within a certain radius of the Mortgaged Property to a competitor,

(x)	if the tenant fails to meet certain sales targets or other business objectives for a specified period of time,

(xi)	if certain anchor or significant tenants at the subject property go dark or terminate their leases,

(xii)	if the landlord violates the tenant’s exclusive use rights for a specified period of time,

(xiii)	if the borrower defaults on any other obligations under the lease, or

(xiv)	based upon contingencies other than those set forth in this “—Tenant Issues—Lease Expirations and Terminations” section.

We cannot assure you that all or any of the borrowers will comply with their lease covenants or such third parties will act in a manner required to avoid any termination and/or abatement rights of the related tenant.

Unilateral Lease Termination Rights

Certain of the tenant leases permit the related tenant to unilaterally terminate its lease (with respect to all or a portion of its leased property) prior to, or shortly after the maturity of the related Mortgage Loan, upon providing notice of such termination within a specified period prior to the termination date. For example, among the 5 largest tenants by net rentable square footage at a Mortgaged Property securing the 15 largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan) by Cut-off Date Balance, or those Mortgaged Properties with a tenant that leases at least 20% of the net rentable square footage at the related Mortgaged Property (in each case excluding government tenants, which are described further below):

●	With respect to the Chase Tower Mortgage Loan (2.6%), Dinsmore & Shohl LLP, the fourth largest tenant, representing approximately 6.8% of the net rentable square footage at the Mortgaged

Property, has the right to terminate its lease with respect to all or any portion of the 11th floor premises, effective as of April 30, 2023 (the last day of the 84th full calendar month of the lease term), with a nine-month prior notice and the payment of a termination fee.

●

With respect to the 1985 Marcus Mortgage Loan (1.7%), (i) the largest tenant, JPMorgan Chase, leasing approximately 24.4% of the net rentable area at the related Mortgaged Property, has the right to terminate its lease effective on May 1, 2027 with prior written notice on or before May 1, 2026, (ii) the second largest tenant, Integra MLTC, Inc., leasing approximately 12.3% of the net rentable area at the Mortgaged Property, has the right to terminate its lease effective at any time after August 31, 2028 with at least 12 months’ prior written notice and (iii) the fifth largest tenant, PharMerica Corporation, leasing approximately 7.2% of the net rentable area at the Mortgaged Property, has the right to terminate its lease effective on the last day of the 94th month following the related lease commencement date (which was on June 1, 2020) with at least 12 months’ prior written notice.

●

With respect to the Accenture San Antonio Mortgage Loan (1.4%), the sole tenant at the Mortgaged Property, Accenture Federal Services, has the one-time right to terminate its lease with respect to all or a portion (but no less than one full floor) of the leased premises effective December 31, 2027 upon notice to the related landlord given no later than September 30, 2026 and payment of a termination fee in the amount of approximately $764,928.

Rights to Terminate Lease or Abate or Reduce Rent Triggered by Failure to Meet Business Objectives or Actions of Other Tenants

Certain of the tenant leases for the Mortgaged Properties permit the related tenant to terminate its lease and/or abate or reduce rent if the tenant fails to meet certain sales targets or other business objectives for a specified period of time. We cannot assure you that all or any of these tenants will meet the sales targets or business objectives required to avoid any termination and/or abatement rights.

Certain of the tenant leases for the Mortgaged Properties may permit affected tenants to terminate their leases and/or abate or reduce rent if another tenant at the subject Mortgaged Property or a tenant at an adjacent or nearby property terminates its lease or goes dark, or if a specified percentage of the Mortgaged Property is unoccupied.

In addition to termination options tied to certain triggers as set forth above that are common with respect to retail properties, certain tenant leases permit the related tenant to terminate its lease without any such triggers.

Certain of the tenant leases permit the related tenant to terminate its lease based upon contingencies other than those set forth above in this “—Tenant Issues—Rights to Terminate Lease or Abate or Reduce Rent Triggered by Failure to Meet Business Objectives or Actions of Other Tenants” subsection.

See “Significant Loan Summaries” in Annex B to this prospectus for more information on material lease termination options relating to the 15 largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan).

Rights to Cease Operations (Go Dark) at the Leased Property

Certain of the tenant leases may permit a tenant to go dark at any time. For example, taking into account (i) the 5 largest tenants (based on net rentable square footage) at a Mortgaged Property securing the 15 largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan) by aggregate Cut-off Date Balance or (ii) cases where any Mortgaged Property is leased to a tenant that leases more than 50% of the net rentable square footage of the Mortgaged Property who has the option to go dark:

●

With respect to the O’Reilly Auto Parts Portfolio Mortgage Loan (3.7%), which is secured by 56 Mortgaged Properties master leased to O’Reilly Automotive Stores, Inc., in connection with alterations to any individual Mortgaged Property the tenant has the right to cease operations at such individual Mortgaged Property for not more than 180 days (and only once with respect to such Mortgaged Property during any 5 year period during the lease term). In addition, so long as there is no event of default under the master lease, the tenant has the right to cease operations at a Mortgaged Property for any reason, for a period of not more than one year, provided that no more than six Mortgaged Properties may be closed at any one time pursuant to this provision.

●

With respect to the 1-11 South Market Street Mortgage Loan (1.3%), the sole tenant at the Mortgaged Property, Statco Inc., has the right to go dark at any time. If such period lasts 90 days or more, the related landlord may terminate the lease upon written notice.

●

With respect to the Bowie Commons Mortgage Loan (0.8%), the largest tenant, Publix, leasing approximately 58% of the net rentable square footage at the Mortgaged Property, has the right to go dark at any time and will have no liability to the borrower for any failure to occupy or operate in its space. The borrower does not have the right to recapture such space in the event Publix elects to go dark.

●

With respect to the 20 Carter Drive Mortgage Loan (0.5%), the sole tenant at the Mortgaged Property, Brook & Whittle LTD, has the right to cease operations at any time. If such tenant ceases operations and removes substantially all of the tenant’s property from the Mortgaged Property for a period in excess of nine months, the landlord may recapture the demised premises to be effective on the date which is 90 days from the date the landlord notifies the tenant in writing that it elects to recapture the demised premises.

There may be other tenant leases, other than those disclosed above, that do not require the related tenant to continue to operate its space at the related Mortgaged Property, and therefore such tenants may also have the option to go dark at any time, but such right to go dark is not expressly provided for under the subject lease.

Termination Rights of Government Sponsored Tenants

Certain of the Mortgaged Properties, as set forth in the table below, may be leased in whole or in part by government sponsored tenants or by tenants with government contracts. Government sponsored tenants frequently have the right to cancel their leases at any time or after a specific time (in some cases after the delivery of notice) or for lack of appropriations. Tenants that are party to a government contract frequently have termination options related to termination or cessation of such government contract. For example, set forth below are certain government sponsored tenants that (i) have leases with the risks described above in this paragraph and (ii) individually represent 5% or more of the underwritten base rent at the related Mortgaged Property. One or more other leases at the related Mortgaged Property representing less than 5% of the base rent at such Mortgaged Property could also have these types of risks.

Mortgaged Property Name	Approx. % of Initial Pool Balance	Tenant	Approx. % of Net Rentable Area	Approx. % of UW Base Rent
375 Pearl Street	6.0%	NYPD; Department of Finance; Department of Sanitation; NYC Human Resources Administration(1)	100.0%	100.0%
105 West 125th Street	4.1%	NYS Gaming Commission	9.5%	9.9%
100 East California	2.6%	Kern County	100.0%	100.0%
Mission Promenade	1.0%	Los Angeles County(2)	6.1%	7.0%
Mission Promenade	1.0%	Senate California Legislature(3)	4.8%	6.6%
105 West 125th Street	1.0%	NYS Office of Temp & Disability Assistance	45.5%	45.6%

(1) Each lease contains a one-time termination right effective on the 10th anniversary of the rent commencement date, provided that the tenant provides 12 months’ notice and pays a termination fee. The largest tenant (NYC Human Resources Administration) has a termination option effective in September 2029 with payment of a termination fee of approximately $22.3 million. The second largest tenant (Department of Finance) has a termination option effective September 2028 with payment of a termination fee of approximately $21.1 million. The third largest tenant (NYPD) has two termination options (one effective in April 2029 for its 20th floor space, and one effective in February 2032 for its space on floors 15 through 17) with payment of a termination fee (approximately $915,014 for the Floor 20 space, and $11.8 million for the space on floors 15 through 17). The fourth largest tenant (Department of Sanitation) has a termination option effective in September 2029 with payment of a termination fee of approximately $8.7 million.

(2) Commencing February 11, 2023, Los Angeles County has the right to terminate its lease at any time upon 6 months’ prior written notice.

(3) The Senate California Legislature lease terminates, at the option of the State of California, within 30 days immediately following the death, resignation, or other removal from office of Connie Leyva as a Member of the State Senate.

Other Tenant Termination Issues

With respect to the Amazon Seattle Mortgage Loan (4.7%) and the largest tenant, Amazon.com Services LLC, which represents approximately 87.8% of net rentable area and 95.4% of underwritten base rent, a portion of its premises comprised of the level one premises and a new lobby, totaling 3.5% of Amazon.com Services LLC’s leased net rentable area, has not yet been completed, and in addition, the new lobby has not yet been delivered. Amazon.com Services LLC has the right to terminate its lease as to the new lobby space if not delivered to it or not completed by February 2022 and the level one premises if not completed by January 2022. In addition, if any portion of Amazon’s expansion space (the final 198,056 square feet being leased to it), other than certain space (“Restricted Space”) designated for service and entertainment uses, cannot be used as office space or if any portion of the Restricted Space cannot be used for service and entertainment uses (as applicable, the “Affected Area”), due to the landlord’s failure to attain a necessary change in use of such space, then Amazon has the right to terminate the lease as to the Affected Area. See “Description of the Mortgage Pool—Redevelopment, Expansion and Renovation “.

With respect to the Equus Industrial Portfolio Mortgage Loan (6.2%), Massimo Zanetti Beverages USA, the sole tenant of the Lot 11 Mortgaged Property, as to which the improvements are still under construction, has the right to terminate its lease if the project work required by the lease is not substantially complete by June 1, 2022. In addition, EMS Ventures d/b/a AMR, the second largest tenant at the 250 Hembree Park Drive Mortgaged Property, has a one-time right to terminate its lease effective as of May 31, 2024 with prior written notice on or before January 31, 2024 in the event EMS Ventures d/b/a AMR receives written notice from two or more cities named in the related lease that its contract for emergency medical services with such cities has been terminated.

With respect to the 335 West 16th Street Mortgage Loan (3.6%), the sole tenant at the Mortgaged Property, Chelgram (SVA) / ADT, must, if such tenant elects to terminate its lease within 90 days following the date in which 20% or more of the Mortgaged Property is subject to condemnation proceedings, offer to purchase the Mortgaged Property.

In addition to the tenant termination issues described above, anchor tenants at, and shadow anchor tenants with respect to, certain Mortgaged Properties may close or otherwise become vacant. We cannot assure you that any such anchor tenants would be replaced in a timely manner or without incurring material additional costs to the related borrower and resulting in adverse economic effects.

Rights to Sublease

Certain of the Mortgaged Properties may have tenants that sublet a portion of their space or have provided notice of their intent to sublet out a portion of their space in the future. For example, taking into account (i) the 5 largest tenants (based on net rentable square footage) at those Mortgaged Properties securing the 15 largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan) or (ii) cases where 10% or more of the aggregate net rentable square footage at a Mortgaged Property is sublet:

●

With respect to the Equus Industrial Portfolio Mortgage Loan (6.2%), Delk, the third largest tenant at the 104 Challenger Drive Mortgaged Property (0.2%), representing approximately 21% of the net rentable square footage at the Mortgaged Property, subleases approximately 20,000 square feet of its space to ABB on a month-to-month basis.

●

With respect to the Colonnade Corporate Center Mortgage Loan (5.5%), the second largest tenant at the Mortgaged Property, Cadence Bank (representing approximately 14.2% of the net rentable square footage at the Mortgaged Property), subleases its entire space to Affinity Hospital for a term coterminous to the master lease, which expires in March 2024.

●

With respect to the 4500 Academy Road Distribution Center Mortgage Loan (4.6%), the sole tenant at the Mortgaged Property, ARCP ID Cookeville TN LLC, Cookeville, subleases its entire space to Academy, Ltd. for a term which expires February 28, 2039.

●	With respect to the O’Reilly Auto Parts Portfolio Mortgage Loan (3.7%), 12 of the 56 related Mortgaged Properties, representing approximately 23.2% of the net rentable square footage, are subleased to affiliates of the master tenant, O’Reilly Automotive Stores, Inc. In addition, the master tenant generally has the right to sublease any Mortgaged Property to its affiliates.

●

With respect to the 335 West 16th Street Mortgage Loan (3.6%), the sole tenant at the Mortgaged Property, Chelgram (SVA) / ADT, subleases 100% of its space to Chelgram Holding Corporation, formerly known as School of Visual Arts, Inc., for a term coterminous to the master lease, which expires on July 31, 2022.

Tenants Not Yet in Occupancy or in a Free Rent Period, Leases Under Negotiation and LOIs

Tenants under certain leases included in the Underwritten Net Cash Flow, Underwritten Net Operating Income and/or Occupancy may not be in physical occupancy, may not have commenced paying rent, or may be in the process of negotiating such leases. There can be no assurance that any of these tenants will take possession of their premises or commence paying rent as expected or at all. For example, with respect to single tenant properties, tenants that are one of the 5 largest tenants (based on net rentable square footage) at a Mortgaged Property securing the 15 largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan) or tenants in the aggregate representing more than 25% of the net rentable square footage at a Mortgaged Property, certain of such tenants have not taken possession or commenced paying rent or have outstanding rent as set forth below:

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With respect to the Burlingame Point Mortgage Loan (7.7%), the sole tenant, Facebook, has executed a lease for the Mortgaged Property and is currently building out its space, but has not yet taken full occupancy or begun paying rent. It is expected that Facebook could take occupancy of each of Building 1, Building 2, Building 3, Building 4 and the Amenity Space in approximately June 2021. Facebook is expected to begin paying rent on Building 1, Building 2, Building 3, Building 4, and the Amenity Space on July 11, 2021, January 11, 2022, May 8, 2022, November 7, 2022 and November 7, 2021, respectively. In addition, Facebook has been granted a rent credit in the total amount of $7,731,750. Facebook’s lease commenced with respect to Building 1 and Building 2 in November 2020 and commenced with respect to Building 3, Building 4 and the Amenity Space in April 2021. There can be no assurance that Facebook will occupy its space, open for business or begin paying rent as expected or at all.

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With respect to the Equus Industrial Portfolio Mortgage Loan (6.2%), the sole tenant at the Lot 11 Mortgaged Property, Massimo Zanetti Beverages USA, has executed a lease but is not yet in occupancy or paying rent pending the completion of the build-out of its related space. Massimo Zanetti Beverage USA is required to take occupancy upon the later to occur of (i) December 1, 2021 and (ii) substantial completion by the landlord of the project work required under its lease (the “Massimo Lease Commencement Date”), and is entitled to a three-month free rent period following the Massimo Lease Commencement Date. See “—Tenant Issues—Lease Expirations and Terminations”.

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With respect to the 375 Pearl Street Mortgage Loan (6.0%), (a) the third largest tenant at the Mortgaged Property, The New York City Police Department (“NYPD”) (representing approximately 21.8% of the net rentable square footage at the Mortgaged Property), has executed a lease for its space on floors 15 through 17 but has not yet taken occupancy and is expected to begin paying rent in January 2022; however, NYPD is currently in occupancy and paying full rent on its 20th floor space; and (b) rents for the largest tenant, NYC Human Resources Administration, the second largest tenant, Department of Finance, the third largest tenant, NYPD, and the fourth largest tenant, Department of Sanitation, were underwritten on a “straight-line” basis.

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With respect to the Colonnade Corporate Center Mortgage Loan (5.5%), the fifth largest tenant at the Mortgaged Property, The Onin Group (representing approximately 5.7% of the net rentable square footage at the Mortgaged Property), is in a free base rent period under its lease through August 2021.

●	With respect to the Amazon Seattle Mortgage Loan (4.7%) and the largest tenant, Amazon.com Services LLC, which represents approximately 87.8% of net rentable area and 95.4% of underwritten base rent, a portion of its premises comprised of the level one premises and a new lobby, totaling 3.5% of Amazon.com Services LLC’s leased net rentable area (and 3.0% of total net rentable area), has not yet been completed. In the event such portions of the premises are not completed by specified dates, Amazon.com Services LLC is entitled to rent credits as described under “—Redevelopment, Expansion and Renovation”. In addition, Amazon.com Services LLC is not yet in occupancy of its Phase III premises (198,056 square feet, or 25.6% of the net rentable area of the Mortgaged Property). Further, Amazon.com Services LLC has free or gap rent for various portions of its leased space through dates ranging from August 6, 2021 to February 6, 2022. There can be no assurance that Amazon.com Services LLC will take occupancy or begin paying rent as expected or at all. Finally, $3,654,392 of rent (calculated on a “straight-line” basis) was underwritten for Amazon.com Services LLC.

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In addition, with respect to the Amazon Seattle Mortgage Loan (4.7%), the second largest tenant, Knot Springs, which represents approximately 4.0% of net rentable area and 4.3% of underwritten base rent, has gap or free rent through October 6, 2022. The Knot Springs lease provides that if the tenant is prohibited from operating the permitted use as a result of a public health emergency, then, from and after the 30th day of such closure and continuing for so long as the prohibition continues, the tenant will receive an abatement of base rent.

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With respect to the O’Reilly Auto Parts Portfolio Mortgage Loan (3.7%), (i) the sole tenant at the Mortgaged Properties, O’Reilly Automotive Stores, Inc., is provided by the lease with free rent for the entirety of 2021 in an aggregate amount of approximately $4,086,405; (ii) the Mortgage Loan has an initial debt service reserve escrowed with the lender at origination in an amount of $1,807,023.72, which equals approximately 12 months’ debt service on the Mortgage Loan; and (iii) the borrower delivered at origination a letter of credit in a form acceptable to the lender in the amount of $2,279,381.28, which is equal to the difference between the total amount of the free rent under the master lease and the initial debt service reserve amount.

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With respect to the 335 West 16th Street Mortgage Loan (3.6%), the borrower and Chelgram Holding Corporation, formerly known as School of Visual Arts, entered into a lease for 100% of the net rentable area, which lease commences August 1, 2022 and expires July 30, 2042.

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With respect to the Union Square Mixed Use Portfolio Mortgage Loan (2.8%), the largest commercial tenant at the 18 East 14th Street Mortgaged Property, Taco Bell, representing approximately 10.5% of the net rentable area, is in a rent abatement period and is required to begin paying rent in July 2021. The sole tenant at the 17 East 13th Street Mortgaged Property, Sum Yung Gai, LLC, is in a rent abatement period and is required to begin paying rent in July 2021.

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With respect to the University Blvd MOB Mortgage Loan (1.0%), (a) Fondren Orthopedic, the second largest tenant representing approximately 10.1% of the net rentable square footage, is in a free rent period and is expected to commence paying rent in September 2021; and (b) Select Physical Therapy, the third largest tenant representing approximately 9.2% of the net rentable area, is in a free rent period and is expected to commence paying rent in January 2022.

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With respect to the 20 Carter Drive Mortgage Loan (0.5%), the sole tenant at the Mortgaged Property, Brook & Whittle LTD is in a fixed rent abatement period and is required to begin paying fixed rent in July 2021.

In addition, in some cases, tenants at a Mortgaged Property may have signed a letter of intent or notified the related borrower of their intent to continue to lease space at the Mortgaged Property but not executed a lease with respect to the related space. We cannot assure you that any such proposed tenant will sign a lease or lease renewal or take or remain in occupancy at the related Mortgaged Property.

Further, the underwritten occupancy, Underwritten Net Cash Flow and Underwritten Net Operating Income of the Mortgaged Properties may reflect tenants, and rents from tenants, whose lease terms or renewal leases are under negotiation but not yet signed. Certain of the Mortgage Loans may also have tenants who are leasing their spaces on a month-to-month basis and have the right to terminate their leases on a monthly basis.

In the case of any Mortgage Loan, we cannot assure you that tenants who have not yet taken occupancy, begun paying rent or executed a lease will take occupancy, begin paying rent or execute their lease. If these tenants do not take occupancy of the leased space, begin paying rent or execute their lease, it could result in a higher vacancy rate and re-leasing costs that may adversely affect cash flow on the related Mortgage Loan.

Charitable Institutions / Not-For-Profit Tenants

Certain Mortgaged Properties may have tenants or sub-tenants that are charitable institutions or other not-for-profit tenant organizations that generally rely on contributions from individuals and government grants or other subsidies to pay rent on such space and other operating expenses. For example, among the 5 largest tenants (based on net rentable square footage) at a Mortgaged Property securing the 10 largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan) by Cut-off Date Balance, or those Mortgaged Properties with a tenant that leases at least 50% of the net rentable square footage at the related Mortgaged Property:

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With respect to the 105 West 125th Street Mortgage Loan (4.1%), the second largest tenant, Neighborhood Defender, leasing approximately 21.4% of the net rentable square footage at the related Mortgaged Property, the third largest tenant, Children’s Aid Society, leasing approximately 15.1% of the net rentable square footage at the related Mortgaged Property and the fifth largest tenant, Sheltering Arms, leasing approximately 8.5% of the net rentable square footage at the related Mortgaged Property, are charitable institutions or other not-for-profit organizations. Children’s Aid Society has a one-time right to terminate its lease effective at any time on or after September 2025 with at least 12 months’ prior written notice delivered no earlier than September 2024 in the event Children’s Aid Society demonstrates an aggregate loss of funding in an amount equal to at least 30% for programs occupying the premises.

Tenants that are charitable institutions that generally rely on contributions from individuals and government grants or other subsidies to pay rent on such space and other operating expenses may default upon their respective leases should such contributions, grants or subsidies no longer be available.

See “Significant Loan Summaries” in Annex B to this prospectus for more information on other tenant matters relating to the 15 largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan).

See the footnotes to Annex A to this prospectus for further information regarding the 5 largest tenants by net rentable square footage at the Mortgaged Properties.

Purchase Options, Rights of First Offer and Rights of First Refusal

With respect to certain of the Mortgaged Properties, certain tenants, franchisors, property managers, ground lessors, developers, owners’ associations or other parties may have a purchase option, right of first offer or a right of first refusal or similar right, upon satisfaction of certain conditions, to purchase all or a portion of such Mortgaged Properties. Below are certain purchase options, rights of first offer and rights of first refusal to purchase all or a portion of certain Mortgaged Properties:

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With respect to the Burlingame Point Mortgage Loan (7.7%), in the event the borrower desires to sell any portion of the Mortgaged Property (such portion, the “Purchase ROFO Space”), the borrower will be required to first offer to sell the Purchase ROFO Space to Facebook by delivering written notice to Facebook setting forth, among other things, the purchase price the borrower will accept for the Purchase ROFO Space; provided that Facebook’s purchase option rights will not apply to certain transfers to the borrower’s affiliates, or in connection with certain direct or indirect ownership interests or other financing transactions, or transfers of the Purchase ROFO Space or interests in the borrower to an entity or person that becomes the owner of the Purchase ROFO Space through a foreclosure by trustee’s power of sale, judicially or otherwise, or as a purchaser at a foreclosure sale, or a mortgagee of the Purchase ROFO Space that acquires title by deed-in-lieu of transfer or equity-in-lieu of foreclosure or any UCC foreclosure action, in connection with a default by the borrower under a security interest encumbering the Purchase ROFO Space.

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With respect to the Amazon Seattle Mortgage Loan (4.7%), the largest tenant at the Mortgaged Property, Amazon.com Services LLC, has a right of first refusal to purchase any condominium unit owned by the landlord, when the landlord has received an offer to sell such unit to certain competitors of Amazon.com Services LLC. Pursuant to a subordination, non-disturbance and attornment agreement, Amazon.com Services LLC has agreed that, so long as Amazon.com Services LLC is not disturbed in its use or possession of its leased premises, such right of first refusal will not be exercisable in connection with any exercise of remedies pursuant to the Mortgage Loan, including a purchase of the Mortgaged Property at a foreclosure sale, a deed-in-lieu of foreclosure or any subsequent sale of the Mortgaged Property by the lender or its designee after such foreclosure or deed in lieu of foreclosure.

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With respect to the 4500 Academy Road Distribution Center Mortgage Loan (4.6%), the sole subtenant at the Mortgaged Property, Academy, Ltd., which subtenant subleases the entire Mortgaged Property from the sole tenant, ARCP ID Cookeville TN LLC, Cookeville, has a right of first refusal to purchase the Mortgaged Property if ARCP ID Cookeville TN LLC, Cookeville receives a bona fide third party offer for the purchase of the Mortgaged Property or the direct or indirect ownership of all or substantially all of the ownership interests in the landlord. Such right of first refusal is inapplicable at a foreclosure or a conveyance to the lender or an affiliate of the lender in lieu of foreclosure. Pursuant to a subordination, non-disturbance and attornment agreement, Academy, Ltd. has agreed that such right of first refusal will be expressly inapplicable to the first transfer of the Mortgaged Property by the lender following the lender’s acquisition of the Mortgaged Property by foreclosure or conveyance in lieu of foreclosure.

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With respect to the O’Reilly Auto Parts Portfolio Mortgage Loan (3.7%), the sole tenant at each Mortgaged Property, O’Reilly Automotive Stores, Inc., has a right of first offer to purchase landlord’s interest in the Mortgaged Property or a controlling interest in the landlord if the landlord elects to sell either such interest in the Mortgaged Property or such controlling interest in the landlord. Pursuant to the sole tenant’s master lease and a subordination, non-disturbance and attornment agreement, O’Reilly Automotive Stores, Inc. has agreed that such right of first offer will not be exercisable in connection with any exercise of remedies pursuant to the Mortgage Loan, including a purchase of the Mortgaged Property at a foreclosure sale or a deed-in-lieu of foreclosure and such right of first offer will not survive any foreclosure or delivery of a deed in lieu of foreclosure.

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With respect to the All World Storage Romeoville Mortgage Loan (1.4%), the lease for a 1,200 square foot portion of the premises, which would account for approximately 0.4% of the net rentable area, at the Mortgaged Property grants a tenant, NCWPCS MPL 26 – Year Sites Tower Holdings LLC, a right of first refusal to purchase the underlying lease agreement upon the landlord’s receipt of an offer to purchase the Mortgaged Property from any person or entity that owners towers or other wireless telecommunications facilities.

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With respect to the DoubleTree Spokane Mortgage Loan (1.2%), the Mortgaged Property is subject to a right of first refusal and right of first offer in favor of the property manager (the “Manager”); however, neither right applies to a foreclosure. If the borrower decides to convey, transfer or sell the hotel, prior to any transfer of the hotel or any part thereof (the “Offered Property”), the borrower is required to notify and make an offer the Manager. If the borrower receives an unsolicited offer from any party which is not an affiliate of the borrower for purchase of the hotel or any part of the hotel (“Purchase Offer Property”), prior to any transfer of the Purchase Offer Property, the borrower is required to give notice of such offer to the Manager setting for the terms of such offer.

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With respect to the Residence Inn Florence Mortgage Loan (0.9%), the related franchisor, Marriott International, Inc. has a right of first refusal to purchase the Mortgaged Property if the borrower seeks to transfer the Mortgaged Property to a “Competitor” (as defined in the franchise agreement) of the franchisor.

●	With respect to the Bowie Commons Mortgage Loan (0.8%), the largest tenant, Publix, has a right of first refusal to purchase the Mortgaged Property in the event of a proposed sale of the Mortgaged

Property. Pursuant to a subordination, non-disturbance and attornment agreement, the right of first refusal does not apply to a transfer of the Mortgaged Property in connection with a foreclosure or deed-in-lieu of foreclosure; provided, however, that the right of first refusal does apply to any transfer of the Mortgaged Property thereafter.

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With respect to the Greenpoint Portfolio Mortgage Loan (0.6%), which is secured by three multifamily Mortgaged Properties, one of which, the 195 Nassau Avenue Mortgaged Property, also has a retail tenant, the retail tenant has a right of first refusal to purchase the 195 Nassau Avenue Mortgaged Property. The retail tenant provided an estoppel in which it acknowledges and agrees that such right is inapplicable to a foreclosure of the related Mortgage or acquisition of such Mortgaged Property in lieu of foreclosure, and to any subsequent sale by the lender or its assignee or designee to a third party.

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With respect to Walgreens Snellville Mortgage Loan (0.3%), the lease for the sole tenant at the Mortgaged Property, Walgreen Co., provides such tenant with a right of first offer to purchase the Mortgaged Property upon the borrower’s election to sell the Mortgaged Property. Pursuant to a subordination, non-disturbance and attornment agreement, Walgreen Co. has agreed that such right of first refusal will be expressly inapplicable to any foreclosure of the related mortgage, deed-in-lieu thereof, or any other enforcement of the mortgage.

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With respect to Walgreens - Newberg OR Mortgage Loan (0.3%), the lease for the sole tenant at the Mortgaged Property, Walgreen Co., provides such tenant with a right of first offer to purchase the Mortgaged Property upon the borrower’s election to sell the Mortgaged Property. Pursuant to a subordination, non-disturbance and attornment agreement, Walgreen Co. has agreed that such right of first refusal will be expressly inapplicable to any foreclosure of the related mortgage, deed-in-lieu thereof, or any other enforcement of the mortgage.

Affiliated Leases and Master Leases

Certain of the Mortgaged Properties are leased in whole or in part by borrowers or borrower affiliates. Set forth below are examples of Mortgaged Properties at which (A) at least (i) 5.0% of the gross income at the Mortgaged Property relates to leases between the borrower and an affiliate of the borrower or (ii) 5.0% of the net rentable square footage at the Mortgaged Property is leased to an affiliate of the borrower or (B) master leases were included in the underwritten base rent:

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With respect to the Truax Office Mortgage Loan (1.6%), the fourth largest tenant, Truax Management (TMG), representing 6.7% of net rentable square footage and 8.4% of gross potential rent, is an affiliate of the borrower. In addition, the borrower sponsor owns a 47.5% interest in another tenant, Temecula Hotel Partners, representing 5.8% of net rentable square footage and 5.9% of gross potential rent.

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With respect to the 500 W 190th Mortgage Loan (1.1%), the largest tenant, TireCo, Inc., representing approximately 49.3% of the net rentable area, is an affiliate of the related borrower and non-recourse carveout guarantor.

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With respect to the Mission Promenade Mortgage Loan (1.0%), the largest tenant, El Jefe & Señor Sushi, representing approximately 13.6% of net rentable area and 13.4% of gross potential rent, is an affiliate of the related borrower.

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With respect to the Mission Promenade Mortgage Loan (1.0%), the borrower has the right to enter into a lease with an affiliate of the related borrower for either one of two additional suites: (i) Suite #213 of the Mortgaged Property, which has a total of 3,585 square feet representing approximately 7.9% of net rentable area, or (ii) Suite #103 and Suite #225, which have a total of 1,709 square feet representing approximately 3.8% of net rentable area and a total of 1,250 square feet representing approximately 2.8% of net rentable area, respectively.

Other Mortgaged Properties may have tenants that are affiliated with the related borrower but those tenants do not represent more than 5.0% of the gross income or net rentable square footage of the related Mortgaged Property.

Certain of the Mortgaged Properties may be leased in whole or in part by an originator and/or Sponsor or its affiliates. For example:

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With respect to the 1985 Marcus Mortgage Loan (1.7%), the largest tenant, JPMorgan Chase, is currently leasing approximately 76,126 square feet of the net rentable area at the related Mortgaged Property, which represents approximately 24.4% of the net rentable area.

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With respect to the Chase Tower Mortgage Loan (2.6%), JPMorgan Chase Bank, National Association is the eighth largest tenant at the Mortgaged Property (representing approximately 3.7% of the net rentable square footage). JPMorgan Chase Bank, National Association has the right to terminate its lease, effective as of September 30, 2027, with a 12-month prior notice and the payment of a termination fee.

Other Tenant Issues

Because of the COVID-19 pandemic, many non-essential businesses at certain of the Mortgaged Properties may have been ordered to close by government mandate or may be operating at a reduced level. See “Risk Factors—Special Risks—The Coronavirus Pandemic Has Adversely Affected the Global Economy and May Adversely Affect the Performance of the Mortgage Loans”.

Insurance Considerations

In the case of one hundred thirty-seven (137) Mortgaged Properties, which secure, in whole or in part, twenty-six Mortgage Loans (57.5%), the related borrowers (or in the case of the O’Reilly Auto Parts Portfolio Mortgage Loan, the master tenant) maintain insurance under blanket policies.

Further, certain Mortgaged Properties may be insured, in whole or in part, by a sole or significant tenant. For example:

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With respect to the O’Reilly Auto Parts Portfolio Mortgage Loan (3.7%), the master lease provides that the sole tenant, O’Reilly Automotive Stores, Inc., is required to maintain all insurance for the Mortgaged Properties subject to the terms and requirements set forth in the master lease. The borrower is permitted to rely on the insurance provided by the sole tenant in accordance with the master lease, provided certain conditions are satisfied, including that the master lease will remain in full force and effect following a casualty. The insurance coverage required by the master lease differs from the coverage that would otherwise be required under the Mortgage Loan documents in certain respects, including but not limited to (i) it does not require terrorism insurance to be obtained and (ii) it permits a property insurance deductible of up to $500,000.

In addition, with respect to certain Mortgage Loans, the insurable value of the related Mortgaged Property as of the origination date of the related Mortgage Loan was lower (and, in certain cases, may be substantially lower) than the principal balance of the related Mortgage Loan.

See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Associated with Blanket Insurance Policies or Self-Insurance” and “—Risks Relating to the Mortgage Loans—Earthquake, Flood and Other Insurance May Not Be Available or Adequate”.

In addition, with respect to Mortgaged Properties that are part of condominium regimes, the insurance may be maintained by the condominium association rather than the related borrower.

Further, many Mortgage Loans contain limitations on the obligation to obtain terrorism insurance. See “Risk Factors—Risks Relating to the Mortgage Loans—Terrorism Insurance May Not Be Available for All Mortgaged Properties”.

Zoning and Use Restrictions

Certain of the Mortgaged Properties are subject to restrictions that restrict the use of the Mortgaged Properties to their current use or some other specified use or have other zoning issues, as further described below:

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With respect to the Amazon Seattle Mortgage Loan (4.7%), the related Mortgaged Property was granted landmark status by the City of Seattle. The landmark status allows the Mortgaged Property to receive the benefit of certain property tax abatements as described below under “—Real Estate and Other Tax Considerations”, provided that the historical nature of the exterior of the Mortgaged Property is not altered. Significant alterations to the exterior of the building require the approval of the City of Seattle Landmarks Preservation Board, and certain decorative interior features are required to be preserved in place. The Mortgage Loan documents prohibit the borrower from taking any action that would adversely affect the landmark designation of the Mortgaged Property or the tax benefits accruing therefrom.

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In addition, with respect to the Amazon Seattle Mortgage Loan (4.7%), the lease for the largest tenant, Amazon.com Services LLC, prohibits the landlord from leasing space or granting signage rights to certain competitors of the tenant for so long as the tenant continues to lease at least three floors at the Mortgaged Property.

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With respect to the 105 West 125th Street Mortgage Loan (4.1%), the related Mortgaged Property is subject to certain use restrictions pursuant to the office sublease between the borrower and ESDC including, among other things, prohibitions on the use of the Mortgaged Property for residential, industrial or manufacturing purposes.

In addition, (i) certain of the Mortgaged Properties may be subject to zoning violations relating to maintenance and inspection requirements with respect to the Mortgaged Properties, for which the related Mortgage Loan documents generally require the related borrowers to remedy the violations (which may include a requirement for a reserve of funds for remediation), and (ii) certain of the Mortgaged Properties are legal non-conforming uses that may be restricted or prohibited entirely after certain events, such as casualties, or may restrict renovations at the Mortgaged Properties. See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Related to Zoning Non-Compliance and Use Restrictions”.

Further, the Mortgaged Properties securing the Mortgage Loans may have zoning, building code, or other local law issues (including with respect to certificates of occupancy) in addition to the issues described above. In addition, certain of the Mortgaged Properties are subject to a temporary certificate of occupancy (the “TCO”). In such cases, the related Mortgage Loan documents require the related borrower to use commercially reasonable efforts to maintain the TCO, or cause the sponsor of the property to maintain the TCO, and to cause the TCO to be continuously renewed at all times until a permanent certificate of occupancy (“PCO”) is obtained for the related Mortgaged Property or contain covenants to similar effect.

See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Related to Zoning Non-Compliance and Use Restrictions”. See also the Sponsor representations and warranties no. (24) (Local Law Compliance) and no. (25) (Licenses and Permits) on Annex E-1A to this prospectus, representations and warranties no. (24) (Local Law Compliance) and no. (25) (Licenses and Permits) on Annex E-2A and representations and warranties no. (26) (Local Law Compliance) and no. (27) (Licenses and Permits) on Annex E-3A to this prospectus and any related exceptions on Annex E-1B, Annex E-2B and Annex E-3B, respectively, to this prospectus (subject to the limitations and qualifications set forth in the preambles to Annexes E-1A, E-2A and E-3A, respectively, to this prospectus).

Non-Recourse Carveout Limitations

While the Mortgage Loans generally contain non-recourse carveouts for certain liabilities (for example, as a result of fraud by the borrower, certain voluntary insolvency proceedings, breaches of environmental covenants or other matters), certain of the Mortgage Loans do not contain such carveouts, contain limitations to such carveouts and/or do not provide for a non-recourse carveout guarantor. Certain other Mortgage Loans may have additional limitations to the non-recourse carveouts as described on Annex E-1B, Annex E-2B or Annex E-3B to this prospectus. See “Risk Factors—Risks Relating to the Mortgage Loans—Mortgage Loans Are Non-Recourse and Are Not Insured or Guaranteed”. For example:

With respect to the Equus Industrial Portfolio Mortgage Loan (6.2%), the related Loan Combination is recourse to the related non-recourse carveout guarantors only with respect to voluntary bankruptcy petitions by the borrower or involuntary bankruptcy petitions against the borrower if the borrower, the guarantor or their affiliates colluded with, solicited, collusively caused to be solicited or joined other creditors in such filings. In addition, only the related single purpose entity borrower, and not the related non-recourse carveout guarantors, is an obligor under the related environmental indemnity.

With respect to the 375 Pearl Street Mortgage Loan (6.0%), the ESA for the Mortgaged Property obtained in connection with loan origination did not identify any RECs or controlled RECs; however, a borrower-provided environmental insurance policy is in place. The Mortgage Loan documents provide for personal liability to the borrower or guarantor for losses related to certain environmental matters, but require the lender to first proceed against the environmental insurance policy.

With respect to the Amazon Seattle Mortgage Loan (4.7%), the liability of the non-recourse carveout guarantor for bankruptcy-related recourse events is capped at an amount equal to 20% of the outstanding principal balance of the related Loan Combination as of the date of the applicable event, plus reasonable out of pocket costs and expenses actually incurred by the lender in the enforcement of the guaranty and the preservation of the lender’s rights thereunder.

In addition, with respect to the Amazon Seattle Mortgage Loan (4.7%), the related environmental indemnity provides that for so long as an acceptable environmental insurance policy under the related Mortgage Loan documents is in place, the non-recourse carveout guarantor’s obligations and liabilities under the environmental indemnity will be limited to losses that are excluded from coverage under the terms of such environmental insurance policy.

With respect to the Fisker Corporate Headquarters Mortgage Loan (2.7%), there is no separate non-recourse carve-out guarantor for losses associated with breaches of the environmental covenants contained in the Mortgage Loan documents.

We cannot assure you that the net worth or liquidity of any non-recourse carveout guarantor under any of the Mortgage Loans will be sufficient to satisfy any claims against that guarantor under its non-recourse guaranty. In most cases, the liquidity and net worth of a non-recourse carveout guarantor under a Mortgage Loan will be less, and may be materially less, than the outstanding principal amount of that Mortgage Loan. In addition, there may be impediments and/or difficulties in enforcing some or all of the non-recourse carveout liability obligations of individual guarantors depending on, among other things, the domicile or citizenship of any such guarantor.

Certain of the Mortgage Loan documents may provide that recourse for environmental matters terminates immediately (or in some cases, following a specified period, such as two years) after payment or defeasance in full of such Mortgage Loans (or after a permitted transfer of the related Mortgaged Property) if certain conditions are satisfied, such as the lender receiving searches or an environmental inspection report meeting criteria set forth in such Mortgage Loan documents. In addition, as to certain Mortgage Loans, the related guaranty and/or environmental indemnity may provide that the recourse liability of the guarantor will not apply to any action, event or condition arising after the foreclosure, delivery of a deed-in-lieu of foreclosure, or appointment of a receiver, of the Mortgaged Property, or of ownership interests in the borrower, pursuant to such Mortgage Loan or a related mezzanine loan.

The non-recourse carveout provisions contained in certain of the Mortgage Loan documents may also limit the liability of the non-recourse carveout guarantor for certain monetary obligations or covenants related to the use and operation of the Mortgaged Property to the extent that there is sufficient cash flow generated by the Mortgaged Property and made available to the related borrower and/or non-recourse carveout guarantor to take or prevent such required action.

In addition, there may be impediments and/or difficulties in enforcing some or all of the non-recourse carveout liability obligations of individual guarantors depending on the domicile or citizenship of the guarantor.

Real Estate and Other Tax Considerations

Below are descriptions of certain additional real estate and other tax matters relating to certain Mortgaged Properties. Certain risks relating to real estate taxes regarding the Mortgaged Properties or the borrowers are described in “Risk Factors—Risks Relating to the Mortgage Loans—Increases in Real Estate Taxes and Assessments May Reduce Available Funds”.

With respect to the Equus Industrial Portfolio Mortgage Loan (6.2%), as to the 1115 Vaughn Parkway and 1125 Vaughn Parkway Mortgaged Properties, each such Mortgaged Property is subject to PILOT abatement arrangement. In order to obtain the benefit of such PILOT arrangements, the fee interest in each such Mortgaged Property was conveyed to the Industrial Development Board of the City of Springfield, Tennessee (the “IDA”) and ground leased back to the related borrower. With respect to the 1115 Vaughn Parkway Mortgaged Property, the PILOT provides for a 40% abatement in real estate taxes through March 31, 2027. According to the related appraisal, projected abated annual real estate taxes are $43,860 through 2022 and $50,439 from 2023 through the expiration of the abatement, and projected unabated real estate taxes in 2028 are $96,675. With respect to the 1125 Vaughn Parkway Mortgaged Property, the PILOT provides for a 40% abatement in real estate taxes through June 20, 2025. According to the related appraisal, projected abated annual real estate taxes are $100,320 through 2022 and $115,368 from 2023 through the expiration of the abatement, and projected unabated real estate taxes in 2025 are $192,280. The Mortgage Loan was underwritten based on the abated taxes. The related borrower has the option to repurchase the fee interest in the related Mortgaged Property from the IDA upon the expiration of the PILOT arrangement for a nominal fee, and is obligated under the related Mortgage Loan documents to exercise such option. In addition, the IDA signed a joinder to the related mortgage.

With respect to the 375 Pearl Street Mortgage Loan (6.0%), the Mortgaged Property is subject to a 10-year tax abatement via the Industrial & Commercial Incentive Program (“ICAP”) as a result of its recent renovation. The ICAP abatement commenced in the 2016/2017 tax year and will expire at the end of the 2025/2026 tax year. According to a third-party tax projection analysis provided by the borrower, the estimated taxes inclusive of ICAP benefit for the 2020/2021 and 2021/2022 tax years were $2,854,104 and $3,677,695, respectively, and the real estate taxes for the Mortgaged Property were underwritten based on a blend of these two numbers. According to the same analysis, the estimated full unabated taxes for the 2020/2021 and 2026/2027 tax years (after the ICAP benefit expires) are $3,603,985 and $5,912,415, respectively.

With respect to the Amazon Seattle Mortgage Loan (4.7%), due to the Mortgaged Property’s designation as a historical landmark by the City of Seattle, Washington, the Mortgaged Property is entitled to receive property tax abatements for capital projects with qualified rehabilitation costs exceeding 25% of the assessed value of the building prior to rehabilitation. The tax credits for the Mortgaged Property during the period from April 1, 2021 through March 31, 2022 are estimated to be $1,605,470, and are estimated to increase annually through the tax year commencing April 1, 2027, at which point the tax credits are estimated to equal $2,104,181 and then will decline annually, to estimated amounts of $1,100,854, $459,006, $249,041 and $69,545 in the tax years commencing April 1, 2030, April 1, 2031, April 1, 2032 and April 1, 2033, respectively, and expire thereafter. The estimated tax credits are subject to change in the event there is a change to the renovations to the Mortgaged Property, certain of which are ongoing. The Mortgage Loan was underwritten based on the estimated abated taxes in the borrower’s year 1 budget. There can be no assurance that the actual tax credits, if any, will equal the estimated tax credits.

With respect to the 4500 Academy Road Distribution Center Mortgage Loan (4.6%), the related Mortgaged Property is subject to a PILOT agreement. In order to obtain the benefit of such PILOT agreement, the fee interest in the Mortgaged Property was conveyed to the Industrial Development Board of the City of Cookeville, Tennessee and ground leased back to the related borrower. The ground lease expires on July 17, 2044, with no renewal options. The related PILOT provides for a 85% abatement in real estate taxes through July 17, 2044 and can be terminated for a purchase option fee of $100. The abatement agreement is contingent on the Mortgaged Property reporting a minimum of 560 jobs in any given year (the “Jobs Expectation”). In the event that the number of jobs reported in any given year is below the Jobs Expectation, then the tax abatement will be decreased by an amount proportionate to the amount by which the Jobs Expectation exceeds the number of reported jobs. Taxes were underwritten at $290,445 annually.

With respect to the 105 West 125th Street Mortgage Loan (4.1%), the Mortgaged Property is currently exempt from ad valorem property taxes as a result of the ownership of interests in the Mortgaged Property by state agencies, although the Mortgaged Property is currently subject to a business improvement district tax. See “—Statistical Characteristics of the Mortgage Loans—Leasehold Interests”.

With respect to the 252 Atlantic Avenue Mortgage Loan (2.4%), the related Mortgaged Property is subject to an ICAP which commenced in the 2017/2018 tax year. The Mortgaged Property receives a 100% exemption of the increase in assessed valuation solely attributable to improvements made to the commercial portion of the property. The base abatement is applied for the first 16 years and is then phased down by 10% per year thereafter through the expiration in 2041/2042. Taxes were underwritten to the 10-year estimated average abated tax amount.

With respect to the Pepsi Distribution Center Mortgage Loan (0.9%), the related Mortgaged Property is expected to benefit from a 15-year real estate tax abatement pursuant to a Community Reinvestment Areas Agreement dated March 6, 2017 (the “CRA”) entered into with the City of Fairborn, Ohio, which is scheduled to phase out completely in 2032. The abatement agreement is contingent on the Mortgaged Property reporting a minimum of 150 jobs and a payroll of $7,500,000 annually. The exemption provided under the abatement agreement is in the amount of 100% of the tax on the improvements. Taxes were underwritten at the abated amount of $3,283 per year.

With respect to the 135 Brown Place Mortgage Loan (0.5%), the borrower has applied for a 35-year 421-a Affordable Housing NY Program tax abatement. The Mortgaged Property would receive a 100% exemption on any assessment increase above the base year assessment for the first 25 years and a 30% exemption for the final 10 years until fully phased out. Taxes were underwritten to the annual abated tax amount equal to approximately $5,000.

See “Risk Factors—Risks Relating to the Mortgage Loans—Increases in Real Estate Taxes and Assessments May Reduce Available Funds”.

See also Sponsor representations and warranties no. (17) (Access; Utilities; Separate Tax Lots) on Annex E-1A to this prospectus, Sponsor representations and warranties no. (19) (Access; Utilities; Separate Tax Lots) on Annex E-2A to this prospectus and Sponsor representations and warranties no. (17) (Access; Utilities; Separate Tax Lots) on Annex E-3A to this prospectus and any related exceptions on Annexes E-1B, E-2B and E-3B, respectively, to this prospectus (subject to the limitations and qualifications set forth in the preambles to Annexes E-1A, E-2A and E-3A to this prospectus).

Certain Terms of the Mortgage Loans

Due Dates; Mortgage Rates; Calculations of Interest

Subject in some cases to a next business day convention, all of the Mortgage Loans have due dates upon which scheduled monthly payments of interest and/or principal are due under the related Mortgage Note (each such date, a “Due Date”) that occur as described in the following table with the indicated grace period.

Due Date	Default Grace Period Days	Number of Mortgage Loans	% of Initial Pool Balance
1	0	5	9.7%
5	0	1	5.5%
6	0	38	71.6%
9	0	1	6.2%
11	0	2	7.0%
Total		47	100.0%

As used in this prospectus, “grace period” is the number of days before a payment default is an event of default under the terms of each Mortgage Loan. See Annex A to this prospectus for information on the number of days before late payment charges are due under the Mortgage Loan. The information on Annex A to this prospectus regarding the number of days before a late payment charge is due is based on the express terms of the Mortgage Loans. Some jurisdictions may impose a statutorily longer period.

All of the Mortgage Loans are secured by first liens on fee simple and/or leasehold interests in the related Mortgaged Properties, subject to the permitted exceptions reflected in the related title insurance policy. All of the Mortgage Loans bear fixed interest rates.

All of the Mortgage Loans accrue interest on the basis of the actual number of days in a month, assuming a 360-day year (“Actual/360 Basis”).

Thirty (30) of the Mortgage Loans (75.0%) provide for monthly payments of interest-only until the related maturity date or Anticipated Repayment Date, as applicable (the “Interest Only Mortgage Loans”).

Each of the remaining 17 Mortgage Loans (25.0%) provides for monthly payments of principal based on amortization schedules significantly longer than the remaining terms to maturity or Anticipated Repayment Date for such Mortgage Loans (those eight (8) Mortgage Loans, together with the Interest Only Mortgage Loans, the “Balloon Mortgage Loans”). Nine (9) of these 17 Mortgage Loans (12.5%) referenced in the preceding sentence provide for amortizing debt service payments for their entire loan term. The remaining eight (8) of these 17 Mortgage Loans (12.5%) provide for monthly payments of interest-only for a period of 12 months to 61 months following either (a) the related origination date and then provide for amortizing debt service payments for the remainder of their loan term or (b) following an initial period of amortizing debt service payments that occurred immediately after the related origination date.

Each Balloon Mortgage Loan will have a balloon payment due at its related maturity date or Anticipated Repayment Date, as applicable, unless prepaid prior thereto.

ARD Loans

Four (4) Mortgage Loans, namely, the Burlingame Point Mortgage Loan (7.7%), the Amazon Seattle Mortgage Loan (4.7%), the O’Reilly Auto Parts Portfolio Mortgage Loan (3.7%) and the U-Haul SAC 20 Mortgage Loan (3.7%), are ARD Loans.

An “ARD Loan” is a Mortgage Loan that provides that, after a certain date (an ”Anticipated Repayment Date”), if the related borrower has not prepaid such Mortgage Loan in full, then (among other things) any principal outstanding on that date will accrue interest at an increased interest rate (the “Revised Rate”) rather than the original Mortgage Rate (the “Initial Rate”) for such Mortgage Loan. Annex A to this prospectus sets forth the Anticipated Repayment Date and the Revised Rate for each ARD Loan (if any). “Excess Interest” with respect to each ARD Loan is the interest accrued at the related Revised Rate in respect of such ARD Loan in excess of the interest accrued at the related Initial Rate (and, to the extent permitted by applicable law and the related Mortgage Loan documents, any compound interest thereon).

An ARD Loan further requires that, after the related Anticipated Repayment Date, all cash flow available from the related Mortgaged Property or portfolio of Mortgaged Properties after payment of the monthly debt service payments required under the terms of the related Loan Combination documents, all escrows and all other amounts then due and payable under the related Loan Combination documents (other than Excess Interest), mezzanine loan debt service, and certain budgeted or non-budgeted expenses approved by the related lender with respect to the related Mortgaged Property or portfolio of Mortgaged Properties be applied toward the payment of principal (without payment of any yield maintenance premium or other prepayment premium) on such ARD Loan. While interest at the Initial Rate continues to accrue and be payable on a current basis on an ARD Loan after its Anticipated Repayment Date, payment of Excess Interest will be deferred until (and such Excess Interest will be required to be paid only after) the outstanding principal balance of such ARD Loan has been paid in full, at which time the Excess Interest, to the extent actually collected, will be paid to the holders of any Certificates evidencing an interest in such Excess Interest and the owners of the Uncertificated VRR Interest.

The features described above, to the extent applicable, are designed to increase the likelihood that an ARD Loan will be prepaid by the related borrower on or about its related Anticipated Repayment Date. However, we cannot assure you that any ARD Loan will be prepaid on its respective Anticipated Repayment Date. See “Risk Factors—Risks Relating to the Mortgage Loans—Risks of Anticipated Repayment Date Loans”.

Single-Purpose Entity Covenants

The terms of certain of the Mortgage Loans require that the borrowers be single-purpose entities and, in most cases, such borrowers’ organizational documents or the terms of the Mortgage Loans limit their activities to the ownership of only the related Mortgaged Property or Mortgaged Properties and limit the borrowers’ ability to incur additional indebtedness. Such provisions are designed to mitigate the possibility that the borrower’s financial condition would be adversely impacted by factors unrelated to the related Mortgaged Property and Mortgage Loan. That borrower may also have previously owned property other than the related Mortgaged Property or may be a so-called “recycled” single-purpose entity that previously had other business activities and liabilities. However, in many cases such borrowers are not required to observe all covenants and conditions which typically are required in order for such borrowers to be viewed under standard rating agency criteria as “special purpose entities.”

The organizational documents of a borrower or the direct or indirect managing partner or member of a borrower may also contain requirements that there be one or two independent directors, managers or trustees (depending on the entity form of such borrower) whose vote is required before the borrower files a voluntary bankruptcy or insolvency petition or otherwise institutes insolvency proceedings. Generally, but not always, the independent directors, managers or trustees may only be replaced with certain other independent successors. Although the requirement of having independent directors, managers or trustees is designed to mitigate the risk of a voluntary bankruptcy filing by a solvent borrower, a borrower could file for bankruptcy without obtaining the consent of its independent director(s) (and we cannot assure you that such bankruptcy would be dismissed as an unauthorized filing), and in any case the independent directors, managers or trustees may determine that a bankruptcy filing is an appropriate course of action to be taken by such borrower. Although the independent directors, managers or trustees generally owe no fiduciary duties to entities other than the borrower itself, such determination might take into account the interests and financial condition of such borrower’s parent entities and such parent entities’ other subsidiaries in addition to those of the borrower. Consequently, the financial distress of an affiliate of a borrower might increase the likelihood of a bankruptcy filing by a borrower. In any event, we cannot assure you that a borrower will not file for bankruptcy protection or that creditors of a borrower will not initiate a bankruptcy or similar proceeding against such borrower or that if initiated, a bankruptcy case of the borrower could be dismissed. For example, there are certain Mortgage Loans for which there is no independent director, manager or trustee in place with respect to the related borrower.

In all cases, the terms of the borrowers’ organizational documents or the terms of the Mortgage Loans limit the borrower’s activities to the ownership of only the related Mortgaged Property or Mortgaged Properties and related activities, and limit the borrowers’ ability to incur additional indebtedness, other than certain trade debt, equipment financing and other unsecured debt relating to property operations, and other than subordinated debt permitted under the related Mortgage Loan documents. See “—Additional Indebtedness” below. Such provisions are designed to mitigate the possibility that the borrower’s financial condition would be adversely impacted by factors unrelated to the related Mortgaged Property and Mortgage Loan. However, we cannot assure you that such borrowers have in the past complied and will comply with such requirements, and in some cases unsecured debt exists and/or is allowed in the future.

See “Certain Legal Aspects of the Mortgage Loans—Bankruptcy Issues”.

Prepayment Provisions

Prepayment Lock-out, Defeasance, Prepayment Consideration and Open Periods

All of the Mortgage Loans provide for one or more of the following:

●	a prepayment lock-out period, during which the principal balance of a Mortgage Loan may not be voluntarily prepaid in whole or in part;

●	a defeasance period, during which voluntary principal prepayments are still prohibited, but the related borrower may obtain a release of the related Mortgaged Property through defeasance;

●	a prepayment consideration period, during which voluntary prepayments are permitted, subject to the payment of a yield maintenance premium or other additional consideration for the prepayment; and/or

●	an open period, during which voluntary prepayments are permitted without payment of any prepayment consideration.

Notwithstanding otherwise applicable lock-out periods, defeasance periods or prepayment consideration periods, certain prepayments of some of the underlying Mortgage Loans may occur under the circumstances described under “—Other Prepayment Provisions and Certain Involuntary Prepayments” below. The prepayment terms of each of the Mortgage Loans are indicated on Annex A to this prospectus.

The table below shows, with respect to all of the Mortgage Loans, the prepayment provisions in effect as of the Cut-off Date, the number of Mortgage Loans with each specified prepayment provision “string” and the percentage represented thereby of the Initial Pool Balance.

Prepayment Provisions as of the Cut-off Date

Prepayment Provisions(1)	Number of Mortgage Loans	Approx. % of Initial Pool Balance
L, D, O	36	71.0%
L, YM1%, O	8	17.1
L, YM, O	1	6.2
L, YM1%, D or YM1%, O	1	4.7
L, YM2%, O	1	1.0
Total	47	100.0%

(1)	Any prepayment restriction period identified as “D or YM” or “D or YMx%” is, for the purposes of this prospectus, treated as a yield maintenance period.

For the purposes of the foregoing table, the letter designations under the heading “Prepayment Provisions” have the following meanings, as further described in the first paragraph of this “—Prepayment Lock-out, Defeasance, Prepayment Consideration and Open Periods” subheading—

●	“L” means the Mortgage Loan provides for a prepayment lock-out period;

●	“D” means the Mortgage Loan provides for a defeasance period;

●	“YM” means the Mortgage Loan provides for a prepayment consideration period during which the Mortgage Loan is prepayable together with payment of a yield maintenance charge;

●

“YMx%” means the Mortgage Loan provides for a prepayment consideration period during which the Mortgage Loan is prepayable together with payment of the greater of (i) a yield maintenance charge and (ii) a specified percentage of the prepaid amount;

●

“% Penalty” means the Mortgage Loan provides for a prepayment consideration period during which the Mortgage Loan is prepayable together with payment of a prepayment premium calculated as a percentage of the amount prepaid;

●

“D or YM” means the Mortgage Loan provides for a period during which the borrower has the option to either defease the Mortgage Loan or prepay the Mortgage Loan together with payment of a yield maintenance charge;

●

“D or YMx%” means the Mortgage Loan provides for a period during which the borrower has the option to either defease the Mortgage Loan or prepay the Mortgage Loan together with payment of the greater of (i) a yield maintenance charge and (ii) a specified percentage of the prepaid amount; and

●	“O” means the Mortgage Loan provides for an open period.

Set forth below is information regarding the remaining terms of the prepayment lock-out and combined prepayment lock-out/defeasance periods, as applicable, for the Mortgage Loans for which a prepayment lock-out period is currently in effect:

●	the maximum remaining prepayment lock-out or combined prepayment lock-out/defeasance period as of the Cut-off Date is 118 months;

●	the minimum remaining prepayment lock-out or combined prepayment lock-out/defeasance period as of the Cut-off Date is 2 months; and

●	the weighted average remaining prepayment lock-out or combined prepayment lock-out/defeasance period as of the Cut-off Date is 86 months.

Notwithstanding the foregoing restrictions on prepayments, each Mortgage Loan generally permits voluntary prepayments without payment of a yield maintenance charge or any prepayment premium during a limited “open period” immediately prior to and including the maturity date or Anticipated Repayment Date, as applicable, for such Mortgage Loan, as follows:

Prepayment Open Periods

Open Periods (Payments)	Number of Mortgage Loans	Approx. % of Initial Pool Balance
3	11	22.6%
4	23	39.3
5	7	11.3
6	2	8.6
7	3	17.0
24	1	1.2
Total	47	100.0%

Prepayment premiums and yield maintenance charges received on the Mortgage Loans, whether in connection with voluntary or involuntary prepayments, will be distributed in the amounts and in accordance with the priorities described under “Description of the Certificates—Allocation of Yield Maintenance Charges and Prepayment Premiums” in this prospectus. However, we cannot assure you that the obligation to pay any yield maintenance charge or prepayment premium will be enforceable. Limitations may exist under applicable state law on the enforceability of the provisions of the Mortgage Loans that require payment of prepayment premiums or yield maintenance charges. In addition, in the event of a liquidation of a defaulted Mortgage Loan, prepayment consideration will be one of the last items to which the related liquidation proceeds will be applied. Neither we nor any of the underwriters makes any representation or warranty as to the collectability of any prepayment premium or yield maintenance charge with respect to any of the Mortgage Loans. See “Risk Factors—Risks Relating to the Mortgage Loans—Some Provisions in the Mortgage Loans Underlying Your Offered Certificates May Be Challenged as Being Unenforceable—Prepayment Premiums, Fees and Charges”.

Other Prepayment Provisions and Certain Involuntary Prepayments

In addition to the above-referenced permitted partial prepayments, certain of the Mortgage Loans permit partial defeasance in connection with releases of individual Mortgaged Properties or portions of individual Mortgaged Properties, and certain of the Mortgage Loans that permit defeasance in whole permit partial release with the payment of a release price plus, in certain cases, applicable yield maintenance. See “—Partial Releases” below.

Additionally, certain Mortgage Loans may provide that in the event of the exercise of a purchase option by a tenant or the sale of real property, that the related Mortgage Loans may be prepaid in part prior to the expiration of a prepayment/defeasance lockout provision. See “—Tenant Issues—Purchase Options, Rights of First Offer and Rights of First Refusal” and “—Certain Terms of the Mortgage Loans—Partial Releases” below.

Generally, the Mortgage Loans provide that condemnation proceeds and insurance proceeds may be applied to reduce the Mortgage Loan’s principal balance, to the extent such funds will not be used to repair the improvements on the Mortgaged Property or given to the related borrower, in many or all cases without prepayment consideration. In addition, certain of the Mortgage Loans permit the related borrower, after a total or partial casualty or partial condemnation, to prepay the remaining principal balance of the Mortgage Loan (after application of the related insurance proceeds or condemnation award to pay the principal balance of the Mortgage Loan) or prepay a release amount based on the allocated loan amount of the related property, and obtain the release of the related property. Generally, no yield maintenance charge will be required for prepayments in connection with a casualty or condemnation unless, in the case of most of the Mortgage Loans, an event of default has occurred and is continuing. Investors should not expect any prepayment consideration to be paid in connection with any partial or full prepayment described in this paragraph.

In addition, with respect to certain Mortgage Loans, particularly those secured in whole or in part by a ground lease or a single tenant Mortgaged Property and other Mortgage Loans which require that insurance and/or condemnation proceeds be used to repair or restore the Mortgaged Property, such proceeds may be required to be used to restore the related Mortgaged Property rather than to prepay that Mortgage Loan or, where a ground lease is involved, may be payable in whole or in part to the ground lessor.

Certain of the Mortgage Loans are secured in part by letters of credit and/or cash reserves that in each such case:

●

will be released to the related borrower upon satisfaction by the related borrower of certain performance related conditions, which may include, in some cases, meeting debt service coverage ratio levels and/or satisfying leasing conditions; and

●

if not so released, may, at the discretion of the lender, prior to loan maturity (or earlier loan default or loan acceleration), be drawn on and/or applied to prepay the subject Mortgage Loan if such performance related conditions are not satisfied within specified time periods.

See “—Escrows” below. Also, see Annex A to this prospectus and “Significant Loan Summaries” in Annex B to this prospectus for more information on reserves relating to the 15 largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan).

Defeasance; Collateral Substitution

The terms of thirty-six (36) of the Mortgage Loans (71.0%) (the “Defeasance Loans”) permit the applicable borrower at any time (provided, in most cases, that no event of default exists), after a lockout period of at least two years following the Closing Date (or, (i) in the case of the Alabama Hilton Portfolio Mortgage Loan, after a lockout period ending January 24, 2023 (which is after the second anniversary of the “startup date” of the Alabama Hilton Portfolio REMIC) and (ii) in the case of the Residence Inn Florence Mortgage Loan, after a lockout period ending March 5, 2023) (which is after the second anniversary of the “startup date” of the Residence Inn Florence REMIC) (the “Defeasance Lock Out Period”) and prior to the related open prepayment period described below, to obtain a release of a Mortgaged Property from the lien of the related Mortgage (a “Defeasance Option”) in connection with a defeasance. Certain of those Mortgage Loans also permit the related borrower to make certain voluntary prepayments or effect a partial defeasance in connection with partial releases as described under “—Prepayment Provisions” above and “—Partial Releases” below.

Exercise of a Defeasance Option is also generally conditioned on, among other things, (a) the borrower providing the mortgagee with at least 30 days’ prior written notice of the date on which such defeasance will occur (such date, the “Release Date”), and (b) the borrower (A) paying on any Release Date (i) all accrued and unpaid interest on the principal balance of the Mortgage Loan (or Loan Combination, if applicable) up to and including the Release Date, (ii) all other sums (excluding scheduled interest or principal payments due following the Release Date), due under the Mortgage Loan (or Loan Combination, if applicable) and under all other related Mortgage Loan documents executed in connection with the Defeasance Option, (iii) an amount (the “Defeasance Deposit”) that will be sufficient to (x) purchase non-callable obligations of, or backed by the full faith and credit of, the United States of America or, in certain cases, other “government securities” (within the meaning of Section 2(a)(16) of the Investment Company Act of 1940 and otherwise satisfying REMIC requirements for defeasance collateral), that provide payments (1) on or prior to, but as close as possible to, all successive scheduled due dates occurring during the period from the Release Date to the related maturity date or Anticipated Repayment Date (or to the first day of the open period for such Mortgage Loan (or Loan Combination, if applicable)) and (2) in amounts equal to the scheduled payments due on such due dates under the Mortgage Loan (or Loan Combination, if applicable), or under the defeased portion of the Mortgage Loan (or Loan Combination, if applicable) in the case of a partial defeasance, including in the case of a Balloon Mortgage Loan, the balloon payment (or the borrower may be required to provide such government securities directly rather than making such deposit), and (y) pay any costs and expenses incurred in connection with the purchase of such government securities, and (B) delivering a security agreement granting the Issuing Entity a first priority lien on the Defeasance Deposit and, in certain cases, the government securities purchased with the Defeasance Deposit and an opinion of counsel to such effect.

Pursuant to the terms of the Pooling and Servicing Agreement, the Master Servicer will be responsible for purchasing (or causing the purchase of) the government securities on behalf of the borrower at the borrower’s expense to the extent consistent with the related Mortgage Loan documents. Pursuant to the terms of the Pooling and Servicing Agreement, any amount in excess of the amount necessary to purchase such government securities will be returned to the borrower or other designated party, but in any event will not be assets of the Issuing Entity. Pursuant to the terms of the Pooling and Servicing Agreement, the Master Servicer may accept as defeasance collateral any “government security,” within the meaning of Treasury Regulations Section 1.860G-2(a)(8)(ii), notwithstanding any more restrictive requirements in the related Mortgage Loan documents; provided that the Master Servicer has received an opinion of counsel that acceptance of such defeasance collateral will not endanger the status of any Trust REMIC as a REMIC or result in the imposition of a tax upon any Trust REMIC or the Issuing Entity (including but not limited to the tax on “prohibited transactions” as defined in Section 860F(a)(2) of the Code and the tax on contributions to a REMIC set forth in Section 860G(d) of the Code, but not including the tax on “net income from foreclosure property” as set forth in Section 860G(c) of the Code). Simultaneously with such actions, the related Mortgaged Property (or applicable portion of the Mortgaged Property, in the case of partial defeasance) will be released from the lien of the Mortgage Loan (or Loan Combination, if applicable) and the pledged government securities (together with any Mortgaged Property not released, in the case of a partial defeasance) will be substituted as the collateral securing the Mortgage Loan (or Loan Combination, if applicable).

For additional information on Mortgage Loans that permit partial defeasance, see “—Partial Releases” below.

In general, if consistent with the related Mortgage Loan documents, a successor borrower established, designated or approved by the Master Servicer will assume the obligations of the related borrower exercising a Defeasance Option and the borrower will be relieved of its obligations under the Mortgage Loan; provided that certain Mortgage Loans may permit the borrower to designate a successor borrower. If a Mortgage Loan (or Loan Combination, if applicable) is partially defeased, if consistent with the related Mortgage Loan documents, generally the related promissory note will be split and only the defeased portion of the borrower’s obligations will be transferred to the successor borrower.

Partial Releases

The Mortgage Loans described below permit the release of one or more of the Mortgaged Properties or a portion of a single Mortgaged Property in connection with a partial prepayment, partial defeasance, or for no consideration in the case of parcels that are vacant, non-income producing or were not taken into account in the underwriting of the Mortgage Loan, subject to the satisfaction of certain specified conditions.

Property Releases; Partial Prepayments

●

With respect to the Equus Industrial Portfolio Mortgage Loan (6.2%), following the expiration of earlier to occur of (i) April 8, 2024 and (ii) the first payment date following the second anniversary of the closing date of the securitization that includes the last note of the related Loan Combination to be securitized, the borrower is permitted to obtain the release of one or more of the individual Mortgaged Properties securing the related Loan Combination upon the satisfaction of certain conditions, including, among others, (i) prepayment of the related Loan Combination in an amount equal to the applicable Equus Release Price (as defined below), together with, if prior to the open period, payment of a yield maintenance premium, (ii) the debt yield following the release being at least equal to (x) if the debt yield for the most recently ended 12 month period ending on the last day of a fiscal quarter (the “Test Period”)is less than 8.5%, the greater of (a) 8.11% or (b) the debt yield for the most recently ended Test Period, and (y) if the debt yield for the most recently ended Test Period is at least 8.5%, the debt yield for the most recently ended Test Period and (iii) either (x) the lender has determined that the fair market value of the Mortgaged Properties after the release is at least 80% of the Loan Combination’s adjusted issue price within the meaning of the Code, or (y) the borrower has prepaid the related Loan Combination in an amount equal to the lesser of the fair market value of the Mortgaged Property being released and the amount necessary to obtain the determination described in clause (x). The borrower may satisfy the foregoing debt yield requirement by prepaying the related Loan Combination in an amount sufficient to cause the Loan Combination to satisfy such requirement, together with, if prior to the open period, payment of a yield maintenance premium. In addition, without regard to the lockout period, the borrower may obtain the release of the Lot 11 Mortgaged Property at any time following origination, upon prepayment of the related Equus Release Price, together with the yield maintenance premium, subject to satisfaction of REMIC related conditions (but no other release conditions). “Equus Release Price” means the product of the allocated loan amount of the individual Mortgaged Property being released and the applicable release percentage, which is (i) 110% until such time as the outstanding principal balance of the related Loan Combination is reduced to 90% of $387,012,900 (the “Loan Amount”), (ii) 115% until such time as the outstanding principal balance of the related Loan Combination is further reduced to 80% of the Loan Amount, and (iii) 125% thereafter; provided, that notwithstanding the foregoing, in the case of any release of an individual Mortgaged Property that is not in connection with an arm’s-length sale to an unaffiliated third party, the release percentage will be 125%.

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With respect to the Amazon Seattle Mortgage Loan (4.7%), the related Mortgaged Property comprises three condominium units, which, under the lease of the largest tenant, Amazon.com Services LLC (which leases 87.8% of net rentable area), are required to undergo a boundary revision (the “Condominium Revision”) in which Unit 2 (the “Office Unit”) will be revised such that the boundaries of Unit 2 encompass substantially all the premises leased to Amazon.com Services LLC and Units 1 and 3 (the “Retail Unit”) will encompass the remaining, primarily retail space. The Amazon.com Services LLC lease requires the Condominium Revision to occur prior to the date rent commences on any portion of Amazon.com Services LLC’s expansion space (the final 198,056 square feet being leased to it). The borrower has the right on any business day after the payment date in April 2023 and prior to the related Anticipated Repayment Date, to obtain the release of the Retail Unit in connection with an arm’s length sale of the Retail Unit to an unrelated third party, upon prepayment of a release amount equal to $37,800,000 together with, if prior to the open prepayment date of October 6, 2029, a prepayment fee equal to the greater of 1.00% of the amount prepaid and a yield maintenance premium, provided that, among other conditions, (i) after the release, the aggregate debt yield of the Amazon Seattle Loan Combination and the related mezzanine loan is not less than the greater of such aggregate debt yield prior to the release and 5.82% and the debt yield of the Loan Combination is not less than the greater of such debt yield prior to the release and 6.79% (provided that the borrower may make an additional prepayment to satisfy such debt yield conditions), (ii) such release is permitted under the terms of the mezzanine loan and under the Amazon.com Services LLC lease, (iii) the Condominium Revision has occurred, and certain amendments are made to the condominium documents, including amendments specifying that if the Office Unit is encumbered by a first mortgage, the application of insurance and condemnation proceeds will be governed by the related loan documents, and (iv) certain REMIC related conditions are satisfied.

Property Releases; Partial Defeasance

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With respect to the Upper West Side and Brooklyn Heights Portfolio Mortgage Loan (4.6%), provided that no event of default is continuing under the related Mortgage Loan documents, at any time after the second anniversary of the Closing Date, the borrower may deliver defeasance collateral and obtain release of one or more individual Mortgaged Properties, in each case, provided that, among other conditions, (i) the defeasance collateral is in an amount equal to the greater of (a) 120% of the allocated loan amount for the individual Mortgaged Property, and (b) 100% of the net sales proceeds applicable to such individual Mortgaged Property, (ii) the borrower delivers a REMIC opinion, (iii) the borrower delivers a rating agency confirmation, (iv) as of the date of the consummation of the partial release, after giving effect to the release, the debt service coverage ratio with respect to the remaining Mortgaged Properties is greater than the greater of (a) 2.16x, and (b) the debt service coverage ratio for all of the Mortgaged Properties immediately prior to the consummation of the partial release, (v) as of the date of the consummation of the partial release, after giving effect to the release, the loan-to-value ratio with respect to the remaining Mortgaged Properties is no greater than the lesser of (a) 60% and (b) the loan-to-value ratio for all of the Mortgaged Properties immediately prior to the consummation of the partial release, and (vi) the lender has determined that, after giving effect to the release, the 17 West 68th Street Mortgaged Property does not account for 10% or more of the remaining Mortgaged Properties’ net operating income and/or more than 10% of the value of the remaining Mortgaged Properties.

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With respect to the U-Haul SAC 20 Mortgage Loan (3.7%), in connection with the borrower’s election to defease less than all of the Mortgage Loan (a “Partial Defeasance Event”), if the requirements related to a Partial Defeasance Event as set forth on the Mortgage Loan documents have been satisfied, the borrower may obtain the release of the applicable individual property (each, an “Individual Property”) from the lien of the Mortgage thereon (and related Mortgage Loan documents) upon the satisfaction of certain conditions set forth in the Mortgage Loan documents, including, without limitation, the following conditions: (a) the borrower pays 125% of the Mortgage Loan amount allocated to the Individual Property being released, (b) the resulting debt service coverage ratio, based on the trailing 12-month period immediately preceding such release, is equal to or greater than the greater of (i) 1.93x or (ii) the debt service coverage ratio as of the last day of the calendar month that precedes the release date for all of the Mortgaged Properties that were subject to the liens of the Mortgage as of that date; (c) the resulting debt yield based on the trailing 12-month period immediately preceding such release is equal to or greater than the greater of (i) 10.60% or (ii) the debt yield ratio as of the last day of the calendar month that precedes the release date for all of the Mortgaged Properties that were subject to the liens of the Mortgage as of that date; (d) the Individual Property to be released must be conveyed to a person other than the borrower or an entity owned by the borrower; and (e) upon release of the applicable Individual Property, including, without limitation, delivery of a REMIC opinion.

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With respect to Union Square Mixed Use Portfolio Mortgage Loan (2.8%), provided that no event of default is continuing under the related Mortgage Loan documents, at any time after the date that is two years after the Closing Date, the borrower may deliver defeasance collateral and obtain release of one or more individual Mortgaged Properties, in each case, provided that, among other conditions, (i) the defeasance collateral is in an amount equal to the greater of (a) 120% of the allocated loan amount for the individual Mortgaged Property, and (b) 100% of the net sales proceeds applicable to such individual Mortgaged Property, (ii) the borrower delivers a REMIC opinion, (iii) the borrower delivers a rating agency confirmation, (iv) as of the date of notice of the partial release and the consummation of the partial release, after giving effect to the release, the debt service coverage ratio with respect to the remaining Mortgaged Properties is greater than the greater of (a) 1.94x, and (b) the debt service coverage ratio for all of the Mortgaged Properties immediately prior to the date of notice of the partial release or the consummation of the partial release, as applicable, (v) as of the date of notice of the partial release and the consummation of the partial release, after giving effect to the release, the loan-to-value ratio with respect to the remaining Mortgaged Properties is no greater than the lesser of (a) 55% and (b) the loan-to-value ratio for all of the Mortgaged Properties immediately prior to the date of notice of the partial release or the consummation of the partial release, as applicable, (vi) as of the date of notice of the partial release and the consummation of the partial release, after giving effect to the release, the debt yield with respect to the remaining Mortgaged Properties is greater than the greater of (a) 7.15%, and (b) the debt yield for all of the Mortgaged Properties immediately prior to the date of notice of the partial release or the consummation of the partial release, as applicable; and (vii) if the partial defeasance event relates to any of the 18 East 14th Street Mortgaged Property, the 20 East 14th Street Mortgaged Property or the 17 East 13th Street Mortgaged Property (unless all such Mortgaged Properties are the subject of the same partial defeasance event), the lender receives evidence that confirms that all mechanical systems that are used in connection with the operation of such Mortgaged Properties have been separated such that each individual Mortgaged Property that is the subject of the partial defeasance event are functional as an independent property with all necessary mechanical and utility systems.

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With respect to the iPark 84 Innovation Center Mortgage Loan (2.6%), at any time after the second anniversary of the Closing Date, the borrower may obtain the release of any one or more of unit 1, unit 3, and the 7GL Unit of the Hopewell Condominium I (the “iPark 84 Eligible Release Properties”) from the lien of the related mortgage upon the satisfaction of the following conditions, among other conditions more fully set forth in the iPark 84 Innovation Center Mortgage Loan documents: (i) no event of default has occurred and is continuing, (ii) the borrower delivers defeasance collateral in an amount, with respect to any iPark 84 Eligible Release Properties, equal to (A) the greater of (a) 125% of the allocated loan amount for such iPark 84 Eligible Release Properties, and (b) 100% of the net sales proceeds applicable to such iPark 84 Eligible Release Properties, (iii) the borrower delivers to the lender a rating agency confirmation, (iv) as of the date of notice of the partial release and the consummation of the partial release, after giving effect to the release, the debt service coverage ratio with respect to the remaining Mortgaged Properties is greater than the greater of (a) the debt service coverage ratio as of the origination of the iPark 84 Innovation Center Mortgage Loan, and (b) the debt service coverage ratio for all of the Mortgaged Properties immediately prior to the notice of the partial release or the consummation of the partial release, as applicable, (v) the borrower delivers a REMIC opinion, (vi) as of the date of notice of the partial release and the consummation of the partial release, after giving effect to the release, the debt yield with respect to the remaining Mortgaged Properties is greater than the greater of (a) the debt yield as of the origination of the iPark 84 Innovation Center Mortgage Loan, and (b) the debt yield for all of the Mortgaged Properties immediately prior to the notice of the partial release or the consummation of the partial release, as applicable, and (vii) as of the date of notice of the partial release and the consummation of the partial release, after giving effect to the release, the loan-to-value ratio with respect to the remaining Mortgaged Properties is no greater than the lesser of (a) the loan-to-value ratio as of the origination of the iPark 84 Innovation Center Mortgage Loan and (b) the loan-to-value ratio for all of the Mortgaged Properties immediately prior to the notice of the partial release or the consummation of the partial release, as applicable.

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With respect to the Alabama Hilton Portfolio Mortgage Loan (1.5%), provided that no event of default is continuing under the related Mortgage Loan documents, at any time after the earlier of (a) the second anniversary of the Closing Date and (b) January 24, 2023, the borrower may deliver defeasance collateral and obtain the release of one or more individual Mortgaged Properties provided that, among other conditions, (i) the defeasance collateral is in an amount equal to the greater of (a) 125% of the allocated loan amount for the individual Mortgaged Property, and (b) 100% of the net sales proceeds applicable to such individual Mortgaged Property, (ii) the borrower delivers a REMIC opinion, (iii) the borrower delivers a rating agency confirmation, (iv) as of the date of notice of the partial release and the consummation of the partial release, after giving effect to the release, the debt service coverage ratio with respect to the remaining Mortgaged Properties is greater than the greater of (a) 1.65x, and (b) the debt service coverage ratio for all of the Mortgaged Properties as of the date of notice of the partial release or the consummation of the partial release, as applicable, (v) as of the date of notice of the partial release and the consummation of the partial release, after giving effect to the release, the debt yield with respect to the remaining Mortgaged Properties is equal to or greater than the greater of (a) 11.0% and (b) the debt yield for all of the Mortgaged Properties as of the date of notice of the partial release or the consummation of the partial release, as applicable, and (vi) as of the date of notice of the partial release and the consummation of the partial release, after giving effect to the release, the loan-to-value ratio with respect to the remaining Mortgaged Properties is no greater than the lesser of (a) 67.0% and (b) the loan-to-value ratio for all of the Mortgaged Properties as of the date of notice of the partial release or the consummation of the partial release, as applicable.

Property Releases; Partial Defeasance and Partial Prepayments

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With respect to NJ Flex Portfolio Mortgage Loan (0.4%), provided that no event of default is continuing under the related Mortgage Loan documents, at any time after the date that is two years after the Closing Date, the borrower may either (I) deliver defeasance collateral and obtain release of one or more individual Mortgaged Properties, or (II) partially prepay the Mortgage Loan and obtain the release of one of the 109-121 and 114-122 Roosevelt Avenue and 116-124 Greylock Avenue

Mortgaged Property or the 185 Lackawanna Avenue Mortgaged Property, in each case, provided that, among other conditions, (i) the defeasance collateral or partial prepayment, as applicable, is in an amount equal to the greater of (a) 120% of the allocated loan amount for the individual Mortgaged Property, and (b) 100% of the net sales proceeds applicable to such individual Mortgaged Property, (ii) the borrower delivers a REMIC opinion, (iii) the borrower delivers (in the case of a partial prepayment, if requested by the lender) a rating agency confirmation, (iv) as of the date of notice of the partial release and the consummation of the partial release (whether by partial prepayment or partial defeasance), after giving effect to the release, the debt service coverage ratio with respect to the remaining Mortgaged Properties is greater than the greater of (a) 3.35x, and (b) the debt service coverage ratio for all of the Mortgaged Properties immediately prior to the date of notice of the partial release or the consummation of the partial release, as applicable, and (v) as of the date of notice of the partial release and the consummation of the partial release (whether by partial prepayment or partial defeasance), after giving effect to the release, the loan-to-value ratio with respect to the remaining Mortgaged Properties is no greater than the lesser of (a) 47.5% and (b) the loan-to-value ratio for all of the Mortgaged Properties immediately prior to the date of notice of the partial release or the consummation of the partial release, as applicable.

Property Releases; Free Releases

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Certain of the Mortgage Loans, including the iPark 84 Innovation Center Mortgage Loan (2.6%) and the All World Storage Romeoville Mortgage Loan (1.4%), permit the release or substitution of specified parcels of real estate or improvements that secure such Mortgage Loans (which parcels or improvements may consist of a significant portion of the net rentable square footage at the Mortgaged Property) but were not assigned any material value or considered a source of any material cash flow for purposes of determining the related Appraised Value or Underwritten Net Cash Flow or considered material to the use or operation of the property, or permit the general right to release as yet unidentified parcels if they are non-income producing so long as such release does not materially adversely affect the use or value of the remaining property, among other things. Such permitted releases of real estate are generally, subject to satisfaction of certain REMIC rules (and other conditions such as separation of the release parcel from the Mortgaged Property), without payment of a release price and consequent reduction of the principal balance of the subject Mortgage Loan. There can be no assurance that the development of a release parcel would not have a material adverse effect on the remaining Mortgaged Property, whether due to, for example, potential disruptions to the Mortgaged Property related to construction at the release parcel site or related to the improvements that are ultimately built at the release parcel site.

Additions to the Mortgaged Property

The following Mortgage Loans provide for the addition of real property for, or the construction of improvements on, the related Mortgaged Property:

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With respect to the U-Haul SAC 20 Mortgage Loan (3.7%), provided no event of default has occurred and is continuing under the loan documents, the borrowers have the right to acquire the fee simple estate in vacant land that is adjacent and contiguous to an existing individual mortgaged property (an “After Acquired Adjacent Property”), provided that the lender has received, among other things: (a) a title insurance policy insuring the lien of the applicable mortgage encumbering the After Acquired Adjacent Property; (b) a settlement statement indicating that such After Acquired Adjacent Property was acquired without debt; (c) an environmental report showing no hazardous materials or risk of contamination at the adjacent property; (d) a REMIC opinion acceptable to the rating agencies; and (e) a confirmation from the rating agencies that such After Acquired Adjacent Property will not result in a withdrawal, qualification or downgrade of the respective ratings in effect immediately prior to such acquisition for the certificates that are then outstanding. Any such After Acquired Adjacent Property will be encumbered by the lien of the mortgage on the related Mortgaged Property. The U-Haul SAC 20 Mortgage Loan documents include a carve-out for any losses resulting from the acquisition of any After Acquired Adjacent Property. In addition, provided no event of default has occurred and is continuing under the U-Haul SAC 20 Mortgage Loan documents, the borrowers have the right to acquire a leasehold estate in property that is operated as a storage facility, but that is not contiguous to an existing U-Haul SAC 20 Mortgaged Property (an “After Acquired Leasehold Property”), provided that the lender has received, among other things: (a) confirmation that such After Acquired Leasehold Property will be owned in fee simple by an affiliate of the guarantor; (b) an environmental report showing no hazardous materials or risk of contamination at the adjacent property; (c) a REMIC opinion acceptable to the rating agencies; and (d) a confirmation from the rating agencies that such After Acquired Leasehold Property will not result in a withdrawal, qualification or downgrade of the respective ratings in effect immediately prior to such acquisition for the certificates that are then outstanding. Any such After Acquired Adjacent Property will be encumbered by the lien of the mortgage on the related Mortgaged Property. Following acquisition of an After Acquired Leasehold Property, such property may only be operated as a remote storage facility, U-Box storage facility, or vehicle or RV storage facility, and may not include any office, showroom, retail or administrative uses.

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With respect to the O’Reilly Auto Parts Portfolio Mortgage Loan (3.7%), the related master lease permits the master tenant to construct expansions to the improvements on the 1109 S Air Depot Rd and 2219 S Seneca St. Mortgaged Properties (collectively, 0.2%).

Escrows

Thirty-seven (37) Mortgage Loans (62.0%) provide for monthly or upfront escrows to cover ongoing replacements and capital repairs.

Thirty-five (35) Mortgage Loans (58.0%) provide for monthly or upfront escrows to cover property taxes on the Mortgaged Properties.

Nineteen (19) Mortgage Loans (30.8%) provide for monthly or upfront escrows to cover insurance premiums on the Mortgaged Properties.

Twenty (20) Mortgage Loans (36.8%) secured by office, industrial, retail, self storage (with commercial tenants), mixed use and multifamily (with commercial tenants) properties, provide for upfront or monthly escrows for the full term or a portion of the term of the related Mortgage Loan to cover anticipated re-leasing costs, including tenant improvements and leasing commissions or other lease termination or occupancy issues. Such escrows are typically considered for office, industrial, retail and mixed use properties.

Certain of the reserves described above permit the related borrower to post a guaranty or letter of credit in lieu of maintaining cash reserves.

Many of the Mortgage Loans provide for other escrows and reserves, including, in certain cases, reserves for debt service, operating expenses, renovations or other property enhancements, vacancies at the related Mortgaged Property and other shortfalls or reserves to be released under circumstances described in the related Mortgage Loan documents.

See Annex A to this prospectus and “Significant Loan Summaries” in Annex B to this prospectus for more information on reserves relating to the 15 largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan).

“Due-On-Sale” and “Due-On-Encumbrance” Provisions

The Mortgage Loans generally contain “due-on-sale” and “due-on-encumbrance” clauses, which in each case permit the holder of the Mortgage Loan to accelerate the maturity of the Mortgage Loan if the borrower sells or otherwise transfers or encumbers (subject to certain exceptions set forth in the related Mortgage Loan documents) the related Mortgaged Property or a controlling interest in the borrower without the consent of the mortgagee (which, in some cases, may not be unreasonably withheld). Many of the Mortgage Loans place certain restrictions (subject to certain exceptions set forth in the related Mortgage Loan documents) on the transfer and/or pledging of general partnership and managing member equity interests in a borrower such as specific percentage or control limitations. The terms of the mortgages generally permit, subject to certain limitations, affiliate, estate planning and family transfers, transfers at death, transfers of interest in a public company, the transfer or pledge of less than a controlling portion of the partnership, members’ or other equity interests in a borrower, the transfer or pledge of passive equity interests in a borrower (such as limited partnership interests and non-managing member interests in a limited liability company) and transfers to persons satisfying qualification criteria set forth in the related Mortgage Loan documents. Certain of the Mortgage Loans do not restrict the pledging of direct or indirect ownership interests in the related borrower, but do restrict the transfer of ownership interests in the related borrower by imposing a specific percentage, a control limitation or requiring the consent of the mortgagee to any such transfer. Generally, the Mortgage Loans do not prohibit transfers of non-controlling interests so long as no change of control results or, with respect to Mortgage Loans to tenant-in-common borrowers, transfers to new tenant-in-common borrowers. Certain of the Mortgage Loans do not prohibit the pledge by direct or indirect owners of the related borrower of equity distributions that may be made from time to time by the borrower to its equity owners.

Additionally, certain of the Mortgage Loans provide that transfers of the Mortgaged Property are permitted if certain conditions are satisfied, which may include one or more of the following:

●	no event of default has occurred;

●	the proposed transferee is creditworthy and has sufficient experience in the ownership and management of properties similar to the Mortgaged Property;

●	a Rating Agency Confirmation has been obtained from each Rating Agency;

●	the transferee has executed and delivered an assumption agreement evidencing its agreement to abide by the terms of the Mortgage Loan together with legal opinions and title insurance endorsements; and

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the assumption fee has been received (which assumption fee will be applied as described under “The Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses”, but will in no event be paid to the Certificateholders or the Uncertificated VRR Interest Owners); however, certain of the Mortgage Loans allow the borrower to sell or otherwise transfer the related Mortgaged Property a limited number of times without paying an assumption fee.

Transfers resulting from the foreclosure of a pledge of the collateral for a mezzanine loan (if any) or other permitted pledge of borrower interest or a preferred equity investment (if any) will also result in a permitted transfer. See “—Additional Indebtedness” below.

Mortgaged Property Accounts

Lockbox Accounts

The Mortgage Loan documents prescribe the manner in which the related borrowers are permitted to collect rents from tenants at each Mortgaged Property. The following table sets forth the types of lockbox accounts prescribed for the Mortgage Loans:

Lockbox Account Types

Lockbox Type	Number of Mortgage Loans	Aggregate Principal Balance of Mortgage Loans	Approx. % of Initial Pool Balance
Hard	28	$800,055,185	73.1%
Springing	17	246,857,800	22.6
Soft	1	40,500,000	3.7
Soft (Residential) / Hard (Commercial)	1	6,500,000	0.6
Total:	47	$1,093,912,985	100.0%

See “—Certain Calculations and Definitions” for a description of the lockbox types set forth in the table above. The lockbox accounts will not be assets of the Issuing Entity.

Additional Indebtedness

The Mortgage Loans generally prohibit borrowers from incurring any additional debt secured by their Mortgaged Property without the consent of the lender. However:

●	substantially all of the Mortgage Loans permit the related borrower to incur limited indebtedness in the ordinary course of business that is not secured by the related Mortgaged Property;

●	the borrowers under certain of the Mortgage Loans have incurred and/or may incur in the future unsecured debt other than in the ordinary course of business;

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any borrower that is not required pursuant to the terms of its applicable Mortgage Loan documents to meet single-purpose entity criteria may not be restricted from incurring unsecured debt or mezzanine debt;

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the terms of certain Mortgage Loans permit the borrowers to post letters of credit and/or surety bonds for the benefit of the mortgagee under the Mortgage Loans, which may constitute a contingent reimbursement obligation of the related borrower or an affiliate. The issuing bank or surety will not typically agree to subordination and standstill protection benefiting the mortgagee;

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although the Mortgage Loans generally place certain restrictions on incurring mezzanine debt by the pledging of general partnership and managing member equity interests in a borrower, such as specific percentage or control limitations, the terms of the Mortgage Loan documents generally permit, subject to certain limitations, the pledge of the limited partnership or non-managing membership equity interests in a borrower or less than a controlling interest of any other equity interests in a borrower; and

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certain of the Mortgage Loans do not restrict the pledging of ownership interests in the borrower, but do restrict the transfer of ownership interests in a borrower by imposing limitations on transfer of control or a specific percentage of ownership interests.

Existing Additional Secured Debt

As described under “—The Loan Combinations” below, each Split Mortgage Loan and its corresponding Companion Loan(s) are, in each case, together secured by the same Mortgage on the related Mortgaged Property or portfolio of Mortgaged Properties, and the rights of the holders of such Split Mortgage Loan and corresponding Companion Loan(s) are set forth in a Co-Lender Agreement. Also, see “Significant Loan Summaries” in Annex B to this prospectus for additional information regarding each Split Loan that is one of the 15 largest Mortgage Loans.

Existing Mezzanine Debt

Mezzanine debt is debt that is incurred by the direct or indirect owner of equity in one or more borrowers and is secured by a pledge of the equity ownership interests in such borrowers. Because mezzanine debt is secured by the obligor’s direct or indirect equity interest in the related borrowers, such financing effectively reduces the obligor’s economic stake in the related Mortgaged Property. The existence of mezzanine debt may reduce cash flow on the borrower’s Mortgaged Property after the payment of debt service and may increase the likelihood that the owner of a borrower will permit the value or income producing potential of a Mortgaged Property to fall and may create a greater risk that a borrower will default on the Mortgage Loan secured by a Mortgaged Property whose value or income is relatively weak.

As of the Cut-off Date, except as disclosed in the following table, each Sponsor has informed us that it is unaware of any existing mezzanine debt with respect to the Mortgage Loans it is selling to the Depositor. The table below further identifies, for each Mortgage Loan that has one or more related existing mezzanine loans, certain Cut-off Date LTV Ratio, UW NCF DSCR and Debt Yield on Underwritten NCF information for such Mortgage Loan and, if applicable, for the total debt with respect to the related Mortgaged Property or Mortgaged Properties.

Mortgaged Property Name	Mortgage Loan Cut-off Date Balance	Aggregate Mezzanine Debt Cut-off Date Balance	Aggregate Pari Passu Companion Loan Cut-off Date Balance	Aggregate Subordinate Companion Loan Cut-off Date Balance	Cut-off Date Total Debt Balance(1)	Cut-off Date Wtd. Avg. Total Debt Interest Rate(1)	Mortgage Loan Cut- off Date LTV Ratio(2)	Total Debt Cut- off Date LTV Ratio(1)	Cut-off Date Mortgage Loan UW NCF DSCR(2)	Cut-off Date Total Debt UW NCF DSCR(1)	Cut-off Date Mortgage Loan Debt Yield on Underwritten NCF(2)	Cut-off Date Total Debt Yield on Underwritten NCF(1)
Burlingame Point	$84,000,000	$130,000,000	$296,000,000	$240,000,000	$750,000,000	3.27389%	62.0%	75.0%	2.89x	1.33x	14.4%	7.3%
375 Pearl Street	$66,000,000	$30,000,000	$154,000,000	N/A	$250,000,000	3.80400%	60.3%	68.5%	2.67x	2.08x	9.1%	8.0%
Amazon Seattle	$51,900,000	$65,000,000	$183,000,000	$155,100,000	$455,000,000	3.44700%	35.1%	67.9%	4.27x	1.92x	13.0%	6.7%
4500 Academy Road Distribution Center	$50,000,000	$12,000,000	$22,000,000	N/A	$84,000,000	4.35000%	59.0%	67.9%	2.63x	1.83x	9.3%	8.1%

(1)	Calculated taking into account the mezzanine debt and any related Pari Passu Companion Loan and Subordinate Companion Loan.
(2)	Calculated taking into account any related Pari Passu Companion Loan (but without regard to any related Subordinate Companion Loan).

The mezzanine loans related to the Burlingame Point Mortgage Loan (7.7%), the 375 Pearl Street Mortgage Loan (6.0%), the Amazon Seattle Mortgage Loan (4.7%) and the 4500 Academy Road Distribution Center Mortgage Loan (4.6%) identified in the table above, are each subject to an intercreditor agreement between the holder of the mezzanine loan and the lender under the related Mortgage Loan that sets forth the relative priorities between the related Mortgage Loan and each such mezzanine loan. The intercreditor agreement provides, among other things, generally that (a) all payments due under the related mezzanine loan are subordinate after an event of default under the related Mortgage Loan (taking into account the cure rights of the related mezzanine lender) to any and all payments required to be made under the related Mortgage Loan, other than (i) payments made in connection with the enforcement of the mezzanine lender’s rights with respect to the separate equity collateral, (ii) proceeds from the disposition of the separate equity collateral related solely to the mezzanine loan resulting from the mezzanine lender’s foreclosure upon such separate collateral in accordance with the terms and provisions of the intercreditor agreement and (iii) proceeds from any sale of the mezzanine loan in accordance with the terms and provisions of the intercreditor agreement, (b) so long as there is no event of default under the related Mortgage Loan (taking into account the cure rights of the related mezzanine lender), the related mezzanine lender may accept payments on and, in certain cases, prepayments of the related mezzanine loan prior to the prepayment in full of the Mortgage Loan, provided that, in many cases, such prepayment is from a source of funds other than the respective Mortgaged Property (unless such funds are derived from excess cash permitted to be distributed or dividended by the Mortgage Loan borrower to its equity owners pursuant to the terms of the Mortgage Loan documents), (c) the related mezzanine lender will have certain rights to receive notice of and cure defaults under the related Mortgage Loan prior to any acceleration or enforcement of the related Mortgage Loan, (d) the related mezzanine lender may amend or modify the related mezzanine loan in certain respects without the consent of the related Mortgage Loan lender, and the Mortgage Loan lender must obtain the mezzanine lender’s consent to amend or modify the related Mortgage Loan in certain respects, (e) upon the occurrence of an event of default under the related mezzanine loan documents, the related mezzanine lender may foreclose upon the membership interests in the related Mortgage Loan borrower, which could result in a change of control with respect to the related Mortgage Loan borrower and a change in the management of the related Mortgaged Property, and (f) if the related Mortgage Loan is accelerated or, in some cases, becomes specially serviced or if a monetary or material non-monetary default occurs and continues for a specified period of time under the related Mortgage Loan (or in certain cases, if any event of default has occurred under the related Mortgage Loan) or if the related Mortgage Loan borrower becomes a debtor in a bankruptcy or if the related Mortgage Loan lender commences any enforcement action under the related Mortgage Loan documents with respect to the related Mortgage Loan borrower or the related Mortgaged Properties, the related mezzanine lender has the right to purchase the related Mortgage Loan, in whole but not in part, for a price generally equal to the outstanding principal balance of the related Mortgage Loan, together with all accrued interest and other amounts due thereon, plus any servicing advances made by the related Mortgage Loan lender or its servicer and any interest thereon, and interest on any principal and interest advances made by the Mortgage Loan lender or its servicer, plus, subject to certain limitations, any Liquidation Fees, Workout Fees and Special Servicing Fees payable under the Pooling and Servicing Agreement (net of certain amounts and subject to certain other limitations, each as specified in the related intercreditor agreement), and generally excluding any late charges, default interest, exit fees, liquidated damages and prepayment premiums. In addition, the mezzanine loan agreements provide that an event of default under the related Mortgage Loan will trigger an event of default under the related mezzanine loan.

Generally, upon a default under a mezzanine loan, the holder of the mezzanine loan would be entitled to foreclose upon the equity in the related borrower, which has been pledged to secure payment of such debt. Although this transfer of equity may not trigger the due-on-sale clause under the related Mortgage Loan (as described under “—Certain Terms of the Mortgage Loans—’Due-On-Sale’ and ‘Due-On-Encumbrance’ Provisions” above), it could cause a change in control of the borrower or a change in the management of the Mortgaged Property and/or cause the obligor under the mezzanine loan to file for bankruptcy, which could negatively affect the operation of the related Mortgaged Property and the related borrower’s ability to make payments on the related Mortgage Loan in a timely manner.

Permitted Mezzanine Debt

The Mortgage Loans generally place certain restrictions on the transfer and/or pledging of general partnership and managing member equity interests in a borrower such as specific percentage or control limitations as described under “—Certain Terms of the Mortgage Loans—’Due-On-Sale’ and ‘Due-On-Encumbrance’ Provisions” above.

In addition, certain of the Mortgage Loans do not prohibit the pledge by direct or indirect owners of the related borrower of equity distributions that may be made from time to time by the borrower to its equity owners.

With respect to the Mortgage Loans listed in the following chart, the direct and indirect equity owners of the borrower are permitted to incur future mezzanine debt, subject to the satisfaction of conditions contained in the related Mortgage Loan documents, including, among other things, a combined maximum loan-to-value ratio, a combined minimum debt service coverage ratio and/or a combined minimum debt yield, as listed in the following chart:

Mortgaged Property Name	Mortgage Loan Cut-off Date Balance	Combined Maximum LTV Ratio	Combined Minimum DSCR	Combined Minimum Debt Yield	Intercreditor Agreement Required
Fisker Corporate Headquarters	$30,000,000	58.7%	(1)	(2)	Y
Truax Office	$17,500,000	65.1%	1.74x	9.56%	Y
Pepsi Distribution Center	$9,556,000	65.0%	2.45x	8.25%	Y
654 Broadway	$6,500,000	(3)	(4)	(5)	Y

(1)

With respect to the Fisker Corporate Headquarters Mortgage Loan (2.7%), the Combined Minimum DSCR is required to be the greater of (i) 2.13x and (ii) the DSCR as of the end of the fiscal quarter immediately preceding the completion of an assumption pursuant to which a permitted mezzanine loan is requested.

(2)

With respect to the Fisker Corporate Headquarters Mortgage Loan (2.7%), the Combined Minimum Debt Yield is required to be the greater of (i) 11% and (ii) the Debt Yield as of the end of the fiscal quarter immediately preceding the completion of an assumption pursuant to which a permitted mezzanine loan is requested.

(3)

With respect to the 654 Broadway Mortgage Loan (0.6%), the Combined Maximum LTV Ratio is required to be the lesser of (i) 62.5% and (ii) the loan-to-value ratio immediately preceding the completion of an assumption pursuant to which a permitted mezzanine loan is requested.

(4)

With respect to the 654 Broadway Mortgage Loan (0.6%), the Combined Minimum DSCR is required to the greater of (i) 1.98x and (ii) the debt service coverage ratio immediately preceding the completion of an assumption pursuant to which a permitted mezzanine loan is requested.

(5)

With respect to the 654 Broadway Mortgage Loan (0.6%), the Combined Minimum Debt Yield is required to be the greater of (i) 7.52% and (ii) the debt yield immediately preceding the completion of an assumption pursuant to which a permitted mezzanine loan is requested.

Each of the Mortgage Loans listed above conditions the incurrence of future mezzanine debt on the execution of an intercreditor agreement between the holder of the related mezzanine loan and the related lender under the related Mortgage Loan that, in each case, sets forth the relative priorities between the related Mortgage Loan and the related mezzanine loan.

Preferred Equity and Preferred Return Arrangements

Further, borrowers under certain of the Mortgage Loans are permitted to issue preferred equity in such borrowers or in certain parent entities of such borrowers. Because preferred equity often provides for a higher rate of return to be paid to certain holders, preferred equity in some respects functions like mezzanine indebtedness, and reduces a principal’s economic stake in the related Mortgaged Property, reduces cash flow on the borrower’s Mortgaged Property after the payment of debt service and payments on the preferred equity and may increase the likelihood that the owner of a borrower will permit the value or income-producing potential of a Mortgaged Property to fall and may create a slightly greater risk that a borrower will default on the Mortgage Loan secured by a Mortgaged Property whose value or income is relatively weak.

With respect to the 105 West 125th Street Mortgage Loan (4.1%), a preferred equity investor (the “Preferred Equity Holder”) holds a preferred equity interest in Harlem Center Office Investor LLC (the “Harlem Office JV”), the sole member of the related borrower, in connection with an original $4,000,000 capital investment in Harlem Office JV. The preferred equity investor is entitled to a preferred rate of return on its investment in an amount equal to 10% per annum, and such amounts are payable from net cash flow at the Mortgaged Property. If there are net capital proceeds received (including with respect to a sale of the Mortgaged Property), the Preferred Equity Holder will be entitled to receive the first proceeds until it has received a 10% annual return on its preferred investment. Following the occurrence of certain “bad acts” including, among other things, fraud, or adverse events such as bankruptcy of the borrower or an event of default under the Mortgage Loan, the Preferred Equity Holder will have the right to replace the manager of Harlem Office JV with one selected by it. The related operating agreement does not provide a fixed redemption period for the preferred equity investment.

Permitted Unsecured Debt and Other Debt

With respect to the Alabama Hilton Portfolio Mortgage Loan (1.5%), the related borrower has obtained an unsecured loan pursuant to the Paycheck Protection Program administered by the United States Small Business Administration in accordance with the Coronavirus Aid, Relief, and Economic Security Act of 2020, in the amount of approximately $502,294.

There may be other Mortgage Loans that permit the related borrower to incur unsecured loans or indebtedness, including unsecured loans in the ordinary course of business without limitation on the amount of such indebtedness. In addition, certain borrowers may have incurred, prior to the Cut-off Date, unsecured loans or unsecured indebtedness of which we are not aware.

Certain risks relating to additional debt are described in “Risk Factors—Risks Relating to the Mortgage Loans—Other Debt of the Borrower or Ability to Incur Other Financings Entails Risk”.

The Loan Combinations

General

Each of the Split Mortgage Loans is part of a Loan Combination comprised of the subject Mortgage Loan which is included in the Issuing Entity, and one or more Pari Passu Companion Loan(s) and/or Subordinate Companion Loan(s) that are held outside the Issuing Entity, each of which is evidenced by a separate promissory note (each a “Companion Note”) and all of which are secured by the same Mortgage(s) encumbering the same Mortgaged Property or portfolio of Mortgaged Properties.

Set forth in the chart below is certain information regarding each Split Mortgage Loan and its related Companion Loan(s).

Loan Combination Summary

Mortgaged Property Name	Mortgage Loan Seller(s)	Mortgage Loan Cut-off Date Balance	Mortgage Loan as Approx. % of Initial Pool Balance	Aggregate Pari Passu Companion Loan Cut-off Date Balance	Aggregate Subordinate Companion Loan Cut-off Date Balance	Loan Combination Cut-off Date Balance	Mortgage Loan Cut-off Date LTV Ratio(1)(2)	Loan Combination Cut-off Date LTV Ratio(1)(3)	Mortgage Loan Underwritten NCF DSCR(2)	Loan Combination Underwritten NCF DSCR(3)	Mortgage Loan Debt Yield on Underwritten NCF(2)	Loan Combination Debt Yield on Underwritten NCF(3)	Controlling Note Included in Issuing Entity (Y/N)
Burlingame Point	GSMC, GACC, JPMCB	$84,000,000	7.7%	$296,000,000	$240,000,000	$620,000,000	38.0%	62.0%	4.72x	2.89x	14.6%	8.9%	N
Equus Industrial Portfolio	GSMC	$68,109,030	6.2%	$164,903,870	$154,000,000	$387,012,900	37.8%	62.9%	5.10x	2.45x	14.0%	8.4%	N
375 Pearl Street	JPMCB	$66,000,000	6.0%	$154,000,000	N/A	$220,000,000	60.3%	60.3%	2.67x	2.67x	9.2%	9.2%	Y
Colonnade Corporate Center	JPMCB	$60,000,000	5.5%	$23,000,000	N/A	$83,000,000	72.5%	72.5%	1.28x	1.28x	8.2%	8.2%	Y
Amazon Seattle	GACC	$51,900,000	4.7%	$183,000,000	$155,100,000	$390,000,000	35.1%	58.2%	4.27x	2.57x	13.1%	7.9%	N
4500 Academy Distribution Center	CREFI	$50,000,000	4.6%	$22,000,000	N/A	$72,000,000	59.0%	59.0%	2.63x	2.63x	10.0%	10.0%	Y
iPark 84 Innovation Center	CREFI	$28,000,000	2.6%	$60,000,000	N/A	$88,000,000	58.5%	58.5%	2.29x	2.29x	9.4%	9.4%	N
1985 Marcus	GSMC	$18,447,198	1.7%	$36,894,396	N/A	$55,341,595	73.8%	73.8%	1.67x	1.67x	9.6%	9.6%	N
Alabama Hilton Portfolio	CREFI	$16,491,979	1.5%	$11,641,397	N/A	$28,133,377	77.1%	77.1%	1.69x	1.69x	12.8%	12.8%	Y

(1)

With respect to certain of the Mortgage Loans identified above, the Cut-off Date LTV Ratios have been calculated using “as-stabilized”, “portfolio premium” or similar hypothetical values, as described under the definition of “Appraised Value” set forth under “Description of the Mortgage Pool—Certain Calculations and Definitions”.

(2)	Calculated including the related Pari Passu Companion Loan(s) but excluding any related Subordinate Companion Loan.
(3)	Calculated including the related Pari Passu Companion Loan(s) and any related Subordinate Companion Loan.

With respect to each Loan Combination, the related Co-Lender Agreement (as defined below) generally provides, among other things, that—

I.

the holder(s) of one or more specified controlling notes (collectively, the “Controlling Note”) will be the “controlling note holder(s)” (collectively, the “Controlling Note Holder”) entitled (directly or through a representative) to (a) approve or, in some cases, direct material servicing decisions involving the related Loan Combination (while the remaining such holder(s) generally are only entitled to non-binding consultation rights in such regard), and (b) in some cases, replace the applicable special servicer with respect to such Loan Combination with or without cause, and

II.

the holder(s) of the note(s) other than the Controlling Note (each, a “Non-Controlling Note”) will be the “non-controlling note holder(s)” (the “Non-Controlling Note Holders”) generally entitled (directly or through a representative) to certain non-binding consultation rights with respect to any decisions as to which the Controlling Note Holder has consent rights involving the related Loan Combination, subject to certain exceptions, including that in certain cases where the related Controlling Note is a B-note, C-note or other subordinate note, such consultation rights will not be afforded to the holder(s) of the Non-Controlling Notes until after a control trigger event has occurred with respect to either such Controlling Note(s) or certain certificates backed thereby, in each case as set forth in the related Co-Lender Agreement.

Set forth in the chart below, with respect to each Loan Combination, is certain information regarding (in each case as of the Cut-off Date): (i) whether such Loan Combination will be a Serviced Loan Combination, an Outside Serviced Loan Combination or a Servicing Shift Loan Combination as of the Closing Date, (ii) with respect to the related Controlling Note, the identity of the related Controlling Note, Controlling Note Holder and anticipated Controlling Note Holder after the securitization of the related Controlling Note, and the aggregate principal balance of the Controlling Note; and (iii) with respect to the related Non-Controlling Notes, the identity of the related Non-Controlling Note Holder(s) and any anticipated Non-Controlling Note Holder(s) after the securitization of the related Non-Controlling Note(s), and the aggregate principal balance of such Non-Controlling Notes. With respect to each Loan Combination, any related Controlling Notes or Non-Controlling Notes may be a Mortgage Note held by the Issuing Entity, or a Companion Note held by an Outside Securitization, the originator thereof, or another third-party transferee.

Loan Combination Controlling Notes and Non-Controlling Notes

Mortgaged Property Name	Servicing of Loan Combination	Note Detail	Controlling Note	Current Holder of Unsecuritized Note(1)(2)(3)	Current or Anticipated Holder of Securitized Note(2)	Aggregate Cut-off Date Balance
Burlingame Point	Outside Serviced	Note A-1	Control	n —	BGME Trust 2021-VR	$10,000,000
		Note A-2	Non-Control	—	BGME Trust 2021-VR	$5,000,000
		Note A-3	Non-Control	—	BGME Trust 2021-VR	$5,000,000
		Note A-1-C-1	Non-Control	WFB	—	$60,000,000
		Note A-1-C-2	Non-Control	—	Benchmark 2021-B25	$40,000,000
		Note A-1-C-3	Non-Control	—	Benchmark 2021-B26	$40,000,000
		Note A-1-C-4	Non-Control	—	Benchmark 2021-B27	$20,000,000
		Note A-1-C-5	Non-Control	—	Benchmark 2021-B27	$20,000,000
		Note A-2-C-1	Non-Control	—	Benchmark 2021-B25	$30,000,000
		Note A-2-C-2	Non-Control	—	Benchmark 2021-B26	$24,000,000
		Note A-2-C-3	Non-Control	—	Benchmark 2021-B27	$16,000,000
		Note A-2-C-4	Non-Control	—	Benchmark 2021-B27	$10,000,000
		Note A-2-C-5	Non-Control	—	Benchmark 2021-B25	$10,000,000
		Note A-3-C-1	Non-Control	—	Benchmark 2021-B25	$30,000,000
		Note A-3-C-2	Non-Control	—	Benchmark 2021-B26	$22,000,000
		Note A-3-C-3	Non-Control	—	Benchmark 2021-B27	$18,000,000
		Note A-3-C-4	Non-Control	—	Benchmark 2021-B26	$10,000,000
		Note A-3-C-5	Non-Control	—	Benchmark 2021-B25	$10,000,000
		Note B-1	Non-Control	—	BGME Trust 2021-VR	$120,000,000
		Note B-2	Non-Control	—	BGME Trust 2021-VR	$60,000,000
		Note B-3	Non-Control	—	BGME Trust 2021-VR	$60,000,000

Equus Industrial Portfolio	Outside Serviced	Note A-1-A	Control Shift Note(4)	—	Benchmark 2021-B26	$95,000,000
		Note A-1-B	Non-Control	—	Benchmark 2021-B27	$68,109,030
		Note A-2	Non-Control	—	BANK 2021-BNK33	$69,903,870

Mortgaged Property Name	Servicing of Loan Combination	Note Detail	Controlling Note	Current Holder of Unsecuritized Note(1)(2)(3)	Current or Anticipated Holder of Securitized Note(2)	Aggregate Cut-off Date Balance
		Note B-1-A	Control(4)	—	Prima Mortgage Investment Trust, LLC	$43,400,000
		Note B-1-B	Non-Control	—	New York State Teachers’ Retirement System	$43,400,000
		Note B-1-C	Non-Control	—	Wilton Reassurance Company	$8,750,000
		Note B-1-D	Non-Control	—	Highmark, Inc.	$8,750,000
		Note B-1-E	Non-Control	—	Wilcac Life Insurance Company	$3,500,000
		Note B-2-A	Non-Control	—	Prima Mortgage Investment Trust, LLC	$18,600,000
		Note B-2-B	Non-Control	—	New York State Teachers’ Retirement System	$18,600,000
		Note B-2-C	Non-Control	—	Wilton Reassurance Company	$3.750,000
		Note B-2-D	Non-Control	—	Highmark, Inc.	$3,750,000
		Note B-2-E	Non-Control	—	Wilcac Life Insurance Company	$1,500,000

375 Pearl Street	Outside Serviced	Note A-1	Control	—	BANK 2021-BNK34	$80,000,000
		Note A-2	Non-Control	—	Benchmark 2021-B27	$66,000,000
		Note A-3	Non-Control	WFB	—	$54,000,000
		Note A-4	Non-Control	—	BANK 2021-BNK34	$20,000,000

Colonnade Corporate Center	Serviced	Note A-1	Control	—	Benchmark 2021-B27	$60,000,000
		Note A-2	Non-Control	JPMCB	—	$23,000,000

Amazon Seattle	Outside Serviced	Note A-1	Non-Control	—	Benchmark 2021-B25	$90,000,000
		Note A-2	Non-Control	—	Benchmark 2021-B26	$60,000,000
		Note A-3	Non-Control	—	Benchmark 2021-B27	$40,000,000
		Note A-4	Non-Control	—	Benchmark 2021-B26	$33,000,000
		Note A-5	Non-Control	—	Benchmark 2021-B27	$11,900,000
		Note B	Control	—	Benchmark 2021-B25	$155,100,000

4500 Academy Road Distribution Center	Serviced	Note A-1	Yes	—	Benchmark 2021-B27	$50,000,000
		Note A-2	No	CREFI	—	$22,000,000

iPark 84 Innovation Center	Outside Serviced	Note A-1	Yes	—	Benchmark 2021-B26	$60,000,000
		Note A-2	No	—	Benchmark 2021-B27	$28,000,000

1985 Marcus	Outside Serviced	Note A-1	Control	—	Benchmark 2021-B25	$36,894,396
		Note A-2	Non-Control	—	Benchmark 2021-B27	$18,447,198

Alabama Hilton Portfolio	Serviced	Note A-1	No	—	Benchmark 2020-B17	$11,641,397
		Note A-2	Yes	—	Benchmark 2021-B27	$16,491,979

(1)

Unless otherwise specified, with respect to each Loan Combination, any related unsecuritized Controlling Note and/or Non-Controlling Note may be further split, modified, combined and/or reissued (prior to its inclusion in a securitization transaction) as one or multiple Controlling Notes or Non-Controlling Notes, as the case may be, subject to the terms of the related Co-Lender Agreement (including that the aggregate principal balance, weighted average interest rate and certain other material terms cannot be changed). In connection with the foregoing, any such split, modified, combined or re-issued Controlling Note or Non-Controlling Note, as the case may be, may be transferred to one or multiple parties (not identified in the table above) prior to its inclusion in a future commercial mortgage securitization transaction.

(2)

Unless otherwise specified, with respect to each Loan Combination, each related unsecuritized pari passu Companion Note (whether controlling or non-controlling) is expected to be contributed to one or more future commercial mortgage securitization transactions. Under the column “Current or Anticipated Holder of Securitized Note”, (i) the identification of a securitization trust means we have identified an Outside Securitization (a) that has closed, (b) as to which a preliminary prospectus or final prospectus has been filed with the Securities and Exchange Commission or (c) as to which a preliminary offering circular or final offering circular been printed, that, in each case, has included or is expected to include the subject Controlling Note or Non-Controlling Note, as the case may be, (ii) “Not Identified” means the subject Controlling Note or Non-Controlling Note, as the case may be, has not been securitized and no preliminary prospectus or final prospectus has been filed with the Securities and Exchange Commission nor has any preliminary offering circular or final offering circular has been printed that identifies the future Outside Securitization that is expected to include the subject Controlling Note or Non-Controlling Note, and (iii) “Not Applicable” means the subject Controlling Note or Non-Controlling Note is not intended to be contributed to a future commercial mortgage securitization transaction. In the case of any Outside Securitization that has not closed, there is no assurance that such securitization will close. Under the column “Current Holder of Unsecuritized Note”, “—” means the subject Controlling Note or Non-Controlling Note is not an unsecuritized note and is currently held by the securitization trust referenced under the “Current or Anticipated Holder of Securitized Note” column.

(3)	Entity names have been abbreviated for presentation.

“CREFI” means Citi Real Estate Funding Inc.

“JPMCB” means JPMorgan Chase Bank, National Association.

“WFB” means Wells Fargo Bank, National Association

(4)

The subject Loan Combination is an AB Loan Combination or a Pari Passu-AB Loan Combination, and the Controlling Note as of the date hereof (as identified in the chart above) is a related subordinate note. Upon the occurrence of certain trigger events specified in the related Co-Lender Agreement, however, control will generally shift to a more senior note (or, if applicable, first to one more senior note and, following certain additional trigger events, to another more senior note) in the subject Loan Combination (each identified in the chart above as a “Control Shift Note”), which more senior note will thereafter be the Controlling Note. See “Description of the Mortgage Pool—The Loan Combinations—The Equus Industrial Portfolio Pari Passu AB Loan Combination” and “The Amazon Seattle Pari Passu AB Loan Combination” in this prospectus for more information regarding the manner in which control shifts under each such Loan Combination.

Each Split Mortgage Loan and its related Companion Loan(s) are cross-defaulted. Each Pari Passu Companion Loan is pari passu in right of payment with its related Split Mortgage Loan. Each Subordinate Companion Loan is subordinate in right of payment to the related Split Mortgage Loan. Only each Split Mortgage Loan is included in the Issuing Entity. No Companion Loan is an asset of the Issuing Entity. In addition, with respect to each Loan Combination, notwithstanding the disclosure above with respect to the number of related Companion Loans, any of the unsecuritized Pari Passu Companion Loans identified above may be further split, modified, combined and reissued (prior to its inclusion in a securitization transaction) as multiple Pari Passu Companion Loans, subject to the terms of the related Co-Lender Agreement (including that the aggregate principal balance, weighted average interest rate and certain other material terms cannot be changed).In connection with each Loan Combination, the relative rights and obligations of the Trustee on behalf of the Issuing Entity and each related Companion Loan Holder are generally governed by a co-lender agreement, intercreditor agreement, agreement among noteholders or comparable agreement (each, a “Co-Lender Agreement”). Each Co-Lender Agreement provides, among other things: (i) for the identification and relative rights of the Controlling Note Holder and Non-Controlling Note Holder(s); (ii) for the servicing and administration of the subject Loan Combination and any related Mortgaged Property; and (iii) that expenses, losses and shortfalls relating to the Loan Combination will be allocated first, to any related Subordinate Companion Loan(s) (if any), and then, on a pro rata basis to the holders of the subject Mortgage Loan and any related Pari Passu Companion Loan(s) (if any), in each case as more particularly described below in this “—The Loan Combinations” section.

Set forth below are certain terms and provisions of each Loan Combination and the related Co-Lender Agreement. Certain of the Loan Combinations are Outside Serviced Loan Combinations. For more information regarding the servicing of each of the Loan Combinations that will not be serviced under the Pooling and Servicing Agreement but will be serviced and administered pursuant to the servicing arrangements for a related Companion Loan, see “The Pooling and Servicing Agreement—Certain Considerations Regarding the Outside Serviced Loan Combinations” and “—Servicing of the Outside Serviced Mortgage Loans”.

The Serviced Pari Passu Loan Combinations

Each Serviced Pari Passu Loan Combination will be serviced pursuant to the Pooling and Servicing Agreement in accordance with the terms of the Pooling and Servicing Agreement and the related Co-Lender Agreement. None of the Master Servicer, the Special Servicer or the Trustee will be required to make a monthly payment advance on any Serviced Pari Passu Companion Loan, but the Master Servicer or the Trustee, as applicable, will be required to (and the Special Servicer, at its option in emergency situations, may) make Property Advances on the Serviced Pari Passu Loan Combinations unless such advancing party (or, even if it is not the advancing party, the Special Servicer) determines that such a Property Advance would be a Nonrecoverable Advance.

Each Servicing Shift Loan Combination will be serviced pursuant to the Pooling and Servicing Agreement (and, accordingly, will be a Serviced Pari Passu Loan Combination) prior to the related Controlling Pari Passu Companion Loan Securitization Date, after which such Loan Combination will be serviced pursuant to the related Outside Servicing Agreement (and, accordingly, will be an Outside Serviced Loan Combination). With respect to each Servicing Shift Loan Combination, the discussion under this section only applies to the period prior to the related Controlling Pari Passu Companion Loan Securitization Date.

Co-Lender Agreement

The Co-Lender Agreement related to each Serviced Pari Passu Loan Combination provides that:

●

The Split Mortgage Loan and Companion Loan(s) comprising such Serviced Pari Passu Loan Combination are of equal priority with each other and none of such Split Mortgage Loan or the related Companion Loan(s) will have priority or preference over any other such loan.

●

All payments, proceeds and other recoveries on the Serviced Pari Passu Loan Combination will be applied to the Split Mortgage Loan and related Companion Loan(s) comprising such Serviced Pari Passu Loan Combination on a pro rata and pari passu basis (subject, in each case, to (a) the allocation of certain amounts to escrows and reserves, certain repairs or restorations or payments to the applicable borrower required by the Mortgage Loan documents and (b) certain payment and reimbursement rights of the parties to the Pooling and Servicing Agreement, in accordance with the terms of the Pooling and Servicing Agreement).

●	The transfer of up to 49% of the beneficial interest of a Split Mortgage Loan and any related Companion Loan is generally permitted. The transfer of more than 49% of the beneficial interest of any such Split Mortgage Loan or Companion Loan is generally prohibited unless (i) the transferee is a large institutional lender or investment fund (other than a related borrower or an affiliate thereof) that satisfies minimum net worth and/or experience requirements or certain securitization vehicles that satisfy certain ratings and other requirements or (ii)(a) each non-transferring holder of a Split Mortgage Loan or a Companion Loan has consented to such transfer (which consent may not be unreasonably withheld), and (b) if any such non-transferring holder’s interest in the related Serviced Loan Combination is held in a securitization, a rating agency communication is provided to each applicable rating agency (or, in certain cases, a rating agency confirmation is obtained from each applicable rating agency). The foregoing restrictions do not apply to a sale of the related Split Mortgage Loan together with the related Serviced Pari Passu Companion Loans in accordance with the terms of the Pooling and Servicing Agreement.

With respect to each Serviced Pari Passu Loan Combination, certain costs and expenses (such as a pro rata share of a Property Advance) allocable to a related Serviced Pari Passu Companion Loan may be paid or reimbursed out of payments and other collections on the Mortgage Pool, subject to the Issuing Entity’s right to reimbursement from future payments and other collections on such Serviced Pari Passu Companion Loan or from general collections with respect to any securitization of such Serviced Pari Passu Companion Loan. This may result in temporary (or, if not ultimately reimbursed, permanent) shortfalls to the holders of Offered Certificates.

Control Rights with respect to Serviced Pari Passu Loan Combinations other than Serviced Outside Controlled Loan Combinations

With respect to any Serviced Pari Passu Loan Combination (other than a Servicing Shift Loan Combination), the related Controlling Note will be included in the Issuing Entity, and the applicable Directing Holder will have consent rights and any applicable Consulting Party will have consultation rights with respect to such Mortgage Loan as described under “The Pooling and Servicing Agreement—Directing Holder”.

Control Rights with respect to Servicing Shift Loan Combinations

With respect to any Servicing Shift Loan Combination prior to the related Controlling Pari Passu Companion Loan Securitization Date, the related Controlling Note will be held as of the Closing Date by the Controlling Note Holder listed as the “Current Holder of Unsecuritized Note” or “Current or Anticipated Holder of Securitized Note”, as applicable, in the table titled “Loan Combination Controlling Notes and Non-Controlling Notes” above under “—General ”. The related Controlling Note Holder will be entitled (i) to direct the servicing of such Loan Combination, (ii) to consent to certain servicing decisions in respect of such Loan Combination and actions set forth in a related asset status report and (iii) to replace the Special Servicer with respect to such Loan Combination with or without cause; provided, that with respect to each Servicing Shift Loan Combination, if such holder or its representative is (or is an affiliate of) the related borrower or if all or a specified portion of the related Controlling Note is held by the borrower or an affiliate thereof, no party will be entitled to exercise the rights of such “Controlling Note Holder”, and there will be deemed to be no such “Controlling Note Holder” under the related Co-Lender Agreement.

Certain Rights of each Non-Controlling Note Holder

With respect to each Serviced Pari Passu Loan Combination, the holder of any related Non-Controlling Note (or if such Non-Controlling Note has been securitized, the controlling class representative with respect to such securitization or other designated party under the related pooling and servicing agreement) will be entitled to certain consent and consultation rights described below; provided, that if such party or its representative is (or is an affiliate of) the related borrower or if all or a specified portion of the subject Non-Controlling Note is held by the borrower or an affiliate thereof, there will be deemed to be no such Non-Controlling Note Holder under the related Co-Lender Agreement with respect to such Non-Controlling Note or the Non-Controlling Note Holder will not be permitted to exercise any of the related consent or consultation rights. With respect to each Servicing Shift Loan Combination, one or more related Non-Controlling Notes will be included in the Issuing Entity, and any applicable Consulting Parties will be entitled to exercise the consultation rights described below.

The Special Servicer will be required, with respect to each Non-Controlling Note Holder that is a Consulting Party (i) to provide to such Non-Controlling Note Holder copies of any notice, information and report that it is required to provide to the Directing Holder with respect to the implementation of any recommended actions outlined in an asset status report relating to such Serviced Pari Passu Loan Combination or any proposed action to be taken in respect of a Major Decision with respect to such Serviced Pari Passu Loan Combination within the same time frame it is required to provide such notice, information or report to the Directing Holder (for this purpose, without regard to whether such items are actually required to be provided to such Directing Holder (i.e., including if such Directing Holder is no longer a Directing Holder due to the occurrence of an applicable trigger event)) and (ii) to consult or use reasonable efforts to consult with such Non-Controlling Note Holder on a strictly non-binding basis (to the extent such party requests consultation after having received the aforementioned notices, information and reports) with respect to any such recommended actions by the Special Servicer or any proposed action to be taken by the Special Servicer in respect of such Serviced Pari Passu Loan Combination that constitutes a Major Decision.

Such consultation right will generally expire 10 business days (or, with respect to an “acceptable insurance default”, if so provided in the related Co-Lender Agreement, 30 days) after the delivery to such Non-Controlling Note Holder of written notice of a proposed action (together with copies of the notices, information and reports required to be delivered thereto), whether or not such Non-Controlling Note Holder has responded within such period (unless the Special Servicer proposes a new course of action that is materially different from the action previously proposed, in which case such 10-business day (or, as applicable, 30-day) period will be deemed to begin anew). In no event will the Special Servicer be obligated to follow or take any alternative actions recommended by any Non-Controlling Note Holder (or its representative). In addition, if the Special Servicer determines that immediate action is necessary to protect the interests of the holders of the promissory notes comprising a Serviced Pari Passu Loan Combination, it may take, in accordance with the Servicing Standard, any action constituting a Major Decision with respect to such Serviced Pari Passu Loan Combination or any action set forth in any applicable asset status report before the expiration of the aforementioned 10-business day period.

In addition to the aforementioned consultation right, each Non-Controlling Note Holder will have the right to annual conference calls or meetings with the Master Servicer or Special Servicer, as applicable, upon reasonable notice and at times reasonably acceptable to the Master Servicer or Special Servicer, as applicable, in which servicing issues related to the related Serviced Pari Passu Loan Combination are discussed.

If a Servicer Termination Event has occurred with respect to the Special Servicer that affects a Non-Controlling Note Holder, such holder will have the right to direct the Trustee to terminate the Special Servicer under the Pooling and Servicing Agreement solely with respect to the related Serviced Pari Passu Loan Combination, other than with respect to any rights such Special Servicer may have as a Certificateholder, or any other rights of the Special Servicer at the time of termination that survive the termination, including rights to indemnification and any other amounts payable to the Special Servicer pursuant to the Pooling and Servicing Agreement.

Sale of Defaulted Mortgage Loan

If any Split Mortgage Loan becomes a Defaulted Mortgage Loan, and if the Special Servicer decides to sell such Split Mortgage Loan, the Special Servicer will be required to sell such Split Mortgage Loan and each related Serviced Pari Passu Companion Loan, together as interests evidencing one whole loan. Notwithstanding the foregoing, the Special Servicer will not be permitted to sell a Serviced Pari Passu Loan Combination without the consent of each Non-Controlling Note Holder unless it has delivered to such holder (a) at least fifteen (15) business days prior written notice of any decision to attempt to sell the related Serviced Pari Passu Loan Combination, (b) at least 10 days prior to the proposed sale date, a copy of each bid package (together with any material amendments to such bid packages) received by the Special Servicer, a copy of the most recent appraisal and certain other supplementary documents (if requested by such holder), and (c) until the sale is completed, and a reasonable period (but no less time than is afforded to other offerors and the Directing Holder) prior to the proposed sale date, all information and documents being provided to offerors or otherwise approved by the Master Servicer or Special Servicer in connection with the proposed sale.

The Outside Serviced Pari Passu Loan Combinations

Each Outside Serviced Pari Passu Loan Combination will be serviced pursuant to the related Outside Servicing Agreement in accordance with the terms of such Outside Servicing Agreement and the related Co-Lender Agreement. No Outside Servicer, Outside Special Servicer or Outside Trustee will be required to make monthly payment advances on an Outside Serviced Mortgage Loan, but the related Outside Servicer or Outside Trustee, as applicable, will be required to (and the Outside Special Servicer, at its option in certain cases, may)

make servicing advances on the related Outside Serviced Loan Combination in accordance with the terms of the related Outside Servicing Agreement unless such advancing party (or, in certain cases, the related Outside Special Servicer, even if it is not the advancing party) determines that such a servicing advance would be a nonrecoverable advance. P&I Advances on each Outside Serviced Mortgage Loan will be made by the Master Servicer or the Trustee, as applicable, to the extent provided under the Pooling and Servicing Agreement. None of the Master Servicer, the Special Servicer or the Trustee will be obligated to make servicing advances with respect to an Outside Serviced Loan Combination. See “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans” for a description of certain of the servicing terms of the Outside Servicing Agreements.

With respect to any Servicing Shift Loan Combination, the discussion under this “—The Outside Serviced Pari Passu Loan Combinations” section only applies to the period commencing on the related Controlling Pari Passu Companion Loan Securitization Date.

Co-Lender Agreement

The Co-Lender Agreement related to each Outside Serviced Pari Passu Loan Combination provides that:

●

The Split Mortgage Loan and Companion Loan(s) comprising such Outside Serviced Pari Passu Loan Combination are of equal priority with each other and none of such Split Mortgage Loan or the related Companion Loan(s) will have priority or preference over any other such loan.

●

All payments, proceeds and other recoveries on the Outside Serviced Loan Combination will be applied to the Split Mortgage Loan and related Companion Loan(s) comprising such Outside Serviced Pari Passu Loan Combination on a pro rata and pari passu basis (subject, in each case, to (a) the allocation of certain amounts to escrows and reserves, certain repairs or restorations or payments to the applicable borrower required by the Mortgage Loan documents and (b) certain payment and reimbursement rights of the parties to the related Outside Servicing Agreement, in accordance with the terms of the related Outside Servicing Agreement).

●

The transfer of up to 49% of the beneficial interest of a Split Mortgage Loan and any related Companion Loan comprising the Outside Serviced Loan Combination is generally permitted. The transfer of more than 49% of the beneficial interest of any such Split Mortgage Loan or Companion Loan is generally prohibited unless (i) the transferee is a large institutional lender or investment fund (other than a related borrower or an affiliate thereof) that satisfies minimum net worth and/or experience requirements or certain securitization vehicles that satisfy certain ratings and other requirements or (ii)(a) each non-transferring holder of a Split Mortgage Loan or a Companion Loan has consented to such transfer (which consent may not be unreasonably withheld), and (b) if any such non-transferring holder’s interest in the related Outside Serviced Loan Combination is held in a securitization, a rating agency communication is provided to each applicable rating agency (or, in certain cases, a rating agency confirmation is obtained from each applicable rating agency). The foregoing restrictions do not apply to a sale of the related Outside Serviced Mortgage Loan together with the related Outside Serviced Pari Passu Companion Loans in accordance with the terms of the related Outside Servicing Agreement.

Any losses, liabilities, claims, fees, costs and/or expenses incurred in connection with an Outside Serviced Loan Combination that are not otherwise paid out of collections on such Loan Combination may, to the extent allocable to the related Outside Serviced Mortgage Loan, be payable or reimbursable out of general collections on the Mortgage Pool. This may result in temporary (or, if not ultimately reimbursed, permanent) shortfalls to the holders of Offered Certificates.

Control Rights

With respect to each Outside Serviced Loan Combination, the related Controlling Note will be held as of the Closing Date by the Controlling Note Holder listed as the “Current Holder of Unsecuritized Note” or “Current or Anticipated Holder of Securitized Note”, as applicable, in the table entitled “Loan Combination Controlling Notes and Non-Controlling Notes” above under “—General”. With respect to any Servicing Shift Loan Combination on or after the related Controlling Pari Passu Companion Loan Securitization Date, the related Controlling Note Holder will be the related Outside Securitization. The related Controlling Note Holder (or a designated representative) will be entitled (i) to direct the servicing of such Loan Combination, (ii) to consent to certain servicing decisions in respect of such Loan Combination and actions set forth in a related asset status report and (iii) to replace the special servicer with respect to such Loan Combination with or without cause; provided, that with respect to each Outside Serviced Loan Combination (including any Servicing Shift Loan Combination on or after the related Controlling Pari Passu Companion Loan Securitization Date), if such holder (or its designated representative) is (or is an affiliate of) the related borrower or if all or a specified portion of the subject Controlling Note is held by the borrower or an affiliate thereof, there will be deemed to be no such “Controlling Note Holder” under the related Co-Lender Agreement and no person will be entitled to exercise the rights of the “Controlling Note Holder” under the related Co-Lender Agreement.

Certain Rights of each Non-Controlling Note Holder

With respect to any Outside Serviced Loan Combination, the holder of any related Non-Controlling Note (or if such Non-Controlling Note has been securitized, the controlling class representative with respect to such securitization (or other designated party under the related pooling and servicing agreement)) will be entitled to certain consent and consultation rights described below; provided, that with respect to each Outside Serviced Loan Combination, if such party or its representative is (or is an affiliate of) the related borrower or if all or a specified portion of the subject Non-Controlling Note is held by the borrower or an affiliate thereof, there will be deemed to be no “Non-Controlling Note Holder” with respect to such Non-Controlling Note under the related Co-Lender Agreement or the Non-Controlling Note Holder will not be permitted to exercise any of the related consent or consultation rights. With respect to each Outside Serviced Loan Combination (including each Servicing Shift Loan Combination after the related Controlling Pari Passu Companion Loan Securitization Date), one or more related Non-Controlling Notes will be included in the Issuing Entity, and the Controlling Class Representative, prior to the occurrence and continuance of a Control Termination Event or a Consultation Termination Event (as described under “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans—Related Provisions of the Pooling and Servicing Agreement”, will be entitled to exercise the consent or consultation rights described below.

With respect to any Outside Serviced Loan Combination, the related Outside Special Servicer or Outside Servicer, as applicable pursuant to the related Co-Lender Agreement, will be required (i) to provide to each Non-Controlling Note Holder copies of any notice, information and report that it is required to provide to the related Outside Controlling Class Representative under the related Outside Servicing Agreement with respect to the implementation of any recommended actions outlined in an asset status report relating to the related Outside Serviced Loan Combination or any proposed action to be taken in respect of a major decision under the related Outside Servicing Agreement with respect to such Outside Serviced Loan Combination (for this purpose, without regard to whether such items are actually required to be provided to the related Outside Controlling Class Representative due to the occurrence and continuance of a “control termination event” or a “consultation termination event” (or analogous concepts) under such Outside Servicing Agreement) and (ii) to consult or use reasonable efforts to consult each Non-Controlling Note Holder on a strictly non-binding basis (to the extent such party requests consultation after having received the aforementioned notices, information and reports) with respect to any such recommended actions by such Outside Special Servicer or any proposed action to be taken by such Outside Special Servicer in respect of the applicable major decision.

Such consultation right will expire 10 business days after the delivery to such Non-Controlling Note Holder of written notice of a proposed action (together with copies of the notices, information and reports required to be delivered thereto), whether or not such Non-Controlling Note Holder has responded within such period (unless the related Outside Special Servicer proposes a new course of action that is materially different from the action previously proposed, in which case such 10-business day period will be deemed to begin anew). In no event will the related Outside Special Servicer be obligated to follow or take any alternative actions recommended by any Non-Controlling Note Holder (or its representative).

If the related Outside Special Servicer determines that immediate action is necessary to protect the interests of the holders of the promissory notes comprising an Outside Serviced Loan Combination, it may take, in accordance with the servicing standard under the Outside Servicing Agreement, any action constituting a major decision with respect to such Outside Serviced Loan Combination or any action set forth in any applicable asset status report before the expiration of the aforementioned 10-business day period.

In addition to the aforementioned consultation right, each Non-Controlling Note Holder will have the right to annual meetings or conference calls with the related Outside Servicer or the related Outside Special Servicer, as applicable, upon reasonable notice and at times reasonably acceptable to such Outside Servicer or Outside Special Servicer, as applicable, in which servicing issues related to the related Outside Serviced Loan Combination are discussed.

If a special servicer termination event under the related Outside Servicing Agreement has occurred that affects a Non-Controlling Note Holder, such holder will have the right to direct the related Outside Trustee to terminate the related Outside Special Servicer under such Outside Servicing Agreement solely with respect to the related Outside Serviced Loan Combination, other than with respect to any rights such Outside Special Servicer may have as a certificateholder under such Outside Servicing Agreement, or any other rights of such Outside Special Servicer at the time of termination that survive the termination, including rights to indemnification and any other amounts payable to the Special Servicer pursuant to such Outside Servicing Agreement.

Custody of the Mortgage File

The Outside Custodian is the custodian of the mortgage file related to the related Outside Serviced Loan Combination (other than any promissory notes not contributed to the related Outside Securitization).

Sale of Defaulted Mortgage Loan

If any Outside Serviced Loan Combination becomes a “defaulted mortgage loan” (or other similar term) within the meaning of the related Outside Servicing Agreement, and if the related Outside Special Servicer decides to sell the related Controlling Note contributed to the Outside Securitization, such Outside Special Servicer will be required to sell the related Outside Serviced Mortgage Loan and each Outside Serviced Pari Passu Companion Loan together as interests evidencing one whole loan. Notwithstanding the foregoing, the related Outside Special Servicer will not be permitted to sell an Outside Serviced Loan Combination without the consent of each Non-Controlling Note Holder that is not a related borrower or affiliate thereof unless it has delivered to such holder (a) at least fifteen (15) business days prior written notice of any decision to attempt to sell the related Outside Serviced Loan Combination, (b) at least 10 days prior to the proposed sale date, a copy of each bid package (together with any material amendments to such bid packages) received by the related Outside Special Servicer, a copy of the most recent appraisal and certain other supplementary documents (if requested by such holder), and (c) until the sale is completed, and a reasonable period (but no less time than is afforded to other offerors and the applicable Outside Controlling Class Representative under the related Outside Servicing Agreement) prior to the proposed sale date, all information and documents being provided to offerors or otherwise approved by the related Outside Servicer or Outside Special Servicer in connection with the proposed sale.

The Burlingame Point Pari Passu-AB Loan Combination

General

The Burlingame Point Mortgage Loan (7.7%) is part of a split loan structure comprised of 18 senior promissory notes (the “Burlingame Point A Notes”) and 3 subordinate promissory notes (the “Burlingame Point B Notes” and, together with the Burlingame Point A Notes, the “Burlingame Point Notes”), each of which is secured by the same mortgage instrument on the same underlying Mortgaged Property, with an aggregate initial principal balance of $620,000,000. Five such senior promissory notes designated A-1-C-4, Note A-1-C-5, Note A-2-C-3, Note A-2-C-4 and Note A-3-C-3, with an initial aggregate principal balance of $84,000,000 (the “Burlingame Point Mortgage Loan”) will be deposited into this securitization. The Burlingame Point Loan Combination is evidenced by (i) the Burlingame Point Mortgage Loan, (ii) three senior promissory notes designated Note A-1, Note A-2 and Note A-3 (the “Burlingame Point Standalone Pari Passu Companion Loans”), which have an aggregate initial principal balance of $20,000,000; (iii) the remaining senior promissory notes (see the table titled “Loan Combination Controlling Notes and Non-Controlling Notes” under “Description of the Mortgage Pool—The Loan Combinations—General ”) (the “Burlingame Point Non-Standalone Pari Passu Companion Loans” and, together with the Burlingame Point Standalone Pari Passu Companion Loans, the “Burlingame Point Pari Passu Companion Loans”), which have an aggregate initial principal balance of $296,000,000; and (iv) three subordinate promissory notes designated Note B-1, Note B-2 and Note B-3 (the “Burlingame Point Subordinate Companion Loans” and, together with the Burlingame Point Standalone Pari Passu Companion Loans, the “Burlingame Point Standalone Companion Loans”), which have an aggregate initial principal balance of $240,000,000.

The Burlingame Point Mortgage Loan, the Burlingame Point Pari Passu Companion Loans and the Burlingame Point Subordinate Companion Loans are referred to herein, collectively, as the “Burlingame Point Loan Combination”, and the Burlingame Point Pari Passu Companion Loans and the Burlingame Point Subordinate Companion Loans are referred to herein as the “Burlingame Point Companion Loans.” The Burlingame Point Pari Passu Companion Loans are generally pari passu in right of payment with each other and with the Burlingame Point Mortgage Loan. The Burlingame Point Subordinate Companion Loans are generally pari passu in right of payment with each other, but subordinate in right of payment with respect to the Burlingame Point Mortgage Loan and Burlingame Point Pari Passu Companion Loans.

Only the Burlingame Point Mortgage Loan is included in the issuing entity. The Burlingame Point Standalone Companion Loans are expected to be contributed to a securitization trust (the “BGME Trust 2021-VR Securitization”) governed by the BGME Trust 2021-VR Trust and Servicing Agreement (the “BGME Trust 2021-VR TSA ”). The Burlingame Point Non-Standalone Pari Passu Companion Loans have either been contributed to other securitizations or are expected to be contributed to other securitizations from time to time in the future, however, the holders of the related unsecuritized Burlingame Point Non-Standalone Pari Passu Companion Loans are under no obligation to do so.

The rights of the holders of the promissory notes evidencing the Burlingame Point Loan Combination are subject to a Co-Lender Agreement (the “Burlingame Point Co-Lender Agreement”). The following summaries describe certain provisions of the Burlingame Point Co-Lender Agreement.

Servicing

The Burlingame Point Loan Combination (including the Burlingame Point Mortgage Loan) and any related REO Property is expected to be serviced and administered pursuant to the terms of the BGME Trust 2021-VR TSA by KeyBank National Association as master servicer (the “Burlingame Point Master Servicer”), and, if necessary, Situs Holdings, LLC as special servicer (the “Burlingame Point Special Servicer”), in the manner described under “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans”, but subject to the terms of the Burlingame Point Co-Lender Agreement.

Custody of the Mortgage File

Wells Fargo Bank, National Association is the custodian of the Burlingame Point Loan Combination (including the Burlingame Point Mortgage Loan) pursuant to the terms of the BGME Trust 2021-VR TSA.

Advances

The master servicer or the trustee, as applicable, will be responsible for making any required principal and interest advances on the Burlingame Point Mortgage Loan (but not on the Burlingame Point Companion Loans) pursuant to the terms of the PSA unless the master servicer, the special servicer or the trustee, as applicable, determines that such an advance would not be recoverable from collections on the Burlingame Point Mortgage Loan.

Property protection advances in respect of the Burlingame Point Loan Combination will be made by the Burlingame Point Master Servicer or the trustee under the BGME Trust 2021-VR TSA, as applicable, unless a determination of nonrecoverability is made under the BGME Trust 2021-VR TSA.

Application of Payments

The Burlingame Point Co-Lender Agreement sets forth the respective rights of the holder of the Burlingame Point Mortgage Loan, the holders of the Burlingame Point Pari Passu Companion Loans and the holders of the Burlingame Point Subordinate Companion Loans with respect to distributions of funds received in respect of the Burlingame Point Loan Combination, and provides, in general, that:

●

the Burlingame Point Mortgage Loan and the Burlingame Point Pari Passu Companion Loans are of equal priority with each other and no portion of any of them will have priority or preference over any portion of any other or security therefor;

●

the Burlingame Point Subordinate Companion Loans are, generally, at all times, junior, subject and subordinate to the Burlingame Point Mortgage Loan and the Burlingame Point Pari Passu Companion Loans, and the rights of the holders of the Burlingame Point Subordinate Companion Loans to receive payments with respect to the Burlingame Point Loan Combination are, at all times, junior, subject and subordinate to the rights of the holders of the Burlingame Point Mortgage Loan and the Burlingame Point Pari Passu Companion Loans to receive payments with respect to the Burlingame Point Loan Combination;

●

all expenses and losses relating to the Burlingame Point Loan Combination will, to the extent not paid by the related borrowers, be allocated first to the holder of Burlingame Point Subordinate Companion Loans and second to the issuing entity, as holder of the Burlingame Point Mortgage Loan, and the holders of the Burlingame Point Pari Passu Companion Loans on a pro rata and pari passu basis.

All amounts tendered by the borrowers or otherwise available for payment on the Burlingame Point Loan Combination (excluding amounts for required reserves, escrows and certain other fees, costs and expenses) will be applied in the following order of priority:

●

first, on a pro rata and pari passu basis, to pay accrued and unpaid interest on the Burlingame Point Mortgage Loan and Burlingame Point Pari Passu Companion Loans to the holders of the Burlingame Point Mortgage Loan and Burlingame Point Pari Passu Companion Loans in an amount equal to the accrued and unpaid interest on the principal balances of the Burlingame Point Mortgage Loan and Burlingame Point Pari Passu Companion Loans at a per annum rate equal the applicable net note rate;

●

second, on a pro rata and pari passu basis, to the holders of the Burlingame Point Mortgage Loan and Burlingame Point Pari Passu Companion Loans in an amount equal to principal payments received, if any, with respect to the related monthly payment date, in each case until their respective note principal balances have been reduced to zero;

●

third, on a pro rata and pari passu basis, to the holders of the Burlingame Point Mortgage Loan and Burlingame Point Pari Passu Companion Loans in an amount equal to any unreimbursed costs and expenses paid by the holders of the Burlingame Point Mortgage Loan and each Burlingame Point Pari Passu Companion Loan, including any liquidation fees, workout fees, special servicing fees or interest on advances (or paid or advanced by any servicer on its behalf and not previously paid or reimbursed) with respect to the Burlingame Loan Combination pursuant to the Burlingame Point Co-Lender Agreement or the BGME Trust 2021-VR TSA;

●

fourth, if the proceeds of any foreclosure sale or any liquidation of the Burlingame Point Loan Combination or the Burlingame Point Mortgaged Property exceed the amounts required to be applied in accordance with the foregoing paragraphs and, as a result of a workout, the principal balances of the Burlingame Point Mortgage Loan and Burlingame Point Pari Passu Companion Loans have been reduced, such excess amount will be paid to the holders of the Burlingame Point Mortgage Loan and Burlingame Point Pari Passu Companion Loans in an amount up to the reduction, if any, of the principal balances of the Burlingame Point Mortgage Loan and Burlingame Point Pari Passu Companion Loans as a result of such workout, plus unpaid interest on the Burlingame Point Mortgage Loan and Burlingame Point Pari Passu Companion Loans principal balance at a per annum rate equal the applicable net note rate;

●

fifth, on a pro rata and pari passu basis, to the holders of the Burlingame Point Mortgage Loan and the Burlingame Point Pari Passu Companion Loans in an amount equal to any yield maintenance premium, to the extent paid by the related borrower; in an amount up to such note’s pro rata interest therein as calculated under the related Mortgage Loan documents.

●

sixth, the holders of the Burlingame Point Subordinate Companion Loans, to pay accrued and unpaid interest on the Burlingame Point Subordinate Companion Loans to the holders of the Burlingame Point Subordinate Companion Loans in an amount equal to the accrued and unpaid interest on the applicable Burlingame Point Subordinate Companion Loan principal balances at a per annum rate equal the applicable net note rate;

●

seventh, to the holders of the Burlingame Point Subordinate Companion Loans, in an amount equal all remaining principal payments received, if any, with respect to the related monthly payment date, until the principal balances of the Burlingame Point Subordinate Companion Loans have been reduced to zero;

●

eighth, on a pro rata and pari passu basis, to the holders of the Burlingame Point Subordinate Companion Loans in an amount equal to any yield maintenance premium, to the extent paid by the related borrowers; in an amount up to such note’s pro rata interest therein as calculated under the Burlingame Point Loan Combination documents;

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ninth, if the proceeds of any foreclosure sale or any liquidation of the Burlingame Point Loan Combination or the Burlingame Point Mortgaged Property exceed the amounts required to be applied in accordance with the foregoing paragraphs and, as a result of a workout, the principal balances of the Burlingame Point Subordinate Companion Loans have been reduced, such excess amount will be paid to the holders of the Burlingame Point Subordinate Companion Loans in an amount up to the reduction, if any, of the principal balances of the Burlingame Point Subordinate Companion Loans as a result of such workout, plus unpaid interest on the Burlingame Point Subordinate Companion Loan principal balance at a per annum rate equal the applicable net note rate;

●

tenth, to the extent assumption or transfer fees actually paid by the related borrowers are not required to be otherwise applied under the BGME Trust 2021-VR TSA, including, without limitation, to provide reimbursement for interest on any advances, to pay any additional servicing expenses or to compensate a servicer (in each case provided that such reimbursements or payments relate to the Burlingame Point Loan Combination), any such assumption or transfer fees, to the extent actually paid by the related borrowers, will be paid to the holders of the Burlingame Point Mortgage Loan and the Burlingame Point Companion Loans, pro rata, based on their respective percentage interests; and

●

eleventh, if any excess amount is available to be distributed in respect of the Burlingame Point Loan Combination, and not otherwise applied in accordance with the foregoing paragraphs, any remaining amount will be paid to the holders of the Burlingame Point Mortgage Loan, the Burlingame Point Companion Loans and the Burlingame Point Subordinate Companion Loans, pro rata, based on their respective percentage interests.

Consultation and Control

The controlling noteholder under the Burlingame Point Co-Lender Agreement (the “Burlingame Point Directing Holder”) will initially be the representative of the holder of the majority of the “controlling class” certificates issued in connection with the BGME Trust 2021-VR Securitization. Pursuant to the terms of the BGME Trust 2021-VR TSA, such controlling class representative, which is expected to initially be Prima Capital Advisors LLC, will have consent and/or consultation rights with respect to the Burlingame Point Loan Combination similar, but not necessarily identical, to those held by the Directing Holder under the terms of the PSA. During the continuance of a “Consultation Termination Event” under the BGME Trust 2021-VR TSA (a “Burlingame Point Consultation Termination Event”), the consent and consultation rights of the Burlingame Point Directing Holder will terminate and there will be no controlling noteholder for so long as the Burlingame Point Loan Combination is serviced pursuant to the BGME Trust 2021-VR TSA. A Burlingame Point Consultation Termination Event will generally exist at any time that (i) the Class HRR certificates issued pursuant to the BGME Trust 2021-VR TSA have an outstanding certificate balance (without regard to the application of any appraisal reduction amounts) that is 25% or less of the initial certificate balance of such Class HRR certificates, (ii) the Burlingame Point Directing Holder (or a majority of the controlling class certificateholders) is a borrower related party or (iii) Prima Capital Advisors LLC or any successor controlling class representative or controlling class certificateholders are no longer the holder of at least a majority of the controlling class by certificate balance and the certificate registrar under the BGME Trust 2021-VR TSA (the “Burlingame Point Certificate Registrar”) has neither (a) received written notice of the then current controlling class certificateholders of at least a majority of the controlling class by certificate balance nor (b) received written notice of a replacement controlling class representative, until such time as the Burlingame Point Certificate Registrar receives either such notice.

In addition, pursuant to the terms of the Burlingame Point Co-Lender Agreement, the issuing entity, as holder of the Burlingame Point Mortgage Loan, will (i) have the right to receive copies of all notices, information and reports that the Burlingame Point Master Servicer or the Burlingame Point Special Servicer, as applicable, is required to provide to the Burlingame Point Directing Holder (within the same time frame such notices, information and reports to the Burlingame Point Directing Holder without regard to whether or not such directing certificateholder actually has lost any rights to receive such information as a result of a consultation termination event or control termination event under the BGME 2021-VR TSA) with respect to any major decisions to be taken with respect to the Burlingame Point Loan Combination or the implementation of any recommended action outlined in an asset status report relating to the Burlingame Point Loan Combination and (ii) have the right to be consulted on a strictly non-binding basis to the extent the issuing entity requests consultation with respect to certain major decisions to be taken with respect to the Burlingame Point Loan Combination. The consultation rights of the issuing entity will expire ten business days following the delivery of written notice and information relating to the matter subject to consultation whether or not the issuing entity has responded within such period. Neither the Burlingame Point Master Servicer nor the Burlingame Point Special Servicer will be obligated at any time to follow or take any alternative actions recommended by the holder of the Burlingame Point Mortgage Loan (or its representative).

Workout

If the special servicer, in connection with a workout of the Burlingame Point Loan Combination, modifies the terms thereof such that (i) the principal balance of the Burlingame Point Loan Combination is decreased, (ii) the applicable note interest on any Burlingame Point Note is reduced, (iii) payments of interest or principal on any Burlingame Point Note are waived, reduced or deferred or (iv) any other adjustment is made to any of the payment terms of the related loan documents, such modification will not alter, and any modification of the related loan documents will be structured to preserve, the sequential order of payment of the Burlingame Point Notes as set forth in the related loan documents and the priority of payment described under “—Application of Payments” above. Accordingly, all payments to the holders of the Burlingame Point A Notes pursuant to the related loan documents will be made as though such workout did not occur, with the payment terms of each Burlingame Point A Note remaining the same as they are on the origination date, and any modification, amendment or waiver resulting in a reduction in the principal entitlement as a result of a workout of the Burlingame Point Loan Combination will be applied to the Burlingame Point Notes in the following order: (a) first, to the reduction of the note principal balance of each of the Burlingame Point B Notes, on a pari passu basis, until the note principal balance of each such note is reduced to zero; and (b) second, to the reduction of the note principal balance of each of the Burlingame Point A Notes, on a pari passu basis, until the note principal balance of each such note is reduced to zero.

Sale of Defaulted Loan Combination

Pursuant to the terms of the Burlingame Point Co-Lender Agreement, if the Burlingame Point Loan Combination becomes a defaulted mortgage loan, and if the Burlingame Point Special Servicer determines to sell the Burlingame Point Loan Combination in accordance with the BGME Trust 2021-VR TSA, then the Burlingame Point Special Servicer will be required to sell the Burlingame Point Pari Passu Companion Loans and the Burlingame Point Subordinate Companion Loans, together with the Burlingame Point Mortgage Loan, as one whole loan. In connection with any such sale, the Burlingame Point Special Servicer will be required to follow the procedures contained in the BGME Trust 2021-VR TSA.

Notwithstanding the foregoing, the Burlingame Point Special Servicer will not be permitted to sell the Burlingame Point Loan Combination if it becomes a defaulted mortgage loan under the BGME Trust 2021-VR TSA without the written consent of the issuing entity (or its representative), as holder of the Burlingame Point Mortgage Loan, or the holders of the Burlingame Point Non-Standalone Pari Passu Companion Loans (provided that such consent is not required if such holder is a related borrower or an affiliate of a related borrower) unless the Burlingame Point Special Servicer has delivered to each such holder (or its representative): (a) at least 15 business days’ prior written notice of any decision to attempt to sell the Burlingame Point Loan Combination; (b) at least 10 days prior to the proposed sale date, a copy of each bid package (together with any material amendments to such bid packages) received by the Burlingame Point Special Servicer in connection with any such proposed sale; (c) at least 10 days prior to the proposed sale date, a copy of the most recent appraisal for the Burlingame Point Mortgaged Property, and any documents in the servicing file reasonably requested by such holder (or its representative) that are material to the price of the Burlingame Point Loan Combination; and (d) until the sale is completed, and a reasonable period of time (but no less time than is afforded to other offerors) prior to the proposed sale date, all information and other documents being provided to other offerors and all leases or other documents that are approved by the Burlingame Point Master Servicer or the Burlingame Point Special

Servicer in connection with the proposed sale; provided that the issuing entity (or its representative), as holder of the Burlingame Point Mortgage Loan or the holders of the Burlingame Point Non-Standalone Pari Passu Companion Loans may waive as to itself any of the delivery or timing requirements set forth in this sentence. The issuing entity (or its representative), as holder of the Burlingame Point Mortgage Loan, or the holders of the Burlingame Point Non-Standalone Pari Passu Companion Loans will be permitted to submit an offer at any sale of the Burlingame Point Loan Combination.

Special Servicer Appointment Rights

Pursuant to the Burlingame Point Co-Lender Agreement and the BGME Trust 2021-VR TSA, the Burlingame Point Directing Holder (or its representative) will have the right, with or without cause, to replace the Burlingame Point Special Servicer and appoint a replacement special servicer without the consent of the issuing entity (or its representative), as holder of the Burlingame Point Mortgage Loan or any holder of a Burlingame Point Non-Standalone Pari Passu Companion Loan. In addition, if the operating advisor under the BGME Trust 2021-VR TSA recommends, in its sole discretion exercised in good faith, the replacement of the Burlingame Point Special Servicer, the applicable certificateholders under the BGME Trust 2021-VR TSA with the requisite percentage of voting rights will have the right, with or without cause, to replace the Burlingame Point Special Servicer and appoint a replacement special servicer in accordance with the BGME Trust 2021-VR TSA, as described under “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans”.

The Equus Industrial Portfolio Pari Passu-AB Loan Combination

General

The Equus Industrial Portfolio Mortgage Loan (6.2%) is part of a split loan structure (the “Equus Industrial Portfolio Loan Combination”) comprised of the notes listed in the table entitled “Loan Combination Controlling Notes and Non-Controlling Notes” above under “The Loan Combinations—General”, including three senior promissory notes (the “Equus Industrial Portfolio A Notes” or the “Equus Industrial Portfolio Senior Mortgage Loan”) and ten subordinate promissory notes (the “Equus Industrial Portfolio B Notes” or, collectively, the “Equus Industrial Portfolio Subordinate Companion Loan”; and, collectively, with the Equus Industrial Portfolio A Notes, the “Equus Industrial Portfolio Notes”). The holders of such Equus Industrial Portfolio A Notes are collectively referred to as the “Equus Industrial Portfolio Note A Holders”, the holders of such Equus Industrial Portfolio B Notes are referred to as the “Equus Industrial Portfolio Note B Holders”, and the Equus Industrial Portfolio Note A Holders and the Equus Industrial Portfolio Note B Holders are collectively referred to as the “Equus Industrial Portfolio Noteholders”. Each such promissory note is secured by the same mortgage instruments on the same underlying portfolio of Mortgaged Properties, and such promissory notes have an aggregate initial principal balance of $387,012,900.

Each of the Equus Industrial Portfolio A Notes is expected to be transferred to a securitization trust. The Equus Industrial Portfolio Mortgage Loan is evidenced by one promissory note, Note A-1-B, with an aggregate initial principal balance of $68,109,030 (the “Equus Industrial Portfolio Lead Pari Passu Note ”). Promissory notes A-1-A and A-2 will each constitute a “Pari Passu Companion Loan” under the Pooling and Servicing Agreement (and will be referred to herein as the “Equus Industrial Portfolio Pari Passu Companion Loan” or the “Equus Industrial Portfolio Non-Lead Pari Passu Note ”). Interest is payable on the Equus Industrial Portfolio Mortgage Loan and Equus Industrial Portfolio Pari Passu Companion Loan at a rate of 2.4838%. Interest is payable on each Equus Industrial Portfolio B Note at a rate of 4.070%.

The Equus Industrial Portfolio Pari Passu Companion Loans and the Equus Industrial Portfolio Subordinate Companion Loan are collectively referred to herein as the “Equus Industrial Portfolio Companion Loans”. The Equus Industrial Portfolio Mortgage Loan and the Equus Industrial Portfolio Companion Loans collectively comprise the Equus Industrial Portfolio Loan Combination.

The Equus Industrial Portfolio Pari Passu Companion Loans are generally pari passu in right of payment with each other and with the Equus Industrial Portfolio Mortgage Loan. The Equus Industrial Portfolio Subordinate Companion Loan is generally subordinate in right of payment to the Equus Industrial Portfolio Mortgage Loan and the Equus Industrial Portfolio Pari Passu Companion Loans.

Only the Equus Industrial Portfolio Mortgage Loan is included in the issuing entity. The remaining Equus Industrial Portfolio Mortgage Pari Passu Companion Loans are expected to be contributed to other securitizations from time to time in the future; however, the holders of the related unsecuritized promissory notes are under no obligation to do so.

The rights of the holders of the promissory notes evidencing Equus Industrial Portfolio Loan Combination (the “Equus Industrial Portfolio Noteholders”) are subject to a Co-Lender Agreement (the “Equus Industrial Portfolio Co-Lender Agreement”). The following summaries describe certain provisions of the Equus Industrial Portfolio Co-Lender Agreement.

Servicing

The Equus Industrial Portfolio Loan Combination (including the Equus Industrial Portfolio Mortgage Loan) is expected to be serviced and administered pursuant to the terms of the Benchmark 2021-B26 Pooling and Servicing Agreement by KeyBank National Association, as the master servicer, and, if necessary, the special servicer (in its capacity as master servicer, the “Equus Industrial Portfolio Master Servicer “, and in its capacity as the special servicer, the “Equus Industrial Portfolio Special Servicer ”), in the manner described under “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans”, but subject to the terms of the Equus Industrial Portfolio Co-Lender Agreement.

Custody of the Mortgage File

Wells Fargo Bank, National Association is the custodian of the Equus Industrial Portfolio Loan Combination (including the Equus Industrial Portfolio Mortgage Loan) pursuant to the terms of the Benchmark 2021-B26 Pooling and Servicing Agreement.

Application of Payments

The Equus Industrial Portfolio Co-Lender Agreement sets forth the respective rights of the holder of the Equus Industrial Portfolio Senior Mortgage Loan and the holder of the Equus Industrial Portfolio Subordinate Companion Loan with respect to distributions of funds received in respect of the Equus Industrial Portfolio Loan Combination, and provides, in general, that the Equus Industrial Portfolio Subordinate Companion Loan and the respective rights of the holder of the Equus Industrial Portfolio Subordinate Companion Loan to receive payments of interest, principal and other amounts with respect to the Equus Industrial Portfolio Subordinate Companion Loan, respectively, will, prior to an Equus Industrial Portfolio Sequential Pay Event, be junior, subject and subordinate to the Equus Industrial Portfolio Senior Mortgage Loan and the respective rights of the holder of the Equus Industrial Portfolio Senior Mortgage Loan to receive payments of interest, principal and other amounts with respect to the Equus Industrial Portfolio Senior Mortgage Loan, respectively, as and to the extent set forth in the Equus Industrial Portfolio Co-Lender Agreement.

If no Equus Industrial Portfolio Sequential Pay Event has occurred and is continuing, all amounts tendered by the borrower or otherwise available for payment on the Equus Industrial Portfolio Loan Combination (excluding amounts for required reserves, escrows and certain other fees, costs and expenses) will be applied by the master servicer under the Pooling and Servicing Agreement in the following order of priority:

(i)               first, to each of the Equus Industrial Portfolio Note A Holders, pro rata (based on their respective entitlements to interest) in an amount equal to the accrued and unpaid interest on the principal balance of such the Equus Industrial Portfolio A Note at the applicable note interest rate (net of the servicing fee rate);

(ii)              second, to each of the Equus Industrial Portfolio Note A Holders, pro rata, (based on their respective entitlements to interest) in an amount equal to such Equus Industrial Portfolio A Note’s Equus Industrial Portfolio Percentage Interest in all principal payments received with respect to such payment due date allocated as principal on the Equus Industrial Portfolio Loan Combination and payable to the noteholders, until their respective principal balances have been reduced to zero;

(iii)             third, to each of the Equus Industrial Portfolio Note A Holders, pro rata (based on their respective entitlements) up to the amount of any unreimbursed out-of-pocket costs and expenses paid by such Equus Industrial Portfolio Note A Holder including any advances paid from sources other than collections and not previously reimbursed by the borrower (or paid or advanced by the master servicer or the special servicer under the Pooling and Servicing Agreement, as applicable, on its behalf and not previously paid or reimbursed to such servicer) with respect to the Equus Industrial Portfolio Loan Combination pursuant to the Equus Industrial Portfolio Co-Lender Agreement or the Pooling and Servicing Agreement;

(iv)             fourth, if the proceeds of any foreclosure sale or any liquidation of any of the Equus Industrial Portfolio Loan Combination or the Mortgaged Property exceed the amounts required to be applied in accordance with the foregoing clauses (i)-(iii) and, as a result of a workout the aggregate principal balance of the Equus Industrial Portfolio A Notes has been reduced, such excess amount will be paid to each of the Equus Industrial Portfolio Note A Holders pro rata (based on the principal balances of such notes) in an aggregate amount up to the reduction, if any, of the principal balance of the each of the Equus Industrial Portfolio A Notes as a result of such workout, plus interest on such aggregate amount at the related Equus Industrial Portfolio A Note;

(v)              fifth, to the Equus Industrial Portfolio Note B Holders, pro rata (based on their respective entitlements to interest) in an amount equal to the accrued and unpaid interest on the principal balance of the Equus Industrial Portfolio Subordinate Companion Loan at the applicable note interest rate (net of the servicing fee rate);

(vi)             sixth, to the Equus Industrial Portfolio Note B Holders, pro rata (based on their respective principal balances) in an amount equal to the Equus Industrial Portfolio Percentage Interest of the Equus Industrial Portfolio Subordinate Companion Loan in all principal payments received with respect to such payment due date allocated as principal on the Equus Industrial Portfolio Loan Combination and payable to the noteholders remaining after giving effect to the allocation in clause (ii) above, until their respective principal balances have been reduced to zero;

(vii)            seventh, to each of the Equus Industrial Portfolio Note A Holders, pro rata (based on their respective entitlements) in an amount equal to the product of (i) the Equus Industrial Portfolio Percentage Interest of such note multiplied by (ii) the Equus Industrial Portfolio Relative Spread of such note and (iii) any prepayment premium to the extent paid by the related borrower;

(viii)           eighth, to the Equus Industrial Portfolio Note B Holders, pro rata (based on their respective entitlements) in an amount equal to the product of (i) the Equus Industrial Portfolio Percentage Interest of the Equus Industrial Portfolio Subordinate Companion Loan multiplied by (ii) the Equus Industrial Portfolio Relative Spread of the Equus Industrial Portfolio Subordinate Companion Loan and (iii) any prepayment premium to the extent paid by the related borrower;

(ix)             ninth, to the extent an Equus Industrial Portfolio Note B Holder has made any payments or advances to cure defaults pursuant to the Equus Industrial Portfolio Co-Lender Agreement, to the Equus Industrial Portfolio Note B Holders, pro rata (based on their respective entitlements) to reimburse such noteholders for all such cure payments;

(x)              tenth, if the proceeds of any foreclosure sale or any liquidation of any of the Equus Industrial Portfolio Loan Combination or the Mortgaged Property exceed the amounts required to be applied in accordance with the foregoing clauses (i)-(ix) and, as a result of a workout the aggregate principal balance of the Equus Industrial Portfolio Subordinate Companion Loan has been reduced, to each of the Equus Industrial Portfolio Note B Holders, pro rata (based on the principal balances of their respective Equus Industrial Portfolio B Notes), in an amount up to the reduction, if any, of the principal balance of Equus Industrial Portfolio Subordinate Companion Loan as a result of such workout, plus interest on such aggregate amount at the related interest rate of the Equus Industrial Portfolio Subordinate Companion Loan; and

(xi)             eleventh, if any excess amount, including, without limitation, any default interest (provided that such default interest is paid to the master servicer as compensation pursuant to the Pooling and Servicing Agreement), is available to be distributed in respect of the Equus Industrial Portfolio Loan Combination, and not otherwise applied in accordance with the foregoing clauses (i)-(x), any remaining amount shall be paid pro rata to the Noteholders in accordance with their respective initial Equus Industrial Portfolio Percentage Interests.

Upon the occurrence and continuance of an Equus Industrial Portfolio Sequential Pay Event, amounts tendered by the borrower or otherwise available for payment on the Equus Industrial Portfolio Loan Combination or the Mortgaged Property or amounts realized on proceeds thereof (excluding amounts for required reserves, escrows and certain other fees, costs and expenses) will be applied in the following order of priority:

(i)               first, to each of the Equus Industrial Portfolio Note A Holders, pro rata (based on their respective entitlements to interest) in an amount equal to the accrued and unpaid interest on the principal balance of such Equus Industrial Portfolio A Note at the applicable note interest rate (net of the servicing fee rate);

(ii)              second, to each of the Equus Industrial Portfolio Note A Holders, pro rata (based on the principal balances of such notes) until their respective principal balances have been reduced to zero;

(iii)             third, to each of the Equus Industrial Portfolio Note A Holders, pro rata (based on their respective entitlements) up to the amount of any unreimbursed out-of-pocket costs and expenses paid by such Equus Industrial Portfolio Note A Holder including any advances paid from sources other than collections and not previously reimbursed by the borrower (or paid or advanced by the master servicer or the special servicer, as applicable, on its behalf and not previously paid or reimbursed to such servicer) with respect to the Equus Industrial Portfolio Loan Combination pursuant to the Equus Industrial Portfolio Co-Lender Agreement or the Pooling and Servicing Agreement;

(iv)             fourth, if the proceeds of any foreclosure sale or any liquidation of any of the Equus Industrial Portfolio Loan Combination or the Mortgaged Property exceed the amounts required to be applied in accordance with the foregoing clauses (i)-(iv) and, as a result of a workout the aggregate principal balance of the Equus Industrial Portfolio A Notes has been reduced, such excess amount will be paid to each of the Equus Industrial Portfolio Note A Holders pro rata (based on the principal balances of such notes) in an aggregate amount up to the reduction, if any, of the principal balance of the each of the Equus Industrial Portfolio A Notes as a result of such workout, plus interest on such aggregate amount at the related the Equus Industrial Portfolio A Note rate;

(v)              fifth, to the Equus Industrial Portfolio Note B Holders, pro rata (based on their respective entitlements to interest) in an amount equal to the accrued and unpaid interest on the principal balance of the Equus Industrial Portfolio B Note at the applicable note interest rate (net of the servicing fee rate);

(vi)             sixth, to the Equus Industrial Portfolio Note B Holders, pro rata (based on the principal balances of such Equus Industrial Portfolio B Notes) until the respective principal balances of such Equus Industrial Portfolio B Notes have been reduced to zero;

(vii)            seventh, to each of the Equus Industrial Portfolio Note A Holders, pro rata (based on their respective entitlements) in an amount equal to the product of (i) the Equus Industrial Portfolio Percentage Interest of such note multiplied by (ii) the Equus Industrial Portfolio Relative Spread of such note and (iii) any prepayment premium to the extent paid by the borrower;

(viii)           eighth, to the Equus Industrial Portfolio Note B Holders, pro rata (based on their respective entitlements) in an amount equal to the product of (i) the Equus Industrial Portfolio Percentage Interest of the Equus Industrial Portfolio Subordinate Companion Loan multiplied by (ii) the Equus Industrial Portfolio Relative Spread of such Equus Industrial Portfolio Subordinate Companion Loan and (iii) any prepayment premium to the extent paid by the related borrower;

(ix)             ninth, to the extent the Equus Industrial Portfolio Note B Holder has made any payments or advances to cure defaults pursuant to the Equus Industrial Portfolio Co-Lender Agreement, to the Equus Industrial Portfolio Note B Holders, pro rata (based on their respective entitlements) to reimburse such noteholders for all such cure payments;

(x)              tenth, if the proceeds of any foreclosure sale or any liquidation of any of the Equus Industrial Portfolio Loan Combination or the Mortgaged Property exceed the amounts required to be applied in accordance with the foregoing clauses (i)-(ix) and, as a result of a workout the aggregate principal balance of the Equus Industrial Portfolio Subordinate Companion Loan has been reduced, to the Equus Industrial Portfolio Note B Holders, pro rata (based on the principal balances of their respective Equus Industrial Portfolio B Notes), in an amount up to the reduction, if any, of the principal balance of the Equus Industrial Portfolio Subordinate Companion Loan as a result of such workout, plus interest on such aggregate amount at the related interest rate of the Equus Industrial Portfolio Subordinate Companion Loan; and

(xi)             eleventh, if any excess amount, including, without limitation, any default interest (provided that such default interest is paid to the master servicer as compensation pursuant to the Pooling and Servicing Agreement) is available to be distributed in respect of the Equus Industrial Portfolio Loan Combination, and not otherwise applied in accordance with the foregoing clauses (i)-(x), any remaining amount shall be paid pro rata to the Noteholders in accordance with their respective initial Equus Industrial Portfolio Percentage Interests.

“Equus Industrial Portfolio Relative Spread” with respect to any Equus Industrial Portfolio Note and any date of determination means the ratio of the interest rate of such Equus Industrial Portfolio Note to the weighted average as of such date of determination (prior to taking into account any payments made on account of principal as of such date) of the interest rates on all the Equus Industrial Portfolio Notes based on their principal balances.

“Equus Industrial Portfolio Percentage Interest” with respect to any of the Equus Industrial Portfolio Notes means a fraction, expressed as a percentage, the numerator of which is the principal balance of such Equus Industrial Portfolio Note and the denominator of which is the sum of the principal balance of all Equus Industrial Portfolio Notes.

“Equus Industrial Portfolio Sequential Pay Event” means any event of default with respect to an obligation to pay money due under the Equus Industrial Portfolio Loan Combination, any other event of default for which the Equus Industrial Portfolio Loan Combination is actually accelerated or any other event of default which causes the Equus Industrial Portfolio Loan Combination to become a specially serviced loan under the Pooling and Servicing Agreement, or any bankruptcy or insolvency event that constitutes an event of default; provided, however, that unless the master servicer or the special servicer, as applicable, under the Pooling and Servicing Agreement has notice or knowledge of such event at least 10 business days prior to the applicable distribution date, distributions will be made sequentially beginning on the subsequent distribution date; provided, further, that the aforementioned requirement of notice or knowledge will not apply in the case of distribution of the final proceeds of a liquidation or final disposition of the Equus Industrial Portfolio Loan Combination. An Equus Industrial Portfolio Sequential Pay Event will no longer exist to the extent it has been cured (including any cure payment made by a curing noteholder in accordance with the Equus Industrial Portfolio Co-Lender Agreement) and will not be deemed to exist to the extent any curing noteholder is exercising its cure rights under the Equus Industrial Portfolio Co-Lender Agreement or the default that led to the occurrence of such Equus Industrial Portfolio Sequential Pay Event has otherwise been cured or waived.

Consultation and Control

The controlling note holder (the “Equus Industrial Portfolio Controlling Noteholder”) under the Equus Industrial Portfolio Co-Lender Agreement will be (i) the holder of more than 50% of the Equus Industrial Portfolio Subordinate Companion Loan (by principal balance) (such holder, or such other Equus Industrial Portfolio B Note Holder specified in writing by the Equus Industrial Portfolio B Note Holders to the agent and the Equus Industrial Portfolio Note A Holders, the “Equus Industrial Portfolio Directing Note B Holder ”), unless an Equus Industrial Portfolio Control Appraisal Period has occurred and is continuing; or (ii) if and for so long an Equus Industrial Portfolio Control Appraisal Period has occurred and is continuing, the holder of a majority of the Equus Industrial Portfolio Pari Passu Lead Note; provided, however, that if the Equus Industrial Portfolio Directing Note B Holder would be Equus Industrial Portfolio Controlling Noteholder as described above, but any interest in an Equus Industrial Portfolio B Note is held by the borrower or a borrower related party, or the borrower or borrower related party would otherwise be entitled to exercise the rights of the Equus Industrial Portfolio Controlling Noteholder, an Equus Industrial Portfolio Control Appraisal Period will be deemed to have occurred.

“Equus Industrial Portfolio Control Appraisal Period” means any period, with respect to the Equus Industrial Portfolio Loan Combination, if and for so long as:

(a)  (1) the initial Equus Industrial Portfolio Subordinate Companion Loan principal balance minus (2) the sum (without duplication) of (x) any payments of principal (whether as principal prepayments or otherwise) allocated to, and received on, the Equus Industrial Portfolio Subordinate Companion Loan after the date of creation of the Equus Industrial Portfolio

Subordinate Companion Loan, (y) any appraisal reduction amount for the Equus Industrial Portfolio Loan Combination that is allocated to the Equus Industrial Portfolio Subordinate Companion Loan and (z) any losses realized with respect to the Mortgaged Property or the Equus Industrial Portfolio Loan Combination that are allocated to the Equus Industrial Portfolio Subordinate Companion Loan (without duplication), is less than

(b)  25% of the remainder of the (i) initial Equus Industrial Portfolio Subordinate Companion Loan principal balance less (ii) any payments of principal (whether as principal prepayments or otherwise) allocated to, and received by, the holder of the Equus Industrial Portfolio Subordinate Companion Loan on the Equus Industrial Portfolio Subordinate Companion Loan after the date of creation of the Equus Industrial Portfolio Subordinate Companion Loan.

The Equus Industrial Portfolio B Note Holders are entitled to avoid an Equus Industrial Portfolio Control Appraisal Period caused by application of an appraisal reduction amount upon satisfaction of certain conditions, including without limitation, (i) delivery of additional collateral in the form of either (x) cash or (y) an unconditional and irrevocable standby letter of credit issued by a bank or other financial institutions that meets the rating requirements as described in the Equus Industrial Portfolio Co-Lender Agreement (either (x) or (y), the “Equus Industrial Portfolio Threshold Event Collateral”) and (ii) the Equus Industrial Portfolio Threshold Event Collateral is in an amount which, when added to the aggregate appraised value of the Mortgaged Properties as determined pursuant to the Pooling and Servicing Agreement, would cause the Equus Industrial Portfolio Control Appraisal Period not to occur.

Pursuant to the terms of the Equus Industrial Portfolio Co-Lender Agreement, prior to the occurrence and continuance of an Equus Industrial Portfolio Control Appraisal Period with respect to the Equus Industrial Portfolio Loan Combination, with respect to any consent, modification, amendment or waiver under or other action in respect of the Loan Combination (whether or not a servicing transfer event has occurred and is continuing) that would constitute an Equus Industrial Portfolio Major Decision, the master servicer or the special servicer, as applicable, is required to provide the Equus Industrial Portfolio Controlling Noteholder at least 10 business days (or, in the case of a determination of an acceptable insurance default under the Pooling and Servicing Agreement, 20 days) prior written notice requesting consent to the requested Equus Industrial Portfolio Major Decision. The master servicer or special servicer may not take any action with respect to such Equus Industrial Portfolio Major Decision (or make a determination not to take action with respect to such Equus Industrial Portfolio Major Decision), unless and until the master servicer or special servicer, as applicable, receives the written consent of the Equus Industrial Portfolio Controlling Noteholder; provided that the Equus Industrial Portfolio Controlling Noteholder’s consent rights will expire if the related master servicer or special servicer delivers a second notice within five business days of the first notice and the Equus Industrial Portfolio Controlling Noteholder fails to respond within 5 business days of receipt of the second notice.

“Equus Industrial Portfolio Major Decision” means:

(i)               any proposed or actual foreclosure upon or comparable conversion (which will include acquisitions of any REO Property) of the ownership of the property or properties securing the Equus Industrial Portfolio Loan Combination if it comes into and continues in default;

(ii)              any modification, consent to a modification or waiver of any monetary term (other than late fees and default interest) or material non-monetary term (including, without limitation, the timing of payments and acceptance of discounted payoffs) of the related loan documents or any extension of the maturity date of the Equus Industrial Portfolio Loan Combination;

(iii)             following a default or an event of default with respect to the related loan documents, any exercise of remedies, including the acceleration of the Equus Industrial Portfolio Loan Combination or initiation of any proceedings, judicial or otherwise, under the related loan documents;

(iv)             any sale of the Equus Industrial Portfolio Loan Combination (when it is a defaulted loan) or the REO Properties for less than the applicable purchase price;

(v)              any determination to bring a Mortgaged Property or REO Property into compliance with applicable environmental laws or to otherwise address any hazardous materials located at a Mortgaged Property or REO Property;

(vi)             any release of material collateral or any acceptance of substitute or additional collateral for the Equus Industrial Portfolio Loan Combination or any consent to either of the foregoing, other than if required pursuant to the specific terms of the related the related loan documents and for which there is no lender discretion;

(vii)            any waiver of any determination not to enforce a “due-on-sale” or “due-on-encumbrance” clause with respect to the Equus Industrial Portfolio Loan Combination or any consent to such a waiver or any consent to a transfer of all or any portion of the Mortgaged Property or of any direct or indirect legal or beneficial interests in the related borrower;

(viii)           any incurrence of additional debt by a borrower or any mezzanine financing by any direct or indirect beneficial owner of a borrower (to the extent that the lender has consent rights pursuant to the related loan documents);

(ix)             any modification, waiver or amendment of an intercreditor agreement, co-lender agreement or other similar agreement with any mezzanine lender or subordinate debt holder related to the Equus Industrial Portfolio Loan Combination, or any action to enforce rights (or decision not to enforce rights) with respect thereto (in each case, if the lender is required to consent or approve such changes under the related loan documents);

(x)              any property management company changes, including, without limitation, approval of a new property manager or the termination of a manager and appointment of a new property manager, and any new management agreement or amendment, modification or termination of any management agreement (in each case, if the lender is required to consent or approve such changes under the related loan documents);

(xi)             any releases of any material amounts from any escrow accounts, reserve funds or letters of credit, in each case, held as performance escrows or reserves, other than those required pursuant to the specific terms of the related mortgage loan documents and for which there is no lender discretion;

(xii)            any acceptance of an assumption agreement releasing a borrower, guarantor or other obligor from liability under the Equus Industrial Portfolio Loan Combination other than pursuant to the specific terms of the Equus Industrial Portfolio Loan Combination documents and for which there is no lender discretion, or the approval of any replacement or additional guarantor under the Equus Industrial Portfolio Loan Combination documents (in each case, if the lender is required to consent or approve such changes under the Equus Industrial Portfolio Loan Combination documents);

(xiii)           any determination of an Acceptable Insurance Default;

(xiv)           any modification, waiver, termination, renewal or amendment of any lease, the execution of any new lease or the granting of a subordination and nondisturbance or attornment agreement in connection with any lease, at the Mortgaged Property if it would be “major lease” as defined in the related loan documents (in each case, if the lender is required to consent or approve such changes under the Equus Industrial Portfolio Loan Combination documents);

(xv)            any determination by the master servicer to transfer the Equus Industrial Portfolio Loan Combination to the special servicer pursuant to clauses (c) or (g) or analogous clauses of the definition of “specially serviced loan” in the Pooling and Servicing Agreement (as defined by reference to the model pooling and servicing agreement for the Benchmark 2020-B22 securitization);

(xvi)           any adoption or implementation of a budget submitted by the borrower to the extent lender approval is required under the Equus Industrial Portfolio Loan Combination documents;

(xvii)          the voting on any plan of reorganization, restructuring or similar plan in the bankruptcy of the borrower;

(xviii)         the approval of any property improvement plans or other material alterations proposed for the Mortgaged Property to the extent lender approval is required under the Equus Industrial Portfolio Loan Combination documents;

(xix)           any proposed material modification or waiver of the insurance requirements set forth in the Equus Industrial Portfolio Loan Combination documents, other than pursuant to the specific terms of such Equus Industrial Portfolio Loan Combination documents and for which there is no lender discretion;

(xx)            any material change in the standards contained in the Equus Industrial Portfolio Loan Combination documents for alterations, leasing, material agreement and budget approvals, if any, to the extent that the consent of the lender is required for any such matter;

(xxi)           any filing of a bankruptcy or similar action against the borrower or guarantor or the election of any action in a bankruptcy or Insolvency Proceeding to seek relief from the automatic stay or dismissal of a bankruptcy filing or voting for or opposing a plan of reorganization, seeking or opposing an order for adequate protection, adequate assurance, a §363 sale, order shortening time or similar motion of procedure in an insolvency proceeding or making an §1111(b)(2) election on behalf of the Equus Industrial Portfolio Noteholders;

(xxii)          any waiver of a covenant of the borrower relating to maintaining its status as a special purpose entity; or

(xxiii)         if a Mortgaged Property is an REO Property, approval of operating and business plans.

Notwithstanding the foregoing, the master servicer or the special servicer, as the case may be, is not required to follow any advice or consultation provided by the holder of the Equus Industrial Portfolio Controlling Noteholder (or its representative) that would require or cause the holder of the Equus Industrial Portfolio Lead Pari Passu Note (or the master servicer or the special servicer, as the case may be, acting on its behalf), to violate any applicable law, be inconsistent with the Servicing Standard, require or cause the holder of the Equus Industrial Portfolio Lead Pari Passu Note (or the master servicer or the special servicer, as the case may be, acting on its behalf) to violate provisions of the Equus Industrial Portfolio Co-Lender Agreement or the Pooling and Servicing Agreement, require or cause the holder of the Equus Industrial Portfolio Lead Pari Passu Note (or the master servicer or the special servicer, as the case may be, acting on its behalf) to violate the terms of the Equus Industrial Portfolio Loan Combination, or materially expand the scope of the responsibilities of the holder of the Equus Industrial Portfolio Lead Pari Passu Note (or of the master servicer or the special servicer, as applicable) under the Equus Industrial Portfolio Co-Lender Agreement or the Pooling and Servicing Agreement.

The Equus Industrial Portfolio Noteholders other than the Equus Industrial Portfolio Controlling Noteholder, are referred to herein as the “Equus Industrial Portfolio Non-Controlling Noteholders”. Pursuant to the terms of the Equus Industrial Portfolio Co-Lender Agreement, at any time the holder of the Equus Industrial Portfolio lead Pari Passu Note is the Equus Industrial Portfolio Controlling Noteholder, the special servicer will be required to consult with each Equus Industrial Portfolio Non-Controlling Noteholder (or its related representative) on a strictly non-binding basis with respect to any the Equus Industrial Portfolio Major Decision or the implementation of any recommended actions in the summary of the asset status report relating to the Equus Industrial Portfolio Loan Combination.

Notwithstanding the foregoing, after the expiration of a period of 10 business days from the delivery to any holder of an Equus Industrial Portfolio Non-Lead Pari Passu Note (or its related representative) by the special servicer of written notice of a proposed action, together with copies of the notice, information and report required to be provided to the Equus Industrial Portfolio Non-Controlling Noteholders, the special servicer will no longer be obligated to consult with such Equus Industrial Portfolio Non-Controlling Noteholder (or its representative), whether or not such Equus Industrial Portfolio Non-Controlling Noteholder (or its representative) has responded within such 10 business day period.

Notwithstanding the above, if a failure to take any immediate action at such time would be inconsistent with the applicable servicing standard, the master servicer or special servicer, as applicable, may take actions with respect to the related Mortgaged Property before obtaining the consent of the Equus Industrial Portfolio Controlling Noteholder if such master servicer or special servicer, as applicable, determines in accordance with the applicable servicing standard that failure to take such immediate actions prior to such consent would materially and adversely affect the interest of the Equus Industrial Portfolio Noteholders as a collective whole, and the master servicer or special servicer, as applicable, has made a reasonable effort to contact the Equus Industrial Portfolio Controlling Noteholder.

Cure Rights

In the event that the related borrower fails to make any payment of principal or interest on the Equus Industrial Portfolio Loan Combination by the end of the applicable grace period or any other event of default under the Equus Industrial Portfolio Loan Combination documents occurs and is continuing, the Equus Industrial Portfolio B Note Holder (such permitted electing Equus Industrial Portfolio B Note Holder, the “Curing Equus Industrial Portfolio Noteholder ”) will have the right, but not the obligation, to cure such event of default subject to certain limitations set forth in the Equus Industrial Portfolio Co-Lender Agreement. Unless the holder of the Equus Industrial Portfolio Lead Pari Passu Note consents to additional cure periods, the Curing Equus Industrial Portfolio Noteholder will be limited to (a) eight (8) cures of monetary defaults, no more than six (6) of which may be consecutive, and (b) six (6) cures of non-monetary defaults in each case, over the term of the Equus Industrial Portfolio Loan Combination. The Equus Industrial Portfolio Controlling Noteholder will not be required to pay any default interest or late charges in order to effect a cure.

Purchase Option

If an event of default or a servicing transfer event under the Pooling and Servicing Agreement (so long as an event of default has occurred or is imminent) has occurred and is continuing with respect to the Equus Industrial Portfolio Loan Combination, the each of the Equus Industrial Portfolio Note B Holders will have the option to purchase the Equus Industrial Portfolio Loan Combination in whole but not in part at a price generally equal to the sum, without duplication, of (a) the aggregate principal balance of the Equus Industrial Portfolio A Notes, (b) accrued and unpaid interest on the principal balance of the Equus Industrial Portfolio A Notes at its net interest rate from the date as to which interest was last paid in full by the related borrower up to and including the end of the interest accrual period related to the monthly payment date next following the date of the purchase, (c) any other amounts due under the Equus Industrial Portfolio Loan Combination to the holders of the Equus Industrial Portfolio A Notes but excluding prepayment premiums, default interest, late fees, exit fees and any other similar fees (unless the purchaser is the Equus Industrial Portfolio Loan Combination borrower or a borrower related party), (d) any unreimbursed Servicing Advances and any expenses incurred in enforcing the Equus Industrial Portfolio Loan Combination documents, including, without limitation, Servicing Advances and earned and unpaid special servicing fees incurred by or on behalf of the holders of the Equus Industrial Portfolio Notes (without duplication of amounts under clause (c) above), (e) any accrued and unpaid interest on Advances with respect to an Advance made by or on behalf of the holder of the Equus Industrial Portfolio A Note (without duplication of amounts under clause (c) above), (f) (i) if the Equus Industrial Portfolio Loan Combination borrower or a borrower related party is the purchaser or (ii) if the Equus Industrial Portfolio Loan Combination is purchased more than 120 days after such option first becomes exercisable (provided, that if any such event causing such option is cured and a new event causes an option, such 120-day period will run from the date of such new option), any liquidation fees or workout fees payable with respect to the Equus Industrial Portfolio Loan Combination, and (g) any recovered costs not reimbursed previously to holders of the Equus Industrial Portfolio A Notes pursuant to the Equus Industrial Portfolio Co-Lender Agreement. Notwithstanding the foregoing, if the purchasing noteholder is purchasing from the Equus Industrial Portfolio Loan Combination borrower or a borrower related party, the purchase price will not include the amounts described above under clauses (d) through (f).

Workout

If the special servicer, in connection with a workout or proposed workout of the Equus Industrial Portfolio Loan Combination, modifies the terms thereof such that (i) the principal balance of the Equus Industrial Portfolio Loan Combination is decreased, (ii) the applicable note interest rate or scheduled amortization payments on the Equus Industrial Portfolio Loan Combination are reduced, (iii) payments of interest or principal on any Equus Industrial Portfolio Note are waived, reduced or deferred or (iv) any other adjustment is made to any of the payment terms of the Equus Industrial Portfolio Loan Combination, such modification will not alter, and any modification of the Mortgage Loan documents will be structured to preserve, the sequential order of payment of the Equus Industrial Portfolio Notes as set forth in the related Mortgage Loan agreement and the priority of payment described under “—Application of Payments” above. Accordingly, any modification, amendment or waiver resulting in a reduction in the principal entitlement as a result of a workout of the Equus Industrial Portfolio Loan Combination will be applied to the Equus Industrial Portfolio Notes in the following order: (a) first, to the reduction of the note principal balance of each of the Equus Industrial Portfolio B Notes, on a pari passu basis, until the note principal balance of each such note is reduced to zero; and (b) second, to the reduction of the note principal balance of each of the

Equus Industrial Portfolio A Notes, on a pari passu basis, until the note principal balance of each such note is reduced to zero.

Sale of Defaulted Loan Combination

Upon the Equus Industrial Portfolio Loan Combination becoming a defaulted mortgage loan, the special servicer will be required to sell the Equus Industrial Portfolio A Notes together as notes evidencing one whole loan in accordance with the terms of the Pooling and Servicing Agreement.

Notwithstanding the foregoing, the special servicer will not be permitted to sell the Equus Industrial Portfolio A Notes if the Equus Industrial Portfolio Loan Combination becomes a defaulted whole loan without the written consent of the holder of an Equus Industrial Portfolio Non-Lead Pari Passu Note (provided that such consent is not required if such holder of an Equus Industrial Portfolio Non-Lead Pari Passu Note is a borrower affiliate) unless the special servicer has delivered to each such holder of an Equus Industrial Portfolio Non-Lead Pari Passu Note: (a) at least 15 business days’ prior written notice of any decision to attempt to sell the Equus Industrial Portfolio A Notes; (b) at least 10 days prior to the proposed sale date, a copy of each bid package (together with any material amendments to such bid packages) received by the special servicer in connection with any such proposed sale; (c) at least 10 days prior to the proposed sale date, a copy of the most recent appraisal for the Equus Industrial Portfolio Loan Combination, and any documents in the servicing file reasonably requested by any holder of an Equus Industrial Portfolio Non-Lead Pari Passu Note that are material to the price of the Equus Industrial Portfolio Non-Lead Pari Passu Notes; and (d) until the sale is completed, and a reasonable period of time (but no less time than is afforded to other offerors and the related directing holder) prior to the proposed sale date, all information and other documents being provided to other offerors and all leases or other documents that are approved by the master servicer or the special servicer in connection with the proposed sale; provided that the holder of such Equus Industrial Portfolio Non-Lead Pari Passu Note may waive any of the delivery or timing requirements described in this sentence.

In addition, upon the Equus Industrial Portfolio Loan Combination becoming a defaulted mortgage loan, the special servicer may elect to sell each Equus Industrial Portfolio B Note, subject to the consent rights of the Equus Industrial Portfolio B Note Holders, together with the Equus Industrial Portfolio A Notes, as notes evidencing one whole loan.

Special Servicer Appointment Rights

Pursuant to the terms of the Equus Industrial Portfolio Co-Lender Agreement, the Equus Industrial Portfolio Controlling Noteholder, at its expense, will have the right, at any time from time to time, to appoint a replacement special servicer. The Equus Industrial Portfolio Controlling Noteholder will be entitled to terminate the rights and obligations of the special servicer under the Pooling and Servicing Agreement, with or without cause, upon 10 business days’ prior written notice to the special servicer.

The Amazon Seattle Pari Passu-AB Loan Combination

General

The Amazon Seattle Pari Passu AB Loan Combination (4.7%) (the “Amazon Seattle Pari Passu AB Loan Combination”) is evidenced by six promissory notes (each, an “Amazon Seattle Note ”), five senior pari passu promissory notes and one subordinate note, each of which is secured by the same mortgage instrument on the same underlying Mortgaged Property (the “Amazon Seattle Mortgaged Property”). The designations the Amazon Seattle Notes and the Cut-off Date Balances are set forth in the chart below:

Note Designation	Cut-off Date Balance
Note A-1 (“Amazon Seattle Note A-1”)	$90,000,000
Note A-2 (“Amazon Seattle Note A-2”)	$60,000,000
Note A-3 (“Amazon Seattle Note A-3”)	$40,000,000
Note A-4 (“Amazon Seattle Note A-4”)	$33,000,000
Note A-5 (“Amazon Seattle Note A-5”)	$11,900,000

The Amazon Seattle Note A-3 and Amazon Seattle Note A-5 (the “Amazon Seattle Mortgage Loan” will be part of the Mortgage Pool. The Amazon Seattle Note A-1, Amazon Seattle Note A-2 and Amazon Seattle Note A-4 (collectively referred to as the “Amazon Seattle Senior Pari Passu Companion Loans” and, together with the Amazon Seattle Mortgage Loan, are collectively referred to as the “Amazon Seattle Senior Mortgage Loan” or the “Amazon Seattle Senior Notes” and the holders of such Amazon Seattle Senior Notes are collectively referred to as the “Amazon Seattle Note A Holders”. The Amazon Seattle Note B was included in the Benchmark 2021-B25 mortgage trust (referred to herein as the “Amazon Seattle Subordinate Companion Loan”). The holder of the Amazon Seattle Note B is referred to as the “Amazon Seattle Note B Holder”.

The rights of the holders of the promissory notes evidencing the Amazon Seattle Pari Passu AB Loan Combination (the “Amazon Seattle Noteholders”) are subject to an Intercreditor Agreement (the “Amazon Seattle Intercreditor Agreement”). The following summaries describe certain provisions of the Amazon Seattle Intercreditor Agreement.

Servicing

Only the Amazon Seattle Mortgage Loan is included in the issuing entity. The Amazon Seattle Pari Passu Companion Loans have been contributed to other securitizations.

The Amazon Seattle Pari Passu AB Loan Combination is being serviced and administered pursuant to the terms of the Benchmark 2021-B25 Pooling and Servicing Agreement. (the “Amazon Seattle PSA”) and the Amazon Seattle Intercreditor Agreement, by the master servicer under the Amazon Seattle PSA (the “Amazon Seattle Master Servicer”) and the special service under the Amazon Seattle PSA (the “Amazon Seattle Special Servicer”), as the case may be, according to the Servicing Standard. See “Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans”.

The Amazon Seattle Master Servicer or the trustee under the Amazon Seattle PSA (the “Amazon Seattle Trustee”), as applicable, under the Amazon Seattle PSA will be responsible for making any Property Protection Advances with respect to the Amazon Seattle Pari Passu AB Loan Combination, in each case unless the Amazon Seattle Master Servicer or the Amazon Seattle Trustee, as applicable, or the Amazon Seattle Special Servicer under the Amazon Seattle PSA determines that such an advance would not be recoverable from collections on the Amazon Seattle Pari Passu AB Loan Combination.

Custody of the Mortgage File

Wells Fargo Bank, National Association is the custodian of the Amazon Seattle Pari Passu AB Loan Combination (including the Amazon Seattle Mortgage Loan) pursuant to the terms of the Amazon Seattle PSA.

Application of Payments

The Amazon Seattle Intercreditor Agreement sets forth the respective rights of the holder of the Amazon Seattle Note A Holders and the Amazon Seattle Note B Holder with respect to distributions of funds received in respect of the Amazon Seattle Pari Passu AB Loan Combination, and provides, in general, that the Amazon Seattle Note B and the respective right of the Amazon Seattle Note B Holder to receive payments of interest, principal and other amounts with respect to the Amazon Seattle Note B, respectively, will, prior to an Amazon Seattle Sequential Pay Event, be junior, subject and subordinate to the Amazon Seattle Senior Mortgage Loan and the respective rights of the holder of the Amazon Seattle Senior Mortgage Loan to receive payments of interest, principal and other amounts with respect to the Amazon Seattle Senior Mortgage Loan, respectively, as and to the extent set forth in the Amazon Seattle Intercreditor Agreement.

If no Amazon Seattle Sequential Pay Event has occurred and is continuing, all amounts tendered by the borrower or otherwise available for payment on the Amazon Seattle Pari Passu AB Loan Combination (excluding amounts for required reserves, escrows and certain other fees, costs and expenses) will be applied by the Amazon Seattle Master Servicer in the following order of priority:

(i)           first, to the Amazon Seattle Note A Holders, pro rata (based on their respective entitlements to interest) in an amount equal to the accrued and unpaid interest on their respective principal balances, at the applicable note interest rate (net of the servicing fee rate);

(ii)           second, to the Amazon Seattle Note A Holders, pro rata (based on their respective principal balances), in an aggregate amount equal to all principal payments received, including any insurance and condemnation proceeds received, if any, with respect to such monthly payment date allocated as principal on the Amazon Seattle Pari Passu AB Loan Combination and payable to such Amazon Seattle Note A Holders, until the respective principal balances have been reduced to zero;

(iii)          third, to the Amazon Seattle Note A Holders, pro rata (based on their respective entitlements to interest) up to the amount of any unreimbursed out-of-pocket costs and expenses paid by such Amazon Seattle Note A Holder, including any advances paid from sources other than collections and not previously reimbursed by the borrower (or paid or advanced by the Amazon Seattle Master Servicer or the Amazon Seattle Special Servicer, as applicable, on its behalf and not previously paid or reimbursed to such servicer) with respect to the Amazon Seattle Pari Passu AB Loan Combination pursuant to the Amazon Seattle Intercreditor Agreement or the Amazon Seattle PSA;

(iv)          fourth, if the proceeds of any foreclosure sale or any liquidation of the Amazon Seattle Pari Passu AB Loan Combination or the Amazon Seattle Mortgaged Property exceed the amounts required to be applied in accordance with the foregoing clauses (i)-(iii) and, as a result of a written modification, waiver, amendment, restructuring or workout of the Amazon Seattle Pari Passu AB Loan Combination (an “Amazon Seattle Workout”), the aggregate principal balance of the Amazon Seattle Senior Notes has been reduced, such excess amount will be paid to the Amazon Seattle Note A Holders pro rata (based on their respective principal balances), in an aggregate amount up to the reduction, if any, of the respective principal balances as a result of such Amazon Seattle Workout, plus interest on such aggregate amount at the related note interest rate;

(v)          fifth, to the extent the Amazon Seattle Note B Holder has made any payments or advances to cure defaults pursuant to the Amazon Seattle Intercreditor Agreement, to reimburse the Amazon Seattle Note B Holder for all such cure payments;

(vi)          sixth, to the Amazon Seattle Note B Holder in an amount equal to the accrued and unpaid interest on the principal balance of the Amazon Seattle Note B at the applicable note interest rate (net of the servicing fee rate);

(vii)         seventh, to the Amazon Seattle Note B Holder, in an amount equal to all principal payments received, including any insurance and condemnation proceeds, if any, with respect to such monthly payment date allocated as principal on the Amazon Seattle Pari Passu AB Loan Combination and payable to the Amazon Seattle Note B Holder, remaining after giving effect to the allocations in clause (ii) above, until the principal balance of the Amazon Seattle Note B has been reduced to zero;

(viii)        eighth, if the proceeds of any foreclosure sale or any liquidation of the Amazon Seattle Pari Passu AB Loan Combination or the Amazon Seattle Mortgaged Property exceed the amounts required to be applied in accordance with the foregoing clauses (i)-(vii) and, as a result of an Amazon Seattle Workout, the principal balance of the Amazon Seattle Note B has been reduced, such excess amount will be required to be paid to the Amazon Seattle Note B Holder in an amount up to the reduction, if any, of the principal balance of the Amazon Seattle Note B as a result of such Amazon Seattle Workout, plus interest on such amount at the related note interest rate;

(ix)          ninth, to the Amazon Seattle Note A Holders, pro rata (based on their respective principal balances), in an aggregate amount equal to the product of (i) the Amazon Seattle Note A Percentage Interest multiplied by (ii) the Amazon Seattle Note A Relative Spread and (iii) any prepayment premium to the extent paid by the borrower;

(x)          tenth, to the Amazon Seattle Note B Holder in an amount equal to the product of (i) the Amazon Seattle Note B Percentage Interest multiplied by (ii) the Amazon Seattle Note B Relative Spread and (iii) any prepayment premium to the extent paid by the borrower;

(xi)          eleventh, to the extent assumption or transfer fees actually paid by the borrower are not required to be otherwise applied under the Amazon Seattle PSA, including, without limitation, to provide reimbursement for interest on any advances, to pay any additional servicing expenses or to compensate the Amazon Seattle Master Servicer or Amazon Seattle Special Servicer, as applicable (in each case provided that such reimbursements or payments relate to the Amazon Seattle Pari Passu AB Loan Combination), any such assumption or transfer fees, to the extent actually paid by the borrower, will be required to be paid pro rata to the Amazon Seattle Note A Holders and the Amazon Seattle Note B Holder in accordance with the Amazon Seattle Note A Percentage Interest and the Amazon Seattle Note B Percentage Interest, respectively, with the amount distributed to the Amazon Seattle Note A Holders to be allocated among the Amazon Seattle Note A Holders pro rata based on their respective principal balances;

(xii)         twelfth, to the Amazon Seattle Note A Holders, pro rata (based on their respective entitlements to interest) up to an amount equal to the Amazon Seattle Note A ARD Interest on the Amazon Seattle Note A of such Amazon Seattle Note A Holder;

(xiii)        thirteenth, to the Amazon Seattle Note B Holder in an amount equal to the Amazon Seattle Note B ARD Interest on the Amazon Seattle Note B; and

(xiv)        fourteenth, if any excess amount, including, without limitation, any default interest, is available to be distributed in respect of the Amazon Seattle Pari Passu AB Loan Combination, and not otherwise applied in accordance with the foregoing clauses (i)-(xiii), any remaining amount will be paid pro rata to the Amazon Seattle Note A Holders and the Amazon Seattle Note B Holder in accordance with the initial the Amazon Seattle Note A Percentage Interest and the initial the Amazon Seattle Note B Percentage Interest, respectively, with the amount distributed to the Amazon Seattle Note A Holders to be allocated among the Amazon Seattle Note A Holders pro rata based on their respective principal balances.

Upon the occurrence and continuance of a Amazon Seattle Sequential Pay Event, amounts tendered by the borrower or otherwise available for payment on the Amazon Seattle Pari Passu AB Loan Combination or the Amazon Seattle Mortgaged Property or amounts realized on proceeds thereof (excluding amounts for required reserves, escrows and certain other fees, costs and expenses) will be applied in the following order of priority:

(i)           first, to the Amazon Seattle Note A Holders, pro rata (based on their respective entitlements to interest) in an amount equal to the accrued and unpaid interest on their respective principal balances, at the applicable note interest rate (net of the servicing fee rate);

(ii)          second, to the Amazon Seattle Note B Holder in an amount equal to the accrued and unpaid interest on the Amazon Seattle Note B principal balance at the applicable note interest rate (net of the servicing fee rate);

(iii)         third, to the Amazon Seattle Note A Holders, pro rata (based on their respective principal balances), in reduction of their respective principal balances, until such principal balances have been reduced to zero;

(iv)         fourth, to the Amazon Seattle Note A Holders, pro rata (based on their respective entitlements), up to the amount of any unreimbursed out-of-pocket costs and expenses paid by such Amazon Seattle Note A Holder, including any advances paid from sources other than collections, in each case to the extent reimbursable by the borrower but not previously reimbursed by the borrower (or paid or advanced by any the Amazon Seattle Master Servicer or the Amazon Seattle Special Servicer, as applicable, on its behalf and not previously paid or reimbursed to such servicer), with respect to the Amazon Seattle Pari Passu AB Loan Combination pursuant to the Amazon Seattle Intercreditor Agreement or the Amazon Seattle PSA;

(v)          fifth, if the proceeds of any foreclosure sale or any liquidation of the Amazon Seattle Pari Passu AB Loan Combination or the Amazon Seattle Mortgaged Property exceed the amounts required to be applied in accordance with the foregoing clauses (i)-(iv) and, as a result of a the Amazon Seattle Workout the aggregate principal balance of the Amazon Seattle Senior Notes has been reduced, such excess amount will be required to be paid to the Amazon Seattle Note A Holders pro rata (based on their respective principal balances) in an aggregate amount up to the reduction, if any, of their respective principal balances as a result of such the Amazon Seattle Workout, plus interest on such aggregate amount at the related note interest rate;

(vi)         sixth, to the extent the Amazon Seattle Note B Holder has made any payments or advances to cure defaults pursuant to the Amazon Seattle Intercreditor Agreement, to reimburse the Amazon Seattle Note B Holder for all such cure payments; and to the Amazon Seattle Note B Holder in the amount of any other unreimbursed reasonable out-of-pocket costs and expenses paid by the Amazon Seattle Note B Holder, in each case to the extent reimbursable by, but not previously reimbursed by, the borrower;

(vii)        seventh, to the Amazon Seattle Note B Holder, until the principal balance of the Amazon Seattle Note B has been reduced to zero;

(viii)       eighth, to the Amazon Seattle Note A Holders, pro rata (based on their respective principal balances) in an aggregate amount equal to the product of (i) the Amazon Seattle Note A Percentage Interest multiplied by (ii) Amazon Seattle Note A Relative Spread and (iii) any prepayment premium to the extent paid by the borrower;

(ix)        ninth, to the Amazon Seattle Note B Holder in an amount equal to the product of (i) the Amazon Seattle Note B Percentage Interest multiplied by (ii) the Amazon Seattle Note B Relative Spread and (iii) any prepayment premium to the extent paid by the borrower;

(x)         tenth, if the proceeds of any foreclosure sale or any liquidation of the Amazon Seattle Pari Passu AB Loan Combination or the Amazon Seattle Mortgaged Property exceed the amounts required to be applied in accordance with the foregoing clauses (i)-(ix) and, as a result of a the Amazon Seattle Workout the principal balance of the Amazon Seattle Note B has been reduced, such excess amount will be paid to the Amazon Seattle Note B Holder in an amount up to the reduction, if any, of the principal balance of the Amazon Seattle Note B as a result of such Amazon Seattle Workout, plus interest on such amount at the related note interest rate;

(xi)        eleventh, to the extent assumption or transfer fees actually paid by the borrower are not required to be otherwise applied under the Amazon Seattle PSA, including, without limitation, to provide reimbursement for interest on any advances, to pay any additional servicing expenses or to compensate the Amazon Seattle Master Servicer or the Amazon Seattle Special Servicer, as applicable (in each case provided that such reimbursements or payments relate to the Amazon Seattle Pari Passu AB Loan Combination), any such assumption or transfer fees, to the extent actually paid by the borrower, will be required to be paid pro rata to the Amazon Seattle Note A Holders and the Amazon Seattle Note B Holder in accordance with the Amazon Seattle Note A Percentage Interest and the Amazon Seattle Note B

Percentage Interest, respectively, with the amount distributed to the Amazon Seattle Note A Holders to be allocated between the Amazon Seattle Note A Holders pro rata based on their respective principal balances;

(xii)        twelfth, to the Amazon Seattle Note A Holders, pro rata (based on their respective entitlements to interest) up to an amount equal to the Amazon Seattle Note A ARD Interest on the Amazon Seattle Note A of such Amazon Seattle Note A Holder;

(xiii)       thirteenth, to the Amazon Seattle Note B Holder in an amount equal to the Amazon Seattle Note B ARD Interest on the Amazon Seattle Note B; and

(xiv)       fourteenth, if any excess amount, including, without limitation, any default interest, is available to be distributed in respect of the Amazon Seattle Pari Passu AB Loan Combination, and not otherwise applied in accordance with the foregoing clauses (i)-(xiii), any remaining amount will be paid pro rata to the Amazon Seattle Note A Holders and the Amazon Seattle Note B Holder in accordance with the Amazon Seattle Note A Percentage Interest and the Amazon Seattle Note B Percentage Interest, respectively, with the amount distributed to the Amazon Seattle Note A Holders to be allocated between the Amazon Seattle Note A Holders pro rata based on their respective principal balances.

“Amazon Seattle Note A ARD Interest” means Excess Interest accrued on the Amazon Seattle Senior Notes.

“Amazon Seattle Note A Percentage Interest” means a fraction, expressed as a percentage, the numerator of which is the sum of the principal balances of the Amazon Seattle Senior Notes, and the denominator of which is the sum of the principal balances of the Amazon Seattle Senior Notes and the principal balance of the Amazon Seattle Note B.

“Amazon Seattle Note A Rate” means 3.004833%

“Amazon Seattle Note A Relative Spread” means the ratio of the Amazon Seattle Note A Rate to the weighted average of the Amazon Seattle Note A Rate and the Amazon Seattle Note B Rate.

“Amazon Seattle Note A-1 Holder” means the holder of Amazon Seattle Note A-1.

“Amazon Seattle Note A-2 Holder” means the holder of Amazon Seattle Note A-2.

“Amazon Seattle Note A-3 Holder” means the holder of Amazon Seattle Note A-3.

“Amazon Seattle Note A-4 Holder” means the holder of Amazon Seattle Note A-4.

“Amazon Seattle Note A-5 Holder” means the holder of Amazon Seattle Note A-5.

“Amazon Seattle Sequential Pay Event” means any event of default under the Amazon Seattle Pari Passu AB Loan Combination with respect to an obligation to pay money due under the Amazon Seattle Pari Passu AB Loan Combination, any other event of default for which the Amazon Seattle Pari Passu AB Loan Combination is actually accelerated or any other event of default which causes the Amazon Seattle Pari Passu AB Loan Combination to become a Specially Serviced Loan, or any bankruptcy or insolvency event that constitutes an event of default under the Amazon Seattle Pari Passu AB Loan Combination; provided, however, that unless the Amazon Seattle Master Servicer or the Amazon Seattle Special Servicer, as applicable, has notice or knowledge of such event at least 10 business days prior to the applicable Distribution Date, distributions will be made sequentially beginning on the subsequent Distribution Date; provided, further, that the aforementioned requirement of notice or knowledge will not apply in the case of distribution of the final proceeds of a liquidation or final disposition of the Amazon Seattle Pari Passu AB Loan Combination. An Amazon Seattle Sequential Pay Event will no longer exist to the extent it has been cured (including any cure payment made by the Amazon Seattle Note B Holder in accordance with the Amazon Seattle Intercreditor Agreement) and will not be deemed to exist to the extent the Amazon Seattle Note B Holder is exercising its cure rights under the Amazon Seattle Intercreditor Agreement or the default that led to the occurrence of such the Amazon Seattle Sequential Pay Event has otherwise been cured or waived.

“Amazon Seattle Note B ARD Interest” means Excess Interest accrued on the Amazon Seattle Note B.

“Amazon Seattle Note B Percentage Interest” means a fraction, expressed as a percentage, the numerator of which is the principal balance of the Amazon Seattle Note B, and the denominator of which is the sum of the principal balance of the Amazon Seattle Senior Mortgage Loan and the principal balance of the Amazon Seattle Note B.

“Amazon Seattle Note B Rate” means 3.004833%.

“Amazon Seattle Note B Relative Spread” means the ratio of the Amazon Seattle Note B Rate to the weighted average of the Amazon Seattle Note A Rate and the Amazon Seattle Note B Rate.

Consultation and Control

Pursuant to the Amazon Seattle Intercreditor Agreement, the controlling holder with respect to the Amazon Seattle Pari Passu AB Loan Combination (the “Amazon Seattle Controlling Noteholder”), as of any date of determination, will be (i) if and for so long as no Amazon Seattle Control Appraisal Period has occurred and is continuing, the Amazon Seattle Note B Holder, and (ii) if and for so long as an Amazon Seattle Control Appraisal Period has occurred and is continuing, the Amazon Seattle Note A-1 Holder; provided, however, that from and after the Closing Date, references to the “Amazon Seattle Controlling Noteholder” will mean the Amazon Seattle Controlling Class Certificateholder (or its representative) or any other party assigned the rights to exercise the rights of the “Controlling Noteholder” under the Amazon Seattle Intercreditor Agreement, as and to the extent provided in the Amazon Seattle PSA; and provided further that, if the Amazon Seattle Note B Holder would be the Amazon Seattle Controlling Noteholder pursuant to the terms of the Amazon Seattle Intercreditor Agreement, but any interest in the Amazon Seattle Note B is held by the borrower or a related Borrower Party, or a related Borrower Party would otherwise be entitled to exercise the rights of the Amazon Seattle Controlling Noteholder in respect of the Amazon Seattle Note B, then an Amazon Seattle Control Appraisal Period will be deemed to have occurred.

Pursuant to the terms of the Amazon Seattle Intercreditor Agreement, if any consent, modification, amendment or waiver under or other action in respect of the Amazon Seattle Pari Passu AB Loan Combination (whether or not a servicing transfer event has occurred and is continuing) that would constitute an Amazon Seattle Major Decision has been requested or proposed, at least 10 business days (or 30 days with respect to any proposed modification or waiver of any material provision in the related Mortgage Loan documents governing the type, nature or amount of insurance coverage required to be obtained and maintained by the borrower) prior to taking action with respect to such Amazon Seattle Major Decision (or making a determination not to take action with respect to such Amazon Seattle Major Decision), the Amazon Seattle Master Servicer or the Amazon Seattle Special Servicer must receive the written consent of the Amazon Seattle Controlling Noteholder (or its representative) before implementing a decision with respect to such Amazon Seattle Major Decision, provided, that if the Amazon Seattle Master Servicer or the Amazon Seattle Special Servicer, as the case may be, does not receive a response within 10 business days (or 30 days with respect to any proposed modification or waiver of any material provision in the related Mortgage Loan documents governing the type, nature or amount of insurance coverage required to be obtained and maintained by the borrower) of its delivery of notice of an Amazon Seattle Major Decision and the Major Decision Reporting Package (as such term is defined in the Amazon Seattle Intercreditor Agreement), then the Amazon Seattle Controlling Noteholder (or its controlling noteholder representative) will be deemed to have approved such action. Notwithstanding the provisions set forth in the previous paragraph, in the event that the Amazon Seattle Special Servicer or the Amazon Seattle Master Servicer (in the event the Amazon Seattle Master Servicer is otherwise authorized by the Amazon Seattle Intercreditor Agreement or the Amazon Seattle PSA to take such action), as applicable, determines that immediate action, with respect to the foregoing matters, or any other matter requiring consent of the Amazon Seattle Controlling Noteholder (or its controlling noteholder representative) in the Amazon Seattle Intercreditor Agreement or the Amazon Seattle PSA, is necessary to protect the interests of the Amazon Seattle Noteholders (as a collective whole (taking into account the subordinate nature of the Amazon Seattle Note B and the pari passu nature of the Amazon Seattle Senior Notes)), the Amazon Seattle Special Servicer or Amazon Seattle Master Servicer, as applicable, may take any such action without waiting for the response of the Amazon Seattle Controlling Noteholder (or its controlling noteholder representative), provided that the Amazon Seattle Special Servicer or the Amazon Seattle Master Servicer, as applicable, provides the Amazon Seattle Controlling Noteholder with prompt written notice following such action including a reasonably detailed explanation of the basis therefor. Similarly, following the occurrence of an extraordinary event with respect to the Mortgaged Property, or if a failure to take any such action at such time would be inconsistent with the Servicing Standard, the Amazon Seattle Master Servicer or the Amazon Seattle Special Servicer, as the case may be, may take actions with respect to the

Mortgaged Property before obtaining the consent of the Amazon Seattle Controlling Noteholder (or its representative) if the applicable servicer reasonably determines in accordance with the Servicing Standard that failure to take such actions prior to such consent would materially and adversely affect the interest of the Amazon Seattle Noteholders, and the applicable servicer has made a reasonable effort to contact the Amazon Seattle Controlling Noteholder (or its representative).

Notwithstanding the foregoing, the Amazon Seattle Master Servicer or Amazon Seattle Special Servicer, as the case may be, may not follow any advice, direction, objection or consultation provided by the Amazon Seattle Controlling Noteholder (or its representative) that would require or cause the Amazon Seattle Master Servicer or the Amazon Seattle Special Servicer, as applicable, to violate any applicable law, including the REMIC provisions of the Code, be inconsistent with the Servicing Standard, require or cause the Amazon Seattle Master Servicer or the Amazon Seattle Special Servicer, as applicable, to violate provisions of the Amazon Seattle Intercreditor Agreement or the Amazon Seattle PSA, require or cause the Amazon Seattle Master Servicer or the Amazon Seattle Special Servicer, as applicable, to violate the terms of the Amazon Seattle Pari Passu AB Loan Combination, or materially expand the scope of the Amazon Seattle Master Servicer’s or the Amazon Seattle Special Servicer’s responsibilities under the Amazon Seattle Intercreditor Agreement or the Amazon Seattle PSA.

The Amazon Seattle Special Servicer will be required to provide copies to each Amazon Seattle Non-Controlling Note A Holder of any notice, information and report that is required to be provided to the Amazon Seattle Controlling Noteholder pursuant to the Amazon Seattle PSA with respect to any of the Amazon Seattle Major Decisions or the implementation of any recommended actions outlined in an Asset Status Report within the same time frame such notice, information and report is required to be provided to the Amazon Seattle Controlling Noteholder, and the Amazon Seattle Special Servicer will be required to consult with each Amazon Seattle Non-Controlling Note A Holder on a strictly non-binding basis, to the extent having received such notices, information and reports, any Amazon Seattle Non-Controlling Note A Holder requests consultation with respect to any such Amazon Seattle Major Decisions or the implementation of any recommended actions outlined in an Asset Status Report, and consider alternative actions recommended by such Amazon Seattle Non-Controlling Note A Holder; provided that after the expiration of a period of 10 business days from the delivery to any Amazon Seattle Non-Controlling Note A Holder by the Amazon Seattle Special Servicer of written notice of a proposed action, together with copies of the notice, information and reports, the Amazon Seattle Special Servicer will no longer be obligated to consult with such Amazon Seattle Non-Controlling Note A Holder, whether or not such Amazon Seattle Non-Controlling Note A Holder has responded within such 10 business day period (unless, the Amazon Seattle Special Servicer proposes a new course of action that is materially different from the action previously proposed, in which case such 10 business day period will be deemed to begin anew from the date of such proposal and delivery of all information relating thereto).

“Amazon Seattle Control Appraisal Period” will exist with respect to the Amazon Seattle Pari Passu AB Loan Combination, if and for so long as:

(a)  (i) the initial principal balance of the Amazon Seattle Note B, minus (ii) the sum (without duplication) of (x) any payments of principal (whether as principal prepayments or otherwise) allocated to, and received on, the Amazon Seattle Note B after the date of creation of the Amazon Seattle Note B, (y) any Appraisal Reduction Amount for the Amazon Seattle Pari Passu AB Loan Combination that is allocated to the Amazon Seattle Note B and (z) any losses realized with respect to the Amazon Seattle Mortgaged Property or the Amazon Seattle Pari Passu AB Loan Combination that are allocated to the Amazon Seattle Note B, is less than

(b)  25% of the remainder of (i) the initial principal balance of the Amazon Seattle Note B less (ii) any payments of principal (whether as principal prepayments or otherwise) allocated to, and received by, the Amazon Seattle Note B Holder on the Amazon Seattle Note B, after the date of creation of such Amazon Seattle Note B, provided that an Amazon Seattle Control Appraisal Period will terminate upon the occurrence of an Amazon Seattle Threshold Event Cure by the Amazon Seattle Note B Holder pursuant to the terms of the Amazon Seattle Intercreditor Agreement.

“Amazon Seattle Lead Securitization” means the securitization of Benchmark 2021-B25 Mortgage Trust, Commercial Mortgage Pass-Through Certificates, Series 2021-B25.

“Amazon Seattle Major Decision” means a “Major Decision” under the Amazon Seattle PSA or any one or more analogous terms in the Amazon Seattle PSA at any time when one or more of the Amazon Seattle Senior Notes and Amazon Seattle Subordinate Companion Loan are included in the Benchmark 2021-B25 mortgage trust.

“Amazon Seattle Noteholder” means any of the Amazon Seattle Note A Holders and the Amazon Seattle Note B Holder, as applicable.

“Amazon Seattle Non-Controlling Note A Holder” means each Amazon Seattle Note A Holder that is not the Amazon Seattle Controlling Noteholder; provided that, from and after the Amazon Seattle Lead Securitization, “Amazon Seattle Non-Controlling Note A Holder” means each Amazon Seattle Note A Holder, if any, whose Amazon Seattle Senior Note is not included in the Amazon Seattle Lead Securitization or, if such Amazon Seattle Senior Note is then included in an Amazon Seattle Non-Lead Securitization, the Amazon Seattle Non-Controlling Note A Subordinate Class Representative pursuant to the Amazon Seattle Non-Lead Securitization for such securitization or their duly appointed representative; provided, further, that if such Amazon Seattle Non-Controlling Note A Holder’s Amazon Seattle Senior Note is held by (or the related Amazon Seattle Non-Controlling Note A Subordinate Class Representative is) a Borrower Party, no person will be entitled to exercise the rights of such Amazon Seattle Non-Controlling Note A Holder with respect to such Amazon Seattle Senior Note.

“Amazon Seattle Non-Lead Securitization” means any securitization other than an Amazon Seattle Lead Securitization.

“Amazon Seattle Non-Controlling Note A Subordinate Class Representative” means, with respect to an Amazon Seattle Senior Note that is included in an Amazon Seattle Non-Lead Securitization, the holders of the majority of the class of securities issued in such securitization designated as the “controlling class” pursuant to the related Amazon Seattle PSA for such securitization or their duly appointed representative.

For so long as the Amazon Seattle Subordinate Companion Loan is an asset of the Benchmark 2021-B25 mortgage trust, the following paragraph will not have any force or effect.

The Amazon Seattle Note B Holder is entitled to avoid an Amazon Seattle Control Appraisal Period caused by application of an Appraisal Reduction Amount upon the satisfaction of certain conditions (within 30 days of the Amazon Seattle Master Servicer’s or Amazon Seattle Special Servicer’s, as applicable, receipt of a third party appraisal that indicates such Amazon Seattle Control Appraisal Period has occurred) (an “Amazon Seattle Threshold Event Cure”), including delivery to the Amazon Seattle Master Servicer or the Amazon Seattle Special Servicer, as applicable, of additional collateral in the form of either (x) cash or (y) an unconditional and irrevocable standby letter of credit issued by a bank or other financial institution(s) that meets the rating requirements as described in the Amazon Seattle Intercreditor Agreement, in each case, in an amount which, when added to the appraised value of the related Mortgaged Property as determined pursuant to the Amazon Seattle PSA, would cause the applicable Amazon Seattle Control Appraisal Period not to occur.

Cure Rights

In the event that the related borrower fails to make any payment of principal or interest on the Amazon Seattle Pari Passu AB Loan Combination by the end of the applicable grace period or any other event of default under the related Amazon Seattle Pari Passu AB Loan Combination documents occurs and is continuing, the holder of the Amazon Seattle Subordinate Companion Loan will have the right to cure such event of default subject to certain limitations set forth in the Amazon Seattle Intercreditor Agreement. Unless the Benchmark 2021-B25 mortgage trust (or, if the Benchmark 2021-B25 mortgage trust no longer holds any of the Amazon Seattle Senior Notes and the Amazon Seattle Subordinate Loan, the Amazon Seattle Note A-1 Holder) consents to additional cure periods, the Amazon Seattle Note B Holder’s rights to cure a monetary default or non-monetary default will be limited to a combined total of (i) six (6) cures of monetary defaults over the term of the Amazon Seattle Pari Passu AB Loan Combination, no more than four (4) of which may be consecutive, and (ii) six (6) cures of non-monetary defaults over the term of the Amazon Seattle Pari Passu AB Loan Combination.

So long as a monetary default exists for which a permitted cure payment is made, such monetary default will not be treated as an “Event of Default” under the Amazon Seattle Pari Passu AB Loan Combination (including for purposes of (i) whether an “Amazon Seattle Sequential Pay Event” has occurred (ii) accelerating the Amazon

Seattle Pari Passu AB Loan Combination, modifying, amending or waiving any provisions of the loan documents or commencing proceedings for foreclosure or the taking of title by deed-in-lieu of foreclosure or other similar legal proceedings with respect to the Amazon Seattle Mortgaged Property; or (iii) treating the Amazon Seattle Pari Passu AB Loan Combination as a Specially Serviced Loan).

Notwithstanding the foregoing, for so long as the Amazon Seattle Subordinate Companion Loan is an asset of the Benchmark 2021-B25 mortgage trust, the Amazon Seattle Subordinate Companion Loan Holder may not exercise the cure rights described above.

Purchase Option

After the occurrence and delivery of a notice of an event of default with respect to the Amazon Seattle Pari Passu AB Loan Combination or a servicing transfer event, the Amazon Seattle Note B Holder will have the right, by written notice to the Amazon Seattle Note A Holders (an “Amazon Seattle Purchase Notice”), to purchase, in immediately available funds, each Amazon Seattle Senior Note, in whole but not in part, at the defaulted mortgage loan purchase price, which is generally equal to unpaid principal, interest and expenses (but generally excluding prepayment premiums, default interest or late charges unless the holder is the borrower or an affiliate of the borrower). Upon the delivery of the Amazon Seattle Purchase Notice to the then current Amazon Seattle Note A Holders, the Amazon Seattle Note A Holders will be required to sell (and the Amazon Seattle Note B Holder will be required to purchase) the Amazon Seattle Senior Mortgage Loan at the defaulted mortgage loan purchase price, on a date (the “Amazon Seattle Defaulted Note Purchase Date”) not less than 10 and not more than 60 days after the date of the Amazon Seattle Purchase Notice. The failure of the requesting purchaser to purchase the Amazon Seattle Senior Mortgage Loan on the Amazon Seattle Defaulted Note Purchase Date will result in the termination of such right with respect to the event of default under Amazon Seattle Pari Passu AB Loan Combination or servicing transfer event that gave rise to such right. The right of the Amazon Seattle Note B Holder to purchase the Amazon Seattle Senior Mortgage Loan as described in this paragraph will automatically terminate upon a foreclosure sale, sale by power of sale or delivery of a deed in lieu of foreclosure with respect to the Amazon Seattle Mortgaged Property. Notwithstanding the foregoing sentence, the Amazon Seattle Note A Holders are required to give the Amazon Seattle Note B Holder 10 business days prior written notice of its intent with respect to any consummation of a foreclosure sale, sale by power of sale or delivery of deed in lieu of foreclosure with respect to the related Mortgaged Property. Notwithstanding the foregoing sentence, if title to the Amazon Seattle Mortgaged Property is transferred to the Amazon Seattle Note A Holders (or a designee on their behalf), in a manner commonly known as “the borrower turning over the keys” and not otherwise in connection with a consummation by the Amazon Seattle Note A Holders of a foreclosure sale or sale by power of sale or acceptance of a deed in lieu of foreclosure, less than 10 business days after the acceleration of the Amazon Seattle Pari Passu AB Loan Combination, the Amazon Seattle Note A Holders will be required to notify the Amazon Seattle Note B Holder of such transfer and the Amazon Seattle Note B Holder will have a 15 business day period from the date of such notice from the Amazon Seattle Note A Holders to deliver the Amazon Seattle Purchase Notice to the Amazon Seattle Note A Holders, in which case the Amazon Seattle Note B Holder will be obligated to purchase the Amazon Seattle Mortgaged Property, in immediately available funds, within such 15 business day period at the applicable purchase price.

If the Amazon Seattle Subordinate Companion Loan is an asset of the Benchmark 2021-B25 mortgage trust, such purchase option described above will not have any force or effect.

Sale of Defaulted Loan Combination

Pursuant to the terms of the Amazon Seattle Intercreditor Agreement and the Amazon Seattle PSA, if the Amazon Seattle Pari Passu AB Loan Combination becomes a defaulted loan, and if the Amazon Seattle Special Servicer determines to sell the Amazon Seattle Senior Mortgage Loan in accordance with the Amazon Seattle PSA, then the applicable Amazon Seattle Special Servicer may elect to sell the Amazon Seattle Pari Passu AB Loan Combination subject to the consent (or deemed consent) of the Amazon Seattle Note B Holder or the Amazon Seattle Controlling Noteholder under the provisions described above under “—Consultation and Control”.

Special Servicer Appointment Rights

Pursuant to the Amazon Seattle Intercreditor Agreement, the Amazon Seattle Controlling Noteholder (or its representative) will have the right, at any time, with or without cause, to replace the Amazon Seattle Special

Servicer then acting with respect to the Amazon Seattle Pari Passu AB Loan Combination and appoint a replacement Amazon Seattle Special Servicer in lieu thereof without the consent of the other Amazon Seattle Noteholders.

Amendments

The Amazon Seattle Intercreditor Agreement may only be amended by the consent of all Amazon Seattle Noteholders.

Additional Mortgage Loan Information

Each of the tables presented in Annex B and Annex C to this prospectus sets forth selected characteristics of the pool of Mortgage Loans as of the Cut-off Date, if applicable. For a detailed presentation of certain additional characteristics of the Mortgage Loans and the Mortgaged Properties on an individual basis, see Annex A to this prospectus. For certain additional information regarding the 15 largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan) in the pool of Mortgage Loans, see “Significant Loan Summaries” in Annex B to this prospectus.

The description in this prospectus, including Annex A, B and C, of the Mortgage Pool and the Mortgaged Properties is based upon the Mortgage Pool as expected to be constituted at the close of business on the Cut-off Date, as adjusted for the scheduled principal payments due on the Mortgage Loans on or before the Cut-off Date. Prior to the issuance of the Offered Certificates, a Mortgage Loan may be removed from the Mortgage Pool if the Depositor deems such removal necessary or appropriate or if it is prepaid. This may cause the range of Mortgage Rates and maturities as well as the other characteristics of the Mortgage Loans to vary from those described in this prospectus.

A current report on Form 8-K (“Form 8-K”) will be available to purchasers of the Offered Certificates and will be filed pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), together with the Pooling and Servicing Agreement, with the Securities and Exchange Commission (the “SEC”) on or prior to the date of the filing of this prospectus.

Additionally, an Asset Data File containing certain detailed information regarding the Mortgage Loans for the reporting period specified therein will be filed or caused to be filed by the Depositor on Form ABS-EE on or prior to the date of filing of this prospectus and available to persons (including beneficial owners of the Offered Certificates) who receive this prospectus.

TRANSACTION PARTIES

The Sponsors and the Mortgage Loan Sellers

Citi Real Estate Funding Inc., German American Capital Corporation, Goldman Sachs Mortgage Company and JPMorgan Chase Bank, National Association are the sponsors of this securitization transaction and, accordingly, are referred to as the “Sponsors”.

Citi Real Estate Funding Inc.

General

Citi Real Estate Funding Inc. (“CREFI”) is a Sponsor and a Mortgage Loan Seller. CREFI originated or co-originated all of the CREFI Mortgage Loans. CREFI is a New York corporation organized in 2014 and is a wholly-owned subsidiary of Citibank, N.A., a national banking association, which is in turn a wholly-owned subsidiary of Citicorp LLC, a Delaware limited liability company, which is in turn a wholly-owned subsidiary of Citigroup Inc., a Delaware corporation. CREFI maintains its principal office at 388 Greenwich Street, New York, New York 10013, Attention: Mortgage Finance Group, and its facsimile number is (212) 723-8604. CREFI is an affiliate of Citigroup Commercial Mortgage Securities Inc. (the Depositor), Citigroup Global Markets Inc. (one of the underwriters) and Citibank, N.A. (the Certificate Administrator). CREFI makes, and purchases (or may purchase) from lenders, commercial and multifamily mortgage loans primarily for the purpose of securitizing them in CMBS transactions.

Neither CREFI nor any of its affiliates will insure or guarantee distributions on the Certificates or the Uncertificated VRR Interest. None of the Certificateholders or the Uncertificated VRR Interest Owners will have any rights or remedies against CREFI for any losses or other claims in connection with the Certificates, the Uncertificated VRR Interest or the Mortgage Loans except in respect of the repurchase and substitution obligations for material document defects or material breaches of the representations and warranties made by CREFI in the related Mortgage Loan Purchase Agreement as described under “The Mortgage Loan Purchase Agreements—Cures, Repurchases and Substitutions”.

CREFI’s Commercial Mortgage Origination and Securitization Program

CREFI, directly or through correspondents or affiliates, originates multifamily and commercial mortgage loans throughout the United States. CREFI has been engaged in the origination of multifamily and commercial mortgage loans for securitization since January 2017, and in the securitization of multifamily and commercial mortgage loans since April 2017. CREFI is an affiliate of Citigroup Global Markets Realty Corp. (“CGMRC”), which was engaged in the origination of multifamily and commercial mortgage loans for securitization from 1996 to 2017. Many CREFI staff worked for CGMRC, and CREFI’s underwriting guidelines, credit committee approval process and loan documentation are substantially similar to CGMRC’s. The multifamily and commercial mortgage loans originated by CREFI may include both fixed rate loans and floating rate loans.

In addition, in the normal course of its business, CREFI may also acquire multifamily and commercial mortgage loans from various third-party originators. These mortgage loans may have been originated using underwriting guidelines not established by CREFI.

In connection with the commercial mortgage securitization transactions in which it participates, CREFI generally transfers the subject mortgage assets to a depositor, who then transfers those mortgage assets to the issuing entity for the related securitization. In return for the transfer of the subject mortgage assets by the depositor to the issuing entity, the issuing entity issues commercial mortgage pass-through certificates that are in whole or in part backed by, and supported by the cash flows generated by, those mortgage assets.

CREFI will generally act as a sponsor, originator and/or mortgage loan seller in the commercial mortgage securitization transactions in which it participates. In such transactions there may be a co-sponsor and/or other mortgage loan sellers and originators.

CREFI generally works with rating agencies, unaffiliated mortgage loan sellers, servicers, affiliates and underwriters in structuring a securitization transaction. Generally, CREFI and/or the related depositor contract with other entities to service the multifamily and commercial mortgage loans following their transfer into a trust fund in exchange for a series of certificates and, in certain cases, uncertificated interests.

Review of the CREFI Mortgage Loans

Overview. In connection with the preparation of this prospectus, CREFI conducted a review of the Mortgage Loans or portions thereof that it is selling to the Depositor. The review was conducted as set forth below and was conducted with respect to each of the CREFI Mortgage Loans. No sampling procedures were used in the review process.

Database. First, CREFI created a database of information (the “CREFI Securitization Database”) obtained in connection with the origination of the CREFI Mortgage Loans, including:

●	certain information from the CREFI Mortgage Loan documents;
●	certain information from the rent rolls and operating statements for, and certain leases relating to, the related Mortgaged Properties (in each case to the extent applicable);

●	insurance information for the related Mortgaged Properties;

●	information from third party reports such as the appraisals, environmental and property condition reports, seismic reports, zoning reports and other zoning information;

●	bankruptcy searches with respect to the related borrowers; and

●	certain information and other search results obtained by CREFI’s deal team for each of the CREFI Mortgage Loans during the underwriting process.

CREFI also included in the CREFI Securitization Database certain updates to such information received by CREFI’s securitization team after origination, such as information from the interim servicer regarding loan payment status and current escrows, updated rent rolls and leasing activity information provided pursuant to the Mortgage Loan documents, and information otherwise brought to the attention of CREFI’s securitization team. Such updates were not intended to be, and do not serve as, a re-underwriting of any CREFI Mortgage Loan.

Using the information in the CREFI Securitization Database, CREFI created a Microsoft Excel file (the “CREFI Data File”) and provided that file to the Depositor for the inclusion in this prospectus (particularly in Annexes A, B and C to this prospectus) of information regarding the CREFI Mortgage Loans.

Data Comparison and Recalculation. CREFI engaged a third-party accounting firm to perform certain data comparison and recalculation procedures designed by CREFI, relating to information in this prospectus regarding the CREFI Mortgage Loans. These procedures included:

●	comparing the information in the CREFI Data File against various source documents provided by CREFI that are described above under “—Database”;

●	comparing numerical information regarding the CREFI Mortgage Loans and the related Mortgaged Properties disclosed in this prospectus against the CREFI Data File; and

●	recalculating certain percentages, ratios and other formulae relating to the CREFI Mortgage Loans disclosed in this prospectus.

Legal Review. CREFI also reviewed and responded to a Due Diligence Questionnaire (as defined below) relating to the CREFI Mortgage Loans, which questionnaire was prepared by the Depositor’s legal counsel for use in eliciting information relating to the CREFI Mortgage Loans and including such information in this prospectus to the extent material.

Although the Due Diligence Questionnaire may be revised from time to time, it typically contains various questions regarding the CREFI Mortgage Loans, the related Mortgaged Properties, the related borrowers, sponsors and tenants, and any related additional debt. For example, the due diligence questionnaire (a “Due Diligence Questionnaire”) may seek to elicit, among other things, the following information:

●

whether any mortgage loans were originated by third party originators and the names of such originators, and whether such mortgage loans were underwritten or re-underwritten in accordance with CREFI’s (or the applicable mortgage loan seller’s) criteria;

●	whether any mortgage loans are not first liens, or have a loan-to-value ratio greater than 80%;

●

whether any mortgage loans are 30 days or more delinquent with respect to any monthly debt service payment as of the cut-off date or have been 30 days or more delinquent at any time during the 12-month period immediately preceding the cut-off date;

●	a description of any material issues with respect to any of the mortgage loans;

●

whether any mortgage loans permit, or have existing, mezzanine debt, additional debt secured by the related mortgaged properties or other material debt, and the material terms and conditions for such debt;

●	whether any mortgaged properties have additional debt that is included in another securitization transaction and information related to such other securitization transaction;

●

whether intercreditor agreements, subordination and standstill agreements or similar agreements are in place with respect to secured debt, mezzanine debt or additional debt and the terms of such agreements;

●	whether any mortgage loans are interest-only for their entire term or a portion of their term;

●	whether any mortgage loans permit prepayment or defeasance (in whole or in part), or provide for yield maintenance, and the types of prepayment lock-out provisions and prepayment charges that apply;

●	whether any mortgage loans permit the release of all or a portion of the related mortgaged properties, and the material terms of any partial release, substitution and condemnation/casualty provisions;

●	whether any mortgage loans are cross-collateralized or secured by multiple properties, or have related borrowers with other mortgage loans in the subject securitization;

●	whether any mortgage loans have a right of first refusal or right of first offer or similar options, in favor of a tenant or any other party;

●	whether there are post-close escrows or earn-out reserves that could be used to pay down the mortgage loan, or whether there are escrows or holdbacks that have not been fully funded;

●	information regarding lockbox arrangements, grace periods, interest accrual and amortization provisions, non-recourse carveouts, and any other material provisions with respect to the mortgage loan;

●	whether the borrower or sponsor of any related borrower has been subject to bankruptcy proceedings, or has a past or present material criminal charge or record;

●	whether any borrower is not a special purpose entity;

●	whether any borrowers or sponsors of related borrowers have been subject to litigation or similar proceedings and the material terms thereof;

●	whether any borrower under a mortgage loan is affiliated with a borrower under another mortgage loan to be included in the issuing entity;

●

whether any of the mortgage loans is a leasehold mortgage, the terms of the related ground lease, and whether the term of the related ground lease extends at least 20 years beyond the stated loan maturity;

●	a list of any related mortgaged properties for which a single tenant occupies over 50% of such property, and whether there are any significant lease rollovers at a particular mortgaged property;

●	a list of any significant tenant concentrations or material tenant issues, e.g., dark tenants, subsidized tenants, government or student tenants, or Section 8 tenants, etc.;

●	a description of any material leasing issues at the related mortgaged properties;

●	whether any related mortgaged properties are subject to condemnation proceedings or litigation;

●

a list of related mortgaged properties for which a Phase I environmental site assessment has not been completed, or for which a Phase II was performed, and whether any environmental site assessment reveals any material adverse environmental condition or circumstance at any related mortgaged property except for those which will be remediated by the cut-off date;

●

whether there is any terrorism, earthquake, tornado, flood, fire or hurricane damage with respect to any of the related mortgaged properties, or whether there are any zoning issues at the mortgaged properties;

●	a list of mortgaged properties for which an engineering inspection has not been completed and whether any property inspection revealed material issues; and/or

●	general information regarding property type, condition, use, plans for renovation, etc.

CREFI also provided to origination counsel a set of mortgage loan representations and warranties substantially similar to those attached as Annex E-1A to this prospectus and requested that origination counsel identify exceptions to such representations and warranties. CREFI compiled and reviewed the draft exceptions received from origination counsel, engaged separate counsel to review the exceptions, revised the exceptions and provided them to the Depositor for inclusion on Annex E-1B to this prospectus. In addition, for each CREFI Mortgage Loan originated by CREFI or one of its affiliates, CREFI prepared and delivered to its securitization counsel for review an asset summary, which summary includes important loan terms and certain property level information obtained during the origination process. The loan terms included in each asset summary may include, without limitation, the principal amount, the interest rate, the loan term, the interest calculation method, the due date, any applicable interest-only period, any applicable amortization period, a summary of any prepayment and/or defeasance provisions, a summary of any lockbox and/or cash management provisions, a summary of any release provisions, and a summary of any requirement for the related borrower to fund up-front and/or on-going reserves. The property level information obtained during the origination process included in each asset summary may include, without limitation, a description of the related Mortgaged Property (including property type, ownership structure, use, location, size, renovations, age and physical attributes), information relating to the commercial real estate market in which the Mortgaged Property is located, information relating to the related borrower and sponsor of the related borrower, an underwriter’s assessment of strengths and risks of the loan transaction, tenant analysis, and summaries of third party reports such as appraisal, environmental and property condition reports.

For each CREFI Mortgage Loan, if any, purchased by CREFI or its affiliates from a third-party originator of such CREFI Mortgage Loan, CREFI reviewed the purchase agreement and related representations and warranties, and exceptions to those representations and warranties, made by the seller of such CREFI Mortgage Loan to CREFI or its affiliates, reviewed certain provisions of the related Mortgage Loan documents and third party reports concerning the related Mortgaged Property provided by the originator of such CREFI Mortgage Loan, prepared exceptions to the representations and warranties in the Mortgage Loan Purchase Agreement based upon such review, and provided them to the Depositor for inclusion on Annex E-1B to this prospectus. With respect to any CREFI Mortgage Loan that is purchased by CREFI or its affiliates from a third party originator, the representations and warranties made by the third party originator in the related purchase agreement between CREFI or its affiliates, on the one hand, and the third party originator, on the other hand, are solely for the benefit of CREFI or its affiliates. The rights, if any, that CREFI or its affiliates may have under such purchase agreement upon a breach of such representations and warranties made by the third party originator will not be assigned to the Trustee, and none of the Certificateholders, the Uncertificated VRR Interest Owners or the Trustee will have any recourse against the third party originator in connection with any breach of the representations and warranties made by such third party originator. As described under “The Mortgage Loan Purchase Agreements—Cures, Repurchases and Substitutions”, the substitution or repurchase obligation of, or the obligation to make a Loss of Value Payment on the part of, CREFI, as Mortgage Loan Seller, with respect to the CREFI Mortgage Loans under the related Mortgage Loan Purchase Agreement constitutes the sole remedy available to the Certificateholders, the Uncertificated VRR Interest Owners and the Trustee for any uncured material breach of any of CREFI’s representations and warranties regarding the CREFI Mortgage Loans, including any CREFI Mortgage Loans that were purchased by CREFI or its affiliates from a third party originator.

In addition, with respect to each CREFI Mortgage Loan, CREFI reviewed, and in certain cases requested that its counsel review, certain Mortgage Loan document provisions as necessary for disclosure of such provisions in this prospectus, such as property release provisions and other provisions specifically disclosed in this prospectus.

Certain Updates. Furthermore, CREFI requested the borrowers under the CREFI Mortgage Loans (or the borrowers’ respective counsel) for updates on any significant pending litigation that existed at origination. Moreover, if CREFI became aware of a significant natural disaster in the vicinity of a Mortgaged Property relating to a CREFI Mortgage Loan, CREFI requested information on the property status from the related borrower in order to confirm whether any material damage to the property had occurred.

Large Loan Summaries. Finally, CREFI prepared, and reviewed with origination counsel and/or securitization counsel, the loan summaries for those of the CREFI Mortgage Loans included in the 10 largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan) in the Mortgage Pool, and the abbreviated loan summaries for those of the CREFI Mortgage Loans included in the next 5 largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan) in the Mortgage Pool, which loan summaries and abbreviated loan summaries are incorporated in “Significant Loan Summaries” in Annex B to this prospectus.

Findings and Conclusions. Based on the foregoing review procedures, CREFI found and concluded that the disclosure regarding the CREFI Mortgage Loans in this prospectus is accurate in all material respects. CREFI also found and concluded that the CREFI Mortgage Loans were originated in accordance with CREFI’s origination procedures and underwriting criteria, except for any material deviations described under “—CREFI’s Underwriting Guidelines and Processes—Exceptions” below. CREFI attributes to itself all findings and conclusions resulting from the foregoing review procedures.

CREFI’s Underwriting Guidelines and Processes

General. CREFI’s commercial mortgage loans (including any co-originated mortgage loans) are primarily originated in accordance with the procedures and underwriting criteria described below. However, variations from the procedures and criteria described below may be implemented as a result of various conditions including each loan’s specific terms, the quality or location of the underlying real estate, the property’s tenancy profile, the background or financial strength of the borrower/sponsor or any other pertinent information deemed material by CREFI. Therefore, this general description of CREFI’s origination procedures and underwriting criteria is not intended as a representation that every commercial mortgage loan originated by it or on its behalf complies entirely with all criteria set forth below.

Process. The credit underwriting process for each of CREFI’s loans is performed by a deal team comprised of real estate professionals which typically includes an originator, an underwriter, a commercial closer and a third party due diligence provider operating under the review of CREFI. This team conducts a thorough review of the related mortgaged property, which in most cases includes an examination of the following information, to the extent both applicable and available: historical operating statements, rent rolls, tenant leases, current and historical real estate tax information, insurance policies and/or schedules, and third party reports pertaining to appraisal/valuation, zoning, environmental status and physical condition/seismic condition/engineering (see “—Escrow Requirements”, “—Title Insurance Policy”, “—Property Insurance”, “—Third Party Reports—Appraisal”, “—Third Party Reports—Environmental Report” and “—Third Party Reports—Property Condition Report” below). In some cases (such as a property having a limited operating history or having been recently acquired by its current owner), historical operating statements may not be available. Rent rolls would not be examined for certain property types, such as hospitality properties or single tenant properties, and tenant leases would not be examined for certain property types, such as hospitality, self storage, multifamily and manufactured housing community properties.

A member of CREFI’s deal team or one of its agents performs an inspection of the property as well as a review of the surrounding market environment, including demand generators and competing properties (if any), in order to confirm tenancy information, assess the physical quality of the collateral, determine visibility and access characteristics, and evaluate the property’s competitiveness within its market.

CREFI’s deal team or one of its agents also performs a detailed review of the financial status, credit history, credit references and background of the borrower and certain key principals using financial statements, income tax returns, credit reports, criminal/background investigations, and specific searches for judgments, liens, bankruptcy and pending litigation. Circumstances may also warrant an examination of the financial strength and credit of key tenants as well as other factors that may impact the tenants’ ongoing occupancy or ability to pay rent.

After the compilation and review of all documentation and other relevant considerations, the deal team finalizes its detailed underwriting analysis of the property’s cash flow in accordance with CREFI’s property-specific, cash flow underwriting guidelines. Determinations are also made regarding the implementation of appropriate loan terms to structure around risks, resulting in features such as ongoing escrows or up-front reserves, letters of credit, lockboxes/cash management agreements or guarantees. A complete credit committee package is prepared to summarize all of the above referenced information.

Credit Approval. All commercial mortgage loans must be presented to one or more credit committees that include senior real estate professionals among others. After a review of the credit committee package and a discussion of the loan, the committee may approve the loan as recommended or request additional due diligence, modify the terms, or reject the loan entirely.

Debt Service Coverage Ratio and Loan-to-Value Ratio Requirements. CREFI’s underwriting standards generally require a minimum debt service coverage ratio of 1.20x and a maximum loan-to-value ratio of 80%. However, these thresholds are guidelines and exceptions are permitted under the guidelines on the merits of each individual loan, such as reserves, letters of credit and/or guarantees and CREFI’s assessment of the property’s future prospects. Property and loan information is not updated for securitization unless CREFI determines that information in its possession has become stale.

Certain properties may also be encumbered by subordinate debt secured by such property and/or mezzanine debt secured by direct or indirect ownership interests in the borrower and, when such mezzanine or subordinate debt is taken into account, may result in aggregate debt that does not conform to the aforementioned debt service coverage ratio and loan-to-value ratio parameters.

Amortization Requirements. While CREFI’s underwriting guidelines generally permit a maximum amortization period of 30 years, certain loans may provide for interest-only payments through maturity or for a portion of the loan term. If the loan entails only a partial interest-only period, the monthly debt service, annual debt service and debt service coverage ratio set forth in this prospectus and Annex A to this prospectus reflect a calculation on the future (larger) amortizing loan payment. See “Description of the Mortgage Pool” in this prospectus.

Escrow Requirements. CREFI may require borrowers to fund escrows for taxes, insurance, capital expenditures and replacement reserves. In addition, CREFI may identify certain risks that warrant additional escrows or holdbacks for items to be released to the borrower upon the satisfaction of certain conditions. Such escrows or holdbacks may cover tenant improvements/leasing commissions, deferred maintenance, environmental remediation or unfunded obligations, among other things. Springing escrows may also be structured for identified risks such as specific rollover exposure, to be triggered upon the non-renewal of one or more key tenants. In some cases, the borrower may be allowed to post a letter of credit or guaranty in lieu of a cash reserve, or provide periodic evidence of timely payment of a typical escrow item. Escrows are evaluated on a case-by-case basis and are not required for all of CREFI’s commercial mortgage loans.

Generally, CREFI requires escrows as follows:

●

Taxes—An initial deposit and monthly escrow deposits equal to 1/12th of the annual property taxes (based on the most recent property assessment and the current millage rate) are typically required to satisfy all taxes and assessments, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if there is an institutional sponsor or the sponsor is a high net worth individual or (ii) if and to the extent that a single or major tenant (which may be a ground tenant) at the related mortgaged property is required to pay taxes directly or reimburse the landlord for the real estate taxes paid.

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Insurance—An initial deposit and monthly escrow deposits equal to 1/12th of the annual property insurance premium are typically required to pay all insurance premiums, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if the related borrower or an affiliate thereof maintains a blanket insurance policy, (ii) if and to the extent that a single or major tenant (which may be a ground tenant) at the related mortgaged property is obligated to maintain the insurance or is permitted to self-insure, or (iii) if and to the extent that another third party unrelated to the borrower (such as a condominium board, if applicable) is obligated to maintain the insurance.

●

Replacement Reserves—Replacement reserves are generally calculated in accordance with the expected useful life of the components of the mortgaged property during the term of the mortgage loan. Annual replacement reserves are generally underwritten to the suggested replacement reserve amount from an independent, third-party property condition or engineering report, or to certain minimum requirements depending on the property type, except that such escrows are not required in certain circumstances, including, but not limited to, if and to the extent that a single or major tenant (which may be a ground tenant) at the related mortgaged property is responsible for all repairs and maintenance, including those required with respect to the roof and structure of the improvements.

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Tenant Improvement / Leasing Commissions—In the case of retail, office and industrial properties, a tenant improvement / leasing commission reserve may be required to be funded either at loan origination and/or during the term of the mortgage loan to cover anticipated leasing commissions or tenant improvement costs that might be associated with re-leasing certain space involving major tenants, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if the tenant’s lease extends beyond the loan term or (ii) if the rent for the space in question is considered below market.

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Deferred Maintenance—A deferred maintenance reserve may be required to be funded at loan origination in an amount equal to 125% of the estimated cost of material immediate repairs or replacements identified in the property condition report, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if the sponsor of the borrower delivers a guarantee to complete the immediate repairs in a specified amount of time, (ii) if the deferred maintenance amount does not materially impact the related mortgaged property’s function, performance or value or (iii) if a single or major tenant (which may be a ground tenant) at the related mortgaged property is responsible for the repairs.

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Environmental Remediation—An environmental remediation reserve may be required to be funded at loan origination in an amount equal to 100% to 125% of the estimated remediation cost identified in the environmental report, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if the sponsor of the borrower delivers a guarantee wherein it agrees to take responsibility and pay for the identified environmental issues, (ii) if environmental insurance is obtained or already in place or (iii) if a third party unrelated to the borrower is identified as the responsible party. For a description of the escrows collected with respect to the CREFI Mortgage Loans, please see Annex A to this prospectus.

Title Insurance Policy. The borrower is required to provide, and CREFI or its counsel typically will review, a title insurance policy for each property. The provisions of the title insurance policy are required to comply with the Sponsor representation and warranty set forth in paragraph (6) on Annex E-1A to this prospectus without any exceptions that CREFI deems material.

Property Insurance. CREFI requires the borrower to provide, or authorizes the borrower to rely on a tenant or other third party to obtain, insurance policies meeting the requirements set forth in the Sponsor representations and warranties in paragraphs (16) and (29) on Annex E-1A to this prospectus without any exceptions that CREFI deems material (other than with respect to deductibles and allowing a tenant to self-insure).

Third Party Reports. In addition to or as part of applicable origination guidelines or reviews described above, in the course of originating the CREFI Mortgage Loans, CREFI generally considered the results of third party reports as described below. In many instances, however, one or more provisions of the guidelines were waived or modified in light of the circumstances of the relevant loan or property.

Appraisal

CREFI obtains an appraisal meeting the requirements described in the Sponsor representation and warranty set forth in paragraph (41) on Annex E-1A to this prospectus without any exceptions that CREFI deems material. In addition, the appraisal (or a separate letter) includes a statement by the appraiser that the guidelines in Title XI of the Financial Institutions Reform, Recovery, and Enforcement Act of 1989, as amended, were followed in preparing the appraisal.

Environmental Report

CREFI generally obtains a Phase I site assessment or an update of a previously obtained site assessment for each mortgaged property prepared by an environmental firm approved by CREFI. CREFI or its designated agent typically reviews the Phase I site assessment to verify the presence or absence of potential adverse environmental conditions. In cases in which the Phase I site assessment identifies any such conditions, CREFI generally requires that the condition be addressed in a manner that complies with the mortgage loan representation and warranty set forth in paragraph (40) on Annex E-1A to this prospectus without any exceptions that CREFI deems material.

Property Condition Report

CREFI generally obtains a current property condition report (a “PCR”) for each mortgaged property prepared by a structural engineering firm approved by CREFI. CREFI or an agent typically reviews the PCR to determine the physical condition of the property and to determine the anticipated costs of necessary repair, replacement and major maintenance or capital expenditure over the term of the mortgage loan. In cases in which the PCR identifies an immediate need for material repairs or replacements with an anticipated cost that is over a certain minimum threshold or percentage of loan balance, CREFI often requires that funds be put in escrow at the time of origination of the mortgage loan to complete such repairs or replacements or obtains a guarantee from a sponsor of the borrower in lieu of reserves. See “—Escrow Requirements” above.

Servicing. Interim servicing for all of CREFI’s loans prior to securitization is typically performed by a nationally recognized rated third party interim servicer. In addition, primary servicing is occasionally retained by certain qualified mortgage brokerage firms under established sub-servicing agreements with CREFI, which firms may continue primary servicing certain loans following the securitization closing date. Otherwise, servicing responsibilities are transferred from the interim servicer to the master servicer of the securitization trust (and a primary servicer when applicable) at closing of the securitization. From time to time, the interim servicer may retain primary servicing.

Exceptions. One or more of the CREFI Mortgage Loans may vary from the specific CREFI underwriting guidelines described above when additional credit positive characteristics are present as discussed above. In addition, in the case of one or more of the CREFI Mortgage Loans, CREFI may not have applied each of the specific underwriting guidelines described above as the result of case-by-case permitted flexibility based upon other compensating factors.

None of the CREFI Mortgage Loans have exceptions to the related underwriting criteria.

Compliance with Rule 15Ga-1 under the Exchange Act

CREFI most recently filed a Form ABS-15G pursuant to Rule 15Ga-1 under the Exchange Act on February 9, 2021. CREFI’s Central Index Key is 0001701238. With respect to the period from and including April 1, 2018 to and including March 31, 2021, CREFI has no demand, repurchase or replacement history to report as required by Rule 15Ga-1 under the Exchange Act with respect to repurchase or replacement requests in connection with breaches of representations and warranties made by it as a sponsor of commercial mortgage securitizations.

Retained Interests in This Securitization

Neither CREFI nor any of its affiliates will retain any Certificates issued by the Issuing Entity or any other economic interest in this securitization as of the Closing Date, except that CREFI (or a “majority-owned affiliate” (as defined in Regulation RR) thereof) will retain approximately $21,659,627 initial Certificate Balance of the Class VRR Certificates (i.e., the CREFI VRR Interest Portion) as described under “Credit Risk Retention”, and an affiliate of CREFI is expected to purchase the Class R Certificates. However, CREFI and/or its affiliates may own in the future, certain additional Classes of Certificates. Any such party will have the right to dispose of any such Certificates (other than the CREFI VRR Interest Portion) at any time. CREFI or a “majority-owned affiliate” (as defined in Regulation RR) thereof will be required to retain the CREFI VRR Interest Portion as and to the extent described under “Credit Risk Retention”.

The information set forth under “—Citi Real Estate Funding Inc.” has been provided by CREFI.

German American Capital Corporation

General

German American Capital Corporation, a Maryland corporation (“GACC”), is a sponsor and a mortgage loan seller in this securitization transaction. DBR Investments Co. Limited, an Exempted Company incorporated in the Cayman Islands (“DBRI”), an affiliate of GACC, originated or co-originated (either directly or, in some cases, through table funding arrangements) or acquired (in the case of the O’Reilly Auto Parts Portfolio Mortgage Loan (3.7%) and the Greenpoint Portfolio Mortgage Loan (0.6%), which were originated by Ladder Capital Finance LLC and acquired by DBRI (the “DBRI Acquired Mortgage Loans”)) all of the GACC Mortgage Loans.

GACC is a wholly-owned subsidiary of Deutsche Bank Americas Holding Corp., which in turn is a wholly-owned subsidiary of Deutsche Bank AG, a German corporation. GACC is an affiliate of (i) DBRI, an originator and (ii) Deutsche Bank Securities Inc., an underwriter. The principal offices of GACC are located at 60 Wall Street, New York, New York 10005. DBRI will sell its interests in the GACC Mortgage Loans to GACC on or prior to the Closing Date.

Deutsche Bank AG (together with certain affiliates, “Deutsche Bank”) filed a Form 6-K with the SEC on December 23, 2016. The Form 6-K states that Deutsche Bank “has reached a settlement in principle with the Department of Justice in the United States (“DOJ”) regarding civil claims that the DOJ considered in connection with the bank’s issuance and underwriting of residential mortgage-backed securities (RMBS) and related securitization activities between 2005 and 2007. Under the terms of the settlement agreement, Deutsche Bank agreed to pay a civil monetary penalty of US dollar 3.1 billion and to provide US dollar 4.1 billion in consumer relief in the United States. The consumer relief is expected to be primarily in the form of loan modifications and other assistance to homeowners and borrowers, and other similar initiatives to be determined, and delivered over a period of at least five years.” On January 17, 2017, the DOJ issued a press release officially announcing a $7.2 billion settlement with Deutsche Bank “resolving federal civil claims that Deutsche Bank misled investors in the packaging, securitization, marketing, sale and issuance of residential mortgage-backed securities (RMBS) between 2006 and 2007. .. . The settlement requires Deutsche Bank to pay a $3.1 billion civil penalty under the Financial Institutions Reform, Recovery and Enforcement Act (FIRREA). Under the settlement, Deutsche Bank will also provide $4.1 billion in relief to underwater homeowners, distressed borrowers and affected communities.”

GACC’s Securitization Program

GACC has been engaged as an originator and/or seller/contributor of loans into CMBS securitizations for more than ten years.

GACC has been a seller of loans into securitization programs including (i) the “COMM” program, in which its affiliate Deutsche Mortgage & Asset Receiving Corporation (“DMARC”) is the depositor, (ii) the “CD” program in which DMARC is the depositor on a rotating basis with Citigroup Commercial Mortgage Securities Inc., (iii) the “Benchmark” program in which DMARC is the depositor on a rotating basis with GS Mortgage Securities Corporation II, J.P. Morgan Chase Commercial Mortgage Securities Corp. and Citigroup Commercial Mortgage Securities Inc., and (iv) programs where third party entities, including affiliates of General Electric Capital Corporation, Capmark Finance Inc. (formerly GMAC Commercial Mortgage Corporation) and others, have acted as depositors.

Under the COMM name, GACC has had two primary securitization programs, the “COMM FL” program, into which large floating rate commercial mortgage loans were securitized, and the “COMM Conduit/Fusion” program, into which both fixed rate conduit loans and large loans were securitized.

GACC acquires both fixed rate and floating rate commercial mortgage loans backed by a range of commercial real estate properties including office buildings, apartments, shopping malls, hotels, and industrial/warehouse properties. The total amount of loans securitized by GACC from October 1, 2010 through May 31, 2021 is approximately $90.369 billion.

GACC or its affiliates has purchased loans for securitization in the past and it may elect to purchase loans for securitization in the future. If GACC or such affiliates purchase loans for securitization, GACC or such affiliate will either reunderwrite the mortgage loans it purchases, or perform other procedures to ascertain the quality of such loans, which procedures will be subject to approval by credit risk management officers.

In coordination with Deutsche Bank Securities Inc. and other underwriters or initial purchasers, GACC works with NRSROs, other loan sellers, servicers and investors in structuring a securitization transaction to maximize the overall value and capital structure, taking into account numerous factors, including without limitation geographic and property type diversity and NRSRO criteria.

For the most part, GACC and its affiliates rely on independent rated third parties to service loans held pending sale or securitization. It maintains interim servicing agreements with large, institutional commercial mortgage loan servicers who are highly rated by the NRSROs. Periodic financial review and analysis, including monitoring of ratings, of each of the servicers with which GACC and its affiliates have servicing arrangements is conducted under the purview of loan underwriting personnel.

Pursuant to a Mortgage Loan Purchase Agreement, GACC will make certain representations and warranties, subject to certain exceptions set forth therein (and in Annex E-1B to this prospectus), to the depositor and will covenant to provide certain documents regarding the Mortgage Loans it is selling to the depositor (the “GACC Mortgage Loans”) and, in connection with certain breaches of such representations and warranties or certain defects with respect to such documents, which breaches or defects are determined to have a material adverse effect on the value of the subject GACC Mortgage Loans or such other standard as is described in the related Mortgage Loan Purchase Agreement, may have an obligation to repurchase such Mortgage Loan, cure the subject defect or breach, replace the subject Mortgage Loan with a Qualified Substitute Mortgage Loan or make a Loss of Value Payment, as the case may be. The depositor will assign certain of its rights under each Mortgage Loan Purchase Agreement to the issuing entity. In addition, GACC has agreed to indemnify the depositor, the underwriters and/or certain of their respective affiliates with respect to certain liabilities arising in connection with the issuance and sale of the certificates. See “The Pooling and Servicing Agreement—Assignment of the Mortgage Loans”.

Review of GACC Mortgage Loans

Overview. GACC, in its capacity as a Sponsor and the mortgage loan seller of the GACC Mortgage Loans, has conducted a review of the GACC Mortgage Loans in connection with the securitization described in this prospectus. GACC determined the nature, extent and timing of the review and the level of assistance provided by any third parties. The review of the GACC Mortgage Loans was performed by a deal team comprised of real estate and securitization professionals who are employees of one or more of GACC’s affiliates (the “GACC Deal Team”). The review procedures described below were employed with respect to all of the GACC Mortgage Loans, except that certain review procedures only were relevant to the large loan disclosures in this prospectus, as further described below. No sampling procedures were used in the review process.

Data Tape. To prepare for securitization, members of the GACC Deal Team created a data tape (the “GACC Data Tape”) containing detailed loan-level and property-level information regarding each GACC Mortgage Loan. The GACC Data Tape was compiled from, among other sources, the related Mortgage Loan documents, appraisals, environmental reports, seismic reports, property condition reports, zoning reports, insurance policies, borrower supplied information (including, but not limited to, rent rolls, leases, operating statements and budgets) and information collected by DBRI during the underwriting process. After origination of each GACC Mortgage Loan, the GACC Deal Team updated the information in the GACC Data Tape with respect to the GACC Mortgage Loan based on updates provided by the related loan servicer relating to loan payment status and escrows, updated operating statements, rent rolls and leasing activity, and information otherwise brought to the attention of the GACC Deal Team. The GACC Data Tape was used by the GACC Deal Team to provide the numerical information regarding the GACC Mortgage Loans in this prospectus.

Data Comparison and Recalculation. GACC engaged a third party accounting firm to perform certain data comparison and recalculation procedures designed by GACC relating to information in this prospectus regarding the GACC Mortgage Loans. These procedures included:

●	comparing the information in the GACC Data Tape against various source documents provided by GACC that are described above under “—Data Tape”;

●	comparing numerical information regarding the GACC Mortgage Loans and the related Mortgaged Properties disclosed in this prospectus against the GACC Data Tape; and

●	recalculating certain percentages, ratios and other formulae relating to the GACC Mortgage Loans disclosed in this prospectus.

Legal Review. GACC engaged various law firms to conduct certain legal reviews of the GACC Mortgage Loans for disclosure in this prospectus. In anticipation of securitization of each GACC Mortgage Loan originated by DBRI, origination counsel prepared a loan summary that sets forth salient loan terms and summarizes material deviations from GACC’s standard form loan documents. In addition, origination counsel for each GACC Mortgage Loan reviewed GACC’s representations and warranties set forth on Annex E-1A to this prospectus and, if applicable, identified exceptions to those representations and warranties set forth on Annex E-1B.

Securitization counsel was also engaged to assist in the review of the GACC Mortgage Loans. Such assistance included, among other things, (i) a review of sections of the loan documents with respect to certain of the GACC Mortgage Loans that deviate materially from GACC’s standard form document, (ii) a review of the loan summaries referred to above relating to the GACC Mortgage Loans prepared by origination counsel, and (iii) a review of a due diligence questionnaire completed by the origination counsel. Securitization counsel also reviewed the property release provisions (other than the partial defeasance provisions), if any, for each GACC Mortgage Loan with multiple Mortgaged Properties or, to the extent identified by origination counsel, for each GACC Mortgage Loan with permitted outparcel releases or similar releases for compliance with the REMIC provisions of the Code.

GACC prepared, and reviewed with origination counsel and/or securitization counsel, the loan summaries for those of the GACC Mortgage Loans included in the 10 largest Mortgage Loans in the mortgage pool, and the abbreviated loan summaries for those of the GACC Mortgage Loans included in the next 5 largest Mortgage Loans in the mortgage pool, which loan summaries and abbreviated loan summaries are incorporated in Annex B.

Other Review Procedures. With respect to any pending litigation that existed at the origination of any GACC Mortgage Loan, GACC requested updates from the related borrower, origination counsel and/or borrower’s litigation counsel. In connection with the origination of each GACC Mortgage Loan, GACC, together with origination counsel, conducted a search with respect to each borrower under the related GACC Mortgage Loan to determine whether it filed for bankruptcy. If GACC became aware of a significant natural disaster in the vicinity of any Mortgaged Property securing a GACC Mortgage Loan, GACC obtained information on the status of the Mortgaged Property from the related borrower to confirm no material damage to the Mortgaged Property.

With respect to the GACC Mortgage Loans originated by DBRI, the GACC Deal Team also consulted with the applicable GACC Mortgage Loan origination team to confirm that the GACC Mortgage Loans were originated in compliance with the origination and underwriting criteria described below under “—DBRI’s Underwriting Guidelines and Processes”, as well as to identify any material deviations from those origination and underwriting criteria. See “—Exceptions” below.

Findings and Conclusions. Based on the foregoing review procedures, GACC determined that the disclosure regarding the GACC Mortgage Loans in this prospectus is accurate in all material respects. GACC also determined that the GACC Mortgage Loans were originated (or acquired and reunderwritten) in accordance with DBRI’s origination procedures and underwriting criteria, except as described below under “—Exceptions”. GACC attributes to itself all findings and conclusions resulting from the foregoing review procedures.

DBRI’s Underwriting Guidelines and Processes

General. DBRI is an originator and is affiliated with GACC and with Deutsche Bank Securities Inc., one of the underwriters. DBRI is referred to as the “DB Originator” in this prospectus. The DB Originator originates loans located in the United States that are secured by retail, multifamily, office, hotel and industrial/warehouse properties. All of the mortgage loans originated by the DB Originator generally are originated in accordance with the underwriting criteria described below. The DBRI Acquired Mortgage Loans, while originated by Ladder Capital Finance LLC, were reunderwritten by GACC in accordance with the underwriting criteria described under this section, subject to any exceptions, if any, identified under “—Exceptions”. However, each lending situation is unique, and the facts and circumstance surrounding the mortgage loan, such as the quality and location of the real estate, the sponsorship of the borrower and the tenancy of the property, will impact the extent to which the general guidelines below are applied to a specific loan. This underwriting criteria is general, and we cannot assure you that every mortgage loan will conform in all respects with the guidelines.

Loan Analysis. In connection with the origination of mortgage loans, the DB Originator conducts an extensive review of the related mortgaged property, including an analysis of the appraisal, environmental report, property operating statements, financial data, rent rolls, sales where applicable and related information or statements of occupancy rates provided by the borrower and, with respect to the mortgage loans secured by retail and office properties, certain major tenant leases and the tenant’s credit. Generally, borrowers are required to be single purpose entities which do not have a credit history; therefore, the financial strength and character of certain of the borrower’s key principals are examined prior to approval of the mortgage loan through a review of available financial statements and public records searches. A member of the DB Originator’s underwriting or due diligence team, or a consultant or other designee, visits the mortgaged property for a site inspection to confirm the occupancy rates of the mortgaged property, and analyzes the mortgaged property’s sub-market and the utility of the mortgaged property within the sub-market. Unless otherwise specified in this prospectus, all financial, occupancy and other information contained in this prospectus is based on such information and we cannot assure you that such financial, occupancy and other information remains accurate.

Cash Flow Analysis. The DB Originator reviews, among other things, historical operating statements, rent rolls, tenant leases and/or budgeted income and expense statements provided by the borrower and makes adjustments in order to determine a debt service coverage ratio, including taking into account the benefits of any governmental assistance programs. See “Description of the Mortgage Pool—Additional Mortgage Loan Information” in this prospectus.

Debt Service Coverage Ratio and Loan-to-Value Ratio. The underwriting includes a calculation of the debt service coverage ratio and the loan-to-value ratio in connection with the origination of each loan.

The debt service coverage ratio will generally be calculated based on the ratio of the underwritten net cash flow from the property in question as determined by the DB Originator and payments on the loan based on actual principal and/or interest due on the loan. However, underwritten net cash flow is often a highly subjective number based on a variety of assumptions regarding, and adjustments to, revenues and expenses with respect to the related real property collateral. For example, when calculating the debt service coverage ratio for a multifamily or commercial mortgage loan, annual net cash flow that was calculated based on assumptions regarding projected future rental income, expenses and/or occupancy may be utilized. We cannot assure you that the foregoing assumptions made with respect to any prospective multifamily or commercial mortgage loan will, in fact, be consistent with actual property performance. For specific discussions on the particular assumptions and adjustments, see “Description of the Mortgage Pool” and Annex A and Annex C to this prospectus. The loan-to-value ratio, in general, is the ratio, expressed as a percentage, of the then-outstanding principal balance of the mortgage loan divided by the estimated value of the related property based on an appraisal obtained in accordance with the guidelines described under “—Appraisal and Loan-to-Value Ratio” below. In addition, with respect to certain mortgage loans, there may exist subordinate mortgage debt or mezzanine debt. Such mortgage loans will have a lower combined debt service coverage ratio and/or a higher combined loan-to-value ratio when such subordinate or mezzanine debt is taken into account. Additionally, certain mortgage loans may provide for interest only payments prior to maturity, or for an interest-only period during a portion of the term of the mortgage loan.

Appraisal and Loan-to-Value Ratio. For each Mortgaged Property, the DB Originator obtains (or, in connection with the DB Originator’s acquisition and reunderwriting of a mortgage loan, the related originator obtains and the DB Originator relies upon) a current (within 6 months of the origination date of the mortgage loan) comprehensive narrative appraisal conforming to the requirements of the Financial Institutions Reform, Recovery, and Enforcement Act of 1989 (“FIRREA”) and Uniform Standards of Professional Appraisal Practice of the Appraisal Foundation. The appraisal is based on the “as-is” market value of the Mortgaged Property as of the date of value in its then-current condition, and in accordance with the Mortgaged Property’s highest and best use as determined within the appraisal. In certain cases, the DB Originator may also obtain prospective or hypothetical values on an “as-stabilized”, “as complete” and/or “hypothetical as is” basis, reflecting stipulated assumptions including, but not limited to, leasing, occupancy, income normalization, construction, renovation, restoration and/or repairs at the Mortgaged Property. The DB Originator then determines the loan-to-value ratio of the mortgage loan for origination or, if applicable, in connection with its acquisition of the mortgage loan, in each case based on the value and effective value dates set forth in the appraisal. In connection with DB Originator’s acquisition and reunderwriting of a mortgage loan, the DB Originator relies upon the appraisal(s) obtained by the related originator. Such appraisal(s) may reflect a value for a particular Mortgaged Property that varies from an opinion of value of the DB Originator. The information in this prospectus regarding such acquired mortgage loans, including, but not limited to, appraised values and loan-to-value ratios, reflects the information contained in such originator’s appraisal. We cannot assure you that the information set forth in this prospectus regarding the appraised values or loan-to-value ratios of such acquired mortgage loans would not be different if the DB Originator had originated such mortgage loans. See “Risk Factors—Risks Relating to the Mortgage Loans—Appraisals May Not Reflect Current or Future Market Value of Each Property” in this prospectus.

Evaluation of Borrower. The DB Originator evaluates the borrower and its principals with respect to credit history and prior experience as an owner and operator of commercial real estate properties. The evaluation will generally include obtaining and reviewing a credit report or other reliable indication of the borrower’s financial capacity; obtaining and verifying credit references and/or business and trade references; and obtaining and reviewing certifications provided by the borrower as to prior real estate experience and current contingent liabilities. Finally, although the mortgage loans generally are non-recourse in nature, in the case of certain mortgage loans, the borrower and certain principals of the borrower may be required to assume legal responsibility for liabilities as a result of, among other things, fraud, misrepresentation, misappropriation or conversion of funds and breach of environmental or hazardous materials requirements. The DB Originator evaluates the financial capacity of the borrower and such principals to meet any obligations that may arise with respect to such liabilities.

Environmental Site Assessment. Prior to origination, the DB Originator either (i) obtains or updates (or, in connection with the DB Originator’s acquisition and reunderwriting of a mortgage loan, the related originator obtains or updates and the DB Originator relies upon) an environmental site assessment (“ESA”) for a Mortgaged Property prepared by a qualified environmental firm or (ii) obtains (or, in connection with the DB Originator’s acquisition and reunderwriting of a mortgage loan, the related originator obtains or updates and the DB Originator relies upon) an environmental insurance policy for a Mortgaged Property. If an ESA is obtained or updated, the DB Originator reviews the ESA to verify the absence of reported violations of applicable laws and regulations relating to environmental protection and hazardous materials or other material adverse environmental condition or circumstance. In cases in which the ESA identifies conditions that would require cleanup, remedial action or any other response estimated to cost in excess of 5% of the outstanding principal balance of the mortgage loan, the DB Originator either (i) determines that another party with sufficient assets is responsible for taking remedial actions directed by an applicable regulatory authority or (ii) requires the borrower to do one of the following: (A) carry out satisfactory remediation activities or other responses prior to the origination of the mortgage loan, (B) establish an operations and maintenance plan, (C) place sufficient funds in escrow or establish a letter of credit at the time of origination of the mortgage loan to complete such remediation within a specified period of time, (D) obtain an environmental insurance policy for the Mortgaged Property, (E) provide or obtain an indemnity agreement or a guaranty with respect to such condition or circumstance, or (F) receive appropriate assurances that significant remediation activities or other significant responses are not necessary or required.

Certain of the mortgage loans may also have environmental insurance policies. See “Description of the Mortgage Pool—Insurance Considerations”.

Physical Assessment Report. Prior to origination, the DB Originator obtains (or, in connection with the DB Originator’s acquisition and reunderwriting of a mortgage loan, the related originator obtains and the DB Originator relies upon) a physical assessment report (“PAR”) for each Mortgaged Property prepared by a qualified structural engineering firm. The DB Originator reviews the PAR to verify that the property is reported to be in satisfactory physical condition, and to determine the anticipated costs of necessary repair, replacement and major maintenance or capital expenditure needs over the term of the mortgage loan. In cases in which the PAR identifies material repairs or replacements needed immediately, the DB Originator generally requires the borrower to carry out such repairs or replacements prior to the origination of the mortgage loan, or, in many cases, requires the borrower to place sufficient funds in escrow at the time of origination of the mortgage loan to complete such repairs or replacements within not more than twelve months. In certain instances, the DB Originator may waive such escrows but require the related borrower to complete such repairs within a stated period of time in the related mortgage loan documents.

Title Insurance Policy. The borrower is required to provide, and the DB Originator reviews, a title insurance policy for each Mortgaged Property. The title insurance policy must meet the following requirements: (a) the policy must be written by a title insurer licensed to do business in the jurisdiction where the Mortgaged Property is located; (b) the policy must be in an amount equal to the original principal balance of the mortgage loan; (c) the protection and benefits must run to the mortgagee and its successors and assigns; (d) the policy should be written on a standard policy form of the American Land Title Association or equivalent policy promulgated in the jurisdiction where the Mortgaged Property is located; and (e) the legal description of the Mortgaged Property in the title policy must conform to that shown on the survey of the Mortgaged Property, where a survey has been required.

Property Insurance. The borrower is required to provide, and the DB Originator reviews, certificates of required insurance with respect to the Mortgaged Property. Such insurance may include: (1) commercial general liability insurance for bodily injury or death and property damage; (2) a fire and extended perils insurance policy providing “special” form coverage including coverage against loss or damage by fire, lightning, explosion, smoke, windstorm and hail, riot or strike and civil commotion; (3) if applicable, boiler and machinery coverage; (4) if the Mortgaged Property is located in a flood hazard area, flood insurance; and (5) such other coverage as the DB Originator may require based on the specific characteristics of the Mortgaged Property.

Seismic Report. A seismic report is required for all properties located in seismic zones 3 or 4.

Zoning and Building Code Compliance. In connection with the origination of a multifamily or commercial mortgage loan, the originator will examine whether the use and occupancy of the related real property collateral is in material compliance with zoning, land-use, building rules, regulations and orders then applicable to that property. Evidence of this compliance may be in the form of one or more of the following: a zoning report, legal opinions, surveys, recorded documents, temporary or permanent certificates of occupancy, letters from government officials or agencies, title insurance endorsements, engineering or consulting reports and/or representations by the related borrower.

Escrow Requirements. The DB Originator may require borrowers to fund various escrows for taxes, insurance, capital expenses and replacement reserves, which reserves in many instances will be limited to certain capped amounts. In addition, the DB Originator may identify certain risks that warrant additional escrows or holdbacks for items such as leasing-related matters, deferred maintenance, environmental remediation or unfunded obligations, which escrows or holdbacks would be released upon satisfaction of the applicable conditions. Springing escrows may also be structured for identified risks such as specific rollover exposure, to be triggered upon the non-renewal of one or more key tenants. Escrows are evaluated on a case-by-case basis and are not required for all commercial mortgage loans originated by the DB Originator. The typical required escrows for mortgage loans originated by the DB Originator are as follows:

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Taxes – An initial deposit and monthly escrow deposits equal to approximately 1/12th of the estimated annual property taxes (based on the most recent property assessment and the current millage rate) are required to provide the DB Originator with sufficient funds to satisfy all taxes and assessments. The DB Originator may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the Mortgaged Property is a single tenant property (or substantially leased to single tenant) and the tenant pays taxes directly (or the DB Originator may waive the escrow for a portion of the Mortgaged Property which is leased to a tenant that pays taxes for its portion of the Mortgaged Property directly); or (ii) any Escrow/Reserve Mitigating Circumstances.

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Insurance – An initial deposit and monthly escrow deposits equal to approximately 1/12th of the estimated annual property insurance premium are required to provide the DB Originator with sufficient funds to pay all insurance premiums. The DB Originator may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the borrower maintains a blanket insurance policy; (ii) the Mortgaged Property is a single tenant property (or substantially leased to single tenant) and the tenant maintains the property insurance or self-insures (or may waive the escrow for a portion of the Mortgaged Property which is leased to a tenant that maintains property insurance for its portion of the Mortgaged Property or self-insures); or (iii) any Escrow/Reserve Mitigating Circumstances.

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Replacement Reserves – Replacement reserves are generally calculated in accordance with the expected useful life of the components of the property during the term of the mortgage loan. Annual replacement reserves are generally underwritten to the suggested replacement reserve amount from an independent, third-party property condition or engineering report, or to certain minimum requirements by property type. The DB Originator may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the Mortgaged Property is a single tenant property (or substantially leased to single tenant) and the tenant repairs and maintains the Mortgaged Property (or may waive the escrow for a portion of the Mortgaged Property which is leased to a tenant that repairs and maintains its portion of the Mortgaged Property); or (ii) any Escrow/Reserve Mitigating Circumstances.

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Tenant Improvement/Lease Commissions – A tenant improvement/leasing commission reserve may be required to be funded either at loan origination and/or during the related mortgage loan term and/or springing upon certain tenant events to cover certain anticipated leasing commissions, free rent periods or tenant improvement costs which might be associated with re-leasing the space occupied by such tenants. The DB Originator may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the Mortgaged Property is a single tenant property (or substantially leased to single tenant), with a lease that extends beyond the loan term; or (ii) any Escrow/Reserve Mitigating Circumstances.

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Deferred Maintenance – A deferred maintenance reserve may be required to be funded at loan origination in an amount equal to 100% to 125% of the estimated cost of material immediate repairs or replacements identified in the property condition or engineering report. The DB Originator may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the sponsor of the borrower delivers a guarantee to complete the immediate repairs; (ii) the deferred maintenance items do not materially impact the function, performance or value of the property; (iii) the deferred maintenance cost does not exceed $50,000; (iv) the Mortgaged Property is a single tenant property (or substantially leased to single tenant), and the tenant is responsible for the repairs; or (v) any Escrow/Reserve Mitigating Circumstances.

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Environmental Remediation – An environmental remediation reserve may be required at loan origination in an amount equal to 100% to 125% of the estimated remediation cost identified in the environmental report. The DB Originator may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the sponsor of the borrower delivers a guarantee agreeing to complete the remediation; (ii) environmental insurance is in place or obtained; or (iii) any Escrow/Reserve Mitigating Circumstances.

The DB Originator may determine that establishing any of the foregoing escrows or reserves is not warranted in one or more of the following instances (collectively, the “Escrow/Reserve Mitigating Circumstances”): (i) the amounts involved are de minimis, (ii) the DB Originator’s evaluation of the ability of the Mortgaged Property, the borrower or a holder of direct or indirect ownership interests in the borrower to bear the subject expense or cost absent creation of an escrow or reserve, (iii) based on the Mortgaged Property maintaining a specified debt service coverage ratio, (iv) the DB Originator has structured springing escrows that arise for identified risks, (v) the DB Originator has an alternative to a cash escrow or reserve, such as a letter of credit or a guarantee from the borrower or an affiliate of the borrower; (vi) the DB Originator believes there are credit positive characteristics of the borrower, the sponsor of the borrower and/or the Mortgaged Property that would offset the need for the escrow or reserve; or (vii) the reserves are being collected and held by a third party, such as a management company, a franchisor, or an association.

Notwithstanding the foregoing discussion under this caption “—DBRI’s Underwriting Guidelines and Processes”, one or more of the mortgage loans contributed to this securitization by GACC may vary from, or may not comply with, the DB Originator’s underwriting guidelines described above. In addition, in the case of one or more of the mortgage loans contributed to this securitization by GACC, the DB Originator may not have strictly applied these underwriting guidelines as the result of a case-by-case permitted exception based upon other compensating or mitigating factors.

Exceptions

Disclosed above are the DB Originator’s general underwriting guidelines with respect to the GACC Mortgage Loans. One or more GACC Mortgage Loans may vary from the specific DB Originator underwriting guidelines described above when additional credit positive characteristics are present as discussed above. In addition, in the case of one or more GACC Mortgage Loans, the DB Originator may not have applied each of the specific underwriting guidelines described above as the result of case-by-case permitted flexibility based upon other compensating factors. In certain cases set forth below, the DB Originator made exceptions and the underwriting of a particular GACC Mortgage Loan did not comply with all aspects of the disclosed criteria.

The GACC Mortgage Loans were originated in accordance with the underwriting standards set forth above.

Compliance with Rule 15Ga-1 under the Exchange Act

GACC most recently filed a Form ABS-15G with the Securities and Exchange Commission (the “SEC”) pursuant to Rule 15Ga-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on February 16, 2021. GACC’s “Central Index Key” number is 0001541294. With respect to the period from and including April 1, 2018 to and including March 31, 2021, GACC did not have any activity to report as required by Rule 15Ga-1 under the Exchange Act with respect to repurchase or replacement requests in connection with breaches of representations and warranties made by it as a sponsor of commercial mortgage securitizations.

Retained Interests in This Securitization

Neither GACC nor any of its affiliates will retain any Certificates issued by the Issuing Entity or any other economic interest in this securitization as of the Closing Date. However, GACC and/or its affiliates may retain on the Closing Date or own in the future certain additional Classes of Certificates. Any such party will have the right to dispose of any such additional Certificates at any time.

The information set forth under “—German American Capital Corporation” has been provided by GACC.

Goldman Sachs Mortgage Company

General

Goldman Sachs Mortgage Company (“GSMC”) is a New York limited partnership, is a sponsor and a mortgage loan seller. The respective Mortgage Loans or portions thereof that GSMC is selling to the depositor in this securitization transaction are collectively referred to in this prospectus as the “GSMC Mortgage Loans”.

GSMC was formed in 1984. Its general partner is Goldman Sachs Real Estate Funding Corp. and its limited partner is Goldman Sachs Bank USA (“GS Bank”). GSMC’s executive offices are located at 200 West Street, New York, New York 10282, telephone number (212) 902-1000. GSMC is an initial Risk Retention Consultation Party and an affiliate of GS Bank, an originator and an Uncertificated VRR Interest Owner, and Goldman Sachs & Co. LLC, an underwriter.

GS Bank is the originator (or co-originator) of all of the GSMC Mortgage Loans.

Neither GSMC nor any of its affiliates will insure or guarantee distributions on the certificates. The Certificateholders will have no rights or remedies against GSMC for any losses or other claims in connection with the certificates or the Mortgage Loans except in respect of the repurchase and substitution obligations for material document defects or the material breaches of representations and warranties made by GSMC in the related MLPA as described under “Description of the Mortgage Loan Purchase Agreements”.

GSMC’s Commercial Mortgage Securitization Program

As a sponsor, GSMC originates and acquires fixed and floating rate commercial mortgage loans and either by itself or together with other sponsors or mortgage loan sellers, organizes and initiates the public and/or private securitization of such commercial mortgage loans by transferring the commercial mortgage loans to a securitization depositor, including GS Mortgage Securities Corporation II or another entity that acts in a similar capacity. In coordination with its affiliates, Goldman Sachs Commercial Mortgage Capital, L.P., GS Bank and other unaffiliated underwriters, GSMC works with rating agencies, investors, unaffiliated mortgage loan sellers and servicers in structuring the securitization transaction.

From the beginning of its participation in commercial mortgage securitization programs in 1996 through December 31, 2020, GSMC originated or acquired approximately 3,115 fixed and floating rate commercial and multifamily mortgage loans with an aggregate original principal balance of approximately $140.1 billion. As of December 31, 2020, GSMC had acted as a sponsor and mortgage loan seller on approximately 234 fixed and floating-rate commercial mortgage-backed securitization transactions. GSMC securitized approximately $2.165 billion, $4.636 billion, $6.586 billion, $5.098 billion, $6.284 billion, $6.972 billion, $11.730 billion, $8.548 billion, $9.960 billion and $6.823 billion of commercial mortgage loans in public and private offerings in calendar years 2011, 2012, 2013, 2014, 2015, 2016, 2017, 2018, 2019 and 2020, respectively.

Review of GSMC Mortgage Loans

Overview. GSMC, in its capacity as the sponsor of the GSMC Mortgage Loans, has conducted a review of the GSMC Mortgage Loans in connection with the securitization described in this prospectus. The review of the GSMC Mortgage Loans was performed by a deal team comprised of real estate and securitization professionals who are employees of one or more of GSMC’s affiliates (the “GSMC Deal Team”). The review procedures described below were employed with respect to all of the GSMC Mortgage Loans, except that certain review procedures only were relevant to the large loan disclosures in this prospectus, as further described below. No sampling procedures were used in the review process.

Database. To prepare for securitization, members of the GSMC Deal Team created a database of loan-level and property-level information relating to each GSMC Mortgage Loan. The database was compiled from, among other sources, the related Mortgage Loan documents, third party reports, zoning reports, insurance policies, borrower supplied information (including, but not limited to, rent rolls, leases, operating statements and budgets) and information collected by the Goldman Originator during the underwriting process. After origination of each GSMC Mortgage Loan, the GSMC Deal Team updated the information in the database with respect to the GSMC Mortgage Loan based on updates provided by the related servicer relating to loan payment status and escrows, updated operating statements, rent rolls and leasing activity, and information otherwise brought to the attention of the GSMC Deal Team.

A data tape (the “GSMC Data Tape”) containing detailed information regarding each GSMC Mortgage Loan was created from the information in the database referred to in the prior paragraph. The GSMC Data Tape was used by the GSMC Deal Team to provide certain numerical information regarding the GSMC Mortgage Loans in this prospectus.

With respect to the Burlingame Point Loan Combination, which was co-originated by GS Bank, DBRI and JPMCB, portions of which are being sold by GSMC, GACC and JPMCB, the GSMC Data Tape was used to provide the numerical information regarding the related Mortgage Loan in this prospectus.

Data Comparison and Recalculation. GSMC engaged a third party accounting firm to perform certain data comparison and recalculation procedures designed by GSMC, relating to information in this prospectus regarding the GSMC Mortgage Loans. These procedures included:

●	comparing certain information in the GSMC Data Tape against various source documents provided by GSMC that are described above under “—Database”;

●	comparing numerical information regarding the GSMC Mortgage Loans and the related Mortgaged Properties disclosed in this prospectus against the GSMC Data Tape; and

●	recalculating certain percentages, ratios and other formulae relating to the GSMC Mortgage Loans disclosed in this prospectus.

Legal Review. GSMC engaged various law firms to conduct certain legal reviews of the GSMC Mortgage Loans for disclosure in this prospectus. In anticipation of the securitization of each GSMC Mortgage Loan, origination counsel prepared a loan and property summary that sets forth salient loan terms and summarizes material deviations from GSMC’s standard form loan documents. In addition, origination counsel for each GSMC Mortgage Loan reviewed GSMC’s representations and warranties set forth on Annex E-2A to this prospectus and, if applicable, identified exceptions to those representations and warranties.

Securitization counsel was also engaged to assist in the review of the GSMC Mortgage Loans. Such assistance included, among other things, (i) a review of sections of the loan agreement relating to certain GSMC Mortgage Loans marked against the standard form document, (ii) a review of the loan and property summaries referred to above relating to the GSMC Mortgage Loans prepared by origination counsel and (iii) a review of a due diligence questionnaire completed by the GSMC Deal Team. Securitization counsel also reviewed the property release provisions, if any, for each GSMC Mortgage Loan with multiple Mortgaged Properties for compliance with the REMIC provisions. In addition, for each GSMC Mortgage Loan originated by GSMC or its affiliates, GSMC prepared and delivered to its securitization counsel for review an asset summary, which summary includes important loan terms and certain property level information obtained during the origination process.

Based on their respective reviews of pertinent sections of the related Mortgage Loan documents, origination counsel or securitization counsel also assisted in the preparation of the Mortgage Loan summaries of those of the GSMC Mortgage Loans included in the ten largest Mortgage Loans in the Mortgage Pool, and the abbreviated Mortgage Loan summaries for those of the GSMC Mortgage Loans included in the next five largest Mortgage Loans in the Mortgage Pool, which summaries are incorporated on “Annex B—Significant Loan Summaries”. The applicable borrowers and borrowers’ counsel reviewed these GSMC Mortgage Loan summaries as well.

Other Review Procedures. With respect to any pending litigation that existed at the origination of any GSMC Mortgage Loan, GSMC requested updates from the related borrower, origination counsel and/or borrower’s litigation counsel. GSMC conducted a search with respect to each borrower under a GSMC Mortgage Loan to determine whether it filed for bankruptcy after origination of the GSMC Mortgage Loan. If GSMC became aware of a significant natural disaster in the vicinity of any Mortgaged Property securing a GSMC Mortgage Loan, GSMC obtained information on the status of the Mortgaged Property from the related borrower to confirm no material damage to the Mortgaged Property.

The GSMC Deal Team also consulted with the Goldman Originator to confirm that the GSMC Mortgage Loans were originated in compliance with the origination and underwriting criteria described below under “—Goldman Originator’s Underwriting Guidelines and Processes”, as well as to identify any material deviations from those origination and underwriting criteria. See “—Goldman Originator’s Underwriting Guidelines and Processes—Exceptions to Goldman Originator’s Disclosed Underwriting Guidelines” below.

Findings and Conclusions. Based on the foregoing review procedures, GSMC determined that the disclosure regarding the GSMC Mortgage Loans in this prospectus is accurate in all material respects. GSMC also determined that the GSMC Mortgage Loans were originated or acquired in accordance with GSMC’s origination procedures and underwriting criteria except as described under “—Goldman Originator’s Underwriting Guidelines and Processes—Exceptions to Goldman Originator’s Disclosed Underwriting Guidelines” below. GSMC attributes to itself all findings and conclusions resulting from the foregoing review procedures.

The Goldman Originator

GS Bank, an originator, is affiliated with GSMC, one of the sponsors, and Goldman Sachs & Co. LLC, one of the underwriters. GS Bank is referred to as the “Goldman Originator” in this prospectus.

The primary business of the Goldman Originator is the underwriting and origination, either by itself or together with another originator, of mortgage loans secured by commercial or multifamily properties. The commercial mortgage loans originated by the Goldman Originator include both fixed and floating rate commercial mortgage loans and such commercial mortgage loans are often included in both public and private securitizations. Many of the commercial mortgage loans originated by GS Bank are acquired by GSMC and sold to securitizations in which GSMC acts as sponsor and/or loan seller.

Fixed Rate Commercial Mortgage Loans(1)

Year	Total Goldman Originator Fixed Rate Loans Originated (approximate)	Total Goldman Originator Fixed Rate Loans Securitized (approximate)
2020	$2.7 billion	$3.7 billion
2019	$6.0 billion	$5.3 billion
2018	$3.1 billion	$2.6 billion
2017	$7.3 billion	$7.7 billion
2016	$6.1 billion	$5.2 billion
2015	$6.2 billion	$6.0 billion
2014	$2.9 billion	$3.1 billion
2013	$5.0 billion	$5.3 billion
2012	$5.6 billion	$4.6 billion
2011	$2.3 billion	$2.2 billion
2010	$1.6 billion	$1.1 billion
2009	$400 million	$400 million

(1)	Represents origination for the Goldman Originator and affiliates of the Goldman Originator originating commercial mortgage loans.

Floating Rate Commercial Mortgage Loans(1)

Year	Total Goldman Originator Floating Rate Loans Originated (approximate)	Total Goldman Originator Floating Rate Loans Securitized (approximate)
2020	$4.8 billion	$3.1 billion
2019	$6.4 billion	$4.7 billion
2018	$8.1 billion	$5.9 billion
2017	$5.6 billion	$4.0 million
2016	$2.3 billion	$1.6 million
2015	$2.0 billion	$261.0 million
2014	$3.2 billion	$2.0 billion
2013	$777 million	$1.3 billion
2012	$1.9 billion	$0
2011	$140 million	$0
2010	$0	$0
2009	$40 million	$0

(1)	Represents origination for the Goldman Originator and affiliates of the Goldman Originator originating commercial mortgage loans.

Goldman Originator’s Underwriting Guidelines and Processes

The Goldman Originator’s commercial mortgage loans are primarily originated in accordance with the origination procedures and underwriting criteria described below. However, variations from these procedures and criteria may occur as a result of various conditions including each loan’s specific terms, the quality or location of the underlying real estate, the property’s tenancy profile, the background or financial strength of the borrower/sponsor, or any other pertinent information deemed material by the Goldman Originator. Therefore, this general description of the Goldman Originator’s origination procedures and underwriting criteria is not intended as a representation that every commercial mortgage loan originated by it complies entirely with all procedures and criteria set forth below. For important information about the circumstances that have affected the underwriting of a GSMC Mortgage Loan in the mortgage pool, see “—Exceptions to Goldman Originator’s Disclosed Underwriting Guidelines” below and “Annex E-2B—Exceptions to Sponsor Representations and Warranties (GSMC)”.

The underwriting process for each mortgage loan originated by the Goldman Originator is performed by an origination team comprised of real estate professionals which typically includes an originator, analyst, loan officer and commercial closer. This team conducts a review of the related mortgaged property, which typically includes an examination of historical operating statements (if available), rent rolls, certain tenant leases, current and historical real estate tax information, insurance policies and/or schedules, and third party reports pertaining to appraisal/valuation, zoning, environmental status and physical condition/seismic/engineering. In certain cases, the Goldman Originator may engage an independent third party due diligence provider, pursuant to a program of specified procedures, to assist in the underwriting and preparation of analyses required by such procedures, subject to the oversight and ultimate review and approval by the Goldman Originator origination team.

A member of the Goldman Originator origination team performs or engages a third party to perform an inspection of the property in order to assess the physical quality of the collateral, confirm tenancy, and determine visibility and accessibility of the property as well as proximity to major thoroughfares, transportation centers, employment sources, retail areas, educational facilities and recreational areas. Such site inspections are also generally used to assess the submarket in which the property is located and to evaluate the property’s competitiveness within its market.

The Goldman Originator origination team also performs a review of the financial status, credit history and background of the borrower and certain key principals of the borrower. Among the items generally reviewed are financial statements, independent credit reports, criminal/background investigations, and specific searches in select jurisdictions for judgments, liens, bankruptcy and pending litigation.

After the compilation and review of all documentation and other relevant considerations, the origination team finalizes its underwriting analysis of the property’s cash flow in accordance with the property specific cash flow underwriting guidelines of the Goldman Originator. Determinations are also made regarding the implementation of appropriate loan terms to structure around risks, resulting in features such as ongoing escrows or up front reserves, letters of credit, lockboxes/cash management agreements or guarantees. A complete credit committee package is prepared to summarize all of the above referenced information.

All commercial mortgage loans must be presented to one or more credit committees which consist of senior real estate professionals, among others. After a review of the credit committee package and a discussion of the loan, the committee may approve the loan as recommended or request additional due diligence, modify the terms, or reject the loan entirely.

The Goldman Originator’s underwriting guidelines generally require that a mortgage loan have, at origination, a minimum underwritten debt service coverage ratio of 1.20x for multifamily properties, 1.40x for hospitality properties and 1.25x for all other property types and maximum loan-to-value ratio of 80% for multifamily properties and 75% for all other property types. However, these thresholds are guidelines and exceptions may be made on the merits of each individual loan taking into account such factors as reserves, letters of credit and/ or guarantees, the Goldman Originator’s judgment of the property and/or market performance in the future.

Certain properties may also be encumbered by, or otherwise support payments on, subordinate debt and/or mezzanine debt secured by direct or indirect ownership interests in the borrower. It is possible that the Goldman Originator or an affiliate will be a lender on that additional debt, and may either sell such debt to an unaffiliated third party or hold it in inventory. When such additional debt is taken into account, the aggregate debt may not conform to the aforementioned debt service coverage ratio and loan-to-value ratio parameters.

The Goldman Originator may require borrowers to fund various escrows for taxes, insurance, capital expenses and replacement reserves. In addition, the Goldman Originator may identify certain risks that warrant additional escrows or holdbacks for items such as leasing-related matters, deferred maintenance, environmental remediation or unfunded obligations, which escrows or holdbacks would be released upon satisfaction of the applicable conditions. Springing escrows may also be structured for identified risks such as specific rollover exposure, to be triggered upon the non-renewal of one or more key tenants. In some cases, the borrower may be allowed to post a letter of credit or guaranty in lieu of a cash reserve, or provide periodic evidence of timely payment of a typical escrow item. Escrows are evaluated on a case-by-case basis and are not required for all commercial mortgage loans originated by the Goldman Originator.

Generally, the required escrows for GSMC Mortgage Loans are as follows:

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Taxes—An initial deposit and monthly escrow deposits equal to 1/12th of the annual property taxes (based on the most recent property assessment and the current millage rate) are typically required to satisfy all taxes and assessments, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if there is an institutional or high net-worth individual property sponsor or (ii) if the related mortgaged property is a single tenant property in which the related tenant is required to pay taxes directly.

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Insurance—An initial deposit and monthly escrow deposits equal to 1/12th of the annual property insurance premium are typically required to pay all insurance premiums, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if the related borrower maintains a blanket insurance policy or (ii) if the related mortgaged property is a single tenant property and the related tenant is required to obtain insurance directly or self-insures.

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Replacement Reserves—Replacement reserves are generally calculated in accordance with the expected useful life of the components of the property during the term of the mortgage loan. Annual replacement reserves are generally underwritten to the suggested replacement reserve amount from an independent, third party property condition or engineering report, or to certain minimum requirements by property type, except that such escrows are not required in certain circumstances, including, but not limited to, if the related mortgaged property is a single tenant property and the related tenant is responsible for all repairs and maintenance, including those required with respect to the roof and improvement structure.

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Tenant Improvement / Leasing Commissions—Tenant improvement / leasing commission reserves may be required to be funded either at loan origination and/or during the related mortgage loan term to cover certain anticipated leasing commissions or tenant improvement costs which might be associated with re-leasing the space, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if the related mortgaged property is a single tenant property and the related tenant’s lease extends beyond the loan term or (ii) where rent at the related mortgaged property is considered below market.

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Deferred Maintenance—A deferred maintenance reserve may be required to be funded at loan origination in an amount equal to 100% to 125% of the estimated cost of material immediate repairs or replacements identified in the property condition or engineering report, except that such escrows are not required in certain circumstances, including, but not limited to, (i) the sponsor of the borrower delivers a guarantee to complete the immediate repairs in a specified amount of time, (ii) the deferred maintenance amount does not materially impact the function, performance or value of the property or (iii) if the related mortgaged property is a single tenant property the tenant is responsible for the repairs.

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Environmental Remediation—An environmental remediation reserve may be required at loan origination in an amount equal to 100% to 125% of the estimated remediation cost identified in the environmental report, except that such escrows are not required in certain circumstances, including, but not limited to, (i) the sponsor of the borrower delivers a guarantee agreeing to take responsibility and pay for the identified environmental issues or (ii) environmental insurance is obtained or already in place.

For a description of the escrows collected with respect to the GSMC Mortgage Loans, please see Annex A to this prospectus.

The Goldman Originator and its origination counsel will generally examine whether the use and occupancy of the property is in material compliance with zoning, land-use, building rules, regulations and orders then applicable to that property. Evidence of this compliance may be in the form of one or more of the following: legal opinions, surveys, recorded documents, temporary or permanent certificates of occupancy, letters from government officials or agencies, title insurance endorsements, engineering or consulting reports, zoning reports and/or representations by the related borrower. In some cases, a mortgaged property may constitute a legal non-conforming use or structure. In such cases, the Goldman Originator may require an endorsement to the title insurance policy and/or the acquisition of law and ordinance coverage in the casualty insurance policy with respect to the particular non-conformity unless it determines that: (i) the non-conformity should not have a material adverse effect on the ability of the borrower to rebuild; or (ii) if the improvements are rebuilt in accordance with currently applicable law, the value and performance of the property would be acceptable; or (iii) any major casualty that would prevent rebuilding has a sufficiently remote likelihood of occurring; or (iv) a cash reserve, a letter of credit or an agreement imposing recourse liability from a principal of the borrower is provided to cover losses.

The borrower is required to provide, and the Goldman Originator or its origination counsel typically will review, a title insurance policy for each property. The title insurance policies provided typically must meet the following requirements: (i) written by a title insurer licensed to do business in the jurisdiction where the mortgaged property is located, (ii) in an amount at least equal to the original principal balance of the mortgage loan, (iii) protection and benefits run to the mortgagee and its successors and assigns, (iv) written on an American Land Title Association form or equivalent policy promulgated in the jurisdiction where the mortgaged property is located and (v) if a survey was prepared, the legal description of the mortgaged property in the title policy conforms to that shown on the survey.

Except in certain instances where credit rated tenants are required to obtain insurance or may self-insure, the Goldman Originator typically requires that the related mortgaged property be insured by a hazard insurance policy with a customary deductible and in an amount at least equal to the lesser (x) of the outstanding principal balance of the mortgage loan and (y) 100% of the full insurable replacement cost of the improvements located on the property. If applicable, the policy contains appropriate endorsements to avoid the application of coinsurance and does not permit reduction in insurance proceeds for depreciation, except that the policy may permit a deduction for depreciation in connection with a cash settlement after a casualty if the insurance proceeds are not being applied to rebuild or repair the damaged improvements.

Flood insurance, if available, must be in effect for any mortgaged property that at the time of origination included material improvements in any area identified in the Federal Register by the Federal Emergency Management Agency as a special flood hazard area. The flood insurance policy must meet the requirements of the then-current guidelines of the Federal Insurance Administration, be provided by a generally acceptable insurance carrier and be in an amount representing coverage not less than the least of: (i) the outstanding principal balance of the mortgage loan, (ii) the full insurable value of the property and (iii) the maximum amount of insurance available under the National Flood Insurance Act of 1968, except in some cases where self-insurance is permitted.

The standard form of hazard insurance policy typically covers physical damage or destruction of the improvements on the mortgaged property caused by fire, lightning, explosion, smoke, windstorm and hail, riot or strike and civil commotion. The policies may contain some conditions and exclusions to coverage, including exclusions related to acts of terrorism. Generally, each of the mortgage loans requires that the related property have coverage for terrorism or terrorist acts, if such coverage is available at commercially reasonable rates. In some cases, there is a cap on the amount that the related borrower will be required to expend on terrorism insurance.

Each mortgage typically also requires the borrower to maintain comprehensive general liability insurance against claims for personal and bodily injury, death or property damage occurring on, in or about the property in an amount customarily required by institutional lenders.

Each mortgage typically further requires the related borrower to maintain business interruption or rent loss insurance in an amount not less than 100% of the projected rental income from the related property for not less than twelve months.

Although properties are typically not insured for earthquake risk, a borrower will be required to obtain earthquake insurance if the seismic report indicates that the PML or SEL is greater than 20%.

In the course of originating the GSMC Mortgage Loans, the Goldman Originator generally considered the results of third party reports as described below:

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Appraisal—The Goldman Originator obtains an appraisal or an update of an existing appraisal for each mortgaged property prepared by an appraisal firm approved in accordance with the Goldman Originator’s internal documented appraisal policy. The Goldman Originator origination team and a third party consultant engaged by the Goldman Originator typically reviews the appraisal. All appraisals are conducted by an independent appraiser that is state certified, an appraiser belonging to the Appraisal Institute, a member association of professional real estate appraisers, or any otherwise qualified appraiser. All appraisals are conducted in accordance with the Uniform Standards of Professional Appraisal Practices. In addition, the appraisal report (or a separate letter) includes a statement by the appraiser that the guidelines in Title XI of the Financial Institutions Reform, Recovery, and Enforcement Act of 1989, as amended, were followed in preparing the appraisal.

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Environmental Report—The Goldman Originator obtains a Phase I site assessment or an update of a previously obtained site assessment for each mortgaged property prepared by an environmental firm approved by the Goldman Originator. In certain cases, the borrower may have obtained the Phase I site assessment, and the assessment is then re-addressed to the Goldman Originator. The Goldman Originator origination team and a third party environmental consultant engaged by the Goldman Originator or the borrower typically reviews the Phase I site assessment to verify the presence or absence of potential adverse environmental conditions. Furthermore, an environmental assessment conducted at any particular real property collateral will not necessarily cover all potential environmental issues. For example, an analysis for radon, lead-based paint, mold and lead in drinking water will usually be conducted only at multifamily rental properties and only when the Goldman Originator or the environmental consultant believes that such an analysis is warranted under the circumstances. In cases in which the Phase I site assessment identifies any potential adverse environmental conditions and no third party is identified as responsible for such condition, or the condition has not otherwise been satisfactorily mitigated, the Goldman Originator generally requires additional environmental testing, such as a Phase II environmental assessment on the related mortgaged property, an environmental insurance policy, the borrower to conduct remediation activities or to establish an operations and maintenance plan, or to place funds in escrow to be used to address any required remediation.

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Physical Condition Report—The Goldman Originator obtains a physical condition report (“PCR”) or an update of a previously obtained PCR for each mortgaged property prepared by a structural engineering firm approved by the Goldman Originator to assess the structure, exterior walls, roofing, interior structure and/ or mechanical and electrical systems. In certain cases, the borrower may have obtained the PCR, and the PCR is then re-addressed to the Goldman Originator. The Goldman Originator and a third party structural consultant engaged by the Goldman Originator or the borrower typically reviews the PCR to determine the physical condition of the property, and to determine the anticipated costs of necessary repair, replacement and major maintenance or capital expenditure over the term of the mortgage loan. In cases in which the PCR identifies an immediate need for material repairs or replacements with an anticipated cost that is over a certain minimum threshold or percentage of loan balance, the Goldman Originator generally requires that funds be put in escrow at the time of origination of the mortgage loan to complete such repairs or replacements or obtains a guarantee from a sponsor of the borrower in lieu of reserves.

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Seismic—The Goldman Originator generally obtains a seismic report or an update of a previously obtained seismic report for all mortgaged properties located in seismic zone 3 or 4 to assess probable maximum loss (“PML”) or scenario expected loss (“SEL”) for the related mortgaged property. In certain cases, the borrower may have obtained the seismic report and the seismic report is then re-addressed to the Goldman Originator.

From time to time, the Goldman Originator originates mortgage loans together with other financial institutions. The resulting mortgage loans are evidenced by two or more promissory notes, at least one of which will reflect the Goldman Originator as the payee. GSMC has in the past and may in the future deposit such promissory notes for which the Goldman Originator is named as payee with one or more securitization trusts, while the co-originators have in the past and may in the future deposit such promissory notes for which they are named payee into other securitization trusts.

Servicing

Interim servicing for all of GSMC’s loans prior to securitization is typically performed by a nationally recognized rated third party interim servicer. In addition, primary servicing is occasionally retained by certain qualified mortgage brokerage firms under established sub-servicing agreements with GSMC, which firms may continue primary servicing certain loans following the securitization closing date. Otherwise, servicing responsibilities are transferred from the interim servicer to the master servicer of the securitization trust (and a primary servicer when applicable) at closing of the securitization. From time to time, the interim servicer may retain primary servicing.

Exceptions to Goldman Originator’s Disclosed Underwriting Guidelines

The Goldman Originator has disclosed generally its underwriting guidelines with respect to the GSMC Mortgage Loans. However, one or more of the GSMC Mortgage Loans may vary from the specific Goldman Originator underwriting guidelines described above when additional credit positive characteristics are present as discussed above. In addition, in the case of one or more of the GSMC Mortgage Loans, the Goldman Originator may not have applied each of the specific underwriting guidelines described above as the result of case-by-case permitted flexibility based upon other compensating factors. In certain cases, the Goldman Originator may have made exceptions and the underwriting of a particular mortgage loan did not comply with all aspects of the disclosed criteria.

The GSMC Mortgage Loans were originated in accordance with the underwriting standards set forth above.

Certain characteristics of the GSMC Mortgage Loans can be found on Annex A.

Compliance with Rule 15Ga-1 under the Exchange Act

GSMC most recently filed a Form ABS-15G pursuant to Rule 15Ga-1 under the Exchange Act on May 20, 2021. GSMC’s Central Index Key is 0001541502. With respect to the period from and including April 1, 2018 to and including March 31, 2021, GSMC has the following activity to report as required by Rule 15Ga-1 under the Exchange Act with respect to repurchase or replacement requests in connection with breaches of representations and warranties made by it as a sponsor of commercial mortgage securitizations.

% of principal balance	Check if Regis- tered	Name of Originator	Total Assets in ABS by Originator			Assets That Were Subject of Demand			Assets That Were Repurchased or Replaced			Assets Pending Repurchase or Replacement (due to expired cure period)			Demand in Dispute			Demand Withdrawn		Demand Rejected
(a)	(b)	(c)	# (d)	$ (e)	% of principal balance (f)	# (g)	$ (h)	% of principal balance (i)	# (j)	$ (k)	% of principal balance (l)	# (m)	$ (n)	% of principal balance (o)	# (p)	$ (q)	% of principal balance (r)	# (s)	$(t)% of principal balance (u) # (v)	$ (w)	% of principal balance (x)
GS Mortgage Securities Trust 2012- GCJ9 (CIK 0001560456)	X	Goldman Sachs Mortgage Company	12	411,105,625	29.6	1	0	0.00	0	0	0.00	0	0	0.00	1	0	0.00	0	0.00	0	0.00
		Citigroup Global Markets Realty Corp.	30	313,430,906	22.6	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0.00	0	0.00
		Archetype Mortgage Funding I LLC	14	137,272,372	9.9	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0.00	0	0.00
		Jefferies LoanCore LLC	18	527,119,321	38	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0.00	0	0.00
Total by Asset Class			74	1,388,928,224	100%	1	0	0.00	0	0	0.00	0	0	0.00	1	0	0.00	0	0.00	0	0.00

Retained Interests in This Securitization

As of the date of this prospectus, neither GSMC nor any of its affiliates will retain any certificates issued by the issuing entity or any other economic interest in this securitization, other than approximately $9,573,133 initial principal balance of the Uncertificated VRR Interest (i.e., the GS Bank VRR Interest Portion). However, GSMC and/or its affiliates may retain on the Closing Date or own in the future certain classes of certificates. Any such party will have the right to dispose of any such certificates at any time. GS Bank (or its MOA), an affiliate of GSMC, will be required to retain the GS Bank VRR Interest Portion as described under “Credit Risk Retention”.

The information set forth under “—Goldman Sachs Mortgage Company” has been provided by GSMC.

JPMorgan Chase Bank, National Association

General

JPMorgan Chase Bank, National Association (“JPMCB”) is a national banking association and wholly owned bank subsidiary of JPMorgan Chase & Co., a Delaware corporation whose principal office is located in New York, New York. JPMCB offers a wide range of banking services to its customers, both domestically and internationally. It is chartered and its business is subject to examination and regulation by the Office of the Comptroller of the Currency. JPMCB is an affiliate of J.P. Morgan Securities LLC, an underwriter. Additional information, including the most recent Annual Report on Form 10-K for the year ended December 31, 2020, of JPMorgan Chase & Co., the 2020 Annual Report of JPMorgan Chase & Co., and additional annual, quarterly and current reports filed with or furnished to the SEC by JPMorgan Chase & Co., as they become available, may be obtained without charge by each person to whom this prospectus is delivered upon the written request of any such person to the Office of the Secretary, JPMorgan Chase & Co., 270 Park Avenue, New York, New York 10017 or at the SEC’s website at www.sec.gov. None of the documents that JPMorgan Chase & Co. files with the SEC or any of the information on, or accessible through, the SEC’s website, is part of, or incorporated by reference into, this preliminary prospectus.

JPMCB Securitization Program

The following is a description of JPMCB’s commercial mortgage backed securitization program.

JPMCB underwrites and originates mortgage loans secured by commercial, multifamily and manufactured housing community properties for its securitization program. As sponsor, JPMCB sells the loans it originates or acquires through commercial mortgage-backed securitizations. JPMCB, with its commercial mortgage lending affiliates and predecessors, began originating commercial mortgage loans for securitization in 1994 and securitizing commercial mortgage loans in 1995. As of December 31, 2019, the total amount of commercial mortgage loans originated and securitized by JPMCB and its predecessors is in excess of $150 billion. Of that amount, approximately $124.6 billion has been securitized by J.P. Morgan Chase Commercial Mortgage Securities Corp. (“JPMCCMSC”), a subsidiary of JPMCB, as depositor. In its fiscal year ended December 31, 2019, JPMCB originated and securitized approximately $9.0 billion of commercial mortgage loans, of which approximately $4.2 billion were securitized by JPMCCMSC.

On May 30, 2008, JPMorgan Chase & Co., the parent of JPMCB, merged with The Bear Stearns Companies Inc. As a result of such merger, Bear Stearns Commercial Mortgage, Inc. (“BSCMI”) became a subsidiary of JPMCB. Subsequent to such merger, BSCMI changed its name to J.P. Morgan Commercial Mortgage Inc. Prior to the merger, BSCMI was a sponsor of its own commercial mortgage-backed securitization program. BSCMI, with its commercial mortgage lending affiliates and predecessors, began originating commercial mortgage loans in 1995 and securitizing commercial mortgage loans in 1996. As of November 30, 2007, the total amount of commercial mortgage loans originated by BSCMI was in excess of $60 billion, of which approximately $39 billion has been securitized. Of that amount, approximately $22 billion has been securitized by an affiliate of BSCMI acting as depositor. BSCMI’s annual commercial mortgage loan originations grew from approximately $65 million in 1995 to approximately $1.0 billion in 2000 and to approximately $21.0 billion in 2007. After the merger, only JPMCB continued to be a sponsor of commercial mortgage-backed securitizations.

The commercial mortgage loans originated, co-originated or acquired by JPMCB include both fixed-rate and floating-rate loans and both smaller “conduit” loans and large loans. JPMCB primarily originates loans secured by retail, office, multifamily, hospitality, industrial and self storage properties, but also originates loans secured by manufactured housing communities, theaters, land subject to a ground lease and mixed use properties. JPMCB originates loans in every state.

As a sponsor, JPMCB originates, co-originates or acquires mortgage loans and, either by itself or together with other sponsors or loan sellers, initiates their securitization by transferring the mortgage loans to a depositor, which in turn transfers them to the issuing entity for the related securitization. In coordination with its affiliate, J.P. Morgan Securities LLC, and other underwriters, JPMCB works with rating agencies, loan sellers, subordinated debt purchasers and master servicers in structuring the securitization transaction. JPMCB acts as sponsor, originator or loan seller both in transactions in which it is the sole sponsor and mortgage loan seller as well as in transactions in which other entities act as sponsor and/or mortgage loan seller. Some of these loan sellers may be affiliated with underwriters on the transactions.

Neither JPMCB nor any of its affiliates acts as master servicer of the commercial mortgage loans in its securitizations. Instead, JPMCB sells the right to be appointed master servicer of its securitized loans to rating-agency approved master servicers.

For a description of certain affiliations, relationships and related transactions between the sponsor and the other transaction parties, see “Risk Factors—Risks Relating to Conflicts of Interest—Interests and Incentives of the Underwriter Entities May Not Be Aligned With Your Interests” and “Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

Review of JPMCB Mortgage Loans

General

Overview. JPMCB, in its capacity as the sponsor of the Mortgage Loans or portions thereof originated or acquired by it (the “JPMCB Mortgage Loans”), has conducted a review of the JPMCB Mortgage Loans in connection with the securitization described in this prospectus. The review of the JPMCB Mortgage Loans was performed by a deal team comprised of real estate and securitization professionals who are employees of JPMCB, or one or more of JPMCB’s affiliates, or, in certain circumstances, are consultants engaged by JPMCB (the “JPMCB Deal Team”). The review procedures described below were employed with respect to all of the JPMCB Mortgage Loans, except that certain review procedures only were relevant to the large loan disclosures in this prospectus, as further described below. No sampling procedures were used in the review process.

Database. To prepare for securitization, members of the JPMCB Deal Team updated its internal origination database of loan-level and property-level information relating to each JPMCB Mortgage Loan. The database was compiled from, among other sources, the related mortgage loan documents, third party appraisals (as well as environmental reports, engineering assessments and seismic reports, if applicable and obtained), zoning reports, if applicable, evidence of insurance coverage or summaries of the same prepared by an outside insurance consultant, borrower supplied information (including, but not limited to, rent rolls, leases, operating statements and budgets) and information collected by JPMCB during the underwriting process. After origination or acquisition of each JPMCB Mortgage Loan, the JPMCB Deal Team updated the information in the database with respect to such JPMCB Mortgage Loan based on updates provided by the related servicer relating to loan payment status and escrows, updated operating statements, rent rolls and leasing activity, and information otherwise brought to the attention of the JPMCB Deal Team.

A data tape (the “JPMCB Data Tape”) containing detailed information regarding each JPMCB Mortgage Loan was created from the information in the database referred to in the prior paragraph. The JPMCB Data Tape was used by the JPMCB Deal Team to provide the numerical information regarding the JPMCB Mortgage Loans in this prospectus.

Data Comparison and Recalculation. JPMCB engaged a third party accounting firm to perform certain data comparison and recalculation procedures designed by JPMCB relating to information in this prospectus regarding the JPMCB Mortgage Loans. These procedures included:

●	comparing the information in the JPMCB Data Tape against various source documents provided by JPMCB that are described above under “—Database”;

●	comparing numerical information regarding the JPMCB Mortgage Loans and the related Mortgaged Properties disclosed in this prospectus against the JPMCB Data Tape; and

●	recalculating certain percentages, ratios and other formulae relating to the JPMCB Mortgage Loans disclosed in this prospectus.

Legal Review. JPMCB engaged various law firms to conduct certain legal reviews of the JPMCB Mortgage Loans to assist in the preparation of the disclosure in this prospectus. In anticipation of a securitization of each JPMCB Mortgage Loan, origination counsel prepared a loan and property summary that sets forth salient loan terms and summarizes material deviations from material provisions of JPMCB’s standard form loan documents. In addition, origination counsel for each JPMCB Mortgage Loan reviewed JPMCB’s representations and warranties set forth on Annex E-3A and, if applicable, identified exceptions to those representations and warranties set forth on Annex E-3B.

Securitization counsel was also engaged to assist in the review of the JPMCB Mortgage Loans. Such assistance included, among other things, (i) a review of sections of the loan agreement relating to certain JPMCB Mortgage Loans marked against the standard form document, (ii) a review of the loan and property summaries referred to above relating to the JPMCB Mortgage Loans prepared by origination counsel, and (iii) a review of due diligence questionnaires completed by the JPMCB Deal Team and origination counsel. Securitization counsel also reviewed the property release provisions, if any, and condemnation provisions for each JPMCB Mortgage Loan for compliance with the REMIC provisions.

Origination counsel and securitization counsel also assisted in the preparation of the risk factors and mortgage loan summaries set forth in Annex B, based on their respective reviews of pertinent sections of the related mortgage loan documents.

Other Review Procedures. On a case-by-case basis as deemed necessary by JPMCB, with respect to any pending litigation that existed at the origination of any JPMCB Mortgage Loan that is material and not covered by insurance, JPMCB requested updates from the related borrower, origination counsel and/or borrower’s litigation counsel. JPMCB confirmed with the related servicer that there has not been recent material casualty to any improvements located on real property that serves as collateral for JPMCB Mortgage Loans. In addition, if JPMCB became aware of a significant natural disaster in the immediate vicinity of any Mortgaged Property securing a JPMCB Mortgage Loan, JPMCB obtained information on the status of the Mortgaged Property from the related borrower to confirm no material damage to the Mortgaged Property.

The JPMCB Deal Team also consulted with JPMCB personnel responsible for the origination of the JPMCB Mortgage Loans to confirm that the JPMCB Mortgage Loans were originated or acquired in compliance with the origination and underwriting criteria described below under “—JPMCB’s Underwriting Guidelines and Processes”, as well as to identify any material deviations from those origination and underwriting criteria. See “—Exceptions to JPMCB’s Disclosed Underwriting Guidelines”.

Findings and Conclusions. Based on the foregoing review procedures, JPMCB determined that the disclosure regarding the JPMCB Mortgage Loans in this prospectus is accurate in all material respects. JPMCB also determined that the JPMCB Mortgage Loans were originated or acquired in accordance with JPMCB’s origination procedures and underwriting criteria, except as described under “—Exceptions to JPMCB’s Disclosed Underwriting Guidelines”. JPMCB attributes to itself all findings and conclusions resulting from the foregoing review procedures.

Review Procedures in the Event of a Mortgage Loan Substitution. JPMCB will perform a review of any mortgage loan that it elects to substitute for a mortgage loan in the pool in connection with material breach of a representation or warranty or a material document defect. JPMCB, and if appropriate its legal counsel, will review the mortgage loan documents and servicing history of the substitute mortgage loan to confirm it meets each of the criteria required under the terms of the related mortgage loan purchase agreement and the pooling and servicing agreement (the “JPMCB’s Qualification Criteria”). JPMCB will engage a third party accounting firm to compare the JPMCB’s Qualification Criteria against the underlying source documentation to verify the accuracy of the review by JPMCB and to confirm any numerical and/or statistical information to be disclosed in any required filings under the Exchange Act. Legal counsel will also be engaged by JPMCB to render any tax opinion required in connection with the substitution.

JPMCB’s Underwriting Guidelines and Processes

General. JPMCB has developed guidelines establishing certain procedures with respect to underwriting the mortgage loans originated or purchased by it. All of the mortgage loans sold to the issuing entity by JPMCB were generally underwritten in accordance with the guidelines below. In some instances, one or more provisions of the guidelines were waived or modified by JPMCB at origination where it was determined not to adversely affect the related mortgage loan originated by it in any material respect. The mortgage loans to be included in the issuing entity were originated or acquired by JPMCB generally in accordance with the commercial mortgage-backed securitization program of JPMCB. For a description of any material exceptions to the underwriting guidelines in this prospectus, see “—Exceptions to JPMCB’s Disclosed Underwriting Guidelines”.

Notwithstanding the discussion below, given the differences between individual commercial Mortgaged Properties, the underwriting and origination procedures and the credit analysis with respect to any particular commercial mortgage loan may significantly differ from one asset to another, and will be driven by circumstances particular to that property, including, among others, its type, current and alternative uses, size, location, market conditions, reserve requirements and additional collateral, tenants and leases, borrower identity, sponsorship, performance history and/or other factors. However, except as described in the exceptions to the underwriting guidelines (see “—Exceptions to JPMCB’s Disclosed Underwriting Guidelines”), the underwriting of the JPMCB Mortgage Loans will conform to the general guidelines described below.

Property Analysis. JPMCB performs or causes to be performed a site inspection to evaluate the location and quality of the related Mortgaged Properties. Such inspection generally includes an evaluation of functionality, design, attractiveness, visibility and accessibility, as well as location to major thoroughfares, transportation centers, employment sources, retail areas and educational or recreational facilities. JPMCB assesses the submarket in which the property is located to evaluate competitive or comparable properties as well as market trends. In addition, JPMCB evaluates the property’s age, physical condition, operating history, lease and tenant mix, and management.

Cash Flow Analysis. JPMCB reviews, among other things, historical operating statements, rent rolls, tenant leases and/or budgeted income and expense statements provided by the borrower and makes adjustments in order to determine a debt service coverage ratio, including taking into account the benefits of any governmental assistance programs. See “Description of the Mortgage Pool—Additional Mortgage Loan Information”.

Loan Approval. All mortgage loans originated by JPMCB require preliminary and final approval by a loan credit committee which includes senior executives of JPMCB. Prior to delivering a term sheet to a prospective borrower sponsor, the JPMCB origination team will submit a preliminary underwriting package to the preliminary CMBS underwriting committee. For loans under $30.0 million, approval by two committee members is required prior to sending a term sheet to the borrower sponsor. For loans over $30.0 million unanimous committee approval is required prior to sending the term sheet to the borrower sponsor. Prior to funding the loan, after all due diligence has been completed, a loan will then be reviewed by the CMBS underwriting committee and approval by the committee must be unanimous. The CMBS underwriting committee may approve a mortgage loan as recommended, request additional due diligence prior to approval, approve it subject to modifications of the loan terms or decline a loan transaction.

Debt Service Coverage Ratio and LTV Ratio. The underwriting includes a calculation of the debt service coverage ratio and the loan-to-value ratio in connection with the origination of each loan.

The debt service coverage ratio will generally be calculated based on the ratio of the underwritten net cash flow from the property in question as determined by JPMCB and payments on the loan based on actual principal and/or interest due on the loan. However, underwritten net cash flow is often a highly subjective number based on a variety of assumptions regarding, and adjustments to, revenues and expenses with respect to the related real property collateral. For example, when calculating the debt service coverage ratio for a multifamily or commercial mortgage loan, annual net cash flow that was calculated based on assumptions regarding projected future rental income, expenses and/or occupancy may be utilized. We cannot assure you that the foregoing assumptions made with respect to any prospective multifamily or commercial mortgage loan will, in fact, be consistent with actual property performance. For specific discussions on the particular assumptions and adjustments, see “Description of the Mortgage Pool—Additional Mortgage Loan Information” and Annex A to this prospectus. The loan-to-value ratio, in general, is the ratio, expressed as a percentage, of the then-outstanding principal balance of the mortgage loan divided by the estimated value of the related property based on an appraisal. In addition, with respect to certain mortgage loans, there may exist mezzanine debt. Such mortgage loans will have a lower combined debt service coverage ratio and/or a higher combined loan-to-value ratio when such subordinate or mezzanine debt is taken into account. Additionally, certain mortgage loans may provide for interest only payments prior to maturity, or for an interest-only period during a portion of the term of the mortgage loan.

Appraisal and LTV Ratio. For each Mortgaged Property, JPMCB obtains a current (within 6 months of the origination date of the mortgage loan) full narrative appraisal conforming at least to the requirements of the Financial Institutions Reform, Recovery, and Enforcement Act of 1989 (“FIRREA”). The appraisal is based on the current use of the Mortgaged Property and must include an estimate of the then-current market value of the property “as-is” in its then-current condition although in certain cases, appraisals may also reflect prospective or hypothetical values on an “as-stabilized”, “as complete” and/or “hypothetical as is” basis. The “as stabilized” or “as-complete” value may be based on certain assumptions, such as future construction completion, projected re-tenanting, payment of tenant improvement or leasing commissions allowances or free or abated rent periods, or increased tenant occupancies. JPMCB then determines the loan-to-value ratio of the mortgage loan at the date of origination or, if applicable, in connection with its acquisition, in each case based on the value or values set forth in the appraisal and relevant loan structure.

Evaluation of Borrower. JPMCB evaluates the borrower and its principals with respect to credit history and prior experience as an owner and operator of commercial real estate properties. The evaluation will generally include obtaining and reviewing a credit report or other reliable indication of the borrower’s financial capacity; obtaining and verifying credit references and/or business and trade references; and obtaining and reviewing certifications provided by the borrower as to prior real estate experience and current contingent liabilities. Finally, although the mortgage loans generally are non-recourse in nature, in the case of certain mortgage loans, the borrower and certain principals of the borrower may be required to assume legal responsibility for liabilities as a result of, among other things, fraud, misrepresentation, misappropriation or conversion of funds and breach of environmental or hazardous materials requirements. JPMCB evaluates the financial capacity of the borrower and such principals to meet any obligations that may arise with respect to such liabilities.

Environmental Site Assessment. Prior to origination, JPMCB either (i) obtains or updates an environmental site assessment (“ESA”) for a Mortgaged Property prepared by a qualified environmental firm or (ii) obtains an environmental insurance policy for a Mortgaged Property. If an ESA is obtained or updated, JPMCB reviews the

ESA to verify the absence of reported violations of applicable laws and regulations relating to environmental protection and hazardous materials or other material adverse environmental condition or circumstance. In cases in which the ESA identifies conditions that would require cleanup, remedial action or any other response estimated to cost in excess of 5% of the outstanding principal balance of the mortgage loan, JPMCB either (i) determines that another party with sufficient assets is responsible for taking remedial actions directed by an applicable regulatory authority or (ii) requires the borrower to do one of the following: (A) carry out satisfactory remediation activities or other responses prior to the origination of the mortgage loan, (B) establish an operations and maintenance plan, (C) place sufficient funds in escrow or establish a letter of credit at the time of origination of the mortgage loan to complete such remediation within a specified period of time, (D) obtain an environmental insurance policy for the Mortgaged Property, (E) provide or obtain an indemnity agreement or a guaranty with respect to such condition or circumstance, or (F) receive appropriate assurances that significant remediation activities or other significant responses are not necessary or required.

Certain of the mortgage loans may also have environmental insurance policies. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans”.

Physical Assessment Report. Prior to origination, JPMCB obtains a physical assessment report (“PAR”) for each Mortgaged Property prepared by a qualified structural engineering firm. JPMCB reviews the PAR to verify that the property is reported to be in satisfactory physical condition, and to determine the anticipated costs of necessary repair, replacement and major maintenance or capital expenditure needs over the term of the mortgage loan. In cases in which the PAR identifies material repairs or replacements needed immediately, JPMCB generally requires the borrower to carry out such repairs or replacements prior to the origination of the mortgage loan, or, in many cases, requires the borrower to place sufficient funds in escrow at the time of origination of the mortgage loan to complete such repairs or replacements within not more than twelve months. In certain instances, JPMCB may waive such escrows but require the related borrower to complete such repairs within a stated period of time in the related mortgage loan documents.

Title Insurance Policy. The borrower is required to provide, and JPMCB reviews, a title insurance policy for each Mortgaged Property. The title insurance policy must meet the following requirements: (a) the policy must be written by a title insurer licensed to do business in the jurisdiction where the Mortgaged Property is located; (b) the policy must be in an amount equal to the original principal balance of the mortgage loan; (c) the protection and benefits must run to the mortgagee and its successors and assigns; (d) the policy should be written on a standard policy form of the American Land Title Association or equivalent policy promulgated in the jurisdiction where the Mortgaged Property is located; and (e) the legal description of the Mortgaged Property in the title policy must conform to that shown on the survey of the Mortgaged Property, where a survey has been required.

Property Insurance. The borrower is required to provide, and JPMCB reviews, certificates of required insurance with respect to the Mortgaged Property. Such insurance may include: (1) commercial general liability insurance for bodily injury or death and property damage; (2) a fire and extended perils insurance policy providing “special” form coverage including coverage against loss or damage by fire, lightning, explosion, smoke, windstorm and hail, riot or strike and civil commotion; (3) if applicable, boiler and machinery coverage; (4) if the Mortgaged Property is located in a flood hazard area, flood insurance; and (5) such other coverage as JPMCB may require based on the specific characteristics of the Mortgaged Property.

Seismic Report. A seismic report is required for all properties located in seismic zones 3 or 4.

Zoning and Building Code Compliance. In connection with the origination of a multifamily or commercial mortgage loan, the originator will examine whether the use and occupancy of the related real property collateral is in material compliance with zoning, land-use, building rules, regulations and orders then applicable to that property. Evidence of this compliance may be in the form of one or more of the following: a zoning report, legal opinions, surveys, recorded documents, temporary or permanent certificates of occupancy, letters from government officials or agencies, title insurance endorsements, engineering or consulting reports and/or representations by the related borrower.

Escrow Requirements. JPMCB generally requires borrowers to fund various escrows for taxes, insurance, capital expenses and replacement reserves, which reserves in many instances will be limited to certain capped amounts, however, it may waive certain of those requirements on a case by case basis based on the Escrow/Reserve Mitigating Circumstances described below. In addition, JPMCB may identify certain risks that warrant additional escrows or holdbacks for items such as leasing-related matters, deferred maintenance, environmental remediation or unfunded obligations, which escrows or holdbacks would be released upon satisfaction of the applicable conditions. Springing escrows may also be structured for identified risks such as specific rollover exposure, to be triggered upon the non-renewal of one or more key tenants. Escrows are evaluated on a case-by-case basis and are not required for all commercial mortgage loans originated by JPMCB. The typical required escrows for mortgage loans originated by JPMCB are as follows:

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Taxes – An initial deposit and monthly escrow deposits equal to approximately 1/12th of the estimated annual property taxes (based on the most recent property assessment and the current millage rate) are required to provide JPMCB with sufficient funds to satisfy all taxes and assessments. JPMCB may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the Mortgaged Property is a single tenant property (or substantially leased to single tenant) and the tenant pays taxes directly (or JPMCB may waive the escrow for a portion of the Mortgaged Property which is leased to a tenant that pays taxes for its portion of the Mortgaged Property directly); or (ii) any Escrow/Reserve Mitigating Circumstances.

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Insurance – An initial deposit and monthly escrow deposits equal to approximately 1/12th of the estimated annual property insurance premium are required to provide JPMCB with sufficient funds to pay all insurance premiums. JPMCB may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the borrower maintains a blanket insurance policy; (ii) the Mortgaged Property is a single tenant property (or substantially leased to single tenant) and the tenant maintains the property insurance or self-insures (or may waive the escrow for a portion of the Mortgaged Property which is leased to a tenant that maintains property insurance for its portion of the Mortgaged Property or self-insures); or (iii) any Escrow/Reserve Mitigating Circumstances.

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Replacement Reserves – Replacement reserves are generally calculated in accordance with the expected useful life of the components of the property during the term of the mortgage loan. Annual replacement reserves are generally underwritten to the suggested replacement reserve amount from an independent, third-party property condition or engineering report, or to certain minimum requirements by property type. JPMCB may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the Mortgaged Property is a single tenant property (or substantially leased to single tenant) and the tenant repairs and maintains the Mortgaged Property (or may waive the escrow for a portion of the Mortgaged Property which is leased to a tenant that repairs and maintains its portion of the Mortgaged Property); or (ii) any Escrow/Reserve Mitigating Circumstances.

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Tenant Improvement/Lease Commissions – A tenant improvement/leasing commission reserve may be required to be funded either at loan origination and/or during the related mortgage loan term and/or springing upon certain tenant events to cover certain anticipated leasing commissions, free rent periods or tenant improvement costs which might be associated with re-leasing the space occupied by such tenants. JPMCB may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the Mortgaged Property is a single tenant property (or substantially leased to single tenant), with a lease that extends beyond the loan term; or (ii) any Escrow/Reserve Mitigating Circumstances.

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Deferred Maintenance – A deferred maintenance reserve may be required to be funded at loan origination in an amount equal to 100% to 125% of the estimated cost of material immediate repairs or replacements identified in the property condition or engineering report. JPMCB may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the sponsor of the borrower delivers a guarantee to complete the immediate repairs; (ii) the deferred maintenance items do not materially impact the function, performance or value of the property; (iii) the deferred maintenance cost does not exceed $50,000; (iv) the Mortgaged Property is a single tenant property (or substantially leased to single tenant), and the tenant is responsible for the repairs; or (v) any Escrow/Reserve Mitigating Circumstances.

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Environmental Remediation – An environmental remediation reserve may be required at loan origination in an amount equal to 100% to 125% of the estimated remediation cost identified in the environmental report. JPMCB may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the sponsor of the borrower delivers a guarantee agreeing to complete the remediation; (ii) environmental insurance is in place or obtained; or (iii) any Escrow/Reserve Mitigating Circumstances.

JPMCB may determine that establishing any of the foregoing escrows or reserves is not warranted in one or more of the following instances (collectively, the “Escrow/Reserve Mitigating Circumstances”): (i) the amounts involved are de minimis, (ii) JPMCB’s evaluation of the ability of the Mortgaged Property, the borrower or a holder of direct or indirect ownership interests in the borrower to bear the subject expense or cost absent creation of an escrow or reserve, (iii) based on the Mortgaged Property maintaining a specified debt service coverage ratio, (iv) JPMCB has structured springing escrows that arise for identified risks, (v) JPMCB has an alternative to a cash escrow or reserve, such as a letter of credit or a guarantee from the borrower or an affiliate of the borrower; (vi) JPMCB believes there are credit positive characteristics of the borrower, the sponsor of the borrower and/or the Mortgaged Property that would offset the need for the escrow or reserve; or (vii) the reserves are being collected and held by a third party, such as a management company, a franchisor, or an association.

Notwithstanding the foregoing discussion under this caption “—JPMCB’s Underwriting Guidelines and Processes”, one or more of the mortgage loans contributed to this securitization by JPMCB may vary from, or may not comply with, JPMCB’s underwriting guidelines described above. In addition, in the case of one or more of the mortgage loans contributed to this securitization by JPMCB, JPMCB may not have strictly applied these underwriting guidelines as the result of a case-by-case permitted exception based upon other compensating or mitigating factors.

Exceptions to JPMCB’s Disclosed Underwriting Guidelines

JPMCB has disclosed generally its underwriting guidelines with respect to JPMCB’s Mortgage Loans. However, one or more of JPMCB’s Mortgage Loans may vary from the specific JPMCB underwriting guidelines described above when additional credit positive characteristics are present as discussed above. In addition, in the case of one or more of JPMCB’s Mortgage Loans, JPMCB may not have applied each of the specific underwriting guidelines described above as the result of case-by-case permitted flexibility based upon other compensating factors. In certain cases, JPMCB may have made exceptions and the underwriting of a particular Mortgage Loan did not comply with all aspects of the disclosed criteria.

Compliance with Rule 15Ga-1 under the Exchange Act

JPMCCMSC’s most recently filed Form ABS-15G, which includes information related to JPMCB, was filed with the SEC on February 11, 2021. JPMCB’s most recently filed Form ABS-15G for this asset class was filed with the SEC on December 31, 2020. The Central Index Key (or CIK) number for JPMCCMSC is 0001013611 and the CIK number for JPMCB is set forth on the cover of this prospectus. With respect to the period from and including April 1, 2018 to and including March 31, 2021, JPMCB has no activity to report as required by Rule 15Ga-1 under the Exchange Act (“Rule 15Ga-1”) with respect to repurchase or replacement requests in connection with breaches of representations and warranties made by it as a sponsor of commercial mortgage securitizations.

Retained Interests in This Securitization

Neither JPMCB nor any of its affiliates will retain on the Closing Date any Certificates issued by the Issuing Entity or any other economic interest in this securitization, except that JPMCB (or a “majority-owned affiliate” (as defined in Regulation RR) thereof) will retain approximately $9,267,240 initial principal balance of the Uncertificated VRR Interest (i.e., the JPMCB VRR Interest Portion) as described under “Credit Risk Retention”. JPMCB or its affiliates may retain on the Closing Date or own in the future certain Classes of Certificates, including, without limitation, the Class R Certificates. Any such party will have the right to dispose of any such Certificates at any time.

The information set forth under “—JPMorgan Chase Bank, National Association” has been provided by JPMCB.

Compensation of the Sponsors

In connection with the offering and sale of the Certificates and the Uncertificated VRR Interest contemplated by this prospectus, the Sponsors (including affiliates of the Sponsors) will be compensated for the sale of their respective Mortgage Loans in an amount equal to the excess, if any, of:

(a)      the sum of any proceeds received from the sale of the Certificates and the Uncertificated VRR Interest to investors and the sale of servicing rights to Midland Loan Services, a Division of PNC Bank, National Association, for the master servicing of the Mortgage Loans and primary servicing of certain of the Serviced Loans, over

(b)      the sum of the costs and expense of originating or acquiring the Mortgage Loans and the costs and expenses related to the issuance, offering and sale of the Certificates and the Uncertificated VRR Interest as described in this prospectus.

The mortgage servicing rights were sold to the Master Servicer for a price based on the value of the Servicing Fee to be paid to the Master Servicer with respect to each Mortgage Loan and the value of the right to earn income on investments on amounts held by the Master Servicer with respect to the Mortgage Loans. The Master Servicer will also purchase the primary servicing rights for any Serviced Companion Loan.

The Depositor

Citigroup Commercial Mortgage Securities Inc. is the depositor with respect to the Issuing Entity (in such capacity, the “Depositor”). The Depositor is a special purpose corporation incorporated in the State of Delaware on July 17, 2003 for the purpose of engaging in the business of, among other things, acquiring and depositing mortgage loans in trusts in exchange for certificates evidencing interest in such trusts and selling or otherwise distributing such certificates, in addition to other related activities. The principal executive offices of the Depositor are located at 388 Greenwich Street, New York, New York 10013. The telephone number is (212) 816-5343.

The Depositor is an indirect, wholly-owned subsidiary of Citigroup Global Markets Holdings Inc., an affiliate of (i) CREFI, the Retaining Sponsor, an originator, an initial Risk Retention Consultation Party, the holder of the CREFI VRR Interest Portion and the current holder of one or more of the 4500 Academy Road Distribution Center Pari Passu Companion Loans, (ii) Citigroup Global Markets Inc., one of the underwriters, and (iii) Citibank, N.A., the Certificate Administrator, custodian, certificate registrar and paying agent.

Since the Depositor’s incorporation in 2003, it has been engaged in the securitization of commercial and multifamily mortgage loans and in acting as depositor of one or more trusts formed to issue commercial mortgage pass-through certificates that are secured by or represent interests in, pools of mortgage loans. The Depositor generally acquires the commercial and multifamily mortgage loans from CREFI or another of its affiliates or from another seller of commercial and multifamily mortgage loans, in each case in privately negotiated transactions.

The Depositor does not have, nor is it expected in the future to have, any significant assets and is not engaged in activities unrelated to the securitization of mortgage loans. The Depositor will not have any business operations other than securitizing mortgage loans and related activities.

On the Closing Date, the Depositor will acquire the Mortgage Loans from each Mortgage Loan Seller and will simultaneously transfer them, without recourse, to the Trustee for the benefit of the Certificateholders and the Uncertificated VRR Interest Owners. After establishing the Issuing Entity, the Depositor will have minimal ongoing duties with respect to the Certificates, the Uncertificated VRR Interest and the Mortgage Loans. The Depositor’s ongoing duties will include: (i) appointing a successor Trustee or Certificate Administrator in the event of the removal of the Trustee or Certificate Administrator, (ii) paying any ongoing fees (such as surveillance fees) of the Rating Agencies, (iii) promptly delivering to the Custodian any document that comes into the Depositor’s possession that constitutes part of the Mortgage File or servicing file for any Mortgage Loan, (iv) upon discovery of a breach of any of the representations and warranties of the Master Servicer, the Special Servicer or the Operating Advisor which materially and adversely affects the interests of the Certificateholders or the Uncertificated VRR Interest Owners, giving prompt written notice of such breach to the affected parties, (v) providing information in its possession with respect to the Certificates and the Uncertificated VRR Interest to the Certificate Administrator to the extent necessary to perform REMIC tax administration, (vi) indemnifying the

Issuing Entity, the Trustee, the Certificate Administrator, the Operating Advisor, the Asset Representations Reviewer, the Master Servicer and the Special Servicer for any loss, liability or reasonable expense (including, without limitation, reasonable attorneys’ fees and expenses) incurred by such parties arising (a) from the Depositor’s willful misconduct, bad faith, fraud and/or negligence in the performance of its duties contained in the Pooling and Servicing Agreement or by reason of negligent disregard of its obligations and duties under the Pooling and Servicing Agreement, or (b) as a result of the breach by the Depositor of any of its obligations or duties under the Pooling and Servicing Agreement, (vii) signing any annual report on Form 10-K, including the required certification in Form 10-K under the Sarbanes-Oxley Act of 2002, and any distribution reports on Form 10-D and current reports on Form 8-K required to be filed by the Issuing Entity and (viii) mailing the notice of a succession of the Trustee or the Certificate Administrator to all Certificateholders and the Uncertificated VRR Interest Owners.

Neither the Depositor nor any of its affiliates will insure or guarantee distributions on the Certificates or the Uncertificated VRR Interest.

The Issuing Entity

The Issuing Entity, Benchmark 2021-B27 Mortgage Trust, is a New York common law trust that will be formed on the Closing Date pursuant to the Pooling and Servicing Agreement. The only activities that the Issuing Entity may perform are those set forth in the Pooling and Servicing Agreement, which are generally limited to owning and administering the Mortgage Loans and any REO Property, disposing of Defaulted Mortgage Loans and REO Property, issuing the Certificates and the Uncertificated VRR Interest, making distributions, providing reports to Certificateholders and the Uncertificated VRR Interest Owners, and other activities described in this prospectus. Accordingly, the Issuing Entity may not issue securities other than the Certificates and the Uncertificated VRR Interest, or invest in securities, other than investing of funds in the Collection Account and other accounts maintained under the Pooling and Servicing Agreement in certain short-term high-quality investments. The Issuing Entity may not lend or borrow money, except that the Master Servicer and the Trustee may make advances of delinquent monthly debt service payments to the Issuing Entity, and the Master Servicer, the Special Servicer and the Trustee may make servicing advances, to the Issuing Entity, but in each case only to the extent it deems such advances to be recoverable from the related Mortgage Loan; such advances are intended to provide liquidity, rather than credit support. The Pooling and Servicing Agreement may be amended as set forth under “The Pooling and Servicing Agreement—Amendment”. The Issuing Entity administers the Mortgage Loans through the Trustee, the Certificate Administrator, the Master Servicer and the Special Servicer, except that any Outside Serviced Mortgage Loan is being serviced and administered pursuant to the Outside Servicing Agreement. A discussion of the duties of the Trustee, the Certificate Administrator, the Master Servicer, the Special Servicer, the Operating Advisor and the Asset Representations Reviewer, including any discretionary activities performed by each of them, is set forth under “—The Trustee”, “—The Certificate Administrator”, “—Servicers—The Master Servicer and the Special Servicer”, “—Servicers—The Outside Servicers and the Outside Special Servicers”, “—The Operating Advisor and the Asset Representations Reviewer”, “Description of the Certificates” and “The Pooling and Servicing Agreement”.

The only assets of the Issuing Entity other than the Mortgage Loans and any REO Properties (and, with respect to a Loan Combination, solely the Issuing Entity’s interest in any REO property acquired with respect to such Loan Combination pursuant to the Pooling and Servicing Agreement or the Outside Servicing Agreement, as applicable) are the Distribution Account and other accounts maintained pursuant to the Pooling and Servicing Agreement and the short-term investments in which funds in the Distribution Account and other accounts are invested. The Issuing Entity has no present liabilities, but has potential liability relating to ownership of the Mortgage Loans and any REO Properties (and, with respect to a Loan Combination, solely the Issuing Entity’s interest in any REO property acquired with respect to such Loan Combination pursuant to the Pooling and Servicing Agreement or the Outside Servicing Agreement, as applicable), and the other activities described in this prospectus, and indemnity obligations to the Depositor, the Trustee, the Certificate Administrator, the Master Servicer, the Special Servicer, the Operating Advisor and the Asset Representations Reviewer and various related persons. The fiscal year of the Issuing Entity is the calendar year. The Issuing Entity has no executive officers or board of directors and acts through the Trustee, the Certificate Administrator, the Master Servicer and the Special Servicer.

The Depositor will be contributing the Mortgage Loans to the Issuing Entity. The Depositor will be purchasing the Mortgage Loans from the Sponsors, as described under “The Mortgage Loan Purchase Agreements—Sale of Mortgage Loans; Mortgage File Delivery” and “—Cures, Repurchases and Substitutions”.

Since the Issuing Entity is a common law trust, it may not be eligible for relief under the federal bankruptcy laws, unless it can be characterized as a “business trust” for purposes of the federal bankruptcy laws. Bankruptcy courts look at various considerations in making this determination, so it is not possible to predict with any certainty whether or not the trust would be characterized as a “business trust”.

The Trustee

Wilmington Trust, National Association (“WTNA”) (formerly called M & T Bank, National Association), will act as trustee (the “Trustee”) pursuant to the Pooling and Servicing Agreement. WTNA is a national banking association with trust powers incorporated in 1995. The Trustee’s principal place of business is located at 1100 North Market Street, Wilmington, Delaware 19890. WTNA is an affiliate of Wilmington Trust Company and both WTNA and Wilmington Trust Company are subsidiaries of Wilmington Trust Corporation, and Wilmington Trust Corporation is a wholly-owned subsidiary of M&T Bank Corporation. Since 1998, Wilmington Trust Company has served as trustee in numerous asset-backed securities transactions. As of December 31, 2020, WTNA served as trustee on over 1,913 mortgage-backed related securities transactions having an aggregate original principal balance in excess of $480 billion, of which approximately 646 transactions were commercial mortgage-backed securities transactions having an aggregate original principal balance of approximately $426 billion.

The transaction parties may maintain banking and other commercial relationships with WTNA and its affiliates. In its capacity as trustee on commercial mortgage securitizations, WTNA and its affiliates are generally required to make an advance if the related servicer or special servicer fails to make a required advance. In the past three years, WTNA and its affiliates have not been required to make an advance on a commercial mortgage-backed securities transaction.

WTNA is subject to various legal proceedings that arise from time to time in the ordinary course of business. WTNA does not believe that the ultimate resolution of any of these proceedings will have a material adverse effect on its services as trustee.

The foregoing information set forth under this “—The Trustee” heading has been provided by WTNA.

The responsibilities of the Trustee are set forth in the Pooling and Servicing Agreement. A discussion of the role of the Trustee and its continuing duties, including: (1) any actions required by the Trustee, including whether notices are required to investors, rating agencies or other third parties, upon an event of default, potential event of default (and how defined) or other breach of a transaction covenant and any required percentage of a class or classes of asset-backed securities that is needed to require the Trustee to take action; (2) limitations on the Trustee’s liability under the transaction agreements regarding the asset-backed securities transaction; (3) any indemnification provisions that entitle the Trustee to be indemnified from the cash flow that otherwise would be used to pay the asset-backed securities; and (4) any contractual provisions or understandings regarding the Trustee’s removal, replacement or resignation, as well as how the expenses associated with changing from one Trustee to another Trustee will be paid, is set forth in this prospectus under “The Pooling and Servicing Agreement”.

For a description of any material affiliations, relationships and related transactions between the Trustee and the other transaction parties, see “—Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties” below.

The Trustee will only be liable under the Pooling and Servicing Agreement to the extent of the obligations specifically imposed by the Pooling and Servicing Agreement. For further information regarding the duties, responsibilities, rights and obligations of the Trustee under the Pooling and Servicing Agreement, including those related to indemnification, see “The Pooling and Servicing Agreement—Limitation on Liability; Indemnification”. Certain terms of the Pooling and Servicing Agreement regarding the Trustee’s removal, replacement or resignation are described under “The Pooling and Servicing Agreement—Qualification, Resignation and Removal of the Trustee and the Certificate Administrator”.

The Certificate Administrator

Citibank, N.A., a national banking association (“Citibank”), will act as the certificate administrator (in such capacity, the “Certificate Administrator”) and custodian (in such capacity, the “Custodian”) under the Pooling and Servicing Agreement. The Certificate Administrator will also be the REMIC administrator and the 17g-5 information provider under the Pooling and Servicing Agreement. The Certificate Administrator will also be the REMIC administrator and the 17g-5 Information Provider under the Pooling and Servicing Agreement. The corporate trust office of Citibank responsible for administration of the Issuing Entity is located at 388 Greenwich Street, New York, New York 10013, Attention: Global Transaction Services – Benchmark 2021-B27 and the office for certificate transfer services is located at 480 Washington Boulevard, 30th Floor, Jersey City, New Jersey 07310, Attention: Securities Window.

Citibank is a wholly owned subsidiary of Citigroup Inc., a Delaware corporation. Citibank performs as certificate administrator through the Agency and Trust line of business, which is part of the Global Transaction Services division. Citibank has primary corporate trust offices located in both New York and London. Citibank is a leading provider of corporate trust services offering a full range of agency, fiduciary, tender and exchange, depositary and escrow services. As of the end of the first quarter of 2021, Citibank’s Agency and Trust group managed in excess of $6 trillion in fixed income and equity investments on behalf of approximately 3,000 corporations worldwide. Since 1987, Citibank’s Agency and Trust group has provided trustee services for asset-backed securities containing pool assets consisting of airplane leases, auto loans and leases, boat loans, commercial loans, commodities, credit cards, durable goods, equipment leases, foreign securities, funding agreement-backed note programs, truck loans, utilities, student loans and commercial and residential mortgages. As of the end of the first quarter of 2021, Citibank acted as trustee, certificate administrator and/or paying agent for approximately 201 transactions backed by commercial mortgages with an aggregate principal balance of approximately $223.4 billion. The Depositor, the underwriters, any initial purchasers of Certificates, the Master Servicer, the Special Servicer, the Trustee, the Operating Advisor and the Asset Representations Reviewer may maintain banking and other commercial relationships with Citibank and its affiliates.

Under the terms of the Pooling and Servicing Agreement, Citibank is responsible for securities administration, which includes pool performance calculations, distribution calculations and the preparation of monthly distribution reports. An analyst will also be responsible for the timely delivery of reports to the administration unit for processing all cash flow items. As Certificate Administrator, Citibank is also responsible for the preparation and filing of all Trust REMIC tax returns and Grantor Trust tax returns on behalf of the Issuing Entity. In the past three years, Citibank has not made material changes to the policies and procedures of its securities administration services for commercial mortgage-backed securities.

There have been no material changes to Citibank’s policies or procedures with respect to its commercial mortgage-backed trustee or securities administration function other than changes required by applicable laws. In the past three years, Citibank has not materially defaulted in its trustee or securities administration obligations under any pooling and servicing agreement or caused an early amortization or other performance triggering event because of the performance by Citibank as trustee or securities administrator with respect to commercial mortgage-backed securities.

Citibank is acting as custodian of the mortgage files pursuant to the Pooling and Servicing Agreement. The custodian is responsible to hold and safeguard the mortgage note(s) and other contents of the mortgage file with respect to each underlying mortgage loan on behalf of the trustee and the certificateholders. Each mortgage file will be maintained in a separate file folder marked with a unique bar code to assure loan level file integrity and to assist in inventory management. Files are segregated by transaction and/or issuer. Citibank, through its affiliates and third-party vendors, has been engaged in the mortgage document custody business for more than ten years. Citibank, through its affiliates and third-party vendors, maintains its commercial document custody facilities in Chicago, Illinois and St. Paul, Minnesota. One such third-party vendor separately engaged by Citibank in its capacity as custodian under the Pooling and Servicing Agreement is U.S. Bank National Association which will hold and safeguard the mortgage notes and other contents of the mortgage files with respect to the underlying mortgage loans.

Neither Citibank nor any of its affiliates will retain any Certificates issued by the Issuing Entity or any other economic interest in this securitization as of the Closing Date, except that Citibank or one of its affiliates is expected to purchase the Class R Certificates on the Closing Date, and except that CREFI (or a “majority-owned affiliate” (as defined in Regulation RR) thereof) will retain the CREFI VRR Interest Portion as described under “Credit Risk Retention”. Citibank or its affiliates may, from time to time after the sale of the Certificates to investors on the Closing Date, acquire additional Certificates pursuant to secondary market transactions. Any such party will have the right to dispose of any such Certificates (other than the CREFI VRR Interest Portion) at any time.

The foregoing information set forth under this “—The Certificate Administrator” heading has been provided by Citibank.

For a description of any material affiliations, relationships and related transactions between the Certificate Administrator and the other transaction parties, see “—Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

The Certificate Administrator will only be liable under the Pooling and Servicing Agreement to the extent of the obligations specifically imposed by the Pooling and Servicing Agreement. For further information regarding the duties, responsibilities, rights and obligations of the Certificate Administrator under the Pooling and Servicing Agreement, including those related to indemnification, see “The Pooling and Servicing Agreement—Limitation on Liability; Indemnification”. Certain terms of the Pooling and Servicing Agreement regarding the Certificate Administrator’s removal, replacement or resignation are described under “The Pooling and Servicing Agreement—Qualification, Resignation and Removal of the Trustee and the Certificate Administrator”.

Servicers

General

Each of the Master Servicer (directly or through one or more sub-servicers (which includes the primary servicers)) and the Special Servicer will be required to service and administer the Serviced Loans for which it is responsible as described under “The Pooling and Servicing Agreement—Servicing of the Mortgage Loans”.

The Master Servicer and the Special Servicer

Midland Loan Services, a Division of PNC Bank, National Association, a national banking association (“Midland”), is expected to be appointed to act as the initial master servicer (in such capacity, the “Master Servicer”) and in such capacity will initially be responsible for the servicing and administration of the Serviced Loans and any Serviced Loan Combinations under the Pooling and Servicing Agreement. Midland is also expected to act as the initial special servicer (in such capacity, the “Special Servicer”) under the Pooling and Servicing Agreement with respect to each Mortgage Loan and Loan Combination (other than any Excluded Special Servicer Mortgage Loan or any Outside Serviced Loan Combination), and in this capacity is expected to be responsible for the servicing and administration of the applicable Specially Serviced Loans and any associated REO Properties, and in certain circumstances, will review, evaluate, process and/or provide or withhold consent as to certain Major Decisions, Special Servicer Decisions and other transactions relating to the Mortgage Loans (other than the Mortgage Loans and Loan Combinations identified as exceptions above) and related Serviced Companion Loans that are non-Specially Serviced Loans, pursuant to the Pooling and Servicing Agreement. Certain servicing and administrative functions may also be provided by one or more primary servicers.

Midland’s principal servicing office is located at 10851 Mastin Street, Building 82, Suite 300, Overland Park, Kansas 66210.

Midland is a commercial financial services company that provides loan servicing, asset management and technology solutions for large pools of commercial and multifamily real estate assets. Midland is approved as a master servicer, special servicer and primary servicer for investment-grade commercial mortgage-backed securities by Standard & Poor’s Rating Services, Moody’s Investors Service, Inc., Fitch Ratings, Inc., DBRS, Inc. (“DBRS Morningstar”) and Kroll Bond Rating Agency, LLC. Midland has received rankings as a master, primary and special servicer of real estate assets under U.S. CMBS transactions from S&P, Fitch and DBRS Morningstar. For each category, S&P ranks Midland as “Above Average”. DBRS Morningstar ranks Midland as “MOR CS2” for master servicer and primary servicer, and “MOR CS1” for special servicer. Fitch ranks Midland as “CMS2” for master servicer, “CPS2” for primary servicer, and “CSS2+” for special servicer. Midland is also a HUD/FHA-approved mortgagee and a Fannie Mae-approved multifamily loan servicer.

Midland has detailed operating procedures across the various servicing functions to maintain compliance with its servicing obligations and the servicing standards under Midland’s servicing agreements, including procedures for managing delinquent and specially serviced loans. The policies and procedures are reviewed annually and centrally managed. Furthermore, Midland’s business continuity and disaster recovery plans are reviewed and tested annually. Midland’s policies, operating procedures and business continuity plan anticipate and provide the mechanism for some or all of Midland’s personnel to work remotely as determined by management to comply with changes in federal, state or local laws, regulations, executive orders, other requirements and/or guidance, to address health and/or other concerns related to a pandemic or other significant event or to address market or other business purposes. In light of the COVID-19 pandemic and related federal, state, and local orders, requirements and/or guidance, Midland implemented part of its business continuity plan that includes the requirement that most of its personnel work remotely until management determines otherwise. However, beginning on June 14, 2021, Midland personnel who have been working remotely during the COVID-19 pandemic are generally permitted to voluntarily return to the workplace, subject to certain exceptions and limitations.

Midland will not have primary responsibility for custody services of original documents evidencing the underlying mortgage loans. Midland may from time to time have custody of certain of such documents as necessary for enforcement actions involving particular mortgage loans or otherwise. To the extent that Midland has custody of any such documents for any such servicing purposes, such documents will be maintained in a manner consistent with the servicing standard.

No securitization transaction involving commercial or multifamily mortgage loans in which Midland was acting as master servicer, primary servicer or special servicer has experienced a servicer event of default as a result of any action or inaction of Midland as master servicer, primary servicer or special servicer, as applicable, including as a result of Midland’s failure to comply with the applicable servicing criteria in connection with any securitization transaction. Midland has made all advances required to be made by it under the servicing agreements on the commercial and multifamily mortgage loans serviced by Midland in securitization transactions.

From time-to-time Midland is a party to lawsuits and other legal proceedings as part of its duties as a loan servicer (e.g., enforcement of loan obligations) and/or arising in the ordinary course of business. Midland does not believe that any such lawsuits or legal proceedings would, individually or in the aggregate, have a material adverse effect on its business or its ability to service loans pursuant to the Pooling and Servicing Agreement or any applicable Outside Servicing Agreement.

Midland currently maintains an Internet-based investor reporting system, CMBS Investor Insight®, that contains performance information at the portfolio, loan and property levels on the various commercial mortgage-backed securities transactions that it services. Certificateholders, prospective transferees of the certificates and other appropriate parties may obtain access to CMBS Investor Insight through Midland’s website at www.pnc.com/midland. Midland may require registration and execution of an access agreement in connection with providing access to CMBS Investor Insight.

As of March 31, 2021, Midland was master and primary servicing approximately 28,788 commercial and multifamily mortgage loans with a principal balance of approximately $504 billion. The collateral for such loans is located in all 50 states, the District of Columbia, Puerto Rico, Guam and Canada. Approximately 12,803 of such loans, with a total principal balance of approximately $268 billion, pertain to commercial and multifamily mortgage-backed securities. The related loan pools include multifamily, office, retail, hospitality and other income-producing properties.

Midland will acquire the right to act as master servicer and/or primary servicer (and the related right to receive and retain the excess servicing strip) with respect to the Mortgage Loans sold to the issuing entity by the sponsor pursuant to one or more servicing rights appointment agreements entered into on the Closing Date. The “excess servicing strip” means a portion of the Servicing Fee payable to Midland that accrues at a per annum rate initially equal to the Servicing Fee Rate minus the sum of 0.00125% plus any related subservicing fee rate, but which may be reduced under certain circumstances as provided in the Pooling and Servicing Agreement.

Midland Loan Services, a Division of PNC Bank, National Association, the Special Servicer, is also the master servicer of the Amazon Seattle Loan Combination and the 1985 Marcus Loan Combination, which are serviced under the Benchmark 2021-B25 Pooling and Servicing Agreement.

Prior to the Closing Date, Midland also acted as master servicer and special servicer of the Alabama Hilton Portfolio Loan Combination under the pooling and servicing agreement governing the Benchmark 2020-B17 securitization (the “BMARK 2020-B17 PSA”). During such time, the Alabama Hilton Portfolio Loan Combination was transferred to special servicing, and Midland, as special servicer under the BMARK 2020-B17 PSA, entered into a forbearance and modification agreement dated September 1, 2020 with the borrowers. Under such forbearance and modification agreement, Midland received a modification fee equal to 1.00% of the outstanding principal balance of the Alabama Hilton Portfolio Loan Combination, which modification fee was equal to approximately $287,000.00. Additionally, Midland, in its capacity as special servicer under the BMARK 2020-B17 PSA, is generally entitled to a workout fee equal to 1.00% of each collection of interest (excluding penalty charges and excess interest) and principal received on the Alabama Hilton Portfolio Loan Combination for so long as it remains a corrected loan, subject to certain limitations. Midland is required, subject to certain exceptions, to offset such workout fee against the modification fee Midland received, however, such modification fee is not expected to equal or exceed the full amount of the workout fee that Midland is entitled to charge over the remaining term of the Alabama Hilton Portfolio Loan Combination. After the Closing Date, Midland, as Master Servicer, expects to use reasonable efforts in accordance with the Servicing Standard to collect such workout fee from the related borrowers in accordance with the Loan Agreement as amended. Midland will only be entitled to be paid the portion of such workout fee related to the Alabama Hilton Portfolio Mortgage Loan if and to the extent Midland collects such workout fee from the related borrowers and will not be entitled to payment of such workout fee from the Issuing Entity.

From time to time, Midland and/or its affiliates may purchase or sell securities, including certificates issued in this offering, including in the secondary market.

Midland has been servicing mortgage loans in CMBS transactions since 1992. The table below contains information on the size of the portfolio of commercial and multifamily loans and leases in CMBS and other servicing transactions for which Midland has acted as master and/or primary servicer from 2018 to 2020.

Portfolio Size – Master/Primary Servicing	Calendar Year End (Approximate amounts in billions)
	2018	2019	2020
CMBS	$181	$219	$256
Other	$351	$387	$317
Total	$532	$606	$573

Midland has acted as a special servicer for commercial and multifamily mortgage loans in CMBS transactions since 1992. The table below contains information on the size of the portfolio of specially serviced commercial and multifamily loans, leases and REO properties that have been referred to Midland as special servicer in CMBS transactions from 2018 to 2020.

As of March 31, 2021, Midland was named the special servicer in approximately 396 commercial mortgage-backed securities transactions with an aggregate outstanding principal balance of approximately $168 billion. With respect to such commercial mortgage-backed securities transactions as of such date, Midland was administering approximately 405 assets with an outstanding principal balance of approximately $8.5 billion.

Portfolio Size –Special Servicing	Calendar Year End (Approximate amounts in billions)
	2018	2019	2020
Total	$158	$171	$170

Midland may enter into one or more arrangements with a Directing Holder, a Controlling Class Certificateholder, any directing certificateholder, any Companion Loan Holder, the other Certificateholders (or an affiliate or a third-party representative of one or more of the preceding) or any other person with the right to appoint or remove and replace the special servicer to provide for a discount, waiver and/or revenue sharing with respect to certain of the special servicer compensation in consideration of, among other things, Midland’s appointment (or continuance) as special servicer under the Pooling and Servicing Agreement and any related co-lender agreement and limitations on the right of such person to remove the special servicer.

Pursuant to certain interim servicing agreements between GSMC and certain of its affiliates, on the one hand, and Midland, on the other hand, Midland acts as interim servicer with respect to certain mortgage loans, including, prior to their inclusion in the issuing entity, certain of the Mortgage Loans.

Pursuant to certain interim servicing agreements between CREFI and certain of its affiliates, on the one hand, and Midland, on the other hand, Midland acts as interim servicer with respect to certain mortgage loans, including, prior to their inclusion in the issuing entity, certain of the Mortgage Loans.

Pursuant to certain interim servicing agreements between JPMCB and certain of its affiliates, on the one hand, and Midland, on the other hand, Midland acts as interim servicer with respect to certain mortgage loans, including, prior to their inclusion in the issuing entity, certain of the Mortgage Loans.

Pursuant to certain interim servicing agreements between GACC and certain of its affiliates, on the one hand, and Midland, on the other hand, Midland acts as interim servicer with respect to certain mortgage loans, including, prior to their inclusion in the issuing entity, certain of the Mortgage Loans.

PNC Bank, National Association (“PNC Bank”), and its affiliates may use some of the same service providers (e.g., legal counsel, accountants and appraisal firms) as are retained on behalf of the issuing entity. In some cases, fee rates, amounts or discounts may be offered to PNC Bank and its affiliates by a third party vendor which differ from those offered to the trust fund as a result of scheduled or ad hoc rate changes, differences in the scope, type or nature of the service or transaction, alternative fee arrangements, and negotiation by PNC Bank or its affiliates other than Midland.

The report on assessment of compliance with applicable servicing criteria for the twelve-month period ending on December 31, 2020, furnished pursuant to Item 1122 of Regulation AB for Midland, did not identify a material instance of noncompliance. The reports on assessment of compliance with applicable servicing criteria for the twelve month periods ending on December 31, 2018 and December 31, 2019, respectively, furnished pursuant to Item 1122 of Regulation AB for Midland, identified a material instance of noncompliance relating to the servicing criterion described in Item 1122(d)(3)(i)(A) of Regulation AB, which requires that:

“Reports to investors, including those to be filed with the Commission, are maintained in accordance with the transaction agreements and applicable Commission requirements. Specifically, such reports: (A) Are prepared in accordance with timeframes and other terms set forth in the transaction agreements.”

For CMBS transactions subject to the reporting requirements of Regulation AB on and after November 23, 2016 (the effective date of the most recent amendment to Regulation AB), Midland as master servicer of certain of those CMBS transactions became responsible for Schedule AL (Asset-Level) reporting on behalf of the related CMBS trusts. Midland’s Schedule AL reporting process was enhanced in April of 2019, however, the process remained manual throughout the 2019 calendar year and additional errors during such year were identified during the related audit. Following identification, Midland made staffing changes and additional improvements to its processes and procedures to support its Schedule AL reporting obligations and has moved to an automated solution for this process.

The foregoing information regarding Midland under the heading “—Servicers—The Master Servicer and the Special Servicer” has been provided by Midland.

The Master Servicer will have various duties under the Pooling and Servicing Agreement. Certain duties and obligations of the Master Servicer are described under “The Pooling and Servicing Agreement—General” and “—Enforcement of Due-On-Sale and Due-On-Encumbrance Clauses”. The Master Servicer’s ability to waive or modify any terms, fees, penalties or payments on the Mortgage Loans (other than the Outside Serviced Mortgage Loan), and the effect of that ability on the potential cash flows from such Mortgage Loans, are described under “The Pooling and Servicing Agreement—Realization Upon Mortgage Loans—Modifications, Waivers and Amendments”. The Master Servicer’s obligations as the servicer to make advances, and the interest or other fees charged for those advances and the terms of the Master Servicer’s recovery of those advances, are described under “The Pooling and Servicing Agreement—Advances”.

The Master Servicer will not have primary responsibility for custody services of original documents evidencing the Mortgage Loans or the Serviced Companion Loans. On occasion, the Master Servicer may have custody of certain of such documents as are necessary for enforcement actions involving the Mortgage Loans or the Serviced Companion Loans or otherwise. To the extent Master Servicer performs custodial functions as a servicer, documents will be maintained in a manner consistent with the Servicing Standard.

Certain terms of the Pooling and Servicing Agreement regarding the Master Servicer’s removal or replacement, or resignation are described under “The Pooling and Servicing Agreement—Resignation of the Master Servicer, the Special Servicer and the Operating Advisor”, “—Servicer Termination Events”, “—Rights Upon Servicer Termination Event” and “—Waivers of Servicer Termination Events”.

The Master Servicer will only be liable under the Pooling and Servicing Agreement to the extent of the obligations specifically imposed by the Pooling and Servicing Agreement. The Master Servicer’s rights and obligations with respect to indemnification, and certain limitations on the Master Servicer’s liability under the Pooling and Servicing Agreement, are described under “The Pooling and Servicing Agreement—Limitation on Liability; Indemnification”.

For a description of any material affiliations, relationships and related transactions between the Master Servicer and the other transaction parties, see “—Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

Certain duties and obligations of the Special Servicer and the provisions of the Pooling and Servicing Agreement are described under “The Pooling and Servicing Agreement—Servicing of the Mortgage Loans”, “—Enforcement of Due-On-Sale and Due-On-Encumbrance Clauses”, “—Inspections”, and “—Appraisal Reduction Amounts”. The Special Servicer’s ability to waive or modify any terms, fees, penalties or payments on the Mortgage Loans and the potential effect of that ability on the potential cash flows from the Mortgage Loans are described under “The Pooling and Servicing Agreement—Realization Upon Mortgage Loans—Modifications, Waivers and Amendments”.

The Special Servicer may be terminated, with respect to the Mortgage Loans serviced under the Pooling and Servicing Agreement (a) with or without cause by the applicable Directing Holder, (b) for cause at any time, and (c) otherwise without cause as described under “The Pooling and Servicing Agreement—Termination of the Special Servicer Other Than in Connection With a Servicer Termination Event”, upon satisfaction of certain conditions specified in the Pooling and Servicing Agreement.

The Special Servicer may resign under the Pooling and Servicing Agreement as described under “The Pooling and Servicing Agreement—Resignation of the Master Servicer, the Special Servicer and the Operating Advisor”. The Special Servicer and various related persons and entities will be entitled to be indemnified by the Issuing Entity for certain losses and liabilities incurred by the Special Servicer as described under “The Pooling and Servicing Agreement—Limitation on Liability; Indemnification”.

The Outside Servicers and the Outside Special Servicers

For information regarding the Outside Servicers and Outside Special Servicers and each of the Outside Servicing Agreements (to the extent definitively identified as of the date of this prospectus) pursuant to which the Outside Servicers and Outside Special Servicers are obligated to service the applicable Outside Serviced Loan Combinations, see “Summary of Terms—Relevant Parties—Outside Servicers, Outside Special Servicers, Outside Trustees and Outside Custodians” and “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans”.

Situs Holdings, LLC

Situs Holdings, LLC, a Delaware limited liability company (“Situs Holdings”) currently serves as the special servicer under the BGME Trust 2021-VR TSA, which currently governs the servicing of the Burlingame Point Loan Combination, the loan specific special servicer and for the Equus Industrial Portfolio Loan Combination under the Benchmark 2021-B26 PSA and is the loan specific special servicer for the Amazon Seattle Loan Combination under the Benchmark 2021-B25 PSA. Situs Holdings’ controlling ownership interest is collectively held by the Trident VI and Trident VII Funds (which “Trident VI” Funds include Trident VI, LP, Trident VI Parallel Fund, LP,

Trident VI DE Parallel Fund, LP, and Trident VI Professionals Fund, LP and which “Trident VII” Funds include Trident VII, LP, Trident VII Parallel Fund, LP, Trident VII DE Parallel Fund, LP, and Trident VII Professionals Fund, LP) all of which are managed by Stone Point Capital LLC (”Stone Point”), an investment adviser registered with the US. Securities and Exchange Commission. Stone Point is a financial services-focused private equity firm that has raised and managed eight private equity funds over 25 years, with aggregate committed capital of more than $25 billion. Stone Point has invested in over 100 companies and targets investments in the global financial services industries, including investments in companies that provide outsourced services to financial institutions, banks and depository institutions, asset management firms, insurance and reinsurance companies, insurance distribution and other insurance-related businesses, specialty lending and other credit opportunities, mortgage services companies and employee benefits and healthcare companies. A minority interest in Situs Holdings is held by Port-aux-Choix Private Investments Inc., a Canadian pension fund managed by The Public Sector Pension Investment Board (“PSP”). PSP is one of Canada’s largest pension investment managers investing in funds for the pension plans of the Public Service, the Canadian Armed Forces, the Royal Canadian Mounted Police and the Reserve Force.

On September 18, 2020, SitusAMC Holdings Corp., Situs Holdings’ parent, acquired the third-party loan servicing and asset management platform of Cohen Financial, a division of Truist Financial Corporation. The acquisition included Cohen’s servicing and asset management clients and employees, including those related to special servicing.

The principal executive office of Situs Holdings is located at 5065 Westheimer, Suite 700E, Houston, Texas 77056 and its telephone number is (713) 328-4400. Situs Holdings maintains its principal special servicing office at 101 Montgomery Street, Suite 2250, San Francisco, California 94104.

Situs Holdings has a current Special Servicer rating for “CSS2-” from Fitch and is on S&P’s Select Servicer list as a United States Commercial Mortgage Special Servicer ranked “Above Average.” Situs Holdings is approved by Moody’s as a special servicer for CMBS and single family rental transactions. KBRA has reviewed Situs Holdings as a special servicer and has deemed Situs Holdings to possess the necessary capabilities and attributes necessary to satisfy the minimum requirements to meet its contractual obligations and the Servicing Standard in accordance with industry practices. As of March 31, 2021, Situs Holdings is also the named operating advisor for 21 CMBS transactions with an aggregate outstanding principal balance of approximately $17.39 billion.

Situs Holdings and its affiliates (collectively, “Situs”) are involved in the real estate advisory business and engages principally in:

●	Real estate consulting

●	Primary servicing

●	CMBS special servicing

●	Asset management

●	Commercial real estate valuation

●	Due diligence and underwriting

Since 1985, Situs has provided commercial real estate advisory, due diligence and business solutions to the lending and real estate industries. Situs has major offices located across the U.S. in San Francisco, New York, and Houston as well as offices in London and Frankfurt. Situs provides services to financial institutions investors and servicers as well as to agencies of the United States government.

The table below sets forth information about Situs’ portfolio of securitized specially serviced loans as of the dates indicated below:

Special Servicing

	As of 12/31/2018	As of 12/31/2019	As of 12/31/2020	As of 03/31/2021
CMBS Pools (excluding Single Family Rental)	22	60	181	211
CMBS Loans (excluding Single Family Rental) by Approximate Number	1,220	1,912	3,099	3,137
Named Specially Serviced Portfolios By Approximate Unpaid Principal Balance(1)	$11,988,515,043	$29,654,019,596	$53,482,183,741	$72,049,891,284
Actively Specially Serviced Portfolios By Approximate Number of Loans(2)	12	3	145	44
Actively Specially Serviced Portfolio By Approximate Aggregate Unpaid Principal Balance(2)	$138,318,128	$12,523,226	$2,750,936,174	$1,772,607,205
CMBS Single Family Rental Pools	3	6	10	10
By Approximate Number	249	512	863	830
Named Specially Serviced Approximate Unpaid Principal Balance(1)	$547,140,715	$1,410,421,511	$2,449,610,876	$2,341,125,234
Actively Specially Serviced by Approximate Number of Loans(2)	7	17	36	33
Actively Specially Serviced by Approximate Unpaid Principal Balance(2)	$11,115,151	$26,206,600	$88,514,810	$75,077,842

(1)	Includes all loans in Situs’ portfolio for which Situs is the named special servicer, regardless of whether such loans are, as of the specified date, specially-serviced loans.

(2)	Includes only those loans in the portfolio that, as of the specified date, are specially-serviced loans.

As of March 31, 2021, Situs had 101 personnel involved in the asset management and special servicing of commercial real estate assets, of which 19 were dedicated to the special servicing business unit. As of March 31, 2021, Situs specially serviced a portfolio that included approximately 184 loans throughout the United States, including non-securitized notes, with a then current face value in excess of $1.97 billion, all of which are commercial or multifamily real estate assets. As of March 31, 2021, Situs had 177 personnel involved in the primary/master servicing of commercial real estate, all of which are commercial or multifamily real estate assets.

Those commercial real estate assets included mortgage loans secured by the same types of income producing properties as those securing the Burlingame Point Loan Combination, the Equus Industrial Portfolio Loan Combination and the Amazon Seattle Loan Combination. Accordingly, the assets that Situs services, depending upon the particular circumstances, including the nature and location of such assets, compete with the mortgaged real property securing those Loan Combinations for tenants, purchasers, financing and so forth. Additionally, certain affiliates of Situs may be invested in, directly or indirectly, commercial real estate assets and commercial mortgage assets that include the same types of loans and properties as the Property securing the Mortgage Loan. Accordingly, the assets that Situs services, depending upon the particular circumstances, including the nature and location of such assets, compete with the mortgaged real properties securing the mortgage loans for tenants, purchasers, financing and so forth.

Situs has developed policies and procedures for the performance of its servicing and special servicing obligations in compliance with applicable servicing criteria set forth in Item 1122 of Regulation AB, including managing delinquent loans and loans subject to the bankruptcy of the borrower. Situs has recognized that technology can greatly improve its performance as a servicer and special servicer, and Situs’ infrastructure provides improved controls for compliance with pooling and servicing agreements, loan administration and procedures in workout/resolution.

Situs occasionally engages consultants to perform property inspections and provide certain asset management functions. Situs does not have any material primary advancing obligations with respect to the CMBS pools as to which it acts as servicer and/or special servicer and accordingly Situs does not believe that its financial condition will have any adverse effect on the performance of its duties under the BGME Trust 2021-VR TSA, the Benchmark 2021-B26 PSA or the Benchmark 2021-B25 PSA nor any material impact on the performance of the Burlingame Point Loan Combination, the Equus Industrial Portfolio Loan Combination or the Amazon Seattle Loan Combination.

Situs Holdings will not have primary responsibility for custody services of original documents evidencing the mortgage loans for which it is special servicer. On occasion, Situs Holdings may have custody of certain of such documents as necessary for enforcement actions involving the Burlingame Point Loan Combination, the Equus Industrial Portfolio Loan Combination or the Amazon Seattle Loan Combination or otherwise. To the extent that Situs Holdings has custody of any such documents, such documents will be maintained in a manner consistent with the servicing standards set forth in the applicable trust and servicing agreement. There are currently no legal proceedings pending; and no legal proceedings known to be contemplated by governmental authorities, against Situs or of which any of its property is the subject, which is material to the holders of the Burlingame Point Loan Combination, the Equus Industrial Portfolio Loan Combination or the Amazon Seattle Loan Combination.

No securitization transaction involving commercial or multifamily mortgage loans in which Situs was acting as servicer and/or special servicer has experienced an event of default as a result of any action or inaction performed by Situs as special servicer. In addition, there has been no previous disclosure of material non-compliance with servicing criteria by Situs with respect to any other securitization transaction involving commercial or multifamily mortgage loans in which Situs was acting as servicer and/or special servicer.

From time to time, Situs and its affiliates are parties to lawsuits and other legal proceedings arising in the ordinary course of business. Situs does not believe that any such lawsuits or legal proceedings would, individually or in the aggregate, have a material adverse effect on its business or its ability to serve as servicer and/or special servicer.

Situs is not an affiliate of the depositor, the issuing entity, the sponsors/mortgage loan sellers, the originators, the servicers, any sub-servicer, the master servicer, the trustee, the certificate administrator, the custodian, the operating advisor or the asset representations reviewer. Situs Holdings is affiliated with Prima Capital Advisors LLC, the current controlling class representative under the BGME Trust 2021-VR TSA and Prima Mortgage Investment Trust, LLC, the current directing party for the Equus Industrial Portfolio Loan Combination under the Benchmark 2021-B26 PSA and Rialto Capital Advisors, LLC, the general special servicer under the Benchmark 2021-B25 PSA and RREF IV Debt AIV, LP, the initial controlling class representative under the Benchmark 2021-B25 PSA through Stone Point and the various Trident Funds. Stone Point, the investment manager, and the various Trident Funds control certain ownership interests in Situs, Prima, Rialto and RREF IV Debt AIV, LP through separate Trident Funds, each managed by Stone Point.

From time to time, Situs and/or its affiliates may purchase or sell securities, including CMBS certificates. Situs and/or its affiliates may review this prospectus and purchase or sell certificates issued in this offering, including in the secondary market. Except as described herein, neither Situs nor any of its affiliates will retain on the Closing Date any certificates issued by the issuing entity or any other economic interest in this securitization. However, Situs, or its affiliates, may from time to time after the initial sale of the certificates to investors on the Closing Date, acquire additional certificates pursuant to secondary market transactions. Any such party will have the right to dispose of such certificates at any time.

The depositor, the sponsors, borrowers, the guarantors, the master servicer, the trustee and the certificate administrator may maintain banking and other commercial relationships with Situs and its affiliates.

The foregoing information regarding Situs under this “—Servicers—The Outside Servicers and the Outside Special Servicers— Situs Holdings, LLC” sub-heading has been provided by Situs.

The Operating Advisor and the Asset Representations Reviewer

Park Bridge Lender Services LLC (“Park Bridge Lender Services”), a New York limited liability company and an indirect, wholly owned subsidiary of Park Bridge Financial LLC (“Park Bridge Financial”), will act as the operating advisor (in such capacity, the “Operating Advisor”) under the Pooling and Servicing Agreement. Park Bridge Lender Services will also be serving as the asset representations reviewer (in such capacity, the “Asset Representations Reviewer”) under the Pooling and Servicing Agreement. Park Bridge Lender Services has an address at 600 Third Avenue, 40th Floor, New York, New York 10016 and its telephone number is (212) 230-9090.

Park Bridge Financial is a privately held commercial real estate finance advisory firm headquartered in New York, New York. Since its founding in 2009, Park Bridge Financial and its affiliates have been engaged by commercial banks (community, regional and multi-national), opportunity funds, REITs, investment banks, insurance companies, entrepreneurs and hedge funds on a wide variety of advisory assignments. These engagements have included: mortgage brokerage, loan syndication, contract underwriting, valuations, risk assessments, surveillance, litigation support, expert testimony, loan restructures as well as the disposition of commercial mortgages and related collateral.

Park Bridge Financial’s technology platform is server-based with back-up, disaster-recovery and encryption services performed by vendors and data centers that comply with industry and regulatory standards.

As of March 31, 2021, Park Bridge Lender Services was acting as operating advisor or trust advisor for CMBS transactions or other similar transactions with an approximate aggregate initial principal balance of $268.5 billion issued in 319 transactions.

As of March 31, 2021, Park Bridge Lender Services was acting as asset representations reviewer for CMBS transactions or other similar transactions with an approximate aggregate initial principal balance of $126.5 billion issued in 141 transactions.

There are no legal proceedings pending against Park Bridge Lender Services, or to which any property of Park Bridge Lender Services is subject, that are material to the Certificateholders, nor does Park Bridge Lender Services have actual knowledge of any proceedings of this type contemplated by governmental authorities.

Park Bridge Lender Services satisfies each of the standards of an “Eligible Operating Advisor” set forth under “The Pooling and Servicing Agreement—Operating Advisor—Eligibility of Operating Advisor”. Park Bridge Lender Services: (a) is an operating advisor on other CMBS transactions rated by any of Moody’s, Fitch, KBRA, S&P and/or DBRS Morningstar and none of those rating agencies has qualified, downgraded or withdrawn any of its rating or ratings of one or more classes of certificates for any such transaction citing concerns with Park Bridge Lender Services as the sole or material factor in such rating action; (b) (x) has been regularly engaged in the business of analyzing and advising clients in commercial mortgage-backed securities matters and has at least five years of experience in collateral analysis and loss projections, and (y) has at least five years of experience in commercial real estate asset management and experience in the workout and management of distressed commercial real estate assets; (c) can and is making the representations and warranties as operating advisor set forth in the Pooling and Servicing Agreement; (d) is not (and is not Risk Retention Affiliated with) the Depositor, the Trustee, the Certificate Administrator, the Master Servicer, the Special Servicer, any Mortgage Loan Seller, the Controlling Class Representative, any Risk Retention Consultation Party or a depositor, trustee, certificate administrator, master servicer, or special servicer with respect to the securitization of any Companion Loan or any of their respective affiliates; (e) has not been paid by the Special Servicer or any successor special servicer any fees, compensation or other remuneration (x) in respect of its obligations under the Pooling and Servicing Agreement or (y) for the recommendation of the replacement of the Special Servicer or the appointment of a successor special servicer to become the Special Servicer; and (f) does not directly or indirectly, through one or more affiliates or otherwise, own any interest in any Certificates, any Mortgage Loans, any Companion Loan or any securities backed by a Companion Loan or otherwise have any financial interest in the securitization transaction to which the Pooling and Servicing Agreement relates, other than its fees from its role as Operating Advisor; provided that Park Bridge Lender Services, in its capacity as Asset Representations Reviewer, is entitled to receive related fees as set forth in the Pooling and Servicing Agreement.

In addition, Park Bridge Lender Services believes that its financial condition will not have any material adverse effect on the performance of its duties under the Pooling and Servicing Agreement.

The foregoing information under this “—The Operating Advisor and the Asset Representations Reviewer” heading regarding Park Bridge Lender Services has been provided by Park Bridge Lender Services.

For a description of any material affiliations, relationships and related transactions between the Operating Advisor or the Asset Representations Reviewer and the other transaction parties, see “—Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

Certain terms of the Pooling and Servicing Agreement regarding the Operating Advisor’s removal, replacement, resignation or transfer are described under “The Pooling and Servicing Agreement—Resignation of the Master Servicer, the Special Servicer and the Operating Advisor” and “—Operating Advisor”.

The Operating Advisor and the Asset Representations Reviewer will only be liable under the Pooling and Servicing Agreement to the extent of the obligations specifically imposed by the Pooling and Servicing Agreement, and no implied duties or obligations may be asserted against the Operating Advisor or Asset Representations Reviewer.

The Operating Advisor will have certain review and consultation duties with respect to activities of the Special Servicer. The Asset Representations Reviewer will be required to review certain delinquent Mortgage Loans after a specified delinquency threshold has been exceeded and notification from the Certificate Administrator that the required percentage of Certificateholders have voted to direct a review of such delinquent Mortgage Loans. For further information regarding the duties, responsibilities, rights and obligations of the Operating Advisor and the Asset Representations Reviewer under the Pooling and Servicing Agreement, including those related to indemnification and limitation of liability, see “The Pooling and Servicing Agreement—Operating Advisor”, “—The Asset Representations Reviewer” and “—Limitation on Liability; Indemnification”. Certain terms of the Pooling and Servicing Agreement regarding the Operating Advisor’s or the Asset Representations Reviewer’s removal, replacement, resignation or transfer are described under “The Pooling and Servicing Agreement—Operating Advisor”, and “—The Asset Representations Reviewer”.

Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties

Transaction Party and Related Party Affiliations

The Depositor and its affiliates are playing several roles in this transaction. The Depositor is an affiliate of (i) CREFI, a Sponsor, an originator, an initial Risk Retention Consultation Party, the Retaining Sponsor and the expected holder of the CREFI VRR Interest Portion, (ii) Citigroup Global Markets Inc., one of the underwriters, and (iii) Citibank, N.A., the Certificate Administrator, Custodian, certificate registrar and paying agent.

GSMC, a Sponsor and an initial Risk Retention Consultation Party, is an affiliate of GS Bank, an originator and the expected owner of the GS Bank VRR Interest Portion (in such capacity, an Uncertificated VRR Interest Owner), and an affiliate of Goldman Sachs & Co. LLC, one of the underwriters.

JPMCB, a Sponsor, an originator, an initial Risk Retention Consultation Party and the expected owner of the JPMCB VRR Interest Portion (in such capacity, also an Uncertificated VRR Interest Owner), is an affiliate of J.P. Morgan Securities LLC, one of the underwriters.

GACC, a Sponsor, is an affiliate of DBRI, an originator, and Deutsche Bank Securities Inc., one of the underwriters.

Midland, the Master Servicer and Special Servicer, is also the master servicer of the Amazon Seattle Loan Combination and the 1985 Marcus Loan Combination, which are serviced under the Benchmark 2021-B25 PSA.

Prior to the Closing Date, Midland also acted as master servicer and special servicer of the Alabama Hilton Portfolio Loan Combination under the BMARK 2020-B17 PSA.

Wilmington Trust, National Association, the Trustee, is expected to be the Outside Trustee under the Outside Servicing Agreement that is expected to govern the servicing of the 375 Pearl Street Loan Combination. In its capacity as Outside Trustee or anticipated Outside Trustee, under an Outside Servicing Agreement, Wilmington Trust, National Association serves, or is expected to serve, as applicable, as mortgagee of record with respect to the subject Loan Combination.

Park Bridge Lender Services LLC, the Operating Advisor and the Asset Representations Reviewer, is also the Outside Operating Advisor and the asset representations reviewer under the Outside Servicing Agreement that governs the servicing of the Equus Industrial Portfolio Loan Combination and the iPark 84 Innovation Center Loan Combination.

Interim Servicing Arrangements

Set forth below are certain interim servicing arrangements (excluding Outside Servicing Agreements) that are in place as of the date of this prospectus, involving certain of the Mortgage Loans and certain transaction parties.

Pursuant to certain interim servicing agreements between CREFI, a Sponsor and an originator, and/or certain of its affiliates, on the one hand, and Midland, the Master Servicer and the Special Servicer, on the other hand, Midland acts as interim servicer with respect to 20 of the Mortgage Loans (33.0%) (with an aggregate Cut-off Date Balance of approximately $361,333,175) to be contributed to this securitization transaction by CREFI.

Pursuant to certain interim servicing agreements between GSMC, a Sponsor and an originator, and/or certain of its affiliates, on the one hand, and Midland, the Master Servicer and the Special Servicer, on the other hand, Midland acts as interim servicer with respect to seven (7) of the Mortgage Loans (12.1%) (with an aggregate Cut-off Date Balance of approximately $132,016,000) to be contributed to this securitization transaction by GSMC.

Pursuant to certain interim servicing agreements between JPMCB, a Sponsor and an originator, and/or certain of its affiliates, on the one hand, and Midland, the Master Servicer and the Special Servicer, on the other hand, Midland acts as interim servicer with respect to all of the Mortgage Loans (with an aggregate Cut-off Date Balance of approximately $232,310,000) to be contributed to this securitization transaction by JPMCB.

Pursuant to certain interim servicing agreements between GACC, a Sponsor and an originator, and/or certain of its affiliates, on the one hand, and Midland, the Master Servicer and the Special Servicer, on the other hand, Midland acts as interim servicer with respect to four (4) of the Mortgage Loans (7.8%) (with an aggregate Cut-off Date Balance of approximately $85,300,000) to be contributed to this securitization transaction by GACC.

Loan Combinations and Mezzanine Loan Arrangements

CREFI, an originator and a Sponsor, is the current holder of the 4500 Academy Road Distribution Center Pari Passu Companion Loan, but is expected to transfer such Companion Loan to one or more future commercial mortgage securitization transactions.

JPMCB, an originator and a Sponsor, is the current holder of the 375 Pearl Street Pari Passu Companion Loans and the Colonnade Corporate Center Pari Passu Companion Loan, which is expected to transfer such Companion Loans to one or more future securitizations.

Other Arrangements

Midland, the Master Servicer, will enter into one or more agreements with the Sponsors to purchase the master servicing rights to the Mortgage Loans and/or the right to be appointed as the Master Servicer with respect to such Mortgage Loans and to purchase the primary servicing rights to certain of the Serviced Loans.

These roles and other potential relationships may give rise to conflicts of interest as further described under “Risk Factors—Risks Relating to Conflicts of Interest—Interests and Incentives of the Originators, the Sponsors and Their Affiliates May Not Be Aligned with Your Interests” and “—Risks Relating to Conflicts of Interest—Other Potential Conflicts of Interest May Affect Your Investment”.

Credit Risk Retention

General

This securitization transaction will be subject to the credit risk retention requirements of Section 15G of the Exchange Act, as added by Section 941 of the Dodd-Frank Act (together with the rules and regulations promulgated under said Section 15G, the “Credit Risk Retention Rules”). An economic interest in the credit risk of the securitized assets in this securitization transaction is expected to be retained pursuant to Regulation RR (12 CFR Part 43) (“Regulation RR”) which implements the Credit Risk Retention Rules, as a combination of the following:

●	CREFI, a New York corporation, has been designated by the Sponsors to act as the “retaining sponsor” (as such term is defined in Regulation RR, the “Retaining Sponsor”);

●

The Retaining Sponsor is expected to acquire (or cause other Retaining Parties to acquire) from the Depositor, on the Closing Date, portions of a “single vertical security” (as defined in Regulation RR) that is an “eligible vertical interest” (as defined in Regulation RR) in the Issuing Entity, with an aggregate initial principal balance of approximately $40,500,000 as of the Closing Date consisting of (i) the GS Bank VRR Interest Portion retained by GS Bank (or its MOA), as described below, (ii) the JPMCB VRR Interest Portion retained by JPMCB, as described below and (iii) the Class VRR Certificates acquired by CREFI, as described below (collectively, the “Combined VRR Interest”); the Combined VRR Interest will represent at least 3.70% of the sum of the initial Certificate Balance of all of the Certificates and the initial principal balance of the Uncertificated VRR Interest as of the Closing Date; and the Combined VRR Interest will entitle each holder thereof to a specified percentage of the amounts paid on each other class of ABS interests in the Issuing Entity;

●

The Retaining Sponsor is expected to offset a portion of its risk retention requirements by the portion of the Combined VRR Interest acquired on the Closing Date and retained by Goldman Sachs Bank USA, a New York chartered bank (“GS Bank”) (or its MOA), as originator of the GSMC Mortgage Loans, which portion of the Combined VRR Interest will constitute an uncertificated interest and have an initial principal balance equal to approximately $9,573,133, representing approximately 23.6% (by initial principal balance) of the entire Combined VRR Interest as of the Closing Date (the “GS Bank VRR Interest Portion”). GS Bank originated approximately 23.6% of the Initial Pool Balance, which is equal to at least 20% of the Initial Pool Balance and is equal to its percentage ownership of the aggregate initial principal balance of the entire Combined VRR Interest as of the Closing Date, in accordance with Rule 11(a)(1) of Regulation RR;

●

GS Bank will acquire the GS Bank VRR Interest Portion pursuant to an exchange in accordance with Rule 11(a)(1)(iv)(B), whereby GS Bank will sell to the Depositor (through its affiliate, GSMC) the GSMC Mortgage Loans that it originated in exchange for cash consideration and the GS Bank VRR Interest Portion; and payment for the GS Bank VRR Interest Portion (i) will be in the form of a reduction in the price received by GS Bank (through GSMC) from the Depositor for the GSMC Mortgage Loans sold by GS Bank (through GSMC) to the Depositor for inclusion in such securitization transaction (which price will be subject to adjustment for allocated transaction costs and expenses) and (ii) will equal the amount by which the Retaining Sponsor’s risk retention is reduced by GS Bank’s acquisition of the GS Bank VRR Interest Portion in accordance with Regulation RR;

●

The Retaining Sponsor is expected to offset a portion of its risk retention requirements by the portion of the Combined VRR Interest acquired on the Closing Date and retained by JPMCB, a national banking association, which portion of the Combined VRR Interest will constitute an uncertificated interest and have an initial principal balance equal to approximately $9,267,240, representing approximately 22.9% (by initial principal balance) of the entire Combined VRR Interest as of the Closing Date (the “JPMCB VRR Interest Portion”). JPMCB originated Mortgage Loans or portions thereof representing approximately 22.9% of the Initial Pool Balance, which is equal to at least 20% of the Initial Pool Balance and is equal to JPMCB’s percentage ownership of the aggregate initial principal balance of the entire Combined VRR Interest as of the Closing Date, in accordance with Rule 11(a)(1) of Regulation RR;

●

JPMCB will acquire the JPMCB VRR Interest Portion pursuant to an exchange in accordance with Rule 11(a)(1)(iv)(B), whereby JPMCB will sell to the Depositor the JPMCB Mortgage Loans originated by it in exchange for cash consideration and the JPMCB VRR Interest Portion; and payment for the JPMCB VRR Interest Portion (i) will be in the form of a reduction in the price received by JPMCB from the Depositor for the JPMCB Mortgage Loans originated by JPMCB and sold by JPMCB to the Depositor for inclusion in this securitization transaction (which price will be subject to adjustment for allocated transaction costs and expenses) and (ii) will equal the amount by which the Retaining Sponsor’s risk retention is reduced by JPMCB’s acquisition of the JPMCB VRR Interest Portion in accordance with Regulation RR;

●

The Retaining Sponsor is expected to retain (either directly or through its MOA) the portion of the Combined VRR Interest remaining (following the acquisition by or on behalf of each of GS Bank and JPMCB of the JPMCB VRR Interest Portion and the GS Bank VRR Interest Portion, respectively), which remaining portion will be in the form of Class VRR Certificates and have an initial Certificate Balance equal to approximately $21,659,627, representing approximately 53.5% (by initial principal balance) of the entire Combined VRR Interest as of the Closing Date (the “CREFI VRR Interest Portion”); and

●

The Retaining Sponsor is expected to satisfy the remainder of its risk retention requirements under the Credit Risk Retention Rules by a third party purchaser (the “Retaining Third Party Purchaser”), which will be KKR CMBS II Aggregator Type 1 L.P., a Delaware limited partnership, purchasing, on the Closing Date, and holding for its own account an “eligible horizontal residual interest” (as such term is defined in Regulation RR), consisting of all of the Class J-RR Certificates and Class K-RR Certificates (collectively, the “HRR Certificates” and, together with the Combined VRR Interest, the ”RR Interest”), with an aggregate initial Certificate Balance of $59,254,985, and having a fair value equal to at least 1.3359% of the fair value, as of the Closing Date, of all of the Certificates (other than the Class R Certificates) and the Uncertificated VRR Interest as of the Closing Date, determined in accordance with Generally Accepted Accounting Principles (“GAAP”). See “—HRR Certificates—The Retaining Third Party Purchaser” below for more information on the Retaining Third Party Purchaser.

Any owner of an uncertificated interest that constitutes a portion of the Uncertificated VRR Interest is referred to in this prospectus as an “Uncertificated VRR Interest Owner” and the Uncertificated VRR Interest Owners and the holder(s) of the Class VRR Certificates are referred to in this prospectus, each individually, as a “Combined VRR Interest Owner” and, collectively, as the ”Combined VRR Interest Owners“.

“MOA” means a “majority-owned affiliate” (as defined in Regulation RR).

The Retaining Sponsor, JPMCB, GS Bank and the Retaining Third Party Purchaser are collectively referred to herein as the “Retaining Parties“. The percentage of the aggregate Certificate Balance of all of the Certificates and the aggregate initial principal balance of the Uncertificated VRR Interest as of the Closing Date represented by the Combined VRR Interest (which is at least 3.70%) and the percentage of the aggregate fair value of all Certificates (other than the Class R Certificates) and the Uncertificated VRR Interest represented by the HRR Certificates (which is at least 1.3359%), as noted in the preceding bullets, will equal at least 5, as of the Closing Date.

Notwithstanding any references in this prospectus to the Credit Risk Retention Rules, Regulation RR, the Retaining Sponsor, the Retaining Parties, the Retaining Third Party Purchaser and other risk retention related matters, in the event the Credit Risk Retention Rules and/or Regulation RR (or any relevant portion thereof) are repealed or determined by applicable regulatory agencies to be no longer applicable to this securitization transaction, none of the Retaining Sponsor, the Retaining Parties, the Retaining Third Party Purchaser or any other party will be required to comply with or act in accordance with the Credit Risk Retention Rules or Regulation RR (or such relevant portion thereof).

See “Transaction Parties—The Sponsors and the Mortgage Loan Sellers”.

Qualifying CRE Loans; Required Credit Risk Retention Percentage

The Sponsors have determined, that for purposes of this transaction, 0.0% of the Initial Pool Balance (the “Qualifying CRE Loan Percentage”) is comprised of mortgage loans that are “qualifying CRE loans” as such term is described in Rule 17 of Regulation RR.

The total required credit risk retention percentage (the “Required Credit Risk Retention Percentage”) for this transaction is 5.0%. The Required Credit Risk Retention Percentage is equal to the product of (i) 1 minus the Qualifying CRE Loan Percentage (expressed as a decimal) and (ii) 5%; subject to a minimum Required Credit Risk Retention Percentage of no less than 2.50% if the Issuing Entity includes any non-qualifying CRE loans.

The VRR Interest

Material Terms of the VRR Interest

General

The Class VRR Certificates constitute a Class of Certificates, a Class of Regular Certificates and a Class of Principal Balance Certificates, but do not constitute a Class of Offered Certificates, a Class of Non-Vertically Retained Certificates, a Class of Non-Vertically Retained Regular Certificates or a Class of Non-Vertically Retained Principal Balance Certificates. The Uncertificated VRR Interest does not constitute a Class of Certificates, or any of the foregoing categories defining certain specified Classes of Certificates. The Class VRR Certificates and the Uncertificated VRR Interest are collectively referred to in this prospectus as the “Combined VRR Interest“. The Combined VRR Interest is not offered hereby.

The “Certificate Balance” of the Class VRR Certificates outstanding at any time represents the maximum amount that the holders of such Certificates are then entitled to receive as distributions allocable to principal from the cash flow on the Mortgage Loans and the other assets in the Issuing Entity over time, all as described in this prospectus. On each Distribution Date, the Certificate Balance of the Class VRR Certificates will be reduced by any distributions of principal actually made on, and by any applicable Realized Losses actually allocated to, the Class VRR Certificates on that Distribution Date. In the event that applicable Realized Losses previously allocated to the Class VRR Certificates in reduction of its Certificate Balance are recovered subsequent to such Certificate Balance being reduced to zero, holders of the Class VRR Certificates may receive distributions in respect of such recoveries in accordance with the distribution priorities described under “—Distributions—Priority of Distributions” below.

The “Uncertificated VRR Interest Balance” represents the maximum amount that the holders of the Uncertificated VRR Interest outstanding at any time are then entitled to receive as distributions allocable to principal from the cash flow on the Mortgage Loans and the other assets in the Issuing Entity over time, all as described in this prospectus. On each Distribution Date, the Uncertificated VRR Interest Balance will be reduced by any distributions of principal actually made on, and by any applicable Realized Losses actually allocated to, the Uncertificated VRR Interest on that Distribution Date. In the event that applicable Realized Losses previously allocated to the Uncertificated VRR Interest in reduction of its Uncertificated VRR Interest Balance are recovered subsequent to such Uncertificated VRR Interest being reduced to zero, the Uncertificated VRR Interest Owners may receive distributions in respect of such recoveries in accordance with the distribution priorities described under “—Distributions—Priority of Distributions” below.

The “Combined VRR Interest Balance” means the Certificate Balance of the Class VRR Certificates and the Uncertificated VRR Interest Balance, together.

The initial Combined VRR Interest Balance will be approximately $40,500,000, subject to a variance of plus or minus 5.0%.

The Combined VRR Interest will not be rated, and will not have a Rated Final Distribution Date.

Effective Interest Rate

Except for tax reporting purposes, the Combined VRR Interest does not have a specified Pass-Through Rate; however, the effective interest rate on the Combined VRR Interest will be a per annum rate equal to the WAC Rate for the related Distribution Date.

Allocation Between Combined VRR Interest and Non-Vertically Retained Certificates

The right to payment of holders of the Combined VRR Interest is pro rata and pari passu with the right to payment of holders of the Non-Vertically Retained Regular Certificates (as a collective whole). On each Distribution Date, the portion of Aggregate Available Funds (described under “Description of the Certificates—Distributions—Available Funds”) allocable to: (a) the Combined VRR Interest will be the product of such Aggregate Available Funds multiplied by the Vertically Retained Percentage; and (b) the Non-Vertically Retained Regular Certificates (collectively) will be the product of such Aggregate Available Funds multiplied by the Non-Vertically Retained Percentage. In addition, any losses incurred on the Mortgage Loans will be allocated between the Combined VRR Interest, on the one hand, and the Non-Vertically Retained Principal Balance Certificates, on the other hand, pro rata in accordance with the respective Percentage Allocation Entitlements thereof.

The “Vertically Retained Percentage” is a fraction, expressed as a percentage, the numerator of which is the initial principal balance of the Combined VRR Interest, and the denominator of which is the sum of (x) the aggregate initial Certificate Balance of all Classes of Principal Balance Certificates and (y) the initial principal balance of the Uncertificated VRR Interest.

The “Non-Vertically Retained Percentage” is the difference between 100% and the Vertically Retained Percentage.

The “Percentage Allocation Entitlement” means: (a) with respect to the Combined VRR Interest, the ”Vertically Retained Percentage” and (b) with respect to the Non-Vertically Retained Certificates, the ”Non-Vertically Retained Percentage”.

The aggregate amount available for distributions on the Combined VRR Interest on each Distribution Date (other than distributions of Excess Interest, prepayment premiums and yield maintenance charges) is referred to as the “Combined VRR Available Funds“, which is equal to the product of the Aggregate Available Funds multiplied by the Vertically Retained Percentage.

Allocation of Applicable Realized Losses

On each Distribution Date, any applicable Realized Loss will be allocated to the Combined VRR Interest; and, in connection therewith, the Certificate Balance of the Class VRR Certificates and the Uncertificated VRR Interest Balance of the Uncertificated VRR Interest will each be reduced (pro rata based on the relative Certificate Balance and Uncertificated VRR Interest Balance of each such interest on such Distribution Date) without distribution, as a write-off, to the extent of such Realized Loss, until the Combined VRR Interest Balance has been reduced to zero.

A “Realized Loss” means, with respect to the Combined VRR Interest for any Distribution Date, the amount, if any, by which (i) the product of (A) the Vertically Retained Percentage and (B) the aggregate Stated Principal Balance (for purposes of this calculation, the aggregate Stated Principal Balance will not be reduced by the amount of principal payments received on the Mortgage Loans that were used to reimburse the Master Servicer, the Special Servicer or the Trustee from general collections of principal on the Mortgage Loans for Workout Delayed Reimbursement Amounts, to the extent those amounts are not otherwise determined to be Nonrecoverable Advances) of the Mortgage Loans, including any REO Mortgage Loans, expected to be outstanding immediately following that Distribution Date, is less than (ii) the then aggregate Combined VRR Interest Balance after giving effect to distributions of principal on that Distribution Date.

All reductions in the Combined VRR Interest Balance in respect of Realized Losses allocable to the Combined VRR Interest (as described above) are referred to as an “Applied Realized Loss Amount“. Applied Realized Loss Amounts with respect to the Combined VRR Interest will be reimbursed as described under “—The

VRR Interest—Material Terms of the VRR Interest—Priority of Distributions on the Combined VRR Interest” below.

Appraisal Reductions

On each Distribution Date, the Vertically Retained Percentage of any Appraisal Reduction Amounts will be allocated to the Combined VRR Interest to notionally reduce (to not less than zero) the Combined VRR Interest Balance thereof.

Voting Rights

The Class VRR Certificates will have the Voting Rights allocable to such Class as a Class of Principal Balance Certificates as described under “Description of the Certificates—Voting Rights” below in this prospectus. The Uncertificated VRR Interest will not have any voting rights.

Method, Timing and Amount of Distributions on the Combined VRR Interest

Distributions on the Class VRR Certificates and the Uncertificated VRR Interest are required to be made by the Certificate Administrator on each Distribution Date, to the extent of Combined VRR Available Funds as described in this prospectus, commencing in July 2021.

All distributions (other than the final distribution on the Class VRR Certificates or the Uncertificated VRR Interest) are required to be made to the persons in whose names the Class VRR Certificates or the Uncertificated VRR Interest, as applicable, are registered at the close of business on each Record Date. These distributions are required to be made by wire transfer in immediately available funds to the account specified by the applicable Combined VRR Interest Owner at a bank or other entity having appropriate facilities to accept such funds, if the applicable Combined VRR Interest Owner has provided the Certificate Administrator with written wiring instructions no less than five business days prior to the related Record Date (which wiring instructions may be in the form of a standing order applicable to all subsequent distributions) or otherwise by check mailed to the applicable Combined VRR Interest Owner. The final distribution on any Class VRR Certificate or Uncertificated VRR Interest is required to be made in like manner, but only upon presentation and/or surrender thereof or of the rights thereto at the location that will be specified in a notice of the pendency of the final distribution. All distributions made with respect to the Class VRR Certificates will be allocated pro rata among the outstanding Class VRR Certificates based on their respective Percentage Interests.

Priority of Distributions on the Combined VRR Interest

On each Distribution Date, for so long as the aggregate Combined VRR Interest Balance has not been reduced to zero, the Certificate Administrator is required to apply amounts on deposit in the Distribution Account for distribution to the Combined VRR Interest, to the extent of the Combined VRR Available Funds, in the following order of priority:

First, to the Combined VRR Interest, in respect of interest, up to an amount equal to the VRR Interest Distribution Amount for such Distribution Date;

Second, to the Combined VRR Interest, in reduction of the Combined VRR Interest Balance thereof, up to an amount equal to the VRR Principal Distribution Amount for such Distribution Date, until the Combined VRR Interest Balance has been reduced to zero; and

Third, to reimburse (with interest) prior write-offs of the Combined VRR Interest Balance, up to an amount equal to the unreimbursed Applied Realized Loss Amounts previously allocated to the Combined VRR Interest, plus interest in an amount equal to the VRR Realized Loss Interest Distribution Amount for such Distribution Date;

provided, however, that to the extent any Combined VRR Available Funds remain in the Distribution Account after applying amounts as set forth in clauses First through Third above, any such amounts will be disbursed to the Class R Certificates, which evidence the REMIC residual interest in each of the Trust REMICs, in compliance with the Code and applicable REMIC Regulations. The REMIC residual interest, sometimes commonly referred to as a “non-economic residual”, is a tax-based certificate required to be issued as part of any REMIC securitization and the holder of that interest will incur certain tax liability for the net income of the REMIC trust. The REMIC residual interest is not entitled to any interest or principal in the securitization trust; however, REMIC Regulations require that the amount, if any, remaining in a REMIC trust after all amounts are paid to the regular interests be paid to the REMIC residual interest.

Reimbursement of previously allocated Realized Losses with respect to the Combined VRR Interest will not constitute distributions of principal for any purpose and will not result in an additional reduction in the Combined VRR Interest Balance in respect of which a reimbursement is made. If and to the extent that any Nonrecoverable Advances (plus interest on such Nonrecoverable Advances) that were reimbursed from principal collections on the Mortgage Loans (including REO Mortgage Loans) and previously resulted in a reduction of the Aggregate Principal Distribution Amount are subsequently recovered on the related Mortgage Loan or REO Property, then (on the Distribution Date related to the Collection Period during which the recovery occurred) the Vertically Retained Percentage of the amount of such recovery will be added to the Combined VRR Interest Balance, up to the lesser of (A) the Vertically Retained Percentage of the amount of such recovery and (B) the amount of unreimbursed applicable Realized Losses previously allocated to the Combined VRR Interest. If the Combined VRR Interest Balance is so increased, the amount of unreimbursed Applied Realized Loss Amounts of the Combined VRR Interest will be decreased by such amount.

The “Vertical Risk Retention Allocation Percentage” will equal the Vertically Retained Percentage divided by the Non-Vertically Retained Percentage.

The “VRR Interest Distribution Amount” with respect to the Combined VRR Interest for any Distribution Date will equal the product of (A) the Vertical Risk Retention Allocation Percentage and (B) the aggregate amount of interest distributed on the Non-Vertically Retained Regular Certificates according to clauses First, Fourth, Seventh, Tenth, Thirteenth, Sixteenth, Nineteenth, Twenty-Second, Twenty-Fifth and Twenty-Eighth in ”Description of the Certificates—Distributions—Priority of Distributions” in this prospectus.

The “VRR Principal Distribution Amount” with respect to the Combined VRR Interest for any Distribution Date will equal the product of (a) the Vertical Risk Retention Allocation Percentage and (b) the aggregate amount of principal distributed on the Non-Vertically Retained Principal Balance Certificates according to clauses Second, Fifth, Eighth, Eleventh, Fourteenth, Seventeenth, Twentieth, Twenty-Third, Twenty-Sixth and Twenty-Ninth and the penultimate paragraph in ”Description of the Certificates—Distributions—Priority of Distributions” in this prospectus.

The “VRR Realized Loss Interest Distribution Amount” with respect to any Distribution Date will equal the product of (A) the Vertical Risk Retention Allocation Percentage and (B) the aggregate amount of interest on related unreimbursed Realized Losses distributed to the holders of the Non-Vertically Retained Principal Balance Certificates according to clauses Third, Sixth, Ninth, Twelfth, Fifteenth, Eighteenth, Twenty-First, Twenty-Fourth, Twenty-Seventh and Thirtieth in ”Description of the Certificates—Distributions—Priority of Distributions” in this prospectus.

Yield Maintenance Charges and Prepayment Premiums

On each Distribution Date, the Vertically Retained Percentage of each yield maintenance charge and prepayment premium collected on the Mortgage Loans during the related Collection Period (or, in the case of an Outside Serviced Mortgage Loan, that accompanied a principal prepayment included in the Aggregate Available Funds for such Distribution Date) will be required to be distributed to holders of the Combined VRR Interest.

Prepayment Interest Shortfalls

Prepayment Interest Shortfalls that are not covered by certain Compensating Interest Payments made by the Master Servicer (or any comparable payments made by an Outside Servicer) are required to be allocated between the Combined VRR Interest, on the one hand, and the Non-Vertically Retained Regular Certificates, on the other hand, in accordance with their respective Percentage Allocation Entitlements.

Allocation Between Class VRR Certificates and the Uncertificated VRR Interest

The right to payment of holders of the Class VRR Certificates is pro rata and pari passu with the right to payment of holders of the Uncertificated VRR Interest. On each Distribution Date, Combined VRR Available Funds and any Appraisal Reduction Amounts, yield maintenance charges and prepayment premiums, Prepayment Interest Shortfalls, and Excess Interest allocated to the Combined VRR Interest will be allocated to the Class VRR Certificates and the Uncertificated VRR Interest pro rata (based on the respective Certificate Balance of the Class VRR Certificates and the Uncertificated VRR Interest Balance). In addition, any losses incurred on the Mortgage Loans and/or reimbursements of Applied Realized Loss Amounts allocated to the Combined VRR Interest will be allocated between the Class VRR Certificates, on the one hand, and the Uncertificated VRR Interest, on the other hand, pro rata in accordance with the respective Certificate Balance of the Class VRR Certificates and the Uncertificated VRR Interest Balance.

Excess Interest

On each Distribution Date, the Certificate Administrator is required to distribute to the holders of the Combined VRR Interest the Vertically Retained Percentage of any Excess Interest received with respect to an ARD Loan during the applicable Collection Period or otherwise distributable on such Distribution Date. Excess Interest will not be available to make distributions to any other Class of Certificates (other than the Class S certificates as described in “Description of the Certificates—Distributions—Excess Interest”) or to provide credit support for other Classes of Certificates or offset any interest shortfalls or to pay any other amounts to any other party under the Pooling and Servicing Agreement.

HRR Certificates

The Retaining Third Party Purchaser

KKR CMBS II Aggregator Type 1 L.P. (“KKR Aggregator”), a Delaware limited partnership, is expected, to (i) act as the Retaining Third Party Purchaser and (ii) acquire the Class X-F, Class X-G, Class F, Class G, Class J-RR, Class K-RR and Class S certificates.

KKR Aggregator was formed primarily to invest in junior tranches of commercial mortgaged-backed securities (“CMBS B-Piece Securities”). As of March 31, 2021, KKR Aggregator has purchased seven offerings of CMBS B-Piece Securities subsequent to the implementation of the Credit Risk Retention Rules. KKR Aggregator is advised by Kohlberg Kravis Roberts & Co. L.P. (“KKR”). KKR is an experienced commercial real estate debt investor. Certain senior members of KKR’s real estate credit team have over 24 years of CMBS experience as of March 31, 2021. Funds advised by KKR have made investments in floating-rate whole loans on transitional properties, subordinate debt, preferred equity and CMBS B-Piece Securities. As of March 31, 2021, funds advised by KKR own 89 separate real estate credit investments. As of March 31, 2021, KKR is responsible for approximately $367 billion in client or limited partner assets under management. KKR is registered as an investment adviser under the U.S. Investment Advisers Act of 1940, as amended. For a description of any material conflicts of interest or material potential conflicts of interest between the Retaining Third Party Purchaser and another party to this securitization, see “Risk Factors—Risks Relating to Conflicts of Interest—Potential Conflicts of Interest of a Directing Holder and any Companion Loan Holder” and “Risk Factors—Risks Relating to Conflicts of Interest—Potential Conflicts of Interest in the Selection of the Underlying Mortgage Loans”.

Any review by the Retaining Third Party Purchaser and its affiliates of the credit risk of the securitized assets is solely for its own benefit, may not be relied upon by any other person, and is not intended to be, and may not be, construed as an approval or endorsement of the sponsor’s underwriting standards or any loan-level disclosure in this document. The Retaining Third Party Purchaser makes no representations or warranties with respect to any such underwriting standards or disclosure and the Retaining Third Party Purchaser has not independently verified the truth or accuracy of any representations or warranties of any of the sponsors or any other party to this transaction or any related documents.

Solely for its own purposes and benefit, the Retaining Third Party Purchaser has completed an independent review of the credit risk of each mortgage loan consisting of a review of the sponsors’ underwriting standards, the collateral and expected cash flows. Such review was based on the mortgage loan files and information regarding the mortgage loans provided by or on behalf of the sponsors. The Retaining Third Party Purchaser has no liability to any person or entity for the manner in which it conducted its due diligence or the extent of such due diligence. The Retaining Third Party Purchaser is not required to take into account the interests of any other investor in the certificates or any other party in conducting its due diligence or in exercising remedies or voting or other rights in its capacity as owner of its certificates or in making requests or recommendations to the sponsors as to the selection of the mortgage loans and the establishment of other transaction terms. The Retaining Third Party Purchaser’s acceptance of a mortgage loan does not constitute, and may not be construed as, an endorsement or approval of any such mortgage loan, the underwriting for such mortgage loan or of the originator of such mortgage loan. Each Certificateholder will acknowledge and agree, by its acceptance of its certificates, that the Retaining Third Party Purchaser may have special relationships or interests that conflict with those of the holders of one or more Classes of certificates. In addition, the Retaining Third Party Purchaser does not have any duties to the holders of any Class of certificates, may act solely in its own interests, and will have no liability to any Certificateholders for having done so, and no Certificateholder may take any action whatsoever against the Retaining Third Party Purchaser or any director, officer, employee, agent or principal of the Retaining Third Party Purchaser for having so acted.

If the Retaining Sponsor determines that the Retaining Third Party Purchaser or a successor third party purchaser no longer complies with one or more of the Credit Risk Retention Rules applicable to the Retaining Third Party Purchaser or such successor third party purchaser, the Retaining Sponsor will be required to promptly notify, or cause to be notified, the Certificateholders and the Uncertificated VRR Interest Owner of such noncompliance.

Material Terms of the HRR Certificates

The Retaining Third Party Purchaser is expected to purchase the HRR Certificates for cash on the Closing Date.

The aggregate fair value, as of the Closing Date, of the HRR Certificates will be equal to approximately $15,339,515, representing at least 1.3359% of the aggregate fair value, as of the Closing Date, of all Certificates (other than the Class R Certificates) and the Uncertificated VRR Interest issued by the Issuing Entity. The aggregate fair value, as of the Closing Date, of all of the Certificates (other than the Class R Certificates) and the Uncertificated VRR Interest will be approximately $1,148,176,120. The fair values referenced in the preceding two sentences are based on actual prices and final tranche sizes as of the Closing Date for each Class of Certificates (other than the Class R Certificates) and the Uncertificated VRR Interest.

The aggregate fair value, as of the Closing Date, of the HRR Certificates that the Retaining Sponsor would be required to retain in order to meet the credit risk retention requirements of Regulation RR with respect to this securitization transaction, if it was relying solely on an “eligible horizontal residual interest” (as defined in Regulation RR) to satisfy such requirements, is approximately $57,408,806, representing 5% of the aggregate fair value, as of the Closing Date, of all of the Certificates (other than the Class R Certificates) and the Uncertificated VRR Interest issued by the Issuing Entity.

On any Distribution Date, the aggregate amount available for distributions on the Combined VRR Interest and the Non-Vertically Retained Certificates will be allocated between the Combined VRR Interest and the Non-Vertically Retained Certificates pro rata in accordance with their respective Percentage Allocation Entitlements thereof, and principal and interest (other than any Excess Interest that accrues on an ARD Mortgage Loan), net of specified servicing and administrative costs and expenses, allocated to the Non-Vertically Retained Certificates will be further allocated to the specified Classes of Non-Vertically Retained Certificates in descending order (beginning with the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-AB, Class X-A, Class X-B, Class X-D, Class X-F and Class X-G certificates), in each case as set forth under “Description of the Certificates—Distributions—Priority of Distributions”. On any Distribution Date, Mortgage Loan losses will be allocated between the Combined VRR Interest and Non-Vertically Retained Principal Balance Certificates pro rata in accordance with the respective Percentage Allocation Entitlements thereof, and the Mortgage Loan losses allocated to the Non-Vertically Retained Principal Balance Certificates will be further allocated to the specified Classes of Non-Vertically Retained Principal Balance Certificates in ascending order (beginning with certain Non-Vertically Retained Principal Balance Certificates that are not being offered by this prospectus), in each case as set forth under “Description of the Certificates—Distributions—Priority of Distributions”.

For a description of payment and other material terms of the Classes of HRR Certificates identified in the table above in this “—Material Terms of the HRR Certificates” section, see “Description of the Certificates” in this prospectus.

Hedging, Transfer and Financing Restrictions

The Combined VRR Interest and the HRR Certificates will be required to be subject to certain hedging, transfer and financing restrictions. Both the Class VRR Certificates and the HRR Certificates will be evidenced by one or more Certificates and are expected to be held in definitive form by the Certificate Administrator on behalf of the registered holders of the Class VRR Certificates and HRR Certificates, respectively, for so long as the Class VRR Certificates and HRR Certificates, as applicable, are subject to transfer restrictions under the Credit Risk Retention Rules, as and to the extent provided in the Pooling and Servicing Agreement. The Uncertificated VRR Interest will not be evidenced by a certificate.

Each Retaining Party will agree to certain hedging, transfer and financing restrictions that will be applicable to any “retaining sponsor”, “originator”, “third party purchaser” and any respective “affiliate” (each as defined in Regulation RR), as applicable, for so long as compliance with the Credit Risk Retention Rules is required; provided, that pursuant to the Pooling and Servicing Agreement, an Uncertificated VRR Interest Owner will not be permitted to transfer its ownership interest in the Uncertificated VRR Interest at any time (other than to its MOA).

These restrictions will include an agreement by each Retaining Party not to transfer its respective RR Interest, except to a “majority-owned affiliate” or, in the case of the Retaining Third Party Purchaser, to a subsequent third party purchaser (as defined in, and in compliance with, the Credit Risk Retention Rules then in effect). In addition, the Retaining Parties will have agreed not to enter into any hedging, pledging, financing or any other similar transaction or activity with respect to the RR Interest unless such transaction complies with the Credit Risk Retention Rules then in effect.

The Retaining Parties will have agreed that, unless Regulation RR is earlier repealed or otherwise determined not to be applicable to this securitization transaction, the restrictions described under this heading “—Hedging, Transfer and Financing Restrictions” will expire on the date that is the latest of (i) the date on which the total unpaid principal balance of the Mortgage Loans has been reduced to 33% of the Initial Pool Balance, (ii) the date on which the aggregate of the total outstanding Certificate Balance of the Certificates and the Uncertificated VRR Interest Balance has been reduced to 33% of the aggregate of the total outstanding Certificate Balance of the Certificates and the Uncertificated VRR Interest Balance as of the Closing Date, and (iii) two years after the Closing Date; provided that, solely with respect to the HRR Certificates, such restrictions may end on any earlier date on which all of the Mortgage Loans have been defeased in accordance with Rule 7(b)(8)(i) of Regulation RR. Pursuant to the Pooling and Servicing Agreement, an Uncertificated VRR Interest Owner will not be permitted to transfer its ownership interest in the Uncertificated VRR Interest at any time (other than to its MOA).

Representations and Warranties

CREFI will make the representations and warranties identified on Annex E-1A, subject to certain exceptions to such representations and warranties set forth in Annex E-1B. GSMC will make the representations and warranties identified on Annex E-2A, subject to certain exceptions to such representations and warranties set forth in Annex E-2B. JPMCB will make the representations and warranties identified on Annex E-3A, subject to certain exceptions to such representations and warranties set forth in Annex E-3B. GACC will make the representations and warranties identified on Annex E-1A, subject to certain exceptions to such representations and warranties set forth in Annex E-1B.

At the time of its decision to include the CREFI Mortgage Loans in this transaction, CREFI determined either that the risks associated with the matters giving rise to each exception set forth on Annex E-1B to this prospectus were not material or were mitigated by one or more compensating factors, including without limitation, reserves, title insurance or other relevant insurance, opinions of legal counsel, letters of credit, a full or partial recourse guaranty from the mortgage loan sponsor, a full or partial cash sweep, positive credit metrics (such as a low loan-to-value ratio, high debt service coverage ratio or debt yield, or any combination of such factors), or by other circumstances, such as strong sponsorship, a desirable property type, strong tenancy at the related Mortgaged Property, the likelihood that the related mortgage loan borrower or a third party may (and/or is required to under the related loan documents) resolve the matter soon, any requirements to obtain rating agency confirmation prior to taking an action related to such exception, a determination by CREFI, that the acceptance of the related fact or circumstance by the related originator was prudent and consistent with market standards after consultation with appropriate industry experts or a determination by CREFI that the circumstances that gave rise to such exception should not have a material adverse effect on the use, operation or value of the related Mortgaged Property or on any related lender’s security interest in such Mortgaged Property. However, there can be no assurance that the compensating factors or other circumstances upon which CREFI based its decisions will in fact sufficiently mitigate those risks. In particular, we note that an evaluation of the risks presented by such exceptions, including whether any mitigating factors or circumstances are sufficient, may necessarily involve an assessment as to the likelihood of future events as to which no assurance can be given. Additional information regarding the applicable CREFI Mortgage Loans, including the risks related thereto, is described under “Risk Factors” and “Description of the Mortgage Pool.”

At the time of its decision to include the GSMC Mortgage Loans in this transaction, GSMC determined either that the risks associated with the matters giving rise to each exception set forth on Annex E-2B to this prospectus were not material or were mitigated by one or more compensating factors, including without limitation, reserves, title insurance or other relevant insurance, opinions of legal counsel, letters of credit, a full or partial recourse guaranty from the mortgage loan sponsor, a full or partial cash sweep, positive credit metrics (such as a low loan-to-value ratio, high debt service coverage ratio or debt yield, or any combination of such factors), or by other circumstances, such as strong sponsorship, a desirable property type, strong tenancy at the related Mortgaged Property, the likelihood that the related mortgage loan borrower or a third party may (and/or, in the case of the mortgage loan borrower, is required to under the related loan documents) resolve the matter soon, any requirements to obtain rating agency confirmation prior to taking an action related to such exception, a determination by GSMC that the acceptance of the related fact or circumstance by the related originator was prudent and consistent with market standards after consultation with appropriate industry experts or a determination by GSMC that the circumstances that gave rise to such exception should not have a material adverse effect on the use, operation or value of the related Mortgaged Property or on any related lender’s security interest in such Mortgaged Property. However, there can be no assurance that the compensating factors or other circumstances upon which GSMC based its decisions will in fact sufficiently mitigate those risks. In particular, we note that an evaluation of the risks presented by such exceptions, including whether any mitigating factors or circumstances are sufficient, may necessarily involve an assessment as to the likelihood of future events as to which no assurance can be given. Additional information regarding the applicable GSMC Mortgage Loans, including the risks related thereto, is described under “Risk Factors” and “Description of the Mortgage Pool”.

At the time of its decision to include the JPMCB Mortgage Loans in this transaction, JPMCB determined either that the risks associated with the matters giving rise to each exception set forth on Annex E-3B to this prospectus were not material or were mitigated by one or more compensating factors, including without limitation, reserves, title insurance or other relevant insurance, opinions of legal counsel, letters of credit, a full or partial recourse guaranty from the mortgage loan sponsor, a full or partial cash sweep, positive credit metrics (such as a low loan-to-value ratio, high debt service coverage ratio or debt yield, or any combination of such factors), or by other circumstances, such as strong sponsorship, a desirable property type, strong tenancy at the related Mortgaged Property, the likelihood that the related mortgage loan borrower or a third party may (and/or, in the case of the mortgage loan borrower, is required to under the related loan documents) resolve the matter soon, any requirements to obtain rating agency confirmation prior to taking an action related to such exception, a determination by JPMCB that the acceptance of the related fact or circumstance by the related originator was prudent and consistent with market standards after consultation with appropriate industry experts or a determination by JPMCB that the circumstances that gave rise to such exception should not have a material adverse effect on the use, operation or value of the related Mortgaged Property or on any related lender’s security interest in such Mortgaged Property. However, there can be no assurance that the compensating factors or other circumstances upon which JPMCB based its decisions will in fact sufficiently mitigate those risks. In particular, we note that an evaluation of the risks presented by such exceptions, including whether any mitigating factors or circumstances are sufficient, may necessarily involve an assessment as to the likelihood of future events as to which no assurance can be given. Additional information regarding the applicable JPMCB Mortgage Loans, including the risks related thereto, is described under “Risk Factors” and “Description of the Mortgage Pool”.

At the time of its decision to include the GACC Mortgage Loans in this transaction, GACC determined either that the risks associated with the matters giving rise to each exception set forth on Annex E-1B to this prospectus were not material or were mitigated by one or more compensating factors, including without limitation, reserves, title insurance or other relevant insurance, opinions of legal counsel, letters of credit, a full or partial recourse guaranty from the mortgage loan sponsor, a full or partial cash sweep, positive credit metrics (such as a low loan-to-value ratio, high debt service coverage ratio or debt yield, or any combination of such factors), or by other circumstances, such as strong sponsorship, a desirable property type, strong tenancy at the related Mortgaged Property, the likelihood that the related mortgage loan borrower or a third party may (and/or is required to under the related loan documents) resolve the matter soon, any requirements to obtain rating agency confirmation prior to taking an action related to such exception, a determination by GACC, that the acceptance of the related fact or circumstance by the related originator was prudent and consistent with market standards after consultation with appropriate industry experts or a determination by GACC that the circumstances that gave rise to such exception should not have a material adverse effect on the use, operation or value of the related Mortgaged Property or on any related lender’s security interest in such Mortgaged Property. However, there can be no assurance that the compensating factors or other circumstances upon which GACC based its decisions will in fact sufficiently mitigate those risks. In particular, we note that an evaluation of the risks presented by such exceptions, including whether any mitigating factors or circumstances are sufficient, may necessarily involve an assessment as to the likelihood of future events as to which no assurance can be given. Additional information regarding the applicable GACC Mortgage Loans, including the risks related thereto, is described under “Risk Factors” and “Description of the Mortgage Pool.”

Risk Retention Consultation Parties

The “Risk Retention Consultation Parties“, with respect to any Serviced Mortgage Loan or, if applicable, Serviced Loan Combination will be: (i) the party selected by CREFI, (ii) the party selected by GSMC, and (iii) the party selected by JPMCB. The other parties to the Pooling and Servicing Agreement will be entitled to assume, without independent investigation or verification, that the identity of any Risk Retention Consultation Party has not changed until such parties receive written notice of (including the identity of and contact information for) a replacement of such Risk Retention Consultation Party from the Sponsor entitled to select it. Notwithstanding the foregoing, no Risk Retention Consultation Party will have any consultation rights with respect to any related Excluded RRCP Mortgage Loan. The initial Risk Retention Consultation Parties are expected to be CREFI, GSMC and JPMCB.

Each Risk Retention Consultation Party will have certain non-binding consultation rights in certain circumstances (i) for so long as no Consultation Termination Event is continuing, with respect to any Specially Serviced Loan, and (ii) during the continuance of a Consultation Termination Event, with respect to any Serviced Loan, as further described in this prospectus.

Notwithstanding the foregoing, a Risk Retention Consultation Party will not have consultation rights with respect to any Mortgage Loan or Loan Combination with respect to which such Risk Retention Consultation Party or the person entitled to appoint such Risk Retention Consultation Party is a Borrower Party (as to such Risk Retention Consultation Party, an “Excluded RRCP Mortgage Loan”).

With respect to any Serviced Mortgage Loan or Serviced Loan Combination as to which a Risk Retention Consultation Party has consultation rights as described above, the Master Servicer and the Special Servicer will be required to consult with such Risk Retention Consultation Party on a non-binding basis in connection with any Major Decision that it is processing (and such other matters that are subject to the non-binding consultation rights of a Consulting Party pursuant to the Pooling and Servicing Agreement) and to consider alternative actions recommended by such Risk Retention Consultation Party in respect of such Major Decision (or any other matter requiring consultation with a Consulting Party). In the event the Master Servicer or the Special Servicer receives no response from a Risk Retention Consultation Party within 10 days following the Master Servicer’s delivery of information in its possession reasonably requested by such Risk Retention Consultation Party or the Special Servicer’s delivery of the related Major Decision Reporting Package, the Master Servicer or the Special Servicer, as applicable, will not be obligated to consult with such Risk Retention Consultation Party on the specific matter; provided, however, that the failure of such Risk Retention Consultation Party to respond will not relieve the Master Servicer or the Special Servicer, as applicable, from using reasonable efforts to consult with such Risk Retention Consultation Party on any future matters with respect to the applicable Serviced Mortgage Loan or Serviced Loan Combination or any other Mortgage Loan.

The other parties to the Pooling and Servicing Agreement will be entitled to assume, without independent investigation or verification, that the identity of any Risk Retention Consultation Party has not changed until such parties receive written notice of (including the identity of and contact information for) a replacement of such Risk Retention Consultation Party from the Sponsor entitled to select it.

Limitation on Liability of the Risk Retention Consultation Parties

The Risk Retention Consultation Parties will not be liable to the issuing entity or the Certificateholders or the Uncertificated VRR Interest Owner for any action taken, or for refraining from the taking of any action, or for errors in judgment.

Each Certificateholder or Uncertificated VRR Interest Owner, as applicable, will acknowledge and agree, by its acceptance of its certificates, that a Risk Retention Consultation Party:

(a)       may have special relationships and interests that conflict with those of holders of one or more Classes of Certificates or the Uncertificated VRR Interest;

(b)       may act solely in the interests of the holders of the Combined VRR Interest and does not have any liability or duties to the holders of any other Class of Certificates;

(c)       may take actions that favor the interests of the holders of one or more Classes including the Combined VRR Interest over the interests of the holders of one or more other Classes of Certificates; and

(d)       will have no liability whatsoever for having so acted as set forth in (a) – (c) above, and no Certificateholder or Uncertificated VRR Interest Owner may take any action whatsoever against a Risk Retention Consultation Party or any director, officer, employee, agent or principal of a Risk Retention Consultation Party for having so acted.

The taking of, or refraining from taking, any action by the Master Servicer or the Special Servicer in accordance with the recommendation of a Risk Retention Consultation Party, which does not violate the terms of any Serviced Loan, any law, the Servicing Standard or the provisions of the Pooling and Servicing Agreement or the related Co-Lender Agreement, will not result in any liability on the part of the Master Servicer or Special Servicer.

Description of the Certificates

General

The Issuing Entity’s Commercial Mortgage Pass-Through Certificates, Series 2021-B27 (the “Certificates”) will be issued on or about June 29, 2021 (the “Closing Date”) pursuant to the Pooling and Servicing Agreement (as defined under “The Pooling and Servicing Agreement” below) and, together with the Uncertificated VRR Interest, will represent in the aggregate the entire beneficial ownership interest in the Issuing Entity. The assets of the Issuing Entity will primarily consist of: (1) the Mortgage Loans and all payments under and proceeds of the Mortgage Loans received after the Cut-off Date (exclusive of payments of principal and/or interest due on or before the Cut-off Date and interest relating to periods prior to, but due after, the Cut-off Date); (2) any Mortgaged Property acquired on behalf of the Issuing Entity (including, in the case of an Outside Serviced Mortgage Loan, pursuant to the Outside Servicing Agreement) through foreclosure or deed-in-lieu of foreclosure (upon acquisition, each, an “REO Property”) and all revenues received in respect of that REO Property (but, with respect to any REO Property relating to a Loan Combination, only to the extent of the Issuing Entity’s interest in such Loan Combination); (3) those funds or assets as from time to time are deposited in the accounts discussed in “The Pooling and Servicing Agreement—Accounts” (such accounts collectively, the “Securitization Accounts”) (but, with respect to any funds or assets relating to a Loan Combination, only to the extent of the Issuing Entity’s interest in such Loan Combination), if established; (4) the rights of the Master Servicer and Trustee under all insurance policies with respect to the Mortgage Loans; and (5) certain rights of the Depositor under each Mortgage Loan Purchase Agreement relating to Mortgage Loan document delivery requirements and the representations and warranties of each Mortgage Loan Seller regarding the Mortgage Loans it sold to the Depositor.

Upon initial issuance, the Certificates will consist of multiple classes (each, a “Class”) to be designated, and the Uncertificated VRR Interest will be designated, as set forth in the table under the heading “Certificate Summary.” Further, various groups of those Classes will be referred to in this prospectus as specified in the table below:

Designation	Classes/Interests
“Offered Certificates”:	The Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-AB, Class X-A, Class A-S, Class B and Class C Certificates

“Non-Offered Certificates”:	The Class X-B, Class X-D, Class X-F, Class X-G, Class D, Class E, Class F, Class G, Class J-RR, Class K-RR, Class S, Class R and Class VRR Certificates

“Senior Certificates”:	The Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-AB, Class X-A, Class X-B, Class X-D, Class X-F and Class X-G Certificates

“Class X Certificates” or ”Interest-Only Certificates“(1):	The Class X-A, Class X-B, Class X-D, Class X-F and Class X-G Certificates

“Subordinate Certificates”:	The Class A-S, Class B, Class C, Class D, Class E, Class F, Class G, Class J-RR and Class K-RR Certificates

“Regular Certificates“:	The Senior Certificates, the Subordinate Certificates and the Class VRR Certificates (i.e., the Certificates other than the Class R and Class S Certificates)

“Principal Balance Certificates”:	The Regular Certificates (other than the Class X Certificates) (i.e., the Non-Vertically Retained Principal Balance Certificates and the Class VRR Certificates)

“Residual Certificates”:	The Class R Certificates

Designation	Classes/Interests
“Certificates”:	The Senior Certificates, the Subordinate Certificates and the Class S, Class R and Class VRR Certificates (i.e., the Offered Certificates and the Non-Offered Certificates)

“Non-Vertically Retained Certificates“:	The Certificates (other than the Class VRR Certificates)

“Non-Vertically Retained Regular Certificates“:	The Non-Vertically Retained Certificates (other than the Class R and Class S Certificates)

“Non-Vertically Retained Principal Balance Certificates“:	The Non-Vertically Retained Regular Certificates (other than the Class X Certificates)

“Class VRR Certificates“:	The CREFI VRR Interest Portion

“Uncertificated VRR Interest“:	The GS Bank VRR Interest Portion and the JPMCB VRR Interest Portion

“Combined VRR Interest“:	The Class VRR Certificates and the Uncertificated VRR Interest

(1)  Except for purposes of the “Credit Risk Retention” section.

Upon initial issuance, the respective Classes of the Non-Vertically Retained Principal Balance Certificates will have the Certificate Balances, and the respective Classes of the Interest-Only Certificates will have the Notional Amounts, set forth in the table under “Certificate Summary” in this prospectus (in each case, subject to a variance of plus or minus 5%).

The “Certificate Balance” of any Class of Principal Balance Certificates outstanding at any time represents the maximum amount that its holders are then entitled to receive as distributions allocable to principal from the cash flow on the Mortgage Loans and the other assets in the Issuing Entity over time, all as described in this prospectus. On each Distribution Date, the Certificate Balance of each Class of Non-Vertically Retained Principal Balance Certificates will be reduced by any distributions of principal actually made on, and by any applicable Realized Losses actually allocated to, that Class of Principal Balance Certificates on that Distribution Date. In the event that applicable Realized Losses previously allocated to a Class of Non-Vertically Retained Principal Balance Certificates in reduction of its Certificate Balance are recovered subsequent to such Certificate Balance being reduced to zero, holders of such Class of Non-Vertically Retained Principal Balance Certificates may receive distributions in respect of such recoveries in accordance with the distribution priorities described under “—Distributions—Priority of Distributions” below.

The respective Classes of Interest-Only Certificates will not have Certificate Balances, nor will they entitle their holders to distributions of principal. However, each Class of the Interest-Only Certificates will represent the right to receive distributions of interest in an amount equal to the aggregate interest accrued on the related notional amount (a “Notional Amount”). The Notional Amount of the Class X Certificates will equal the aggregate of the Certificate Balances of the related Class(es) of Principal Balance Certificates (as to any Class of Class X Certificates, the “Corresponding Principal Balance Certificates”) indicated below:

Class of Class X Certificates	Class(es) of Corresponding Principal Balance Certificates
Class X-A	Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-AB and Class A-S
Class X-B	Class B and Class C
Class X-D	Class D and Class E
Class X-F	Class F
Class X-G	Class G

Neither the Class S nor the Class R Certificates will have a Certificate Balance or Notional Amount or entitle their holders to distributions of principal or interest, except that the Class S Certificates will be entitled to receive any collections of the Excess Interest that may accrue after the related Anticipated Repayment Date on any ARD Loan.

Distributions

Method, Timing and Amount

Distributions on the Certificates are required to be made by the Certificate Administrator, to the extent of available funds as described in this prospectus, on the fourth business day following each Determination Date (each, a “Distribution Date”), commencing in July 2021. The “Determination Date” will be the eleventh (11th) day of each calendar month (or, if the eleventh (11th) calendar day of that month is not a business day, then the next business day), commencing in July 2021.

All distributions (other than the final distribution on any Certificates) are required to be made to the persons in whose names the Certificates are registered at the close of business on each Record Date. With respect to any Distribution Date, the “Record Date” will be the last business day of the month preceding the month in which that Distribution Date occurs. These distributions are required to be made by wire transfer in immediately available funds to the account specified by the Certificateholder at a bank or other entity having appropriate facilities to accept such funds, if the Certificateholder has provided the Certificate Administrator with written wiring instructions no less than five business days prior to the related Record Date (which wiring instructions may be in the form of a standing order applicable to all subsequent distributions) or otherwise by check mailed to the Certificateholder. The final distribution on any Certificate is required to be made in like manner, but only upon presentation and surrender of the Certificate at the location that will be specified in a notice of the pendency of the final distribution. All distributions made with respect to a Class of Certificates will be allocated pro rata among the outstanding Certificates of that Class based on their respective Percentage Interests.

The “Percentage Interest” evidenced by: (a) any Certificate (other than a Class S or Class R Certificate) will equal its initial denomination as of the Closing Date divided by the initial Certificate Balance or Notional Amount, as applicable, of the related Class; and (b) any Class S or Class R Certificate will be the percentage interest in the applicable Class specified on the face of that Certificate.

The Master Servicer is authorized but not required to direct the investment of funds held in the Collection Account in U.S. government securities and other obligations that satisfy criteria established by the Rating Agencies (“Permitted Investments”). The Master Servicer will be entitled to retain any interest or other income earned on such funds and the Master Servicer will be required to bear any losses resulting from the investment of such funds, as provided in the Pooling and Servicing Agreement.

Available Funds

The “Available Funds” for each Distribution Date will equal (i) with respect to distributions to be made on the Certificates and the Uncertificated VRR Interest, the Aggregate Available Funds, (ii) with respect to distributions to be made on the Non-Vertically Retained Certificates and the Class R Certificates, the Non-Vertically Retained Available Funds, and (iii) with respect to distributions to be made on the Combined VRR Interest and the Class R Certificates, the Combined VRR Available Funds.

The aggregate amount available for distributions of interest (other than Excess Interest), principal and reimbursements of applicable Realized Losses to holders of the Certificates (including the Class VRR Certificates) and the Uncertificated VRR Interest on each Distribution Date (the “Aggregate Available Funds”) will, in general, equal the sum of the following amounts (without duplication):

(a)          the aggregate amount of all cash received on the Mortgage Loans and any REO Properties that is on deposit in the Collection Account (in each case, exclusive of any amount on deposit in or credited to any portion of the Collection Account that is held for the benefit of the holder of any related Companion Loan) and/or the Lower-Tier REMIC Distribution Account as of the close of business on the business day immediately preceding the Master Servicer Remittance Date (including in the case of the initial Distribution

Date, any Initial Month’s Interest Deposit Amount as described in the last paragraph of this “Available Funds” section), exclusive of any portion of the foregoing that represents (without duplication):

(i)

any scheduled payments of principal and/or interest, including any balloon payments that are accompanied by interest due through the related maturity date, paid by the related borrower(s) in respect of a Mortgage Loan, that are due (without regard to grace periods) on a Due Date that occurs after the related Determination Date;

(ii)

payments (scheduled or otherwise) of principal (including prepayments) and interest, net liquidation proceeds, net insurance proceeds and net condemnation proceeds and other unscheduled recoveries allocable to the Mortgage Loans that were received after the related Determination Date (other than the monthly remittance on the Outside Serviced Mortgage Loans or the Issuing Entity’s interest in any related REO Property contemplated by clause (b) of this definition for the subject Distribution Date);

(iii)	amounts in the Collection Account that are due or reimbursable to any person other than the Certificateholders or the Uncertificated VRR Interest Owners;

(iv)

with respect to each Mortgage Loan that accrues interest on an Actual/360 Basis and any Distribution Date occurring in January (other than during a leap year) or February of any calendar year (unless such Distribution Date is the final Distribution Date), the related Withheld Amount to the extent those funds are on deposit in the Collection Account;

(v)	yield maintenance charges and prepayment premiums on the Mortgage Loans (which are separately distributed to holders of the Regular Certificates and the Uncertificated VRR Interest Owners);

(vi)	Excess Interest on the ARD Loans (which is separately distributed to holders of the Class S Certificates and the Combined VRR Interest Owners);

(vii)	amounts deposited in the Collection Account or the Lower-Tier REMIC Distribution Account in error; and/or

(viii)

late payment charges or accrued interest on a Mortgage Loan allocable to the default interest rate for such Mortgage Loan, to the extent permitted by law, excluding any interest calculated at the Mortgage Rate for the related Mortgage Loan;

(b)          if and to the extent not already included in clause (a) of this definition for the subject Distribution Date, (i) the aggregate amount allocable to the Mortgage Loans transferred from the REO Account to the Collection Account for the subject Distribution Date and (ii) the remittance received on the Outside Serviced Mortgage Loans or the Issuing Entity’s interest in any related REO Property in the month of the subject Distribution Date, to the extent that each such transfer is made or such remittance is received by the close of business on the business day immediately preceding the related Master Servicer Remittance Date;

(c)          all Compensating Interest Payments made by the Master Servicer with respect to the Mortgage Loans for the subject Distribution Date and P&I Advances made by the Master Servicer or the Trustee, as applicable, with respect to the Mortgage Loans for the subject Distribution Date (net of certain amounts that are due or reimbursable to persons other than the Certificateholders or the Uncertificated VRR Interest Owners);

(d)          with respect to each Mortgage Loan that accrues interest on an Actual/360 Basis and any Distribution Date occurring in March (or February, if such Distribution Date is the final Distribution Date), commencing in 2022, the related Withheld Amounts as required to be deposited in the Lower-Tier REMIC Distribution Account; and

(e)          the aggregate amount of any Excess Liquidation Proceeds transferred from the Excess Liquidation Proceeds Reserve Account to the Lower-Tier REMIC Distribution Account for the subject Distribution Date as described under “The Pooling and Servicing Agreement—Accounts” in this prospectus.

The portion of the Aggregate Available Funds available for distribution to holders of the Non-Vertically Retained Certificates on each Distribution Date (with respect to such Distribution Date, the “Non-Vertically Retained Available Funds”) will, in general, equal the Non-Vertically Retained Percentage of the Aggregate Available Funds for such Distribution Date.

“Monthly Payment” with respect to any Mortgage Loan or Serviced Companion Loan (other than any REO Mortgage Loan or REO Companion Loan) and any Due Date is the scheduled monthly payment of principal (if any) and interest at the related Mortgage Rate which is payable by the related borrower on such Due Date, exclusive of any balloon payment. The Monthly Payment with respect to any Due Date for (i) an REO Mortgage Loan or REO Companion Loan, or (ii) any Mortgage Loan or Serviced Companion Loan that is delinquent at its maturity date and with respect to which the Special Servicer has not entered into an extension, will be the monthly payment that would otherwise have been payable on such Due Date had the related Mortgage Note not been discharged or the related maturity date had not been reached, as the case may be, determined as set forth in the preceding sentence and on the assumption that all other amounts, if any, due thereunder are paid when due. The Monthly Payment for any Serviced Loan Combination is the aggregate Monthly Payment for the related Mortgage Loan and Serviced Companion Loan(s).

The “Collection Period” for any Distribution Date will be the period beginning on the day immediately following the Determination Date occurring in the month preceding the month in which that Distribution Date occurs (or, in the case of the Collection Period for the initial Distribution Date, with respect to any particular Mortgage Loan or Companion Loan, beginning on the day immediately following the Due Date for such Mortgage Loan or Companion Loan in the month preceding the month in which that Distribution Date occurs (or the date that would have been the Due Date if such Mortgage Loan or Companion Loan had a Due Date in such preceding month)) and ending on and including the Determination Date occurring in the month in which that Distribution Date occurs.

“Due Date” means, with respect to each Mortgage Loan and Companion Loan, the date on which scheduled payments of principal, interest or both are required to be made by the related borrower (without regard to any grace period). However, with respect to any Mortgage Loan or Companion Loan that is delinquent in respect of its balloon payment beyond the end of the Collection Period in which the related maturity date occurred or as to which the related Mortgaged Property has become an REO Property, for any calendar month, the Due Date will be deemed to be the date that, but for the occurrence of such event, would have been the related Due Date in such month.

The “Due Period” with respect to any Distribution Date and any Mortgage Loan or Companion Loan will be the period beginning on the day immediately following the Due Date in the month preceding the month in which such Distribution Date occurs (or, in the case of the Distribution Date occurring in July 2021, beginning on the day after the date that would have been the Due Date if such Mortgage Loan or Companion Loan had a Due Date in such preceding month) and ending on and including the Due Date in the month in which such Distribution Date occurs.

In the case of each of the Colonnade Corporate Center Mortgage Loan (5.5%), the U-Haul SAC 20 Mortgage Loan (3.7%), the Chase Tower Mortgage Loan (2.6%), the Truax Office Mortgage Loan (1.6%), the DoubleTree Spokane Mortgage Loan (1.2%) and the University Blvd MOB Mortgage Loan (1.0%), the related Mortgage Loan Seller will be required to deliver to the Master Servicer on the Closing Date for deposit in the Collection Account, an amount that represents one month’s interest accrued with respect to such Mortgage Loans at the related Net Mortgage Rate for the month of June 2021 (such amount with respect to each such Mortgage Loan, the “Initial Month’s Interest Deposit Amount”).

Priority of Distributions

On each Distribution Date, the Certificate Administrator is required to apply the Non-Vertically Retained Available Funds held by it in the following order of priority:

First, to the holders of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-AB, Class X-A, Class X-B, Class X-D, Class X-F and Class X-G Certificates, in respect of interest, up to an amount equal to, and pro rata in accordance with, the respective Interest Distribution Amounts of those Classes;

Second, to the holders of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-AB Certificates, in reduction of the respective Certificate Balances of those Classes, in the following priority (prior to the Cross-Over Date):

(i)

to the holders of the Class A-AB Certificates, in reduction of the related Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date, until the related Certificate Balance is reduced to the scheduled Certificate Balance for the Class A-AB Certificates with respect to such Distribution Date set forth on Annex F to this prospectus (as to any Distribution Date, the “Class A-AB Scheduled Principal Balance”),

(ii)

to the holders of the Class A-1 Certificates, in reduction of the related Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date, less the portion of such Principal Distribution Amount distributed pursuant to subclause (i) of this clause Second, until the related Certificate Balance is reduced to zero,

(iii)

to the holders of the Class A-2 Certificates, in reduction of the related Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date, less the portion of such Principal Distribution Amount distributed pursuant to all prior subclauses of this clause Second, until the related Certificate Balance is reduced to zero,

(iv)

to the holders of the Class A-3 Certificates, in reduction of the related Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date, less the portion of such Principal Distribution Amount distributed pursuant to all prior subclauses of this clause Second, until the related Certificate Balance is reduced to zero,

(v)

to the holders of the Class A-4 Certificates, in reduction of the related Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date, less the portion of such Principal Distribution Amount distributed pursuant to all prior subclauses of this clause Second, until the related Certificate Balance is reduced to zero,

(vi)

to the holders of the Class A-5 Certificates, in reduction of the related Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date, less the portion of such Principal Distribution Amount distributed pursuant to all prior subclauses of this clause Second, until the related Certificate Balance is reduced to zero, and

(vii)

to the holders of the Class A-AB Certificates, in reduction of the related Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date, less the portion of such Principal Distribution Amount distributed pursuant to all prior subclauses of this clause Second, until the related Certificate Balance is reduced to zero;

Third, to the holders of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-AB Certificates, up to an amount equal to, and pro rata based upon, the aggregate unreimbursed Realized Losses previously allocated to each such Class, plus interest on that amount at the Pass-Through Rate for such Class compounded monthly from the date each related Realized Loss was allocated to such Class;

Fourth, to the holders of the Class A-S Certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of that Class;

Fifth, after the Certificate Balances of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-AB Certificates have been reduced to zero, to the holders of the Class A-S Certificates, in reduction of the related Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date, less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until the related Certificate Balance is reduced to zero;

Sixth, to the holders of the Class A-S Certificates, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such Class, plus interest on that amount at the Pass-Through Rate for such Class compounded monthly from the date each related Realized Loss was allocated to such Class;

Seventh, to the holders of the Class B Certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of that Class;

Eighth, after the Certificate Balances of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-AB and Class A-S Certificates have been reduced to zero, to the holders of the Class B Certificates, in reduction of the related Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date, less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until the related Certificate Balance is reduced to zero;

Ninth, to the holders of the Class B Certificates, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such Class, plus interest on that amount at the Pass-Through Rate for such Class compounded monthly from the date each related Realized Loss was allocated to such Class;

Tenth, to the holders of the Class C Certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of that Class;

Eleventh, after the Certificate Balances of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-AB, Class A-S and Class B Certificates have been reduced to zero, to the holders of the Class C Certificates, in reduction of the related Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date, less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until the related Certificate Balance is reduced to zero;

Twelfth, to the holders of the Class C Certificates, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such Class, plus interest on that amount at the Pass-Through Rate for such Class compounded monthly from the date each related Realized Loss was allocated to such Class;

Thirteenth, to the holders of the Class D Certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of that Class;

Fourteenth, after the Certificate Balances of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-AB, Class A-S, Class B and Class C Certificates have been reduced to zero, to the holders of the Class D Certificates, in reduction of the related Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date, less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until the related Certificate Balance is reduced to zero;

Fifteenth, to the holders of the Class D Certificates, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such Class, plus interest on that amount at the Pass-Through Rate for such Class compounded monthly from the date each related Realized Loss was allocated to such Class;

Sixteenth, to the holders of the Class E Certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of that Class;

Seventeenth, after the Certificate Balances of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-AB, Class A-S, Class B, Class C and Class D Certificates have been reduced to zero, to the holders of the Class E Certificates, in reduction of the related Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date, less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until the related Certificate Balance is reduced to zero;

Eighteenth, to the holders of the Class E Certificates, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such Class, plus interest on that amount at the Pass-Through Rate for such Class compounded monthly from the date each related Realized Loss was allocated to such Class;

Nineteenth, to the holders of the Class F Certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of that Class;

Twentieth, after the Certificate Balances of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-AB, Class A-S, Class B, Class C, Class D and Class E Certificates have been reduced to zero, to the holders of the Class F Certificates, in reduction of the related Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date, less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until the related Certificate Balance is reduced to zero;

Twenty-First, to the holders of the Class F Certificates, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such Class, plus interest on that amount at the Pass-Through Rate for such Class compounded monthly from the date each related Realized Loss was allocated to such Class;

Twenty-Second, to the holders of the Class G Certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of that Class;

Twenty-Third, after the Certificate Balances of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-AB, Class A-S, Class B, Class C, Class D, Class E and Class F Certificates have been reduced to zero, to the holders of the Class G Certificates, in reduction of the related Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date, less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until the related Certificate Balance is reduced to zero;

Twenty-Fourth, to the holders of the Class G Certificates, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such Class, plus interest on that amount at the Pass-Through Rate for such Class compounded monthly from the date each related Realized Loss was allocated to such Class;

Twenty-Fifth, to the holders of the Class J-RR Certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of that Class;

Twenty-Sixth, after the Certificate Balances of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-AB, Class A-S, Class B, Class C, Class D, Class E, Class F and Class G Certificates have been reduced to zero, to the holders of the Class J-RR Certificates, in reduction of the related Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date, less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until the related Certificate Balance is reduced to zero;

Twenty-Seventh, to the holders of the Class J-RR Certificates, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such Class, plus interest on that amount at the Pass-Through Rate for such Class compounded monthly from the date each related Realized Loss was allocated to such Class;

Twenty- Eighth, to the holders of the Class K-RR Certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of that Class;

Twenty-Ninth, after the Certificate Balances of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-AB, Class A-S, Class B, Class C, Class D, Class E, Class F, Class G and Class J-RR Certificates have been reduced to zero, to the holders of the Class K-RR Certificates, in reduction of the related Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date, less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until the related Certificate Balance is reduced to zero;

Thirtieth, to the holders of the Class K-RR Certificates, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such Class, plus interest on that amount at the Pass-Through Rate for such Class compounded monthly from the date each related Realized Loss was allocated to such Class; and

Last, to the holders of the Class R Certificates, in the amount of any remaining portion of the Non-Vertically Retained Available Funds for such Distribution Date.

Notwithstanding the foregoing, on each Distribution Date occurring on and after Cross-Over Date, regardless of the allocation of principal payments described in clause Second above, the Principal Distribution Amount for such Distribution Date is required to be distributed pro rata (based on their respective Certificate Balances), among the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-AB Certificates and without regard to the Class A-AB Scheduled Principal Balance, in reduction of their respective Certificate Balances. The “Cross-Over Date” means the first Distribution Date as of which (prior to any distributions of principal or allocations of Realized Losses on such Distribution Date) the Certificate Balances of the Class A-S, Class B, Class C, Class D, Class E, Class F, Class G, Class J-RR and Class K-RR Certificates have all been previously reduced to zero as a result of the allocation of Realized Losses to those Certificates.

Reimbursement of previously allocated applicable Realized Losses will not constitute distributions of principal for any purpose and will not result in an additional reduction in the Certificate Balance of the Class of Non-Vertically Retained Principal Balance Certificates in respect of which a reimbursement is made. If and to the extent that any Nonrecoverable Advances (plus interest on such Nonrecoverable Advances) that were reimbursed from principal collections on the Mortgage Loans (including REO Mortgage Loans) and previously resulted in a reduction of the Aggregate Principal Distribution Amount are subsequently recovered on the related Mortgage Loan or REO Property, then (on the Distribution Date related to the Collection Period during which the recovery occurred): (i) the Non-Vertically Retained Percentage of the amount of such recovery will be added to the Certificate Balance(s) of the Class or Classes of Non-Vertically Retained Principal Balance Certificates that previously were allocated applicable Realized Losses, in the same sequential order as distributions set forth in “—Priority of Distributions” above, in each case up to the lesser of (A) the unallocated portion of the Non-Vertically Retained Percentage of the amount of such recovery and (B) the amount of the unreimbursed Realized Losses previously allocated to the subject Class of Non-Vertically Retained Principal Balance Certificates; and (ii) the Interest Shortfall with respect to each affected Class of Non-Vertically Retained Regular Certificates for the next Distribution Date will be increased by the amount of interest that would have accrued through the then current Distribution Date if the restored write-down for the reimbursed Class of Non-Vertically Retained Principal Balance Certificates had never been written down. If the Certificate Balance of any Class of Non-Vertically Retained Principal Balance Certificates is so increased, the amount of unreimbursed applicable Realized Losses of such Class of Certificates will be decreased by such amount.

Pass-Through Rates

The per annum rate at which interest accrues with respect to any Class of Non-Vertically Retained Regular Certificates is referred to in this prospectus as its “Pass-Through Rate“.

The Pass-Through Rates with respect to the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-AB, Class A-S, Class B, Class D, Class E, Class F and Class G Certificates for any Distribution Date will each be fixed at the initial Pass-Through Rate for the applicable Class set forth in the table under “Certificate Summary” in this prospectus.

The Pass-Through Rate with respect to the Class C Certificates for any Distribution Date will be a per annum rate equal to the lesser of (a) the initial Pass-Through Rate for such Class set forth in the table under “Certificate Summary” in this prospectus and (b) the WAC Rate for such Distribution Date.

The Pass-Through Rates with respect to the Class J-RR and Class K-RR Certificates for any Distribution Date will each be a per annum rate equal to the WAC Rate for such Distribution Date.

The Pass-Through Rate for the Class X-A Certificates for any Distribution Date will equal the weighted average of the Class X Strip Rates for the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-AB and Class A-S Certificates for such Distribution Date, weighted on the basis of the respective Certificate Balances of such Classes of Principal Balance Certificates outstanding immediately prior to that Distribution Date. The Pass-Through Rate for the Class X-B Certificates for any Distribution Date will equal the weighted average of the Class X Strip Rates for the Class B and Class C Certificates for such Distribution Date, weighted on the basis of the respective Certificate Balances of such Classes of Principal Balance Certificates outstanding immediately prior to that Distribution Date. The Pass-Through Rate for the Class X-D Certificates for any Distribution Date will equal the weighted average of the Class X Strip Rates for the Class D and Class E Certificates for such Distribution Date, weighted on the basis of the respective Certificate Balances of such Classes of Principal Balance Certificates outstanding immediately prior to that Distribution Date. The Pass-Through Rate for the Class X-F Certificates for any Distribution Date will equal the Class X Strip Rate for the Class F Certificates for such

Distribution Date. The Pass-Through Rate for the Class X-G Certificates for any Distribution Date will equal the Class X Strip Rate for the Class G Certificates for such Distribution Date.

The “WAC Rate” with respect to any Distribution Date is equal to the weighted average of the applicable Net Mortgage Pass-Through Rates of the Mortgage Loans for such Distribution Date, weighted on the basis of their respective Stated Principal Balances immediately prior to such Distribution Date.

The “Class X Strip Rate” for any Class of Non-Vertically Retained Principal Balance Certificates with respect to any Distribution Date will equal the excess, if any, of the WAC Rate for such Distribution Date, over the Pass-Through Rate for such Class of Non-Vertically Retained Principal Balance Certificates for such Distribution Date.

In general, the “Net Mortgage Pass-Through Rate” will be: (a) with respect to any Mortgage Loan that accrues interest on the basis of a 360-day year consisting of twelve 30-day months (a ”30/360 Basis”), for any Distribution Date, the Net Mortgage Rate in effect for such Mortgage Loan during the one-month accrual period applicable to the Due Date for such Mortgage Loan that occurs in the same month as that Distribution Date; and (b) with respect to any Mortgage Loan that accrues interest on an Actual/360 Basis, for any Distribution Date, the annualized rate at which interest would have to accrue in respect of such Mortgage Loan on a 30/360 Basis in order to produce the aggregate amount of interest actually accrued (or, in the event of a voluntary or involuntary principal prepayment affecting same, that otherwise would have accrued) in respect of such Mortgage Loan (adjusted to the related Net Mortgage Rate and, if applicable, exclusive of any Excess Interest) during the one-month accrual period applicable to the Due Date for such Mortgage Loan that occurs in the same month as that subsequent Distribution Date. However, with respect to each Mortgage Loan that accrues interest on an Actual/360 Basis, when determining: (i) the related Net Mortgage Pass-Through Rate for the Distribution Date in January (except during a leap year) or February of any year, beginning in 2022 (in any event unless that Distribution Date is the final Distribution Date), the “aggregate amount of interest actually accrued (or, in the event of a voluntary or involuntary principal prepayment affecting same, that otherwise would have accrued)”, as referred to in clause (b) of the preceding sentence, will be deemed to exclude related Withheld Amounts to be transferred to the Interest Reserve Account in such month; (ii) the related Net Mortgage Pass-Through Rate for the Distribution Date in March (or in February if the final Distribution Date occurs in such particular month of February) in any year, beginning in 2022, the “aggregate amount of interest actually accrued (or, in the event of a voluntary or involuntary principal prepayment affecting same, that otherwise would have accrued)”, as referred to in clause (b) of the preceding sentence, will be deemed to include related Withheld Amounts to be deposited in the Lower-Tier REMIC Distribution Account for distribution on such Distribution Date; and (iii) the related Net Mortgage Pass-Through Rate for the initial Distribution Date, the “aggregate amount of interest actually accrued (or, in the event of a voluntary or involuntary principal prepayment affecting same, that otherwise would have accrued)”, as referred to in clause (b) of the preceding sentence, will be deemed to include any related Initial Month’s Interest Deposit Amount. In addition, the Net Mortgage Pass-Through Rate with respect to any Mortgage Loan for any Distribution Date will be determined without regard to: (i) any modification, waiver or amendment of the terms of such Mortgage Loan, whether agreed to by the Master Servicer, the Special Servicer, an Outside Servicer or an Outside Special Servicer or resulting from a bankruptcy, insolvency or similar proceeding involving the related borrower; (ii) the occurrence and continuation of a default under such Mortgage Loan; (iii) the passage of the related maturity date or, in the case of an ARD Loan, the related Anticipated Repayment Date; and (iv) the related Mortgaged Property becoming an REO Property.

The “Net Mortgage Rate” with respect to any Mortgage Loan is a per annum rate equal to the related Mortgage Rate minus the related Administrative Fee Rate.

The “Mortgage Rate” with respect to any Mortgage Loan or any related Companion Loan is the per annum rate at which interest accrues on the Mortgage Loan or the related Companion Loan as stated in the related Mortgage Note or the promissory note evidencing such Companion Loan without giving effect to any default rate or Revised Rate.

Interest Distribution Amount

The “Interest Distribution Amount” with respect to any Distribution Date and any Class of Non-Vertically Retained Regular Certificates will equal (A) the sum of (i) the Interest Accrual Amount with respect to such Class for such Distribution Date and (ii) the Interest Shortfall, if any, with respect to such Class for such Distribution Date, less (B) any Excess Prepayment Interest Shortfall allocated to such Class on such Distribution Date.

The “Interest Accrual Amount” with respect to any Distribution Date and any Class of Non-Vertically Retained Regular Certificates is equal to interest for the related Interest Accrual Period accrued at the applicable Pass-Through Rate for such Class on the Certificate Balance or Notional Amount, as applicable, for such Class immediately prior to that Distribution Date. Calculations of interest for each Interest Accrual Period will be made on 30/360 Basis.

An “Interest Shortfall” with respect to any Distribution Date for any Class of Non-Vertically Retained Regular Certificates is, subject to increase as described in the last paragraph under “—Priority of Distributions” above, the sum of (a) the portion of the Interest Distribution Amount for such Class remaining unpaid as of the close of business on the preceding Distribution Date (if any), and (b) to the extent permitted by applicable law, (i) in the case of a Class of Non-Vertically Retained Principal Balance Certificates, one month’s interest on that amount remaining unpaid at the Pass-Through Rate applicable to such Class for the subject Distribution Date and (ii) in the case of a Class of Interest-Only Certificates, one-month’s interest on that amount remaining unpaid at the WAC Rate for the subject Distribution Date.

The “Interest Accrual Period” for each Distribution Date will be the calendar month prior to the month in which that Distribution Date occurs.

Principal Distribution Amount

The “Aggregate Principal Distribution Amount” for any Distribution Date will be equal to the sum of the following amounts:

(1)	the Scheduled Principal Distribution Amount for that Distribution Date; and

(2)	the Unscheduled Principal Distribution Amount for that Distribution Date;

provided, that the Aggregate Principal Distribution Amount for any Distribution Date will be reduced, to not less than zero, by the amount of any reimbursements of:

(A)  Nonrecoverable Advances (including any servicing advance with respect to an Outside Serviced Mortgage Loan under the related Outside Servicing Agreement), together with interest on such Nonrecoverable Advances at the Advance Rate, that are paid or reimbursed from principal collections on the Mortgage Loans in a period during which such principal collections would have otherwise been included in the Aggregate Principal Distribution Amount for such Distribution Date; and

(B)  Workout-Delayed Reimbursement Amounts that were paid or reimbursed from principal collections on the Mortgage Loans in a period during which such principal collections would have otherwise been included in the Aggregate Principal Distribution Amount for such Distribution Date; and

provided, further, that in the case of clauses (A) and (B) above, if any of the amounts that were reimbursed from principal collections on the Mortgage Loans (including REO Mortgage Loans) for a prior Distribution Date are subsequently recovered on the related Mortgage Loan (including an REO Mortgage Loan), such recovery will increase the Aggregate Principal Distribution Amount for the Distribution Date related to the Collection Period in which such recovery occurs.

The “Principal Distribution Amount” with respect to any Distribution Date and the Non-Vertically Retained Principal Balance Certificates will equal the sum of (a) the Principal Shortfall for such Distribution Date and (b) the Non-Vertically Retained Percentage of the Aggregate Principal Distribution Amount for such Distribution Date.

The “Scheduled Principal Distribution Amount” for each Distribution Date will equal the aggregate of the principal portions of: (a) all Monthly Payments (which do not include balloon payments) with respect to the Mortgage Loans due or deemed due during or, if and to the extent not previously received or advanced and distributable to Certificateholders or the Uncertificated VRR Interest Owners on a preceding Distribution Date, prior to the related Collection Period, in each case to the extent paid by the related borrower as of the related Determination Date (or, in the case of an Outside Serviced Mortgage Loan, received by the Master Servicer as of the business day preceding the Master Servicer Remittance Date) or advanced by the Master Servicer or the Trustee, as applicable; and (b) all balloon payments with respect to the Mortgage Loans to the extent received during the related Collection Period (or, in the case of an Outside Serviced Mortgage Loan, received by the Master Servicer as of the business day preceding the Master Servicer Remittance Date), and to the extent not included in clause (a) above for the subject Distribution Date and not previously received or advanced and distributable to Certificateholders or the Uncertificated VRR Interest Owners on a preceding Distribution Date. The Scheduled Principal Distribution Amount from time to time will include all late payments of principal made by a borrower with respect to the Mortgage Loans, including late payments in respect of a delinquent balloon payment, received during the periods or by the times described above in this definition, except to the extent those late payments are otherwise available to reimburse the Master Servicer or the Trustee, as the case may be, for prior P&I Advances, as described in this prospectus.

The “Unscheduled Principal Distribution Amount” for any Distribution Date will equal the aggregate of: (a) all prepayments of principal received on the Mortgage Loans during the related Collection Period (or, in the case of the Outside Serviced Mortgage Loans, all principal prepayments received during the period that renders them includable in the Aggregate Available Funds for such Distribution Date); and (b) any other collections (exclusive of payments by borrowers) received on the Mortgage Loans and, to the extent allocable to the related Mortgage Loan, on any REO Properties during the related Collection Period (or, in the case of an Outside Serviced Mortgage Loan or any interest in REO Property acquired with respect thereto, all such proceeds received during the period that renders them includable in the Aggregate Available Funds for such Distribution Date), whether in the form of liquidation proceeds, insurance proceeds, condemnation proceeds, net income, rents, and profits from any REO Property or otherwise, that were identified and applied by the Master Servicer (and/or, in the case of an Outside Serviced Mortgage Loan, the related Outside Servicer) as recoveries of previously unadvanced principal of the related Mortgage Loan.

The “Principal Shortfall” for any Distribution Date means the amount, if any, by which (1) the Principal Distribution Amount for the preceding Distribution Date exceeds (2) the aggregate amount actually distributed on such preceding Distribution Date to holders of the Non-Vertically Retained Principal Balance Certificates in respect of such Principal Distribution Amount.

Certain Calculations with Respect to Individual Mortgage Loans

The “Stated Principal Balance” of each Mortgage Loan will initially equal its Cut-off Date Balance (or in the case of a Qualified Substitute Mortgage Loan, the unpaid principal balance of such Mortgage Loan after application of all scheduled payments of principal and interest due during or prior to the month of substitution, whether or not received) and, on each Distribution Date, will be reduced by an amount generally equal to all payments and other collections of principal on such Mortgage Loan that are distributable on or advanced for such Distribution Date. With respect to any Serviced Companion Loan as of any date of determination, the Stated Principal Balance will generally equal the unpaid principal balance of such Companion Loan as of such date. With respect to any Serviced Loan Combination as of any date of determination, the Stated Principal Balance of such Loan Combination will be the sum of the Stated Principal Balance of the related Mortgage Loan and each related Companion Loan on such date. The Stated Principal Balance of a Mortgage Loan or Serviced Loan Combination may also be reduced in connection with any modification that reduces the principal amount due on such Mortgage Loan or Loan Combination, as the case may be, or any forced reduction of its actual unpaid principal balance imposed by a court presiding over a bankruptcy proceeding in which the related borrower is the debtor. See “Certain Legal Aspects of the Mortgage Loans”. If any Mortgage Loan or Serviced Loan Combination is paid in full, or if any Mortgage Loan or Serviced Loan Combination (or any Mortgaged Property acquired in respect of the Mortgage Loan or Loan Combination) is otherwise liquidated, then, as of the Distribution Date that relates to the Collection Period in which that payment in full or liquidation occurred and notwithstanding that a loss may have occurred in connection with any liquidation, the Stated Principal Balance of the Mortgage Loan or Serviced Loan Combination will be zero.

For purposes of calculating Pass-Through Rates and distributions on, and allocations of Realized Losses to, the Non-Vertically Retained Certificates, as well as for purposes of calculating the Servicing Fee, the Trustee/Certificate Administrator Fee, the Operating Advisor Fee and the Asset Representations Reviewer Ongoing Fee payable each month, each REO Property (including any REO Property with respect to an Outside Serviced Mortgage Loan held pursuant to an Outside Servicing Agreement) will be treated as if the related Mortgage Loan (an “REO Mortgage Loan”) and any related Companion Loan(s) (each, an “REO Companion Loan”; and each REO Mortgage Loan and REO Companion Loan, also an “REO Loan”) had remained outstanding and the related loan documents continued in full force and effect; and all references to “Mortgage Loan,” “Mortgage Loans” or “Mortgage Pool” in this prospectus, when used in that context, will be deemed to also be references to or to also include, as the case may be, any REO Mortgage Loan, and all references to “Companion Loan” or “Companion Loans” in this prospectus, when used in that context, will be deemed to also be references to or to also include, as the case may be, any REO Companion Loan. Each REO Loan will generally be deemed to have the same characteristics as its actual predecessor Mortgage Loan or Companion Loan, as applicable, including the same fixed Mortgage Rate (and, accordingly, the same Net Mortgage Rate) and the same unpaid principal balance and Stated Principal Balance. Amounts due on the predecessor Mortgage Loan or Companion Loan, as applicable, including any portion of those amounts payable or reimbursable to the Master Servicer, the Special Servicer, the Operating Advisor, the Asset Representations Reviewer, the Certificate Administrator or the Trustee, as applicable, will continue to be “due” in respect of the REO Loan; and amounts received in respect of the related REO Property, net of payments to be made, or reimbursements to the Master Servicer or Special Servicer for payments previously advanced, in connection with the operation and management of that property, generally will be applied by the Master Servicer as if received on the predecessor Mortgage Loan or Companion Loan.

With respect to each Serviced Loan Combination, no amounts collected thereon or with respect to any related REO Property that are allocable to any related Companion Loan or REO Companion Loan will be available for amounts due to the Certificateholders or the Uncertificated VRR Interest Owners or to reimburse the Issuing Entity, other than in the limited circumstances related to Property Advances, indemnification, Special Servicing Fees and other reimbursable expenses related to such Serviced Loan Combination incurred with respect to such Serviced Loan Combination in accordance with the Pooling and Servicing Agreement.

Excess Interest

On each Distribution Date, the Certificate Administrator is required to distribute to the holders of the Class S Certificates the Non-Vertically Retained Percentage of any Excess Interest received by the Issuing Entity with respect to the ARD Loans during the Collection Period for (or, in the case of an Outside Serviced Mortgage Loan, as part of a distribution to the Issuing Entity during the month of) such Distribution Date. Excess Interest will not be available to make distributions to any other Class of Certificates (except the Class VRR Certificates and the Uncertificated VRR Interest) or to provide credit support for other Classes of Certificates or offset any interest shortfalls or to pay any other amounts to any other party under the Pooling and Servicing Agreement.

Application Priority of Mortgage Loan Collections or Loan Combination Collections

For purposes of calculating distributions on the Certificates and the Uncertificated VRR Interest and, in the absence of express provisions in the related Mortgage Loan documents and/or any related Co-Lender Agreement (and/or, with respect to each Outside Serviced Loan Combination, the related Outside Servicing Agreement) to the contrary, for purposes of otherwise collecting amounts due under the Mortgage Loan, all amounts collected by or on behalf of the Issuing Entity in respect of any Mortgage Loan in the form of payments from the related borrower, liquidation proceeds, condemnation proceeds or insurance proceeds (excluding, if applicable, in the case of each Serviced Loan Combination, any amounts payable to the holder(s) of the related Companion Loan(s) pursuant to the related Co-Lender Agreement) will be deemed to be allocated in the following order of priority:

First, as a recovery of any unreimbursed Advances (including any Workout-Delayed Reimbursement Amount) with respect to the related Mortgage Loan and unpaid interest at the Advance Rate on such Advances and, if applicable, unreimbursed and unpaid expenses of the Issuing Entity with respect to the related Mortgage Loan;

Second, as a recovery of Nonrecoverable Advances with respect to the related Mortgage Loan and any interest on those Nonrecoverable Advances at the Advance Rate, to the extent previously paid or reimbursed from principal collections on the Mortgage Pool (as described in the first proviso in the definition of Aggregate Principal Distribution Amount);

Third, to the extent not previously so allocated pursuant to clause First or Second above, as a recovery of accrued and unpaid interest on such Mortgage Loan (exclusive of default interest and Excess Interest) to the extent of the excess of (i) all unpaid interest (exclusive of default interest and Excess Interest) accrued on such Mortgage Loan at the related Mortgage Rate in effect from time to time through the end of the applicable mortgage interest accrual period, over (ii) after taking into account any allocations pursuant to clause Fifth below on earlier dates, the aggregate portion of the accrued and unpaid interest described in subclause (i) of this clause Third that either (A) was not advanced because of the reductions (if any) in the amount of related P&I Advances for such Mortgage Loan that have occurred in connection with related Appraisal Reduction Amounts or (B) accrued at the related Net Mortgage Rate on the portion of the Stated Principal Balance of such Mortgage Loan equal to any related Collateral Deficiency Amount in effect from time to time and as to which no P&I Advance was made;

Fourth, to the extent not previously so allocated pursuant to clause First or Second above, as a recovery of principal of such Mortgage Loan then due and owing, including by reason of acceleration of such Mortgage Loan following a default thereunder (or, if the Mortgage Loan has been liquidated, as a recovery of principal to the extent of its entire remaining unpaid principal balance);

Fifth, as a recovery of accrued and unpaid interest on such Mortgage Loan (exclusive of default interest and Excess Interest) to the extent of the sum of (A) the cumulative amount of the reductions (if any) in the amount of related P&I Advances for such Mortgage Loan that have occurred in connection with related Appraisal Reduction Amounts, plus (B) any unpaid interest (exclusive of default interest and Excess Interest) that accrued at the related Net Mortgage Rate on the portion of the Stated Principal Balance of such Mortgage Loan equal to any related Collateral Deficiency Amount in effect from time to time and as to which no P&I Advance was made (to the extent collections have not been allocated as recovery of such accrued and unpaid interest pursuant to this clause Fifth on earlier dates);

Sixth, as a recovery of amounts to be currently allocated to the payment of, or escrowed for the future payment of, real estate taxes, assessments and insurance premiums and similar items relating to such Mortgage Loan;

Seventh, as a recovery of any other reserves to the extent then required to be held in escrow with respect to such Mortgage Loan;

Eighth, as a recovery of any yield maintenance charge or prepayment premium then due and owing under such Mortgage Loan;

Ninth, as a recovery of any late payment charges and default interest then due and owing under such Mortgage Loan;

Tenth, as a recovery of any assumption fees, assumption application fees and Modification Fees then due and owing under such Mortgage Loan;

Eleventh, as a recovery of any other amounts then due and owing under such Mortgage Loan other than remaining unpaid principal and other than, if applicable, accrued and unpaid Excess Interest (and, if both Consent Fees and Operating Advisor Consulting Fees are due and owing, first, allocated to Consent Fees and, then, allocated to Operating Advisor Consulting Fees);

Twelfth, as a recovery of any remaining principal of such Mortgage Loan to the extent of its entire remaining unpaid principal balance; and

Thirteenth, in the case of an ARD Loan after the related Anticipated Repayment Date, as a recovery of any accrued but unpaid Excess Interest;

provided that, to the extent required under the REMIC provisions of the Code, payments or proceeds received (or receivable by exercise of the lender’s rights under the related Mortgage Loan documents) with respect to any partial release of a Mortgaged Property (including in connection with a condemnation) at a time when the loan-to-value ratio of the related Mortgage Loan or Serviced Loan Combination exceeds 125%, or would exceed 125% following any partial release (based solely on the value of real property and excluding personal property and going concern value, if any) must be collected and allocated to reduce the principal balance of the Mortgage Loan or Serviced Loan Combination in the manner permitted by the REMIC provisions.

Collections by or on behalf of the Issuing Entity in respect of any REO Property (exclusive of the amounts to be allocated to the payment of the costs of operating, managing, leasing, maintaining and disposing of such REO Property and, if applicable, in the case of each Serviced Loan Combination, exclusive of any amounts payable to the holder(s) of the related Companion Loan(s) pursuant to the related Co-Lender Agreement) will be deemed to be allocated for purposes of calculating distributions on the Certificates and (subject to any related Co-Lender Agreement and/or Outside Servicing Agreement) for purposes of otherwise collecting amounts due under the Mortgage Loan, pursuant to the related Pooling and Servicing Agreement, in the following order of priority:

First, as a recovery of any unreimbursed Advances (including any Workout-Delayed Reimbursement Amount) with respect to the related Mortgage Loan and interest at the Advance Rate on all Advances and, if applicable, unreimbursed and unpaid expenses of the Issuing Entity with respect to the related Mortgage Loan;

Second, as a recovery of Nonrecoverable Advances with respect to the related Mortgage Loan and any interest on those Nonrecoverable Advances at the Advance Rate, to the extent previously paid or reimbursed from principal collections on the Mortgage Loans (as described in the first proviso in the definition of Aggregate Principal Distribution Amount);

Third, to the extent not previously so allocated pursuant to clause First or Second above, as a recovery of accrued and unpaid interest on the related Mortgage Loan (exclusive of default interest and Excess Interest) to the extent of the excess of (i) all unpaid interest (exclusive of default interest and Excess Interest) accrued on such Mortgage Loan at the applicable Mortgage Rate in effect from time to time through the end of the applicable mortgage interest accrual period, over (ii) after taking into account any allocations pursuant to clause Fifth below or clause Fifth of the prior paragraph on earlier dates, the aggregate portion of the accrued and unpaid interest described in subclause (i) of this clause Third that either (A) was not advanced because of the reductions (if any) in the amount of related P&I Advances for such Mortgage Loan that have occurred in connection with related Appraisal Reduction Amounts or (B) accrued at the applicable Net Mortgage Rate on the portion of the Stated Principal Balance of such Mortgage Loan equal to any related Collateral Deficiency Amount in effect from time to time and as to which no P&I Advance was made;

Fourth, to the extent not previously so allocated pursuant to clause First or Second above, as a recovery of principal of the related Mortgage Loan to the extent of its entire unpaid principal balance;

Fifth, as a recovery of accrued and unpaid interest on the related Mortgage Loan (exclusive of default interest and Excess Interest) to the extent of the sum of (A) the cumulative amount of the reductions (if any) in the amount of related P&I Advances for such Mortgage Loan that have occurred in connection with related Appraisal Reduction Amounts, plus (B) any unpaid interest (exclusive of default interest and Excess Interest) that accrued at the applicable Net Mortgage Rate on the portion of the Stated Principal Balance of such Mortgage Loan equal to any related Collateral Deficiency Amount in effect from time to time and as to which no P&I Advance was made (to the extent collections have not been allocated as recovery of such accrued and unpaid interest pursuant to this clause Fifth or clause Fifth of the prior paragraph on earlier dates);

Sixth, as a recovery of any yield maintenance charge or prepayment premium then due and owing under the related Mortgage Loan;

Seventh, as a recovery of any late payment charges and default interest then due and owing under the related Mortgage Loan;

Eighth, as a recovery of any Assumption Fees, assumption application fees and Modification Fees then due and owing under the related Mortgage Loan;

Ninth, as a recovery of any other amounts then due and owing under the related Mortgage Loan other than, if applicable, accrued and unpaid Excess Interest (and, if both Consent Fees and Operating Advisor Consulting

Fees are due and owing, first, allocated to Consent Fees and, then, allocated to Operating Advisor Consulting Fees); and

Tenth, in the case of an ARD Loan after the related Anticipated Repayment Date, as a recovery, any accrued but unpaid Excess Interest.

Neither the Master Servicer nor the Special Servicer may enter into, or structure (including, without limitation, by way of the application of credits, discounts, forgiveness or otherwise), any modification, waiver, amendment, work-out, consent or approval with respect to the Mortgage Loans in a manner that would have the effect of placing amounts payable as compensation, or otherwise directly or indirectly reimbursable, to the Master Servicer or the Special Servicer in a higher priority than that which is set forth above under “—Application Priority of Mortgage Loan Collections or Loan Combination Collections” or in the related Co-Lender Agreement.

Allocation of Yield Maintenance Charges and Prepayment Premiums

On each Distribution Date, until the Notional Amounts of the Class X-A, Class X-B and Class X-D Certificates and the Certificate Balances of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-AB, Class A-S, Class B, Class C, Class D and Class E Certificates have been reduced to zero, the Non-Vertically Retained Percentage of each yield maintenance charge collected on the Mortgage Loans during the related Collection Period (or, in the case of an Outside Serviced Mortgage Loan, that accompanied a principal prepayment included in the Aggregate Available Funds for such Distribution Date) is required to be distributed to holders of the Non-Vertically Retained Regular Certificates (excluding holders of the Class X-F, Class X-G, Class F, Class G, Class J-RR and Class K-RR Certificates) as follows: (a) first the Non-Vertically Retained Percentage of such yield maintenance charge will be allocated between (i) the group (the “YM Group A”) of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-AB, Class X-A and Class A-S Certificates, (ii) the group (the “YM Group BC”) of the Class X-B, Class B and Class C Certificates, and (iii) the group (the “YM Group DE” and, collectively with the YM Group A and the YM Group BC, the ”YM Groups”) of the Class X-D, Class D and Class E Certificates, pro rata based upon the aggregate amount of principal distributed to the Class or Classes of Non-Vertically Retained Principal Balance Certificates in each YM Group on such Distribution Date, and (b) then the portion of such yield maintenance charge allocated to each YM Group will be further allocated as among the Classes of Non-Vertically Retained Regular Certificates in such YM Group, in the following manner: (i) each Class of Non-Vertically Retained Principal Balance Certificates in such YM Group will entitle the applicable Certificateholders to receive on the applicable Distribution Date that portion of such yield maintenance charge equal to the product of (X) a fraction whose numerator is the amount of principal distributed to such Class of Non-Vertically Retained Principal Balance Certificates on such Distribution Date and whose denominator is the total amount of principal distributed to all of the Non-Vertically Retained Principal Balance Certificates in that YM Group on such Distribution Date, (Y) the Base Interest Fraction for the related principal prepayment and such Class of Non-Vertically Retained Principal Balance Certificates, and (Z) the portion of such yield maintenance charge allocated to such YM Group, and (ii) the portion of such yield maintenance charge allocated to such YM Group and remaining after such distributions with respect to the Non-Vertically Retained Principal Balance Certificates in such YM Group will be distributed to the Class of Class X Certificates in such YM Group. If there is more than one Class of Non-Vertically Retained Principal Balance Certificates in any YM Group entitled to distributions of principal on any particular Distribution Date on which yield maintenance charges are distributable to such Classes, the aggregate portion of such yield maintenance charges allocated to such YM Group will be allocated among all such Classes of Non-Vertically Retained Principal Balance Certificates up to, and on a pro rata basis in accordance with, their respective entitlements in those yield maintenance charges in accordance with the prior sentence of this paragraph.

The “Base Interest Fraction” with respect to any principal prepayment on any Mortgage Loan and with respect to any Class of Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-AB, Class A-S, Class B, Class C, Class D and Class E Certificates is a fraction (a) whose numerator is the amount, if any, by which (i) the Pass-Through Rate on such Class of Certificates exceeds (ii) the discount rate used in accordance with the related Mortgage Loan documents in calculating the yield maintenance charge with respect to such principal prepayment and (b) whose denominator is the amount, if any, by which (i) the Mortgage Rate on such Mortgage Loan exceeds (ii) the discount rate used in accordance with the related Mortgage Loan documents in calculating the yield maintenance charge with respect to such principal prepayment; provided, however, that under no circumstances will the Base Interest Fraction be greater than one. However, if such discount rate is greater than or equal to both of (x) the Mortgage Rate on such Mortgage Loan and (y) the Pass-Through Rate described in the preceding sentence, then the Base Interest Fraction will equal zero, and if such discount rate is greater than or equal to the Mortgage Rate on such Mortgage Loan, but less than the Pass-Through Rate described in the preceding sentence, then the Base Interest Fraction will equal one.

If a prepayment premium (calculated as a percentage of the amount prepaid) is imposed in connection with a prepayment rather than a yield maintenance charge, then the prepayment premium so collected will be allocated as described above. For this purpose, the discount rate used to calculate the Base Interest Fraction will be the discount rate used to determine the yield maintenance charge for Mortgage Loans that require payment at the greater of a yield maintenance charge or a minimum amount equal to a fixed percentage of the principal balance of the Mortgage Loan or, for Mortgage Loans that only have a prepayment premium based on a fixed percentage of the principal balance of the Mortgage Loan, such other discount rate as may be specified in the related Mortgage Loan documents.

After the Notional Amounts of the Class X-A, Class X-B and Class X-D Certificates and the Certificate Balances of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-AB, Class A-S, Class B, Class C, Class D and Class E Certificates have been reduced to zero, the Non-Vertically Retained Percentage of all prepayment premiums and yield maintenance charges with respect to the Mortgage Loans will be allocated to the holders of the Class F, Class G, Class J-RR and Class K-RR Certificates in the manner provided in the Pooling and Servicing Agreement.

No yield maintenance charges or prepayment premiums will be distributed to the holders of the Class X-F, Class X-G, Class S or Class R Certificates.

Prepayment premiums and yield maintenance charges will be distributed on any Distribution Date only to the extent they are received in respect of the Mortgage Loans during the related Collection Period (or, in the case of an Outside Serviced Mortgage Loan, accompanied a principal prepayment included in the Aggregate Available Funds for such Distribution Date).

For a description of yield maintenance charges, see “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans” and “Certain Legal Aspects of the Mortgage Loans—Default Interest and Limitations on Prepayments”.

Assumed Final Distribution Date; Rated Final Distribution Date

The “Assumed Final Distribution Date” with respect to any Class of Offered Certificates is the Distribution Date on which the aggregate Certificate Balance or Notional Amount of that Class of Certificates would be reduced to zero based on a 0% CPR prepayment rate and the Modeling Assumptions. The Assumed Final Distribution Date with respect to each Class of Offered Certificates will in each case be as follows:

Class of Certificates	Assumed Final Distribution Date
Class A-1	May 2026
Class A-2	July 2026
Class A-3	June 2028
Class A-4	April 2031
Class A-5	June 2031
Class A-AB	April 2031
Class X-A	June 2031
Class A-S	June 2031
Class B	June 2031
Class C	June 2031

The Assumed Final Distribution Dates set forth above were calculated without regard to any delays in the collection of balloon payments and without regard to delinquencies, defaults or liquidations. Accordingly, in the event of defaults on the Mortgage Loans, the actual final Distribution Date for one or more Classes of the Offered Certificates may be later, and could be substantially later, than the related Assumed Final Distribution Date(s).

In addition, the Assumed Final Distribution Dates set forth above were calculated assuming no prepayments of principal (other than the repayment in full of an ARD Loan on its Anticipated Repayment Date). Because the rate of payment (including prepayments) of the Mortgage Loans may exceed the scheduled rate of payments, and could exceed the scheduled rate by a substantial amount, the actual final Distribution Date for one or more Classes of the Offered Certificates may be earlier, and could be substantially earlier, than the related Assumed Final Distribution Date(s). The rate of payments (including prepayments) on the Mortgage Loans will depend on the characteristics of the Mortgage Loans, as well as on the prevailing level of interest rates and other economic factors, and we cannot assure you as to actual payment experience.

The “Rated Final Distribution Date” for each Class of Offered Certificates will be the Distribution Date in July 2054. See “Ratings”.

Prepayment Interest Shortfalls

If a borrower prepays a Mortgage Loan or Serviced Loan Combination in whole or in part, after the related Due Date in any Collection Period, the amount of interest (net of related Servicing Fees and any related Excess Interest and default interest) accrued on such prepayment from such Due Date to, but not including, the date of prepayment (or any later date through which interest accrues) will, to the extent actually collected (without regard to any prepayment premium or yield maintenance charge actually collected) constitute a “Prepayment Interest Excess”. Conversely, if a borrower prepays a Mortgage Loan or Serviced Loan Combination (with such prepayment allocated between the related Mortgage Loan and Serviced Companion Loan in accordance with the related Co-Lender Agreement) in whole or in part prior to the related Due Date in any Collection Period and does not pay interest on such prepayment through the end of the one-month accrual period applicable to such Due Date, then the shortfall in a full month’s interest (net of related Servicing Fees and any related Excess Interest and default interest) on such prepayment will constitute a “Prepayment Interest Shortfall”. Prepayment Interest Excesses (to the extent not required to be paid as Compensating Interest Payments) collected on the Mortgage Loans (other than the Outside Serviced Mortgage Loans) and, to the extent permitted under the related Co-Lender Agreement, any related Serviced Companion Loan, will be retained by the Master Servicer as additional servicing compensation.

The Master Servicer will be required to deliver to the Certificate Administrator for deposit in the Distribution Account (other than the portion of any Compensating Interest Payment described below that is allocable to a Serviced Companion Loan) on each Master Servicer Remittance Date, without any right of reimbursement thereafter, a cash payment (a “Compensating Interest Payment”) in an amount equal to the lesser of:

(i)

the aggregate amount of Prepayment Interest Shortfalls incurred in connection with voluntary principal prepayments received in respect of the Mortgage Loans (other than the Outside Serviced Mortgage Loans) and any related Serviced Pari Passu Companion Loan(s) (in each case other than a Specially Serviced Loan or a Mortgage Loan or any related Serviced Pari Passu Companion Loan on which the Special Servicer allowed a prepayment on a date other than the applicable Due Date) for the related Distribution Date, and

(ii)

the aggregate of (A) that portion of the Master Servicer’s Servicing Fees for the related Distribution Date that is, in the case of each Mortgage Loan, Serviced Pari Passu Companion Loan and REO Loan for which such Servicing Fees are being paid in such Collection Period, calculated at a rate of 0.00125% per annum and (B) all Prepayment Interest Excesses received by the Master Servicer during such Collection Period with respect to the Mortgage Loans (and, so long as a Loan Combination is serviced under the Pooling and Servicing Agreement and the related Co-Lender Agreement so permits, any related Serviced Pari Passu Companion Loan) and net investment earnings on such Prepayment Interest Excesses. In no event will the rights of the Certificateholders to the offset of the aggregate Prepayment Interest Shortfalls be cumulative.

If a Prepayment Interest Shortfall occurs with respect to a Mortgage Loan as a result of the Master Servicer allowing the related borrower to deviate from the terms of the related Mortgage Loan documents regarding principal prepayments (other than (w) if the Mortgage Loan is an Outside Serviced Mortgage Loan, (x) subsequent to a default under the related Mortgage Loan documents or if the Mortgage Loan is a Specially Serviced Loan, (y) pursuant to applicable law or a court order or otherwise in such circumstances where the Master Servicer is required to accept such principal prepayment in accordance with the Servicing Standard, or (z) in connection with the payment of any insurance proceeds or condemnation awards), (a “Prohibited Prepayment”) then for purposes of calculating the Compensating Interest Payment for the related Distribution Date, the Master Servicer will pay, without regard to clause (ii) above, the amount of the Prepayment Interest

Shortfall with respect to such Mortgage Loan otherwise described in clause (i) above in connection with such Prohibited Prepayment.

Compensating Interest Payments with respect to the Serviced Loan Combinations will be allocated between the related Mortgage Loan and the related Serviced Pari Passu Companion Loan(s), in accordance with their respective principal amounts, until all related Prepayment Interest Shortfalls are covered, and the Master Servicer will be required to pay the portion of such Compensating Interest Payments allocable to a related Serviced Pari Passu Companion Loan to the holder thereof.

The Non-Vertically Retained Percentage of any Excess Prepayment Interest Shortfall allocated to the Mortgage Loans for any Distribution Date will be allocated on that Distribution Date among the respective Classes of the Non-Vertically Retained Regular Certificates on a pro rata basis in accordance with the respective Interest Accrual Amounts for those Classes for such Distribution Date.

“Excess Prepayment Interest Shortfall” means, with respect to any Distribution Date, the aggregate of any Prepayment Interest Shortfalls resulting from any principal prepayments made on the Mortgage Loans to be included in the Aggregate Available Funds for any Distribution Date that are not covered by the portion of the Master Servicer’s Compensating Interest Payment for the related Distribution Date allocable to the Mortgage Loans or, in the case of an Outside Serviced Mortgage Loan, the portion of any compensating interest payments allocable to such Outside Serviced Mortgage Loan to the extent received from the related Outside Servicer.

Subordination; Allocation of Realized Losses

As a means of providing a certain amount of protection to the holders of the Senior Certificates against losses associated with delinquent and defaulted Mortgage Loans, the rights of the holders of the Subordinate Certificates to receive distributions of interest and/or principal will be subordinated to such rights of the holders of the Senior Certificates. The Class A-S Certificates will likewise be protected by the subordination of the Class B, Class C, Class D, Class E, Class F, Class G, Class J-RR and Class K-RR Certificates. The Class B Certificates will likewise be protected by the subordination of the Class C, Class D, Class E, Class F, Class G, Class J-RR and Class K-RR Certificates. The Class C Certificates will likewise be protected by the subordination of the Class D, Class E, Class F, Class G, Class J-RR and Class K-RR Certificates.

This subordination will be effected in two ways: (i) by the preferential right of the holders of a Class of Non-Vertically Retained Regular Certificates to receive on any Distribution Date the amounts of interest and/or principal distributable with respect to that Class prior to any distribution being made on such Distribution Date in respect of any Classes of Non-Vertically Retained Regular Certificates subordinate to that Class (as described above under “—Distributions—Priority of Distributions”) and (ii) by the allocation of Realized Losses to Classes of Non-Vertically Retained Principal Balance Certificates that are subordinate to more senior Classes, as described below.

No other form of credit support will be available for the benefit of the Offered Certificates.

On and after the Cross-Over Date has occurred, allocation of the Principal Distribution Amount will be made to the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-AB Certificates, pro rata based on Certificate Balance, until their respective Certificate Balances have been reduced to zero (and the schedule for the Class A-AB principal distributions will be disregarded). Prior to the Cross-Over Date, allocation of the Principal Distribution Amount will be made as described in clause second of the first paragraph under “—Distributions—Priority of Distributions” above. Allocation to the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-AB Certificates, for so long as they are outstanding, of the entire Principal Distribution Amount for each Distribution Date will have the effect of reducing the aggregate Certificate Balance of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-AB Certificates at a proportionately faster rate than the rate at which the aggregate Stated Principal Balance of the pool of Mortgage Loans will decline. Therefore, as principal is distributed to the holders of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-AB Certificates, the percentage interest in the Issuing Entity evidenced by the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-AB Certificates will be decreased (with a corresponding increase in the percentage interest in the Issuing Entity evidenced by the other Non-Vertically Retained Principal Balance Certificates), thereby increasing, relative to their respective Certificate Balances, the subordination afforded the Class A-1,

Class A-2, Class A-3, Class A-4, Class A-5 and Class A-AB Certificates by the other Non-Vertically Retained Principal Balance Certificates.

Following retirement of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-AB Certificates, the successive allocation on each Distribution Date of the remaining Principal Distribution Amount to the Class A-S Certificates, the Class B Certificates, the Class C Certificates, the Class D Certificates, the Class E Certificates, the Class F Certificates, the Class G Certificates, Class J-RR Certificates and the Class K-RR Certificates, in that order, in each case for so long as the subject Certificates are outstanding, will provide a similar, but diminishing benefit to those Certificates (other than the Class K-RR Certificates) as to the relative amount of subordination afforded by the outstanding Classes of Subordinate Certificates with lower payment priorities.

On each Distribution Date, immediately following the distributions to be made to the Certificateholders on that date, the Certificate Administrator is required to calculate applicable Realized Losses.

A “Realized Loss” means, with respect to each Distribution Date:

(i)

with respect to the Non-Vertically Retained Principal Balance Certificates, the amount, if any, by which (A) the product of (1) the Non-Vertically Retained Percentage and (2) the aggregate Stated Principal Balance (for purposes of this calculation only, the aggregate Stated Principal Balance will not be reduced by the amount of principal payments received on the Mortgage Loans that were used to reimburse the Master Servicer, the Special Servicer or the Trustee from general collections of principal on the Mortgage Loans for Workout-Delayed Reimbursement Amounts, to the extent those amounts are not otherwise determined to be Nonrecoverable Advances) of the Mortgage Loans, including any REO Mortgage Loans, expected to be outstanding immediately following that Distribution Date, is less than (B) the then aggregate Certificate Balance of the Non-Vertically Retained Principal Balance Certificates after giving effect to distributions of principal on that Distribution Date; and

(ii)

with respect to the Combined VRR Interest, the amount, if any, by which (A) the product of (1) the Vertically Retained Percentage and (2) the aggregate Stated Principal Balance (for purposes of this calculation, the aggregate Stated Principal Balance will not be reduced by the amount of principal payments received on the Mortgage Loans that were used to reimburse the Master Servicer, the Special Servicer or the Trustee from general collections of principal on the Mortgage Loans for Workout Delayed Reimbursement Amounts, to the extent those amounts are not otherwise determined to be Nonrecoverable Advances) of the Mortgage Loans, including any REO Mortgage Loans, expected to be outstanding immediately following that Distribution Date, is less than (B) the then aggregate Combined VRR Interest Balance after giving effect to distributions of principal on that Distribution Date.

The Certificate Administrator will be required to allocate any applicable Realized Losses with respect to the Non-Vertically Retained Principal Balance Certificates among the following Classes of Subordinate Certificates in the following order, until the Certificate Balance of each such Class is reduced to zero:

first, to the Class K-RR Certificates;

second, to the Class J-RR Certificates;

third, to the Class G Certificates;

fourth, to the Class F Certificates;

fifth, to the Class E Certificates;

sixth, to the Class D Certificates;

seventh, to the Class C Certificates;

eighth, to the Class B Certificates; and

ninth, to the Class A-S Certificates

Following the reduction of the Certificate Balances of all Classes of Subordinate Certificates to zero, the Certificate Administrator will be required to allocate applicable Realized Losses among the Senior Certificates (other than the Class X Certificates), pro rata, based upon their respective Certificate Balances, until their respective Certificate Balances have been reduced to zero.

Realized Losses will not be allocated to the Class S or Class R Certificates and will not be directly allocated to the Class X Certificates. However, the Notional Amounts of the respective Classes of Class X Certificates will be reduced if the Certificate Balance(s) of the Class(es) of Corresponding Principal Balance Certificates are reduced by such Realized Losses.

Applicable Realized Losses will be allocated to the Combined VRR Interest as described under “Credit Risk Retention—The Combined VRR Interest—Material Terms of the Combined VRR Interest—Allocation of Applicable Realized Losses” in this prospectus.

In general, Realized Losses could result from the occurrence of: (1) losses and other shortfalls on or in respect of the Mortgage Loans, including as a result of defaults and delinquencies on the related Mortgage Loans, Nonrecoverable Advances made in respect of the Mortgage Loans, the payment to the Special Servicer or an Outside Special Servicer of any compensation as described in “The Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses”, and the payment of interest on Advances and certain servicing expenses; and (2) certain unanticipated, non-Mortgage Loan specific expenses of the Issuing Entity, including certain reimbursements to the Certificate Administrator or Trustee as described under “Transaction Parties—The Certificate Administrator” or “—The Trustee”, as applicable, and certain federal, state and local taxes, and certain tax-related expenses, payable out of the Issuing Entity, as described under “Material Federal Income Tax Consequences”.

A Class of Offered Certificates will be considered outstanding until its Certificate Balance or Notional Amount is reduced to zero.

Reports to Certificateholders; Certain Available Information

Certificate Administrator Reports

On each Distribution Date, the Certificate Administrator will be required to provide or make available to each Certificateholder and each Uncertificated VRR Interest Owner of record a Distribution Date statement in the form of Annex D providing all applicable information required under Regulation AB relating to distributions made on that date for the relevant class and the recent status of the Mortgage Loans.

In addition, the Certificate Administrator will include (to the extent it receives such information from the applicable person) (i) the identity of any Mortgage Loans permitting additional debt, identifying (A) the amount of any additional debt incurred during the related Collection Period, (B) the total DSCR calculated on the basis of the Mortgage Loan and such additional debt and (C) the aggregate loan-to-value ratio calculated on the basis of the Mortgage Loan and the additional debt in each applicable Form 10-D filed on behalf of the Issuing Entity and (ii) the beginning and ending account balances for each of the Securitization Accounts (for the applicable period) in each Form 10-D filed on behalf of the Issuing Entity.

Within a reasonable period of time after the end of each calendar year, upon request, the Certificate Administrator is required to furnish to each person or entity who at any time during the calendar year was a holder of a Certificate or the Uncertificated VRR Interest, a statement containing information (i) the amount of the distribution on each Distribution Date in reduction of the related Certificate Balance (if any) or the Uncertificated VRR Interest Balance, and (ii) the amount of the distribution on each Distribution Date of the applicable Interest Distribution Amount, in each case, as to the applicable class, aggregated for the related calendar year or applicable partial year during which that person was a Certificateholder or an Uncertificated VRR Interest Owner, together with any other information that the Certificate Administrator deems necessary or desirable, or that a Certificateholder, a Certificate Owner or an Uncertificated VRR Interest Owner reasonably requests, to enable

Certificateholders and the Uncertificated VRR Interest Owners to prepare their tax returns for that calendar year. This obligation of the Certificate Administrator will be deemed to have been satisfied to the extent that substantially comparable information will be provided by the Certificate Administrator pursuant to any requirements of the Code as from time to time are in force.

In addition, the Certificate Administrator will provide or make available on its website (https://sf.citidirect.com), to the extent received from the applicable person, on each Distribution Date to each Privileged Person the following reports (other than clause (1) below, the “CREFC® Reports”) prepared by the Master Servicer, the Certificate Administrator or the Special Servicer, as applicable, substantially in the forms provided in the Pooling and Servicing Agreement (which forms are subject to change) and including substantially the following information:

(1)      the Distribution Date statement;

(2)      a CRE Finance Council (“CREFC®”) delinquent loan status report;

(3)      a CREFC® historical loan modification/forbearance and corrected mortgage loan report;

(4)      a CREFC® advance recovery report;

(5)      a CREFC® total loan report;

(6)      a CREFC® operating statement analysis report;

(7)      a CREFC® comparative financial status report;

(8)      a CREFC® net operating income adjustment worksheet;

(9)      a CREFC® real estate owned status report;

(10)    a CREFC® servicer watch list;

(11)    a CREFC® loan level reserve and letter of credit report;

(12)    a CREFC® property file;

(13)    a CREFC® financial file;

(14)    a CREFC® loan setup file; and

(15)    a CREFC® loan periodic update file.

The Master Servicer or the Special Servicer, as applicable, may omit any information from these reports that the Master Servicer or the Special Servicer regards as confidential. Subject to any potential liability for willful misconduct, bad faith or negligence as described under “The Pooling and Servicing Agreement—Limitation on Liability; Indemnification”, none of the Master Servicer, the Special Servicer, the Trustee or the Certificate Administrator will be responsible for the accuracy or completeness of any information supplied to it by or on behalf of a borrower, a Sponsor or another party to the Pooling and Servicing Agreement or a party to an Outside Servicing Agreement that is included in any reports, statements, materials or information prepared or provided by it. Some information will be made available to Certificateholders and the Uncertificated VRR Interest Owners by electronic transmission as may be agreed upon between the Depositor and the Certificate Administrator.

Before each Distribution Date, the Master Servicer will deliver to the Certificate Administrator by electronic means various CREFC® Reports, including:

(i)	a CREFC® property file;

(ii)	a CREFC® financial file; and

(iii)	a CREFC® loan periodic update file.

In addition, the Master Servicer (with respect to a Mortgage Loan that is not a Specially Serviced Loan) or Special Servicer (with respect to Specially Serviced Loans and REO Properties), as applicable, is also required to prepare the following for each Mortgaged Property and REO Property related to a Serviced Mortgage Loan:

(i)       Within 30 days after receipt of a quarterly operating statement, if any, commencing with respect to the quarter ending September 30, 2021 a CREFC® operating statement analysis report but only to the extent the related borrower is required by the Mortgage Loan documents to deliver and does deliver, or otherwise agrees to provide and does provide, that information, for the Mortgaged Property or REO Property as of the end of that calendar quarter, provided, however, that any analysis or report with respect to the first calendar quarter of each year will not be required to the extent provided in the then current applicable CREFC® guidelines (it being understood that as of the date of this prospectus, the applicable CREFC® guidelines provide that such analysis or report with respect to the first calendar quarter (in each year) is not required for a Mortgaged Property unless such Mortgaged Property is analyzed on a trailing 12-month basis, or if the related Mortgage Loan is on the CREFC® Servicer Watch List). The Master Servicer (with respect to Mortgage Loans that are not Specially Serviced Loans) or the Special Servicer (with respect to Specially Serviced Loans and REO Properties), as applicable, will deliver to the Certificate Administrator, the Operating Advisor and each holder of a Serviced Companion Loan by electronic means the operating statement analysis upon request.

(ii)      Within 30 days after receipt by the Special Servicer (with respect to Specially Serviced Loans and REO Properties) or the Master Servicer (with respect to a Mortgage Loan that is not a Specially Serviced Loan) of any annual operating statements or rent rolls, commencing with respect to the calendar year ending December 31, 2021, a CREFC® net operating income adjustment worksheet, but only to the extent the related borrower is required by the mortgage to deliver and does deliver, or otherwise agrees to provide and does provide, that information, presenting the computation made in accordance with the methodology described in the Pooling and Servicing Agreement to “normalize” the full year net operating income and debt service coverage numbers used by the Master Servicer to satisfy its reporting obligation identified in clause (7) above. The Special Servicer or the Master Servicer will deliver to the Certificate Administrator, the Operating Advisor and each holder of a related Serviced Companion Loan by electronic means the CREFC® net operating income adjustment worksheet upon request.

Certificate Owners and any holder of a Serviced Companion Loan who are also Privileged Persons may also obtain access to any of the Certificate Administrator reports upon request and pursuant to the provisions of the Pooling and Servicing Agreement. Otherwise, until the time Definitive Certificates are issued to evidence the Certificates, the information described above will be available to the related Certificate Owners only if DTC and its participants provide the information to the Certificate Owners. See “Risk Factors—General Risk Factors—Book-Entry Registration Will Mean You Will Not Be Recognized as a Holder of Record”.

“Privileged Person” includes the Depositor and its designees, the underwriters, any initial purchasers of the Non-Offered Certificates, the Sponsors, the Master Servicer, the Special Servicer, any Excluded Mortgage Loan Special Servicer, the Trustee, the Certificate Administrator, any additional servicer designated by the Master Servicer or the Special Servicer, any Directing Holder, any Consulting Party, the Operating Advisor, any affiliate of the Operating Advisor designated by the Operating Advisor, the Asset Representations Reviewer, any affiliate of the Asset Representations Reviewer designated by the Asset Representations Reviewer, any holder of a Companion Loan who provides an Investor Certification (subject to the next sentence and the proviso to this sentence), any other person who provides the Certificate Administrator with an Investor Certification (subject to the next sentence and the proviso to this sentence), any Rating Agency, and any other nationally recognized statistical rating organization within the meaning of Section 3(a)(62) of the Exchange Act (“NRSRO”) that delivers a NRSRO Certification to the Certificate Administrator; provided, that in no event will an Excluded Controlling Class Holder be entitled to Excluded Information with respect to a related Excluded Controlling Class Mortgage Loan with respect to which it is a Borrower Party (but this exclusion will not apply to any other Mortgage Loan). In no event will a Borrower Party (other than a Risk Retention Consultation Party if it is a Borrower Party) be considered a Privileged Person; provided that the foregoing will not be applicable to, nor limit, an Excluded Controlling Class Holder’s right to access information with respect to any Mortgage Loan other than Excluded Information with respect to a related Excluded Controlling Class Mortgage Loan.

Each applicable Directing Holder, Controlling Class Certificateholder and Consulting Party (other than the Operating Advisor and the Risk Retention Consultation Party) and the Special Servicer will only be considered a Privileged Person with respect to any Mortgage Loans or Serviced Loan Combinations for which it is not then a Borrower Party, and the limitations on access to information set forth in the Pooling and Servicing Agreement will apply only with respect to the related Mortgage Loan for which the applicable party is a Borrower Party and only with respect to the related Excluded Information (in the case of the Directing Holder or a Controlling Class Certificateholder) or the related Excluded Special Servicer Information (in the case of the Special Servicer).

“Investor Certification” means a certificate substantially in the form(s) attached to the Pooling and Servicing Agreement or in the form(s) provided electronically by the Certificate Administrator representing that the person executing the certificate is a Certificateholder, a Certificate Owner or a prospective purchaser of a Certificate (or any investment advisor or manager of the foregoing), an Uncertificated VRR Interest Owner or the Controlling Class Representative (to the extent the Controlling Class Representative is not a Certificateholder or a Certificate Owner), a Risk Retention Consultation Party (to the extent the Risk Retention Consultation Party is not a Certificateholder or a Certificate Owner) or a Serviced Companion Loan Holder or its representative, and that (i) for purposes of obtaining certain information and notices (including access to information and notices on the Certificate Administrator’s website), (A) (1) in the case such person is not the Controlling Class Representative or a Controlling Class Certificateholder, such person is or is not a Borrower Party and such Person is or is not a Risk Retention Consultation Party or (2) in the case of the Controlling Class Representative or any Controlling Class Certificateholder, such person is or is not a Borrower Party as to any identified Excluded Controlling Class Mortgage Loan and (B) except in the case of a Serviced Companion Loan Holder or its representative, such person has received a copy of this prospectus, and/or (ii) for purposes of exercising Voting Rights (which does not apply to a prospective purchaser of a Certificate, an Uncertificated VRR Interest Owner or a Serviced Companion Loan Holder or its representative), (A) (1) such person is not a Borrower Party or (2) in the case of the Controlling Class Representative or any Controlling Class Certificateholder, such person is a Borrower Party as to any identified Excluded Controlling Class Mortgage Loan, (B) such person is or is not the Depositor, the Master Servicer, the Special Servicer, an Excluded Mortgage Loan Special Servicer, the Trustee, the Operating Advisor, the Asset Representations Reviewer, the Certificate Administrator, a Mortgage Loan Seller or an affiliate of any of the foregoing and (C) such person has received a copy of this prospectus. Notwithstanding any provision to the contrary in this prospectus, the Certificate Administrator will not have any obligation to restrict access by the Special Servicer or any Excluded Mortgage Loan Special Servicer to any information on the Certificate Administrator’s website related to any Excluded Special Servicer Mortgage Loan.

For the avoidance of doubt if a Borrower Party is the Controlling Class Representative or a Controlling Class Certificateholder, such person (A) will be prohibited from having access to the Excluded Information solely with respect to the related Excluded Controlling Class Mortgage Loan and (B) will not be permitted to exercise voting or control, consultation and/or special servicer appointment rights as a member of the Controlling Class solely with respect to the related Excluded Controlling Class Mortgage Loan.

A “Certificateholder” is the person in whose name a Certificate (including any Class VRR Certificate) is registered in the certificate register maintained pursuant to the Pooling and Servicing Agreement (including, solely for the purposes of distributing reports, statements or other information pursuant to the Pooling and Servicing Agreement, beneficial owners of Certificates or potential transferees of Certificates to the extent the person distributing such information has been provided with an appropriate Investor Certification by or on behalf of such beneficial owner or potential transferee), provided, however, that (a) solely for the purpose of giving any consent, approval or waiver or taking any action pursuant to the Pooling and Servicing Agreement (including voting on amendments to the Pooling and Servicing Agreement) that specifically relates to the rights, duties, compensation or termination of, and/or any other matter specifically involving, the Depositor, the Master Servicer, the Special Servicer, any Excluded Mortgage Loan Special Servicer, the Trustee, the Certificate Administrator, the Operating Advisor, the Asset Representations Reviewer, any Mortgage Loan Seller or any person known to a responsible officer of the certificate registrar to be an affiliate of any such party, any Certificate (including any Class VRR Certificate) registered in the name of or beneficially owned by such party or any affiliate thereof will be deemed not to be outstanding and the Voting Rights to which it is entitled will not be taken into account in determining whether the requisite percentage of Voting Rights necessary to effect any such consent, approval or waiver or take any such action has been obtained, (b) solely for the purpose of giving any consent, approval or waiver or taking any action pursuant to the Pooling and Servicing Agreement, any Certificate beneficially owned by a Borrower Party will be deemed not to be outstanding and the Voting Rights to which it is entitled will not be taken into account in determining whether the requisite percentage of Voting Rights necessary to effect any such consent, approval or waiver or take any such action has been obtained (provided, that notwithstanding the foregoing, for purposes of exercising any rights it may have solely as a member of the Controlling Class, any Controlling Class Certificate owned by an Excluded Controlling Class Holder will be deemed not to be outstanding as to such holder solely with respect to any related Excluded Controlling Class Mortgage Loan), and (c) if the Master Servicer, the Special Servicer or an affiliate of the Master Servicer or the Special Servicer is a member of the Controlling Class, it will be permitted to act in such capacity and exercise all rights under the Pooling and Servicing Agreement bestowed upon the Controlling Class (other than with respect to any Excluded Controlling Class Mortgage Loan with respect to which such party is an Excluded Controlling Class Holder, as described above). For the avoidance of doubt, nothing contained in this definition will preclude the Special Servicer from performing its duties and exercising its rights in its capacity as Special Servicer under the Pooling and Servicing Agreement other than with respect to an Excluded Special Servicer Mortgage Loan.

A “Certificate Owner” is the beneficial owner of a Certificate held in book-entry form.

“Non-Reduced Certificates“ means, as of any date of determination, any Class of Principal Balance Certificates then outstanding for which (a) (1) the initial Certificate Balance of such Class of Certificates minus (2) the sum (without duplication) of (x) any payments of principal (whether as principal prepayments or otherwise) previously distributed to the Certificateholders of such Class of Certificates, (y) any Appraisal Reduction Amounts allocated to such Class of Certificates as of the date of determination and (z) any Realized Losses previously allocated to such Class of Certificates, is equal to or greater than (b) 25% of the remainder of (i) the initial Certificate Balance of such Class of Certificates less (ii) any payments of principal (whether as principal prepayments or otherwise) previously distributed to the Certificateholders of such Class of Certificates.

“NRSRO Certification” means a certification executed by an NRSRO (other than a Rating Agency) in favor of the 17g-5 Information Provider that states that such NRSRO has provided the Depositor with the appropriate certifications pursuant to paragraph (e) of Rule 17g-5 under the Exchange Act (“Rule 17g-5”) and that such NRSRO will keep any information obtained from the Rule 17g-5 website confidential except to the extent such information has been made available to the general public.

Under the Pooling and Servicing Agreement, with respect to a Subordinate Companion Loan, the Master Servicer or the Special Servicer, as applicable, is required to provide to the holder of such Subordinate Companion Loan certain other reports, copies and information relating to an AB Loan Combination. In addition, under the Pooling and Servicing Agreement, the Master Servicer or the Special Servicer, as applicable, is required to provide to the holders of any Pari Passu Companion Loan (or their designee including any master servicer or special servicer) certain other reports, copies and information relating to the related Serviced Loan Combination to the extent required under the related Co-Lender Agreement.

Certain information concerning the Mortgage Loans, the Certificates and the Uncertificated VRR Interest, including the Distribution Date statements, CREFC® Reports and supplemental notices with respect to such Distribution Date statements and CREFC® Reports, may be provided by the Certificate Administrator to certain market data providers, such as Bloomberg, L.P., Trepp, LLC, Intex Solutions, Inc., BlackRock Financial Management, Inc., CMBS.com, Inc., Moody’s Analytics, Markit Group Limited, RealINSIGHT, Thompson Reuters Corporation, Intercontinental Exchange | ICE Data Services and KBRA Analytics, LLC, pursuant to the terms of the Pooling and Servicing Agreement.

Upon the reasonable request of any Certificateholder or any Uncertificated VRR Interest Owner that has delivered an appropriate Investor Certification, the Master Servicer may provide (or forward electronically) at the expense of such Certificateholder or Uncertificated VRR Interest Owner copies of any appraisals, operating statements, rent rolls and financial statements obtained by the Master Servicer; provided, that in connection with such request, the Master Servicer may require a written confirmation executed by the requesting person substantially in such form as may be reasonably acceptable to the Master Servicer, generally to the effect that such person will keep such information confidential and will use such information only for the purpose of analyzing asset performance and evaluating any continuing rights the Certificateholder or the Uncertificated VRR Interest Owner may have under the Pooling and Servicing Agreement. Certificateholders and the Uncertificated VRR Interest Owners will not, however, be given access to or be provided copies of, any Mortgage Files or Diligence Files.

Information Available Electronically

The Certificate Administrator will make available to any Privileged Person via the Certificate Administrator’s website (and will make available to the general public this prospectus, Distribution Date statements, the Pooling and Servicing Agreement, the Mortgage Loan Purchase Agreements and the SEC EDGAR filings referred to below):

(A)	the following “deal documents”:

●	this prospectus;

●

the Pooling and Servicing Agreement, each sub-servicing agreement delivered to the Certificate Administrator from and after the Closing Date, if any, and the Mortgage Loan Purchase Agreements and any amendments and exhibits to those agreements; and

●	the CREFC® loan setup file delivered to the Certificate Administrator by the Master Servicer;

(B)	the following “SEC EDGAR filings”:

●

any reports on Forms 10-D, 10-K, 8-K and ABS-EE that have been filed by the Certificate Administrator with respect to the Issuing Entity through the SEC’s Electronic Data Gathering and Retrieval (EDGAR) system;

(C)	the following documents, which will be made available under a tab or heading designated “periodic reports”:

●	the Distribution Date statements;

●	the CREFC® bond level files;

●	the CREFC® collateral summary files;

●	the CREFC® Reports, other than the CREFC® loan setup file (provided that they are received by the Certificate Administrator); and

●	the Operating Advisor Annual Report;

(D)	the following documents, which will be made available under a tab or heading designated “additional documents”:

●	the summary of any Final Asset Status Report as provided by the Special Servicer;

●	any Third Party Reports (or updates of Third Party Reports) delivered to the Certificate Administrator in electronic format; and

●	any notice of the determination of an Appraisal Reduction Amount or Collateral Deficiency Amount with respect to any Mortgage Loan, including the related CREFC® appraisal reduction template;

(E)	the following documents, which will be made available under a tab or heading designated “special notices”:

●	notice of any release based on an environmental release under the Pooling and Servicing Agreement;

●	notice of any waiver, modification or amendment of any term of any Mortgage Loan;

●	notice of final payment on the Certificates or the Uncertificated VRR Interest;

●

all notices of the occurrence of any Servicer Termination Event received by the Certificate Administrator or any notice to Certificateholders of the termination of the Master Servicer or the Special Servicer;

●	any notice of resignation or termination of the Master Servicer or Special Servicer;

●	notice of resignation of the Trustee or the Certificate Administrator, and notice of the acceptance of appointment by the successor Trustee or the successor Certificate Administrator, as applicable;

●

any notice of any request by requisite percentage of Certificateholders for a vote to terminate the Special Servicer, the Operating Advisor or the Asset Representations Reviewer; provided, that such request may be made solely by holders of Non-Reduced Certificates as and to the extent specified in the Pooling and Servicing Agreement;

●

any notice to Certificateholders of the Operating Advisor’s recommendation to replace the Special Servicer and the related report prepared by the Operating Advisor in connection with such recommendation;

●

notice of resignation or termination of the Operating Advisor or the Asset Representations Reviewer and notice of the acceptance of appointment by the successor Operating Advisor or the successor Asset Representations Reviewer, as applicable;

●	notice of the Certificate Administrator’s determination that an Asset Review Trigger has occurred and a copy of any Final Asset Review Report received by the Certificate Administrator;

●	any notice of the termination of a sub-servicer with respect to Mortgage Loans representing 10% or more of the aggregate principal balance of all the Mortgage Loans;

●	officer’s certificates supporting any determination that any Advance was (or, if made, would be) a Nonrecoverable Advance;

●	any notice of the termination of the Issuing Entity;

●	any notice that a Control Termination Event has occurred or is terminated or that a Consultation Termination Event or Operating Advisor Consultation Trigger Event has occurred;

●	any notice of the occurrence of an Operating Advisor Termination Event;

●	any notice of the occurrence of an Asset Representations Reviewer Termination Event;

●	any assessments of compliance delivered to the Certificate Administrator;

●	any Attestation Reports delivered to the Certificate Administrator;

●

any “special notices” requested by a Certificateholder or an Uncertificated VRR Interest Owner to be posted on the Certificate Administrator’s website described under “—Certificateholder Communication” below; and

●	Proposed Course of Action Notice;

(F)	the “Investor Q&A Forum”;

(G)	solely to Certificateholders, Certificate Owners and the Uncertificated VRR Interest Owners that are Privileged Persons, the “Investor Registry”; and

(H)	the “Risk Retention” tab;

provided that with respect to a Control Termination Event or a Consultation Termination Event deemed to exist due solely to the existence of an Excluded Mortgage Loan, the Certificate Administrator will only be required to make available such notice of the occurrence and continuance of a Control Termination Event or the notice of the occurrence and continuance of a Consultation Termination Event to the extent the Certificate Administrator has been notified of such Excluded Mortgage Loan.

Notwithstanding the description set forth above, for purposes of obtaining information or access to the Certificate Administrator’s Website, all Excluded Information will be made available under one separate tab or heading rather than under the headings described above in the preceding paragraphs.

Notwithstanding the foregoing, if the Controlling Class Representative or any Controlling Class Certificateholder, as the case may be, is a Borrower Party with respect to any related Excluded Controlling Class Mortgage Loan (each, an “Excluded Controlling Class Holder” with respect to such Excluded Controlling Class Mortgage Loan only), such Excluded Controlling Class Holder is required to promptly notify each of the Master Servicer, Special Servicer, Operating Advisor, Trustee and Certificate Administrator pursuant to the Pooling and Servicing Agreement and provide a new Investor Certification pursuant to the Pooling and Servicing Agreement and will not be entitled to access any Excluded Information (as defined below) (unless a loan-by-loan segregation is later performed by the Certificate Administrator in which case such access will only be prohibited with respect to the Excluded Controlling Class Mortgage Loan(s) for which such Excluded Controlling Class Holder is a Borrower Party) made available on the Certificate Administrator’s website for so long as it is an Excluded Controlling Class Holder. The Pooling and Servicing Agreement will require each Excluded Controlling Class Holder in such new Investor Certification to certify that it acknowledges and agrees that it is prohibited from accessing and reviewing (and it agrees not to access and review) any Excluded Information with respect to any Excluded Controlling Class Mortgage Loans for which it is a Borrower Party. In addition, if the Controlling Class Representative or any Controlling Class Certificateholder is not an Excluded Controlling Class Holder, such person will certify and agree that they will not share any Excluded Information with any Excluded Controlling Class Holder.

Notwithstanding the foregoing, nothing set forth in the Pooling and Servicing Agreement will prohibit the Controlling Class Representative or any Controlling Class Certificateholder from receiving, requesting or reviewing any Excluded Information relating to any Excluded Controlling Class Mortgage Loan with respect to which the Controlling Class Representative or such Controlling Class Certificateholder is not a Borrower Party and, if such Excluded Information is not available to such person via the Certificate Administrator’s website, such Controlling Class Representative or Controlling Class Certificateholder that is not a Borrower Party with respect to the related Excluded Controlling Class Mortgage Loan will be entitled to obtain (upon reasonable request) such information in accordance with terms of the Pooling and Servicing Agreement.

“Excluded Information” means, with respect to any Excluded Controlling Class Mortgage Loan, any information solely related to such Excluded Controlling Class Mortgage Loan and/or the related Mortgaged Property or portfolio of Mortgaged Properties, which may include any asset status reports, Final Asset Status Reports (or summaries thereof) and such other information specifically related to such Excluded Controlling Class Mortgage Loan or any related Mortgaged Property as may be specified in the Pooling and Servicing Agreement other than such information with respect to such Excluded Controlling Class Mortgage Loan that is aggregated with information on other Mortgage Loans at a pool level.

“Excluded Special Servicer Information” means, with respect to any Excluded Special Servicer Mortgage Loan, any information solely related to such Excluded Special Servicer Mortgage Loan and/or the related Mortgaged Property or portfolio of Mortgaged Properties, which may include any asset status reports, Final Asset Status Reports (or summaries thereof) and such other information specifically related to such Excluded Special Servicer Mortgage Loan or any related Mortgaged Property as may be specified in the Pooling and Servicing Agreement other than such information with respect to such Excluded Special Servicer Mortgage Loan that is aggregated with information on other Mortgage Loans at a pool level and other than CREFC® Reports (excluding the CREFC® special servicer loan file and the CREFC® special servicer property file for the related Excluded Specially Serviced Loan, which will be Excluded Special Servicer Information).

Any reports on Form 10-D filed by the Certificate Administrator will (i) contain the information required by Rule 15Ga-1(a) concerning all Mortgage Loans of the Issuing Entity that were the subject of a demand to repurchase or replace due to a breach of one or more representations and warranties, (ii) contain a reference to the most recent Form ABS-15G filed by the Depositor and the Mortgage Loan Sellers, if applicable, and the SEC’s assigned “Central Index Key” for each such filer and (iii) incorporate by reference the Form ABS-EE filing for the related reporting period (which Form ABS-EE disclosures will be filed at the time of each filing of the applicable report on Form 10-D with respect to each Mortgage Loan that was part of the Mortgage Pool during any portion of the related reporting period).

The Certificate Administrator will be required to post to the 17g-5 Website any Form 15-E received by the Certificate Administrator from any party to the Pooling and Servicing Agreement.

The Certificate Administrator will not make any representation or warranty as to the accuracy or completeness of any report, document or other information made available on the Certificate Administrator’s website and will assume no responsibility for any such report, document or other information, other than with respect to such reports, documents or other information prepared by the Certificate Administrator. In addition, the Certificate Administrator may disclaim responsibility for any information distributed by it for which it is not the original source.

In connection with providing access to the Certificate Administrator’s website (other than with respect to access provided to the general public in accordance with the Pooling and Servicing Agreement), the Certificate Administrator may require registration and the acceptance of a disclaimer, including an agreement to keep certain nonpublic information made available on the website confidential, as required under the Pooling and Servicing Agreement. The Certificate Administrator will not be liable for the dissemination of information in accordance with the Pooling and Servicing Agreement.

The Certificate Administrator will make the “Investor Q&A Forum” available to Privileged Persons via the Certificate Administrator’s website under a tab or heading designated “Investor Q&A Forum”, where (i) Certificateholders and beneficial owners that are Privileged Persons may submit inquiries to (a) the Certificate Administrator relating to the Distribution Date statements, (b) the Master Servicer or the Special Servicer relating to servicing reports prepared by that party, the Mortgage Loans (excluding the Outside Serviced Mortgage Loans), or the related Mortgaged Properties or (c) the Operating Advisor relating to annual or other reports prepared by the Operating Advisor or actions by the Special Servicer referenced in such reports, and (ii) Privileged Persons may view previously submitted inquiries and related answers. The Certificate Administrator will forward such inquiries to the appropriate person and, in the case of an inquiry relating to an Outside Serviced Mortgage Loan, to the applicable party under the related Outside Servicing Agreement. The Certificate Administrator, the Master Servicer, the Special Servicer or the Operating Advisor, as applicable, will be required to answer each inquiry, unless such party determines (i) the question is beyond the scope of the topics detailed above, (ii) that answering the inquiry would not be in the best interests of the Issuing Entity and/or the Certificateholders and the Uncertificated VRR Interest Owners, (iii) that answering the inquiry would be in violation of applicable law, the Pooling and Servicing Agreement (including requirements in respect of non-disclosure of Privileged Information) or the related loan documents, (iv) that answering the inquiry would materially increase the duties of, or result in significant additional cost or expense to, the Certificate Administrator, the Master Servicer, the Special Servicer or the Operating Advisor, as applicable, (v) that answering the inquiry would require the disclosure of Privileged Information (subject to the Privileged Information Exception) or (vi) that answering the inquiry is otherwise, for any reason, not advisable. In the case of an inquiry relating to an Outside Serviced Mortgage Loan, the Certificate Administrator is required to make reasonable efforts to obtain an answer from the applicable party under the related Outside Servicing Agreement; provided, that the Certificate Administrator will not be responsible for the content of such answer, or any delay or failure to obtain such answer. The Certificate Administrator will be required to post the inquiries and related answers, if any, on the Investor Q&A Forum, subject to and in accordance with the Pooling and Servicing Agreement. However, no party will post or otherwise disclose any direct communications with any Directing Holder or Consulting Party as part of its responses to any inquiries. The Investor Q&A Forum may not reflect questions, answers and other communications that are not submitted through the Certificate Administrator’s website. Answers posted on the Investor Q&A Forum will be attributable only to the respondent, and will not be deemed to be answers from any of the Depositor, the underwriters or any of their respective affiliates. None of the underwriters, Depositor, any of their respective affiliates or any other person will certify as to the accuracy of any of the information posted in the Investor Q&A Forum and no such person will have any responsibility or liability for the content of any such information.

The Certificate Administrator will make the “Investor Registry” available to any Certificateholder, Certificate Owner and Uncertificated VRR Interest Owner that is a Privileged Person via the Certificate Administrator’s website. Certificateholders, Certificate Owners and the Uncertificated VRR Interest Owners may register on a voluntary basis for the “Investor Registry” and obtain contact information for any other Certificateholder, Certificate Owner or Uncertificated VRR Interest Owner that has also registered, provided, that they comply with certain requirements as provided for in the Pooling and Servicing Agreement.

The Certificate Administrator’s internet website will initially be located at https://sf.citidirect.com. Access will be provided by the Certificate Administrator to such persons upon receipt by the Certificate Administrator from such person of an appropriate Investor Certification or NRSRO Certification in the form(s) attached to the Pooling and Servicing Agreement, which form(s) may also be provided electronically via the Certificate Administrator’s internet website. The parties to the Pooling and Servicing Agreement will not be required to provide that certification. In connection with providing access to the Certificate Administrator’s internet website, the Certificate Administrator may require registration and the acceptance of a disclaimer. The Certificate Administrator will not be liable for the dissemination of information in accordance with the terms of the Pooling and Servicing Agreement. The Certificate Administrator will make no representation or warranty as to the accuracy or completeness of such documents and will assume no responsibility for them. In addition, the Certificate Administrator may disclaim responsibility for any information distributed by the Certificate Administrator for which it is not the original source. Assistance in using the Certificate Administrator’s internet website can be obtained by calling the Certificate Administrator’s customer service desk at 1-888-855-9695.

The Certificate Administrator is responsible for the preparation of tax returns on behalf of the Issuing Entity and the preparation of distribution reports on Form 10-D (based on information included in each monthly Statement to Certificateholders and other information provided by other transaction parties) and annual reports on Form 10-K and certain other reports on Form 8-K that are required to be filed with the SEC on behalf of the Issuing Entity.

“17g-5 Information Provider” means the Certificate Administrator.

The Pooling and Servicing Agreement will require the Master Servicer, subject to certain restrictions (including execution and delivery of a confidentiality agreement) set forth in the Pooling and Servicing Agreement, to provide certain of the reports or access to the reports available as set forth above, as well as certain other information received by the Master Servicer, to any Privileged Person so identified by a Certificate Owner or an underwriter, that requests reports or information. However, the Master Servicer will be permitted to require payment of a sum sufficient to cover the reasonable costs and expenses of providing copies of these reports or information (which amounts in any event are not reimbursable as additional trust fund expenses), except that, other than for extraordinary or duplicate requests, any applicable Directing Holder or Consulting Party (other than the holder of a Serviced Companion Loan or its representative) will be entitled to reports and information free of charge. Except as otherwise set forth in this paragraph, until the time Definitive Certificates are issued, notices and statements required to be mailed to holders of Certificates will be available to Certificate Owners only to the extent they are forwarded by or otherwise available through DTC and its Participants. Conveyance of notices and other communications by DTC to Participants, and by Participants to Certificate Owners, will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. Except as otherwise set forth in this paragraph, the Master Servicer, the Special Servicer, the Trustee, the Certificate Administrator and the Depositor are required to recognize as Certificateholders only those persons in whose names the Certificates are registered on the books and records of the certificate registrar. The initial registered holder of the Offered Certificates will be Cede & Co., as nominee for DTC.

Voting Rights

At all times during the term of the Pooling and Servicing Agreement, the voting rights for the Certificates (the “Voting Rights”) will be allocated among the respective Classes of Certificateholders as follows:

(1) 1% in the aggregate in the case of the respective Classes of the Interest-Only Certificates, allocated pro rata based upon their respective Notional Amounts as of the date of determination (but only for so long as the Notional Amount of at least one Class of Interest-Only Certificates is greater than zero), and

(2) in the case of any Class of Principal Balance Certificates, a percentage equal to the product of 99% (or, if the Notional Amounts of all Classes of Interest-Only Certificates have been reduced to zero, 100%) and a fraction, the numerator of which is equal to the Certificate Balance of such Class of Principal Balance Certificates as of the date of determination, and the denominator of which is equal to the aggregate of the Certificate Balances of all Classes of the Principal Balance Certificates, in each case as of the date of determination;

provided, that in certain circumstances described in this prospectus, Voting Rights will only be exercisable by holders of the Non-Reduced Certificates and/or may be allocated or exercisable in a manner that takes into account the allocation of Appraisal Reduction Amounts.

The Voting Rights of any Class of Certificates are required to be allocated among Certificateholders of such Class in proportion to their respective Percentage Interests.

The Class S and Class R Certificates and the Uncertificated VRR Interest will not be entitled to any Voting Rights.

Delivery, Form, Transfer and Denomination

The Offered Certificates (other than the Class X-A Certificates) will be issued, maintained and transferred in the book-entry form only in minimum denominations of $10,000 initial principal balance, and in multiples of $1 in excess of $10,000. The Class X-A Certificates will be issued, maintained and transferred only in minimum denominations of authorized initial notional amounts of not less than $1,000,000 and in integral multiples of $1 in excess of $1,000,000.

Book-Entry Registration

The Offered Certificates will initially be represented by one or more global Certificates for each such class registered in the name of a nominee of The Depository Trust Company (“DTC”). The Depositor has been informed by DTC that DTC’s nominee will be Cede & Co. No holder of an Offered Certificate will be entitled to receive a certificate issued in fully registered, certificated form (each, a “Definitive Certificate”) representing its interest in such class, except under the limited circumstances described under “—Delivery, Form, Transfer and Denomination—Definitive Certificates” below. Unless and until Definitive Certificates are issued, all references to actions by holders of the Offered Certificates will refer to actions taken by DTC upon instructions received from holders of Offered Certificates through its participating organizations (together with Clearstream Banking, Luxembourg (“Clearstream”) and Euroclear Bank, as operator of the Euroclear System (“Euroclear”) participating organizations, the “Participants”), and all references in this prospectus to payments, notices, reports, statements and other information to holders of Offered Certificates will refer to payments, notices, reports and statements to DTC or Cede & Co., as the registered holder of the Offered Certificates, for distribution to holders of Offered Certificates through its Participants in accordance with DTC procedures; provided, however, that to the extent that the party to the Pooling and Servicing Agreement responsible for distributing any report, statement or other information has been provided in writing with the name of the Certificate Owner of such an Offered Certificate (or the prospective transferee of such Certificate Owner), such report, statement or other information will be provided to such Certificate Owner (or prospective transferee) under the same circumstances, and subject to the same conditions, as such report, statement or other information would be provided to a Certificateholder.

Until Definitive Certificates are issued in respect of the Offered Certificates, interests in the Offered Certificates will be transferred on the book-entry records of DTC and its Participants. The Certificate Administrator will initially serve as certificate registrar for purposes of recording and otherwise providing for the registration of the Offered Certificates.

Holders of Offered Certificates may hold their Certificates through DTC (in the United States) or Clearstream or Euroclear (in Europe) if they are Participants of such system, or indirectly through organizations that are participants in such systems. Clearstream and Euroclear will hold omnibus positions on behalf of the Clearstream Participants and the Euroclear Participants, respectively, through customers’ securities accounts in Clearstream’s and Euroclear’s names on the books of their respective depositaries (collectively, the “Depositaries”), which in turn will hold such positions in customers’ securities accounts in the Depositaries’ names on the books of DTC. DTC is a limited purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to Section 17A of the Exchange Act. DTC was created to hold securities for its Participants and to facilitate the clearance and settlement of securities transactions between Participants through electronic computerized book-entries, thereby eliminating the need for physical movement of Certificates. Participants (“DTC Participants”) include securities brokers and dealers, banks, trust companies and clearing corporations. Indirect access to the DTC system also is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (“Indirect Participants”).

Transfers between DTC Participants will occur in accordance with DTC rules. Transfers between Clearstream Participants and Euroclear Participants will occur in accordance with the applicable rules and operating procedures of Clearstream and Euroclear.

Cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly through Clearstream Participants or Euroclear Participants, on the other, will be effected in DTC in accordance with DTC rules on behalf of the relevant European international clearing system by its Depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its Depositary to take action to effect final settlement on its behalf by delivering or receiving securities in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream Participants and Euroclear Participants may not deliver instructions directly to the Depositaries.

Because of time-zone differences, credits of securities in Clearstream or Euroclear as a result of a transaction with a DTC Participant will be made during the subsequent securities settlement processing, dated the business day following the DTC settlement date, and such credits or any transactions in such securities settled during such processing will be reported to the relevant Clearstream Participant or Euroclear Participant on such business day. Cash received in Clearstream or Euroclear as a result of sales of securities by or through a Clearstream Participant or a Euroclear Participant to a DTC Participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in DTC.

The holders of Offered Certificates in global form that are not Participants or Indirect Participants but desire to purchase, sell or otherwise transfer ownership of, or other interests in, such Offered Certificates may do so only through Participants and Indirect Participants. In addition, holders of Offered Certificates in global form will receive all distributions of principal and interest through the Participants who in turn will receive them from DTC. Under a book-entry format, holders of such Offered Certificates may experience some delay in their receipt of payments, since such payments will be forwarded by the Certificate Administrator to Cede & Co., as nominee for DTC. DTC will forward such payments to its Participants, which thereafter will forward them to Indirect Participants or the applicable Certificate Owners. Certificate Owners will not be recognized by the Trustee, the Certificate Administrator, the certificate registrar, the Operating Advisor, the Special Servicer or the Master Servicer as holders of record of Certificates and Certificate Owners will be permitted to receive information furnished to Certificateholders and to exercise the rights of Certificateholders only indirectly through DTC and its Participants and Indirect Participants, except that Certificate Owners will be entitled to receive or have access to notices and information and to exercise certain rights as holders of beneficial interests in the Certificates through the Certificate Administrator and the Trustee to the extent described in “Description of the Certificates—Reports to Certificateholders; Certain Available Information” and “—Certificateholder Communication”, and “The Pooling and Servicing Agreement—Operating Advisor”, “—The Asset Representations Reviewer”, “—Termination of the Special Servicer Other Than in Connection With a Servicer Termination Event”, “—Limitation on Liability; Indemnification”, “—Termination; Retirement of Certificates” and “—Qualification, Resignation and Removal of the Trustee and the Certificate Administrator”.

Under the rules, regulations and procedures creating and affecting DTC and its operations (the “DTC Rules”), DTC is required to make book-entry transfers of Offered Certificates in global form among Participants on whose behalf it acts with respect to such Offered Certificates and to receive and transmit distributions of principal of, and interest on, such Offered Certificates. Participants and Indirect Participants with which the Certificate Owners have accounts with respect to the Offered Certificates similarly are required to make book-entry transfers and receive and transmit such payments on behalf of their respective Certificate Owners. Accordingly, although the Certificate Owners will not possess the Offered Certificates, the DTC Rules provide a mechanism by which Certificate Owners will receive payments on Offered Certificates and will be able to transfer their interest.

Because DTC can only act on behalf of Participants, who in turn act on behalf of Indirect Participants and certain banks, the ability of a holder of Offered Certificates in global form to pledge such Offered Certificates to persons or entities that do not participate in the DTC system, or to otherwise act with respect to such Offered Certificates, may be limited due to the lack of a physical certificate for such Offered Certificates.

DTC has advised the Depositor that it will take any action permitted to be taken by a holder of an Offered Certificate under the Pooling and Servicing Agreement only at the direction of one or more Participants to whose accounts with DTC such certificate is credited. DTC may take conflicting actions with respect to other undivided interests to the extent that such actions are taken on behalf of Participants whose holdings include such undivided interests.

Clearstream is incorporated under the laws of Luxembourg and is a global securities settlement clearing house. Clearstream holds securities for its participating organizations (“Clearstream Participants”) and facilitates the clearance and settlement of securities transactions between Clearstream Participants through electronic book-entry changes in accounts of Clearstream Participants, thereby eliminating the need for physical movement of Certificates. Transactions may be settled in Clearstream in numerous currencies, including United States dollars. Clearstream provides to its Clearstream Participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. Clearstream is regulated as a bank by the Luxembourg Monetary Institute. Clearstream Participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include the underwriters. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream Participant, either directly or indirectly.

Euroclear was created in 1968 to hold securities for participants of the Euroclear system (“Euroclear Participants”) and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of Certificates and any risk from lack of simultaneous transfers of securities and cash. Transactions may now be settled in any of numerous currencies, including United States dollars. The Euroclear system includes various other services, including securities lending and borrowing and interfaces with domestic markets in several countries generally similar to the arrangements for cross-market transfers with DTC described above. Euroclear is operated by Euroclear Bank S.A./N.V. (the “Euroclear Operator”). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator. Euroclear Participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to the Euroclear system is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.

Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related operating procedures of the Euroclear System and applicable Belgian law (collectively, the “Terms and Conditions”). The Terms and Conditions govern transfers of securities and cash within the Euroclear system, withdrawal of securities and cash from the Euroclear system, and receipts of payments with respect to securities in the Euroclear system. All securities in the Euroclear system are held on a fungible basis without attribution of specific Certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear Participants and has no record of or relationship with persons holding through Euroclear Participants.

Although DTC, Euroclear and Clearstream have implemented the foregoing procedures in order to facilitate transfers of interests in book-entry securities among Participants of DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to comply with such procedures, and such procedures may be discontinued at any time. None of the Depositor, the Trustee, the Certificate Administrator, the Master Servicer, the Special Servicer or the underwriters will have any responsibility for the performance by DTC, Euroclear or

Clearstream or their respective direct or indirect Participants of their respective obligations under the rules and procedures governing their operations.

Definitive Certificates

Owners of beneficial interests in Offered Certificates of any class held in book-entry form will not be entitled to receive physical delivery of Definitive Certificates unless: (i) DTC advises the certificate registrar in writing that DTC is no longer willing or able to discharge properly its responsibilities as Depository with respect to the Certificates of such class held in book-entry form or ceases to be a clearing agency, and the Certificate Administrator and the Depositor are unable to locate a qualified successor within 90 days of such notice; or (ii) the Trustee has instituted or has been directed to institute any judicial proceeding to enforce the rights of the Certificateholders of such class and the Trustee has been advised by counsel that in connection with such proceeding it is necessary or appropriate for the Trustee to obtain possession of the Certificates of such class.

Certificateholder Communication

Access to Certificateholders’ Names and Addresses

Upon the written request of any Certificateholder or Certificate Owner that has delivered an executed investor certification reflecting the appropriate information to the Certificate Administrator (a “Certifying Certificateholder”), which request is made for the purpose of communicating with other Certificateholders and Certificate Owners with respect to their rights under the Pooling and Servicing Agreement or the Certificates and is required to include a copy of the communication the Certifying Certificateholder proposes to transmit, the certificate registrar is required, within 10 business days after receipt of such request, to furnish or cause to be furnished to such requesting party a list of the names and addresses of the Certificateholders as of the most recent Record Date as they appear in the certificate register, at the expense of the requesting party.

Requests to Communicate

The Pooling and Servicing Agreement will require that the Certificate Administrator include in any Form 10–D any request received prior to the Distribution Date to which the Form 10-D relates (and on or after the Distribution Date preceding such Distribution Date) from a Certificateholder or Certificate Owner to communicate with other Certificateholders or Certificate Owners related to Certificateholders or Certificate Owners exercising their rights under the terms of the Pooling and Servicing Agreement. Any Form 10-D containing such disclosure regarding the request to communicate is required to include no more than the name of the Certificateholder or Certificate Owner making the request, the date the request was received, a statement to the effect that Certificate Administrator has received such request, stating that such Certificateholder or Certificate Owner is interested in communicating with other Certificateholders or Certificate Owners with regard to the possible exercise of rights under the Pooling and Servicing Agreement, and a description of the method other Certificateholders or Certificate Owners may use to contact the requesting Certificateholder or Certificate Owner.

Any Certificateholder or Certificate Owner wishing to communicate with other Certificateholders and Certificate Owners regarding the exercise of its rights under the terms of the Pooling and Servicing Agreement (such party, a “Requesting Investor”) should deliver a written request (a “Communication Request”) signed by an authorized representative of the Requesting Investor to the Certificate Administrator at the address below:

Citibank, N.A.
388 Greenwich Street
New York, New York 10013
Attention: Global Transaction Services – Benchmark 2021-B27

Any Communication Request must contain the name of the Requesting Investor and the method other Certificateholders and Certificate Owners should use to contact the Requesting Investor, and, if the Requesting Investor is not the registered holder of a Certificate, then the Communication Request must contain (i) a written certification from the Requesting Investor that it is a beneficial owner of a Certificate, and (ii) one of the following forms of documentation evidencing its beneficial ownership in such Certificate: (A) a trade confirmation, (B) an account statement, (C) a medallion stamp guaranteed letter from a broker or dealer stating the Requesting Investor is the beneficial owner, or (D) a document acceptable to the Certificate Administrator that is similar to any of the documents identified in clauses (A) through (C). Requesting Investors will be responsible for their own expenses in making any Communication Request, but will not be required to bear any expenses of the Certificate Administrator, which will be borne by the Issuing Entity.

The Mortgage Loan Purchase Agreements

Sale of Mortgage Loans; Mortgage File Delivery

On the Closing Date, the Depositor will acquire the Mortgage Loans from the Sponsors pursuant to the related Mortgage Loan purchase agreements (each, a “Mortgage Loan Purchase Agreement”), between the Depositor and the applicable Sponsor, and will simultaneously transfer the Mortgage Loans, without recourse, to the Trustee for the benefit of the Certificateholders and the Uncertificated VRR Interest Owners. For purposes of the respective Mortgage Loan Purchase Agreements, the Burlingame Point Mortgage Loan (which is sometimes referred to in this prospectus as a “Joint-Seller Mortgage Loan”) will constitute a “Mortgage Loan” under each such Mortgage Loan Purchase Agreement only to the extent of the portion thereof sold to the depositor by GSMC, GACC or JPMCB, as applicable. Under the related transaction documents, the Depositor will direct each Sponsor to deliver to the Certificate Administrator or to a document custodian appointed by the Certificate Administrator, among other things, the following documents with respect to each Mortgage Loan (subject to the following sentence with respect to any Outside Serviced Mortgage Loan) sold by the applicable Sponsor and each Serviced Loan Combination (collectively, as to each Mortgage Loan or, if applicable, any related Serviced Loan Combination, the “Mortgage File”):

(i)     (A) for each Mortgage Loan, the original executed Mortgage Note, endorsed on its face or by allonge attached thereto, without recourse, to the order of the Trustee or in blank (or, if the original Mortgage Note has been lost, an affidavit to such effect from the applicable Sponsor or another prior holder, together with a copy of the Mortgage Note), and (B) if such Mortgage Loan is part of a Serviced Loan Combination, a copy of the executed promissory note for each related Serviced Companion Loan;

(ii)     the original or a copy of the Mortgage, together with an original or copy of any intervening assignments of the Mortgage, in each case (unless the particular item has not been returned from the applicable recording office) with evidence of recording indicated thereon or certified by the applicable recorder’s office;

(iii)    the original or a copy of any related assignment of leases (if such item is a document separate from the Mortgage) and of any intervening assignments of such assignment of leases, in each case (unless the particular item has not been returned from the applicable recording office) with evidence of recording indicated thereon or certified by the applicable recorder’s office;

(iv)    an original executed assignment of the Mortgage in favor of the Trustee or in blank and in recordable form (except for missing recording information not yet available if the instrument being assigned has not been returned from the applicable recording office), or a copy of such assignment if the related Sponsor or its designee, rather than the Trustee, is responsible for recording such assignment;

(v)    an original assignment of any related assignment of leases (if such item is a document separate from the Mortgage) in favor of the Trustee or in blank and in recordable form (except for missing recording information not yet available if the instrument being assigned has not been returned from the applicable recording office), or a copy of such assignment if the related Sponsor or its designee, rather than the Trustee, is responsible for recording such assignment;

(vi)    the original assignment of all unrecorded documents relating to the Mortgage Loan (or the related Serviced Loan Combination, if applicable), if not already assigned pursuant to items (iv) or (v) above;

(vii)   originals or copies of all final written modification agreements in those instances in which the terms or provisions of the Mortgage or the Mortgage Note have been modified, in each case (unless the particular item has not been returned from the applicable recording office) with evidence of recording indicated thereon if the instrument being modified is a recordable document;

(viii)  the original or a copy of the policy or certificate of lender’s title insurance issued in connection with such Mortgage Loan (or Serviced Loan Combination, if applicable) or, if such policy has not been issued or located, an irrevocable, binding commitment (which may be a marked version of the policy that has been executed by an authorized representative of the title company or an agreement to provide the same pursuant to binding escrow instructions executed by an authorized representative of the title company) to issue such title insurance policy;

(ix)    an original or copy of the related ground lease, if any, and any ground lessor estoppel;

(x)    an original or copy of the related loan agreement, if any;

(xi)    an original of any guaranty under such Mortgage Loan (or Serviced Loan Combination, if applicable), if any;

(xii)   an original or copy of the related lockbox agreement or cash management agreement, if any;

(xiii)  an original or copy of the environmental indemnity from the related borrower, if any;

(xiv)  an original or copy of the related escrow agreement and the related security agreement (in each case, if such item is a document separate from the related Mortgage) and, if applicable, any intervening assignments thereof;

(xv)   if not already included in the assignment referred to in clause (vi) above, an original assignment of the related security agreement (if such item is a document separate from the related Mortgage) in favor of the Trustee;

(xvi)  in the case of each Loan Combination, an original or a copy of the related Co-Lender Agreement;

(xvii) any filed copies (bearing evidence of filing) or evidence of filing of any UCC financing statements in favor of the originator of such Mortgage Loan (or Serviced Loan Combination, if applicable) or in favor of any assignee prior to the Trustee and an original UCC-3 assignment financing statements in favor of the Trustee or a copy of such assignment financing statements;

(xviii) an original or copy of any mezzanine loan intercreditor agreement if any;

(xix)  the original or copy of any related environmental insurance policy;

(xx)   a copy of any related letter of credit and any related assignment thereof (with the original to be delivered to the Master Servicer); and

(xxi)  copies of any related franchise agreement, property management agreement or hotel management agreement and related comfort letters and/or estoppel letters, and any related assignment thereof.

Notwithstanding anything to the contrary contained in this prospectus, in the case of an Outside Serviced Mortgage Loan, the preceding document delivery requirement will be deemed satisfied by the delivery by the related Sponsor of, with respect to clause (i), executed originals of the related documents and, with respect to clauses (ii) through (xxi) above, a copy of such documents (with the actual documents required to be delivered to the applicable Outside Custodian).

Notwithstanding anything to the contrary contained in this prospectus, with respect to each Joint-Seller Mortgage Loan, the obligation of each applicable Sponsor to deliver a copy of the related documents identified in clauses (ii) through (xxi) above may be satisfied by delivery of such documents by either of the applicable Sponsors.

With respect to a Servicing Shift Mortgage Loan, pursuant to the Pooling and Servicing Agreement, following the related Controlling Pari Passu Companion Loan Securitization Date and upon the transfer of servicing of the related Servicing Shift Mortgage Loan to the related Outside Servicing Agreement in accordance with the related Co-Lender Agreement, the Custodian is required to deliver documents constituting the related Mortgage File (other than the documents described in clause (i) of the definition of “Mortgage File”) to the related Outside Trustee or Outside Custodian.

As provided in the Pooling and Servicing Agreement, the Certificate Administrator, a custodian appointed by it, or another appropriate party as described in the Pooling and Servicing Agreement is required to review each Mortgage File within a specified period following its receipt of such Mortgage File. See “Description of the Certificates—Reports to Certificateholders; Certain Available Information”.

If, as provided in the related Mortgage Loan Purchase Agreement and the Pooling and Servicing Agreement, any document required to be included in the Mortgage File for any Mortgage Loan by the related Sponsor has not been properly executed, is missing, contains information that does not conform in any material respect with the corresponding information set forth in the mortgage loan schedule to be attached to the related Mortgage Loan Purchase Agreement, or does not appear regular on its face (each, a “Document Defect”), and that Document Defect constitutes a Material Document Defect, then the Issuing Entity will have the rights against the applicable Sponsor, as described under “—Cures, Repurchases and Substitutions” below.

A “Material Document Defect” is a Document Defect that materially and adversely affects the value of the affected Mortgage Loan, the value of the related Mortgaged Property (or any related REO Property) or the interests of the Trustee or any Certificateholder or any Uncertificated VRR Interest Owner in the affected Mortgage Loan or the related Mortgaged Property (or any related REO Property) or causes any Mortgage Loan to fail to be a “qualified mortgage” within the meaning of Code Section 860G(a)(3) (but without regard to the rule of Treasury regulations Section 1.860G-2(f)(2) that causes a defective Mortgage Loan to be treated as a qualified mortgage) (a “Qualified Mortgage”). Subject to the applicable Sponsor’s right to cure, failure of such Sponsor to deliver the documents referred to in clauses (i), (ii), (viii), (ix) and (xx) in the definition of “Mortgage File” above will be deemed a Material Document Defect; provided, however, that no Document Defect (except such a deemed Material Document Defect) will be considered to be a Material Document Defect unless the document with respect to which the Document Defect exists is required in connection with an imminent enforcement of the lender’s rights or remedies under the related Mortgage Loan, defending any claim asserted by any borrower or third party with respect to the related Mortgage Loan, establishing the validity or priority of any lien on any collateral securing the related Mortgage Loan or for any immediate significant servicing obligation.

Notwithstanding the foregoing, if a Mortgage Loan is not secured by a Mortgaged Property that is, in whole or in part, a hotel, restaurant (operated by a borrower), healthcare facility, nursing home, assisted living facility, self storage facility, theater or fitness center (operated by a borrower), then the failure to deliver copies of the UCC financing statements with respect to such Mortgage Loan will not be a Material Defect.

In addition, in order to facilitate Asset Reviews as described under “The Pooling and Servicing Agreement—The Asset Representations Reviewer” in this prospectus, each Sponsor is required to deliver to the Depositor the Diligence File with respect to each Mortgage Loan sold by it electronically within a designated period after the Closing Date by posting such Diligence File to a designated website, and the Depositor will deliver electronic copies of such Diligence File to the Certificate Administrator for posting to the secure data room. The Depositor will have no responsibility for determining whether any Diligence Files delivered to it are complete and will have no liability to the Issuing Entity or the Certificateholders for the failure of any Sponsor to deliver a Diligence File (or a complete Diligence File) to the Depositor.

“Diligence File” means with respect to each Mortgage Loan, if applicable, generally the following documents in electronic format:

(a)      a copy of each of the following documents:

(i)     (A) for each Mortgage Loan, the Mortgage Note, endorsed on its face or by allonge attached thereto, without recourse, to the order of the Trustee or in blank (or, if the original Mortgage Note has been lost, an affidavit to such effect from the applicable Sponsor or another prior holder, together with a copy of the Mortgage Note), and (B) if such Mortgage Loan is part of a Serviced Loan Combination, the executed promissory note for each related Serviced Companion Loan;

(ii)     the Mortgage, together with any intervening assignments of the Mortgage, in each case (unless the particular item has not been returned from the applicable recording office) with evidence of recording indicated thereon or certified by the applicable recorder’s office (if in the possession of the applicable Mortgage Loan Seller);

(iii)    any related assignment of leases (if such item is a document separate from the Mortgage) and any intervening assignments of such assignment of leases, in each case (unless the particular item has not been returned from the applicable recording office) with evidence of recording indicated thereon or certified by the applicable recorder’s office (if in the possession of the applicable Mortgage Loan Seller);

(iv)    final written modification agreements in those instances in which the terms or provisions of the Mortgage or the Mortgage Note have been modified, in each case (unless the particular item has not been returned from the applicable recording office) with evidence of recording indicated thereon if the instrument being modified is a recordable document;

(v)    the policy or certificate of lender’s title insurance issued in connection with such Mortgage Loan (or the related Serviced Loan Combination, if applicable) or, if such policy has not been issued or located, an irrevocable, binding commitment (which may be a marked version of the policy that has been executed by an authorized representative of the title company or an agreement to provide the same pursuant to binding escrow instructions executed by an authorized representative of the title company) to issue such title insurance policy;

(vi)    the related ground lease, if any, and any ground lessor estoppel;

(vii)    the related loan agreement, if any;

(viii)  the guaranty under such Mortgage Loan (or Serviced Loan Combination, if applicable), if any;

(ix)    the related lockbox agreement or cash management agreement, if any;

(x)     the environmental indemnity from the related borrower, if any;

(xi)    the related escrow agreement and the related security agreement (in each case, if such item is a document separate from the related Mortgage) and, if applicable, any intervening assignments thereof;

(xii)   in the case of a Mortgage Loan that is a part of a Loan Combination, the related Co-Lender Agreement;

(xiii)  any filed copies (bearing evidence of filing) or evidence of filing of any UCC financing statements in favor of the originator of such Mortgage Loan (or the related Serviced Loan Combination, if applicable) or in favor of any assignee prior to the Trustee and UCC-3 assignment financing statements in favor of the Trustee (or, in each case, a copy thereof certified to be the copy of such assignment submitted or to be submitted for filing), if in the possession of the applicable Mortgage Loan Seller;

(xiv)  in the case of each of the Alabama Hilton Portfolio REMIC and the Residence Inn Florence REMIC, copies of the respective related REMIC declarations;

(xv)   any mezzanine loan intercreditor agreement;

(xvi)  any related environmental insurance policy;

(xvii) any related letter of credit and any related assignment thereof; and

(xviii) any related franchise agreement, property management agreement or hotel management agreement and related comfort letters and/or estoppel letters, and any related assignment thereof;

(b)     a copy of any engineering reports or property condition reports;

(c)     other than with respect to a hotel property (except with respect to tenanted commercial space within a hotel property), copies of a rent roll;

 (d)    for any office, retail, industrial or warehouse property, a copy of all leases and estoppels and subordination and non-disturbance agreements delivered to the related mortgage loan seller;

(e)    a copy of all legal opinions (excluding attorney-client communications between the related mortgage loan seller, and its counsel that are privileged communications or constitute legal or other due diligence analyses), if any, delivered in connection with the closing of the related Mortgage Loan;

(f)     a copy of all mortgagor’s certificates of hazard insurance and/or hazard insurance policies or other applicable insurance policies (to the extent not previously included as part of this definition), if any, delivered in connection with the closing of the related Mortgage Loan;

(g)    a copy of the appraisal for the related Mortgaged Property or Mortgaged Properties;

(h)    for any Mortgage Loan that the related Mortgaged Property is leased to a single tenant, a copy of the lease;

(i)     a copy of the applicable mortgage loan seller’s asset summary;

(j)     a copy of all surveys for the related Mortgaged Property or Mortgaged Properties;

(k)    a copy of all zoning reports;

(l)     a copy of financial statements of the related mortgagor;

(m)   a copy of operating statements for the related Mortgaged Property or Mortgaged Properties;

(n)    a copy of all UCC searches;

(o)    a copy of all litigation searches;

(p)    a copy of all bankruptcy searches;

(q)    a copy of the origination settlement statement;

(r)     a copy of any insurance summary report;

(s)    a copy of the organizational documents of the related mortgagor and any guarantor;

(t)     a copy of any escrow statements related to the escrow account balances as of the Mortgage Loan origination date, if not included in the origination settlement statement;

(u)    the original or a copy of all related environmental reports that were received by the applicable mortgage loan seller;

(v)    unless already included as part of the environmental reports, a copy of any closure letter (environmental); and

(w)    unless already included as part of the environmental reports, a copy of any environmental remediation agreement for the related Mortgaged Property or Mortgaged Properties,

in each case, to the extent that the related originator received such documents in connection with the origination of such Mortgage Loan. In the event any of the items identified above were not received in connection with the origination of such Mortgage Loan (other than documents that would not be included in connection with the origination of the Mortgage Loan because such document is inapplicable to the origination of the Mortgage Loan of that structure or type, taking into account whether or not such Mortgage Loan has any additional debt), the Diligence File will be required to include a statement to that effect. No information that is proprietary to the related originator or Sponsor or any draft documents, privileged or internal communications, credit underwriting or due diligence analysis will constitute part of the Diligence File. It is generally not required to include any of the same items identified above again if such items have already been included under another clause of the definition of “Diligence File”, and the Diligence File will be required to include a statement to that effect. The related Sponsor may, without any obligation to do so, include such other documents as part of the Diligence File that such Sponsor believes should be included to enable the Asset Representations Reviewer to perform the Asset Review on a Mortgage Loan; provided that such documents are clearly labeled and identified.

Representations and Warranties

Pursuant to the related Mortgage Loan Purchase Agreement, each Sponsor will make certain representations and warranties with respect to each Mortgage Loan sold by it that we include in the Issuing Entity. Those representations and warranties are generally to the effect set forth on Annex E-1A to this prospectus (in the case of each of CREFI and GACC), Annex E-2A (in the case of GSMC) and Annex E-3A (in the case of JPMCB), subject to the exceptions set forth on Annex E-1B, Annex E-2B and Annex E-3B, respectively, to this prospectus.

The representations and warranties:

●	do not cover all of the matters that we would review in underwriting a Mortgage Loan;

●	should not be viewed as a substitute for a reunderwriting of the Mortgage Loans; and

●

in some respects represent an allocation of risk rather than a confirmed description of the Mortgage Loans, although the Sponsors have not made representations and warranties that they know to be untrue, when taking into account the exceptions set forth on Annex E-1B, Annex E-2B and Annex E-3B, respectively, to this prospectus.

If, as provided in the related Mortgage Loan Purchase Agreement and the Pooling and Servicing Agreement, there exists a breach of any of the above-described representations and warranties made by the applicable Sponsor, and that breach constitutes a Material Breach, then the Issuing Entity will have the rights against the applicable Sponsor, as described under “—Cures, Repurchases and Substitutions” below.

A “Material Breach” is a breach of any of the above-described representations or warranties made by the applicable Sponsor that materially and adversely affects the value of the affected Mortgage Loan, the value of the related Mortgaged Property (or any related REO Property) or the interests of the Trustee or any Certificateholder or any Uncertificated VRR Interest Owner in the affected Mortgage Loan or the related Mortgaged Property (or any related REO Property) or causes any Mortgage Loan to fail to be a Qualified Mortgage.

Cures, Repurchases and Substitutions

A “Material Defect” means, with respect to any Mortgage Loan, a Material Breach or a Material Document Defect with respect to such Mortgage Loan. If a Material Defect exists with respect to any Mortgage Loan, then the applicable Sponsor will be required to remedy that Material Defect, or if such Material Defect cannot be cured within the time periods set forth in the applicable Mortgage Loan Purchase Agreement, then the applicable Sponsor will be required to either:

●

within two years following the Closing Date, substitute a Qualified Substitute Mortgage Loan, and pay any shortfall amount equal to the difference between the Repurchase Price of the Mortgage Loan calculated as of the date of substitution and the scheduled principal balance of the Qualified Substitute Mortgage Loan as of the due date in the month of substitution; or

●	to repurchase the affected Mortgage Loan (or any related REO Property) at a price (the “Repurchase Price”) generally equal to the sum of the following (without duplication)—

(i)

the outstanding principal balance of that Mortgage Loan (or the related REO Mortgage Loan), at the time of purchase, less any Loss of Value Payment available to reduce the outstanding principal balance; plus

(ii)	all accrued and unpaid interest, other than default interest or Excess Interest, due with respect to that Mortgage

Loan (or the related REO Mortgage Loan), pursuant to the related Mortgage Loan documents at the related Mortgage Rate through the due date in the Collection Period of purchase; plus

(iii)

all unreimbursed property protection advances relating to that Mortgage Loan (including any property protection advances and accrued interest on those advances that were reimbursed out of general collections on the Mortgage Loans) (or, in the case of an Outside Serviced Mortgage Loan, the pro rata portion of any similar amounts allocable to such Mortgage Loan and payable with respect thereto pursuant to the related Co-Lender Agreement); plus

(iv)

all accrued and unpaid interest accrued on advances made by the Master Servicer, the Special Servicer and/or the Trustee with respect to that Mortgage Loan (or, in the case of an Outside Serviced Mortgage Loan, all such amounts with respect to P&I Advances related to such Outside Serviced Mortgage Loan and, with respect to outstanding Property Advances, the pro rata portion of any similar interest amounts payable with respect thereto pursuant to the related Co-Lender Agreement); plus

(v)

to the extent not otherwise covered by clause (iv) of this bullet, all Special Servicing Fees and other additional expenses of the Issuing Entity outstanding or previously incurred related to that Mortgage Loan; plus

(vi)

to the extent not otherwise covered by clause (v) of this bullet, if such Mortgage Loan is being repurchased or substituted for pursuant to the related Mortgage Loan Purchase Agreement, all expenses incurred or to be incurred by the Master Servicer, the Special Servicer, the Depositor, the Certificate Administrator and the Trustee in respect of the Material Defect giving rise to the repurchase or substitution; provided, however, that such expenses will not include expenses incurred by investors in instituting an Asset Review Vote Election, in taking part in an Asset Review Vote or in exercising rights under the dispute resolution provisions described below under “—Dispute Resolution Provisions”; plus

(vii)

to the extent not otherwise covered by clause (v) of this bullet, any Liquidation Fee if and to the extent payable in connection with the repurchase in accordance with the terms and provisions of the Pooling and Servicing Agreement; plus

(viii)	any related Asset Representations Reviewer Asset Review Fee to the extent not previously paid by the related Mortgage Loan Seller;

Notwithstanding the foregoing, in lieu of a Sponsor repurchasing or (if permitted) replacing the affected Mortgage Loan or curing a Material Defect, to the extent that the applicable Sponsor and the Enforcing Servicer (subject to the consent of the Controlling Class Representative if and for so long as the Controlling Class Representative is the applicable Directing Holder) are able to agree upon a cash payment payable by such Sponsor to the Issuing Entity that would be deemed sufficient to compensate the Issuing Entity for such Material Defect (a “Loss of Value Payment”), such Sponsor may elect, in its sole discretion, to pay such Loss of Value Payment. If the Enforcing Servicer is the Special Servicer, then in connection with the Enforcing Servicer’s reaching an agreement with a Sponsor as to a Loss of Value Payment, the Master Servicer will be required to provide the Enforcing Servicer with the servicing file for such Mortgage Loan and any other information reasonably requested by the Enforcing Servicer as set forth in the Pooling and Servicing Agreement upon the Enforcing Servicer’s request. Upon its making such payment, the applicable Sponsor will be deemed to have cured such Material Defect in all respects. A Loss of Value Payment may not be made with respect to any Material Defect that would cause the applicable Mortgage Loan not to be a Qualified Mortgage.

In the case of a Material Defect with respect to any Joint-Seller Mortgage Loan, each of the applicable Sponsors (i.e., GSMC, GACC and JPMCB with respect to the Burlingame Point Mortgage Loan) will be responsible for any remedies solely in respect of the related promissory note(s) sold by it, in each such case, as if the note(s) contributed by each such Sponsor and evidencing a portion of the subject Mortgage Loan constituted a separate Mortgage Loan.

In addition, each Mortgage Loan Purchase Agreement provides that, with respect to each Outside Serviced Mortgage Loan, if a “material document defect” (as such term or any analogous term is defined in the related

Outside Servicing Agreement) exists under the related Outside Servicing Agreement with respect to the related Pari Passu Companion Loan that is included in the Outside Securitization established under the related Outside Servicing Agreement, and if such Pari Passu Companion Loan is repurchased from such Outside Securitization as a result of such “material document defect” (as such term or any analogous term is defined in the related Outside Servicing Agreement), then the applicable Sponsor will be required to repurchase such Outside Serviced Mortgage Loan; provided, however, that such repurchase obligation does not apply to any “material document defect” (as such term or any analogous term is defined in the related Outside Servicing Agreement) related to the promissory note for the subject Pari Passu Companion Loan.

A “Qualified Substitute Mortgage Loan” is a mortgage loan that must, on the date of substitution: (a) have an outstanding principal balance, after application of all scheduled payments of principal and interest due during or prior to the month of substitution, whether or not received, not in excess of the Stated Principal Balance of the deleted Mortgage Loan as of the due date in the calendar month during which the substitution occurs; (b) have a Mortgage Rate not less than the Mortgage Rate of the deleted Mortgage Loan; (c) have the same due date as and a grace period no longer than that of the deleted Mortgage Loan; (d) accrue interest on the same basis as the deleted Mortgage Loan (for example, on the basis of a 360-day year consisting of twelve 30-day months); (e) have a remaining term to stated maturity not greater than, and not more than two years less than, the remaining term to stated maturity of the deleted Mortgage Loan; (f) have a then-current loan-to-value ratio equal to or less than the lesser of (i) the Cut-off Date LTV Ratio for the deleted Mortgage Loan and (ii) 75%, in each case using a “value” for the Mortgaged Property as determined using an appraisal from an Appraiser in accordance with MAI standards; (g) comply (except in a manner that would not be adverse to the interests of the Certificateholders or the Uncertificated VRR Interest Owners) as of the date of substitution in all material respects with all of the representations and warranties set forth in the applicable Mortgage Loan Purchase Agreement; (h) have an environmental report that indicates no material adverse environmental conditions with respect to the related Mortgaged Property that will be delivered as a part of the related servicing file; (i) have a then-current debt service coverage ratio at least equal to the greater of (i) the debt service coverage ratio of the deleted Mortgage Loan as of the Closing Date and (ii) 1.25x; (j) constitute a “qualified replacement mortgage” within the meaning of Code Section 860G(a)(4) as evidenced by an opinion of counsel (provided at the applicable Sponsor’s expense); (k) not have a maturity date or an amortization period that extends to a date that is after the date that is five years prior to the Rated Final Distribution Date; (l) have prepayment restrictions comparable to those of the deleted Mortgage Loan; (m) not be substituted for a deleted Mortgage Loan unless the Trustee and the Certificate Administrator have received a prior Rating Agency Confirmation from each Rating Agency (the cost, if any, of obtaining the Rating Agency Confirmation to be paid by the applicable Sponsor); (n) have been approved, so long as a Consultation Termination Event has not occurred and is not continuing, by the Controlling Class Representative; (o) prohibit defeasance within two years of the Closing Date; (p) not be substituted for a deleted Mortgage Loan if it would result in the termination of the REMIC status of any Trust REMIC or the imposition of tax on any Trust REMIC other than a tax on income expressly permitted or contemplated to be imposed by the terms of the Pooling and Servicing Agreement, as determined by an opinion of counsel; (q) have an engineering report with respect to the related Mortgaged Property which will be delivered as a part of the related servicing file; and (r) be current in the payment of all scheduled payments of principal and interest then due. In the event that more than one Mortgage Loan is substituted for a deleted Mortgage Loan or Mortgage Loans, then (x) the amounts described in clause (a) are required to be determined on the basis of aggregate principal balances and (y) each proposed substitute mortgage loan must individually satisfy each of the requirements specified in clauses (b) through (r) of the preceding sentence, except that the rates described in clause (b) above and the remaining term to stated maturity referred to in clause (e) above are required to be determined on a weighted average basis; provided that no individual Mortgage Rate (net of the related Administrative Fee Rate) may be lower than the highest fixed Pass-Through Rate (not subject to a cap equal to, or based on, the WAC Rate) of any Class of Non-Vertically Retained Principal Balance Certificates having a principal balance then outstanding.  When one or more Qualified Substitute Mortgage Loans are substituted for a deleted Mortgage Loan, the applicable Sponsor will be required to certify that the replacement Mortgage Loan(s) meet(s) all of the requirements of the above definition and send the certification to the Certificate Administrator, the Trustee and, so long as a Consultation Termination Event has not occurred and is not continuing, to the Controlling Class Representative.

The time period within which the applicable Sponsor must complete that remedy, repurchase or substitution will generally be limited to 90 days following the earlier of the applicable Sponsor’s discovery or receipt of notice of, and receipt of a demand to take action with respect to, the related Material Defect, as the case may be (or, in the case of a Material Defect relating to a Mortgage Loan not being a Qualified Mortgage, 90 days from any party discovering such Material Defect). However, if the applicable Sponsor is diligently attempting to correct the problem, then, with limited exception (including if such Material Defect would cause the Mortgage Loan not to be a Qualified Mortgage), it will be entitled to an additional 90 days (or more in the case of a Material Document Defect resulting from the failure of the responsible party to have received the recorded documents) to complete that remedy, repurchase or substitution.

If (x) a Mortgage Loan is to be repurchased or replaced as described above (a “Defective Mortgage Loan”), (y) such Defective Mortgage Loan is part of a Crossed Group and (z) the applicable Document Defect or breach does not constitute a Material Defect as to the other Mortgage Loan(s) that are a part of such Crossed Group (the “Other Crossed Loans”) (without regard to this paragraph), then the applicable Document Defect or breach (as the case may be) will be deemed to constitute a Material Defect as to each such Other Crossed Loan for purposes of the above provisions, and the applicable Sponsor will be obligated to repurchase or replace each such Other Crossed Loan in accordance with the provisions above unless the applicable Sponsor satisfies certain conditions set forth in the related Mortgage Loan Purchase Agreement, including, without limitation, that (i) the applicable Sponsor has delivered an opinion that the repurchase of solely the Defective Mortgage Loan will not cause the Issuing Entity to fail to qualify as one or more REMICs or any portion of the Issuing Entity to fail to qualify as a Grantor Trust, and (ii) if the applicable Sponsor were to repurchase or replace only the Defective Mortgage Loan and not the Other Crossed Loans, (x) the debt service coverage ratio for such Other Crossed Loans (excluding the Defective Mortgage Loan) for the four calendar quarters immediately preceding the repurchase or replacement is not less than the lesser of (1) 0.10x below the debt service coverage ratio for the Crossed Group (including the Defective Mortgage Loan) set forth on Annex A to this prospectus and (2) the debt service coverage ratio for the Crossed Group (including the Defective Mortgage Loan) for the four preceding calendar quarters preceding the repurchase or replacement, (y) the loan-to-value ratio for the Other Crossed Loans (excluding the Defective Mortgage Loan) is not greater than the greatest of (1) the loan-to-value ratio, expressed as a whole number percentage (taken to one decimal place), for the Crossed Group (including the Defective Mortgage Loan) set forth on Annex A to this prospectus plus 10%, (2) the loan-to-value ratio, expressed as a whole number percentage (taken to one decimal place), for the Crossed Group (including the Defective Mortgage Loan) at the time of repurchase or replacement and (3) 75%; and (z) either the exercise of remedies against the primary collateral of any Mortgage Loan in the Crossed Group will not impair the ability to exercise remedies against the primary collateral of the other Mortgage Loan(s) in the Crossed Group or the related Mortgage Loan documents have been modified in a manner that removes any threat of impairment of the ability to exercise remedies against the primary collateral of the other Mortgage Loan(s) in the Crossed Group as a result of the exercise of remedies against the primary collateral of any Mortgage Loan in the Crossed Group. The Enforcing Servicer will be entitled to cause to be delivered, or direct the applicable Sponsor to (in which case the applicable Sponsor is required to) cause to be delivered, to the Enforcing Servicer an appraisal of any or all of the related Mortgaged Properties for purposes of determining whether the condition set forth in clause (y) above has been satisfied, in each case at the expense of the applicable Sponsor if the scope and cost of the appraisal is approved by the applicable Sponsor and, so long as a Consultation Termination Event has not occurred and is not continuing, by the Controlling Class Representative (such approval not to be unreasonably withheld in each case).  With respect to any Defective Mortgage Loan that forms a part of a Crossed Group and as to which the conditions described in the first sentence of this paragraph are satisfied, such that the Issuing Entity will continue to hold the Other Crossed Loans, the applicable Sponsor and the Depositor (as predecessor in interest to the Issuing Entity with respect to the subject Crossed Group) have agreed to forbear from enforcing any remedies against the other’s primary collateral but each is permitted to exercise remedies against the primary collateral securing its respective Mortgage Loan(s). If the exercise of remedies by one such party would impair the ability of the other such party to exercise its remedies with respect to the primary collateral securing the Mortgage Loan(s) held by the other such party, then both parties will forbear from exercising such remedies unless and until the related Mortgage Loan documents can be modified to remove the threat of impairment as a result of the exercise of remedies. Any reserve or other cash collateral or letters of credit securing any of the Mortgage Loans that form a Crossed Group will be allocated between such Mortgage Loans in accordance with the related Mortgage Loan documents, or otherwise on a pro rata basis based upon their outstanding principal balances.

If there is a Material Defect with respect to one or more Mortgaged Properties with respect to a Mortgage Loan, the applicable Mortgage Loan Seller will not be obligated to repurchase the Mortgage Loan if (i) the affected Mortgaged Property may be released pursuant to the terms of any partial release provisions in the related Mortgage Loan documents (and such Mortgaged Property is, in fact, released), (ii) the remaining Mortgaged Property(ies) satisfy the requirements, if any, set forth in the Mortgage Loan documents and the applicable Mortgage Loan Seller provides an opinion of counsel to the effect that such release would not (A) cause any Trust

REMIC to fail to qualify as a REMIC or (B) result in the imposition of a tax upon any Trust REMIC or the issuing entity and (iii) each applicable Rating Agency has provided a Rating Agency Confirmation.

The cure, repurchase and substitution obligations described above or the election by the applicable Sponsor to pay a Loss of Value Payment will constitute the sole remedy available to the Certificateholders in connection with any Material Defect. None of the Depositor, the underwriters, the Master Servicer, the Special Servicer, the Trustee, the Certificate Administrator, the Operating Advisor, the Asset Representations Reviewer, any other Sponsor or any other person will be obligated to repurchase any affected Mortgage Loan or pay any Loss of Value Payment in connection with a Material Defect if the applicable Sponsor, defaults on its obligations with respect thereto. We cannot assure you that the applicable Sponsor will have sufficient assets to repurchase or substitute a Mortgage Loan if required to do so. See “Risk Factors—Other Risks Relating to the Certificates—Sponsors May Not Make Required Repurchases or Substitutions of Defective Mortgage Loans” and “—Other Risks Relating to the Certificates—Any Loss of Value Payment Made by a Sponsor May Not Be Sufficient to Cover All Losses on a Defective Mortgage Loan”.

Dispute Resolution Provisions

Each Sponsor will be subject to the dispute resolution provisions described under “The Pooling and Servicing Agreement—Dispute Resolution Provisions” to the extent those provisions are triggered with respect to any Mortgage Loan sold to the Depositor by such Sponsor and will be obligated under the related Mortgage Loan Purchase Agreement to comply with all applicable provisions and to take part in any mediation or arbitration proceedings that may result.

Asset Review Obligations

Each Sponsor will be obligated to perform its obligations described under “The Pooling and Servicing Agreement—The Asset Representations Reviewer—Asset Review” relating to any Asset Reviews performed by the Asset Representations Reviewer, and such Sponsor will have the rights described under that heading.

The Pooling and Servicing Agreement

General

The Certificates and the Uncertificated VRR Interest will be issued pursuant to that certain Pooling and Servicing Agreement, to be dated as of June 1, 2021 (the “Pooling and Servicing Agreement”), by and between the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator, the Trustee and the Asset Representations Reviewer.

The servicing of the Serviced Mortgage Loans, the Serviced Companion Loans and any related REO Properties will be governed by the Pooling and Servicing Agreement. The following discussion summarizes the material provisions of the Pooling and Servicing Agreement relating to the servicing and administration of the Serviced Mortgage Loans, the Serviced Companion Loans and any related REO Properties. The summaries do not purport to be complete and are subject to the provisions of the Pooling and Servicing Agreement.

In connection with the servicing of the Loan Combinations, the following definitions apply and are, in some cases, further illustrated in the chart below:

●	“Serviced Pari Passu Loan Combination” means a Pari Passu Loan Combination that is serviced under the Pooling and Servicing Agreement.

●	“Serviced AB Loan Combination” means an AB Loan Combination that is serviced under the Pooling and Servicing Agreement.

●	“Serviced Loan Combination” means a Serviced Pari Passu Loan Combination or a Serviced AB Loan Combination, as applicable.

●	“Serviced Pari Passu Companion Loan” means a Pari Passu Companion Loan that is part of a Serviced Pari Passu Loan Combination (and is therefore serviced under the Pooling and Servicing Agreement).

●	“Serviced Subordinate Companion Loan” means a Subordinate Companion Loan that is part of a Serviced AB Loan Combination (and is therefore serviced under the Pooling and Servicing Agreement).

●	“Serviced Companion Loan” means a Serviced Pari Passu Companion Loan or a Serviced Subordinate Companion Loan, as applicable.

●	“Companion Loan Holder” means the holder of a Companion Loan.

●	“Serviced Pari Passu Companion Loan Holder” means the holder of a Serviced Pari Passu Companion Loan.

●	“Serviced Subordinate Companion Loan Holder” means the holder of a Serviced Subordinate Companion Loan.

●	“Serviced Companion Loan Holder” means a Serviced Pari Passu Companion Loan Holder or a Serviced Subordinate Companion Loan Holder, as applicable.

●	“Serviced Mortgage Loans” means all of the Mortgage Loans included in the Issuing Entity (other than any Outside Serviced Mortgage Loan(s)).

●	“Serviced Loans” means all of the Serviced Mortgage Loans, together with any Serviced Companion Loans.

●	“Serviced Outside Controlled Loan Combination” means a Serviced Loan Combination if and for so long as the “controlling note” with respect to such Serviced Loan Combination is not an asset of the

Issuing Entity (regardless of whether such note evidences a Pari Passu Companion Loan or a Subordinate Companion Loan). However, a Serviced Outside Controlled Loan Combination may cease to be such if, by virtue of any trigger event contemplated by the related Co-Lender Agreement, the promissory note evidencing the related Split Mortgage Loan becomes the controlling note for such Loan Combination, in which case the discussion in this prospectus regarding “Serviced Outside Controlled Loan Combinations” will thereafter cease to apply to the subject Loan Combination. Until the related Controlling Pari Passu Companion Loan Securitization Date, each Servicing Shift Loan Combination will be a Serviced Outside Controlled Loan Combination.

●

“Serviced Outside Controlled Mortgage Loan” means the Mortgage Loan that is part of a Serviced Outside Controlled Loan Combination. Until the related Controlling Pari Passu Companion Loan Securitization Date, each Servicing Shift Mortgage Loan will be a Serviced Outside Controlled Mortgage Loan.

●

“Serviced Outside Controlled Companion Loan” means a Companion Loan that is part of a Serviced Outside Controlled Loan Combination. Until the related Controlling Pari Passu Companion Loan Securitization Date, each Servicing Shift Companion Loan will be a Serviced Outside Controlled Companion Loan.

●

“Outside Controlling Note Holder” means, with respect to any Loan Combination that is, and only for so long as such Loan Combination is, a Serviced Outside Controlled Loan Combination, the holder of the related Controlling Note (regardless of whether such note evidences a Pari Passu Companion Loan or a Subordinate Companion Loan) or such holder’s designated representative. If a controlling note is included in a securitization trust, the Outside Controlling Note Holder may be a “controlling class representative” (or equivalent party), the majority holder of a particular class, a servicer or another service provider that is designated from time to time under the related servicing agreement (although the right of any such designated party to exercise some or all of such rights may terminate or shift to another designated party upon the occurrence of certain trigger events).

●

“Outside Serviced Companion Loan” means a Companion Loan that is part of an Outside Serviced Loan Combination. For the avoidance of doubt, following the related Controlling Pari Passu Companion Loan Securitization Date, any Servicing Shift Companion Loan will be an Outside Serviced Companion Loan.

●

“Outside Serviced Loan Combination” means a Loan Combination that is being serviced pursuant to the servicing agreement governing the securitization of a related Companion Loan. For the avoidance of doubt, following the related Controlling Pari Passu Companion Loan Securitization Date, any Servicing Shift Loan Combination will be an Outside Serviced Loan Combination.

●

“Outside Serviced Pari Passu Loan Combination” means an Outside Serviced Loan Combination that includes one or more Pari Passu Companion Loans but does not include an Outside Serviced Subordinate Companion Loan. For the avoidance of doubt, following the related Controlling Pari Passu Companion Loan Securitization Date, any Servicing Shift Loan Combination will be an Outside Serviced Pari Passu Loan Combination.

●

“Outside Serviced Pari Passu Companion Loan” means a Pari Passu Companion Loan that is part of an Outside Serviced Pari Passu Loan Combination or an Outside Serviced Pari Passu-AB Loan Combination. For the avoidance of doubt, following the related Controlling Pari Passu Companion Loan Securitization Date, any Servicing Shift Companion Loan that is a Pari Passu Companion Loan will be an Outside Serviced Pari Passu Companion Loan.

●	“Outside Serviced Pari Passu-AB Loan Combination” means an Outside Serviced Loan Combination that includes one or more Pari Passu Companion Loans and one or more Subordinate Companion Loans.

●

“Outside Serviced Subordinate Companion Loan” means a Subordinate Companion Loan that is part of an Outside Serviced Pari Passu-AB Loan Combination. For the avoidance of doubt, following the related Controlling Pari Passu Companion Loan Securitization Date, any Servicing Shift Companion

.

Loan that is a Subordinate Companion Loan and part of a Pari Passu-AB Loan Combination will be an Outside Serviced Subordinate Companion Loan.

●	“Outside Serviced Mortgage Loan” means the Mortgage Loan that is part of an Outside Serviced Loan Combination.

●

“Outside Servicing Agreement” means the servicing agreement pursuant to which an Outside Serviced Loan Combination is being (or expected to be) serviced, which is, with respect to (i) each Servicing Shift Loan Combination, the related Future Outside Servicing Agreement, and (ii) each Outside Serviced Loan Combination (other than a Servicing Shift Loan Combination following the related Controlling Pari Passu Companion Loan Securitization Date), the Outside Servicing Agreement identified under the table titled “Outside Serviced Mortgage Loans Summary” under “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans—General”.

●	“Outside Securitization” means the securitization with respect to an Outside Serviced Companion Loan.

●

“Outside Servicer”, “Outside Special Servicer”, “Outside Trustee”, “Outside Certificate Administrator”, “Outside Custodian”, “Outside Operating Advisor”, “Outside Depositor” and “Outside Controlling Class Representative” mean the master servicer, special servicer, trustee, certificate administrator, custodian, operating advisor, depositor and controlling class representative (or, in each such case, an equivalent party), respectively, under the applicable Outside Servicing Agreement, which (to the extent definitively identified) are set forth under the table titled “Outside Serviced Mortgage Loans Summary” under “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans—General”.

●	“Servicing Shift Companion Loan” means a Companion Loan that is part of a Servicing Shift Loan Combination.

●

“Servicing Shift Loan Combination” means a Loan Combination that is initially being serviced pursuant to the Pooling and Servicing Agreement, however, upon the inclusion of a designated Pari Passu Companion Loan in a future securitization transaction, the servicing of such Loan Combination will shift to the servicing agreement (i.e., the related Future Outside Servicing Agreement) governing that future securitization transaction.

●	“Servicing Shift Mortgage Loan” means the Mortgage Loan that is part of a Servicing Shift Loan Combination.

●

“Future Outside Servicing Agreement” means, with respect to any Servicing Shift Loan Combination, the related servicing agreement entered into in connection with the securitization of the related Controlling Pari Passu Companion Loan.

●	“Controlling Companion Loan” means a Companion Loan that is evidenced by a Controlling Note.

●	“Controlling Pari Passu Companion Loan” means a Pari Passu Companion Loan that is evidenced by a Controlling Note.

●

“Controlling Pari Passu Companion Loan Securitization Date” means, with respect to either (i) a Servicing Shift Loan Combination or (ii) an Outside Serviced Loan Combination as to which servicing will shift from the current Outside Servicing Agreement to a Future Outside Servicing Agreement upon the securitization of the related Controlling Pari Passu Companion Loan, the date on which the related Controlling Pari Passu Companion Loan is included in an Outside Securitization.

See “Description of the Mortgage Pool—General” for the definitions of certain terms applicable to the Loan Combinations and referred to in the immediately preceding bullets.

The chart below identifies, with respect to each Loan Combination, (i) whether such Loan Combination is a Pari Passu Loan Combination, an AB Loan Combination or a Pari Passu-AB Loan Combination, and (ii) whether such Loan Combination is a Serviced Loan Combination, an Outside Serviced Loan Combination or a Servicing Shift Loan Combination.

Type and Servicing Status of Loan Combinations

Mortgaged Property Name	Mortgage Loan Cut-off Date Balance	Mortgage Loan as Approx. % of Initial Pool Balance	Aggregate Pari Passu Companion Loan Cut-off Date Balance	Aggregate Subordinate Companion Loan Cut-off Date Balance	Loan Combination Cut-off Date Balance	Type of Loan Combination	Servicing Status of Loan Combination
Burlingame Point	$84,000,000	7.7%	$296,000,000	$240,000,000	$620,000,000	Pari Passu-AB	Outside Serviced
Equus Industrial Portfolio	$68,109,030	6.2%	$164,903,870	$154,000,000	$387,012,900	Pari Passu-AB	Outside Serviced
375 Pearl Street	$66,000,000	6.0%	$154,000,000	$0	$220,000,000	Pari Passu	Outside Serviced
Amazon Seattle	$51,900,000	4.7%	$183,000,000	$155,100,000	$390,000,000	Pari Passu-AB	Outside Serviced
4500 Academy Road Distribution Center	$50,000,000	4.6%	$22,000,000	$0	$72,000,000	Pari Passu	Serviced
iPark 84 Innovation Center	$28,000,000	2.6%	$60,000,000	$0	$88,000,000	Pari Passu	Outside Serviced
1985 Marcus	$18,447,198	1.7%	$36,894,396	$0	$55,341,595	Pari Passu	Outside Serviced
Alabama Hilton Portfolio	$16,491,979	1.5%	$11,641,397	$0	$28,133,377	Pari Passu	Serviced

There are no Serviced AB Loan Combinations, Serviced Outside Controlled Loan Combinations or Servicing Shift Loan Combinations related to this securitization transaction and, therefore, all references in this prospectus to such type(s) of Loan Combination(s) or any related terms should be disregarded.

See “Description of the Mortgage Pool—The Loan Combinations” for further information with respect to each Loan Combination, the related Companion Loans and the identity of the Companion Loan Holders.

Certain Considerations Regarding the Outside Serviced Loan Combinations

Each Outside Serviced Mortgage Loan and Outside Serviced Companion Loan is being or will be serviced and administered in accordance with the related Outside Servicing Agreement and the related Co-Lender Agreement (and all decisions, consents, waivers, approvals and other actions on the part of the holders of such Outside Serviced Mortgage Loan and Outside Serviced Companion Loan(s) will be effected in accordance with the related Outside Servicing Agreement and the related Co-Lender Agreement). Consequently, the servicing provisions set forth in this prospectus and the administration of certain accounts related to the servicing of the Mortgage Loans will generally not be applicable to the Outside Serviced Mortgage Loans, but instead such servicing and administration of each Outside Serviced Mortgage Loan will be governed by the related Outside Servicing Agreement.

The Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator and the Trustee have no obligation or authority to supervise any Outside Servicer, any Outside Special Servicer and/or any Outside Trustee under any Outside Servicing Agreement or to make property protection advances with respect to any Outside Serviced Loan Combination or P&I advances with respect to any Outside Serviced Companion Loans or any Serviced Companion Loan. Any obligations of the Master Servicer and the Special Servicer to provide information or remit collections on an Outside Serviced Mortgage Loan are dependent on their receipt of the same from the applicable party under the related Outside Servicing Agreement. Each Outside Servicing Agreement provides for servicing in a manner acceptable for rated transactions similar in nature to this securitization transaction. For more detailed information, see “Description of the Mortgage Pool—The Loan Combinations” in this prospectus and “—Servicing of the Outside Serviced Mortgage Loans” below.

As used in this prospectus, references to the Mortgage Loans, when discussing servicing activities with respect to the Mortgage Loans, do not include, unless otherwise specifically indicated, the Outside Serviced Mortgage Loans. In certain instances references are made that specifically exclude the Outside Serviced Mortgage Loans from the servicing provisions in this prospectus by indicating actions are taken with respect to the “Serviced Mortgage Loans” or the “Mortgage Loans other than the Outside Serviced Mortgage Loans” or are taken “except with respect to the Outside Serviced Mortgage Loans” or words of similar import. These references and carveouts are intended to highlight particular provisions to draw prospective investors’ attention to the fact that the Master Servicer, Special Servicer, Certificate Administrator or Trustee are not responsible for the particular servicing or administrative activity with respect to the Outside Serviced Mortgage Loans and are not intended to imply that when other servicing actions are described in this prospectus without such specific reference or carveouts, that the Master Servicer, Special Servicer, Certificate Administrator or Trustee are responsible for those duties with respect to the Outside Serviced Mortgage Loans. Servicing of any Outside Serviced Mortgage Loan is handled under the Outside Servicing Agreement. Prospective investors are encouraged to review “Description of the Mortgage Pool—The Loan Combinations” in this prospectus and “—Servicing of the Outside Serviced Mortgage Loans” below for a discussion of certain important servicing terms related to the Outside Serviced Mortgage Loans.

Assignment of the Mortgage Loans

On the Closing Date, the Depositor will sell, transfer or otherwise convey, assign or cause the assignment of the Mortgage Loans, together with all payments due on or with respect to the Mortgage Loans, other than principal and interest due on or before the Cut-off Date and principal prepayments received on or before the Cut-off Date, without recourse, to the Trustee for the benefit of the Certificateholders and the Uncertificated VRR Interest Owners.

The Certificate Administrator, concurrently with the assignment, will execute and deliver Certificates and the Uncertificated VRR Interest evidencing the beneficial ownership interests in the Issuing Entity to or at the direction of the Depositor in exchange for the Mortgage Loans. Each Mortgage Loan will be identified in a schedule appearing as an exhibit to the Pooling and Servicing Agreement (the “Mortgage Loan Schedule”). The Mortgage Loan Schedule will include, among other things, as to each Mortgage Loan, information as to its outstanding principal balance as of the close of business on the Cut-off Date, as well as information respecting the interest rate and the maturity date of each Mortgage Loan.

Pursuant to each Mortgage Loan Purchase Agreement, the applicable Sponsor will be required to deliver to the Certificate Administrator, in its capacity as custodian, the Mortgage File for each of the Mortgage Loans. See “The Mortgage Loan Purchase Agreements—Sale of Mortgage Loans; Mortgage File Delivery”.

In addition, pursuant to each Mortgage Loan Purchase Agreement, the related Sponsor will be required to deliver the Diligence Files for each of its Mortgage Loans to the Depositor by uploading such Diligence Files to the designated website, and the Depositor will thereafter deliver such Diligence Files to the Certificate Administrator for posting to the secure data room.  The Depositor will have no responsibility for determining whether any Diligence Files delivered to it are complete and will have no liability to the Issuing Entity or the Certificateholders for the failure of any Sponsor to deliver a Diligence File (or a complete Diligence File) to the Depositor.

Pursuant to the Pooling and Servicing Agreement, the Depositor will assign to the Trustee for the benefit of Certificateholders and the Uncertificated VRR Interest Owners the representations and warranties made by the Sponsors to the Depositor in the Mortgage Loan Purchase Agreements and any rights and remedies that the Depositor has against the Sponsors under the Mortgage Loan Purchase Agreements with respect to any Material Defect. See “—Repurchase Requests; Enforcement of Mortgage Loan Seller’s Obligations Under the Mortgage Loan Purchase Agreement” and “—Dispute Resolution Provisions”.

The Certificate Administrator (in its capacity as custodian), or any other custodian appointed under the Pooling and Servicing Agreement, will hold the Mortgage File for each Mortgage Loan and Serviced Loan Combination in trust for the benefit of all Certificateholders, the Uncertificated VRR Interest Owners and the holders of any related Serviced Companion Loans. Pursuant to the Pooling and Servicing Agreement, the Certificate Administrator, in its capacity as custodian, is obligated to review the Mortgage File for each Mortgage Loan within a specified number of days after the execution and delivery of the Pooling and Servicing Agreement. If the Enforcing Servicer determines that a Material Document Defect exists, the Enforcing Servicer will promptly notify, among others, the Depositor, the applicable Sponsor, the Certificate Administrator, the Trustee and the Master Servicer or the Special Servicer, as applicable. If the applicable Sponsor cannot cure the Material Document Defect within the time period specified in the Pooling and Servicing Agreement, the applicable Sponsor will be obligated either to replace the affected Mortgage Loan with a substitute Mortgage Loan or Mortgage

Loans, or to repurchase the affected Mortgage Loan from the Issuing Entity within the time period specified in the Pooling and Servicing Agreement at the Repurchase Price or at its election, subject to specified conditions, make a Loss of Value Payment with respect to the affected Mortgage Loan. This substitution or repurchase obligation or the making of a Loss of Value Payment will constitute the sole remedy available to the Certificateholders or the Issuing Entity for an uncured Material Defect. See “The Mortgage Loan Purchase Agreements—Cures, Repurchases and Substitutions”.

Servicing of the Mortgage Loans

Each of the Master Servicer and the Special Servicer will be required to service and administer the Serviced Loans (as described below). The Master Servicer and the Special Servicer, as the case may be, will each be required to service and administer the Serviced Loans and each related REO Property for which it is responsible in accordance with the terms of the Pooling and Servicing Agreement and in accordance with the following (the “Servicing Standard”):

●	the higher of the following standards of care:

1.  with the same care, skill, prudence and diligence with which the Master Servicer or the Special Servicer, as the case may be, services and administers comparable mortgage loans with similar borrowers and comparable REO properties for other third-party portfolios, giving due consideration to the customary and usual standards of practice of prudent institutional commercial mortgage lenders servicing their own mortgage loans and REO properties; and

2.  with the same care, skill, prudence and diligence with which the Master Servicer or the Special Servicer, as the case may be, services and administers comparable mortgage loans and REO properties owned by the Master Servicer or the Special Servicer, as the case may be; and

in either case, exercising reasonable business judgment and acting in accordance with applicable law, the terms of the respective Serviced Loans and, if applicable, the related Co-Lender Agreement;

●	with a view to—

1.  the timely recovery of all payments of principal and interest, including balloon payments, under those Serviced Loans; or

2.  in the case of (a) a Specially Serviced Loan or (b) a Mortgage Loan (or Serviced Loan Combination) as to which the related Mortgaged Property is an REO Property, the maximization of recovery on that Mortgage Loan (or Serviced Loan Combination) to the Certificateholders and the Uncertificated VRR Interest Owners (as if they were one lender) (or, if a Serviced Loan Combination is involved, with a view to the maximization of recovery on such Serviced Loan Combination to the Certificateholders, the Uncertificated VRR Interest Owners and the related Serviced Companion Loan Holder(s) as if they were one lender (and, with respect to any Serviced AB Loan Combination, taking into account the subordinate nature of the related Subordinate Companion Loan(s))) of principal and interest, including balloon payments, on a present value basis; and

●	without regard to—

1.  any relationship, including as lender on any other debt, that the Master Servicer or the Special Servicer, as the case may be, or any of its affiliates may have with any of the underlying borrowers, or any affiliate of the underlying borrowers, or any other party to the Pooling and Servicing Agreement;

2.  the ownership of any Certificate (or any Companion Loan or other indebtedness secured by the related Mortgaged Property or any security backed by a Companion Loan) by the Master Servicer or the Special Servicer or any affiliate of the Master Servicer or the Special Servicer, as the case may be;

3.  the obligation, if any, of the Master Servicer to make Advances;

4.  the right of the Master Servicer or the Special Servicer, as the case may be, or any of its affiliates to receive compensation or reimbursement of costs under the Pooling and Servicing Agreement generally or with respect to any particular transaction; and

5.  the ownership, servicing or management for others of any mortgage loan or real property not covered by the Pooling and Servicing Agreement by the Master Servicer or the Special Servicer, as the case may be, or any of its affiliates.

The Servicing Standard will apply with respect to the Outside Serviced Mortgage Loans or related REO Property only to the extent that the Master Servicer or the Special Servicer has any express duties or rights to grant consent with respect thereto pursuant to the Pooling and Servicing Agreement.

In general, the Master Servicer will be responsible for the servicing and administration of each Serviced Mortgage Loan (and Serviced Companion Loan)—

●	which is not a Specially Serviced Loan; or

●	that is a Corrected Loan.

A “Specially Serviced Loan” means any Serviced Loan (including a related REO Mortgage Loan or REO Companion Loan) being serviced under the Pooling and Servicing Agreement for which any of the following events (each, a “Servicing Transfer Event”) has occurred as follows:

(a)    the related borrower has failed to make when due any scheduled monthly debt service payment or a balloon payment, which failure continues unremedied (without regard to any grace period):

●	except in the case of a Serviced Loan delinquent in respect of its balloon payment, beyond 60 days after the date that payment was due; or

●

solely in the case of a delinquent balloon payment, (A) 30 days after the date on which that balloon payment was due (except as described in clause B below) or (B) if (i) the related borrower has delivered to the Master Servicer or the Special Servicer (each of whom will be required to promptly deliver a copy to the other and any applicable Directing Holder and Consulting Party), on or before the date on which that balloon payment was due, a refinancing commitment, letter of intent or otherwise binding application or other similar binding document for refinancing from an acceptable lender or signed purchase agreement related to the sale of the related Mortgaged Property reasonably acceptable to the Special Servicer, (ii) the borrower continued to make its Monthly Payments on each Due Date, and (iii) no other Servicing Transfer Event has occurred with respect to the Serviced Loan, then a Servicing Transfer Event will not occur until the earlier of (1) 120 days after the date on which the balloon payment was due and (2) the termination of the refinancing commitment, letter of intent or otherwise binding application or similar binding document or the purchase agreement; or

(b)    there has occurred a default (other than as set forth in clause (a) and other than an Acceptable Insurance Default) that the Master Servicer or the Special Servicer (and, in the case of the Special Servicer, with the consent of any applicable Directing Holder) determines materially impairs the value of the related Mortgaged Property as security for the Serviced Loan or otherwise materially adversely affects the interests of Certificateholders and the Uncertificated VRR Interest Owners in the Serviced Mortgage Loan (or, in the case of a Serviced Loan Combination, the interests of the Certificateholders, the Uncertificated VRR Interest Owners and the related Serviced Companion Loan Holder(s) in such Serviced Loan Combination), and continues unremedied for the applicable grace period under the terms of the Serviced Loan (or, if no grace period is specified and the default is capable of being cured, for 60 days); provided, that any default requiring a Property Advance will be deemed to materially and adversely affect the interests of the Certificateholders and the Uncertificated VRR Interest Owners in the subject Serviced Mortgage Loan (or, in the case of a Serviced Loan Combination, the interests of the Certificateholders, the Uncertificated VRR Interest Owners and the related Serviced Companion Loan Holder(s) in such Serviced Loan Combination); or

(c)    a decree or order of a court or agency or supervisory authority having jurisdiction in the premises in an involuntary case under any present or future federal or state bankruptcy, insolvency or similar law, or the appointment of a conservator, receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs, has been entered into against the related borrower; or

(d)    the related borrower consents to the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings of or relating to such borrower or of or relating to all or substantially all of its property; or

(e)    the related borrower admits in writing its inability to pay its debts generally as they become due, files a petition to take advantage of any applicable insolvency or reorganization statute, makes an assignment for the benefit of its creditors, or voluntarily suspends payment of its obligations; or

(f)     the Master Servicer or the Special Servicer has received notice of the commencement of foreclosure or similar proceedings with respect to the related Mortgaged Property; or

(g)    the Master Servicer or the Special Servicer (and, in the case of the Special Servicer, with the consent of any applicable Directing Holder) determines that (i) a default (other than an Acceptable Insurance Default) under the Serviced Loan is reasonably foreseeable, (ii) such default would materially impair the value of the corresponding Mortgaged Property as security for the Serviced Loan or otherwise materially adversely affect the interests of Certificateholders and the Uncertificated VRR Interest Owners in the Serviced Mortgage Loan (or, in the case of a Serviced Loan Combination, the interests of the Certificateholders, the Uncertificated VRR Interest Owners or the related Serviced Companion Loan Holder(s) in the Serviced Loan Combination), and (iii) the default is likely to continue unremedied for the applicable cure period under the terms of the Serviced Loan or, if no cure period is specified and the default is capable of being cured, for 60 days.

Notwithstanding the foregoing, for purposes of clauses (a) (but solely with respect to delinquent monthly debt service payments), (b), (e) and (g) above, neither (i) a Payment Accommodation with respect to any Serviced Loan nor (ii) any default or delinquency that would have existed but for such Payment Accommodation will constitute a Servicing Transfer Event, for so long as the related borrower is complying with the terms of such Payment Accommodation. For the avoidance of doubt, in the event a borrower fails to comply with the terms of a Payment Accommodation (as determined by the Special Servicer in accordance with the Servicing Standard), a determination as to whether any applicable event specified in the preceding sentence constitutes a Servicing Transfer Event will be made as though the Payment Accommodation never occurred; provided, however, if, pursuant to this sentence, a Servicing Transfer Event is determined to occur prior to the date of such borrower’s failure to comply with the terms of the related Payment Accommodation, then such Servicing Transfer Event will be deemed to occur on the date of such borrower’s failure to comply.

It will be considered an “Acceptable Insurance Default” (and neither the Master Servicer nor the Special Servicer will be required to obtain the below described insurance) if the related Mortgage Loan documents specify that the related borrower must maintain all-risk casualty insurance or other insurance that covers damages or losses arising from acts of terrorism and the Special Servicer has determined, in its reasonable judgment in accordance with the Servicing Standard (and with the consent of the applicable Directing Holder and after non-binding consultation with any applicable Consulting Parties), that (i) this insurance is not available at commercially reasonable rates and the subject hazards are not commonly insured against by prudent owners of similar real properties located in or near the geographic region in which the Mortgaged Property is located (but only by reference to such insurance that has been obtained by such owners at current market rates), or (ii) this insurance is not available at any rate; provided, however, that the applicable Directing Holder will be required to respond to the Special Servicer’s request for such consent (or be deemed to have provided such consent) within the time period described under “—Directing Holder—General”) with respect to Acceptable Insurance Defaults; provided, further, that upon the Special Servicer’s determination, consistent with the Servicing Standard, that exigent circumstances do not allow the Special Servicer to consult with the applicable Consulting Parties, the Special Servicer will not be required to do so. In making this determination, the Special Servicer, to the extent consistent with the Servicing Standard, is entitled to rely on the opinion of an insurance consultant.

A Serviced Loan will cease to be a Specially Serviced Loan and will become a “Corrected Loan” when:

●

with respect to the circumstances described in clause (a) of the definition of “Specially Serviced Loan”, the related borrower has made three consecutive full and timely scheduled monthly debt service payments under the terms of the Serviced Loan (as such terms may be changed or modified in connection with a bankruptcy or similar proceeding involving the related borrower or by reason of a modification, extension, waiver or amendment granted or agreed to by the Master Servicer or the Special Servicer pursuant to the Pooling and Servicing Agreement);

●

with respect to the circumstances described in clauses (c), (d), (e) and (g) of the definition of “Specially Serviced Loan”, the circumstances cease to exist in the good faith, reasonable judgment of the Special Servicer, but, with respect to any bankruptcy or insolvency proceedings described in clauses (c), (d) and (e), no later than the entry of an order or decree dismissing such proceeding;

●

with respect to the circumstances described in clause (b) of the definition of “Specially Serviced Loan”, the default is cured as determined by the Special Servicer in its reasonable, good faith judgment; and

●	with respect to the circumstances described in clause (f) of the definition of “Specially Serviced Loan”, the proceedings are terminated;

provided that at such time no other circumstance described in clauses (a) through (g) of the definition of “Specially Serviced Loan” exists that would cause the subject Serviced Mortgage Loan or any related Serviced Companion Loan to be characterized as a “Specially Serviced Loan”.

If a Servicing Transfer Event exists with respect to the Mortgage Loan or any Companion Loan in a Serviced Loan Combination, it will be considered to exist for the entire Serviced Loan Combination.

The Special Servicer, on the other hand, will be responsible for the servicing and administration of each Serviced Loan as to which a Servicing Transfer Event has occurred and which has not yet become a Corrected Loan, and for the processing and/or approval of certain matters related to Serviced Loans that are non-Specially Serviced Loans. The Special Servicer may be responsible for conducting or managing certain Mortgage Loan-related litigation (including with respect to non-Specially Serviced Loans) as and to the extent set forth in the Pooling and Servicing Agreement. The Special Servicer will also be responsible for the administration of each REO Property acquired by the Issuing Entity.

Despite the foregoing, the Pooling and Servicing Agreement will require the Master Servicer to continue to collect information and prepare all reports to the Certificate Administrator required to be collected or prepared with respect to any Specially Serviced Loans (based on, among other things, certain information provided by the Special Servicer), receive payments on Specially Serviced Loans, maintain escrows and all reserve accounts on Specially Serviced Loans, maintain insurance with respect to the Mortgaged Properties securing the Specially Serviced Loans and, otherwise, to render other incidental services with respect to any such specially serviced assets. In addition, the Special Servicer will perform limited duties and have certain approval rights regarding servicing actions with respect to Serviced Loans that are not Specially Serviced Loans.

Neither the Master Servicer nor the Special Servicer will have responsibility for the performance by the other of its respective obligations and duties under the Pooling and Servicing Agreement.

The Master Servicer will transfer servicing of a Serviced Loan to the Special Servicer when that Serviced Loan becomes a Specially Serviced Loan. The Special Servicer will return the servicing of that Serviced Loan to the Master Servicer when it becomes a Corrected Loan.

The Special Servicer will be obligated to, among other things, oversee the resolution of Serviced Loans that are Specially Serviced Loans and act as disposition manager of REO Properties (other than any interest in a Mortgaged Property acquired through foreclosure or deed-in-lieu of foreclosure with respect to an Outside Serviced Loan Combination). Each Outside Servicing Agreement provides or is expected to provide, as applicable, for certain servicing transfer events. Upon the occurrence of a servicing transfer event with respect to an Outside Serviced Loan Combination under the Outside Servicing Agreement, servicing of both the affected Outside Serviced Mortgage Loan and the related Outside Serviced Companion Loan(s) will be transferred to the Outside Special Servicer.

With respect to any Serviced Loan that is not a Specially Serviced Loan, the determination to consent to or approve a request by a borrower with respect to any Special Servicer Decision or Major Decision or making any determination that would constitute a Special Servicer Decision or a Major Decision with respect to any Mortgage Loan will be made by the Special Servicer or (if (i) the Master Servicer and the Special Servicer mutually agree that the Master Servicer will process any such request by a borrower or make any such determination, or (ii) in the case of a Special Servicer Decision described in clause (b), clause (c) or sub-clause (i) or (ii) of clause (e) of the definition of “Special Servicer Decision” below) will be made by the Master Servicer subject to the Special Servicer’s consent. The Special Servicer will also be required to obtain the consent of any applicable Directing Holder and will be required to consult with any applicable Consulting Parties in connection with any Major Decisions, to the extent described under “—Directing Holder” and “—Operating Advisor” in this prospectus.  For purposes of the foregoing and this prospectus, each of the following with respect to any Mortgage Loan constitutes a “Special Servicer Decision” to the extent it is not a Major Decision):

(a)    approving leases, lease modifications or amendments or any requests for subordination, non-disturbance and attornment agreements or other similar agreements for (i) all ground leases, including any determination whether to cure any borrower defaults relating to any ground lease, and (ii) all other leases in excess of the lesser of (y) 30,000 square feet and (z) 30% of the net rentable square footage at the related Mortgaged Property so long as it is reviewable by the lender under the related Mortgage Loan documents;

(b)    approving any waiver regarding the receipt of financial statements (other than an immaterial timing waiver including late financial statements);

(c)    approving annual budgets for the related Mortgaged Property (to the extent lender approval is required under the related loan documents) that provide for (i) operating expenses equal to more than 110% of the amount that was budgeted therefor in the prior year or (ii) payments to persons or entities known by the Master Servicer to be affiliates of the related borrower (excluding affiliated managers paid at fee rates agreed to at the origination of the related Mortgage Loan or Loan Combination);

(d)    approving rights of way and easements that materially affect the use or value of a Mortgaged Property or the borrower’s ability to make payments with respect to the related Mortgage Loan and approving consent to subordination of the related Mortgage Loan to such rights of way and easements;

(e)    agreeing to any modification, waiver, consent or amendment of the related Mortgage Loan or Loan Combination in connection with a defeasance if such proposed modification, waiver, consent or amendment is with respect to (i) a waiver of a mortgage loan event of default (but excluding non-monetary events of default other than defaults relating to transfers of interest in the borrower or the existing collateral or material modifications of the existing collateral), (ii) a modification of the type of defeasance collateral required under the Mortgage Loan or Loan Combination documents such that defeasance collateral other than direct, non-callable obligations of the United States would be permitted or (iii) a modification that would permit a principal prepayment instead of defeasance if the applicable loan documents do not otherwise permit such principal prepayment;

(f)     in circumstances where no lender discretion is permitted other than confirming that the conditions in the related Mortgage Loan documents have been satisfied (including determining whether any applicable terms or tests are satisfied), approving any request to incur additional debt in accordance with the terms of the Mortgage Loan documents;

(g)    approving any requests for the funding or disbursement of amounts from any escrow accounts, reserve funds or letters of credit held as “performance-based”, “earn-out” or “holdback” escrows or reserves with respect to (i) any Mortgage Loan as to which such escrows or reserves exceeded, as at the time of origination, 10% of the original principal balance of such Mortgage Loan, regardless of whether such funding or disbursements may be characterized as routine and/or customary escrow and reserve fundings or disbursements for which the satisfaction of performance-related criteria is not required pursuant to the terms of the related Mortgage Loan documents, (ii) any Mortgage Loan as to which such escrows or reserves may not be characterized as routine and/or customary escrows, and (iii) any Mortgage Loans specifically identified in the Pooling and Servicing Agreement (for the avoidance of doubt with respect to sub-clauses (i) and (ii) above, any request for the funding or disbursement of ordinary course impounds, repair and replacement reserves, lender approved budget and operating expenses, and tenant improvements pursuant to an approved lease, each in accordance with the Mortgage Loan documents or any other funding or disbursement as mutually agreed upon by the Master Servicer and the Special Servicer, will not constitute a Special Servicer Decision);

(h)    in circumstances where no lender discretion is required other than confirming satisfaction of the applicable terms of the Mortgage Loan documents (including determining whether any applicable terms or tests are satisfied), approving requests for any release of collateral or any acceptance of substitute or additional collateral for a Mortgage Loan; provided that, in any case, Special Servicer Decisions will not include (i) grants of easements or rights of way that do not materially affect the use or value of the Mortgaged Property or the borrower’s ability to make any payments with respect to the Mortgage Loan; or (ii) the release, substitution or addition of collateral securing any Serviced Mortgage Loan or Serviced Loan Combination in connection with a defeasance of such collateral;

(i)     any modification, consent to a modification or waiver of any material term of any intercreditor or similar agreement related to a Serviced Mortgage Loan or Serviced Loan Combination, or any action to enforce rights with respect thereto, except that, if any such modification or amendment would adversely impact the Master Servicer, such modification or amendment will additionally require the consent of the Master Servicer as a condition to its effectiveness;

(j)     any proposed modification or waiver of any material provision in the related Mortgage Loan documents governing the type, nature or amount of insurance coverage required to be obtained and maintained by the related borrower; and

(k)    any approval of any casualty insurance settlements or condemnation settlements and any determination to apply casualty proceeds or condemnation awards to the reduction of the debt rather than to the restoration of the Mortgaged Property.

With respect to non-Specially Serviced Loans, (i) if the Master Servicer and the Special Servicer mutually agree that the Master Servicer will process any Special Servicer Decision or Major Decision, or (ii) in the case of a Special Servicer Decision described in clause (b), clause (c) or sub-clause (i) or (ii) of clause (e) of the definition of “Special Servicer Decision” above, the Master Servicer, prior to taking any action with respect to any such Special Servicer Decision or Major Decision, will be required, unless otherwise agreed by the Master Servicer and the Special Servicer, to prepare and submit its written analysis and recommendation to the Special Servicer, together with all information reasonably available to the Master Servicer that the Special Servicer may reasonably request in order to withhold or grant its consent.

The Master Servicer and the Special Servicer, as applicable, will be required, no less often than on a monthly basis, to make a knowledgeable servicing officer available via telephone to verbally answer questions from any applicable Directing Holder and Consulting Party (to the extent such Consulting Party has consultation rights as described under “—Directing Holder” or “—Operating Advisor” below or under “Credit Risk Retention—Risk Retention Consultation Parties” above, as applicable) regarding the performance and servicing of the applicable Serviced Mortgage Loans and/or REO Properties for which such Master Servicer or Special Servicer, as applicable, is responsible.

All net present value calculations and determinations made under the Pooling and Servicing Agreement with respect to any Serviced Mortgage Loan or related Mortgaged Property or REO Property (including for purposes of the definition of “Servicing Standard” set forth above) will be made by using a discount rate appropriate for the type of cash flows being discounted; namely (i) for principal and interest payments on the Mortgage Loan or proceeds from the sale of a defaulted Mortgage Loan, the highest of (1) the rate determined by the Master Servicer or the Special Servicer, as applicable, that approximates the market rate that would be obtainable by the borrowers on similar debt of the borrowers as of such date of determination, (2) the Mortgage Rate and (3) the yield on 10-year U.S. treasuries and (ii) for all other cash flows, including property cash flow, the “discount rate” set forth in the most recent appraisal (or updated appraisal).

Subservicing

The Master Servicer and the Special Servicer may each delegate and/or assign some or all of its servicing obligations and duties with respect to some or all of the Serviced Loans to one or more third-party sub-servicers provided that the Master Servicer or the Special Servicer, as applicable, will remain obligated under the Pooling and Servicing Agreement. Certain servicing and administrative functions may also be provided by one or more primary servicers that previously serviced the Mortgage Loans for the applicable Mortgage Loan Seller. The Master Servicer or the Special Servicer, as applicable, will be responsible for paying the servicing fees of any sub-servicer or primary servicer retained by it. Notwithstanding any sub-servicing agreement or primary servicing agreement, the Master Servicer or the Special Servicer, as applicable, will remain primarily liable to the Trustee, the Certificate Administrator, the Certificateholders, the Uncertificated VRR Interest Owners and any Serviced Companion Loan Holder for the servicing and administering of the Serviced Loans in accordance with the provisions of the Pooling and Servicing Agreement without diminution of such obligation or liability by virtue of such sub-servicing agreement or primary servicing agreement. A sub-servicer may be an affiliate of the Depositor, the Master Servicer or the Special Servicer. Notwithstanding the foregoing, the Special Servicer may not enter into any sub-servicing agreement which provides for the performance by third parties of any or all of its obligations under the Pooling and Servicing Agreement without, with respect to any Mortgage Loan other than an Excluded Mortgage Loan and prior to the occurrence and continuance of a Control Termination Event, the consent of the Controlling Class Representative, except to the extent necessary for the Special Servicer to comply with applicable regulatory requirements.

Each sub-servicing agreement between the Master Servicer or the Special Servicer, as the case may be, and a sub-servicer (a “Sub-Servicing Agreement”) will generally be required to provide that (i) such Sub-Servicing Agreement may be assumed by the Trustee, if the Trustee has assumed the duties of the Master Servicer or the Special Servicer, as the case may be, or by any successor Master Servicer or Special Servicer, as the case may be, without cost or obligation to the assuming party or the Issuing Entity, upon the assumption by such party of the obligations of the Master Servicer or the Special Servicer, as the case may be, pursuant to the Pooling and Servicing Agreement and (ii) the sub-servicer will be in default under such Sub-Servicing Agreement and such Sub-Servicing Agreement will be required to be terminated (unless such default is waived by the Depositor) if the sub-servicer fails (A) to deliver by the due date (which may take into account any grace period permitted pursuant to the Pooling and Servicing Agreement) any Exchange Act reporting items required to be delivered to the Master Servicer or Special Servicer, as the case may be, pursuant to the Pooling and Servicing Agreement or such Sub-Servicing Agreement or to the master servicer under any other pooling and servicing agreement that the Depositor is a party to, or (B) to perform in any material respect any of its covenants or obligations contained in such Sub-Servicing Agreement regarding creating, obtaining or delivering any Exchange Act reporting items required in order for any party to the Pooling and Servicing Agreement to perform its obligations under the Pooling and Servicing Agreement or under the Exchange Act reporting requirements of any other pooling and servicing agreement that the Depositor is a party to. The Master Servicer or the Special Servicer, as applicable, will be required to monitor the performance of sub-servicers retained by it and will have the right to remove a sub-servicer retained by it in accordance with the terms of the related Sub-Servicing Agreement. However, no sub-servicer will be permitted under any Sub-Servicing Agreement to make material servicing decisions, such as loan modifications or determinations as to the manner or timing of enforcing remedies under the Mortgage Loan documents without the consent of the Master Servicer.

Advances

The Master Servicer will be obligated (subject to the limitations described below) to advance, on the business day immediately preceding a Distribution Date (the “Master Servicer Remittance Date”), an amount (each such amount, a “P&I Advance”) equal to the total or any portion of the Monthly Payment (exclusive of the related Servicing Fee and, if applicable, any Excess Interest) due or deemed due (without regard to any grace period) on each Mortgage Loan (including the Outside Serviced Mortgage Loans, and notwithstanding that the related Mortgaged Property has become an REO Property) for the Due Date in the related Collection Period, to the extent not received by the Master Servicer as of the close of business on the Determination Date in the same month as (or, in the case of an Outside Serviced Mortgage Loan, as of the close of business on the business day immediately preceding) such Master Servicer Remittance Date. In the event the Monthly Payment has been reduced pursuant to any modification, waiver or amendment of the terms of the Mortgage Loan, whether agreed to by the Special Servicer or resulting from bankruptcy, insolvency or any similar proceeding involving the related borrower, the amount required to be advanced will be so reduced. The Master Servicer will not be required or permitted to make an advance for balloon payments, default interest, Excess Interest, prepayment premiums or yield maintenance charges or delinquent monthly debt service payments on the Companion Loans. The amount required to be advanced by the Master Servicer with respect to any Distribution Date in respect of delinquent payments of interest on any Mortgage Loan as to which an Appraisal Reduction Amount exists will equal the product of (i) the amount otherwise required to be advanced by the Master Servicer with respect to delinquent payments of interest without giving effect to such Appraisal Reduction Amount, and (ii) a fraction, the numerator of which is the Stated Principal Balance of such Mortgage Loan as of the last day of the related Collection Period, reduced by such Appraisal Reduction Amount, and the denominator of which is the Stated Principal Balance of such Mortgage Loan as of the last day of the related Collection Period. Appraisal Reduction Amounts will not affect advances in respect of delinquent payments of principal.

The Master Servicer will also be obligated (subject to the limitations described below) with respect to each Serviced Loan serviced, and each REO Property administered, under the Pooling and Servicing Agreement, to make cash advances (“Property Advances” and, together with P&I Advances, “Advances”) to pay all customary, reasonable and necessary “out of pocket” costs and expenses (including attorneys’ fees and fees and expenses of real estate brokers) incurred in connection with the servicing and administration of such Serviced Loan if a default is imminent thereunder or a default, delinquency or other unanticipated event has occurred, or in connection with the administration of any such REO Property, including, but not limited to, the cost of the preservation, insurance, restoration, protection and management of a related Mortgaged Property, the cost of delinquent real estate taxes and assessments, ground lease rent payments, condominium assessments, hazard insurance premiums and to cover other similar costs and expenses necessary to preserve the priority of or enforce the related Mortgage or to maintain a related Mortgaged Property, subject to a non-recoverability determination. The Master Servicer has no obligation to make any Property Advances with regard to any Outside Serviced Mortgage Loan. No Property Advances will be made with regard to a Subordinate Companion Loan if the related Mortgage Loan is no longer held by the Issuing Entity.

The Master Servicer will advance the cost of preparation of any environmental assessments required to be obtained in connection with taking title to any REO Property unless the Master Servicer determines, in accordance with the Servicing Standard, that such Advance would be a Nonrecoverable Advance but the cost of any compliance, containment, clean-up or remediation of an REO Property will be an expense of the Issuing Entity and paid from the Collection Account.

The Pooling and Servicing Agreement will obligate the Trustee to make any P&I Advance that the Master Servicer was obligated, but failed, to make unless the Trustee or the Special Servicer determines such P&I Advance would be a Nonrecoverable Advance.

The Special Servicer is required to request the Master Servicer to make Property Advances with respect to a Specially Serviced Loan or REO Property under the Pooling and Servicing Agreement. The Special Servicer must make the request a specified number of days in advance of when the Property Advance is required to be made under the Pooling and Servicing Agreement. The Master Servicer, in turn, must make the requested Property Advance within a specified number of days following the Master Servicer’s receipt of the request unless the Master Servicer determines such Advance would be a Nonrecoverable Advance. The Special Servicer will have no obligation to make any Property Advance, provided that, in an urgent or emergency situation requiring the making of a Property Advance, the Special Servicer may, in its sole discretion, make such Property Advance, and the Master Servicer will be required to reimburse the Special Servicer for such Advance (with interest on that Advance) within a specified number of days as set forth in the Pooling and Servicing Agreement, provided such Advance is not determined by the Master Servicer, in accordance with the Servicing Standard, to be a Nonrecoverable Advance. Once reimbursed, the Master Servicer will be deemed to have made such Property Advance as of the date made by the Special Servicer, and will be entitled to reimbursement with interest on that Advance in accordance with the terms of the Pooling and Servicing Agreement. Any Property Advance made by the Special Servicer, but not reimbursed by the Master Servicer, will be reimbursable out of the Collection Account in the same manner as would be Property Advances made by the Master Servicer.

If the Master Servicer is required under the Pooling and Servicing Agreement to make a Property Advance, but does not do so within 15 days after the Property Advance is required to be made by it, then the Trustee will be required:

●	if a responsible officer of the Trustee has actual knowledge of the failure, to give the Master Servicer notice of its failure; and

●	if the failure continues for three more business days, to make the Property Advance, unless the Trustee determines such Property Advance would be a Nonrecoverable Advance.

The Master Servicer, the Special Servicer and the Trustee, as applicable, will each be entitled to receive interest on Advances at the Prime Rate, compounded annually (the “Advance Rate”), as of each Master Servicer Remittance Date; provided, however, that with respect to any P&I Advance made prior to the expiration of the related grace period, interest on such P&I Advance will accrue only from and after the expiration of such grace period. If the interest on any Advance is not recovered from Modification Fees on the related Mortgage Loan or Penalty Charges on the related Mortgage Loan, a shortfall will result which will have the same effect as a liquidation loss on a defaulted Mortgage Loan. The “Prime Rate” is the rate on any day set forth as such in The Wall Street Journal, Eastern edition.

The obligation of the Master Servicer or the Trustee, as applicable, to make Advances with respect to any Mortgage Loan pursuant to the Pooling and Servicing Agreement continues, subject to a non-recoverability determination, through the foreclosure of such Mortgage Loan and until the liquidation of such Mortgage Loan or the related Mortgaged Property or Properties. Advances are intended to provide a limited amount of liquidity, not to guarantee or insure against losses.

Each Outside Servicer will (or is expected to) be obligated to make servicing advances with respect to the related Outside Serviced Loan Combination and will (or is expected to) be entitled to reimbursement for such servicing advances with interest at a prime lending rate. In addition, if any such servicing advance is determined to be a nonrecoverable advance under an Outside Servicing Agreement, then the Outside Servicer or the Outside Trustee, as applicable, will (or is expected to) be entitled to reimbursement from general collections on the Mortgage Loans in this securitization transaction for the pro rata portion of such nonrecoverable advances allocable to the related Outside Serviced Mortgage Loan (with interest at a prime lending rate) pursuant to the terms of the related Co-Lender Agreement.

If the Master Servicer or the Special Servicer, in accordance with the Servicing Standard, or the Trustee in its good faith business judgment, as applicable, determines that any Advance (together with accrued interest on the Advance) previously made by it (or, in the case of a determination by the Special Servicer, by the Master Servicer or the Trustee) will not be ultimately recoverable out of related late payments, net insurance proceeds, net condemnation proceeds, net liquidation proceeds or other collections with respect to the Mortgage Loan or REO Property (or, in the case of a Servicing Advance on a Serviced Loan Combination, from such collections with respect to such Serviced Loan Combination and the related REO Property), as the case may be, as to which such Advance was made (any such Advance, a “Nonrecoverable Advance”), then the Master Servicer, the Special Servicer or the Trustee, as applicable, will be entitled to be reimbursed for such Advance, plus interest on the Advance at the Advance Rate, out of amounts payable on or in respect of all of the Mortgage Loans and REO Properties prior to distributions on the Certificates or the Uncertificated VRR Interest, which will be deemed to have been reimbursed first out of amounts collected or advanced in respect of principal and then out of all other amounts collected on the Mortgage Loans and REO Properties.

In connection with a determination by the Master Servicer, the Special Servicer or the Trustee as to whether an Advance previously made or to be made constitutes or would constitute a Nonrecoverable Advance:

●

neither the Master Servicer nor the Trustee will be required to make any Advance that the Master Servicer, in accordance with the Servicing Standard, or the Trustee in its good faith business judgment, determines will not be ultimately recoverable (including interest accrued on the Advance) by the Master Servicer or the Trustee, as applicable, out of related late payments, net insurance proceeds, net condemnation proceeds, net liquidation proceeds or other collections with respect to the Mortgage Loan, Serviced Loan Combination or REO Property, as the case may be, as to which such Advance was made;

●

the Special Servicer may, at its option, make a determination in accordance with the Servicing Standard that any proposed Advance, if made, would be a Nonrecoverable Advance or that any outstanding Advance is a Nonrecoverable Advance and may deliver to the Master Servicer, the Trustee, any applicable Directing Holder and the Controlling Class Representative if it is an applicable Consulting Party, notice of such determination, which determination will be conclusive and binding on the Master Servicer and the Trustee;

●	although the Special Servicer may determine whether an outstanding Advance is a Nonrecoverable Advance, the Special Servicer will have no right to (i) make an affirmative determination that any

Property Advance previously made, to be made (or contemplated to be made) by the Master Servicer or the Trustee is, or would be, recoverable or (ii) reverse any other authorized person’s determination or to prohibit any such other authorized person from making a determination, that an Advance constitutes or would constitute a Nonrecoverable Advance; provided that this sentence will not be construed to limit the Special Servicer’s right to make a determination that an Advance to be made (or contemplated to be made) would be or a previously made Advance is a Nonrecoverable Advance, as described in the preceding bullet;

●

any non-recoverability determination by the Master Servicer or the Special Servicer described in this paragraph with respect to the non-recoverability of Advances will be conclusive and binding on the Master Servicer (in the case of such a determination by the Special Servicer) and the Trustee; and

●

notwithstanding the foregoing, the Trustee may conclusively rely upon any determination by the Master Servicer or the Special Servicer that any Advance would be recoverable (unless a non-recoverability determination has been made by the other servicer in accordance with the preceding bullet which is binding on the Trustee), and the Master Servicer may conclusively rely upon any determination by the Special Servicer that any Advance would be recoverable.

Any such judgment or determination with respect to the recoverability of Advances by any of the Trustee, the Master Servicer or the Special Servicer must be made (i) in the case of the Master Servicer or the Special Servicer, in accordance with the Servicing Standard, or (ii) in the case of the Trustee, in accordance with its good faith business judgment, and in any event will be required to be evidenced by an officer’s certificate delivered to, among others, the other such parties and any applicable Directing Holder, setting forth such judgment or determination of nonrecoverability and the procedures and considerations of the Master Servicer, the Special Servicer or the Trustee, as applicable, forming the basis of such determination.

With respect to an Outside Serviced Mortgage Loan and the Master Servicer’s and Trustee’s obligation to make P&I Advances, the Master Servicer and the Trustee may make their own independent determination as to recoverability or nonrecoverability, and the Special Servicer may make its own independent determination as to non-recoverability, notwithstanding any determination of recoverability or nonrecoverability, as the case may be, by the Outside Servicer or Outside Trustee. In addition, an Outside Servicer or Outside Special Servicer, as applicable, will be entitled to seek recovery from the Issuing Entity of the pro rata share of any non-recoverable servicing advance made with respect to such Outside Serviced Loan Combination, with interest at a prime lending rate.

For the avoidance of doubt, if a Mortgage Loan is subject to a forbearance agreement, standstill agreement or similar agreement that provides for a temporary deferral or similar temporary accommodation with respect to all or a portion of the monthly payment amount, the Master Servicer will be required to make P&I Advances for such Mortgage Loan based on the terms of the related Mortgage Loan documents in effect immediately prior to the date of such forbearance or similar agreement, subject to any non-recoverability determination with respect to such Mortgage Loan.

The Master Servicer, the Special Servicer or the Trustee, as applicable, will be entitled to reimbursement for any Advance made by it, including, solely in the case of the Master Servicer or the Trustee, all P&I Advances made with respect to the Outside Serviced Mortgage Loans, equal to the amount of such Advance and interest accrued on the Advance at the Advance Rate (i) from Penalty Charges and Modification Fees on the related Mortgage Loan or Serviced Loan Combination, as applicable by the borrower and any other collections thereon, (ii) from insurance proceeds, condemnation proceeds or Liquidation Proceeds collected on the defaulted Mortgage Loan or Serviced Loan Combination, as applicable, or the related Mortgaged Property or (iii) upon determining in good faith that such Advance with interest is not recoverable from amounts described in clauses (i) and (ii), from any other amounts from time to time on deposit in the Collection Account out of general collections relating to the Mortgage Loans (first from principal collections and then from any other collections).

Notwithstanding anything in this prospectus to the contrary, the Master Servicer may in accordance with the Servicing Standard elect (but is not required) to make a payment (and in the case of a Specially Serviced Loan, at the direction of the Special Servicer will be required to make a payment) from amounts on deposit in the Collection Account that would otherwise be a Property Advance with respect to a Mortgage Loan notwithstanding that the Master Servicer or the Special Servicer has determined that such a Property Advance would, if made, be a Nonrecoverable Advance, if making the payment would (x) prevent (i) the related Mortgaged Property from being uninsured or being sold at a tax sale or (ii) any event that would cause a loss of the priority of the lien of the related Mortgage, or the loss of any security for the related Mortgage Loan, or (y) would remediate any adverse environmental condition or circumstance at any of the Mortgaged Properties, if, in each instance, the Special Servicer or the Master Servicer, as applicable, determines in accordance with the Servicing Standard that making the payment is in the best interest of the Certificateholders and the Uncertificated VRR Interest Owners (and, with respect to any Serviced Loan Combination, the related Serviced Companion Loan Holder(s)) (as a collective whole as if such Certificateholders, the Uncertificated VRR Interest Owners and/or the related Serviced Companion Loan Holder(s) constituted a single lender) (and, with respect to a Serviced AB Loan Combination, taking into account the subordinate nature of the related Subordinate Companion Loan(s)).

Notwithstanding the foregoing, if the funds in the Collection Account allocable to principal of the Mortgage Loans and available for distribution on the next Distribution Date are insufficient to fully reimburse the Master Servicer, the Special Servicer or the Trustee, as applicable, for a Nonrecoverable Advance, then such party may elect, on a monthly basis, in its sole discretion, to defer reimbursement of some or all of the portion that exceeds such amount allocable to principal (in which case interest will continue to accrue on the unreimbursed portion of the Advance) for a period not to exceed 12 months in any event; provided that any deferral in excess of six months will be subject to the consent of the applicable Directing Holder; and provided, further, that, if it is an applicable Consulting Party, the Controlling Class Representative must be consulted with. In addition, the Master Servicer, the Special Servicer or the Trustee, as applicable, will be entitled to recover any Advance that is outstanding at the time that a Mortgage Loan is modified but is not repaid in full by the borrower in connection with such modification but becomes an obligation of the borrower to pay such amounts in the future (such Advance, a “Workout-Delayed Reimbursement Amount”) out of principal collections on the Mortgage Loans in the Collection Account (net of any amounts used to pay a Nonrecoverable Advance or interest on such Nonrecoverable Advance). The Master Servicer, the Special Servicer or the Trustee will be permitted to recover a Workout-Delayed Reimbursement Amount from general collections in the Collection Account if the Master Servicer, the Special Servicer or the Trustee, as applicable, (a) has determined that such Workout-Delayed Reimbursement Amount would not be recoverable out of collections on the related Mortgage Loan or (b) has determined that such Workout-Delayed Reimbursement Amount would not ultimately be recoverable, along with any other Workout-Delayed Reimbursement Amounts and Nonrecoverable Advances, out of the principal portion of future collections on the Mortgage Loans and the REO Properties.

Any requirement of the Master Servicer or the Trustee to make an Advance in the Pooling and Servicing Agreement is intended solely to provide liquidity for the benefit of the Certificateholders and the Uncertificated VRR Interest Owners and not as credit support or otherwise to impose on any such person the risk of loss with respect to one or more Mortgage Loans.

Any election described above by any party to refrain from reimbursing itself for any Nonrecoverable Advance (together with interest for that Nonrecoverable Advance) or portion of any Nonrecoverable Advance with respect to any Distribution Date will not be construed to impose on any party any obligation to make the above described election (or any entitlement in favor of any Certificateholder or any other person to an election) with respect to any subsequent Collection Period or to constitute a waiver or limitation on the right of the person making the election to otherwise be reimbursed for a Nonrecoverable Advance immediately (together with interest on that Nonrecoverable Advance). An election by the Master Servicer, the Special Servicer or the Trustee will not be construed to impose any duty on either of the other parties to make an election (or any entitlement in favor of any Certificateholder or any other person to such an election). The fact that a decision to recover a Nonrecoverable Advance over time, or not to do so, benefits some Classes of Certificateholders or the Uncertificated VRR Interest Owners to the detriment of other Classes of Certificateholders or the Uncertificated VRR Interest Owners will not constitute a violation of the Servicing Standard or a breach of the terms of the Pooling and Servicing Agreement by any party, or a violation of any fiduciary duty owed by any party to the Certificateholders. The Master Servicer’s, the Special Servicer’s or the Trustee’s decision to defer reimbursement of such Nonrecoverable Advances as set forth above is an accommodation to the Certificateholders and is not to be construed as an obligation on the part of the Master Servicer, the Special Servicer or the Trustee or a right of the Certificateholders or the Uncertificated VRR Interest Owners.

Accounts

The Master Servicer will be required to deposit amounts collected in respect of the Mortgage Loans into a segregated account (the “Collection Account”) established pursuant to the Pooling and Servicing Agreement. The Master Servicer will also be required to establish and maintain a segregated custodial account (the “Loan Combination Custodial Account”) with respect to each Serviced Loan Combination (if any), which may be a sub-account of the Collection Account and deposit amounts collected in respect of such Serviced Loan Combination in the related Loan Combination Custodial Account. The Issuing Entity will only be entitled to amounts on deposit in a Loan Combination Custodial Account to the extent these funds are not otherwise payable to the holder of a related Companion Loan or payable or reimbursable to any party to the Pooling and Servicing Agreement. Any amounts in a Loan Combination Custodial Account to which the Issuing Entity is entitled will be transferred on a monthly basis to the Collection Account.

The Certificate Administrator will be required to establish and maintain the following accounts (collectively, the “Distribution Account”), which may be sub-accounts of a single account: (i) the “Lower-Tier REMIC Distribution Account”, and (ii) the “Upper-Tier REMIC Distribution Account”.

With respect to each Distribution Date, on the related Master Servicer Remittance Date, the Master Servicer will be required to disburse from the Collection Account and remit to the Certificate Administrator for deposit into the Lower-Tier REMIC Distribution Account in respect of the Mortgage Loans, to the extent on deposit in the Collection Account, the applicable portions of Available Funds for such Distribution Date and the applicable portions of any prepayment premiums or yield maintenance charges collected during the related Collection Period (or, in the case of an Outside Serviced Mortgage Loan, received by the Master Servicer as of the close of business on the business day immediately preceding the applicable Master Servicer Remittance Date and not previously so remitted to the Certificate Administrator). In addition, the Master Servicer will be required to remit to the Certificate Administrator all P&I Advances for deposit into the Lower-Tier REMIC Distribution Account on the related Master Servicer Remittance Date. To the extent the Master Servicer fails to do so, the Trustee will deposit all P&I Advances into the Lower-Tier REMIC Distribution Account as described in this prospectus. On each Distribution Date, the Certificate Administrator will be required to withdraw amounts distributable on such date on the Regular Certificates and the Uncertificated VRR Interest and (to the extent that they represent the residual interest in the Upper-Tier REMIC) on the Class R Certificates from the Lower-Tier REMIC Distribution Account, and deposit such amounts in the Upper-Tier REMIC Distribution Account. See “Description of the Certificates—Distributions”.

The Certificate Administrator will also be required to establish and maintain an account (the “Interest Reserve Account”), which may, together with any other Securitization Account(s), be a sub-account of a single account. On each Master Servicer Remittance Date occurring in January (except during a leap year) or February (commencing in 2022) (unless, in either case, the related Distribution Date is the final Distribution Date), the Master Servicer will be required to remit to the Certificate Administrator for deposit, in respect of each Mortgage Loan that accrues interest on an Actual/360 basis, an amount equal to one day’s interest at the related Net Mortgage Rate on the respective Stated Principal Balance as of the close of business on the Distribution Date in the month preceding the month in which such Master Servicer Remittance Date occurs, to the extent the applicable Monthly Payment or a P&I Advance is made in respect of the Monthly Payment (all amounts so deposited in any consecutive January (if applicable) and February, “Withheld Amounts”). On or prior to the Master Servicer Remittance Date occurring in March (or February, if the final Distribution Date occurs in such month) of each calendar year (commencing in 2022), the Certificate Administrator will be required to withdraw from the Interest Reserve Account the aggregate of all Withheld Amounts on deposit therein, and deposit such amount into the Lower-Tier REMIC Distribution Account.

If there are any ARD Loans included in the Issuing Entity, the Certificate Administrator will also be required to establish and maintain an account (the “Excess Interest Distribution Account”), which may, together with any other Securitization Account(s), be a sub-account of a single account. The Excess Interest Distribution Account will be an asset of the Grantor Trust. On the Master Servicer Remittance Date immediately preceding the applicable Distribution Date, the Master Servicer is required to remit to the Certificate Administrator for deposit into the Excess Interest Distribution Account an amount equal to any Excess Interest received by the Master Servicer during the applicable one-month collection period. Distributions of Excess Interest on the Class S Certificates and the Combined VRR Interest will be made from the Excess Interest Distribution Account.

The Certificate Administrator will also be required to establish and maintain an account (the “Excess Liquidation Proceeds Reserve Account”), which may, together with any other Securitization Account(s), be a sub-account of a single account. To the extent that any gains are realized on liquidations of defaulted Mortgage Loans and, to the extent allocable to the Issuing Entity, on sales of Mortgaged Properties, such gains will be deposited into the Excess Liquidation Proceeds Reserve Account. In connection with each Distribution Date, the Certificate Administrator will be required to determine if the Non-Vertically Retained Available Funds for such Distribution Date (determined without regard to the inclusion of any Excess Liquidation Proceeds therein) would be sufficient to pay all interest and principal due and owing to, and to reimburse (with interest thereon) all previously allocated applicable Realized Losses reimbursable to, the holders of the Non-Vertically Retained Regular Certificates on such Distribution Date. If the Certificate Administrator determines that such Non-Vertically Retained Available Funds (as so determined) would not be sufficient to make such payments and reimbursements, then the Certificate Administrator will be required to withdraw from the Excess Liquidation Proceeds Reserve Account and deposit in the Lower-Tier REMIC Distribution Account an amount (to be included in the Aggregate Available Funds for the related Distribution Date for allocation between the Combined VRR Interest and the Non-Vertically Retained Regular Certificates) equal to the lesser of (i) all amounts then on deposit in the Excess Liquidation Proceeds Reserve Account and (ii) the sum of (A) the amount of the applicable insufficiency in such Non-Vertically Retained Available Funds and (B) the Vertical Risk Retention Allocation Percentage of the amount described in the immediately preceding sub-clause (A). In addition, holders of the Class R Certificates will be entitled to distributions of amounts on deposit in the Excess Liquidation Proceeds Reserve Account that exceed amounts reasonably anticipated to be required to offset possible future Realized Losses and other shortfalls in payments on the Regular Certificates and the Uncertificated VRR Interest, as determined by the Special Servicer from time to time, or that remain after all distributions with respect to the Non-Vertically Retained Regular Certificates and the Combined VRR Interest on the final Distribution Date.

Other accounts to be established pursuant to the Pooling and Servicing Agreement are one or more segregated custodial accounts (each, an “REO Account”) for collections from REO Properties and one or more accounts (collectively, the “Loss of Value Reserve Fund”) for the purposes of holding Loss of Value Payments to be applied as described under “—Application of Loss of Value Payments”.

The Collection Account, any Loan Combination Custodial Account, any REO Account, the Loss of Value Reserve Fund, the Distribution Account, the Interest Reserve Account, the Excess Liquidation Proceeds Reserve Account and the Excess Interest Distribution Account will be held in the name of the Certificate Administrator (or the Master Servicer (in the case of the Collection Account and each Loan Combination Custodial Account) or the Special Servicer (in the case of any REO Account and the Loss of Value Reserve Fund)) on behalf of the Trustee for the benefit of the holders of Certificates and the Uncertificated VRR Interest Owners. Each of the Collection Account, any Loan Combination Custodial Account, any REO Account, the Loss of Value Reserve Fund, the Distribution Account, the Interest Reserve Account, any escrow account, the Excess Liquidation Proceeds Reserve Account and the Excess Interest Distribution Account will be held at a depository institution or trust company meeting the requirements of the Pooling and Servicing Agreement or satisfactory to the Rating Agencies.

Amounts on deposit in the Distribution Account, the Excess Liquidation Proceeds Reserve Account, the Excess Interest Distribution Account and the Interest Reserve Account will remain uninvested, and such accounts will be non-interest bearing.

Amounts on deposit in the Collection Account, any Loan Combination Custodial Account, any REO Account and the Loss of Value Reserve Fund may be invested in certain United States government securities and other high-quality investments meeting the requirements of the Pooling and Servicing Agreement or otherwise satisfactory to the Rating Agencies, and maturing (unless payable on demand) no later than the business day preceding the date on which such funds are required to be withdrawn pursuant to the Pooling and Servicing Agreement. Interest or other income earned on funds in the Collection Account, any Loan Combination Custodial Account and certain other servicing accounts will be paid to the Master Servicer as additional servicing compensation, and interest or other income earned on funds in any REO Account and the Loss of Value Reserve Fund will be payable to the Special Servicer.

If with respect to any Serviced Loan the related loan documents permit the lender to, at its option prior to an event of default under the related Serviced Loan, apply amounts held in any reserve account as a prepayment or hold such amounts in a reserve account, neither the Master Servicer or the Special Servicer, as applicable, may apply such amounts as a prepayment, and will instead continue to hold such amounts in the applicable reserve account. Such amount may be used, if permitted under the Mortgage Loan documents, to defease the loan, or may be used to prepay the Serviced Loan upon a subsequent default.

Withdrawals from the Collection Account

The Master Servicer may make withdrawals from the Collection Account (exclusive of any Loan Combination Custodial Account that may be a subaccount thereof) for the following purposes, to the extent permitted, as well as any other purpose described in this prospectus (the order set forth below not constituting an order of priority for such withdrawals):

(i)

to remit on or before each Master Servicer Remittance Date (A) to the Certificate Administrator for deposit into the Lower-Tier REMIC Distribution Account an amount equal to the sum of (I) the Aggregate Available Funds for the related Distribution Date (to the extent on deposit in the Collection Account) and (II) any prepayment premiums or yield maintenance charges collected with respect to the Mortgage Loans during the related Collection Period (or, in the case of an Outside Serviced Mortgage Loan, received by the Master Servicer as of the close of business on the business day immediately preceding the applicable Master Servicer Remittance Date and not previously so remitted to the Certificate Administrator), (B) to the Certificate Administrator, as compensation for it and the Trustee, the Trustee/Certificate Administrator Fee for the related Distribution Date, (C) to the Certificate Administrator for deposit into the Excess Liquidation Proceeds Reserve Account an amount equal to the excess Liquidation Proceeds received during the related Collection Period (or, in the case of an Outside Serviced Mortgage Loan, received by the Master Servicer as of the close of business on the business day immediately preceding the applicable Master Servicer Remittance Date and not previously so remitted to the Certificate Administrator), if any, (D) to the Certificate Administrator for deposit into the Excess Interest Distribution Account an amount equal to the Excess Interest received during the related Collection Period, if any, and (E) if such Master Servicer Remittance Date occurs in January (except during a leap year) or February (unless, in either case, the related Distribution Date is the final Distribution Date), to the Certificate Administrator for deposit into the Interest Reserve Account an amount required to be withheld as described above under “—Accounts”;

(ii)

to pay or reimburse the Master Servicer, the Special Servicer and the Trustee, as applicable, pursuant to the terms of the Pooling and Servicing Agreement for Advances made by any of them and interest on Advances (the Master Servicer’s, the Special Servicer’s or the Trustee’s right, as applicable, to reimbursement for items described in this clause (ii) being limited as described above under “—Advances”);

(iii)

to pay on or before each Master Servicer Remittance Date (x) to the Master Servicer as compensation, the aggregate unpaid Servicing Fee (or to pay Midland, if Midland is no longer the Master Servicer, any excess servicing strip to which it is entitled in accordance with the Pooling and Servicing Agreement) earned with respect to the Mortgage Loans through the end of the most recently ended Interest Accrual Period, and (y) to the Special Servicer as compensation, unpaid special servicing compensation earned with respect to the Mortgage Loans through the immediately preceding Determination Date (or, in the case of Special Servicing Fees, accrued with respect to the Mortgage Loans that are Specially Serviced Loans through the end of the most recently ended Interest Accrual Period);

(iv)	to pay to the Operating Advisor the Operating Advisor Consulting Fee (but only to the extent actually received from the related borrower) and the Operating Advisor Fee;

(v)

to pay to the Asset Representations Reviewer the Asset Representations Reviewer Ongoing Fee and any unpaid Asset Representations Reviewer Asset Review Fee (to the extent such fee is to be payable by the Issuing Entity);

(vi)

to pay on or before each Distribution Date to any person with respect to each related Mortgage Loan or REO Property that has previously been purchased or repurchased by such person pursuant to the Pooling and Servicing Agreement, a Mortgage Loan Purchase Agreement, a Co-Lender Agreement (if applicable) or a mezzanine intercreditor agreement, all amounts received on such Mortgage Loan or

REO Property during the related Collection Period and subsequent to the date as of which the amount required to effect such purchase or repurchase was determined;

(vii)

to the extent not reimbursed or paid pursuant to any of the above clauses, to reimburse or pay the Master Servicer, the Special Servicer, the Trustee, the Custodian, the Certificate Administrator, the Operating Advisor, the Asset Representations Reviewer, and/or the Depositor for unpaid compensation (in the case of the Master Servicer, the Special Servicer, the Trustee, the Certificate Administrator or the Operating Advisor), unpaid additional expenses of the Issuing Entity and certain other unreimbursed expenses incurred by such person pursuant to and to the extent reimbursable under the Pooling and Servicing Agreement and to satisfy any indemnification obligations of the Issuing Entity under the Pooling and Servicing Agreement;

(viii)	to pay to the Certificate Administrator amounts reasonably determined by the Certificate Administrator to be necessary to pay any applicable federal, state or local taxes imposed on any Trust REMIC;

(ix)	to pay the CREFC® Intellectual Property Royalty License Fee;

(x)	to make such payments and reimbursements out of funds transferred to the Collection Account from the Loss of Value Reserve Fund as described under “—Application of Loss of Value Payments” below;

(xi)	to withdraw any amount deposited into the Collection Account that was not required to be deposited in the Collection Account; and

(xii)	to clear and terminate the Collection Account pursuant to a plan for termination and liquidation of the Issuing Entity.

However, certain of the foregoing withdrawals of items specifically related to a Serviced Loan Combination or related REO Property will first be made out of the related Loan Combination Custodial Account and will be made out of the Collection Account only if and to the extent that amounts in the related Loan Combination Custodial Account are insufficient or, based on the related Co-Lender Agreement, unavailable to make the relevant payment or reimbursement. If the Master Servicer makes any reimbursement or payment out of the Collection Account to cover the related Serviced Companion Loan Holder’s share of any cost, expense, indemnity, Property Advance or interest on such Property Advance, or fee with respect to a Serviced Loan Combination (taking into account the subordinate nature of any related Subordinate Companion Loan(s)), then the Master Servicer (with respect to non-Specially Serviced Loans) and the Special Servicer (with respect to Specially Serviced Loans) must use efforts consistent with the Servicing Standard to collect such amount out of collections on such Serviced Companion Loan or, if and to the extent permitted under the related Co-Lender Agreement, from such Serviced Companion Loan Holder. The Master Servicer will also be entitled to make withdrawals from the Collection Account of amounts necessary for the payments or reimbursements required to be paid to the parties to, and/or the securitization trust created under, any Outside Servicing Agreement pursuant to the related Co-Lender Agreement.

If a P&I Advance is made with respect to any Serviced Mortgage Loan that is part of a Serviced Pari Passu Loan Combination, then that P&I Advance, together with interest on such P&I Advance, may only be reimbursed out of future payments and collections on that Serviced Mortgage Loan or, as and to the extent described under “—Advances” above, on other Mortgage Loans, but not out of payments or other collections on any related Serviced Pari Passu Companion Loan. Likewise, the Trustee/Certificate Administrator Fee, the Operating Advisor Fee and the Asset Representations Reviewer Ongoing Fee that accrue with respect to any Serviced Mortgage Loan that is part of a Serviced Loan Combination and any other amounts payable to the Operating Advisor may only be paid out of payments and other collections on such Serviced Mortgage Loan and/or the Mortgage Pool generally, but not out of payments or other collections on any related Serviced Companion Loan.

Application of Loss of Value Payments

If any Loss of Value Payments are deposited into the Loss of Value Reserve Fund with respect to any Mortgage Loan or any related REO Property, then upon direction from the Master Servicer (subject to any notice required to be provided by the Special Servicer or the Certificate Administrator under the Pooling and Servicing Agreement), the Special Servicer will be required to transfer such Loss of Value Payments (up to the remaining portion of such Loss of Value Payments) from the Loss of Value Reserve Fund to the Master Servicer for deposit into the Collection Account (or, in the case of clause (v) below, to the applicable Sponsors) for the following purposes:

(i)     to reimburse the Master Servicer, the Special Servicer or the Trustee, in accordance with the terms of the Pooling and Servicing Agreement, for any Nonrecoverable Advance made by such party with respect to such Mortgage Loan or any related REO Property (together with interest on such Advance);

(ii)     (A) to pay, or to reimburse the Issuing Entity for the prior payment of, any expense relating to such Mortgage Loan or any related REO Property that constitutes or, if not paid out of such Loss of Value Payments, would constitute an additional expense of the Issuing Entity, and (B) to pay, in accordance with the terms of the Pooling and Servicing Agreement, any unpaid Liquidation Fee due and owing to the Special Servicer in connection with the receipt of such Loss of Value Payments;

(iii)    to offset any portion of Realized Losses that are attributable to such Mortgage Loan or related REO Property (as calculated without regard to the application of such Loss of Value Payments), incurred with respect to such Mortgage Loan (or any related successor REO Mortgage Loan with respect thereto);

(iv)    following the liquidation of such Mortgage Loan or any related REO Property and any related transfers from the Loss of Value Reserve Fund with respect to the items contemplated by the immediately preceding clauses (i) to (iii) above as to such Mortgage Loan to cover the items contemplated by the immediately preceding clauses (i), (ii)(A) and (iii) in respect of any other Mortgage Loan or REO Mortgage Loan; and

(v)    on the final Distribution Date after all distributions have been made as set forth in clauses (i) through (iv) above, to each Sponsor, its pro rata share, based on the amount that it contributed, net of any amount contributed by such Sponsor that was used pursuant to clauses (i) to (iii) above to offset any portion of Realized Losses that are attributable to such Mortgage Loan or any related REO Property for which the contribution was made, additional expenses of the Issuing Entity or any Nonrecoverable Advances incurred with respect to the Mortgage Loan or any related REO Property for which the contribution was made.

Servicing and Other Compensation and Payment of Expenses

Master Servicing Compensation

The servicing fee (the “Servicing Fee”) payable in respect of each related Mortgage Loan (including any Mortgage Loan that is a Specially Serviced Loan and any Outside Serviced Mortgage Loan) or any successor REO Mortgage Loan will be paid monthly from amounts received on such Mortgage Loan. With respect to each such Mortgage Loan (including each Mortgage Loan that is a Specially Serviced Loan and each Outside Serviced Mortgage Loan) or any successor REO Mortgage Loan, the Servicing Fee will: (a) accrue on the related Stated Principal Balance at a fixed annual rate (the “Servicing Fee Rate”), which, together with the CREFC® Intellectual Property Royalty License Fee Rate, the Trustee/Certificate Administrator Fee Rate, the Operating Advisor Fee Rate and the Asset Representations Reviewer Ongoing Fee Rate, is equal to the per annum rate set forth on Annex A to this prospectus as the Administrative Fee Rate with respect to such Mortgage Loan; (b) be calculated on the same interest accrual basis (e.g., an Actual/360 Basis or a 30/360 Basis) as interest is calculated on the related Mortgage Loan; and (c) be prorated for partial periods.  The Servicing Fee is generally payable to the Master Servicer, but includes (i) all amounts required to be paid to any primary servicer or sub-servicer, and (ii) with respect to each Outside Serviced Mortgage Loan, for purposes of presentation in this prospectus, the primary servicing fee required to be paid to the related Outside Servicer, which will accrue at the applicable Outside Servicer Fee Rate (as defined below in the footnotes to the table under the “—Servicing and Other Compensation and Payment of Expenses—Fees and Expenses” heading). A servicing fee will also be payable to the Master Servicer monthly from amounts received in respect of any related Serviced Companion Loan (including any Specially Serviced Loan) or any successor REO Companion Loan and will: (a) accrue on the related outstanding principal balance at a fixed annual rate; (b) be calculated on the same basis as interest is calculated on the related Serviced Companion Loan, and (c) be prorated for partial periods.

With respect to any Distribution Date, the Master Servicer will be entitled to retain any Prepayment Interest Excesses received on the Serviced Loans to the extent not needed to make Compensating Interest Payments. In addition to the Servicing Fee, the Master Servicer will be entitled to retain, as additional servicing compensation (a) a specified percentage (which may be either 50% or 100% for Serviced Loans that are not Specially Serviced Loans (except in connection with any Payment Accommodation), and will be 0% for Specially Serviced Loans, 0% for any Serviced Loan in respect of a Payment Accommodation processed by the Special Servicer, whether or not it is a Specially Serviced Loan, and 100% for any Serviced Loan that is not a Specially Serviced Loan in respect of a Payment Accommodation processed by the Master Servicer (with the agreement of the Special Servicer as described under “—Directing Holder—General” below)) of Excess Modification Fees, Excess Penalty Charges, Consent Fees, Ancillary Fees (other than (i) fees for insufficient or returned checks and (ii) beneficiary statement charges) and Assumption Fees with respect to each Serviced Loan, (b) 100% of any assumption application fees with respect to each Serviced Loan that is not a Specially Serviced Loan (if the related assumption was processed by the Master Servicer) and any defeasance fee received in connection with the defeasance of a Serviced Loan (which defeasance fee will not include the Special Servicer’s portion of any Modification Fees in connection with a defeasance to which the Special Servicer is entitled under the Pooling and Servicing Agreement), (c) 100% of fees for insufficient or returned checks actually received from borrowers relating to the accounts held by the Master Servicer and (d) 100% of beneficiary statement charges actually received from borrowers to the extent the related beneficiary statements were prepared by the Master Servicer. With respect to Excess Penalty Charges, the Master Servicer will be entitled to any collections of Excess Penalty Charges that represent amounts accrued while the related Serviced Loan is a non-Specially Serviced Loan even if collected when the Serviced Loan is a Specially Serviced Loan. The Master Servicer also is authorized but not required to invest or direct the investment of funds held in the Collection Account and any Loan Combination Custodial Account in certain investments permitted under the terms of the Pooling and Servicing Agreement, and the Master Servicer will be entitled to retain any interest or other income earned on those funds and will bear any losses resulting from the investment of these funds, except as set forth in the Pooling and Servicing Agreement. The Master Servicer also is entitled to retain any interest earned on any servicing escrow account to the extent the interest is not required to be paid to the related borrowers. The Master Servicer will be entitled to charge and retain reasonable review fees in connection with any borrower request with respect to any non-Specially Serviced Loan as to which the borrower request does not relate to a Major Decision or a Special Servicer Decision or in connection with any borrower request that relates to a Major Decision or Special Servicer Decision being processed by the Master Servicer with the mutual agreement of the Special Servicer, to the extent such fees are (i) not inconsistent with the related Mortgage Loan documents, (ii) in accordance with the Servicing Standard and (iii) actually paid by or on behalf of the related borrower. The Special Servicer will not be permitted to waive any review fee due to the Master Servicer without the Master Servicer’s consent. Notwithstanding the foregoing, the Master Servicer’s right to the additional servicing compensation described in this paragraph with respect to a Serviced Companion Loan will be subject to the related Co-Lender Agreement.

Although the Master Servicer is required to service and administer the Serviced Loans in accordance with the Servicing Standard and, accordingly, without regard to its rights to receive compensation under the Pooling and Servicing Agreement, additional servicing compensation in the nature of assumption and modification fees may under certain circumstances provide the Master Servicer with an economic disincentive to comply with this standard.

The Master Servicer will be entitled to designate a portion of the Servicing Fee accrued on the Mortgage Loans at a specified rate per annum, the right to which portion will be transferable by the Master Servicer to other parties. That specified rate will be subject to reduction at any time following any resignation of the Master Servicer or any termination of the Master Servicer for cause, in each case to the extent reasonably necessary for the Trustee to appoint a successor Master Servicer that satisfies the requirements of the Pooling and Servicing Agreement.

“Consent Fees” means, with respect to any Serviced Loan, any and all fees actually paid by a borrower with respect to any consent or approval required or requested pursuant to the terms of the Mortgage Loan documents that does not involve a modification evidenced by a signed writing, assumption, extension, waiver or amendment of the terms of the loan documents.

“Excess Modification Fees” means, with respect to any Serviced Mortgage Loan (or Serviced Loan Combination, if applicable), the sum of (A) the excess of (i) any and all Modification Fees with respect to a modification, waiver, extension or amendment of any of the terms of a Serviced Mortgage Loan (or Serviced Loan Combination, if applicable), over (ii) all unpaid or unreimbursed Advances and additional expenses of the Issuing Entity (including, without limitation, interest on unreimbursed Advances with respect to such Serviced Mortgage

Loan (or Serviced Loan Combination, if applicable), but excluding (1) Special Servicing Fees, Workout Fees and Liquidation Fees, and (2) Borrower Delayed Reimbursements) outstanding or previously incurred on behalf of the Issuing Entity with respect to the related Serviced Mortgage Loan (or Serviced Loan Combination, if applicable) and reimbursed from such Modification Fees (which additional expenses will be reimbursed from such Modification Fees), and (B) expenses previously paid or reimbursed from Modification Fees as described in the preceding clause (A), which expenses have been recovered from the related borrower as Penalty Charges, specific reimbursements or otherwise. All Excess Modification Fees earned by the Special Servicer will be required to offset any future Workout Fees or Liquidation Fees payable with respect to the related Serviced Mortgage Loan (or Serviced Loan Combination, if applicable) or REO Property; provided, that if the Serviced Mortgage Loan (or Serviced Loan Combination, if applicable) ceases being a Corrected Loan, and is subject to a subsequent modification, any Excess Modification Fees earned by the Special Servicer prior to such Serviced Mortgage Loan (or Serviced Loan Combination, if applicable) ceasing to be a Corrected Loan will no longer be offset against future Liquidation Fees and Workout Fees unless such Serviced Mortgage Loan (or Serviced Loan Combination, if applicable) ceased to be a Corrected Loan within 18 months of it becoming a modified Mortgage Loan (or a modified Loan Combination, if applicable). In such case, the Special Servicer will be entitled to a Liquidation Fee or Workout Fee (to the extent not previously offset) with respect to the new modification, waiver, extension or amendment or future liquidation of the Specially Serviced Loan or related REO Property (including in connection with a repurchase, sale, refinance, discounted or final payoff or other liquidation); provided that any Excess Modification Fees earned and paid to the Special Servicer in connection with such subsequent modification, waiver, extension or amendment will be applied to offset such Liquidation Fee or Workout Fee to the extent described above. Within any prior 12-month period, all Excess Modification Fees earned by the Master Servicer or the Special Servicer (after taking into account any offset described above applied during such 12- month period) with respect to any Serviced Mortgage Loan (or Serviced Loan Combination, if applicable) will be subject to a cap equal to the greater of (i) 1% of the outstanding principal balance of such Serviced Mortgage Loan (or Serviced Loan Combination, if applicable) after giving effect to such transaction and (ii) $25,000.

“Borrower Delayed Reimbursements” means any unpaid or unreimbursed additional expenses (including, without limitation, Advances and interest on Advances) that the related borrower is required pursuant to a written modification agreement to pay in the future to the Issuing Entity in its capacity as owner of the related Mortgage Loan.

“Modification Fees” means, with respect to any Serviced Loan, any and all fees collected from the related borrower with respect to a modification, extension, waiver or amendment that modifies, extends, amends or waives any term of the Mortgage Loan documents (as evidenced by a signed writing) agreed to by the Master Servicer or the Special Servicer (other than all Assumption Fees, assumption application fees, Consent Fees and defeasance fees).

“Penalty Charges” means, with respect to any Serviced Loan (or successor REO Mortgage Loan or successor REO Companion Loan), any amounts actually collected thereon from the borrower that represent default charges, penalty charges, late fees and default interest (in the case of any Split Mortgage Loan or Serviced Companion Loan, to the extent allocable thereto pursuant to the related Co-Lender Agreement, and, in the case of a Serviced Companion Loan, to the extent not payable to the Serviced Companion Loan Holder, and, in the case of an Outside Serviced Mortgage Loan, any such amounts remitted by the Outside Servicer to the Master Servicer).

“Ancillary Fees” means, with respect to any Serviced Loan, any and all demand fees, beneficiary statement charges, fees for insufficient or returned checks and other usual and customary charges and fees (other than Modification Fees, Consent Fees, Penalty Charges, defeasance fees, Assumption Fees and assumption application fees) actually received from the borrower.

“Excess Penalty Charges” means, with respect to any Serviced Loan and any Collection Period, the sum of (A) the excess of (i) any and all Penalty Charges collected in respect of such Serviced Loan during such Collection Period, over (ii) all unpaid or unreimbursed Advances and additional expenses of the Issuing Entity (including, without limitation, Advances and interest on Advances to the extent not otherwise paid or reimbursed by the borrower, Special Servicing Fees, Workout Fees and Liquidation Fees) outstanding or previously incurred on behalf of the Issuing Entity (and, if applicable, the related Serviced Companion Loan Holder) with respect to such Serviced Loan and reimbursed from such Penalty Charges (which Advances and additional expenses will be reimbursed from such Penalty Charges) and (B) Advances and  expenses previously paid or reimbursed from

Penalty Charges as described in the immediately preceding clause (A), which Advances and expenses have been recovered from the related borrower or otherwise.

“Assumption Fees” means, with respect to any Serviced Loan, any and all assumption fees with respect to a transfer of a related Mortgaged Property or interests in a related borrower (excluding assumption application fees).

Any fees or other charges charged in connection with processing any Payment Accommodation with respect to any Serviced Loan (in the aggregate with each other such Payment Accommodation with respect to such Serviced Loan) may not exceed an amount equal to $45,000 (excluding attorneys’ fees and out-of-pocket third party expenses) (the “Payment Accommodation Fee Cap”) and may only be borne by the borrower, not the Issuing Entity. For the avoidance of doubt, in the event of a borrower default under a Payment Accommodation, the Payment Accommodation Fee Cap would only apply to the initial processing of such Payment Accommodation, and, in such event, the Master Servicer or the Special Servicer, as applicable, would be entitled to all fees that would be payable to it pursuant to the terms of the Pooling and Servicing Agreement with respect to further servicing actions with respect to the related Mortgage Loan.

An Outside Servicer will be entitled to receive servicing compensation with respect to the related Outside Serviced Loan Combination pursuant to the terms of the Outside Servicing Agreement, which servicing compensation will be similar, but not necessarily identical, to that payable to the Master Servicer with respect to a Serviced Loan Combination under the Pooling and Servicing Agreement (except that the applicable primary servicing fee rate under the related Outside Servicing Agreement will be as indicated above under this “—Servicing and Other Compensation and Payment of Expenses—Master Servicing Compensation” heading, and below in the footnotes to the table under the “—Servicing and Other Compensation and Payment of Expenses—Fees and Expenses” heading, and in each case such applicable primary servicing fee rate is included in the related Servicing Fee Rate presented in this prospectus).

Special Servicing Compensation

The principal compensation to be paid to the Special Servicer in respect of its special servicing activities will be the Special Servicing Fee, the Workout Fee and the Liquidation Fee.

The “Special Servicing Fee” will accrue with respect to each Specially Serviced Loan and REO Property serviced and administered under the Pooling and Servicing Agreement at the applicable Special Servicing Fee Rate calculated on the basis of the Stated Principal Balance of the related Specially Serviced Loan on the same interest accrual basis (e.g., an Actual/360 Basis or a 30/360 Basis) as interest is calculated on the related Specially Serviced Loan and will be prorated for partial periods, and will be payable monthly: (i) in the case of a Serviced Loan Combination, from collections on such Serviced Loan Combination; and (ii) in the case of a Mortgage Loan (including a Mortgage Loan that is part of a Serviced Loan Combination, if the fee remains unpaid as described in the immediately preceding clause (i)), from general collections on all the Mortgage Loans and any REO Properties.

“Special Servicing Fee Rate” means (a) 0.25% per annum or (b) if such rate in clause (a) would result in a Special Servicing Fee with respect to a Specially Serviced Loan (or related Serviced Loan Combination, if applicable) or REO Property serviced and administered under the Pooling and Servicing Agreement, that would be less than $3,500 in any given month, then the Special Servicing Fee Rate for such month for such Specially Serviced Loan or REO Property will be such higher per annum rate as would result in a Special Servicing Fee equal to $3,500 for such month with respect to such Specially Serviced Loan (or the related Serviced Loan Combination, if applicable) or REO Property.

The “Workout Fee” will generally be payable with respect to each Corrected Loan serviced and administered under the Pooling and Servicing Agreement, and will be calculated by application of the applicable Workout Fee Rate to each collection of interest (excluding default interest and Excess Interest) and principal received on that Corrected Loan, for so long as it remains a Corrected Loan; provided that no Workout Fee will be payable by the Issuing Entity with respect to any such Corrected Loan if and to the extent that the Corrected Loan became a Specially Serviced Loan under clause (g) of the definition of “Specially Serviced Loan” (and no other clause of that definition) and no event of default actually occurs, unless the Serviced Mortgage Loan (or Serviced Loan Combination, if applicable) is modified by the Special Servicer in accordance with the terms of the Pooling and

Servicing Agreement; provided, further, that if a Serviced Mortgage Loan (or Serviced Loan Combination, if applicable) becomes a Specially Serviced Loan under the Pooling and Servicing Agreement only because of an event described in the second bullet of clause (a) of the definition of “Specially Serviced Loan” as a result of a payment default at maturity and the related collection of interest and principal is received within 90 days following the related maturity date in connection with the full and final payoff or refinancing of the related Serviced Mortgage Loan (or Serviced Loan Combination, if applicable), the Special Servicer will not be entitled to collect a Workout Fee, but may collect and retain appropriate fees from the related borrower in connection with such workout. The Workout Fee with respect to any Specially Serviced Loan that becomes a Corrected Loan under the Pooling and Servicing Agreement will be reduced by any Excess Modification Fees paid by or on behalf of the related borrower with respect to such Serviced Mortgage Loan (or Serviced Loan Combination, if applicable) as described in the definition of Excess Modification Fees, but only to the extent those fees have not previously been deducted from a Workout Fee or Liquidation Fee.

The Workout Fee with respect to any Corrected Loan serviced and administered under the Pooling and Servicing Agreement, will cease to be payable if the Corrected Loan again becomes a Specially Serviced Loan but will become payable again if and when the Serviced Mortgage Loan (or Serviced Loan Combination, if applicable) again becomes a Corrected Loan.

The “Workout Fee Rate” under the Pooling and Servicing Agreement will be a rate equal to the lesser of (a) 1.0% and (b) such lower rate as would result in a workout fee of $1,000,000 when applied to each expected payment of principal and interest (other than default interest and Excess Interest) on the subject Serviced Mortgage Loan (or related Serviced Loan Combination, if applicable) from the date such Mortgage Loan (or related Serviced Loan Combination, if applicable) becomes a Corrected Loan, through and including the then-related maturity date; provided that, if the rate in clause (a) above would result in a Workout Fee that would be less than $25,000 when applied to each expected payment of principal and interest (other than default interest and Excess Interest) on the subject Serviced Mortgage Loan (or related Serviced Loan Combination, if applicable) from the date such Serviced Mortgage Loan (or related Serviced Loan Combination, if applicable) becomes a Corrected Loan through and including the then-related maturity date, then the Workout Fee Rate will be a rate equal to such higher rate as would result in a Workout Fee equal to $25,000 when applied to each expected payment of principal and interest (other than default interest and Excess Interest) on such Serviced Mortgage Loan (or related Serviced Loan Combination, if applicable) from the date such Serviced Mortgage Loan (or related Serviced Loan Combination, if applicable) becomes a Corrected Loan through and including the then-related maturity date.

As a result of the execution of a forbearance and modification agreement for the Alabama Hilton Portfolio Loan Combination (described under “Description of the Mortgage Pool—Default History, Bankruptcy Issues and Other Proceedings—Defaults, Refinancings, Discounted Pay-offs, Foreclosure or REO Property Purchases”) by Midland in its capacity as special servicer under the BMARK 2020-B17 PSA, Midland was entitled, under the BMARK 2020-B17 PSA, to a workout fee equal to 1.0% of each collection of interest (excluding default interest and excess interest) and principal received on the Alabama Hilton Portfolio Loan Combination for so long as it remains a corrected loan; provided, that such workout fee is generally subject to offset by the related modification fee (equal to $287,000.00, which was 1% of the then outstanding principal balance of the Loan Combination) paid to Midland at the time of execution of the forbearance and modification agreement; and provided, further, that Midland will only be entitled to be paid the portion of such workout fee related to the Alabama Hilton Portfolio Mortgage Loan if and to the extent Midland collects such workout fee from the related borrowers and will not be entitled to payment of such workout fee from the Issuing Entity.

If the Special Servicer resigns or is terminated other than for cause, it will receive any Workout Fees payable on the Serviced Mortgage Loans (or Serviced Loan Combinations, if applicable) that were Corrected Loans at the time of the resignation or termination or for which the resigning or terminated Special Servicer had cured the event of default through a modification, restructuring or workout negotiated by the Special Servicer and evidenced by a signed writing, but which had not as of the time the Special Servicer resigned or was terminated become a Corrected Loan solely because the borrower had not had sufficient time to make three consecutive full and timely Monthly Payments and which subsequently becomes a Corrected Loan as a result of the borrower making such three consecutive timely Monthly Payments, but such fee will cease to be payable in each case if the Corrected Loan again becomes a Specially Serviced Loan. The successor Special Servicer will not be entitled to any portion of those Workout Fees.

A “Liquidation Fee” will be payable: (i) with respect to each Specially Serviced Loan serviced and administered under the Pooling and Servicing Agreement, as to which the Special Servicer obtains a full or discounted payoff (or unscheduled partial payment to the extent such prepayment is required by the Special Servicer as a condition to a workout) from the related borrower, (ii) except as otherwise described below, with respect to any Serviced Mortgage Loan (or Serviced Loan Combination, if applicable) repurchased or substituted for, or with respect to which a Loss of Value Payment is made, by a Sponsor, and (iii) with respect to any Specially Serviced Loan or any REO Property serviced and administered under the Pooling and Servicing Agreement, as to which the Special Servicer receives any Liquidation Proceeds, insurance proceeds or condemnation proceeds. The Liquidation Fee for each such Serviced Mortgage Loan, Specially Serviced Loan or REO Property serviced and administered under the Pooling and Servicing Agreement, will be payable from, and will be calculated by application of the Liquidation Fee Rate, to the related payment or proceeds; provided, that the Liquidation Fee with respect to any such Specially Serviced Loan or REO Property will be reduced by the amount of any Excess Modification Fees paid by or on behalf of the related borrower with respect to the Specially Serviced Loan or REO Property as described in the definition of “Excess Modification Fees” but only to the extent those fees have not previously been deducted from a Workout Fee or Liquidation Fee; provided, further, that if a Serviced Mortgage Loan (or Serviced Loan Combination, if applicable) becomes a Specially Serviced Loan under the Pooling and Servicing Agreement only because of an event described in the second bullet of clause (a) of the definition of “Specially Serviced Loan” as a result of a payment default at maturity and the related proceeds or payment are received within 90 days following the related default in connection with the full and final payoff or refinancing of the related Serviced Mortgage Loan or Serviced Loan Combination, if applicable, the Special Servicer will not be entitled to collect a Liquidation Fee, but may collect and retain appropriate fees from the related borrower in connection with such liquidation; provided, however, that, except as contemplated by each of the immediately preceding provisos and the second following paragraph, with respect to any Serviced Mortgage Loan (or related Serviced Loan Combination, if applicable), no Liquidation Fee will be less than $25,000. Notwithstanding the foregoing, in the event a party to the Pooling and Servicing Agreement is required to enforce the obligations of a Mortgage Loan Seller under its related Mortgage Loan Purchase Agreement with respect to an Outside Serviced Mortgage Loan, such party may be entitled to receive a liquidation fee (similar to the Liquidation Fee) in the amount and under the circumstances set forth in the Pooling and Servicing Agreement.

The “Liquidation Fee Rate” under the Pooling and Servicing Agreement will be a rate equal to the lesser of (a) 1.0% or (b) with respect to any Serviced Mortgage Loan (or related Serviced Loan Combination, if applicable) such lesser rate as would result in a Liquidation Fee of $1,000,000.

Notwithstanding anything to the contrary described above, no Liquidation Fee will be payable based upon, or out of, Liquidation Proceeds received in connection with:  (i) the repurchase of, or substitution for, or payment of any Loss of Value Payment with respect to, any Mortgage Loan by the applicable Sponsor for a Material Defect within 120 days of the discovery or receipt of notice by the Sponsor of the Material Defect that gave rise to the particular repurchase or substitution obligation or the payment of the particular Loss of Value Payment, (ii) the purchase of any Specially Serviced Loan or REO Property by a mezzanine loan holder, if any (based on a purchase option set forth under the related intercreditor agreement), or the holder of a Subordinate Companion Loan, if any (based on a purchase option set forth under the related Co-Lender Agreement), in each case within 90 days of the date that the first purchase option related to the subject Servicing Transfer Event first becomes exercisable; or (iii) the purchase or other acquisition of all of the Mortgage Loans and REO Properties (or the Issuing Entity’s interest therein) in connection with an optional termination of the Issuing Entity. The Special Servicer may not receive a Workout Fee and a Liquidation Fee with respect to the same proceeds collected on a Mortgage Loan.

“Liquidation Proceeds” means the amount (other than insurance proceeds and condemnation proceeds) received in connection with (i) a liquidation of a Mortgage Loan, Serviced Companion Loan, Mortgaged Property, REO Property or interest in a Mortgage Loan, Serviced Companion Loan, Mortgaged Property or REO Property or (ii) the transfer of any Loss of Value Payments from the Loss of Value Reserve Fund to the Collection Account in accordance with the Pooling and Servicing Agreement (provided that for the purpose of determining the amount of the Liquidation Fee (if any) payable to the Special Servicer in connection with such Loss of Value Payment, the full amount of such Loss of Value Payment will be deemed to constitute “Liquidation Proceeds” from which the Liquidation Fee (if any) is payable as of such time such Loss of Value Payment is made by the applicable Sponsor).

“Defaulted Mortgage Loan” means a Serviced Loan (i) that is delinquent at least 60 days in respect of its Monthly Payments or delinquent in respect of its balloon payment, if any, in either case such delinquency to be determined without giving effect to any grace period permitted by the related Mortgage or Mortgage Note and without regard to any acceleration of payments under the related Mortgage and Mortgage Note or (ii) as to which the Master Servicer or the Special Servicer has, by written notice to the related borrower, accelerated the maturity of the indebtedness evidenced by the related Mortgage Note.

The Special Servicer will also be entitled to retain, as additional servicing compensation: (a) a specified percentage (which may be either 0% or 50% for Serviced Loans that are not Specially Serviced Loans (except in connection with any Payment Accommodation), will be 100% for Specially Serviced Loans and in respect of a Payment Accommodation processed by the Special Servicer with respect to any Serviced Mortgage Loan, whether or not it is a Specially Serviced Loan, and will be 0% for any Serviced Loan that is not a Specially Serviced Loan in respect of a Payment Accommodation processed by the Master Servicer (with the agreement of the Special Servicer as described under “—Directing Holder—General” below) of Excess Modification Fees, Excess Penalty Charges, Consent Fees, Ancillary Fees (other than (i) fees for insufficient or returned checks and (ii) beneficiary statement charges) and Assumption Fees with respect to each Serviced Loan; (b) 100% of any assumption application fees with respect to (i) Specially Serviced Loans and (ii) Serviced Loans that are not Specially Serviced Loans (if the related assumption was processed by the Special Servicer); (c) any interest or other income earned on deposits in the REO Accounts and the reserve account established to hold any Loss of Value Payments that may be made by a Sponsor in connection with a Material Defect, (d) 100% of fees for insufficient or returned checks actually received from borrowers relating to the accounts held by the Special Servicer; and (e) 100% of beneficiary statement charges actually received from borrowers to the extent the related beneficiary statements were prepared by the Special Servicer. With respect to Excess Penalty Charges, the Special Servicer will be entitled to any collections of Excess Penalty Charges that represent amounts accrued while the subject Serviced Loan is a Specially Serviced Loan even if collected when the Serviced Loan is not a Specially Serviced Loan. The Special Servicer will be entitled to charge and retain reasonable review fees in connection with any borrower request with respect to a Specially Serviced Loan or any borrower request with respect to a non-Specially Serviced Loan that is being processed by the Special Servicer, to the extent such fees are (i) not inconsistent with the related Mortgage Loan documents, (ii) in accordance with the Servicing Standard and (iii) actually paid by or on behalf of the related borrower. The Master Servicer will not be permitted to waive any review fee due to the Special Servicer without the Special Servicer’s consent. Notwithstanding the foregoing, the Special Servicer’s right to the additional servicing compensation described in this paragraph with respect to a Serviced Companion Loan will be subject to the related Co-Lender Agreement.

Although the Special Servicer is required to service and administer the Serviced Loans in accordance with the Servicing Standard and, accordingly, without regard to its rights to receive compensation under the Pooling and Servicing Agreement, additional servicing compensation in the nature of assumption and modification fees may under certain circumstances provide the Special Servicer with an economic disincentive to comply with this standard.

Any fees or other charges charged in connection with processing any Payment Accommodation with respect to any Serviced Loan (in the aggregate with each other such Payment Accommodation with respect to such Serviced Loan) may not exceed the Payment Accommodation Fee Cap and may only be borne by the borrower, not the Issuing Entity. For the avoidance of doubt, in the event of a borrower default under a Payment Accommodation, the Payment Accommodation Fee Cap would only apply to the initial processing of such Payment Accommodation, and, in such event, the Master Servicer or the Special Servicer, as applicable, would be entitled to all fees that would be payable to it pursuant to the terms of the Pooling and Servicing Agreement with respect to further servicing actions with respect to the related Mortgage Loan.

With respect to each Collection Period, the Special Servicer will be required to deliver or cause to be delivered to the Master Servicer within two business days following the related Determination Date, and the Master Servicer will deliver, to the extent it has received such information, to the Certificate Administrator, without charge and within one business day prior to the related Distribution Date, a report that discloses and contains an itemized listing of any Disclosable Special Servicer Fees received by the Special Servicer or any of its affiliates during the related Collection Period; provided, that no such report will be due in any month during which no Disclosable Special Servicer Fees were received.

The Special Servicer and its affiliates will be prohibited from receiving or retaining any compensation or any other remuneration (including, without limitation, in the form of commissions, brokerage fees or rebates) from any person or entity (including, without limitation, the Issuing Entity, any borrower, any property manager, any guarantor or indemnitor in respect of a Serviced Mortgage Loan or Serviced Companion Loan and any purchaser of any Serviced Mortgage Loan, Serviced Companion Loan or REO Property) in connection with the disposition, workout or foreclosure of any Serviced Loan, the management or disposition of any REO Property, or the performance of any other special servicing duties under the Pooling and Servicing Agreement, other than as expressly provided for in the Pooling and Servicing Agreement; provided, that such prohibition will not apply to the Permitted Special Servicer/Affiliate Fees or the fees received by any person acting as an Outside Servicer or an Outside Special Servicer as expressly provided for under the Outside Servicing Agreement, or as master servicer or special servicer as expressly provided for under the pooling and servicing agreement governing the securitization of a Serviced Companion Loan. For the avoidance of doubt, the foregoing is not intended to act as a prohibition on the right of any entity acting in the capacities of both Master Servicer and Special Servicer from receiving or retaining any fees, compensation or other remuneration it is entitled to in its capacity as Master Servicer pursuant to the Pooling and Servicing Agreement.

“Disclosable Special Servicer Fees” means, with respect to any Serviced Loan or REO Property, any compensation and other remuneration (including, without limitation, in the form of commissions, brokerage fees and rebates received or retained by the Special Servicer or any of its affiliates that is paid by any person or entity (including, without limitation, the Issuing Entity, any borrower, any property manager, any guarantor or indemnitor in respect of a Serviced Loan and any purchaser of any Serviced Loan or REO Property (or interest in an REO Property related to any Serviced Loan Combinations, if applicable)) in connection with the disposition, workout or foreclosure of any Serviced Loan, the management or disposition of any REO Property, and the performance by the Special Servicer or any such affiliate of any other special servicing duties under the Pooling and Servicing Agreement, other than (1) any special servicing compensation which is payable to the Special Servicer under the Pooling and Servicing Agreement and that is set forth in a report that is part of the CREFC® Investor Reporting Package, and (2) any Permitted Special Servicer/Affiliate Fees. For the avoidance of doubt, any compensation or other remuneration that an entity acting in the capacities of both the Master Servicer and Special Servicer is entitled to in its capacity as Master Servicer pursuant to the Pooling and Servicing Agreement will not constitute Disclosable Special Servicer Fees.

“Permitted Special Servicer/Affiliate Fees” means any commercially reasonable treasury management fees, property condition report fees, banking fees, title insurance and/or other insurance commissions and fees, title agency fees and appraisal review fees received or retained by the Special Servicer or any of its affiliates in connection with any services performed by such party with respect to any Serviced Loan or REO Property, in each case, in accordance with the Pooling and Servicing Agreement.

An Outside Special Servicer will be entitled to receive special servicing compensation with respect to the related Outside Serviced Loan Combination pursuant to the terms of the Outside Servicing Agreement, which special servicing compensation will be similar, but not necessarily identical, to that payable to the Special Servicer with respect to a Serviced Loan Combination under the Pooling and Servicing Agreement.

Trustee / Certificate Administrator Compensation

Pursuant to the Pooling and Servicing Agreement, the Trustee and Certificate Administrator will be entitled to receive a monthly fee (the “Trustee/Certificate Administrator Fee”). The Trustee/Certificate Administrator Fee will be payable monthly from amounts received or advanced in respect of the Mortgage Loans and, as to each Mortgage Loan, will accrue at 0.00820% per annum (the “Trustee/Certificate Administrator Fee Rate”). The Trustee/Certificate Administrator Fee will be paid monthly to the Certificate Administrator and the Certificate Administrator will pay the Trustee its portion of the Trustee/Certificate Administrator Fee in accordance with the Pooling and Servicing Agreement. The Trustee/Certificate Administrator Fee will accrue on the Stated Principal Balance of each Mortgage Loan and will be calculated on the same interest accrual basis (e.g., an Actual/360 Basis or a 30/360 Basis) as the related Mortgage Loan and prorated for any partial periods.

Operating Advisor Compensation

An operating advisor fee (the “Operating Advisor Fee”) will be payable to the Operating Advisor monthly from amounts received or advanced in respect of the Mortgage Loans and will accrue at the applicable Operating

Advisor Fee Rate with respect to each Mortgage Loan on the Stated Principal Balance of the related Mortgage Loan and will be calculated on the same interest accrual basis as the related Mortgage Loan and prorated for any partial periods.

The “Operating Advisor Fee Rate” will be a rate equal to 0.00127% per annum.

An Operating Advisor Consulting Fee will be payable to the Operating Advisor with respect to each Major Decision on which the Operating Advisor has consultation rights. The “Operating Advisor Consulting Fee” will be a fee for each such Major Decision equal to $10,000 or such lesser amount as the related borrower pays with respect to any Serviced Mortgage Loan (or Serviced Loan Combination, if applicable); provided that the Operating Advisor may in its sole discretion reduce the Operating Advisor Consulting Fee with respect to any Major Decision. Each of the Operating Advisor Fee and the Operating Advisor Consulting Fee will be payable from funds on deposit in the Collection Account out of amounts otherwise available to make distributions on the Certificates and the Uncertificated VRR Interest as described in “—Withdrawals from the Collection Account” above, but with respect to the Operating Advisor Consulting Fee only to the extent that such fee is actually received from the related borrower. If the Operating Advisor has consultation rights with respect to a Major Decision, the Pooling and Servicing Agreement will require the Master Servicer or the Special Servicer, as applicable, to use commercially reasonable efforts consistent with the Servicing Standard to collect the applicable Operating Advisor Consulting Fee from the related borrower in connection with such Major Decision, but only to the extent not prohibited by the related Mortgage Loan documents. The Master Servicer or the Special Servicer, as applicable, will each be permitted to waive or reduce the amount of any such Operating Advisor Consulting Fee payable by the related borrower if it determines that such full or partial waiver is in accordance with the Servicing Standard but may in no event take any enforcement action with respect to the collection of such Operating Advisor Consulting Fee other than requests for collection; provided that the Master Servicer or the Special Servicer, as applicable, will be required to consult with the Operating Advisor on a non-binding basis prior to any such waiver or reduction.

The Operating Advisor Fee will be payable from funds on deposit in the Collection Account out of amounts otherwise available to make distributions on the Certificates and the Uncertificated VRR Interest as described in “—Withdrawals from the Collection Account” above.

CREFC® Intellectual Property Royalty License Fee

The CREFC® Intellectual Property Royalty License Fee will be paid to CREFC® on a monthly basis. The “CREFC® Intellectual Property Royalty License Fee” with respect to each Mortgage Loan (including any REO Mortgage Loan) and for any Distribution Date is the amount accrued during the related Interest Accrual Period at the CREFC® Intellectual Property Royalty License Fee Rate on the Stated Principal Balance of such Mortgage Loan as of the close of business on the Distribution Date in such Interest Accrual Period; provided, that such amounts will be computed for the same period and on the same interest accrual basis (e.g., an Actual/360 Basis or 30/360 Basis) respecting which any related interest payment due or deemed due on the related Mortgage Loan is computed and will be prorated for partial periods. The CREFC® Intellectual Property Royalty License Fee is a fee payable to CREFC® for a license to use the CREFC® Investor Reporting Package in connection with the servicing and administration, including delivery of periodic reports to the Certificateholders and the Uncertificated VRR Interest Owners, of the Issuing Entity pursuant to the Pooling and Servicing Agreement. No CREFC® Intellectual Property Royalty License Fee will be paid on any Companion Loan.

“CREFC® Intellectual Property Royalty License Fee Rate” with respect to each Mortgage Loan is a rate equal to 0.00050% per annum.

The “Administrative Fee Rate” is the per annum rate set forth on Annex A to this prospectus as the “Administrative Fee Rate”, which is equal to the sum of the Servicing Fee Rate, the CREFC® Intellectual Property Royalty License Fee Rate, the Trustee/Certificate Administrator Fee Rate, the Operating Advisor Fee Rate and the Asset Representations Reviewer Ongoing Fee Rate.

Asset Representations Reviewer Compensation

The Asset Representations Reviewer will be paid a fee of $5,000 (the “Asset Representations Reviewer Upfront Fee”) on the Closing Date to be paid by the Sponsors. The Asset Representations Reviewer will also be paid an ongoing fee (the “Asset Representations Reviewer Ongoing Fee”), which will be payable monthly from amounts received in respect of each Mortgage Loan (including any Outside Serviced Mortgage Loan), and for any Distribution Date will be equal to the amount accrued during the related Interest Accrual Period at 0.00023% per annum (the “Asset Representations Reviewer Ongoing Fee Rate”) on the Stated Principal Balance of such Mortgage Loan as of the close of business on the Distribution Date in such Interest Accrual Period and will be calculated on the same interest accrual basis (e.g., an Actual/360 Basis or 30/360 Basis) as such Mortgage Loan and prorated for any partial periods.

In connection with each Asset Review with respect to one or more Delinquent Loans, the Asset Representations Reviewer will be entitled to a fee (the “Asset Representations Reviewer Asset Review Fee”) that is equal to the sum of (i) $17,750 multiplied by the number of Delinquent Loans subject to any Asset Review (for purposes of this paragraph, the “Subject Loans”), plus (ii) $1,775 per Mortgaged Property relating to the Subject Loans in excess of one Mortgaged Property per Subject Loan, plus (iii) $2,300 per Mortgaged Property relating to a Subject Loan subject to a ground lease, plus (iv) $1,275 per Mortgaged Property relating to a Subject Loan subject to a franchise agreement, hotel management agreement or hotel license agreement, subject, in the case of each of clauses (i) through (iv), to annual adjustments on the basis of the year-end Consumer Price Index for All Urban Consumers or, if the Consumer Price Index for All Urban Consumers is no longer calculated, another similar index for the year of the Closing Date and for the year in which the related Asset Review Notice is given.

If paid by the Issuing Entity as described below, the Asset Representations Reviewer Asset Review Fee will be payable from funds on deposit in the Collection Account out of amounts otherwise available to make distributions on the Certificates and the Uncertificated VRR Interest as described in “—Withdrawals from the Collection Account” above. The Asset Representations Reviewer Asset Review Fee with respect to each Delinquent Loan will be required to be paid by the related Mortgage Loan Seller; provided, however, that if (i) the related Mortgage Loan Seller is insolvent or (ii) at any time after the outstanding Certificate Balances of the Control Eligible Certificates have been reduced to zero as a result of the allocation of Realized Losses to such Certificates, the related Mortgage Loan Seller fails to pay such amount within 90 days following receipt of the Asset Representations Reviewer’s invoice, then such fee will be paid by the Issuing Entity following delivery by the Asset Representations Reviewer of evidence reasonably satisfactory to the Special Servicer of such insolvency or failure to pay such amount; provided, further, that notwithstanding any payment of such fee by the Issuing Entity to the Asset Representations Reviewer, such fee will remain an obligation of the related Mortgage Loan Seller, and the Special Servicer will be required to determine whether to, pursue (and, if it so determines to do so, to pursue) remedies against such Mortgage Loan Seller or its insolvency estate to recover any such amounts to the extent paid by the Issuing Entity. The Asset Representations Reviewer Asset Review Fee with respect to a Delinquent Loan is required to be included in the Repurchase Price for any Mortgage Loan that was the subject of a completed Asset Review and that is repurchased by the related Mortgage Loan Seller, and such portion of the Repurchase Price received will be used to reimburse the Issuing Entity for any such fees paid to the Asset Representations Reviewer pursuant to the terms of the Pooling and Servicing Agreement.

Fees and Expenses

The amounts available for distribution on the Certificates and the Uncertificated VRR Interest on any Distribution Date will generally be net of the following amounts:

Type/Recipient	Amount(1)	Frequency	Source of Funds
Servicing Fee(2) and Sub-Servicing Fee / Master Servicer / Outside Servicer	with respect to each Mortgage Loan (including an REO Mortgage Loan and including an Outside Serviced Mortgage Loan), will accrue on the related Stated Principal Balance at a rate (which rate includes any sub-servicing fee rate and the primary servicing fee rate payable to the Outside Servicer with respect to an Outside Serviced Mortgage Loan), which together with the CREFC® Intellectual Property Royalty License Fee Rate, the Trustee/Certificate Administrator Fee Rate, the Asset Representations Reviewer Ongoing Fee Rate and the Operating Advisor Fee Rate, is equal to the per annum rate set forth on Annex A to this prospectus as the Administrative Fee Rate with respect to such Mortgage Loan (calculated on the same basis as interest is calculated on the related Mortgage Loan and prorated for partial periods)	monthly	interest collections on the related Mortgage Loan, or if unpaid after final recovery of the related Mortgage Loan, out of general collections on the other Mortgage Loans
Additional Servicing Compensation(3)(4) / Master Servicer	– a specified percentage (which may be either 50% or 100% for Serviced Mortgage Loans that are not Specially Serviced Loans (except in connection with any Payment Accommodation), will be 0% for Specially Serviced Loans, will be 0% for any Serviced Mortgage Loan in respect of a Payment Accommodation processed by the Special Servicer, whether or not it is a Specially Serviced Loan, and 100% for any Serviced Mortgage Loan that is not a Specially Serviced Loan in respect of a Payment Accommodation processed by the Master Servicer) of Excess Modification Fees, Excess Penalty Charges, Consent Fees, review fees, Ancillary Fees (other than (i) fees for insufficient or returned checks and (ii) beneficiary statement charges) and Assumption Fees with respect to the Serviced Mortgage Loans	from time to time	the related fee/ investment income
	– 100% of assumption application fees on the Serviced Mortgage Loans that are not Specially Serviced Loans (if the related assumption was processed by the Master Servicer) and any defeasance fee actually paid by a borrower in connection with the defeasance of a Serviced Mortgage Loan	from time to time
	– 100% of fees for insufficient or returned checks actually received from borrowers relating to the accounts held by the Master Servicer	from time to time
	– 100% of beneficiary statement charges actually received from borrowers to the extent the related beneficiary statements were prepared by the Master Servicer	from time to time
	– all investment income earned on amounts on deposit in the collection account, loan combination custodial account(s) and certain reserve accounts	monthly

Type/Recipient	Amount(1)	Frequency	Source of Funds
Special Servicing Fee(3)(5) / Special Servicer	with respect to any Serviced Mortgage Loan that is a Specially Serviced Loan or REO Mortgage Loan, will accrue on the related Stated Principal Balance at a rate equal to 0.25% per annum (or, if 0.25% per annum would result in a Special Servicing Fee with respect to such Specially Serviced Loan (or any related Serviced Loan Combination, if applicable) that would be less than $3,500 in any given month, then at such higher per annum rate as would result in a Special Servicing Fee equal to $3,500 for such month with respect to such Mortgage Loan (or any related Serviced Loan Combination, if applicable)) (calculated on the related Stated Principal Balance and same basis as interest is calculated on the related Mortgage Loan and prorated for partial periods)	monthly	general collections on the Mortgage Pool
Workout Fee(3)(5)(6) / Special Servicer	with some limited exceptions, an amount equal to the Workout Fee Rate applied to each payment or other collection of principal and interest (excluding default interest and Excess Interest) on any Serviced Mortgage Loan that became a Corrected Loan under the Pooling and Servicing Agreement, which Workout Fee Rate will equal the lesser of (a) 1.0% and (b) such lower rate as would result in a Workout Fee of $1,000,000, when applied to each expected payment of principal and interest (excluding default interest and Excess Interest) with respect to the subject Serviced Mortgage Loan (or any related Serviced Loan Combination, if applicable) from the date such Mortgage Loan becomes a Corrected Loan, through and including the then-related maturity date; provided that, if the rate in clause (a) above would result in a Workout Fee that would be less than $25,000 when applied to each expected payment of principal and interest (excluding default interest and Excess Interest) on any Serviced Mortgage Loan (or any related Serviced Loan Combination, if applicable) from the date such Mortgage Loan becomes a Corrected Loan through and including the then-related maturity date, then the Workout Fee Rate will be a rate equal to such higher rate as would result in a Workout Fee equal to $25,000 when applied to each expected payment of principal and interest (excluding default interest and Excess Interest) on such Mortgage Loan (or any related Serviced Loan Combination, if applicable) from the date such Mortgage Loan becomes a Corrected Loan through and including the then-related maturity date); and provided, further, that no Workout Fee will be payable to the Special Servicer under the Pooling and Servicing Agreement with respect to any Outside Serviced Mortgage Loan.	monthly	the related collections of principal and interest
Liquidation Fee(3)(5) / Special Servicer	with some limited exceptions, an amount generally equal to 1.0% of each recovery by the Special Servicer of Liquidation Proceeds, insurance proceeds, condemnation proceeds and/or other payments, with respect to each Serviced Mortgage Loan repurchased or substituted by a Sponsor, each Specially Serviced Loan and each REO Property; provided, however, that, the Liquidation Fee payable under the Pooling and Servicing Agreement with respect to any such Mortgage Loan (or any related Serviced Loan Combination, if applicable) will generally not be more than $1,000,000 or, with limited exception, less than $25,000; and provided, further, that no Liquidation Fee will be payable to the Special Servicer under the Pooling and Servicing Agreement with respect to any Outside Serviced Mortgage Loan.	upon receipt of such proceeds and payments	the related Liquidation Proceeds, insurance proceeds, condemnation proceeds and borrower payments

Type/Recipient	Amount(1)	Frequency	Source of Funds
Additional Special Servicing Compensation(3)(4) / Special Servicer	– a specified percentage (which may be either 0% or 50% for Serviced Mortgage Loans that are not Specially Serviced Loans (except in connection with any Payment Accommodation), will be 100% for Specially Serviced Loans and in respect of a Payment Accommodation processed by the Special Servicer with respect to any Serviced Mortgage Loan, whether or not it is a Specially Serviced Loan, and will be 0% for any Serviced Loan that is not a Specially Serviced Loan in respect of a Payment Accommodation processed by the Master Servicer) of Excess Modification Fees, Excess Penalty Charges, Consent Fees, review fees, Ancillary Fees (other than (i) fees for insufficient or returned checks and (ii) beneficiary statement charges) and Assumption Fees with respect to the Serviced Mortgage Loans	from time to time	the related fee/ investment income
	– 100% of assumption application fees on (i) Specially Serviced Loans and (ii) Serviced Mortgage Loans that are not Specially Serviced Loans (if the related assumption was processed by the Special Servicer)	from time to time
	– 100% of fees for insufficient or returned checks actually received from borrowers relating to the accounts held by the Special Servicer	from time to time
	– 100% of beneficiary statement charges actually received from borrowers to the extent the related beneficiary statements were prepared by the Special Servicer	from time to time
	– all investment income received on funds in any REO account	from time to time
Trustee/Certificate Administrator Fee / Trustee/Certificate Administrator	with respect to each Mortgage Loan (including an REO Mortgage Loan), will accrue at a per annum rate equal to 0.00820% on the Stated Principal Balance of the related Mortgage Loan (calculated on the same basis as interest is calculated on the related Mortgage Loan and prorated for partial periods)	monthly	general collections on the Mortgage Pool
Operating Advisor Fee / Operating Advisor	with respect to each Mortgage Loan (including an REO Mortgage Loan), will accrue at a per annum rate equal to 0.00127% on the Stated Principal Balance of the related Mortgage Loan (calculated on the same basis as interest is calculated on the related Mortgage Loan and prorated for any partial periods)	monthly	general collections on the Mortgage Pool
Operating Advisor Consulting Fee / Operating Advisor	a fee in connection with each Major Decision for which the Operating Advisor has consulting rights equal to $10,000 or such lesser amount as the related borrower pays with respect to any Serviced Mortgage Loan (or related Serviced Loan Combination, if applicable)	from time to time	to the extent paid by the related borrower with respect to any Major Decision for which the Operating Advisor has consultation rights during any period
Asset Representations Reviewer Ongoing Fee / Asset Representations Reviewer	with respect to each Mortgage Loan (including an REO Mortgage Loan), will accrue at a per annum rate equal to 0.00023% on the Stated Principal Balance of the related Mortgage Loan (calculated on the same basis as interest is calculated on the related Mortgage Loan and prorated for any partial periods)	monthly	general collections on the Mortgage Pool

Type/Recipient	Amount(1)	Frequency	Source of Funds
Asset Representations Reviewer Upfront Fee / Asset Representations Reviewer	a fee of $5,000	at closing	payable by the Mortgage Loan Sellers
Asset Representations Reviewer Asset Review Fee/Asset Representations Reviewer	With respect to each Delinquent Loan, (i) $17,750 multiplied by the number of Delinquent Loans subject to any Asset Review (for purposes of this paragraph, the “Subject Loans”), plus (ii) $1,775 per Mortgaged Property relating to the Subject Loans in excess of one Mortgaged Property per Subject Loan, plus (iii) $2,300 per Mortgaged Property relating to a Subject Loan subject to a ground lease, plus (iv) $1,275 per Mortgaged Property relating to a Subject Loan subject to a franchise agreement, hotel management agreement or hotel license agreement, subject, in the case of each of clauses (i) through (iv), to annual adjustments on the basis of the year-end Consumer Price Index for All Urban Consumers or, if the Consumer Price Index for All Urban Consumers is no longer calculated, another similar index	in connection with each Asset Review with respect to a Delinquent Loan.	payable by the related Mortgage Loan Seller; provided, however, that if (i) the related Mortgage Loan Seller is insolvent or (ii) at any time after the outstanding Certificate Balances of the Control Eligible Certificates have been reduced to zero as a result of the allocation of Realized Losses to such Certificates, the related Mortgage Loan Seller fails to pay such amount within the specified period, such fee will be paid by the Issuing Entity out of general collections
Property Advances(3) / Master Servicer, Special Servicer and Trustee	to the extent of funds available, the amount of any Property Advances	from time to time	collections on the related Mortgage Loan (or any related Loan Combination, if applicable), or if not recoverable or in the case of Workout-Delayed Reimbursement Amounts, from general collections on the Mortgage Pool
Interest on Property Advances(3)(7) / Master Servicer, Special Servicer and Trustee	at Prime Rate, compounded annually	when advance is reimbursed	first from Penalty Charges and Modification Fees collected on the related Mortgage Loan (or any related Loan Combination, if applicable), then from general collections on the Mortgage Pool

Type/Recipient	Amount(1)	Frequency	Source of Funds
P&I Advances / Master Servicer and Trustee	to the extent of funds available, the amount of any P&I Advances	from time to time	collections on the related Mortgage Loan, or if not recoverable or in the case of Workout-Delayed Reimbursement Amounts, from general collections on the Mortgage Pool, subject to certain limitations
Interest on P&I Advances / Master Servicer and Trustee	at Prime Rate, compounded annually	when advance is reimbursed	first from Penalty Charges and Modification Fees collected on the related Mortgage Loan (or, in the case of a Mortgage Loan that is part of a Serviced Loan Combination, collections on any related Subordinate Companion Loan), then from general collections on the Mortgage Pool
Indemnification Expenses(3)(7)(8) / Depositor, Certificate Administrator, paying agent, custodian, certificate registrar, Trustee, Operating Advisor, Asset Representations Reviewer, Master Servicer and Special Servicer	amounts and expenses for which the Depositor, the Certificate Administrator, the paying agent, the custodian, the certificate registrar, the Trustee, the Operating Advisor, the Asset Representations Reviewer, the Master Servicer (for itself or on behalf of certain indemnified sub-servicers) and the Special Servicer are entitled to indemnification.	from time to time	general collections on the Mortgage Pool

(1)	The above chart generally does not include amounts payable to the Master Servicer, the Special Servicer, any Outside Servicer, or any Outside Special Servicer with respect to the Companion Loans. In general, such parties would be entitled to fees on a Serviced Companion Loan similar to those payable to such parties on a Serviced Mortgage Loan.

(2)	With respect to each Outside Serviced Mortgage Loan, for purposes of presentation in this prospectus, includes the primary servicing fee required to be paid to the related Outside Servicer, which will accrue at a rate (which includes any applicable sub-servicing fee rate) (each, an “Outside Servicer Fee Rate”) indicated in the table below titled “Outside Serviced Mortgage Loan Fees” in the column headed “Outside (Primary) Servicer Fee Rate”.

(3)	With respect to any Servicing Shift Loan Combination, the Master Servicer and the Special Servicer will generally be entitled to payment/reimbursement of the subject fees and expenses for so long as the related Loan Combination is serviced under the Pooling and Servicing Agreement. In connection with the securitization of the related Controlling Pari Passu Companion Loan, the servicing of a Servicing Shift Loan Combination will shift to the applicable Outside Servicing Agreement and such Loan Combination will become an Outside Serviced Loan Combination.

(4)	With respect to any Outside Serviced Mortgage Loan, the allocations of additional servicing/special servicing compensation between the related Outside Servicer and the related Outside Special Servicer pursuant to the related Outside Servicing Agreement may be different.

(5)	In general, with respect to each Outside Serviced Mortgage Loan, we anticipate that the related Outside Special Servicer will be entitled to receive fees with respect to such Outside Serviced Mortgage Loan in amounts, from sources and at frequencies that are similar, but not necessarily identical, to the subject fees described in the foregoing table. The rights to compensation for any Outside Special Servicer will be governed by the applicable Outside Servicing Agreement. See the table entitled “Outside Serviced Mortgage

Loan Fees” below. Also see “Description of the Mortgage Pool—The Loan Combinations” in this prospectus, “—Certain Considerations Regarding the Outside Serviced Loan Combinations” above and “—Servicing of the Outside Serviced Mortgage Loans” below.

(6)	Subject to certain limitations, solely to the extent Midland collects such workout fee from the related borrowers, a workout fee is payable to Midland under the BMARK 2020-B17 PSA, at a rate of 1.0% of each collection of interest (excluding default interest and excess interest) and principal received on the Alabama Hilton Portfolio Loan Combination (to the extent not offset by related net modification fees), as a result of the forbearance agreement executed by Midland in connection with such Loan Combination. See “—Special Servicing Compensation” above and “Description of the Mortgage Pool—Default History, Bankruptcy Issues and Other Proceedings—Defaults, Refinancings, Discounted Pay-offs, Foreclosure or REO Property Purchases” above.

(7)	In general, with respect to each Outside Serviced Mortgage Loan, we anticipate that the related Outside Servicer, Outside Special Servicer, Outside Operating Advisor (if any), outside asset representations reviewer (if any), Outside Certificate Administrator and Outside Trustee will be entitled to receive reimbursement and/or indemnification with respect to such Outside Serviced Mortgage Loan in amounts, from sources and at frequencies that are similar, but not necessarily identical, to the subject fees described in the foregoing table. See “Description of the Mortgage Pool—The Loan Combinations” in this prospectus, “—Certain Considerations Regarding the Outside Serviced Loan Combinations” above and “—Servicing of the Outside Serviced Mortgage Loans” below.

(8)	May be payable out of collections on a Serviced Loan Combination to the extent allocable thereto.

With respect to each of the Outside Serviced Mortgage Loans (including, after the related shift in servicing occurs, any Servicing Shift Mortgage Loan) set forth in the table below, the Outside Servicer under the Outside Servicing Agreement governing the servicing of that Mortgage Loan will, or is expected to, be entitled to a primary servicing fee equal to a per annum rate (which includes any applicable sub-servicing fee rate) set forth in the table below, and the Outside Special Servicer under the related Outside Servicing Agreement will, or is expected to, be entitled to a special servicing fee at a rate equal to the per annum rate, as well as a workout fee and liquidation fee at the respective percentages, set forth below.

Outside Serviced Mortgage Loan Fees

Mortgaged Property Name	Outside (Primary) Servicer Fee Rate(1) (per annum)	Outside Special Servicer Fee Rate (per annum)	Outside Workout Fee Rate	Outside Liquidation Fee Rate
Burlingame Point	0.00250%	0.25%	0.50%, subject to a maximum workout fee of $1,000,000	0.50%, subject to a maximum liquidation fee of $1,000,000
Equus Industrial Portfolio	0.00125%	0.25%	0.50%, subject to a maximum workout fee of $1,000,000 and to a minimum workout fee of $25,000	0.50%, subject to a maximum liquidation fee of $1,000,000 and to a minimum liquidation fee of $25,000
375 Pearl Street	0.00250%	0.25%(2)	1.0%, subject to a minimum workout fee of $25,000(2)	1.0% (or if such rate would result in an aggregate liquidation fee less than $25,000, the lesser of (i) 3.0% or (ii) such rate that would result in a liquidation fee of $25,000)(2)
Amazon Seattle	0.00125%	0.25%	0.50%, subject to a maximum workout fee of $1,000,000 in the aggregate for the related Loan Combination, and further to a minimum workout fee of $25,000 in the aggregate for the related Loan Combination	0.50%, subject to a maximum liquidation fee of $1,000,000 in the aggregate for the related Loan Combination, and further subject to a minimum liquidation fee of $25,000 in the aggregate for the related Loan Combination
iPark 84 Innovation Center	0.02000%	0.25%	1.0%, subject to a maximum workout fee of $1,000,000 in the aggregate for the related Loan Combination, and further to a minimum workout fee of $25,000 in the aggregate for the related Loan Combination	1.0%, subject to a maximum liquidation fee of $1,000,000 in the aggregate for the related Loan Combination, and further to a minimum liquidation fee of $25,000 in the aggregate for the related Loan Combination
1985 Marcus	0.00125%	0.25%	1.0%, subject to a maximum workout fee of $1,000,000 and to a minimum workout fee of $25,000	1.0%, subject to a maximum liquidation fee of $1,000,000 and to a minimum liquidation fee of $25,000

(1)	Includes any applicable sub-servicing fee rate.

(2)	The fees specified above are based on a publicly available preliminary prospectus for the related securitization and/or the related co-lender agreement.

Application of Penalty Charges and Modification Fees

On or prior to the second business day before each Master Servicer Remittance Date, the Master Servicer is required to apply all Penalty Charges and Modification Fees received by it with respect to a Mortgage Loan (including each Outside Serviced Mortgage Loan, to the extent allocable to such Outside Serviced Mortgage Loan pursuant to the related Co-Lender Agreement and remitted to the Master Servicer by the Outside Servicer) or Serviced Loan Combination (subject to the allocation of Penalty Charges under the related Co-Lender Agreement) during the related one-month period ending on the related Determination Date, as follows:

first, to the extent of all Penalty Charges and Modification Fees (in such order), to pay or reimburse the Master Servicer, the Special Servicer and/or the Trustee, as applicable, for all outstanding Advances (including unreimbursed Advances that have been determined to be Nonrecoverable Advances), the related interest on Advances and other outstanding additional expenses of the Issuing Entity (including, in the case of the application of Penalty Charges, Special Servicing Fees, Workout Fees and Liquidation Fees) other than Borrower Delayed Reimbursements, in each case, with respect to such Mortgage Loan or Serviced Loan Combination;

second, to the extent of all remaining Penalty Charges and Modification Fees (in such order), as a reimbursement to the Issuing Entity of all Advances (and related interest on Advances) with respect to such Mortgage Loan or Serviced Loan Combination previously determined to be Nonrecoverable Advances and previously reimbursed to the Master Servicer, the Special Servicer and/or the Trustee, as applicable, from amounts on deposit in the Collection Account (and such amounts will be retained or deposited in the Collection Account as recoveries of such Nonrecoverable Advances and related interest on Nonrecoverable Advances) other than Borrower Delayed Reimbursements;

third, to the extent of all remaining Penalty Charges and Modification Fees (in such order), as a reimbursement to the Issuing Entity of all other additional expenses of the Issuing Entity (including, in the case of the application of Penalty Charges, Special Servicing Fees, Workout Fees and Liquidation Fees) with respect to such Mortgage Loan or Serviced Loan Combination previously paid from the Collection Account or Loan Combination Custodial Account (and such amounts will be retained or deposited in the Collection Account or Loan Combination Custodial Account, as applicable, as recoveries of such additional expenses of the Issuing Entity) other than Borrower Delayed Reimbursements; and

fourth, to the extent of any remaining Penalty Charges and any remaining Modification Fees, to the Master Servicer or the Special Servicer, as applicable, as compensation.

Notwithstanding the foregoing, Penalty Charges collected on any Loan Combination are allocable in accordance with the related Co-Lender Agreement as described under “Description of the Mortgage Pool—The Loan Combinations” above.

Enforcement of Due-On-Sale and Due-On-Encumbrance Clauses

Due-On-Sale

Upon receipt of any request for a waiver or consent in respect of a due-on-sale provision under the Mortgage Loan documents (which will include, without limitation, requests regarding sales or transfers of Mortgaged Properties, in full or in part, or the sale, transfer, pledge or hypothecation of direct or indirect interests in the borrower or its owner, in each case to the extent not permitted under the related Mortgage Loan documents), subject to the discussion under “—Directing Holder” and “—Operating Advisor” below and “Description of the Mortgage Pool—The Loan Combinations” in this prospectus, the Special Servicer will be required to determine in a manner consistent with the Servicing Standard whether to waive any right the lender under any Serviced Loan may have under a due-on-sale provision to accelerate payment of that Serviced Loan. Notwithstanding the foregoing, with respect to any non-Specially Serviced Loan as to which the Master Servicer and the Special Servicer mutually agree, the Master Servicer will process any such request and provide its written recommendation and analysis to the Special Servicer as to whether or not to waive any right the lender may have under such Serviced Loan’s due-on-sale provision to accelerate payment of that Serviced Loan (with any such recommended course of action to be subject to the Special Servicer’s consent).

Both the Master Servicer and the Special Servicer (as applicable in accordance with the discussion above in the preceding paragraph), each in a manner consistent with the Servicing Standard and to the extent permitted by applicable law, will be required to enforce the restrictions contained in the related Mortgage Loan documents on transfers of the related Mortgaged Property and on transfers of interests in the related borrower, unless following its receipt of a request for waiver or consent in respect of a due-on-sale provision the Master Servicer (to the extent that it is processing such request and with the written consent of the Special Servicer) or the Special Servicer, as applicable, has determined (subject to the discussion under “—Directing Holder” below and “Description of the Mortgage Pool—The Loan Combinations”), consistent with the Servicing Standard, that the waiver of such restrictions or granting of consent would be in accordance with the Servicing Standard. However, neither the Master Servicer nor the Special Servicer may waive the rights of the lender or grant its consent under any due-on-sale clause, unless—

(i)	the Master Servicer or the Special Servicer, as applicable, has received a Rating Agency Confirmation, or

(ii)

the affected Serviced Mortgage Loan (including a Serviced Mortgage Loan related to a Serviced Loan Combination) (A) represents less than 5% of the principal balance of all of the Mortgage Loans in the Issuing Entity, (B) has a principal balance that is $35,000,000 or less, and (C) is not one of the 10 largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan) in the Mortgage Pool based on principal balance, or

(iii)	the affected Serviced Mortgage Loan (including a Serviced Mortgage Loan related to a Serviced Loan Combination) has a principal balance less than $10,000,000.

For the avoidance of doubt, notwithstanding any provision contained in the related Mortgage Loan documents to the contrary, no Rating Agency Confirmation will be required in connection with a waiver or grant of consent in respect of a due-on-sale provision discussed above in this paragraph if the affected Serviced Mortgage Loan satisfies the conditions set forth in clause (ii) or clause (iii) above in this paragraph.

Due-On-Encumbrance

Upon receipt of any request for a waiver or consent in respect of a due-on-encumbrance provision under the Mortgage Loan documents (which will include, without limitation, requests regarding any mezzanine/subordinate financing of the borrower or the Mortgaged Property or any sale or transfer of preferred equity in the borrower or its owners, in each case to the extent not permitted under the related Mortgage Loan documents), subject to the discussion under “—Directing Holder” and “—Operating Advisor” below and “Description of the Mortgage Pool—The Loan Combinations” in this prospectus, the Special Servicer will be required to determine in a manner consistent with the Servicing Standard whether to waive any right the lender under any Serviced Loan may have under a due-on-encumbrance provision to accelerate payment of that Serviced Loan. Notwithstanding the foregoing, with respect to any non-Specially Serviced Loan as to which the Master Servicer and the Special Servicer mutually agree, the Master Servicer will process any such request and provide its written recommendation and analysis to the Special Servicer as to whether or not to waive any right the lender may have under such Serviced Loan’s due-on-encumbrance provision to accelerate payment of that Serviced Loan (with any recommended course of action to be subject to the Special Servicer’s consent).

Both the Master Servicer and the Special Servicer (as applicable in accordance with the discussion above in the preceding paragraph), each in a manner consistent with the Servicing Standard and to the extent permitted by applicable law, will be required to enforce the restrictions contained in the related Mortgage Loan documents on further encumbrances of the related Mortgaged Property and on further encumbrances of interests in the related borrower, unless following its receipt of a request for waiver or consent in respect of a due-on-encumbrance provision the Master Servicer (to the extent that it is processing such request and with the written consent of the Special Servicer) or the Special Servicer, as applicable, has determined (subject to the discussion under “—Directing Holder” below and “Description of the Mortgage Pool—The Loan Combinations”), consistent with the Servicing Standard, that the waiver of such restrictions or granting of consent would be in accordance with the Servicing Standard. However, neither the Master Servicer nor the Special Servicer may waive the rights of the lender or grant its consent under any due-on-encumbrance clause, unless—

(i)	the Master Servicer or the Special Servicer, as applicable, has received a Rating Agency Confirmation, or

(ii)

the affected Serviced Mortgage Loan (including a Serviced Mortgage Loan related to a Serviced Loan Combination) (A) represents less than 2% of the aggregate principal balance of all of the Mortgage Loans in the Issuing Entity, (B) has a principal balance that is $35,000,000 or less, (C) has a loan-to-value ratio equal to or less than 85% (including any existing and proposed debt), (D) has a debt service coverage ratio equal to or greater than 1.20x (in each case, determined based upon the aggregate of the principal balance of the Serviced Mortgage Loan, any related Serviced Companion Loan (if applicable) and the principal amount of the proposed additional lien) and (E) is not one of the 10 largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan) in the Mortgage Pool based on principal balance, or

(iii)	the affected Serviced Mortgage Loan (including a Serviced Mortgage Loan related to a Serviced Loan Combination) has a principal balance less than $10,000,000.

For the avoidance of doubt, notwithstanding any provision contained in the related Mortgage Loan documents to the contrary, no Rating Agency Confirmation will be required in connection with a waiver or grant of consent in respect of a due-on-encumbrance provision discussed above in this paragraph if the affected Serviced Mortgage Loan satisfies the conditions set forth in clause (ii) or clause (iii) above in this paragraph.

Notwithstanding the foregoing, without any other approval or consent, the Master Servicer (for non-Specially Serviced Loans) or the Special Servicer (for Specially Serviced Loans) may grant and process a borrower’s request for consent to subject the related Mortgaged Property to an immaterial easement, right of way or similar agreement for utilities, access, parking, public improvements or another purpose (and may consent to subordination of the related Serviced Loan to such easement, right of way or similar agreement).

Appraisal Reduction Amounts

After an Appraisal Reduction Event has occurred, an Appraisal Reduction Amount is required to be calculated. An “Appraisal Reduction Event” will occur with respect to a Serviced Loan on the earliest of:

●

the date on which a modification of the Serviced Loan that, among other things, reduces the amount of Monthly Payments on a Serviced Loan, or changes any other material economic term of the Serviced Loan or impairs the security of the Serviced Loan, becomes effective as a result of a modification of the related Serviced Loan following the occurrence of a Servicing Transfer Event;

●	the date on which the Serviced Loan is 60 days or more delinquent in respect of any scheduled monthly debt service payment (other than a balloon payment);

●

solely in the case of a delinquent balloon payment, (A) the date occurring 30 days beyond the date on which that balloon payment was due (except as described in the immediately following clause (B)) or (B) if the related borrower has delivered to the Master Servicer or the Special Servicer (and in either such case the Master Servicer or the Special Servicer, as applicable, is required to promptly deliver a copy thereof to the other such servicer), a signed purchase agreement or a refinancing commitment acceptable to the Special Servicer prior to the date 30 days after the maturity date, the date occurring 120 days after the date on which that balloon payment was due (or for such shorter period beyond the date on which that balloon payment was due during which the refinancing is scheduled to occur);

●	the date on which the related Mortgaged Property became an REO Property;

●	the 60th day after a receiver or similar official is appointed (and continues in that capacity) in respect of the related Mortgaged Property;

●

the 60th day after the date the related borrower is subject to a bankruptcy, insolvency or similar proceedings (if, in the case of an involuntary bankruptcy, insolvency or similar proceeding, not dismissed within those 60 days); or

●	the date on which the Serviced Loan remains outstanding five years following any extension of its maturity date pursuant to the Pooling and Servicing Agreement.

Notwithstanding the foregoing, for purposes of the first two bullets of the definition of “Appraisal Reduction Event” above, neither (i) a Payment Accommodation with respect to any Serviced Loan nor (ii) any default or delinquency that would have existed but for such Payment Accommodation will constitute an Appraisal Reduction Event, for so long as the related borrower is complying with the terms of such Payment Accommodation. For the avoidance of doubt, in the event a borrower fails to comply with the terms of a Payment Accommodation (as determined by the Special Servicer in accordance with the Servicing Standard), a determination as to whether any applicable event specified in the preceding sentence constitutes an Appraisal Reduction Event will be made as though the Payment Accommodation never occurred; provided, however, if, pursuant to this sentence, an Appraisal Reduction Event is determined to occur prior to the date of such borrower’s failure to comply with the terms of the related Payment Accommodation, then such Appraisal Reduction Event will be deemed to occur on the date of such borrower’s failure to comply.

If an Appraisal Reduction Event occurs with respect to any Serviced Mortgage Loan that is part of a Serviced Loan Combination, then an Appraisal Reduction Event will be deemed to have occurred with respect to the related Serviced Companion Loan(s). If an Appraisal Reduction Event occurs with respect to any Serviced Companion Loan that is part of a Serviced Loan Combination, then an Appraisal Reduction Event will be deemed to have occurred with respect to the related Serviced Mortgage Loan and any other Serviced Companion Loan(s) included as part of that Serviced Loan Combination.

No Appraisal Reduction Event may occur at any time when the aggregate Certificate Balance of all Classes of Non-Vertically Retained Principal Balance Certificates (other than the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-AB Certificates) has been reduced to zero.

Promptly upon knowledge of the occurrence of an Appraisal Reduction Event with respect to a Serviced Loan, the Special Servicer is required to use reasonable efforts to obtain an appraisal of the related Mortgaged Property from an Appraiser in accordance with Member of the Appraisal Institute (“MAI”) standards or conduct an internal valuation as described under this “—Appraisal Reduction Amounts” section.  No new appraisal will be required if an appraisal from an Appraiser in accordance with MAI standards was obtained within the prior nine months unless the Special Servicer determines in accordance with the Servicing Standard that such earlier appraisal is materially inaccurate. The cost of the appraisal will be advanced by the Master Servicer and will be reimbursed to the Master Servicer as a Property Advance.

On the first Determination Date that is at least five (5) business days following the receipt of the appraisal or the conducting of an internal valuation, the Special Servicer will be required to calculate the Appraisal Reduction Amount, if any, taking into account the results of such appraisal or internal valuation and such information, if any, reasonably requested by the Special Servicer from the Master Servicer reasonably required to calculate or recalculate the Appraisal Reduction Amount. In the event that the Special Servicer has not received any required appraisal or conducted an internal valuation within 120 days after the event described in the applicable clause of the definition of “Appraisal Reduction Event” (without regard to the time periods set forth in the definition), then, solely for purposes of determining the amounts of the P&I Advances, the amount of the Appraisal Reduction Amount for or allocable to the related Serviced Mortgage Loan will be deemed to be an amount equal to 25% of the then current Stated Principal Balance of such related Serviced Mortgage Loan until the appraisal is received or valuation conducted. The Master Servicer will provide (via electronic delivery) the Special Servicer with information in its possession that is reasonably required to calculate or recalculate any Appraisal Reduction Amount pursuant to the definition thereof using reasonable efforts to deliver such information within four business days of the Special Servicer’s reasonable written request. None of the Master Servicer, the Trustee or the Certificate Administrator will calculate or verify Appraisal Reduction Amounts.

A “Payment Accommodation” for any Serviced Mortgage Loan (or Serviced Loan Combination, if applicable) means the entering into any temporary forbearance agreement as a result of the COVID-19 emergency (as reasonably determined by the Master Servicer (if the Master Servicer and Special Servicer agree that the Master Servicer will determine) or the Special Servicer in accordance with the Servicing Standard) relating to payment obligations or operating covenants under the related Mortgage Loan documents or the use of funds on deposit in any reserve account or escrow account for any purpose other than the explicit purpose described in the related Mortgage Loan documents, that in each case (i) is entered into no later than the date that is 3 months following the termination of the COVID-19 emergency declaration (including due to the absence of action to extend the duration of the COVID-19 emergency declaration) and (ii) requires full repayment of deferred payments, reserves and escrows by the earlier of (a) the date that is 21 months following the date of the Payment Accommodation for such Serviced Mortgage Loan (or Serviced Loan Combination, if applicable) and (b) the maturity date for such Serviced Mortgage Loan (or Serviced Loan Combination, if applicable). For purposes of the foregoing, “COVID-19 emergency declaration” refers to the national emergency concerning the COVID-19 outbreak declared by the President of the United States on March 13, 2020, and continued in effect by the President of the United States on February 24, 2021, under the National Emergencies Act (50 U.S.C. 1601 et seq).

The “Appraisal Reduction Amount” for any Distribution Date and for any Serviced Mortgage Loan (or Serviced Loan Combination, if applicable) as to which any Appraisal Reduction Event has occurred and the Appraisal Reduction Amount is required to be calculated will generally be equal to (subject to the discussion in the prior paragraph) the excess of:

(a) the Stated Principal Balance of that Serviced Mortgage Loan (or Serviced Loan Combination) as of the last day of the related Collection Period over

(b) the excess of:

(i)   the sum of:

(A) 90% of the appraised value of the related Mortgaged Property or Mortgaged Properties as determined by (1) the appraisal, or (2) an internal valuation performed by the Special Servicer (but only with respect to any Serviced Mortgage Loan (or Serviced Loan Combination) with an outstanding principal balance less than $2,000,000 (provided that the Special Servicer may, in its sole discretion in accordance with the Servicing Standard, obtain an appraisal with respect to such Serviced Mortgage Loan (or Serviced Loan Combination) as contemplated by the preceding clause (1)), minus, with respect to any appraisal, such downward adjustments as the Special Servicer, in accordance with the Servicing Standard, may make (without implying any obligation to do so) based upon the Special Servicer’s review of the appraisal and such other information as the Special Servicer may deem appropriate and

(B) all escrows, letters of credit and reserves in respect of such Serviced Mortgage Loan (or Serviced Loan Combination) as of the date of calculation over

(ii)  the sum as of the Due Date occurring in the month of the date of determination of:

(A) to the extent not previously advanced by the Master Servicer or the Trustee, all unpaid interest on that Serviced Mortgage Loan (or Serviced Loan Combination) at a per annum rate equal to the Mortgage Rate (and, with respect to a Serviced Loan Combination, interest on the related Serviced Companion Loan(s) at the related Mortgage Rate),

(B) all unreimbursed Advances and interest on those Advances at the Advance Rate in respect of that Serviced Mortgage Loan (or Serviced Loan Combination) and

(C) all currently due and unpaid real estate taxes and assessments, insurance premiums and ground rents, unpaid Special Servicing Fees and all other amounts due and unpaid under the Serviced Mortgage Loan (or Serviced Loan Combination) (which tax, premiums, ground rents and other amounts have not been the subject of an Advance by the Master Servicer, the Special Servicer or Trustee, as applicable, and/or for which funds have not been escrowed).

The Master Servicer and the Certificate Administrator will be entitled to conclusively rely on the Special Servicer’s calculation or determination of any Appraisal Reduction Amount. Any Appraisal Reduction Amount with respect to a Serviced Loan Combination will be allocated, first, to any related Serviced Subordinate Companion Loan(s) (up to the outstanding principal balance(s) thereof), and then, to the related Serviced Mortgage Loan and any related Serviced Pari Passu Companion Loan(s) on a pro rata and pari passu basis in accordance with the respective outstanding principal balances of the related Serviced Mortgage Loan and Serviced Pari Passu Companion Loan. Notwithstanding the foregoing, if so provided in the related Co-Lender

Agreement, the holder of a Subordinate Companion Loan may be permitted to post cash or a letter of credit to offset all or some portion of an Appraisal Reduction Amount. In the case of an Outside Serviced Loan Combination, pursuant to the Outside Servicing Agreement, certain events will require the calculation of an “appraisal reduction amount”, which will be allocated to the subject Outside Serviced Mortgage Loan and its Outside Serviced Companion Loan(s) on a pro rata and pari passu basis in accordance with the respective outstanding principal balances of such Outside Serviced Mortgage Loan and its Outside Serviced Companion Loan(s) (although, in the case of an Outside Serviced Pari Passu-AB Loan Combination, any calculation of an Appraisal Reduction Amount will first be allocated to the related Subordinate Companion Loan(s)) (with any such allocation to such Outside Serviced Mortgage Loan to constitute an “Appraisal Reduction Amount” for purposes of this prospectus).  For the avoidance of doubt, the Outside Special Servicer (and not the Special Servicer) will be required to calculate any “appraisal reduction amount” related to an Outside Serviced Loan Combination.

An “Appraiser” is an independent nationally recognized professional commercial real estate appraiser who (i) is a member in good standing of the Appraisal Institute, (ii) if the state in which the related Mortgaged Property is located certifies or licenses appraisers, is certified or licensed in such state and (iii) has a minimum of five years’ experience in the related property type and market.

As a result of calculating one or more Appraisal Reduction Amounts in respect of or allocated to any Mortgage Loan(s), the amount of any required P&I Advance will be reduced, which (to the extent of the Non-Vertically Retained Percentage of the reduction in such P&I Advance) will generally have the effect of reducing the amount of interest available to the most subordinate Class of Non-Vertically Retained Regular Certificates then outstanding (i.e., first to the Class K-RR Certificates, then to the Class J-RR Certificates, then to the Class G Certificates, then to the Class F Certificates, then to the Class E Certificates, then to the Class D Certificates, then to the Class C Certificates, then to the Class B Certificates, then to the Class A-S Certificates, and then, pro rata based on interest entitlements, to the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-AB, Class X-A, Class X-B, Class X-D, Class X-F and Class X-G Certificates). See “—Advances” in this prospectus.

With respect to each Serviced Loan as to which an Appraisal Reduction Event has occurred (unless the Serviced Loan has become a Corrected Loan (if a Servicing Transfer Event had occurred with respect to the related Serviced Loan) and has remained current for three consecutive Monthly Payments, and no other Appraisal Reduction Event has occurred with respect to the Serviced Loan during the preceding three months), the Special Servicer is required, within 30 days of each anniversary of the related Appraisal Reduction Event to order an appraisal (which may be an update of a prior appraisal), the cost of which will be a Property Advance or, if applicable, conduct an internal valuation. Based upon the appraisal or internal valuation, the Special Servicer is required to redetermine the amount of the Appraisal Reduction Amount with respect to the Serviced Mortgage Loan (or Serviced Loan Combination).

Any Serviced Loan previously subject to an Appraisal Reduction Amount which ceases to be a Specially Serviced Loan (if applicable), which becomes current and remains current for three consecutive Monthly Payments, and with respect to which no other Appraisal Reduction Event has occurred and is continuing, will no longer be subject to an Appraisal Reduction Amount. An Outside Serviced Mortgage Loan will cease to be subject to an appraisal reduction amount upon the occurrence of certain events specified in the Outside Servicing Agreement.

As of the first Determination Date following a Serviced Mortgage Loan becoming an AB Modified Loan, the Special Servicer will be required to calculate whether a Collateral Deficiency Amount exists with respect to such AB Modified Loan, taking into account the most recent appraisal obtained, or, if applicable, internal valuation performed, by the Special Servicer with respect to such Serviced Mortgage Loan and all other information relevant to a Collateral Deficiency Amount determination. The Master Servicer will provide (via electronic delivery) the Special Servicer with information in its possession that is reasonably required to calculate or recalculate any Collateral Deficiency Amount pursuant to the definition thereof using reasonable efforts to deliver such information within four business days of the Special Servicer’s reasonable written request.

Upon obtaining actual knowledge or receipt of notice by the Master Servicer that an Outside Serviced Mortgage Loan has become an AB Modified Loan, the Master Servicer  will be required to (i) promptly request from the related Outside Servicer, Outside Special Servicer and Outside Trustee the most recent appraisal with respect to such AB Modified Loan, in addition to all other information reasonably required by the Master Servicer to calculate whether a Collateral Deficiency Amount exists with respect to such AB Modified Loan, and (ii) as of the first Determination Date following receipt by the Master Servicer of the appraisal and any other information set forth in the immediately preceding clause (i) that the Master Servicer reasonably expects to receive (and does receive within a reasonable period of time) and reasonably believes is necessary to perform such calculation, calculate whether a Collateral Deficiency Amount exists with respect to such AB Modified Loan, taking into account the most recent appraisal obtained by the Master Servicer from the Outside Servicer, Outside Special Servicer or Outside Trustee, as the case may be, with respect to such Outside Serviced Mortgage Loan, and all other information relevant to a Collateral Deficiency Amount determination. In connection with its calculation of a Collateral Deficiency Amount with respect to an Outside Serviced Mortgage Loan that has become an AB Modified Loan, the Master Servicer will be entitled to conclusively rely on any appraisal or other information received from the related Outside Servicer, Outside Special Servicer or Outside Trustee. The Master Servicer will be required to notify the Special Servicer and the Certificate Administrator of any Collateral Deficiency Amount calculated by the Master Servicer with respect to an Outside Serviced Mortgage Loan that has become an AB Modified Loan. The Special Servicer and the Certificate Administrator will be entitled to conclusively rely on any Collateral Deficiency Amounts calculated by the Master Servicer with respect to an Outside Serviced Mortgage Loan. Upon any other party to the Pooling and Servicing Agreement obtaining knowledge or receipt of notice by any other party to the Pooling and Servicing Agreement that an Outside Serviced Mortgage Loan has become an AB Modified Loan, such party will be required to promptly notify the Master Servicer thereof. Neither the Trustee nor, the Certificate Administrator will calculate or verify any Collateral Deficiency Amount. For the avoidance of doubt, the Master Servicer will only calculate Collateral Deficiency Amounts with respect to Outside Serviced Mortgage Loans.

A “Cumulative Appraisal Reduction Amount”, as of any date of determination by the Special Servicer, is equal to the sum of (i) all Appraisal Reduction Amounts then in effect, and (ii) with respect to any AB Modified Loan, any Collateral Deficiency Amount then in effect. The Certificate Administrator and the Master Servicer will be entitled to conclusively rely on the Special Servicer’s calculation or determination of any Cumulative Appraisal Reduction Amount.  None of the Master Servicer (except if such Cumulative Appraisal Reduction Amount consists solely of Collateral Deficiency Amounts calculated with respect to one or more Outside Serviced Mortgage Loans), the Trustee nor the Certificate Administrator will calculate or verify any Cumulative Appraisal Reduction Amount. The Special Servicer will be entitled to conclusively rely on the Master Servicer’s calculation or determination of any Collateral Deficiency Amount with respect to an Outside Serviced Mortgage Loan.

“AB Modified Loan” means any Corrected Loan (1) that became a Corrected Loan (which includes for purposes of this definition any Outside Serviced Mortgage Loan that became a ”corrected loan” (or any term substantially similar thereto) pursuant to the related Outside Servicing Agreement) due to a modification thereto that resulted in the creation of an A/B note structure (or similar structure) and as to which the new junior note(s) did not previously exist or the principal amount of the new junior note(s) was previously part of either an A note held by the Issuing Entity or the original unmodified Mortgage Loan and (2) as to which an Appraisal Reduction Amount is not in effect.

 “Collateral Deficiency Amount” means, with respect to any AB Modified Loan as of any date of determination, the excess of (i) the Stated Principal Balance of such AB Modified Loan (taking into account the related junior note(s) included therein), over (ii) the sum of (in the case of a Loan Combination, solely to the extent allocable to the subject Mortgage Loan) (x) the most recent Appraised Value for the related Mortgaged Property or Mortgaged Properties, plus (y) solely to the extent not reflected or taken into account in such Appraised Value and to the extent on deposit with, or otherwise under the control of, the lender as of the date of such determination, any capital or additional collateral contributed by the related borrower at the time the Mortgage Loan became (and as part of the modification related to) such AB Modified Loan for the benefit of the related Mortgaged Property or Mortgaged Properties (provided, that in the case of an Outside Serviced Mortgage Loan, the amounts set forth in this clause (y) will be taken into account solely to the extent relevant information is received by the Master Servicer), plus (z) any other escrows or reserves (in addition to any amounts set forth in the immediately preceding clause (y)) held by the lender in respect of such AB Modified Loan as of the date of such determination. The Certificate Administrator, the Master Servicer (in the case of calculations made by the Special Servicer), the Special Servicer (in the case of calculations made by the Master Servicer) and the Operating Advisor (other than with respect to any Collateral Deficiency Amount calculations that the Operating Advisor is required to review, recalculate and/or verify as described under “—Operating Advisor—General Obligations” below) will be entitled to conclusively rely on the Master Servicer’s or the Special Servicer’s calculation or determination of any Collateral Deficiency Amount.

For various purposes under the Pooling and Servicing Agreement, the Vertically Retained Percentage of any Appraisal Reduction Amounts in respect of or allocated to the Mortgage Loans will be allocated to the Combined VRR Interest to notionally reduce (to not less than zero) the Combined VRR Interest Balance thereof and the Non-Vertically Retained Percentage of any Appraisal Reduction Amounts in respect of or allocated to the Mortgage Loans will be allocated to each Class of Principal Balance Certificates in reverse sequential order to notionally reduce the Certificate Balance thereof until the related Certificate Balance of each such Class is reduced to zero (i.e., first to the Class K-RR Certificates, then to the Class J-RR Certificates, then to the Class G Certificates, then to the Class F Certificates, then to the Class E Certificates, then to the Class D Certificates, then to the Class C Certificates, then to the Class B Certificates, then to the Class A-S Certificates, and then, pro rata based on Certificate Balance, to the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-AB Certificates). In addition, for purposes of determining the Controlling Class, as well as the occurrence of a Control Termination Event or an Operating Advisor Consultation Trigger Event, the Non-Vertically Retained Percentage of Collateral Deficiency Amounts will be allocated to each Class of Control Eligible Certificates in reverse sequential order to notionally reduce the Certificate Balance thereof until the related Certificate Balance of each such Class is reduced to zero (i.e., first to the Class K-RR Certificates and then to the Class J-RR Certificates). For the avoidance of doubt, for purposes of determining the Controlling Class or an Operating Advisor Consultation Trigger Event, as well as the occurrence of a Control Termination Event, any Class of Control Eligible Certificates will be allocated the Non-Vertically Retained Percentage of both applicable Appraisal Reduction Amounts and applicable Collateral Deficiency Amounts, in accordance with the preceding two sentences.

With respect to any Appraisal Reduction Amount calculated for purposes of determining the Non-Reduced Certificates or, for the express purposes described in this prospectus, allocating Voting Rights, and with respect to any Appraisal Reduction Amount or Collateral Deficiency Amount calculated for purposes of determining the Controlling Class or the occurrence of a Control Termination Event or an Operating Advisor Consultation Trigger Event, the appraised value of the related Mortgaged Property will be determined on an “as-is” basis. The Master Servicer and the Special Servicer (in each case, to the extent any such amount is required to be calculated by it) will each be required to promptly notify the other such party and the Certificate Administrator of (i) any Appraisal Reduction Amount, (ii) any Collateral Deficiency Amount, and (iii) any resulting Cumulative Appraisal Reduction Amount, and the Certificate Administrator will be required to promptly post notice of such Appraisal Reduction Amount, Collateral Deficiency Amount and/or Cumulative Appraisal Reduction Amount, as applicable, to the Certificate Administrator’s internet website.

Any Class of Control Eligible Certificates, the Certificate Balance of which (taking into account the application of any Appraisal Reduction Amounts or Collateral Deficiency Amounts to notionally reduce the Certificate Balance of such Class) has been reduced to less than 25% of its initial Certificate Balance, is referred to as an “Appraised-Out Class”. The holders of the majority (by Certificate Balance) of an Appraised-Out Class will have the right, at their sole expense, to require the Special Servicer to order a second appraisal of the Mortgaged Property securing any Serviced Loan as to which there exists an Appraisal Reduction Amount or a Collateral Deficiency Amount (such holders, the “Requesting Holders”). The Special Servicer will use its reasonable efforts to cause such appraisal to be (i) delivered within 30 days from receipt of the Requesting Holders’ written request and (ii) prepared on an “as-is” basis by an Appraiser in accordance with MAI standards. Upon receipt of such second appraisal, the Special Servicer will be required to determine, in accordance with the Servicing Standard, whether, based on its assessment of such second appraisal, any recalculation of the applicable Appraisal Reduction Amount or Collateral Deficiency Amount is warranted and, if so warranted, the Special Servicer will recalculate such Appraisal Reduction Amount or Collateral Deficiency Amount, as applicable, based upon such second appraisal and receipt of information requested by the Special Servicer from the Master Servicer as described above.  If required by any such recalculation, the applicable Appraised-Out Class will be reinstated as the Controlling Class and each other Appraised-Out Class will, if applicable, have its related Certificate Balance notionally restored to the extent required by such recalculation of the Appraisal Reduction Amount or Collateral Deficiency Amount, as applicable.

Any Appraised-Out Class as to which one or more holders are Requesting Holders challenging the Special Servicer’s Appraisal Reduction Amount or Collateral Deficiency Amount determination may not exercise any direction, control, consent and/or similar rights of the Controlling Class until such time, if any, as such Class is reinstated as the Controlling Class and no Control Termination Event exists, and the rights of the Controlling Class will be exercised by the most subordinate Class of Control Eligible Certificates that is not an Appraised-Out Class, if any, during such period.

Appraisals that are to be obtained by the Special Servicer at the request of holders of an Appraised-Out Class will be in addition to any appraisals that the Special Servicer may otherwise be required to obtain in accordance with the Servicing Standard or the Pooling and Servicing Agreement without regard to any appraisal requests made by any holder of an Appraised-Out Class.

Inspections

The Master Servicer (or with respect to any Specially Serviced Loan, the Special Servicer) is required to inspect or cause to be inspected each Mortgaged Property (other than a Mortgaged Property securing the Outside Serviced Mortgage Loans) at such times and in such manner as are consistent with the Servicing Standard, but in any event at least once every calendar year with respect to Serviced Mortgage Loans with an outstanding principal balance of $2,000,000 or more and at least once every other calendar year with respect to Serviced Mortgage Loans with an outstanding principal balance of less than $2,000,000, in each case commencing in 2022; provided that the Master Servicer is not required to inspect any Mortgaged Property that has been inspected by the Special Servicer during the preceding 12 months. The Special Servicer is required to inspect the Mortgaged Property securing each Serviced Loan that becomes a Specially Serviced Loan as soon as practicable after it becomes a Specially Serviced Loan and thereafter at least once every calendar year until such condition ceases to exist. The cost of any such inspection is required to be borne by the Master Servicer unless the related Serviced Loan is a Specially Serviced Loan, in which case the Master Servicer will be required to reimburse the Special Servicer for such cost as a Property Advance (or as an expense of the Issuing Entity if the Property Advance would be a Nonrecoverable Advance) and any out-of-pocket costs will be borne by the Issuing Entity.

Copies of the inspection reports referred to above that are delivered to the Certificate Administrator will be posted to the Certificate Administrator’s website for review by Privileged Persons pursuant to the Pooling and Servicing Agreement. See “Description of the Certificates—Reports to Certificateholders; Certain Available Information”.

Evidence as to Compliance

Each of the Master Servicer, the Special Servicer (regardless of whether it has commenced special servicing of any Mortgage Loan) and the Certificate Administrator are required under the Pooling and Servicing Agreement to deliver (and each of the Master Servicer and the Certificate Administrator is required to cause (or, in the case of a sub-servicer retained at the request of a Sponsor, use commercially reasonable efforts to cause) any affiliated sub-servicer, or any of its other sub-servicers that is servicing at least 10% of the Mortgage Loans by balance, to deliver) annually to, among others, the Certificate Administrator and the Operating Advisor (only in the case of an officer’s certificate furnished by the Special Servicer and after the occurrence and during the continuance of a Control Termination Event) and the Depositor on or before the date each year (commencing in 2022) specified in the Pooling and Servicing Agreement, a certificate of an authorized officer of such party stating, among other things, that (i) a review of that party’s servicing activities during the preceding calendar year or portion of that year and of performance under the Pooling and Servicing Agreement (or the related sub-servicing agreement in the case of a sub-servicer, as applicable) has been made under such officer’s supervision and (ii) to the best of such officer’s knowledge, based on the review, such party has fulfilled all of its obligations under the Pooling and Servicing Agreement (or the related sub-servicing agreement in the case of a sub-servicer, as applicable) in all material respects throughout the preceding calendar year or portion of the preceding year, or, if there has been a failure to fulfill any such obligation in any material respect, specifying the failure known to such officer and the nature and status of the failure. In general, none of these parties will be responsible for the performance by any other such party of that other party’s duties described above.

In addition, the Master Servicer, the Special Servicer (regardless of whether the Special Servicer has commenced special servicing of any Mortgage Loan), the Certificate Administrator and the Operating Advisor are each (at its own expense) required to furnish (and each of the preceding parties, as applicable, is required to cause (or, in the case of a Servicing Function Participant retained at the request of a Sponsor, to use commercially reasonable efforts to cause) each Servicing Function Participant retained by it to furnish), annually, to, among others, the Certificate Administrator, the Trustee, the Operating Advisor (only in the case of the Special Servicer) and the Depositor, a report (an “Assessment of Compliance”) assessing compliance by that party with the servicing criteria set forth in Item 1122(d) of Regulation AB that contains the following:

●	a statement of the party’s responsibility for assessing compliance with the servicing criteria set forth in Item 1122(d) of Regulation AB applicable to it;

●	a statement that the party used the criteria in Item 1122(d) of Regulation AB to assess compliance with the applicable servicing criteria;

●

the party’s assessment of compliance with the applicable servicing criteria during and as of the end of the preceding calendar year, setting forth any material instance of noncompliance identified by the party, a discussion of each such failure and the nature and status of each such failure; and

●

a statement that a registered public accounting firm has issued an attestation report (an “Attestation Report”) on the party’s assessment of compliance with the applicable servicing criteria during and as of the end of the preceding calendar year.

Each party that is required to deliver an Assessment of Compliance will also be required to simultaneously deliver an Attestation Report of a registered public accounting firm, prepared in accordance with the standards for attestation engagements issued or adopted by the public company accounting oversight board, that expresses an opinion, or states that an opinion cannot be expressed (and the reasons for this), concerning the party’s assessment of compliance with the applicable servicing criteria set forth in Item 1122(d) of Regulation AB.

For the avoidance of doubt, the Trustee will have no obligation or duty to determine whether any Assessment of Compliance provided by the Master Servicer, the Special Servicer or any other Servicing Function Participant is in form and substance in compliance with the requirements of Regulation AB.

“Regulation AB” means subpart 229.1100 – Asset Backed Securities (Regulation AB), 17 C.F.R. §§229.1100–229.1125 under the Securities Act of 1933, as amended (the “Securities Act”), as such may be amended from time to time, and subject to such clarification and interpretation as have been provided by the SEC or by the staff of the SEC, or as may be provided by the SEC or its staff from time to time.

A “Servicing Function Participant” is any person or entity, other than the Certificate Administrator, the Operating Advisor, the Master Servicer, the Special Servicer and the Trustee, that is performing activities with respect to the Issuing Entity that address the servicing criteria set forth in Item 1122(d) of Regulation AB, unless those activities relate to 5% or less of the Mortgage Loans by balance.

Resignation of Master Servicer, Trustee, Certificate Administrator, Operating Advisor or Asset Representations Reviewer Upon Prohibited Risk Retention Affiliation

Under the Credit Risk Retention Rules, any Retaining Third Party Purchaser is prohibited from being Risk Retention Affiliated with, among other persons, the Master Servicer, the Trustee, the Certificate Administrator, the Operating Advisor or the Asset Representations Reviewer. As long as the prohibition exists, upon the occurrence of (i) a servicing officer of the Master Servicer or a responsible officer of the Certificate Administrator or the Trustee, as applicable, obtaining actual knowledge that the Master Servicer, the Certificate Administrator or the Trustee, as applicable, is or has become Risk Retention Affiliated with or a Risk Retention Affiliate of the Retaining Third Party Purchaser (in such case, an “Impermissible TPP Affiliate”), (ii) the Master Servicer, the Certificate Administrator or the Trustee receiving written notice from any other party to the Pooling and Servicing Agreement, the Retaining Third Party Purchaser, any Sponsor or any underwriter or initial purchaser that the Master Servicer, Certificate Administrator or the Trustee, as applicable, is or has become an Impermissible TPP Affiliate, or (iii) the Operating Advisor or the Asset Representations Reviewer obtaining actual knowledge that it is or has become a Risk Retention Affiliate of the Retaining Third Party Purchaser, any Sponsor or any other party to the Pooling and Servicing Agreement (other than the Operating Advisor and Asset Representations Reviewer) (together with an Impermissible TPP Affiliate, an “Impermissible Risk Retention Affiliate”), then, in each case, such Impermissible Risk Retention Affiliate is required to promptly notify the Sponsors and the other parties to the Pooling and Servicing Agreement and resign in accordance with the terms of the Pooling and Servicing Agreement. The resigning Impermissible Risk Retention Affiliate will be required to bear all reasonable out-of-pocket costs and expenses of each other party to the Pooling and Servicing Agreement, the Issuing Entity and each Rating Agency in connection with such resignation as and to the extent required under the Pooling and Servicing Agreement, provided however, if the affiliation causing an Impermissible Risk Retention Affiliate is the result of the Retaining Third Party Purchaser acquiring an interest in such Impermissible Risk Retention Affiliate or an affiliate of such Impermissible Risk Retention Affiliate, then such costs and expenses will be an expense of the Issuing Entity.

“Risk Retention Affiliate” or “Risk Retention Affiliated” means “affiliate” of or “affiliated” with (as such terms are defined in 12 C.F.R. 43.2 of the Credit Risk Retention Rules).

Limitation on Liability; Indemnification

The Pooling and Servicing Agreement will provide that none of the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor, the Asset Representations Reviewer, or any director, member, manager, officer, employee or agent of the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor or the Asset Representations Reviewer will be under any liability to the Issuing Entity, the holders of the Certificates, the Uncertificated VRR Interest Owners, a Companion Loan Holder, or any other person for any action taken or for refraining from the taking of any action in good faith pursuant to the Pooling and Servicing Agreement, or for errors in judgment. However, none of the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor, the Asset Representations Reviewer or any such person will be protected against any liability which would otherwise be imposed by reason of (i) any breach of warranty or representation by such party in the Pooling and Servicing Agreement, or (ii) any willful misconduct, bad faith, fraud or negligence by such party in the performance of its respective obligations and duties under the Pooling and Servicing Agreement or by reason of negligent disregard by such party of its respective obligations or duties under the Pooling and Servicing Agreement. In addition, each of the Master Servicer, the Special Servicer, the Operating Advisor or the Asset Representations Reviewer, as applicable, will indemnify the Issuing Entity against any and all loss, liability or reasonable expenses (including, without limitation, reasonable attorneys’ fees and expenses, which for the avoidance of doubt include reasonable legal fees and expenses related to the enforcement of such indemnity) incurred by the Issuing Entity as a result of any willful misconduct, bad faith, fraud or negligence in the performance of the respective duties of the Master Servicer, the Special Servicer, the Operating Advisor or the Asset Representations Reviewer, as the case may be, or by reason of negligent disregard of such person’s obligations or duties under the Pooling and Servicing Agreement.

The Pooling and Servicing Agreement further provides that the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor, the Asset Representations Reviewer and any director, member, manager, officer, employee or agent of the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor or the Asset Representations Reviewer will be entitled to indemnification by the Issuing Entity for any loss, liability, penalty, fine, forfeiture, claim, judgment or expense (including reasonable legal fees and expenses, which for the avoidance of doubt include reasonable legal fees and expenses related to the enforcement of such indemnity) incurred in connection with, or relating to, the Pooling and Servicing Agreement, the Certificates or the Uncertificated VRR Interest, other than any such loss, liability, penalty, fine, forfeiture, claim, judgment or expense (including any such legal fees and expenses): (i) specifically required to be borne by the party seeking indemnification, without right of reimbursement pursuant to the terms of the Pooling and Servicing Agreement; (ii) which constitutes an Advance that is otherwise reimbursable under the Pooling and Servicing Agreement; (iii) resulting from any breach on the part of that party of a representation or warranty made in the Pooling and Servicing Agreement; or (iv) incurred by reason of any willful misconduct, bad faith, fraud or negligence on the part of that party in the performance of its obligations or duties under the Pooling and Servicing Agreement or negligent disregard of such obligations or duties.

In addition, the Pooling and Servicing Agreement provides that none of the Depositor, the Master Servicer, the Special Servicer, the Certificate Administrator, the Trustee, the Operating Advisor or the Asset Representations Reviewer will be under any obligation to appear in, prosecute or defend any legal action unless such action is related to its duties under the Pooling and Servicing Agreement and which in its opinion does not expose it to any expense or liability for which reimbursement is not reasonably assured, provided that neither the Operating Advisor nor the Asset Representations Reviewer may prosecute on behalf of the Trust or in the interests of the Certificateholders or the Uncertificated VRR Interest Owners any legal action related to its duties under the Pooling and Servicing Agreement under any circumstances. The Depositor, the Master Servicer, the Special Servicer, the Certificate Administrator or the Trustee may, however, in its discretion undertake any such action which it may deem necessary or desirable with respect to the Pooling and Servicing Agreement and the rights and duties of the parties to the Pooling and Servicing Agreement and the interests of the holders of Certificates and the Uncertificated VRR Interest Owners under the Pooling and Servicing Agreement. In such event, the reasonable legal expenses and costs of such action and any liability resulting from such action will be expenses, costs and liabilities of the Issuing Entity, and the Depositor, the Master Servicer, the Special Servicer, the Certificate Administrator and the Trustee will be entitled to be reimbursed for those amounts from the Collection Account.

The Depositor is not obligated to monitor or supervise the performance of the Master Servicer, the Special Servicer, the Certificate Administrator, the Trustee, the Operating Advisor or the Asset Representations Reviewer under the Pooling and Servicing Agreement. The Depositor may, but is not obligated to, enforce the obligations of the Master Servicer or the Special Servicer under the Pooling and Servicing Agreement and may, but is not obligated to, perform or cause a designee to perform any defaulted obligation of the Master Servicer or the Special Servicer or exercise any right of the Master Servicer or the Special Servicer under the Pooling and Servicing Agreement. In the event the Depositor undertakes any such action, it will be reimbursed and indemnified by the Issuing Entity to the extent not recoverable from the Master Servicer or the Special Servicer, as applicable. Any such action by the Depositor will not relieve the Master Servicer or the Special Servicer of its obligations under the Pooling and Servicing Agreement.

The Pooling and Servicing Agreement requires that the Master Servicer and the Special Servicer each obtain and maintain in effect a fidelity bond or similar form of insurance coverage (which may provide blanket coverage) or a combination of fidelity bond and insurance coverage insuring against loss occasioned by fraud, theft or other intentional misconduct of the officers and employees of the Master Servicer or the Special Servicer, as the case may be. In addition, the Pooling and Servicing Agreement requires that the Master Servicer and Special Servicer each keep in force during the term of the Pooling and Servicing Agreement insurance coverage against loss occasioned by the errors and omissions of their respective officers and employees in connection with their respective obligations under the Pooling and Servicing Agreement. Notwithstanding the foregoing, the Pooling and Servicing Agreement permits the Master Servicer and the Special Servicer to self-insure against the losses discussed above in this paragraph, so long as certain rating criteria set forth in the Pooling and Servicing Agreement are met with respect to that entity or its parent.

Pursuant to the Pooling and Servicing Agreement, the Issuing Entity will be required to indemnify each of the Trustee and the Certificate Administrator (including in any other capacities in which it acts under the Pooling and Servicing Agreement) and certain related persons against any and all claims, losses, damages, penalties, fines, forfeitures, reasonable and necessary legal fees and related costs, judgments, and any other costs, fees and expenses that the indemnified party may sustain in connection with the Pooling and Servicing Agreement (including, without limitation, reasonable fees and disbursements of counsel and of all persons not regularly in its employ incurred by the indemnified party in any action or proceeding between the Issuing Entity and the indemnified party, or between the indemnified party and any third party or otherwise) arising in respect of the Pooling and Servicing Agreement, the Certificates or the Uncertificated VRR Interest, other than those resulting from the negligence, fraud, bad faith or willful misconduct, or the negligent disregard of obligations and duties under the Pooling and Servicing Agreement, of the Trustee or Certificate Administrator, as applicable. Pursuant to the Pooling and Servicing Agreement, the Trustee or Certificate Administrator, as applicable, will be required to indemnify the Issuing Entity against any loss, liability or reasonable expense (including, without limitation, reasonable attorneys’ fees and expenses) incurred by the Issuing Entity as a result of any willful misconduct, bad faith, fraud or negligence in the performance of the obligations or duties of the Trustee or Certificate Administrator, as the case may be, or by reason of negligent disregard of the such party’s obligations or duties under the Pooling and Servicing Agreement. Except in the event of the Trustee’s or Certificate Administrator’s, as applicable, willful misconduct, bad faith or fraud, in no event will the Trustee or Certificate Administrator, as applicable, be liable for special, punitive, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Trustee or Certificate Administrator, as applicable, has been advised of the likelihood of such loss or damage and regardless of the form of action. Neither the Trustee nor the Certificate Administrator will be personally liable with respect to any action taken, suffered or omitted to be taken by it in good faith in accordance with the direction of holders of Certificates entitled to greater than 50% of the Percentage Interests (or such other percentage as specified in the Pooling and Servicing Agreement for such action) of each affected Class, or of the Voting Rights of the Certificates, relating to the time, method and place of conducting any proceeding for any remedy available to the Trustee or the Certificate Administrator, as applicable, or exercising any trust or power conferred upon the Trustee or the Certificate Administrator, as applicable, under the Pooling and Servicing Agreement. Neither the Trustee or Certificate Administrator, as applicable, will be required to expend or risk its own funds or otherwise incur financial liability in the performance of any of its duties under the Pooling and Servicing Agreement, or in the exercise of any of its rights or powers if, in such party’s opinion, the repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it.

Neither the Trustee nor the Certificate Administrator will be accountable for the use or application by the Depositor of any Certificates or the Uncertificated VRR Interest issued to it or of the proceeds of the sale of such Certificates or the Uncertificated VRR Interest, or for the use of or application of any funds paid to the Depositor, the Master Servicer or the Special Servicer in respect of the Mortgage Loans, or for investment of such amounts (except, in the case of the Certificate Administrator, for any investment of such amounts in investments issued by the Certificate Administrator in its commercial capacity), nor will the Trustee or the Certificate Administrator be required to perform, or be responsible for the manner of performance of, any of the obligations of the Master Servicer (except, in the case of the Trustee, for advancing obligations as described in this prospectus), the Special Servicer, the Trustee, the Operating Advisor or the Asset Representations Reviewer under the Pooling and Servicing Agreement, unless, in the case of the Trustee, it is acting as the successor to, and is vested with the rights, duties, powers and privileges of, the Master Servicer or the Special Servicer in accordance with the terms of the Pooling and Servicing Agreement.

The Pooling and Servicing Agreement provides that neither the Trustee nor the Certificate Administrator will be liable for any action taken, suffered or omitted by it in good faith and believed by it to be authorized, or within the discretion or rights or powers conferred on it, by the Pooling and Servicing Agreement. Furthermore, neither the Trustee nor the Certificate Administrator will be liable for an error in judgment, unless the Trustee or Certificate Administrator was negligent in ascertaining the pertinent facts.

Each of the Trustee and the Certificate Administrator may execute any of the trusts or powers under the Pooling and Servicing Agreement or perform any duties thereunder either directly or by or through agents or attorneys but will not be relieved of its obligations under the Pooling and Servicing Agreement.

The Trustee or the Certificate Administrator, as applicable, will have notice of an event only when one of certain designated officers of the Trustee or the Certificate Administrator, as applicable, has received written notice or obtains actual knowledge of such event.

Neither the Trustee nor the Certificate Administrator will be responsible for delays or failures in performance resulting from acts beyond its control (such acts to include but are not limited to acts of God, strikes, lockouts, riots and acts of war).

Pursuant to the Pooling and Servicing Agreement, the Trustee and Certificate Administrator may rely upon and will be protected in acting or refraining from acting upon any resolution, officer’s certificate, certificate of auditors or any other certificate, statement, instrument, opinion, report, notice, request, consent, order, appraisal, bond or other paper or document reasonably believed by it to be genuine and to have been signed or presented by the proper party or parties. In addition, the Trustee and Certificate Administrator may consult with counsel and the written advice of such counsel or any opinion of counsel will be full and complete authorization and protection in respect of any action taken or suffered or omitted by it under the Pooling and Servicing Agreement in good faith and in accordance therewith. The Trustee and Certificate Administrator will not be under any obligation to exercise any of the trusts or powers vested in it by the Pooling and Servicing Agreement, or to make any investigation of matters arising thereunder or to institute, conduct or defend any litigation under or in relation to the Pooling and Servicing Agreement, at the request, order or direction of any of the Certificateholders or the Uncertificated VRR Interest Owners, unless those Certificateholders and/or the Uncertificated VRR Interest Owners have offered the Trustee or Certificate Administrator, as applicable, reasonable security or indemnity against the costs, expenses and liabilities that may be incurred as a result. The Trustee and Certificate Administrator will not be required to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties under the Pooling and Servicing Agreement, or in the exercise of any of its rights or powers, if it has reasonable grounds for believing that repayment of those funds or adequate indemnity against that risk or liability is not reasonably assured to it. The protections, immunities and indemnities afforded to the Certificate Administrator will also be available to it in its capacity as, and to any other person or entity appointed by it to act as, authenticating agent, certificate registrar, paying agent and custodian.

The Pooling and Servicing Agreement provides that, with respect to each Outside Serviced Mortgage Loan, each of (a) (as and to the same extent the Outside Securitization established under the related Outside Servicing Agreement is required to indemnify each of the following parties in respect of other mortgage loans in such

Outside Securitization pursuant to the terms of the related Outside Servicing Agreement) the Outside Servicer, the Outside Special Servicer, the Outside Trustee, the Outside Certificate Administrator, the Outside Operating Advisor and the Outside Depositor under the related Outside Servicing Agreement (and any director, officer, employee or agent of any of the foregoing, to the extent such parties are identified as indemnified parties in the related Outside Servicing Agreement in respect of other mortgage loans included in such Outside Securitization) and (b) the Outside Securitization (such parties in clause (a) and the Outside Securitization collectively, the “Pari Passu Indemnified Parties”) will be entitled to be indemnified against any claims, losses, penalties, fines, forfeitures, legal fees and related costs, judgments and any other costs, liabilities, fees and expenses incurred in connection with the servicing and administration of such Outside Serviced Mortgage Loan and the related Mortgaged Property (or, with respect to the Outside Operating Advisor, incurred in connection with the provision of services for such Outside Serviced Mortgage Loan) under the Outside Servicing Agreement (collectively, the “Pari Passu Indemnified Items”) to the extent of the Issuing Entity’s pro rata share of such Pari Passu Indemnified Items, and to the extent amounts on deposit in the related “loan combination custodial account” maintained pursuant to the related Outside Servicing Agreement that are allocated to such Outside Serviced Mortgage Loan are insufficient for reimbursement of such amounts, such Indemnified Party will be entitled to be reimbursed by the Issuing Entity (including out of general collections in the Collection Account) for the Issuing Entity’s pro rata share of the insufficiency.

In addition, the Co-Lender Agreement executed with respect to each Outside Serviced Loan Combination provides that this securitization transaction is obligated to promptly reimburse the Outside Servicer, the Outside Special Servicer, the Outside Trustee, and the Outside Certificate Administrator under the related Outside Servicing Agreement and/or the Outside Securitization established under the related Outside Servicing Agreement, as applicable, for the Issuing Entity’s pro rata share of any fees, costs or expenses incurred in connection with the servicing and administration of such Outside Serviced Loan Combination as to which such Outside Securitization or any of the parties thereto are entitled to be reimbursed pursuant to the terms of the Outside Servicing Agreement.  Reimbursement of such pro rata share will be made out of general collections in the Issuing Entity’s Collection Account, to the extent reimbursement out of collections on the applicable Outside Serviced Mortgage Loan are insufficient therefor.

Servicer Termination Events

“Servicer Termination Events” under the Pooling and Servicing Agreement with respect to the Master Servicer or the Special Servicer, as the case may be, will include, without limitation:

(a)    (i)any failure by the Master Servicer to make a required deposit to the Collection Account or any Loan Combination Custodial Account or make a required remittance to any Serviced Companion Loan Holder, on the day such deposit or remittance was first required to be made, which failure is not remedied within one business day or (ii) any failure by the Master Servicer to deposit into, or remit to the Certificate Administrator for deposit into, the Distribution Account any amount required to be so deposited or remitted, which failure is not remedied by 11:00 a.m., New York City time, on the relevant Distribution Date;

(b)    any failure by the Special Servicer to deposit into any REO Account within two business days after the day such deposit is required to be made, or to remit to the Master Servicer for deposit in the Collection Account or any Loan Combination Custodial Account such remittance required to be made by the Special Servicer within one business day after such remittance is required to be made, under the Pooling and Servicing Agreement;

(c)    any failure by the Master Servicer or the Special Servicer duly to observe or perform in any material respect any of its other covenants or obligations under the Pooling and Servicing Agreement, which failure continues unremedied for 30 days (10 days in the case of the Master Servicer’s failure to make a Property Advance or 20 days in the case of a failure to pay the premium for any insurance policy required to be maintained under the Pooling and Servicing Agreement or such shorter period (not less than two business days) as may be required to avoid the commencement of foreclosure proceedings for unpaid real estate taxes or the lapse of insurance, as applicable) after written notice of the failure has been given to the Master Servicer or the Special Servicer, as the case may be, by any other party to the Pooling and Servicing Agreement, or to the Master Servicer or the Special Servicer, as the case may be, with a copy to each other party to the related Pooling and Servicing Agreement, by Certificateholders of any Class, evidencing, as to that Class, not less than 25% of the Voting Rights allocable thereto, or, if affected thereby, by a Serviced

Companion Loan Holder; provided, however, if that failure is capable of being cured and the Master Servicer or the Special Servicer, as applicable, is diligently pursuing that cure, that 30-day period will be extended an additional 60 days (provided that the Master Servicer, or the Special Servicer, as applicable, has commenced to cure such failure within the initial 30-day period and has certified that it has diligently pursued, and is continuing to pursue, a full cure);

(d)    any breach on the part of the Master Servicer or the Special Servicer of any representation or warranty in the Pooling and Servicing Agreement, which materially and adversely affects the interests of any Class of Certificateholders, the Uncertificated VRR Interest Owners or a Serviced Companion Loan Holder, as applicable, and which continues unremedied for a period of 30 days after the date on which notice of that breach, requiring the same to be remedied, has been given to the Master Servicer or the Special Servicer, as the case may be, by the Depositor, the Certificate Administrator or the Trustee, or to the Master Servicer, the Special Servicer, the Depositor, the Certificate Administrator and the Trustee by the holders of Certificates entitled to not less than 25% of the Voting Rights, or, if affected thereby, by the Serviced Companion Loan Holder; provided, however, if that breach is capable of being cured and the Master Servicer or the Special Servicer, as applicable, is diligently pursuing that cure, that 30-day period will be extended an additional 60 days (provided that the Master Servicer, or the Special Servicer, as applicable, has commenced to cure such failure within the initial 30-day period and has certified that it has diligently pursued, and is continuing to pursue, a full cure);

(e)    certain events of insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings in respect of or relating to the Master Servicer or the Special Servicer, and certain actions by or on behalf of the Master Servicer or the Special Servicer indicating its insolvency or inability to pay its obligations;

(f)     the Master Servicer or the Special Servicer, as applicable, is removed from Standard & Poor’s Ratings Services (“S&P”) Select Servicer List as a U.S. Commercial Mortgage Master Servicer or a U.S. Commercial Mortgage Special Servicer, as applicable, and is not restored to such status on such list within sixty (60) days;

(g)    Kroll Bond Rating Agency, LLC (“KBRA”) (or, in the case of Serviced Companion Loan Securities, any Companion Loan Rating Agency) has (i) qualified, downgraded or withdrawn its rating or ratings of one or more Classes of Certificates or Serviced Companion Loan Securities, or (ii) placed one or more Classes of Certificates or Serviced Companion Loan Securities on “watch status” in contemplation of a rating downgrade or withdrawal and, in the case of either of clauses (i) or (ii), publicly citing servicing concerns with the Master Servicer or the Special Servicer, as applicable, as the sole or material factor in such rating action (and such qualification, downgrade, withdrawal or “watch status” placement has not been withdrawn by KBRA (or, in the case of Serviced Companion Loan Securities, such Companion Loan Rating Agency) within 60 days of such event);

(h)    the Master Servicer ceases to have a commercial master servicer rating of at least “CMS3” from Fitch Ratings, Inc. (“Fitch”) and that rating is not reinstated within 60 days or the Special Servicer ceases to have a commercial special servicer rating of at least “CSS3” from Fitch and that rating is not reinstated within 60 days, as the case may be; or

(i)     the Master Servicer or the Special Servicer, as applicable, or any primary servicer or sub-servicer appointed by the Master Servicer or the Special Servicer, as applicable, after the Closing Date (but excluding any primary servicer or sub-servicer which the Master Servicer has been instructed to retain by the Depositor or a Sponsor), (i) fails to deliver the items required by the Pooling and Servicing Agreement after any applicable notice and cure period to enable the Certificate Administrator or Depositor to comply with the Issuing Entity’s reporting obligations under the Exchange Act or (ii) for so long as the trust created pursuant to the securitization of a Serviced Companion Loan is subject to the reporting requirements of Regulation AB or the Exchange Act, fails to deliver any Exchange Act reporting items required to be delivered by such servicer pursuant to the Pooling and Servicing Agreement at the times required under the Pooling and Servicing Agreement after any applicable notice and cure periods (and any primary servicer or sub-servicer that defaults in accordance with this clause may be terminated at the direction of the Depositor).

“Serviced Companion Loan Securities” mean any commercial mortgage-backed securities that evidence an interest in or are secured by the assets of an Issuing Entity, which assets include a Serviced Companion Loan (or a portion of or interest in a Serviced Companion Loan).

“Companion Loan Rating Agency” means, with respect to any Serviced Companion Loan, any rating agency that was engaged by a participant in the securitization of such Serviced Companion Loan to assign a rating to the related Serviced Companion Loan Securities.

Rights Upon Servicer Termination Event

If a Servicer Termination Event with respect to the Master Servicer or the Special Servicer is continuing and has not been remedied, then either (i) the Trustee may or (ii) upon the written direction to the Trustee from (A) the holders of Certificates evidencing at least 25% of the Voting Rights of all Certificates or (B) an affected Serviced Companion Loan Holder (but, subject to the discussion below, solely in the case of the related Serviced Loan Combination and a Servicer Termination Event with respect to the Special Servicer), the Trustee will be required to, terminate all of the rights and obligations of the Master Servicer as master servicer or the Special Servicer as special servicer under the Pooling and Servicing Agreement and in and to the Issuing Entity (except in its capacity as a Certificateholder). Notwithstanding the foregoing, upon any termination of the Master Servicer or the Special Servicer under the Pooling and Servicing Agreement, the Master Servicer or the Special Servicer will continue to be entitled to any rights that accrued prior to the date of such termination or that survive termination (including the right to receive all accrued and unpaid servicing and special servicing compensation through the date of termination plus reimbursement for all Advances and interest on such Advances as provided in the Pooling and Servicing Agreement).

On and after the date of termination following a Servicer Termination Event by the Master Servicer or the Special Servicer, as the case may be, the Trustee will succeed to all authority and power of the Master Servicer or the Special Servicer, as the case may be, under the Pooling and Servicing Agreement and will be entitled to the compensation arrangements to which the Master Servicer or the Special Servicer, as the case may be, would have been entitled (unless previously earned by the Master Servicer or the Special Servicer, as the case may be). If the Trustee is unwilling or unable so to act, or if the holders of Certificates evidencing at least 25% of the Voting Rights of all Certificateholders so request, or if the Rating Agencies do not provide a Rating Agency Confirmation with respect to the Trustee so acting, the Trustee must appoint, or petition a court of competent jurisdiction for the appointment of, a mortgage loan servicing institution to act as successor to the Master Servicer or the Special Servicer, as applicable, under the Pooling and Servicing Agreement; provided a Rating Agency Confirmation must be obtained regarding appointment of the proposed successor at the expense of the terminated Master Servicer or Special Servicer, as applicable, or, if the expense is not so recovered, at the expense of the Issuing Entity; provided, further, that, the applicable Directing Holder will have the right to approve any successor Special Servicer with respect to any Serviced Loan or Serviced Loan Combination. Pending such appointment, the Trustee is obligated to act in such capacity in accordance with the Pooling and Servicing Agreement. The Trustee and any such successor may agree upon the servicing compensation to be paid; provided, however, that the servicing compensation may not be in excess of that permitted to the terminated Master Servicer or Special Servicer, as applicable, unless no successor can be obtained to perform the obligations for that compensation; and provided, further, that, the Trustee will be required to consult with any applicable Directing Holder and Consulting Party prior to the appointment of a successor Master Servicer or Special Servicer with respect to any Serviced Loan or Serviced Loan Combination at a servicing compensation in excess of that permitted to the terminated Master Servicer or Special Servicer, as applicable. Any compensation in excess of that payable to the predecessor Master Servicer or the Special Servicer may result in Realized Losses or other shortfalls on the Certificates.

The Trustee or any other successor Master Servicer assuming the obligations of the Master Servicer under the Pooling and Servicing Agreement will be entitled to the compensation to which the Master Servicer would have been entitled after the date of the assumption of the Master Servicer’s obligations. If no successor Master Servicer can be obtained to perform such obligations for such compensation, additional amounts payable to such successor Master Servicer will be treated as Realized Losses.

Notwithstanding the foregoing, (1) if any Servicer Termination Event on the part of the Master Servicer affects a Serviced Companion Loan, the related Serviced Companion Loan Holder or the rating on a class of the related Serviced Companion Loan Securities, and if the Master Servicer is not otherwise terminated, or (2) if a Servicer

Termination Event on the part of the Master Servicer affects only a Serviced Companion Loan, the related Serviced Companion Loan Holder or the rating on a class of related Serviced       Companion Loan Securities, then the Master Servicer may not be terminated by or at the direction of the related Serviced Companion Loan Holder or the holders of any Certificates, but upon the written direction of the related Serviced Companion Loan Holder, the Master Servicer will be required to appoint a sub-servicer that will be responsible for servicing the related Serviced Loan Combination. Also, notwithstanding the foregoing, if a Servicer Termination Event described in clauses (a), (b), (c), (d), (f), (g) or (h) under “—Servicer Termination Events” on the part of the Special Servicer affects only a Serviced Companion Loan, a Serviced Companion Loan Holder or a rating on any Serviced Companion Loan Securities, then it will not be a Servicer Termination Event with respect to the Mortgage Pool as a whole, but the related Serviced Companion Loan Holder may terminate the Special Servicer with respect to the related Serviced Loan Combination.

Notwithstanding the foregoing discussion in this “—Rights Upon Servicer Termination Event” section, if the Master Servicer is terminated under the circumstances described above because of the occurrence of any of the Servicer Termination Events described in clause (f), (g) or (h) under “—Servicer Termination Events” above, the Master Servicer will have the right for a period of 45 days (during which time it will continue to serve as Master Servicer), at its expense, to sell its master servicing rights with respect to the Mortgage Loans to a Master Servicer as to which the Rating Agencies have provided a Rating Agency Confirmation.

No Certificateholder will have any right under the Pooling and Servicing Agreement to institute any proceeding with respect to the Pooling and Servicing Agreement or the Mortgage Loans, unless, with respect to the Pooling and Servicing Agreement, such holder previously has given to the Trustee a written notice of a default under the Pooling and Servicing Agreement, and of the continuance of the default, and unless also the holders of at least 25% of the Voting Rights of any Class affected thereby have made written request of the Trustee (with a copy to the Certificate Administrator) to institute such proceeding in its own name as Trustee under the Pooling and Servicing Agreement and have offered to the Trustee such reasonable indemnity as it may require against the costs, expenses and liabilities to be incurred in connection with such proceeding, and the Trustee, for 60 days after its receipt of such notice, request and offer of indemnity, has neglected or refused to institute such proceeding.

The Trustee will have no obligation to make any investigation of matters arising under the Pooling and Servicing Agreement or to institute, conduct or defend any litigation under the Pooling and Servicing Agreement or in relation to it at the request, order or direction of any of the holders of Certificates, unless such holders of Certificates have offered to the Trustee security or indemnity reasonably satisfactory to it against the costs, expenses and liabilities which may be incurred in connection with such action.

In addition, the Depositor may terminate each of the Master Servicer and the Special Servicer upon five business days’ notice if the Master Servicer or the Special Servicer, as the case may be, fails to comply with certain of its reporting obligations under the Pooling and Servicing Agreement, and such failure is not remedied within the time period specified in the Pooling and Servicing Agreement.

Waivers of Servicer Termination Events

A Servicer Termination Event may be waived by the Certificateholders evidencing not less than 66-2/3% of the Voting Rights of all Certificates (and, if such Servicer Termination Event is on the part of a Special Servicer with respect to a Serviced Loan Combination only, by each affected Serviced Companion Loan Holder). Notwithstanding the foregoing, (1) a Servicer Termination Event under clause (a) or (b) under “—Servicer Termination Events” above may be waived only with the consent of all of the Certificateholders of the affected Classes, and (2) a Servicer Termination Event under clause (i) under “—Servicer Termination Events” above may be waived only with the consent of the Depositor, together with (in the case of each of clauses (1) and (2) of this sentence) the consent of any Serviced Companion Loan Holder affected by such Servicer Termination Event. If a Servicer Termination Event on the part of the Master Servicer is waived in connection with a Serviced Loan Combination, the related Serviced Companion Loan Holder may require that the Master Servicer appoint a sub-servicer to service the related Serviced Loan Combination, which sub-servicer is the subject of a Rating Agency Confirmation.

Termination of the Special Servicer Other Than in Connection With a Servicer Termination Event

General

The Special Servicer may be removed and replaced in such capacity and a successor Special Servicer appointed, other than in connection with a Servicer Termination Event, with respect to any Serviced Mortgage Loan or Serviced Loan Combination, as follows:

(a)       with or without cause, at the direction of the applicable Directing Holder, upon satisfaction of certain conditions specified in the Pooling and Servicing Agreement (including the delivery of a Rating Agency Confirmation);

(b)       if a Control Termination Event has occurred and is continuing, pursuant to a vote of applicable Certificateholders, with or without cause, in accordance with the procedures described below under “—Removal of the Special Servicer by Certificateholders Following a Control Termination Event”, upon the affirmative vote of (a) the holders of Regular Certificates, evidencing at least 66-2/3% of the Voting Rights allocable to the Regular Certificates of those holders that voted on such matter (provided that holders representing the applicable Certificateholder Quorum vote on the matter) or (b) the holders of Non-Reduced Certificates entitled to vote on the matter evidencing more than 50% of the Voting Rights allocable to each Class of such Non-Reduced Certificates; and

(c)       at any time, with respect to the Serviced Loans, if (i) the Operating Advisor (A) determines, in its sole discretion exercised in good faith, that the Special Servicer has failed to comply with the Servicing Standard and a replacement of the Special Servicer would be in the best interest of the Certificateholders and the Uncertificated VRR Interest Owners (as a collective whole), and (B) recommends the replacement of the Special Servicer with respect to the Serviced Loans, and (ii) the holders of Certificates evidencing at least a majority of the aggregate outstanding principal balance of the Certificates of those holders that voted on the matter (provided that holders representing the applicable Certificateholder Quorum vote on the matter) affirmatively vote to remove the Special Servicer in such capacity in accordance with the procedures set forth under “—Removal of the Special Servicer by Certificateholders Based on the Recommendation of the Operating Advisor”.

“Certificateholder Quorum” means a quorum that, (a) for purposes of a vote to terminate and replace the Special Servicer or the Asset Representations Reviewer at the request of the holders of Certificates evidencing not less than 25% of the Voting Rights (without regard to the application of any Appraisal Reduction Amounts), consists of the holders of Certificates evidencing at least 50% of the Voting Rights (taking into account the allocation of any Appraisal Reduction Amounts to notionally reduce the Certificate Balances of the respective Classes of Principal Balance Certificates) of all Certificates on an aggregate basis; and (b) for purposes of a vote to terminate and replace the Special Servicer based on a recommendation of the Operating Advisor, consists of the holders and/or beneficial owners of Certificates evidencing at least 20% of the aggregate of the outstanding principal balances of all Certificates, with such quorum including at least three (3) holders and/or beneficial owners that are not Risk Retention Affiliated with each other.

In addition, the Depositor may terminate the Special Servicer upon five business days’ notice if the Special Servicer fails to comply with certain of its reporting obligations under the Pooling and Servicing Agreement.

In no event may a successor Special Servicer be a current or former Operating Advisor or Asset Representations Reviewer or any affiliate (including any Risk Retention Affiliate) of such current or former Operating Advisor or Asset Representations Reviewer.

Excluded Special Servicer Mortgage Loans

Notwithstanding the foregoing, if the Special Servicer, to its knowledge, becomes a Borrower Party with respect to any Mortgage Loan or Loan Combination (any such Mortgage Loan or Loan Combination, an “Excluded Special Servicer Mortgage Loan”), the Special Servicer will be required to resign as Special Servicer of that Excluded Special Servicer Mortgage Loan. The applicable Directing Holder will be entitled to appoint (and replace with or without cause) a successor Special Servicer that is not a Borrower Party in accordance with the terms of the Pooling and Servicing Agreement (the “Excluded Mortgage Loan Special Servicer”) for the related

Excluded Special Servicer Mortgage Loan. If an Excluded Special Servicer Mortgage Loan is also an Excluded Mortgage Loan, the largest Controlling Class Certificateholder (by Certificate Balance) that is not an Excluded Controlling Class Holder will be entitled to appoint (and replace with or without cause) the Excluded Mortgage Loan Special Servicer for the related Excluded Special Servicer Mortgage Loan in accordance with the terms of the Pooling and Servicing Agreement. If a Control Termination Event has occurred and is continuing, neither the Controlling Class Representative nor any other Controlling Class Certificateholder will be entitled to remove or replace the Excluded Mortgage Loan Special Servicer with respect to any Excluded Special Servicer Mortgage Loan. If a Control Termination Event has occurred and is continuing and prior to the occurrence of a Consultation Termination Event, the largest Controlling Class Certificateholder that is not an Excluded Controlling Class Holder will have the right to appoint the Excluded Mortgage Loan Special Servicer.

If there is no applicable Directing Holder entitled to appoint an Excluded Mortgage Loan Special Servicer for an Excluded Special Servicer Mortgage Loan (or if there is an applicable Directing Holder so entitled but it has not appointed a replacement Special Servicer within 30 days), then the Certificate Administrator will so notify the resigning Special Servicer that such Excluded Mortgage Loan Special Servicer has not been appointed and such resigning Special Servicer will use reasonable efforts to appoint such Excluded Mortgage Loan Special Servicer. In the event that the resigning Special Servicer is required to appoint an Excluded Mortgage Loan Special Servicer, the resigning Special Servicer will not have any liability for the actions or inactions of the newly appointed Excluded Mortgage Loan Special Servicer or with respect to the identity of the applicable Excluded Mortgage Loan Special Servicer (so long as, on the date of appointment, such appointment meets the criteria of the Pooling and Servicing Agreement).

If at any time the Special Servicer is no longer a Borrower Party with respect to an Excluded Special Servicer Mortgage Loan, (1) the related Excluded Mortgage Loan Special Servicer will be required to resign, (2) the related Mortgage Loan or Loan Combination, as the case may be, will no longer be an Excluded Special Servicer Mortgage Loan, (3) the original Special Servicer will become the Special Servicer again for such Mortgage Loan or Loan Combination, as the case may be, and (4) the original Special Servicer will be entitled to all special servicing compensation with respect to such Mortgage Loan or Loan Combination, as the case may be, earned during such time on and after such Mortgage Loan or Loan Combination, as the case may be, is no longer an Excluded Special Servicer Mortgage Loan.

The Excluded Mortgage Loan Special Servicer will be required to perform all of the obligations of the Special Servicer for the related Excluded Special Servicer Mortgage Loan and will be entitled to all special servicing compensation with respect to such Excluded Special Servicer Mortgage Loan earned during such time as the related Mortgage Loan is an Excluded Special Servicer Mortgage Loan.  The Special Servicer will remain entitled to all special servicing compensation with respect to the Mortgage Loans and Serviced Loan Combinations that are not Excluded Special Servicer Mortgage Loans during such time.

Notwithstanding the foregoing discussion under this “—Excluded Special Servicer Mortgage Loans” sub-heading, in the case of any Serviced Outside Controlled Loan Combination, the related Outside Controlling Note Holder will have the right to appoint an Excluded Mortgage Loan Special Servicer.

Removal of the Special Servicer by Certificateholders Following a Control Termination Event

The procedures for removing a Special Servicer (other than with respect to any Serviced Outside Controlled Loan Combination) if a Control Termination Event has occurred and is continuing will be as follows: upon (i) the written direction of holders of Certificates evidencing at least 25% of the Voting Rights of the Regular Certificates requesting a vote to terminate and replace the Special Servicer (with respect to all of the Serviced Loans other than any Serviced Outside Controlled Loan Combination) with a proposed successor Special Servicer, (ii) payment by such holders to the Certificate Administrator of the reasonable fees and expenses to be incurred by the Certificate Administrator in connection with administering such vote and (iii) delivery by such holders to the Certificate Administrator and the Trustee of a Rating Agency Confirmation addressing the removal and replacement of the Special Servicer (which confirmations will be obtained at the expense of such holders), the Certificate Administrator will be required to promptly provide written notice to all Certificateholders of such request by posting such notice on its internet website and by mailing at their addresses appearing in the certificate register. Upon the affirmative vote of (a) the holders of Certificates evidencing at least 66-2/3% of the Voting Rights allocable to the Certificates of those holders that voted on such matter (provided that holders representing the applicable Certificateholder Quorum vote on the matter) or (b) the holders of Non-Reduced Certificates evidencing more than 50% of the Voting Rights allocable to each Class of Non-Reduced Certificates, the Trustee will be required to terminate all of the rights and obligations of the Special Servicer under the Pooling and Servicing Agreement with respect to the applicable Serviced Loans (other than any Serviced Outside Controlled Loan Combination) and appoint the proposed successor Special Servicer; provided that if that affirmative vote is not achieved within 180 days of the initial request for a vote to so terminate and replace the Special Servicer, then that vote will have no force and effect. The Certificate Administrator will include on each Distribution Date statement a statement that each Certificateholder and beneficial owner of Certificates may access such notices on the Certificate Administrator’s website and each Certificateholder and beneficial owner of Certificates may register to receive email notifications when such notices are posted on the website. Any such appointment of a successor Special Servicer with respect to the Serviced Loans (other than any Serviced Outside Controlled Loan Combination) based on a Certificateholder vote will be subject to the receipt of a Rating Agency Confirmation. The Certificate Administrator will be entitled to reimbursement from the requesting Certificateholders for the reasonable expenses of posting notices of such requests.

Removal of the Special Servicer by Certificateholders Based on the Recommendation of the Operating Advisor

With respect to the Serviced Loans, if the Operating Advisor determines, in its sole discretion exercised in good faith, that (1) the Special Servicer has failed to comply with the Servicing Standard and (2) a replacement of the Special Servicer would be in the best interest of the Certificateholders and the Uncertificated VRR Interest Owners (as a collective whole), the Operating Advisor will have the right to recommend the replacement of the Special Servicer with respect to the Serviced Loans. In any such event, the Operating Advisor will be required to deliver to the Trustee and the Certificate Administrator, with a copy to the Special Servicer, a written recommendation detailing the reasons supporting its position (along with relevant information justifying its recommendation) and recommending a replacement Special Servicer meeting the applicable requirements of the Pooling and Servicing Agreement, which recommended special servicer has agreed to succeed the then-current Special Servicer with respect to the Serviced Loans if appointed in accordance with the Pooling and Servicing Agreement. The Certificate Administrator will be required to promptly post a copy of such recommendation on its internet website and by mail send notice to all Certificateholders, asking them to indicate whether they wish to remove the Special Servicer. Upon the affirmative vote of the holders of Certificates evidencing at least a majority of the aggregate outstanding principal balance of the Certificates of those holders that voted on the matter (provided that holders representing the applicable Certificateholder Quorum vote on the matter within 180 days of the initial request for a vote), and receipt by the Certificate Administrator of a Rating Agency Confirmation from each Rating Agency, the Trustee will terminate all of the rights and obligations of the Special Servicer under the Pooling and Servicing Agreement with respect to the applicable Serviced Loans, and appoint the recommended successor Special Servicer. If such affirmative vote of the holders of the required Certificates is not achieved within 180 days of the request for a vote on the removal of the Special Servicer, the recommendation of the Operating Advisor to so remove and replace the Special Servicer will lapse and be of no force and effect. The reasonable fees and out-of-pocket costs and expenses associated with obtaining the Rating Agency Confirmation described above and administering the vote on removal of the Special Servicer will be an additional expense of the Issuing Entity. If the entity acting as Special Servicer is terminated pursuant to a vote to terminate and replace the Special Servicer based on a recommendation of the Operating Advisor, then the terminated party may not subsequently be re-appointed as the Special Servicer under the Pooling and Servicing Agreement with respect to the Serviced Loan(s) as to which it was terminated pursuant to any provision of the Pooling and Servicing Agreement or any Co-Lender Agreement.

Resignation of the Master Servicer, the Special Servicer and the Operating Advisor

Each of the Master Servicer and the Special Servicer may resign, assign its rights and delegate its duties and obligations under the Pooling and Servicing Agreement; provided that certain conditions are satisfied including obtaining a Rating Agency Confirmation.  The resigning Master Servicer or Special Servicer, as applicable, must pay all costs and expenses associated with the transfer of its duties after resignation. The Pooling and Servicing Agreement provides that the Master Servicer or the Special Servicer, as the case may be, may not otherwise resign from its obligations and duties as Master Servicer or Special Servicer, as the case may be, except upon the determination that performance of its duties is no longer permissible under applicable law and provided that such determination is evidenced by an opinion of counsel to that effect delivered to the Trustee and the Certificate Administrator. No such resignation may become effective until the Trustee (solely with respect to the Master Servicer or the Special Servicer) or a successor Master Servicer or Special Servicer has assumed the obligations of the Master Servicer or the Special Servicer, as applicable, under the Pooling and Servicing Agreement. The Trustee or any other successor Master Servicer or Special Servicer assuming the obligations of the Master Servicer or the Special Servicer under the Pooling and Servicing Agreement will be entitled to the compensation to which the Master Servicer or the Special Servicer would have been entitled after the date of assumption of such obligations (other than certain Workout Fees which the prior Special Servicer will be entitled to retain and other than the excess servicing portion of the Servicing Fee which, subject to reduction in order to retain a successor, may be retained or transferred by the initial Master Servicer). If no successor Master Servicer or Special Servicer can be obtained to perform such obligations for such compensation, additional amounts payable to such successor Master Servicer or Special Servicer will result in shortfalls in distributions on the Certificates.

The Operating Advisor may resign from its duties and obligations under the Pooling and Servicing Agreement upon 30 days’ prior written notice to the parties to the Pooling and Servicing Agreement, any applicable Directing Holder and any applicable Consulting Parties; provided that certain conditions are satisfied including obtaining a Rating Agency Confirmation. No such resignation may become effective until a successor entity has assumed the obligations of the Operating Advisor under the Pooling and Servicing Agreement. The successor entity assuming the obligations of the Operating Advisor under the Pooling and Servicing Agreement will be entitled to the compensation to which the Operating Advisor would have been entitled after the date of assumption of such obligations. If no successor Operating Advisor has been appointed and accepted such appointment within 60 days after the resigning Operating Advisor’s giving of notice of resignation, the resigning Operating Advisor may petition any court of competent jurisdiction for appointment of a successor. The resigning Operating Advisor must pay all costs and expenses associated with its resignation and the transfer of its duties.  If no successor Operating Advisor can be obtained to perform such obligations for such compensation, additional amounts payable to such successor Operating Advisor will result in shortfalls in distributions on the Certificates.

In addition, in the event that, at any time following the date that the Credit Risk Retention Rules are no longer applicable to this securitization transaction and there are no Classes of Certificates or Uncertificated VRR Interest outstanding other than the Control Eligible Certificates, the Combined VRR Interest, the Class S Certificates and the Class R Certificates, then all of the rights and obligations of the Operating Advisor under the Pooling and Servicing Agreement will terminate without payment of any penalty or termination fee (other than any rights or obligations that accrued prior to the date of such termination (including accrued and unpaid compensation) and other than indemnification rights arising out of events occurring prior to such termination). If the Operating Advisor is terminated pursuant to the foregoing sentence, then no replacement operating advisor will be appointed.

The Pooling and Servicing Agreement will prohibit the appointment of the Asset Representations Reviewer or one of its affiliates as successor to the Master Servicer or Special Servicer.

Qualification, Resignation and Removal of the Trustee and the Certificate Administrator

The Trustee is required to maintain (A) a rating on its unsecured long-term debt of at least “BBB+” by S&P, (B) a rating on its unsecured long term-debt of at least “A-” by Fitch or a rating on its short-term debt of at least “F1” by Fitch and (C) if rated by KBRA, a rating on its unsecured long-term debt of at least “A-” by KBRA; provided, however, that Wilmington Trust, National Association as the initial trustee will be deemed to have met the eligibility requirements in (A) through (C) above for so long as (a) it has a rating on its unsecured long-term debt of at least “BBB” from S&P and a short term debt rating of at least “A-2” from S&P, (b) it has a rating on its unsecured long-term debt of at least “BBB” by Fitch or a rating on its short-term debt of at least “F2” by Fitch and (c) the master servicer has (i) a rating on its unsecured long-term debt of at least “A” by S&P and a rating on its short-term debt of at least “A-1” from S&P and (ii) a rating on its unsecured long-term debt of a least “A” by Fitch or a rating on its short-term debt of at least “F1” by Fitch (or such other rating with respect to which the applicable Rating Agency has provided a Rating Agency Confirmation). In addition, the Trustee is required to satisfy the requirements for a Trustee contemplated by clause (a)(4)(i) of Rule 3a-7 under the Investment Company Act. The Certificate Administrator is required to maintain a rating on its unsecured long term debt of at least (A) “BBB+” by S&P (or “BBB” by S&P if the Certificate Administrator’s unsecured short term debt is rated at least “A-2” by S&P), (B) “BBB+” by Fitch and (C) if rated by KBRA, “A-” by KBRA (or in the case of any Rating Agency’s requirement set forth above in this sentence, such other rating with respect to which the applicable Rating Agency has provided a Rating Agency Confirmation). Each of the Trustee and the Certificate Administrator may resign at any time by giving written notice to, among others, the other parties to the Pooling and Servicing Agreement. However, no such resignation will be effective until a successor has been appointed. Upon such notice, the

Master Servicer will appoint a successor Trustee or Certificate Administrator, as applicable. If no successor has been appointed and accepted such appointment within 90 days after the giving of such notice of resignation, the resigning Trustee or Certificate Administrator, as applicable, may petition any court of competent jurisdiction for appointment of a successor, and such petition will be an expense of the Issuing Entity.

The Depositor may remove the Trustee or Certificate Administrator, as applicable (and appoint a successor) if, among other things, the Trustee or Certificate Administrator, as applicable, ceases to be eligible to continue as such under the Pooling and Servicing Agreement or if at any time the Trustee or Certificate Administrator, as applicable, becomes incapable of acting, or is adjudged bankrupt or insolvent, or a receiver of the Trustee or Certificate Administrator, as applicable, or its respective property is appointed or any public officer takes charge or control of the Trustee or Certificate Administrator, as applicable, or of its property. The holders of Certificates evidencing more than 50% of the Voting Rights allocated to all of the Certificates may remove the Trustee or Certificate Administrator, as applicable, and appoint a successor, upon prior written notice to, among others, the Depositor, the Master Servicer, the Certificate Administrator and the Trustee.

Any resignation or removal of the Trustee or Certificate Administrator, as applicable, and appointment of a successor will not become effective until (i) acceptance by the successor Trustee or Certificate Administrator, as applicable, of the appointment, and (ii) the resigning Trustee or Certificate Administrator, as applicable, files any required Form 8-K.

Notwithstanding the foregoing, upon any resignation or termination of the Trustee or Certificate Administrator, as applicable, under the Pooling and Servicing Agreement, the Trustee or Certificate Administrator, as applicable, will continue to be entitled to receive all accrued and unpaid compensation through the date of termination plus (in the case of the Trustee) reimbursement for all Advances made by it and interest on those Advances as provided in the Pooling and Servicing Agreement. The Trustee or Certificate Administrator, as applicable, will be required to bear all reasonable out-of-pocket costs and expenses of each party to the Pooling and Servicing Agreement and each Rating Agency in connection with any removal or resignation of such entity as and to the extent required under the Pooling and Servicing Agreement; provided, that if the Trustee or Certificate Administrator, as applicable, is terminated without cause by the holders of Certificates evidencing more than 50% of the Voting Rights allocated to all of the Certificates as provided in the second preceding paragraph, then such holders will be required to pay all the reasonable costs and expenses of the Trustee or Certificate Administrator, as applicable, necessary to effect the transfer of the rights and obligations (including custody of the Mortgage Loan files) of the Trustee or Certificate Administrator, as applicable, to a successor. Any successor Trustee or Certificate Administrator, as applicable, must have a combined capital and surplus of at least $50,000,000, and the ratings on its unsecured long term debt set forth above.

At any time, for the purpose of meeting any legal requirements of any jurisdiction in which any part of the Issuing Entity, the assets thereof or any property securing the same is located, the Depositor and the Trustee acting jointly will have the power to appoint one or more persons or entities to act (at the expense of (i) the Trustee, if the need to appoint such co-trustee(s) arises from any change in or matter relating to the identity, organization, status, power, conflicts, internal policy or other development or matter with respect to the Trustee, and/or (ii) the Issuing Entity, if the need to appoint such co-trustee(s) arises from a change in applicable law or the identity, status or power of the Issuing Entity; provided, however, that in the event the need to appoint such co-trustee(s) arises from a combination of the events described in clause (i) and clause (ii), the expense will be split evenly between the Trustee and the Issuing Entity; and provided, further, that in the event the need to appoint such co-trustee(s) arises from none of the events described in clause (i) and clause (ii), such appointment will be at the expense of the Issuing Entity) as co-trustee or co-trustees, jointly with the Trustee, or separate trustee or separate trustees, of all or any part of the Issuing Entity, and to vest in such co-trustee or separate trustee such powers, duties, obligations, rights and trusts as the Depositor and the Trustee may consider necessary or desirable. The appointment of a co-trustee or separate trustee will not relieve the Trustee of its responsibilities, obligations and liabilities under the Pooling and Servicing Agreement except as required by applicable law.

The Certificate Administrator is required to perform only those duties described in this prospectus or otherwise specifically required under the Pooling and Servicing Agreement. If no Servicer Termination Event has occurred, and after the curing or waiver of all Servicer Termination Events which may have occurred, the Trustee is required to perform only those duties described in this prospectus or otherwise specifically required under the Pooling and Servicing Agreement. Upon receipt of the various certificates, reports or other instruments required to be furnished to it, the Trustee or the Certificate Administrator, as applicable, is required to examine such documents and to determine whether they conform on their face to the requirements of the Pooling and Servicing Agreement.

The Depositor may terminate the Certificate Administrator upon 5 business days’ notice if the Certificate Administrator fails to comply with certain of its reporting obligations under the Pooling and Servicing Agreement.

The Pooling and Servicing Agreement will prohibit the appointment of the Asset Representations Reviewer or one of its affiliates as successor to the Trustee or Certificate Administrator.

Amendment

The Pooling and Servicing Agreement may be amended without the consent of any of the holders of Certificates or the Uncertificated VRR Interest Owners:

(a)    to cure any ambiguity to the extent that it does not adversely affect any holders of Certificates or the Uncertificated VRR Interest Owners;

(b)    to correct or supplement any of its provisions which may be inconsistent with any other provisions of the Pooling and Servicing Agreement or with the description of the provisions in this prospectus, or to correct any error;

(c)    to change the timing and/or nature of deposits in the Collection Account, the Excess Liquidation Proceeds Reserve Account, the Excess Interest Distribution Account, the Distribution Account or any REO Account; provided that (A) the Master Servicer Remittance Date may in no event be later than the business day prior to the related Distribution Date and (B) the change would not adversely affect in any material respect the interests of any Certificateholder or Uncertificated VRR Interest Owner, as evidenced by an opinion of counsel (at the expense of the party requesting the amendment);

(d)    to modify, eliminate or add to any of its provisions (i) to the extent necessary to maintain the qualification of any Trust REMIC as a REMIC or the Grantor Trust as a grantor trust or to avoid or minimize the risk of imposition of any tax on the Issuing Entity; provided that the Trustee and the Certificate Administrator have received an opinion of counsel (at the expense of the party requesting the amendment) to the effect that (1) the action is necessary or desirable to maintain such qualification or to avoid or minimize such risk and (2) the action will not adversely affect in any material respect the interests of any holder of the Certificates or any Uncertificated VRR Interest Owner, (ii) to restrict (or to remove any existing restrictions with respect to) the transfer of the Class R Certificates, provided that the Depositor has determined that the amendment will not give rise to any tax with respect to the transfer of the Class R Certificates to a non-permitted transferee, (iii) to the extent necessary to comply with the Investment Company Act of 1940, as amended, the Exchange Act, Regulation AB, Regulation RR and/or any related regulatory actions and/or interpretations, or (iv) in the event that Regulation RR (or any portion thereof) or any other regulations applicable to the risk retention requirements for this securitization transaction are amended or repealed, to the extent required to comply with any such amendment or to modify or eliminate any risk retention requirements no longer applicable to this securitization transaction in light of such repeal;

(e)    to make any other provisions with respect to matters or questions arising under the Pooling and Servicing Agreement or any other change; provided that the amendment will not adversely affect in any material respect the interests of any Certificateholder or any Uncertificated VRR Interest Owner, as evidenced by an opinion of counsel;

(f)     to amend or supplement any provision of the Pooling and Servicing Agreement to the extent necessary to maintain the ratings assigned to each Class of Certificates by any Rating Agency; provided that such amendment will not adversely affect in any material respect the interests of any Certificateholder or any Uncertificated VRR Interest Owner; and

(g)    to modify the procedures in the Pooling and Servicing Agreement relating to Rule 17g-5 under the Exchange Act (“Rule 17g-5”); provided that such modification does not increase the obligations of the Trustee, the Certificate Administrator, the Operating Advisor, the Master Servicer or the Special Servicer without such party’s consent (which consent may not be withheld unless the modification would materially adversely affect that party or materially increase that party’s obligations under the Pooling and Servicing Agreement); provided, further, that notice of such modification is provided to all parties to the Pooling and Servicing Agreement.

Notwithstanding the foregoing, no such amendment to the Pooling and Servicing Agreement contemplated by the first paragraph under this section entitled “—Amendment” will be permitted if the amendment would (i) reduce the consent or consultation rights or the right to receive information under the Pooling and Servicing Agreement of the Controlling Class Representative without the consent of the Controlling Class Representative, (ii) reduce the consultation rights or the right to receive information under the Pooling and Servicing Agreement of the Operating Advisor without the consent of the Operating Advisor, (iii) change in any manner the obligations or rights of any Sponsor under the applicable Mortgage Loan Purchase Agreement or the Pooling and Servicing Agreement without the consent of the affected Sponsor, (iv) change in any manner the obligations or rights of any underwriter or initial purchaser of Certificates without the consent of the related underwriter or initial purchaser of Certificates, or (v) adversely affect any Serviced Companion Loan Holder in its capacity as such without its consent.

The Pooling and Servicing Agreement may also be amended by the parties to the Pooling and Servicing Agreement with the consent of the holders of Certificates evidencing not less than 66⅔% of the aggregate Percentage Interests of each Class affected by the amendment for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling and Servicing Agreement or of modifying in any manner the rights of the holders of the Certificates, except that the amendment may not (1) reduce in any manner the amount of, or delay the timing of, payments received on the Serviced Loans which are required to be distributed on a Certificate of any Class or the Uncertificated VRR Interest without the consent of the holder of that Certificate or the Uncertificated VRR Interest Owners, as applicable, or that are required to be distributed to a Serviced Companion Loan Holder without its consent, (2) reduce the percentage of Certificates of any Class or of the Uncertificated VRR Interest the holders of which are required to consent to the amendment without the consent of the holders of all Certificates of that Class or of the Uncertificated VRR Interest then outstanding, (3) change in any manner the obligations or rights of any Sponsor under the applicable Mortgage Loan Purchase Agreement or the Pooling and Servicing Agreement without the consent of the related Sponsor, (4) change the definition of “Servicing Standard” without either (a) the consent of 100% of the Certificateholders and the Uncertificated VRR Interest Owners or (b) a Rating Agency Confirmation, (5) without the consent of 100% of the Certificateholders of the Class or Classes of Certificates or the Uncertificated VRR Interest Owners, that is adversely affected thereby, change (a) the percentages of Voting Rights of Certificateholders, which are required to consent to any action or inaction under the Pooling and Servicing Agreement, (b) the right of the Certificateholders to remove the Special Servicer or (c) the right of the Certificateholders to terminate the Operating Advisor, (6) adversely affect the Controlling Class Representative without the consent of 100% of the Controlling Class Certificateholders, (7) change in any manner the obligations or rights of any underwriter without the consent of the affected underwriter, or (8) adversely affect any Serviced Companion Loan Holder in its capacity as such without its consent.

Notwithstanding the foregoing, the Pooling and Servicing Agreement may not be amended without the Master Servicer, the Special Servicer, the Trustee and/or the Certificate Administrator (in each case, only if requested by such party) having first received an opinion of counsel, at the expense of the person requesting the amendment (or, if the amendment is required by any Rating Agency to maintain the rating issued by it or requested by the Trustee or the Certificate Administrator for any purpose described in clause (a) or clause (b) of the first paragraph of this section entitled “—Amendment”, then at the expense of the Issuing Entity), to the effect that the amendment will not result in the imposition of a tax on any portion of the Issuing Entity (other than a tax at the corporate tax rate on net income from foreclosure property pursuant to Code Section 860G(c)) or cause any Trust REMIC to fail to qualify as a REMIC or the Grantor Trust to fail to qualify as a grantor trust for federal income tax purposes. The party requesting an amendment to the Pooling and Servicing Agreement will be required to give each Rating Agency prior written notice of such amendment.

Certain amendments to the Pooling and Servicing Agreement may require the delivery of certain opinions of counsel at the expense of the Issuing Entity. In addition, prior to the execution of any amendment to the Pooling and Servicing Agreement, the Trustee, the Certificate Administrator, the Special Servicer and the Master Servicer may request and will be entitled to rely conclusively upon an opinion of counsel, at the expense of the party requesting such amendment (or, if such amendment is required by any Rating Agency to maintain the rating issued by it or requested by the Trustee or the Certificate Administrator for any purpose described in clause (a), (b), (c) or (e) (which does not modify or otherwise relate solely to the obligations, duties or rights of the Trustee or the Certificate Administrator, as applicable) of the first paragraph of this section entitled “—Amendment”, then at the expense of the Issuing Entity) stating that the execution of such amendment is authorized or permitted by the Pooling and Servicing Agreement, and that all conditions precedent to such amendment are satisfied.

Realization Upon Mortgage Loans

Specially Serviced Loans; Appraisals

Promptly upon the occurrence of an Appraisal Reduction Event with respect to a Serviced Loan, the Special Servicer will be required to use reasonable efforts to obtain an appraisal of the Mortgaged Property or REO Property, as the case may be, from an Appraiser in accordance with MAI standards (an “Updated Appraisal”) or, with respect to any Serviced Loan with an outstanding principal balance less than $2,000,000, conduct an internal valuation as contemplated under “—Appraisal Reduction Amounts” in this prospectus unless the Special Servicer elects to obtain an Updated Appraisal with respect to such Serviced Loan. However, the Special Servicer will not be required to obtain an Updated Appraisal or conduct an internal valuation of any Mortgaged Property with respect to which there exists an appraisal from an Appraiser in accordance with MAI standards which is less than nine (9) months old, unless the Special Servicer determines that such previously obtained Appraisal is materially inaccurate. The cost of any Updated Appraisal will be advanced by, and reimbursable to, the Master Servicer as a Property Advance or will be an expense of the Issuing Entity and paid out of the Collection Account if determined to be a Nonrecoverable Advance to the extent provided in the Pooling and Servicing Agreement.

Standards for Conduct Generally in Effecting Foreclosure or the Sale of Defaulted Loans

In connection with any foreclosure, enforcement of the related Mortgage Loan documents, or other acquisition, the cost and expenses of any such proceeding will be a Property Advance or an expense of the Issuing Entity and paid out of the Collection Account if determined to be a Nonrecoverable Advance.

If the Special Servicer elects to proceed with a non-judicial foreclosure in accordance with the laws of the state where the Mortgaged Property is located, the Special Servicer will not be required to pursue a deficiency judgment against the related borrower, if available, or any other liable party if the laws of the state do not permit such a deficiency judgment after a non-judicial foreclosure or if the Special Servicer determines, in accordance with the Servicing Standard, that the likely recovery if a deficiency judgment is obtained will not be sufficient to warrant the cost, time, expense and/or exposure of pursuing the deficiency judgment and such determination is evidenced by an officers’ certificate delivered to the Trustee, the Certificate Administrator, and any applicable Directing Holder and Consulting Party.

Notwithstanding anything in this prospectus to the contrary, the Pooling and Servicing Agreement will provide that the Special Servicer will not, on behalf of the Issuing Entity or a related Serviced Companion Loan Holder, obtain title to a Mortgaged Property as a result of foreclosure or by deed-in-lieu of foreclosure or otherwise, and will not otherwise acquire possession of, or take any other action with respect to, any Mortgaged Property if, as a result of any such action, the Trustee, the Certificate Administrator, the Issuing Entity or the holders of Certificates, the Uncertificated VRR Interest Owners or a related Serviced Companion Loan Holder would be considered to hold title to, to be a “mortgagee-in-possession” of, or to be an “owner” or “operator” of, such Mortgaged Property within the meaning of the federal Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or any comparable law, unless the Special Servicer has previously determined, based on an updated environmental assessment report prepared by an independent person who regularly conducts environmental audits, that: (i) such Mortgaged Property is in compliance with applicable environmental laws or, if not, after consultation with an environmental consultant, that it would be in the best economic interest of the Issuing Entity and, if applicable, a related Serviced Companion Loan Holder (as a collective whole) to take such actions as are necessary to bring such Mortgaged Property in compliance with applicable environmental laws and (ii) there are no circumstances present at such Mortgaged Property relating to the use, management or disposal of any hazardous materials for which investigation, testing, monitoring, containment, clean-up or remediation could be required under any currently effective federal, state or local law or regulation, or that, if any such hazardous materials are present for which such action could be required, after consultation with an environmental consultant it would be in the best economic interest of the Issuing Entity and any related Serviced Companion Loan Holder (as a collective whole as if the Issuing Entity and, if applicable, such Serviced Companion Loan Holder(s) constituted a single lender (and, with respect to a Serviced AB Loan Combination, taking into account the subordinate nature of the related Subordinate Companion Loan(s))) to take such actions with respect to the affected Mortgaged Property as could be required by such law or regulation. If appropriate, the Special Servicer may establish a single member limited liability company with the Issuing Entity and, if applicable, a related Serviced Companion Loan Holder, as the sole owner to hold title to the Mortgaged Property.

In the event that title to any Mortgaged Property is acquired in foreclosure or by deed-in-lieu of foreclosure, the deed or certificate of sale is required to be issued to the Trustee, to a co-trustee or to its nominee or a separate trustee or co-trustee on behalf of the Trustee, on behalf of the Certificateholders and the Uncertificated VRR Interest Owners and, if applicable, any related Serviced Companion Loan Holder(s). Notwithstanding any such acquisition of title and cancellation of the related Serviced Loan, the related Serviced Mortgage Loan will generally be considered to be an REO Mortgage Loan held in the Issuing Entity until such time as the related REO Property is sold by the Issuing Entity.

If title to any Mortgaged Property is acquired by the Issuing Entity (directly or through a single member limited liability company established for that purpose), the Special Servicer will be required to sell the Mortgaged Property prior to the close of the third calendar year beginning after the year of acquisition, unless (1) the IRS grants (or does not deny) an extension of time to sell the property or (2) the Special Servicer, the Certificate Administrator and the Trustee receive an opinion of independent counsel to the effect that the holding of the property by the Lower-Tier REMIC longer than the above-referenced three year period will not result in the imposition of a tax on any Trust REMIC or cause any Trust REMIC to fail to qualify as a REMIC under the Code at any time that any Certificate is outstanding. Subject to the foregoing and any other tax-related limitations, pursuant to the Pooling and Servicing Agreement, the Special Servicer will generally be required to attempt to sell any Mortgaged Property so acquired in accordance with the Servicing Standard. The Special Servicer will also be required to manage, conserve, protect and operate any Mortgaged Property acquired by the Issuing Entity in a manner which does not cause such property to fail to qualify as “foreclosure property” within the meaning of Code Section 860G(a)(8) or result in the receipt by the Issuing Entity of any income from nonpermitted assets as described in Code Section 860F(a)(2)(B). If the Lower-Tier REMIC acquires title to any Mortgaged Property, the Special Servicer, on behalf of the Lower-Tier REMIC will retain, at the expense of the Issuing Entity, an independent contractor to manage and operate the property. The independent contractor generally will be permitted to perform construction (including renovation) on a foreclosed property only if the construction was more than 10% completed at the time default on the related Mortgage Loan became imminent.  The retention of an independent contractor, however, will not relieve the Special Servicer of its obligation to manage the Mortgaged Property as required under the Pooling and Servicing Agreement.

Generally, none of the Trust REMICs will be taxable on income received with respect to a Mortgaged Property acquired by the Issuing Entity to the extent that it constitutes “rents from real property,” within the meaning of Code Section 856(c)(3)(A) and Treasury regulations under the Code. Rents from real property include fixed rents and rents based on the gross receipts or sales of a tenant but do not include the portion of any rental based on the net income or profit of any tenant or sub-tenant. No determination has been made whether rent on any of the Mortgaged Properties meets this requirement. Rents from real property include charges for services customarily furnished or rendered in connection with the rental of real property, whether or not the charges are separately stated. Services furnished to the tenants of a particular building will be considered as customary if, in the geographic market in which the building is located, tenants in buildings which are of similar class are customarily provided with the service. No determination has been made whether the services furnished to the tenants of the Mortgaged Properties are “customary” within the meaning of applicable regulations. It is therefore possible that a portion of the rental income with respect to a Mortgaged Property owned by the Issuing Entity would not constitute rents from real property, or that none of such income would qualify if a separate charge is not stated for such non-customary services or they are not performed by an independent contractor. Rents from real property also do not include income from the operation of a trade or business on the Mortgaged Property, such as a hospitality property or rental income attributable to personal property leased in connection with a lease of real property if the rent attributable to personal property exceeds 15% of the total net rent for the taxable year. Any of the foregoing types of income may instead constitute “net income from foreclosure property,” which would be taxable to the Lower-Tier REMIC at the federal corporate rate and may also be subject to state or local taxes. The Pooling and Servicing Agreement provides that the Special Servicer will be permitted to cause the Lower-Tier REMIC to earn “net income from foreclosure property” that is subject to tax if it determines that the net after-tax benefit to Certificateholders, the Uncertificated VRR Interest Owners and any related Companion Loan Holders, as a collective whole, could reasonably be expected to be greater than another method of operating or net leasing the Mortgaged Property. Because these sources of income, if they exist, are already in place with respect to the

Mortgaged Properties, it is generally viewed as beneficial to Certificateholders and the Uncertificated VRR Interest Owners to permit the Issuing Entity to continue to earn them if it acquires a Mortgaged Property, even at the cost of this tax.  These taxes would be chargeable against the related income for purposes of determining the proceeds available for distribution to the holders of Certificates and the Uncertificated VRR Interest Owners. See “Material Federal Income Tax Consequences—Taxes That May Be Imposed on a REMIC—Net Income from Foreclosure Property”.

To the extent that Liquidation Proceeds collected with respect to any Mortgage Loan are less than the sum of (1) the outstanding principal balance of the Mortgage Loan, (2) interest accrued on the Mortgage Loan and (3) the aggregate amount of outstanding reimbursable expenses (including any (i) unpaid servicing compensation, (ii) unreimbursed Property Advances, (iii) accrued and unpaid interest on all Advances and (iv) additional expenses of the Issuing Entity) incurred with respect to the Mortgage Loan, the Issuing Entity will realize a loss in the amount of the shortfall. The Trustee, the Certificate Administrator, the Master Servicer and/or the Special Servicer will be entitled to reimbursement out of the Liquidation Proceeds recovered on any Mortgage Loan or Serviced Loan Combination, prior to the distribution of those Liquidation Proceeds to Certificateholders, the Uncertificated VRR Interest Owners or the Serviced Companion Loan Holders, of any and all amounts that represent unpaid servicing compensation in respect of the related Mortgage Loan or Serviced Loan Combination, certain unreimbursed expenses incurred with respect to the Mortgage Loan or Serviced Loan Combination and any unreimbursed Advances (including interest on Advances) made with respect to the Mortgage Loan or Serviced Loan Combination. In addition, amounts otherwise distributable on the Certificates and the Uncertificated VRR Interest will be further reduced by interest payable to the Master Servicer, the Special Servicer or Trustee on these Advances.

Sale of Defaulted Mortgage Loans and REO Properties

Promptly upon a Serviced Loan or Serviced Loan Combination becoming a Defaulted Mortgage Loan and if the Special Servicer determines in accordance with the Servicing Standard that it would be in the best interests of the Certificateholders, the Uncertificated VRR Interest Owners and, in the case of a Serviced Loan Combination, any related Serviced Companion Loan Holder(s) (as a collective whole as if such Certificateholders and the Uncertificated VRR Interest Owners and, in the case of a Serviced Loan Combination, any related Serviced Companion Loan Holder(s), constituted a single lender) to attempt to sell such Serviced Loan, the Special Servicer will be required to use reasonable efforts to solicit offers for the Defaulted Mortgage Loan on behalf of the Certificateholders, the Uncertificated VRR Interest Owners and, if applicable, any related Serviced Companion Loan Holder(s) in such manner as will be reasonably likely to realize a fair price. The Special Servicer will generally be required to accept the first (and, if multiple offers are contemporaneously received, the highest) cash offer received from any person that constitutes a fair price for the Defaulted Mortgage Loan. The Special Servicer is required to notify, among others, any applicable Directing Holder and Consulting Party of any written offers (excluding, for the sake of clarity, any unsuccessful bids received during an auction, whether live or on-line, that were lower than the accepted offer) received regarding the sale of any Defaulted Mortgage Loan, in each case to the extent requested by any such party.

The Special Servicer will be required to determine whether any cash offer constitutes a fair price for any Defaulted Mortgage Loan if the offeror is a person other than an Interested Person. In determining whether any offer from a person other than an Interested Person constitutes a fair price for any Defaulted Mortgage Loan, the Special Servicer will be required to take into account, among other factors (in addition to the results of any appraisal, updated appraisal or narrative appraisal that it may have obtained pursuant to the Pooling and Servicing Agreement within the prior nine months), the period and amount of any delinquency on the affected Mortgage Loan, the occupancy level and physical condition of the related Mortgaged Property and the state of the local economy. The cost of any appraisal obtained to determine whether any offer from a person other than an Interested Person constitutes a fair price for any Defaulted Mortgage Loan will be covered by, and will be reimbursable as, a Property Advance.

If the offeror is an Interested Person (provided that the Trustee may not be an offeror), then the Trustee will be required to determine whether the cash offer constitutes a fair price. However, no offer from an Interested Person will constitute a fair price unless (i) it is the highest offer received and (ii) at least two other offers are received from independent third parties. In determining whether any offer received from an Interested Person represents a fair price for any such Defaulted Mortgage Loan, the Trustee will be required to (at the expense of the Interested Person) designate an independent third party expert in real estate or commercial mortgage loan matters with at least five years’ experience in valuing or investing in loans similar to the subject Serviced Loan or Serviced Loan Combination and that has been selected with reasonable care by the Trustee to determine if such cash offer constitutes a fair price for such Serviced Loan; provided, that the Trustee may not engage a third party expert whose fees exceed a commercially reasonable amount as determined by the Trustee. The reasonable costs of all appraisals, inspection reports and broker opinions of value incurred by any such third party pursuant to this paragraph will be covered by, and will be reimbursable by the Interested Person. The Trustee will be entitled to rely conclusively upon the determination of the independent third party expert designated by it as described above.

The Repurchase Price will be deemed a fair price in all events.

With respect to any Serviced Loan Combination that, pursuant to the terms of the related Co-Lender Agreement, becomes a Defaulted Mortgage Loan, and if the Special Servicer determines to sell the related Serviced Mortgage Loan in accordance with the discussion in this “—Realization Upon Mortgage Loans—Sale of Defaulted Mortgage Loans and REO Properties” section, then the Special Servicer will be required to sell each related Serviced Pari Passu Companion Loan together with such Serviced Mortgage Loan as a single whole loan in accordance with the terms of the Pooling and Servicing Agreement, and subject to any rights of the applicable Directing Holder and the holder of any related non-controlling Serviced Pari Passu Companion Loan under the Pooling and Servicing Agreement or under the related Co-Lender Agreement.  The Special Servicer will not be permitted to sell any such Serviced Loan Combination if it becomes a Defaulted Mortgage Loan without the written consent of each related Serviced Pari Passu Companion Loan Holder (provided that such consent is not required if the consenting party is the borrower or an affiliate of the borrower) unless the Special Servicer has delivered to such related Serviced Pari Passu Companion Loan Holder: (a) at least 15 business days’ prior written notice of any decision to attempt to sell such Serviced Loan Combination; (b) at least ten days prior to the proposed sale date, a copy of each bid package (together with any material amendments to such bid packages) received by the Special Servicer in connection with any such proposed sale; (c) at least ten days prior to the proposed sale date, a copy of the most recent appraisal for the subject Serviced Loan Combination, and any documents in the servicing file reasonably requested by such related Serviced Pari Passu Companion Loan Holder that are material to the price of the subject Serviced Loan Combination; and (d) until the sale is completed, and a reasonable period of time (but no less time than is afforded to other offerors) prior to the proposed sale date, all information and other documents being provided to other offerors and all leases or other documents that are approved by the Master Servicer or the Special Servicer in connection with the proposed sale; provided, that a related Serviced Pari Passu Companion Loan Holder may waive as to itself any of the delivery or timing requirements set forth in this sentence. The Directing Holder and each related Serviced Pari Passu Companion Loan Holder will be permitted to submit an offer at any sale of the subject Serviced Loan Combination unless such person is the borrower or an agent or affiliate of the borrower. See “Description of the Mortgage Pool—The Loan Combinations” above in this prospectus.

With respect to any Serviced AB Loan Combination that includes a Subordinate Companion Loan held outside the Issuing Entity, if the related Serviced Mortgage Loan becomes a Defaulted Mortgage Loan, and if the Special Servicer determines to sell such Serviced Mortgage Loan in accordance with the discussion in this “—Realization Upon Mortgage Loans—Sale of Defaulted Mortgage Loans and REO Properties” section, then the Special Servicer will not be permitted or required to sell such Subordinate Companion Loan(s) together with such Serviced Mortgage Loan and any related Serviced Pari Passu Companion Loan(s) as a single whole loan except as required by the related Co-Lender Agreement. See “Description of the Mortgage Pool—The Loan Combinations” in this prospectus.

If an Outside Serviced Mortgage Loan becomes the equivalent of a Defaulted Mortgage Loan and the Outside Special Servicer elects to sell any promissory note evidencing a portion of the related Outside Serviced Loan Combination, the Outside Special Servicer will be required to sell such Outside Serviced Mortgage Loan, together with the related Companion Loan(s), as a single whole loan, pursuant to the Outside Servicing Agreement. See “Description of the Mortgage Pool—The Loan Combinations” with respect to the Outside Serviced Loan Combinations.

The Special Servicer is required to use reasonable efforts to solicit offers for each REO Property related to a Serviced Mortgage Loan on behalf of the Certificateholders, the Uncertificated VRR Interest Owners and any related Serviced Companion Loan Holder, if applicable, and to sell each such REO Property in the same manner as with respect to a Defaulted Mortgage Loan.

Notwithstanding any of the foregoing paragraphs, the Special Servicer will not be required to accept the highest cash offer for a Defaulted Mortgage Loan if the Special Servicer determines (in consultation with any applicable Directing Holder and Consulting Parties), in accordance with the Servicing Standard, that rejection of such offer would be in the best interests of the Certificateholders, the Uncertificated VRR Interest Owners and, in the case of a sale of a Serviced Loan Combination (or applicable portion thereof), the related affected Serviced Companion Loan Holder(s) (as a collective whole as if such Certificateholders, such Uncertificated VRR Interest Owners and, if applicable, any such related Serviced Companion Loan Holder(s) constituted a single lender), and the Special Servicer may accept a lower cash offer (from any person other than itself or an affiliate) if it determines, in its reasonable and good faith judgment, that acceptance of such offer would be in the best interests of the Certificateholders, the Uncertificated VRR Interest Owners and, in the case of a Serviced Loan Combination, any related affected Serviced Companion Loan Holder(s) (as a collective whole as if such Certificateholders, such Uncertificated VRR Interest Owners and, if applicable, any such related Serviced Pari Passu Companion Loan Holder(s) constituted a single lender).

Notwithstanding any of the foregoing paragraphs, the Special Servicer will not be required to accept the highest cash offer for an REO Property if the Special Servicer determines (in consultation with any applicable Directing Holder and Consulting Parties), in accordance with the Servicing Standard, that rejection of such offer would be in the best interests of the Certificateholders, the Uncertificated VRR Interest Owners and, in the case of a sale of an REO Property related to a Serviced Loan Combination, the related Serviced Companion Loan Holder(s) (as a collective whole as if such Certificateholders, such Uncertificated VRR Interest Owners and, if applicable, any related Serviced Companion Loan Holder(s) constituted a single lender (and, in the case of a Serviced AB Loan Combination, taking into account the subordinate nature of the related Serviced Subordinate Companion Loan(s))), and the Special Servicer may accept a lower cash offer (from any person other than itself or an affiliate) if it determines, in its reasonable and good faith judgment, that acceptance of such offer would be in the best interests of the Certificateholders, the Uncertificated VRR Interest Owners and, in the case of an REO Property related to a Serviced Loan Combination, any related Serviced Companion Loan Holder(s) (as a collective whole as if such Certificateholders, such Uncertificated VRR Interest Owners and, if applicable, any related Serviced Companion Loan Holder(s) constituted a single lender (and, in the case of a Serviced AB Loan Combination, taking into account the subordinate nature of the related Serviced Subordinate Companion Loan(s))).

An “Interested Person” is any party to the Pooling and Servicing Agreement, any Sponsor, any applicable Directing Holder or Consulting Party, any borrower, any holder of a related mezzanine loan, any manager of a Mortgaged Property, any independent contractor engaged by the Special Servicer or any affiliate of any of the preceding entities, and, with respect to a Defaulted Mortgage Loan that constitutes a Serviced Loan Combination, the depositor, the master servicer, the special servicer (or any independent contractor engaged by such special servicer), or the trustee for the securitization of the related Serviced Companion Loan, the related Serviced Companion Loan Holder or its representative, any holder of a related mezzanine loan, or any known affiliate of any such party described above.

Modifications, Waivers and Amendments

The Pooling and Servicing Agreement will permit (a) with respect to any Serviced Loan that is a non-Specially Serviced Loan, the Master Servicer (if the related modification, waiver or amendment does not constitute a Special Servicer Decision or Major Decision, as discussed under “—Servicing of the Mortgage Loans” above), or (b) with respect to any Specially Serviced Loan or any non-Specially Serviced Mortgage Loan if the related modification, waiver or amendment constitutes a Special Servicer Decision or Major Decision, the Special Servicer, in each case subject to any consent rights of any applicable Directing Holder and/or the consultation rights of any applicable Consulting Party (to the extent any such Directing Holder or Consulting Party has consent or consultation rights, as applicable, as described under the Risk Retention Consultation Party discussion under “Credit Risk Retention”, “—Directing Holder” and “—Operating Advisor” below and this “—Realization Upon Mortgage Loans—Modifications, Waivers and Amendments” section) and, to the extent required in accordance with the related Co-Lender Agreement, any related Serviced Companion Loan Holder or its representative, to modify, waive or amend any term of any Serviced Loan if such modification, waiver or amendment (i) is consistent with the Servicing Standard and (ii) would not constitute a “significant modification” of such Serviced Loan pursuant to Treasury Regulations Section 1.860G-2(b) and would not otherwise (A) cause any Trust REMIC to fail to qualify as a REMIC or cause the Grantor Trust to fail to qualify as a grantor trust or (B) result in the imposition of a tax upon any Trust REMIC or the Issuing Entity (including but not limited to the tax on “prohibited transactions” as defined in Code Section 860F(a)(2) and the tax on contributions to a REMIC set forth in Code Section 860G(d), but not including the tax on “net income from foreclosure property” under Code Section 860G(c)).  Notwithstanding the foregoing, (i) if the Master Servicer and the Special Servicer mutually agree, the Master Servicer may modify, waive or amend any term of any non-Specially Serviced Loan that would constitute a Special Servicer Decision or Major Decision with the consent of the Special Servicer and (ii) the Master Servicer may, with respect to a non-Specially Serviced Loan, agree to a modification, waiver or amendment contemplated by clause (b) or subclause (i) or (ii) of clause (e) of the definition of “Special Servicer Decision” with the consent of the Special Servicer.

The Special Servicer will be required to obtain the consent of the applicable Directing Holder for Major Decisions to the extent described below under “—Directing Holder”. The Special Servicer is also required to obtain the consent of the applicable Directing Holder in connection with any modification, waiver or amendment with regard to any Specially Serviced Loan to the extent described below under “—Directing Holder”. When the Special Servicer’s consent is required to a modification, waiver or amendment that is a Major Decision or a Special Servicer Decision (e.g., when the Master Servicer and Special Servicer have mutually agreed that the Master Servicer will process such modification, waiver or amendment), the Master Servicer is required, in a manner consistent with the Servicing Standard, to provide the Special Servicer with written notice of any request for such modification, waiver or amendment accompanied by the Master Servicer’s written recommendation and analysis and any and all information in the Master Servicer’s possession or reasonably available to it that the Special Servicer or the applicable Directing Holder may reasonably request to grant or withhold such consent. With respect to all applicable Specially Serviced Loan(s) and non-Specially Serviced Loan(s), the Special Servicer will be required to obtain, prior to consenting to such a proposed action of the Master Servicer that constitutes a Major Decision, and prior to itself taking any such action that constitutes a Major Decision, the written consent of the applicable Directing Holder, which consent will be deemed given if such Directing Holder does not respond to a request for consent within the time periods set forth in the Pooling and Servicing Agreement.

In connection with (i) the release of a Mortgaged Property or any portion of a Mortgaged Property from the lien of the related Mortgage, or (ii) the taking of a Mortgaged Property or any portion of a Mortgaged Property by exercise of the power of eminent domain or condemnation, if the related Serviced Loan documents require the Master Servicer or the Special Servicer, as applicable, to calculate (or require the related borrower to provide such calculation to the Master Servicer or the Special Servicer, as applicable) the loan-to-value ratio of the remaining Mortgaged Property or Mortgaged Properties or the fair market value of the real property constituting the remaining Mortgaged Property or Mortgaged Properties, for purposes of REMIC qualification of the related Serviced Mortgage Loan, then, unless then permitted by the REMIC provisions of the Code, such calculation will exclude the value of personal property and going concern value, if any. In order to meet the foregoing requirements, in the case of a release of real property collateral securing a Mortgage Loan, the Master Servicer or Special Servicer, as applicable, will be required to observe the REMIC requirements of the Code with respect to a required payment of principal if the related loan-to-value ratio immediately after the release exceeds 125% with respect to the related property.

In no event, however, will the Special Servicer be permitted to (i) extend the maturity date of a Serviced Loan beyond a date that is five years prior to the Rated Final Distribution Date of the rated Certificates, or (ii) if the Serviced Loan is secured by a ground lease, extend the maturity date of such Serviced Loan beyond a date which is 20 years or, to the extent consistent with the Servicing Standard, giving due consideration to the remaining term of the ground lease, ten years, prior to the end of the current term of the ground lease, plus any options to extend exercisable unilaterally by the borrower.

In addition to the foregoing, the Master Servicer or the Special Servicer, as applicable, will be allowed to grant a forbearance on a Mortgage Loan related to the global COVID-19 emergency if (i) prior to October 1, 2021, the period of forbearance granted, when added to any prior periods of forbearance granted before or after the Issuing Entity acquired such Mortgage Loan (whether or not such prior grants of forbearance were covered by Section 5.02(2) of Revenue Procedure 2020-26 (as amplified by Revenue Procedure 2021-12), does not exceed six months (or such longer period of time as may be allowed by guidance that is binding on federal income tax authorities) and such forbearance is otherwise covered by Section 5.02(2) of Revenue Procedure 2020-26 (as amplified by Revenue Procedure 2021-12), (ii) such forbearance is permitted under any other provision of the Pooling and Servicing Agreement and the requirements under such provision are satisfied, or (iii) an opinion of counsel obtained by the Master Servicer or the Special Servicer, as applicable, is delivered to the effect that such forbearance will not endanger the status of any Trust REMIC as a REMIC or the Grantor Trust as a grantor trust or result in the imposition of a tax upon any Trust REMIC, the Grantor Trust or the Issuing Entity (including but not limited to the tax on prohibited transactions as defined in Code Section 860F(a)(2) and the tax on prohibited contributions as defined in Code Section 860G(d)).

Any modification, waiver or amendment with respect to a Serviced Loan Combination may be subject to the consent and/or consultation rights of the related Serviced Companion Loan Holder as described under “Description of the Mortgage Pool—The Loan Combinations”. No modification, waiver or amendment of any Co-Lender Agreement related to a Serviced Loan or an action to enforce rights with respect thereto, in each case, in a manner that materially and adversely affects the rights, duties and obligations of the Master Servicer or the Special Servicer, as applicable, will be permitted without the prior written consent of the Master Servicer or the Special Servicer, as applicable.

The Master Servicer or the Special Servicer, as applicable, is required to notify the Trustee, the Certificate Administrator, the Depositor, any related Serviced Companion Loan Holder, any applicable Directing Holder, any applicable Consulting Parties and the 17g-5 information provider, in writing, of any modification, waiver or amendment of any term of any Serviced Loan and the date of the modification and deliver a copy to the Trustee, any related Serviced Companion Loan Holder, any applicable Directing Holder and any applicable Consulting Parties), and the original to the Certificate Administrator or other custodian under the Pooling and Servicing Agreement (the “Custodian”) of the recorded agreement relating to such modification, waiver or amendment within 15 business days following the execution and recordation of the modification, waiver or amendment.

Any Modification Fees paid by any borrower to the Master Servicer or the Special Servicer with respect to a modification, consent, extension, waiver or amendment of any term of a Serviced Loan (in the case of a Serviced Loan Combination, if applicable, subject to any related Co-Lender Agreement) will be applied as described under “—Application of Penalty Charges and Modification Fees”.

With respect to an Outside Serviced Mortgage Loan, any modifications, waivers and amendments will be effected by the Outside Special Servicer or the Outside Servicer, as applicable, in accordance with the terms of the related Outside Servicing Agreement and the related Co-Lender Agreement. See “Description of the Mortgage Pool—The Loan Combinations” and “—Servicing of the Outside Serviced Mortgage Loans” in this prospectus. Any consent and/or consultation rights entitled to be exercised by the holder of such Outside Serviced Mortgage Loan with respect to modifications, waivers and amendments or certain other major decisions under the Outside Servicing Agreement, will be exercised by the Controlling Class Representative or, following a Control Termination Event (in the case of consent rights) or a Consultation Termination Event (in the case of consultation rights) or if such Outside Serviced Mortgage Loan is an Excluded Mortgage Loan, by the Master Servicer; provided that, after the occurrence and during the continuance of an Operating Advisor Consultation Trigger Event, any such consultation rights will be exercised by the Master Servicer or the Controlling Class Representative, as applicable, jointly with the Operating Advisor (but, in the case of the Operating Advisor, only with respect to matters similar to Major Decisions). The Special Servicer will only be obligated to forward any requests received from the Outside Servicer or the Outside Special Servicer, as applicable, for such consent and/or consultation to the Master Servicer (who will forward any such request to the Controlling Class Representative except if a Control Termination Event or Consultation Termination Event, as applicable, has occurred and is continuing or if such Outside Serviced Mortgage Loan is an Excluded Mortgage Loan and, following the occurrence and during the continuance of an Operating Advisor Consultation Trigger Event, to the Operating Advisor), and the Special Servicer will have no right or obligation to exercise any such consent or consultation rights.

Directing Holder

General

The applicable Directing Holder will be entitled to advise (1) the Special Servicer, with respect to the applicable Serviced Loan(s) that are Specially Serviced Loan(s) and (2) the Special Servicer, with respect to the applicable Serviced Loan(s) that are not Specially Serviced Loan(s), as to all Major Decisions, in each case as described below.

Except as otherwise described in the succeeding paragraphs, (a) the Master Servicer will not be permitted to take any of the following actions unless the Master Servicer and the Special Servicer mutually agree that the

Master Servicer will take such action, subject to the consent of the Special Servicer, and (b) the Special Servicer will not be permitted to take or to consent to the Master Servicer’s taking, any of the following actions as to which the applicable Directing Holder has objected in writing within 10 business days (or in the case of a determination of an Acceptable Insurance Default, 20 days) after receipt of the related Major Decision Reporting Package from the Special Servicer (provided that if such written objection has not been received by the Special Servicer within the 10-business day or, if applicable, 20-day period, such applicable Directing Holder will be deemed to have approved such action (each of the following, a “Major Decision”):

(A)       any proposed or actual foreclosure upon or comparable conversion (which may include acquisitions of an REO Property) of the ownership of properties securing such of the Serviced Loans as come into and continue in default;

(B)       any modification, consent to a modification or waiver of any monetary term (other than Penalty Charges which the Master Servicer or the Special Servicer, as applicable, is permitted to waive pursuant to the Pooling and Servicing Agreement) or material non-monetary term (including, without limitation, any Payment Accommodations, a modification with respect to the timing of payments and acceptance of discounted payoffs but excluding waiver of Penalty Charges) of a Serviced Loan or any extension of the maturity date or Anticipated Repayment Date, as applicable, of such Serviced Loan;

(C)       any sale of a Serviced Mortgage Loan that is a Defaulted Mortgage Loan (and any related Serviced Companion Loan) or an REO Property (other than in connection with the termination of the Issuing Entity as described under “—Optional Termination; Optional Mortgage Loan Purchase”) for less than the applicable Repurchase Price;

(D)       any determination to bring an REO Property into compliance with applicable environmental laws or to otherwise address hazardous material located at an REO Property;

 (E)      any release of collateral or any acceptance of substitute or additional collateral for a Serviced Loan or any consent to either of the foregoing, unless such action is otherwise required pursuant to the specific terms of the related Serviced Loan and there is no lender discretion;

(F)       any waiver of a “due-on-sale” or “due-on-encumbrance” clause with respect to a Serviced Loan or, if lender consent is required, any consent to such a waiver or consent to a transfer of the Mortgaged Property or interests in the borrower (including any interests in any applicable mezzanine borrower) or consent to the incurrence of additional debt, other than any such transfer or incurrence of debt as may be effected without the consent of the lender under the related loan agreement;

(G)       any approval of property management company changes or franchise changes, in each case to the extent the lender is required to consent to, or approve, such changes under the related Mortgage Loan documents, provided that with respect to property management company changes (i) the Serviced Loan has an outstanding principal balance greater than $2,500,000, or (ii) the successor property manager is affiliated with the borrower;

(H)       releases of any holdback amounts, escrow accounts, reserve accounts or letters of credit held as performance or “earn-out” holdbacks, escrows or reserves, other than those required pursuant to the specific terms of the related Serviced Loan and for which there is no lender discretion;

(I)        any acceptance of an assumption agreement or any other agreement permitting transfers of interests in a borrower or guarantor releasing a borrower or guarantor from liability under a Serviced Loan other than pursuant to the specific terms of such Serviced Loan and for which there is no lender discretion;

(J)       any acceleration of a Serviced Loan following a default or an event of default with respect to a Serviced Loan, any initiation of judicial, bankruptcy or similar proceedings under the related Mortgage Loan documents or with respect to the related mortgagor or Mortgaged Property;

(K)       the determination of the Special Servicer pursuant to clause (b) or clause (g) of the definition of “Servicing Transfer Event”;

(L)       any modification, waiver or amendment of an intercreditor agreement, Co-Lender Agreement or similar agreement, in each case entered into with any mezzanine lender or Companion Loan Holder or subordinate debt holder related to a Serviced Loan, or an action to enforce rights with respect thereto and in each case, in a manner that materially and adversely affects the holders of the Control Eligible Certificates;

(M)      any determination of an Acceptable Insurance Default; and

(N)       any determination whether to permit any ground lease modification, amendment or subordination, non-disturbance and attornment agreement or entry into a new ground lease other than pursuant to the specific terms of such Serviced Loan and for which there is no lender discretion;

provided, however, that in the event that the Master Servicer or the Special Servicer determines that immediate action is necessary to protect the interests of the Certificateholders and the Uncertificated VRR Interest Owners (and, with respect to any Serviced Loan Combination, the Serviced Companion Loan Holder(s)) (as a collective whole as if such Certificateholders, such Uncertificated VRR Interest Owners and, if applicable, the Serviced Companion Loan Holder(s) constituted a single lender (and, with respect to a Serviced AB Loan Combination, taking into account the subordinate nature of the related Subordinate Companion Loan)), the Master Servicer or the Special Servicer, as the case may be, may take any such action without waiting for the Directing Holder’s (or, if applicable, the Special Servicer’s) response. For the avoidance of doubt, any modification, waiver, consent or amendment by the Master Servicer or the Special Servicer that is set forth above as a Major Decision will constitute a Major Decision regardless of the fact that such action is being taken in connection with a defeasance.

“Major Decision Reporting Package” means, with respect to any Major Decision, (i) a written report prepared by the Special Servicer describing in reasonable detail (1) the background and circumstances requiring action of the Special Servicer, (2) the proposed course of action recommended, and (3) information regarding any direct or indirect conflict of interest in the subject action, and (ii) all information in the Special Servicer’s possession that is reasonably requested by the party receiving such Major Decision Reporting Package in order for such party to exercise any consultation or consent rights available to such party under the Pooling and Servicing Agreement. For the avoidance of doubt, the Special Servicer may provide the information described in clauses (i)(1) and (i)(2) in the definition of ”Major Decision Reporting Package” in the form of an Asset Status Report.

In addition to the foregoing, the Special Servicer will be required to consult with any applicable Consulting Parties (including, with respect to the Operating Advisor when it is an applicable Consulting Party, under the circumstances described under “—The Operating Advisor—Consultation Rights” below and, with respect to the Risk Retention Consultation Parties when they are applicable Consulting Parties, under the circumstances described under “Credit Risk Retention—The VRR Interest—The Risk Retention Consultation Parties”) in connection with any Major Decision affecting a Serviced Mortgage Loan or Serviced Loan Combination and to consider alternative actions recommended by such Consulting Parties, but, in the case of the Controlling Class Representative when it is a Consulting Party, only to the extent that consultation with, or consent of, the Controlling Class Representative would have been required prior to the occurrence and continuance of such Control Termination Event; provided that each such consultation is not binding on the Special Servicer.

Furthermore, any applicable Directing Holder may direct the Special Servicer to take, or to refrain from taking, such other actions with respect to any Serviced Loan, as such party may reasonably deem advisable. Notwithstanding the foregoing, neither the Master Servicer nor the Special Servicer will be required to take or refrain from taking any action pursuant to instructions or objections from any such party that would cause it to violate applicable law, the related Mortgage Loan documents, any related Co-Lender Agreement or intercreditor agreement, the Pooling and Servicing Agreement, including the Servicing Standard, or the REMIC provisions of the Code.

The “Directing Holder” with respect to any Serviced Mortgage Loan or, if applicable, Serviced Loan Combination will be:

●

except (i) with respect to an Excluded Mortgage Loan, (ii) with respect to a Serviced Outside Controlled Loan Combination, and (iii) during any period that a Control Termination Event has occurred and is continuing, the Controlling Class Representative; and

●

with respect to any Serviced Outside Controlled Loan Combination (which may include a Servicing Shift Loan Combination or a Serviced Loan Combination with a controlling Subordinate Companion Loan held outside the Issuing Entity), if and for so long as the applicable Companion Loan Holder or its representative is entitled under the related Co-Lender Agreement to exercise consent rights similar to those entitled to be exercised by the Controlling Class Representative, the holder of the related Controlling Note or its representative (during any such period, the “Outside Controlling Note Holder”).

provided, that with respect to any Serviced Loan Combination, the rights of the Directing Holder will be subject to and may be limited by the terms and provisions of any related Co-Lender Agreement.

For the avoidance of doubt: (A) the Controlling Class Representative will not be the Directing Holder if and for so long as (1) a Control Termination Event is in effect, (2) the related Mortgage Loan is an Excluded Mortgage Loan and/or (3) the related Serviced Loan Combination is a Serviced Outside Controlled Loan Combination; (B) there will be no Directing Holder with respect to an Excluded Mortgage Loan; and (C) with respect to any Serviced Outside Controlled Loan Combination, the Outside Controlling Noteholder will be the Directing Holder only if and for so long as such holder is entitled under the related Co-Lender Agreement to exercise consent rights similar to those entitled to be exercised by the Controlling Class Representative.

Further for the avoidance of doubt, with respect to any Mortgage Loan or Loan Combination, if none of the Controlling Class Representative or an Outside Controlling Note Holder is a Directing Holder in accordance with the foregoing definition, then there will be no Directing Holder for that Serviced Mortgage Loan or Serviced Loan Combination.

Each Directing Holder may, pursuant to the Pooling and Servicing Agreement and/or any related Co-Lender Agreement, have the ability to appoint a representative that is entitled to exercise its rights as Directing Holder under the Pooling and Servicing Agreement and/or any related Co-Lender Agreement.

The “Controlling Class Representative” is the Controlling Class Certificateholder (or other representative) selected by at least a majority of the Controlling Class Certificateholders, by Certificate Balance, as identified by notice to the Certificate Administrator by the applicable Controlling Class Certificateholders from time to time, with notice of such selection delivered to the Special Servicer, the Master Servicer, the Operating Advisor, the Asset Representations Reviewer and the Trustee; provided, however, that (i) absent that selection, or (ii) until a Controlling Class Representative is so selected or (iii) upon receipt of a notice from the Controlling Class Certificateholders that own Certificates representing more than 50% of the Certificate Balance of the Controlling Class, that a Controlling Class Representative is no longer designated, the Controlling Class Representative will be the Controlling Class Certificateholder that owns the largest aggregate Certificate Balance of the Controlling Class, as identified to the Certificate Administrator (who will be required to notify the Master Servicer, the Special Servicer and the Operating Advisor) pursuant to the procedures set forth in the Pooling and Servicing Agreement. If, upon the occurrence of any of the events or circumstances specified in clauses (i), (ii) or (iii) above, the Controlling Class Certificateholder that owns the largest aggregate Certificate Balance of the Controlling Class has not been identified to the Certificate Administrator (and thereby the Master Servicer and the Special Servicer), then the Master Servicer and the Special Servicer will have no obligation to obtain the consent of, or consult with, any Controlling Class Representative until notified by the Certificate Administrator of the identity of such largest Controlling Class Certificateholder or otherwise notified of the identity of the Controlling Class Representative as provided in the Pooling and Servicing Agreement. The initial Controlling Class Representative is expected to be KKR Real Estate Credit Opportunity Partners II L.P. or an affiliate thereof. No person may exercise any of the rights and powers of the Controlling Class Representative with respect to an Excluded Mortgage Loan.

Once a Controlling Class Representative has been selected, each of the Master Servicer, the Special Servicer, the Operating Advisor, the Depositor, the Certificate Administrator, the Asset Representations Reviewer, the Trustee and each other Certificateholder (or beneficial owner of Certificates, if applicable) and the Uncertificated VRR Interest Owners will be entitled to rely on such selection unless a majority of the Certificateholders of the Controlling Class, by Certificate Balance, or such Controlling Class Representative has notified the Certificate Administrator, the Master Servicer, the Special Servicer and each other Certificateholder of the Controlling Class, in writing, of the resignation of such Controlling Class Representative or the selection of a new Controlling Class Representative. Upon receipt of written notice of, or other knowledge of, the resignation of a Controlling Class Representative, the Certificate Administrator will be required to request the Certificateholders of the Controlling Class to select a new Controlling Class Representative. Upon receipt of notice of a change in Controlling Class Representative, the Certificate Administrator will be required to promptly forward notice thereof to each other party to the Pooling and Servicing Agreement.

A “Controlling Class Certificateholder” is each holder (or beneficial owner, if applicable) of a Certificate of the Controlling Class as determined by the Certificate Administrator from time to time.

The “Controlling Class” will be as of any time of determination the most subordinate Class of Control Eligible Certificates then outstanding that has an aggregate Certificate Balance, as notionally reduced by any portion of the Cumulative Appraisal Reduction Amount allocable to such Class, at least equal to 25% of the initial Certificate Balance of that Class; provided, however, that (except under the circumstances set forth in the following proviso) if no Class of Control Eligible Certificates meets the preceding requirement, then Class J-RR will be the Controlling Class; provided, further, however, that if, at any time, the aggregate outstanding Certificate Balance of the Classes of Non-Vertically Retained Principal Balance Certificates senior to the Control Eligible Certificates has been reduced to zero (without regard to the allocation of any Cumulative Appraisal Reduction Amounts), then the Controlling Class will be the most subordinate class of Control Eligible Certificates that has an outstanding Certificate Balance greater than zero (without regard to the allocation of any Cumulative Appraisal Reduction Amounts). The Controlling Class as of the Closing Date will be the Class K-RR Certificates.

The “Control Eligible Certificates” will be any of the Class J-RR and Class K-RR Certificates.

A “Control Termination Event” will either (a) occur when none of the Classes of the Control Eligible Certificates has a Certificate Balance (as notionally reduced by any Cumulative Appraisal Reduction Amount then allocable to such Class) that is at least equal to 25% of the initial Certificate Balance of that Class of Certificates or (b) be deemed to occur as described below; provided, however, that a Control Termination Event will in no event exist at any time that the Certificate Balance of each Class of the Non-Vertically Retained Principal Balance Certificates senior to the Control Eligible Certificates has been reduced to zero (without regard to the allocation of Cumulative Appraisal Reduction Amounts). With respect to Excluded Mortgage Loans as to which the Controlling Class Representative would otherwise be the Directing Holder, a Control Termination Event will be deemed to exist.

A “Consultation Termination Event” will either (a) occur when none of the Classes of the Control Eligible Certificates has a Certificate Balance, without regard to the allocation of any Cumulative Appraisal Reduction Amount, that is equal to or greater than 25% of the initial Certificate Balance of that Class of Certificates or (b) be deemed to occur as described below; provided, however, that a Consultation Termination Event will in no event exist at any time that the Certificate Balance of each Class of the Non-Vertically Retained Principal Balance Certificates senior to the Control Eligible Certificates has been reduced to zero (without regard to the allocation of Cumulative Appraisal Reduction Amounts). With respect to Excluded Mortgage Loans as to which the Controlling Class Representative would otherwise be a Consulting Party, a Consultation Termination Event will be deemed to exist.

An “Excluded Mortgage Loan” is a Mortgage Loan or Loan Combination with respect to which the Controlling Class Representative or the holder(s) of more than 50% of the Controlling Class (by Certificate Balance) is (or are) a Borrower Party. As of the Closing Date, the Amazon Seattle Mortgage Loan will be an Excluded Mortgage Loan, based on the fact that each of KKR Real Estate Credit Opportunity Partners II L.P and KKR CMBS II Aggregator Type 1 L.P. is a Borrower Party with respect to such Mortgage Loan.

An “Excluded Controlling Class Mortgage Loan” is a Mortgage Loan or Loan Combination with respect to which the Controlling Class Representative or any Controlling Class Certificateholder, as applicable, is a Borrower Party.

A “Borrower Party” means either (i) a borrower or mortgagor under a Mortgage Loan or Loan Combination or a manager of a related Mortgaged Property or any affiliate of any of the foregoing, or (ii) a holder or beneficial owner (or an affiliate of any holder or beneficial owner) of any Accelerated Mezzanine Loan. Solely for the purposes of the definition of ”Borrower Party”, the term ”affiliate” means, with respect to any specified person, (i) any other person controlling or controlled by or under common control with such specified person or (ii) any other person that owns, directly or indirectly, 25% or more of the beneficial interests in such specified person.

An “Accelerated Mezzanine Loan” means a mezzanine loan (secured by a pledge of the direct (or indirect) equity interests in a borrower under a mortgage loan or loan combination) if such mezzanine loan either (i) has been accelerated or (ii) is the subject of foreclosure proceedings against the equity collateral pledged to secure that mezzanine loan.

After the occurrence and during the continuance of a Control Termination Event, the consent rights of the Controlling Class Representative will terminate, and the Controlling Class Representative will retain consultation rights under the Pooling and Servicing Agreement with respect to certain Major Decisions and other matters with respect to the Serviced Loan(s) as to which it is a Consulting Party.

In addition, unless a Consultation Termination Event exists, the Controlling Class Representative, except with respect to any Loan Combination that includes an Excluded Mortgage Loan, will have non-binding consultation rights with respect to (i) certain Major Decisions and other matters relating to any Serviced Outside Controlled Loan Combination and (ii) certain servicing decisions and other matters relating to any Outside Serviced Loan Combination, in each case if and to the extent that the holder of the related Split Mortgage Loan is granted consultation rights under the related Co-Lender Agreement.

After the occurrence and during the continuance of a Consultation Termination Event, the Controlling Class Representative will have no consultation or consent rights under the Pooling and Servicing Agreement and will have no right to receive any notices, reports or information (other than notices, reports or information required to be delivered to all Certificateholders) or any other rights as a Directing Holder or a Consulting Party. However, each Controlling Class Certificateholder will maintain the right to exercise its Voting Rights for the same purposes as any other Certificateholder under the Pooling and Servicing Agreement (other than with respect to Excluded Controlling Class Mortgage Loans).

If, with respect to any Serviced Outside Controlled Loan Combination, the related controlling note is included in a separate securitization trust, the servicing agreement for the relevant securitization may impose limitations on the exercise of rights associated with that related controlling note. For example, any “controlling class representative” (or equivalent entity) for such other securitization may lose consent and consultation rights in a manner similar to that described in the prior three paragraphs with respect to the Controlling Class Representative.

Neither the Master Servicer nor the Special Servicer will be required to take or to refrain from taking any action pursuant to instructions from the applicable Directing Holder, or due to any failure to approve an action by any such party, or due to an objection by any such party that would cause either the Master Servicer or the Special Servicer to violate applicable law, the related loan documents, the Pooling and Servicing Agreement (including the Servicing Standard), any related Co-Lender Agreement or intercreditor agreement or the REMIC provisions of the Code.

The applicable Directing Holder has certain rights to remove and replace the Special Servicer with respect to the related Serviced Loan(s) as described under “—Termination of the Special Servicer Other Than in Connection With a Servicer Termination Event”.

Each Certificateholder and beneficial owner of a Control Eligible Certificate is hereby deemed to have agreed by virtue of its purchase of such Certificate (or beneficial ownership interest in such Certificate) to provide its name and address to the Certificate Administrator and to notify the Certificate Administrator of the transfer of any Control Eligible Certificate (or the beneficial ownership of any Control Eligible Certificate), the selection of the Controlling Class Representative or the resignation or removal of the Controlling Class Representative. Any such Certificateholder (or beneficial owner) or its designee at any time appointed Controlling Class Representative is hereby deemed to have agreed by virtue of its purchase of a Control Eligible Certificate (or the beneficial ownership interest in a Control Eligible Certificate) to notify the Certificate Administrator when such Certificateholder (or beneficial owner) or designee is appointed Controlling Class Representative and when it is removed or resigns. Upon receipt of such notice, the Certificate Administrator will be required to notify the Special Servicer, the Master Servicer, the Operating Advisor and the Trustee of the identity of the Controlling Class Representative, any resignation or removal of the Controlling Class Representative and/or any new holder or beneficial owner of a Control Eligible Certificate. In addition, upon the request of the Master Servicer, the Special Servicer, the Operating Advisor or the Trustee, as applicable, the Certificate Administrator will be required to provide the identity of the then-current Controlling Class and a list of the Certificateholders (or beneficial owners, if applicable, at the expense of the Issuing Entity if such expense arises in connection with an event as to which the Controlling Class Representative or the Controlling Class has consent or consultation rights pursuant to the Pooling and Servicing Agreement or in connection with a request made by the Operating Advisor in connection with its obligation under the Pooling and Servicing Agreement to deliver a copy of the Operating Advisor Annual Report to the Controlling Class Representative, and otherwise at the expense of the requesting party) of the Controlling Class to such requesting party, and each of the Master Servicer, Special Servicer, Operating Advisor and the Trustee will be entitled to rely on the information so provided by the Certificate Administrator.

In the event of a change in the Controlling Class, the Certificate Administrator will be required to promptly contact the current holder(s) of the Controlling Class (or any designee(s) thereof) or (if known to the Certificate Administrator) one of its affiliates, or, if applicable, any successor Controlling Class Representative or Controlling Class Certificateholder(s), and determine whether any such entity is the holder (or beneficial owner) of at least a majority of the Controlling Class (in effect after such change in Controlling Class) by Certificate Balance. If at any time the current holder of the Controlling Class (or its designee) or (if known to the Certificate Administrator) one of its affiliates, or any successor Controlling Class Representative or Controlling Class Certificateholder(s) is no longer the holder (or beneficial owner) of at least a majority of the Controlling Class by Certificate Balance and the Certificate Administrator has neither (i) received notice of the then-current Controlling Class Certificateholders (or beneficial owners) of at least a majority of the Controlling Class by Certificate Balance nor (ii) received notice of a replacement Controlling Class Representative pursuant to the Pooling and Servicing Agreement, then a Control Termination Event and a Consultation Termination Event will be deemed to have occurred and will be deemed to continue until such time as the Certificate Administrator receives either such notice.

Notwithstanding anything to the contrary described in this prospectus, at any time when the Class K-RR Certificates are the Controlling Class, the holder of more than 50% of the Controlling Class (by Certificate Balance) may waive its right to act as or appoint a Controlling Class Representative and to exercise any of the rights of the Controlling Class Representative or cause the exercise of any of the rights of the Controlling Class Representative set forth in the Pooling and Servicing Agreement, by irrevocable written notice delivered to the Depositor, Certificate Administrator, Trustee, Master Servicer, Special Servicer and Operating Advisor. Any such waiver will remain effective with respect to such holder and the Class K-RR Certificates until such time as either (x) the Class K-RR Certificates are no longer the Controlling Class or (y) that Certificateholder has (i) sold a majority of the Class K-RR Certificates (by Certificate Balance) to an unaffiliated third party and (ii) certified to the Depositor, Certificate Administrator, Trustee, Master Servicer, Special Servicer and Operating Advisor that (a) the transferor retains no direct or indirect voting rights with respect to the Class K-RR Certificates that it transferred, (b) there is no voting agreement between the transferee and the transferor and (c) the transferor retains no direct or indirect economic interest in the Class K-RR Certificates that it transferred. Following any such transfer, and assuming that the Class K-RR Certificates are still the Controlling Class, the successor holder of more than 50% of the Controlling Class (by Certificate Balance) will again have the right to act as or appoint a Controlling Class Representative as described in this prospectus without regard to any prior waiver by the predecessor Certificateholder. The successor Certificateholder will also have the right to irrevocably waive its right to act as or appoint a Controlling Class Representative or, subject to any such limitations described in this prospectus (including by reason of a Control Termination Event or a Consultation Termination Event otherwise existing), to exercise any of the rights of the Controlling Class Representative or cause the exercise of any of the rights of the Controlling Class Representative. No successor Certificateholder described above will have any consent rights with respect to any Serviced Mortgage Loan that became a Specially Serviced Loan prior to its acquisition of a majority of the Class K-RR Certificates that had not also become a Corrected Loan prior to such acquisition until such Serviced Mortgage Loan becomes a Corrected Loan.

Whenever such an “opt-out” by a Controlling Class Certificateholder is in effect:

●	a Control Termination Event and a Consultation Termination Event will be deemed to have occurred and be continuing; and

●

the rights of the holder of more than 50% of the Class K-RR Certificates (by Certificate Balance), if the Class K-RR Certificates are the Controlling Class, to act as or appoint a Controlling Class Representative and the rights of a Controlling Class Representative will not be operative (notwithstanding whether a Control Termination Event or a Consultation Termination Event is or would otherwise then be in effect).

With respect to an Outside Serviced Mortgage Loan, any consent or approvals on actions to be taken by the Outside Special Servicer or the Outside Servicer are governed by the terms of the Outside Servicing Agreement and the related Co-Lender Agreement, as described under “Description of the Mortgage Pool—The Loan Combinations” and “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans”.

Limitation on Liability of the Directing Holder

Any applicable Directing Holder will not be liable to the Issuing Entity, the Certificateholders or the Uncertificated VRR Interest Owners for any action taken, or for refraining from the taking of any action or for errors in judgment. However, the Controlling Class Representative will not be protected against any liability to the Controlling Class Certificateholders that would otherwise be imposed by reason of willful misfeasance, bad faith or negligence in the performance of duties or by reason of negligent disregard of obligations or duties.

Each Certificateholder acknowledges and agrees, by its acceptance of its Certificates, that a Directing Holder:

(a)          may have special relationships and interests that conflict with those of holders of one or more Classes of Certificates or the Uncertificated VRR Interest Owners;

(b)          may act solely in its own interests (or, in the case of the Controlling Class Representative, in the interests of the holders of the Controlling Class);

(c)          does not have any liability or duties to the holders of any Class of Certificates or the Uncertificated VRR Interest Owners (other than, in the case of the Controlling Class Representative, the Controlling Class);

(d)          may take actions that favor its own interests (or, in the case of the Controlling Class Representative, the interests of the holders of the Controlling Class) over the interests of the holders of one or more Classes of Certificates or the Uncertificated VRR Interest Owners; and

(e)          will have no liability whatsoever (other than, in the case of the Controlling Class Representative, to a Controlling Class Certificateholder) for having so acted as set forth in (a) – (d) above, and that no Certificateholder or Uncertificated VRR Interest Owner may take any action whatsoever against any Directing Holder or any affiliate, director, officer, employee, shareholder, member, partner, agent or principal of any Directing Holder for having so acted.

Under circumstances where it is authorized or required to do so by the Pooling and Servicing Agreement, the taking, or refraining from taking, of any action by the Master Servicer or the Special Servicer in accordance with the direction of or approval of the applicable Directing Holder, which does not violate any law or the Servicing Standard or the provisions of the Pooling and Servicing Agreement, or any related Co-Lender Agreement or intercreditor agreement, will not result in any liability on the part of the Master Servicer or the Special Servicer.

Consulting Parties

As used in this prospectus, a “Consulting Party“, with respect to any Serviced Mortgage Loan or, if applicable, Serviced Loan Combination will be, each of:

(i)

except with respect to a Serviced Outside Controlled Loan Combination, solely (a) after the occurrence and during the continuance of a Control Termination Event, but prior to the occurrence and continuance of a Consultation Termination Event and (b) for so long as the related Mortgage Loan is not an Excluded Mortgage Loan, the Controlling Class Representative;

(ii)

with respect to any Serviced Outside Controlled Loan Combination (which may include a Servicing Shift Loan Combination or a Serviced Loan Combination with a controlling Subordinate Companion Loan held outside the Issuing Entity), (a) if and for so long as the holder of the Mortgage Loan included in this securitization transaction is entitled under the related Co-Lender Agreement to exercise consultation rights with respect to such Loan Combination, (b) solely prior to the occurrence and continuance of a Consultation Termination Event, and (c) for so long as the related Mortgage Loan is not an Excluded Mortgage Loan, the Controlling Class Representative;

(iii)

with respect to any Serviced Loan Combination that includes a Pari Passu Companion Loan, the holder of such Pari Passu Companion Loan if and to the extent such holder (a) is not the applicable Directing Holder, and (b) is entitled to exercise consultation rights under the related Co-Lender Agreement;

(iv)	solely after the occurrence and during the continuance of an applicable Operating Advisor Consultation Trigger Event, the Operating Advisor; and

(v)

except with respect to any Excluded RRCP Mortgage Loan, (a) for so long as no Consultation Termination Event is continuing, with respect to any Specially Serviced Loan, and (b) during the continuance of a Consultation Termination Event, with respect to any Mortgage Loan, each Risk Retention Consultation Party.

provided, that with respect to any Serviced Loan Combination, the rights of any Consulting Party set forth in clauses (i) through (iii) above will be subject to and may be limited by the terms and provisions of any related Co-Lender Agreement.

For the avoidance of doubt, (A) the Controlling Class Representative will not be a Consulting Party if and for so long as (1) a Consultation Termination Event is in effect, (2) the related Mortgage Loan is an Excluded Mortgage Loan and/or (3) with respect to any Serviced Outside Controlled Loan Combination, it is not entitled under the related Co-Lender Agreement to exercise consultation rights with respect to such Loan Combination, (B) the Operating Advisor will not be a Consulting Party if and for so long as no Operating Advisor Consultation Trigger Event has occurred and is continuing, (C) none of the Risk Retention Consultation Parties will be a Consulting Party with respect to any Mortgage Loan that is an Excluded RRCP Mortgage Loan with respect to such party, or with respect to any Mortgage Loans other than as described in the immediately preceding clause (v), and (D) the consultation rights of the holder of a Pari Passu Companion Loan with respect to any related Serviced Loan Combination will be subject to the terms of the related Co-Lender Agreement.

Further for the avoidance of doubt, with respect to any Serviced Mortgage Loan or Serviced Loan Combination, if none of the Controlling Class Representative, the Operating Advisor, a Risk Retention Consultation Party, or a holder of a Pari Passu Companion Loan is a Consulting Party in accordance with the foregoing definition, then there will be no Consulting Party for that Serviced Mortgage Loan or Serviced Loan Combination.

Each Consulting Party may, pursuant to the Pooling and Servicing Agreement and/or any related Co-Lender Agreement, have the ability to appoint a representative that is entitled to exercise its rights as Consulting Party under the Pooling and Servicing Agreement and/or any related Co-Lender Agreement.

Operating Advisor

General Obligations

The Operating Advisor will generally review the Special Servicer’s actions and decisions with respect to Specially Serviced Loans and with respect to certain Major Decisions regarding non-Specially Serviced Loans as to which the Operating Advisor has consultation rights following the occurrence and during the continuance of an Operating Advisor Consultation Trigger Event, in light of the Servicing Standard and the requirements of the Pooling and Servicing Agreement, to formulate an opinion as to whether or not the Special Servicer is operating in compliance with the Servicing Standard. In addition, the Operating Advisor (i) after the occurrence and during the continuance of an Operating Advisor Consultation Trigger Event, will be entitled to consult with the Special Servicer as described under “—Operating Advisor—Consultation Rights” below, (ii) upon the occurrence of certain events, will be required to prepare an annual report as described under “—Operating Advisor—Annual Report” below, and (iii) under certain circumstances, may recommend the replacement of the Special Servicer as described under “—Operating Advisor—Replacement of the Special Servicer” below. The Operating Advisor will be required to act in accordance with the Operating Advisor Standard in fulfilling its responsibilities and obligations under the Pooling and Servicing Agreement. The Operating Advisor will act solely as a contracting party to the extent set forth in the Pooling and Servicing Agreement and will have no fiduciary duty to any party. The Operating Advisor’s duties will be limited to its specific obligations under the Pooling and Servicing Agreement, and the Operating Advisor will have no duty or liability to any particular Class of Certificates or any Certificateholder or any Uncertificated VRR Interest Owner. The Operating Advisor is not a servicer or a sub-

servicer and will not be charged with changing the outcome on any particular Specially Serviced Loan or with respect to any Major Decision on which it consults for a non-Specially Serviced Loan. By purchasing a Certificate, potential investors acknowledge and agree that there could be multiple strategies to resolve any Specially Serviced Loan and a variety of actions or decisions made with respect to any Major Decision and that the goal of the Operating Advisor’s participation is to provide additional input relating to the Special Servicer’s compliance with the Servicing Standard in making its determinations as to which strategy to execute. See “Risk Factors—Risks Relating to Conflicts of Interest—Potential Conflicts of Interest of the Operating Advisor”.

Potential investors should note that the Operating Advisor is not an “advisor” for any purpose other than as specifically set forth in the Pooling and Servicing Agreement and is not an advisor to any person, including without limitation any Certificateholder. See “Risk Factors—Other Risks Relating to the Certificates—Your Lack of Control Over the Issuing Entity and Servicing of the Mortgage Loans Can Create Risks”.

The Operating Advisor will generally have no obligations or consultation rights under the Pooling and Servicing Agreement with respect to any Outside Serviced Mortgage Loan or any related REO Properties.

The “Operating Advisor Standard” means the Operating Advisor is required to act solely on behalf of the Issuing Entity and in the best interest of, and for the benefit of, the Certificateholders and the Uncertificated VRR Interest Owners (as a collective whole), and not any particular Class of those Certificateholders or the Uncertificated VRR Interest Owners (as determined by the Operating Advisor in the exercise of its good faith and reasonable judgment), but without regard to any conflict of interest arising from any relationship that the Operating Advisor or any of its affiliates may have with any of the underlying borrowers, any Sponsor, any Mortgage Loan Seller, the Depositor, the Master Servicer, the Special Servicer, the Asset Representations Reviewer, the Directing Holder, any Risk Retention Consultation Party or any of their respective affiliates.

In no event will the Operating Advisor have the power to compel any transaction party to take or refrain from taking any action.

Review Materials

The Special Servicer will be required to provide each Major Decision Reporting Package to the Operating Advisor: (i) as to any Specially Serviced Loan, prior to the occurrence and continuance of an Operating Advisor Consultation Trigger Event, promptly after the Special Servicer receives the Directing Holder’s approval or deemed approval of such Major Decision Reporting Package; and (ii) as to any Serviced Loan, following the occurrence and continuance of an Operating Advisor Consultation Trigger Event (whether or not a Control Termination Event is continuing), simultaneously with the Special Servicer’s written request for the Operating Advisor’s input regarding the related Major Decision.

The Special Servicer will also deliver to the Operating Advisor each related Final Asset Status Report and, if an Operating Advisor Consultation Trigger Event exists, each other asset status report. Subject to the Privileged Information Exception, the Operating Advisor will be obligated to keep confidential any Privileged Information received from the Special Servicer, the applicable Directing Holder or any related Serviced Companion Loan Holder (or its representative) in connection with the applicable Directing Holder’s or such related Serviced Companion Loan Holder’s exercise of any rights under the Pooling and Servicing Agreement (including, without limitation, in connection with any asset status report) or otherwise in connection with the Mortgage Loans.

A “Final Asset Status Report” with respect to any Specially Serviced Loan, means each related asset status report, together with such other data or supporting information provided by the Special Servicer to any applicable Directing Holder or Consulting Party or, if different, the Operating Advisor or any related Serviced Companion Loan Holder (or its representative), in each case, which does not include any communications (other than the related asset status report) between the Special Servicer, on the one hand, and any applicable Directing Holder or Consulting Party, on the other hand, with respect to such Specially Serviced Loan; provided that no asset status report will be considered to be a Final Asset Status Report unless any applicable Directing Holder has either finally approved of and consented to the actions proposed to be taken in connection therewith, or has exhausted all of its rights of approval and consent or has been deemed to have approved or consented to such action or the asset status report is otherwise being implemented by the Special Servicer in accordance with the terms of the Pooling and Servicing Agreement.

The Operating Advisor is required to promptly review (i) all information available to Privileged Persons on the Certificate Administrator’s website with respect to the Special Servicer, assets on the CREFC® servicer watch list, Specially Serviced Loans and, if an Operating Advisor Consultation Trigger Event exists, Major Decisions on non-Specially Serviced Loans, (ii) each related Final Asset Status Report, (iii) if an Operating Advisor Consultation Trigger Event exists, each other asset status report delivered by the Special Servicer to the Operating Advisor, (iv) each Major Decision Reporting Package delivered by the Special Servicer to the Operating Advisor (A) in connection with the Operating Advisor’s consultation rights with respect to the subject Major Decision regarding each Serviced Loan if an Operating Advisor Consultation Trigger Event exists, and (B) with respect to the subject Major Decision regarding each Specially Serviced Loan when an Operating Advisor Consultation Trigger Event does not exist, after the Special Servicer receives the Directing Holder’s approval or deemed approval of such Major Decision Reporting Package, and (v) if specifically required to be delivered to the Operating Advisor under the Pooling and Servicing Agreement, such other reports, documents, certificates and other information prepared by the Special Servicer and received by the Operating Advisor, as relate to the actions and decisions of the Special Servicer in respect of Specially Serviced Loans and, solely in connection with Major Decisions as to which the Operating Advisor has consultation rights, non-Specially Serviced Loans.

The Operating Advisor is required to keep all Privileged Information confidential and may not disclose such Privileged Information to any person (including Certificateholders and the Uncertificated VRR Interest Owners other than the Controlling Class Representative), other than (1) to the extent expressly required by the Pooling and Servicing Agreement, to the other parties to the Pooling and Servicing Agreement with a notice indicating that such information is Privileged Information, (2) pursuant to a Privileged Information Exception or (3) when necessary to support, and directly related to, specific findings or conclusions (i) in the Operating Advisor Annual Report or (ii) in connection with a recommendation by the Operating Advisor for the replacement of the Special Servicer. Notwithstanding the foregoing, the Operating Advisor, solely to the extent required in connection with its duties under the Pooling and Servicing Agreement, will be permitted to share Privileged Information with its affiliates and any subcontractors of the Operating Advisor that agree in writing to be bound by the same confidentiality provisions applicable to the Operating Advisor. Each party to the Pooling and Servicing Agreement that receives Privileged Information from the Operating Advisor with a notice stating that such information is Privileged Information may not disclose such Privileged Information to any person without the prior written consent of the Special Servicer, any related Outside Controlling Note Holder (if a Serviced Outside Controlled Loan Combination is involved) and, unless a Consultation Termination Event has occurred and is continuing, the Controlling Class Representative other than pursuant to a Privileged Information Exception.

“Privileged Information” means (i) any correspondence or other communications between any Directing Holder or Consulting Party, on the one hand, and the Special Servicer, on the other hand, related to any Specially Serviced Loan or the exercise of the consent or consultation rights of such Directing Holder or Consulting Party under the Pooling and Servicing Agreement or any Co-Lender Agreement, as applicable, (ii) any strategically sensitive information that the Special Servicer has reasonably determined (and has identified as privileged or confidential information) could compromise the Issuing Entity’s position in any ongoing or future negotiations with the related borrower or other interested party, and (iii) any information subject to attorney-client privilege (that has been identified or otherwise communicated as being subject to such privilege).

“Privileged Information Exception” means, with respect to any Privileged Information, at any time (a) such Privileged Information becomes generally available and known to the public other than as a result of a disclosure directly or indirectly by the party restricted from disclosing such Privileged Information (the ”Restricted Party”), (b) it is reasonable and necessary for the Restricted Party to disclose such Privileged Information in working with legal counsel, auditors, taxing authorities or other governmental agencies, (c) such Privileged Information was already known to such Restricted Party and not otherwise subject to a confidentiality obligation and/or (d) the Restricted Party is (in the case of the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator, any affected Serviced Companion Loan Holder, the Trustee and the Asset Representations Reviewer, as evidenced by an officer’s certificate (which will include a certification that it is based on the advice of counsel) delivered to each of the Master Servicer, the Special Servicer, the applicable Directing Holder, the applicable Consulting Parties, the Operating Advisor, the Certificate Administrator, the Trustee and the Asset Representations Reviewer), required by law, rule, regulation, order, judgment or decree to disclose such information.

It is possible that the lack of access to Privileged Information may limit the Operating Advisor from performing its duties under the Pooling and Servicing Agreement and, in any such case, the Operating Advisor will not be subject to liability arising from its lack of access to Privileged Information.

Consultation Rights

Following the occurrence and during the continuance of an Operating Advisor Consultation Trigger Event, the Operating Advisor will be required to consult on a non-binding basis with the Special Servicer with respect to Major Decisions (and such other matters as are set forth in the Pooling and Servicing Agreement) with respect to the applicable Serviced Loan(s) as described under “—Directing Holder” above and “—Asset Status Reports” below and “Description of the Mortgage Pool—The Loan Combinations”. The Special Servicer will be obligated to consider any alternative courses of action and any other feedback provided by the Operating Advisor (after the occurrence and during the continuance of an Operating Advisor Consultation Trigger Event).

An “Operating Advisor Consultation Trigger Event” will occur when the aggregate outstanding Certificate Balance of the HRR Certificates (as notionally reduced by any Cumulative Appraisal Reduction Amount then allocable to the HRR Certificates) is 25% or less of the initial aggregate Certificate Balance of the HRR Certificates. With respect to Excluded Mortgage Loans, an Operating Advisor Consultation Trigger Event will be deemed to exist.

With respect to any particular Major Decision and related Major Decision Reporting Package and any asset status report provided to the Operating Advisor, the Special Servicer will be required to make available to the Operating Advisor one or more servicing officers with relevant knowledge regarding the applicable Mortgage Loan and such Major Decision and/or asset status report in order to address reasonable questions that the Operating Advisor may have relating to, among other things, such Major Decision and/or asset status report and potential conflicts of interest and compensation with respect to such Major Decision and/or asset status report.

Reviewing Certain Calculations

The Special Servicer will be required to forward any Appraisal Reduction Amount, Collateral Deficiency Amount and net present value calculations used in the Special Servicer’s determination of the course of action to be taken in connection with the workout or liquidation of a Specially Serviced Loan to the Operating Advisor.

The Operating Advisor will be required to promptly recalculate and verify the accuracy of the mathematical calculations and the corresponding application of the non-discretionary portion of the applicable formulas required to be utilized in connection with any such Appraisal Reduction Amount, Collateral Deficiency Amount or net present value calculations used in the Special Servicer’s determination of the course of action to be taken in connection with the workout or liquidation of such Specially Serviced Loan prior to utilization by the Special Servicer. The Special Servicer will be required to deliver the foregoing calculations together with information and support materials (including such additional information reasonably requested by the Operating Advisor to confirm the mathematical accuracy of such calculations, but not including any Privileged Information) to the Operating Advisor. The Operating Advisor will recalculate and verify the accuracy of these calculations and, in the event the Operating Advisor does not agree with the mathematical calculations in any material respect or does not agree with the application of the applicable non-discretionary portions of the formula required to be utilized for such calculation, the Operating Advisor and Special Servicer will consult with each other in order to resolve any inaccuracy in the mathematical calculations or the application of the non-discretionary portions of the related formula in arriving at those mathematical calculations or any disagreement. In the event the Operating Advisor and Special Servicer are not able to resolve such matters, the Operating Advisor will promptly notify the Certificate Administrator and the Certificate Administrator will determine any necessary action to take in accordance with the Pooling and Servicing Agreement.

Annual Report

Based on the Operating Advisor’s review of the following information (to the extent delivered to the Operating Advisor or made available to the Operating Advisor on the Certificate Administrator’s website): any annual compliance statement and any Assessment of Compliance; any Attestation Report; any Major Decision Reporting Package; any Final Asset Status Report and, during the continuance of an Operating Advisor Consultation Trigger Event, any other asset status report; any other reports made available to Privileged Persons on the Certificate

Administrator’s website during the prior calendar year that the Operating Advisor is required to review pursuant to the Pooling and Servicing Agreement; and any other information (other than any communications between the applicable Directing Holder, any Risk Retention Consultation Party or any related Serviced Companion Loan Holder (or its representative), as applicable, and the Special Servicer that would be Privileged Information) prepared by the Special Servicer and delivered to the Operating Advisor under the Pooling and Servicing Agreement, the Operating Advisor will if, during the prior calendar year, (i) any Serviced Mortgage Loans were Specially Serviced Loans, or (ii) there existed an Operating Advisor Consultation Trigger Event, and the Operating Advisor may if, with respect to the prior calendar year, the Operating Advisor deems it appropriate in its sole discretion exercised in good faith, prepare an annual report substantially in the form attached as an exhibit to the Pooling and Servicing Agreement (the “Operating Advisor Annual Report”) to be provided to the Depositor, the 17g-5 Information Provider (who is required to promptly post such Operating Advisor Annual Report on the Rule 17g-5 website), the Trustee and the Certificate Administrator (who is required to promptly post such Operating Advisor Annual Report to the Certificate Administrator’s website) within 120 days of the end of the prior calendar year, setting forth its assessment of the Special Servicer’s performance of its duties under the Pooling and Servicing Agreement during the prior calendar year.

In the event the Special Servicer is replaced, the Operating Advisor Annual Report will only relate to the entity that was acting as Special Servicer as of December 31 of the prior calendar year and is continuing in such capacity through the date of such Operating Advisor Annual Report. In preparing an Operating Advisor Annual Report, the Operating Advisor will not be required to report on instances of non-compliance with, or deviations from, the Servicing Standard or the Special Servicer’s obligations under the Pooling and Servicing Agreement that the Operating Advisor determines, in accordance with the Operating Advisor Standard, to be immaterial.

In connection with the Operating Advisor Annual Report and the review provided for in the Pooling and Servicing Agreement, the Operating Advisor will be required to perform its review on the basis of the Special Servicer’s performance of its duties as they relate to Specially Serviced Loans and, after the occurrence and during the continuance of an Operating Advisor Consultation Trigger Event, with respect to Major Decisions on Serviced Loans that are non-Specially Serviced Loans, as well as the extent to which those duties were performed in accordance with the Servicing Standard, with reasonable consideration by the Operating Advisor of any annual compliance statement, Assessment of Compliance, Attestation Report, Final Asset Status Report, Major Decision Reporting Package and other information (other than any communications between the applicable Directing Holder, a Risk Retention Consultation Party or a Serviced Companion Loan Holder (or its representative) and the Special Servicer that would be Privileged Information) that the Operating Advisor was required to review on the Certificate Administrator’s website or that was prepared by the Special Servicer and delivered or made available to the Operating Advisor pursuant to the Pooling and Servicing Agreement.

The Operating Advisor will be required to deliver any Operating Advisor Annual Report (at least 10 calendar days prior to its delivery to the Depositor, the Trustee and the Certificate Administrator) to (a) the Special Servicer, (b) the applicable Directing Holder, and (c) the Controlling Class Representative (at any time that it is an applicable Directing Holder or Consulting Party). The Operating Advisor may, but will not be obligated to, revise the Operating Advisor Annual Report based on any comments received from the Special Servicer or the Controlling Class Representative.

In each Operating Advisor Annual Report, the Operating Advisor, based on its review conducted in accordance with the Pooling and Servicing Agreement, will (A) state whether the Operating Advisor believes, in its sole discretion exercised in good faith, that the Special Servicer is performing its duties in compliance with (1) the Servicing Standard and (2) the Special Servicer’s obligations under the Pooling and Servicing Agreement, and (B) identify any material deviations from (i) the Servicing Standard or (ii) the Special Servicer’s obligations under the Pooling and Servicing Agreement. Each Operating Advisor Annual Report will be required to comply with (x) the confidentiality requirements described in this prospectus regarding Privileged Information and as otherwise set forth in the Pooling and Servicing Agreement and (y) the requirements with respect to reports of the Operating Advisor set forth in Rule 7(b) of Regulation RR.

The ability to perform the duties of the Operating Advisor and the quality and the depth of any Operating Advisor Annual Report will be dependent upon the timely receipt of information required to be delivered to the Operating Advisor and the accuracy and the completeness of such information.

Replacement of the Special Servicer

If the Operating Advisor determines, in its sole discretion exercised in good faith, that (1) the Special Servicer has failed to comply with the Servicing Standard and (2) a replacement of the Special Servicer would be in the best interest of the Certificateholders and the Uncertificated VRR Interest Owners (as a collective whole), the Operating Advisor may recommend the replacement of the Special Servicer with respect to the applicable Serviced Loan(s) in the manner described under “—Termination of the Special Servicer Other Than in Connection With a Servicer Termination Event” above.

Operating Advisor Termination Events

The following constitute Operating Advisor termination events under the Pooling and Servicing Agreement (each, an “Operating Advisor Termination Event”) whether any such event is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body:

(a)          any failure by the Operating Advisor to observe or perform in any material respect any of its covenants or agreements or the material breach of its representations or warranties under the Pooling and Servicing Agreement, which failure continues unremedied for a period of 30 days after the date on which written notice of such failure is given to the Operating Advisor by the Trustee or to the Operating Advisor and the Trustee by the holders of Certificates having greater than 25% of the Voting Rights of all then outstanding Certificates; provided, however, that with respect to any such failure which is not curable within such 30-day period, the Operating Advisor will have an additional cure period of 30 days to effect such cure so long as it has commenced to cure such failure within the initial 30-day period and has provided the Trustee and the Certificate Administrator with an officer’s certificate certifying that it has diligently pursued, and is continuing to pursue, such cure;

(b)          any failure by the Operating Advisor to perform its obligations set forth in the Pooling and Servicing Agreement in accordance with the Operating Advisor Standard which failure continues unremedied for a period of 30 days after the date on which written notice of such failure is given to the Operating Advisor by any party to the Pooling and Servicing Agreement;

(c)          any failure by the Operating Advisor to be an Eligible Operating Advisor, which failure continues unremedied for a period of 30 days;

(d)          a decree or order of a court or agency or supervisory authority having jurisdiction in the premises in an involuntary case under any present or future federal or state bankruptcy, insolvency or similar law for the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs, has been entered against the Operating Advisor, and such decree or order has remained in force undischarged or unstayed for a period of 60 days;

(e)          the Operating Advisor consents to the appointment of a conservator or receiver or liquidator or liquidation committee in any insolvency, readjustment of debt, marshaling of assets and liabilities, voluntary liquidation, or similar proceedings of or relating to the Operating Advisor or of or relating to all or substantially all of its property; or

(f)           the Operating Advisor admits in writing its inability to pay its debts generally as they become due, files a petition to take advantage of any applicable insolvency or reorganization statute, makes an assignment for the benefit of its creditors, or voluntarily suspends payment of its obligations.

Upon receipt by the Certificate Administrator of notice of the occurrence of any Operating Advisor Termination Event, the Certificate Administrator will be required to promptly provide written notice to all Certificateholders and the Uncertificated VRR Interest Owners electronically by posting such notice on its internet website, unless the Certificate Administrator has received notice that such Operating Advisor Termination Event has been remedied. An Operating Advisor Termination Event may be waived by the Certificateholders evidencing not less than 66-2/3% of the Voting Rights of the Certificates.

Rights Upon Operating Advisor Termination Event

If an Operating Advisor Termination Event occurs, and in each and every such case, so long as such Operating Advisor Termination Event has not been remedied, then either the Trustee (i) may or (ii) upon the written direction of holders of Certificates evidencing at least 25% of the Voting Rights of each Class of Non-Reduced Certificates, will be required to, terminate all of the rights and obligations of the Operating Advisor under the Pooling and Servicing Agreement, other than rights and obligations accrued prior to such termination and other than indemnification rights (arising out of events occurring prior to such termination), by written notice to the Operating Advisor.

As soon as practicable, but in no event later than 15 business days after (i) the Operating Advisor resigns (excluding circumstances where no successor Operating Advisor is required to be appointed) or (ii) the Trustee delivers such written notice of termination to the Operating Advisor, the Trustee will appoint a successor Operating Advisor that is an Eligible Operating Advisor, which successor Operating Advisor may be an affiliate of the Trustee. If the Trustee is the successor Master Servicer or the successor Special Servicer, neither the Trustee nor any of its affiliates will be the successor Operating Advisor. The Trustee will be required to provide written notice of the appointment of a successor Operating Advisor to the Special Servicer and the Operating Advisor within one business day of such appointment. Except as described below under “—Operating Advisor—Termination of the Operating Advisor Without Cause”, the appointment of a successor Operating Advisor will not be subject to the vote, consent or approval of the holder of any Class of Certificates. Upon any termination of the Operating Advisor and appointment of a successor to the Operating Advisor, the Trustee will be required to, as soon as possible, give written notice of the termination and appointment to the Special Servicer, the Master Servicer, the Certificate Administrator, the Certificateholders, the Uncertificated VRR Interest Owners, the Depositor, and each Directing Holder and Consulting Party. Notwithstanding the foregoing, if the Trustee is unable to find a successor Operating Advisor within 30 days of the termination of the Operating Advisor, the Depositor will be permitted to find a replacement. Unless and until a replacement Operating Advisor is appointed, no party will act as the Operating Advisor and the provisions in the Pooling and Servicing Agreement relating to consultation with respect to the Operating Advisor will not be applicable until a replacement Operating Advisor is appointed under the Pooling and Servicing Agreement.

Eligibility of Operating Advisor

The Operating Advisor is required to be at all times an Eligible Operating Advisor. “Eligible Operating Advisor” means an entity (i) that is the special servicer or operating advisor on a transaction rated by any of Moody’s Investors Service, Inc. (”Moody’s”), Fitch, KBRA, S&P and/or DBRS, Inc. (“DBRS Morningstar”), but has not been the special servicer or operating advisor on a transaction for which Moody’s, Fitch, KBRA, S&P and/or DBRS Morningstar has qualified, downgraded or withdrawn its rating or ratings of, one or more classes of certificates for such transaction citing servicing concerns with the special servicer or operating advisor, as applicable, as the sole or material factor in such rating action, (ii) that (X) has been regularly engaged in the business of analyzing and advising clients in commercial mortgage-backed securities matters and has at least five years of experience in collateral analysis and loss projections, and (Y) has at least five years of experience in commercial real estate asset management and experience in the workout and management of distressed commercial real estate assets, (iii) that can and will make the representations and warranties set forth in the Pooling and Servicing Agreement, including to the effect that it possesses sufficient financial strength to fulfil its duties and responsibilities pursuant to the Pooling and Servicing Agreement over the life of the Issuing Entity, (iv) that is not (and is not affiliated (including Risk Retention Affiliated) with) the Depositor, the Trustee, the Certificate Administrator, the Master Servicer, the Special Servicer, any Mortgage Loan Seller, any Directing Holder, any Risk Retention Consultation Party, the Retaining Third Party Purchaser or a depositor, a trustee, a certificate administrator, a master servicer or a special servicer with respect to the securitization of a Companion Loan, or any of their respective affiliates (including Risk Retention Affiliates), (v) that has not been paid any fees, compensation or other remuneration by any entity acting as Special Servicer or successor Special Servicer (X) in respect of its obligations under the Pooling and Servicing Agreement or (Y) for the recommendation of the replacement of the Special Servicer or the appointment of a successor Special Servicer to become the special servicer and (vi) that does not directly or indirectly, through one or more affiliates or otherwise, own any interest in any Certificates, the Uncertificated VRR Interest, any Mortgage Loans, any Companion Loan or any securities backed by a Companion Loan or otherwise have any financial interest in the securitization transaction to which the Pooling and Servicing Agreement relates, other than in fees from its role as Operating Advisor or any fees to which it is entitled as Asset Representations Reviewer, if the Operating Advisor is acting in such capacity.

Termination of the Operating Advisor Without Cause

Upon (i) the written direction of holders of Non-Reduced Certificates evidencing not less than 15% of the Voting Rights of the Non-Reduced Certificates requesting a vote to terminate and replace the Operating Advisor with a proposed successor Operating Advisor that is an Eligible Operating Advisor, and (ii) payment by such holders to the Certificate Administrator of the reasonable fees and expenses to be incurred by the Certificate Administrator in connection with administering such vote, the Certificate Administrator will promptly provide written notice of the requested vote to all Certificateholders and the Operating Advisor of such request by posting such notice on its internet website, and by mailing to all Certificateholders and the Operating Advisor. Upon the affirmative vote of the holders of Certificates evidencing more than 50% of the Voting Rights allocable to the Non-Reduced Certificates of those holders that exercise their right to vote (provided that holders entitled to exercise at least 50% of the Voting Rights allocable to the Non-Reduced Certificates exercise their right to vote within 180 days of the initial request for a vote), the Trustee will terminate all of the rights and obligations of the Operating Advisor under the Pooling and Servicing Agreement (other than any rights or obligations that accrued prior to the date of such termination and other than indemnification rights (arising out of events occurring prior to such termination)) by written notice to the Operating Advisor, and the proposed successor Operating Advisor will be appointed. The Certificate Administrator will include on each Distribution Date statement a statement that each Certificateholder and beneficial owner of Certificates may access such notices on the Certificate Administrator’s website and each Certificateholder and beneficial owner of Certificates may register to receive email notifications when such notices are posted on the website. The Certificate Administrator will be entitled to reimbursement from the requesting Certificateholders for the reasonable expenses of posting notices of such requests.

In the event that the Operating Advisor resigns or is terminated, it will remain entitled to receive all amounts accrued and owing to it under the Pooling and Servicing Agreement as described under “—Servicing and Other Compensation and Payment of Expenses” and any rights to indemnification arising out of events occurring prior to such resignation or termination.

Asset Status Reports

The Special Servicer will be required to prepare an asset status report that is consistent with the Servicing Standard upon the earlier of (x) within 60 days after the occurrence of a Servicing Transfer Event and (y) prior to taking action with respect to any Major Decision (or making a determination not to take action with respect to a Major Decision) with respect to a Specially Serviced Loan.

Each asset status report will be (i) delivered to the Operating Advisor (but only Final Asset Status Reports unless an Operating Advisor Consultation Trigger Event exists), any applicable Directing Holder, and any applicable Consulting Parties, and (ii) made available to the Rating Agencies. A summary of each Final Asset Status Report will be provided to the Certificate Administrator. If any applicable Directing Holder does not disapprove of a related asset status report within 10 business days of receipt, such Directing Holder will be deemed to have approved such asset status report and the Special Servicer will implement the recommended action as outlined in such asset status report; provided, however, that the Special Servicer may not take any actions that are contrary to applicable law, the Servicing Standard or the terms of the applicable Mortgage Loan documents. In addition, the applicable Directing Holder may object to any asset status report within 10 business days of receipt; provided, however, that, if the Special Servicer determines that emergency action is necessary to protect the related Mortgaged Property or the interests of the Certificateholders and the Uncertificated VRR Interest Owners (and, in the case of any Serviced Loan Combinations, the related Serviced Companion Loan Holder), or if a failure to take any such action at such time would be inconsistent with the Servicing Standard, the Special Servicer may take actions with respect to the related Mortgaged Property before the expiration of the 10 business day period if the Special Servicer reasonably determines in accordance with the Servicing Standard that failure to take such actions before the expiration of the 10 business day period would materially and adversely affect the interest of the Certificateholders and the Uncertificated VRR Interest Owners (and, in the case of any Serviced Loan Combinations, the related Serviced Companion Loan Holder(s)), and the Special Servicer has made a reasonable effort to contact the applicable Directing Holder (during the period that such Directing Holder has approval rights). The foregoing will not relieve the Special Servicer of its duties to comply with the Servicing Standard.

If the applicable Directing Holder disapproves such asset status report within 10 business days of receipt and the Special Servicer has not made the affirmative determination described below, the Special Servicer will revise such asset status report as soon as practicable thereafter, but in no event later than 30 days after such disapproval. The Special Servicer will revise such asset status report until such Directing Holder fails to disapprove such revised asset status report as described above or until the Special Servicer makes a determination, consistent with the Servicing Standard, that such objection is not in the best interests of all the Certificateholders and the Uncertificated VRR Interest Owners (and, in the case of any Serviced Loan Combinations, the related Serviced Companion Loan Holder(s)). If the applicable Directing Holder does not approve an asset status report within 60 business days from the first submission of an asset status report, the Special Servicer is required to take such action as directed by such Directing Holder, provided such action does not violate the Servicing Standard (or, if such action would violate the Servicing Standard, the Special Servicer is required to take such action as was reflected in the most recent asset status report prepared by the Special Servicer with respect to the subject Serviced Loan that is consistent with the Servicing Standard and such asset status report will be deemed a Final Asset Status Report).

Any applicable Consulting Party will be entitled to consult on a non-binding basis with the Special Servicer and propose alternative courses of action in respect of any asset status report. The Special Servicer will be obligated to consider such alternative courses of action and any other feedback provided by such Consulting Party. The Special Servicer may revise the asset status reports as it deems reasonably necessary in accordance with the Servicing Standard to take into account any input and/or recommendations of any applicable Consulting Party.

The asset status report is not intended to replace or satisfy any specific consent or approval right which the applicable Directing Holder may have.

Notwithstanding the foregoing, the Special Servicer will not be permitted to follow any advice, direction or consultation provided by a Directing Holder or Consulting Party that would require or cause the Special Servicer to violate any applicable law, be inconsistent with the Servicing Standard, require or cause the Special Servicer to violate provisions of the Pooling and Servicing Agreement, require or cause the Special Servicer to violate the terms of any Serviced Loan or Serviced Loan Combination, expose any Certificateholder, any Uncertificated VRR Interest Owner or any party to the Pooling and Servicing Agreement or their affiliates officers, directors or agents to any claim, suit or liability, cause any Trust REMIC to fail to qualify as a REMIC or the Grantor Trust to fail to qualify as a grantor trust for federal income tax purposes, result in the imposition of “prohibited transaction” or “prohibited contribution” tax under the REMIC provisions of the Code, or materially expand the scope of the Special Servicer’s responsibilities under the Pooling and Servicing Agreement or any Co-Lender Agreement.

The Asset Representations Reviewer

Asset Review

Asset Review Trigger

On or prior to each Distribution Date, based on the CREFC® Delinquent Loan Status Report and/or the CREFC® Loan Periodic Update File delivered by the Master Servicer for such Distribution Date, the Certificate Administrator will be required to determine if an Asset Review Trigger has occurred during the related Collection Period. If an Asset Review Trigger is determined to have occurred, the Certificate Administrator will be required to promptly provide notice to the Asset Representations Reviewer, the Master Servicer, the Special Servicer, all Certificateholders and the Uncertificated VRR Interest Owners by (i) posting a notice of its determination on its internet website and (ii) including in the distribution report on Form 10-D relating to the Collection Period in which the Asset Review Trigger occurred notice of its determination together with a description of the events that caused the Asset Review Trigger to occur. On each Distribution Date after providing such notice to Certificateholders and the Uncertificated VRR Interest Owners, the Certificate Administrator, based on information provided to it by the Master Servicer and/or the Special Servicer, will be required to determine whether (1) any additional Mortgage Loan has become a Delinquent Loan, (2) any Mortgage Loan has ceased to be a Delinquent Loan and (3) an Asset Review Trigger has ceased to exist, and, if there is an occurrence of any of the events or circumstances identified in clauses (1), (2) and/or (3), deliver such information in a written notice (which may be via email) within two (2) business days of such determination to the Master Servicer, the Special Servicer, the Operating Advisor and the Asset Representations Reviewer.

An “Asset Review Trigger” will occur when, as of the end of the applicable Collection Period, either (1) Mortgage Loans with an aggregate outstanding principal balance of 25.0% or more of the aggregate outstanding principal balance of all of the Mortgage Loans (including any REO Mortgage Loans) held by the Issuing Entity are Delinquent Loans, or (2) at least 15 Mortgage Loans are Delinquent Loans and the aggregate outstanding principal balance of such Delinquent Loans constitutes at least 20.0% of the aggregate outstanding principal balance of all of the Mortgage Loans (including any REO Mortgage Loans) held by the Issuing Entity.

We believe this Asset Review Trigger is appropriate considering the unique characteristics of pools of Mortgage Loans underlying CMBS. See “Risk Factors—Risks Relating to the Mortgage Loans—Static Pool Data Would Not Be Indicative of the Performance of This Pool”. In particular, this pool of Mortgage Loans is not homogeneous or granular, and there are individual Mortgage Loans that each represents a significant percentage, by outstanding principal balance, of the Mortgage Pool. For example, the three (3) largest Mortgage Loans in the Mortgage Pool represent approximately 19.9% of the Initial Pool Balance. Given this mortgage pool composition and the fact that CMBS pools as a general matter include a small relative number of larger mortgage loans, we believe it would not be appropriate for the delinquency of the three (3) largest Mortgage Loans, in the case of this mortgage pool, to cause the Asset Review Trigger to be met, as that would not necessarily be indicative of the overall quality of the Mortgage Pool. As a result, the percentage based on outstanding principal balance in clause (1) of the definition of “Asset Review Trigger” was set to exceed the portion of the aggregate outstanding balance of the Mortgage Pool represented by the three (3) largest Mortgage Loans in the Mortgage Pool as of the Closing Date. On the other hand, a significant number of Delinquent Loans by loan count, but representing a smaller percentage of the aggregate outstanding principal balance of the Mortgage Loans than the percentage set forth in clause (1) of the definition of “Asset Review Trigger”, could indicate an issue with the quality of the Mortgage Pool. As a result, we believe it would be appropriate to have the alternative test as set forth in clause (2) of the definition of “Asset Review Trigger”, namely to have the Asset Review Trigger be met if 15 Mortgage Loans are Delinquent Loans, assuming those Delinquent Loans represent at least 20.0% of the aggregate outstanding principal balance of all of the Mortgage Loans (including any REO Loans) held by the Issuing Entity as of the end of the applicable Collection Period.

“Delinquent Loan” means a Mortgage Loan that is delinquent at least 60 days in respect of its Monthly Payments or balloon payment, if any, in either case such delinquency to be determined without giving effect to any grace period. Notwithstanding the foregoing, a delinquency that would have existed but for a Payment Accommodation will not constitute a delinquency, for so long as the related borrower is complying with the terms of such Payment Accommodation.

While we do not believe static pool information is relevant to CMBS transactions as a general matter, as a point of relative context, with respect to the 105 prior pools of commercial mortgage loans for which CREFI (or its predecessors and/or affiliates) was a sponsor in a public offering of CMBS with a securitization closing date on or after January 1, 2008, the highest percentage of mortgage loans (based on aggregate outstanding principal balance) in an individual CMBS transaction that were delinquent at least 60 days at the end of any reporting period between April 1, 2016 and March 31, 2021 was approximately 25.37%; however, the average of the highest delinquency percentages (based on aggregate outstanding principal balance of delinquent mortgage loans) in each of the 105 reviewed transactions (taking into account all reporting periods between April 1, 2016 and March 31, 2021 for each such transaction) in the identified reporting periods was approximately 5.35%.

Asset Review Vote

If Certificateholders evidencing not less than 5.0% of the Voting Rights deliver to the Certificate Administrator, within 90 days after the filing of the Form 10-D reporting the occurrence of an Asset Review Trigger, a written direction requesting a vote to commence an Asset Review (an “Asset Review Vote Election”), the Certificate Administrator will be required to promptly provide written notice of such direction to the Asset Representations Reviewer and to all Certificateholders, and to conduct a solicitation of votes of Certificateholders regarding whether to authorize an Asset Review. In the event there is an affirmative vote to authorize an Asset Review by Certificateholders evidencing at least a majority of an Asset Review Quorum within 150 days of the receipt of the Asset Review Vote Election (an “Affirmative Asset Review Vote”), the Certificate Administrator will be required to promptly provide written notice of such Affirmative Asset Review Vote to all parties to the Pooling and Servicing Agreement, the underwriters, the Mortgage Loan Sellers, the applicable Directing Holder, the Risk Retention Consultation Parties and the Certificateholders (such notice to Certificateholders to be effected by posting such notice its internet website). In the event an Affirmative Asset Review Vote has not occurred within such 150-day period following the receipt of the Asset Review Vote Election, no Certificateholder may request a vote or cast a vote for an Asset Review and the Asset Representations Reviewer will not be required to review any Delinquent Loan unless and until (A) an additional Mortgage Loan has become a Delinquent Loan after the expiration of such 150-day period, (B) a new Asset Review Trigger has occurred as a result or an Asset Review Trigger is otherwise in effect, (C) the Certificate Administrator has received an Asset Review Vote Election within 90 days after the filing of a Form 10-D reporting the occurrence of the events described in clauses (A) and (B) above, and (D) an Affirmative Asset Review Vote has occurred within 150 days after the Asset Review Vote Election described in clause (C) of this sentence. After the occurrence of any Asset Review Vote Election or an Affirmative Asset Review Vote, no Certificateholder may make any additional Asset Review Vote Election except as described in the immediately preceding sentence. Any reasonable out-of-pocket expenses incurred by the Certificate Administrator in connection with administering such vote will be paid as an expense of the Issuing Entity from the Collection Account.

An “Asset Review Quorum” means, in connection with any solicitation of votes to authorize an Asset Review as described above, the holders of Certificates evidencing at least 5.0% of the Voting Rights.

Review Materials

Upon receipt of notice from the Certificate Administrator of an Affirmative Asset Review Vote (the “Asset Review Notice”) with respect to a Delinquent Loan, the Custodian (with respect to clauses (i) – (v) below for all of the Mortgage Loans), the Master Servicer (with respect to clause (vi) below for Mortgage Loans that are non-Specially Serviced Loans) and the Special Servicer (with respect to clause (vi) below for Mortgage Loans that are Specially Serviced Loans) will be required to promptly (but (except with respect to clause (vi)) in no event later than 10 business days after receipt of such notice from the Certificate Administrator) provide the following materials for such Delinquent Loan, in each case to the extent in such party’s possession, to the Asset Representations Reviewer (collectively, with the Diligence Files posted to the secure data room by the Certificate Administrator, a copy of this prospectus, a copy of each related Mortgage Loan Purchase Agreement and a copy of the Pooling and Servicing Agreement, the “Review Materials”):

(i)	a copy of an assignment of the Mortgage in favor of the trustee, with evidence of recording thereon, for each Delinquent Loan that is subject to an Asset Review;

(ii)

a copy of an assignment of any related assignment of leases (if such item is a document separate from the Mortgage) in favor of the trustee, with evidence of recording thereon, related to each Delinquent Loan that is subject to an Asset Review;

(iii)	a copy of the assignment of all unrecorded documents relating to each Delinquent Loan that is subject to an Asset Review, if not already covered pursuant to items (i) or (ii) above;

(iv)	a copy of all filed copies (bearing evidence of filing) or evidence of filing of any UCC financing statements related to each Delinquent Loan that is subject to an Asset Review;

(v)	a copy of an assignment in favor of the trustee of any financing statement executed and filed in the relevant jurisdiction related to each Delinquent Loan that is subject to an Asset Review; and

(vi)

any other related documents that are required to be part of the Review Materials and requested to be delivered by the Master Servicer (with respect to non-Specially Serviced Loans) or the Special Servicer (with respect to Specially Serviced Loans) to the Asset Representations Reviewer as described below under clause (a) of “—Asset Review”.

Notwithstanding the foregoing, the Mortgage Loan Seller will not be required to deliver any information that is proprietary to the Mortgage Loan Seller or any draft documents, privileged or internal communications, credit underwriting or due diligence analysis.

The Asset Representations Reviewer may, but is under no obligation to, consider and rely upon information furnished to it by a person that is not a party to the Pooling and Servicing Agreement or the related Mortgage Loan Seller, and will do so only if such information can be independently verified (without unreasonable effort or expense to the Asset Representations Reviewer) and is determined by the Asset Representations Reviewer in its good faith and sole discretion to be relevant to the Asset Review (any such information, “Unsolicited Information”), as described below.

Asset Review

Upon its receipt of the Asset Review Notice and access to the Diligence Files posted to the secure data room with respect to a Delinquent Loan, the Asset Representations Reviewer, as an independent contractor, will be required to commence a review of the compliance of each Delinquent Loan with the representations and warranties related to that Delinquent Loan (such review, the “Asset Review”). An Asset Review of each Delinquent Loan will consist of the application of a set of pre-determined review procedures (the “Tests”) for each representation and warranty made by the applicable Mortgage Loan Seller with respect to such Delinquent Loan. Once an Asset Review of a Mortgage Loan is completed, no further Asset Review will be required of or performed on that Mortgage Loan notwithstanding that such Mortgage Loan may continue to be a Delinquent Loan or become a Delinquent Loan again at the time when a new Asset Review Trigger occurs and a new Affirmative Asset Review Vote is obtained subsequent to the occurrence of such Asset Review Trigger.

“Asset Review Standard” means the performance by the Asset Representations Reviewer of its duties under the Pooling and Servicing Agreement in good faith subject to the express terms of the Pooling and Servicing Agreement. Except as otherwise expressly set forth in the Pooling and Servicing Agreement, all determinations or assumptions made by the Asset Representations Reviewer in connection with an Asset Review are required to be made in the Asset Representations Reviewer’s good faith discretion and judgment based on the facts and circumstances known to it at the time of such determination or assumption.

No Certificateholder will have the right to change the scope of the Asset Representations Reviewer’s review, and the Asset Representations Reviewer will not be required to review any information other than (i) the Review Materials and (ii) if applicable, Unsolicited Information.

The Asset Representations Reviewer may, absent manifest error and subject to the Asset Review Standard, (i) assume, without independent investigation or verification, that the Review Materials are accurate and complete in all material respects and (ii) conclusively rely on such Review Materials.

In connection with an Asset Review, the Asset Representations Reviewer will be required to comply with the following procedures with respect to each Delinquent Loan:

(a)      Within 10 business days after the date on which the Review Materials identified in clauses (i) through (v) of the definition of “Review Materials” have been received by the Asset Representations Reviewer with respect to such Delinquent Loan or in any event within 15 days after the date on which access to the secure data room is provided to the Asset Representations Reviewer by the Certificate Administrator, in the event that the Asset Representations Reviewer reasonably determines that any Review Materials made available or delivered to the Asset Representations Reviewer are missing any documents required to complete any Test for such Delinquent Loan, the Asset Representations Reviewer will be required to promptly notify (in the manner specified in the Pooling and Servicing Agreement) the Master Servicer (with respect to non-Specially Serviced Loans) or the Special Servicer (with respect to Specially Serviced Loans), as applicable, of such missing documents, and request that the Master Servicer or the Special Servicer, as applicable, promptly (but in no event later than 10 business days after receipt of notification from the Asset Representations Reviewer) deliver to the Asset Representations Reviewer such missing documents in its possession. In the event any missing documents are not provided by the Master Servicer or the Special Servicer, as applicable, within such 10-business day period, the Asset Representations Reviewer will be required to request such documents from the related Mortgage Loan Seller. The Mortgage Loan Seller will be required under the related Mortgage Loan Purchase Agreement, in accordance with its terms, to deliver any such missing documents only to the extent such documents are in the possession of the Mortgage Loan Seller.

(b)      Following the events in clause (a) above, and within 45 days after the date on which access to the secure data room is provided to the Asset Representations Reviewer by the Certificate Administrator, the Asset Representations Reviewer is required to prepare a preliminary report with respect to such Delinquent Loan setting forth (i) the preliminary results of the application of the Tests, (ii) if applicable, whether the Review Materials for such Delinquent Loan are insufficient to complete any Test, (iii) a list of any applicable missing documents together with the reasons why such missing documents are necessary to complete any Test, and (iv) (if the Asset Representations Reviewer has so concluded) whether the absence of such documents will be deemed to be a failure of such Test (collectively, the “Preliminary Asset Review Report”). The Asset Representations Reviewer will provide each Preliminary Asset Review Report to the Master Servicer (with respect to non-Specially Serviced Loans) or the Special Servicer (with respect to Specially Serviced Loans), who will promptly, but in no event later within 10 business days of receipt thereof, provide the Preliminary Asset Review Report to the applicable Mortgage Loan Seller. If the Preliminary Asset Review Report indicates that any of the representations and warranties fails or is deemed to fail any Test, the applicable Mortgage Loan Seller will have 90 days from receipt of the Preliminary Asset Review Report (the “Cure/Contest Period”) to remedy or otherwise refute the failure. The applicable Mortgage Loan Seller will be required to provide any documents or any explanations to support (i) a conclusion that a subject representation and warranty has not failed a Test or (ii) a claim that any missing documents in the Review Materials are not required to complete a Test, in any such case to the Master Servicer (with respect to non-Specially Serviced Loans) or the Special Servicer (with respect to Specially Serviced Loans), and the Master Servicer or the Special Servicer, as applicable, will be required to promptly, but in no event later than 10 business days after receipt from the applicable Mortgage Loan Seller, deliver to the Asset Representations Reviewer any such documents or explanations received from the applicable Mortgage Loan Seller given to support a claim that the representation and warranty has not failed a Test or a claim that any missing documents in the Review Materials are not required to complete a Test.

(c)      Within the later of (x) 60 days after the date on which access to the secure data room is provided to the Asset Representations Reviewer by the Certificate Administrator, and (y) 10 business days after the expiration of the Cure/Contest Period, the Asset Representations Reviewer will be required to complete an Asset Review with respect to each Delinquent Loan and deliver (i) a report setting forth the Asset Representations Reviewer’s findings and conclusions as to whether or not it has determined there is any evidence of a failure of any Test based on the Asset Review, together with a statement that the Asset Representations Reviewer’s findings and conclusions set forth in such report were not influenced by any third party (an “Asset Review Report”), to each party to the Pooling and Servicing Agreement, the related Mortgage Loan Seller and the Controlling Class Representative (if such Delinquent Loan is not an Excluded Mortgage Loan), and (ii) a summary of the Asset Representations Reviewer’s conclusions included in such Asset Review Report (an “Asset Review Report Summary”) to the Trustee and Certificate Administrator. The period of time by which the Asset Review Report must be completed and delivered may be extended by up to an additional 30 days, upon written notice to the parties to the Pooling and Servicing Agreement and the applicable Mortgage Loan Seller(s), if the Asset Representations Reviewer determines pursuant to the Asset Review Standard that such additional time is required due to the characteristics of the Delinquent Loans and/or the Mortgaged Property or Mortgaged Properties. In addition, in the event that the Asset Representations Reviewer does not receive any documentation that it requested from the Master Servicer (with respect to non-Specially Serviced Loans), the Special Servicer (with respect to Specially Serviced Loans) or the applicable Mortgage Loan Seller in sufficient time to allow the Asset Representations Reviewer to complete its Asset Review and deliver an Asset Review Report, the Asset Representations Reviewer will be required to prepare the Asset Review Report solely based on the documents received by the Asset Representations Reviewer with respect to the related Delinquent Loan, and the Asset Representations Reviewer will have no responsibility to independently obtain any such documents from any party to the Pooling and Servicing Agreement or otherwise.

The Pooling and Servicing Agreement will require that the Certificate Administrator (i) include the Asset Review Report Summary in the distribution report on Form 10–D relating to the Collection Period in which the Asset Review Report Summary was received, and (ii) post such Asset Review Report Summary to the Certificate Administrator’s website not later than two business days after receipt of such Asset Review Report Summary from the Asset Representations Reviewer.

In no event will the Asset Representations Reviewer be required to determine whether any Test failure constitutes a Material Defect, or whether the Issuing Entity should enforce any rights it may have against the applicable Mortgage Loan Seller, which, in each such case, will be the responsibility of the Enforcing Servicer. See “—Repurchase Requests; Enforcement of Mortgage Loan Seller’s Obligations Under the Mortgage Loan Purchase Agreement” below.

Eligibility of Asset Representations Reviewer

The Asset Representations Reviewer will be required to represent and warrant in the Pooling and Servicing Agreement that it is an Eligible Asset Representations Reviewer. The Asset Representations Reviewer is required to be at all times an Eligible Asset Representations Reviewer. If the Asset Representations Reviewer ceases to be an Eligible Asset Representations Reviewer, the Asset Representations Reviewer is required to immediately notify the Depositor, the Master Servicer, the Special Servicer, the Trustee, the Operating Advisor, the Certificate Administrator and the applicable Directing Holder of such disqualification and if an Asset Representations Reviewer Termination Event occurs as a result, immediately resign under the Pooling and Servicing Agreement as described under the “—The Asset Representations Reviewer—Resignation of Asset Representations Reviewer” below.

An “Eligible Asset Representations Reviewer” is an entity that (i) is the special servicer, operating advisor or asset representations reviewer on a transaction rated by any of Moody’s, Fitch, KBRA, S&P or DBRS Morningstar and that has not been a special servicer, operating advisor or asset representations reviewer on a transaction for which Moody’s, Fitch, KBRA, S&P or DBRS Morningstar has qualified, downgraded or withdrawn its rating or ratings of one or more classes of certificates for such transaction citing servicing or other relevant concerns with such special servicer, operating advisor or Asset Representations Reviewer, as applicable, as the sole or material factor in such rating action, (ii) can and will make the representations and warranties of the Asset Representations Reviewer set forth in the Pooling and Servicing Agreement, (iii) is not (and is not affiliated with) any Sponsor, any Mortgage Loan Seller, any originator, the Master Servicer, the Special Servicer, the Depositor, the Certificate Administrator, the Trustee, a Directing Holder, any Risk Retention Consultation Party or any of their respective affiliates, (iv) has not performed (and is not affiliated with any party hired to perform) any due diligence, loan underwriting, brokerage, borrower advisory or similar services with respect to any Mortgage Loan or any related Companion Loan prior to the Closing Date for or on behalf of any Sponsor, any Mortgage Loan Seller, any underwriter, a Directing Holder, or any Risk Retention Consultation Party, the Retaining Third Party Purchaser or any of their respective affiliates, or have been paid any fees, compensation or other remuneration by any of them in connection with any such services and (v) that does not directly or indirectly, through one or more affiliates or otherwise, own any interest in any Certificates, the Uncertificated VRR Interest, any Mortgage Loans, any Companion Loan or any securities backed by a Companion Loan or otherwise have any financial interest in the securitization transaction to which the Pooling and Servicing Agreement relates, other than in fees from its role as

Asset Representations Reviewer (or as Operating Advisor, if applicable) and except as otherwise set forth in the Pooling and Servicing Agreement.

Other Obligations of Asset Representations Reviewer

The Asset Representations Reviewer and its affiliates are required to keep confidential any Privileged Information received from any party to the Pooling and Servicing Agreement or any Sponsor under the Pooling and Servicing Agreement (including, without limitation, in connection with the review of the Mortgage Loans) and not disclose such Privileged Information to any person (including Certificateholders and the Uncertificated VRR Interest Owners), other than (1) to the extent expressly required by the Pooling and Servicing Agreement in an Asset Review Report or otherwise, to the other parties to the Pooling and Servicing Agreement with a notice indicating that such information is Privileged Information or (2) pursuant to a Privileged Information Exception. Each party to the Pooling and Servicing Agreement that receives such Privileged Information from the Asset Representations Reviewer with a notice stating that such information is Privileged Information may not disclose such Privileged Information to any person without the prior written consent of the Special Servicer other than pursuant to a Privileged Information Exception.

Neither the Asset Representations Reviewer nor any of its affiliates may make any investment in any Class of Certificates or the Uncertificated VRR Interest; provided, however, that such prohibition will not apply to (i) riskless principal transactions effected by a broker dealer affiliate of the Asset Representations Reviewer or (ii) investments by an affiliate of the Asset Representations Reviewer if the Asset Representations Reviewer and such affiliate maintain policies and procedures that (A) segregate personnel involved in the activities of the Asset Representations Reviewer under the Pooling and Servicing Agreement from personnel involved in such affiliate’s investment activities and (B) prevent such affiliate and its personnel from gaining access to information regarding the Issuing Entity and the Asset Representations Reviewer and its personnel from gaining access to such affiliate’s information regarding its investment activities.

Delegation of Asset Representations Reviewer’s Duties

The Asset Representations Reviewer may delegate its duties to agents or subcontractors in accordance with the Pooling and Servicing Agreement, however, the Asset Representations Reviewer will remain obligated and primarily liable for any Asset Review required in accordance with the provisions of the Pooling and Servicing Agreement without diminution of such obligation or liability by virtue of such delegation or arrangements or by virtue of indemnification from any person acting as its agents or subcontractor to the same extent and under the same terms and conditions as if the Asset Representations Reviewer alone were performing its obligations under the Pooling and Servicing Agreement.

Asset Representations Reviewer Termination Events

The following constitute Asset Representations Reviewer termination events under the Pooling and Servicing Agreement (each, an “Asset Representations Reviewer Termination Event”) whether any such event is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body:

●

any failure by the Asset Representations Reviewer to observe or perform in any material respect any of its covenants or agreements or the material breach of any of its representations or warranties under the Pooling and Servicing Agreement, which failure continues unremedied for a period of 30 days after the date on which written notice of such failure is given to the Asset Representations Reviewer by the Trustee or to the Asset Representations Reviewer and the Trustee by the holders of Certificates evidencing at least 25% of the Voting Rights; provided, however, that with respect to any such failure which is not curable within such 30-day period, the Asset Representations Reviewer will have an additional cure period of 30 days to effect such cure so long as it has commenced to cure such failure within the initial 30-day period and has provided the Trustee and the Certificate Administrator with an officer’s certificate certifying that it has diligently pursued, and is continuing to pursue, such cure;

●	any failure by the Asset Representations Reviewer to perform its obligations set forth in the Pooling and Servicing Agreement in accordance with the Asset Review Standard in any material respect,

which failure continues unremedied for a period of 30 days after the date written notice of such failure is given to the Asset Representations Reviewer by any party to the Pooling and Servicing Agreement;

●	any failure by the Asset Representations Reviewer to be an Eligible Asset Representations Reviewer, which failure continues unremedied for a period of 30 days;

●

a decree or order of a court or agency or supervisory authority having jurisdiction in the premises in an involuntary case under any present or future federal or state bankruptcy, insolvency or similar law for the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs, has been entered against the Asset Representations Reviewer, and such decree or order has remained in force undischarged or unstayed for a period of 60 days;

●

the Asset Representations Reviewer consents to the appointment of a conservator or receiver or liquidator or liquidation committee in any insolvency, readjustment of debt, marshaling of assets and liabilities, voluntary liquidation, or similar proceedings of or relating to the Asset Representations Reviewer or of or relating to all or substantially all of its property; or

●

the Asset Representations Reviewer admits in writing its inability to pay its debts generally as they become due, files a petition to take advantage of any applicable insolvency or reorganization statute, makes an assignment for the benefit of its creditors, or voluntarily suspends payment of its obligations.

Upon receipt by the Certificate Administrator of written notice of the occurrence of any Asset Representations Reviewer Termination Event, the Certificate Administrator will be required to promptly provide written notice to all Certificateholders and the Uncertificated VRR Interest Owners electronically by posting such notice on its internet website and by mail, unless the Certificate Administrator has received notice that such Asset Representations Reviewer Termination Event has been remedied.

Rights Upon Asset Representations Reviewer Termination Event

If an Asset Representations Reviewer Termination Event occurs, and in each and every such case, so long as such Asset Representations Reviewer Termination Event has not been remedied, then either the Trustee (i) may or (ii) upon the written direction of Certificateholders evidencing at least 25% of the Voting Rights (without regard to the application of any Appraisal Reduction Amounts) will be required to, terminate all of the rights and obligations of the Asset Representations Reviewer under the Pooling and Servicing Agreement, other than rights and obligations accrued prior to such termination and other than indemnification rights (arising out of events occurring prior to such termination), by written notice to the Asset Representations Reviewer. The Asset Representations Reviewer is required to bear all reasonable costs and expenses of each other party to the Pooling and Servicing Agreement in connection with its termination for cause.

Termination of the Asset Representations Reviewer Without Cause

Upon (i) the written direction of holders of Regular Certificates evidencing not less than 25% of the Voting Rights (without regard to the application of any Appraisal Reduction Amounts) requesting a vote to terminate and replace the Asset Representations Reviewer with a proposed successor Asset Representations Reviewer that is an Eligible Asset Representations Reviewer, and (ii) payment by such holders to the Certificate Administrator of the reasonable fees and expenses to be incurred by the Certificate Administrator in connection with administering such vote, the Certificate Administrator will promptly provide notice of such requested vote to all Certificateholders and the Asset Representations Reviewer by posting such notice on its internet website, and by mailing such notice to all Certificateholders (at the addresses set forth in the certificate register) and the Asset Representations Reviewer. Upon the affirmative vote of the holders of Certificates evidencing at least 75% of the Voting Rights allocable to the Certificates of those holders that exercise their right to vote (provided that holders representing the applicable Certificateholder Quorum exercise their right to vote within 180 days of the initial request for a vote), the Trustee will be required to terminate all of the rights and obligations of the Asset Representations Reviewer under the Pooling and Servicing Agreement (other than any rights or obligations that accrued prior to the date of such termination and other than indemnification rights (arising out of events occurring prior to such termination)) by written notice to the Asset Representations Reviewer, and the proposed successor Asset

Representations Reviewer will be appointed. In the event that holders of the required Certificates elect to remove the Asset Representations Reviewer without cause and appoint a successor, the successor Asset Representations Reviewer will be responsible for all expenses necessary to effect the transfer of responsibilities from its predecessor.

Resignation of Asset Representations Reviewer

The Asset Representations Reviewer may at any time resign by giving written notice to the other parties to the Pooling and Servicing Agreement. In addition, the Asset Representations Reviewer will at all times be an Eligible Asset Representations Reviewer, and will be required to resign if it fails to be an Eligible Asset Representations Reviewer (and such failure results in an Asset Representations Reviewer Termination Event) by giving written notice to the other parties. Upon such notice of resignation, the Depositor will be required to promptly appoint a successor Asset Representations Reviewer that is an Eligible Asset Representations Reviewer. No resignation of the Asset Representations Reviewer will be effective until a successor Asset Representations Reviewer that is an Eligible Asset Representations Reviewer has been appointed and accepted the appointment. If no successor Asset Representations Reviewer has been so appointed and accepted the appointment within 30 days after the notice of resignation, the resigning Asset Representations Reviewer may petition any court of competent jurisdiction for the appointment of a successor Asset Representations Reviewer that is an Eligible Asset Representations Reviewer. The resigning Asset Representations Reviewer must pay all costs and expenses associated with the transfer of its duties.

Asset Representations Reviewer Compensation

Certain fees will be payable to the Asset Representations Reviewer, and the Asset Representations Reviewer will be entitled to be reimbursed for certain expenses, as described under “—Servicing and Other Compensation and Payment of Expenses—Asset Representations Reviewer Compensation”.

Repurchase Requests; Enforcement of Mortgage Loan Seller’s Obligations Under the Mortgage Loan Purchase Agreement

Repurchase Request Delivered by a Certificateholder

In the event that an Initial Requesting Certificateholder delivers a written request to a party to the Pooling and Servicing Agreement that a Mortgage Loan be repurchased by the applicable Mortgage Loan Seller alleging the existence of a Material Defect with respect to such Mortgage Loan and setting forth the basis for such allegation (a “Certificateholder Repurchase Request”), the receiving party will be required to promptly forward that Certificateholder Repurchase Request to the Enforcing Servicer, and the Enforcing Servicer will be required to promptly forward that Certificateholder Repurchase Request to the applicable Mortgage Loan Seller and each other party to the Pooling and Servicing Agreement. An “Initial Requesting Certificateholder” is the first Certificateholder or Certificate Owner (in either case, other than a holder of the Class VRR Certificates) to deliver a Certificateholder Repurchase Request as described above with respect to a Mortgage Loan, and there may not be more than one Initial Requesting Certificateholder with respect to any Mortgage Loan.

Repurchase Request Delivered by a Party to the Pooling and Servicing Agreement

In the event that any of the Depositor, the Master Servicer, the Special Servicer, the Trustee, the Certificate Administrator or the Operating Advisor (solely in its capacity as Operating Advisor) determines that a Mortgage Loan should be repurchased or replaced due to a Material Defect, or has knowledge of a Material Defect with respect to a Mortgage Loan, then such party will be required to deliver prompt written notice of such Material Defect, identifying the applicable Mortgage Loan and setting forth the basis for such allegation (a “Pooling and Servicing Agreement Party Repurchase Request” and, each of a Certificateholder Repurchase Request or a Pooling and Servicing Agreement Party Repurchase Request, a “Repurchase Request”), to the Enforcing Servicer and the Enforcing Servicer will be required to promptly forward such Pooling and Servicing Agreement Party Repurchase Request to the applicable Mortgage Loan Seller and each other party to the Pooling and Servicing Agreement.

Enforcement of the Mortgage Loan Seller’s Obligations by the Enforcing Servicer

Subject to the provisions described below under “—Dispute Resolution Provisions”, the Enforcing Servicer will be required to act as the Enforcing Party and enforce the rights of the Issuing Entity against the related Mortgage Loan Seller with respect to each Repurchase Request. However, if a Resolution Failure occurs with respect to a Repurchase Request in respect of a Mortgage Loan, the provisions described below under “—Dispute Resolution Provisions—Resolution of a Repurchase Request” will apply.

The “Enforcing Servicer” means (a) with respect to a Specially Serviced Loan, the Special Servicer, and (b) with respect to a non-Specially Serviced Loan, (i) in the case of a Repurchase Request made by the Special Servicer, the Directing Holder or a Controlling Class Certificateholder, the Master Servicer, and (ii) in the case of a Repurchase Request made by any Person other than the Special Servicer, the Directing Holder or a Controlling Class Certificateholder, (A) prior to a Resolution Failure relating to such non-Specially Serviced Loan, the Master Servicer, and (B) from and after a Resolution Failure relating to such non-Specially Serviced Loan, the Special Servicer.

The Enforcing Servicer will be required to enforce the obligations of the Mortgage Loan Sellers under the Mortgage Loan Purchase Agreements pursuant to the terms of the Pooling and Servicing Agreement and the Mortgage Loan Purchase Agreements. These obligations include obligations resulting from a Material Defect. Subject to the provisions of the applicable Mortgage Loan Purchase Agreement relating to the dispute resolutions as described under “—Dispute Resolution Provisions” below, such enforcement, including, without limitation, the legal prosecution of claims, if any, will be required to be carried out in such form, to such extent and at such time as Enforcing Servicer would require were it, in its individual capacity, the owner of the affected Mortgage Loan, and in accordance with the Servicing Standard.

Within 30 days after receipt of an Asset Review Report with respect to any Mortgage Loan, the Enforcing Servicer will be required to determine, based on the Servicing Standard, whether there exists a Material Defect with respect to such Mortgage Loan. If the Enforcing Servicer determines that a Material Defect exists, the Enforcing Servicer will be required to enforce the obligations of the applicable Mortgage Loan Seller under the Mortgage Loan Purchase Agreement with respect to such Material Defect as discussed in the preceding paragraph, subject to the terms of the Mortgage Loan Purchase Agreement. See “—The Asset Representations Reviewer—Asset Review” above.

Any costs incurred by the Enforcing Servicer with respect to the enforcement of the obligations of a Mortgage Loan Seller under the applicable Mortgage Loan Purchase Agreement will be deemed to be Property Advances, to the extent not recovered from the Mortgage Loan Seller or the applicable Requesting Certificateholder and/or Consultation Requesting Certificateholder. See “The Mortgage Loan Purchase Agreements—Dispute Resolution Provisions”.

Dispute Resolution Provisions

Resolution of a Repurchase Request

In the event a Repurchase Request is not Resolved within 180 days after the Mortgage Loan Seller receives the Repurchase Request (a “Resolution Failure”), then the provisions described below in this “—Resolution of a Repurchase Request” section will apply. Receipt of the Repurchase Request will be deemed to occur 2 business days after the Repurchase Request is sent to the related Mortgage Loan Seller in a commercially reasonable manner. “Resolved” means, with respect to a Repurchase Request, that (i) the related Material Defect has been cured, (ii) the related Mortgage Loan has been repurchased in accordance with the related Mortgage Loan Purchase Agreement, (iii) a mortgage loan has been substituted for the related Mortgage Loan in accordance with the related Mortgage Loan Purchase Agreement, (iv) the applicable Mortgage Loan Seller has made a Loss of Value Payment, (v) a contractually binding agreement has been entered into between the Enforcing Servicer, on behalf of the Issuing Entity, and the related Mortgage Loan Seller that settles the related Mortgage Loan Seller’s obligations under the related Mortgage Loan Purchase Agreement, or (vi) the related Mortgage Loan is no longer property of the Issuing Entity as a result of a sale or other disposition in accordance with the Pooling and Servicing Agreement. The fact that a Repurchase Request has been Resolved pursuant to clause (vi) above will not preclude the Enforcing Servicer from exercising any of its rights related to a Material Defect in the manner and timing otherwise set forth in the Pooling and Servicing Agreement, in the related Mortgage Loan Purchase Agreement or as provided by law.

After a Resolution Failure occurs with respect to a Repurchase Request regarding a Mortgage Loan (whether the Repurchase Request was initiated by an Initial Requesting Certificateholder or by a party to the Pooling and Servicing Agreement), the Enforcing Servicer will be required to send a notice (a “Proposed Course of Action Notice”) to the Initial Requesting Certificateholder, if any, to the address specified in the Initial Requesting Certificateholder’s Repurchase Request, and to the Certificate Administrator who will make such notice available to all other Certificateholders, Certificate Owners and the Uncertificated VRR Interest Owners (by posting such notice on the Certificate Administrator’s website) indicating the Enforcing Servicer’s intended course of action with respect to the Repurchase Request. If (a) the Enforcing Servicer’s intended course of action with respect to the Repurchase Request does not involve pursuing further action to exercise rights against the applicable Mortgage Loan Seller with respect to the Repurchase Request, or (b) the Enforcing Servicer’s intended course of action is to pursue further action to exercise rights against the related Mortgage Loan Seller with respect to the Repurchase Request but a Requesting Certificateholder does not agree with the course of action selected by the Enforcing Servicer, and, in the case of clause (a) or (b), a Requesting Certificateholder wishes to exercise its right to refer the matter to mediation (including non-binding arbitration) or arbitration, as discussed below under “—Mediation and Arbitration Provisions”, then a Requesting Certificateholder may deliver to the Enforcing Servicer a written notice (a “Preliminary Dispute Resolution Election Notice”) within 30 days from the date the Proposed Course of Action Notice was posted on the Certificate Administrator’s website (the 30th day following the date of posting, the “Dispute Resolution Cut-off Date”) indicating its intent to exercise its right to refer the matter to either mediation or arbitration.

In addition, any Certificateholder or Certificate Owner may deliver, prior to the Dispute Resolution Cut-off Date, a written notice (a “Consultation Election Notice”) requesting the right to participate in any Dispute Resolution Consultation (as defined below) that is conducted by the Enforcing Servicer following the Enforcing Servicer’s receipt of a Preliminary Dispute Resolution Election Notice as provided below.

A “Requesting Certificateholder” means (i) the Initial Requesting Certificateholder, if any, or (ii) any other Certificateholder or Certificate Owner (other than a holder of the Class VRR Certificates) that, in each case, is exercising its rights under this “—Dispute Resolution” section to refer a matter involving a Repurchase Request to either mediation or arbitration.

A “Consultation Requesting Certificateholder” means any Certificateholder or Certificate Owner that timely delivers a Consultation Election Notice.

A “Dispute Resolution Requesting Holder” means either a Requesting Certificateholder or a Consultation Requesting Certificateholder, as applicable.

The “Enforcing Party” means, in connection with a Repurchase Request, (i) in the event one or more Dispute Resolution Requesting Holders has delivered a Final Dispute Resolution Election Notice with respect thereto pursuant to the terms of the Pooling and Servicing Agreement, with respect to the mediation or arbitration that arises out of such Final Dispute Resolution Election Notice, such Dispute Resolution Requesting Holder(s), or (ii) in all other cases, the Enforcing Servicer.

If no Requesting Certificateholder delivers a Preliminary Dispute Resolution Election Notice prior to the Dispute Resolution Cut-off Date, then no Certificateholder, Certificate Owner or Uncertificated VRR Interest Owner will have the right to refer the Repurchase Request to mediation or arbitration, and the Enforcing Servicer will be the sole party obligated and entitled to determine a course of action, including, but not limited to, enforcing the Issuing Entity’s rights against the related Mortgage Loan Seller, subject to any consent or consultation rights of the Controlling Class Representative if and for as long as it is the applicable Directing Holder or applicable Consulting Party.

Promptly and in any event within 10 business days following receipt of a Preliminary Dispute Resolution Election Notice from a Requesting Certificateholder, the Enforcing Servicer will be required to consult with each Requesting Certificateholder regarding such Requesting Certificateholder’s intention to elect either mediation (including non-binding arbitration) or arbitration as the dispute resolution method with respect to the Repurchase Request and with any Consultation Requesting Certificateholder (the “Dispute Resolution Consultation”) so that each such Dispute Resolution Requesting Holder may consider the views of the Enforcing Servicer as to the claims underlying the Repurchase Request and possible dispute resolution methods, such discussions to occur and be completed no later than 10 business days following the Dispute Resolution Cut-off Date. The Enforcing Servicer will be entitled to establish procedures the Enforcing Servicer deems to be in accordance with the Servicing Standard relating to the timing and extent of such consultations. No later than 5 business days after completion of the Dispute Resolution Consultation, a Dispute Resolution Requesting Holder may provide a final notice to the Enforcing Servicer indicating its decision to exercise its right to refer the matter to either mediation or arbitration (“Final Dispute Resolution Election Notice”).

If, following the Dispute Resolution Consultation, no Dispute Resolution Requesting Holder timely delivers a Final Dispute Resolution Election Notice to the Enforcing Servicer, then no Certificateholder, Certificate Owner or Uncertificated VRR Interest Owner will have any further right to refer the Repurchase Request to mediation or arbitration, and the Enforcing Servicer will be the sole party obligated and entitled to determine a course of action, including, but not limited to, enforcing the Issuing Entity’s rights against the related Mortgage Loan Seller, subject to any consent or consultation rights of the applicable Directing Holder.

If a Dispute Resolution Requesting Holder timely delivers a Final Dispute Resolution Election Notice to the Enforcing Servicer, then such Dispute Resolution Requesting Holder will become the Enforcing Party and must promptly submit the matter to mediation (including non-binding arbitration) or arbitration. If there is more than one Dispute Resolution Requesting Holder that timely delivers a Final Dispute Resolution Election Notice, then such Dispute Resolution Requesting Holders will collectively become the Enforcing Party, and the holder or holders of a majority of the Voting Rights among such Dispute Resolution Requesting Holders will be entitled to make all decisions relating to such mediation or arbitration (including whether to refer the matter to mediation (including non-binding arbitration) or arbitration). If, however, no Dispute Resolution Requesting Holder commences arbitration or mediation pursuant to the terms of the Pooling and Servicing Agreement within 30 days after delivery of its Final Dispute Resolution Election Notice to the Enforcing Servicer, then (i) the rights of any Dispute Resolution Requesting Holder to act as the Enforcing Party will terminate and no Certificateholder, Certificate Owner or Uncertificated VRR Interest Owner will have any further right to elect to refer the matter to mediation or arbitration, (ii) if the Proposed Course of Action Notice indicated that the Enforcing Servicer will take no further action with respect to the Repurchase Request, then the related Material Defect will be deemed waived for all purposes under the Pooling and Servicing Agreement and related Mortgage Loan Purchase Agreement; provided, however, that such Material Defect will not be deemed waived with respect to the Enforcing Servicer to the extent there is a material change from the facts and circumstances known to it at the time when the Proposed Course of Action Notice was delivered by the Enforcing Servicer, and (iii) if the Proposed Course of Action Notice had indicated a course of action other than the course of action under clause (ii), then the Enforcing Servicer will be the sole party obligated and entitled to determine a course of action including, but not limited to, enforcing the Issuing Entity’s rights against the related Mortgage Loan Seller.

Notwithstanding the foregoing, the dispute resolution provisions described under this heading “—Resolution of a Repurchase Request” will not apply, and the Enforcing Servicer will be the sole party entitled to enforce the Issuing Entity’s rights against the related Mortgage Loan Seller, if the Enforcing Servicer has commenced litigation with respect to the Repurchase Request, or determines in accordance with the Servicing Standard that it is in the best interest of Certificateholders and the Uncertificated VRR Interest Owners to commence litigation with respect to the Repurchase Request to avoid the running of any applicable statute of limitations.

In the event a Dispute Resolution Requesting Holder becomes the Enforcing Party, the Enforcing Servicer, on behalf of the Issuing Entity, will remain a party to any proceedings against the related Mortgage Loan Seller as further described below. For the avoidance of doubt, none of the Depositor, the Mortgage Loan Sellers or any of their respective affiliates will be entitled to be a Dispute Resolution Requesting Holder or otherwise vote Certificates owned by it or such affiliate(s) with respect to a course of action proposed or undertaken pursuant to the procedures described under this “—Dispute Resolutions Provisions” heading.

The Dispute Resolution Requesting Holders are entitled to elect either mediation or arbitration with respect to a Repurchase Request in their sole discretion; provided, however, no Dispute Resolution Requesting Holder may elect to then utilize the alternative method in the event that the initial method is unsuccessful, and no other Certificateholder, Certificate Owner or Uncertificated VRR Interest Owner may elect either arbitration or mediation in the event a mediation or arbitration is undertaken with respect to such Repurchase Request.

Mediation and Arbitration Provisions

If the Enforcing Party elects mediation (including non-binding arbitration) or arbitration, the mediation or arbitration will be administered by a nationally recognized arbitration or mediation organization selected by the applicable Mortgage Loan Seller. A single mediator or arbitrator will be selected by the mediation or arbitration organization from a list of neutrals maintained by it according to its mediation or arbitration rules then in effect. The mediator or arbitrator must be impartial, an attorney admitted to practice in the State of New York and have at least 15 years of experience in commercial litigation and, if possible, commercial real estate finance or commercial mortgage-backed securitization matters.

The expenses of any mediation will be allocated among the parties to the mediation, including, if applicable, between the Enforcing Party and Enforcing Servicer, as mutually agreed by the parties as part of the mediation.

In any arbitration, the arbitrator will be required to resolve the dispute in accordance with the Mortgage Loan Purchase Agreement and Pooling and Servicing Agreement, and may not modify or change those agreements in any way or award remedies not consistent with those agreements. The arbitrator will not have the power to award punitive or consequential damages. In its final determination, the arbitrator will determine and award the costs of the arbitration to the parties to the arbitration in its reasonable discretion. In the event a Dispute Resolution Requesting Holder is the Enforcing Party, the Dispute Resolution Requesting Holder will be required to pay any expenses allocated to the Enforcing Party in the arbitration proceedings or any expenses that the Enforcing Party agrees to bear in the mediation proceedings.

The final determination of the arbitrator will be final and non-appealable, except for actions to confirm or vacate the determination permitted under federal or state law, and may be entered and enforced in any court with jurisdiction over the parties and the matter. By selecting arbitration, the Enforcing Party would be waiving its right to sue in court, including the right to a trial by jury.

In the event a Dispute Resolution Requesting Holder is the Enforcing Party, the agreement with the arbitrator or mediator, as the case may be, will be required under the Pooling and Servicing Agreement to contain an acknowledgment that the Issuing Entity, or the Enforcing Servicer on its behalf, will be a party to any arbitration or mediation proceedings solely for the purpose of being the beneficiary of any award in favor of the Enforcing Party; provided that the degree and extent to which the Enforcing Servicer actively prepares for and participates in such proceeding will be determined by such Enforcing Servicer in consultation with the Controlling Class Representative (provided that no Consultation Termination Event has occurred and is continuing and an Excluded Mortgage Loan is not involved), and in accordance with the Servicing Standard. All amounts recovered by the Enforcing Party will be required to be paid to the Issuing Entity, or the Enforcing Servicer on its behalf, and deposited in the Collection Account. The agreement with the arbitrator or mediator, as the case may be, will provide that in the event a Dispute Resolution Requesting Holder is allocated any related costs and expenses pursuant to the terms of the arbitrator’s decision or the agreement reached in mediation, neither the Issuing Entity nor the Enforcing Servicer acting on its behalf will be responsible for any such costs and expenses allocated to the Dispute Resolution Requesting Holder.

The Issuing Entity (or the Enforcing Servicer or a trustee, acting on its behalf), the Depositor or any Mortgage Loan Seller will be permitted to redact any personally identifiable customer information included in any information provided for purposes of any mediation or arbitration. Each party to the proceedings will be required to agree to keep confidential the details related to the Repurchase Request and the dispute resolution identified in connection with such proceedings; provided, however, the Certificateholders and Certificate Owners will be permitted to communicate prior to the commencement of any such proceedings to the extent described under “Description of the Certificates—Certificateholder Communication”.

For avoidance of doubt, in no event will the exercise of any right of a Dispute Resolution Requesting Holder to refer a Repurchase Request to mediation or arbitration or to participate in such mediation or arbitration affect in any manner the ability of the Special Servicer to perform its obligations with respect to a Specially Serviced Loan (including without limitation, a liquidation, foreclosure, negotiation of a loan modification or workout, acceptance of a discounted pay off or deed-in-lieu of foreclosure, or bankruptcy or other litigation) or the exercise of any rights of the Controlling Class Representative if and for as long as it is the applicable Directing Holder.

Any out-of-pocket expenses required to be borne by or allocated to the Enforcing Servicer in a mediation or arbitration will be reimbursable as trust fund expenses.

Rating Agency Confirmations

The Pooling and Servicing Agreement will provide that, notwithstanding the terms of the related Serviced Mortgage Loan documents or other provisions of the Pooling and Servicing Agreement, if any action under the Serviced Mortgage Loan documents or the Pooling and Servicing Agreement requires a Rating Agency Confirmation from each of the Rating Agencies as a condition precedent to such action, if the party (the “Requesting Party”) required to obtain such Rating Agency Confirmation has made a request to any Rating Agency for such Rating Agency Confirmation and if, within 10 business days of such request being posted to the Rule 17g-5 website established under the Pooling and Servicing Agreement, any Rating Agency has not granted such request, rejected such request or provided a Rating Agency Declination (as defined below), then (i) such Requesting Party will be required to promptly request the related Rating Agency Confirmation again and (ii) if there is no response to such second Rating Agency Confirmation request from the applicable Rating Agency within five business days of such second request, whether in the form of granting or rejecting such Rating Agency Confirmation request or providing a Rating Agency Declination, then:

(x)          with respect to any condition in any Serviced Loan document requiring a Rating Agency Confirmation or any other matter under the Pooling and Servicing Agreement relating to the servicing of the Serviced Mortgage Loans (other than as set forth in clause (y) or (z) below), the Requesting Party (or, if the Requesting Party is the related borrower, then the Master Servicer (with respect to non-Specially Serviced Loans if the subject action is not a Major Decision or a Special Servicer Decision or the Master Servicer is processing a Major Decision or a Special Servicer Decision) or the Special Servicer (with respect to Specially Serviced Loans and REO Properties and with respect to non-Specially Serviced Mortgage Loans if the subject action is a Major Decision or a Special Servicer Decision processed by the Special Servicer), as applicable) will be required to determine (with the consent of the applicable Directing Holder (but only in the case of actions that would otherwise be Major Decisions), which consent will be pursued by the Special Servicer and deemed given if such Directing Holder does not respond within seven Business Days of receipt of a request from the Special Servicer to consent to the Requesting Party’s determination), in accordance with its duties under the Pooling and Servicing Agreement and in accordance with the Servicing Standard, whether or not such action would be in accordance with the Servicing Standard, and if the Requesting Party (or, if the Requesting Party is the related borrower, then the Master Servicer or the Special Servicer, as applicable) makes such determination, then the requirement for a Rating Agency Confirmation will not apply (provided, however, with respect to defeasance, release or substitution of any collateral relating to any Serviced Mortgage Loan, any applicable Rating Agency Confirmation requirement in the Serviced Loan documents will not apply, even without the determination referred to in this clause (x) by the Requesting Party (or, if the Requesting Party is the related borrower, then the Master Servicer (with respect to non-Specially Serviced Loans if the subject action is not a Major Decision or a Special Servicer Decision or the Master Servicer is processing a Major Decision or a Special Servicer Decision) or the Special Servicer (with respect to Specially Serviced Loans and REO Properties and with respect to non-Specially Serviced Loans if the subject action is a Major Decision or a Special Servicer Decision processed by the Special Servicer), as applicable); provided, that the Master Servicer (with respect to non-Specially Serviced Loans if the subject action is not a Major Decision or a Special Servicer Decision or the Master Servicer is processing a Major Decision or a Special Servicer Decision) or the Special Servicer (with respect to Specially Serviced Loans and REO Properties and with respect to non-Specially Serviced Loans if the subject action is a Major Decision or a Special Servicer Decision processed by the Special Servicer), as applicable, will in any event review the other conditions required under the related Serviced Loan documents with respect to such defeasance, release or substitution and confirm to its satisfaction in accordance with the Servicing Standard that such conditions (other than the requirement for a Rating Agency Confirmation) have been satisfied);

(y)          with respect to a replacement of the Master Servicer or the Special Servicer, such condition will be considered satisfied if:

(1)

the applicable replacement master servicer or special servicer, as applicable, is on S&P’s Select Servicer List as a U.S. Commercial Mortgage Master Servicer or U.S. Commercial Mortgage Special Servicer, as applicable, if S&P is the non-responding Rating Agency;

(2)

the applicable replacement master servicer has a master servicer rating of at least “CMS3” from Fitch or the applicable replacement special servicer has a special servicer rating of at least “CSS3” from Fitch, if Fitch is the non-responding Rating Agency; and

(3)

KBRA has not cited servicing concerns of the applicable replacement master servicer or special servicer as the sole or material factor in any qualification, downgrade or withdrawal (or placement on “watch status” in contemplation of a ratings downgrade or withdrawal) of the ratings of securities in any other CMBS transaction serviced by the applicable servicer prior to the time of determination, if KBRA is the non-responding Rating Agency, as applicable; and

(z)          with respect to a replacement or successor of the Operating Advisor, such condition will be deemed to be waived with respect to any non-responding Rating Agency so long as such Rating Agency has not cited concerns regarding the replacement operating advisor as the sole or material factor in any qualification, downgrade or withdrawal of the ratings (or placement on “watch status” in contemplation of a ratings downgrade or withdrawal) of securities in any other CMBS transaction with respect to which the replacement operating advisor acts as trust advisor or operating advisor prior to the time of determination.

For all other matters or actions (a) not specifically discussed above in clauses (x), (y), or (z) above, and (b) that are not the subject of a Rating Agency Declination, the applicable Requesting Party will be required to obtain a Rating Agency Confirmation from each of the Rating Agencies. In the event an action otherwise requires a Rating Agency Confirmation from each of the Rating Agencies, in absence of such Rating Agency Confirmation, we cannot assure you that any Rating Agency will not downgrade, qualify or withdraw its ratings as a result of any such action taken by the Master Servicer or the Special Servicer in accordance with the procedures discussed above.

“Rating Agency Confirmation” means, with respect to any matter, confirmation in writing (which may be in electronic form) by each applicable Rating Agency that a proposed action, failure to act or other event specified in this prospectus will not in and of itself result in the downgrade, withdrawal or qualification of the then-current rating assigned to any Class of Certificates (if then rated by the Rating Agency); provided that upon receipt of a written waiver or acknowledgment from any applicable Rating Agency indicating its decision not to review or declining to review the matter for which the Rating Agency Confirmation is sought (such written notice, a “Rating Agency Declination”), the requirement to receive a Rating Agency Confirmation from the applicable Rating Agency with respect to such matter will be deemed to have been satisfied.

In addition, the Pooling and Servicing Agreement will provide that, notwithstanding the terms of the related Serviced Mortgage Loan documents, the other provisions of the Pooling and Servicing Agreement or the related Co-Lender Agreement, with respect to any Serviced Companion Loan Securities, if any action relating to the servicing and administration of the related Serviced Loan or any related REO Property (including but not limited to the replacement of the Master Servicer, the Special Servicer or a sub-servicer) requires delivery of a Rating Agency Confirmation as a condition precedent to such action pursuant to the Pooling and Servicing Agreement, then such action will also require delivery of a rating agency confirmation as a condition precedent to such action from each rating agency that was or will be engaged by a party to the securitization of the Serviced Companion Loan to assign a rating to such Serviced Companion Loan Securities. The requirement to obtain a rating agency confirmation with respect to any Serviced Companion Loan Securities will be subject to, and will be permitted to be waived by the Master Servicer and the Special Servicer on, and will be deemed not to apply on, the same terms and conditions applicable to obtaining Rating Agency Confirmations, as described above and in the Pooling and Servicing Agreement.

Termination; Retirement of Certificates

The obligations created by the Pooling and Servicing Agreement will terminate upon payment (or provision for payment) to all Certificateholders and the Uncertificated VRR Interest Owners of all amounts held by the Certificate Administrator and required to be paid following the earlier of (1) the final payment (or related Advance) or other liquidation of the last Mortgage Loan and REO Property, (2) the voluntary exchange of all the then outstanding Regular Certificates and the Uncertificated VRR Interest as described below under “—Optional Termination; Optional Mortgage Loan Purchase” or (3) the purchase or other liquidation of all of the assets of the Issuing Entity as described under “—Optional Termination; Optional Mortgage Loan Purchase” below. Written notice of termination of the Pooling and Servicing Agreement will be given by the Certificate Administrator to each Certificateholder, each Rating Agency and the 17g-5 Information Provider (who will promptly post such notice to the 17g-5 Information Provider’s website), and the final distribution will be made only upon surrender and cancellation of the applicable Certificates and cancellation of the Uncertificated VRR Interest at the office of the certificate registrar or other location specified in the notice of termination.

Optional Termination; Optional Mortgage Loan Purchase

The holders of the Controlling Class representing greater than 50% of the Certificate Balance of the Controlling Class, and if the Controlling Class does not exercise its option, the Special Servicer and, if the Special Servicer does not exercise its option, the Master Servicer and, if none of the Controlling Class Certificateholders, the Special Servicer or the Master Servicer exercises its option, the holders of the Class R Certificates, representing greater than a 50% Percentage Interest of the Class R Certificates, will have the option to purchase all of the Mortgage Loans (in the case of any Serviced Loan Combinations, subject to certain rights of the related Serviced Companion Loan Holder provided for in the related Co-Lender Agreement) and all property acquired in respect of any Mortgage Loan remaining in the Issuing Entity, and thereby effect termination of the Issuing Entity and early retirement of the then outstanding Certificates and the Uncertificated VRR Interest, on any Distribution Date on which the aggregate Stated Principal Balance of the Mortgage Loans (including REO Mortgage Loans) remaining in the Issuing Entity is less than 1% of the aggregate Stated Principal Balance of the pool of Mortgage Loans as of the Cut-off Date (excluding for the purposes of this calculation, the aggregate unpaid principal balances of the Burlingame Point Mortgage Loan, the Amazon Seattle Mortgage Loan, the O’Reilly Auto Parts Portfolio Mortgage Loan and the U-Haul SAC 20 Mortgage Loan, but only if the option described above is exercised after the distribution date in June 2031). The purchase price payable upon the exercise of such option on such a Distribution Date will be an amount equal to (i) the sum of (A) the Termination Purchase Amount and (B) the reasonable out-of-pocket expenses of the Master Servicer (unless the Master Servicer is the purchaser of such Mortgage Loans), the Special Servicer (unless the Special Servicer is the purchaser of such Mortgage Loans), the Trustee and the Certificate Administrator, as applicable, with respect to such termination, minus (ii) solely in the case where the Master Servicer or the Special Servicer is effecting such purchase, the aggregate amount of unreimbursed Advances, if any, made by the purchasing Master Servicer or Special Servicer, together with any interest accrued and payable to the purchasing Master Servicer or Special Servicer, as applicable, in respect of such Advances and any unpaid Servicing Fees or Special Servicing Fees, as applicable, remaining outstanding (which items will be deemed to have been paid or reimbursed to the purchasing Master Servicer or Special Servicer, as applicable, in connection with such purchase). We cannot assure you that payment of the Certificate Balance, if any, of each outstanding Class of Certificates plus accrued interest would be made in full in the event of such a termination of the Issuing Entity.

The “Termination Purchase Amount” will equal the sum of (1) the aggregate Repurchase Price (excluding the amount described in clause (vii) of the definition of ”Repurchase Price”) of all the Mortgage Loans (exclusive of any successor REO Mortgage Loans) included in the Issuing Entity and (2) the appraised value of the Issuing Entity’s portion of each REO Property, if any, included in the Issuing Entity, as determined by the Special Servicer (the relevant appraisals for purposes of this clause (2) to be obtained by the Special Servicer and prepared by an Appraiser in accordance with MAI standards).

The Issuing Entity may also be terminated upon the exchange of all then outstanding Certificates (excluding the Class S and Class R Certificates) and the Uncertificated VRR Interest for the Mortgage Loans and each REO Property (or interests in the Mortgage Loans and each REO Property) remaining in the Issuing Entity at any time the aggregate of the Certificate Balances of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-AB, Class A-S, Class B, Class C, Class D and Class E Certificates and the Notional Amounts of the Class X-A, Class X-B and Class X-D Certificates have been reduced to zero and the Master Servicer is paid a fee specified in the Pooling and Servicing Agreement, but all the holders of such Classes of outstanding Regular Certificates would have to voluntarily participate in such exchange.

Servicing of the Outside Serviced Mortgage Loans

General

The Outside Serviced Mortgage Loans (including any Servicing Shift Mortgage Loan that becomes an Outside Serviced Mortgage Loan) will be serviced and administered pursuant to a servicing agreement for the securitization of one or more related Companion Loans. The identity of, and certain other items of information regarding, the Mortgage Loans that will be (or, with respect to the Servicing Shift Mortgage Loans, are expected to become) Outside Serviced Mortgage Loans are set forth in the table titled “Outside Serviced Mortgage Loans Summary” under “Summary of Terms—Relevant Parties—Outside Servicers, Outside Special Servicers, Outside Trustees and Outside Custodians”.

Each Outside Serviced Mortgage Loan, and any related REO Property, will be serviced under the applicable Outside Servicing Agreement. Accordingly, the applicable Outside Servicer will generally make property protection advances and remit collections on the respective Outside Serviced Mortgage Loan to or on behalf of the Issuing Entity. However, the Master Servicer will generally be obligated to compile reports that include information on the Outside Serviced Mortgage Loans, and make P&I Advances with respect to the Outside Serviced Mortgage Loans, subject to any non-recoverability determination. Each Outside Servicing Agreement will (or, if the terms thereof are not yet definitively known, is expected to) address similar servicing matters (and, subject to the discussion below, in a substantially similar manner) as the Pooling and Servicing Agreement, including, but not limited to: collection of payments; establishment of accounts to hold such payments; investment of funds in those accounts; maintenance of insurance coverage on the applicable Mortgaged Property; enforcement of due-on-sale and due-on-encumbrance provisions; property inspections; collection of operating statements; loan assumptions; realization upon and sale of defaulted loans; acquisition, operation, maintenance and disposition of REO properties; servicing compensation; modifications, waivers, amendments and consents with respect to the applicable Mortgage Loan(s); servicing reports; servicer liability and indemnification; servicer resignation rights; servicer termination events and the ability of certain parties to terminate a particular servicer in connection with a servicer termination event or otherwise. However, the servicing arrangements under each Outside Servicing Agreement will differ (or, if not yet definitively known, are expected to differ) in certain respects from the servicing arrangements under the Pooling and Servicing Agreement, including as regards one or more of the following: timing; control or consultation triggers or thresholds; terminology; allocation of ministerial duties between multiple servicers or other service providers; certificateholder or investor voting or consent thresholds; master servicer and special servicer termination events; rating requirements for servicers, trustees and other service providers, as well as for eligible accounts and permitted investments; and the circumstances under which approvals, consents, consultation, notices or rating agency confirmations may be required.

Specified Servicing Matters

With respect to those Mortgage Loans that, as of the Closing Date, will be Outside Serviced Mortgage Loans, subject to any exceptions set forth below, the respective Outside Servicing Agreements provide (or, in the case of any such Outside Servicing Agreements as to which the related terms thereof are not definitively known, are expected to provide) generally to the following effect:

●	Although payments and other collections on an Outside Serviced Mortgage Loan may initially be deposited into a clearing account and commingled with the related Outside Servicer’s own funds or funds related to other mortgage loans serviced by such related Outside Servicer, the related Outside Servicing Agreement will provide for a separate account or sub-account in which payments and other collections on the related Outside Serviced Loan Combination are to be deposited and maintained by the related Outside Servicer pending remittance to the related Outside Certificate Administrator, the holder of such Outside Serviced Mortgage Loan and any other related Companion Loan Holder(s). Similarly, the Outside Special Servicer for each Outside Serviced Loan Combination is to establish and maintain a separate account or sub-account with respect to any REO Property acquired with respect to such Outside Serviced Loan Combination; provided, however, that the related Outside Servicing Agreement may not require the related Outside Special Servicer to establish and maintain a separate account with respect to REO Property acquired with respect to each such Outside Serviced Loan Combination.

●

The Outside Servicer for each Outside Serviced Mortgage Loan will earn a primary servicing fee calculated at the per annum rate described under “—Servicing and Other Compensation and Payment of Expenses—Fees and Expenses” above with respect to such Outside Serviced Mortgage Loan.

●

The liquidation fee, the special servicing fee and the workout fee with respect to each Outside Serviced Mortgage Loan will be calculated in a manner similar (although not identical) to the manner in which the corresponding fees are calculated under the Pooling and Servicing Agreement and, in any event, are generally payable at the rates or in the amounts described under “—Servicing and Other Compensation and Payment of Expenses” in this prospectus.

●	No party to any Outside Servicing Agreement will be obligated to make P&I Advances with respect to the related Outside Serviced Mortgage Loan.

●

The related Outside Servicer will be obligated to make property protection advances with respect to each Outside Serviced Loan Combination. The related Outside Servicer will be entitled to be reimbursed for any such property protection advances (with interest thereon at a prime rate), first (after reimbursement from collections on, and proceeds of, any related Subordinate Companion Loan(s) (if any)), from collections on, and proceeds of, the related Outside Serviced Mortgage Loan and the related Pari Passu Companion Loan(s), on a pro rata and pari passu basis (based on each such loan’s outstanding principal balance), and then if the related Outside Servicer determines that a property protection advance it made with respect to the subject Outside Serviced Loan Combination or the related Mortgaged Property is nonrecoverable from such collections and proceeds, from general collections on all the Mortgage Loans, from general collections on the mortgage loans included in the trust fund created under the related Outside Servicing Agreement and from general collections on the mortgage loans included in any other securitization of a related Pari Passu Companion Loan, on a pro rata basis (based on the respective outstanding principal balances of the related Outside Serviced Mortgage Loan and the related Pari Passu Companion Loan(s)); provided that, in the case of the Outside Servicing Agreement for the Burlingame Point Loan Combination, there are no mortgage loans other than the related Outside Serviced Loan Combination serviced under such Outside Servicing Agreement.

●

The related Outside Servicing Agreement may vary from the Pooling and Servicing Agreement as regards the extent to which late payment charges, default interest, modification fees, assumption fees, consent fees, defeasance fees and other ancillary fees are allocated to (i) cover or offset compensation, (ii) pay master servicing compensation and (iii) pay special servicing compensation, and in any event such items will not be passed through to the Issuing Entity. The extent to which any such items collected on any Outside Serviced Loan Combination will, in turn, be applied to cover or offset expenses may be materially less under the related Outside Servicing Agreement than would have been the case under the Pooling and Servicing Agreement.

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With respect to each Outside Serviced Loan Combination, provided that the equivalent of a Control Termination Event does not exist under the related Outside Servicing Agreement, the related Outside Controlling Class Representative will generally have the right to terminate the related Outside Special Servicer, with or without cause, and appoint a successor thereto that meets the requirements of the related Outside Servicing Agreement; provided, that, in the case of a Loan Combination with one or more Subordinate Companion Loans held outside the related lead securitization, such termination right will instead belong to the specified holder(s) of the related Subordinate Companion Loan(s) so long as no “control appraisal period” (or analogous term) is in effect with respect to such Loan Combination.

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With respect to each Outside Serviced Loan Combination, after the occurrence and during the continuance of the equivalent of a Control Termination Event under the related Outside Servicing Agreement, at the written direction or affirmative vote of holders of the applicable classes of certificates (evidencing the requisite percentage of voting rights) issued under the related Outside Servicing Agreement, the related Outside Special Servicer may be replaced. Notwithstanding the foregoing, in the case of certain Outside Serviced Loan Combinations, the related Outside Special Servicer may be replaced by the holders of the applicable certificates (evidencing the requisite percentage of voting rights) based on the recommendation of the related Outside Operating Advisor at any time. Also notwithstanding the foregoing, in the case of any Loan Combination with one or more Subordinate Companion Loans held outside the related lead securitization, such termination right may belong to the specified holder(s) of the related Subordinate Companion Loan(s) so long as no “control appraisal period” (or analogous term) is in effect with respect to such Loan Combination.

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If an Outside Serviced Mortgage Loan becomes a defaulted loan, then (subject to, in each case if and when applicable, the consent and/or consultation rights of the related Outside Controlling Class Representative, the related Outside Operating Advisor (if any), the holder of such Outside Serviced Mortgage Loan and/or the holder of any related Companion Loan not included in the trust fund created under the related Outside Servicing Agreement) the related Outside Special Servicer will be required to take one of the following actions in response: (i) foreclose upon or otherwise comparably convert ownership of the related Mortgaged Property; (ii) negotiate a workout with the related borrower, which may include a modification, waiver or amendment of the related Outside Serviced Loan Combination that affects the timing and/or amount of payments on such Outside Serviced Mortgage Loan; or (iii) sell such Outside Serviced Mortgage Loan and the related Companion Loan(s) as notes evidencing one whole loan in accordance with the terms of the related Outside Servicing Agreement and the related Co-Lender Agreement.

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With respect to each Outside Serviced Loan Combination, the related Outside Controlling Class Representative will generally have the right under the related Outside Servicing Agreement to approve (so long as the equivalent of a Control Termination Event does not exist under the related Outside Servicing Agreement) or consult (if the equivalent of a Control Termination Event does exist, but the equivalent of a Consultation Termination Event does not exist, under the related Outside Servicing Agreement) regarding the implementation of any asset status report and the taking of certain material servicing decisions (which are likely to vary to some extent from Major Decisions under the Pooling and Servicing Agreement); provided that, in the case of any Loan Combination with one or more Subordinate Companion Loans held outside the related lead securitization, such approval right may belong to the specified holder(s) of the related Subordinate Companion Loan(s) so long as no “control appraisal period” (or analogous term) is in effect with respect to such Loan Combination.

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The actions that the related Outside Servicer is permitted to take with respect to an Outside Serviced Loan Combination without obtaining the consent of the related Outside Special Servicer under the related Outside Servicing Agreement will likely differ to some extent from the actions that the Master Servicer is permitted to take with respect to Serviced Loans without obtaining the consent of the Special Servicer under the Pooling and Servicing Agreement.

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The Mortgaged Property securing each Outside Serviced Loan Combination will be subject to inspection (A) at least once per calendar year with respect to any Outside Serviced Loan Combination with a stated principal balance of $2,000,000 or more or (b) at least once every other calendar year with respect to any Outside Serviced Loan Combination with a stated principal balance less than $2,000,000 in a manner substantially similar to that under the Pooling and Servicing Agreement.

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The requirement of the related Outside Servicer to make compensating interest payments in respect of each Outside Serviced Mortgage Loan will be substantially similar (although such payments may be calculated by reference to a different servicing fee rate) to the requirement of the Master Servicer to make Compensating Interest Payments in respect of the Serviced Companion Loans under the Pooling and Servicing Agreement, provided that, certain Outside Servicing Agreements may not require the related Outside Servicer to make Compensating Interest Payments.

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With respect to each Outside Serviced Mortgage Loan, each of the related Outside Servicer and Outside Special Servicer (a) will have rights related to resignation substantially similar to those of the Master Servicer and the Special Servicer under the Pooling and Servicing Agreement and (b) will be subject to servicer termination events substantially similar to those in the Pooling and Servicing Agreement, as well as the rights related thereto.

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With respect to each Outside Serviced Mortgage Loan, each of the related Outside Servicer and the related Outside Special Servicer will be liable in accordance with the related Outside Servicing Agreement only to the extent of its obligations specifically imposed by that agreement. Accordingly, with respect to each Outside Serviced Mortgage Loan, each of the related Outside Servicer and the related Outside Special Servicer will, in general, not be liable for any action taken or for refraining from the taking of any action in good faith pursuant to the related Outside Servicing Agreement or for errors in judgment; provided that neither such party will be protected against any breach of representations or warranties made by it in the related Outside Servicing Agreement or against any liability which would otherwise be imposed by reason of willful misconduct, bad faith or negligence in the performance of duties or by reason of negligent disregard of obligations and duties under the related Outside Servicing Agreement.

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With respect to each Outside Serviced Mortgage Loan as to which the related Outside Securitization involves the issuance of “eligible vertical interests” (as defined in Regulation RR), the related Outside Servicing Agreement may provide for one or more “risk retention consultation parties” with certain consultation rights.

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With respect to each Outside Serviced Mortgage Loan as to which the related Outside Securitization does not involve the issuance of “eligible vertical interests” (as defined in Regulation RR), the related Outside Servicing Agreement does not provide for any “risk retention consultation party”.

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With respect to the Burlingame Point Loan Combination, (i) there is no asset representations reviewer under the related Outside Servicing Agreement and (ii) there are no certificateholder-directed dispute resolution procedures similar to those described under “—Dispute Resolution Provisions” with respect to the Companion Loan(s) securitized under the related Outside Servicing Agreement.

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Appraisal reduction amounts in respect of the related Outside Serviced Mortgage Loan will be calculated by the related Outside Special Servicer under the related Outside Servicing Agreement in a manner substantially similar to, but not necessarily identical to, calculations of such amounts by the special servicer under the Pooling and Servicing Agreement in respect of Serviced Mortgage Loans.

The trust fund created under each Outside Servicing Agreement, together with the related Outside Servicer, the related Outside Special Servicer and various other parties to such Outside Servicing Agreement and certain related persons and entities, will be entitled to be indemnified by the Issuing Entity for the Issuing Entity’s pro rata share of certain costs, expenses, losses and liabilities incurred by such party in connection with the related Outside Serviced Loan Combination, all in accordance with the terms and conditions of the related Co-Lender Agreement.

For further information, see the discussion of each Outside Serviced Loan Combination under “Description of the Mortgage Pool—The Loan Combinations” in this prospectus.

Prospective investors are encouraged to review the full provisions of each Outside Servicing Agreement, which is available (or, if applicable, is expected to be available following the closing of the related commercial mortgage securitization) either: (a) online at www.sec.gov; or (b) by requesting a copy from the underwriters.

Servicing Shift Mortgage Loans

The servicing of a Servicing Shift Loan Combination is expected to be governed by the Pooling and Servicing Agreement only temporarily, until the securitization of the related Controlling Pari Passu Companion Loan. Thereafter, such Servicing Shift Loan Combination will be serviced by the related Outside Servicer and, if and to the extent necessary, the related Outside Special Servicer under and pursuant to the terms of the related Outside Servicing Agreement governing such future securitization. Although the related Co-Lender Agreement imposes some requirements regarding the terms of the related Outside Servicing Agreement governing such future securitization, the securitization to which the related Controlling Pari Passu Companion Loan is to be contributed has not been determined, and accordingly, the servicing terms of such future Outside Servicing Agreement are unknown. There are no Servicing Shift Loan Combinations with respect to the Mortgage Pool. See “Description of the Mortgage Pool—The Loan Combinations”.

Related Provisions of the Pooling and Servicing Agreement

With respect to each Outside Serviced Mortgage Loan, the Pooling and Servicing Agreement will provide that:

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The Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator and the Trustee will have no obligation or authority under the Pooling and Servicing Agreement to (a) supervise the applicable Outside Servicer, the applicable Outside Special Servicer, the applicable Outside Trustee or any other party to the applicable Outside Servicing Agreement or (b) make Property Advances with respect to such Outside Serviced Mortgage Loan. Any obligation of the Master Servicer to provide information to the Trustee or any other person with respect to the Outside Serviced Mortgage Loans is dependent on their receipt of the corresponding information from the applicable Outside Servicer or the applicable Outside Special Servicer.

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If a party to the applicable Outside Servicing Agreement requests the Master Servicer, the Special Servicer, the Trustee, the Certificate Administrator or the Custodian to consent to, or consult with respect to, a modification, waiver or amendment of, or other loan-level action related to, the applicable Outside Serviced Mortgage Loan (except a modification, waiver or amendment of the applicable Outside Servicing Agreement or the related Co-Lender Agreement), then the party that receives such request will be required (but in the case of the Special Servicer subject to the limitation that it will only be required to deliver any such request to the Master Servicer) to promptly deliver a copy of such request to the Controlling Class Representative (if no Control Termination Event (in the case of consent rights) or Consultation Termination Event (in the case of consultation rights) has occurred and is continuing and such Outside Serviced Mortgage Loan is not an Excluded Mortgage Loan) or to the Master Servicer (if a Control Termination Event (in the case of consent rights) or Consultation Termination Event (in the case of consultation rights) has occurred and is continuing or such Outside Serviced Mortgage Loan is an Excluded Mortgage Loan), as applicable, and, following the occurrence and during the continuance of an Operating Advisor Consultation Trigger Event, to the Operating Advisor, and the Controlling Class Representative or the Master Servicer, as applicable, will be entitled to exercise any such consent and/or consultation right; provided, that after the occurrence and during the continuance of an Operating Advisor Consultation Trigger Event, any such consultation rights will be exercised by the Master Servicer or the Controlling Class Representative, as applicable, jointly with the Operating Advisor (but, in the case of the Operating Advisor, only with respect to matters similar to Major Decisions); and provided, further, that if the applicable Outside Serviced Mortgage Loan were serviced under the Pooling and Servicing Agreement and such action would not be permitted without Rating Agency Confirmation, then the Controlling Class Representative or the Master Servicer, as applicable, will not be permitted to exercise such consent right without first having obtained or received such Rating Agency Confirmation (payable at the expense of the party requesting such consent or approval if such requesting party is a Certificateholder, an Uncertificated VRR Interest Owner or a party to the Pooling and Servicing Agreement, and otherwise from the Collection Account).

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If the Trustee receives a request (and, if the Master Servicer, the Special Servicer or the Certificate Administrator receives such request, such party will be required to promptly forward such request to the Trustee) from any party to the applicable Outside Servicing Agreement for consent to or approval of a modification, waiver or amendment of the applicable Outside Servicing Agreement and/or the related Co-Lender Agreement, or the adoption of any servicing agreement that is the successor to and/or in replacement of the applicable Outside Servicing Agreement in effect as of the Closing Date or a change in servicer under the applicable Outside Servicing Agreement, then the Trustee will grant such consent or approval if (a) the Trustee has received a prior Rating Agency Confirmation from each Rating Agency (payable at the expense of the party making such request for consent or approval to the Trustee, if such requesting party is a Certificateholder, an Uncertificated VRR Interest Owner or a party to the Pooling and Servicing Agreement, and otherwise payable from the Collection Account) with respect to such consent or approval, and (b) unless a Control Termination Event has occurred and is continuing, the Trustee has obtained the consent of the Controlling Class Representative prior to granting any such consent.

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If the Trustee, Certificate Administrator or Custodian receives notice of a termination event under the applicable Outside Servicing Agreement, then the Trustee, Certificate Administrator or Custodian, as applicable, will be required to notify the Master Servicer, and the Master Servicer will be required to act in accordance with the instructions of (prior to the occurrence of a Control Termination Event) the Controlling Class Representative in accordance with the applicable Outside Servicing Agreement with respect to such termination event (provided that the Master Servicer will only be required to comply with such instructions if such instructions are in accordance with the applicable Outside Servicing Agreement and not inconsistent with the Pooling and Servicing Agreement); provided that, if such instructions are not provided within the time period specified in the Pooling and Servicing Agreement or if a Control Termination Event exists or if the Master Servicer is not permitted by the applicable Outside Servicing Agreement to follow such instructions, then the Master Servicer will be required to take such action or inaction (to the extent permitted by the applicable Outside Servicing Agreement), as directed by Certificateholders evidencing at least 25% of the aggregate of all Voting Rights within a reasonable period of time that does not exceed such response time as is afforded under the applicable Outside Servicing Agreement. Subject to the foregoing, during the continuation of any termination event with respect to the related Outside Servicer or Outside Special Servicer under the applicable Outside Servicing Agreement, each of the Trustee, the Certificate Administrator, the Master Servicer and the Special Servicer will have the right (but not the obligation) to take all actions to enforce its rights and remedies and to protect the interests, and enforce the rights and remedies, of the Trust (including the institution and prosecution of all judicial, administrative and other proceedings and the filings of proofs of claim and debt in connection therewith). The reasonable costs and expenses incurred by the Master Servicer, the Special Servicer, the Certificate Administrator or the Trustee in connection with such enforcement will be paid by the Master Servicer out of the Collection Account.

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Each of the Trustee, the Certificate Administrator, the Master Servicer and the Special Servicer will be required to reasonably cooperate with the Master Servicer, the Special Servicer or the Controlling Class Representative (if no Control Termination Event Exists), as applicable, to facilitate the exercise by such party of any consent or approval rights set forth in the Pooling and Servicing Agreement with respect to an Outside Serviced Mortgage Loan; provided, however, the Trustee, the Certificate Administrator, the Master Servicer and the Special Servicer will have no right or obligation to exercise any consent or consultation rights or obtain a Rating Agency Confirmation on behalf of the Controlling Class Representative.

Use of Proceeds

The Depositor expects to receive from this offering approximately 110.9% of the aggregate principal balance of the Offered Certificates, plus accrued interest from June 1, 2021, before deducting expenses payable by the Depositor. Certain of the net proceeds from the sale of the Offered Certificates, together with the net proceeds from the sale of the other certificates and the Uncertificated VRR Interest not being offered by this prospectus, will be used by the Depositor to pay the purchase price for the Mortgage Loans and to pay certain other related expenses.

Yield, Prepayment and Maturity Considerations

Yield

The yield to maturity on the Offered Certificates will depend upon the price paid by the related investors, the rate and timing of the distributions in reduction of the Certificate Balance or Notional Amount of the related Class of Offered Certificates, the extent to which prepayment premiums and yield maintenance charges allocated to the related Class of Offered Certificates are collected, and the rate, timing and severity of losses on the Mortgage Loans and the extent to which such losses are allocable in reduction of the Certificate Balance or Notional Amount of the related Class of Offered Certificates, as well as prevailing interest rates at the time of payment or loss realization.

The rate of distributions in reduction of (or otherwise resulting in the reduction of) the Certificate Balance or Notional Amount of any Class of Offered Certificates, the aggregate amount of distributions on any Class of Offered Certificates and the yield to maturity of any Class of Offered Certificates will be directly related to the rate of payments of principal (both scheduled and unscheduled) on the Mortgage Loans and the amount and timing of borrower defaults and the severity of losses occurring upon a default. While voluntary prepayments of the

Mortgage Loans are generally prohibited during applicable prepayment lockout periods, effective prepayments may occur if a sufficiently significant portion of a Mortgaged Property is lost due to casualty or condemnation. Certain of the Mortgage Loans may require prepayment in connection with an economic holdback or earnout if the related borrower does not satisfy certain criteria set forth in the related Mortgage Loan documents. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Prepayment Provisions” for a discussion of prepayment restrictions. In addition, such distributions in reduction of Certificate Balances of the respective Classes of Offered Certificates that are Principal Balance Certificates (or that otherwise result in the reduction of the respective Notional Amounts of the Offered Certificates that are Interest-Only Certificates) may result from repurchases of, or substitutions for, Mortgage Loans made by the Mortgage Loan Sellers due to missing or defective documentation or breaches of representations and warranties with respect to the Mortgage Loans as described under “The Mortgage Loan Purchase Agreements”, purchases of the Mortgage Loans in the manner described under “The Pooling and Servicing Agreement—Termination; Retirement of Certificates”, the exercise of purchase options by the holder of a subordinate companion loan or mezzanine loan, if any, or the sale or other liquidation of a defaulted Mortgage Loan. To the extent a Mortgage Loan requires payment of a prepayment premium or yield maintenance charge in connection with a voluntary prepayment, any such prepayment premium or yield maintenance charge generally is not due in connection with a prepayment due to casualty or condemnation, is not included in the purchase price of a Mortgage Loan purchased or repurchased due to a breach of a representation or warranty or otherwise, and may not be enforceable or collectible upon a default.

The Certificate Balance or Notional Amount of any Class of Offered Certificates may be reduced without distributions of principal as a result of the occurrence and allocation of Realized Losses with respect to the Non-Vertically Retained Principal Balance Certificates, reducing the maximum amount distributable in respect of principal on the Offered Certificates that are Principal Balance Certificates as well as the amount of interest that would have accrued on the Offered Certificates in the absence of such reduction. In general, Realized Losses with respect to the Non-Vertically Retained Principal Balance Certificates and the Combined VRR Interest occur when the principal balance of a Mortgage Loan is reduced without an equal distribution (taking into account the allocation of amounts among the Non-Vertically Retained Principal Balance Certificates, on the one hand, and the Combined VRR Interest, on the other hand) to applicable Certificateholders and the Uncertificated VRR Interest Owners in reduction of the Certificate Balances of the Principal Balance Certificates and the Uncertificated VRR Interest Balance. Realized Losses may occur in connection with a default on a Mortgage Loan, acceptance of a discounted payoff, the liquidation of the related Mortgaged Properties, a reduction in the principal balance of a Mortgage Loan by a bankruptcy court or pursuant to a modification, a recovery by the Master Servicer, Special Servicer or Trustee of a Nonrecoverable Advance or the incurrence of certain unanticipated or default-related costs and expenses (including interest on Advances, Workout Fees, Liquidation Fees and Special Servicing Fees and any comparable items with respect to the Outside Serviced Mortgage Loans). Any reduction of the Certificate Balance of a Class of Non-Vertically Retained Principal Balance Certificates as a result of the application of applicable Realized Losses may also reduce the Notional Amount of a Class of Interest-Only Certificates. Applicable Realized Losses will be allocated to the respective Classes of the Non-Vertically Retained Principal Balance Certificates in reverse distribution priority and as more particularly described in “Description of the Certificates—Subordination; Allocation of Realized Losses”.

Certificateholders are not entitled to receive distributions of Monthly Payments when due except to the extent they are either covered by an Advance or actually received. Consequently, any defaulted Monthly Payment for which no such Advance is made will tend to extend the weighted average lives of the Offered Certificates, whether or not a permitted extension of the due date of the related Mortgage Loan has been completed.

The rate of payments (including voluntary and involuntary prepayments) on the Mortgage Loans will be influenced by a variety of economic, geographic, social and other factors, including the level of mortgage interest rates and the rate at which borrowers default on their Mortgage Loans. The terms of the Mortgage Loans (in particular, amortization terms, the term of any prepayment lock-out period, the extent to which prepayment premiums or yield maintenance charges are due with respect to any principal prepayments, the right of the mortgagee to apply condemnation and casualty proceeds or reserve funds to prepay the Mortgage Loan, the extent to which a partial principal prepayment is required in connection with the release of a portion of the real estate collateral for a Mortgage Loan, and the availability of certain rights to defease all or a portion of the Mortgage Loan) may affect the rate of principal payments on Mortgage Loans, and consequently, the yields to maturity of the respective Classes of Offered Certificates. For example, certain Mortgage Loans may permit prepayment of the Mortgage Loan without a lockout period. See “Description of the Mortgage Pool—Certain

Terms of the Mortgage Loans—Prepayment Provisions” and Annex A to this prospectus for a description of prepayment lock-out periods, prepayment premiums and yield maintenance charges.

Prospective investors should consider the effects of the COVID-19 pandemic on the rate, timing and amount of collections on the Mortgage Loans, including the likelihood of resulting defaults and/or the impact of associated forbearance arrangements.

Principal prepayments on the Mortgage Loans could also affect the yield on any Class of Offered Certificates with a Pass-Through Rate that is limited by, based upon or equal to the WAC Rate. The Pass-Through Rates on those Classes of Offered Certificates may be adversely affected as a result of a decrease in the WAC Rate even if principal prepayments do not occur.

With respect to the Class A-AB Certificates, the extent to which the Class A-AB Scheduled Principal Balances are achieved and the sensitivity of the Class A-AB Certificates to principal prepayments on the Mortgage Loans allocated to the Non-Vertically Retained Principal Balance Certificates will depend in part on the period of time during which the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-5 Certificates remain outstanding. In particular, once such other Classes of Offered Certificates are no longer outstanding, any remaining portion on any Distribution Date of the Principal Distribution Amount will be distributed to the Class A-AB Certificates until the Certificate Balance of the Class A-AB Certificates is reduced to zero. As such, the Class A-AB Certificates will become more sensitive to the rate of prepayments on the Mortgage Loans allocated to the Non-Vertically Retained Principal Balance Certificates than they were when the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-5 Certificates were outstanding.

Any changes in the weighted average lives of your Non-Vertically Retained Principal Balance Certificates may adversely affect your yield. The timing of changes in the rate of prepayment on the Mortgage Loans may significantly affect the actual yield to maturity experienced by an investor even if the average rate of principal payments experienced over time is consistent with such investor’s expectation. In general, the earlier a prepayment of principal on the Mortgage Loans, the greater the effect on such investor’s yield to maturity. As a result, the effect on such investor’s yield of principal payments occurring at a rate higher (or lower) than the rate anticipated by the investor during the period immediately following the issuance of the Offered Certificates would not be fully offset by a subsequent like reduction (or increase) in the rate of principal payments.

In addition, the rate and timing of delinquencies, defaults, the application of liquidation proceeds and other involuntary payments such as condemnation proceeds or insurance proceeds, losses and other shortfalls on Mortgage Loans will affect distributions on the Offered Certificates and their timing. See “Risk Factors—Other Risks Relating to the Certificates—Your Yield May Be Affected by Defaults, Prepayments and Other Factors”. In general, these factors may be influenced by economic and other factors that cannot be predicted with any certainty. Accordingly, you may find it difficult to predict the effect that these factors might have on the yield to maturity of your Offered Certificates.

In addition, if the Master Servicer, the Special Servicer or the Trustee is reimbursed out of general collections on the Mortgage Loans included in the Issuing Entity for any advance that it has determined is not recoverable out of collections on the related Mortgage Loan, then to the extent that this reimbursement is made from collections of principal on the Mortgage Loans in the Issuing Entity, that reimbursement will reduce the amount of principal available to be distributed on the Principal Balance Certificates and will result in a reduction of the Certificate Balance of a Class of Principal Balance Certificates. See “Description of the Certificates—Distributions”. Likewise, if the Master Servicer, the Special Servicer or the Trustee is reimbursed out of principal collections on the Mortgage Loans for any Workout-Delayed Reimbursement Amounts, that reimbursement will reduce the amount of principal available to be distributed on the Principal Balance Certificates on that Distribution Date. This reimbursement would have the effect of reducing current payments of principal on the Offered Certificates that are Principal Balance Certificates and extending the weighted average lives of the respective Classes of those Offered Certificates. Holders of the Non-Vertically Retained Principal Balance Certificates will be affected to the extent of the Non-Vertically Retained Percentage of any such reimbursement. See “Description of the Certificates—Distributions”.

If you own Offered Certificates that are Principal Balance Certificates, then prepayments resulting in a shortening of the weighted average lives of your Certificates may be made at a time of low interest rates when you may be unable to reinvest the resulting payments of principal on your Offered Certificates at a rate comparable to the effective yield anticipated by you in making your investment in the Offered Certificates, while delays and extensions resulting in a lengthening of the weighted average lives may occur at a time of high interest rates when you may have been able to reinvest principal payments that would otherwise have been received by you at higher rates.

No representation is made as to the rate of principal payments on the Mortgage Loans or as to the yield to maturity of any Class of Offered Certificates. An investor is urged to make an investment decision with respect to any Class of Offered Certificates based on the anticipated yield to maturity of such Class of Offered Certificates resulting from its purchase price and such investor’s own determination as to anticipated Mortgage Loan prepayment rates under a variety of scenarios. The extent to which any Class of Offered Certificates is purchased at a discount or a premium and the degree to which the timing of payments on such Class of Offered Certificates is sensitive to prepayments will determine the extent to which the yield to maturity of such Class of Offered Certificates may vary from the anticipated yield. An investor should carefully consider the associated risks, including, in the case of any Offered Certificates that are also Principal Balance Certificates and that are purchased at a discount, the risk that a slower than anticipated rate of principal payments on the Mortgage Loans could result in an actual yield to such investor that is lower than the anticipated yield and, in the case of the Class X-A Certificates and any Offered Certificates that are also Principal Balance Certificates and that are purchased at a premium, the risk that a faster than anticipated rate of principal payments on the Mortgage Loans could result in an actual yield to such investor that is lower than the anticipated yield.

In general, with respect to any Class of Offered Certificates that is purchased at a premium, if principal distributions occur at a rate faster than anticipated at the time of purchase, the investor’s actual yield to maturity will be lower than that assumed at the time of purchase. Conversely, if a Class of Offered Certificates is purchased at a discount and principal distributions occur at a rate slower than that assumed at the time of purchase, the investor’s actual yield to maturity will be lower than that assumed at the time of purchase.

An investor should consider the risk that rapid rates of prepayments on the Mortgage Loans, and therefore of amounts distributable in reduction of the Certificate Balances of the Offered Certificates that are Principal Balance Certificates may coincide with periods of low prevailing interest rates. During such periods, the effective interest rates on securities in which an investor may choose to reinvest such amounts distributed to it may be lower than the applicable Pass-Through Rate. Conversely, slower rates of prepayments on the Mortgage Loans, and therefore, of amounts distributable in reduction of the Certificate Balances of the Offered Certificates that are Principal Balance Certificates may coincide with periods of high prevailing interest rates. During such periods, the amount of principal distributions resulting from prepayments available to an investor in any Offered Certificates that are Principal Balance Certificates for reinvestment at such high prevailing interest rates may be relatively small.

The effective yield to holders of Offered Certificates will be lower than the yield otherwise produced by the applicable Pass-Through Rate and applicable purchase prices because while interest will accrue during each Interest Accrual Period, the distribution of such interest will not be made until the Distribution Date immediately following such Interest Accrual Period, and principal paid on any Distribution Date will not bear interest during the period from the end of such Interest Accrual Period to the Distribution Date that follows.

In addition, although the related borrower under any ARD Loan may have certain incentives to prepay such ARD Loan on its Anticipated Repayment Date, we cannot assure you that such borrower will be able to prepay such ARD Loan on its Anticipated Repayment Date. The failure of the related borrower to prepay an ARD Loan on its Anticipated Repayment Date will not be an event of default under the terms of such ARD Loan, and pursuant to the terms of the Pooling and Servicing Agreement, neither the Master Servicer nor the Special Servicer will be permitted to take any enforcement action with respect to such borrower’s failure to pay Excess Interest, other than requests for collection, until the scheduled maturity of any such ARD Loan that is a Serviced Loan; provided that the Master Servicer or the Special Servicer, as the case may be, may take action to enforce the Issuing Entity’s right to apply excess cash flow to principal in accordance with the terms of the related ARD Loan documents.

Yield on the Class X-A Certificates

The yield to maturity of the Class X-A Certificates will be highly sensitive to the rate and timing of reductions made to the Certificate Balances of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-AB and

Class A-S Certificates, including by reason of prepayments and principal losses on the Mortgage Loans allocated to such Classes of Principal Balance Certificates and other factors described above. Investors in the Class X-A Certificates should fully consider the associated risks, including the risk that an extremely rapid rate of prepayment or other liquidation of the Mortgage Loans could result in the failure of such investors to recoup fully their initial investments.

Any optional termination of the Issuing Entity by any party entitled to effect such termination would result in prepayment in full of the Certificates and would have an adverse effect on the yield of the Class X-A Certificates because a termination would have an effect similar to a principal prepayment in full of the Mortgage Loans and, as a result, investors in the Class X-A Certificates and any other Certificates purchased at premium might not fully recoup their initial investment. See “The Pooling and Servicing Agreement—Optional Termination; Optional Mortgage Loan Purchase”.

Weighted Average Life of the Offered Certificates

Weighted average life refers to the average amount of time from the date of issuance of a security until each dollar of principal of such security will be repaid to the investor (or, in the case of an interest-only security, each dollar of its notional amount is reduced to zero). The weighted average life of an Offered Certificate will be influenced by, among other things, the rate at which principal payments (including scheduled payments, principal prepayments and payments made pursuant to any applicable policies of insurance) on the Mortgage Loans are made and applied to pay principal (or, in the case of a Class X-A Certificate, reduce the notional amount) of such Offered Certificate. The Principal Distribution Amount for each Distribution Date will be distributable as described in “Description of the Certificates—Distributions—Priority of Distributions”. Principal payments on the Mortgage Loans may be in the form of scheduled amortization or prepayments (for this purpose, the term prepayment includes prepayments, partial prepayments and liquidations due to a default or other dispositions of the Mortgage Loans).

Calculations reflected in the following tables assume that the Mortgage Loans have the characteristics shown on Annex A to this prospectus (together with the footnotes thereto), and are based on the following additional assumptions (“Modeling Assumptions”):

(i)       each Mortgage Loan is assumed to prepay at the indicated level of constant prepayment rate (“CPR”), in accordance with a prepayment scenario in which prepayments occur after expiration of any applicable lock-out period, defeasance period and/or period during which voluntary prepayments must be accompanied by a yield maintenance charge or a fixed prepayment premium;

(ii)      there are no delinquencies or defaults;

(iii)     scheduled interest and principal payments, including balloon payments, on the Mortgage Loans are timely received on their respective Due Dates;

(iv)     no prepayment premiums or yield maintenance charges are collected;

(v)      no party exercises its right of optional termination of the Issuing Entity described in this prospectus;

(vi)     no Mortgage Loan is required to be repurchased from the Issuing Entity;

(vii)    the Administrative Fee Rate is the respective rate set forth on Annex A to this prospectus as the “Administrative Fee Rate” with respect to such Mortgage Loan;

(viii)   there are no Excess Prepayment Interest Shortfalls, other shortfalls unrelated to defaults or Appraisal Reduction Amounts allocated to any Class of Certificates;

(ix)     distributions on the Certificates are made on the 15th day (each assumed to be a business day) of each month, commencing in July 2021;

(x)      the Certificates will be issued on June 29, 2021;

(xi)     the Pass-Through Rate with respect to each Class of Non-Vertically Retained Regular Certificates is as described under “Description of the Certificates—Distributions—Pass-Through Rates”;

(xii)    the ARD Loans (if any) prepay in full on their respective Anticipated Repayment Dates;

(xiii)   all prepayments are assumed to be voluntary prepayments and will not include liquidation proceeds, condemnation proceeds, insurance proceeds, proceeds from the purchase of a Mortgage Loan from the Issuing Entity or any prepayment that is accepted by the Master Servicer or the Special Servicer pursuant to a workout, settlement or loan modification;

(xiv)   with respect to any Mortgage Loans that require prepayment in connection with an economic holdback or earnout, the related borrower will satisfy certain criteria set forth in the related Mortgage Loan documents and the related holdback or earnout will not be used to prepay the Mortgage Loan;

(xv)    the initial Certificate Balances or Notional Amounts of the respective Classes of Regular Certificates are as set forth in the table under “Certificate Summary” subject to any applicable variance set forth in the footnotes to such table;

(xvi)   there are no property releases requiring payment of a yield maintenance charge or other prepayment premium; and

(xvii)  with respect to each Mortgage Loan that is part of a Loan Combination that includes one or more Subordinate Companion Loans, for purposes of assumed CPR prepayment rates, prepayments are determined on the basis of the principal balance of that Mortgage Loan only, without regard to the related Subordinate Companion Loan(s).

The following tables indicate the percentage of the initial Certificate Balance of each Class of Offered Certificates (other than the Class X-A Certificates) that would be outstanding after each of the dates shown under each of the indicated prepayment assumptions and the corresponding weighted average life, first principal payment date and last principal payment date of each such Class of Offered Certificates. The tables have been prepared on the basis of, among others, the Modeling Assumptions. To the extent that the Mortgage Loans or the Certificates have characteristics that differ from those assumed in preparing the tables, the respective Classes of the Offered Certificates that are Principal Balance Certificates may mature earlier or later than indicated by the tables. The Mortgage Loans will not prepay at any constant rate, and it is highly unlikely that the Mortgage Loans will prepay in a manner consistent with the assumptions described in this prospectus. For this reason and because the timing of principal payments is critical to determining weighted average lives, the weighted average lives of the Offered Certificates that are Principal Balance Certificates are likely to differ from those shown in the tables, even if all of the Mortgage Loans prepay at the indicated percentages of CPR or prepayment scenario over any given time period or over the entire life of the Offered Certificates that are Principal Balance Certificates. In addition, variations in the actual prepayment experience and the balance of the Mortgage Loans that prepay may increase or decrease the percentages of initial Certificate Balances (and shorten or extend the weighted average lives) shown in the following tables. Investors are urged to conduct their own analyses of the rates at which the Mortgage Loans may be expected to prepay. Furthermore, in light of the recent COVID-19 pandemic, several of the Modeling Assumptions (particularly, those regarding the timely receipt of all scheduled loan payments and the absence of any delinquencies, defaults, forbearances, loan modifications and advances) may not prove to be entirely accurate.

Percentages of the Initial Certificate Balance of
the Class A-1 Certificates at the Specified CPRs
0% CPR during lockout, defeasance and/or yield maintenance
or fixed prepayment premiums - otherwise at indicated CPR

	Prepayment Assumption (CPR)
Distribution Date	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
Closing Date	100%	100%	100%	100%	100%
June 15, 2022	85%	85%	85%	85%	85%
June 15, 2023	69%	69%	69%	69%	69%
June 15, 2024	47%	47%	47%	47%	47%
June 15, 2025	23%	7%	0%	0%	0%
June 15, 2026 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (in years)	2.75	2.58	2.49	2.43	2.35
First Principal Payment Date	July 2021	July 2021	July 2021	July 2021	July 2021
Last Principal Payment Date	May 2026	Sept 2025	Apr 2025	Jan 2025	Aug 2024

Percentages of the Initial Certificate Balance of
the Class A-2 Certificates at the Specified CPRs
0% CPR during lockout, defeasance and/or yield maintenance
or fixed prepayment premiums - otherwise at indicated CPR

	Prepayment Assumption (CPR)
Distribution Date	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
Closing Date	100%	100%	100%	100%	100%
June 15, 2022	100%	100%	100%	100%	100%
June 15, 2023	100%	100%	100%	100%	100%
June 15, 2024	100%	100%	100%	100%	100%
June 15, 2025	100%	100%	95%	87%	77%
June 15, 2026	34%	20%	9%	2%	0%
June 15, 2027 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (in years)	4.96	4.88	4.77	4.65	4.37
First Principal Payment Date	May 2026	Sept 2025	April 2025	Jan 2025	Aug 2024
Last Principal Payment Date	July 2026	July 2026	July 2026	July 2026	June 2026

Percentages of the Initial Certificate Balance of
the Class A-3 Certificates at the Specified CPRs
0% CPR during lockout, defeasance and/or yield maintenance
or fixed prepayment premiums - otherwise at indicated CPR

	Prepayment Assumption (CPR)
Distribution Date	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
Closing Date	100%	100%	100%	100%	100%
June 15, 2022	100%	100%	100%	100%	100%
June 15, 2023	100%	100%	100%	100%	100%
June 15, 2024	100%	100%	100%	100%	100%
June 15, 2025	100%	100%	100%	100%	100%
June 15, 2026	100%	100%	100%	100%	100%
June 15, 2027	100%	100%	100%	100%	100%
June 15, 2028 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (in years)	6.83	6.79	6.75	6.69	6.37
First Principal Payment Date	Apr 2028	Oct 2027	Oct 2027	Oct 2027	June 2026
Last Principal Payment Date	June 2028	June 2028	June 2028	June 2028	Apr 2028

Percentages of the Initial Certificate Balance
of the Class A-4 Certificates at the Specified CPRs
0% CPR during lockout, defeasance and/or yield maintenance or fixed prepayment premiums - otherwise at indicated CPR

	Prepayment Assumption (CPR)
Distribution Date	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
Closing Date	100%	100%	100%	100%	100%
June 15, 2022	100%	100%	100%	100%	100%
June 15, 2023	100%	100%	100%	100%	100%
June 15, 2024	100%	100%	100%	100%	100%
June 15, 2025	100%	100%	100%	100%	100%
June 15, 2026	100%	100%	100%	100%	100%
June 15, 2027	100%	100%	100%	100%	100%
June 15, 2028	100%	100%	100%	100%	100%
June 15, 2029	100%	100%	100%	100%	100%
June 15, 2030	60%	55%	49%	40%	14%
June 15, 2031 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (in years)	9.04	8.99	8.94	8.89	8.62
First Principal Payment Date	Feb 2030	Oct 2029	Oct 2029	Oct 2029	Apr 2028
Last Principal Payment Date	Apr 2031	Apr 2031	Feb 2031	Feb 2031	Dec 2030

Percentages of the Initial Certificate Balance
of the Class A-5 Certificates at the Specified CPRs
0% CPR during lockout, defeasance and/or yield maintenance or fixed prepayment premiums - otherwise at indicated CPR

	Prepayment Assumption (CPR)
Distribution Date	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
Closing Date	100%	100%	100%	100%	100%
June 15, 2022	100%	100%	100%	100%	100%
June 15, 2023	100%	100%	100%	100%	100%
June 15, 2024	100%	100%	100%	100%	100%
June 15, 2025	100%	100%	100%	100%	100%
June 15, 2026	100%	100%	100%	100%	100%
June 15, 2027	100%	100%	100%	100%	100%
June 15, 2028	100%	100%	100%	100%	100%
June 15, 2029	100%	100%	100%	100%	100%
June 15, 2030	100%	100%	100%	100%	100%
June 15, 2031 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (in years)	9.94	9.92	9.89	9.85	9.63
First Principal Payment Date	Apr 2031	Apr 2031	Feb 2031	Feb 2031	Dec 2030
Last Principal Payment Date	June 2031	June 2031	June 2031	June 2031	Mar 2031

Percentages of the Initial Certificate Balance of
the Class A-AB Certificates at the Specified CPRs
0% CPR during lockout, defeasance and/or yield maintenance or fixed prepayment premiums - otherwise at indicated CPR

	Prepayment Assumption (CPR)
Distribution Date	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
Closing Date	100%	100%	100%	100%	100%
June 15, 2022	100%	100%	100%	100%	100%
June 15, 2023	100%	100%	100%	100%	100%
June 15, 2024	100%	100%	100%	100%	100%
June 15, 2025	100%	100%	100%	100%	100%
June 15, 2026	100%	100%	100%	100%	100%
June 15, 2027	80%	80%	80%	80%	80%
June 15, 2028	60%	60%	60%	60%	60%
June 15, 2029	38%	38%	38%	38%	38%
June 15, 2030	17%	17%	17%	17%	17%
June 15, 2031 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (in years)	7.43	7.43	7.43	7.43	7.43
First Principal Payment Date	July 2026	July 2026	July 2026	July 2026	July 2026
Last Principal Payment Date	Apr 2031	Apr 2031	Apr 2031	Apr 2031	Mar 2031

Percentages of the Initial Certificate Balance of
the Class A-S Certificates at the Specified CPRs
0% CPR during lockout, defeasance and/or yield maintenance or fixed prepayment premiums - otherwise at indicated CPR

	Prepayment Assumption (CPR)
Distribution Date	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
Closing Date	100%	100%	100%	100%	100%
June 15, 2022	100%	100%	100%	100%	100%
June 15, 2023	100%	100%	100%	100%	100%
June 15, 2024	100%	100%	100%	100%	100%
June 15, 2025	100%	100%	100%	100%	100%
June 15, 2026	100%	100%	100%	100%	100%
June 15, 2027	100%	100%	100%	100%	100%
June 15, 2028	100%	100%	100%	100%	100%
June 15, 2029	100%	100%	100%	100%	100%
June 15, 2030	100%	100%	100%	100%	100%
June 15, 2031 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (in years)	9.96	9.96	9.96	9.96	9.71
First Principal Payment Date	June 2031	June 2031	June 2031	June 2031	Mar 2031
Last Principal Payment Date	June 2031	June 2031	June 2031	June 2031	Mar 2031

Percentages of the Initial Certificate Balance of
the Class B Certificates at the Specified CPRs
0% CPR during lockout, defeasance and/or yield maintenance or fixed prepayment premiums - otherwise at indicated CPR

	Prepayment Assumption (CPR)
Distribution Date	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
Closing Date	100%	100%	100%	100%	100%
June 15, 2022	100%	100%	100%	100%	100%
June 15, 2023	100%	100%	100%	100%	100%
June 15, 2024	100%	100%	100%	100%	100%
June 15, 2025	100%	100%	100%	100%	100%
June 15, 2026	100%	100%	100%	100%	100%
June 15, 2027	100%	100%	100%	100%	100%
June 15, 2028	100%	100%	100%	100%	100%
June 15, 2029	100%	100%	100%	100%	100%
June 15, 2030	100%	100%	100%	100%	100%
June 15, 2031 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (in years)	9.96	9.96	9.96	9.96	9.71
First Principal Payment Date	June 2031	June 2031	June 2031	June 2031	Mar 2031
Last Principal Payment Date	June 2031	June 2031	June 2031	June 2031	Mar 2031

Percentages of the Initial Certificate Balance of
the Class C Certificates at the Specified CPRs
0% CPR during lockout, defeasance and/or yield maintenance or fixed prepayment premiums - otherwise at indicated CPR

	Prepayment Assumption (CPR)
Distribution Date	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
Closing Date	100%	100%	100%	100%	100%
June 15, 2022	100%	100%	100%	100%	100%
June 15, 2023	100%	100%	100%	100%	100%
June 15, 2024	100%	100%	100%	100%	100%
June 15, 2025	100%	100%	100%	100%	100%
June 15, 2026	100%	100%	100%	100%	100%
June 15, 2027	100%	100%	100%	100%	100%
June 15, 2028	100%	100%	100%	100%	100%
June 15, 2029	100%	100%	100%	100%	100%
June 15, 2030	100%	100%	100%	100%	100%
June 15, 2031 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (in years)	9.96	9.96	9.96	9.96	9.79
First Principal Payment Date	June 2031	June 2031	June 2031	June 2031	Mar 2031
Last Principal Payment Date	June 2031	June 2031	June 2031	June 2031	Apr 2031

Price/Yield Tables

The tables set forth below show the corporate bond equivalent (“CBE”) yield with respect to each Class of Offered Certificates under the Modeling Assumptions. Purchase prices set forth below for each Class of Offered Certificates are expressed as a percentage of the initial Certificate Balance or Notional Amount, as applicable, of such Class of Offered Certificates, before adding accrued interest.

The yields set forth in the following tables were calculated by determining the monthly discount rates which, when applied to the assumed stream of cash flows to be paid on each Class of Offered Certificates, would cause the discounted present value of such assumed stream of cash flows as of the Closing Date to equal the assumed purchase prices, plus accrued interest at the applicable Pass-Through Rate as described in the Modeling Assumptions, from and including the first day of the applicable Interest Accrual Period for the initial Distribution Date to but excluding the Closing Date, and converting such monthly rates to semi-annual corporate bond equivalent rates. Such calculation does not take into account variations that may occur in the interest rates at which investors may be able to reinvest funds received by them as reductions of the Certificate Balances of the respective Classes of Offered Certificates that are Principal Balance Certificates and consequently does not purport to reflect the return on any investment in such Classes of Offered Certificates when such reinvestment rates are considered.

Pre-Tax Yield to Maturity (CBE) for the Class A-1 Certificates at the Specified CPRs

	0% CPR during lockout, defeasance and/or yield maintenance or fixed prepayment premiums - otherwise at indicated CPR
Assumed Price (%)	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
94.99771	2.630%	2.758%	2.826%	2.875%	2.948%
95.99771	2.236%	2.337%	2.392%	2.430%	2.489%
96.99771	1.847%	1.923%	1.963%	1.992%	2.036%
97.99771	1.465%	1.515%	1.542%	1.561%	1.589%
98.99771	1.088%	1.113%	1.126%	1.135%	1.149%
99.99771	0.717%	0.716%	0.716%	0.715%	0.715%
100.99771	0.350%	0.325%	0.311%	0.301%	0.287%
101.99771	-0.011%	-0.061%	-0.088%	-0.107%	-0.135%
102.99771	-0.367%	-0.441%	-0.481%	-0.509%	-0.552%
103.99771	-0.718%	-0.817%	-0.869%	-0.906%	-0.963%
104.99771	-1.064%	-1.187%	-1.252%	-1.298%	-1.368%

Pre-Tax Yield to Maturity (CBE) for the Class A-2 Certificates at the Specified CPRs

	0% CPR during lockout, defeasance and/or yield maintenance or fixed prepayment premiums - otherwise at indicated CPR
Assumed Price (%)	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
97.99558	2.445%	2.451%	2.460%	2.471%	2.499%
98.99558	2.228%	2.230%	2.235%	2.240%	2.253%
99.99558	2.013%	2.012%	2.012%	2.012%	2.011%
100.99558	1.800%	1.797%	1.792%	1.786%	1.771%
101.99558	1.590%	1.584%	1.574%	1.563%	1.534%
102.99558	1.382%	1.373%	1.358%	1.342%	1.299%
103.99558	1.177%	1.164%	1.145%	1.124%	1.067%
104.99558	0.974%	0.958%	0.935%	0.908%	0.838%
105.99558	0.773%	0.754%	0.726%	0.694%	0.611%
106.99558	0.574%	0.552%	0.520%	0.483%	0.387%
107.99558	0.377%	0.353%	0.316%	0.274%	0.165%

Pre-Tax Yield to Maturity (CBE) for the Class A-3 Certificates at the Specified CPRs

	0% CPR during lockout, defeasance and/or yield maintenance or fixed prepayment premiums - otherwise at indicated CPR
Assumed Price (%)	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
94.99506	2.595%	2.599%	2.604%	2.611%	2.649%
95.99506	2.430%	2.433%	2.437%	2.443%	2.472%
96.99506	2.267%	2.269%	2.272%	2.276%	2.298%
97.99506	2.106%	2.107%	2.109%	2.112%	2.126%
98.99506	1.946%	1.947%	1.948%	1.949%	1.956%
99.99506	1.789%	1.788%	1.788%	1.788%	1.788%
100.99506	1.633%	1.632%	1.631%	1.629%	1.622%
101.99506	1.478%	1.477%	1.475%	1.472%	1.457%
102.99506	1.326%	1.324%	1.321%	1.317%	1.294%
103.99506	1.175%	1.172%	1.168%	1.163%	1.133%
104.99506	1.026%	1.022%	1.017%	1.011%	0.974%

Pre-Tax Yield to Maturity (CBE) for the Class A-4 Certificates at the Specified CPRs

	0% CPR during lockout, defeasance and/or yield maintenance or fixed prepayment premiums - otherwise at indicated CPR
Assumed Price (%)	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
95.99224	2.605%	2.607%	2.609%	2.612%	2.627%
96.99224	2.477%	2.479%	2.481%	2.483%	2.493%
97.99224	2.351%	2.352%	2.353%	2.355%	2.362%
98.99224	2.226%	2.227%	2.227%	2.228%	2.231%
99.99224	2.103%	2.103%	2.103%	2.103%	2.103%
100.99224	1.981%	1.981%	1.980%	1.979%	1.975%
101.99224	1.861%	1.860%	1.858%	1.857%	1.850%
102.99224	1.741%	1.740%	1.738%	1.736%	1.725%
103.99224	1.623%	1.621%	1.619%	1.616%	1.602%
104.99224	1.507%	1.504%	1.501%	1.498%	1.480%
105.99224	1.391%	1.388%	1.385%	1.381%	1.360%

Pre-Tax Yield to Maturity (CBE) for the Class A-5 Certificates at the Specified CPRs

	0% CPR during lockout, defeasance and/or yield maintenance or fixed prepayment premiums - otherwise at indicated CPR
Assumed Price (%)	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
97.99307	2.623%	2.623%	2.624%	2.625%	2.629%
98.99307	2.507%	2.507%	2.507%	2.508%	2.510%
99.99307	2.392%	2.392%	2.392%	2.392%	2.392%
100.99307	2.279%	2.278%	2.278%	2.278%	2.275%
101.99307	2.166%	2.166%	2.165%	2.164%	2.160%
102.99307	2.055%	2.055%	2.054%	2.053%	2.045%
103.99307	1.945%	1.945%	1.944%	1.942%	1.933%
104.99307	1.837%	1.836%	1.835%	1.832%	1.821%
105.99307	1.729%	1.728%	1.727%	1.724%	1.710%
106.99307	1.623%	1.622%	1.620%	1.617%	1.601%
107.99307	1.518%	1.516%	1.514%	1.511%	1.493%

Pre-Tax Yield to Maturity (CBE) for the Class A-AB Certificates at the Specified CPRs

	0% CPR during lockout, defeasance and/or yield maintenance or fixed prepayment premiums - otherwise at indicated CPR
Assumed Price (%)	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
97.99777	2.459%	2.459%	2.459%	2.459%	2.459%
98.99777	2.309%	2.309%	2.309%	2.309%	2.309%
99.99777	2.161%	2.161%	2.161%	2.161%	2.161%
100.99777	2.014%	2.014%	2.014%	2.014%	2.014%
101.99777	1.869%	1.869%	1.869%	1.869%	1.869%
102.99777	1.726%	1.726%	1.726%	1.726%	1.726%
103.99777	1.585%	1.585%	1.585%	1.585%	1.585%
104.99777	1.445%	1.445%	1.445%	1.445%	1.445%
105.99777	1.306%	1.306%	1.306%	1.306%	1.306%
106.99777	1.169%	1.169%	1.169%	1.169%	1.169%
107.99777	1.034%	1.034%	1.034%	1.034%	1.034%

Pre-Tax Yield to Maturity (CBE) for the Class X-A Certificates at the Specified CPRs

	0% CPR during lockout, defeasance and/or yield maintenance or fixed prepayment premiums - otherwise at indicated CPR
Assumed Price (%)	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
8.68945	6.427%	6.347%	6.264%	6.159%	5.645%
8.93945	5.731%	5.651%	5.568%	5.461%	4.940%
9.18945	5.064%	4.984%	4.900%	4.793%	4.264%
9.43945	4.424%	4.344%	4.259%	4.151%	3.616%
9.68945	3.809%	3.729%	3.644%	3.535%	2.993%
9.93945	3.218%	3.137%	3.052%	2.942%	2.394%
10.18945	2.648%	2.568%	2.482%	2.371%	1.817%
10.43945	2.099%	2.019%	1.933%	1.821%	1.261%
10.68945	1.570%	1.489%	1.403%	1.290%	0.724%
10.93945	1.058%	0.977%	0.890%	0.777%	0.205%
11.18945	0.563%	0.482%	0.395%	0.281%	-0.296%

Pre-Tax Yield to Maturity (CBE) for the Class A-S Certificates at the Specified CPRs

	0% CPR during lockout, defeasance and/or yield maintenance or fixed prepayment premiums - otherwise at indicated CPR
Assumed Price (%)	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
97.99111	2.747%	2.747%	2.747%	2.747%	2.752%
98.99111	2.630%	2.630%	2.630%	2.630%	2.633%
99.99111	2.515%	2.515%	2.515%	2.515%	2.515%
100.99111	2.401%	2.401%	2.401%	2.401%	2.398%
101.99111	2.288%	2.288%	2.288%	2.288%	2.283%
102.99111	2.177%	2.177%	2.177%	2.177%	2.169%
103.99111	2.067%	2.067%	2.067%	2.067%	2.056%
104.99111	1.957%	1.957%	1.957%	1.957%	1.945%
105.99111	1.850%	1.850%	1.850%	1.850%	1.834%
106.99111	1.743%	1.743%	1.743%	1.743%	1.725%
107.99111	1.637%	1.637%	1.637%	1.637%	1.617%

Pre-Tax Yield to Maturity (CBE) for the Class B Certificates at the Specified CPRs

	0% CPR during lockout, defeasance and/or yield maintenance or fixed prepayment premiums - otherwise at indicated CPR
Assumed Price (%)	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
94.99466	2.942%	2.942%	2.942%	2.942%	2.955%
95.99466	2.822%	2.822%	2.822%	2.822%	2.833%
96.99466	2.704%	2.704%	2.704%	2.704%	2.712%
97.99466	2.587%	2.587%	2.587%	2.587%	2.592%
98.99466	2.471%	2.471%	2.471%	2.471%	2.474%
99.99466	2.357%	2.357%	2.357%	2.357%	2.357%
100.99466	2.244%	2.244%	2.244%	2.244%	2.241%
101.99466	2.132%	2.132%	2.132%	2.132%	2.126%
102.99466	2.021%	2.021%	2.021%	2.021%	2.013%
103.99466	1.912%	1.912%	1.912%	1.912%	1.901%
104.99466	1.804%	1.804%	1.804%	1.804%	1.791%

Pre-Tax Yield to Maturity (CBE) for the Class C Certificates at the Specified CPRs

	0% CPR during lockout, defeasance and/or yield maintenance or fixed prepayment premiums - otherwise at indicated CPR
Assumed Price (%)	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
94.99409	3.303%	3.303%	3.303%	3.303%	3.312%
95.99409	3.181%	3.181%	3.181%	3.181%	3.188%
96.99409	3.060%	3.060%	3.060%	3.060%	3.066%
97.99409	2.941%	2.941%	2.941%	2.941%	2.945%
98.99409	2.823%	2.823%	2.823%	2.823%	2.825%
99.99409	2.707%	2.707%	2.707%	2.707%	2.707%
100.99409	2.592%	2.592%	2.592%	2.592%	2.590%
101.99409	2.478%	2.478%	2.478%	2.478%	2.474%
102.99409	2.365%	2.365%	2.365%	2.365%	2.360%
103.99409	2.254%	2.254%	2.254%	2.254%	2.247%
104.99409	2.144%	2.144%	2.144%	2.144%	2.135%

We cannot assure you that the Mortgage Loans will prepay at any particular rate. Moreover, the various remaining terms to maturity of the Mortgage Loans could produce slower or faster principal distributions than indicated in the preceding tables at the various percentages of CPR and under the various prepayment scenarios specified, even if the weighted average remaining term to maturity of the Mortgage Loans is as assumed. Investors are urged to make their investment decisions based on their determinations as to anticipated rates of prepayment under a variety of scenarios.

Material Federal Income Tax Consequences

General

The following is a general discussion of the anticipated material United States federal income tax consequences of the purchase, ownership and disposition of the Offered Certificates. The discussion below does not purport to address all federal income tax consequences that may be applicable to particular categories of investors (such as banks, insurance companies, securities dealers, foreign persons, tax-exempt investors, investors whose functional currency is not the U.S. dollar, U.S. expatriates and investors that hold the Offered Certificates as part of a “straddle,” integrated transaction or “conversion transaction”), some of which may be subject to special rules. The authorities on which this discussion is based are subject to change or differing interpretations, and any such change or interpretation could apply retroactively. This discussion reflects the applicable provisions of the Internal Revenue Code of 1986, as amended (the “Code”), as well as regulations (the “REMIC Regulations”) promulgated by the U.S. Department of the Treasury. Investors are encouraged to consult their own tax advisors in determining the federal, state, local and any other tax consequences to them of the purchase, ownership and disposition of the Offered Certificates.

Four (4) separate real estate mortgage investment conduit (“REMIC”) elections will be made with respect to designated portions of the Issuing Entity (the “Lower-Tier REMIC” and the “Upper-Tier REMIC”, and, together with the Loan REMICs, the “Trust REMICs”). The REMIC created pursuant to a REMIC declaration effective as of January 22, 2021 (the “Alabama Hilton Portfolio REMIC”), holds the Alabama Hilton Portfolio Mortgage Loan and other related assets and has issued a class of uncertificated regular interests which will be held by the Lower-Tier REMIC, and a single residual interest, which will be represented by the Class R Certificates. The REMIC created pursuant to a REMIC declaration effective as of March 4, 2021 (the “Residence Inn Florence REMIC”), holds the Residence Inn Florence Mortgage Loan and other related assets and has issued a class of uncertificated regular interests which will be held by the Lower-Tier REMIC, and a single residual interest, which will be represented by the Class R Certificates. The Alabama Hilton Portfolio REMIC and the Residence Inn Florence REMIC will be designated the “Loan REMICs”. The Certificate Administrator will be responsible for preparing and filing the REMIC election and REMIC tax returns for each Loan REMIC. The Lower-Tier REMIC will hold the Mortgage Loans (or, in the case of the Alabama Hilton Portfolio Mortgage Loan and the Residence Inn Florence Mortgage Loan, regular interests in the related Loan REMICs) and certain other assets (exclusive of any Excess Interest) and will issue (i) certain classes of regular interests (the “Lower-Tier Regular Interests”) to the Upper-Tier REMIC and (ii) a residual interest represented by the Class R certificates as the sole class of “residual interests” in the Lower-Tier REMIC.

The Upper-Tier REMIC will hold the Lower-Tier Regular Interests and will issue (i) the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-AB, Class X-A, Class A-S, Class B, Class C, Class X-B, Class X-D, Class X-F, Class X-G, Class D, Class E, Class F, Class G, Class J-RR and Class K-RR Certificates and a regular interest that corresponds to the Combined VRR Interest excluding the right to receive Excess Interest (the “VRR REMIC Regular Interest”), each representing a regular interest in the Upper-Tier REMIC (the “Regular Interests”) and (ii) a residual interest represented by the Class R Certificates as the sole class of “residual interests” in the Upper-Tier REMIC.

Assuming (i) the making of appropriate elections, (ii) compliance with the Pooling and Servicing Agreement, each Outside Servicing Agreement and each Co-Lender Agreement without waiver, (iii) compliance with the Loan REMIC declarations and the continued qualification of each REMIC formed thereunder, (iv) continued qualification of each REMIC formed under each Outside Servicing Agreement, and (v) compliance with any changes in the law, including any amendments to the Code or applicable Treasury regulations thereunder, in the opinion of Orrick, Herrington & Sutcliffe LLP, special tax counsel to the Depositor, for federal income tax purposes (a) each Trust REMIC will qualify as a REMIC, (b) each of the Lower-Tier Regular Interests will qualify as a “regular interest” in the Lower-Tier REMIC, (c) each of the Regular Interests will qualify as a “regular interest” in the Upper-Tier REMIC and (d) the Class R Certificates will represent ownership of the sole class of “residual interests” in each Trust REMIC, in each case within the meaning of the REMIC provisions of the Code. However, qualification as a REMIC requires ongoing compliance with certain conditions. See “—Qualification as a REMIC” below.

In addition, in the opinion of Orrick, Herrington & Sutcliffe LLP, special tax counsel to the Depositor, (i) the portions of the Issuing Entity consisting of (a) collections of Excess Interest (and the related amounts in the

Excess Interest Distribution Account) and (b) the VRR REMIC Regular Interest and distributions thereon, will be treated as a grantor trust (the “Grantor Trust”) for federal income tax purposes under subpart E, part I of subchapter J of the Code, and (ii)(a) the Class S Certificates and the Combined VRR Interest will represent undivided beneficial interests in the portion of the Grantor Trust described in clause (i)(a) above and (b) the Combined VRR Interest will represent undivided beneficial interests in the portion of the Grantor Trust described in clause (i)(b) above.

Qualification as a REMIC

In order for each Trust REMIC to qualify as a REMIC, there must be ongoing compliance on the part of such Trust REMIC with the requirements set forth in the Code. Each Trust REMIC must fulfill an asset test, which requires that no more than a de minimis portion of the assets of such Trust REMIC, as of the close of the third calendar month beginning after the Closing Date (which for purposes of this discussion is the date of the issuance of the Regular Interests, the “Startup Day”) and at all times thereafter, may consist of assets other than “qualified mortgages” and “permitted investments.” The REMIC Regulations provide a safe harbor pursuant to which the de minimis requirements will be met if at all times the aggregate adjusted basis of the nonqualified assets is less than 1% of the aggregate adjusted basis of all such Trust REMIC’s assets. Each Trust REMIC also must provide “reasonable arrangements” to prevent its residual interest from being held by “disqualified organizations” or their agents and must furnish applicable tax information to transferors or agents that violate this restriction. The Pooling and Servicing Agreement will provide that no legal or beneficial interest in the Class R Certificates may be transferred or registered unless certain conditions, designed to prevent violation of this restriction, are met. Consequently, it is expected that each Trust REMIC will qualify as a REMIC at all times that any of the Certificates are outstanding.

A qualified mortgage is any obligation that is principally secured by an interest in real property and that is either transferred to a REMIC on its startup day or is purchased by a REMIC within a three month period thereafter pursuant to a fixed price contract in effect on the REMIC’s startup day. Qualified mortgages include (i) mortgage loans or split note interests in mortgage loans, such as the Mortgage Loans; provided that, in general, (a) the fair market value of the real property security (including permanently affixed buildings and certain structural components of the real property security) (reduced by (1) the amount of any lien on the real property security that is senior to the mortgage loan and (2) a proportionate amount of any lien on the real property security that is in parity with the mortgage loan) is at least 80% of the aggregate principal balance of such mortgage loan either at origination or as of the REMIC’s startup day (a loan-to-value ratio of not more than 125% with respect to the real property security) or (b) substantially all the proceeds of the mortgage loan or the underlying mortgages were used to acquire, improve or protect an interest in real property that, at the date of origination, was the only security for the mortgage loan, and (ii) regular interests in another REMIC, such as the Lower-Tier Regular Interests that will be held by the Upper-Tier REMIC. If a mortgage loan was not in fact principally secured by real property or is otherwise not a qualified mortgage, it must be disposed of within 90 days of discovery of such defect, or otherwise ceases to be a qualified mortgage after such 90-day period.

Permitted investments include “cash flow investments”, “qualified reserve assets” and “foreclosure property”. A cash flow investment is an investment, earning a return in the nature of interest, of amounts received on or with respect to qualified mortgages for a temporary period, not exceeding 13 months, until the next scheduled distribution to holders of interests in the REMIC. A qualified reserve asset is any intangible property held for investment that is part of any reasonably required reserve maintained by the REMIC to provide for payments of expenses of the REMIC or amounts due on its regular or residual interests in the event of defaults (including delinquencies) on the qualified mortgages, lower than expected reinvestment returns, prepayment interest shortfalls and certain other contingencies. The Trust REMICs will not hold any qualified reserve assets. Foreclosure property is real property acquired by a REMIC in connection with the default or imminent default of a qualified mortgage and maintained by the REMIC in compliance with applicable rules and personal property that is incidental to such real property; provided that the mortgage loan sellers had no knowledge or reason to know, as of the startup day of the REMIC, that such a default had occurred or would occur. Foreclosure property may generally not be held after the close of the third calendar year beginning after the date the REMIC acquires such property, with one extension that may be granted by the Internal Revenue Service (“IRS”).

In addition to the foregoing requirements, the various interests in a REMIC also must meet certain requirements. All of the interests in a REMIC must be either of the following: (i) one or more classes of regular interests or (ii) a single class of residual interests on which distributions, if any, are made pro rata. A regular interest is an interest in a REMIC that is issued on the REMIC’s startup day with fixed terms, is designated as a regular interest, and unconditionally entitles the holder to receive a specified principal amount (or other similar amount), and provides that interest payments (or other similar amounts), if any, at or before maturity either are payable based on a fixed rate or a qualified variable rate, or consist of a specified, nonvarying portion of the interest payments on the qualified mortgages. The rate on the specified portion may be a fixed rate, a variable rate, or the difference between one fixed or qualified variable rate and another fixed or qualified variable rate. The specified principal amount of a regular interest that provides for interest payments consisting of a specified, nonvarying portion of interest payments on qualified mortgages may be zero. An interest in a REMIC may be treated as a regular interest even if payments of principal with respect to such interest are subordinated to payments on other regular interests or the residual interest in the REMIC, and are dependent on the absence of defaults or delinquencies on qualified mortgages or permitted investments, lower than reasonably expected returns on permitted investments, expenses incurred by the REMIC or prepayment interest shortfalls. A residual interest is an interest in a REMIC other than a regular interest that is issued on the REMIC’s startup day that is designated as a residual interest. Accordingly, each of the Lower-Tier Regular Interests will constitute a class of regular interests in the Lower-Tier REMIC, each class of the Regular Interests will constitute a class of regular interests in the Upper-Tier REMIC, and the Class R Certificates will represent the sole class of residual interests in each Trust REMIC.

If an entity fails to comply with one or more of the ongoing requirements of the Code for status as a REMIC during any taxable year, the Code provides that the entity or applicable portion of it will not be treated as a REMIC for such year and thereafter. In this event, any entity with debt obligations with two or more maturities, such as the Trust REMICs, may be treated as a separate association taxable as a corporation under Treasury regulations, and the Certificates and the Uncertificated VRR Interest may be treated as equity interests in that association. The Code, however, authorizes the Treasury Department to issue regulations that address situations where failure to meet one or more of the requirements for REMIC status occurs inadvertently and in good faith. No such regulations have been proposed, however, and investors should be aware that the Conference Committee Report to the Tax Reform Act of 1986 (the “1986 Act”) indicates that any such relief may be accompanied by sanctions, such as the imposition of a corporate tax on all or a portion of a REMIC’s income for the period of time in which the requirements for REMIC status are not satisfied.

Status of Offered Certificates

Except as provided below, Offered Certificates held by a real estate investment trust will constitute “real estate assets” within the meaning of Code Section 856(c)(5)(B), and interest (including original issue discount) on the Offered Certificates will be considered “interest on obligations secured by mortgages on real property or on interests in real property” within the meaning of Code Section 856(c)(3)(B) in the same proportion that, for both purposes, the assets of the Issuing Entity would be so treated. For purposes of Code Section 856(c)(5)(B), payments of principal and interest on the Mortgage Loans that are reinvested pending distribution to holders of Certificates and the Uncertificated VRR Interest Owners qualify for such treatment. It is unclear, however, whether property acquired by foreclosure held pending sale, and amounts in reserve accounts, would be considered to be part of the Mortgage Loans, or whether these assets otherwise would receive the same treatment as the Mortgage Loans for purposes of the above-referenced sections of the Code. Offered Certificates held by a domestic building and loan association will be treated as assets described in Code Section 7701(a)(19)(C)(xi) to the extent that the Mortgage Loans are treated as “loans . . . secured by an interest in real property which is . . . residential real property” or “loans secured by an interest in educational, health, or welfare institutions or facilities, including structures designed or used primarily for residential purposes for students, residents, and persons under care, employees, or members of the staff of such institutions or facilities” within the meaning of Code Section 7701(a)(19)(C) (such as certain multifamily dwellings, but not other commercial properties), and otherwise will not qualify for this treatment. Certificateholders should consult their own tax advisors regarding the extent to which their Offered Certificates will qualify for this treatment. For the purposes of the foregoing determinations, the Trust REMICs will be treated as a single REMIC. If at all times 95% or more of the assets of the Trust REMICs qualify for each of the foregoing treatments, the Offered Certificates will qualify for the corresponding status in their entirety. In addition, Mortgage Loans that have been defeased with government securities will not qualify for the foregoing treatments. Offered Certificates held by certain financial institutions will constitute an “evidence of indebtedness” within the meaning of Code Section 582(c)(1). Offered Certificates will be “qualified mortgages” within the meaning of Code Section 860G(a)(3) for another REMIC if transferred to that REMIC within a prescribed time period in exchange for regular or residual interests in that REMIC.

Taxation of the Regular Interests

General

Each class of Regular Interests will represent one or more regular interests in the Upper-Tier REMIC. The Regular Interests will represent newly originated debt instruments issued by the Upper-Tier REMIC, and not ownership interests in the Trust REMICs or their assets, for federal income tax purposes. In general, interest, original issue discount and market discount on a Regular Interest will be treated as ordinary income to the holder of a Regular Interest (a “Regular Interestholder”), and principal payments on a Regular Interest will be treated as a return of capital to the extent of the Regular Interestholder’s basis in the Regular Interest. Regular Interestholders must use the accrual method of accounting with regard to the Regular Interests, regardless of the method of accounting otherwise used by such Regular Interestholders.

Under legislation enacted on December 22, 2017, taxpayers that use an accrual method of accounting for tax purposes generally will be required to include certain amounts in income no later than the time such amounts are reflected on certain financial statements. The application of this rule thus may require the accrual of income earlier than would be the case under the general tax rules described under this section. However, recent final Treasury regulations exclude from the application of this rule any item of income for which a taxpayer uses a special method of accounting, including among other things, income subject to original issue discount timing rules. Prospective investors are urged to consult with their tax advisors regarding the potential applicability of this legislation to their particular situation.

Original Issue Discount

Holders of Regular Interests issued with original issue discount generally must include original issue discount in ordinary income for federal income tax purposes as it accrues in accordance with the constant yield method, which takes into account the compounding of interest, in advance of receipt of the cash attributable to such income. The following discussion is based in part on temporary and final Treasury regulations (the “OID Regulations”) under Code Sections 1271 through 1273 and 1275 and in part on the provisions of the Conference Committee Report to the 1986 Act. Regular Interestholders should be aware, however, that the OID Regulations do not adequately address certain issues relevant to prepayable securities, such as the Regular Interests. To the extent such issues are not addressed in the OID Regulations, the Certificate Administrator will apply the methodology described in the Conference Committee Report to the 1986 Act. No assurance can be provided, however, that the IRS will not take a different position as to those matters not currently addressed by the OID Regulations. Moreover, the OID Regulations include an anti-abuse rule allowing the IRS to apply or depart from the OID Regulations if necessary or appropriate to ensure a reasonable tax result in light of the applicable statutory provisions. A tax result will not be considered unreasonable under the anti-abuse rule, however, in the absence of a substantial effect on the present value of a taxpayer’s tax liability. Investors are advised to consult their own tax advisors as to the discussion in this prospectus and the appropriate method for reporting interest and original issue discount with respect to the Regular Interests.

Each Regular Interest will be treated as an installment obligation for purposes of determining the original issue discount includible in a Regular Interestholder’s income. The total amount of original issue discount on a Regular Interest is the excess of the “stated redemption price at maturity” of the Regular Interest over its “issue price”. The issue price of a class of Regular Interests is the first price at which a substantial amount of Regular Interests of such class is sold to investors (excluding bond houses, brokers and underwriters) (in the case of the Combined VRR Interest, as decreased for the portion of the price allocable to the right to receive Excess Interest). Although unclear under the OID Regulations, the Certificate Administrator will treat the issue price of Regular Interests for which there is no substantial sale for cash as of the issue date as the fair market value of such Regular Interests as of the issue date (in the case of the Combined VRR Interest, as decreased for the portion of the price allocable to the right to receive Excess Interest). The issue price of the Regular Interests also includes the amount paid by an initial Regular Interestholder for accrued interest that relates to a period prior to the issue date of such class of Regular Interests. The stated redemption price at maturity of a Regular Interest is the sum of all payments to be made on the Regular Interest other than any qualified stated interest payments. Under the OID Regulations, qualified stated interest generally means interest payable at a single fixed rate or a qualified variable rate; provided that such interest payments are unconditionally payable at intervals of one year or less during the entire term of the obligation. Because there is no penalty or default remedy in the case of nonpayment of interest with respect to a Regular Interest, it is possible that no interest on any class of Regular Interests will be treated as qualified stated interest. However, because the Mortgage Loans provide for remedies in the event of default, the Certificate Administrator will treat all payments of stated interest on the Regular Interests (other than the Class X Certificates) as qualified stated interest (other than any accrued interest distributed on the first Distribution Date for the number of days that exceed the interval between the Closing Date and the first Distribution Date).

It is anticipated that the Certificate Administrator will treat the Class X Certificates as having no qualified stated interest. Accordingly, the respective Classes of the Class X Certificates will be considered to be issued with original issue discount in an amount equal to the excess of all distributions of interest expected to be received on such Classes over their respective issue prices (including interest accrued prior to the Closing Date). Any “negative” amounts of original issue discount on such classes attributable to rapid prepayments with respect to the Mortgage Loans will not be deductible currently. The holder of a Class X Certificate may be entitled to a deduction for a loss, which may be a capital loss, to the extent it becomes certain that such holder will not recover a portion of its basis in such class, assuming no further prepayments. In the alternative, it is possible that rules similar to the “noncontingent bond method” of the contingent interest rules of the OID Regulations may be promulgated with respect to such classes. Unless and until required otherwise by applicable authority, it is not anticipated that the contingent interest rules will apply.

Under a de minimis rule, original issue discount on a Regular Interest will be considered to be de minimis if such original issue discount is less than 0.25% of the stated redemption price at maturity of the Regular Interest multiplied by the weighted average maturity of the Regular Interest. For this purpose, the weighted average maturity of the Regular Interest is computed as the sum of the amounts determined by multiplying the number of full years (i.e., rounding down for partial years) from the issue date until each distribution in reduction of stated redemption price at maturity is scheduled to be made by a fraction, the numerator of which is the amount of each distribution included in the stated redemption price at maturity of the Regular Interest and the denominator of which is the stated redemption price at maturity or Anticipated Repayment Date of the Regular Interest. The Conference Committee Report to the 1986 Act provides that the schedule of such distributions should be determined in accordance with the assumed rate of prepayment on the Mortgage Loans used in pricing the transaction, i.e., 0% CPR; provided, that it is assumed that any ARD Loan will prepay in full on its Anticipated Repayment Date (the “Prepayment Assumption”). See “Yield, Prepayment and Maturity Considerations—Weighted Average Life of the Offered Certificates”. Holders generally must report de minimis original issue discount pro rata as principal payments are received, and such income will be capital gain if the Regular Interest is held as a capital asset. Under the OID Regulations, however, Regular Interestholders may elect to accrue all de minimis original issue discount, as well as market discount and premium, under the constant yield method. See “—Taxation of the Regular Interests—Election to Treat All Interest Under the Constant Yield Method” below.

A holder of a Regular Interest issued with original issue discount generally must include in gross income for any taxable year the sum of the “daily portions”, as defined below, of the original issue discount on the Regular Interest accrued during an accrual period for each day on which it holds the Regular Interest, including the date of purchase but excluding the date of disposition. With respect to each such Regular Interest, a calculation will be made of the original issue discount that accrues during each successive full accrual period that ends on the day prior to each Distribution Date with respect to the Regular Interests, assuming that prepayments and extensions with respect to the Mortgage Loans will be made in accordance with the Prepayment Assumption. The original issue discount accruing in a full accrual period will be the excess, if any, of (i) the sum of (a) the present value of all of the remaining distributions to be made on the Regular Interest as of the end of that accrual period and (b) the distributions made on the Regular Interest during the accrual period that are included in the Regular Interest’s stated redemption price at maturity, over (ii) the adjusted issue price of the Regular Interest at the beginning of the accrual period. The present value of the remaining distributions referred to in the preceding sentence is calculated based on (i) the yield to maturity of the Regular Interest as of the Startup Day, (ii) events (including actual prepayments) that have occurred prior to the end of the accrual period, and (iii) the assumption that the remaining payments will be made in accordance with the original Prepayment Assumption. For these purposes, the adjusted issue price of a Regular Interest at the beginning of any accrual period equals the issue price of the Regular Interest, increased by the aggregate amount of original issue discount with respect to the Regular Interest that accrued in all prior accrual periods and reduced by the amount of distributions included in the Regular Interest’s stated redemption price at maturity that were made on the Regular Interest that were attributable to such prior periods. The original issue discount accruing during any accrual period (as determined in this paragraph) will then be divided by the number of days in the period to determine the daily portion of original issue discount for each day in the period.

Under the method described above, the daily portions of original issue discount required to be included as ordinary income by a Regular Interestholder (other than a holder of a Class X Certificate) generally will increase to take into account prepayments on the Regular Interests as a result of prepayments on the Mortgage Loans that exceed the Prepayment Assumption, and generally will decrease (but not below zero for any period) if the prepayments are slower than the Prepayment Assumption. Due to the unique nature of interest-only Certificates, the preceding sentence may not apply in the case of a Class of the Class X Certificates.

Acquisition Premium

A purchaser of a Regular Interest at a cost, excluding any portion of that cost attributable to accrued qualified stated interest, greater than its adjusted issue price and less than its remaining stated redemption price at maturity will be required to include in gross income the daily portions of the original issue discount on the Regular Interest reduced pro rata by a fraction, the numerator of which is the excess of the cost over the adjusted issue price and the denominator of which is the excess of the remaining stated redemption price at maturity over the adjusted issue price. Alternatively, such a purchaser may elect to treat all such acquisition premium under the constant yield method, as described under the heading “—Taxation of the Regular Interests—Election to Treat All Interest Under the Constant Yield Method” below.

Market Discount

A purchaser of a Regular Interest also may be subject to the market discount rules of Code Sections 1276 through 1278. Under these Code sections and the principles applied by the OID Regulations in the context of original issue discount, “market discount” is the amount by which the purchaser’s original basis in the Regular Interest (i) is exceeded by the remaining outstanding principal payments and non-qualified stated interest payments due on the Regular Interest, or (ii) in the case of a Regular Interest having original issue discount, is exceeded by the adjusted issue price of the Regular Interest at the time of purchase. Such purchaser generally will be required to recognize ordinary income to the extent of accrued market discount on such Regular Interest as distributions includible in its stated redemption price at maturity are received, in an amount not exceeding any such distribution. Such market discount would accrue in a manner to be provided in Treasury regulations and should take into account the Prepayment Assumption. The Conference Committee Report to the 1986 Act provides that until such regulations are issued, such market discount would accrue, at the election of the holder, either (i) on the basis of a constant interest rate or (ii) in the ratio of interest accrued for the relevant period to the sum of the interest accrued for such period plus the remaining interest after the end of such period, or, in the case of classes issued with original issue discount, in the ratio of original issue discount accrued for the relevant period to the sum of the original issue discount accrued for such period plus the remaining original issue discount after the end of such period. Such purchaser also generally will be required to treat a portion of any gain on a sale or exchange of the Regular Interest as ordinary income to the extent of the market discount accrued to the date of disposition under one of the foregoing methods, less any accrued market discount previously reported as ordinary income as partial distributions in reduction of the stated redemption price at maturity were received. Such purchaser will be required to defer deduction of a portion of the excess of the interest paid or accrued on indebtedness incurred to purchase or carry the Regular Interest over the interest (including original issue discount) distributable on the Regular Interest. The deferred portion of such interest expense in any taxable year generally will not exceed the accrued market discount on the Regular Interest for such year. Any such deferred interest expense is, in general, allowed as a deduction not later than the year in which the related market discount income is recognized or the Regular Interest is disposed of. As an alternative to the inclusion of market discount in income on the foregoing basis, the Regular Interestholder may elect to include market discount in income currently as it accrues on all market discount instruments acquired by such Regular Interestholder in that taxable year or thereafter, in which case the interest deferral rule will not apply. See “—Taxation of the Regular Interests—Election to Treat All Interest Under the Constant Yield Method” below regarding making the election under Code Section 1276 and an alternative manner in which such election may be deemed to be made.

Market discount with respect to a Regular Interest will be considered to be de minimis if such market discount is less than 0.25% of the remaining stated redemption price at maturity of such Regular Interest multiplied by the weighted average maturity of the Regular Interest remaining after the date of purchase. For this purpose, the weighted average maturity is determined by multiplying the number of full years (i.e., rounding down for partial years) from the issue date until each distribution in reduction of stated redemption price at maturity is scheduled to be made by a fraction, the numerator of which is the amount of each such distribution included in the stated redemption price at maturity of the Regular Interest and the denominator of which is the total stated redemption price at maturity of the Regular Interest. It appears that de minimis market discount would be reported pro rata as principal payments are received. Treasury regulations implementing the market discount rules have not yet been proposed, and investors should therefore consult their own tax advisors regarding the application of these rules as well as the advisability of making any of the elections with respect to such rules. Investors should also consult Revenue Procedure 92-67 concerning the elections to include market discount in income currently and to accrue market discount on the basis of the constant yield method.

Premium

A Regular Interest purchased upon initial issuance or in the secondary market at a cost, excluding any portion of that cost attributable to accrued qualified stated interest, greater than its remaining stated redemption price at maturity generally is considered to be purchased at a premium. If the Regular Interestholder holds such Regular Interest as a “capital asset” within the meaning of Code Section 1221, the Regular Interestholder may elect under Code Section 171 to amortize such premium under the constant yield method. See “—Taxation of the Regular Interests—Election to Treat All Interest Under the Constant Yield Method” below regarding making the election under Code Section 171 and an alternative manner in which the Code Section 171 election may be deemed to be made. Final Treasury regulations under Code Section 171 do not, by their terms, apply to prepayable obligations such as the Regular Interests. The Conference Committee Report to the 1986 Act indicates a Congressional intent that the same rules that will apply to the accrual of market discount on installment obligations will also apply to amortizing bond premium under Code Section 171 on installment obligations such as the Regular Interests, although it is unclear whether the alternatives to the constant interest method described above under “—Taxation of the Regular Interests—Market Discount” are available. Amortizable bond premium will be treated as an offset to interest income on a Regular Interest rather than as a separate deduction item. Based on the foregoing, it is anticipated that the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-AB, Class A-S, Class B and Class C Certificates will be issued at a premium for federal income tax purposes.

Election to Treat All Interest Under the Constant Yield Method

A holder of a debt instrument such as a Regular Interest may elect to treat all interest that accrues on the instrument using the constant yield method, with none of the interest being treated as qualified stated interest. For purposes of applying the constant yield method to a debt instrument subject to such an election, (i) “interest” includes stated interest, original issue discount, de minimis original issue discount, market discount and de minimis market discount, as adjusted by any amortizable bond premium or acquisition premium and (ii) the debt instrument is treated as if the instrument were issued on the holder’s acquisition date in the amount of the holder’s adjusted basis immediately after acquisition. It is unclear whether, for this purpose, the initial Prepayment Assumption would continue to apply or if a new prepayment assumption as of the date of the holder’s acquisition would apply. A holder generally may make such an election on an instrument by instrument basis or for a class or group of debt instruments. However, if the holder makes such an election with respect to a debt instrument with amortizable bond premium or with market discount, the holder is deemed to have made elections to amortize bond premium or to report market discount income currently as it accrues under the constant yield method, respectively, for all taxable premium bonds held or acquired or market discount bonds acquired by the holder on the first day of the year of the election or thereafter. The election is made on the holder’s federal income tax return for the year in which the debt instrument is acquired and is irrevocable except with the approval of the IRS. Investors are encouraged to consult their tax advisors regarding the advisability of making such an election.

Treatment of Losses

Holders of the Regular Interests will be required to report income with respect to the Regular Interests on the accrual method of accounting, without giving effect to delays or reductions in distributions attributable to defaults or delinquencies on the Mortgage Loans, except to the extent it can be established that such losses are uncollectible. Accordingly, a Regular Interestholder may have income, or may incur a diminution in cash flow as a result of a default or delinquency, but may not be able to take a deduction (subject to the discussion below) for the corresponding loss until a subsequent taxable year. In this regard, investors are cautioned that while they generally may cease to accrue interest income if it reasonably appears that the interest will be uncollectible, the IRS may take the position that original issue discount must continue to be accrued in spite of its uncollectibility until the debt instrument is disposed of in a taxable transaction or becomes worthless in accordance with the rules of Code Section 166. The following discussion does not apply to holders of interest-only Regular Interests. Under Code Section 166, it appears that holders of Regular Interests that are corporations or that otherwise hold the Regular Interests in connection with a trade or business should in general be allowed to deduct as an ordinary loss any such loss sustained (and not previously deducted) during the taxable year on account of such Regular Interests becoming wholly or partially worthless, and that, in general, holders of Regular Interests that are not corporations and do not hold the Regular Interests in connection with a trade or business will be allowed to deduct as a short term capital loss any loss with respect to principal sustained during the taxable year on account of such Regular Interests becoming wholly worthless (i.e., when the principal balance thereof has been reduced to zero). Such non-corporate holders of Regular Interests may be allowed a bad debt deduction at such time as the principal balance of such Regular Interests is reduced to reflect losses on the Mortgage Loans below such holder’s basis in the Regular Interests. The IRS, however, could take the position that non-corporate holders will be allowed a bad debt deduction to reflect such losses only after the classes of Regular Interests have been otherwise retired. The IRS could also assert that losses on a class of Regular Interests are deductible based on some other method that may defer such deductions for all holders, such as reducing future cash flow for purposes of computing original issue discount. This may have the effect of creating “negative” original issue discount that, with the possible exception of the method discussed in the following sentence, would be deductible only against future positive original issue discount or otherwise upon termination of the applicable class. Although not free from doubt, a holder of Regular Interests with negative original issue discount may be entitled to deduct a loss to the extent that its remaining basis would exceed the maximum amount of future payments to which such holder was entitled, assuming no further prepayments. Notwithstanding the foregoing, it is not clear whether holders of interest-only Regular Interests, such as the Class X Certificates, will be allowed any deductions under Code Section 166 for bad debt losses. Regular Interestholders are urged to consult their own tax advisors regarding the appropriate timing, amount and character of any loss sustained with respect to such Regular Interests. Special loss rules are applicable to banks and thrift institutions, including rules regarding reserves for bad debts. Such taxpayers are advised to consult their tax advisors regarding the treatment of losses on the Regular Interests.

Prepayment Premiums and Yield Maintenance Charges

The Non-Vertically Retained Percentage of prepayment premiums and yield maintenance charges actually collected on the Mortgage Loans will be distributed among the holders of the respective Classes of Non-Vertically Retained Regular Certificates as described under “Description of the Certificates—Allocation of Yield Maintenance Charges and Prepayment Premiums”. It is not entirely clear under the Code when the amount of prepayment premiums or yield maintenance charges so allocated should be taxed to holders of Offered Certificates, but it is not expected, for federal income tax reporting purposes, that prepayment premiums and yield maintenance charges will be treated as giving rise to any income to holders of Offered Certificates prior to the Master Servicer’s actual receipt of a prepayment premium or yield maintenance charge. Prepayment premiums and yield maintenance charges, if any, may be treated as ordinary income, although authority exists for treating such amounts as capital gain if they are treated as paid upon the retirement or partial retirement of a debt instrument. The IRS may disagree with these positions. Certificateholders should consult their own tax advisors concerning the treatment of prepayment premiums and yield maintenance charges.

Sale or Exchange of Regular Interests

If a Regular Interestholder sells or exchanges a Regular Interest, such Regular Interestholder will recognize gain or loss equal to the difference, if any, between the amount received and its adjusted basis in the Regular Interest. The adjusted basis of a Regular Interest generally will equal the cost of the Regular Interest to the seller, increased by any original issue discount or market discount previously included in the seller’s gross income with respect to the Regular Interest and reduced by amounts included in the stated redemption price at maturity of the Regular Interest that were previously received by the seller, by any amortized premium, and by any deductible losses on the Regular Interest.

In addition to the recognition of gain or loss on actual sales, Code Section 1259 requires the recognition of gain, but not loss, upon the constructive sale of an appreciated financial position. A constructive sale of an appreciated financial position occurs if a taxpayer enters into a transaction or series of transactions that have the effect of substantially eliminating the taxpayer’s risk of loss and opportunity for gain with respect to the financial instrument. Debt instruments that entitle the holder to a specified principal amount, pay interest at a fixed or variable rate, and are not convertible into the stock of the issuer or a related party, cannot be the subject of a constructive sale for this purpose. Because most Regular Interests meet this exception, Code Section 1259 will not apply to most Regular Interests. However, Regular Interests that have no, or a disproportionately small, amount of principal, can be the subject of a constructive sale.

Except as described above with respect to market discount, and except as provided in this paragraph, any gain or loss on the sale or exchange of a Regular Interest realized by an investor that holds the Regular Interest as a capital asset will be capital gain or loss and will be long term or short term depending on whether the Regular Interest has been held for the long term capital gain holding period (more than one year). Such gain will be treated as ordinary income: (i) if the Regular Interest is held as part of a “conversion transaction” as defined in Code Section 1258(c), up to the amount of interest that would have accrued on the Regular Interestholder’s net investment in the conversion transaction at 120% of the appropriate applicable federal rate under Code Section 1274(d) in effect at the time the taxpayer entered into the transaction minus any amount previously treated as ordinary income with respect to any prior disposition of property that was held as part of such transaction; (ii) in the case of a non-corporate taxpayer, to the extent such taxpayer has made an election under Code Section 163(d)(4) to have net capital gains taxed as investment income at ordinary income rates; or (iii) to the extent that such gain does not exceed the excess, if any, of (a) the amount that would have been includible in the gross income of the Regular Interestholder if his yield on such Regular Interest were 110% of the applicable federal rate as of the date of purchase, over (b) the amount of income actually includible in the gross income of such Regular Interestholder with respect to the Regular Interest. In addition, gain or loss recognized from the sale of a Regular Interest by certain banks or thrift institutions will be treated as ordinary income or loss pursuant to Code Section 582(c). Long-term capital gains of certain non-corporate taxpayers generally are subject to a lower maximum tax rate than ordinary income of such taxpayers for property held for more than one year. The maximum tax rate for corporations is the same with respect to both ordinary income and capital gains. In connection with a sale or exchange of the Combined VRR Interest, the related Certificateholder or Uncertificated VRR Interest Owner must separately account for the sale or exchange of the related “regular interest” in the Upper-Tier REMIC and the right to receive Excess Interest.

Taxes That May Be Imposed on a REMIC

Prohibited Transactions

Income from certain transactions by any Trust REMIC, called prohibited transactions, will not be part of the calculation of income or loss includible in the federal income tax returns of holders of the Class R Certificates, but rather will be taxed directly to the Trust REMIC at a 100% rate. Prohibited transactions generally include (i) the disposition of a qualified mortgage other than for (a) substitution within two years of the REMIC’s startup day for a defective (including a defaulted) obligation (or repurchase in lieu of substitution of a defective (including a defaulted) obligation at any time) or for any qualified mortgage within three months of the REMIC’s startup day, (b) foreclosure, default or imminent default of a qualified mortgage, (c) bankruptcy or insolvency of the REMIC, or (d) a qualified (complete) liquidation, (ii) the receipt of income from assets that are not the type of mortgages or investments that the REMIC is permitted to hold, (iii) the receipt of compensation for services or (iv) the receipt of gain from disposition of cash flow investments other than pursuant to a qualified liquidation. Notwithstanding (i) and (iv), it is not a prohibited transaction to sell REMIC property to prevent a default on regular interests as a result of a default on qualified mortgages or to facilitate a qualified liquidation or a clean-up call. The REMIC Regulations indicate that the modification of a mortgage loan generally will not be treated as a disposition if it is occasioned by a default or reasonably foreseeable default, an assumption of a mortgage loan or the waiver of a “due-on-sale” or “due-on-encumbrance” clause. It is not anticipated that the Trust REMICs will engage in any prohibited transactions.

Contributions to a REMIC After the Startup Day

In general, a REMIC will be subject to a tax at a 100% rate on the value of any property contributed to the REMIC after its startup day. Exceptions are provided for cash contributions to the REMIC (i) during the three months following its startup day, (ii) made to a qualified reserve fund by a holder of a Class R Certificate, (iii) in the nature of a guarantee, (iv) made to facilitate a qualified liquidation or clean-up call, and (v) as otherwise permitted in Treasury regulations yet to be issued. It is not anticipated that there will be any taxable contributions to the Trust REMICs.

Net Income from Foreclosure Property

The Lower-Tier REMIC, the Alabama Hilton Portfolio REMIC or the Residence Inn Florence REMIC, as applicable, will be subject to federal income tax at the highest corporate rate on “net income from foreclosure property”, determined by reference to the rules applicable to real estate investment trusts. Generally, property acquired by foreclosure or deed-in-lieu of foreclosure would be treated as “foreclosure property” until the close of the third calendar year beginning after the Lower-Tier REMIC’s, the Alabama Hilton Portfolio REMIC’s or the Residence Inn Florence REMIC’s acquisition of an REO Property, with a possible extension. Net income from foreclosure property generally means gain from the sale of a foreclosure property that is inventory property and gross income from foreclosure property other than qualifying rents and other qualifying income for a real estate investment trust.

In order for a foreclosed property to qualify as foreclosure property, any operation of the foreclosed property by the Lower-Tier REMIC, the Alabama Hilton Portfolio REMIC or the Residence Inn Florence REMIC, as applicable, generally must be conducted through an independent contractor. Further, such operation, even if conducted through an independent contractor, may give rise to “net income from foreclosure property”, taxable at the highest corporate rate. Payment of such tax by the Lower-Tier REMIC, the Alabama Hilton Portfolio REMIC or the Residence Inn Florence REMIC would reduce amounts available for distribution to Certificateholders.

The Special Servicer will be required to determine generally whether the operation of foreclosed property in a manner that would subject the Lower-Tier REMIC, the Alabama Hilton Portfolio REMIC or the Residence Inn Florence REMIC, as applicable, to such tax would be expected to result in higher after-tax proceeds than an alternative method of operating such property that would not subject the Lower-Tier REMIC, the Alabama Hilton Portfolio REMIC or the Residence Inn Florence REMIC, as applicable, to such tax.

Bipartisan Budget Act of 2015

The Bipartisan Budget Act of 2015 (the “2015 Budget Act”) includes new audit rules affecting entities treated as partnerships, their partners and the persons that are authorized to represent entities treated as partnerships in IRS audits and related procedures. Under the 2015 Budget Act, these rules also apply to REMICs, the holders of their residual interests and the trustees and administrators authorized to represent REMICs in IRS audits and related procedures.

In addition to other changes, under the 2015 Budget Act, (1) unless a REMIC elects otherwise, taxes arising from IRS audit adjustments are required to be paid by the REMIC rather than by its residual interest holders, (2) a REMIC appoints one person to act as its sole representative in connection with IRS audits and related procedures and that representative’s actions, including agreeing to adjustments to REMIC taxable income, will be binding on residual interest holders to a greater degree than a tax matters person’s actions under the rules that applied for taxable years before 2018 and (3) if the IRS makes an adjustment to a REMIC’s taxable year, the holders of residual interests for the audited taxable year may have to take the adjustment into account for the taxable year in which the adjustment is made rather than for the audited taxable year and otherwise may have to take the adjustment into account in different and potentially less advantageous ways than under the rules that applied for taxable years before 2018.

The parties responsible for the tax administration of the Trust REMICs described in this prospectus will have the authority to utilize, and will be directed to utilize, any elections available under the new provisions (including any changes) and Treasury regulations so that a Trust REMIC’s residual interest holders, to the fullest extent possible, rather than the Trust REMIC itself, will be liable for any taxes arising from audit adjustments to the Trust REMIC’s taxable income. It is unclear how any such elections may affect the procedural rules available to challenge any audit adjustment that would otherwise be available in the absence of any such elections. Certificateholders should discuss with their own tax advisors the possible effect of the new rules on them.

Taxation of Certain Foreign Investors

Interest, including original issue discount, distributable to Regular Interestholders that are nonresident aliens, foreign corporations or other Non-U.S. Tax Persons will be considered “portfolio interest” and, therefore, generally will not be subject to a 30% United States withholding tax; provided that such Non-U.S. Tax Person (i) is not a “10 percent shareholder” within the meaning of Code Section 871(h)(3)(B) or a controlled foreign corporation described in Code Section 881(c)(3)(C) with respect to the Trust REMICs and (ii) provides the Certificate Administrator, or the person that would otherwise be required to withhold tax from such distributions under Code Section 1441 or 1442, with an appropriate statement, signed under penalties of perjury, identifying the beneficial owner and stating, among other things, that the beneficial owner of the Regular Interest is a Non-U.S. Tax Person. The appropriate documentation includes IRS Form W-8BEN-E or W-8BEN, if the Non-U.S. Tax Person

is an entity (such as a corporation) or individual, respectively, eligible for the benefits of the portfolio interest exemption or an exemption based on a treaty; IRS Form W-8ECI if the Non-U.S. Tax Person is eligible for an exemption on the basis of its income from the Regular Interest being effectively connected to a United States trade or business; IRS Form W-8BEN-E or W-8IMY if the Non-U.S. Tax Person is a trust, depending on whether such trust is classified as the beneficial owner of the Regular Interest; and Form W-8IMY, with supporting documentation as specified in the Treasury regulations, required to substantiate exemptions from withholding on behalf of its partners, if the Non-U.S. Tax Person is a partnership. With respect to IRS Forms W-8BEN, W-8BEN-E, W-8IMY and W-8ECI, each (other than IRS Form W-8IMY) expires after three full calendar years or as otherwise provided by applicable law. An intermediary (other than a partnership) must provide IRS Form W-8IMY, revealing all required information, including its name, address, taxpayer identification number, the country under the laws of which it is created, and certification that it is not acting for its own account. A “qualified intermediary” must certify that it has provided, or will provide, a withholding statement as required under Treasury regulations Section 1.1441-1(e)(5)(v), but need not disclose the identity of its account holders on its IRS Form W-8IMY, and may certify its account holders’ status without including each beneficial owner’s certification. A “non-qualified intermediary” must additionally certify that it has provided, or will provide, a withholding statement that is associated with the appropriate IRS Forms W-8 and W-9 required to substantiate exemptions from withholding on behalf of its beneficial owners. The term “intermediary” means a person acting as a custodian, a broker, nominee or otherwise as an agent for the beneficial owner of a Regular Interest. A “qualified intermediary” is generally a foreign financial institution or clearing organization or a non-U.S. branch or office of a U.S. financial institution or clearing organization that is a party to a withholding agreement with the IRS.

If such statement, or any other required statement, is not provided, 30% withholding will apply unless reduced or eliminated pursuant to an applicable tax treaty or unless the interest on the Regular Interest is effectively connected with the conduct of a trade or business within the United States by such Non-U.S. Tax Person. In the latter case, such Non-U.S. Tax Person will be subject to United States federal income tax at regular rates. Investors that are Non-U.S. Tax Persons should consult their own tax advisors regarding the specific tax consequences to them of owning a Regular Interest.

The term “U.S. Tax Person” means a citizen or resident of the United States, a corporation, partnership (except to the extent provided in the applicable Treasury regulations) or other entity created or organized in or under the laws of the United States, any State or the District of Columbia, including any entity treated as a corporation or partnership for federal income tax purposes, an estate that is subject to U.S. federal income tax regardless of the source of income, or a trust if a court within the United States is able to exercise primary supervision over the administration of such trust, and one or more such U.S. Tax Persons have the authority to control all substantial decisions of such trust (or, to the extent provided in the applicable Treasury regulations, certain trusts in existence on August 20, 1996 that have elected to be treated as U.S. Tax Persons). The term “Non-U.S. Tax Person” means a person other than a U.S. Tax Person.

FATCA

Under the “Foreign Account Tax Compliance Act” (“FATCA”) provisions of the Hiring Incentives to Restore Employment Act, a 30% withholding tax is generally imposed on certain payments, including U.S.-source interest to “foreign financial institutions” and certain other foreign financial entities if those foreign entities fail to comply with the requirements of FATCA. The Certificate Administrator will be required to withhold amounts under FATCA on payments made to holders who are subject to the FATCA requirements and who fail to provide the Certificate Administrator with proof that they have complied with such requirements. Prospective investors should consult their tax advisors regarding the applicability of FATCA to their Certificates.

Backup Withholding

Distributions made on the Certificates, and proceeds from the sale of the Certificates to or through certain brokers, may be subject to a “backup” withholding tax under Code Section 3406 on “reportable payments” (including interest distributions, original issue discount and, under certain circumstances, principal distributions) unless the Certificateholder is a U.S. Tax Person and provides IRS Form W-9 with the correct taxpayer identification number; in the case of the Regular Interests, is a Non-U.S. Tax Person and provides IRS Form W-8BEN or W-8BEN-E, as applicable, identifying the Non-U.S. Tax Person and stating that the beneficial owner is not a U.S. Tax Person; or can be treated as an exempt recipient within the meaning of Treasury regulations Section 1.6049-4(c)(1)(ii). Any amounts to be withheld from distribution on the Certificates would be refunded by the IRS or allowed as a credit against the Certificateholder’s federal income tax liability. Information reporting requirements may also apply regardless of whether withholding is required. Holders are urged to contact their own tax advisors regarding the application to them of backup withholding and information reporting.

Information Reporting

Holders who are individuals (and certain domestic entities that are formed or availed of for purposes of holding, directly or indirectly, “specified foreign financial assets”) may be subject to certain foreign financial asset reporting obligations with respect to their Certificates held through a financial account maintained by a foreign financial institution if the aggregate value of their Certificates and their other “specified foreign financial assets” exceeds $50,000. Significant penalties can apply if a holder fails to disclose its specified foreign financial assets. Holders are urged to consult their own tax advisors with respect to this and other reporting obligations with respect to their Certificates.

3.8% Medicare Tax on “Net Investment Income”

Certain non-corporate U.S. holders will be subject to an additional 3.8% tax on all or a portion of their “net investment income”, which may include the interest payments and any gain realized with respect to the Certificates, to the extent of their net investment income that, when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), or $125,000 for a married individual filing a separate return. The 3.8% Medicare tax is determined in a different manner than the regular income tax. U.S. holders should consult their tax advisors with respect to their consequences with respect to the 3.8% Medicare tax.

Reporting Requirements

Each Trust REMIC will be required to maintain its books on a calendar year basis and to file federal income tax returns in a manner similar to a partnership. The form for such returns is IRS Form 1066, U.S. Real Estate Mortgage Investment Conduit (REMIC) Income Tax Return. The Trustee will be required to sign each Trust REMIC’s returns.

Reports of accrued interest, original issue discount, if any, and information necessary to compute the accrual of any market discount on the Regular Interests will be made annually to the IRS and to individuals, estates, non-exempt and non-charitable trusts, and partnerships that are either Regular Interestholders or beneficial owners that own Regular Interests through a broker or middleman as nominee. All brokers, nominees and all other nonexempt Regular Interestholders (including corporations, non-calendar year taxpayers, securities or commodities dealers, placement agents, real estate investment trusts, investment companies, common trusts, thrift institutions and charitable trusts) may request such information for any calendar quarter by telephone or in writing by contacting the person designated in IRS Publication 938 with respect to the Trust REMIC. Holders through nominees must request such information from the nominee.

Treasury regulations require that, in addition to the foregoing requirements, information must be furnished annually to the Regular Interestholders and filed annually with the IRS concerning the percentage of each Trust REMIC’s assets meeting the qualified asset tests described under “—Qualification as a REMIC” above.

Tax Return Disclosure and Investor List Requirements

Treasury regulations directed at potentially abusive tax shelter activity appear to apply to transactions not conventionally regarded as tax shelters. The regulations require taxpayers to report certain disclosures on IRS Form 8886 if they participate in a “reportable transaction.” Organizers and sellers of the transaction are required to maintain records including investor lists containing identifying information and to furnish those records to the IRS upon demand. A transaction may be a “reportable transaction” based upon any of several indicia, one or more of which may be present with respect to an investment in the Certificates. There are significant penalties for failure to comply with these disclosure requirements. Investors in Certificates are encouraged to consult their own tax advisors concerning any possible disclosure obligation with respect to their investment, and should be aware that we and other participants in the transaction intend to comply with such disclosure and investor list maintenance requirements as we and they determine apply to us and them with respect to the transaction.

DUE TO THE COMPLEXITY OF THESE RULES AND THE CURRENT UNCERTAINTY AS TO THE MANNER OF THEIR APPLICATION TO THE ISSUING ENTITY AND CERTIFICATEHOLDERS, IT IS PARTICULARLY IMPORTANT THAT POTENTIAL INVESTORS CONSULT THEIR OWN TAX ADVISORS REGARDING THE TAX TREATMENT OF THEIR ACQUISITION, OWNERSHIP AND DISPOSITION OF THE CERTIFICATES.

Certain State, Local and Other Tax Considerations

In addition to the federal income tax consequences described in “Material Federal Income Tax Consequences” above, purchasers of Offered Certificates should consider the state, local and other tax consequences of the acquisition, ownership, and disposition of the Offered Certificates. State, local and other tax laws may differ substantially from the corresponding federal law, and this discussion does not purport to describe any aspect of the tax laws of any state, locality or foreign jurisdiction.

It is possible that one or more jurisdictions may attempt to tax nonresident holders of Offered Certificates solely by reason of the location in that jurisdiction of the Depositor, the Trustee, the Certificate Administrator, the Sponsors, a related borrower or a mortgaged property or on some other basis, may require nonresident holders of Offered Certificates to file returns in such jurisdiction or may attempt to impose penalties for failure to file such returns; and it is possible that any such jurisdiction will ultimately succeed in collecting such taxes or penalties from nonresident holders of Offered Certificates. No assurance can be given that holders of Offered Certificates will not be subject to tax in any particular state, local or other taxing jurisdiction.

Holders are urged to consult their own tax advisors with respect to the various state and local, and any other, tax consequences of an investment in the Certificates.

ERISA Considerations

General

The Employee Retirement Income Security Act of 1974, as amended (“ERISA”), imposes various requirements on—

●	ERISA Plans, and

●	persons that are fiduciaries with respect to ERISA Plans,

in connection with the investment of the assets of an ERISA Plan. For purposes of this discussion, “ERISA Plans” include corporate pension and profit sharing plans that are subject to Title I of ERISA as well as separate accounts and collective investment funds, including as applicable, insurance company general accounts, in which other ERISA Plans are invested.

Governmental plans and, if they have not made an election under Section 410(d) of the Code, church plans are not subject to ERISA requirements. However, those plans may be subject to provisions of other applicable federal or state law that are materially similar to the provisions of ERISA or the Code discussed in this section. Any of those plans which is qualified and exempt from taxation under Sections 401(a) and 501(a) of the Code, moreover, is subject to the prohibited transaction rules in Section 503 of the Code.

ERISA imposes general fiduciary requirements on a fiduciary that is investing the assets of an ERISA Plan, including—

●	investment prudence and diversification, and

●	compliance with the investing ERISA Plan’s governing documents.

Section 406 of ERISA also prohibits a broad range of transactions involving the assets of an ERISA Plan and a “party in interest” within the meaning of Section 3(14) of ERISA (a “Party in Interest”) with respect to that ERISA Plan, unless a statutory or administrative exemption applies. Section 4975 of the Code contains similar prohibitions applicable to transactions involving the assets of a “plan” subject to Section 4975 of the Code and

“disqualified persons” with respect to such plan. For ease of reference, the term “Party in Interest” should be read to include such “disqualified persons” under Section 4975 of the Code. For purposes of this discussion, “Plans” include ERISA Plans as well as individual retirement accounts, Keogh plans and other plans subject to Section 4975 of the Code, including entities, funds or accounts deemed to hold “plan assets” thereof.

The types of transactions between Plans and Parties in Interest that are prohibited include:

●	sales, exchanges or leases of property;

●	loans or other extensions of credit; and

●	the furnishing of goods and services.

Parties in Interest that participate in a prohibited transaction may be subject to an excise tax imposed under Section 4975 of the Code or a penalty imposed under Section 502(i) of ERISA, unless a statutory or administrative exemption is available. In addition, the persons involved in the prohibited transaction may have to cancel the transaction and pay an amount to the affected Plan for any losses realized by that Plan or profits realized by those persons. In addition, an individual retirement account involved in the prohibited transaction may be disqualified which would result in adverse tax consequences to the owner of the account.

An investor who is—

●	a fiduciary of a Plan, or

●	any other person investing “plan assets” of any Plan,

is encouraged to carefully review with their legal advisors whether the purchase or holding of an Offered Certificate would be a “prohibited transaction” or would otherwise be impermissible under ERISA or Section 4975 of the Code as discussed in this prospectus.

If a Plan acquires an Offered Certificate, the underlying assets of the trust fund will be deemed for purposes of ERISA to be assets of the investing Plan, unless certain exceptions apply. See “—Plan Asset Regulations” below. However, we cannot predict in advance, nor can there be any continuing assurance, whether those exceptions may be applicable because of the factual nature of the rules set forth in the plan asset regulations under U.S. Department of Labor Reg. Section 2510.3-101, as modified by Section 3(42) of ERISA (the “Plan Asset Regulations”). For example, one of the exceptions in the Plan Asset Regulations states that the underlying assets of an entity will not be considered “plan assets” if less than 25% of the value of each class of equity interests is held by “benefit plan investors,” which include Plans and entities whose underlying assets include plan assets by reason of a Plan’s investment in such entity, but this exception would need to be tested immediately after each acquisition or disposition of an Offered Certificate, whether upon initial issuance or in the secondary market. Because there are no relevant restrictions on the purchase and transfer of the Offered Certificates by Plans, it cannot be assured that benefit plan investors will own less than 25% of each Class of the Offered Certificates.

If one of the exceptions in the Plan Asset Regulations applies, the prohibited transaction provisions of ERISA and Section 4975 of the Code will not apply to transactions involving the Issuing Entity’s underlying assets. However, if any of the managers, any co-managers, the mortgagors, the Trustee, the servicers or other parties providing services to the Issuing Entity is a party in interest or a disqualified person with respect to the Plan, the acquisition or holding of Offered Certificates by that Plan could result in a prohibited transaction, unless the Underwriter Exemption, as discussed below, or some other exemption is available.

Plan Asset Regulations

A Plan’s investment in Offered Certificates may cause the underlying mortgage assets and other assets of the trust to be deemed assets of that Plan. The Plan Asset Regulations provide that when a Plan acquires an equity interest in an entity, the assets of that Plan include both that equity interest and an undivided interest in each of the underlying assets of the entity, unless an exception applies. One exception is that the equity participation in the entity by benefit plan investors, which include employee benefit plans subject to Part 4 of Title I of ERISA, any plan to which Section 4975 of the Code applies and any entity whose underlying assets include plan assets by reason of the plan’s investment in such entity, is not significant. The equity participation by benefit plan investors will be significant on any date if 25% or more of the value of any class of equity interests in the entity is held by benefit plan investors. The percentage owned by benefit plan investors is determined by excluding the investments of the following persons (other than benefit plan investors):

1.	those with discretionary authority or control over the assets of the entity,

2.	those who provide investment advice directly or indirectly for a fee with respect to the assets of the entity, and

3.	those who are affiliates of the persons described in the preceding clauses 1. and 2.

In the case of one of our trusts, investments by us, by an underwriter, by the Trustee, the Master Servicer, the Special Servicer or any other party with discretionary authority over the trust assets, or by the affiliates of these persons, will be excluded.

A fiduciary of an investing Plan is any person who—

●	has discretionary authority or control over the management or disposition of the assets of that Plan, or

●	provides investment advice with respect to the assets of that Plan for a fee.

If the mortgage and other assets included in one of our trusts are Plan assets, then any party exercising management or discretionary control regarding those assets, such as the Trustee, Master Servicer or Special Servicer, or affiliates of any of these parties, may be—

●	deemed to be a fiduciary with respect to the investing Plan, and

●	subject to the fiduciary responsibility provisions of ERISA.

In addition, if the mortgage and other assets included in one of our trusts are Plan assets, then the operation of that trust may involve prohibited transactions under ERISA or Section 4975 of the Code. For example, if a borrower with respect to a Mortgage Loan in that trust is a Party in Interest to an investing Plan, then the purchase by that Plan of Offered Certificates evidencing interests in that trust could be a prohibited loan between that Plan and the Party in Interest.

The Plan Asset Regulations provide that where a Plan purchases a “guaranteed governmental mortgage pool certificate,” the assets of that Plan include the certificate but do not include any of the mortgages underlying the certificate. The Plan Asset Regulations include in the definition of a “guaranteed governmental mortgage pool certificate” some certificates issued and/or guaranteed by Freddie Mac, Ginnie Mae, Fannie Mae or Farmer Mac. Accordingly, even if these types of mortgaged-backed securities were deemed to be assets of a Plan, the underlying mortgages would not be treated as assets of that Plan. Private label mortgage participations, mortgage pass-through certificates or other mortgage-backed securities are not “guaranteed governmental mortgage pool certificates” within the meaning of the Plan Asset Regulations.

In addition, the acquisition or holding of Offered Certificates by or on behalf of a Plan could give rise to a prohibited transaction if we or the Trustee, Master Servicer or Special Servicer or any underwriter, sub-servicer, tax administrator, manager, borrower or obligor under any credit enhancement mechanism, or one of their affiliates, is or becomes a Party in Interest with respect to an investing Plan.

If you are the fiduciary of a Plan, you are encouraged to consult your counsel and review the ERISA discussion in this prospectus before purchasing any Offered Certificates.

With respect to the 375 Pearl Street Mortgage Loan (6.0%), the non-recourse carveout guarantor is ultimately managed by National Real Estate Advisors, LLC, which is a subsidiary of the National Electrical Benefit Fund. Persons who have an ongoing relationship with the National Electrical Benefit Fund should consult with counsel regarding whether such a relationship would affect their ability to purchase and hold any Offered Certificates.

Prohibited Transaction Exemptions

If you are a Plan fiduciary, then, in connection with your deciding whether to purchase any of the Offered Certificates on behalf of, or with assets of, a Plan, you should consider the availability of one of the following prohibited transaction class exemptions issued by the U.S. Department of Labor:

●	Prohibited Transaction Class Exemption 90-1, which exempts particular transactions between insurance company separate accounts and Parties in Interest;

●	Prohibited Transaction Class Exemption 91-38, which exempts particular transactions between bank collective investment funds and Parties in Interest;

●	Prohibited Transaction Class Exemption 84-14, which exempts particular transactions effected on behalf of a Plan by a “qualified professional asset manager”;

●	Prohibited Transaction Class Exemption 95-60, which exempts particular transactions between insurance company general accounts and Parties in Interest; and

●	Prohibited Transaction Class Exemption 96-23, which exempts particular transactions effected on behalf of an ERISA Plan by an “in-house asset manager.”

We cannot provide any assurance that any of these class exemptions will apply with respect to any particular investment by or on behalf of a Plan in any Class of Offered Certificates. Furthermore, even if any of them were deemed to apply, that particular class exemption may not apply to all transactions that could occur in connection with the investment.

Underwriter Exemption

The U.S. Department of Labor has granted to certain underwriters individual administrative exemptions from application of certain of the prohibited transaction provisions of ERISA and Section 4975 of the Code.

The U.S. Department of Labor issued an individual prohibited transaction exemption to a predecessor of Citigroup Global Markets Inc., Prohibited Transaction Exemption (“PTE”) 91-23 (April 18, 1991), and substantially identical prohibited transaction exemptions to Goldman Sachs & Co. LLC, PTE 89-88 (October 17, 1989), J.P. Morgan Securities LLC, PTE 2002-19 (March 28, 2002), and Deutsche Bank Securities Inc., Department Final Authorization Number 97-03E (December 9, 1996), each as amended by PTE 2013-08 (July 9, 2013) (collectively, the “Underwriter Exemption”). Subject to the satisfaction of conditions set forth in the Underwriter Exemption, it generally exempts from the application of the prohibited transaction provisions of Sections 406(a) and 407(a) of ERISA, and the excise taxes imposed on these prohibited transactions under Sections 4975(a) and (b) of the Code, specified transactions relating to, among other things—

●	the servicing and operation of pools of real estate loans, such as the mortgage pool, and

●	the purchase, sale and holding of mortgage pass-through certificates, such as the Offered Certificates, that are underwritten by an underwriter under the Underwriter Exemption.

The Underwriter Exemption sets forth five general conditions which, among others, must be satisfied for a transaction involving the purchase, sale and holding of an Offered Certificate to be eligible for exemptive relief under the exemption. The conditions are as follows:

●	first, the acquisition of the certificate by a Plan must be on terms that are at least as favorable to the Plan as they would be in an arm’s-length transaction with an unrelated party;

●

second, at the time of its acquisition by the Plan, the certificate must be rated in one of the four highest generic rating categories by at least one NRSRO that meets the requirements in the Underwriter Exemption (“Exemption Rating Agency”);

●	third, the Trustee cannot be an affiliate of any other member of the Restricted Group (other than an underwriter);

●	fourth, the following must be true—

1.	the sum of all payments made to and retained by the underwriters must represent not more than reasonable compensation for underwriting the relevant Class of Certificates,

2.	the sum of all payments made to and retained by us in connection with the assignment of Mortgage Loans to the Issuing Entity must represent not more than the fair market value of the obligations, and

3.

the sum of all payments made to and retained by the Master Servicer, the Special Servicer or any sub-servicer must represent not more than reasonable compensation for that person’s services under the Pooling and Servicing Agreement and reimbursement of that person’s reasonable expenses in connection therewith; and

●	fifth, the investing Plan must be an accredited investor as defined in Rule 501(a)(1) of Regulation D under the Securities Act of 1933, as amended.

It is a condition to the issuance of the Offered Certificates that they receive the ratings as required by the Underwriter Exemption, and we believe that each of the Ratings Agencies meets the requirements to be an Exemption Rating Agency; consequently, the second general condition set forth above will be satisfied with respect to the Offered Certificates as of the Closing Date. In addition, the third general condition set forth above will be satisfied with respect to the Offered Certificates as of the Closing Date. We believe that the fourth general condition will be satisfied with respect to the Offered Certificates. A fiduciary of a Plan contemplating purchasing any of the Offered Certificates, whether in the initial issuance of the Offered Certificates or in the secondary market, must make its own determination that the first and fifth conditions set forth above will be satisfied with respect to such Certificates. A fiduciary of a Plan contemplating purchasing any of the Offered Certificates in the secondary market must make its own determination that at the time of such acquisition, such Certificates continue to satisfy the second general condition set forth above.

“Restricted Group” means, collectively, the following persons and entities: the Trustee; the underwriters; the Depositor; the Master Servicer; the Special Servicer; any sub-servicers; the Sponsors; each borrower, if any, with respect to Mortgage Loans constituting more than 5% of the total unamortized principal balance of the mortgage pool as of the date of initial issuance of the Offered Certificates; and any and all affiliates of any of the aforementioned persons.

In order to meet the requirements to be an Exemption Rating Agency, the credit rating agency:

1.	must be recognized by the SEC as a NRSRO,

2.	must have indicated on its most recently filed SEC Form NRSRO that it rates “issuers of asset-backed securities,” and

3.

must have had, within the 12 months prior to the initial issuance of the securities, at least 3 “qualified ratings engagements” which are defined as (A) a rating engagement requested by an issuer or underwriter in connection with the initial offering of the securities, (B) which is made public to investors generally and (C) for which the rating agency is compensated, and (D) which involves the offering of securities of the type that would be granted relief under the Exemption.

The Underwriter Exemption also requires that the Issuing Entity meet the following requirements:

●	the trust fund must consist solely of assets of the type that have been included in other investment pools;

●	certificates evidencing interests in those other investment pools must have been rated in one of the four highest generic categories by at least one Exemption Rating Agency; and

●

certificates evidencing interests in those other investment pools must have been purchased by investors other than Plans for at least one year prior to any Plan’s acquisition of an Offered Certificate.

The Depositor expects that the conditions to the applicability of the Underwriter Exemption described above generally will be met with respect to the Offered Certificates, other than those conditions which are dependent on facts unknown to the Depositor or which it cannot control, such as those relating to the circumstances of the Plan purchaser or the Plan fiduciary making the decision to purchase Offered Certificates.

If the general conditions of the Underwriter Exemption are satisfied, it may provide an exemption from the restrictions imposed by Sections 406(a) and 407(a) of ERISA, as well as the excise taxes imposed by Sections 4975(a) and (b) of the Code by reason of Sections 4975(c)(1)(A) through (D) of the Code, in connection with—

●

the direct or indirect sale, exchange or transfer of an Offered Certificate acquired by a Plan upon initial issuance from us when we are, or a Mortgage Loan Seller, the Trustee, the Master Servicer, the Special Servicer, any sub-servicer, any provider of credit support, underwriter or borrower is, a Party in Interest with respect to the investing Plan,

●	the direct or indirect acquisition or disposition in the secondary market of an Offered Certificate by a Plan, and

●	the continued holding of an Offered Certificate by a Plan.

However, no exemption is provided from the restrictions of Sections 406(a)(1)(E), 406(a)(2) and 407 of ERISA for the acquisition or holding of an Offered Certificate on behalf of a Plan sponsored by any member of the Restricted Group, if such acquisition or holding is by any person who has discretionary authority or renders investment advice with respect to the assets of that Plan.

If the specific conditions of the Underwriter Exemption set forth below are also satisfied, the Underwriter Exemption may provide an additional exemption from the restrictions imposed by Sections 406(b)(1) and (b)(2) of ERISA, and the excise taxes imposed by Sections 4975(a) and (b) of the Code by reason of Section 4975(c)(1)(E) of the Code, in connection with:

●

the direct or indirect sale, exchange or transfer of Offered Certificates in the initial issuance of securities between the Issuing Entity or an underwriter and a Plan when the person who has discretionary authority or renders investment advice with respect to the investment of Plan assets in the securities is: (1) a borrower with respect to 5% or less of the fair market value of the Issuing Entity’s assets or (2) an affiliate of such a person, provided that: (a) the Plan is not sponsored by a member of the Restricted Group; (b) the Plan’s investment in each Class of Certificates does not exceed 25% of the outstanding securities of such class; (c) after the Plan’s acquisition of the Certificates, no more than 25% of the assets over which the fiduciary has investment authority are invested in securities of the Issuing Entity containing assets which are sold or serviced by the same entity; and (d) in the case of initial issuance (but not secondary market transactions), at least 50% of each Class of Certificates in which Plans have invested and at least 50% of the aggregate interests in the Issuing Entity are acquired by persons independent of the Restricted Group;

●

the direct or indirect acquisition or disposition in the secondary market of Offered Certificates by a Plan or with Plan assets provided that the conditions in clauses (2)(a), (b) and (c) of the prior bullet are met; and

●	the continued holding of Offered Certificates acquired by a Plan or with Plan assets in an initial issuance or secondary market transaction meeting the foregoing requirements.

Further, if the general conditions of the Underwriter Exemption, as well as other conditions set forth in the Underwriter Exemption are satisfied, it may provide an exemption from the restrictions imposed by Sections 406(a), 406(b) and 407(a) of ERISA, and the taxes imposed by Sections 4975(a) and (b) of the Code by reason of Section 4975(c) of the Code, for transactions in connection with the servicing, management and operation of the trust fund.

Lastly, if the general conditions of the Underwriter Exemption are satisfied, it may also provide an exemption from the restrictions imposed by Sections 406(a) and 407(a) of ERISA, and the taxes imposed by Sections 4975(a) and (b) of the Code, by reason of Sections 4975(c)(1)(A) through (D) of the Code, if the restrictions are deemed to otherwise apply merely because a person is deemed to be a party in interest or a disqualified person with respect to an investing plan by virtue of—

●	providing services to the Plan,

●	having a specified relationship to this person, or

●	solely as a result of the Plan’s ownership of Offered Certificates.

Before purchasing an Offered Certificate, a fiduciary of a Plan should itself confirm that the general and other conditions set forth in the Underwriter Exemption, and the other requirements set forth in the Underwriter Exemption, would be satisfied at the time of the purchase.

Exempt Plans

A governmental plan as defined in Section 3(32) of ERISA is not subject to ERISA or Section 4975 of the Code. However, a governmental plan may be subject to a federal, state or local law which is, to a material extent, similar to the fiduciary or prohibited transaction provisions of ERISA or the Code (“Similar Law”). A fiduciary of a governmental plan should make its own determination as to the need for and the availability of any exemptive relief under any Similar Law.

Insurance Company General Accounts

Section 401(c) of ERISA provides that the fiduciary and prohibited transaction provisions of ERISA and the Code do not apply to transactions involving an insurance company general account where the assets of the general account are not Plan assets. A Department of Labor regulation issued under Section 401(c) of ERISA provides guidance for determining, in cases where insurance policies supported by an insurer’s general account are issued to or for the benefit of a Plan on or before December 31, 1998, which general account assets are ERISA Plan assets. That regulation generally provides that, if the specified requirements are satisfied with respect to insurance policies issued on or before December 31, 1998, the assets of an insurance company general account will not be Plan assets.

Any assets of an insurance company general account which support insurance policies issued to a Plan after December 31, 1998, or issued to a Plan on or before December 31, 1998 for which the insurance company does not comply with the requirements set forth in the Department of Labor regulation under Section 401(c) of ERISA, may be treated as Plan assets. In addition, because Section 401(c) of ERISA and the regulation issued under Section 401(c) of ERISA do not relate to insurance company separate accounts, separate account assets are still treated as Plan assets, invested in the separate account. If you are an insurance company and are contemplating the investment of general account assets in Offered Certificates, you are encouraged consult your legal counsel as to the applicability of Section 401(c) of ERISA.

Ineligible Purchasers

Even if an exemption is otherwise available, certificates in a particular offering generally may not be purchased with the assets of a Plan that is sponsored by or maintained by an underwriter, the Depositor, the Trustee, the trust, the Master Servicer, the Special Servicer or any of their respective affiliates. Offered

Certificates generally may not be purchased with the assets of a Plan if the Depositor, the Trustee, the trust fund, a Master Servicer, the Special Servicer, a Mortgage Loan Seller, or any of their respective affiliates or any employees thereof: (a) has investment discretion with respect to the investment of such Plan assets; or (b) has authority or responsibility to give or regularly gives investment advice with respect to such Plan assets for a fee, pursuant to an agreement or understanding that such advice will serve as a primary basis for investment decisions with respect to such Plan assets and that such advice will be based on the particular investment needs of the Plan. A party with the discretion, authority or responsibility is described in clause (a) or (b) of the preceding sentence is a fiduciary with respect to a Plan, and any such purchase might result in a “prohibited transaction” under ERISA and the Code.

Further Warnings

The fiduciary of a Plan should consider that the rating of a security may change. If the rating of an Offered Certificate declines below the lowest permitted rating, the Offered Certificate will no longer be eligible for relief under the Underwriter Exemption (although a Plan that had purchased the Offered Certificate when it had a permitted investment grade rating would not be required by the Underwriter Exemption to dispose of the Offered Certificate). If the Offered Certificate meets the requirements of the Underwriter Exemption, other than those relating to rating, such Offered Certificate may be eligible to be purchased by an insurance company general account pursuant to Sections I and III of Prohibited Transaction Class Exemption (or PTCE) 95-60.

Each beneficial owner of an Offered Certificate or any interest therein will be deemed to have represented, by virtue of its acquisition or holding of such Offered Certificate or interest therein, that either (i) it is not a Plan or an entity using assets of a Plan, (ii) it has acquired and is holding the Offered Certificates in reliance on the Underwriter Exemption, and that it understands that there are certain conditions to the availability of the Underwriter Exemption, including that the Offered Certificates must be rated, at the time of purchase, not lower than BBB- (or its equivalent) by an Exemption Rating Agency and that such Offered Certificate is so rated or (iii)(1) it is an insurance company, (2) the source of funds used to acquire or hold the certificate or interest therein is an “insurance company general account,” as such term is defined in PTCE 95-60 and (3) the conditions in Sections I and III of PTCE 95-60 have been satisfied.

Any fiduciary of a Plan considering whether to purchase an Offered Certificate on behalf of that Plan is encouraged to consult with its counsel regarding the applicability of the fiduciary responsibility and prohibited transaction provisions of ERISA and the Code to the investment, in particular the fiduciary of a Plan should consider whether the purchase of an Offered Certificate satisfies the ERISA restrictions concerning prudence and diversification of the investment of the assets of that Plan.

The sale of Offered Certificates to a Plan is in no way a representation or warranty by us or any of the underwriters that—

●	the investment meets all relevant legal requirements with respect to investments by Plans generally or by any particular Plan, or

●	the investment is appropriate for Plans generally or for any particular Plan.

Consultation with Counsel

If you are a fiduciary for or any other person investing assets of a Plan and you intend to purchase Offered Certificates on behalf of or with assets of that Plan, you should:

●	consider your general fiduciary obligations under ERISA, and

●	consult with your legal counsel as to—

1.	the potential applicability of ERISA and Section 4975 of the Code to that investment, and

2.	the availability of any prohibited transaction exemption in connection with that investment.

Tax Exempt Investors

A Plan that is exempt from federal income taxation under Section 501 of the Code will be subject to federal income taxation to the extent that its income is “unrelated business taxable income” within the meaning of Section 512 of the Code. All excess inclusions of a REMIC allocated to a REMIC residual certificate held by a tax-exempt Plan will be considered unrelated business taxable income and will be subject to federal income tax.

See “Material Federal Income Tax Consequences”.

Legal Investment

No Class of Offered Certificates will constitute “mortgage related securities” for purposes of the Secondary Mortgage Market Enhancement Act of 1984, as amended (“SMMEA”).

The appropriate characterization of the Offered Certificates under various legal investment restrictions, and thus the ability of investors subject to these restrictions to purchase the Offered Certificates, is subject to significant interpretative uncertainties. Except as may be specified above with regard to the status of the Offered Certificates as “mortgage related securities” or not as “mortgage related securities” for purposes of SMMEA, no representations are made as to the proper characterization of any Class of Offered Certificates for legal investment, financial institution regulatory or other purposes or as to the ability of particular investors to purchase any Class of Offered Certificates under applicable legal investment restrictions.

Further, any rating of a Class of Offered Certificates below an “investment grade” rating (i.e., lower than the top four rating categories) by any nationally recognized statistical rating organization, as defined in Section 3(a)(62) of the Exchange Act (“NRSRO”) engaged to rate that Class or issuing an unsolicited rating, and whether initially or as a result of a ratings downgrade, may adversely affect the ability of an investor to purchase or retain, or otherwise impact the regulatory characteristics of, that Class of Certificates. These uncertainties (and any unfavorable future determinations concerning the legal investment or financial institution regulatory characteristics of the Offered Certificates) may adversely affect the liquidity and market value of the Offered Certificates.

The uncertainties described above (and any unfavorable future determinations concerning the legal investment or financial institution regulatory characteristics of the Offered Certificates) may adversely affect the liquidity and market value of the Offered Certificates. Accordingly, all investors whose investment activities are subject to legal investment laws and regulations, regulatory capital requirements, or review by regulatory authorities should consult with their own legal advisors in determining whether and to what extent: (a) the Offered Certificates of any Class constitute legal investments or are subject to investment, capital or other regulatory restrictions; and (b) if applicable, SMMEA has been overridden in any jurisdiction relevant to you.

The Issuing Entity will be relying on an exclusion or exemption under the Investment Company Act contained in Section 3(c)(5) of the Investment Company Act or Rule 3a-7 under the Investment Company Act, although there may be additional exclusions or exemptions available to the Issuing Entity. The Issuing Entity is being structured so as not to constitute a “covered fund” for purposes of the Volcker Rule under the Dodd-Frank Act. The Volcker Rule generally prohibits “banking entities” (which is broadly defined to include U.S. banks and bank holding companies and many non-U.S. banking entities, together with their respective subsidiaries and other affiliates) from (i) engaging in proprietary trading, (ii) acquiring or retaining an ownership interest in or sponsoring a “covered fund” and (iii) entering into certain relationships with such funds. Under the Volcker Rule, unless otherwise jointly determined by specified federal regulators, a “covered fund” does not include an issuer that may rely on an exclusion or exemption from the definition of “investment company” under the Investment Company Act other than the exclusions contained in Section 3(c)(1) and Section 3(c)(7) of the Investment Company Act. Any prospective investor in the Offered Certificates, including a U.S. or foreign bank or a subsidiary or other affiliate thereof, should consult its own legal advisors regarding such matters and other effects of the Volcker Rule.

Certain Legal Aspects of the Mortgage Loans

The following discussion contains general summaries of select legal aspects of Mortgage Loans secured by multifamily and commercial properties in the United States. Because these legal aspects are governed by applicable state law, which may differ substantially from state to state, the summaries do not purport to be complete, to reflect the laws of any particular state, or to encompass the laws of all jurisdictions in which the security for the Mortgage Loans underlying the Offered Certificates is situated.

New York. Thirty-four (34) of the Mortgaged Properties (30.6%) are located in New York.

Mortgage loans in New York are generally secured by mortgages on the related real estate. Foreclosure of a mortgage is accomplished in judicial proceedings. After an action for foreclosure is commenced, and if the lender secures a ruling that is entitled to foreclosure ordinarily by motion for summary judgment, the court then appoints a referee to compute the amount owed together with certain costs, expenses and legal fees of the action. The lender then moves to confirm the referee’s report and enter a final judgment of foreclosure and sale. Public notice of the foreclosure sale, including the amount of the judgment, is given for a statutory period of time, after which the mortgaged real estate is sold by a referee at public auction. There is no right of redemption after the foreclosure of sale. In certain circumstances, deficiency judgments may be obtained. Under mortgages containing a statutorily sanctioned covenant, the lender has a right to have a receiver appointed without notice and without regard to the adequacy of the mortgaged real estate as security for the amount owned.

California. Ten (10) of the Mortgaged Properties (23.1%) are located in California.

Mortgage loans in California are generally secured by deeds of trust on the related real estate. Foreclosure of a deed of trust in California may be accomplished by a nonjudicial trustee’s sale in accordance with the California Civil Code (so long as it is permitted under a specific provision in the deed of trust) or by judicial foreclosure in accordance with the California Code of Civil Procedure. Public notice of either the trustee’s sale or the judgment of foreclosure is given for a statutory period of time after which the mortgaged real estate may be sold by the trustee, if foreclosed pursuant to the trustee’s power of sale, or by court appointed sheriff under a judicial foreclosure. Following a judicial foreclosure sale, the borrower or its successor in interest may, for a period of up to one year, redeem the property; however, there is no redemption following a trustee’s power of sale. California’s “security first” and “one action” rules require the lender to complete foreclosure of all real estate provided as security under the deed of trust in a single action in an attempt to satisfy the full debt before bringing a personal action (if otherwise permitted) against the borrower for recovery of the debt, except in certain cases involving environmentally impaired real property where foreclosure of the real property is not required before making a claim under the indemnity. California case law has held that acts such as an offset of an unpledged account constitute violations of such statutes. Violations of such statutes may result in the loss of some or all of the security under the mortgage loan and a loss of the ability to sue for the debt. A sale by the trustee under the deed of trust does not constitute an “action” for purposes of the “one action rule”. Other statutory provisions in California limit any deficiency judgment (if otherwise permitted) against the borrower following a judicial foreclosure to the amount by which the indebtedness exceeds the fair value at the time of the public sale and in no event greater than the difference between the foreclosure sale price and the amount of the indebtedness. Further, under California law, once a property has been sold pursuant to a power of sale clause contained in a deed of trust (and in the case of certain types of purchase money acquisition financings, under all circumstances), the lender is precluded from seeking a deficiency judgment from the borrower or, under certain circumstances, guarantors. On the other hand, under certain circumstances, California law permits separate and even contemporaneous actions against both the borrower and any guarantors. California statutory provisions regarding assignments of rents and leases require that a lender whose loan is secured by such an assignment must exercise a remedy with respect to rents as authorized by statute in order to establish its right to receive the rents after an event of default. Among the remedies authorized by statute is the lender’s right to have a receiver appointed under certain circumstances.

General

Each Mortgage Loan underlying the Offered Certificates will be evidenced by a note or bond and secured by an instrument granting a security interest in real property. The instrument granting a security interest in real property may be a mortgage, deed of trust or a deed to secure debt, depending upon the prevailing practice and law in the state in which that real property is located. Mortgages, deeds of trust and deeds to secure debt are often collectively referred to in this prospectus as “mortgages.” A mortgage creates a lien upon, or grants a title interest in, the real property covered by the mortgage, and represents the security for the repayment of the indebtedness customarily evidenced by a promissory note. The priority of the lien created or interest granted will depend on—

●	the terms of the mortgage,

●	the terms of separate subordination agreements or intercreditor agreements with others that hold interests in the real property,

●	the knowledge of the parties to the mortgage, and

●	in general, the order of recordation of the mortgage in the appropriate public recording office.

However, the lien of a recorded mortgage will generally be subordinate to later-arising liens for real estate taxes and assessments and other charges imposed under governmental police powers.

Types of Mortgage Instruments

There are two parties to a mortgage—

●	a mortgagor, who is the owner of the encumbered interest in the real property, and

●	a mortgagee, who is the lender.

In general, the mortgagor is also the borrower.

In contrast, a deed of trust is a three-party instrument. The parties to a deed of trust are—

●	the trustor, who is the equivalent of a mortgagor,

●	the trustee to whom the real property is conveyed, and

●	the beneficiary for whose benefit the conveyance is made, who is the lender.

Under a deed of trust, the trustor grants the property, irrevocably until the debt is paid, in trust and generally with a power of sale, to the trustee to secure repayment of the indebtedness evidenced by the related note.

A deed to secure debt typically has two parties. Under a deed to secure debt, the grantor, who is the equivalent of a mortgagor, conveys title to the real property to the grantee, who is the lender, generally with a power of sale, until the debt is repaid.

Where the borrower is a land trust, there would be an additional party because legal title to the property is held by a land trustee under a land trust agreement for the benefit of the borrower. At origination of a Mortgage Loan involving a land trust, the borrower may execute a separate undertaking to make payments on the mortgage note. In no event is the land trustee personally liable for the mortgage note obligation.

The mortgagee’s authority under a mortgage, the trustee’s authority under a deed of trust and the grantee’s authority under a deed to secure debt are governed by:

●	the express provisions of the related instrument,

●	the law of the state in which the real property is located,

●	various federal laws, and

●	in some deed of trust transactions, the directions of the beneficiary.

Installment Contracts

The Mortgage Loans underlying your Offered Certificates may consist of installment contracts. Under an installment contract the seller retains legal title to the property and enters into an agreement with the purchaser for payment of the purchase price, plus interest, over the term of the installment contract. Only after full performance by the borrower of the contract is the seller obligated to convey title to the real estate to the purchaser. During the period that the installment contract is in effect, the purchaser is generally responsible for maintaining the property in good condition and for paying real estate taxes, assessments and hazard insurance premiums associated with the property.

The seller’s enforcement of an installment contract varies from state to state. Generally, installment contracts provide that upon a default by the purchaser, the purchaser loses his or her right to occupy the property, the entire indebtedness is accelerated, and the purchaser’s equitable interest in the property is forfeited. The seller in this situation does not have to foreclose in order to obtain title to the property, although in some cases a quiet title action is in order if the purchaser has filed the installment contract in local land records and an ejectment action may be necessary to recover possession. In a few states, particularly in cases of purchaser default during the early years of an installment contract, the courts will permit ejectment of the purchaser and a forfeiture of his or her interest in the property.

However, most state legislatures have enacted provisions by analogy to mortgage law protecting borrowers under installment contracts from the harsh consequences of forfeiture. Under those statutes, a judicial or nonjudicial foreclosure may be required, the seller may be required to give notice of default and the borrower may be granted some grace period during which the contract may be reinstated upon full payment of the default amount and the purchaser may have a post-foreclosure statutory redemption right. In other states, courts in equity may permit a purchaser with significant investment in the property under an installment contract for the sale of real estate to share in the proceeds of sale of the property after the indebtedness is repaid or may otherwise refuse to enforce the forfeiture clause. Nevertheless, generally speaking, the seller’s procedures for obtaining possession and clear title under an installment contract for the sale of real estate in a given state are simpler and less time-consuming and costly than are the procedures for foreclosing and obtaining clear title to a mortgaged property.

Leases and Rents

A mortgage that encumbers an income-producing property often contains an assignment of rents and leases and/or may be accompanied by a separate assignment of rents and leases. Under an assignment of rents and leases, the borrower assigns to the lender the borrower’s right, title and interest as landlord under each lease and the income derived from each lease. However, the borrower retains a revocable license to collect the rents, provided there is no default and the rents are not directly paid to the lender.

If the borrower defaults, the license terminates and the lender is entitled to collect the rents. Local law may require that the lender take possession of the property and/or obtain a court-appointed receiver before becoming entitled to collect the rents.

In most states, hotel and motel room rates are considered accounts receivable under the UCC. Room rates are generally pledged by the borrower as additional security for the loan when a Mortgage Loan is secured by a hotel or motel. In general, the lender must file financing statements in order to perfect its security interest in the room rates and must file continuation statements, generally every five years, to maintain that perfection. Mortgage loans secured by hotels or motels may be included in the trust even if the security interest in the room rates was not perfected or the requisite UCC filings were allowed to lapse. A lender will generally be required to commence a foreclosure action or otherwise take possession of the property in order to enforce its rights to collect the room rates following a default, even if the lender’s security interest in room rates is perfected under applicable nonbankruptcy law.

In the bankruptcy setting, the lender will be stayed from enforcing its rights to collect hotel and motel room rates. However, the room rates will constitute cash collateral and cannot be used by the bankrupt borrower—

●	without a hearing or the lender’s consent, or

●	unless the lender’s interest in the room rates is given adequate protection.

For purposes of the foregoing, the adequate protection may include a cash payment for otherwise encumbered funds or a replacement lien on unencumbered property, in either case equal in value to the amount of room rates that the bankrupt borrower proposes to use. See “—Bankruptcy Issues” below.

Personalty

Some types of income-producing real properties, such as hotels, motels and nursing homes, may include personal property, which may, to the extent it is owned by the borrower and not previously pledged, constitute a significant portion of the property’s value as security. The creation and enforcement of liens on personal property are governed by the UCC. Accordingly, if a borrower pledges personal property as security for a Mortgage Loan, the lender generally must file UCC financing statements in order to perfect its security interest in the personal property and must file continuation statements, generally every five years, to maintain that perfection. Mortgage loans secured in part by personal property may be included in one of our trusts even if the security interest in the personal property was not perfected or the requisite UCC filings were allowed to lapse.

Foreclosure

General

Foreclosure is a legal procedure that allows the lender to recover its mortgage debt by enforcing its rights and available legal remedies under the mortgage. If the borrower defaults in payment or performance of its obligations under the note or mortgage, the lender has the right to institute foreclosure proceedings to sell the real property security at public auction to satisfy the indebtedness.

Foreclosure Procedures Vary From State to State.

The two primary methods of foreclosing a mortgage are—

●	judicial foreclosure, involving court proceedings, and

●	nonjudicial foreclosure under a power of sale granted in the mortgage instrument.

Other foreclosure procedures are available in some states, but they are either infrequently used or available only in limited circumstances.

A foreclosure action is subject to most of the delays and expenses of other lawsuits if defenses are raised or counterclaims are interposed. A foreclosure action sometimes requires several years to complete.

Judicial Foreclosure

A judicial foreclosure proceeding is conducted in a court having jurisdiction over the mortgaged property. Generally, a lender initiates the action by the service of legal pleadings upon—

●	all parties having a subordinate interest of record in the real property, and

●	all parties in possession of the property, under leases or otherwise, whose interests are subordinate to the mortgage.

Delays in completion of the foreclosure may occasionally result from difficulties in locating necessary parties, including defendants. When the lender’s right to foreclose is contested, the legal proceedings can be time-

consuming. The court generally issues a judgment of foreclosure and appoints a referee or other officer to conduct a public sale of the mortgaged property upon successful completion of a judicial foreclosure proceeding. The proceeds of that public sale are used to satisfy the judgment. The procedures that govern these public sales vary from state to state.

Equitable and Other Limitations on Enforceability of Particular Provisions

United States courts have traditionally imposed general equitable principles to limit the remedies available to lenders in foreclosure actions. These principles are generally designed to relieve borrowers from the effects of mortgage defaults perceived as harsh or unfair. Relying on these principles, a court may:

●	alter the specific terms of a loan to the extent it considers necessary to prevent or remedy an injustice, undue oppression or overreaching;

●	require the lender to undertake affirmative actions to determine the cause of the borrower’s default and the likelihood that the borrower will be able to reinstate the loan;

●	require the lender to reinstate a loan or recast a payment schedule in order to accommodate a borrower that is suffering from a temporary financial disability; or

●	limit the right of the lender to foreclose in the case of a nonmonetary default, such as—

1.	a failure to adequately maintain the mortgaged property, or

2.	an impermissible further encumbrance of the mortgaged property.

Some courts have addressed the issue of whether federal or state constitutional provisions reflecting due process concerns for adequate notice require that a borrower receive notice in addition to statutorily-prescribed minimum notice. For the most part, these cases have—

●	upheld the reasonableness of the notice provisions, or

●	found that a public sale under a mortgage providing for a power of sale does not involve sufficient state action to trigger constitutional protections.

In addition, some states may have statutory protection such as the right of the borrower to reinstate its Mortgage Loan after commencement of foreclosure proceedings but prior to a foreclosure sale.

Nonjudicial Foreclosure/Power of Sale

In states permitting nonjudicial foreclosure proceedings, foreclosure of a deed of trust is generally accomplished by a nonjudicial trustee’s sale under a power of sale typically granted in the deed of trust. A power of sale may also be contained in any other type of mortgage instrument if applicable law so permits. A power of sale under a deed of trust allows a nonjudicial public sale to be conducted generally following—

●	a request from the beneficiary/lender to the trustee to sell the property upon default by the borrower, and

●	notice of sale is given in accordance with the terms of the deed of trust and applicable state law.

In some states, prior to a nonjudicial public sale, the trustee under the deed of trust must—

●	record a notice of default and notice of sale, and

●	send a copy of those notices to the borrower and to any other party who has recorded a request for a copy of them.

In addition, in some states, the trustee must provide notice to any other party having an interest of record in the real property, including junior lienholders. A notice of sale must be posted in a public place and, in most states, published for a specified period of time in one or more newspapers. Some states require a reinstatement period during which the borrower or junior lienholder may have the right to cure the default by paying the entire actual amount in arrears, without regard to the acceleration of the indebtedness, plus the lender’s expenses incurred in enforcing the obligation. In other states, the borrower or the junior lienholder has only the right to pay off the entire debt to prevent the foreclosure sale. Generally, state law governs the procedure for public sale, the parties entitled to notice, the method of giving notice and the applicable time periods.

Public Sale

A third party may be unwilling to purchase a mortgaged property at a public sale because of—

●	the difficulty in determining the exact status of title to the property due to, among other things, redemption rights that may exist, and

●	the possibility that physical deterioration of the property may have occurred during the foreclosure proceedings.

Potential buyers may also be reluctant to purchase mortgaged property at a foreclosure sale as a result of the 1980 decision of the United States Court of Appeals for the Fifth Circuit in Durrett v. Washington National Insurance Co., 621 F.2d 2001 (5th Cir. 1980) and other decisions that have followed its reasoning. The court in Durrett held that even a non-collusive, regularly conducted foreclosure sale was a fraudulent transfer under the Bankruptcy Code and, thus, could be rescinded in favor of the bankrupt’s estate, if (1) the foreclosure sale was held while the debtor was insolvent and not more than one year prior to the filing of the bankruptcy petition and (2) the price paid for the foreclosed property did not represent “fair consideration”, which is “reasonably equivalent value” under the Bankruptcy Code. Although the reasoning and result of Durrett in respect of the Bankruptcy Code was rejected by the United States Supreme Court in BFP v. Resolution Trust Corp., 511 U.S. 531 (1994), the case could nonetheless be persuasive to a court applying a state fraudulent conveyance law which has provisions similar to those construed in Durrett. Therefore, it is common for the lender to purchase the mortgaged property for an amount equal to the secured indebtedness and accrued and unpaid interest plus the expenses of foreclosure, in which event the borrower’s debt will be extinguished, or for a lesser amount in order to preserve its right to seek a deficiency judgment if such is available under state law and under the terms of the Mortgage Loan documents. Thereafter, subject to the borrower’s right in some states to remain in possession during a redemption period, the lender will become the owner of the property and have both the benefits and burdens of ownership, including the obligation to pay debt service on any senior mortgages, to pay taxes, to obtain casualty insurance and to make such repairs as are necessary to render the property suitable for sale. Frequently, the lender employs a third-party management company to manage and operate the property. The costs of operating and maintaining a property may be significant and may be greater than the income derived from that property. The costs of management and operation of those mortgaged properties which are hotels, motels, restaurants, nursing or convalescent homes, hospitals or casinos may be particularly significant because of the expertise, knowledge and, with respect to certain property types, regulatory compliance, required to run those operations and the effect which foreclosure and a change in ownership may have on the public’s and the industry’s, including franchisors’, perception of the quality of those operations. The lender also will commonly obtain the services of a real estate broker and pay the broker’s commission in connection with the sale or lease of the property. Depending upon market conditions, the ultimate proceeds of the sale of a property may not equal the lender’s investment in the property. Moreover, a lender commonly incurs substantial legal fees and court costs in acquiring a mortgaged property through contested foreclosure and/or bankruptcy proceedings. Because of the expenses associated with acquiring, owning and selling a mortgaged property, a lender could realize an overall loss on a Mortgage Loan even if the mortgaged property is sold at foreclosure, or resold after it is acquired through foreclosure, for an amount equal to the full outstanding principal amount of the loan plus accrued interest.

Furthermore, an increasing number of states require that any environmental contamination at certain types of properties be cleaned up before a property may be resold. In addition, a lender may be responsible under federal or state law for the cost of cleaning up a mortgaged property that is environmentally contaminated. See “—Environmental Considerations” below.

The holder of a junior mortgage that forecloses on a mortgaged property does so subject to senior mortgages and any other prior liens. In addition, it may be obliged to keep senior Mortgage Loans current in order to avoid foreclosure of its interest in the property. Furthermore, if the foreclosure of a junior mortgage triggers the enforcement of a due-on-sale clause contained in a senior mortgage, the junior mortgagee could be required to pay the full amount of the senior mortgage indebtedness or face foreclosure.

Rights of Redemption

The purposes of a foreclosure action are—

●	to enable the lender to realize upon its security, and

●	to bar the borrower, and all persons who have interests in the property that are subordinate to that of the foreclosing lender, from exercising their equity of redemption.

The doctrine of equity of redemption provides that, until the property encumbered by a mortgage has been sold in accordance with a properly conducted foreclosure and foreclosure sale, those having interests that are subordinate to that of the foreclosing lender have an equity of redemption and may redeem the property by paying the entire debt with interest. Those having an equity of redemption must generally be made parties to the foreclosure proceeding in order for their equity of redemption to be terminated.

The equity of redemption is a common-law, nonstatutory right which should be distinguished from post-sale statutory rights of redemption. In some states, the borrower and foreclosed junior lienors are given a statutory period in which to redeem the property after sale under a deed of trust or foreclosure of a mortgage. In some states, statutory redemption may occur only upon payment of the foreclosure sale price. In other states, redemption may be permitted if the former borrower pays only a portion of the sums due. A statutory right of redemption will diminish the ability of the lender to sell the foreclosed property because the exercise of a right of redemption would defeat the title of any purchaser through a foreclosure. Consequently, the practical effect of the redemption right is to force the lender to maintain the property and pay the expenses of ownership until the redemption period has expired. In some states, a post-sale statutory right of redemption may exist following a judicial foreclosure, but not following a trustee’s sale under a deed of trust.

One Action and Security First Rules

Some states (including California) have laws that prohibit more than one “judicial action” to enforce a mortgage obligation secured by a mortgage on real property or an interest therein, and some courts have construed the term “judicial action” broadly. In addition, some states (including California) require that the lender proceed first against any real property security for such mortgage obligation before proceeding directly upon the secured obligation itself. In the case where either a cross-collateralized, cross-defaulted or a multi-property Mortgage Loan is secured by real properties located in multiple states, the Special Servicer may be required to foreclose first on properties located in states where such “one action” and/or “security first” rules apply (and where non-judicial foreclosure is permitted) before foreclosing on properties located in the states where judicial foreclosure is the only permitted method of foreclosure. Otherwise, a second action in a state with “one action” rules might be precluded because of a prior first action, even if such first action occurred in a state without “one action” rules. Moreover, while the consequences of breaching these rules will vary from jurisdiction to jurisdiction, as a general matter, a lender who proceeds in violation of these rules may run the risk of forfeiting collateral and/or even the right to enforce the underlying obligation. In addition, under certain circumstances, a lender with respect to a real property located in a “one action” or “security first” jurisdiction may be precluded from obtaining a deficiency judgment against the borrower following foreclosure or sale under a deed of trust (unless there has been a judicial foreclosure). Finally, in some jurisdictions, the benefits of such laws may be available not just to the underlying obligor, but also to any guarantor of the underlying obligation, thereby limiting the ability of the lender to recover against a guarantor without first complying with the applicable anti-deficiency statutes.

Anti-Deficiency Legislation

Some or all of the Mortgage Loans underlying the Offered Certificates are non-recourse loans. Recourse in the case of a default on a non-recourse Mortgage Loan will generally be limited to the underlying real property and any other assets that were pledged to secure the Mortgage Loan. However, even if a Mortgage Loan by its terms provides for recourse to the borrower’s other assets, a lender’s ability to realize upon those assets may be limited by state law. For example, in some states, a lender cannot obtain a deficiency judgment against the borrower following foreclosure or sale pursuant to the “power of sale” under a deed of trust. A deficiency judgment is a personal judgment against the former borrower equal to the difference between the net amount realized upon the public sale of the real property and the amount due to the lender. Other state statutes may require the lender to exhaust the security afforded under a mortgage before bringing a personal action against the borrower. In some states, the lender has the option of bringing a personal action against the borrower on the debt without first exhausting the security, but in doing so, the lender may be deemed to have elected a remedy and thus may be precluded from foreclosing upon the security. Consequently, lenders will usually proceed first against the security in states where an election of remedy provision exists. Other statutory provisions limit any deficiency judgment to the excess of the outstanding debt over the fair market value of the property at the time of the sale. These other statutory provisions are intended to protect borrowers from exposure to large deficiency judgments that might otherwise result from below-market bids at the foreclosure sale. In some states, exceptions to the anti-deficiency statues are provided for in certain instances where the value of the lender’s security has been impaired by acts or omissions of the borrower such as for waste upon the property. Finally, some statutes may preclude deficiency judgments altogether with respect to certain kinds of obligations such as purchase-money indebtedness. In some jurisdictions the courts have extended the benefits of this legislation to the guarantors of the underlying obligation as well.

Leasehold Considerations

Some or all of the Mortgage Loans underlying the Offered Certificates may be secured by a mortgage on the borrower’s leasehold interest under a ground lease. Leasehold Mortgage Loans are subject to some risks not associated with Mortgage Loans secured by a lien on the fee estate of the borrower. The most significant of these risks is that if the borrower’s leasehold were to be terminated upon a lease default, the leasehold mortgagee would lose its security. This risk may be lessened if the ground lease:

●	requires the lessor to give the leasehold mortgagee notices of lessee defaults and an opportunity to cure them,

●	permits the leasehold estate to be assigned to and by the leasehold mortgagee or the purchaser at a foreclosure sale, and

●	contains other protective provisions typically required by prudent lenders to be included in a ground lease.

Some Mortgage Loans underlying the Offered Certificates, however, may be secured by ground leases which do not contain these provisions.

In addition, where a lender has as its security both the fee and leasehold interest in the same property, the grant of a mortgage lien on its fee interest by the land owner/ground lessor to secure the debt of a borrower/ground lessee may be subject to challenge as a fraudulent conveyance. Among other things, a legal challenge to the granting of the liens may focus on the benefits realized by the land owner/ground lessor from the loan. If a court concluded that the granting of the mortgage lien was an avoidable fraudulent conveyance, it might take actions detrimental to the holders of the offered certificates, including, under certain circumstances, invalidating the mortgage lien on the fee interest of the land owner/ground lessor.

Cooperative Shares

Some or all of the Mortgage Loans underlying the Offered Certificates may be secured by a security interest on the borrower’s ownership interest in shares, and the proprietary leases belonging to those shares, allocable to cooperative dwelling units that may be vacant or occupied by nonowner tenants. Loans secured in this manner are subject to some risks not associated with Mortgage Loans secured by a lien on the fee estate of a borrower in real property. Loans secured in this manner typically are subordinate to the mortgage, if any, on the cooperative’s building. That mortgage, if foreclosed, could extinguish the equity in the building and the proprietary leases of the dwelling units derived from ownership of the shares of the cooperative. Further, transfer of shares in a cooperative is subject to various regulations as well as to restrictions under the governing documents of the cooperative. The shares may be canceled in the event that associated maintenance charges due under the related proprietary leases are not paid. Typically, a recognition agreement between the lender and the cooperative provides, among other things, that the lender may cure a default under a proprietary lease.

Under the laws applicable in many states, “foreclosure” on cooperative shares is accomplished by a sale in accordance with the provisions of Article 9 of the UCC and the security agreement relating to the shares. Article 9 of the UCC requires that a sale be conducted in a commercially reasonable manner, which may be dependent upon, among other things, the notice given the debtor and the method, manner, time, place and terms of the sale. Article 9 of the UCC provides that the proceeds of the sale will be applied first to pay the costs and expenses of the sale and then to satisfy the indebtedness secured by the lender’s security interest. A recognition agreement, however, generally provides that the lender’s right to reimbursement is subject to the right of the cooperative corporation to receive sums due under the proprietary leases. If there are proceeds remaining, the lender must account to the tenant-stockholder for the surplus. Conversely, if a portion of the indebtedness remains unpaid, the tenant-stockholder is generally responsible for the deficiency.

In the case of foreclosure on a building converted from a rental building to a building owned by a cooperative under a non-eviction plan, some states require that a purchaser at a foreclosure sale take the property subject to rent control and rent stabilization laws that apply to certain tenants who elected to remain in the building but who did not purchase shares in the cooperative when the building was so converted.

Bankruptcy Issues

Automatic Stay

Operation of the Bankruptcy Code and related state laws may interfere with or affect the ability of a lender to realize upon collateral or to enforce a deficiency judgment. For example, under the Bankruptcy Code, virtually all actions, including foreclosure actions and deficiency judgment proceedings, to collect a debt are automatically stayed upon the filing of the bankruptcy petition. Often, no interest or principal payments are made during the course of the bankruptcy case. The delay caused by an automatic stay and its consequences can be significant. Also, under the Bankruptcy Code, the filing of a petition in bankruptcy by or on behalf of a junior lienor may stay the senior lender from taking action to foreclose out the junior lien.

Modification of Lender’s Rights

Under the Bankruptcy Code, the amount and terms of a Mortgage Loan secured by a lien on property of the debtor may be modified provided that substantive and procedural safeguards protective of the lender are met. A bankruptcy court may, among other things—

●

reduce the secured portion of the outstanding amount of the loan to the then-current value of the property, thereby leaving the lender a general unsecured creditor for the difference between the then-current value of the property and the outstanding balance of the loan;

●

reduce the amount of each scheduled payment, by means of a reduction in the rate of interest and/or an alteration of the repayment schedule, with or without affecting the unpaid principal balance of the loan;

●	extend or shorten the term to maturity of the loan;

●	permit the bankrupt borrower to cure the subject loan default by paying the arrearage over a number of years; or

●

permit the bankrupt borrower, through its rehabilitative plan, to reinstate the loan payment schedule even if the lender has obtained a final judgment of foreclosure prior to the filing of the debtor’s petition.

Other types of significant modifications to the terms of the mortgage may be acceptable to the bankruptcy court, such as making distributions to the mortgage holder of property other than cash, or the substitution of collateral which is the “indubitable equivalent” of the real property subject to the mortgage or the subordination of the mortgage to liens securing new debt (provided that the lender’s secured claim is “adequately protected” as such term is defined and interpreted under the Bankruptcy Code), depending on the particular facts and circumstances of the specific case.

A trustee in a bankruptcy proceeding may in some cases be entitled to collect its costs and expenses in preserving or selling the mortgaged property ahead of payment to the lender. In certain circumstances, a debtor in bankruptcy may have the power to grant liens senior to the lien of a mortgage, and analogous state statutes and general principles of equity may also provide the borrower with means to halt a foreclosure proceeding or sale and to force a restructuring of a Mortgage Loan on terms a lender would not otherwise accept. Moreover, the laws of certain states also give priority to certain tax liens and mechanics liens over the lien of a mortgage or deed of trust. Under the Bankruptcy Code, if the court finds that actions of the mortgagees have been unreasonable, the lien of the related mortgage may be subordinated to the claims of unsecured creditors. Federal bankruptcy law also may interfere with the ability of the Master Servicer or Special Servicer, as applicable, for one of our trusts to enforce lockbox requirements.

Leases and Rents

Federal bankruptcy law may also interfere with or affect the ability of a secured lender to enforce the borrower’s assignment of rents and leases related to the mortgaged property. Federal bankruptcy law provides generally that rights and obligations under an unexpired lease of the debtor/lessee may not be terminated or modified at any time after the commencement of a case under the Bankruptcy Code solely on the basis of a provision in the lease to that effect or because of certain other similar events. This prohibition on so called “ipso facto clauses” could limit the ability of the Master Servicer or Special Servicer, as applicable, for one of our trusts to exercise certain contractual remedies with respect to any related leases. In addition, a lender may be stayed from enforcing the assignment under the Bankruptcy Code, and the legal proceedings necessary to resolve the issue could be time-consuming, and result in delays in the lender’s receipt of the rents. Rents and leases may also escape an assignment thereof (i) if the assignment is not fully perfected under state law prior to commencement of the bankruptcy proceeding, (ii) to the extent such rents and leases are used by the borrower to maintain the mortgaged property, or for other court authorized expenses, (iii) to the extent other collateral may be substituted for the rents and leases, (iv) to the extent the bankruptcy court determines that the lender is adequately protected or (v) to the extent the court determines, based on the equities of the case, that the post-petition rents are not subject to the lender’s pre-petition security interest.

Under the Bankruptcy Code, a security interest in real property acquired before the commencement of the bankruptcy case does not extend to income received after the commencement of the bankruptcy case unless such income is a proceed, product or rent of such property. Therefore, to the extent a business conducted on the mortgaged property creates accounts receivable rather than rents or results from payments under a license rather than payments under a lease, a valid and perfected pre-bankruptcy lien on such accounts receivable or license income generally would not continue as to post-bankruptcy accounts receivable or license income. The Bankruptcy Code has been amended to mitigate this problem with respect to fees, charges, accounts or other payments for the use or occupancy of rooms and other public facilities in hotels, motels or other lodging facilities. A lender’s perfected pre-petition security interest in leases, rents and hotel revenues continues in the post-petition leases, rents and hotel, motel and other lodging property revenues, unless a bankruptcy court orders to the contrary “based on the equities of the case.” The equities of a particular case may permit the discontinuance of security interests in post-petition leases and rents. Unless a court orders otherwise, however, rents and other revenues from the related lodging property generated after the date the bankruptcy petition is filed will constitute “cash collateral” under the Bankruptcy Code. Debtors may only use cash collateral upon obtaining the lender’s consent or a prior court order finding that the lender’s interest in such mortgaged property and the cash collateral is “adequately protected” as such term is defined and interpreted under the Bankruptcy Code. In addition to post-petition rents, any cash held by a lender in a lockbox or reserve account generally, upon the commencement of the bankruptcy case, would also constitute “cash collateral” under the Bankruptcy Code. So long as the lender is adequately protected, a debtor’s use of cash collateral may be for its own benefit or for the benefit of any affiliated entity group that is also subject to bankruptcy proceedings, including use as collateral for new debt. It should be noted, however, that the court may find that the lender has no security interest in either pre-petition or post-petition revenues if the court finds that the loan documents do not contain language covering accounts, room rents, or other forms of personalty necessary for a security interest to attach to such revenues.

In addition to the inclusion of hotel revenues within the definition of cash collateral as noted above, recent amendments to the Bankruptcy Code provide that a pre-petition security interest in rents or hotel revenues is designed to overcome those cases holding that a security interest in rents is unperfected under the laws of some states until the lender has taken some further action, such as commencing foreclosure or obtaining a receiver prior to activation of the assignment of rents.

Lease Assumption or Rejection by Tenant

A borrower’s ability to make payment on a Mortgage Loan may be impaired by the commencement of a bankruptcy case relating to the tenant under a lease of the related property. Under the Bankruptcy Code, the filing of a petition in bankruptcy by or on behalf of a tenant results in a stay in bankruptcy against the commencement or continuation of any state court proceeding for—

●	past due rent,

●	accelerated rent,

●	damages, or

●	a summary eviction order with respect to a default under the lease that occurred prior to the filing of the tenant’s bankruptcy petition.

In addition, the Bankruptcy Code generally provides that a trustee or debtor-in-possession may, subject to approval of the court:

●	assume the lease and either retain it or assign it to a third party, or

●	reject the lease.

If the lease is assumed, the trustee, debtor-in-possession or assignee, if applicable, must cure any defaults under the lease, compensate the lessor for its losses and provide the lessor with adequate assurance of future performance. These remedies may be insufficient, and any assurances provided to the lessor may be inadequate. If the lease is rejected, the lessor will be treated, except potentially to the extent of any security deposit, as an unsecured creditor with respect to its claim for damages for termination of the lease. The Bankruptcy Code also limits a lessor’s damages for lease rejection to:

●

the unpaid rent due under the lease, without acceleration, for the period prior to the filing of the bankruptcy petition or any earlier repossession by the landlord, or surrender by the tenant, of the leased premises, plus

●

the rent reserved by the lease, without acceleration, for the greater of one year and 15%, not to exceed three years, of the term of the lease following the filing of the bankruptcy petition or any earlier repossession by the landlord, or surrender by the tenant, of the leased premises.

Lease Rejection by Lessor – Tenant’s Right

If a trustee in bankruptcy on behalf of a lessor, or a lessor as debtor in possession, rejects an unexpired lease of real property, the lessee may treat the lease as terminated by the rejection or, in the alternative, the lessee may remain in possession of the leasehold for the balance of the term and for any renewal or extension of the term that is enforceable by the lessee under applicable non-bankruptcy law. The Bankruptcy Code provides that if a lessee elects to remain in possession after a rejection of a lease, the lessee may offset against rents reserved under the lease for the balance of the term after the date of rejection of the lease, and the related renewal or extension of the lease, any damages occurring after that date caused by the nonperformance of any obligation of the lessor under the lease after that date. To the extent that the contractual obligation remains enforceable against the lessee, the lessee would not be able to avail itself of the rights of offset generally afforded to lessees of real property under the Bankruptcy Code.

Ground Lessee or Ground Lessor

Bankruptcy risk is associated with an insolvency proceeding under the Bankruptcy Code of either a borrower ground lessee or a ground lessor. In general, upon the bankruptcy of a lessor or a lessee under a lease of nonresidential real property, including a ground lease, that has not been terminated prior to the bankruptcy filing date, the debtor entity has the statutory right to assume or reject the lease. Given that the Bankruptcy Code generally invalidates clauses that terminate contracts automatically upon the filing by one of the parties of a bankruptcy petition or that are conditioned on a party’s insolvency, following the filing of a bankruptcy petition, a debtor would ordinarily be required to perform its obligations under such lease until the debtor decides whether to assume or reject the lease. The Bankruptcy Code provides certain additional protections with respect to non-residential real property leases, such as establishing a specific timeframe in which a debtor must determine whether to assume or reject the lease. The bankruptcy court may extend the time to perform for up to 60 days for cause shown. Even if the agreements were terminated prior to bankruptcy, a bankruptcy court may determine that the agreement was improperly terminated and therefore remains part of the debtor’s bankruptcy estate. The debtor also can seek bankruptcy court approval to assume and assign the lease to a third party, and to modify the lease in connection with such assignment. In order to assume the lease, the debtor or assignee generally will have to cure outstanding defaults and provide “adequate assurance of future performance” in addition to satisfying other requirements imposed under the Bankruptcy Code. Under the Bankruptcy Code, subject to certain exceptions, once a lease is rejected by a debtor lessee, it is deemed breached, and the non-debtor lessor will have a claim for lease rejection damages, as described above.

If the ground lessor files for bankruptcy, it may determine until the confirmation of its plan of reorganization whether to reject the ground lease. On request of any party to the lease, the bankruptcy court may order the debtor to determine within a specific period of time whether to assume or reject the lease or to comply with the terms of the lease pending its decision to assume or reject. In the event of rejection, the non-debtor lessee will have the right to treat the lease as terminated by virtue of its terms, applicable nonbankruptcy law, or any agreement made by the lessee. The non-debtor lessee may also, if the lease term has begun, retain its rights under the lease, including its rights to remain in possession of the leased premises under the rent reserved in the lease for the balance of the term of the lease (including renewals). The term “lessee” includes any “successor, assign or mortgagee permitted under the terms of such lease”. If, pre-petition, the ground lessor had specifically granted the leasehold mortgagee such right, the leasehold mortgagee may have the right to succeed to the lessee/borrower’s position under the lease.

In the event of concurrent bankruptcy proceedings involving the ground lessor and the lessee/borrower, actions by creditors against the borrower/lessee debtor would be subject to the automatic stay, and a lender may be unable to enforce both the bankrupt lessee’s/borrower’s pre-petition agreement to refuse to treat a ground lease rejected by a bankrupt lessor as terminated and any agreement by the ground lessor to grant the lender a new lease upon such termination. In such circumstances, a lease could be terminated notwithstanding lender protection provisions contained in that lease or in the mortgage. A lender could lose its security unless the lender holds a fee mortgage or the bankruptcy court, as a court of equity, allows the mortgagee to assume the ground lessee’s obligations under the ground lease and succeed to the ground lessee’s position. Although consistent with the Bankruptcy Code, such position may not be adopted by the bankruptcy court.

Further, in an appellate decision by the United States Court of Appeals for the Seventh Circuit (Precision Indus. v. Qualitech Steel SBQ, LLC, 327 F.3d 537 (7th Cir. 2003)), the court ruled with respect to an unrecorded lease of real property that where a statutory sale of leased property occurs under the Bankruptcy Code upon the bankruptcy of a landlord, that sale terminates a lessee’s possessory interest in the property, and the purchaser assumes title free and clear of any interest, including any leasehold estates. Pursuant to the Bankruptcy Code, a lessee may request the bankruptcy court to prohibit or condition the statutory sale of the property so as to provide adequate protection of the leasehold interest; however, the court ruled that, at least where a memorandum of lease had not been recorded, this provision does not ensure continued possession of the property, but rather entitles the lessee to compensation for the value of its leasehold interest, typically from the sale proceeds. As a result, we cannot assure you that, in the event of a statutory sale of leased property pursuant to the Bankruptcy Code, the lessee would be able to maintain possession of the property under the ground lease. In addition, we cannot assure you that a leasehold mortgagor and/or a leasehold mortgagee (to the extent it has standing to intervene) would be able to recover the full value of the leasehold interest in bankruptcy court.

Because of the possible termination of the related ground lease, whether arising from a bankruptcy, the expiration of a lease term or an uncured defect under the related ground lease, lending on a leasehold interest in a real property is riskier than lending on the fee interest in the property.

Single-Purpose Entity Covenants and Substantive Consolidation

Although the borrowers under the Mortgage Loans included in a trust fund may be special purpose entities, special purpose entities can become debtors in bankruptcy under various circumstances. For example, in the bankruptcy case of In re General Growth Properties, Inc., 409 B.R. 43 (Bankr. S.D.N.Y. 2009), notwithstanding that such subsidiaries were special purpose entities with independent directors, numerous property-level, special purpose subsidiaries were filed for bankruptcy protection by their parent entity. Nonetheless, the United States Bankruptcy Court for the Southern District of New York denied various lenders’ motions to dismiss the special purpose entity subsidiaries’ cases as bad faith filings. In denying the motions, the bankruptcy court stated that the fundamental and bargained for creditor protections embedded in the special purpose entity structures at the property level would remain in place during the pendency of the chapter 11 cases. Those protections included adequate protection of the lenders’ interest in their collateral and protection against the substantive consolidation of the property-level debtors with any other entities.

The moving lenders in the General Growth case had argued that the 20 property-level bankruptcy filings were premature and improperly sought to restructure the debt of solvent entities for the benefit of equity holders. However, the Bankruptcy Code does not require that a voluntary debtor be insolvent or unable to pay its debts currently in order to be eligible for relief and generally a bankruptcy petition will not be dismissed for bad faith if the debtor has a legitimate rehabilitation objective. Accordingly, after finding that the relevant debtors were experiencing varying degrees of financial distress due to factors such as cross defaults, a need to refinance in the near term (i.e., within 1 to 4 years), and other considerations, the bankruptcy court noted that it was not required to analyze in isolation each debtor’s basis for filing. In the court’s view, the critical issue was whether a parent company that had filed its bankruptcy case in good faith could include in the filing subsidiaries that were necessary for the parent’s reorganization. As demonstrated in the General Growth Properties bankruptcy case, although special purpose entities are designed to mitigate the bankruptcy risk of a borrower, special purpose entities can become debtors in bankruptcy under various circumstances.

Generally, pursuant to the doctrine of substantive consolidation, a bankruptcy court, in the exercise of its broad equitable powers, has the authority to order that the assets and liabilities of a borrower be substantively consolidated with those of an affiliate (i.e., even a non-debtor), including for the purposes of making distributions under a plan of reorganization or liquidation. Thus, property that is ostensibly the property of a borrower may become subject to the bankruptcy case of an affiliate, the automatic stay applicable to such bankrupt affiliate may be extended to a borrower, and the rights of creditors of a borrower may become impaired. Substantive consolidation is generally viewed as an equitable remedy that could result in an otherwise solvent company becoming subject to the bankruptcy proceedings of an insolvent affiliate, making the solvent company’s assets available to repay the debts of affiliated companies. A court has the discretion to order substantive consolidation in whole or in part and may include non-debtor affiliates of the bankrupt entity in the proceedings. The interrelationship among a borrower and other affiliates may pose a heightened risk of substantive consolidation and other bankruptcy risks in the event that any one or more of them were to become a debtor under the Bankruptcy Code. In the event of the bankruptcy of the applicable parent entities of any borrower, the assets of such borrower may be treated as part of the bankruptcy estates of such parent entities. In addition, in the event of the institution of voluntary or involuntary bankruptcy proceedings involving a borrower and certain of its affiliates, to serve judicial economy, it is likely that a court would jointly administer the respective bankruptcy proceedings. Furthermore, with respect to any affiliated borrowers, creditors of a common parent in bankruptcy may seek to substantively consolidate the assets of such borrowers with those of the parent.

Sales Free and Clear of Liens

Under Sections 363(b) and (f) of the Bankruptcy Code, a trustee, or a borrower as debtor in possession, may, despite the provisions of the related mortgage to the contrary, sell the related mortgaged property free and clear of all liens, which liens would then attach to the proceeds of such sale. Such a sale may be approved by a bankruptcy court even if the proceeds are insufficient to pay the secured debt in full.

Post-Petition Credit

Pursuant to Section 364 of the Bankruptcy Code, a bankruptcy court may, under certain circumstances, authorize a debtor to obtain credit after the commencement of a bankruptcy case, secured among other things, by senior, equal or junior liens on property that is already subject to a lien. In the bankruptcy case of General Growth Properties, the debtors initially sought approval of a debtor-in-possession loan to the corporate parent entities guaranteed by the property-level special purpose entities and secured by second liens on their properties. Although the debtor-in-possession loan ultimately did not include these subsidiary guarantees and second liens, we cannot assure you that, in the event of a bankruptcy of a Sponsor of a borrower, such Sponsor would not seek approval of a similar debtor-in-possession loan, or that a bankruptcy court would not approve a debtor-in-possession loan that included such subsidiary guarantees and second liens on such subsidiaries’ properties.

Avoidance Actions

In a bankruptcy or similar proceeding involving a borrower, action may be taken seeking the recovery as a preferential transfer of any payments made by such borrower under a Mortgage Loan or to avoid the granting of the liens in the transaction in the first instance, or any replacement liens that arise by operation of law or the security agreement. Payments on long term debt may be protected from recovery as preferences if they qualify for the “ordinary course” exception under the Bankruptcy Code or if certain of the other defenses in the Bankruptcy Code are applicable. Whether any particular payment would be protected depends upon the facts specific to a particular transaction.

In addition, in a bankruptcy or similar proceeding involving any borrower, an action may be taken to avoid the transaction (or any component of the transaction, such as joint and several liability on a Mortgage Loan) as an actual or constructive fraudulent conveyance under state or federal law.

Generally, under federal law and most state fraudulent conveyance statutes, the incurrence of an obligation or the transfer of property by a person will be subject to avoidance if it was made with actual intent to hinder, delay or defraud creditors, as evidenced by certain “badges” of fraud. It also will be subject to avoidance under certain circumstances as a constructive fraudulent transfer if the transferor did not receive fair consideration or reasonably equivalent value in exchange for such obligation or transfer and (i) was insolvent or was rendered insolvent by such obligation or transfer, (ii) was engaged in business or a transaction, or was about to engage in business or a transaction, for which any property remaining with the transferor constituted unreasonably small capital, or (iii) intended to, or believed that it would, incur debts that would be beyond the transferor’s ability to pay as such debts matured. The measure of insolvency will vary depending on the law of the applicable jurisdiction. However, an entity will generally be considered insolvent if the present fair salable value of its assets is less than (x) the sum of its debts or (y) the amount that would be required to pay its probable liabilities on its existing debts as they become absolute and matured. Accordingly, cross-collateralization arrangements could be challenged as fraudulent transfers by creditors of a borrower in an action brought outside a bankruptcy case or, if the borrower were to become a debtor in a bankruptcy case, by the borrower as a debtor in possession or its bankruptcy trustee. Among other things, a legal challenge to the granting of liens may focus on the benefits realized by the borrower from the Mortgage Loan proceeds, in addition to the overall cross-collateralization. A lien or other property transfer granted by a borrower to secure repayment of a loan could be avoided if a court were to determine that (i) such borrower was insolvent at the time of granting the lien, was rendered insolvent by the granting of the lien, was left with inadequate capital, or was not able to pay its debts as they matured and (ii) the borrower did not, when it allowed its property to be encumbered by a lien securing the entire indebtedness represented by the loan, receive fair consideration or reasonably equivalent value for pledging such property.

Management Agreements

It is likely that any management agreement relating to the mortgaged properties constitutes an “executory contract” for purposes of the Bankruptcy Code. Federal bankruptcy law provides generally that rights and obligations under an executory contract of a debtor may not be terminated or modified at any time after the commencement of a case under the Bankruptcy Code solely on the basis of a provision in such contract to such effect or because of certain other similar events. This prohibition on so-called “ipso facto” clauses could limit the ability of the related borrower (or the trustee as its assignee) to exercise certain contractual remedies with respect to a management agreement relating to any such mortgaged property. In addition, the Bankruptcy Code provides that a trustee in bankruptcy or debtor-in-possession may, subject to approval of the court, (a) assume an executory contract and (i) retain it or (ii) unless applicable law excuses a party other than the debtor from accepting performance from or rendering performance to an entity other than the debtor, assign it to a third party (notwithstanding any other restrictions or prohibitions on assignment) or (b) reject such contract. In a bankruptcy case of the related property manager, if the related management agreement(s) were to be assumed, the trustee in bankruptcy on behalf of such property manager, or such property manager as debtor-in-possession, or the assignee, if applicable, must cure any defaults under such agreement(s), compensate the borrower for its losses and provide the borrower with “adequate assurance” of future performance. Such remedies may be insufficient, however, as the related borrower may be forced to continue under a management agreement with a manager that is a poor credit risk or an unfamiliar manager if a management agreement was assigned (if applicable state law does not otherwise prevent such an assignment), and any assurances provided to the borrower may, in fact, be inadequate. If a management agreement is rejected, such rejection generally constitutes a breach of the executory contract immediately before the date of the filing of the petition. As a consequence, the related borrower generally would have only an unsecured claim against the related property manager for damages resulting from such breach, which could adversely affect the security for the Offered Certificates.

Certain of the Borrowers May Be Partnerships

The laws governing limited partnerships in certain states provide that the commencement of a case under the Bankruptcy Code with respect to a general partner will cause a person to cease to be a general partner of the limited partnership, unless otherwise provided in writing in the limited partnership agreement. This provision may be construed as an “ipso facto” clause and, in the event of the general partner’s bankruptcy, may not be enforceable. Certain limited partnership agreements of the borrowers may provide that the commencement of a case under the Bankruptcy Code with respect to the related general partner constitutes an event of withdrawal (assuming the enforceability of the clause is not challenged in bankruptcy proceedings or, if challenged, is upheld) that might trigger the dissolution of the limited partnership, the winding up of its affairs and the distribution of its assets, unless (i) at the time there was at least one other general partner and the written provisions of the limited partnership permit the business of the limited partnership to be carried on by the remaining general partner and that general partner does so or (ii) the written provisions of the limited partnership agreement permit the limited partners to agree within a specified time frame (often 60 days) after the withdrawal to continue the business of the limited partnership and to the appointment of one or more general partners and the limited partners do so. In addition, the laws governing general partnerships in certain states provide that the commencement of a case under the Bankruptcy Code or state bankruptcy laws with respect to a general partner of the partnerships triggers the dissolution of the partnership, the winding up of its affairs and the distribution of its assets. Those state laws, however, may not be enforceable or effective in a bankruptcy case. Limited liability companies may be subjected to similar treatment as that described in this prospectus with respect to limited partnerships. The dissolution of a borrower, the winding up of its affairs and the distribution of its assets could result in an acceleration of its payment obligation under the borrower’s Mortgage Loan.

In addition, the bankruptcy of the general or limited partner of a borrower that is a partnership, or the bankruptcy of a member of a borrower that is a limited liability company or the bankruptcy of a shareholder of a borrower that is a corporation may provide the opportunity in the bankruptcy case of the partner, member or shareholder to obtain an order from a court consolidating the assets and liabilities of the partner, member or shareholder with those of the mortgagor pursuant to the doctrines of substantive consolidation or piercing the corporate veil. In such a case, the respective mortgaged property, for example, would become property of the estate of the bankrupt partner, member or shareholder. Not only would the mortgaged property be available to satisfy the claims of creditors of the partner, member or shareholder, but an automatic stay would apply to any attempt by the Master Servicer or Special Servicer to exercise remedies with respect to the mortgaged property. However, such an occurrence should not affect the Trustee’s status as a secured creditor with respect to the borrower or its security interest in the mortgaged property.

A borrower that is a limited partnership, in many cases, may be required by the loan documents to have a special purpose entity as its sole general partner, and a borrower that is a general partnership, in many cases, may be required by the loan documents to have as its general partners only entities that are special purpose entities. A borrower that is a limited liability company may be required by the loan documents to have a special purpose member or a springing member. Borrowers that are tenants-in-common may be required by the loan documents to be special purpose entities. These provisions are designed to mitigate the risk of the dissolution or bankruptcy of the borrower partnership or its general partner, a borrower limited liability company or its member (if applicable), or a borrower that is a tenant-in-common. However, we cannot assure you that any borrower partnership or its general partner, or any borrower limited liability company or its member (if applicable), or a borrower that is a tenant-in-common, will not dissolve or become a debtor under the Bankruptcy Code.

Environmental Considerations

General

A lender may be subject to environmental risks when taking a security interest in real property. Of particular concern may be properties that are or have been used for industrial, manufacturing, military or disposal activity. Those environmental risks include the possible diminution of the value of a contaminated property or, as discussed below, potential liability for clean-up costs or other remedial actions that could exceed the value of the property or the amount of the lender’s loan. In some circumstances, a lender may decide to abandon a contaminated real property as collateral for its loan rather than foreclose and risk liability for clean-up costs.

Environmental Assessments

Environmental reports are generally prepared for mortgaged properties that will be included in the mortgage pool. At the time the Mortgage Loans were originated, it is possible that no environmental assessment or a very limited environmental assessment of the mortgaged properties was conducted.

Superlien Laws

Under the laws of certain states, failure to perform any investigative and/or remedial action required or demanded by the state of any condition or circumstance that (i) may pose an imminent or substantial endangerment to the human health or welfare or the environment, (ii) may result in a release or threatened release of any hazardous material or hazardous substance, or (iii) may give rise to any environmental claim or demand (each condition or circumstance, an “Environmental Condition”), may give rise to a lien on the property to ensure the reimbursement of investigative and/or remedial costs incurred by the federal or state government. In several states, the lien has priority over the lien of an existing mortgage against the property. In any case, the value of a mortgaged property as collateral for a Mortgage Loan could be adversely affected by the existence of an Environmental Condition.

CERCLA

The federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, imposes strict liability on present and past “owners” and “operators” of contaminated real property for the costs of clean-up. A secured lender may be liable as an “owner” or “operator” of a contaminated mortgaged property if agents or employees of the lender have participated in the management of the property or the operations of the borrower. Liability may exist even if the lender did not cause or contribute to the contamination and regardless of whether the lender has actually taken possession of the contaminated mortgaged property through foreclosure, deed-in-lieu of foreclosure or otherwise. Moreover, liability is not limited to the original or unamortized principal balance of a loan or to the value of the property securing a loan. Excluded from CERCLA’s definition of “owner” or “operator,” however, is a person who, without participating in the management of the facility, holds indicia of ownership primarily to protect his security interest. This is the so called “secured creditor exemption.”

The Asset Conservation, Lender Liability and Deposit Insurance Protection Act of 1996 (the “Lender Liability Act”) amended, among other things, the provisions of CERCLA with respect to lender liability and the secured creditor exemption. The Lender Liability Act offers substantial protection to lenders by defining the activities in which a lender can engage and still have the benefit of the secured creditor exemption. In order for a lender to be deemed to have participated in the management of a mortgaged property, the lender must actually participate in the operational affairs of the property of the borrower. The Lender Liability Act provides that “merely having the capacity to influence, or unexercised right to control” operations does not constitute participation in management. A lender will lose the protection of the secured creditor exemption only if—

●	it exercises decision-making control over a borrower’s environmental compliance and hazardous substance handling and disposal practices, or

●	assumes day-to-day management of operational functions of a mortgaged property.

The Lender Liability Act also provides that a lender will continue to have the benefit of the secured creditor exemption even if it forecloses on a mortgaged property, purchases it at a foreclosure sale or accepts a deed-in-lieu of foreclosure, provided that the lender seeks to sell that property at the earliest practicable commercially reasonable time on commercially reasonable terms.

CERCLA does not apply to petroleum products, and the secured creditor exclusion does not govern liability for cleanup costs under federal laws other than CERCLA, in particular Subtitle I of the federal Resource Conservation and Recovery Act (“RCRA”) which regulates underground petroleum storage tanks, except heating oil tanks. The EPA has adopted a lender liability rule for underground storage tanks (USTs) under Subtitle I of RCRA. Under that rule a lender with a security interest in an UST or real property containing an UST is not liable as an “owner” or “operator” so long as the lender does not engage in decision making control of the use, storage, filing or dispensing of petroleum contained in the UST, exercise control over the daily operation of the UST, or engage in petroleum production, refining or marketing. Moreover, under the Lender Liability Act, the protections accorded to lenders under CERCLA are also accorded to holders of security interests in underground petroleum storage tanks. It should be noted, however, that liability for cleanup of petroleum contamination may be governed by state law, which may not provide for any specific protection for secured creditors, or alternatively, may not impose liability on secured creditors at all.

Other Federal and State Laws

Many states have statutes similar to CERCLA, and not all those statutes provide for a secured creditor exemption. In addition, under federal law, there is potential liability relating to hazardous wastes and underground storage tanks under the federal Resource Conservation and Recovery Act.

Some federal, state and local laws, regulations and ordinances govern the management, removal, encapsulation or disturbance of asbestos-containing materials. These laws, as well as common law standards, may—

●	impose liability for releases of or exposure to asbestos-containing materials, and

●	provide for third parties to seek recovery from owners or operators of real properties for personal injuries associated with those releases.

Federal law requires owners of residential housing constructed prior to 1978 to disclose to potential residents or purchasers any known information in their possession regarding the presence of lead-based paint or lead-based paint-related hazards and will impose treble damages for any failure to disclose. In addition, the ingestion of lead-based paint chips or dust particles by children can result in lead poisoning. If lead-based paint hazards exist at a property, then the owner of that property may be held liable for injuries and for the costs of removal or encapsulation of the lead-based paint.

In a few states, transfers of some types of properties are conditioned upon cleanup of contamination prior to transfer. In these cases, a lender that becomes the owner of a property through foreclosure, deed-in-lieu of foreclosure or otherwise, may be required to clean up the contamination before selling or otherwise transferring the property.

Beyond statute-based environmental liability, there exist common law causes of action related to hazardous environmental conditions on a property, such as actions based on nuisance or on toxic tort resulting in death, personal injury or damage to property. While it may be more difficult to hold a lender liable under common law causes of action, unanticipated or uninsured liabilities of the borrower may jeopardize the borrower’s ability to meet its loan obligations or may decrease the re-sale value of the collateral.

Federal, state and local environmental regulatory requirements change often. It is possible that compliance with a new regulatory requirement could impose significant compliance costs on a borrower. These costs may jeopardize the borrower’s ability to meet its loan obligations.

Additional Considerations

The cost of remediating hazardous substance contamination at a property can be substantial. If a lender becomes liable, it can bring an action for contribution against the owner or operator who created the environmental hazard. However, that individual or entity may be without substantial assets. Accordingly, it is possible that the costs could become a liability of the trust and occasion a loss to the certificateholders. Furthermore, such action against the borrower may be adversely affected by the limitations on recourse in the related loan documents. Similarly, in some states anti-deficiency legislation and other statutes requiring the lender to exhaust its security before bringing a personal action against the borrower trustor (see “—Foreclosure—Anti-Deficiency Legislation” above) may curtail the lender’s ability to recover from its borrower the environmental clean-up and other related costs and liabilities incurred by the lender.

If the operations on a foreclosed property are subject to environmental laws and regulations, the lender will be required to operate the property in accordance with those laws and regulations. This compliance may entail substantial expense, especially in the case of industrial or manufacturing properties.

The Pooling and Servicing Agreement will provide that the Master Servicer or the Special Servicer acting on behalf of the Issuing Entity, may not acquire title to, or possession of, a Mortgaged Property, take over its operation or take any other action that might subject the Issuing Entity to liability under CERCLA or comparable laws unless the Master Servicer or Special Servicer has previously determined, based upon a Phase I environmental site assessment (as described below) or other specified environmental assessment prepared by a person who regularly conducts the environmental assessments, that the mortgaged property is in compliance with applicable environmental laws and that there are no circumstances relating to use, management or disposal of any hazardous materials for which investigation, monitoring, containment, clean-up or remediation could be required under applicable environmental laws, or that it would be in the best economic interest of the Issuing Entity to take any actions as are necessary to bring the Mortgaged Property into compliance with those laws or as may be required under the laws. A Phase I environmental site assessment generally involves identification of recognized environmental conditions (as defined in Guideline E1527-00 of the American Society for Testing and Materials Guidelines) and/or historic recognized environmental conditions (as defined in Guideline E1527-00 of the American Society for Testing and Materials Guidelines) based on records review, site reconnaissance and interviews, but does not involve a more intrusive investigation such as sampling or testing of materials. This requirement is intended to preclude enforcement of the security for the related Mortgage Loan until a satisfactory environmental assessment is obtained or any legally required remedial action is taken, reducing the likelihood that the Issuing Entity will become liable for any Environmental Condition affecting a mortgaged property, but making it more difficult to realize on the security for the Mortgage Loan. However, we cannot assure you that any environmental assessment obtained by the Master Servicer or the Special Servicer will detect all possible Environmental Conditions or that the other requirements of the Pooling and Servicing Agreement, even if fully observed by the Master Servicer and the Special Servicer will in fact insulate the Issuing Entity from liability for Environmental Conditions.

In addition, a lender may be obligated to disclose environmental conditions on a property to government entities and/or to prospective buyers, including prospective buyers at a foreclosure sale or following foreclosure. This disclosure may decrease the amount that prospective buyers are willing to pay for the affected property, sometimes substantially and thereby decrease the ability of the lender to recover its investment in a loan upon foreclosure.

Due-On-Sale and Due-On-Encumbrance Provisions

Some or all of the Mortgage Loans underlying the Offered Certificates may contain due-on-sale and due-on-encumbrance clauses that purport to permit the lender to accelerate the maturity of the loan if the borrower transfers or encumbers the mortgaged property. In recent years, court decisions and legislative actions placed substantial restrictions on the right of lenders to enforce these clauses in many states. However, the Garn-St Germain Depository Institutions Act of 1982 generally preempts state laws that prohibit the enforcement of due-on-sale clauses and permits lenders to enforce these clauses in accordance with their terms, subject to the limitations prescribed in that Act and the regulations promulgated thereunder. The inability to enforce a due-on-sale clause may result in transfer of the related mortgaged property to an uncreditworthy person, which could increase the likelihood of default, which may affect the average life of the Mortgage Loans and the number of Mortgage Loans which may extend to maturity.

In addition, under federal bankruptcy law, due-on-sale clauses may not be enforceable in bankruptcy proceedings and may, under certain circumstances, be eliminated in any modified mortgage resulting from the bankruptcy proceeding.

Junior Liens; Rights of Holders of Senior Liens

The trust may include Mortgage Loans secured by junior liens, while the loans secured by the related senior liens may not be included in that trust. The primary risk to holders of Mortgage Loans secured by junior liens is the possibility that adequate funds will not be received in connection with a foreclosure of the related senior liens to satisfy fully both the senior loans and the junior loan.

In the event that a holder of a senior lien forecloses on a mortgaged property, the proceeds of the foreclosure or similar sale will be applied as follows:

●	first, to the payment of court costs and fees in connection with the foreclosure;

●	second, to real estate taxes;

●	third, in satisfaction of all principal, interest, prepayment or acceleration penalties, if any, and any other sums due and owing to the holder of the senior liens; and

●	last, in satisfaction of all principal, interest, prepayment and acceleration penalties, if any, and any other sums due and owing to the holder of the junior Mortgage Loan.

Subordinate Financing

Some Mortgage Loans underlying Offered Certificates may not restrict the ability of the borrower to use the mortgaged property as security for one or more additional loans, or the restrictions may be unenforceable. Where a borrower encumbers a mortgaged property with one or more junior liens, the senior lender is subjected to the following additional risks:

●	the borrower may have difficulty servicing and repaying multiple loans;

●	if the subordinate financing permits recourse to the borrower, as is frequently the case, and the senior loan does not, a borrower may have more incentive to repay sums due on the subordinate loan;

●

acts of the senior lender that prejudice the junior lender or impair the junior lender’s security, such as the senior lender’s agreeing to an increase in the principal amount of or the interest rate payable on the senior loan, may create a superior equity in favor of the junior lender;

●

if the borrower defaults on the senior loan and/or any junior loan or loans, the existence of junior loans and actions taken by junior lenders can impair the security available to the senior lender and can interfere with or delay the taking of action by the senior lender; and

●	the bankruptcy of a junior lender may operate to stay foreclosure or similar proceedings by the senior lender.

Default Interest and Limitations on Prepayments

Notes and mortgages may contain provisions that obligate the borrower to pay a late charge or additional interest if payments are not timely made. They may also contain provisions that prohibit prepayments for a specified period and/or condition prepayments upon the borrower’s payment of prepayment premium, fee or charge. In some states, there are or may be specific limitations upon the late charges that a lender may collect from a borrower for delinquent payments. Some states also limit the amounts that a lender may collect from a borrower as an additional charge if the loan is prepaid. In addition, the enforceability of provisions that provide for prepayment premiums, fees and charges upon an involuntary prepayment is unclear under the laws of many states. Some state statutory provisions may also treat certain prepayment premiums, fees and charges as usurious if in excess of statutory limits. See “—Applicability of Usury Laws” below.

Further, some of the Mortgage Loans underlying the Offered Certificates may not require the payment of specified fees as a condition to prepayment or these requirements have expired, and to the extent some Mortgage Loans do require these fees, these fees may not necessarily deter borrowers from prepaying their Mortgage Loans.

Applicability of Usury Laws

State and federal usury laws limit the interest that lenders are entitled to receive on a Mortgage Loan. In determining whether a given transaction is usurious, courts may include charges in the form of “points” and “fees” as “interest”, but may exclude payments in the form of “reimbursement of foreclosure expenses” or other charges found to be distinct from “interest”. If, however, the amount charged for the use of the money loaned is found to exceed a statutorily established maximum rate, the loan is generally found usurious regardless of the form employed or the degree of overcharge. Title V of the Depository Institutions Deregulation and Monetary Control Act of 1980 (“Title V”) provides that state usury limitations will not apply to various types of residential, including multifamily, first Mortgage Loans originated by particular lenders after March 31, 1980. Title V authorized any state to reimpose interest rate limits by adopting, before April 1, 1983, a law or constitutional provision that expressly rejects application of the federal law. In addition, even where Title V is not rejected, any state is authorized by the law to adopt a provision limiting discount points or other charges on Mortgage Loans covered by Title V. Some states have taken action to reimpose interest rate limits and/or to limit discount points or other charges.

Statutes differ in their provisions as to the consequences of a usurious loan. One group of statutes requires the lender to forfeit the interest due above the applicable limit or imposes a specified penalty. Under this statutory scheme, the borrower may cancel the recorded mortgage or deed of trust upon paying its debt with lawful interest, and the lender may foreclose, but only for the debt plus lawful interest. A second group of statutes is more severe. A violation of this type of usury law results in the invalidation of the transaction, permitting the borrower to cancel the recorded mortgage or deed of trust without any payment or prohibiting the lender from foreclosing.

Americans with Disabilities Act

Under Title III of the Americans with Disabilities Act of 1990 and rules promulgated thereunder, in order to protect individuals with disabilities, owners of public accommodations, such as hotels, restaurants, shopping centers, hospitals, schools and social service center establishments, must remove architectural and communication barriers which are structural in nature from existing places of public accommodation to the extent “readily achievable.” In addition, under the ADA, alterations to a place of public accommodation or a commercial facility are to be made so that, to the maximum extent feasible, the altered portions are readily accessible to and usable by disabled individuals. The “readily achievable” standard takes into account, among other factors, the financial resources of the affected property owner, landlord or other applicable person. In addition to imposing a possible financial burden on the borrower in its capacity as owner or landlord, the ADA may also impose requirements on a foreclosing lender who succeeds to the interest of the borrower as owner or landlord. Furthermore, because the “readily achievable” standard may vary depending on the financial condition of the owner or landlord, a foreclosing lender that is financially more capable than the borrower of complying with the requirements of the ADA may be subject to more stringent requirements than those to which the borrower is subject.

Servicemembers Civil Relief Act

Under the terms of the Servicemembers Civil Relief Act, a borrower who enters military service after the origination of the borrower’s Mortgage Loan, including a borrower who was in reserve status and is called to active duty after origination of the Mortgage Loan, may not be charged interest, including fees and charges, above an annual rate of 6% during the period of the borrower’s active duty status, unless a court orders otherwise upon application of the lender. The Relief Act applies to individuals who are members of the Army, Navy, Air Force, Marines, National Guard, Reserves, Coast Guard and officers of the U.S. Public Health Service or the National Oceanic and Atmospheric Administration assigned to duty with the military. Because the Relief Act applies to individuals who enter military service, including reservists who are called to active duty, after origination of the related Mortgage Loan, no information can be provided as to the number of loans with individuals as borrowers that may be affected by the Relief Act.

Application of the Relief Act would adversely affect, for an indeterminate period of time, the ability of a Master Servicer or Special Servicer to collect full amounts of interest on an affected Mortgage Loan. Any shortfalls in interest collections resulting from the application of the Relief Act would result in a reduction of the amounts payable to the holders of the Offered Certificates, and would not be covered by advances or any form of credit support provided in connection with the Offered Certificates. In addition, the Relief Act imposes limitations that would impair the ability of a Master Servicer or Special Servicer to foreclose on an affected Mortgage Loan during the borrower’s period of active duty status and, under some circumstances, during an additional three month period after the active duty status ceases.

In addition, pursuant to the laws of various states, under certain circumstances, payments on Mortgage Loans by residents in such states who are called into active duty with the National Guard or the reserves will be deferred. These state laws may also limit the ability of the Master Servicer to foreclose on the related Mortgaged Property. This could result in delays or reductions in payment and increased losses on the Mortgage Loans that would be borne by Certificateholders.

Anti-Money Laundering, Economic Sanctions and Bribery

Many jurisdictions have adopted wide-ranging anti-money laundering, economic and trade sanctions, and anti-corruption and anti-bribery laws, and regulations (collectively, the “Requirements”). Any of the Depositor, the Issuing Entity, the underwriters, the Master Servicer, the Special Servicer, the Trustee or the Certificate Administrator could be requested or required to obtain certain assurances from prospective investors intending to purchase Offered Certificates and to retain such information or to disclose information pertaining to them to governmental, regulatory or other authorities or to financial intermediaries or engage in due diligence or take other related actions in the future. It is the policy of the Depositor, the Issuing Entity, the underwriters, the Master Servicer, the Special Servicer, the Trustee and the Certificate Administrator to comply with the Requirements to which they are or may become subject and to interpret such Requirements broadly in favor of disclosure. Failure to honor any request by the Depositor, the Issuing Entity, the underwriters, the Master Servicer, the Special Servicer, the Trustee or the Certificate Administrator to provide requested information or take such other actions as may be necessary or advisable for the Depositor, the Issuing Entity, the underwriters, the Master Servicer, the Special Servicer, the Trustee or the Certificate Administrator to comply with any Requirements, related legal process or appropriate requests (whether formal or informal) may result in, among other things, a forced sale to another investor of such investor’s Offered Certificates. In addition, each of the Depositor, the Issuing Entity, the underwriters, the Master Servicer, the Special Servicer, the Trustee and the Certificate Administrator intends to comply with the U.S. Bank Secrecy Act, the USA Patriot Act and any other anti-money laundering and anti-terrorism, economic and trade sanctions, and anti-corruption or anti-bribery laws, and regulations of the United States and other countries, and will disclose any information required or requested by authorities in connection therewith.

Potential Forfeiture of Assets

Federal law provides that assets (including property purchased or improved with assets) derived from criminal activity or otherwise tainted, or used in the commission of certain offenses are subject to the blocking requirements of economic sanctions laws and regulations, and can be blocked and/or seized by and ordered forfeited to the United States of America. The offenses that can trigger such a blocking and/or seizure and forfeiture include, among others, violations of the Racketeer Influenced and Corrupt Organizations Act, the Bank Secrecy Act, the anti-money-laundering, anti-terrorism, economic sanctions, and anti-bribery laws and regulations, including the USA Patriot Act and the regulations issued pursuant to the USA Patriot Act, as well as the narcotic drug laws. Under procedures contained in the Comprehensive Crime Control Act of 1984, the government may seize the property even before conviction. The government must publish notice of the forfeiture proceeding and may give notice to all parties “known to have an alleged interest in the property,” including the holders of Mortgage Loans.

A lender may avoid forfeiture of its interest in the property if it establishes that—

●

its mortgage was executed and recorded before commission of the illegal conduct from which the assets used to purchase or improve the property were derived or before the commission of any other crime upon which the forfeiture is based, or

●	the lender, at the time of execution of the mortgage, “did not know or was reasonably without cause to believe that the property was subject to forfeiture.”

However, there is no assurance that such defense will be successful.

Ratings

It is a condition to the issuance of each Class of Offered Certificates that it receives an investment grade credit rating from one or more NRSROs engaged by the Depositor to rate the Offered Certificates (each such NRSRO engaged by the Depositor to rate the Offered Certificates, a “Rating Agency” and, collectively, the ”Rating Agencies”). Typically, the four highest rating categories, within which there may be sub-categories or gradations indicating relative standing, signify investment grade.

We are not obligated to maintain any particular rating with respect to any Class of Offered Certificates. Changes affecting the Mortgage Loans, the Mortgaged Properties, the Sponsors, the Certificate Administrator, the Trustee, the Operating Advisor, the Asset Representations Reviewer, the Master Servicer, the Special Servicer, any Outside Servicer, any Outside Special Servicer or another person may have an adverse effect on the ratings of the Offered Certificates, and thus on the liquidity, market value and regulatory characteristics of the Offered Certificates, although such adverse changes would not necessarily be an event of default under the applicable Mortgage Loan.

A securities rating on mortgage pass-through certificates addresses credit risk and the likelihood of full and timely payment to the applicable certificateholders of all distributions of interest at the applicable pass-through rate on the certificates in question on each distribution date and, except in the case of interest-only certificates, the ultimate payment in full of the certificate balance of each class of certificates in question on a date that is not later than the rated final distribution date with respect to such class of certificates. A rating takes into consideration, among other things, the credit quality of the mortgage pool, structural and legal aspects associated with the certificates in question, and the extent to which the payment stream from the mortgage pool is adequate to make payments required under the certificates in question. A securities rating on mortgage pass-through certificates does not, however, represent any assessment of or constitute a statement regarding—

●	whether the price paid for those certificates is fair;

●	whether those certificates are a suitable investment for any particular investor;

●	the tax attributes of those certificates or of the trust;

●	the yield to maturity or, if they have principal balances, the average life of those certificates;

●	the likelihood, timing or frequency of prepayments (whether voluntary or involuntary) of principal on the underlying mortgage loans;

●	the degree to which the amount or frequency of prepayments on the underlying mortgage loans might differ from those originally anticipated;

●	the allocation of prepayment interest shortfalls or whether any compensating interest payments will be made;

●	whether or to what extent the interest payable on those certificates may be reduced in connection with interest shortfalls resulting from the timing of voluntary prepayments;

●	the likelihood that any amounts other than interest at the related mortgage interest rates and principal will be received with respect to the underlying mortgage loans;

●	the likelihood or frequency of yield maintenance charges, assumption fees or penalty charges; or

●

if those certificates provide solely or primarily for payments of interest, whether the holders, despite receiving all payments of interest to which they are entitled, would ultimately recover their initial investments in those certificates.

See “Risk Factors—Other Risks Relating to the Certificates—Nationally Recognized Statistical Rating Organizations May Assign Different Ratings to the Offered Certificates; Ratings of the Offered Certificates Reflect Only the Views of the Applicable Rating Agencies as of the Dates Such Ratings Were Issued; Ratings May Affect ERISA Eligibility; Ratings May Be Downgraded”.

In addition, a securities rating on mortgage pass-through certificates does not represent an assessment of the yield to maturity that investors may experience or the possibility that the holders of interest-only certificates might not fully recover their initial investments in the event of delinquencies or defaults or rapid prepayments on the underlying mortgage loans (including both voluntary and involuntary prepayments) or the application of any realized losses. In the event that the holders of such certificates do not fully recover their investment as a result of rapid principal prepayments on the mortgage loans, all amounts “due” to such holders will nevertheless have been paid, and such result is consistent with the securities ratings assigned to such certificates. The Notional Amount of the Class X-A Certificates may be reduced by the allocation of Realized Losses and prepayments, whether voluntary or involuntary, to the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-AB and/or Class A-S Certificates. The securities ratings do not address the timing or magnitude of reductions of such Notional Amount, but only the obligation to distribute interest timely on each such Notional Amount as so reduced from time to time. Therefore, the securities ratings of the Class X-A Certificates should be evaluated independently from similar ratings on other types of securities.

NRSROs that were not engaged by the Depositor to rate the Offered Certificates may nevertheless issue unsolicited credit ratings on one or more Classes of Offered Certificates, relying on information they receive pursuant to Rule 17g-5 or otherwise. If any such unsolicited ratings are issued, we cannot assure you that they will not be different from any ratings assigned by the Rating Agencies. The issuance of unsolicited ratings by any NRSRO on a Class of the Offered Certificates that are lower than the ratings assigned by the Rating Agencies may adversely impact the liquidity, market value and regulatory characteristics of that Class.

As part of the process of obtaining ratings for the Offered Certificates, the Depositor had initial discussions with and submitted certain materials to five NRSROs, including the Rating Agencies. Based on preliminary feedback from those NRSROs at that time, the Depositor selected the Rating Agencies to rate the Offered Certificates and not the other NRSROs, due in part to their initial subordination levels for the various Classes of the Certificates. In the case of one of the Rating Agencies, the Depositor has requested ratings for only certain Classes of the Offered Certificates, due in part to the initial subordination levels provided by such Rating Agency for the various Classes of the Offered Certificates. Had the Depositor selected alternative NRSROs to rate the Offered Certificates, we cannot assure you as to the ratings that such other NRSROs would have ultimately assigned to the Offered Certificates. Although unsolicited ratings may be issued by any NRSRO, an NRSRO might be more likely to issue an unsolicited rating if it was not selected after having provided preliminary feedback to the Depositor. Had the Depositor requested each of the Rating Agencies to rate all Classes of the Offered Certificates, we cannot assure you as to the ratings that any such engaged NRSRO would have ultimately assigned to the Classes of Offered Certificates that it did not rate.

Furthermore, the SEC may determine that any or all of the Rating Agencies no longer qualifies as an NRSRO or is no longer qualified to rate the Offered Certificates, and that determination may also have an adverse effect on the liquidity, market value and regulatory characteristics of the Offered Certificates.

Certain actions provided for in the loan agreements require, as a condition to taking such action, that a Rating Agency Confirmation be obtained from each Rating Agency. In certain circumstances, this condition may be deemed to have been met or waived without such a Rating Agency Confirmation being obtained. See the definition of “Rating Agency Confirmation” in this prospectus. In the event such an action is taken without a Rating Agency Confirmation being obtained, we cannot assure you that the applicable Rating Agency will not downgrade, qualify or withdraw its ratings as a result of the taking of such action. If you invest in the Offered Certificates, pursuant to the Pooling and Servicing Agreement your acceptance of Offered Certificates will constitute an acknowledgment and agreement with the procedures relating to Rating Agency Confirmations described under the definition of “Rating Agency Confirmation” in this prospectus.

Any rating of the Offered Certificates should be evaluated independently from similar ratings on other types of securities. A security rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time by the assigning Rating Agency.

Pursuant to agreements between Depositor and each Rating Agency, the Rating Agencies will provide ongoing ratings surveillance with respect to the Offered Certificates for as long as they remain issued and outstanding. The Depositor is responsible for the fees paid to the Rating Agencies to rate and to provide ongoing rating surveillance with respect to the Offered Certificates.

Plan of Distribution (Underwriter Conflicts of Interest)

Subject to the terms and conditions set forth in an underwriting agreement with respect to the Offered Certificates (the “Underwriting Agreement”) among the Depositor and the underwriters, the Depositor has agreed to sell to the underwriters, and the underwriters have severally but not jointly agreed to purchase from the Depositor, the respective Certificate Balance or Notional Amount, as applicable, of each Class of Offered Certificates set forth below.

Class	Citigroup Global Markets Inc.	Goldman Sachs & Co. LLC	J.P. Morgan Securities LLC	Deutsche Bank Securities Inc.	Academy Securities, Inc.	Siebert Williams Shank & Co., LLC
Class A-1	$6,920,723	$4,409,551	$4,268,651	$3,056,075	$0	$0
Class A-2	$14,093,714	$8,979,836	$8,692,901	$6,223,549	$0	$0
Class A-3	$30,818,084	$19,635,797	$19,008,369	$13,608,750	$0	$0
Class A-4	$64,922,351	$41,365,392	$40,043,633	$28,668,624	$0	$0
Class A-5	$147,050,607	$93,693,559	$90,699,744	$64,935,090	$0	$0
Class A-AB.	$9,754,676	$6,215,209	$6,016,613	$4,307,502	$0	$0
Class X-A	$299,939,032	$191,106,695	$185,000,211	$132,448,062	$0	$0
Class A-S	$26,378,878	$16,807,350	$11,648,472	$16,270,300	$0	$0
Class B	$15,631,818	$9,959,841	$9,641,592	$6,902,749	$0	$0
Class C	$18,074,753	$11,516,362	$11,148,376	$7,981,509	$0	$0

The Depositor estimates that its share of the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $4,900,000.

The Underwriting Agreement provides that the obligations of the underwriters will be subject to certain conditions precedent and that the underwriters will be obligated to purchase all Offered Certificates if any are purchased. In the event of a default by any underwriter, the Underwriting Agreement provides that, in certain circumstances, purchase commitments of the non-defaulting underwriter(s) may be increased or the Underwriting Agreement may be terminated.

The Depositor and the Sponsors have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act. The parties to the Pooling and Servicing Agreement have also severally agreed to indemnify the underwriters, and the underwriters, severally and not jointly, have agreed to indemnify the Depositor and controlling persons of the Depositor, against certain liabilities, including liabilities under the Securities Act, and have agreed to contribute to payments required to be made in respect of these liabilities.

The Depositor has been advised by the underwriters that they propose to offer the Offered Certificates to the public from time to time in one or more negotiated transactions, or otherwise, at varying prices to be determined at the time of sale. Proceeds to the Depositor from the sale of Offered Certificates will be approximately 110.9% of the initial aggregate principal balance of the Offered Certificates, plus accrued interest on the Offered Certificates from June 1, 2021, before deducting expenses payable by the Depositor. The underwriters may effect the transactions by selling the Offered Certificates to or through dealers, and the dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the underwriters. In connection with the purchase and sale of the Offered Certificates, the underwriters and dealers may be deemed to have received compensation from the Depositor in the form of underwriting discounts and commissions.

We anticipate that the Offered Certificates will be sold primarily to institutional investors. Purchasers of Offered Certificates, including dealers, may, depending on the facts and circumstances of those purchases, be deemed to be “underwriters” within the meaning of the Securities Act in connection with reoffers and resales by them of Offered Certificates. If you purchase Offered Certificates, you should consult with your legal advisors in this regard prior to any reoffer or resale. The Offered Certificates are a new issue of securities with no established trading market. Although the Depositor has been advised by the underwriters that they intend to make a market in the Offered Certificates, they are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the Offered Certificates. Further, we cannot assure you that a secondary market for the Offered Certificates will develop or, if it does develop, that it will continue. See “Risk Factors—Other Risks Relating to the Certificates—The Offered Certificates May Have Limited Liquidity and the Market Value of the Offered Certificates May Decline”.

The primary source of ongoing information available to investors concerning the Offered Certificates will be the monthly statements discussed under “Description of the Certificates—Reports to Certificateholders; Certain Available Information” in this prospectus, which will include information as to the outstanding principal balance or notional amount, as applicable, of the Offered Certificates and the status of the applicable form of credit enhancement. Except as described under “Description of the Certificates—Reports to Certificateholders; Certain Available Information” in this prospectus, we cannot assure you that any additional information regarding the Offered Certificates will be available through any other source. In addition, we are not aware of any source through which price information about the Offered Certificates will be generally available on an ongoing basis. The limited nature of that information regarding the Offered Certificates may adversely affect the liquidity of the Offered Certificates, even if a secondary market for the Offered Certificates becomes available.

Citigroup Global Markets Inc., one of the underwriters, is an affiliate of (i) the Depositor, (ii) Citibank, N.A. (the Certificate Administrator and Custodian), and (iii) CREFI (the Retaining Sponsor, an originator, and an initial Risk Retention Consultation Party). Goldman Sachs & Co. LLC, one of the underwriters, is an affiliate of GSMC (a Sponsor and an initial Risk Retention Consultation Party) and Goldman Sachs Bank USA (an originator and a Retaining Party). J.P. Morgan Securities LLC, one of the underwriters, is an affiliate of JPMCB (a Sponsor and an originator). Deutsche Bank Securities Inc., one of the underwriters, is an affiliate of GACC (a Sponsor) and DBR Investments Co. Limited (an originator). See “Risk Factors—Risks Relating to Conflicts of Interest—Interests and Incentives of the Originators, the Sponsors and Their Affiliates May Not Be Aligned with Your Interests” and “—Risks Relating to Conflicts of Interest—Interests and Incentives of the Underwriter Entities May Not Be Aligned with Your Interests” in this prospectus. CREFI, GS Bank, DBRI and JPMCB (or affiliates thereof) may each hold one or more Companion Loans or interests therein. See “Transaction Parties—Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties—Loan Combinations and Mezzanine Loan Arrangements” and “Description of the Mortgage Pool—The Loan Combinations”.

A substantial portion of the net proceeds of this offering (after the payment of underwriting compensation and transaction expenses) is intended to be directed to affiliates of (i) Citigroup Global Markets Inc., one of the underwriters and one of the co-lead managers and joint bookrunners for this offering, (ii) Goldman Sachs & Co. LLC, one of the underwriters and one of the co-lead managers and joint bookrunners for this offering, (iii) J.P. Morgan Securities LLC, one of the underwriters and one of the co-lead managers and joint bookrunners for this offering, and, (iv) Deutsche Bank Securities Inc. one of the underwriters and one of the co-lead managers and joint bookrunners for this offering. That flow of funds will occur by means of the collective effect of the payment by the underwriters to the Depositor of the purchase price for the Offered Certificates and (i) the payment by the Depositor to CREFI, an affiliate of Citigroup Global Markets Inc., in its capacity as a Sponsor, of the purchase price for the CREFI Mortgage Loans, (ii) the payment by the Depositor to GSMC, an affiliate of Goldman Sachs & Co. LLC, in its capacity as a Sponsor, of the purchase price for the GSMC Mortgage Loans, (iii) the payment by the Depositor to JPMCB, an affiliate of J.P. Morgan Securities LLC, in its capacity as a Sponsor, of the purchase price for the JPMCB Mortgage Loans, and (iv) the payment by the Depositor to GACC, an affiliate of Deutsche Bank Securities Inc., in its capacity as a Sponsor, of the purchase price for the GACC Mortgage Loans. See “Transaction Parties—The Sponsors and the Mortgage Loan Sellers”.

As a result of the circumstances described above, each of Citigroup Global Markets Inc., Goldman Sachs & Co. LLC, J.P. Morgan Securities LLC and Deutsche Bank Securities Inc. has a “conflict of interest” within the meaning of Rule 5121 of the consolidated rules of The Financial Industry Regulatory Authority, Inc. In addition, other circumstances exist that result in the underwriters or their affiliates having conflicts of interest, notwithstanding that such circumstances may not constitute a “conflict of interest” within the meaning of such Rule 5121. See “Risk Factors—Risks Relating to Conflicts of Interest—Interests and Incentives of the Underwriter Entities May Not Be Aligned with Your Interests”.

Incorporation of Certain Information by Reference

All reports filed or caused to be filed by the Depositor with respect to the Issuing Entity before the termination of this offering pursuant to Section 13(a), 13(c) or 15(d) of the Securities Exchange Act of 1934, as amended, that relate to the Offered Certificates (other than annual reports on Form 10-K) will be deemed to be incorporated by reference into this prospectus, except that if an Outside Servicing Agreement is entered into after termination of this offering, any current report on Form 8-K filed after termination of this offering that includes as an exhibit such Outside Servicing Agreement will be deemed to be incorporated by reference into this prospectus.

In addition, any disclosures filed, on or prior to the date of filing of this prospectus, as exhibits to Form ABS-EE by or on behalf of the Depositor with respect to the Issuing Entity will be deemed to be incorporated by reference into this prospectus.

The Depositor will provide or cause to be provided without charge to each person to whom this prospectus is delivered in connection with this offering (including beneficial owners of the Offered Certificates), upon written or oral request of that person, a copy of any or all documents or reports incorporated in this prospectus by reference, in each case to the extent the documents or reports relate to the Offered Certificates, other than the exhibits to those documents (unless the exhibits are specifically incorporated by reference in those documents). Requests to the Depositor should be directed in writing to its principal executive offices at 388 Greenwich Street, 6th Floor, New York, New York 10013, or by telephone at (212) 816-6000.

Where You Can Find More Information

 The Depositor has filed a Registration Statement on Form SF-3 (SEC File No. 333-228597) (the “Registration Statement”) relating to multiple series of CMBS, including the Offered Certificates, with the SEC. This prospectus will form a part of the Registration Statement, but the Registration Statement includes additional information. Copies of the Registration Statement and other materials filed with or furnished to the SEC, including distribution reports on Form 10-D, annual reports on Form 10-K, current reports on Form 8-K, and reports on Forms ABS-15G and Forms ABS-EE and any amendments to these reports may be accessed electronically at “http://www.sec.gov” at which you can view and download copies of this prospectus and other information filed or furnished electronically through the Electronic Data Gathering, Analysis and Retrieval (“EDGAR”) system.

The Depositor has met the registrant requirements of Section I.A.1. of the General Instructions to the Registration Statement.

Copies of all reports of the Issuing Entity on Forms ABS-EE, 10-D, 10-K and 8-K will also be made available on the website of the Certificate Administrator as soon as reasonably practicable after these materials are electronically filed with or furnished to the SEC through the EDGAR system.

Financial Information

The Issuing Entity will be newly formed and will not have engaged in any business activities or have any assets or obligations prior to the issuance of the Offered Certificates. Accordingly, no financial statements with respect to the Issuing Entity are included in this prospectus.

The Depositor has determined that its financial statements will not be material to the offering of the Offered Certificates.

Legal Matters

The validity of the Offered Certificates and certain federal income tax matters will be passed upon for the Depositor by Orrick, Herrington & Sutcliffe LLP, New York, New York. Certain legal matters will be passed upon for the underwriters by Sidley Austin LLP, New York, New York.

Index of Certain Defined Terms

105 West 125th Street Office Sublease	200
17g-5 Information Provider	372
1986 Act	507
2015 Budget Act	514
30/360 Basis	351
AB Loan Combination	176
AB Modified Loan	430
Accelerated Mezzanine Loan	459
Acceptable Insurance Default	394
Actual/360 Basis	233
Administrative Fee Rate	416
ADR	179
Advance Rate	400
Advances	399
Affected Area	222
Affirmative Asset Review Vote	472
After Acquired Adjacent Property	243
After Acquired Leasehold Property	244
Aggregate Available Funds	345
Aggregate Principal Distribution Amount	352
Alabama Hilton Portfolio REMIC	65, 505
Allocated Cut-off Date Loan Amount	179
Amazon Seattle Control Appraisal Period	278
Amazon Seattle Controlling Noteholder	277
Amazon Seattle Defaulted Note Purchase Date	280
Amazon Seattle Intercreditor Agreement	272
Amazon Seattle Lead Securitization	279
Amazon Seattle Major Decision	279
Amazon Seattle Master Servicer	273
Amazon Seattle Mortgage Loan	272
Amazon Seattle Mortgaged Property	272
Amazon Seattle Non-Controlling Note A Holder	279
Amazon Seattle Non-Lead Securitization	279
Amazon Seattle Note	272
Amazon Seattle Note A ARD Interest	276
Amazon Seattle Note A Holders	272
Amazon Seattle Note A Percentage Interest	276
Amazon Seattle Note A Rate	276
Amazon Seattle Note A Relative Spread	276
Amazon Seattle Note A Subordinate Class Representative	279
Amazon Seattle Note A-1	272
Amazon Seattle Note A-1 Holder	276
Amazon Seattle Note A-2	272
Amazon Seattle Note A-2 Holder	276
Amazon Seattle Note A-3	272
Amazon Seattle Note A-3 Holder	276
Amazon Seattle Note A-4	272
Amazon Seattle Note A-5	272
Amazon Seattle Note A-5 Holder	276
Amazon Seattle Note B ARD Interest	277
Amazon Seattle Note B Holder	272
Amazon Seattle Note B Percentage Interest	277
Amazon Seattle Note B Rate	277
Amazon Seattle Note B Relative Spread	277
Amazon Seattle Noteholder	279
Amazon Seattle Noteholders	272
Amazon Seattle Pari Passu AB Loan Combination	272
Amazon Seattle PSA	273
Amazon Seattle Purchase Notice	280
Amazon Seattle Senior Mortgage Loan	272
Amazon Seattle Senior Notes	272
Amazon Seattle Senior Pari Passu Companion Loans	272
Amazon Seattle Sequential Pay Event	276
Amazon Seattle Threshold Event Cure	279
Amazon Seattle Trust Subordinate Companion Loan	272
Amazon Seattle Workout	274
Amenity Space	180
Ancillary Fees	410
Annual Debt Service	179
Anticipated Repayment Date	234
Applied Realized Loss Amount	333
Appraisal Reduction Amount	428
Appraisal Reduction Event	426
Appraised Value	179
Appraised-Out Class	431
Appraiser	429
Approved Exchange	19
Approximate Initial Credit Support	3
ARD	181
ARD Loan	234
Assessment of Compliance	433
Asset Representations Reviewer	326
Asset Representations Reviewer Asset Review Fee	416
Asset Representations Reviewer Ongoing Fee	416
Asset Representations Reviewer Ongoing Fee Rate	416
Asset Representations Reviewer Termination Event	477
Asset Representations Reviewer Upfront Fee	416
Asset Review	473
Asset Review Notice	473
Asset Review Quorum	473
Asset Review Report	475
Asset Review Report Summary	475
Asset Review Standard	474
Asset Review Trigger	471
Asset Review Vote Election	472

Assumed Final Distribution Date	359
Assumption Fees	410
Attestation Report	433
Available Funds	345
Balloon Balance	181
Balloon Mortgage Loans	233
Bankruptcy Code	171
Base Interest Fraction	358
BCBS	173
BGME Trust 2021-VR Securitization	258
BGME Trust 2021-VR TSA	258
BMARK 2020-B17 PSA	320
Borrower Delayed Reimbursements	409
Borrower Party	459
B-Piece Buyer	147
BSCMI	307
Burlingame Point A Notes	258
Burlingame Point B Notes	258
Burlingame Point Certificate Registrar	261
Burlingame Point Co-Lender Agreement	258
Burlingame Point Companion Loans	258
Burlingame Point Consultation Termination Event	261
Burlingame Point Directing Holder	261
Burlingame Point Loan Combination	258
Burlingame Point Master Servicer	258
Burlingame Point Mortgage Loan	258
Burlingame Point Non-Standalone Pari Passu Companion Loans	258
Burlingame Point Notes	258
Burlingame Point Pari Passu Companion Loans	258
Burlingame Point Special Servicer	258
Burlingame Point Standalone Companion Loans	258
Burlingame Point Standalone Pari Passu Companion Loans	258
Burlingame Point Subordinate Companion Loans	258
Burlingame Rights of Way	190
CBE	501
CDI 202.01	174
CEA	210
Certificate Administrator	317
Certificate Balance	332, 343
Certificate Owner	366
Certificateholder	366
Certificateholder Quorum	441
Certificateholder Repurchase Request	479
Certificates	343
Certificates	342
Certifying Certificateholder	376
CGMRC	282
Citibank	317
Class	342
Class A-AB Scheduled Principal Balance	347
Class VRR Certificates	343
Class X Certificates	3, 342
Class X Strip Rate	351
Clearstream	373
Clearstream Participants	375
Closing Date	178, 342
CMBS	170
CMBS B-Piece Securities	336
Code	505
Co-Lender Agreement	252
Collateral Deficiency Amount	430
Collection Account	403
Collection Period	346
Combined VRR Available Funds	333
Combined VRR Interest	4, 330, 332, 343
Combined VRR Interest Balance	332
Combined VRR Interest Owner	331
Combined VRR Interest Owners	331
COMM Conduit/Fusion	291
COMM FL	291
Communication Request	376
Companion Loan	176
Companion Loan Holder	387
Companion Loan Rating Agency	439
Companion Note	249
Compensating Interest Payment	360
Condominium Revision	240
Consent Fees	409
Consultation Election Notice	480
Consultation Requesting Certificateholder	480
Consultation Termination Event	459
Consulting Party	462
Control Eligible Certificates	458
Control Shift Note	252
Control Termination Event	459
Controlling Class	458
Controlling Class Certificateholder	458
Controlling Class Representative	458
Controlling Companion Loan	389
Controlling Note	250
Controlling Note Holder	250
Controlling Pari Passu Companion Loan	389
Controlling Pari Passu Companion Loan Securitization Date	389
Corrected Loan	395
Corresponding Principal Balance Certificates	3, 343
COVID-19	71
CPR	496
CRA	232
CREC	208
Credit Risk Retention	330
Credit Risk Retention Rules	330
CREFC®	363
CREFC® Intellectual Property Royalty License Fee	416
CREFC® Intellectual Property Royalty License Fee Rate	416
CREFC® Reports	363
CREFI	177, 282

CREFI Data File	283
CREFI Mortgage Loans	177
CREFI Securitization Database	283
CREFI VRR Interest Portion	331
Crossed Group	181
Cross-Over Date	350
CRR	171
Cumulative Appraisal Reduction Amount	430
Cure/Contest Period	474
Curing Equus Industrial Portfolio Noteholder	270
Current Lot 11 Lease	213
Custodian	317, 454
Cut-off Date	176
Cut-off Date Balance	176
Cut-off Date DSCR	183
Cut-off Date Loan-to-Value Ratio	181
Cut-off Date LTV Ratio	181
DBRI	290
DBRI Acquired Mortgage Loans	290
DBRS Morningstar	319, 469
Debt Service Coverage Ratio	183
Debt Yield on Underwritten NCF	182
Debt Yield on Underwritten Net Cash Flow	182
Debt Yield on Underwritten Net Operating Income	182
Debt Yield on Underwritten NOI	182
Defaulted Mortgage Loan	413
Defeasance Deposit	238
Defeasance Loans	238
Defeasance Lock Out Period	238
Defeasance Option	238
Defective Mortgage Loan	385
Definitive Certificate	373
Delegated Directive	17
Delinquent Loan	472
Depositaries	373
Depositor	178, 314
Determination Date	344
Deutsche Bank	290
Diligence File	379
Directing Holder	457
Disclosable Special Servicer Fees	414
Dispute Resolution Consultation	481
Dispute Resolution Cut-off Date	480
Dispute Resolution Requesting Holder	481
Distribution Account	403
Distribution Date	344
Distributor	15
DMARC	291
Document Defect	379
Dodd-Frank Act	173
DOJ	290
DRO	210
DSCR	183
DTC	373
DTC Participants	373
DTC Rules	374
Due Date	233, 346
Due Diligence Questionnaire	284
Due Period	346
Earnout Release Conditions	213
Earnout Retained Amounts	213
ECS	211
EDGAR	552
EEA	16
Eligible Asset Representations Reviewer	476
Eligible Operating Advisor	469
Enforcing Party	481
Enforcing Servicer	479
Environmental Condition	542
Environmental Policy	208
Equus Industrial Portfolio A Notes	262
Equus Industrial Portfolio B Notes	262
Equus Industrial Portfolio Co-Lender Agreement	263
Equus Industrial Portfolio Companion Loans	263
Equus Industrial Portfolio Control Appraisal Period	267
Equus Industrial Portfolio Controlling Noteholder	267
Equus Industrial Portfolio Directing Note B Holder	267
Equus Industrial Portfolio Lead Pari Passu Note	263
Equus Industrial Portfolio Loan Combination	262
Equus Industrial Portfolio Major Decision	268
Equus Industrial Portfolio Master Servicer	263
Equus Industrial Portfolio Non-Controlling Noteholders	270
Equus Industrial Portfolio Non-Lead Pari Passu Note	263
Equus Industrial Portfolio Note A Holders	263
Equus Industrial Portfolio Note B Holders	263
Equus Industrial Portfolio Noteholders	263
Equus Industrial Portfolio Notes	263
Equus Industrial Portfolio Pari Passu Companion Loan	263
Equus Industrial Portfolio Percentage Interest	266
Equus Industrial Portfolio Relative Spread	266
Equus Industrial Portfolio Senior Mortgage Loan	262
Equus Industrial Portfolio Sequential Pay Event	266
Equus Industrial Portfolio Special Servicer	263
Equus Industrial Portfolio Subordinate Companion Loan	263
Equus Industrial Portfolio Threshold Event Collateral	267
Equus Release Price	240
ERISA	517
ESA	206, 295, 311
Escrow/Reserve Mitigating Circumstances	297, 313

ESDC	200
EU	171
EU Due Diligence Requirements	171
EU Institutional Investor	171
EU PRIIPS Regulation	16
EU Prospectus Regulation	16
EU Retail Investor	16
EU Securitization Regulation	17, 171
Euroclear	373
Euroclear Operator	375
Euroclear Participants	375
EUWA	14, 171
Excess Interest	134, 234
Excess Interest Distribution Account	404
Excess Liquidation Proceeds Reserve Account	404
Excess Modification Fees	409
Excess Penalty Charges	410
Excess Prepayment Interest Shortfall	360
Exchange Act	281, 297
Excluded Controlling Class Holder	147, 370
Excluded Controlling Class Mortgage Loan	147, 459
Excluded Information	147, 370
Excluded Mortgage Loan	459
Excluded Mortgage Loan Special Servicer	442
Excluded RRCP Mortgage Loan	340
Excluded Special Servicer	142
Excluded Special Servicer Information	370
Excluded Special Servicer Mortgage Loan	442
Exemption Rating Agency	521
FATCA	515
FDIC	164
FETL	19
FIEL	19
Final Asset Status Report	464
Final Dispute Resolution Election Notice	481
Financial Promotion Order	15
FIRREA	294, 310
Fitch	438
Form 8-K	281
FPO Persons	15
FSCMA	19
FSMA	14, 172
Future Outside Servicing Agreement	389
GAAP	331
GACC	177, 290
GACC Burlingame Point Notes	177
GACC Data Tape	292
GACC Deal Team	292
GACC Mortgage Loans	177, 291
Goldman Originator	300
Grantor Trust	506
GS	330
GS Bank	298
GSMC	177, 298
GSMC Burlingame Point Notes	177
GSMC Data Tape	299
GSMC Deal Team	298
GSMC Mortgage Loans	177, 298
Hard Lockbox	183
Harlem Office JV	249
Hopewell Condominium I	199
Hopewell Condominium II	199
HRR Certificates	4, 331
HSTP Act	100
ICAP	232
IDA	231
Impermissible Risk Retention Affiliate	433
Impermissible TPP Affiliate	433
Indirect Participants	373
Individual Property	241
Initial Month’s Interest Deposit Amount	347
Initial Pool Balance	176
Initial Rate	234
Initial Requesting Certificateholder	479
In-Place Cash Management	183
Institutional Investor	19
Interest Accrual Amount	352
Interest Accrual Period	352
Interest Distribution Amount	352
Interest Only Mortgage Loans	233
Interest Reserve Account	403
Interest Shortfall	352
Interested Person	453
Interest-Only Certificates	342
Investment Company Act	1
Investor Certification	365
iPark 84 Eligible Release Properties	241
IRS	506
Issuing Entity	176
Japanese Retention Requirement	20
JFSA	20
Jobs Expectation	232
Joint-Seller Mortgage Loan	377
JPMCB	177, 306
JPMCB Burlingame Point Note	177
JPMCB Data Tape	308
JPMCB Deal Team	308
JPMCB Mortgage Loans	177, 308
JPMCB VRR Interest Portion	330
JPMCB’s Qualification Criteria	309
JPMCCMSC	307
JRR Rule	20
KBRA	438
KDHE	207
KKR	336
KKR Aggregator	336
Largest Tenant	183
Largest Tenant Lease Expiration	183
Lender Liability Act	542
Liquidation Fee	412
Liquidation Fee Rate	413
Liquidation Proceeds	413
Loan Amount	240
Loan Combination	176
Loan Combination Custodial Account	403

Loan Per Unit	183
Loan REMICs	65, 505
Loss of Value Payment	383
Loss of Value Reserve Fund	404
Lot 11 Debt Yield	213
Lot 11 Projected NOI	213
Lot 11 Tenant	213
Lower-Tier Regular Interests	505
Lower-Tier REMIC	505
Lower-Tier REMIC Distribution Account	403
LSRP	210
LTV Ratio at Maturity/ARD	183
LUST	206
MAI	427
Major Decision	455
Major Decision Reporting Package	457
Manager	227
MAS	18
Massimo Lease Commencement Date	224
Master Servicer	318
Master Servicer Remittance Date	398
Material Breach	382
Material Defect	382
Material Document Defect	379
Maturity Date/ARD Loan-to-Value Ratio	183
Maturity Date/ARD LTV Ratio	183
Midland	318
MIFID II	16
MOA	331
Modeling Assumptions	496
Modification Fees	410
Monthly Payment	346
Moody’s	469
Mortgage	176
Mortgage File	377
Mortgage Loan Purchase Agreement	377
Mortgage Loan Schedule	391
Mortgage Loan Sellers	177
Mortgage Loans	176
Mortgage Note	176
Mortgage Pool	176
Mortgage Rate	352
Mortgaged Property	176
Most Recent NOI	184
Municipal Lease	190
MZB	213
Net Cash Flow	185
Net Mortgage Pass-Through Rate	351
Net Mortgage Rate	352
New Leasing Costs	213
NFIP	116
NI 33-105	20
Non-Controlling Note	250
Non-Controlling Note Holders	250
Non-Offered Certificates	342
Nonrecoverable Advance	400
Non-Reduced Certificates	366
Non-U.S. Tax Person	515
Non-Vertically Retained Available Funds	346
Non-Vertically Retained Certificates	343
Non-Vertically Retained Percentage	333
Non-Vertically Retained Principal Balance Certificates	343
Non-Vertically Retained Regular Certificates	343
Notional Amount	343
NRSRO	365, 525
NRSRO Certification	367
NYOGS	200
NYPD	224
NYSDEC	209
Occupancy	184
Occupancy Date	185
Offered Certificates	342
Offered Property	227
Office Unit	240
OID Regulations	508
OLA	165
OPC	208
Operating Advisor	326
Operating Advisor Annual Report	466
Operating Advisor Consultation Trigger Event	465
Operating Advisor Consulting Fee	415
Operating Advisor Fee	415
Operating Advisor Fee Rate	415
Operating Advisor Standard	464
Operating Advisor Termination Event	467
Oregon DEQ	210
Original Balance	185
Other Crossed Loans	385
Outback	211
Outside Certificate Administrator	389
Outside Controlling Class Representative	389
Outside Controlling Note Holder	388, 457
Outside Custodian	389
Outside Depositor	389
Outside Operating Advisor	389
Outside Securitization	389
Outside Serviced Companion Loan	388
Outside Serviced Loan Combination	388
Outside Serviced Mortgage Loan	389
Outside Serviced Pari Passu Companion Loan	388
Outside Serviced Pari Passu Loan Combination	388
Outside Serviced Pari Passu-AB Loan Combination	388
Outside Serviced Subordinate Companion Loan	389
Outside Servicer	389
Outside Servicer Fee Rate	422
Outside Servicing Agreement	389
Outside Special Servicer	389
Outside Trustee	389
P&I Advance	398

PACE	133
Pads	187
PAR	295, 311
Pari Passu Companion Loan	176
Pari Passu Indemnified Items	437
Pari Passu Indemnified Parties	437
Pari Passu Loan Combination	176
Pari Passu-AB Loan Combination	176
Park Bridge Financial	326
Park Bridge Lender Services	326
Partial Defeasance Event	241
Participants	373
Party in Interest	518
Pass-Through Rate	350
Payment Accommodation	427
Payment Accommodation Fee Cap	410
PCE	209
PCO	230
PCR	289, 305
Penalty Charges	410
Percentage Allocation Entitlement	333
Percentage Interest	344
Permitted Investments	344
Permitted Special Servicer/Affiliate Fees	415
PILOT	137
PIPs	113, 212
Plan Asset Regulations	518
PML	305
PNC Bank	321
Pooling and Servicing Agreement	387
Pooling and Servicing Agreement Party Repurchase Request	479
PRC	18
Preferred Equity Holder	249
Preliminary Asset Review Report	474
Preliminary Dispute Resolution Election Notice	480
Prepayment Assumption	509
Prepayment Interest Excess	359
Prepayment Interest Shortfall	359
Prepayment Penalty Description	185
Prepayment Provision	185
Prime Rate	400
Principal Balance Certificates	4
Principal Balance Certificates	342
Principal Board	198
Principal Distribution Amount	353
Principal Shortfall	353
Principal Units	198
Privileged Information	465
Privileged Information Exception	465
Privileged Person	365
Professional Investors	18
Prohibited Prepayment	360
Promotion of Collective Investment Schemes Exemptions Order	15
Property Advances	399
Proposed Course of Action Notice	480
Prospectus	18
PSP	323
PTE	520
Purchase Offer Property	227
Purchase ROFO Space	226
Qualified Investor	16
Qualified Mortgage	379
Qualified Substitute Mortgage Loan	384
Qualifying CRE Loan Percentage	332
RAO	210
Rated Final Distribution Date	359
Rating Agencies	547
Rating Agency	547
Rating Agency Confirmation	484
Rating Agency Declination	485
RCRA	209, 542
Realized Loss	333, 361
REC	206
Record Date	344
Registration Statement	552
Regular Certificates	342
Regular Interestholder	508
Regular Interests	505
Regulation AB	433
Regulation RR	330
Related Group	185
Release Date	238
Relevant Persons	15
REMIC	505
REMIC LTV Test	169
REMIC Regulations	505
REO Account	404
REO Companion Loan	354
REO Loan	354
REO Mortgage Loan	354
REO Property	342
Repurchase Price	382
Repurchase Request	479
Requesting Certificateholder	480
Requesting Holders	431
Requesting Investor	376
Requesting Party	483
Required Credit Risk Retention Percentage	332
Requirements	546
Residence Inn Florence REMIC	65, 505
Residual Certificates	343
Resolution Failure	480
Resolved	480
Restricted Group	521
Restricted Party	465
Restricted Space	222
Retail Unit	240
Retaining Parties	331
Retaining Sponsor	330
Retaining Third Party Purchaser	331
Review Materials	473
Revised Rate	234
RevPAR	185

Risk Retention Affiliate	434
Risk Retention Affiliated	434
Risk Retention Consultation Parties	340
Rooms	187
RR Interest	331
Rule 15Ga-1	314
Rule 17g-5	367, 447
RWQCB	209
S&P	438
Scheduled Principal Distribution Amount	353
SEC	281, 297
Securities Act	433
Securitization Accounts	342
Securitization Regulations	172
SEL	305
Senior Certificates	342
Serviced AB Loan Combination	387
Serviced Companion Loan	387
Serviced Companion Loan Holder	387
Serviced Companion Loan Securities	142, 439
Serviced Loan Combination	387
Serviced Loans	387
Serviced Mortgage Loans	387
Serviced Outside Controlled Companion Loan	388
Serviced Outside Controlled Loan Combination	388
Serviced Outside Controlled Mortgage Loan	388
Serviced Pari Passu Companion Loan	387
Serviced Pari Passu Companion Loan Holder	387
Serviced Pari Passu Loan Combination	387
Serviced Subordinate Companion Loan	387
Serviced Subordinate Companion Loan Holder	387
Servicer Termination Events	437
Servicing Fee	408
Servicing Fee Rate	408
Servicing Function Participant	433
Servicing Shift Companion Loan	389
Servicing Shift Loan Combination	389
Servicing Shift Mortgage Loan	389
Servicing Standard	392
Servicing Transfer Event	393
SFA	18
SFO	18
Similar Law	523
Situs	324
Situs Holdings	323
SMMEA	525
Soft Lockbox	185
Soft Springing Lockbox	185
Soil RAP	210
Special Servicer	319
Special Servicer Decision	396
Special Servicing Fee	411
Special Servicing Fee Rate	411
Specially Serviced Loan	393
Split Mortgage Loan	176
Sponsors	178, 282
Springing Cash Management	185
Springing Lockbox	185
SR Due Diligence Requirements	172
SR Institutional Investors	172
SSDS	209
Startup Day	506
State Lands Commission	190
Stated Principal Balance	354
Stone Point	323
Structured Product	18
Subject Loans	416
Subordinate Certificates	342
Subordinate Companion Loan	176
Sub-Servicing Agreement	398
SWMUs	209
TCO	230
Termination Purchase Amount	486
Terms and Conditions	375
Test Period	239
Tests	473
Third Party Report	179
TIA	174
Title V	545
Trailing 12 NOI	184
Trident VI	323
Trident VII	323
TRIPRA	118
Trust REMICs	65, 505
Trustee	316
Trustee/Certificate Administrator Fee	415
Trustee/Certificate Administrator Fee Rate	415
U.S. Tax Person	515
UK	14, 171
UK Due Diligence Requirements	172
UK Institutional Investor	172
UK MIFIR Product Governance Rules	15
UK PRIIPS Regulation	14
UK Prospectus Regulation	14
UK Qualified Investor	14
UK Retail Investor	14
UK Securitization Regulation	17, 172
Uncertificated VRR Interest	343
Uncertificated VRR Interest Balance	332
Uncertificated VRR Interest Owner	331
Underwriter Entities	140
Underwriter Exemption	521
Underwriting Agreement	550
Underwritten EGI	186
Underwritten Expenses	185
Underwritten NCF	185
Underwritten NCF DSCR	183
Underwritten Net Cash Flow	185
Underwritten Net Operating Income	186
Underwritten NOI	186
Underwritten Revenues	186

Unit 7GL	199
Units	187
Unscheduled Principal Distribution Amount	353
Unsolicited Information	473
Updated Appraisal	448
Upper-Tier REMIC	505
Upper-Tier REMIC Distribution Account	403
UST	206
UW NCF DSCR	183
VEC	208
Verizon Units	198
Vertical Risk Retention Allocation Percentage	335
Vertically Retained Percentage	333
VI	208
VOCs	209
Volcker Rule	173
Voting Rights	372
VRR Interest Distribution Amount	335
VRR Principal Distribution Amount	335
VRR Realized Loss Interest Distribution Amount	335
VRR REMIC Regular Interest	505
WAC Rate	351
Weighted Average Mortgage Rate	187
Withheld Amounts	404
Workout Fee	411
Workout Fee Rate	411
Workout-Delayed Reimbursement Amount	402
WTNA	316
YM Group A	357
YM Group BC	357
YM Group DE	357
YM Groups	357

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ANNEX A

CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

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BMARK 2021-B27

Annex A

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	% of Initial Pool Balance	% of Loan Balance	Mortgage Loan Originator	Mortgage Loan Seller	Related Group	Crossed Group	Address	City	County	State

1	Loan	8, 9, 10, 11, 12, 13, 14, 15, 16, 17	1	Burlingame Point	7.7%	100.0%	GSBI, DBRI, JPMCB	GSMC, GACC, JPMCB	NAP	NAP	300, 307, 311, 322, 333 Airport Boulevard	Burlingame	San Mateo	California
2	Loan	8, 18, 19, 20, 21, 22, 23, 24	33	Equus Industrial Portfolio	6.2%		GSBI, MSBNA, MSMCH	GSMC	NAP	NAP	Various	Various	Various	Various
2.01	Property		1	375 Kenyon Road	0.5%	8.2%					375 Kenyon Road	Suffolk	Suffolk City	Virginia
2.02	Property		1	1006 Centerpoint Drive	0.4%	7.2%					1006 Centerpoint Drive	Suffolk	Suffolk City	Virginia
2.03	Property		1	1125 Vaughn Parkway	0.4%	5.8%					1125 Vaughn Parkway	Portland	Robertson	Tennessee
2.04	Property		1	261 Development Drive	0.4%	5.8%					261 Development Drive	Inwood	Berkeley	West Virginia
2.05	Property		1	Graystone - Snowden Bridge	0.4%	5.7%					341 Snowden Bridge Boulevard	Stephenson	Frederick	Virginia
2.06	Property		1	1010 Centerpoint Drive	0.4%	5.7%					1010 Centerpoint Drive	Suffolk	Suffolk City	Virginia
2.07	Property		1	Lot 11	0.4%	5.6%					1201 Enterprise Drive	Suffolk	Suffolk City	Virginia
2.08	Property		1	40 Tyson Drive	0.3%	5.6%					40 Tyson Drive	Winchester	Frederick	Virginia
2.09	Property		1	1020 Centerpoint Drive	0.3%	5.5%					1020 Centerpoint Drive	Suffolk	Suffolk City	Virginia
2.10	Property		1	75 Tyson Drive	0.3%	4.8%					75 Tyson Drive	Winchester	Frederick	Virginia
2.11	Property		1	1042 Fred White Boulevard	0.2%	3.6%					1042 Fred White Boulevard	Portland	Robertson	Tennessee
2.12	Property		1	3516 South Military Highway	0.2%	3.6%					3516 South Military Highway	Chesapeake	Chesapeake City	Virginia
2.13	Property		1	104 Challenger Drive	0.2%	3.2%					104 Challenger Drive	Portland	Sumner	Tennessee
2.14	Property		1	1115 Vaughn Parkway	0.2%	3.1%					1115 Vaughn Parkway	Portland	Robertson	Tennessee
2.15	Property		1	1335 Northmeadow Parkway	0.1%	2.3%					1335 Northmeadow Parkway	Roswell	Fulton	Georgia
2.16	Property		1	250 Hembree Park Drive	0.1%	1.9%					250 Hembree Park Drive	Roswell	Fulton	Georgia
2.17	Property		1	660 Hembree Parkway	0.1%	1.9%					660 Hembree Parkway	Roswell	Fulton	Georgia
2.18	Property		1	11820 Wills Road	0.1%	1.8%					11820 Wills Road	Alpharetta	Fulton	Georgia
2.19	Property		1	1325 Northmeadow Parkway	0.1%	1.8%					1325 Northmeadow Parkway	Roswell	Fulton	Georgia
2.20	Property		1	11545 Wills Road	0.1%	1.7%					11545 Wills Road	Alpharetta	Fulton	Georgia
2.21	Property		1	1350 Northmeadow Parkway	0.1%	1.6%					1350 Northmeadow Parkway	Roswell	Fulton	Georgia
2.22	Property		1	1175 Northmeadow Parkway	0.1%	1.5%					1175 Northmeadow Parkway	Roswell	Fulton	Georgia
2.23	Property		1	1125 Northmeadow Parkway	0.1%	1.4%					1125 Northmeadow Parkway	Roswell	Fulton	Georgia
2.24	Property		1	1250 Northmeadow Parkway	0.1%	1.3%					1250 Northmeadow Parkway	Roswell	Fulton	Georgia
2.25	Property		1	11390 Old Roswell Road	0.1%	1.2%					11390 Old Roswell Road	Alpharetta	Fulton	Georgia
2.26	Property		1	1150 Northmeadow Parkway	0.1%	1.2%					1150 Northmeadow Parkway	Roswell	Fulton	Georgia
2.27	Property		1	1200 Northmeadow Parkway	0.1%	1.1%					1200 Northmeadow Parkway	Roswell	Fulton	Georgia
2.28	Property		1	1100 Northmeadow Parkway	0.1%	1.1%					1100 Northmeadow Parkway	Roswell	Fulton	Georgia
2.29	Property		1	11810 Wills Road	0.1%	1.1%					11810 Wills Road	Alpharetta	Fulton	Georgia
2.30	Property		1	1115 Northmeadow Parkway	0.1%	1.0%					1115 Northmeadow Parkway	Roswell	Fulton	Georgia
2.31	Property		1	1225 Northmeadow Parkway	0.1%	1.0%					1225 Northmeadow Parkway	Roswell	Fulton	Georgia
2.32	Property		1	1400 Hembree Road	0.1%	1.0%					1400 Hembree Road	Roswell	Fulton	Georgia
2.33	Property		1	11800 Wills Road	0.1%	0.9%					11800 Wills Road	Alpharetta	Fulton	Georgia
3	Loan	8, 25, 26, 27, 28, 29, 30, 31	1	375 Pearl Street	6.0%	100.0%	JPMCB, WFB	JPMCB	NAP	NAP	375 Pearl Street	New York	New York	New York
4	Loan	8, 32, 33, 34, 54, 127	1	Colonnade Corporate Center	5.5%	100.0%	JPMCB	JPMCB	NAP	NAP	3500, 3700, 3800 Colonnade Parkway	Birmingham	Jefferson	Alabama
5	Loan	8, 35, 36, 37, 38, 39, 40	1	Amazon Seattle	4.7%	100.0%	DBRI	GACC	NAP	NAP	300 Pine Street	Seattle	King	Washington
6	Loan	8, 41	1	4500 Academy Road Distribution Center	4.6%	100.0%	CREFI	CREFI	NAP	NAP	4500 Academy Road	Cookeville	Putnam	Tennessee
7	Loan		18	Upper West Side and Brooklyn Heights Portfolio	4.6%		CREFI	CREFI	NAP	NAP	Various	Various	Various	New York
7.01	Property		1	99 Joralemon	0.7%	16.0%					99 Joralemon Street	Brooklyn	Kings	New York
7.02	Property		1	82 Pierrepont	0.4%	9.6%					82 Pierrepont Street	Brooklyn	Kings	New York
7.03	Property		1	44 W 69th Street	0.3%	6.3%					44 West 69th Street	New York	New York	New York
7.04	Property		1	19-21 W 68th Street	0.3%	5.7%					19-21 West 68th Street	New York	New York	New York
7.05	Property		1	46 W 70th Street	0.3%	5.6%					46 West 70th Street	New York	New York	New York
7.06	Property		1	150 Columbia Heights	0.2%	5.5%					150 Columbia Heights	Brooklyn	Kings	New York
7.07	Property		1	46 W 69th Street	0.2%	5.2%					46 West 69th Street	New York	New York	New York
7.08	Property		1	30 W 71st Street	0.2%	5.0%					30 West 71st Street	New York	New York	New York
7.09	Property		1	198 Columbia Heights	0.2%	4.8%					198 Columbia Heights	Brooklyn	Kings	New York
7.10	Property		1	196 Columbia Heights	0.2%	4.7%					196 Columbia Heights	Brooklyn	Kings	New York
7.11	Property		1	9 Montague	0.2%	4.6%					9 Montague Terrace	Brooklyn	Kings	New York
7.12	Property		1	6 Pierrepont	0.2%	4.6%					6 Pierrepont Street	Brooklyn	Kings	New York
7.13	Property		1	23 W 68th Street	0.2%	4.5%					23 West 68th Street	New York	New York	New York
7.14	Property		1	17 W 68th Street	0.2%	4.2%					17 West 68th Street	New York	New York	New York
7.15	Property		1	12 W 76th Street	0.2%	4.0%					12 West 76th Street	New York	New York	New York
7.16	Property		1	32 W 71st Street	0.2%	3.7%					32 West 71st Street	New York	New York	New York
7.17	Property		1	53 W 73rd Street	0.2%	3.4%					53 West 73rd Street	New York	New York	New York
7.18	Property		1	219 W 71st Street	0.1%	2.5%					219 West 71st Street	New York	New York	New York
8	Loan	42, 43, 44, 45	1	105 West 125th Street	4.1%	100.0%	GSBI	GSMC	NAP	NAP	105 West 125th Street	New York	New York	New York
9	Loan	46, 47, 48, 49, 50, 51, 52	56	O’Reilly Auto Parts Portfolio	3.7%		LCF	GACC	NAP	NAP	Various	Various	Various	Various
9.01	Property		1	12517 E US 40 Hwy	0.1%	3.6%					12517 US Route 40	Independence	Jackson	Missouri
9.02	Property		1	1525 Cornhusker	0.1%	2.6%					1525 Cornhusker Highway	Lincoln	Lancaster	Nebraska
9.03	Property		1	4600 NE Vivion Rd	0.1%	2.6%					4600 Northeast Vivion Road	Kansas City	Clay	Missouri
9.04	Property		1	202 N Perkins Rd	0.1%	2.5%					202 North Perkins Road	Stillwater	Payne	Oklahoma
9.05	Property		1	201-209 S 81 Hwy	0.1%	2.4%					203 South Highway 81	Duncan	Stephens	Oklahoma
9.06	Property		1	701 Richmond Ave	0.1%	2.4%					701 Richmond Avenue	Ottumwa	Wapello	Iowa
9.07	Property		1	10108 NE 23rd St	0.1%	2.3%					10108 Northeast 23rd Street	Oklahoma City	Oklahoma	Oklahoma
9.08	Property		1	2130 Martin Luther King Jr Pky	0.1%	2.3%					2130 Martin Luther King Jr Parkway	Des Moines	Polk	Iowa
9.09	Property		1	10700 N Rockwell Ave	0.1%	2.3%					10700 North Rockwell Avenue	Oklahoma City	Oklahoma	Oklahoma
9.10	Property		1	223 N Walton Blvd	0.1%	2.2%					223 North Walton Boulevard	Bentonville	Benton	Arkansas
9.11	Property		1	4635 S Broadway	0.1%	2.1%					4635 South Broadway Avenue	Wichita	Sedgwick	Kansas
9.12	Property		1	802 W Owen K Garriott Rd	0.1%	2.1%					802 East Owen K Garriott Road	Enid	Garfield	Oklahoma
9.13	Property		1	2219 S Seneca St	0.1%	2.1%					2219 South Seneca Street	Wichita	Sedgwick	Kansas
9.14	Property		1	2445 SW 29th	0.1%	2.1%					2445 Southwest 29th Street	Oklahoma City	Oklahoma	Oklahoma
9.15	Property		1	3540 S Broadway	0.1%	2.0%					3540 South Broadway	Edmond	Oklahoma	Oklahoma
9.16	Property		1	1105 W Britton Rd	0.1%	2.0%					1105 West Britton Road	Oklahoma City	Oklahoma	Oklahoma
9.17	Property		1	1315 W Broadway	0.1%	2.0%					1315 West Broadway Street	Ardmore	Carter	Oklahoma
9.18	Property		1	1109 S Air Depot Rd	0.1%	2.0%					1109 South Air Depot Boulevard	Midwest City	Oklahoma	Oklahoma
9.19	Property		1	1020 N Main St	0.1%	2.0%					1020 North Main Street	Altus	Jackson	Oklahoma
9.20	Property		1	1516 S Main	0.1%	1.9%					1516 South Main Street	Maryville	Nodaway	Missouri
9.21	Property		1	2019 Oklahoma Ave	0.1%	1.9%					2019 Oklahoma Avenue	Woodward	Woodward	Oklahoma
9.22	Property		1	625 S 291 Hwy	0.1%	1.9%					625 Missouri Highway 291	Liberty	Clay	Missouri
9.23	Property		1	3310 S 24th St	0.1%	1.9%					3310 South 24th Street	Omaha	Douglas	Nebraska
9.24	Property		1	131 12th Ave NE	0.1%	1.9%					131 12th Avenue Northeast	Norman	Cleveland	Oklahoma
9.25	Property		1	601 E North Ave	0.1%	1.9%					601 East North Avenue	Belton	Cass	Missouri
9.26	Property		1	4363 Southwest Blvd	0.1%	1.8%					4363 Southwest Boulevard	Tulsa	Tulsa	Oklahoma
9.27	Property		1	913 S Belt	0.1%	1.8%					913 South Belt Highway	St. Joseph	Buchanan	Missouri
9.28	Property		1	120 O Street	0.1%	1.8%					120 0 Street	Lincoln	Lancaster	Nebraska
9.29	Property		1	3200 W Sunset	0.1%	1.8%					3200 West Sunset Avenue	Springdale	Washington	Arkansas
9.30	Property		1	6404 NW Cache Rd.	0.1%	1.7%					6404 Northwest Cache Road	Lawton	Comanche	Oklahoma
9.31	Property		1	2700 E University Ave	0.1%	1.7%					2700 East University Avenue	Des Moines	Polk	Iowa
9.32	Property		1	955 N K-15	0.1%	1.7%					955 North K-15 Highway	Derby	Sedgwick	Kansas
9.33	Property		1	4501 S 50th	0.1%	1.7%					4501 South 50th Street	Omaha	Douglas	Nebraska
9.34	Property		1	735 E Front Street	0.1%	1.7%					735 East Front Street	Bonner Springs	Wyandotte	Kansas
9.35	Property		1	515 West Main St	0.1%	1.7%					515 West Main Street	Durant	Bryan	Oklahoma
9.36	Property		1	1504 Porter Wagaoner Blvd	0.1%	1.6%					1504 Porter Wagoner Boulevard	West Plains	Howell	Missouri
9.37	Property		1	3390 E 14th St	0.1%	1.6%					3390 East 14th Street	Des Moines	Polk	Iowa
9.38	Property		1	229 Army Post Road	0.1%	1.6%					229 Army Post Road	Des Moines	Polk	Iowa
9.39	Property		1	12101 S Western	0.1%	1.6%					12101 South Western Avenue	Oklahoma City	Cleveland	Oklahoma
9.40	Property		1	1812 Galvin Rd South	0.1%	1.5%					1812 Galvin Road South	Bellevue	Sarpy	Nebraska
9.41	Property		1	1430 W 7th St	0.1%	1.5%					1430 West 7th Street	Joplin	Jasper	Missouri
9.42	Property		1	220 First Street	0.1%	1.5%					220 First Street	West Des Moines	Polk	Iowa

BMARK 2021-B27

Annex A

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	% of Initial Pool Balance	% of Loan Balance	Mortgage Loan Originator	Mortgage Loan Seller	Related Group	Crossed Group	Address	City	County	State

9.43	Property		1	1115 E 7th St	0.1%	1.4%					1115 East 7th Street	Joplin	Jasper	Missouri
9.44	Property		1	609 NE 12th St	0.1%	1.4%					609 Northeast 12th Street	Moore	Cleveland	Oklahoma
9.45	Property		1	257 E State Hwy 152	0.1%	1.4%					257 East State Highway 152	Mustang	Canadian	Oklahoma
9.46	Property		1	610 Hwy 71 N	0.1%	1.3%					610 Highway 71 North	Alma	Crawford	Arkansas
9.47	Property		1	523 S Broadway	0.0%	1.3%					523 South Broadway Boulevard	Salina	Saline	Kansas
9.48	Property		1	13345 Q Street	0.0%	1.3%					13345 Q Street	Omaha	Douglas	Nebraska
9.49	Property		1	335 W 7th	0.0%	1.2%					335 West 7th Avenue	Augusta	Butler	Kansas
9.50	Property		1	10610 S Blue Ridge Blvd	0.0%	1.2%					10610 South Blue Ridge Boulevard	Kansas City	Jackson	Missouri
9.51	Property		1	316 SE M-291	0.0%	1.1%					316 Southeast Missouri 291 Highway	Lee’s Summit	Jackson	Missouri
9.52	Property		1	1100 N Rockwell	0.0%	1.1%					1100 North Rockwell Avenue	Oklahoma City	Oklahoma	Oklahoma
9.53	Property		1	6227 Troost Ave	0.0%	1.1%					6227 Troost Avenue	Kansas City	Jackson	Missouri
9.54	Property		1	6740 Douglas Ave	0.0%	1.1%					6740 Douglas Avenue	Urbandale	Polk	Iowa
9.55	Property		1	404 W Taylor	0.0%	1.1%					404 West Taylor Street	Creston	Union	Iowa
9.56	Property		1	857 S Odell	0.0%	0.9%					857 South Odell	Marshall	Saline	Missouri
10	Loan	53, 54, 55, 56, 57, 58	8	U-Haul SAC 20	3.7%		JPMCB	JPMCB	NAP	NAP	Various	Various	Various	Various
10.01	Property		1	U-Haul At Peters St	1.4%	38.7%					300 Peters Street Southwest	Atlanta	Fulton	Georgia
10.02	Property		1	U-Haul of Lemon Grove	0.5%	13.9%					1805 Massachusetts Avenue	Lemon Grove	San Diego	California
10.03	Property		1	U-Haul At Route 37	0.3%	9.4%					68 Route 37 East	Toms River	Ocean	New Jersey
10.04	Property		1	U-Haul At Airline Blvd	0.3%	9.1%					2845-2855 Airline Boulevard	Portsmouth	Portsmouth City	Virginia
10.05	Property		1	U-Haul Of Arlington	0.3%	9.0%					2315 West Division Street	Arlington	Tarrant	Texas
10.06	Property		1	U-Haul At Main & Lindsay	0.3%	8.0%					2947 East Main Street	Mesa	Maricopa	Arizona
10.07	Property		1	U-Haul At San Pedro	0.3%	7.9%					5810 San Pedro Avenue	San Antonio	Bexar	Texas
10.08	Property		1	U-Haul of Bend	0.1%	4.0%					63370 North Highway 97	Bend	Deschutes	Oregon
11	Loan		1	335 West 16th Street	3.6%	100.0%	CREFI	CREFI	NAP	NAP	335 West 16th Street	New York	New York	New York
12	Loan	59, 60	1	Culver City Fee	3.0%	100.0%	CREFI	CREFI	NAP	NAP	6101 West Slauson Avenue	Culver City	Los Angeles	California
13	Loan	61	4	Union Square Mixed Use Portfolio	2.8%		CREFI	CREFI	NAP	NAP	Various	New York	New York	New York
13.01	Property		1	58-60 West 14th Street	1.4%	51.1%					58-60 West 14th Street	New York	New York	New York
13.02	Property		1	18 East 14th Street	1.0%	35.5%					18 East 14th Street	New York	New York	New York
13.03	Property		1	20 East 14th Street	0.4%	12.7%					20 East 14th Street	New York	New York	New York
13.04	Property		1	17 East 13th Street	0.0%	0.7%					17 East 13th Street	New York	New York	New York
14	Loan	34	1	Fisker Corporate Headquarters	2.7%	100.0%	GSBI	GSMC	NAP	NAP	1888 Rosecrans Avenue	Manhattan Beach	Los Angeles	California
15	Loan	54, 62, 63, 64	1	Chase Tower	2.6%	100.0%	JPMCB	JPMCB	NAP	NAP	707 Virginia Street East	Charleston	Kanawha	West Virginia
16	Loan	8, 65, 66, 67, 68, 69	1	iPark 84 Innovation Center	2.6%	100.0%	CREFI	CREFI	NAP	NAP	2070 Route 52, 700 South Drive and 755 East Drive	Hopewell Junction	Dutchess	New York
17	Loan	34, 70, 71	1	100 East California Ave	2.6%	100.0%	CREFI	CREFI	NAP	NAP	100 East California Avenue	Bakersfield	Kern	California
18	Loan		1	252 Atlantic Avenue	2.4%	100.0%	CREFI	CREFI	NAP	NAP	252 Atlantic Avenue	Brooklyn	Kings	New York
19	Loan	72, 73	1	Holiday Inn Express San Diego	1.7%	100.0%	GSBI	GSMC	NAP	NAP	1430 Seventh Avenue	San Diego	San Diego	California
20	Loan	8, 74, 75, 76	1	1985 Marcus	1.7%	100.0%	GSBI	GSMC	NAP	NAP	1985 Marcus Avenue	New Hyde Park	Nassau	New York
21	Loan	54, 77, 78, 79, 80, 81	1	Truax Office	1.6%	100.0%	DBRI	GACC	NAP	NAP	41923 2nd Street	Temecula	Riverside	California
22	Loan	8, 34, 82, 83, 84	3	Alabama Hilton Portfolio	1.5%		CREFI	CREFI	NAP	NAP	Various	Daphne	Baldwin	Alabama
22.01	Property		1	Homewood Suites Mobile East Bay Daphne	0.5%	36.0%					29474 North Main Street	Daphne	Baldwin	Alabama
22.02	Property		1	Hampton Inn Mobile East Bay Daphne	0.5%	34.0%					29451 US Highway 98	Daphne	Baldwin	Alabama
22.03	Property		1	Hilton Garden Inn Mobile East Bay Daphne	0.5%	30.0%					29546 North Main Street	Daphne	Baldwin	Alabama
23	Loan	85, 86	1	Accenture San Antonio	1.4%	100.0%	CREFI	CREFI	NAP	NAP	10931 Laureate Drive	San Antonio	Bexar	Texas
24	Loan	87, 88	1	All World Storage Romeoville	1.4%	100.0%	CREFI	CREFI	Yes - Group 1	NAP	315 North Independence Boulevard	Romeoville	Will	Illinois
25	Loan	34, 89	1	1-11 South Market Street	1.3%	100.0%	CREFI	CREFI	NAP	NAP	1-11 South Market Street	Passaic	Passaic	New Jersey
26	Loan	54, 90, 91	1	DoubleTree Spokane	1.2%	100.0%	JPMCB	JPMCB	NAP	NAP	322 North Spokane Falls Court	Spokane	Spokane	Washington
27	Loan	34, 92	1	475 Oakmead	1.2%	100.0%	GSBI	GSMC	NAP	NAP	475 Oakmead Parkway	Sunnyvale	Santa Clara	California
28	Loan	34, 93	1	Fordham Road	1.2%	100.0%	JPMCB	JPMCB	NAP	NAP	305-315 East Fordham Road	Bronx	Bronx	New York
29	Loan	34	1	500 W 190th	1.1%	100.0%	CREFI	CREFI	NAP	NAP	500 West 190th Street	Carson	Los Angeles	California
30	Loan	54, 94, 95, 96, 97	1	University Blvd MOB	1.0%	100.0%	JPMCB	JPMCB	NAP	NAP	13440 University Boulevard	Sugar Land	Fort Bend	Texas
31	Loan	98	1	Bonanza Shopping Center	1.0%	100.0%	DBRI	GACC	NAP	NAP	550-580 North Eastern Avenue	Las Vegas	Clark	Nevada
32	Loan	99, 100, 101, 102, 103, 104, 105, 106, 107	1	Mission Promenade	1.0%	100.0%	DBRI	GACC	NAP	NAP	101 West Mission Boulevard	Pomona	Los Angeles	California
33	Loan	108, 109, 124	1	Residence Inn Florence	0.9%	100.0%	DBRI	GACC	NAP	NAP	2660 Hospitality Boulevard	Florence	Florence	South Carolina
34	Loan	110, 111	1	5550 Macadam	0.9%	100.0%	GSBI	GSMC	NAP	NAP	5550 South Macadam Avenue	Portland	Multnomah	Oregon
35	Loan	41	1	Pepsi Distribution Center	0.9%	100.0%	CREFI	CREFI	NAP	NAP	1594 Spangler Road	Fairborn	Greene	Ohio
36	Loan		1	Palmetto Self Storage	0.8%	100.0%	CREFI	CREFI	NAP	NAP	5A Estate Drive	Bluffton	Beaufort	South Carolina
37	Loan	112, 113	1	Bowie Commons	0.8%	100.0%	GSBI	GSMC	NAP	NAP	7014 City Center Way	Fairview	Williamson	Tennessee
38	Loan	114, 115, 126	3	Greenpoint Portfolio	0.6%		LCF	GACC	NAP	NAP	Various	Brooklyn	Kings	New York
38.01	Property		1	102 Eagle Street	0.2%	36.2%					102 Eagle Street	Brooklyn	Kings	New York
38.02	Property		1	195 Nassau Avenue	0.2%	34.5%					195 Nassau Avenue	Brooklyn	Kings	New York
38.03	Property		1	266 Nassau Avenue	0.2%	29.3%					266 Nassau Avenue	Brooklyn	Kings	New York
39	Loan	116, 117	1	654 Broadway	0.6%	100.0%	GSBI	GSMC	NAP	NAP	654 Broadway	New York	New York	New York
40	Loan	118	1	135 Brown Place	0.5%	100.0%	CREFI	CREFI	NAP	NAP	135 Brown Place	Bronx	Bronx	New York
41	Loan	119	5	El Sueno Portfolio	0.5%		DBRI	GACC	NAP	NAP	Various	Various	Various	New Mexico
41.01	Property		1	Estrella	0.2%	32.7%					115-149 General Bradley Street Northeast	Albuquerque	Bernalillo	New Mexico
41.02	Property		1	Sunland	0.1%	23.5%					10700 & 10804 Cochiti Road Southeast	Albuquerque	Bernalillo	New Mexico
41.03	Property		1	Shady Lane	0.1%	19.9%					8700 2nd Street Northwest	Albuquerque	Bernalillo	New Mexico
41.04	Property		1	Sandia	0.1%	18.7%					11417 Linn Avenue Northeast	Albuquerque	Bernalillo	New Mexico
41.05	Property		1	Kays Place	0.0%	5.1%					2 Kays Place	Peralta	Valencia	New Mexico
42	Loan		1	20 Carter Drive	0.5%	100.0%	CREFI	CREFI	NAP	NAP	20 Carter Drive	Guilford	New Haven	Connecticut
43	Loan	120, 121	2	NJ Flex Portfolio	0.4%		CREFI	CREFI	NAP	NAP	Various	Various	Various	New Jersey
43.01	Property		1	Belleville	0.2%	50.0%					109-121 and 114-122 Roosevelt Avenue and 116-124 Greylock Avenue	Belleville	Essex	New Jersey
43.02	Property		1	Woodland Park	0.2%	50.0%					185 Lackawanna Avenue	Woodland Park	Passaic	New Jersey
44	Loan	122	1	2530 North Orchard Street	0.4%	100.0%	CREFI	CREFI	NAP	NAP	2530 North Orchard Street	Chicago	Cook	Illinois
45	Loan		1	ABC Self Storage	0.4%	100.0%	CREFI	CREFI	Yes - Group 1	NAP	6535 Middlebelt Road	Romulus	Wayne	Michigan
46	Loan	41	1	Walgreens Snellville	0.3%	100.0%	CREFI	CREFI	NAP	NAP	3505 Centerville Highway	Snellville	Gwinnett	Georgia
47	Loan	41, 123	1	Walgreens - Newberg OR	0.3%	100.0%	CREFI	CREFI	NAP	NAP	1549 East 1st Street	Newberg	Yamhill	Oregon

BMARK 2021-B27

Annex A

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Zip Code	General Property Type	Detailed Property Type	Year Built	Year Renovated	Number of Units	Unit of Measure	Loan Per Unit ($)	Original Balance ($)	Cut-off Date Balance ($)	Maturity/ARD Balance ($)

1	Loan	8, 9, 10, 11, 12, 13, 14, 15, 16, 17	1	94010	Office	Suburban	2021	NAP	805,118	SF	471.98	84,000,000	84,000,000	84,000,000
2	Loan	8, 18, 19, 20, 21, 22, 23, 24	33	Various	Industrial	Various	Various	Various	5,959,157	SF	39.10	68,109,030	68,109,030	68,109,030
2.01	Property		1	23434	Industrial	Warehouse/Distribution	2008	NAP	385,320	SF		5,570,852	5,570,852	5,570,852
2.02	Property		1	23434	Industrial	Warehouse/Distribution	2011	2017	475,020	SF		4,892,858	4,892,858	4,892,858
2.03	Property		1	37148	Industrial	Warehouse/Distribution	2004	NAP	504,000	SF		3,954,966	3,954,966	3,954,966
2.04	Property		1	25428	Industrial	Warehouse/Distribution	2019	NAP	356,700	SF		3,921,066	3,921,066	3,921,066
2.05	Property		1	22656	Industrial	Warehouse/Distribution	2020	NAP	348,500	SF		3,887,166	3,887,166	3,887,166
2.06	Property		1	23434	Industrial	Warehouse/Distribution	2015	NAP	357,000	SF		3,875,866	3,875,866	3,875,866
2.07	Property		1	23434	Industrial	Warehouse/Distribution	2021	NAP	350,000	SF		3,841,967	3,841,967	3,841,967
2.08	Property		1	22603	Industrial	Warehouse/Distribution	2016	NAP	330,497	SF		3,819,367	3,819,367	3,819,367
2.09	Property		1	23434	Industrial	Warehouse/Distribution	2017	NAP	401,221	SF		3,762,867	3,762,867	3,762,867
2.10	Property		1	22603	Industrial	Warehouse/Distribution	2018	NAP	287,000	SF		3,248,722	3,248,722	3,248,722
2.11	Property		1	37148	Industrial	Warehouse/Distribution	2003	NAP	312,000	SF		2,429,479	2,429,479	2,429,479
2.12	Property		1	23323	Industrial	Warehouse/Distribution	2007	NAP	130,860	SF		2,423,829	2,423,829	2,423,829
2.13	Property		1	37148	Industrial	Warehouse/Distribution	1996	NAP	300,000	SF		2,158,281	2,158,281	2,158,281
2.14	Property		1	37148	Industrial	Warehouse/Distribution	2007	NAP	216,420	SF		2,090,482	2,090,482	2,090,482
2.15	Property		1	30076	Industrial	Flex	1996	NAP	88,784	SF		1,595,546	1,595,546	1,595,546
2.16	Property		1	30076	Industrial	Flex	1996	NAP	94,500	SF		1,300,619	1,300,619	1,300,619
2.17	Property		1	30076	Industrial	Flex	1998	NAP	94,500	SF		1,287,059	1,287,059	1,287,059
2.18	Property		1	30009	Industrial	Flex	1987	NAP	103,892	SF		1,223,779	1,223,779	1,223,779
2.19	Property		1	30076	Industrial	Flex	1990	NAP	70,050	SF		1,204,570	1,204,570	1,204,570
2.20	Property		1	30009	Industrial	Flex	1998	NAP	71,140	SF		1,143,550	1,143,550	1,143,550
2.21	Property		1	30076	Industrial	Flex	1994	NAP	64,500	SF		1,056,541	1,056,541	1,056,541
2.22	Property		1	30076	Industrial	Flex	1987	NAP	71,264	SF		1,007,951	1,007,951	1,007,951
2.23	Property		1	30076	Industrial	Flex	1987	NAP	67,104	SF		955,972	955,972	955,972
2.24	Property		1	30076	Industrial	Flex	1989	NAP	52,224	SF		884,782	884,782	884,782
2.25	Property		1	30009	Industrial	Flex	1997	NAP	47,628	SF		838,453	838,453	838,453
2.26	Property		1	30076	Industrial	Flex	1988	NAP	52,050	SF		816,983	816,983	816,983
2.27	Property		1	30076	Industrial	Flex	2000	NAP	63,112	SF		778,563	778,563	778,563
2.28	Property		1	30076	Industrial	Flex	1989	NAP	50,896	SF		770,653	770,653	770,653
2.29	Property		1	30009	Industrial	Flex	1987	NAP	59,334	SF		723,194	723,194	723,194
2.30	Property		1	30076	Industrial	Flex	1999	NAP	38,845	SF		703,984	703,984	703,984
2.31	Property		1	30076	Industrial	Flex	1989	NAP	37,490	SF		674,604	674,604	674,604
2.32	Property		1	30076	Industrial	Flex	1998	NAP	34,615	SF		654,264	654,264	654,264
2.33	Property		1	30009	Industrial	Flex	1987	NAP	42,691	SF		610,195	610,195	610,195
3	Loan	8, 25, 26, 27, 28, 29, 30, 31	1	10038	Office	CBD	1975	2011-2018	573,083	SF	383.89	66,000,000	66,000,000	66,000,000
4	Loan	8, 32, 33, 34, 54, 127	1	35243	Office	Suburban	1989	NAP	419,650	SF	197.78	60,000,000	60,000,000	51,317,676
5	Loan	8, 35, 36, 37, 38, 39, 40	1	98101	Office	CBD	1929	2017-2021	774,412	SF	303.33	51,900,000	51,900,000	51,900,000
6	Loan	8, 41	1	38506	Industrial	Warehouse/Distribution	2015	NAP	1,600,000	SF	45.00	50,000,000	50,000,000	50,000,000
7	Loan		18	Various	Multifamily	Mid Rise	Various	Various	190	Units	263,157.89	50,000,000	50,000,000	50,000,000
7.01	Property		1	11201	Multifamily	Mid Rise	1904	NAP	29	Units		8,000,000	8,000,000	8,000,000
7.02	Property		1	11201	Multifamily	Mid Rise	1890	1985	25	Units		4,810,518	4,810,518	4,810,518
7.03	Property		1	10023	Multifamily	Mid Rise	1896	NAP	9	Units		3,136,378	3,136,378	3,136,378
7.04	Property		1	10023	Multifamily	Mid Rise	1894	NAP	14	Units		2,831,519	2,831,519	2,831,519
7.05	Property		1	10023	Multifamily	Mid Rise	1910	NAP	8	Units		2,819,205	2,819,205	2,819,205
7.06	Property		1	11201	Multifamily	Mid Rise	1899	NAP	11	Units		2,728,419	2,728,419	2,728,419
7.07	Property		1	10023	Multifamily	Mid Rise	1896	NAP	7	Units		2,594,220	2,594,220	2,594,220
7.08	Property		1	10023	Multifamily	Mid Rise	1888	NAP	16	Units		2,507,864	2,507,864	2,507,864
7.09	Property		1	11201	Multifamily	Mid Rise	1856	NAP	5	Units		2,389,348	2,389,348	2,389,348
7.10	Property		1	11201	Multifamily	Mid Rise	1853	NAP	5	Units		2,349,279	2,349,279	2,349,279
7.11	Property		1	11201	Multifamily	Mid Rise	1879	2016	10	Units		2,316,380	2,316,380	2,316,380
7.12	Property		1	11201	Multifamily	Mid Rise	1899	2017-2018	8	Units		2,294,563	2,294,563	2,294,563
7.13	Property		1	10023	Multifamily	Mid Rise	1894	NAP	7	Units		2,263,341	2,263,341	2,263,341
7.14	Property		1	10023	Multifamily	Mid Rise	1894	NAP	4	Units		2,110,127	2,110,127	2,110,127
7.15	Property		1	10023	Multifamily	Mid Rise	1900	NAP	11	Units		2,014,818	2,014,818	2,014,818
7.16	Property		1	10023	Multifamily	Mid Rise	1887	NAP	10	Units		1,857,882	1,857,882	1,857,882
7.17	Property		1	10023	Multifamily	Mid Rise	1885	NAP	6	Units		1,704,944	1,704,944	1,704,944
7.18	Property		1	10023	Multifamily	Mid Rise	1891	NAP	5	Units		1,271,195	1,271,195	1,271,195
8	Loan	42, 43, 44, 45	1	10027	Office	Urban	2001	NAP	151,316	SF	297.39	45,000,000	45,000,000	45,000,000
9	Loan	46, 47, 48, 49, 50, 51, 52	56	Various	Retail	Single Tenant	Various	Various	406,186	SF	100.94	41,000,000	41,000,000	41,000,000
9.01	Property		1	64055	Retail	Single Tenant	1995	NAP	6,776	SF		1,480,391	1,480,391	1,480,391
9.02	Property		1	68521	Retail	Single Tenant	1997	NAP	6,442	SF		1,070,152	1,070,152	1,070,152
9.03	Property		1	64119	Retail	Single Tenant	1996	NAP	6,718	SF		1,050,287	1,050,287	1,050,287
9.04	Property		1	74075	Retail	Single Tenant	1995	NAP	7,976	SF		1,021,181	1,021,181	1,021,181
9.05	Property		1	73533	Retail	Single Tenant	1997	2013	8,216	SF		990,712	990,712	990,712
9.06	Property		1	52501	Retail	Single Tenant	1998	2017	9,576	SF		966,321	966,321	966,321
9.07	Property		1	73141	Retail	Single Tenant	1996	NAP	5,716	SF		963,365	963,365	963,365
9.08	Property		1	50314	Retail	Single Tenant	1997	NAP	9,576	SF		944,546	944,546	944,546
9.09	Property		1	73162	Retail	Single Tenant	1998	2004	6,384	SF		930,069	930,069	930,069
9.10	Property		1	72712	Retail	Single Tenant	2000	2015	8,776	SF		893,674	893,674	893,674
9.11	Property		1	67216	Retail	Single Tenant	1997	NAP	6,618	SF		876,767	876,767	876,767
9.12	Property		1	73701	Retail	Single Tenant	1994	NAP	7,150	SF		861,274	861,274	861,274
9.13	Property		1	67213	Retail	Single Tenant	1996	1999	13,976	SF		850,822	850,822	850,822
9.14	Property		1	73119	Retail	Single Tenant	1994	NAP	5,036	SF		840,603	840,603	840,603
9.15	Property		1	73013	Retail	Single Tenant	1995	2019	8,258	SF		830,802	830,802	830,802
9.16	Property		1	73114	Retail	Single Tenant	1994	NAP	5,016	SF		811,178	811,178	811,178
9.17	Property		1	73401	Retail	Single Tenant	1998	NAP	6,918	SF		803,295	803,295	803,295
9.18	Property		1	73110	Retail	Single Tenant	1995	NAP	5,576	SF		802,577	802,577	802,577
9.19	Property		1	73521	Retail	Single Tenant	1998	NAP	6,240	SF		799,600	799,600	799,600
9.20	Property		1	64468	Retail	Single Tenant	1996	NAP	6,667	SF		797,298	797,298	797,298
9.21	Property		1	73801	Retail	Single Tenant	1998	NAP	7,757	SF		783,993	783,993	783,993
9.22	Property		1	64068	Retail	Single Tenant	1997	NAP	7,176	SF		780,363	780,363	780,363
9.23	Property		1	68108	Retail	Single Tenant	1998	NAP	8,595	SF		775,582	775,582	775,582
9.24	Property		1	73071	Retail	Single Tenant	1996	NAP	7,176	SF		764,658	764,658	764,658
9.25	Property		1	64012	Retail	Single Tenant	1997	NAP	6,400	SF		761,105	761,105	761,105
9.26	Property		1	74107	Retail	Single Tenant	1997	2020	9,200	SF		732,394	732,394	732,394
9.27	Property		1	64507	Retail	Single Tenant	1994	NAP	10,023	SF		731,631	731,631	731,631
9.28	Property		1	68428	Retail	Single Tenant	1997	NAP	8,040	SF		726,024	726,024	726,024
9.29	Property		1	72762	Retail	Single Tenant	1998	2008	7,968	SF		723,936	723,936	723,936
9.30	Property		1	73505	Retail	Single Tenant	1997	NAP	5,576	SF		700,024	700,024	700,024
9.31	Property		1	50317	Retail	Single Tenant	1998	NAP	5,476	SF		699,865	699,865	699,865
9.32	Property		1	67037	Retail	Single Tenant	1996	2013	7,526	SF		697,500	697,500	697,500
9.33	Property		1	68117	Retail	Single Tenant	1997	NAP	10,182	SF		694,019	694,019	694,019
9.34	Property		1	66012	Retail	Single Tenant	1997	2006	6,576	SF		692,416	692,416	692,416
9.35	Property		1	74701	Retail	Single Tenant	1998	NAP	6,400	SF		684,296	684,296	684,296
9.36	Property		1	65775	Retail	Single Tenant	1995	NAP	8,614	SF		675,221	675,221	675,221
9.37	Property		1	50316	Retail	Single Tenant	2000	NAP	6,338	SF		658,486	658,486	658,486
9.38	Property		1	50315	Retail	Single Tenant	1997	NAP	5,476	SF		646,249	646,249	646,249
9.39	Property		1	73170	Retail	Single Tenant	1998	NAP	6,357	SF		645,808	645,808	645,808
9.40	Property		1	68005	Retail	Single Tenant	1997	NAP	6,441	SF		632,196	632,196	632,196
9.41	Property		1	64801	Retail	Single Tenant	1994	NAP	5,033	SF		629,847	629,847	629,847
9.42	Property		1	50265	Retail	Single Tenant	1998	NAP	6,686	SF		623,337	623,337	623,337

BMARK 2021-B27

Annex A

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Zip Code	General Property Type	Detailed Property Type	Year Built	Year Renovated	Number of Units	Unit of Measure	Loan Per Unit ($)	Original Balance ($)	Cut-off Date Balance ($)	Maturity/ARD Balance ($)

9.43	Property		1	64801	Retail	Single Tenant	1995	NAP	12,500	SF		591,873	591,873	591,873
9.44	Property		1	73160	Retail	Single Tenant	1995	NAP	7,256	SF		575,035	575,035	575,035
9.45	Property		1	73064	Retail	Single Tenant	1998	NAP	6,417	SF		570,000	570,000	570,000
9.46	Property		1	72921	Retail	Single Tenant	2000	NAP	6,704	SF		553,361	553,361	553,361
9.47	Property		1	67401	Retail	Single Tenant	1998	NAP	8,000	SF		522,320	522,320	522,320
9.48	Property		1	68137	Retail	Single Tenant	1998	NAP	6,417	SF		518,840	518,840	518,840
9.49	Property		1	67010	Retail	Single Tenant	1996	NAP	5,576	SF		511,003	511,003	511,003
9.50	Property		1	64134	Retail	Single Tenant	1996	NAP	10,424	SF		474,021	474,021	474,021
9.51	Property		1	64063	Retail	Single Tenant	1997	NAP	6,300	SF		468,750	468,750	468,750
9.52	Property		1	73127	Retail	Single Tenant	1995	2004	6,411	SF		454,194	454,194	454,194
9.53	Property		1	64110	Retail	Single Tenant	1999	NAP	7,018	SF		443,196	443,196	443,196
9.54	Property		1	50322	Retail	Single Tenant	1998	NAP	3,696	SF		442,500	442,500	442,500
9.55	Property		1	50801	Retail	Single Tenant	1997	NAP	5,573	SF		441,801	441,801	441,801
9.56	Property		1	65340	Retail	Single Tenant	1999	NAP	7,267	SF		389,245	389,245	389,245
10	Loan	53, 54, 55, 56, 57, 58	8	Various	Self Storage	Self Storage	Various	Various	359,998	SF	112.50	40,500,000	40,500,000	27,621,717
10.01	Property		1	30313	Self Storage	Self Storage	1950	1978	119,379	SF		15,657,002	15,657,002	10,678,353
10.02	Property		1	91945	Self Storage	Self Storage	1961	NAP	24,825	SF		5,613,333	5,613,333	3,828,393
10.03	Property		1	08753	Self Storage	Self Storage	1954	2000	27,926	SF		3,827,005	3,827,005	2,610,085
10.04	Property		1	23701	Self Storage	Self Storage	1969	2002	34,811	SF		3,690,960	3,690,960	2,517,300
10.05	Property		1	76012	Self Storage	Self Storage	1979	NAP	52,687	SF		3,637,725	3,637,725	2,480,993
10.06	Property		1	85213	Self Storage	Self Storage	1978	NAP	41,100	SF		3,259,165	3,259,165	2,222,808
10.07	Property		1	78212	Self Storage	Self Storage	1970	NAP	41,770	SF		3,194,100	3,194,100	2,178,433
10.08	Property		1	97701	Self Storage	Self Storage	1982	NAP	17,500	SF		1,620,710	1,620,710	1,105,353
11	Loan		1	10011	Office	CBD	1920	2000	55,000	SF	709.09	39,000,000	39,000,000	39,000,000
12	Loan	59, 60	1	90230	Other	Leased Fee	NAP	NAP	112,199	SF	294.12	33,000,000	33,000,000	33,000,000
13	Loan	61	4	Various	Various	Various	Various	Various	56,527	SF	534.26	30,200,000	30,200,000	30,200,000
13.01	Property		1	10011	Mixed Use	Multifamily/Retail	1910	1999	27,201	SF		15,446,511	15,446,511	15,446,511
13.02	Property		1	10003	Mixed Use	Multifamily/Retail	1900	1999	19,094	SF		10,714,897	10,714,897	10,714,897
13.03	Property		1	10003	Mixed Use	Multifamily/Retail	1910	1999	9,032	SF		3,836,542	3,836,542	3,836,542
13.04	Property		1	10003	Retail	Single Tenant	1910	2021	1,200	SF		202,050	202,050	202,050
14	Loan	34	1	90266	Office	Suburban	1986	2015	78,540	SF	381.97	30,000,000	30,000,000	30,000,000
15	Loan	54, 62, 63, 64	1	25301	Office	CBD	1968	2000	284,310	SF	99.22	28,210,000	28,210,000	28,210,000
16	Loan	8, 65, 66, 67, 68, 69	1	12533	Industrial	Warehouse/R&D	1966, 1971, 1976, 1985	1985, 1987, 1992, 2012, 2014, 2020	938,339	SF	93.78	28,000,000	28,000,000	28,000,000
17	Loan	34, 70, 71	1	93307	Office	CBD	1988	2006	166,565	SF	168.10	28,000,000	28,000,000	28,000,000
18	Loan		1	11201	Retail	Anchored	2013	NAP	45,298	SF	568.46	25,750,000	25,750,000	25,750,000
19	Loan	72, 73	1	92101	Hospitality	Limited Service	1961	2016-2018	148	Rooms	128,378.38	19,000,000	19,000,000	19,000,000
20	Loan	8, 74, 75, 76	1	11042	Office	Suburban	1983	2019	312,210	SF	177.26	18,500,000	18,447,198	14,618,434
21	Loan	54, 77, 78, 79, 80, 81	1	92590	Mixed Use	Office/Retail	2014	NAP	63,971	SF	273.56	17,500,000	17,500,000	13,718,356
22	Loan	8, 34, 82, 83, 84	3	36526	Hospitality	Various	Various	2018-2019	360	Rooms	78,148.27	17,000,000	16,491,979	12,381,186
22.01	Property		1	36526	Hospitality	Extended Stay	2008	2018-2019	104	Rooms		6,120,000	5,937,113	4,457,227
22.02	Property		1	36526	Hospitality	Limited Service	1994	2018-2019	132	Rooms		5,780,000	5,607,273	4,209,603
22.03	Property		1	36526	Hospitality	Select Service	2004	2018-2019	124	Rooms		5,100,000	4,947,594	3,714,356
23	Loan	85, 86	1	78249	Office	Suburban	1989	2015	89,928	SF	165.69	14,900,000	14,900,000	13,323,036
24	Loan	87, 88	1	60446	Self Storage	Self Storage	1998	NAP	293,440	SF	50.49	14,815,000	14,815,000	13,377,841
25	Loan	34, 89	1	07055	Industrial	Warehouse/Distribution	1925	NAP	250,000	SF	57.40	14,350,000	14,350,000	13,863,424
26	Loan	54, 90, 91	1	99201	Hospitality	Full Service	1975	2011, 2016-2018, 2020	375	Rooms	36,000.00	13,500,000	13,500,000	13,500,000
27	Loan	34, 92	1	94085	Office	R&D	1980	2008	57,310	SF	235.56	13,500,000	13,500,000	13,500,000
28	Loan	34, 93	1	10458	Retail	Anchored	1928-1938	2002-2003	27,850	SF	466.79	13,000,000	13,000,000	11,706,279
29	Loan	34	1	90248	Office	Suburban	1971	NAP	112,160	SF	108.33	12,150,000	12,150,000	12,150,000
30	Loan	54, 94, 95, 96, 97	1	77479	Office	Medical	2016	NAP	39,733	SF	279.36	11,100,000	11,100,000	10,124,744
31	Loan	98	1	89101	Retail	Anchored	1978	NAP	77,267	SF	135.44	10,465,000	10,465,000	10,465,000
32	Loan	99, 100, 101, 102, 103, 104, 105, 106, 107	1	91766	Mixed Use	Office/Retail	2003	2018-2020	45,275	SF	229.71	10,400,000	10,400,000	9,425,724
33	Loan	108, 109, 124	1	29501	Hospitality	Extended Stay	2009	2017	94	Rooms	104,048.97	10,000,000	9,780,603	7,900,388
34	Loan	110, 111	1	97239	Office	Suburban	1981-1982	2019	43,151	SF	222.61	9,606,000	9,606,000	7,524,279
35	Loan	41	1	45324	Industrial	Warehouse/Distribution	2018	NAP	150,000	SF	63.71	9,556,000	9,556,000	9,556,000
36	Loan		1	29910	Self Storage	Self Storage	2007	2018	86,214	SF	104.39	9,000,000	9,000,000	9,000,000
37	Loan	112, 113	1	37062	Retail	Anchored	2010	NAP	79,316	SF	106.03	8,410,000	8,410,000	6,989,158
38	Loan	114, 115, 126	3	11222	Multifamily	Garden	Various	Various	16	Units	416,250.00	6,660,000	6,660,000	6,660,000
38.01	Property		1	11222	Multifamily	Garden	1930	2012	6	Units		2,410,000	2,410,000	2,410,000
38.02	Property		1	11222	Multifamily	Garden	1936	2009	4	Units		2,300,000	2,300,000	2,300,000
38.03	Property		1	11222	Multifamily	Garden	1960	2008	6	Units		1,950,000	1,950,000	1,950,000
39	Loan	116, 117	1	10012	Mixed Use	Multifamily/Retail	1900	1988	18,687	SF	347.84	6,500,000	6,500,000	6,500,000
40	Loan	118	1	10454	Multifamily	Mid Rise	2020	NAP	16	Units	359,375.00	5,750,000	5,750,000	5,750,000
41	Loan	119	5	Various	Manufactured Housing	Manufactured Housing	Various	NAP	159	Pads	34,591.19	5,500,000	5,500,000	4,378,423
41.01	Property		1	87123	Manufactured Housing	Manufactured Housing	1946	NAP	53	Pads		1,801,170	1,801,170	1,433,870
41.02	Property		1	87123	Manufactured Housing	Manufactured Housing	1967	NAP	37	Pads		1,292,982	1,292,982	1,029,313
41.03	Property		1	87114	Manufactured Housing	Manufactured Housing	1963	NAP	30	Pads		1,093,567	1,093,567	870,563
41.04	Property		1	87123	Manufactured Housing	Manufactured Housing	1967	NAP	31	Pads		1,029,240	1,029,240	819,354
41.05	Property		1	87042	Manufactured Housing	Manufactured Housing	1967	NAP	8	Pads		283,041	283,041	225,322
42	Loan		1	06437	Industrial	Manufacturing	1979	1987, 1989	69,900	SF	78.68	5,500,000	5,500,000	4,351,381
43	Loan	120, 121	2	Various	Industrial	Warehouse	Various	Various	61,350	SF	74.98	4,600,000	4,600,000	4,600,000
43.01	Property		1	07109	Industrial	Warehouse	1940	2020	29,500	SF		2,300,000	2,300,000	2,300,000
43.02	Property		1	07424	Industrial	Warehouse	1950	2018	31,850	SF		2,300,000	2,300,000	2,300,000
44	Loan	122	1	60614	Multifamily	Garden	1906	2019	7	Units	592,857.14	4,150,000	4,150,000	4,150,000
45	Loan		1	48174	Self Storage	Self Storage	2000	NAP	54,950	SF	72.79	4,000,000	4,000,000	4,000,000
46	Loan	41	1	30039	Retail	Single Tenant	2006	NAP	14,820	SF	248.27	3,679,375	3,679,375	3,679,375
47	Loan	41, 123	1	97132	Retail	Single Tenant	2002	NAP	14,418	SF	203.41	2,932,800	2,932,800	2,416,173

BMARK 2021-B27

Annex A

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Interest Rate %	Administrative Fee Rate %	Net Mortgage Rate %	Monthly Debt Service (P&I) ($)	Monthly Debt Service (IO) ($)	Annual Debt Service (P&I) ($)	Annual Debt Service (IO) ($)	Amortization Type	ARD Loan (Yes / No)	Interest Accrual Method	Original Interest-Only Period (Mos.)	Remaining Interest-Only Period (Mos.)
					1		2		2
1	Loan	8, 9, 10, 11, 12, 13, 14, 15, 16, 17	1	3.01680%	0.01395%	3.00285%	NAP	214,109.00	NAP	2,569,308.00	Interest Only - ARD	Yes	Actual/360	111	109
2	Loan	8, 18, 19, 20, 21, 22, 23, 24	33	2.48380%	0.01270%	2.47110%	NAP	142,932.32	NAP	1,715,187.84	Interest Only	No	Actual/360	84	82
2.01	Property		1
2.02	Property		1
2.03	Property		1
2.04	Property		1
2.05	Property		1
2.06	Property		1
2.07	Property		1
2.08	Property		1
2.09	Property		1
2.10	Property		1
2.11	Property		1
2.12	Property		1
2.13	Property		1
2.14	Property		1
2.15	Property		1
2.16	Property		1
2.17	Property		1
2.18	Property		1
2.19	Property		1
2.20	Property		1
2.21	Property		1
2.22	Property		1
2.23	Property		1
2.24	Property		1
2.25	Property		1
2.26	Property		1
2.27	Property		1
2.28	Property		1
2.29	Property		1
2.30	Property		1
2.31	Property		1
2.32	Property		1
2.33	Property		1
3	Loan	8, 25, 26, 27, 28, 29, 30, 31	1	3.36818181818182%	0.01395%	3.35423181818182%	NAP	187,822.92	NAP	2,253,875.04	Interest Only	No	Actual/360	120	120
4	Loan	8, 32, 33, 34, 54, 127	1	4.55000%	0.01270%	4.53730%	305,796.31	230,659.72	3,669,555.72	2,767,916.64	Interest Only, Amortizing Balloon	No	Actual/360	25	25
5	Loan	8, 35, 36, 37, 38, 39, 40	1	3.004833%	0.01270%	2.992133%	NAP	131,764.01	NAP	1,581,168.12	Interest Only - ARD	Yes	Actual/360	108	106
6	Loan	8, 41	1	3.53333%	0.01270%	3.52063%	NAP	149,266.83	NAP	1,791,201.96	Interest Only	No	Actual/360	120	120
7	Loan		18	3.63000%	0.01270%	3.61730%	NAP	153,350.69	NAP	1,840,208.28	Interest Only	No	Actual/360	120	120
7.01	Property		1
7.02	Property		1
7.03	Property		1
7.04	Property		1
7.05	Property		1
7.06	Property		1
7.07	Property		1
7.08	Property		1
7.09	Property		1
7.10	Property		1
7.11	Property		1
7.12	Property		1
7.13	Property		1
7.14	Property		1
7.15	Property		1
7.16	Property		1
7.17	Property		1
7.18	Property		1
8	Loan	42, 43, 44, 45	1	3.10000%	0.01270%	3.08730%	NAP	117,864.58	NAP	1,414,374.96	Interest Only	No	Actual/360	120	120
9	Loan	46, 47, 48, 49, 50, 51, 52	56	4.34700%	0.01270%	4.33430%	NAP	150,585.31	NAP	1,807,023.72	Interest Only - ARD	Yes	Actual/360	120	118
9.01	Property		1
9.02	Property		1
9.03	Property		1
9.04	Property		1
9.05	Property		1
9.06	Property		1
9.07	Property		1
9.08	Property		1
9.09	Property		1
9.10	Property		1
9.11	Property		1
9.12	Property		1
9.13	Property		1
9.14	Property		1
9.15	Property		1
9.16	Property		1
9.17	Property		1
9.18	Property		1
9.19	Property		1
9.20	Property		1
9.21	Property		1
9.22	Property		1
9.23	Property		1
9.24	Property		1
9.25	Property		1
9.26	Property		1
9.27	Property		1
9.28	Property		1
9.29	Property		1
9.30	Property		1
9.31	Property		1
9.32	Property		1
9.33	Property		1
9.34	Property		1
9.35	Property		1
9.36	Property		1
9.37	Property		1
9.38	Property		1
9.39	Property		1
9.40	Property		1
9.41	Property		1
9.42	Property		1

BMARK 2021-B27

Annex A

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Interest Rate %	Administrative Fee Rate %	Net Mortgage Rate %	Monthly Debt Service (P&I) ($)	Monthly Debt Service (IO) ($)	Annual Debt Service (P&I) ($)	Annual Debt Service (IO) ($)	Amortization Type	ARD Loan (Yes / No)	Interest Accrual Method	Original Interest-Only Period (Mos.)	Remaining Interest-Only Period (Mos.)
					1		2		2
9.43	Property		1
9.44	Property		1
9.45	Property		1
9.46	Property		1
9.47	Property		1
9.48	Property		1
9.49	Property		1
9.50	Property		1
9.51	Property		1
9.52	Property		1
9.53	Property		1
9.54	Property		1
9.55	Property		1
9.56	Property		1
10	Loan	53, 54, 55, 56, 57, 58	8	2.69200%	0.01270%	2.67930%	185,630.69	NAP	2,227,568.28	NAP	Amortizing Balloon - ARD	Yes	Actual/360	1	1
10.01	Property		1
10.02	Property		1
10.03	Property		1
10.04	Property		1
10.05	Property		1
10.06	Property		1
10.07	Property		1
10.08	Property		1
11	Loan		1	3.92000%	0.01270%	3.90730%	NAP	129,169.44	NAP	1,550,033.28	Interest Only	No	Actual/360	120	120
12	Loan	59, 60	1	3.74000%	0.01270%	3.72730%	NAP	104,278.47	NAP	1,251,341.64	Interest Only	No	Actual/360	120	120
13	Loan	61	4	3.68000%	0.01270%	3.66730%	NAP	93,899.63	NAP	1,126,795.56	Interest Only	No	Actual/360	120	120
13.01	Property		1
13.02	Property		1
13.03	Property		1
13.04	Property		1
14	Loan	34	1	3.14400%	0.01270%	3.13130%	NAP	79,691.67	NAP	956,300.04	Interest Only	No	Actual/360	120	119
15	Loan	54, 62, 63, 64	1	3.65700%	0.01270%	3.64430%	NAP	87,164.00	NAP	1,045,968.00	Interest Only	No	Actual/360	121	121
16	Loan	8, 65, 66, 67, 68, 69	1	3.80000%	0.03145%	3.76855%	NAP	89,898.15	NAP	1,078,777.80	Interest Only	No	Actual/360	120	119
17	Loan	34, 70, 71	1	3.04000%	0.02270%	3.01730%	NAP	71,918.52	NAP	863,022.24	Interest Only	No	Actual/360	120	120
18	Loan		1	3.71000%	0.01270%	3.69730%	NAP	80,716.12	NAP	968,593.44	Interest Only	No	Actual/360	120	120
19	Loan	72, 73	1	3.73500%	0.01270%	3.72230%	NAP	59,958.85	NAP	719,506.20	Interest Only	No	Actual/360	120	120
20	Loan	8, 74, 75, 76	1	3.85600%	0.01270%	3.84330%	86,792.93	NAP	1,041,515.16	NAP	Amortizing Balloon	No	Actual/360	0	0
21	Loan	54, 77, 78, 79, 80, 81	1	3.64000%	0.01270%	3.62730%	79,956.80	NAP	959,481.60	NAP	Amortizing Balloon	No	Actual/360	1	1
22	Loan	8, 34, 82, 83, 84	3	4.30000%	0.04270%	4.25730%	92,572.08	NAP	1,110,864.96	NAP	Amortizing Balloon	No	Actual/360	0	0
22.01	Property		1
22.02	Property		1
22.03	Property		1
23	Loan	85, 86	1	3.17000%	0.01270%	3.15730%	64,193.33	39,907.51	770,319.96	478,890.12	Interest Only, Amortizing Balloon	No	Actual/360	60	60
24	Loan	87, 88	1	3.71000%	0.01270%	3.69730%	68,274.75	46,439.20	819,297.00	557,270.40	Interest Only, Amortizing Balloon	No	Actual/360	60	60
25	Loan	34, 89	1	4.14000%	0.01270%	4.12730%	69,672.35	50,195.10	836,068.20	602,341.20	Interest Only, Amortizing Balloon	No	Actual/360	36	35
26	Loan	54, 90, 91	1	3.62200%	0.01270%	3.60930%	NAP	41,313.44	NAP	495,761.28	Interest Only	No	Actual/360	61	61
27	Loan	34, 92	1	2.93000%	0.02270%	2.90730%	NAP	33,420.31	NAP	401,043.72	Interest Only	No	Actual/360	120	120
28	Loan	34, 93	1	3.55400%	0.01270%	3.54130%	58,768.38	NAP	705,220.56	NAP	Amortizing Balloon	No	Actual/360	0	0
29	Loan	34	1	3.61000%	0.01270%	3.59730%	NAP	37,058.91	NAP	444,706.92	Interest Only	No	Actual/360	120	120
30	Loan	54, 94, 95, 96, 97	1	4.30000%	0.05270%	4.24730%	54,930.73	40,327.43	659,168.76	483,929.16	Interest Only, Amortizing Balloon	No	Actual/360	61	61
31	Loan	98	1	3.05000%	0.01270%	3.03730%	NAP	26,967.97	NAP	323,615.64	Interest Only	No	Actual/360	120	120
32	Loan	99, 100, 101, 102, 103, 104, 105, 106, 107	1	3.92100%	0.01270%	3.90830%	49,178.70	34,453.97	590,144.40	413,447.64	Interest Only, Amortizing Balloon	No	Actual/360	60	60
33	Loan	108, 109, 124	1	3.85000%	0.01270%	3.83730%	46,880.82	NAP	562,569.84	NAP	Amortizing Balloon	No	Actual/360	0	0
34	Loan	110, 111	1	3.62000%	0.05270%	3.56730%	43,781.26	NAP	525,375.12	NAP	Amortizing Balloon	No	Actual/360	0	0
35	Loan	41	1	3.43000%	0.01270%	3.41730%	NAP	27,693.60	NAP	332,323.20	Interest Only	No	Actual/360	84	84
36	Loan		1	3.97000%	0.06145%	3.90855%	NAP	30,188.54	NAP	362,262.48	Interest Only	No	Actual/360	120	119
37	Loan	112, 113	1	3.53000%	0.06145%	3.46855%	37,905.64	25,083.02	454,867.68	300,996.24	Interest Only, Amortizing Balloon	No	Actual/360	24	24
38	Loan	114, 115, 126	3	3.90000%	0.01270%	3.88730%	NAP	21,945.63	NAP	263,347.56	Interest Only	No	Actual/360	120	120
38.01	Property		1
38.02	Property		1
38.03	Property		1
39	Loan	116, 117	1	3.73500%	0.01270%	3.72230%	NAP	20,512.24	NAP	246,146.88	Interest Only	No	Actual/360	120	120
40	Loan	118	1	4.03000%	0.01270%	4.01730%	NAP	19,578.62	NAP	234,943.44	Interest Only	No	Actual/360	120	120
41	Loan	119	5	4.06100%	0.01270%	4.04830%	26,451.63	NAP	317,419.56	NAP	Amortizing Balloon	No	Actual/360	0	0
41.01	Property		1
41.02	Property		1
41.03	Property		1
41.04	Property		1
41.05	Property		1
42	Loan		1	3.89000%	0.01270%	3.87730%	25,910.25	NAP	310,923.00	NAP	Amortizing Balloon	No	Actual/360	0	0
43	Loan	120, 121	2	3.70000%	0.01270%	3.68730%	NAP	14,380.32	NAP	172,563.84	Interest Only	No	Actual/360	84	84
43.01	Property		1
43.02	Property		1
44	Loan	122	1	4.05000%	0.01270%	4.03730%	NAP	14,200.78	NAP	170,409.36	Interest Only	No	Actual/360	120	120
45	Loan		1	3.99000%	0.01270%	3.97730%	NAP	13,484.72	NAP	161,816.64	Interest Only	No	Actual/360	84	83
46	Loan	41	1	3.94000%	0.01270%	3.92730%	NAP	12,248.40	NAP	146,980.80	Interest Only	No	Actual/360	120	120
47	Loan	41, 123	1	4.19000%	0.01270%	4.17730%	14,324.78	10,382.59	171,897.36	124,591.08	Interest Only, Amortizing Balloon	No	Actual/360	12	12

BMARK 2021-B27

Annex A

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Original Term To Maturity / ARD (Mos.)	Remaining Term To Maturity / ARD (Mos.)	Original Amortization Term (Mos.)	Remaining Amortization Term (Mos.)	Origination Date	Seasoning (Mos.)	Payment Due Date	First Payment Date	First P&I Payment Date	Maturity Date or Anticipated Repayment Date	Final Maturity Date	Grace Period - Late Fee (Days)	Grace Period - Default (Days)

1	Loan	8, 9, 10, 11, 12, 13, 14, 15, 16, 17	1	111	109	0	0	4/1/2021	2	6	5/6/2021	NAP	7/6/2030	1/6/2033	5	0
2	Loan	8, 18, 19, 20, 21, 22, 23, 24	33	84	82	0	0	4/8/2021	2	9	5/9/2021	NAP	4/9/2028	NAP	0	0
2.01	Property		1
2.02	Property		1
2.03	Property		1
2.04	Property		1
2.05	Property		1
2.06	Property		1
2.07	Property		1
2.08	Property		1
2.09	Property		1
2.10	Property		1
2.11	Property		1
2.12	Property		1
2.13	Property		1
2.14	Property		1
2.15	Property		1
2.16	Property		1
2.17	Property		1
2.18	Property		1
2.19	Property		1
2.20	Property		1
2.21	Property		1
2.22	Property		1
2.23	Property		1
2.24	Property		1
2.25	Property		1
2.26	Property		1
2.27	Property		1
2.28	Property		1
2.29	Property		1
2.30	Property		1
2.31	Property		1
2.32	Property		1
2.33	Property		1
3	Loan	8, 25, 26, 27, 28, 29, 30, 31	1	120	120	0	0	6/1/2021	0	11	7/11/2021	NAP	6/11/2031	NAP	0	0
4	Loan	8, 32, 33, 34, 54, 127	1	121	121	360	360	6/8/2021	0	5	7/5/2021	8/5/2023	7/5/2031	NAP	0	0
5	Loan	8, 35, 36, 37, 38, 39, 40	1	108	106	0	0	4/1/2021	2	6	5/6/2021	NAP	4/6/2030	5/6/2033	0	0
6	Loan	8, 41	1	120	120	0	0	5/26/2021	0	6	7/6/2021	NAP	6/6/2031	NAP	0	0
7	Loan		18	120	120	0	0	5/27/2021	0	6	7/6/2021	NAP	6/6/2031	NAP	0	0
7.01	Property		1
7.02	Property		1
7.03	Property		1
7.04	Property		1
7.05	Property		1
7.06	Property		1
7.07	Property		1
7.08	Property		1
7.09	Property		1
7.10	Property		1
7.11	Property		1
7.12	Property		1
7.13	Property		1
7.14	Property		1
7.15	Property		1
7.16	Property		1
7.17	Property		1
7.18	Property		1
8	Loan	42, 43, 44, 45	1	120	120	0	0	5/26/2021	0	6	7/6/2021	NAP	6/6/2031	NAP	0	0
9	Loan	46, 47, 48, 49, 50, 51, 52	56	120	118	0	0	3/19/2021	2	6	5/6/2021	NAP	4/6/2031	4/6/2036	0	0
9.01	Property		1
9.02	Property		1
9.03	Property		1
9.04	Property		1
9.05	Property		1
9.06	Property		1
9.07	Property		1
9.08	Property		1
9.09	Property		1
9.10	Property		1
9.11	Property		1
9.12	Property		1
9.13	Property		1
9.14	Property		1
9.15	Property		1
9.16	Property		1
9.17	Property		1
9.18	Property		1
9.19	Property		1
9.20	Property		1
9.21	Property		1
9.22	Property		1
9.23	Property		1
9.24	Property		1
9.25	Property		1
9.26	Property		1
9.27	Property		1
9.28	Property		1
9.29	Property		1
9.30	Property		1
9.31	Property		1
9.32	Property		1
9.33	Property		1
9.34	Property		1
9.35	Property		1
9.36	Property		1
9.37	Property		1
9.38	Property		1
9.39	Property		1
9.40	Property		1
9.41	Property		1
9.42	Property		1

BMARK 2021-B27

Annex A

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Original Term To Maturity / ARD (Mos.)	Remaining Term To Maturity / ARD (Mos.)	Original Amortization Term (Mos.)	Remaining Amortization Term (Mos.)	Origination Date	Seasoning (Mos.)	Payment Due Date	First Payment Date	First P&I Payment Date	Maturity Date or Anticipated Repayment Date	Final Maturity Date	Grace Period - Late Fee (Days)	Grace Period - Default (Days)

9.43	Property		1
9.44	Property		1
9.45	Property		1
9.46	Property		1
9.47	Property		1
9.48	Property		1
9.49	Property		1
9.50	Property		1
9.51	Property		1
9.52	Property		1
9.53	Property		1
9.54	Property		1
9.55	Property		1
9.56	Property		1
10	Loan	53, 54, 55, 56, 57, 58	8	121	121	300	300	6/2/2021	0	1	7/1/2021	8/1/2021	7/1/2031	7/1/2041	0	0
10.01	Property		1
10.02	Property		1
10.03	Property		1
10.04	Property		1
10.05	Property		1
10.06	Property		1
10.07	Property		1
10.08	Property		1
11	Loan		1	120	120	0	0	5/28/2021	0	6	7/6/2021	NAP	6/6/2031	NAP	0	0
12	Loan	59, 60	1	120	120	0	0	6/3/2021	0	6	7/6/2021	NAP	6/6/2031	NAP	0	0
13	Loan	61	4	120	120	0	0	6/4/2021	0	6	7/6/2021	NAP	6/6/2031	NAP	0	0
13.01	Property		1
13.02	Property		1
13.03	Property		1
13.04	Property		1
14	Loan	34	1	120	119	0	0	4/22/2021	1	6	6/6/2021	NAP	5/6/2031	NAP	0	0
15	Loan	54, 62, 63, 64	1	121	121	0	0	6/9/2021	0	1	7/1/2021	NAP	7/1/2031	NAP	0	0
16	Loan	8, 65, 66, 67, 68, 69	1	120	119	0	0	4/30/2021	1	6	6/6/2021	NAP	5/6/2031	NAP	0	0
17	Loan	34, 70, 71	1	120	120	0	0	5/11/2021	0	6	7/6/2021	NAP	6/6/2031	NAP	0	0
18	Loan		1	120	120	0	0	5/20/2021	0	6	7/6/2021	NAP	6/6/2031	NAP	0	0
19	Loan	72, 73	1	120	120	0	0	5/27/2021	0	6	7/6/2021	NAP	6/6/2031	NAP	0	0
20	Loan	8, 74, 75, 76	1	120	118	360	358	3/12/2021	2	6	5/6/2021	5/6/2021	4/6/2031	NAP	0	0
21	Loan	54, 77, 78, 79, 80, 81	1	121	121	360	360	6/8/2021	0	6	7/6/2021	8/6/2021	7/6/2031	NAP	0	0
22	Loan	8, 34, 82, 83, 84	3	120	104	300	284	1/24/2020	16	6	3/6/2020	3/6/2020	2/6/2030	NAP	0	0
22.01	Property		1
22.02	Property		1
22.03	Property		1
23	Loan	85, 86	1	120	120	360	360	5/26/2021	0	6	7/6/2021	7/6/2026	6/6/2031	NAP	0	0
24	Loan	87, 88	1	120	120	360	360	5/19/2021	0	6	7/6/2021	7/6/2026	6/6/2031	NAP	0	0
25	Loan	34, 89	1	60	59	360	360	4/30/2021	1	6	6/6/2021	6/6/2024	5/6/2026	NAP	0	0
26	Loan	54, 90, 91	1	61	61	0	0	6/4/2021	0	1	7/1/2021	NAP	7/1/2026	NAP	0	0
27	Loan	34, 92	1	120	120	0	0	5/20/2021	0	6	7/6/2021	NAP	6/6/2031	NAP	5	0
28	Loan	34, 93	1	60	60	360	360	6/1/2021	0	1	7/1/2021	7/1/2021	6/1/2026	NAP	0	0
29	Loan	34	1	120	120	0	0	5/27/2021	0	6	7/6/2021	NAP	6/6/2031	NAP	0	0
30	Loan	54, 94, 95, 96, 97	1	121	121	360	360	6/8/2021	0	1	7/1/2021	8/1/2026	7/1/2031	NAP	0	0
31	Loan	98	1	120	120	0	0	6/4/2021	0	11	7/11/2021	NAP	6/11/2031	NAP	0	0
32	Loan	99, 100, 101, 102, 103, 104, 105, 106, 107	1	120	120	360	360	5/20/2021	0	6	7/6/2021	7/6/2026	6/6/2031	NAP	0	0
33	Loan	108, 109, 124	1	120	105	360	345	3/5/2020	15	6	4/6/2020	4/6/2020	3/6/2030	NAP	0	0
34	Loan	110, 111	1	120	120	360	360	5/7/2021	0	6	7/6/2021	7/6/2021	6/6/2031	NAP	0	0
35	Loan	41	1	84	84	0	0	6/1/2021	0	6	7/6/2021	NAP	6/6/2028	NAP	0	0
36	Loan		1	120	119	0	0	5/4/2021	1	6	6/6/2021	NAP	5/6/2031	NAP	0	0
37	Loan	112, 113	1	120	120	360	360	6/4/2021	0	6	7/6/2021	7/6/2023	6/6/2031	NAP	0	0
38	Loan	114, 115, 126	3	120	120	0	0	6/1/2021	0	6	7/6/2021	NAP	6/6/2031	NAP	0	0
38.01	Property		1
38.02	Property		1
38.03	Property		1
39	Loan	116, 117	1	120	120	0	0	5/19/2021	0	6	7/6/2021	NAP	6/6/2031	NAP	0	0
40	Loan	118	1	120	120	0	0	5/27/2021	0	6	7/6/2021	NAP	6/6/2031	NAP	0	0
41	Loan	119	5	120	120	360	360	6/2/2021	0	6	7/6/2021	7/6/2021	6/6/2031	NAP	0	0
41.01	Property		1
41.02	Property		1
41.03	Property		1
41.04	Property		1
41.05	Property		1
42	Loan		1	120	120	360	360	5/24/2021	0	6	7/6/2021	7/6/2021	6/6/2031	NAP	0	0
43	Loan	120, 121	2	84	84	0	0	5/13/2021	0	6	7/6/2021	NAP	6/6/2028	NAP	0	0
43.01	Property		1
43.02	Property		1
44	Loan	122	1	120	120	0	0	5/21/2021	0	6	7/6/2021	NAP	6/6/2031	NAP	0	0
45	Loan		1	84	83	0	0	5/6/2021	1	6	6/6/2021	NAP	5/6/2028	NAP	0	0
46	Loan	41	1	120	120	0	0	6/4/2021	0	6	7/6/2021	NAP	6/6/2031	NAP	0	0
47	Loan	41, 123	1	120	120	360	360	6/4/2021	0	6	7/6/2021	7/6/2022	6/6/2031	NAP	0	0

BMARK 2021-B27

Annex A

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Prepayment Provision	Most Recent EGI ($)	Most Recent Expenses ($)	Most Recent NOI ($)	Most Recent NOI Date	Most Recent Description	Second Most Recent EGI ($)	Second Most Recent Expenses ($)	Second Most Recent NOI ($)	Second Most Recent NOI Date	Second Most Recent Description	Third Most Recent EGI ($)	Third Most Recent Expenses ($)
				3
1	Loan	8, 9, 10, 11, 12, 13, 14, 15, 16, 17	1	L(26),D(79),O(6)	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
2	Loan	8, 18, 19, 20, 21, 22, 23, 24	33	L(26),YM(51),O(7)	34,589,041	8,659,176	25,929,865	12/31/2020	T-12	27,932,006	6,705,576	21,226,431	12/31/2019	T-12	27,762,262	6,715,966
2.01	Property		1		NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
2.02	Property		1		NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
2.03	Property		1		NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
2.04	Property		1		NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
2.05	Property		1		NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
2.06	Property		1		NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
2.07	Property		1		NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
2.08	Property		1		NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
2.09	Property		1		NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
2.10	Property		1		NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
2.11	Property		1		NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
2.12	Property		1		NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
2.13	Property		1		NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
2.14	Property		1		NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
2.15	Property		1		NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
2.16	Property		1		NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
2.17	Property		1		NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
2.18	Property		1		NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
2.19	Property		1		NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
2.20	Property		1		NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
2.21	Property		1		NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
2.22	Property		1		NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
2.23	Property		1		NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
2.24	Property		1		NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
2.25	Property		1		NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
2.26	Property		1		NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
2.27	Property		1		NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
2.28	Property		1		NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
2.29	Property		1		NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
2.30	Property		1		NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
2.31	Property		1		NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
2.32	Property		1		NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
2.33	Property		1		NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
3	Loan	8, 25, 26, 27, 28, 29, 30, 31	1	L(24),D(89),O(7)	23,292,668	10,838,156	12,454,512	12/31/2020	T-12	13,398,867	10,195,895	3,202,972	12/31/2019	T-12	NAV	NAV
4	Loan	8, 32, 33, 34, 54, 127	1	L(26),YM1(92),O(3)	8,556,086	3,041,172	5,514,914	12/31/2020	T-12	8,497,676	3,316,551	5,181,125	12/31/2019	T-12	7,558,476	3,078,492
5	Loan	8, 35, 36, 37, 38, 39, 40	1	L(24),YM1(2),DorYM1(75),O(7)	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
6	Loan	8, 41	1	L(24),D(92),O(4)	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
7	Loan		18	L(24),D(92),O(4)	7,061,532	3,032,087	4,029,445	12/31/2020	T-12	6,984,631	2,917,358	4,067,273	12/31/2019	T-12	6,606,993	2,730,510
7.01	Property		1		888,644	485,322	403,323	12/31/2020	T-12	736,763	459,311	277,452	12/31/2019	T-12	594,793	393,198
7.02	Property		1		839,236	423,875	415,362	12/31/2020	T-12	912,502	398,446	514,057	12/31/2019	T-12	883,214	372,311
7.03	Property		1		391,941	127,940	264,001	12/31/2020	T-12	403,171	117,675	285,496	12/31/2019	T-12	404,906	112,212
7.04	Property		1		419,823	173,043	246,780	12/31/2020	T-12	361,489	175,718	185,771	12/31/2019	T-12	311,954	172,381
7.05	Property		1		394,952	145,209	249,744	12/31/2020	T-12	396,383	142,432	253,951	12/31/2019	T-12	403,697	140,207
7.06	Property		1		398,476	164,578	233,898	12/31/2020	T-12	403,094	159,251	243,843	12/31/2019	T-12	393,059	138,195
7.07	Property		1		334,290	131,277	203,013	12/31/2020	T-12	351,615	112,428	239,186	12/31/2019	T-12	349,323	107,145
7.08	Property		1		401,443	182,582	218,861	12/31/2020	T-12	404,198	185,365	218,832	12/31/2019	T-12	396,923	170,160
7.09	Property		1		308,807	113,591	195,216	12/31/2020	T-12	335,270	103,489	231,781	12/31/2019	T-12	330,120	101,995
7.10	Property		1		318,029	114,289	203,739	12/31/2020	T-12	331,470	110,393	221,077	12/31/2019	T-12	320,434	106,683
7.11	Property		1		318,375	120,613	197,762	12/31/2020	T-12	315,344	115,060	200,284	12/31/2019	T-12	297,770	105,122
7.12	Property		1		370,652	152,395	218,258	12/31/2020	T-12	366,105	148,592	217,513	12/31/2019	T-12	301,221	144,518
7.13	Property		1		307,015	96,210	210,805	12/31/2020	T-12	297,694	98,938	198,757	12/31/2019	T-12	263,791	85,710
7.14	Property		1		275,035	96,051	178,984	12/31/2020	T-12	272,740	88,494	184,246	12/31/2019	T-12	270,397	84,478
7.15	Property		1		316,421	156,608	159,814	12/31/2020	T-12	316,830	148,354	168,477	12/31/2019	T-12	309,968	163,465
7.16	Property		1		266,348	113,973	152,374	12/31/2020	T-12	271,820	110,273	161,547	12/31/2019	T-12	265,493	105,348
7.17	Property		1		266,479	115,901	150,578	12/31/2020	T-12	274,327	111,263	163,065	12/31/2019	T-12	270,251	107,911
7.18	Property		1		245,565	118,631	126,934	12/31/2020	T-12	233,814	131,876	101,938	12/31/2019	T-12	239,681	119,471
8	Loan	42, 43, 44, 45	1	L(24),D(92),O(4)	6,700,518	2,354,486	4,346,033	12/31/2020	T-12	6,303,904	2,355,543	3,948,361	12/31/2019	T-12	7,037,476	2,326,108
9	Loan	46, 47, 48, 49, 50, 51, 52	56	L(26),D(90),O(4)	3,480,466	0	3,480,466	12/31/2020	T-12	3,480,466	0	3,480,466	12/31/2019	T-12	3,480,466	0
9.01	Property		1		NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
9.02	Property		1		NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
9.03	Property		1		NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
9.04	Property		1		NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
9.05	Property		1		NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
9.06	Property		1		NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
9.07	Property		1		NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
9.08	Property		1		NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
9.09	Property		1		NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
9.10	Property		1		NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
9.11	Property		1		NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
9.12	Property		1		NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
9.13	Property		1		NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
9.14	Property		1		NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
9.15	Property		1		NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
9.16	Property		1		NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
9.17	Property		1		NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
9.18	Property		1		NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
9.19	Property		1		NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
9.20	Property		1		NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
9.21	Property		1		NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
9.22	Property		1		NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
9.23	Property		1		NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
9.24	Property		1		NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
9.25	Property		1		NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
9.26	Property		1		NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
9.27	Property		1		NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
9.28	Property		1		NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
9.29	Property		1		NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
9.30	Property		1		NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
9.31	Property		1		NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
9.32	Property		1		NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
9.33	Property		1		NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
9.34	Property		1		NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
9.35	Property		1		NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
9.36	Property		1		NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
9.37	Property		1		NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
9.38	Property		1		NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
9.39	Property		1		NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
9.40	Property		1		NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
9.41	Property		1		NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
9.42	Property		1		NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV

BMARK 2021-B27

Annex A

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Prepayment Provision	Most Recent EGI ($)	Most Recent Expenses ($)	Most Recent NOI ($)	Most Recent NOI Date	Most Recent Description	Second Most Recent EGI ($)	Second Most Recent Expenses ($)	Second Most Recent NOI ($)	Second Most Recent NOI Date	Second Most Recent Description	Third Most Recent EGI ($)	Third Most Recent Expenses ($)
				3
9.43	Property		1		NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
9.44	Property		1		NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
9.45	Property		1		NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
9.46	Property		1		NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
9.47	Property		1		NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
9.48	Property		1		NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
9.49	Property		1		NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
9.50	Property		1		NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
9.51	Property		1		NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
9.52	Property		1		NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
9.53	Property		1		NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
9.54	Property		1		NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
9.55	Property		1		NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
9.56	Property		1		NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
10	Loan	53, 54, 55, 56, 57, 58	8	L(24),D(94),O(3)	6,152,394	1,756,702	4,395,692	4/30/2021	T-12	5,968,187	1,736,937	4,231,250	12/31/2020	T-12	5,789,961	1,654,999
10.01	Property		1		1,834,084	356,271	1,477,813	4/30/2021	T-12	1,796,093	355,143	1,440,950	12/31/2020	T-12	1,736,997	352,729
10.02	Property		1		814,129	194,040	620,088	4/30/2021	T-12	778,275	197,684	580,590	12/31/2020	T-12	745,218	168,571
10.03	Property		1		510,767	163,170	347,597	4/30/2021	T-12	485,712	160,156	325,555	12/31/2020	T-12	454,193	156,948
10.04	Property		1		619,952	208,139	411,813	4/30/2021	T-12	558,140	200,219	357,921	12/31/2020	T-12	496,238	172,873
10.05	Property		1		610,519	206,520	403,999	4/30/2021	T-12	606,955	208,114	398,841	12/31/2020	T-12	592,002	206,105
10.06	Property		1		572,024	204,018	368,006	4/30/2021	T-12	563,571	201,060	362,511	12/31/2020	T-12	579,327	193,449
10.07	Property		1		802,593	285,842	516,751	4/30/2021	T-12	804,957	281,051	523,906	12/31/2020	T-12	851,420	276,262
10.08	Property		1		388,327	138,702	249,625	4/30/2021	T-12	374,485	133,509	240,976	12/31/2020	T-12	334,565	128,062
11	Loan		1	L(24),D(93),O(3)	2,879,108	0	2,879,108	7/31/2020	T-12	2,781,747	0	2,781,747	7/31/2019	T-12	NAV	NAV
12	Loan	59, 60	1	L(24),D(92),O(4)	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
13	Loan	61	4	L(24),D(92),O(4)	3,783,505	2,168,078	1,615,427	3/31/2021	T-12	3,962,714	2,112,787	1,849,926	12/31/2020	T-12	4,784,297	2,071,532
13.01	Property		1		1,964,059	1,021,525	942,534	3/31/2021	T-12	1,986,255	988,804	997,451	12/31/2020	T-12	2,190,116	936,160
13.02	Property		1		1,177,769	771,673	406,096	3/31/2021	T-12	1,293,087	757,061	536,027	12/31/2020	T-12	1,776,132	784,556
13.03	Property		1		641,677	329,631	312,046	3/31/2021	T-12	631,422	321,673	309,749	12/31/2020	T-12	634,538	310,175
13.04	Property		1		0	45,250	(45,250)	3/31/2021	T-12	51,949	45,250	6,699	12/31/2020	T-12	183,511	40,641
14	Loan	34	1	L(25),YM1(90),O(5)	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
15	Loan	54, 62, 63, 64	1	L(26),YM1(92),O(3)	5,032,092	2,687,586	2,344,506	12/31/2020	T-12	4,854,216	2,598,721	2,255,495	12/31/2019	T-12	4,714,562	2,562,277
16	Loan	8, 65, 66, 67, 68, 69	1	L(25),D(91),O(4)	7,409,668	803,823	6,605,845	2/28/2021	T-12	7,323,475	791,322	6,532,153	12/31/2020	T-12	6,808,446	850,112
17	Loan	34, 70, 71	1	L(24),D(91),O(5)	3,845,483	881,946	2,963,538	3/31/2021	T-12	3,845,483	877,578	2,967,905	12/31/2020	T-12	3,828,573	767,094
18	Loan		1	L(2),YM1(115),O(3)	2,331,646	204,856	2,126,790	3/31/2021	T-12	2,336,454	204,024	2,132,431	12/31/2020	T-12	2,308,937	190,907
19	Loan	72, 73	1	L(24),D(92),O(4)	3,466,283	2,860,364	605,919	4/30/2021	T-12	3,850,022	3,142,260	707,762	12/31/2020	T-12	8,505,358	4,995,277
20	Loan	8, 74, 75, 76	1	L(26),D(90),O(4)	5,768,054	4,818,470	949,584	12/31/2020	T-12	8,392,209	5,207,605	3,184,604	12/31/2019	T-12	9,844,168	5,529,551
21	Loan	54, 77, 78, 79, 80, 81	1	L(24),D(92),O(5)	1,963,339	398,251	1,565,088	3/31/2021	T-12	1,844,029	517,902	1,326,127	12/31/2020	T-12	1,658,214	469,578
22	Loan	8, 34, 82, 83, 84	3	L(35),D(80),O(5)	9,675,373	6,129,318	3,546,055	4/30/2021	T-12	9,023,574	5,919,500	3,104,074	12/31/2020	T-12	10,804,851	7,303,646
22.01	Property		1		3,429,766	1,910,199	1,519,567	4/30/2021	T-12	3,345,894	1,862,015	1,483,879	12/31/2020	T-12	3,435,716	2,124,677
22.02	Property		1		3,181,548	2,160,721	1,020,828	4/30/2021	T-12	2,925,586	2,067,785	857,802	12/31/2020	T-12	3,711,897	2,565,612
22.03	Property		1		3,064,059	2,058,398	1,005,660	4/30/2021	T-12	2,752,094	1,989,701	762,393	12/31/2020	T-12	3,657,237	2,613,357
23	Loan	85, 86	1	L(24),D(92),O(4)	2,369,887	815,194	1,554,693	12/31/2020	T-12	2,546,264	993,263	1,553,001	12/31/2019	T-12	NAV	NAV
24	Loan	87, 88	1	L(24),D(92),O(4)	1,976,607	513,631	1,462,977	3/31/2021	T-12	1,947,119	528,937	1,418,181	12/31/2020	T-12	1,895,989	525,121
25	Loan	34, 89	1	L(5),YM1(52),O(3)	730,264	400,611	329,652	2/28/2021	T-12	542,362	395,058	147,304	12/31/2020	T-12	NAV	NAV
26	Loan	54, 90, 91	1	L(26),YM1(11),O(24)	7,249,586	7,090,444	159,142	4/30/2021	T-12	7,755,036	8,113,498	(358,461)	12/31/2020	T-12	19,108,562	14,491,423
27	Loan	34, 92	1	L(24),D(91),O(5)	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
28	Loan	34, 93	1	L(24),D(32),O(4)	3,006,002	925,487	2,080,515	2/28/2021	T-12	3,029,202	916,031	2,113,171	12/31/2020	T-12	2,948,949	920,123
29	Loan	34	1	L(24),D(93),O(3)	2,863,706	1,493,547	1,370,158	3/31/2021	T-12	2,962,721	1,539,164	1,423,558	12/31/2020	T-12	3,062,762	1,595,359
30	Loan	54, 94, 95, 96, 97	1	L(26),YM1(92),O(3)	1,109,892	350,538	759,354	4/30/2021	T-12	996,045	336,100	659,945	12/31/2020	T-12	NAV	NAV
31	Loan	98	1	L(24),D(90),O(6)	1,677,886	365,288	1,312,598	4/30/2021	T-12	1,569,359	361,259	1,208,100	12/31/2020	T-12	1,647,737	415,441
32	Loan	99, 100, 101, 102, 103, 104, 105, 106, 107	1	L(24),YM2(92),O(4)	1,265,212	347,356	917,856	12/31/2020	T-12	949,992	201,579	748,413	12/31/2019	T-12	NAV	NAV
33	Loan	108, 109, 124	1	L(35),D(81),O(4)	2,152,094	1,447,996	704,098	4/30/2021	T-12	2,113,956	1,435,037	678,919	12/31/2020	T-12	3,275,523	2,125,205
34	Loan	110, 111	1	L(24),D(92),O(4)	1,194,909	629,042	565,867	2/28/2021	T-12	1,128,666	631,215	497,452	12/31/2020	T-12	1,133,705	602,811
35	Loan	41	1	L(24),D(55),O(5)	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
36	Loan		1	L(25),D(91),O(4)	1,165,225	339,047	826,178	3/31/2021	Annualized	1,087,423	354,527	732,895	11/30/2020	Annualized	979,337	293,411
37	Loan	112, 113	1	L(24),D(91),O(5)	1,121,788	396,230	725,558	4/30/2021	T-12	1,075,896	348,318	727,578	12/31/2020	T-12	1,155,715	381,297
38	Loan	114, 115, 126	3	L(24),D(92),O(4)	515,067	98,688	416,379	4/30/2021	T-12	539,470	94,729	444,741	12/31/2020	T-12	615,614	93,964
38.01	Property		1		171,650	29,996	141,654	4/30/2021	T-12	182,975	29,101	153,874	12/31/2020	T-12	214,614	28,510
38.02	Property		1		200,755	37,467	163,288	4/30/2021	T-12	203,470	36,567	166,903	12/31/2020	T-12	220,371	36,408
38.03	Property		1		142,662	31,224	111,438	4/30/2021	T-12	153,025	29,061	123,964	12/31/2020	T-12	180,629	29,047
39	Loan	116, 117	1	L(24),D(92),O(4)	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
40	Loan	118	1	L(24),D(93),O(3)	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
41	Loan	119	5	L(24),D(92),O(4)	920,780	267,853	652,927	12/31/2020	T-12	918,955	273,747	645,208	12/31/2019	T-12	819,172	305,411
41.01	Property		1		307,580	109,853	197,726	12/31/2020	T-12	264,259	115,055	149,204	12/31/2019	T-12	250,455	115,965
41.02	Property		1		215,990	43,508	172,482	12/31/2020	T-12	237,210	29,620	207,590	12/31/2019	T-12	215,165	56,575
41.03	Property		1		172,695	62,100	110,596	12/31/2020	T-12	167,284	65,018	102,266	12/31/2019	T-12	152,731	65,596
41.04	Property		1		181,950	36,470	145,480	12/31/2020	T-12	208,744	50,084	158,660	12/31/2019	T-12	162,803	46,979
41.05	Property		1		42,564	15,922	26,642	12/31/2020	T-12	41,458	13,970	27,488	12/31/2019	T-12	38,017	20,296
42	Loan		1	L(24),D(93),O(3)	573,565	120,715	452,850	3/31/2021	T-12	573,564	121,054	452,510	12/31/2020	T-12	573,565	116,961
43	Loan	120, 121	2	L(24),D(57),O(3)	729,463	134,549	594,914	3/31/2021	Annualized	NAV	NAV	NAV	NAV	NAV	NAV	NAV
43.01	Property		1		329,496	66,876	262,620	3/31/2021	Annualized	NAV	NAV	NAV	NAV	NAV	NAV	NAV
43.02	Property		1		399,967	67,673	332,294	3/31/2021	T-12	NAV	NAV	NAV	NAV	NAV	NAV	NAV
44	Loan	122	1	L(24),D(92),O(4)	391,391	66,486	324,905	5/31/2021	Annualized	NAV	NAV	NAV	NAV	NAV	NAV	NAV
45	Loan		1	L(25),D(55),O(4)	560,669	194,051	366,618	3/31/2021	T-12	542,669	188,674	353,995	12/31/2020	T-12	558,791	197,322
46	Loan	41	1	L(24),YM1(92),O(4)	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
47	Loan	41, 123	1	L(24),D(92),O(4)	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV

BMARK 2021-B27

Annex A

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Third Most Recent NOI ($)	Third Most Recent NOI Date	Third Most Recent Description	Underwritten Economic Occupancy (%)	Underwritten EGI ($)	Underwritten Expenses ($)	Underwritten Net Operating Income ($)	Underwritten Replacement / FF&E Reserve ($)	Underwritten TI / LC ($)	Underwritten Net Cash Flow ($)	Underwritten NOI DSCR (x)	Underwritten NCF DSCR (x)	Underwritten NOI Debt Yield (%)	Underwritten NCF Debt Yield (%)	Appraised Value ($)
														4	4
1	Loan	8, 9, 10, 11, 12, 13, 14, 15, 16, 17	1	NAV	NAV	NAV	97.6%	66,137,945	10,736,605	55,401,340	161,024	373,279	54,867,037	4.77	4.72	14.6%	14.4%	1,000,000,000
2	Loan	8, 18, 19, 20, 21, 22, 23, 24	33	21,046,296	12/31/2018	T-12	96.3%	40,657,216	8,103,834	32,553,381	893,874	1,709,718	29,949,790	5.55	5.10	14.0%	12.9%	615,720,000
2.01	Property		1	NAV	NAV	NAV	100.0%	3,352,487	435,156	2,917,330	57,798	115,596	2,743,936					49,300,000
2.02	Property		1	NAV	NAV	NAV	100.0%	2,431,452	341,513	2,089,939	71,253	142,506	1,876,180					43,300,000
2.03	Property		1	NAV	NAV	NAV	100.0%	2,040,442	271,654	1,768,788	75,600	137,160	1,556,028					35,000,000
2.04	Property		1	NAV	NAV	NAV	100.0%	2,247,149	520,721	1,726,428	53,505	107,010	1,565,913					34,700,000
2.05	Property		1	NAV	NAV	NAV	100.0%	2,158,573	385,335	1,773,238	52,275	104,550	1,616,413					34,400,000
2.06	Property		1	NAV	NAV	NAV	100.0%	1,915,753	327,697	1,588,056	53,550	107,100	1,427,406					34,300,000
2.07	Property		1	NAV	NAV	NAV	100.0%	1,927,953	331,953	1,596,000	52,500	105,000	1,438,500					14,650,000
2.08	Property		1	NAV	NAV	NAV	100.0%	2,235,643	376,603	1,859,040	49,575	76,622	1,732,844					33,800,000
2.09	Property		1	NAV	NAV	NAV	100.0%	1,819,009	342,977	1,476,032	60,183	120,366	1,295,483					33,300,000
2.10	Property		1	NAV	NAV	NAV	100.0%	1,743,908	282,018	1,461,890	43,050	86,100	1,332,740					28,750,000
2.11	Property		1	NAV	NAV	NAV	100.0%	1,364,215	317,750	1,046,464	46,800	93,600	906,064					21,500,000
2.12	Property		1	NAV	NAV	NAV	100.0%	1,606,159	302,227	1,303,932	19,629	39,258	1,245,045					21,450,000
2.13	Property		1	NAV	NAV	NAV	100.0%	1,305,127	231,527	1,073,600	45,000	90,000	938,600					19,100,000
2.14	Property		1	NAV	NAV	NAV	100.0%	1,117,665	132,954	984,711	32,463	55,187	897,061					18,500,000
2.15	Property		1	NAV	NAV	NAV	91.9%	1,191,961	262,226	929,735	13,318	24,471	891,947					14,120,000
2.16	Property		1	NAV	NAV	NAV	100.0%	1,019,921	261,508	758,413	14,175	28,350	715,888					11,510,000
2.17	Property		1	NAV	NAV	NAV	100.0%	998,712	256,816	741,897	14,175	28,350	699,372					11,390,000
2.18	Property		1	NAV	NAV	NAV	100.0%	916,780	213,697	703,083	15,584	31,168	656,331					10,830,000
2.19	Property		1	NAV	NAV	NAV	66.8%	712,021	227,853	484,168	10,508	14,038	459,623					10,660,000
2.20	Property		1	NAV	NAV	NAV	72.2%	932,863	385,634	547,229	10,671	15,208	521,350					10,120,000
2.21	Property		1	NAV	NAV	NAV	100.0%	836,362	157,677	678,685	9,675	19,350	649,660					9,350,000
2.22	Property		1	NAV	NAV	NAV	100.0%	751,460	202,106	549,354	10,690	21,379	517,285					8,920,000
2.23	Property		1	NAV	NAV	NAV	80.3%	622,205	179,044	443,161	10,066	16,168	416,928					8,460,000
2.24	Property		1	NAV	NAV	NAV	100.0%	658,089	153,591	504,498	7,834	15,667	480,997					7,830,000
2.25	Property		1	NAV	NAV	NAV	100.0%	704,789	199,084	505,706	7,144	14,288	484,273					7,420,000
2.26	Property		1	NAV	NAV	NAV	100.0%	605,204	143,850	461,354	7,808	15,615	437,932					7,230,000
2.27	Property		1	NAV	NAV	NAV	100.0%	650,538	169,119	481,419	9,467	18,934	453,018					6,890,000
2.28	Property		1	NAV	NAV	NAV	70.7%	450,809	117,713	333,095	7,634	10,791	314,670					6,820,000
2.29	Property		1	NAV	NAV	NAV	100.0%	531,433	141,804	389,630	8,900	17,800	362,929					6,400,000
2.30	Property		1	NAV	NAV	NAV	100.0%	586,343	126,866	459,477	5,827	11,654	441,996					6,230,000
2.31	Property		1	NAV	NAV	NAV	100.0%	529,454	101,174	428,280	5,624	11,247	411,409					5,970,000
2.32	Property		1	NAV	NAV	NAV	55.4%	333,948	98,827	235,121	5,192	5,757	224,172					5,790,000
2.33	Property		1	NAV	NAV	NAV	73.6%	358,790	105,160	253,630	6,404	9,428	237,798					5,400,000
3	Loan	8, 25, 26, 27, 28, 29, 30, 31	1	NAV	NAV	NAV	100.0%	32,466,229	12,264,849	20,201,380	114,617	0	20,086,764	2.69	2.67	9.2%	9.1%	365,000,000
4	Loan	8, 32, 33, 34, 54, 127	1	4,479,984	12/31/2018	T-12	91.8%	10,011,760	3,190,484	6,821,276	83,930	439,456	6,497,890	1.34	1.28	8.2%	7.8%	114,500,000
5	Loan	8, 35, 36, 37, 38, 39, 40	1	NAV	NAV	NAV	92.9%	36,483,599	5,700,582	30,783,017	154,882	77,346	30,550,788	4.30	4.27	13.1%	13.0%	670,000,000
6	Loan	8, 41	1	NAV	NAV	NAV	95.0%	7,887,712	690,376	7,197,336	160,000	250,749	6,786,587	2.79	2.63	10.0%	9.4%	122,000,000
7	Loan		18	3,876,482	12/31/2018	T-12	95.0%	7,043,779	3,066,299	3,977,480	52,160	0	3,925,320	2.16	2.13	8.0%	7.9%	95,700,000
7.01	Property		1	201,595	12/31/2018	T-12	97.1%	1,172,205	494,568	677,636	7,133	0	670,503					12,500,000
7.02	Property		1	510,903	12/31/2018	T-12	95.7%	783,568	401,472	382,096	7,542	0	374,554					8,800,000
7.03	Property		1	292,694	12/31/2018	T-12	95.7%	368,770	122,218	246,552	2,287	0	244,265					5,550,000
7.04	Property		1	139,573	12/31/2018	T-12	95.7%	408,067	183,528	224,539	4,065	0	220,474					6,900,000
7.05	Property		1	263,490	12/31/2018	T-12	95.7%	369,493	147,637	221,856	2,258	0	219,598					5,000,000
7.06	Property		1	254,864	12/31/2018	T-12	95.7%	386,730	171,280	215,450	2,987	0	212,463					4,700,000
7.07	Property		1	242,178	12/31/2018	T-12	95.7%	325,652	121,338	204,314	2,235	0	202,079					5,450,000
7.08	Property		1	226,762	12/31/2018	T-12	95.7%	380,334	197,906	182,428	3,367	0	179,061					4,750,000
7.09	Property		1	228,125	12/31/2018	T-12	95.7%	301,193	113,172	188,021	1,875	0	186,146					4,100,000
7.10	Property		1	213,751	12/31/2018	T-12	95.7%	302,629	117,592	185,037	2,017	0	183,021					4,100,000
7.11	Property		1	192,648	12/31/2018	T-12	95.7%	309,390	126,672	182,719	2,332	0	180,387					3,900,000
7.12	Property		1	156,703	12/31/2018	T-12	80.1%	343,800	162,931	180,869	2,154	0	178,715					5,700,000
7.13	Property		1	178,081	12/31/2018	T-12	95.7%	281,645	103,398	178,247	1,967	0	176,280					4,900,000
7.14	Property		1	185,919	12/31/2018	T-12	95.7%	264,161	97,909	166,252	1,857	0	164,395					3,750,000
7.15	Property		1	146,503	12/31/2018	T-12	95.7%	306,514	146,972	159,542	2,648	0	156,894					4,700,000
7.16	Property		1	160,145	12/31/2018	T-12	95.7%	261,821	114,894	146,927	2,275	0	144,652					3,900,000
7.17	Property		1	162,340	12/31/2018	T-12	95.7%	249,989	115,856	134,132	1,296	0	132,836					3,900,000
7.18	Property		1	120,209	12/31/2018	T-12	95.7%	227,818	126,956	100,862	1,867	0	98,995					3,100,000
8	Loan	42, 43, 44, 45	1	4,711,368	12/31/2018	T-12	95.2%	7,622,885	2,649,865	4,973,020	37,829	491,737	4,443,454	3.52	3.14	11.1%	9.9%	72,300,000
9	Loan	46, 47, 48, 49, 50, 51, 52	56	3,480,466	12/31/2018	T-12	97.0%	4,165,307	122,592	4,042,715	0	0	4,042,715	2.24	2.24	9.9%	9.9%	72,600,000
9.01	Property		1	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV					825,000
9.02	Property		1	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV					1,230,000
9.03	Property		1	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV					1,175,000
9.04	Property		1	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV					1,570,000
9.05	Property		1	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV					1,450,000
9.06	Property		1	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV					1,690,000
9.07	Property		1	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV					830,000
9.08	Property		1	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV					1,270,000
9.09	Property		1	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV					1,210,000
9.10	Property		1	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV					1,350,000
9.11	Property		1	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV					990,000
9.12	Property		1	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV					1,690,000
9.13	Property		1	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV					2,350,000
9.14	Property		1	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV					1,510,000
9.15	Property		1	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV					1,470,000
9.16	Property		1	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV					850,000
9.17	Property		1	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV					2,290,000
9.18	Property		1	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV					1,100,000
9.19	Property		1	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV					1,180,000
9.20	Property		1	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV					1,125,000
9.21	Property		1	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV					1,940,000
9.22	Property		1	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV					1,200,000
9.23	Property		1	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV					1,390,000
9.24	Property		1	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV					1,330,000
9.25	Property		1	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV					1,125,000
9.26	Property		1	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV					1,370,000
9.27	Property		1	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV					1,350,000
9.28	Property		1	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV					1,430,000
9.29	Property		1	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV					1,200,000
9.30	Property		1	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV					680,000
9.31	Property		1	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV					1,240,000
9.32	Property		1	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV					930,000
9.33	Property		1	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV					1,770,000
9.34	Property		1	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV					1,610,000
9.35	Property		1	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV					1,390,000
9.36	Property		1	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV					1,625,000
9.37	Property		1	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV					1,210,000
9.38	Property		1	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV					1,060,000
9.39	Property		1	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV					760,000
9.40	Property		1	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV					920,000
9.41	Property		1	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV					825,000
9.42	Property		1	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV					900,000

BMARK 2021-B27

Annex A

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Third Most Recent NOI ($)	Third Most Recent NOI Date	Third Most Recent Description	Underwritten Economic Occupancy (%)	Underwritten EGI ($)	Underwritten Expenses ($)	Underwritten Net Operating Income ($)	Underwritten Replacement / FF&E Reserve ($)	Underwritten TI / LC ($)	Underwritten Net Cash Flow ($)	Underwritten NOI DSCR (x)	Underwritten NCF DSCR (x)	Underwritten NOI Debt Yield (%)	Underwritten NCF Debt Yield (%)	Appraised Value ($)
														4	4
9.43	Property		1	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV					1,925,000
9.44	Property		1	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV					1,640,000
9.45	Property		1	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV					1,160,000
9.46	Property		1	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV					800,000
9.47	Property		1	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV					1,300,000
9.48	Property		1	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV					1,580,000
9.49	Property		1	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV					830,000
9.50	Property		1	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV					625,000
9.51	Property		1	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV					1,475,000
9.52	Property		1	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV					1,640,000
9.53	Property		1	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV					675,000
9.54	Property		1	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV					590,000
9.55	Property		1	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV					750,000
9.56	Property		1	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV					1,150,000
10	Loan	53, 54, 55, 56, 57, 58	8	4,134,962	12/31/2019	T-12	90.9%	6,152,394	1,773,542	4,378,852	51,874	0	4,326,978	1.97	1.94	10.8%	10.7%	68,470,000
10.01	Property		1	1,384,269	12/31/2019	T-12	89.6%	1,834,084	358,113	1,475,971	17,273	0	1,458,698					26,470,000
10.02	Property		1	576,647	12/31/2019	T-12	91.2%	814,129	196,157	617,972	3,132	0	614,840					9,490,000
10.03	Property		1	297,246	12/31/2019	T-12	96.8%	510,767	165,450	345,317	4,189	0	341,128					6,470,000
10.04	Property		1	323,365	12/31/2019	T-12	93.8%	619,952	210,298	409,654	4,337	0	405,317					6,240,000
10.05	Property		1	385,897	12/31/2019	T-12	81.4%	610,519	208,718	401,801	7,903	0	393,898					6,150,000
10.06	Property		1	385,878	12/31/2019	T-12	95.7%	572,024	205,950	366,074	6,165	0	359,909					5,510,000
10.07	Property		1	575,158	12/31/2019	T-12	94.1%	802,593	288,009	514,584	6,266	0	508,318					5,400,000
10.08	Property		1	206,503	12/31/2019	T-12	96.8%	388,327	140,846	247,481	2,610	0	244,871					2,740,000
11	Loan		1	NAV	NAV	NAV	95.0%	3,226,969	96,809	3,130,160	11,000	0	3,119,160	2.02	2.01	8.0%	8.0%	64,400,000
12	Loan	59, 60	1	NAV	NAV	NAV	100.0%	3,275,400	0	3,275,400	0	0	3,275,400	2.62	2.62	9.9%	9.9%	57,800,000
13	Loan	61	4	2,712,765	12/31/2019	T-12	95.0%	4,285,499	2,059,719	2,225,780	50,685	16,725	2,158,371	1.98	1.92	7.4%	7.1%	58,650,000
13.01	Property		1	1,253,956	12/31/2019	T-12	95.0%	2,092,261	953,084	1,139,176	28,067	6,000	1,105,110					28,950,000
13.02	Property		1	991,576	12/31/2019	T-12	95.0%	1,490,040	697,463	792,577	15,705	4,125	772,747					21,569,979
13.03	Property		1	324,363	12/31/2019	T-12	95.0%	634,798	349,876	284,923	6,733	4,800	273,389					7,723,278
13.04	Property		1	142,870	12/31/2019	T-12	100.0%	68,400	59,295	9,105	180	1,800	7,125					406,743
14	Loan	34	1	NAV	NAV	NAV	95.0%	3,784,713	705,636	3,079,077	19,635	111,920	2,947,523	3.22	3.08	10.3%	9.8%	51,100,000
15	Loan	54, 62, 63, 64	1	2,152,285	12/31/2018	T-12	86.8%	5,168,928	2,605,411	2,563,517	56,862	346,536	2,560,119	2.45	2.45	9.1%	9.1%	43,400,000
16	Loan	8, 65, 66, 67, 68, 69	1	5,958,334	12/31/2019	T-12	95.0%	9,422,449	1,146,835	8,275,615	187,668	326,832	7,761,115	2.44	2.29	9.4%	8.8%	150,500,000
17	Loan	34, 70, 71	1	3,061,479	12/31/2019	T-12	99.0%	3,693,745	819,361	2,874,384	29,982	0	2,844,403	3.33	3.30	10.3%	10.2%	44,110,000
18	Loan		1	2,118,030	12/31/2019	T-12	95.5%	2,488,185	243,404	2,244,781	6,795	127,121	2,110,865	2.32	2.18	8.7%	8.2%	50,000,000
19	Loan	72, 73	1	3,510,081	12/31/2019	T-12	89.6%	8,494,943	5,086,504	3,408,439	339,798	0	3,068,641	4.74	4.26	17.9%	16.2%	37,000,000
20	Loan	8, 74, 75, 76	1	4,314,617	12/31/2018	T-12	95.5%	10,056,678	4,756,558	5,300,121	74,930	0	5,225,190	1.70	1.67	9.6%	9.4%	75,000,000
21	Loan	54, 77, 78, 79, 80, 81	1	1,188,636	12/31/2019	T-12	94.0%	2,265,155	496,734	1,768,421	993	95,957	1,671,472	1.84	1.74	10.1%	9.6%	26,900,000
22	Loan	8, 34, 82, 83, 84	3	3,501,205	12/31/2019	T-12	67.8%	9,675,373	6,078,594	3,596,779	387,015	0	3,209,764	1.90	1.69	12.8%	11.4%	36,500,000
22.01	Property		1	1,311,039	12/31/2019	T-12	80.8%	3,429,766	1,881,294	1,548,471	137,191	0	1,411,281					13,000,000
22.02	Property		1	1,146,285	12/31/2019	T-12	62.4%	3,181,548	2,153,699	1,027,849	127,262	0	900,587					12,000,000
22.03	Property		1	1,043,881	12/31/2019	T-12	62.6%	3,064,059	2,043,600	1,020,458	122,562	0	897,896					11,500,000
23	Loan	85, 86	1	NAV	NAV	NAV	95.0%	2,449,378	911,604	1,537,774	17,986	101,187	1,418,602	2.00	1.84	10.3%	9.5%	24,080,000
24	Loan	87, 88	1	1,370,868	12/31/2019	T-12	79.5%	1,978,811	644,362	1,334,449	29,344	0	1,305,105	1.63	1.59	9.0%	8.8%	22,850,000
25	Loan	34, 89	1	NAV	NAV	NAV	95.0%	1,858,151	575,949	1,282,203	100,000	49,376	1,132,827	1.53	1.35	8.9%	7.9%	22,000,000
26	Loan	54, 90, 91	1	4,617,140	12/31/2019	T-12	76.5%	16,828,395	12,895,057	3,933,338	673,136	0	3,260,202	7.93	6.58	29.1%	24.1%	33,800,000
27	Loan	34, 92	1	NAV	NAV	NAV	95.0%	2,353,480	548,415	1,805,065	11,462	54,445	1,739,158	4.50	4.34	13.4%	12.9%	29,800,000
28	Loan	34, 93	1	2,028,826	12/31/2019	T-12	95.0%	2,826,486	941,233	1,885,253	4,178	27,850	1,853,225	2.67	2.63	14.5%	14.3%	21,600,000
29	Loan	34	1	1,467,403	12/31/2019	T-12	89.7%	2,907,803	1,598,274	1,309,529	22,432	136,717	1,150,380	2.94	2.59	10.8%	9.5%	22,100,000
30	Loan	54, 94, 95, 96, 97	1	NAV	NAV	NAV	93.3%	1,456,365	390,256	1,066,109	5,960	81,188	978,961	1.62	1.49	9.6%	8.8%	15,500,000
31	Loan	98	1	1,232,296	12/31/2019	T-12	95.1%	1,702,197	399,945	1,302,252	15,453	38,634	1,248,165	4.02	3.86	12.4%	11.9%	16,400,000
32	Loan	99, 100, 101, 102, 103, 104, 105, 106, 107	1	NAV	NAV	NAV	87.6%	1,390,285	293,623	1,096,663	10,263	20,275	1,066,125	1.86	1.81	11.4%	11.0%	16,000,000
33	Loan	108, 109, 124	1	1,150,318	12/31/2019	T-12	83.9%	3,275,523	2,064,940	1,210,582	131,021	0	1,079,561	2.15	1.92	12.4%	11.0%	14,500,000
34	Loan	110, 111	1	530,894	12/31/2019	T-12	89.8%	1,540,936	602,705	938,231	6,473	43,009	888,749	1.79	1.69	9.8%	9.3%	15,800,000
35	Loan	41	1	NAV	NAV	NAV	96.8%	940,062	98,985	841,077	15,000	28,431	797,646	2.53	2.40	8.8%	8.3%	14,800,000
36	Loan		1	685,926	12/31/2019	T-12	82.5%	1,251,085	401,227	849,858	11,208	0	838,650	2.35	2.32	9.4%	9.3%	16,100,000
37	Loan	112, 113	1	774,418	12/31/2019	T-12	94.3%	1,259,585	361,500	898,085	19,829	53,041	825,215	1.97	1.81	10.7%	9.8%	12,200,000
38	Loan	114, 115, 126	3	521,650	12/31/2019	T-12	92.5%	565,545	97,981	467,564	4,250	1,500	461,814	1.78	1.75	7.0%	6.9%	10,600,000
38.01	Property		1	186,104	12/31/2019	T-12	92.5%	194,250	30,133	164,117	1,500	0	162,617					3,800,000
38.02	Property		1	183,963	12/31/2019	T-12	92.5%	201,099	37,117	163,982	1,250	1,500	161,232					3,400,000
38.03	Property		1	151,582	12/31/2019	T-12	92.5%	170,196	30,732	139,464	1,500	0	137,964					3,400,000
39	Loan	116, 117	1	NAV	NAV	NAV	72.8%	686,813	198,291	488,522	0	18,200	470,322	1.98	1.91	7.5%	7.2%	10,400,000
40	Loan	118	1	NAV	NAV	NAV	95.0%	530,257	65,983	464,274	4,000	0	460,274	1.98	1.96	8.1%	8.0%	9,700,000
41	Loan	119	5	513,761	12/31/2018	T-12	94.7%	871,430	301,439	569,992	11,925	0	558,067	1.80	1.76	10.4%	10.1%	8,550,000
41.01	Property		1	134,490	12/31/2018	T-12	95.0%	291,880	115,763	176,118	3,975	0	172,143					2,800,000
41.02	Property		1	158,590	12/31/2018	T-12	93.2%	201,355	60,258	141,097	2,775	0	138,322					2,010,000
41.03	Property		1	87,136	12/31/2018	T-12	95.0%	165,756	61,691	104,065	2,250	0	101,815					1,700,000
41.04	Property		1	115,824	12/31/2018	T-12	95.0%	171,912	51,200	120,712	2,325	0	118,387					1,600,000
41.05	Property		1	17,721	12/31/2018	T-12	95.0%	40,527	12,528	27,999	600	0	27,399					440,000
42	Loan		1	456,604	12/31/2019	T-12	95.0%	629,019	160,948	468,072	6,990	20,900	440,182	1.51	1.42	8.5%	8.0%	8,500,000
43	Loan	120, 121	2	NAV	NAV	NAV	95.0%	792,403	182,937	609,466	9,322	26,820	573,323	3.53	3.32	13.2%	12.5%	9,700,000
43.01	Property		1	NAV	NAV	NAV	95.0%	415,686	90,364	325,322	3,761	13,732	307,830					4,850,000
43.02	Property		1	NAV	NAV	NAV	95.0%	376,717	92,573	284,144	5,561	13,089	265,494					4,850,000
44	Loan	122	1	NAV	NAV	NAV	95.0%	376,041	73,431	302,610	1,750	0	300,860	1.78	1.77	7.3%	7.2%	6,460,000
45	Loan		1	361,469	12/31/2019	T-12	76.1%	560,669	222,497	338,171	5,495	0	332,676	2.09	2.06	8.5%	8.3%	6,400,000
46	Loan	41	1	NAV	NAV	NAV	97.0%	379,755	11,757	367,998	2,223	5,696	360,079	2.50	2.45	10.0%	9.8%	5,890,000
47	Loan	41, 123	1	NAV	NAV	NAV	97.6%	424,664	157,080	267,584	1,442	5,427	260,716	1.56	1.52	9.1%	8.9%	4,600,000

BMARK 2021-B27

Annex A

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Appraised Value Type	Appraisal Date	Cut-off Date LTV Ratio (%)	LTV Ratio at Maturity / ARD (%)	Leased Occupancy (%)	Occupancy Date	Single Tenant (Y/N)	Largest Tenant	Largest Tenant SF	Largest Tenant % of NRA	Largest Tenant Lease Expiration Date	Second Largest Tenant
								5						6
1	Loan	8, 9, 10, 11, 12, 13, 14, 15, 16, 17	1	Hypothetical As If Stabilized	1/14/2021	38.0%	38.0%	100.0%	6/1/2021	Yes	Facebook	805,118	100.0%	1/31/2033	NAP
2	Loan	8, 18, 19, 20, 21, 22, 23, 24	33	As Is Portfolio	3/31/2021	37.8%	37.8%	98.2%
2.01	Property		1	As Is	2/24/2021			100.0%	6/1/2021	Yes	California Cartage Company	385,320	100.0%	9/30/2022	NAP
2.02	Property		1	As Is	2/24/2021			100.0%	6/1/2021	Yes	Ace Hardware	475,020	100.0%	10/31/2027	NAP
2.03	Property		1	As Is	2/22/2021			100.0%	3/1/2021	No	XPO Logistics	312,000	61.9%	11/30/2023	ProPack
2.04	Property		1	As Is	2/23/2021			100.0%	6/1/2021	Yes	Procter & Gamble	356,700	100.0%	3/31/2024	NAP
2.05	Property		1	As Is	2/23/2021			100.0%	6/1/2021	Yes	Geodis	348,500	100.0%	3/31/2026	NAP
2.06	Property		1	As Is	2/24/2021			100.0%	6/1/2021	Yes	Friant and Associates	357,000	100.0%	6/30/2025	NAP
2.07	Property		1	As Is	2/24/2021			100.0%	6/1/2021	Yes	Massimo Zanetti Beverages USA	350,000	100.0%	9/30/2036	NAP
2.08	Property		1	As Is	2/23/2021			100.0%	3/1/2021	No	Home Depot	250,305	75.7%	12/31/2026	Max Finkelstein, Inc.
2.09	Property		1	As Is	2/24/2021			100.0%	6/1/2021	Yes	Emser Tile	401,221	100.0%	7/18/2024	NAP
2.10	Property		1	As Is	2/23/2021			100.0%	6/1/2021	Yes	Rubbermaid	287,000	100.0%	1/31/2026	NAP
2.11	Property		1	As Is	2/22/2021			100.0%	6/1/2021	Yes	Sumitomo Rubber	312,000	100.0%	4/30/2025	NAP
2.12	Property		1	As Is	2/24/2021			100.0%	6/1/2021	Yes	California Cartage Company	130,860	100.0%	11/30/2021	NAP
2.13	Property		1	As Is	2/22/2021			100.0%	3/1/2021	No	Store Fixtures Warehouse	96,000	32.0%	12/31/2023	Axiom Impressions
2.14	Property		1	As Is	2/22/2021			100.0%	6/1/2021	Yes	XPO Logistics	216,420	100.0%	6/30/2024	NAP
2.15	Property		1	As Is	2/19/2021			91.9%	3/1/2021	No	International Charter School of Atlanta	42,937	48.4%	6/30/2025	United Parcel Service
2.16	Property		1	As Is	2/19/2021			100.0%	3/1/2021	No	Sugarboo	19,865	21.0%	9/30/2021	EMS Ventures dba AMR
2.17	Property		1	As Is	2/19/2021			100.0%	3/1/2021	No	Accu-Tech	39,150	41.4%	3/31/2024	Grey Orange
2.18	Property		1	As Is	2/19/2021			100.0%	3/1/2021	No	Peleman	52,000	50.1%	8/31/2025	Special T
2.19	Property		1	As Is	2/19/2021			66.7%	3/1/2021	No	Hope Industrial Systems, Inc.	35,660	50.9%	5/31/2023	Connected Fibers
2.20	Property		1	As Is	2/19/2021			72.0%	3/1/2021	No	Ingo Money	22,701	31.9%	5/31/2028	Arrow Electronics
2.21	Property		1	As Is	2/19/2021			100.0%	3/1/2021	No	Johnson Controls	36,412	56.5%	12/31/2027	EDGE Business Systems
2.22	Property		1	As Is	2/19/2021			100.0%	3/1/2021	No	Docufree	45,403	63.7%	12/31/2022	United Refrigeration
2.23	Property		1	As Is	2/19/2021			80.3%	3/1/2021	No	Plasma Surgical	25,849	38.5%	11/30/2025	Postec
2.24	Property		1	As Is	2/19/2021			100.0%	3/1/2021	No	B&R	37,835	72.4%	7/31/2024	DVA Renal Healthcare
2.25	Property		1	As Is	2/19/2021			100.0%	3/1/2021	No	Boston Scientific	17,807	37.4%	5/31/2022	PaperStyle.com
2.26	Property		1	As Is	2/19/2021			100.0%	3/1/2021	No	GS Battery	40,465	77.7%	6/30/2028	Atlantic Coast Consulting
2.27	Property		1	As Is	2/19/2021			100.0%	3/1/2021	No	Digital Basement LLC	16,310	25.8%	8/31/2023	Avtech Media Solutions
2.28	Property		1	As Is	2/19/2021			70.6%	3/1/2021	No	Access Management Group	10,998	21.6%	8/31/2025	S and W Sports Cars, Inc.
2.29	Property		1	As Is	2/19/2021			100.0%	6/1/2021	Yes	Boston Scientific	59,334	100.0%	5/31/2022	NAP
2.30	Property		1	As Is	2/19/2021			100.0%	6/1/2021	Yes	Rheem Manufacturing	38,845	100.0%	9/30/2027	NAP
2.31	Property		1	As Is	2/19/2021			100.0%	6/1/2021	Yes	StimLabs	37,490	100.0%	10/31/2025	NAP
2.32	Property		1	As Is	2/19/2021			55.3%	3/1/2021	No	Stamps.com	11,593	33.5%	8/31/2025	Northside Hospital - Imaging
2.33	Property		1	As Is	2/19/2021			73.5%	3/1/2021	No	Ecologix Environmental Systems	14,773	34.6%	12/31/2022	Cristomar
3	Loan	8, 25, 26, 27, 28, 29, 30, 31	1	Hypothetical As Is	5/1/2021	60.3%	60.3%	100.0%	5/1/2021	No	NYC Human Resources Administration	193,821	33.8%	9/13/2039	Department of Finance
4	Loan	8, 32, 33, 34, 54, 127	1	As Is	4/12/2021	72.5%	62.0%	91.9%	4/30/2021	No	RxBenefits	95,866	22.8%	10/31/2028	Cadence Bank
5	Loan	8, 35, 36, 37, 38, 39, 40	1	Hypothetical As Is	3/4/2021	35.1%	35.1%	92.2%	3/31/2021	No	Amazon.com Services LLC	680,215	87.8%	5/31/2033	Knot Springs
6	Loan	8, 41	1	As Is	5/3/2021	59.0%	59.0%	100.0%	6/6/2021	Yes	ARCP ID Cookeville TN LLC, Cookeville	1,600,000	100.0%	2/28/2039	NAP
7	Loan		18	As Is	Various	52.2%	52.2%	98.4%
7.01	Property		1	As Is	3/29/2021			96.6%	4/7/2021	NAP	NAP	NAP	NAP	NAP	NAP
7.02	Property		1	As Is	3/10/2021			100.0%	3/18/2021	NAP	NAP	NAP	NAP	NAP	NAP
7.03	Property		1	As Is	3/30/2021			100.0%	3/18/2021	NAP	NAP	NAP	NAP	NAP	NAP
7.04	Property		1	As Is	3/30/2021			100.0%	3/18/2021	NAP	NAP	NAP	NAP	NAP	NAP
7.05	Property		1	As Is	3/10/2021			100.0%	3/18/2021	NAP	NAP	NAP	NAP	NAP	NAP
7.06	Property		1	As Is	3/10/2021			100.0%	3/18/2021	NAP	NAP	NAP	NAP	NAP	NAP
7.07	Property		1	As Is	3/30/2021			100.0%	3/18/2021	NAP	NAP	NAP	NAP	NAP	NAP
7.08	Property		1	As Is	3/30/2021			100.0%	3/18/2021	NAP	NAP	NAP	NAP	NAP	NAP
7.09	Property		1	As Is	3/10/2021			100.0%	3/18/2021	NAP	NAP	NAP	NAP	NAP	NAP
7.10	Property		1	As Is	3/10/2021			100.0%	3/18/2021	NAP	NAP	NAP	NAP	NAP	NAP
7.11	Property		1	As Is	3/10/2021			100.0%	3/18/2021	NAP	NAP	NAP	NAP	NAP	NAP
7.12	Property		1	As Is	3/10/2021			75.0%	3/18/2021	NAP	NAP	NAP	NAP	NAP	NAP
7.13	Property		1	As Is	3/30/2021			100.0%	3/18/2021	NAP	NAP	NAP	NAP	NAP	NAP
7.14	Property		1	As Is	3/30/2021			100.0%	3/18/2021	NAP	NAP	NAP	NAP	NAP	NAP
7.15	Property		1	As Is	3/30/2021			100.0%	3/18/2021	NAP	NAP	NAP	NAP	NAP	NAP
7.16	Property		1	As Is	3/30/2021			100.0%	3/18/2021	NAP	NAP	NAP	NAP	NAP	NAP
7.17	Property		1	As Is	3/10/2021			100.0%	3/18/2021	NAP	NAP	NAP	NAP	NAP	NAP
7.18	Property		1	As Is	3/30/2021			100.0%	3/18/2021	NAP	NAP	NAP	NAP	NAP	NAP
8	Loan	42, 43, 44, 45	1	As Is	4/29/2021	62.2%	62.2%	100.0%	4/1/2021	No	NYS Office of Temp & Disability Assistance	68,791	45.5%	1/31/2029	Neighborhood Defender
9	Loan	46, 47, 48, 49, 50, 51, 52	56	As Is Portfolio	2/11/2021	56.5%	56.5%	100.0%
9.01	Property		1	As Is	2/2/2021			100.0%	6/6/2021	Yes	O’Reilly Automotive Stores, Inc.	6,776	100.0%	12/31/2036	NAP
9.02	Property		1	As Is	2/3/2021			100.0%	6/6/2021	Yes	O’Reilly Automotive Stores, Inc.	6,442	100.0%	12/31/2036	NAP
9.03	Property		1	As Is	2/1/2021			100.0%	6/6/2021	Yes	O’Reilly Automotive Stores, Inc.	6,718	100.0%	12/31/2036	NAP
9.04	Property		1	As Is	2/7/2021			100.0%	6/6/2021	Yes	O’Reilly Automotive Stores, Inc.	7,976	100.0%	12/31/2036	NAP
9.05	Property		1	As Is	1/31/2021			100.0%	6/6/2021	Yes	O’Reilly Automotive Stores, Inc.	8,216	100.0%	12/31/2036	NAP
9.06	Property		1	As Is	2/2/2021			100.0%	6/6/2021	Yes	O’Reilly Automotive Stores, Inc.	9,576	100.0%	12/31/2036	NAP
9.07	Property		1	As Is	2/4/2021			100.0%	6/6/2021	Yes	O’Reilly Automotive Stores, Inc.	5,716	100.0%	12/31/2036	NAP
9.08	Property		1	As Is	2/2/2021			100.0%	6/6/2021	Yes	O’Reilly Automotive Stores, Inc.	9,576	100.0%	12/31/2036	NAP
9.09	Property		1	As Is	2/5/2021			100.0%	6/6/2021	Yes	O’Reilly Automotive Stores, Inc.	6,384	100.0%	12/31/2036	NAP
9.10	Property		1	As Is	2/3/2021			100.0%	6/6/2021	Yes	O’Reilly Automotive Stores, Inc.	8,776	100.0%	12/31/2036	NAP
9.11	Property		1	As Is	1/30/2021			100.0%	6/6/2021	Yes	O’Reilly Automotive Stores, Inc.	6,618	100.0%	12/31/2036	NAP
9.12	Property		1	As Is	2/7/2021			100.0%	6/6/2021	Yes	O’Reilly Automotive Stores, Inc.	7,150	100.0%	12/31/2036	NAP
9.13	Property		1	As Is	1/30/2021			100.0%	6/6/2021	Yes	O’Reilly Automotive Stores, Inc.	13,976	100.0%	12/31/2036	NAP
9.14	Property		1	As Is	2/1/2021			100.0%	6/6/2021	Yes	O’Reilly Automotive Stores, Inc.	5,036	100.0%	12/31/2036	NAP
9.15	Property		1	As Is	2/4/2021			100.0%	6/6/2021	Yes	O’Reilly Automotive Stores, Inc.	8,258	100.0%	12/31/2036	NAP
9.16	Property		1	As Is	2/4/2021			100.0%	6/6/2021	Yes	O’Reilly Automotive Stores, Inc.	5,016	100.0%	12/31/2036	NAP
9.17	Property		1	As Is	1/31/2021			100.0%	6/6/2021	Yes	O’Reilly Automotive Stores, Inc.	6,918	100.0%	12/31/2036	NAP
9.18	Property		1	As Is	2/4/2021			100.0%	6/6/2021	Yes	O’Reilly Automotive Stores, Inc.	5,576	100.0%	12/31/2036	NAP
9.19	Property		1	As Is	1/30/2021			100.0%	6/6/2021	Yes	O’Reilly Automotive Stores, Inc.	6,240	100.0%	12/31/2036	NAP
9.20	Property		1	As Is	2/1/2021			100.0%	6/6/2021	Yes	O’Reilly Automotive Stores, Inc.	6,667	100.0%	12/31/2036	NAP
9.21	Property		1	As Is	1/30/2021			100.0%	6/6/2021	Yes	O’Reilly Automotive Stores, Inc.	7,757	100.0%	12/31/2036	NAP
9.22	Property		1	As Is	2/1/2021			100.0%	6/6/2021	Yes	O’Reilly Automotive Stores, Inc.	7,176	100.0%	12/31/2036	NAP
9.23	Property		1	As Is	2/3/2021			100.0%	6/6/2021	Yes	O’Reilly Automotive Stores, Inc.	8,595	100.0%	12/31/2036	NAP
9.24	Property		1	As Is	2/1/2021			100.0%	6/6/2021	Yes	O’Reilly Automotive Stores, Inc.	7,176	100.0%	12/31/2036	NAP
9.25	Property		1	As Is	2/2/2021			100.0%	6/6/2021	Yes	O’Reilly Automotive Stores, Inc.	6,400	100.0%	12/31/2036	NAP
9.26	Property		1	As Is	2/7/2021			100.0%	6/6/2021	Yes	O’Reilly Automotive Stores, Inc.	9,200	100.0%	12/31/2036	NAP
9.27	Property		1	As Is	2/1/2021			100.0%	6/6/2021	Yes	O’Reilly Automotive Stores, Inc.	10,023	100.0%	12/31/2036	NAP
9.28	Property		1	As Is	2/3/2021			100.0%	6/6/2021	Yes	O’Reilly Automotive Stores, Inc.	8,040	100.0%	12/31/2036	NAP
9.29	Property		1	As Is	2/3/2021			100.0%	6/6/2021	Yes	O’Reilly Automotive Stores, Inc.	7,968	100.0%	12/31/2036	NAP
9.30	Property		1	As Is	1/31/2021			100.0%	6/6/2021	Yes	O’Reilly Automotive Stores, Inc.	5,576	100.0%	12/31/2036	NAP
9.31	Property		1	As Is	2/2/2021			100.0%	6/6/2021	Yes	O’Reilly Automotive Stores, Inc.	5,476	100.0%	12/31/2036	NAP
9.32	Property		1	As Is	1/30/2021			100.0%	6/6/2021	Yes	O’Reilly Automotive Stores, Inc.	7,526	100.0%	12/31/2036	NAP
9.33	Property		1	As Is	2/3/2021			100.0%	6/6/2021	Yes	O’Reilly Automotive Stores, Inc.	10,182	100.0%	12/31/2036	NAP
9.34	Property		1	As Is	1/29/2021			100.0%	6/6/2021	Yes	O’Reilly Automotive Stores, Inc.	6,576	100.0%	12/31/2036	NAP
9.35	Property		1	As Is	1/31/2020			100.0%	6/6/2021	Yes	O’Reilly Automotive Stores, Inc.	6,400	100.0%	12/31/2036	NAP
9.36	Property		1	As Is	2/2/2021			100.0%	6/6/2021	Yes	O’Reilly Automotive Stores, Inc.	8,614	100.0%	12/31/2036	NAP
9.37	Property		1	As Is	2/2/2021			100.0%	6/6/2021	Yes	O’Reilly Automotive Stores, Inc.	6,338	100.0%	12/31/2036	NAP
9.38	Property		1	As Is	2/2/2021			100.0%	6/6/2021	Yes	O’Reilly Automotive Stores, Inc.	5,476	100.0%	12/31/2036	NAP
9.39	Property		1	As Is	2/1/2021			100.0%	6/6/2021	Yes	O’Reilly Automotive Stores, Inc.	6,357	100.0%	12/31/2036	NAP
9.40	Property		1	As Is	2/3/2021			100.0%	6/6/2021	Yes	O’Reilly Automotive Stores, Inc.	6,441	100.0%	12/31/2036	NAP
9.41	Property		1	As Is	2/2/2021			100.0%	6/6/2021	Yes	O’Reilly Automotive Stores, Inc.	5,033	100.0%	12/31/2036	NAP
9.42	Property		1	As Is	2/2/2021			100.0%	6/6/2021	Yes	O’Reilly Automotive Stores, Inc.	6,686	100.0%	12/31/2036	NAP

BMARK 2021-B27

Annex A

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Appraised Value Type	Appraisal Date	Cut-off Date LTV Ratio (%)	LTV Ratio at Maturity / ARD (%)	Leased Occupancy (%)	Occupancy Date	Single Tenant (Y/N)	Largest Tenant	Largest Tenant SF	Largest Tenant % of NRA	Largest Tenant Lease Expiration Date	Second Largest Tenant
								5						6
9.43	Property		1	As Is	2/2/2021			100.0%	6/6/2021	Yes	O’Reilly Automotive Stores, Inc.	12,500	100.0%	12/31/2036	NAP
9.44	Property		1	As Is	2/1/2021			100.0%	6/6/2021	Yes	O’Reilly Automotive Stores, Inc.	7,256	100.0%	12/31/2036	NAP
9.45	Property		1	As Is	2/5/2021			100.0%	6/6/2021	Yes	O’Reilly Automotive Stores, Inc.	6,417	100.0%	12/31/2036	NAP
9.46	Property		1	As Is	2/5/2021			100.0%	6/6/2021	Yes	O’Reilly Automotive Stores, Inc.	6,704	100.0%	12/31/2036	NAP
9.47	Property		1	As Is	1/30/2021			100.0%	6/6/2021	Yes	O’Reilly Automotive Stores, Inc.	8,000	100.0%	12/31/2036	NAP
9.48	Property		1	As Is	2/3/2021			100.0%	6/6/2021	Yes	O’Reilly Automotive Stores, Inc.	6,417	100.0%	12/31/2036	NAP
9.49	Property		1	As Is	1/30/2021			100.0%	6/6/2021	Yes	O’Reilly Automotive Stores, Inc.	5,576	100.0%	12/31/2036	NAP
9.50	Property		1	As Is	2/1/2021			100.0%	6/6/2021	Yes	O’Reilly Automotive Stores, Inc.	10,424	100.0%	12/31/2036	NAP
9.51	Property		1	As Is	2/1/2021			100.0%	6/6/2021	Yes	O’Reilly Automotive Stores, Inc.	6,300	100.0%	12/31/2036	NAP
9.52	Property		1	As Is	2/5/2021			100.0%	6/6/2021	Yes	O’Reilly Automotive Stores, Inc.	6,411	100.0%	12/31/2036	NAP
9.53	Property		1	As Is	2/1/2021			100.0%	6/6/2021	Yes	O’Reilly Automotive Stores, Inc.	7,018	100.0%	12/31/2036	NAP
9.54	Property		1	As Is	2/2/2021			100.0%	6/6/2021	Yes	O’Reilly Automotive Stores, Inc.	3,696	100.0%	12/31/2036	NAP
9.55	Property		1	As Is	2/2/2021			100.0%	6/6/2021	Yes	O’Reilly Automotive Stores, Inc.	5,573	100.0%	12/31/2036	NAP
9.56	Property		1	As Is	2/1/2021			100.0%	6/6/2021	Yes	O’Reilly Automotive Stores, Inc.	7,267	100.0%	12/31/2036	NAP
10	Loan	53, 54, 55, 56, 57, 58	8	As Is	Various	59.1%	40.3%	93.5%
10.01	Property		1	As Is	4/19/2021			89.4%	4/30/2021	NAP	NAP	NAP	NAP	NAP	NAP
10.02	Property		1	As Is	4/14/2021			97.2%	4/30/2021	NAP	NAP	NAP	NAP	NAP	NAP
10.03	Property		1	As Is	4/13/2021			97.9%	4/30/2021	NAP	NAP	NAP	NAP	NAP	NAP
10.04	Property		1	As Is	4/22/2021			96.2%	4/30/2021	NAP	NAP	NAP	NAP	NAP	NAP
10.05	Property		1	As Is	4/15/2021			90.8%	4/30/2021	NAP	NAP	NAP	NAP	NAP	NAP
10.06	Property		1	As Is	4/15/2021			99.0%	4/30/2021	NAP	NAP	NAP	NAP	NAP	NAP
10.07	Property		1	As Is	4/8/2021			93.5%	4/30/2021	NAP	NAP	NAP	NAP	NAP	NAP
10.08	Property		1	As Is	4/15/2021			99.0%	4/30/2021	NAP	NAP	NAP	NAP	NAP	NAP
11	Loan		1	As Is	4/27/2021	60.6%	60.6%	100.0%	6/6/2021	Yes	Chelgram (SVA) / ADT	55,000	100.0%	6/30/2042	NAP
12	Loan	59, 60	1	As Is	2/26/2021	57.1%	57.1%	100.0%	6/6/2021	Yes	Culver City Tenant, LLC	112,199	100.0%	5/31/2120	NAP
13	Loan	61	4	As Is	5/3/2021	51.5%	51.5%	97.4%
13.01	Property		1	As Is	5/3/2021			94.6%	5/26/2021	No	Foot Locker	4,000	14.7%	5/31/2029	NAP
13.02	Property		1	As Is	5/3/2021			100.0%	5/26/2021	No	Taco Bell	2,000	10.5%	3/31/2035	Sha Ran Kim & Sha Ron Kim
13.03	Property		1	As Is	5/3/2021			100.0%	5/26/2021	No	Wendy’s	3,200	35.4%	12/31/2030	NAP
13.04	Property		1	As Is	5/3/2021			100.0%	6/6/2021	Yes	Sum Yung Gai, LLC	1,200	100.0%	1/31/2033	NAP
14	Loan	34	1	As Is	4/8/2021	58.7%	58.7%	100.0%	6/1/2021	Yes	Fisker Group Inc.	78,540	100.0%	10/31/2026	NAP
15	Loan	54, 62, 63, 64	1	Hypothetical As Is	3/2/2021	65.0%	65.0%	87.4%	3/31/2021	No	Steptoe & Johnson PLLC	80,521	28.3%	2/28/2023	Douglas Parking, LLC
16	Loan	8, 65, 66, 67, 68, 69	1	As Is	3/24/2021	58.5%	58.5%	92.3%	2/28/2021	No	Global Foundries	316,313	33.7%	9/1/2027	IBM
17	Loan	34, 70, 71	1	As Is	4/6/2021	63.5%	63.5%	100.0%	6/6/2021	Yes	Kern County	166,565	100.0%	4/30/2047	NAP
18	Loan		1	As Is	3/1/2021	51.5%	51.5%	100.0%	4/1/2021	No	Michaels	26,829	59.2%	3/31/2031	Blink Fitness
19	Loan	72, 73	1	As Is	4/21/2021	51.4%	51.4%	52.1%	4/30/2021	NAP	NAP	NAP	NAP	NAP	NAP
20	Loan	8, 74, 75, 76	1	As Is	2/12/2021	73.8%	58.5%	92.4%	3/9/2021	No	JPMorgan Chase	76,126	24.4%	10/31/2030	Integra MLTC, Inc.
21	Loan	54, 77, 78, 79, 80, 81	1	As Is	4/1/2021	65.1%	51.0%	96.0%	5/1/2021	No	Cengage Learning	19,529	30.5%	3/31/2024	Fresh Concepts
22	Loan	8, 34, 82, 83, 84	3	As Is	12/1/2020	77.1%	57.9%	67.8%
22.01	Property		1	As Is	12/1/2020			80.8%	4/30/2021	NAP	NAP	NAP	NAP	NAP	NAP
22.02	Property		1	As Is	12/1/2020			62.4%	4/30/2021	NAP	NAP	NAP	NAP	NAP	NAP
22.03	Property		1	As Is	12/1/2020			62.6%	4/30/2021	NAP	NAP	NAP	NAP	NAP	NAP
23	Loan	85, 86	1	As Is	4/27/2021	61.9%	55.3%	100.0%	6/6/2021	Yes	Accenture Federal Services	89,928	100.0%	12/31/2030	NAP
24	Loan	87, 88	1	As Complete	5/30/2021	64.8%	58.5%	85.8%	3/31/2021	NAP	NAP	NAP	NAP	NAP	NAP
25	Loan	34, 89	1	As Is	1/28/2021	65.2%	63.0%	100.0%	6/6/2021	Yes	Statco Inc.	250,000	100.0%	2/28/2031	NAP
26	Loan	54, 90, 91	1	As Is	4/27/2021	39.9%	39.9%	47.2%	4/30/2021	NAP	NAP	NAP	NAP	NAP	NAP
27	Loan	34, 92	1	As Is	4/12/2021	45.3%	45.3%	100.0%	6/1/2021	Yes	Alpha and Omega Semiconductor	57,310	100.0%	4/30/2030	NAP
28	Loan	34, 93	1	As Is	4/28/2021	60.2%	54.2%	100.0%	4/22/2021	No	Planet Fitness	16,000	57.5%	7/31/2030	Nails on 7th
29	Loan	34	1	As Is	3/8/2021	55.0%	55.0%	89.9%	5/1/2021	No	TireCo, Inc.	55,312	49.3%	5/31/2034	Episource, LLC
30	Loan	54, 94, 95, 96, 97	1	Hypothetical As Is	4/23/2021	71.6%	65.3%	93.1%	5/1/2021	No	Fusion Learning, Inc.	8,703	21.9%	11/30/2026	Fondren Orthopedic
31	Loan	98	1	As Is	4/13/2021	63.8%	63.8%	100.0%	6/1/2021	No	Mariana’s Supermarket	29,014	37.6%	12/31/2040	Ross Dress for Less, Inc.
32	Loan	99, 100, 101, 102, 103, 104, 105, 106, 107	1	As Is	11/25/2020	60.3%	58.9%	85.5%	5/18/2021	No	El Jefe & Señor Sushi	6,180	13.6%	6/1/2034	Kash Wholesale
33	Loan	108, 109, 124	1	As Is	1/23/2020	67.5%	54.5%	53.7%	3/31/2021	NAP	NAP	NAP	NAP	NAP	NAP
34	Loan	110, 111	1	As Is	2/3/2021	60.8%	47.6%	89.0%	4/1/2021	No	Erickson Air-Crane	18,099	41.9%	6/30/2025	InfoGroup Northwest
35	Loan	41	1	As Is	5/5/2021	64.6%	64.6%	100.0%	6/6/2021	Yes	P-Americas, LLC	150,000	100.0%	7/14/2028	NAP
36	Loan		1	As Is	12/8/2020	55.9%	55.9%	94.6%	4/26/2021	NAP	NAP	NAP	NAP	NAP	NAP
37	Loan	112, 113	1	As Is	4/21/2021	68.9%	57.3%	95.9%	5/24/2021	No	Publix	45,600	57.5%	3/31/2031	Tennessee Toddles
38	Loan	114, 115, 126	3	As Is	4/6/2021	62.8%	62.8%	100.0%
38.01	Property		1	As Is	4/6/2021			100.0%	6/1/2021	NAP	NAP	NAP	NAP	NAP	NAP
38.02	Property		1	As Is	4/6/2021			100.0%	6/1/2021	NAP	NAP	NAP	NAP	NAP	NAP
38.03	Property		1	As Is	4/6/2021			100.0%	6/1/2021	NAP	NAP	NAP	NAP	NAP	NAP
39	Loan	116, 117	1	As Is	4/21/2021	62.5%	62.5%	86.4%	3/26/2021	No	City MD	5,396	28.9%	4/30/2029	NAP
40	Loan	118	1	As Is	3/9/2021	59.3%	59.3%	100.0%	4/1/2021	NAP	NAP	NAP	NAP	NAP	NAP
41	Loan	119	5	As Is	12/14/2020	64.3%	51.2%	97.5%
41.01	Property		1	As Is	12/14/2020			98.1%	4/1/2021	NAP	NAP	NAP	NAP	NAP	NAP
41.02	Property		1	As Is	12/14/2020			97.3%	4/1/2021	NAP	NAP	NAP	NAP	NAP	NAP
41.03	Property		1	As Is	12/14/2020			100.0%	4/1/2021	NAP	NAP	NAP	NAP	NAP	NAP
41.04	Property		1	As Is	12/14/2020			96.8%	4/1/2021	NAP	NAP	NAP	NAP	NAP	NAP
41.05	Property		1	As Is	12/14/2020			87.5%	4/1/2021	NAP	NAP	NAP	NAP	NAP	NAP
42	Loan		1	As Is	4/20/2021	64.7%	51.2%	100.0%	6/6/2021	Yes	Brook & Whittle LTD	69,900	100.0%	3/31/2033	NAP
43	Loan	120, 121	2	As Is	2/4/2021	47.4%	47.4%	100.0%
43.01	Property		1	As Is	2/4/2021			100.0%	2/10/2021	No	Panaram International Trading Co.	6,000	20.3%	10/31/2027	Jersey Production LLC
43.02	Property		1	As Is	2/4/2021			100.0%	2/10/2021	No	Innovative Cosmetic Concepts	14,500	45.5%	2/28/2027	Packrite Movers llc
44	Loan	122	1	As Is	4/15/2021	64.2%	64.2%	100.0%	3/5/2021	NAP	NAP	NAP	NAP	NAP	NAP
45	Loan		1	As Is	4/14/2021	62.5%	62.5%	76.9%	4/8/2021	NAP	NAP	NAP	NAP	NAP	NAP
46	Loan	41	1	As Is	3/25/2021	62.5%	62.5%	100.0%	6/6/2021	Yes	Walgreens	14,820	100.0%	2/28/2032	NAP
47	Loan	41, 123	1	As Is	3/7/2021	63.8%	52.5%	100.0%	6/6/2021	Yes	Walgreens	14,418	100.0%	1/31/2032	NAP

BMARK 2021-B27

Annex A

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Second Largest Tenant SF	Second Largest Tenant % of NRA	Second Largest Tenant Lease Expiration Date	Third Largest Tenant	Third Largest Tenant SF	Third Largest Tenant % of NRA	Third Largest Tenant Lease Expiration Date	Fourth Largest Tenant	Fourth Largest Tenant SF	Fourth Largest Tenant % of NRA	Fourth Largest Tenant Lease Expiration Date
						6				6				6
1	Loan	8, 9, 10, 11, 12, 13, 14, 15, 16, 17	1	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
2	Loan	8, 18, 19, 20, 21, 22, 23, 24	33
2.01	Property		1	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
2.02	Property		1	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
2.03	Property		1	192,000	38.1%	10/31/2030	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
2.04	Property		1	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
2.05	Property		1	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
2.06	Property		1	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
2.07	Property		1	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
2.08	Property		1	80,192	24.3%	2/28/2027	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
2.09	Property		1	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
2.10	Property		1	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
2.11	Property		1	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
2.12	Property		1	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
2.13	Property		1	80,000	26.7%	2/28/2030	Delk	64,000	21.3%	9/30/2023	Dedicated Imaging	60,000	20.0%	12/31/2024
2.14	Property		1	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
2.15	Property		1	25,404	28.6%	7/31/2021	Noble 1	13,217	14.9%	10/31/2025	NAP	NAP	NAP	NAP
2.16	Property		1	19,285	20.4%	9/30/2026	Lofa Industries	18,864	20.0%	10/31/2023	Sprintcom, Inc.	17,550	18.6%	4/30/2023
2.17	Property		1	34,458	36.5%	6/30/2025	Dynamic Technical Formulations	15,492	16.4%	5/31/2022	Hyperflite	5,400	5.7%	12/31/2023
2.18	Property		1	51,892	49.9%	4/30/2027	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
2.19	Property		1	11,040	15.8%	6/30/2023	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
2.20	Property		1	18,987	26.7%	7/31/2022	Helpsystems	9,504	13.4%	11/30/2024	NAP	NAP	NAP	NAP
2.21	Property		1	17,770	27.6%	1/31/2025	Vine Vault	10,318	16.0%	12/31/2027	NAP	NAP	NAP	NAP
2.22	Property		1	13,361	18.7%	10/31/2027	Trane U.S.	12,500	17.5%	11/30/2021	NAP	NAP	NAP	NAP
2.23	Property		1	15,406	23.0%	7/31/2024	World Pac	12,603	18.8%	12/31/2024	NAP	NAP	NAP	NAP
2.24	Property		1	9,758	18.7%	3/31/2028	Super Games	4,631	8.9%	11/30/2021	NAP	NAP	NAP	NAP
2.25	Property		1	6,405	13.4%	6/30/2021	Pulse Veterinary Technologies	6,299	13.2%	6/30/2022	INP North America	6,030	12.7%	10/31/2024
2.26	Property		1	11,585	22.3%	8/31/2026	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
2.27	Property		1	15,271	24.2%	7/31/2025	J’s Moving & Storage	15,271	24.2%	3/31/2024	Sugarboo	8,719	13.8%	9/30/2021
2.28	Property		1	8,046	15.8%	12/31/2023	Integriteck / QSource	6,948	13.7%	2/28/2022	Alpharetta Pediatrics	3,799	7.5%	5/31/2023
2.29	Property		1	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
2.30	Property		1	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
2.31	Property		1	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
2.32	Property		1	7,547	21.8%	4/30/2022	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
2.33	Property		1	9,854	23.1%	5/31/2023	Gayco Healthcare	6,754	15.8%	2/28/2027	NAP	NAP	NAP	NAP
3	Loan	8, 25, 26, 27, 28, 29, 30, 31	1	182,315	31.8%	9/13/2038	NYPD	124,767	21.8%	1/21/2042	Department of Sanitation	72,180	12.6%	9/23/2039
4	Loan	8, 32, 33, 34, 54, 127	1	59,564	14.2%	3/31/2024	Carr, Riggs & Ingram	33,646	8.0%	6/30/2023	Morgan Stanley	33,441	8.0%	3/31/2025
5	Loan	8, 35, 36, 37, 38, 39, 40	1	31,209	4.0%	4/30/2037	Victrola Coffee	2,418	0.3%	5/27/2028	NAP	NAP	NAP	NAP
6	Loan	8, 41	1	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
7	Loan		18
7.01	Property		1	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
7.02	Property		1	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
7.03	Property		1	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
7.04	Property		1	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
7.05	Property		1	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
7.06	Property		1	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
7.07	Property		1	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
7.08	Property		1	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
7.09	Property		1	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
7.10	Property		1	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
7.11	Property		1	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
7.12	Property		1	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
7.13	Property		1	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
7.14	Property		1	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
7.15	Property		1	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
7.16	Property		1	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
7.17	Property		1	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
7.18	Property		1	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
8	Loan	42, 43, 44, 45	1	32,396	21.4%	3/31/2031	Children’s Aid Society	22,826	15.1%	8/31/2034	NYS Gaming Commission	14,373	9.5%	1/31/2029
9	Loan	46, 47, 48, 49, 50, 51, 52	56
9.01	Property		1	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
9.02	Property		1	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
9.03	Property		1	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
9.04	Property		1	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
9.05	Property		1	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
9.06	Property		1	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
9.07	Property		1	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
9.08	Property		1	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
9.09	Property		1	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
9.10	Property		1	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
9.11	Property		1	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
9.12	Property		1	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
9.13	Property		1	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
9.14	Property		1	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
9.15	Property		1	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
9.16	Property		1	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
9.17	Property		1	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
9.18	Property		1	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
9.19	Property		1	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
9.20	Property		1	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
9.21	Property		1	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
9.22	Property		1	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
9.23	Property		1	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
9.24	Property		1	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
9.25	Property		1	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
9.26	Property		1	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
9.27	Property		1	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
9.28	Property		1	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
9.29	Property		1	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
9.30	Property		1	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
9.31	Property		1	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
9.32	Property		1	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
9.33	Property		1	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
9.34	Property		1	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
9.35	Property		1	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
9.36	Property		1	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
9.37	Property		1	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
9.38	Property		1	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
9.39	Property		1	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
9.40	Property		1	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
9.41	Property		1	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
9.42	Property		1	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP

BMARK 2021-B27

Annex A

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Second Largest Tenant SF	Second Largest Tenant % of NRA	Second Largest Tenant Lease Expiration Date	Third Largest Tenant	Third Largest Tenant SF	Third Largest Tenant % of NRA	Third Largest Tenant Lease Expiration Date	Fourth Largest Tenant	Fourth Largest Tenant SF	Fourth Largest Tenant % of NRA	Fourth Largest Tenant Lease Expiration Date
						6				6				6
9.43	Property		1	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
9.44	Property		1	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
9.45	Property		1	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
9.46	Property		1	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
9.47	Property		1	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
9.48	Property		1	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
9.49	Property		1	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
9.50	Property		1	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
9.51	Property		1	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
9.52	Property		1	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
9.53	Property		1	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
9.54	Property		1	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
9.55	Property		1	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
9.56	Property		1	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
10	Loan	53, 54, 55, 56, 57, 58	8
10.01	Property		1	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
10.02	Property		1	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
10.03	Property		1	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
10.04	Property		1	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
10.05	Property		1	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
10.06	Property		1	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
10.07	Property		1	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
10.08	Property		1	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
11	Loan		1	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
12	Loan	59, 60	1	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
13	Loan	61	4
13.01	Property		1	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
13.02	Property		1	750	3.9%	5/31/2023	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
13.03	Property		1	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
13.04	Property		1	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
14	Loan	34	1	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
15	Loan	54, 62, 63, 64	1	29,638	10.4%	2/28/2023	Kay Casto & Chaney, PLLC	19,618	6.9%	6/30/2025	Dinsmore & Shohl LLP	19,346	6.8%	5/31/2026
16	Loan	8, 65, 66, 67, 68, 69	1	107,210	11.4%	12/31/2022	Great Point Capital Fund A, LP	100,000	10.7%	3/31/2031	Crepini	90,962	9.7%	5/31/2031
17	Loan	34, 70, 71	1	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
18	Loan		1	14,752	32.6%	4/30/2031	TD Bank	3,054	6.7%	7/31/2036	Pure Green	663	1.5%	10/5/2028
19	Loan	72, 73	1	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
20	Loan	8, 74, 75, 76	1	38,474	12.3%	8/31/2031	Garden City Group	28,533	9.1%	5/31/2022	Hull & Company	23,831	7.6%	7/31/2028
21	Loan	54, 77, 78, 79, 80, 81	1	5,670	8.9%	10/31/2024	Axene Health Partners	4,781	7.5%	3/31/2023	Truax Management (TMG)	4,263	6.7%	6/4/2033
22	Loan	8, 34, 82, 83, 84	3
22.01	Property		1	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
22.02	Property		1	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
22.03	Property		1	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
23	Loan	85, 86	1	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
24	Loan	87, 88	1	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
25	Loan	34, 89	1	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
26	Loan	54, 90, 91	1	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
27	Loan	34, 92	1	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
28	Loan	34, 93	1	3,260	11.7%	11/30/2031	Affinity Health	3,220	11.6%	10/31/2025	Metro PCS	2,500	9.0%	5/31/2024
29	Loan	34	1	17,551	15.6%	4/30/2026	Guru Denim	12,669	11.3%	7/31/2022	Ruggable, LLC	12,657	11.3%	9/30/2022
30	Loan	54, 94, 95, 96, 97	1	4,000	10.1%	8/31/2031	Select Physical Therapy	3,655	9.2%	12/31/2031	Telfair Pediatric PA	3,000	7.6%	7/31/2028
31	Loan	98	1	26,170	33.9%	1/31/2026	Jack In The Box	2,502	3.2%	6/30/2024	Boca Dental	2,255	2.9%	3/31/2022
32	Loan	99, 100, 101, 102, 103, 104, 105, 106, 107	1	5,808	12.8%	10/31/2030	U.S. Bank National Association	4,011	8.9%	9/30/2024	The District Salon Suites	3,612	8.0%	12/31/2030
33	Loan	108, 109, 124	1	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
34	Loan	110, 111	1	7,316	17.0%	4/30/2027	Rainrock Treatment Center	3,926	9.1%	12/31/2023	Dan Ruediger	3,360	7.8%	1/31/2023
35	Loan	41	1	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
36	Loan		1	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
37	Loan	112, 113	1	6,451	8.1%	4/30/2028	Anytime Fitness	6,427	8.1%	4/30/2025	Nando’s	3,760	4.7%	7/31/2027
38	Loan	114, 115, 126	3
38.01	Property		1	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
38.02	Property		1	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
38.03	Property		1	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
39	Loan	116, 117	1	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
40	Loan	118	1	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
41	Loan	119	5
41.01	Property		1	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
41.02	Property		1	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
41.03	Property		1	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
41.04	Property		1	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
41.05	Property		1	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
42	Loan		1	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
43	Loan	120, 121	2
43.01	Property		1	6,000	20.3%	9/30/2027	Salem Manufacturing Corp.	6,000	20.3%	10/31/2027	E & L Fabrication	5,250	17.8%	9/30/2027
43.02	Property		1	12,500	39.2%	2/28/2027	Tribeca Beverage LLC	4,850	15.2%	2/28/2027	NAP	NAP	NAP	NAP
44	Loan	122	1	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
45	Loan		1	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
46	Loan	41	1	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
47	Loan	41, 123	1	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP

BMARK 2021-B27

Annex A

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Fifth Largest Tenant	Fifth Largest Tenant SF	Fifth Largest Tenant % of NRA	Fifth Largest Tenant Lease Expiration Date	Environmental Phase I Report Date	Environmental Phase II Report Date	Engineering Report Date	Seismic Report Date	PML or SEL (%)	Flood Zone	Ownership Interest
							6
1	Loan	8, 9, 10, 11, 12, 13, 14, 15, 16, 17	1	NAP	NAP	NAP	NAP	1/20/2021	NAP	1/20/2021	12/24/2020	10%	Yes - AE	Fee
2	Loan	8, 18, 19, 20, 21, 22, 23, 24	33
2.01	Property		1	NAP	NAP	NAP	NAP	3/26/2021	NAP	3/29/2021	NAP	NAP	No	Fee
2.02	Property		1	NAP	NAP	NAP	NAP	3/26/2021	NAP	3/29/2021	NAP	NAP	No	Fee
2.03	Property		1	NAP	NAP	NAP	NAP	3/26/2021	NAP	3/29/2021	NAP	NAP	No	Fee
2.04	Property		1	NAP	NAP	NAP	NAP	3/29/2021	NAP	3/29/2021	NAP	NAP	No	Fee
2.05	Property		1	NAP	NAP	NAP	NAP	3/26/2021	NAP	3/29/2021	NAP	NAP	No	Fee
2.06	Property		1	NAP	NAP	NAP	NAP	3/26/2021	NAP	3/29/2021	NAP	NAP	No	Fee
2.07	Property		1	NAP	NAP	NAP	NAP	3/26/2021	NAP	3/29/2021	NAP	NAP	No	Fee
2.08	Property		1	NAP	NAP	NAP	NAP	3/25/2021	NAP	3/29/2021	NAP	NAP	No	Fee
2.09	Property		1	NAP	NAP	NAP	NAP	3/26/2021	NAP	3/29/2021	NAP	NAP	No	Fee
2.10	Property		1	NAP	NAP	NAP	NAP	3/29/2021	NAP	3/29/2021	NAP	NAP	No	Fee
2.11	Property		1	NAP	NAP	NAP	NAP	3/26/2021	NAP	3/29/2021	NAP	NAP	No	Fee
2.12	Property		1	NAP	NAP	NAP	NAP	3/26/2021	NAP	3/29/2021	NAP	NAP	No	Fee
2.13	Property		1	NAP	NAP	NAP	NAP	3/26/2021	NAP	3/29/2021	NAP	NAP	No	Fee
2.14	Property		1	NAP	NAP	NAP	NAP	3/26/2021	NAP	3/29/2021	NAP	NAP	No	Fee
2.15	Property		1	NAP	NAP	NAP	NAP	3/9/2021	NAP	3/29/2021	NAP	NAP	No	Fee
2.16	Property		1	Emser Tile	8,136	8.6%	1/31/2022	3/8/2021	NAP	3/29/2021	NAP	NAP	No	Fee
2.17	Property		1	NAP	NAP	NAP	NAP	3/8/2021	NAP	3/29/2021	NAP	NAP	No	Fee
2.18	Property		1	NAP	NAP	NAP	NAP	3/5/2021	NAP	3/29/2021	NAP	NAP	No	Fee
2.19	Property		1	NAP	NAP	NAP	NAP	3/9/2021	NAP	3/29/2021	NAP	NAP	No	Fee
2.20	Property		1	NAP	NAP	NAP	NAP	3/9/2021	NAP	3/29/2021	NAP	NAP	No	Fee
2.21	Property		1	NAP	NAP	NAP	NAP	3/9/2021	NAP	3/29/2021	NAP	NAP	No	Fee
2.22	Property		1	NAP	NAP	NAP	NAP	3/30/2021	NAP	3/29/2021	NAP	NAP	No	Fee
2.23	Property		1	NAP	NAP	NAP	NAP	3/30/2021	NAP	3/29/2021	NAP	NAP	No	Fee
2.24	Property		1	NAP	NAP	NAP	NAP	3/11/2021	NAP	3/29/2021	NAP	NAP	No	Fee
2.25	Property		1	AlzChem	4,861	10.2%	2/28/2025	3/9/2021	NAP	3/29/2021	NAP	NAP	No	Fee
2.26	Property		1	NAP	NAP	NAP	NAP	3/11/2021	NAP	3/29/2021	NAP	NAP	No	Fee
2.27	Property		1	Stewart R Browne Mfg	7,541	11.9%	2/29/2024	3/11/2021	NAP	3/29/2021	NAP	NAP	No	Fee
2.28	Property		1	Halle Properties L.L.C	2,696	5.3%	11/30/2025	3/11/2021	NAP	3/29/2021	NAP	NAP	No	Fee
2.29	Property		1	NAP	NAP	NAP	NAP	3/5/2021	NAP	3/29/2021	NAP	NAP	No	Fee
2.30	Property		1	NAP	NAP	NAP	NAP	3/9/2021	NAP	3/29/2021	NAP	NAP	No	Fee
2.31	Property		1	NAP	NAP	NAP	NAP	3/30/2021	NAP	3/29/2021	NAP	NAP	No	Fee
2.32	Property		1	NAP	NAP	NAP	NAP	3/30/2021	NAP	3/29/2021	NAP	NAP	No	Fee
2.33	Property		1	NAP	NAP	NAP	NAP	3/5/2021	NAP	3/29/2021	NAP	NAP	No	Fee
3	Loan	8, 25, 26, 27, 28, 29, 30, 31	1	NAP	NAP	NAP	NAP	4/21/2021	NAP	4/21/2021	NAP	NAP	No	Fee
4	Loan	8, 32, 33, 34, 54, 127	1	The Onin Group	24,021	5.7%	8/31/2031	4/26/2021	NAP	4/26/2021	NAP	NAP	No	Fee
5	Loan	8, 35, 36, 37, 38, 39, 40	1	NAP	NAP	NAP	NAP	3/11/2021	NAP	3/11/2021	3/11/2021	11%	No	Fee
6	Loan	8, 41	1	NAP	NAP	NAP	NAP	4/27/2021	NAP	4/27/2021	NAP	NAP	No	Fee
7	Loan		18
7.01	Property		1	NAP	NAP	NAP	NAP	4/6/2021	NAP	4/6/2021	NAP	NAP	No	Fee
7.02	Property		1	NAP	NAP	NAP	NAP	4/6/2021	NAP	4/6/2021	NAP	NAP	No	Fee
7.03	Property		1	NAP	NAP	NAP	NAP	4/6/2021	NAP	4/6/2021	NAP	NAP	No	Fee
7.04	Property		1	NAP	NAP	NAP	NAP	4/6/2021	NAP	4/6/2021	NAP	NAP	No	Fee
7.05	Property		1	NAP	NAP	NAP	NAP	4/6/2021	NAP	4/6/2021	NAP	NAP	No	Fee
7.06	Property		1	NAP	NAP	NAP	NAP	4/6/2021	NAP	4/6/2021	NAP	NAP	No	Fee
7.07	Property		1	NAP	NAP	NAP	NAP	4/6/2021	NAP	4/6/2021	NAP	NAP	No	Fee
7.08	Property		1	NAP	NAP	NAP	NAP	4/6/2021	NAP	4/6/2021	NAP	NAP	No	Fee
7.09	Property		1	NAP	NAP	NAP	NAP	4/6/2021	NAP	4/6/2021	NAP	NAP	No	Fee
7.10	Property		1	NAP	NAP	NAP	NAP	4/6/2021	NAP	4/6/2021	NAP	NAP	No	Fee
7.11	Property		1	NAP	NAP	NAP	NAP	4/6/2021	NAP	4/6/2021	NAP	NAP	No	Fee
7.12	Property		1	NAP	NAP	NAP	NAP	4/6/2021	NAP	4/6/2021	NAP	NAP	No	Fee
7.13	Property		1	NAP	NAP	NAP	NAP	4/6/2021	NAP	4/6/2021	NAP	NAP	No	Fee
7.14	Property		1	NAP	NAP	NAP	NAP	4/6/2021	NAP	4/6/2021	NAP	NAP	No	Fee
7.15	Property		1	NAP	NAP	NAP	NAP	4/6/2021	NAP	4/6/2021	NAP	NAP	No	Fee
7.16	Property		1	NAP	NAP	NAP	NAP	4/6/2021	NAP	4/6/2021	NAP	NAP	No	Fee
7.17	Property		1	NAP	NAP	NAP	NAP	4/6/2021	NAP	4/6/2021	NAP	NAP	No	Fee
7.18	Property		1	NAP	NAP	NAP	NAP	4/6/2021	NAP	4/6/2021	NAP	NAP	No	Fee
8	Loan	42, 43, 44, 45	1	Sheltering Arms	12,930	8.5%	12/31/2025	5/6/2021	NAP	5/6/2021	NAP	NAP	No	Leasehold
9	Loan	46, 47, 48, 49, 50, 51, 52	56
9.01	Property		1	NAP	NAP	NAP	NAP	2/18/2021	NAP	2/10/2021	NAP	NAP	No	Fee
9.02	Property		1	NAP	NAP	NAP	NAP	2/18/2021	NAP	2/11/2021	NAP	NAP	Yes - AE	Fee
9.03	Property		1	NAP	NAP	NAP	NAP	2/18/2021	NAP	2/16/2021	NAP	NAP	No	Fee
9.04	Property		1	NAP	NAP	NAP	NAP	2/18/2021	NAP	2/10/2021	NAP	NAP	No	Fee
9.05	Property		1	NAP	NAP	NAP	NAP	2/18/2021	NAP	2/10/2021	NAP	NAP	No	Fee
9.06	Property		1	NAP	NAP	NAP	NAP	2/18/2021	NAP	2/10/2021	NAP	NAP	Yes - AE	Fee
9.07	Property		1	NAP	NAP	NAP	NAP	2/18/2021	NAP	2/17/2021	NAP	NAP	No	Fee
9.08	Property		1	NAP	NAP	NAP	NAP	2/18/2021	NAP	2/10/2021	NAP	NAP	No	Fee
9.09	Property		1	NAP	NAP	NAP	NAP	2/18/2021	NAP	2/10/2021	NAP	NAP	No	Fee
9.10	Property		1	NAP	NAP	NAP	NAP	2/18/2021	NAP	2/10/2021	NAP	NAP	No	Fee
9.11	Property		1	NAP	NAP	NAP	NAP	2/18/2021	NAP	2/10/2021	NAP	NAP	No	Fee
9.12	Property		1	NAP	NAP	NAP	NAP	2/18/2021	NAP	2/16/2021	NAP	NAP	No	Fee
9.13	Property		1	NAP	NAP	NAP	NAP	2/18/2021	NAP	2/10/2021	NAP	NAP	No	Fee
9.14	Property		1	NAP	NAP	NAP	NAP	2/18/2021	NAP	2/17/2021	NAP	NAP	No	Fee
9.15	Property		1	NAP	NAP	NAP	NAP	2/18/2021	NAP	2/10/2021	NAP	NAP	No	Fee
9.16	Property		1	NAP	NAP	NAP	NAP	2/18/2021	NAP	2/16/2021	NAP	NAP	No	Fee
9.17	Property		1	NAP	NAP	NAP	NAP	2/18/2021	NAP	2/10/2021	NAP	NAP	No	Fee
9.18	Property		1	NAP	NAP	NAP	NAP	2/18/2021	NAP	2/10/2021	NAP	NAP	No	Fee
9.19	Property		1	NAP	NAP	NAP	NAP	2/18/2021	NAP	2/10/2021	NAP	NAP	No	Fee
9.20	Property		1	NAP	NAP	NAP	NAP	2/18/2021	NAP	2/18/2021	NAP	NAP	No	Fee
9.21	Property		1	NAP	NAP	NAP	NAP	2/18/2021	NAP	2/16/2021	NAP	NAP	No	Fee
9.22	Property		1	NAP	NAP	NAP	NAP	2/18/2021	NAP	2/16/2021	NAP	NAP	No	Fee
9.23	Property		1	NAP	NAP	NAP	NAP	2/18/2021	NAP	2/11/2021	NAP	NAP	No	Fee
9.24	Property		1	NAP	NAP	NAP	NAP	2/18/2021	NAP	2/16/2021	NAP	NAP	No	Fee
9.25	Property		1	NAP	NAP	NAP	NAP	2/18/2021	NAP	2/10/2021	NAP	NAP	No	Fee
9.26	Property		1	NAP	NAP	NAP	NAP	2/18/2021	NAP	2/10/2021	NAP	NAP	No	Fee
9.27	Property		1	NAP	NAP	NAP	NAP	2/18/2021	NAP	2/18/2021	NAP	NAP	No	Fee
9.28	Property		1	NAP	NAP	NAP	NAP	2/18/2021	NAP	2/10/2021	NAP	NAP	Yes - AE	Fee
9.29	Property		1	NAP	NAP	NAP	NAP	2/18/2021	NAP	2/10/2021	NAP	NAP	No	Fee
9.30	Property		1	NAP	NAP	NAP	NAP	2/18/2021	NAP	2/10/2021	NAP	NAP	No	Fee
9.31	Property		1	NAP	NAP	NAP	NAP	2/18/2021	NAP	2/10/2021	NAP	NAP	No	Fee
9.32	Property		1	NAP	NAP	NAP	NAP	2/18/2021	NAP	2/10/2021	NAP	NAP	No	Fee
9.33	Property		1	NAP	NAP	NAP	NAP	2/18/2021	NAP	2/11/2021	NAP	NAP	No	Fee
9.34	Property		1	NAP	NAP	NAP	NAP	2/18/2021	NAP	2/10/2021	NAP	NAP	No	Fee
9.35	Property		1	NAP	NAP	NAP	NAP	2/18/2021	NAP	2/10/2021	NAP	NAP	No	Fee
9.36	Property		1	NAP	NAP	NAP	NAP	2/18/2021	NAP	2/16/2021	NAP	NAP	No	Fee
9.37	Property		1	NAP	NAP	NAP	NAP	2/18/2021	NAP	2/10/2021	NAP	NAP	No	Fee
9.38	Property		1	NAP	NAP	NAP	NAP	2/18/2021	NAP	2/10/2021	NAP	NAP	No	Fee
9.39	Property		1	NAP	NAP	NAP	NAP	2/18/2021	NAP	2/17/2021	NAP	NAP	No	Fee
9.40	Property		1	NAP	NAP	NAP	NAP	2/18/2021	NAP	2/10/2021	NAP	NAP	No	Fee
9.41	Property		1	NAP	NAP	NAP	NAP	2/18/2021	NAP	2/10/2021	NAP	NAP	No	Fee
9.42	Property		1	NAP	NAP	NAP	NAP	2/18/2021	NAP	2/10/2021	NAP	NAP	No	Fee

BMARK 2021-B27

Annex A

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Fifth Largest Tenant	Fifth Largest Tenant SF	Fifth Largest Tenant % of NRA	Fifth Largest Tenant Lease Expiration Date	Environmental Phase I Report Date	Environmental Phase II Report Date	Engineering Report Date	Seismic Report Date	PML or SEL (%)	Flood Zone	Ownership Interest
							6
9.43	Property		1	NAP	NAP	NAP	NAP	2/18/2021	NAP	2/10/2021	NAP	NAP	No	Fee
9.44	Property		1	NAP	NAP	NAP	NAP	2/18/2021	NAP	2/10/2021	NAP	NAP	No	Fee
9.45	Property		1	NAP	NAP	NAP	NAP	2/18/2021	NAP	2/10/2021	NAP	NAP	No	Fee
9.46	Property		1	NAP	NAP	NAP	NAP	2/18/2021	NAP	2/10/2021	NAP	NAP	No	Fee
9.47	Property		1	NAP	NAP	NAP	NAP	2/18/2021	NAP	2/10/2021	NAP	NAP	No	Fee
9.48	Property		1	NAP	NAP	NAP	NAP	2/18/2021	NAP	2/12/2021	NAP	NAP	Yes - AE	Fee
9.49	Property		1	NAP	NAP	NAP	NAP	2/18/2021	NAP	2/10/2021	NAP	NAP	No	Fee
9.50	Property		1	NAP	NAP	NAP	NAP	2/18/2021	NAP	2/16/2021	NAP	NAP	No	Fee
9.51	Property		1	NAP	NAP	NAP	NAP	2/18/2021	NAP	2/16/2021	NAP	NAP	No	Fee
9.52	Property		1	NAP	NAP	NAP	NAP	2/18/2021	NAP	2/10/2021	NAP	NAP	No	Fee
9.53	Property		1	NAP	NAP	NAP	NAP	2/18/2021	NAP	2/10/2021	NAP	NAP	No	Fee
9.54	Property		1	NAP	NAP	NAP	NAP	2/18/2021	NAP	2/10/2021	NAP	NAP	No	Fee
9.55	Property		1	NAP	NAP	NAP	NAP	2/18/2021	NAP	2/10/2021	NAP	NAP	Yes - AE	Fee
9.56	Property		1	NAP	NAP	NAP	NAP	2/18/2021	NAP	2/18/2021	NAP	NAP	No	Fee
10	Loan	53, 54, 55, 56, 57, 58	8
10.01	Property		1	NAP	NAP	NAP	NAP	4/15/2021	NAP	4/15/2021	NAP	NAP	No	Fee
10.02	Property		1	NAP	NAP	NAP	NAP	4/15/2021	NAP	4/15/2021	4/15/2021	17%	No	Fee
10.03	Property		1	NAP	NAP	NAP	NAP	4/15/2021	NAP	4/15/2021	NAP	NAP	No	Fee
10.04	Property		1	NAP	NAP	NAP	NAP	4/15/2021	NAP	4/15/2021	NAP	NAP	No	Fee
10.05	Property		1	NAP	NAP	NAP	NAP	4/15/2021	NAP	4/15/2021	NAP	NAP	No	Fee
10.06	Property		1	NAP	NAP	NAP	NAP	4/15/2021	NAP	4/15/2021	NAP	NAP	No	Fee
10.07	Property		1	NAP	NAP	NAP	NAP	4/15/2021	NAP	4/15/2021	NAP	NAP	No	Fee
10.08	Property		1	NAP	NAP	NAP	NAP	4/15/2021	NAP	4/15/2021	NAP	NAP	No	Fee
11	Loan		1	NAP	NAP	NAP	NAP	5/10/2021	NAP	5/11/2021	NAP	NAP	No	Fee
12	Loan	59, 60	1	NAP	NAP	NAP	NAP	3/12/2021	NAP	3/12/2021	3/12/2021	12%	No	Fee
13	Loan	61	4
13.01	Property		1	NAP	NAP	NAP	NAP	5/18/2021	NAP	5/18/2021	NAP	NAP	No	Fee
13.02	Property		1	NAP	NAP	NAP	NAP	5/18/2021	NAP	5/18/2021	NAP	NAP	No	Fee
13.03	Property		1	NAP	NAP	NAP	NAP	5/18/2021	NAP	5/18/2021	NAP	NAP	No	Fee
13.04	Property		1	NAP	NAP	NAP	NAP	5/18/2021	NAP	5/18/2021	NAP	NAP	No	Fee
14	Loan	34	1	NAP	NAP	NAP	NAP	4/14/2021	NAP	4/13/2021	4/13/2021	12%	No	Fee
15	Loan	54, 62, 63, 64	1	Brown, Edwards & Company, LLP	15,199	5.3%	8/31/2027	3/2/2021	NAP	3/2/2021	NAP	NAP	No	Fee
16	Loan	8, 65, 66, 67, 68, 69	1	eMagin	62,673	6.7%	12/1/2030	4/9/2021	NAP	4/6/2021, 4/23/2021	NAP	NAP	No	Fee / Leasehold
17	Loan	34, 70, 71	1	NAP	NAP	NAP	NAP	4/16/2021	NAP	4/16/2021	4/16/2021	7%	No	Fee
18	Loan		1	NAP	NAP	NAP	NAP	4/20/2021	NAP	4/20/2021	NAP	NAP	No	Fee
19	Loan	72, 73	1	NAP	NAP	NAP	NAP	4/27/2021	NAP	4/27/2021	4/27/2021	18%	No	Fee
20	Loan	8, 74, 75, 76	1	PharMerica Corporation	22,500	7.2%	1/31/2031	7/1/2020	NAP	7/1/2020	NAP	NAP	No	Fee
21	Loan	54, 77, 78, 79, 80, 81	1	Margarita’s Restaurant	4,038	6.3%	11/30/2030	10/30/2020	NAP	10/30/2020	10/29/2020	7%	No	Fee
22	Loan	8, 34, 82, 83, 84	3
22.01	Property		1	NAP	NAP	NAP	NAP	3/18/2021	NAP	3/18/2021	NAP	NAP	No	Fee
22.02	Property		1	NAP	NAP	NAP	NAP	3/18/2021	NAP	3/18/2021	NAP	NAP	Yes - AE	Fee
22.03	Property		1	NAP	NAP	NAP	NAP	3/18/2021	NAP	3/18/2021	NAP	NAP	Yes - AE	Fee
23	Loan	85, 86	1	NAP	NAP	NAP	NAP	4/12/2021	NAP	4/27/2021	NAP	NAP	No	Fee
24	Loan	87, 88	1	NAP	NAP	NAP	NAP	4/23/2021	NAP	4/23/2021	NAP	NAP	No	Fee
25	Loan	34, 89	1	NAP	NAP	NAP	NAP	2/8/2021	NAP	2/5/2021	NAP	NAP	No	Fee
26	Loan	54, 90, 91	1	NAP	NAP	NAP	NAP	5/5/2021	NAP	5/5/2021	NAP	NAP	No	Fee
27	Loan	34, 92	1	NAP	NAP	NAP	NAP	3/23/2021	NAP	3/23/2021	3/23/2021	18%	No	Fee
28	Loan	34, 93	1	Vitamin Shoppe	1,200	4.3%	5/31/2022	4/30/2021	NAP	4/30/2021	NAP	NAP	No	Fee
29	Loan	34	1	DK Express, Inc.	2,589	2.3%	8/31/2022	5/5/2021	NAP	5/5/2021	5/5/2021	15%	No	Fee
30	Loan	54, 94, 95, 96, 97	1	5 Star Dental, Dr. Minhly Nguyen	3,000	7.6%	6/30/2026	5/11/2021	NAP	5/11/2021	NAP	NAP	No	Fee
31	Loan	98	1	Cindy’s Hair Affair Salon	1,760	2.3%	2/28/2023	4/6/2021	NAP	5/24/2021	NAP	NAP	No	Fee
32	Loan	99, 100, 101, 102, 103, 104, 105, 106, 107	1	County of Los Angeles	2,744	6.1%	12/31/2026	12/11/2020	NAP	12/11/2020	12/11/2020	7%	No	Fee
33	Loan	108, 109, 124	1	NAP	NAP	NAP	NAP	2/11/2020	NAP	2/11/2020	NAP	NAP	No	Fee
34	Loan	110, 111	1	Lenz Financial Group	3,310	7.7%	2/28/2022	4/2/2021	NAP	4/22/2021	4/27/2021	13%	No	Fee
35	Loan	41	1	NAP	NAP	NAP	NAP	5/5/2021	NAP	4/24/2021	NAP	NAP	No	Fee
36	Loan		1	NAP	NAP	NAP	NAP	11/20/2020	NAP	11/16/2020	NAP	NAP	No	Fee
37	Loan	112, 113	1	Fairview Family Dentistry	1,982	2.5%	2/28/2027	5/3/2021	NAP	5/4/2021	NAP	NAP	No	Fee
38	Loan	114, 115, 126	3
38.01	Property		1	NAP	NAP	NAP	NAP	5/14/2021	NAP	5/17/2021	NAP	NAP	No	Fee
38.02	Property		1	NAP	NAP	NAP	NAP	5/14/2021	NAP	5/14/2021	NAP	NAP	No	Fee
38.03	Property		1	NAP	NAP	NAP	NAP	5/14/2021	NAP	5/14/2021	NAP	NAP	No	Fee
39	Loan	116, 117	1	NAP	NAP	NAP	NAP	4/27/2021	NAP	4/26/2021	NAP	NAP	No	Fee
40	Loan	118	1	NAP	NAP	NAP	NAP	4/30/2021	NAP	5/3/2021	NAP	NAP	No	Fee
41	Loan	119	5
41.01	Property		1	NAP	NAP	NAP	NAP	3/1/2021	NAP	3/3/2021	NAP	NAP	No	Fee
41.02	Property		1	NAP	NAP	NAP	NAP	3/4/2021	NAP	3/3/2021	NAP	NAP	Yes - AO	Fee
41.03	Property		1	NAP	NAP	NAP	NAP	3/3/2021	NAP	3/3/2021	NAP	NAP	No	Fee
41.04	Property		1	NAP	NAP	NAP	NAP	3/3/2021	NAP	3/3/2021	NAP	NAP	No	Fee
41.05	Property		1	NAP	NAP	NAP	NAP	3/3/2021	NAP	3/3/2021	NAP	NAP	Yes - AE	Fee
42	Loan		1	NAP	NAP	NAP	NAP	4/26/2021	NAP	4/26/2021	NAP	NAP	No	Fee
43	Loan	120, 121	2
43.01	Property		1	Precision Specialties inc.	3,250	11.0%	10/31/2027	2/17/2021	NAP	2/17/2021	NAP	NAP	No	Fee
43.02	Property		1	NAP	NAP	NAP	NAP	2/19/2021	NAP	2/18/2021	NAP	NAP	Yes - AE	Fee
44	Loan	122	1	NAP	NAP	NAP	NAP	5/12/2021	NAP	5/12/2021	NAP	NAP	No	Fee
45	Loan		1	NAP	NAP	NAP	NAP	3/19/2021	NAP	3/19/2021	NAP	NAP	No	Fee
46	Loan	41	1	NAP	NAP	NAP	NAP	4/6/2021	NAP	4/6/2021	NAP	NAP	No	Fee
47	Loan	41, 123	1	NAP	NAP	NAP	NAP	3/22/2021	NAP	3/22/2021	3/22/2021	9%	No	Fee / Leasehold

BMARK 2021-B27

Annex A

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Ground Lease Expiration Date	Ground Lease Extension Terms	Annual Ground Lease Payment as of the Cut-off Date ($)	Annual Ground Rent Increases (Y/N)	Upfront RE Tax Reserve ($)	Monthly RE Tax Reserve ($)	Upfront Insurance Reserve ($)	Monthly Insurance Reserve ($)	Upfront Replacement / PIP Reserve ($)	Monthly Replacement / FF&E Reserve ($)	Replacement Reserve Caps ($)	Upfront TI/LC Reserve ($)	Monthly TI/LC Reserve ($)	TI/LC Caps ($)

1	Loan	8, 9, 10, 11, 12, 13, 14, 15, 16, 17	1	NAP	NAP	NAP	NAP	0	Springing	0	Springing	0	Springing	32,205	0	Springing	0
2	Loan	8, 18, 19, 20, 21, 22, 23, 24	33					0	Springing	0	Springing	0	Springing	0	0	Springing	7,151,732
2.01	Property		1	NAP	NAP	NAP	NAP
2.02	Property		1	NAP	NAP	NAP	NAP
2.03	Property		1	NAP	NAP	NAP	NAP
2.04	Property		1	NAP	NAP	NAP	NAP
2.05	Property		1	NAP	NAP	NAP	NAP
2.06	Property		1	NAP	NAP	NAP	NAP
2.07	Property		1	NAP	NAP	NAP	NAP
2.08	Property		1	NAP	NAP	NAP	NAP
2.09	Property		1	NAP	NAP	NAP	NAP
2.10	Property		1	NAP	NAP	NAP	NAP
2.11	Property		1	NAP	NAP	NAP	NAP
2.12	Property		1	NAP	NAP	NAP	NAP
2.13	Property		1	NAP	NAP	NAP	NAP
2.14	Property		1	NAP	NAP	NAP	NAP
2.15	Property		1	NAP	NAP	NAP	NAP
2.16	Property		1	NAP	NAP	NAP	NAP
2.17	Property		1	NAP	NAP	NAP	NAP
2.18	Property		1	NAP	NAP	NAP	NAP
2.19	Property		1	NAP	NAP	NAP	NAP
2.20	Property		1	NAP	NAP	NAP	NAP
2.21	Property		1	NAP	NAP	NAP	NAP
2.22	Property		1	NAP	NAP	NAP	NAP
2.23	Property		1	NAP	NAP	NAP	NAP
2.24	Property		1	NAP	NAP	NAP	NAP
2.25	Property		1	NAP	NAP	NAP	NAP
2.26	Property		1	NAP	NAP	NAP	NAP
2.27	Property		1	NAP	NAP	NAP	NAP
2.28	Property		1	NAP	NAP	NAP	NAP
2.29	Property		1	NAP	NAP	NAP	NAP
2.30	Property		1	NAP	NAP	NAP	NAP
2.31	Property		1	NAP	NAP	NAP	NAP
2.32	Property		1	NAP	NAP	NAP	NAP
2.33	Property		1	NAP	NAP	NAP	NAP
3	Loan	8, 25, 26, 27, 28, 29, 30, 31	1	NAP	NAP	NAP	NAP	0	Springing	0	Springing	0	Springing	0	0	0	0
4	Loan	8, 32, 33, 34, 54, 127	1	NAP	NAP	NAP	NAP	200,000	137,411	15,504	7,752	6,994	6,994	0	2,000,000	Springing	2,000,000
5	Loan	8, 35, 36, 37, 38, 39, 40	1	NAP	NAP	NAP	NAP	0	Springing	0	Springing	0	Springing	0	16,421,411	Springing	58,080,900
6	Loan	8, 41	1	NAP	NAP	NAP	NAP	0	Springing	0	Springing	0	Springing	0	0	Springing	0
7	Loan		18					173,066	173,066	0	Springing	0	4,347	0	0	0	0
7.01	Property		1	NAP	NAP	NAP	NAP
7.02	Property		1	NAP	NAP	NAP	NAP
7.03	Property		1	NAP	NAP	NAP	NAP
7.04	Property		1	NAP	NAP	NAP	NAP
7.05	Property		1	NAP	NAP	NAP	NAP
7.06	Property		1	NAP	NAP	NAP	NAP
7.07	Property		1	NAP	NAP	NAP	NAP
7.08	Property		1	NAP	NAP	NAP	NAP
7.09	Property		1	NAP	NAP	NAP	NAP
7.10	Property		1	NAP	NAP	NAP	NAP
7.11	Property		1	NAP	NAP	NAP	NAP
7.12	Property		1	NAP	NAP	NAP	NAP
7.13	Property		1	NAP	NAP	NAP	NAP
7.14	Property		1	NAP	NAP	NAP	NAP
7.15	Property		1	NAP	NAP	NAP	NAP
7.16	Property		1	NAP	NAP	NAP	NAP
7.17	Property		1	NAP	NAP	NAP	NAP
7.18	Property		1	NAP	NAP	NAP	NAP
8	Loan	42, 43, 44, 45	1	5/31/2076	None	233,989	Yes	21,500	3,071	297	297	0	3,152	0	0	Springing	0
9	Loan	46, 47, 48, 49, 50, 51, 52	56					0	Springing	0	Springing	0	Springing	0	0	0	0
9.01	Property		1	NAP	NAP	NAP	NAP
9.02	Property		1	NAP	NAP	NAP	NAP
9.03	Property		1	NAP	NAP	NAP	NAP
9.04	Property		1	NAP	NAP	NAP	NAP
9.05	Property		1	NAP	NAP	NAP	NAP
9.06	Property		1	NAP	NAP	NAP	NAP
9.07	Property		1	NAP	NAP	NAP	NAP
9.08	Property		1	NAP	NAP	NAP	NAP
9.09	Property		1	NAP	NAP	NAP	NAP
9.10	Property		1	NAP	NAP	NAP	NAP
9.11	Property		1	NAP	NAP	NAP	NAP
9.12	Property		1	NAP	NAP	NAP	NAP
9.13	Property		1	NAP	NAP	NAP	NAP
9.14	Property		1	NAP	NAP	NAP	NAP
9.15	Property		1	NAP	NAP	NAP	NAP
9.16	Property		1	NAP	NAP	NAP	NAP
9.17	Property		1	NAP	NAP	NAP	NAP
9.18	Property		1	NAP	NAP	NAP	NAP
9.19	Property		1	NAP	NAP	NAP	NAP
9.20	Property		1	NAP	NAP	NAP	NAP
9.21	Property		1	NAP	NAP	NAP	NAP
9.22	Property		1	NAP	NAP	NAP	NAP
9.23	Property		1	NAP	NAP	NAP	NAP
9.24	Property		1	NAP	NAP	NAP	NAP
9.25	Property		1	NAP	NAP	NAP	NAP
9.26	Property		1	NAP	NAP	NAP	NAP
9.27	Property		1	NAP	NAP	NAP	NAP
9.28	Property		1	NAP	NAP	NAP	NAP
9.29	Property		1	NAP	NAP	NAP	NAP
9.30	Property		1	NAP	NAP	NAP	NAP
9.31	Property		1	NAP	NAP	NAP	NAP
9.32	Property		1	NAP	NAP	NAP	NAP
9.33	Property		1	NAP	NAP	NAP	NAP
9.34	Property		1	NAP	NAP	NAP	NAP
9.35	Property		1	NAP	NAP	NAP	NAP
9.36	Property		1	NAP	NAP	NAP	NAP
9.37	Property		1	NAP	NAP	NAP	NAP
9.38	Property		1	NAP	NAP	NAP	NAP
9.39	Property		1	NAP	NAP	NAP	NAP
9.40	Property		1	NAP	NAP	NAP	NAP
9.41	Property		1	NAP	NAP	NAP	NAP
9.42	Property		1	NAP	NAP	NAP	NAP

BMARK 2021-B27

Annex A

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Ground Lease Expiration Date	Ground Lease Extension Terms	Annual Ground Lease Payment as of the Cut-off Date ($)	Annual Ground Rent Increases (Y/N)	Upfront RE Tax Reserve ($)	Monthly RE Tax Reserve ($)	Upfront Insurance Reserve ($)	Monthly Insurance Reserve ($)	Upfront Replacement / PIP Reserve ($)	Monthly Replacement / FF&E Reserve ($)	Replacement Reserve Caps ($)	Upfront TI/LC Reserve ($)	Monthly TI/LC Reserve ($)	TI/LC Caps ($)

9.43	Property		1	NAP	NAP	NAP	NAP
9.44	Property		1	NAP	NAP	NAP	NAP
9.45	Property		1	NAP	NAP	NAP	NAP
9.46	Property		1	NAP	NAP	NAP	NAP
9.47	Property		1	NAP	NAP	NAP	NAP
9.48	Property		1	NAP	NAP	NAP	NAP
9.49	Property		1	NAP	NAP	NAP	NAP
9.50	Property		1	NAP	NAP	NAP	NAP
9.51	Property		1	NAP	NAP	NAP	NAP
9.52	Property		1	NAP	NAP	NAP	NAP
9.53	Property		1	NAP	NAP	NAP	NAP
9.54	Property		1	NAP	NAP	NAP	NAP
9.55	Property		1	NAP	NAP	NAP	NAP
9.56	Property		1	NAP	NAP	NAP	NAP
10	Loan	53, 54, 55, 56, 57, 58	8					230,529	Springing	0	Springing	30,386	Springing	30,386	0	0	0
10.01	Property		1	NAP	NAP	NAP	NAP
10.02	Property		1	NAP	NAP	NAP	NAP
10.03	Property		1	NAP	NAP	NAP	NAP
10.04	Property		1	NAP	NAP	NAP	NAP
10.05	Property		1	NAP	NAP	NAP	NAP
10.06	Property		1	NAP	NAP	NAP	NAP
10.07	Property		1	NAP	NAP	NAP	NAP
10.08	Property		1	NAP	NAP	NAP	NAP
11	Loan		1	NAP	NAP	NAP	NAP	0	Springing	0	Springing	0	917	0	0	0	0
12	Loan	59, 60	1	NAP	NAP	NAP	NAP	37,997	12,666	0	0	0	Springing	0	0	Springing	0
13	Loan	61	4					126,765	126,765	24,009	6,002	0	4,239	0	0	697	0
13.01	Property		1	NAP	NAP	NAP	NAP
13.02	Property		1	NAP	NAP	NAP	NAP
13.03	Property		1	NAP	NAP	NAP	NAP
13.04	Property		1	NAP	NAP	NAP	NAP
14	Loan	34	1	NAP	NAP	NAP	NAP	0	Springing	0	Springing	0	1,636	39,270	0	6,545	0
15	Loan	54, 62, 63, 64	1	NAP	NAP	NAP	NAP	185,359	35,913	0	Springing	1,200,000	4,739	0	4,000,000	Springing	1,000,000
16	Loan	8, 65, 66, 67, 68, 69	1	8/31/2116	None	1	No	174,216	34,843	0	Springing	782,761	15,639	0	0	27,237	0
17	Loan	34, 70, 71	1	NAP	NAP	NAP	NAP	74,255	37,127	15,218	3,805	0	2,498	0	0	Springing	0
18	Loan		1	NAP	NAP	NAP	NAP	53,763	7,680	9,483	1,897	0	566	0	0	4,719	0
19	Loan	72, 73	1	NAP	NAP	NAP	NAP	35,354	11,785	125,191	11,381	0	28,814	0	0	0	0
20	Loan	8, 74, 75, 76	1	NAP	NAP	NAP	NAP	374,559	187,280	0	Springing	0	6,504	0	3,000,000	Springing	1,170,788
21	Loan	54, 77, 78, 79, 80, 81	1	NAP	NAP	NAP	NAP	76,352	19,088	1,362	1,362	0	1,333	0	150,000	7,996	0
22	Loan	8, 34, 82, 83, 84	3					110,697	22,139	32,752	16,376	0	35,401	0	0	0	0
22.01	Property		1	NAP	NAP	NAP	NAP
22.02	Property		1	NAP	NAP	NAP	NAP
22.03	Property		1	NAP	NAP	NAP	NAP
23	Loan	85, 86	1	NAP	NAP	NAP	NAP	277,084	27,708	12,018	4,006	0	0	0	674,360	Springing	0
24	Loan	87, 88	1	NAP	NAP	NAP	NAP	15,484	7,742	0	Springing	145,523	2,445	0	0	0	0
25	Loan	34, 89	1	NAP	NAP	NAP	NAP	56,103	28,051	5,688	5,688	46,606	8,333	0	0	0	0
26	Loan	54, 90, 91	1	NAP	NAP	NAP	NAP	0	Springing	0	Springing	0	4% of Gross Income	0	0	0	0
27	Loan	34, 92	1	NAP	NAP	NAP	NAP	85,923	28,641	0	Springing	0	955	22,924	0	0	0
28	Loan	34, 93	1	NAP	NAP	NAP	NAP	396,605	66,100	0	Springing	348	348	0	2,321	2,321	0
29	Loan	34	1	NAP	NAP	NAP	NAP	185,669	30,945	115,127	8,527	0	1,869	100,000	0	11,393	500,000
30	Loan	54, 94, 95, 96, 97	1	NAP	NAP	NAP	NAP	37,367	18,864	7,426	3,713	662	662	0	3,311	3,311	200,000
31	Loan	98	1	NAP	NAP	NAP	NAP	14,309	4,770	0	Springing	103,196	1,288	30,907	0	3,219	115,901
32	Loan	99, 100, 101, 102, 103, 104, 105, 106, 107	1	NAP	NAP	NAP	NAP	20,030	10,015	0	Springing	0	855	0	250,000	Springing	135,825
33	Loan	108, 109, 124	1	NAP	NAP	NAP	NAP	34,750	11,583	0	Springing	0	4% of Gross Revenue	0	0	0	0
34	Loan	110, 111	1	NAP	NAP	NAP	NAP	123,468	15,433	5,131	855	0	899	43,151	151,000	Springing	151,000
35	Loan	41	1	NAP	NAP	NAP	NAP	0	Springing	0	Springing	0	1,250	0	0	1,875	0
36	Loan		1	NAP	NAP	NAP	NAP	19,453	6,484	0	Springing	0	934	0	0	0	0
37	Loan	112, 113	1	NAP	NAP	NAP	NAP	62,248	12,450	0	Springing	0	1,652	65,000	0	5,000	240,000
38	Loan	114, 115, 126	3					12,539	3,135	4,609	1,152	60,000	354	0	0	125	0
38.01	Property		1	NAP	NAP	NAP	NAP
38.02	Property		1	NAP	NAP	NAP	NAP
38.03	Property		1	NAP	NAP	NAP	NAP
39	Loan	116, 117	1	NAP	NAP	NAP	NAP	58,108	8,483	10,086	1,681	114,739	265	0	0	675	0
40	Loan	118	1	NAP	NAP	NAP	NAP	1,674	419	1,628	814	0	333	0	0	0	0
41	Loan	119	5					4,135	2,067	1,847	1,847	0	994	0	0	0	0
41.01	Property		1	NAP	NAP	NAP	NAP
41.02	Property		1	NAP	NAP	NAP	NAP
41.03	Property		1	NAP	NAP	NAP	NAP
41.04	Property		1	NAP	NAP	NAP	NAP
41.05	Property		1	NAP	NAP	NAP	NAP
42	Loan		1	NAP	NAP	NAP	NAP	0	8,355	0	Springing	246,400	Springing	0	0	Springing	0
43	Loan	120, 121	2					8,843	8,843	4,445	2,222	0	767	36,810	0	Springing	0
43.01	Property		1	NAP	NAP	NAP	NAP
43.02	Property		1	NAP	NAP	NAP	NAP
44	Loan	122	1	NAP	NAP	NAP	NAP	16,450	3,290	2,579	368	0	146	0	0	0	0
45	Loan		1	NAP	NAP	NAP	NAP	29,249	5,850	0	Springing	440,313	458	0	0	0	0
46	Loan	41	1	NAP	NAP	NAP	NAP	0	Springing	0	Springing	0	Springing	0	0	0	0
47	Loan	41, 123	1	1/1/2023	8	59,156	No	0	Springing	0	Springing	0	Springing	0	0	0	0

BMARK 2021-B27

Annex A

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Upfront Debt Service Reserve ($)	Monthly Debt Service Reserve ($)	Debt Service Reserve Cap ($)	Upfront Deferred Maintenance Reserve ($)	Upfront Other Reserve ($)	Monthly Other Reserve ($)	Other Reserve Description

1	Loan	8, 9, 10, 11, 12, 13, 14, 15, 16, 17	1	0	0	0	0	122,730,124	Springing	Unfunded Obligations Reserve (Upfront: $122,730,124.21), Ground Rent Reserve (Monthly: Springing)
2	Loan	8, 18, 19, 20, 21, 22, 23, 24	33	0	0	0	0	21,697,043	Springing	Earnout Reserve (Upfront: $18,819,523), Unfunded Obligations Reserve (Upfront: $2,877,520), PILOT Reserve (Monthly: Springing)
2.01	Property		1
2.02	Property		1
2.03	Property		1
2.04	Property		1
2.05	Property		1
2.06	Property		1
2.07	Property		1
2.08	Property		1
2.09	Property		1
2.10	Property		1
2.11	Property		1
2.12	Property		1
2.13	Property		1
2.14	Property		1
2.15	Property		1
2.16	Property		1
2.17	Property		1
2.18	Property		1
2.19	Property		1
2.20	Property		1
2.21	Property		1
2.22	Property		1
2.23	Property		1
2.24	Property		1
2.25	Property		1
2.26	Property		1
2.27	Property		1
2.28	Property		1
2.29	Property		1
2.30	Property		1
2.31	Property		1
2.32	Property		1
2.33	Property		1
3	Loan	8, 25, 26, 27, 28, 29, 30, 31	1	0	0	0	0	5,845,670	Springing	Upfront Landlord Work Reserve (Upfront: $2,963,439), Rent Concession Reserve (Upfront: $2,882,231), Termination Fee Reserve (Monthly: Springing)
4	Loan	8, 32, 33, 34, 54, 127	1	0	0	0	0	0	0	NAP
5	Loan	8, 35, 36, 37, 38, 39, 40	1	0	0	0	0	5,572,775	Springing	Free Rent Reserve (Upfront: $5,572,775.41), Condominium Reserve (Monthly: Springing)
6	Loan	8, 41	1	0	0	0	0	0	0	NAP
7	Loan		18	0	0	0	188,996	0	0	NAP
7.01	Property		1
7.02	Property		1
7.03	Property		1
7.04	Property		1
7.05	Property		1
7.06	Property		1
7.07	Property		1
7.08	Property		1
7.09	Property		1
7.10	Property		1
7.11	Property		1
7.12	Property		1
7.13	Property		1
7.14	Property		1
7.15	Property		1
7.16	Property		1
7.17	Property		1
7.18	Property		1
8	Loan	42, 43, 44, 45	1	0	0	0	37,950	42,281	Springing	Unfunded Obligations Reserve (Upfront: $42,281.10), Office Sublease Rents Reserve (Monthly: Springing)
9	Loan	46, 47, 48, 49, 50, 51, 52	56	1,807,024	0	0	0	6,150,000	0	Zoning & Condemnation Reserve
9.01	Property		1
9.02	Property		1
9.03	Property		1
9.04	Property		1
9.05	Property		1
9.06	Property		1
9.07	Property		1
9.08	Property		1
9.09	Property		1
9.10	Property		1
9.11	Property		1
9.12	Property		1
9.13	Property		1
9.14	Property		1
9.15	Property		1
9.16	Property		1
9.17	Property		1
9.18	Property		1
9.19	Property		1
9.20	Property		1
9.21	Property		1
9.22	Property		1
9.23	Property		1
9.24	Property		1
9.25	Property		1
9.26	Property		1
9.27	Property		1
9.28	Property		1
9.29	Property		1
9.30	Property		1
9.31	Property		1
9.32	Property		1
9.33	Property		1
9.34	Property		1
9.35	Property		1
9.36	Property		1
9.37	Property		1
9.38	Property		1
9.39	Property		1
9.40	Property		1
9.41	Property		1
9.42	Property		1

BMARK 2021-B27

Annex A

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Upfront Debt Service Reserve ($)	Monthly Debt Service Reserve ($)	Debt Service Reserve Cap ($)	Upfront Deferred Maintenance Reserve ($)	Upfront Other Reserve ($)	Monthly Other Reserve ($)	Other Reserve Description

9.43	Property		1
9.44	Property		1
9.45	Property		1
9.46	Property		1
9.47	Property		1
9.48	Property		1
9.49	Property		1
9.50	Property		1
9.51	Property		1
9.52	Property		1
9.53	Property		1
9.54	Property		1
9.55	Property		1
9.56	Property		1
10	Loan	53, 54, 55, 56, 57, 58	8	0	0	0	137,356	0	0	NAP
10.01	Property		1
10.02	Property		1
10.03	Property		1
10.04	Property		1
10.05	Property		1
10.06	Property		1
10.07	Property		1
10.08	Property		1
11	Loan		1	0	0	0	0	442,504	0	Rent Reserve (Upfront: $242,504); Certificate of Occupancy (Upfront: $200,000)
12	Loan	59, 60	1	0	0	0	0	0	0	NAP
13	Loan	61	4	0	0	0	0	40,862	0	Taco Bell Rent Abatement Reserve (Upfront: $26,000), Foot Locker Rent Credit Reserve (Upfront: $14,862)
13.01	Property		1
13.02	Property		1
13.03	Property		1
13.04	Property		1
14	Loan	34	1	0	0	0	0	1,867,475	Springing	Unfunded Obligations Reserve (Upfront: $1,867,474.86), Critical Tenant Reserve (Monthly: Springing)
15	Loan	54, 62, 63, 64	1	0	0	0	0	652,525	0	Outstanding TI Reserve (Upfront: $536,537.20), Outstanding CapEx Reserve (Upfront: $115,988)
16	Loan	8, 65, 66, 67, 68, 69	1	0	0	0	332,970	3,255,630	Springing	IBM Reserve (Upfront: $2,468,130), Unfunded Obligations Reserve (Upfront: $687,500), Post Closing Obligations Reserve (Upfront: $100,000), Condominium Assessments Reserve (Monthly: Springing)
17	Loan	34, 70, 71	1	0	0	0	1,534,475	0	0	NAP
18	Loan		1	477,663	0	0	0	594,000	0	Blink Rent Reserve
19	Loan	72, 73	1	1,080,245	0	0	0	0	0	NAP
20	Loan	8, 74, 75, 76	1	0	0	0	4,620	3,422,872	0	Unfunded Obligations Reserve
21	Loan	54, 77, 78, 79, 80, 81	1	0	0	0	0	44,756	0	Margarita’s Outstanding TI Reserve (Upfront: $32,300), Margarita’s Restaurant Rent Abatement Reserve (Upfront: $12,456)
22	Loan	8, 34, 82, 83, 84	3	0	0	0	41,750	0	Springing	PIP Reserve
22.01	Property		1
22.02	Property		1
22.03	Property		1
23	Loan	85, 86	1	0	0	0	0	577,567	0	Free Rent Reserve (Upfront: $319,822.18), Unfunded Obligations Reserve (Upfront: $257,744.84)
24	Loan	87, 88	1	0	0	0	13,125	206,352	0	Unit Fixture Holdback Reserve
25	Loan	34, 89	1	0	0	0	103,394	253,590	0	Unfunded Obligations Reserve
26	Loan	54, 90, 91	1	619,702	0	0	0	0	Springing	PIP Reserve
27	Loan	34, 92	1	0	0	0	0	0	0	NAP
28	Loan	34, 93	1	0	0	0	0	0	0	NAP
29	Loan	34	1	0	0	0	0	438,618	0	Unfunded Obligations Reserve (Upfront: $351,020), Free Rent Reserve (Upfront: $87,597.58)
30	Loan	54, 94, 95, 96, 97	1	0	0	0	0	837,973	0	Free Rent Reserve (Upfront: $108,987), Outstanding TI Reserve (Upfront: $728,986)
31	Loan	98	1	161,808	0	0	0	0	Springing	dd’s Discounts Reserve
32	Loan	99, 100, 101, 102, 103, 104, 105, 106, 107	1	203,892	0	0	5,250	1,801,807	0	SBA Judgement Reserve (Upfront:$1,255,699) Earnout Reserve (Upfront:$546,108)
33	Loan	108, 109, 124	1	0	0	0	12,550	0	0	NAP
34	Loan	110, 111	1	0	0	0	2,035	0	0	NAP
35	Loan	41	1	0	0	0	0	0	0	NAP
36	Loan		1	0	0	0	0	0	0	NAP
37	Loan	112, 113	1	0	0	0	0	0	0	NAP
38	Loan	114, 115, 126	3	0	0	0	18,875	0	0	NAP
38.01	Property		1
38.02	Property		1
38.03	Property		1
39	Loan	116, 117	1	0	0	0	85,261	130,000	0	Unfunded Obligations Reserve
40	Loan	118	1	0	0	0	0	152,636	0	421-a Reserve (Upfront: $132,340), Mechanic’s Lien Reserve (Upfront: $20,295.65)
41	Loan	119	5	0	0	0	30,838	0	0	NAP
41.01	Property		1
41.02	Property		1
41.03	Property		1
41.04	Property		1
41.05	Property		1
42	Loan		1	0	0	0	0	0	0	NAP
43	Loan	120, 121	2	0	0	0	43,875	0	0	NAP
43.01	Property		1
43.02	Property		1
44	Loan	122	1	0	0	0	0	0	Springing	Debt Yield Cure Reserve
45	Loan		1	0	0	0	15,688	0	0	NAP
46	Loan	41	1	0	0	0	0	0	0	NAP
47	Loan	41, 123	1	0	0	0	0	66,209	0	Roof Reserve (Upfront: $56,350), Ground Rent Reserve (Upfront: $9,858.66)

BMARK 2021-B27

Annex A

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Other Reserve Cap ($)	Holdback/ Earnout Amount ($)	Holdback/ Earnout Description

1	Loan	8, 9, 10, 11, 12, 13, 14, 15, 16, 17	1	0	0	NAP
2	Loan	8, 18, 19, 20, 21, 22, 23, 24	33	0	0	NAP
2.01	Property		1
2.02	Property		1
2.03	Property		1
2.04	Property		1
2.05	Property		1
2.06	Property		1
2.07	Property		1
2.08	Property		1
2.09	Property		1
2.10	Property		1
2.11	Property		1
2.12	Property		1
2.13	Property		1
2.14	Property		1
2.15	Property		1
2.16	Property		1
2.17	Property		1
2.18	Property		1
2.19	Property		1
2.20	Property		1
2.21	Property		1
2.22	Property		1
2.23	Property		1
2.24	Property		1
2.25	Property		1
2.26	Property		1
2.27	Property		1
2.28	Property		1
2.29	Property		1
2.30	Property		1
2.31	Property		1
2.32	Property		1
2.33	Property		1
3	Loan	8, 25, 26, 27, 28, 29, 30, 31	1	0	0	NAP
4	Loan	8, 32, 33, 34, 54, 127	1	0	0	NAP
5	Loan	8, 35, 36, 37, 38, 39, 40	1	0	0	NAP
6	Loan	8, 41	1	0	0	NAP
7	Loan		18	0	0	NAP
7.01	Property		1
7.02	Property		1
7.03	Property		1
7.04	Property		1
7.05	Property		1
7.06	Property		1
7.07	Property		1
7.08	Property		1
7.09	Property		1
7.10	Property		1
7.11	Property		1
7.12	Property		1
7.13	Property		1
7.14	Property		1
7.15	Property		1
7.16	Property		1
7.17	Property		1
7.18	Property		1
8	Loan	42, 43, 44, 45	1	0	0	NAP
9	Loan	46, 47, 48, 49, 50, 51, 52	56	0	0	NAP
9.01	Property		1
9.02	Property		1
9.03	Property		1
9.04	Property		1
9.05	Property		1
9.06	Property		1
9.07	Property		1
9.08	Property		1
9.09	Property		1
9.10	Property		1
9.11	Property		1
9.12	Property		1
9.13	Property		1
9.14	Property		1
9.15	Property		1
9.16	Property		1
9.17	Property		1
9.18	Property		1
9.19	Property		1
9.20	Property		1
9.21	Property		1
9.22	Property		1
9.23	Property		1
9.24	Property		1
9.25	Property		1
9.26	Property		1
9.27	Property		1
9.28	Property		1
9.29	Property		1
9.30	Property		1
9.31	Property		1
9.32	Property		1
9.33	Property		1
9.34	Property		1
9.35	Property		1
9.36	Property		1
9.37	Property		1
9.38	Property		1
9.39	Property		1
9.40	Property		1
9.41	Property		1
9.42	Property		1

BMARK 2021-B27

Annex A

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Other Reserve Cap ($)	Holdback/ Earnout Amount ($)	Holdback/ Earnout Description

9.43	Property		1
9.44	Property		1
9.45	Property		1
9.46	Property		1
9.47	Property		1
9.48	Property		1
9.49	Property		1
9.50	Property		1
9.51	Property		1
9.52	Property		1
9.53	Property		1
9.54	Property		1
9.55	Property		1
9.56	Property		1
10	Loan	53, 54, 55, 56, 57, 58	8	0	0	NAP
10.01	Property		1
10.02	Property		1
10.03	Property		1
10.04	Property		1
10.05	Property		1
10.06	Property		1
10.07	Property		1
10.08	Property		1
11	Loan		1	0	0	NAP
12	Loan	59, 60	1	0	0	NAP
13	Loan	61	4	0	0	NAP
13.01	Property		1
13.02	Property		1
13.03	Property		1
13.04	Property		1
14	Loan	34	1	0	0	NAP
15	Loan	54, 62, 63, 64	1	0	0	NAP
16	Loan	8, 65, 66, 67, 68, 69	1	0	0	NAP
17	Loan	34, 70, 71	1	0	0	NAP
18	Loan		1	0	0	NAP
19	Loan	72, 73	1	0	0	NAP
20	Loan	8, 74, 75, 76	1	0	0	NAP
21	Loan	54, 77, 78, 79, 80, 81	1	0	0	NAP
22	Loan	8, 34, 82, 83, 84	3	0	0	NAP
22.01	Property		1
22.02	Property		1
22.03	Property		1
23	Loan	85, 86	1	0	0	NAP
24	Loan	87, 88	1	0	0	NAP
25	Loan	34, 89	1	0	0	NAP
26	Loan	54, 90, 91	1	0	0	NAP
27	Loan	34, 92	1	0	0	NAP
28	Loan	34, 93	1	0	0	NAP
29	Loan	34	1	0	0	NAP
30	Loan	54, 94, 95, 96, 97	1	0	0	NAP
31	Loan	98	1	0	0	NAP
32	Loan	99, 100, 101, 102, 103, 104, 105, 106, 107	1	0	750,000	The Loan includes a $750,000 holdback, which includes (a) $546,108 for an Earnout and (b) $203,892 for COVID Debt Service Reserve equal to 6-months of IO debt service payments, each of which will be released after 12 months once the Property achieves (i) a Debt Yield in excess of 10.85% off the fully funded Loan amount, (ii) 92.0% occupancy, and (iii) no COVID shutdowns are in place in the municipality where the Property is located.
33	Loan	108, 109, 124	1	0	0	NAP
34	Loan	110, 111	1	0	0	NAP
35	Loan	41	1	0	0	NAP
36	Loan		1	0	0	NAP
37	Loan	112, 113	1	0	0	NAP
38	Loan	114, 115, 126	3	0	0	NAP
38.01	Property		1
38.02	Property		1
38.03	Property		1
39	Loan	116, 117	1	0	0	NAP
40	Loan	118	1	0	0	NAP
41	Loan	119	5	0	0	NAP
41.01	Property		1
41.02	Property		1
41.03	Property		1
41.04	Property		1
41.05	Property		1
42	Loan		1	0	0	NAP
43	Loan	120, 121	2	0	0	NAP
43.01	Property		1
43.02	Property		1
44	Loan	122	1	0	0	NAP
45	Loan		1	0	0	NAP
46	Loan	41	1	0	0	NAP
47	Loan	41, 123	1	0	0	NAP

BMARK 2021-B27

Annex A

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Lockbox Type	Cash Management	Excess Cash Trap Triggered by DSCR and/or Debt Yield Test (Y/N)	Tenant Specific Excess Cash Trap Trigger (Y/N)	Pari Passu (Y/N)	Pari Passu in Trust Controlling (Y/N)	Trust Pari Passu Cut-off Date Balance ($)	Non-Trust Pari Passu Companion Loan Cut-off Date Balance ($)	Non-Trust Pari Passu Companion Loan Monthly Debt Service ($)	Total Trust and Non-Trust Pari Passu Companion Loan Monthly Debt Service ($)	Subordinate Companion Loan Cut-off Date Balance ($)	Subordinate Companion Loan Interest Rate	Whole Loan Cut-off Date Balance ($)

1	Loan	8, 9, 10, 11, 12, 13, 14, 15, 16, 17	1	Hard	Springing	No	Yes	Yes	No	84,000,000	296,000,000	754,479.33	968,588.33	240,000,000	3.01680%	620,000,000
2	Loan	8, 18, 19, 20, 21, 22, 23, 24	33	Hard	Springing	Yes	No	Yes	No	68,109,030	164,903,870	346,064.13	488,996.45	154,000,000	4.07000%	387,012,900
2.01	Property		1
2.02	Property		1
2.03	Property		1
2.04	Property		1
2.05	Property		1
2.06	Property		1
2.07	Property		1
2.08	Property		1
2.09	Property		1
2.10	Property		1
2.11	Property		1
2.12	Property		1
2.13	Property		1
2.14	Property		1
2.15	Property		1
2.16	Property		1
2.17	Property		1
2.18	Property		1
2.19	Property		1
2.20	Property		1
2.21	Property		1
2.22	Property		1
2.23	Property		1
2.24	Property		1
2.25	Property		1
2.26	Property		1
2.27	Property		1
2.28	Property		1
2.29	Property		1
2.30	Property		1
2.31	Property		1
2.32	Property		1
2.33	Property		1
3	Loan	8, 25, 26, 27, 28, 29, 30, 31	1	Hard	Springing	Yes	No	Yes	No	66,000,000	154,000,000	438,253.47	626,076.39	NAP	NAP	220,000,000
4	Loan	8, 32, 33, 34, 54, 127	1	Hard	Springing	Yes	Yes	Yes	Yes	60,000,000	23,000,000	117,221.92	423,018.23	NAP	NAP	83,000,000
5	Loan	8, 35, 36, 37, 38, 39, 40	1	Hard	Springing	Yes	Yes	Yes	No	51,900,000	183,000,000	464,601.44	596,365.45	155,100,000	3.004833%	390,000,000
6	Loan	8, 41	1	Hard	Springing	Yes	Yes	Yes	Yes	50,000,000	22,000,000	65,677.41	214,944.24	NAP	NAP	72,000,000
7	Loan		18	Springing	Springing	Yes	No	No	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
7.01	Property		1
7.02	Property		1
7.03	Property		1
7.04	Property		1
7.05	Property		1
7.06	Property		1
7.07	Property		1
7.08	Property		1
7.09	Property		1
7.10	Property		1
7.11	Property		1
7.12	Property		1
7.13	Property		1
7.14	Property		1
7.15	Property		1
7.16	Property		1
7.17	Property		1
7.18	Property		1
8	Loan	42, 43, 44, 45	1	Hard	Springing	Yes	Yes	No	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
9	Loan	46, 47, 48, 49, 50, 51, 52	56	Hard	In Place	Yes	Yes	No	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
9.01	Property		1
9.02	Property		1
9.03	Property		1
9.04	Property		1
9.05	Property		1
9.06	Property		1
9.07	Property		1
9.08	Property		1
9.09	Property		1
9.10	Property		1
9.11	Property		1
9.12	Property		1
9.13	Property		1
9.14	Property		1
9.15	Property		1
9.16	Property		1
9.17	Property		1
9.18	Property		1
9.19	Property		1
9.20	Property		1
9.21	Property		1
9.22	Property		1
9.23	Property		1
9.24	Property		1
9.25	Property		1
9.26	Property		1
9.27	Property		1
9.28	Property		1
9.29	Property		1
9.30	Property		1
9.31	Property		1
9.32	Property		1
9.33	Property		1
9.34	Property		1
9.35	Property		1
9.36	Property		1
9.37	Property		1
9.38	Property		1
9.39	Property		1
9.40	Property		1
9.41	Property		1
9.42	Property		1

BMARK 2021-B27

Annex A

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Lockbox Type	Cash Management	Excess Cash Trap Triggered by DSCR and/or Debt Yield Test (Y/N)	Tenant Specific Excess Cash Trap Trigger (Y/N)	Pari Passu (Y/N)	Pari Passu in Trust Controlling (Y/N)	Trust Pari Passu Cut-off Date Balance ($)	Non-Trust Pari Passu Companion Loan Cut-off Date Balance ($)	Non-Trust Pari Passu Companion Loan Monthly Debt Service ($)	Total Trust and Non-Trust Pari Passu Companion Loan Monthly Debt Service ($)	Subordinate Companion Loan Cut-off Date Balance ($)	Subordinate Companion Loan Interest Rate	Whole Loan Cut-off Date Balance ($)

9.43	Property		1
9.44	Property		1
9.45	Property		1
9.46	Property		1
9.47	Property		1
9.48	Property		1
9.49	Property		1
9.50	Property		1
9.51	Property		1
9.52	Property		1
9.53	Property		1
9.54	Property		1
9.55	Property		1
9.56	Property		1
10	Loan	53, 54, 55, 56, 57, 58	8	Soft	Springing	Yes	No	No	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
10.01	Property		1
10.02	Property		1
10.03	Property		1
10.04	Property		1
10.05	Property		1
10.06	Property		1
10.07	Property		1
10.08	Property		1
11	Loan		1	Hard	Springing	Yes	Yes	No	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
12	Loan	59, 60	1	Hard	Springing	No	No	No	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
13	Loan	61	4	Springing	Springing	Yes	Yes	No	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
13.01	Property		1
13.02	Property		1
13.03	Property		1
13.04	Property		1
14	Loan	34	1	Hard	Springing	No	Yes	No	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
15	Loan	54, 62, 63, 64	1	Hard	In Place	Yes	Yes	No	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
16	Loan	8, 65, 66, 67, 68, 69	1	Hard	Springing	Yes	Yes	Yes	No	28,000,000	60,000,000	192,638.89	282,537.04	NAP	NAP	88,000,000
17	Loan	34, 70, 71	1	Springing	Springing	Yes	Yes	No	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
18	Loan		1	Springing	Springing	Yes	Yes	No	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
19	Loan	72, 73	1	Springing	Springing	Yes	No	No	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
20	Loan	8, 74, 75, 76	1	Hard	Springing	Yes	Yes	Yes	No	18,447,198	36,894,396	173,585.85	260,378.78	NAP	NAP	55,341,595
21	Loan	54, 77, 78, 79, 80, 81	1	Springing	Springing	Yes	Yes	No	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
22	Loan	8, 34, 82, 83, 84	3	Hard	Springing	Yes	No	Yes	Yes	16,491,979	11,641,397	65,344.99	157,917.07	NAP	NAP	28,133,377
22.01	Property		1
22.02	Property		1
22.03	Property		1
23	Loan	85, 86	1	Hard	Springing	Yes	Yes	No	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
24	Loan	87, 88	1	Springing	Springing	Yes	No	No	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
25	Loan	34, 89	1	Hard	Springing	Yes	Yes	No	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
26	Loan	54, 90, 91	1	Hard	In Place	Yes	No	No	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
27	Loan	34, 92	1	Springing	Springing	Yes	Yes	No	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
28	Loan	34, 93	1	Hard	Springing	Yes	Yes	No	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
29	Loan	34	1	Hard	Springing	Yes	Yes	No	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
30	Loan	54, 94, 95, 96, 97	1	Hard	Springing	Yes	Yes	No	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
31	Loan	98	1	Hard	Springing	Yes	Yes	No	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
32	Loan	99, 100, 101, 102, 103, 104, 105, 106, 107	1	Hard	Springing	Yes	Yes	No	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
33	Loan	108, 109, 124	1	Hard	Springing	Yes	No	No	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
34	Loan	110, 111	1	Hard	Springing	Yes	Yes	No	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
35	Loan	41	1	Hard	Springing	Yes	Yes	No	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
36	Loan		1	Springing	Springing	Yes	No	No	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
37	Loan	112, 113	1	Hard	Springing	Yes	Yes	No	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
38	Loan	114, 115, 126	3	Springing	Springing	Yes	Yes	No	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
38.01	Property		1
38.02	Property		1
38.03	Property		1
39	Loan	116, 117	1	Soft (Residential) / Hard (Commercial)	Springing	No	Yes	No	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
40	Loan	118	1	Springing	Springing	Yes	No	No	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
41	Loan	119	5	Springing	Springing	Yes	No	No	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
41.01	Property		1
41.02	Property		1
41.03	Property		1
41.04	Property		1
41.05	Property		1
42	Loan		1	Springing	Springing	Yes	Yes	No	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
43	Loan	120, 121	2	Springing	Springing	Yes	No	No	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
43.01	Property		1
43.02	Property		1
44	Loan	122	1	Springing	Springing	Yes	No	No	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
45	Loan		1	Springing	Springing	Yes	No	No	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
46	Loan	41	1	Hard	Springing	Yes	Yes	No	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
47	Loan	41, 123	1	Springing	Springing	Yes	Yes	No	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP

BMARK 2021-B27

Annex A

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Whole Loan Monthly Debt Service ($)	Whole Loan Cut-off Date LTV Ratio (%)	Whole Loan Underwritten NCF DSCR (x)	Whole Loan Underwritten NOI Debt Yield (%)	Mezzanine Debt Cut-off Date Balance($)	Mezzanine Debt Interest Rate (%)	Total Debt Cut-off Date Balance ($)	Total Debt Monthly Debt Service ($)	Total Debt Cut-off Date LTV Ratio (%)	Total Debt Underwritten NCF DSCR (x)	Total Debt Underwritten NOI Debt Yield (%)	Future Additional Debt Permitted (Y/N)
						4							4
1	Loan	8, 9, 10, 11, 12, 13, 14, 15, 16, 17	1	1,580,328.33	62.0%	2.89	8.9%	130,000,000	4.50000%	750,000,000	3,435,652.96	75.0%	1.33	7.4%	No
2	Loan	8, 18, 19, 20, 21, 22, 23, 24	33	1,018,567.51	62.9%	2.45	8.4%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	No
2.01	Property		1
2.02	Property		1
2.03	Property		1
2.04	Property		1
2.05	Property		1
2.06	Property		1
2.07	Property		1
2.08	Property		1
2.09	Property		1
2.10	Property		1
2.11	Property		1
2.12	Property		1
2.13	Property		1
2.14	Property		1
2.15	Property		1
2.16	Property		1
2.17	Property		1
2.18	Property		1
2.19	Property		1
2.20	Property		1
2.21	Property		1
2.22	Property		1
2.23	Property		1
2.24	Property		1
2.25	Property		1
2.26	Property		1
2.27	Property		1
2.28	Property		1
2.29	Property		1
2.30	Property		1
2.31	Property		1
2.32	Property		1
2.33	Property		1
3	Loan	8, 25, 26, 27, 28, 29, 30, 31	1	626,076.39	60.3%	2.67	9.2%	30,000,000	7.00000%	250,000,000	803,506.95	68.5%	2.08	8.1%	No
4	Loan	8, 32, 33, 34, 54, 127	1	423,018.23	72.5%	1.28	8.2%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	No
5	Loan	8, 35, 36, 37, 38, 39, 40	1	990,134.21	58.2%	2.57	7.9%	65,000,000	6.10000%	455,000,000	1,325,140.00	67.9%	1.92	6.8%	No
6	Loan	8, 41	1	214,944.24	59.0%	2.63	10.0%	12,000,000	9.25000%	84,000,000	308,728.96	68.9%	1.83	8.6%	No
7	Loan		18	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	No
7.01	Property		1
7.02	Property		1
7.03	Property		1
7.04	Property		1
7.05	Property		1
7.06	Property		1
7.07	Property		1
7.08	Property		1
7.09	Property		1
7.10	Property		1
7.11	Property		1
7.12	Property		1
7.13	Property		1
7.14	Property		1
7.15	Property		1
7.16	Property		1
7.17	Property		1
7.18	Property		1
8	Loan	42, 43, 44, 45	1	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	No
9	Loan	46, 47, 48, 49, 50, 51, 52	56	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	No
9.01	Property		1
9.02	Property		1
9.03	Property		1
9.04	Property		1
9.05	Property		1
9.06	Property		1
9.07	Property		1
9.08	Property		1
9.09	Property		1
9.10	Property		1
9.11	Property		1
9.12	Property		1
9.13	Property		1
9.14	Property		1
9.15	Property		1
9.16	Property		1
9.17	Property		1
9.18	Property		1
9.19	Property		1
9.20	Property		1
9.21	Property		1
9.22	Property		1
9.23	Property		1
9.24	Property		1
9.25	Property		1
9.26	Property		1
9.27	Property		1
9.28	Property		1
9.29	Property		1
9.30	Property		1
9.31	Property		1
9.32	Property		1
9.33	Property		1
9.34	Property		1
9.35	Property		1
9.36	Property		1
9.37	Property		1
9.38	Property		1
9.39	Property		1
9.40	Property		1
9.41	Property		1
9.42	Property		1

BMARK 2021-B27

Annex A

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Whole Loan Monthly Debt Service ($)	Whole Loan Cut-off Date LTV Ratio (%)	Whole Loan Underwritten NCF DSCR (x)	Whole Loan Underwritten NOI Debt Yield (%)	Mezzanine Debt Cut-off Date Balance($)	Mezzanine Debt Interest Rate (%)	Total Debt Cut-off Date Balance ($)	Total Debt Monthly Debt Service ($)	Total Debt Cut-off Date LTV Ratio (%)	Total Debt Underwritten NCF DSCR (x)	Total Debt Underwritten NOI Debt Yield (%)	Future Additional Debt Permitted (Y/N)
						4							4
9.43	Property		1
9.44	Property		1
9.45	Property		1
9.46	Property		1
9.47	Property		1
9.48	Property		1
9.49	Property		1
9.50	Property		1
9.51	Property		1
9.52	Property		1
9.53	Property		1
9.54	Property		1
9.55	Property		1
9.56	Property		1
10	Loan	53, 54, 55, 56, 57, 58	8	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	No
10.01	Property		1
10.02	Property		1
10.03	Property		1
10.04	Property		1
10.05	Property		1
10.06	Property		1
10.07	Property		1
10.08	Property		1
11	Loan		1	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	No
12	Loan	59, 60	1	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	No
13	Loan	61	4	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	No
13.01	Property		1
13.02	Property		1
13.03	Property		1
13.04	Property		1
14	Loan	34	1	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	Yes
15	Loan	54, 62, 63, 64	1	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	No
16	Loan	8, 65, 66, 67, 68, 69	1	282,537.04	58.5%	2.29	9.4%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	No
17	Loan	34, 70, 71	1	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	No
18	Loan		1	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	No
19	Loan	72, 73	1	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	No
20	Loan	8, 74, 75, 76	1	260,378.78	73.8%	1.67	9.6%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	No
21	Loan	54, 77, 78, 79, 80, 81	1	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	Yes
22	Loan	8, 34, 82, 83, 84	3	157,917.07	77.1%	1.69	12.8%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	No
22.01	Property		1
22.02	Property		1
22.03	Property		1
23	Loan	85, 86	1	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	No
24	Loan	87, 88	1	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	No
25	Loan	34, 89	1	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	No
26	Loan	54, 90, 91	1	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	No
27	Loan	34, 92	1	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	No
28	Loan	34, 93	1	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	No
29	Loan	34	1	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	No
30	Loan	54, 94, 95, 96, 97	1	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	No
31	Loan	98	1	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	No
32	Loan	99, 100, 101, 102, 103, 104, 105, 106, 107	1	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	No
33	Loan	108, 109, 124	1	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	No
34	Loan	110, 111	1	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	No
35	Loan	41	1	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	Yes
36	Loan		1	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	No
37	Loan	112, 113	1	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	No
38	Loan	114, 115, 126	3	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	No
38.01	Property		1
38.02	Property		1
38.03	Property		1
39	Loan	116, 117	1	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	Yes
40	Loan	118	1	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	No
41	Loan	119	5	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	No
41.01	Property		1
41.02	Property		1
41.03	Property		1
41.04	Property		1
41.05	Property		1
42	Loan		1	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	No
43	Loan	120, 121	2	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	No
43.01	Property		1
43.02	Property		1
44	Loan	122	1	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	No
45	Loan		1	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	No
46	Loan	41	1	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	No
47	Loan	41, 123	1	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	No

BMARK 2021-B27

Annex A

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Future Debt Permitted Type

1	Loan	8, 9, 10, 11, 12, 13, 14, 15, 16, 17	1	NAP
2	Loan	8, 18, 19, 20, 21, 22, 23, 24	33	NAP
2.01	Property		1
2.02	Property		1
2.03	Property		1
2.04	Property		1
2.05	Property		1
2.06	Property		1
2.07	Property		1
2.08	Property		1
2.09	Property		1
2.10	Property		1
2.11	Property		1
2.12	Property		1
2.13	Property		1
2.14	Property		1
2.15	Property		1
2.16	Property		1
2.17	Property		1
2.18	Property		1
2.19	Property		1
2.20	Property		1
2.21	Property		1
2.22	Property		1
2.23	Property		1
2.24	Property		1
2.25	Property		1
2.26	Property		1
2.27	Property		1
2.28	Property		1
2.29	Property		1
2.30	Property		1
2.31	Property		1
2.32	Property		1
2.33	Property		1
3	Loan	8, 25, 26, 27, 28, 29, 30, 31	1	NAP
4	Loan	8, 32, 33, 34, 54, 127	1	NAP
5	Loan	8, 35, 36, 37, 38, 39, 40	1	NAP
6	Loan	8, 41	1	NAP
7	Loan		18	NAP
7.01	Property		1
7.02	Property		1
7.03	Property		1
7.04	Property		1
7.05	Property		1
7.06	Property		1
7.07	Property		1
7.08	Property		1
7.09	Property		1
7.10	Property		1
7.11	Property		1
7.12	Property		1
7.13	Property		1
7.14	Property		1
7.15	Property		1
7.16	Property		1
7.17	Property		1
7.18	Property		1
8	Loan	42, 43, 44, 45	1	NAP
9	Loan	46, 47, 48, 49, 50, 51, 52	56	NAP
9.01	Property		1
9.02	Property		1
9.03	Property		1
9.04	Property		1
9.05	Property		1
9.06	Property		1
9.07	Property		1
9.08	Property		1
9.09	Property		1
9.10	Property		1
9.11	Property		1
9.12	Property		1
9.13	Property		1
9.14	Property		1
9.15	Property		1
9.16	Property		1
9.17	Property		1
9.18	Property		1
9.19	Property		1
9.20	Property		1
9.21	Property		1
9.22	Property		1
9.23	Property		1
9.24	Property		1
9.25	Property		1
9.26	Property		1
9.27	Property		1
9.28	Property		1
9.29	Property		1
9.30	Property		1
9.31	Property		1
9.32	Property		1
9.33	Property		1
9.34	Property		1
9.35	Property		1
9.36	Property		1
9.37	Property		1
9.38	Property		1
9.39	Property		1
9.40	Property		1
9.41	Property		1
9.42	Property		1

BMARK 2021-B27

Annex A

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Future Debt Permitted Type

9.43	Property		1
9.44	Property		1
9.45	Property		1
9.46	Property		1
9.47	Property		1
9.48	Property		1
9.49	Property		1
9.50	Property		1
9.51	Property		1
9.52	Property		1
9.53	Property		1
9.54	Property		1
9.55	Property		1
9.56	Property		1
10	Loan	53, 54, 55, 56, 57, 58	8	NAP
10.01	Property		1
10.02	Property		1
10.03	Property		1
10.04	Property		1
10.05	Property		1
10.06	Property		1
10.07	Property		1
10.08	Property		1
11	Loan		1	NAP
12	Loan	59, 60	1	NAP
13	Loan	61	4	NAP
13.01	Property		1
13.02	Property		1
13.03	Property		1
13.04	Property		1
14	Loan	34	1	Mezzanine (Max Combined LTV of 58.7%; Min Combined DSCR of 2.13x; Min Combined DY of 11.0%; Intercreditor Agreement is required)
15	Loan	54, 62, 63, 64	1	NAP
16	Loan	8, 65, 66, 67, 68, 69	1	NAP
17	Loan	34, 70, 71	1	NAP
18	Loan		1	NAP
19	Loan	72, 73	1	NAP
20	Loan	8, 74, 75, 76	1	NAP
21	Loan	54, 77, 78, 79, 80, 81	1	Mezzanine (Max Combined LTV of 65.1%, Min Combined DSCR of 1.74x, Min Combined DY of 9.56%; Intercreditor Agreement is required)
22	Loan	8, 34, 82, 83, 84	3	NAP
22.01	Property		1
22.02	Property		1
22.03	Property		1
23	Loan	85, 86	1	NAP
24	Loan	87, 88	1	NAP
25	Loan	34, 89	1	NAP
26	Loan	54, 90, 91	1	NAP
27	Loan	34, 92	1	NAP
28	Loan	34, 93	1	NAP
29	Loan	34	1	NAP
30	Loan	54, 94, 95, 96, 97	1	NAP
31	Loan	98	1	NAP
32	Loan	99, 100, 101, 102, 103, 104, 105, 106, 107	1	NAP
33	Loan	108, 109, 124	1	NAP
34	Loan	110, 111	1	NAP
35	Loan	41	1	Mezzanine (Max Combined LTV of 65.0%, Min Combined DSCR of 2.45x, Min Combined DY of 8.25%; Intercreditor Agreement is required)
36	Loan		1	NAP
37	Loan	112, 113	1	NAP
38	Loan	114, 115, 126	3	NAP
38.01	Property		1
38.02	Property		1
38.03	Property		1
39	Loan	116, 117	1	Mezzanine (Max Combined LTV of 62.5%; Min Combined DSCR of 1.98x; Min Combined DY of 7.52%; Intercreditor Agreement is required)
40	Loan	118	1	NAP
41	Loan	119	5	NAP
41.01	Property		1
41.02	Property		1
41.03	Property		1
41.04	Property		1
41.05	Property		1
42	Loan		1	NAP
43	Loan	120, 121	2	NAP
43.01	Property		1
43.02	Property		1
44	Loan	122	1	NAP
45	Loan		1	NAP
46	Loan	41	1	NAP
47	Loan	41, 123	1	NAP

BMARK 2021-B27

Annex A

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Sponsor

1	Loan	8, 9, 10, 11, 12, 13, 14, 15, 16, 17	1	Kylli Inc.
2	Loan	8, 18, 19, 20, 21, 22, 23, 24	33	Southeast Industrial JV LLC
2.01	Property		1
2.02	Property		1
2.03	Property		1
2.04	Property		1
2.05	Property		1
2.06	Property		1
2.07	Property		1
2.08	Property		1
2.09	Property		1
2.10	Property		1
2.11	Property		1
2.12	Property		1
2.13	Property		1
2.14	Property		1
2.15	Property		1
2.16	Property		1
2.17	Property		1
2.18	Property		1
2.19	Property		1
2.20	Property		1
2.21	Property		1
2.22	Property		1
2.23	Property		1
2.24	Property		1
2.25	Property		1
2.26	Property		1
2.27	Property		1
2.28	Property		1
2.29	Property		1
2.30	Property		1
2.31	Property		1
2.32	Property		1
2.33	Property		1
3	Loan	8, 25, 26, 27, 28, 29, 30, 31	1	Indure Build-To-Core Fund, LLC
4	Loan	8, 32, 33, 34, 54, 127	1	Joseph Friedland
5	Loan	8, 35, 36, 37, 38, 39, 40	1	KKR Real Estate Select Trust Inc.
6	Loan	8, 41	1	Mitchel Greenberg, Peter Holstein and Keith Jaffee
7	Loan		18	Fine Times, Inc.
7.01	Property		1
7.02	Property		1
7.03	Property		1
7.04	Property		1
7.05	Property		1
7.06	Property		1
7.07	Property		1
7.08	Property		1
7.09	Property		1
7.10	Property		1
7.11	Property		1
7.12	Property		1
7.13	Property		1
7.14	Property		1
7.15	Property		1
7.16	Property		1
7.17	Property		1
7.18	Property		1
8	Loan	42, 43, 44, 45	1	David Werner and Lloyd Goldman
9	Loan	46, 47, 48, 49, 50, 51, 52	56	WRS Advisors IV LLC
9.01	Property		1
9.02	Property		1
9.03	Property		1
9.04	Property		1
9.05	Property		1
9.06	Property		1
9.07	Property		1
9.08	Property		1
9.09	Property		1
9.10	Property		1
9.11	Property		1
9.12	Property		1
9.13	Property		1
9.14	Property		1
9.15	Property		1
9.16	Property		1
9.17	Property		1
9.18	Property		1
9.19	Property		1
9.20	Property		1
9.21	Property		1
9.22	Property		1
9.23	Property		1
9.24	Property		1
9.25	Property		1
9.26	Property		1
9.27	Property		1
9.28	Property		1
9.29	Property		1
9.30	Property		1
9.31	Property		1
9.32	Property		1
9.33	Property		1
9.34	Property		1
9.35	Property		1
9.36	Property		1
9.37	Property		1
9.38	Property		1
9.39	Property		1
9.40	Property		1
9.41	Property		1
9.42	Property		1

BMARK 2021-B27

Annex A

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Sponsor

9.43	Property		1
9.44	Property		1
9.45	Property		1
9.46	Property		1
9.47	Property		1
9.48	Property		1
9.49	Property		1
9.50	Property		1
9.51	Property		1
9.52	Property		1
9.53	Property		1
9.54	Property		1
9.55	Property		1
9.56	Property		1
10	Loan	53, 54, 55, 56, 57, 58	8	Blackwater Investments, Inc.
10.01	Property		1
10.02	Property		1
10.03	Property		1
10.04	Property		1
10.05	Property		1
10.06	Property		1
10.07	Property		1
10.08	Property		1
11	Loan		1	David Fine and Itzhak Levi
12	Loan	59, 60	1	Hooman Nissani and Sharen Golshan
13	Loan	61	4	Charles Blaichman and Ira Drukier
13.01	Property		1
13.02	Property		1
13.03	Property		1
13.04	Property		1
14	Loan	34	1	Continental Development Corporation
15	Loan	54, 62, 63, 64	1	Elchonon Schwartz and Simon Singer
16	Loan	8, 65, 66, 67, 68, 69	1	Joseph Cotter
17	Loan	34, 70, 71	1	Franklin B. Mandel and Harold Kaufman
18	Loan		1	Shmuel Kairy
19	Loan	72, 73	1	Behram Baxter and Behram Baxter, as Trustee of the Behram Baxter Revocable Trust dated November 8, 2000
20	Loan	8, 74, 75, 76	1	Abraham Grunhut
21	Loan	54, 77, 78, 79, 80, 81	1	Bernard L Truax, II
22	Loan	8, 34, 82, 83, 84	3	Anil Patel and Charles Everhardt
22.01	Property		1
22.02	Property		1
22.03	Property		1
23	Loan	85, 86	1	Robert Korda
24	Loan	87, 88	1	George Thacker, Lawrence Charles Kaplan and Richard Schontz
25	Loan	34, 89	1	GMF RE Partners LLC
26	Loan	54, 90, 91	1	Park Intermediate Holdings LLC
27	Loan	34, 92	1	Kenneth Taggart and James Taggart
28	Loan	34, 93	1	HGGP Capital VIII, LLC, HGGP Capital IX, LLC, HGGP Capital X, LLC, HGGP Capital XI, LLC, HGGP Capital XII, LLC, HGGP Capital XIII, LLC and HGGP Capital XIV, LP
29	Loan	34	1	Robert W. Liu and Mimi W. Liu
30	Loan	54, 94, 95, 96, 97	1	H. Blake Tartt, III
31	Loan	98	1	Cary J. Lefton
32	Loan	99, 100, 101, 102, 103, 104, 105, 106, 107	1	John J. Pena
33	Loan	108, 109, 124	1	David G. Raines, Chrisie J. Raines, Matthew Grey Raines, James A. Brown Jr., James Franklin Chisholm and Alan M. Blaker
34	Loan	110, 111	1	Dustin G. Harder and Dustin G. Harder, Trustee of the Dustin G. Harder Trust dated February 2, 2016
35	Loan	41	1	Haim Dabah, Michael Dabah and Mac Dabah
36	Loan		1	Amsdell Group, LLC
37	Loan	112, 113	1	Lee Hurwitz and Todd A. Sachse
38	Loan	114, 115, 126	3	Sean C. Cohane, Joshua S. Cohane, Edna H. Cohane and Timothy M. Cohane
38.01	Property		1
38.02	Property		1
38.03	Property		1
39	Loan	116, 117	1	Babak Zar
40	Loan	118	1	Martin Spitzer
41	Loan	119	5	John W. Daugherty
41.01	Property		1
41.02	Property		1
41.03	Property		1
41.04	Property		1
41.05	Property		1
42	Loan		1	Michael Belfonti and Constance E. Belfonti Irrevocable Trust
43	Loan	120, 121	2	Joseph Abrahem Dahan
43.01	Property		1
43.02	Property		1
44	Loan	122	1	Anthony Chedid and Yaser Moustafa
45	Loan		1	George Thacker, Lawrence Charles Kaplan and Richard Schontz
46	Loan	41	1	Joseph Eisenberger
47	Loan	41, 123	1	Paul Daneshrad

BMARK 2021-B27

Annex A

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Non-Recourse Carveout Guarantor	Delaware Statutory Trust (Y/N)	Tenants-in-common (Y/N)	Loan Purpose	Property Located Within a Qualified Opportunity Zone (Y/N)	Sources: Loan Amount ($)
								125
1	Loan	8, 9, 10, 11, 12, 13, 14, 15, 16, 17	1	Kylli Inc.	No	No	Refinance	No	380,000,000
2	Loan	8, 18, 19, 20, 21, 22, 23, 24	33	Equus Capital Partners, Ltd. and AIG Global Real Estate Investment Corp.	No	No	Acquisition		233,012,900
2.01	Property		1					No
2.02	Property		1					No
2.03	Property		1					No
2.04	Property		1					No
2.05	Property		1					Yes
2.06	Property		1					No
2.07	Property		1					No
2.08	Property		1					No
2.09	Property		1					No
2.10	Property		1					No
2.11	Property		1					No
2.12	Property		1					No
2.13	Property		1					Yes
2.14	Property		1					No
2.15	Property		1					No
2.16	Property		1					No
2.17	Property		1					No
2.18	Property		1					No
2.19	Property		1					No
2.20	Property		1					No
2.21	Property		1					No
2.22	Property		1					No
2.23	Property		1					No
2.24	Property		1					No
2.25	Property		1					No
2.26	Property		1					No
2.27	Property		1					No
2.28	Property		1					No
2.29	Property		1					No
2.30	Property		1					No
2.31	Property		1					No
2.32	Property		1					No
2.33	Property		1					No
3	Loan	8, 25, 26, 27, 28, 29, 30, 31	1	Indure Build-To-Core Fund, LLC	No	No	Refinance	No	220,000,000
4	Loan	8, 32, 33, 34, 54, 127	1	Joseph Friedland	No	Yes	Refinance	No	83,000,000
5	Loan	8, 35, 36, 37, 38, 39, 40	1	KKR Real Estate Select Trust Inc.	No	No	Acquisition	No	234,900,000
6	Loan	8, 41	1	Mitchel Greenberg, Peter Holstein and Keith Jaffee	Yes	No	Acquisition	Yes	72,000,000
7	Loan		18	Fine Times, Inc.	No	No	Refinance		50,000,000
7.01	Property		1					No
7.02	Property		1					No
7.03	Property		1					No
7.04	Property		1					No
7.05	Property		1					No
7.06	Property		1					No
7.07	Property		1					No
7.08	Property		1					No
7.09	Property		1					No
7.10	Property		1					No
7.11	Property		1					No
7.12	Property		1					No
7.13	Property		1					No
7.14	Property		1					No
7.15	Property		1					No
7.16	Property		1					No
7.17	Property		1					No
7.18	Property		1					No
8	Loan	42, 43, 44, 45	1	David Werner and Lloyd Goldman	No	No	Acquisition	Yes	45,000,000
9	Loan	46, 47, 48, 49, 50, 51, 52	56	WRS Advisors IV LLC	No	No	Refinance		41,000,000
9.01	Property		1					No
9.02	Property		1					No
9.03	Property		1					No
9.04	Property		1					No
9.05	Property		1					No
9.06	Property		1					No
9.07	Property		1					No
9.08	Property		1					No
9.09	Property		1					No
9.10	Property		1					No
9.11	Property		1					No
9.12	Property		1					No
9.13	Property		1					No
9.14	Property		1					No
9.15	Property		1					No
9.16	Property		1					No
9.17	Property		1					No
9.18	Property		1					No
9.19	Property		1					No
9.20	Property		1					No
9.21	Property		1					No
9.22	Property		1					No
9.23	Property		1					No
9.24	Property		1					No
9.25	Property		1					No
9.26	Property		1					No
9.27	Property		1					No
9.28	Property		1					No
9.29	Property		1					No
9.30	Property		1					No
9.31	Property		1					No
9.32	Property		1					No
9.33	Property		1					No
9.34	Property		1					No
9.35	Property		1					No
9.36	Property		1					No
9.37	Property		1					No
9.38	Property		1					No
9.39	Property		1					No
9.40	Property		1					No
9.41	Property		1					No
9.42	Property		1					No

BMARK 2021-B27

Annex A

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Non-Recourse Carveout Guarantor	Delaware Statutory Trust (Y/N)	Tenants-in-common (Y/N)	Loan Purpose	Property Located Within a Qualified Opportunity Zone (Y/N)	Sources: Loan Amount ($)
								125
9.43	Property		1					No
9.44	Property		1					No
9.45	Property		1					No
9.46	Property		1					No
9.47	Property		1					No
9.48	Property		1					No
9.49	Property		1					No
9.50	Property		1					No
9.51	Property		1					No
9.52	Property		1					No
9.53	Property		1					No
9.54	Property		1					No
9.55	Property		1					No
9.56	Property		1					No
10	Loan	53, 54, 55, 56, 57, 58	8	Blackwater Investments, Inc.	No	No	Refinance		40,500,000
10.01	Property		1					No
10.02	Property		1					No
10.03	Property		1					No
10.04	Property		1					No
10.05	Property		1					No
10.06	Property		1					No
10.07	Property		1					No
10.08	Property		1					No
11	Loan		1	David Fine and Itzhak Levi	No	No	Refinance	No	39,000,000
12	Loan	59, 60	1	Hooman Nissani and Sharen Golshan	No	No	Refinance	No	33,000,000
13	Loan	61	4	Charles Blaichman and Ira Drukier	No	No	Refinance		30,200,000
13.01	Property		1					No
13.02	Property		1					No
13.03	Property		1					No
13.04	Property		1					No
14	Loan	34	1	Continental Development Corporation	No	Yes	Refinance	No	30,000,000
15	Loan	54, 62, 63, 64	1	Elchonon Schwartz and Simon Singer	No	No	Refinance	No	28,210,000
16	Loan	8, 65, 66, 67, 68, 69	1	Joseph Cotter	No	No	Refinance	No
17	Loan	34, 70, 71	1	Franklin B. Mandel and Harold Kaufman	No	Yes	Refinance	No
18	Loan		1	Shmuel Kairy	No	No	Refinance	No
19	Loan	72, 73	1	Behram Baxter and Behram Baxter, as Trustee of the Behram Baxter Revocable Trust dated November 8, 2000	No	No	Refinance	No
20	Loan	8, 74, 75, 76	1	Abraham Grunhut	No	No	Acquisition	No
21	Loan	54, 77, 78, 79, 80, 81	1	Bernard L Truax, II	No	No	Refinance	No
22	Loan	8, 34, 82, 83, 84	3	Anil Patel and Charles Everhardt	No	Yes	Refinance
22.01	Property		1					No
22.02	Property		1					No
22.03	Property		1					No
23	Loan	85, 86	1	Robert Korda	No	No	Acquisition	No
24	Loan	87, 88	1	George Thacker, Lawrence Charles Kaplan and Richard Schontz	No	No	Acquisition	No
25	Loan	34, 89	1	GMF Equity Guarantor LLC	No	Yes	Acquisition	Yes
26	Loan	54, 90, 91	1	Park Intermediate Holdings LLC	No	No	Refinance	No
27	Loan	34, 92	1	Kenneth Taggart and James Taggart	No	Yes	Acquisition	No
28	Loan	34, 93	1	HGGP Capital VIII, LLC, HGGP Capital IX, LLC, HGGP Capital X, LLC, HGGP Capital XI, LLC, HGGP Capital XII, LLC, HGGP Capital XIII, LLC and HGGP Capital XIV, LP	No	Yes	Refinance	No
29	Loan	34	1	Robert W. Liu and Mimi W. Liu	No	Yes	Refinance	No
30	Loan	54, 94, 95, 96, 97	1	H. Blake Tartt, III	No	No	Refinance	No
31	Loan	98	1	Cary J. Lefton	No	No	Acquisition	Yes
32	Loan	99, 100, 101, 102, 103, 104, 105, 106, 107	1	John J. Pena	No	No	Refinance	Yes
33	Loan	108, 109, 124	1	David G. Raines, Chrisie J. Raines, Matthew Grey Raines, James A. Brown Jr., James Franklin Chisholm and Alan M. Blaker	No	No	Refinance	No
34	Loan	110, 111	1	Dustin G. Harder and Dustin G. Harder, Trustee of the Dustin G. Harder Trust dated February 2, 2016	No	No	Acquisition	No
35	Loan	41	1	Haim Dabah	No	No	Acquisition	No
36	Loan		1	Todd C. Amsdell and David P. Horton	No	No	Recapitalization	No
37	Loan	112, 113	1	Lee Hurwitz and Todd A. Sachse	No	No	Acquisition	No
38	Loan	114, 115, 126	3	Sean C. Cohane, Joshua S. Cohane, Edna H. Cohane and Timothy M. Cohane	No	No	Refinance
38.01	Property		1					No
38.02	Property		1					No
38.03	Property		1					No
39	Loan	116, 117	1	Babak Zar	No	No	Acquisition	No
40	Loan	118	1	Martin Spitzer	No	No	Refinance	Yes
41	Loan	119	5	John W. Daugherty	No	No	Refinance
41.01	Property		1					No
41.02	Property		1					No
41.03	Property		1					No
41.04	Property		1					No
41.05	Property		1					No
42	Loan		1	Michael Belfonti and Constance E. Belfonti Irrevocable Trust	No	No	Refinance	No
43	Loan	120, 121	2	Joseph Abrahem Dahan	No	No	Refinance
43.01	Property		1					No
43.02	Property		1					No
44	Loan	122	1	Anthony Chedid and Yaser Moustafa	No	No	Refinance	No
45	Loan		1	George Thacker, Lawrence Charles Kaplan and Richard Schontz	No	No	Acquisition	No
46	Loan	41	1	Joseph Eisenberger	No	No	Acquisition	No
47	Loan	41, 123	1	Starpoint Properties, LLC	No	No	Acquisition	Yes

BMARK 2021-B27

Annex A

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Sources: Principal’s New Cash Contribution ($)	Sources: Subordinate Debt ($)	Sources: Other Sources ($)	Sources: Total Sources ($)	Uses: Loan Payoff ($)	Uses: Purchase Price ($)	Uses: Closing Costs ($)	Uses: Reserves ($)	Uses: Principal Equity Distribution ($)	Uses: Other Uses ($)	Uses: Total Uses ($)	Franchise Agreement Expiration	Underwritten ADR ($)	Underwritten RevPAR ($)	Underwritten Hotel Occupancy (%)
				7
1	Loan	8, 9, 10, 11, 12, 13, 14, 15, 16, 17	1	0	370,000,000	0	750,000,000	450,379,085	0	29,007,553	122,730,124	147,883,238	0	750,000,000	NAP	NAP	NAP	NAP
2	Loan	8, 18, 19, 20, 21, 22, 23, 24	33	221,576,744	154,000,000	0	608,589,644	0	585,904,000	988,601	21,697,043	0	0	608,589,644	NAP	NAP	NAP	NAP
2.01	Property		1												NAP	NAP	NAP	NAP
2.02	Property		1												NAP	NAP	NAP	NAP
2.03	Property		1												NAP	NAP	NAP	NAP
2.04	Property		1												NAP	NAP	NAP	NAP
2.05	Property		1												NAP	NAP	NAP	NAP
2.06	Property		1												NAP	NAP	NAP	NAP
2.07	Property		1												NAP	NAP	NAP	NAP
2.08	Property		1												NAP	NAP	NAP	NAP
2.09	Property		1												NAP	NAP	NAP	NAP
2.10	Property		1												NAP	NAP	NAP	NAP
2.11	Property		1												NAP	NAP	NAP	NAP
2.12	Property		1												NAP	NAP	NAP	NAP
2.13	Property		1												NAP	NAP	NAP	NAP
2.14	Property		1												NAP	NAP	NAP	NAP
2.15	Property		1												NAP	NAP	NAP	NAP
2.16	Property		1												NAP	NAP	NAP	NAP
2.17	Property		1												NAP	NAP	NAP	NAP
2.18	Property		1												NAP	NAP	NAP	NAP
2.19	Property		1												NAP	NAP	NAP	NAP
2.20	Property		1												NAP	NAP	NAP	NAP
2.21	Property		1												NAP	NAP	NAP	NAP
2.22	Property		1												NAP	NAP	NAP	NAP
2.23	Property		1												NAP	NAP	NAP	NAP
2.24	Property		1												NAP	NAP	NAP	NAP
2.25	Property		1												NAP	NAP	NAP	NAP
2.26	Property		1												NAP	NAP	NAP	NAP
2.27	Property		1												NAP	NAP	NAP	NAP
2.28	Property		1												NAP	NAP	NAP	NAP
2.29	Property		1												NAP	NAP	NAP	NAP
2.30	Property		1												NAP	NAP	NAP	NAP
2.31	Property		1												NAP	NAP	NAP	NAP
2.32	Property		1												NAP	NAP	NAP	NAP
2.33	Property		1												NAP	NAP	NAP	NAP
3	Loan	8, 25, 26, 27, 28, 29, 30, 31	1	0	30,000,000	0	250,000,000	234,451,625	0	3,151,476	5,845,670	6,551,229	0	250,000,000	NAP	NAP	NAP	NAP
4	Loan	8, 32, 33, 34, 54, 127	1	0	0	0	83,000,000	77,273,539	0	1,236,148	2,222,499	2,267,814	0	83,000,000	NAP	NAP	NAP	NAP
5	Loan	8, 35, 36, 37, 38, 39, 40	1	152,433,823	220,100,000	0	607,433,823	0	579,386,461	6,053,175	21,994,186	0	0	607,433,823	NAP	NAP	NAP	NAP
6	Loan	8, 41	1	36,628,002	12,000,000	125,416	120,753,418	0	120,000,000	753,418	0	0	0	120,753,418	NAP	NAP	NAP	NAP
7	Loan		18	606,835	0	0	50,606,835	48,040,948	0	2,203,825	362,062	0	0	50,606,835	NAP	NAP	NAP	NAP
7.01	Property		1												NAP	NAP	NAP	NAP
7.02	Property		1												NAP	NAP	NAP	NAP
7.03	Property		1												NAP	NAP	NAP	NAP
7.04	Property		1												NAP	NAP	NAP	NAP
7.05	Property		1												NAP	NAP	NAP	NAP
7.06	Property		1												NAP	NAP	NAP	NAP
7.07	Property		1												NAP	NAP	NAP	NAP
7.08	Property		1												NAP	NAP	NAP	NAP
7.09	Property		1												NAP	NAP	NAP	NAP
7.10	Property		1												NAP	NAP	NAP	NAP
7.11	Property		1												NAP	NAP	NAP	NAP
7.12	Property		1												NAP	NAP	NAP	NAP
7.13	Property		1												NAP	NAP	NAP	NAP
7.14	Property		1												NAP	NAP	NAP	NAP
7.15	Property		1												NAP	NAP	NAP	NAP
7.16	Property		1												NAP	NAP	NAP	NAP
7.17	Property		1												NAP	NAP	NAP	NAP
7.18	Property		1												NAP	NAP	NAP	NAP
8	Loan	42, 43, 44, 45	1	18,874,279	0	4,000,000	67,874,279	0	67,500,000	272,251	102,028	0	0	67,874,279	NAP	NAP	NAP	NAP
9	Loan	46, 47, 48, 49, 50, 51, 52	56	0	0	0	41,000,000	11,844,621	0	1,850,568	7,957,024	19,347,787	0	41,000,000	NAP	NAP	NAP	NAP
9.01	Property		1												NAP	NAP	NAP	NAP
9.02	Property		1												NAP	NAP	NAP	NAP
9.03	Property		1												NAP	NAP	NAP	NAP
9.04	Property		1												NAP	NAP	NAP	NAP
9.05	Property		1												NAP	NAP	NAP	NAP
9.06	Property		1												NAP	NAP	NAP	NAP
9.07	Property		1												NAP	NAP	NAP	NAP
9.08	Property		1												NAP	NAP	NAP	NAP
9.09	Property		1												NAP	NAP	NAP	NAP
9.10	Property		1												NAP	NAP	NAP	NAP
9.11	Property		1												NAP	NAP	NAP	NAP
9.12	Property		1												NAP	NAP	NAP	NAP
9.13	Property		1												NAP	NAP	NAP	NAP
9.14	Property		1												NAP	NAP	NAP	NAP
9.15	Property		1												NAP	NAP	NAP	NAP
9.16	Property		1												NAP	NAP	NAP	NAP
9.17	Property		1												NAP	NAP	NAP	NAP
9.18	Property		1												NAP	NAP	NAP	NAP
9.19	Property		1												NAP	NAP	NAP	NAP
9.20	Property		1												NAP	NAP	NAP	NAP
9.21	Property		1												NAP	NAP	NAP	NAP
9.22	Property		1												NAP	NAP	NAP	NAP
9.23	Property		1												NAP	NAP	NAP	NAP
9.24	Property		1												NAP	NAP	NAP	NAP
9.25	Property		1												NAP	NAP	NAP	NAP
9.26	Property		1												NAP	NAP	NAP	NAP
9.27	Property		1												NAP	NAP	NAP	NAP
9.28	Property		1												NAP	NAP	NAP	NAP
9.29	Property		1												NAP	NAP	NAP	NAP
9.30	Property		1												NAP	NAP	NAP	NAP
9.31	Property		1												NAP	NAP	NAP	NAP
9.32	Property		1												NAP	NAP	NAP	NAP
9.33	Property		1												NAP	NAP	NAP	NAP
9.34	Property		1												NAP	NAP	NAP	NAP
9.35	Property		1												NAP	NAP	NAP	NAP
9.36	Property		1												NAP	NAP	NAP	NAP
9.37	Property		1												NAP	NAP	NAP	NAP
9.38	Property		1												NAP	NAP	NAP	NAP
9.39	Property		1												NAP	NAP	NAP	NAP
9.40	Property		1												NAP	NAP	NAP	NAP
9.41	Property		1												NAP	NAP	NAP	NAP
9.42	Property		1												NAP	NAP	NAP	NAP

BMARK 2021-B27

Annex A

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Sources: Principal’s New Cash Contribution ($)	Sources: Subordinate Debt ($)	Sources: Other Sources ($)	Sources: Total Sources ($)	Uses: Loan Payoff ($)	Uses: Purchase Price ($)	Uses: Closing Costs ($)	Uses: Reserves ($)	Uses: Principal Equity Distribution ($)	Uses: Other Uses ($)	Uses: Total Uses ($)	Franchise Agreement Expiration	Underwritten ADR ($)	Underwritten RevPAR ($)	Underwritten Hotel Occupancy (%)
				7
9.43	Property		1												NAP	NAP	NAP	NAP
9.44	Property		1												NAP	NAP	NAP	NAP
9.45	Property		1												NAP	NAP	NAP	NAP
9.46	Property		1												NAP	NAP	NAP	NAP
9.47	Property		1												NAP	NAP	NAP	NAP
9.48	Property		1												NAP	NAP	NAP	NAP
9.49	Property		1												NAP	NAP	NAP	NAP
9.50	Property		1												NAP	NAP	NAP	NAP
9.51	Property		1												NAP	NAP	NAP	NAP
9.52	Property		1												NAP	NAP	NAP	NAP
9.53	Property		1												NAP	NAP	NAP	NAP
9.54	Property		1												NAP	NAP	NAP	NAP
9.55	Property		1												NAP	NAP	NAP	NAP
9.56	Property		1												NAP	NAP	NAP	NAP
10	Loan	53, 54, 55, 56, 57, 58	8	0	0	0	40,500,000	22,377,399	0	625,310	605,772	16,891,519	0	40,500,000	NAP	NAP	NAP	NAP
10.01	Property		1												NAP	NAP	NAP	NAP
10.02	Property		1												NAP	NAP	NAP	NAP
10.03	Property		1												NAP	NAP	NAP	NAP
10.04	Property		1												NAP	NAP	NAP	NAP
10.05	Property		1												NAP	NAP	NAP	NAP
10.06	Property		1												NAP	NAP	NAP	NAP
10.07	Property		1												NAP	NAP	NAP	NAP
10.08	Property		1												NAP	NAP	NAP	NAP
11	Loan		1	0	0	0	39,000,000	28,848,548	0	1,029,815	442,504	8,679,133	0	39,000,000	NAP	NAP	NAP	NAP
12	Loan	59, 60	1	0	0	0	33,000,000	18,351,206	0	335,702	37,997	14,275,095	0	33,000,000	NAP	NAP	NAP	NAP
13	Loan	61	4	0	0	0	30,200,000	29,011,985	0	996,378	191,637	0	0	30,200,000	NAP	NAP	NAP	NAP
13.01	Property		1												NAP	NAP	NAP	NAP
13.02	Property		1												NAP	NAP	NAP	NAP
13.03	Property		1												NAP	NAP	NAP	NAP
13.04	Property		1												NAP	NAP	NAP	NAP
14	Loan	34	1	0	0	0	30,000,000	15,000,000	0	149,763	1,867,475	12,982,762	0	30,000,000	NAP	NAP	NAP	NAP
15	Loan	54, 62, 63, 64	1	0	0	0	28,210,000	17,168,824	0	527,470	6,037,884	4,475,822	0	28,210,000	NAP	NAP	NAP	NAP
16	Loan	8, 65, 66, 67, 68, 69	1												NAP	NAP	NAP	NAP
17	Loan	34, 70, 71	1												NAP	NAP	NAP	NAP
18	Loan		1												NAP	NAP	NAP	NAP
19	Loan	72, 73	1												5/28/2041	151.16	135.44	89.6%
20	Loan	8, 74, 75, 76	1												NAP	NAP	NAP	NAP
21	Loan	54, 77, 78, 79, 80, 81	1												NAP	NAP	NAP	NAP
22	Loan	8, 34, 82, 83, 84	3												3/31/2032	105.42	71.46	67.8%
22.01	Property		1												3/31/2032	108.25	87.47	80.8%
22.02	Property		1												3/31/2032	103.93	64.89	62.4%
22.03	Property		1												3/31/2032	103.93	65.03	62.6%
23	Loan	85, 86	1												NAP	NAP	NAP	NAP
24	Loan	87, 88	1												NAP	NAP	NAP	NAP
25	Loan	34, 89	1												NAP	NAP	NAP	NAP
26	Loan	54, 90, 91	1												12/31/2025	107.87	82.50	76.5%
27	Loan	34, 92	1												NAP	NAP	NAP	NAP
28	Loan	34, 93	1												NAP	NAP	NAP	NAP
29	Loan	34	1												NAP	NAP	NAP	NAP
30	Loan	54, 94, 95, 96, 97	1												NAP	NAP	NAP	NAP
31	Loan	98	1												NAP	NAP	NAP	NAP
32	Loan	99, 100, 101, 102, 103, 104, 105, 106, 107	1												NAP	NAP	NAP	NAP
33	Loan	108, 109, 124	1												4/27/2029	106.11	89.00	83.9%
34	Loan	110, 111	1												NAP	NAP	NAP	NAP
35	Loan	41	1												NAP	NAP	NAP	NAP
36	Loan		1												NAP	NAP	NAP	NAP
37	Loan	112, 113	1												NAP	NAP	NAP	NAP
38	Loan	114, 115, 126	3												NAP	NAP	NAP	NAP
38.01	Property		1												NAP	NAP	NAP	NAP
38.02	Property		1												NAP	NAP	NAP	NAP
38.03	Property		1												NAP	NAP	NAP	NAP
39	Loan	116, 117	1												NAP	NAP	NAP	NAP
40	Loan	118	1												NAP	NAP	NAP	NAP
41	Loan	119	5												NAP	NAP	NAP	NAP
41.01	Property		1												NAP	NAP	NAP	NAP
41.02	Property		1												NAP	NAP	NAP	NAP
41.03	Property		1												NAP	NAP	NAP	NAP
41.04	Property		1												NAP	NAP	NAP	NAP
41.05	Property		1												NAP	NAP	NAP	NAP
42	Loan		1												NAP	NAP	NAP	NAP
43	Loan	120, 121	2												NAP	NAP	NAP	NAP
43.01	Property		1												NAP	NAP	NAP	NAP
43.02	Property		1												NAP	NAP	NAP	NAP
44	Loan	122	1												NAP	NAP	NAP	NAP
45	Loan		1												NAP	NAP	NAP	NAP
46	Loan	41	1												NAP	NAP	NAP	NAP
47	Loan	41, 123	1												NAP	NAP	NAP	NAP

BMARK 2021-B27

Annex A

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Most Recent ADR ($)	Most Recent RevPAR ($)	Most Recent Hotel Occupancy (%)	Second Most Recent ADR ($)	Second Most Recent RevPAR ($)	Second Most Recent Hotel Occupancy (%)	Third Most Recent ADR ($)	Third Most Recent RevPAR ($)	Third Most Recent Hotel Occupancy (%)

1	Loan	8, 9, 10, 11, 12, 13, 14, 15, 16, 17	1	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
2	Loan	8, 18, 19, 20, 21, 22, 23, 24	33	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
2.01	Property		1	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
2.02	Property		1	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
2.03	Property		1	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
2.04	Property		1	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
2.05	Property		1	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
2.06	Property		1	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
2.07	Property		1	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
2.08	Property		1	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
2.09	Property		1	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
2.10	Property		1	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
2.11	Property		1	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
2.12	Property		1	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
2.13	Property		1	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
2.14	Property		1	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
2.15	Property		1	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
2.16	Property		1	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
2.17	Property		1	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
2.18	Property		1	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
2.19	Property		1	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
2.20	Property		1	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
2.21	Property		1	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
2.22	Property		1	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
2.23	Property		1	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
2.24	Property		1	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
2.25	Property		1	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
2.26	Property		1	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
2.27	Property		1	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
2.28	Property		1	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
2.29	Property		1	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
2.30	Property		1	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
2.31	Property		1	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
2.32	Property		1	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
2.33	Property		1	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
3	Loan	8, 25, 26, 27, 28, 29, 30, 31	1	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
4	Loan	8, 32, 33, 34, 54, 127	1	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
5	Loan	8, 35, 36, 37, 38, 39, 40	1	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
6	Loan	8, 41	1	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
7	Loan		18	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
7.01	Property		1	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
7.02	Property		1	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
7.03	Property		1	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
7.04	Property		1	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
7.05	Property		1	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
7.06	Property		1	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
7.07	Property		1	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
7.08	Property		1	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
7.09	Property		1	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
7.10	Property		1	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
7.11	Property		1	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
7.12	Property		1	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
7.13	Property		1	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
7.14	Property		1	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
7.15	Property		1	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
7.16	Property		1	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
7.17	Property		1	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
7.18	Property		1	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
8	Loan	42, 43, 44, 45	1	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
9	Loan	46, 47, 48, 49, 50, 51, 52	56	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
9.01	Property		1	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
9.02	Property		1	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
9.03	Property		1	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
9.04	Property		1	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
9.05	Property		1	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
9.06	Property		1	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
9.07	Property		1	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
9.08	Property		1	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
9.09	Property		1	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
9.10	Property		1	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
9.11	Property		1	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
9.12	Property		1	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
9.13	Property		1	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
9.14	Property		1	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
9.15	Property		1	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
9.16	Property		1	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
9.17	Property		1	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
9.18	Property		1	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
9.19	Property		1	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
9.20	Property		1	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
9.21	Property		1	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
9.22	Property		1	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
9.23	Property		1	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
9.24	Property		1	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
9.25	Property		1	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
9.26	Property		1	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
9.27	Property		1	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
9.28	Property		1	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
9.29	Property		1	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
9.30	Property		1	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
9.31	Property		1	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
9.32	Property		1	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
9.33	Property		1	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
9.34	Property		1	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
9.35	Property		1	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
9.36	Property		1	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
9.37	Property		1	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
9.38	Property		1	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
9.39	Property		1	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
9.40	Property		1	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
9.41	Property		1	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
9.42	Property		1	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP

BMARK 2021-B27

Annex A

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Most Recent ADR ($)	Most Recent RevPAR ($)	Most Recent Hotel Occupancy (%)	Second Most Recent ADR ($)	Second Most Recent RevPAR ($)	Second Most Recent Hotel Occupancy (%)	Third Most Recent ADR ($)	Third Most Recent RevPAR ($)	Third Most Recent Hotel Occupancy (%)

9.43	Property		1	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
9.44	Property		1	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
9.45	Property		1	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
9.46	Property		1	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
9.47	Property		1	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
9.48	Property		1	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
9.49	Property		1	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
9.50	Property		1	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
9.51	Property		1	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
9.52	Property		1	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
9.53	Property		1	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
9.54	Property		1	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
9.55	Property		1	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
9.56	Property		1	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
10	Loan	53, 54, 55, 56, 57, 58	8	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
10.01	Property		1	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
10.02	Property		1	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
10.03	Property		1	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
10.04	Property		1	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
10.05	Property		1	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
10.06	Property		1	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
10.07	Property		1	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
10.08	Property		1	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
11	Loan		1	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
12	Loan	59, 60	1	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
13	Loan	61	4	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
13.01	Property		1	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
13.02	Property		1	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
13.03	Property		1	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
13.04	Property		1	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
14	Loan	34	1	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
15	Loan	54, 62, 63, 64	1	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
16	Loan	8, 65, 66, 67, 68, 69	1	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
17	Loan	34, 70, 71	1	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
18	Loan		1	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
19	Loan	72, 73	1	99.93	52.11	52.1%	114.90	58.02	50.5%	151.16	135.44	89.6%
20	Loan	8, 74, 75, 76	1	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
21	Loan	54, 77, 78, 79, 80, 81	1	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
22	Loan	8, 34, 82, 83, 84	3	105.42	71.46	67.8%	106.41	66.48	62.5%	110.65	78.22	70.7%
22.01	Property		1	108.25	87.47	80.8%	108.75	85.33	78.5%	115.86	87.50	75.5%
22.02	Property		1	103.93	64.89	62.4%	104.94	59.53	56.7%	108.97	75.37	69.2%
22.03	Property		1	103.93	65.03	62.6%	105.22	58.08	55.2%	107.63	73.47	68.3%
23	Loan	85, 86	1	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
24	Loan	87, 88	1	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
25	Loan	34, 89	1	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
26	Loan	54, 90, 91	1	81.68	38.53	47.2%	89.31	42.60	47.7%	120.53	97.03	80.5%
27	Loan	34, 92	1	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
28	Loan	34, 93	1	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
29	Loan	34	1	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
30	Loan	54, 94, 95, 96, 97	1	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
31	Loan	98	1	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
32	Loan	99, 100, 101, 102, 103, 104, 105, 106, 107	1	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
33	Loan	108, 109, 124	1	105.23	56.49	53.7%	107.76	60.42	56.1%	106.11	89.00	83.9%
34	Loan	110, 111	1	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
35	Loan	41	1	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
36	Loan		1	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
37	Loan	112, 113	1	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
38	Loan	114, 115, 126	3	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
38.01	Property		1	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
38.02	Property		1	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
38.03	Property		1	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
39	Loan	116, 117	1	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
40	Loan	118	1	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
41	Loan	119	5	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
41.01	Property		1	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
41.02	Property		1	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
41.03	Property		1	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
41.04	Property		1	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
41.05	Property		1	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
42	Loan		1	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
43	Loan	120, 121	2	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
43.01	Property		1	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
43.02	Property		1	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
44	Loan	122	1	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
45	Loan		1	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
46	Loan	41	1	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
47	Loan	41, 123	1	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP

Footnotes to Annex A

(1)	The Administrative Fee Rate includes the Servicing Fee Rate, the Operating Advisor Fee Rate, the Trustee/Certificate Administrator Fee Rate and the CREFC® Intellectual Property Royalty License Fee Rate applicable to each Mortgage Loan.

(2)	The Monthly Debt Service (P&I) and Annual Debt Service (P&I) ($) shown for Mortgage Loans with a partial interest-only period reflects the amount payable after the expiration of the interest-only period.

(3)	The open period is inclusive of the Maturity Date or Anticipated Repayment Date.

(4)	Underwritten NOI DSCR (x), Underwritten NCF DSCR (x), Whole Loan Underwritten NCF DSCR (x) and Total Debt Underwritten NCF DSCR (x) is calculated based on amortizing debt service payments (except for interest-only loans).

(5)	Leased Occupancy (%) reflects tenants that have signed leases, but are not yet in occupancy or may not be paying rent.

(6)	The lease expirations shown are based on full lease terms; however, in some instances, the tenant may have the option to terminate its lease prior to the expiration date shown. In addition, in some instances, a tenant may have the right to assign its lease or sublease the leased premises and be released from its obligations under the lease.

(7)	If the purpose of the Mortgage Loan was to finance an acquisition of the Mortgaged Property, the field “Sources: Principal’s New Cash Contribution ($)” reflects the cash investment by one or more of the equity owners in the borrower in connection with such acquisition. If the purpose of the Mortgage Loan was to refinance the Mortgaged Property, the field “Sources: Principal’s New Cash Contribution ($)” reflects the cash contributed to the borrower by one or more of the equity owners at the time the Mortgage Loan was originated.

(8)	The Cut-off Date Balance ($) reflects only the Mortgage Loan included in the Issuing Entity (which may be evidenced by one or more promissory notes); however, such Mortgage Loan is part of a Loan Combination comprised of such Mortgage Loan and one or more Pari Passu Companion Loan(s) and/or Subordinate Companion Loan(s) that are held outside the Issuing Entity, each of which is evidenced by one or more separate promissory notes. With respect to each such Mortgage Loan that is part of a Loan Combination, the Cut-off Date LTV Ratio (%), LTV Ratio at Maturity / ARD (%), Underwritten NCF DSCR (x), Debt Yield on Underwritten Net Operating Income (%), Debt Yield on Underwritten Net Cash Flow (%) and Loan Per Unit ($) calculations include any related Pari Passu Companion Loan(s) but exclude any related Subordinate Companion Loan. See “Description of the Mortgage Pool—The Loan Combinations” in the Preliminary Prospectus for additional information regarding the Loan Combination(s).

(9)	The Burlingame Point Mortgage Loan is part of a loan combination that was co-originated by Goldman Sachs Bank USA, DBR Investments Co. Limited and JPMorgan Chase Bank, National Association.

(10)	The lockout period will be at least 26 payment dates beginning with and including the First Payment Date in May 2021. For the purpose of this prospectus, the assumed lockout period of 26 payment dates is based on the expected Benchmark 2021-B27 securitization closing date in June 2021. The actual lockout period may be longer.

(11)	Commencing on the Anticipated Repayment Date, the interest rate will increase to a per annum rate equal to 200 basis points plus the greater of (x) 3.01680% or (y) the then prevailing yield on the offer side swap rate with terms most nearly approximating those having maturities as close as possible to the Final Maturity Date plus 135 basis points.

(12)	The Cut-off Date LTV Ratio (%) and LTV Ratio at Maturity / ARD (%) are calculated utilizing the “Hypothetical As If Stabilized” appraised value of $1,000,000,000 as of January 14, 2021, which assumes that the outstanding leasing costs, construction costs, gap rent and rent abatement are paid/accrued, and that the rent commencement date for Building 3, Building 4 and the Amenity Space is February 1, 2021. The Cut-off Date LTV Ratio (%) and LTV Ratio at Maturity / ARD (%) calculated based on the “as-is” appraised value of $900,000,000, as of January 14, 2021, are both 42.2%.

(13)	The Burlingame Point Loan Combination documents provide the borrower with one, five-day grace period in any 12-month period for any payments due on a payment date.

(14)	The sole tenant, Facebook, has executed a lease for the Mortgaged Property and is currently building out its space, but has not yet taken full occupancy or begun paying rent. It is expected that Facebook could take occupancy of each building and the Amenity Space in approximately June 2021. Facebook is expected to begin paying rent on Building 1, Building 2, Building 3, Building 4, and the Amenity Space on July 11, 2021, January 11, 2022, May 8, 2022, November 7, 2022 and November 7, 2021, respectively. In addition, Facebook has been granted a rent credit in the total amount of $7,731,750. Facebook’s lease commenced with respect to Building 1 and Building 2 in November 2020 and commenced with respect to Building 3, Building 4 and the Amenity Space in April 2021. We cannot assure you that Facebook will occupy its space, open for business or begin paying rent as expected or at all.

(15)	The sole tenant, Facebook, has a termination right if the City of Burlingame elects to require up to 2,000 SF of the ground floor of the premises (any such space, “FYI Space”) to be included in the retail space and to be open to the general public. If the City of Burlingame elects to require such FYI Space, Facebook has the right, in the tenant’s sole discretion at any time during the lease term, to designate as FYI Space a portion of the ground floor of Building 1 or 2 equal to the approximate SF of such FYI Space and to terminate the lease as to such space.

(16)	The California State Lands Commission leases to the borrower rights of way over three parcels that are adjacent to the Burlingame Point Mortgaged Property and are expected to contain certain public improvements. If the California State Lands Commission consents, then the borrower’s leasehold interest in these rights of way will become collateral for the Burlingame Point Loan Combination. These leasehold interests were given no value for purposes of underwriting and the Appraised Value.

(17)	The mezzanine loan was funded by Athene Annuity and Life Company. The mezzanine loan is structured with a three-year interest only period followed by a 6.25-year fixed amortization schedule. The amortization will include a base amortization and rent step amortization component. The rent step amortization requires all future rent increases above year 1 to be used to pay down the mezzanine loan, resulting in a balloon balance of zero at the anticipated repayment date. Annual debt service for the Total Debt Underwritten NCF DSCR (x) is calculated based on the sum of (x) with respect to the Burlingame Point Loan Combination, the interest only annual debt service and (y) with respect to the mezzanine loan, the sum of the first 12 principal and interest payments following the initial three-year interest only period. The Total Debt Monthly Debt Service ($) is calculated as the annual debt service described above divided by 12.

(18)	The Equus Industrial Portfolio Mortgage Loan is part of a loan combination that was co-originated by Goldman Sachs Bank USA, Morgan Stanley Bank, N.A. and Morgan Stanley Mortgage Capital Holdings LLC.

(19)	The Cut-off Date LTV Ratio (%) and LTV Ratio at Maturity / ARD (%) are based on the “as-is” portfolio appraised value inclusive of an approximately 5.5% portfolio premium. The Cut-off Date LTV Ratio (%) and LTV Ratio at Maturity / ARD (%) calculated based on the “as-is” appraised value of $583,390,000, are both 39.9%.

(20)	The increase from the Most Recent NOI ($) to Underwritten Net Operating Income ($) is primarily attributable to the addition of two properties (Graystone - Snowden Bridge and Lot 11) and incremental leasing totaling an additional $4,960,865 of underwritten base rent. Furthermore, the higher Underwritten Net Operating Income ($) stems from contractual rent steps taken through May 31, 2022 and the present value of contractual rent step increments over the remainder of the lease terms for investment grade tenants. Additionally, the contractual management fee of the portfolio (3.0%) is less than the fee in the most recent year (3.9% in 2020). In 2018, the portfolio consisted of 30 properties, while in 2019 and 2020, the property count was 31. There were 33 properties included in the underwriting.

(21)	Massimo Zanetti Beverages USA, the sole tenant at the Lot 11 Mortgaged Property as to which the improvements are still under construction, has the right to terminate its lease if the project work required by the lease is not substantially complete by June 1, 2022. Massimo Zanetti Beverages USA is not yet in occupancy and is not required to pay rent until the lease commences, which will occur on the later of December 1, 2021 and the date the project work is substantially completed, and is entitled to three months of free rent following such commencement date. In addition, if the project work is not completed by December 1, 2021, or the tenant’s right to access the improvements occurs later than 60 days following July 1, 2021, the tenant’s free rent period will be extended for such delay. Gap and free rent was not reserved for, but is required to be retained from amounts in the related earnout reserve. We cannot assure you that construction will be completed or that Massimo Zanetti Beverages USA will take occupancy and begin paying rent as expected or at all.

(22)	Delk, the Third Largest Tenant at the 104 Challenger Drive Mortgaged Property, subleases 20,000 SF of its space to ABB on a month-to-month basis at $4.50 PSF.

(23)	Noble 1, the Third Largest Tenant at the 1335 Northmeadow Parkway Mortgaged Property, is currently in default and is not occupying the premises.

(24)	With respect to the 1115 Vaughn Parkway and 1125 Vaughn Parkway Mortgaged Properties, each such Mortgaged Property is subject to a payment-in-lieu of taxes (“PILOT”) tax abatement arrangement. In order to obtain the benefit of such PILOT arrangements, the fee interest in each such Mortgaged Property was conveyed to the Industrial Development Board of the City of Springfield, Tennessee (the “IDA”) and ground leased back to the related borrower. The related borrower has the option to repurchase the fee interest in the related Mortgaged Property from the IDA upon the expiration of the PILOT arrangement for a nominal fee, and is obligated under the related Mortgage Loan documents to exercise such option. In addition, the IDA signed a joinder to the related mortgage.

(25)	The Mortgage Loan is part of a Loan Combination that was co-originated by Wells Fargo Bank, National Association and JPMCB.

(26)	The Third Largest Tenant, The New York City Police Department (“NYPD”), has executed a lease for its space on floors 15 through 17 but has not yet taken occupancy, and is expected to begin paying rent in January 2022; however, NYPD is currently in occupancy and paying full rent on its 20th floor space.

(27)	The lockout period will be 24 payments beginning with and including the first payment date of July 11, 2021. The borrower may defease the 375 Pearl Street Loan Combination after the earlier to occur of (a) July 11, 2024 and (b) two years from the closing date of the securitization that includes the last pari passu note of the 375 Pearl Street Loan Combination to be securitized. The assumed lockout period of 24 payments is based on the expected Benchmark 2021-B27 securitization closing date in June 2021. The actual lockout period may be longer.

(28)	The Appraised Value ($) of $365,000,000 represents a “Hypothetical As Is” as of May 1, 2021, which assumes that contractually obligated free rent, tenant improvements and capital improvements have been escrowed. A landlord work reserve of $2,963,439 and a rent concession reserve of $2,882,231 were funded at loan origination. The “as-is” appraised value of the Mortgaged Property as of May 1, 2021 is $360,000,000.

(29)	With respect to the Third Largest Tenant, NYPD, (a) the lease for 106,000 net rentable square feet expires in January 2042 and (b) the lease for 18,767 net rentable square feet expires in April 2039.

(30)	The increase by 10% or more from Most Recent NOI to Underwritten Net Operating Income is primarily attributable to tenant lease commencements and free rent periods following the completion of renovations at the Mortgaged Property.

(31)	Each lease contains a one-time termination right effective on the 10th anniversary of the rent commencement date, provided that the tenant provides 12 months’ notice and pays a termination fee. The Largest Tenant, NYC Human Resources Administration, has a termination option effective in September 2029 with 12 months’ notice and payment of a termination fee of approximately $22.3 million. The Second Largest Tenant, Department of Finance, has a termination option effective September 2028 with 12 months’ notice and payment of a termination fee of approximately $21.1 million. The Third Largest Tenant, NYPD, has two termination options (one effective in April 2029 for its 20th floor space, and one effective in February 2032 for its space on floors 15 through 17) with 12 months’ notice and payment of a termination fee (approximately $915,014 for the Floor 20 space, and approximately $11.8 million for the space on floors 15 through 17). The Fourth Largest Tenant, Department of Sanitation, has a termination option effective in September 2029 with 12 months’ notice and payment of a termination fee of approximately $8.7 million.

(32)	Under the terms of the Mortgage Loan documents, the First Payment Date is in August 2021 (or, in one case, July 30, 2021); however, JPMCB will contribute an initial interest deposit amount to the Issuing Entity on the Closing Date in connection with payment of one-month’s interest that would have accrued on the Mortgage Loan at the related Net Mortgage Loan Rate (%) with respect to the July 2021 Payment Date. As such, the Original Interest-Only Period (Mos.), the Original Term To Maturity / ARD (Mos.), and the First Payment Date have been adjusted to account for a First Payment Date in July 2021 as is reflected in Annex A-1 to the Preliminary Prospectus.

(33)	The increase by 10% or more from Most Recent NOI to Underwritten Net Operating Income is primarily attributable to (i) approximately $253,616 in contractual rent steps, (ii) 79,940 square feet in new leasing since April 2020 and (iii) the projected burn-off in free rent associated with new leasing.

(34)	The borrower(s) own the mortgaged properties as tenants-in-common.

(35)	Due to its designation as a historic landmark, the Mortgaged Property is also eligible to receive real estate tax credits for capital projects with qualified rehabilitation costs exceeding 25% of the current assessed value for a period of 10 years. The Mortgage Loan was underwritten based on the estimated real estate taxes in the borrower sponsor’s Year 1 Budget of $1,689,072, which is net of estimated tax credits of $1,605,470.

(36)	The Amazon Seattle Loan Combination is structured with an Anticipated Repayment Date (“ARD”) of April 6, 2030 and a final maturity date of May 6, 2033. After the ARD, the interest rate will increase by 250 basis points over the greater of (x) 3.004833%, and (y) (1) the Nine-Year Swap Rate (as defined in Annex A-3 in this Preliminary Prospectus) in effect on the ARD plus (2) 1.357833%. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—ARD Loan(s)” in this Preliminary Prospectus.

(37)	The Loan Combination is locked out from prepayment on or prior to the payment date in April 2023 (the “Prepayment Lockout Expiration Date”). On or after the monthly payment date in May 2023, the Amazon Seattle Loan Combination may be voluntarily prepaid in whole or in part (in connection with a partial release or to cure a Trigger Period (as defined below) with a prepayment fee equal to the greater of a yield maintenance premium amount or 1.00% of the unpaid principal balance as of the prepayment date. On or after the monthly payment date in October 2029, the Amazon Seattle Loan Combination may be voluntarily prepaid in whole and in part without penalty. Defeasance of the Amazon Seattle Loan Combination with certain direct full faith and credit obligations of the United States of America is permitted under the Amazon Seattle Loan Combination documents at any time after the second anniversary of the Closing Date.

(38)	Commencing in 2015, the Mortgaged Property has undergone an extensive redevelopment from a department store to an office building by the seller of the Mortgaged Property. As of origination, certain portions of the redevelopment, consisting of the new lobby and the level one premises, together totaling 23,578 SF (3.0% of total net rentable area), which are leased to the largest tenant, Amazon.com Services LLC, have not been completed. The Amazon.com Services LLC lease specifies required dates for (i) delivery of each phase of space in accordance with specified requirements, generally with landlord work sufficiently completed to allow for the construction of tenant’s improvements without material interference from landlord or landlord’s contractors (“Delivered”) and (ii) completion of each space in accordance with specified requirements, generally with landlord work completed and with a temporary or permanent certificate of occupancy or legal equivalent (“Completed”). Amazon.com Services LLC will be entitled to credits against its rent in the amount of one day of base rent for the applicable space for each day of delay for the first 45 days, and two days of base rent for the applicable space for each day of delay thereafter, (i) if the new lobby is not Delivered to it by November 30, 2021 (and a 90-day delivery notice has been sent to Amazon.com Services LLC with anticipated Delivery of the new lobby space by June 2021), and (ii) if the new lobby is not Completed by August 15, 2021 or the level one space is not Completed by July 15, 2021. Amazon.com Services LLC has the right to terminate the new lobby space if either it is not Delivered or it is not Completed by February 28, 2022. The level one space is Delivered and no termination option remains for Delivery; however, Amazon.com Services LLC has the right to terminate the level one space if not Completed by January 31, 2022. In addition, Amazon.com Services LLC has not yet taken occupancy of its Phase III space (approximately 198,056 SF), and has free or gap rent for various portions of its leased space through dates ranging from August 6, 2021 to February 6, 2022, which has been reserved for under the loan documents. We cannot assure you that the remaining Phase III space will be delivered as expected or at all, or that Amazon.com Services LLC will take occupancy and/or pay rent on the applicable space as expected or at all.

(39)	The second largest tenant, Knot Springs, executed its lease in March 2021 and has gap or free rent through October 6, 2022, which has been reserved for under the loan documents.

(40)	The TI/LC Cap ($) is equal to the product of (x) $75.00 multiplied by (y) the aggregate number of rentable SF.

(41)	Historical occupancy is not available as the Mortgaged Property was acquired at origination.

(42)	The increase from the Most Recent NOI ($) to Underwritten Net Operating Income ($) is primarily attributable to the inclusion of recently signed leases for Sheltering Arms ($606,676 in underwritten base rent) and Neighborhood Defender ($455,216 in underwritten base rent), as well as the present value of contractual rent step increments over the remainder of the investment-grade New York State tenants’ lease terms.

(43)	The Third Largest Tenant, Children’s Aid Society, has the right to terminate its space effective at any time after September 2025 with notice to the landlord and payment of a termination fee in the event Children’s Aid Society demonstrates an aggregate loss of funding in an amount equal to at least 30% for programs occupying its space.

(44)	The Mortgaged Property is comprised of the office component of a mixed-use subleasehold condominium regime that also includes two non-collateral retail condominium units located in two interconnected buildings. The borrower holds a 50% ownership interest in the related common elements and has the right to elect two of the five members of the related condominium board but does not control the condominium board. Pursuant to the related condominium documents, the borrower does generally have consent rights over any major decision impacting only the building in which the office component is located. All other decisions, including any amendment to the condominium documents, generally require the consent of unit owners holding at least an 80% aggregate interest in the related common elements.

(45)	The Mortgage Loan is secured by the borrower’s subleasehold interest in the office component of a mixed use leasehold condominium regime. The Mortgaged Property and the related condominium regime are comprised of three parcels, the fee interest in two of which are held by the New York State Office of General Services (the “NYOGS”) and the fee interest in the remaining parcel is held by the New York Urban Development Corporation d/b/a Empire State Development Corporation (the “ESDC”). The NYOGS ground leases its leasehold interest in its two parcels to the ESDC for a term expiring on June 30, 2076. The ESDC, in turn, subleases to itself the leasehold interest in all three parcels under an intervening lease with a term expiring on May 31, 2076. The leasehold interest is subject to a leasehold condominium regime comprised of an office condominium unit and two retail condominium units. Pursuant to an office sublease (the “105 West 125th Street Office Sublease”) entered into between the borrower and the ESDC, the ESDC subleases the office unit to the borrower for a term expiring on May 30, 2076. The 105 West 125th Street Office Sublease provides for annual rent in an amount equal to approximately $233,989 as of November 7, 2018, subject to escalations in an amount equal to 7.5% every five years; provided, however, that in 2028 and 2053, the rent will increase in an amount equal to the greater of (i) 7.5% and (ii) 10% of the fair market value of the land as calculated according to the 105 West 125th Street Office Sublease.

(46)	The O’Reilly Auto Parts Portfolio Loan was originated by Ladder Capital Finance LLC on March 19, 2021. GACC acquired the mortgage note and has re-underwritten such mortgage loan in accordance with the procedures described under “Transaction Parties—German American Capital Corporation” in the Preliminary Prospectus.

(47)	The O’Reilly Auto Parts Portfolio Loan is structured with an Anticipated Repayment Date (“ARD”) of April 6, 2031 and a final maturity date of April 6, 2036. After the ARD, the interest rate will increase by 4.00% over the greater of (x) 4.34700%, and (y) (1) the ten-year offered side swap rate in effect on the ARD plus (2) 2.75%.

(48)	The Portfolio is under one triple-net master lease, to O’Reilly Automotive Stores, Inc.

(49)	The Upfront Other Reserve ($6,150,000) for zoning and condemnation has been released following the borrower meeting certain zoning diligence conditions.

(50)	The Appraised Value represents the aggregate “As Is Portfolio” appraised value of the Mortgaged Properties of $72,600,000 including an approximately 2.9% portfolio premium. The aggregate “as-is” appraised value without the portfolio premium is $70,550,000. The Cut-off Date LTV Ratio and Maturity Date LTV Ratio are calculated on the basis of the “As Is Portfolio” appraised value. Excluding the portfolio premium, the Cut-off Date LTV Ratio and Maturity Date LTV Ratio on the basis of the aggregate “as-is” appraised value are both 58.1%.

(51)	The increase from Most Recent NOI ($) to Underwritten NOI ($) is primarily attributable to the increase in rent under the renewal lease entered into in December 2020.

(52)	The master tenant of the Mortgaged Properties, O’Reilly Automotive Stores, Inc., has free rent through December 31, 2021. At origination, the borrower (i) funded a debt service reserve in the amount of $1,807,023.72 and (ii) provided to the lender a letter of credit in the amount of $2,279,381.28, which represents the difference between (i) the aggregate amount of all free rent set forth in the master lease, and the (ii) the amount on deposit in the debt service reserve as of the loan origination date.

(53)	The Mortgage Loan is structured with an anticipated repayment date (“ARD”) of July 1, 2031 and final maturity date of July 1, 2041. From and after the ARD, in the event the Mortgage Loan is not paid-off on or before the ARD, the Mortgage Loan accrues interest at a fixed rate equal to the greater of (i) 5.69200% and (ii) the 10-year swap yield as of the ARD plus 4.02000%, subject to a cap of 7.69200%. Cut-off Date LTV Ratio (%), LTV Ratio at Maturity (%), Underwritten NOI DSCR (x), Underwritten NCF DSCR (x), Debt Yield on Underwritten Net Operating Income (%) and Debt Yield on Underwritten Net Cash Flow (%) are calculated based on the initial term interest rate and the assumption the loan is repaid as of the ARD.

(54)	Under the terms of the Mortgage Loan documents, the First Payment Date is in August 2021 (or, in one case, July 30, 2021); however, the mortgage loan seller will contribute an initial interest deposit amount to the Issuing Entity on the Closing Date in connection with payment of one-month’s interest that would have accrued on the Mortgage Loan at the related Net Mortgage Loan Rate (%) with respect to the July 2021 Payment Date. As such, the Original Interest-Only Period (Mos.), the Original Term To Maturity / ARD (Mos.), and the First Payment Date have been adjusted to account for a First Payment Date in July 2021 as is reflected in Annex A-1 to the Preliminary Prospectus.

(55)	In connection with the borrower’s election to defease less than all of the Mortgage Loan (a “Partial Defeasance Event”), if the requirements related to a Partial Defeasance Event as set forth on the Mortgage Loan documents have been satisfied, the borrower may obtain the release of the applicable individual property from the lien of the mortgage thereon (and related Mortgage Loan documents) upon the satisfaction of certain conditions set forth in the Mortgage Loan documents. See “Description of the Mortgage Pool— Partial Releases” in the Preliminary Prospectus for additional information.

(56)	The borrowers have the right to acquire the fee simple estate in vacant land that is adjacent and contiguous to an existing individual U-Haul SAC 20 Property (an “After Acquired Adjacent Property”), provided that the lender has received, among other things: (a) a title insurance policy insuring the lien of the applicable mortgage encumbering the After Acquired Adjacent Property; (b) a settlement statement indicating that such After Acquired Adjacent Property was acquired without debt; (c) an environmental report showing no hazardous materials or risk of contamination at the adjacent property; (d) a REMIC opinion acceptable to the rating agencies; and (e) a confirmation from the rating agencies that such After Acquired Adjacent Property will not result in a withdrawal, qualification or downgrade of the respective ratings in effect immediately prior to such acquisition for the certificates that are then outstanding. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Additions to the Mortgaged Property” in the Preliminary Prospectus for additional information.

(57)	The borrowers have the right to acquire a leasehold estate in property that is operated as a storage facility, but that is not contiguous to an existing U-Haul SAC 20 Property (an “After Acquired Leasehold Property”), provided that the lender has received, among other things: (a) confirmation that such After Acquired Leasehold Property shall be owned in fee simple by an affiliate of the Guarantor; (b) an environmental report showing no hazardous materials or risk of contamination at the adjacent property; (c) a REMIC opinion acceptable to the rating agencies; and (d) a confirmation from the rating agencies that such After Acquired Leasehold Property will not result in a withdrawal, qualification or downgrade of the respective ratings in effect immediately prior to such acquisition for the certificates that are then outstanding. Any such After Acquired Adjacent Property will be encumbered by the lien of the mortgage on the related Mortgaged Property. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Additions to the Mortgaged Property” in the Preliminary Prospectus for additional information.

(58)	Underwritten Economic Occupancy (%) is equal to the weighted average occupancy of the trailing 12-month period.

(59)	Historical occupancy is not available as the ground lease on the Mortgaged Property was executed upon loan origination.

(60)	The mortgaged property has a fee ownership structure. A portion of the mortgaged property is on a 99-year ground lease with an expiration date of June 30, 2120 with an annual payment of $3,180,000. The ground lease has no lease extension options.

(61)	The increase from Most Recent NOI ($) to Underwritten NOI ($) can be attributed to the expiration of rent abatements, contractual rent steps, and potential income from vacant space.

(62)	The Appraised Value ($) of $43,400,000 represents a “Hypothetical As Is” as of March 2, 2021, which assumes that up-front reserves associated with outstanding lease up costs and capital expenditures as well as future expected tenant improvements and leasing commissions are accounted for in the discounted cash flow. At loan origination, the borrower reserved $5,852,525 in connection with the foregoing. The “as-is” appraised value of the Mortgaged Property as of March 2, 2021 is $37,900,000.

(63)	The Fourth Largest Tenant, Dinsmore & Shohl LLP, has the right to terminate its lease with respect to all or any portion of the 11th floor premises, effective as of April 30, 2023 (the last day of the 84th full calendar month of the lease term), with a nine-month prior notice and the payment of a termination fee.

(64)	JPMCB, or an affiliate thereof, is eighth largest tenant at the Mortgaged Property, representing 3.7% of the net rentable area. JPMCB has the right to terminate its lease, effective as of September 30, 2027, with a 12-month prior notice and the payment of a termination fee.

(65)	The increase from Most Recent NOI ($) to Underwritten NOI ($) can be attributed to recently executed leases, contractual rent steps, and potential income from vacant space.

(66)	The Mortgaged Property has a fee / leasehold ownership structure. A portion of the mortgaged property is on a 99-year ground lease with an expiration date of August 31, 2116 with an annual payment of $1. The ground lease has no annual rent increases or lease extension options.

(67)	Crepini leases 57,639 sq. ft. expiring on May 31, 2031 and 33,323 sq. ft. expiring on September 30, 2030.

(68)	eMagin leases 50,360 sq. ft. expiring on December 1, 2030 and 12,313 sq. ft. expiring on May 31, 2024.

(69)	The second largest tenant, IBM, leasing approximately 11.4% of the net rentable area of the Mortgaged Property, has the right to terminate its lease with respect to approximately 3,692 square feet, if Global Foundries vacates its leased portion of building 330C, which consists of approximately 42,000 square feet, prior to the original expiration date. IBM has the right to vacate on the date that is no later than 30 days after Global Foundries vacates.

(70)	The sole tenant at the Mortgaged Property, Kern County, has the right to terminate its lease on May 3, 2036 if reductions in funding by the State of California to the County Department of Human Services justify the material scaling back or complete closure of office space, Kern County may give the borrower written notice of its intent to terminate its lease, which notice shall be accompanied by a certification from the Kern County setting forth the specifics of such reductions in funding and justification for such scaling back or closure of office space. The termination shall be effective on the first day of the month following the sixth calendar month after the date such notice is received by the borrower.

(71)	Based on the then-current credit rating of the Kern County tenant and whether or not the Kern County tenant has gone dark in any portion of their space, the borrower will be required to make monthly deposits into the TI/LC reserve pursuant to the terms set forth in the loan agreement.

(72)	The increase from the Most Recent NOI ($) to Underwritten Net Operating Income ($) is primarily attributable to underwriting stabilized hotel operations pre-COVID-19 as of the trailing 12-month period ending on December 31, 2019. The latest trailing 12-month period ending on April 30, 2021 reflects the months heavily impacted by COVID-19. Additionally, an 18-month debt service reserve equal to $1,080,245 was funded at closing, which is available to pay monthly debt service payments. We cannot assure you that the net operating income will return to pre-COVID-19 operating levels.

(73)	The Ongoing Replacement Reserve is an FF&E reserve in an amount equal to (i) for the payment dates through and including the payment date in June 2022, approximately $28,814 and (ii) thereafter, 1/12th of 4% of the gross revenues of the Mortgaged Property for the trailing 12-month period.

(74)	The increase from the Most Recent NOI ($) to Underwritten Net Operating Income ($) is primarily attributable to the inclusion of Integra MLTC, Inc. ($1,246,471 in underwritten base rent) and Edgeworks ($339,900 in underwritten base rent). Furthermore, the higher Underwritten Net Operating Income ($) stems from contractual rent steps taken through April 30, 2022 and the present value of contractual rent step increments over the remainder of the JPMorgan Chase and NSLIJ (Northwell) lease terms.

(75)	The Largest Tenant, JPMorgan Chase, representing approximately 24.4% of the net rentable area, leases 55,445 SF expiring on October 31, 2030 and 20,681 SF expiring on July 31, 2025. In addition, JPMorgan Chase has the right to terminate its lease effective on May 1, 2027 with 12 months’ prior notice and payment of a termination fee. The Second Largest Tenant, Integra MLTC, Inc., representing approximately 12.3% of the net rentable area, has the right to terminate its lease effective at any time after August 31, 2028 with at least 12 months’ prior written notice. The Fifth Largest Tenant, PharMerica Corporation, representing approximately 7.2% of the net rentable area, has the right to terminate its lease effective on the last day of the 94th month following the related lease commencement date (which was on June 1, 2020) with at least 12 months’ prior written notice.

(76)	On each payment date, if and to the extent the amount contained in the TI/LC reserve account is less than approximately $1,170,788, the borrower is required to deposit into the TI/LC reserve account a Monthly TI/LC Reserve ($) amount equal to approximately $32,522.

(77)	The property consists of a four-story multi-tenant building with 49,726 SF of office space and 14,245 SF of street-level retail space.

(78)	The Fifth Largest Tenant, Margarita’s Restaurant (6.3% of NRA), is entitled to a monthly base rent discount in the amount of $1,038 per month until such time as the tenant’s average monthly gross sales equal or exceed the sum of $1,951,920, calculated on a 12-month moving average basis. The loan is structured with an Upfront Other Reserve ($) of $44,756, which includes Margarita’s Outstanding TI Reserve ($32,300) and Margarita’s Restaurant Rent Abatement Reserve ($12,456).

(79)	The Second Largest Tenant, Fresh Concepts (8.9% of NRA), has the right to terminate its lease effective on the tenant’s relocation to the Truax Building Annex, an adjacent proposed development that has yet to be built.

(80)	The increase from Most Recent NOI ($) to Underwritten NOI ($) is primarily attributable to increase in rent under 8 new leases and one renewal in 2020 and early 2021.

(81)	The fourth largest tenant at the Mortgaged Property, Truax Management (TMG) (6.7% of NRA), is an affiliate of the borrower. In addition, the borrower sponsor owns a minority interest in another tenant, Temecula Hotel Partners (5.8% of NRA).

(82)	There will be on going replacement reserve being collected at 3% of gross revenues through February 2022 and 4% thereafter, initially estimated to be approximately $35,401 a month.

(83)	The Cut-off Date Balance assumes that the principal portions of the monthly debt service payments on the Mortgage Loan that were deferred pursuant to the existing forbearance and modification agreement have been made. See “Description of the Mortgage Pool—Default History, Bankruptcy Issues and Other Proceedings—Defaults, Refinancings, Discounted Pay-offs, Foreclosure or REO Property Purchases” in the Preliminary Prospectus.

(84)	With respect to the Alabama Hilton Portfolio Mortgage Loan (1.5%), in connection with certain payment delinquencies resulting in commencement of foreclosure of the related Mortgaged Properties, a forbearance and modification agreement was entered into as of September 1, 2020, following which the foreclosure proceedings were withdrawn. The forbearance and modification agreement provided for, among other things, (i) a forbearance from the exercise of any remedies available under the related loan documents with respect to certain specified defaults for a forbearance period extending (unless earlier terminated pursuant to certain provisions of such forbearance and modification agreement) through and including June 1, 2021, (ii) the deferral of payment of the principal component of monthly debt service payments, and the deferral of payment of monthly FF&E reserve deposits, during the forbearance period, (iii) the deferral of any cash management requirements resulting from the specified defaults during the forbearance period, and the commencement of full cash management thereafter, with an excess cash flow sweep of funds to be applied to the deferred principal and deferred FF&E deposits until such deferred principal and FF&E deposits are fully funded, (iv) in the event any deferred principal and/or deferred FF&E deposits remain after the application of excess cash flow through the December, 2021 monthly payment date, such deficiencies must be funded by the borrower no later than December 31, 2021, (v) the deferral of the related borrower’s obligation to pay default interest and late fees resulting from the specified defaults provided that no default occurs under the forbearance and modification agreement or the loan documents, and the waiver of such default interest and late fees on December 31, 2021 so long as no default or event of default has occurred, and (vi) consent to the related borrower’s having obtained an unsecured loan pursuant to the Paycheck Protection Program administered by the United States Small Business Administration in accordance with the Coronavirus Aid, Relief, and Economic Security Act of 2020, in the amount of approximately $502,294, and agreement that such loan will not constitute a breach of certain applicable provisions of the loan documents so long as such loan is completely forgiven within two years of having been incurred or the related borrower otherwise pays such loan in full prior to its maturity date.

(85)	The sole tenant at the Mortgaged Property, Accenture Federal Services, has the one-time right to terminate its lease effective December 31, 2027 upon 15 months notice and a termination fee of $764,928.

(86)	On each monthly payment date beginning July 6, 2026, the borrower will be required to make monthly deposits of $9,367.50 into the Monthly TI/LC Reserve ($) for tenant improvements and leasing commissions.

(87)	At loan origination the borrower is required to deposit $206,352.25 to fund a Unit Fixture Holdback Reserve. Unit Fixture Work is for the affixation of the storage containers located at the Mortgaged Property. Failure to complete the Unit Fixture Work on or before May 31, 2021 will constitute an event of default. The containers were affixed on May 28, 2021 and the borrower has requested for the reserve to be released.

(88)	The Appraised Value (Other Than “As-Is”) reflects the As Completed appraised value of the All World Storage Romeoville Mortgaged Property, which assumes completion of the affixation of the storage containers located at the Mortgaged Property as of May 30, 2021. The storage containers were affixed on May 28, 2021.

(89)	The increase from Most Recent NOI ($) to Underwritten NOI ($) is primarily attributable to the expiration of rent abatements in March 2021.

(90)	The increase by 10% or more from Most Recent NOI to Underwritten Net Operating Income is primarily attributable to post-COVID-19 revenue projections incorporated in the lender underwriting. At origination, a debt service reserve in the amount of $619,702 was deposited by the borrower (representing approximately 15-months debt service). Additionally, as of the origination date, the property was subject to a full excess cash flow sweep until such time the debt yield (calculated based on the trailing 12-month period as of the last day of the calendar quarter immediately preceding such date of determination) is equal to or greater than 10.0% for two consecutive calendar quarters.

(91)	Food & beverage revenue accounts for approximately 26.0% of the total underwritten revenues.

(92)	The Mortgage Loan documents provide the borrower with one, five-day grace period in any 12-month period for any payments due on a payment date (other than the payment due on the Maturity Date).

(93)	The borrower may cure a cash sweep event triggered by an event associated with the Largest Tenant, Planet Fitness (including a bankruptcy action by Planet Fitness, Planet Fitness giving notice of lease termination, going dark or failing to renew its lease) by, among other actions, electing to deposit into (a) a free rent reserve in an amount equal to or greater than any free rent credit and (b) outstanding TI reserve an amount equal to or greater than any outstanding tenant improvement obligations and/or leasing commissions.

(94)	The Appraised Value ($) of $15,500,000 represents a “Hypothetical As Is” as of April 23, 2021, which assumes that certain funds such as tenant improvements and leasing commissions will be reserved at closing. At loan origination, the borrower reserved $108,987 for free rent and $728,986 for outstanding tenant improvements and leasing commissions in connection with the foregoing. The “as-is” appraised value of the Mortgaged Property as of April 23, 2021 is $14,600,000.

(95)	The Second Largest Tenant, Fondren Orthopedic, is in a free rent period and is expected to commence paying rent in September 2021.

(96)	The Third Largest Tenant, Select Physical Therapy, is in a free rent period and is expected to commence paying rent in January 2022.

(97)	The increase by 10% or more from Most Recent NOI to Underwritten Net Operating Income is primarily attributable to 11,844 SF in new leasing since March 2020.

(98)	The loan is structured with a springing reserve that requires the borrower to deposit $65,425 with the lender each month for the three months immediately preceding Ross Dress for Less, Inc.’s renewal option notice dates (i.e. May 11, 2025 through July 11, 2025 and May 11, 2030 through July 11, 2030). If the tenant provides notice that it is exercising its right to renew by the option notice date, funds in this reserve will be released to the borrower.

(99)	The loan includes a $750,000 holdback, which includes (a) $546,108 for an earnout and (b) $203,892 for a COVID Debt Service Reserve equal to six months of interest only debt service payments, each of which will be released after 12 months once certain conditions are satisfied, including without limitation that the Mortgaged Property achieves (i) a debt yield in excess of 10.85% based on the fully funded Mortgage Loan amount, (ii) 92.0% occupancy, and (iii) no COVID-19 shutdowns are in place in the municipality where the Mortgaged Property is located. The Cut-off Date LTV and debt yields are calculated on a balance of $9,650,000 (net of $750,000 holdback).

(100)	The property consists of both office and retail space. The office space consists of 24,162 SF (53.4% of NRA) and the retail space consists of 21,113 SF (46.6% of NRA).

(101)	Upfront SBA Outstanding Judgement Reserve of $1,255,699 is equal to the current outstanding judgement (the “Outstanding Judgement”) against the non-recourse carveout guarantor on a small business administration loan to an entity in which the non-recourse carveout guarantor owns an interest, and as to which he provided a payment guaranty. The lender is required to apply funds in the reserve to pay the Outstanding Judgment, provided that it receives satisfactory evidence that after such payment (1) the related litigation will have been fully resolved and dismissed with prejudice, (2) the Outstanding Judgment will have been fully satisfied and released of record and any other payments required to be made by the guarantor in connection with the matter will have been paid in full, and (3) the guarantor will not be subject to any further liability with respect to the matter. The lender is required to release funds in such reserve to the borrower if (x) the Outstanding Judgment has been fully satisfied at the time of the borrower’s request for disbursement or (y) any funds remain on deposit in the reserve following a disbursement as provided in the prior sentence.

(102)	The Mortgaged Property was acquired by the borrower in August 2018, therefore, no historical operating statements for 2017 and 2018 were available.

(103)	The largest tenant at the Mortgaged Property, El Jefe & Señor Sushi (13.6% of NRA), is a sponsor-affiliated restaurant group that operates two restaurants at the property in conjoining spaces that are under one lease.

(104)	The borrower has the right to enter into one of two additional affiliated lease options for specific space without the lender’s consent provided that the certain conditions set forth in the loan documents are satisfied.

(105)	The Fifth Largest Tenant, County of Los Angeles (6.1% of NRA), has occupied 2,744 SF of office space at the property since November 2003. The tenant recently signed a 5.9-year renewal in February 2021. On the first and each subsequent anniversary of the lease term and every twelve months thereafter, the rent will be adjusted in accordance with the consumer price index (CPI) for all Urban Consumers for the Los Angeles-Long Beach-Anaheim area with a cap of 3.00% per annum. The landlord or tenant may terminate the lease at any time after February 11, 2023 by giving 6 months’ prior written notice.

(106)	With respect to the tenant Senate California Legislature (4.8% of NRA), at the option of the State of California, the lease will terminate within 30 days immediately following the death, resignation, or other removal from office of Connie Leyva as a Member of the California Senate.

(107)	The increase from Most Recent NOI ($) to Underwritten NOI ($) is primarily attributable to new leases and increases in rents under renewal leases since September 2020.

(108)	As of April 2021, the occupancy and average daily rate per room were 67.6% and $110.81, respectively. The Mortgage Loan has been in a cash management period and cash sweep period since November 2020 as a result of the debt service coverage ratio falling below 1.40x. The Mortgage Loan documents provide for a cash management and cash trap period to occur if as of the last day of any calendar quarter occurring prior to the May 2021 monthly payment date, the debt service coverage ratio is less than 1.40x (which is cured if the debt service coverage ratio is subsequently at least 1.42x as of the last day of any calendar quarter), and if as of the last day of any calendar quarter thereafter, the debt service coverage ratio is less than 1.35x (which is cured if the debt service coverage ratio is subsequently at least 1.37x as of the last day of any calendar quarter). Prior to the May 2021 monthly payment date, the Mortgage Loan documents require the debt service coverage ratio to be calculated based on annualized revenues and expenses for the three months preceding the calculation. The debt service coverage ratios for the Residence Inn Florence Mortgage Loan as of the Q2 2020, Q3 2020, Q4 2020 and Q1 2021 periods, based on the calculations as required under the mortgage loan documents, were 0.49x, 1.27x, 1.08x and 0.92x, respectively. The debt service coverage ratio for the Residence Inn Florence Mortgage Loan as of the trailing twelve months, trailing six months and trailing three months ending April 30, 2021 was 1.25x, 1.23x and 1.33x, respectively.

(109)	The increase from Most Recent NOI ($) to Underwritten NOI ($) is primarily attributable to the Most Recent NOI reflecting performance during the COVID-19 pandemic, while the Underwritten NOI is based on the YE 2019 metrics.

(110)	The increase from the Most Recent NOI ($) to Underwritten Net Operating Income ($) is primarily attributable to burnoffs of free rent / concessions in the amount of $363,626 and lower expenses including the management fee decreasing from 6.7% to 2.8% due to a change in management company.

(111)	On each payment date, if and to the extent the amount contained in the TI/LC reserve account is less than $151,000, the borrower is required to deposit into the TI/LC reserve account a Monthly TI/LC Reserve ($) amount equal to approximately $6,293.

(112)	The increase from the Most Recent NOI ($) to Underwritten Net Operating Income ($) is primarily attributable to the inclusion of Tennessee Toddles, a new lease executed in April 2021, who accounts for $89,733 in underwritten base rent and $26,963 in underwritten reimbursements, along with contractual rent steps taken through June 30, 2022. Additionally, the increase stems from underwriting normalized R&M expenses. The underwritten R&M expense of $95,205 is consistent with the average historical R&M expense from 2018 through 2020 of $93,563.

(113)	The Third Largest Tenant, Tennessee Toddles, has a one-time right to terminate its lease effective in April 2026 with 90 days’ prior written notice.

(114)	The 195 Nassau Avenue Mortgaged Property is a three-story property with four apartments and a 1,500 SF grade-level retail space. The retail space has been occupied by Goldie’s Bar since 2016, with current lease expiration of January 2026 and two additional 5-year extensions through 2036.

(115)	The increase from Most Recent NOI ($) to Underwritten NOI ($) is primarily attributable to increase in rent and higher occupancy.

(116)	The Mortgaged Property consists of seven multifamily units (of which six are currently rent stabilized) totaling approximately 13,291 SF and 5,396 SF of commercial space, which is 100% leased to City MD. One multifamily unit is currently vacant and under renovation to be split into two separate rent stabilized units (after which seven out of eight multifamily units are anticipated to be rent stabilized).

(117)	The Appraised Value ($) is based on the “as-is” appraised value of $10,400,000 as of April 21, 2021, which assumes (i) the completion of certain proposed improvements in a timely and workmanlike manner under a budget of $190,879 by approximately November 1, 2021, (ii) the owners of the Mortgaged Property will complete the necessary permits and documentation to allow them to sub-divide the fourth floor unit and reset the legal rent as a result of creating two new units with new perimeters and dimensions and (iii) the fourth floor units will be leased to qualified tenants.

(118)	Historical occupancy is not available as the Mortgaged Property was recently constructed in 2020.

(119)	Historical financial information is not available prior to 2018 because the borrower purchased additional land to expand the Sandia Mortgaged Property in 2018.

(120)	Historical occupancy is not available as the Mortgaged Properties were acquired in 2018 and 2020 and were subsequently renovated and leased to 100.0% occupancy.

(121)	Upon the occurrence of an event of default the borrower shall make monthly deposits of $2,351.75 into the TI/LC reserve account. Upon the occurrence of a debt yield less than 8% the borrower shall either (i) deposit in the TI/LC reserve account an amount equal to $10/psf of rentable square feet in the property or (ii) deliver to the lender a letter of credit in an amount equal to $10/psf of rentable square feet in the property.

(122)	Historical occupancy is not available as the Mortgaged Property was recently gut renovated in 2019.

(123)	The Mortgaged Property has a fee / leasehold ownership structure. Portions of the mortgaged property are on two ground leases, both with an expiration date of January 1, 2023 and a combined annual payment of $59,156. The two ground leases have eight, five-year automatic renewal options. The options to extend shall be automatically exercised unless the tenant gives notice to landlord of tenant’s intention not to exercise said option at least 180 days prior to the expiration of the then-current term in regards to the first ground lease and at least three months prior to the expiration of the then-current term in regards to the second ground lease. The ground leases have rent escalations of $10,594 over the term of the loan. The ground leases provide the rights to an additional 0.52 acres surrounding the property, which are utilized as 35 additional parking spaces.

(124)	The Mortgage Loan may be defeased at any time after March 5, 2023, which is less than two years after the Closing Date, but at least two years after the formation of a separate loan REMIC which was formed for this Mortgage Loan.

(125)	Property Located Within a Qualified Opportunity Zone (Y/N) reflects Mortgaged Properties that are located in qualified opportunity zones (“QOZs”) under Internal Revenue Code § 1400Z-2 - Notice 2018-48 and Notice 2019-42. According to the Internal Revenue Service, (1) a QOZ is an economically distressed community where new investments, under certain conditions, may be eligible for preferential tax treatment, and (2) localities qualify as QOZs if they have been nominated for that designation by a state, the District of Columbia, or a U.S. territory and that nomination has been certified by the Secretary of the Treasury via his delegation of authority to the Internal Revenue Service. No representation is made as to whether any Mortgaged Properties located in QOZs or the related borrowers are eligible for such preferential tax treatment or whether any qualifying investment has been made in a QOZ.

(126)	The Greenpoint Portfolio Loan was originated by Ladder Capital Finance LLC on June 1, 2021. GACC acquired the mortgage note and has re-underwritten such mortgage loan in accordance with the procedures described under “Transaction Parties—German American Capital Corporation” in the Preliminary Prospectus

(127)	The Fifth Largest Tenant, The Onin Group, is in a free base rent period under its lease through August 2021.

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ANNEX B

SIGNIFICANT LOAN SUMMARIES

LOAN #1: BURLINGAME POINT

LOAN #1: BURLINGAME POINT

N
AIRPORT BLVD
Building 3
Building 1
Building 4
Building 2
Parking Structure
Amenity Building
AIRPORT BLVD

LOAN #1: BURLINGAME POINT

LOAN #1: BURLINGAME POINT

Mortgaged Property Information			Mortgage Loan Information
Number of Mortgaged Properties	1		Loan Sellers(3)		GSMC, GACC, JPMCB
Location (City/State)	Burlingame, California		Cut-off Date Balance(2)(4)		$84,000,000
Property Type	Office		Cut-off Date Balance per SF(2)(4)		$471.98
Size (SF)	805,118		Percentage of Initial Pool Balance		7.7%
Total Occupancy as of 6/1/2021	100.0%		Number of Related Mortgage Loans		None
Owned Occupancy as of 6/1/2021	100.0%		Type of Security		Fee
Year Built / Latest Renovation	2021 / NAP		Mortgage Rate		3.01680%
Appraised Value(1)	$1,000,000,000		Original Term to Maturity (Months)		111
Appraisal Date	January 14, 2021		Original Amortization Term (Months)		NAP
Borrower Sponsor	Kylli Inc.		Original Interest Only Period (Months)		111
Property Management	Burlingame Point Property Management LLC		First Payment Date		May 6, 2021
			Anticipated Repayment Date(5)		July 6, 2030
			Final Maturity Date(5)		January 6, 2033
Underwritten Revenues	$66,137,945
Underwritten Expenses	$10,736,605		Escrows
Underwritten Net Operating Income (NOI)	$55,401,340			Upfront	Monthly
Underwritten Net Cash Flow (NCF)	$54,867,037		Taxes	$0	Springing
Cut-off Date LTV Ratio(2)	38.0%		Insurance	$0	Springing
Maturity Date LTV Ratio(2)	38.0%		Replacement Reserves	$0	Springing
DSCR Based on Underwritten NOI / NCF(2)	4.77x / 4.72x		TI/LC	$0	Springing
Debt Yield Based on Underwritten NOI / NCF(2)	14.6% / 14.4%		Other(6)	$122,730,124	Springing

Sources and Uses
Sources	$	%	Uses	$	%
Senior Loan Combination Amount	$380,000,000	50.7%	Loan Payoff	$450,379,085	60.1%
Subordinate Loan Combination Amount	240,000,000	32.0	Principal Equity Distribution	147,883,238	19.7
Mezzanine Loan Amount	130,000,000	17.3	Upfront Reserves	122,730,124	16.4
			Origination Costs	29,007,553	3.9
Total Sources	$750,000,000	100.0%	Total Uses	$750,000,000	100.0%

(1)	Calculated using the “Hypothetical As If Stabilized” appraised value of $1,000,000,000. The appraisal also concluded an “as-is” appraised value of $900,000,000, and the loan-to-value ratios based on such appraised value are 42.2% and 68.9% for the Burlingame Point Senior Loan (as defined below) and the Burlingame Point Loan Combination (as defined below), respectively. Additionally, the appraisal concluded a “go dark” appraised value of $730,000,000, and the loan-to-value ratios based on such appraised value are 52.1% and 84.9% for the Burlingame Point Senior Loan and the Burlingame Point Loan Combination, respectively.

(2)	The Burlingame Point Loan (as defined below) is part of the Burlingame Point Loan Combination, which is comprised of 18 senior pari passu promissory notes with an aggregate original principal balance and outstanding principal balance as of the Cut-off Date of $380,000,000 and three pari passu subordinate notes with an aggregate original principal balance and outstanding principal balance as of the Cut-off Date of $240,000,000. See “Loan Combination Summary” chart herein. LTV Ratios, DSCR and Debt Yield set forth above are calculated based on the outstanding balance of the senior notes and exclude the subordinate notes.

(3)	The Burlingame Point Loan Combination was co-originated by Goldman Sachs Bank USA (“GSBI”), DBR Investments Co. Limited (“DBRI”) and JPMorgan Chase Bank, National Association (“JPMCB”). GS Bank funded 50% of the Burlingame Point Loan Combination ($310,000,000 of which $60,000,000 has since been sold to Wells Fargo), while DBRI and JPM each funded 25% of the Burlingame Point Loan Combination ($155,000,000).

(4)	GSMC will be contributing Notes A-1-C-4 and A-1-C-5, which have an aggregate outstanding principal balance of $40,000,000, to the Benchmark 2021-B27 securitization. GACC will be contributing Notes A-2-C-3 and A-2-C-4, which have an aggregate outstanding principal balance of $26,000,000 to the Benchmark 2021-B27 securitization. JPMCB will be contributing Note A-3-C-3, which has an outstanding principal balance of $18,000,000 to the Benchmark 2021-B27 securitization.

(5)	The Burlingame Point Loan Combination has an Anticipated Repayment Date, of July 6, 2030 and a Final Maturity Date of January 6, 2033. After the ARD, the interest rate will increase by 200 basis points over the greater of (x) 3.01680%, and (y) (1) the Swap Rate in effect on the ARD plus (2) 135 basis points. The metrics presented above are calculated based on the ARD.

(6)	Other upfront reserve represents a reserve for the borrower’s material unfunded obligations to third parties, such as unpaid tenant allowances, leasing commissions, free rent, gap rent, and certain punchlist related work and retainage. There is also a springing monthly ground rent reserve. See “—Escrows” herein.

■	The Mortgage Loan. The mortgage loan (the “Burlingame Point Loan”) is part of a loan combination (the “Burlingame Point Loan Combination”) comprised of 18 senior pari passu promissory notes with an aggregate original principal balance and outstanding principal balance as of the Cut-off Date of $380,000,000 (the “Burlingame Point Senior Loan”) and three pari passu subordinate notes with an aggregate original principal balance and outstanding principal balance as of the Cut-off Date of $240,000,000 (the “Burlingame Point Subordinate Loan”). The Burlingame Point Loan Combination has an aggregate outstanding principal balance as of the Cut-off Date of $620,000,000 and is secured by a first deed of trust encumbering the borrower’s fee simple interest in an office complex located in Burlingame, California (the “Burlingame Point Property”). The Burlingame Point Loan (evidenced by non-controlling notes A-1-C-4, A-1-C-5, A-2-C-3, A-2-C-4 and A-3-C-3), having an aggregate outstanding principal balance as of the Cut-off Date of $84,000,000, is being contributed to the Benchmark 2021-B27 transaction. The Burlingame Point Subordinate Loan will not be an asset of the Issuing Entity.

The Burlingame Point Loan Combination was co-originated by GSBI, DBRI and JPMCB on April 1, 2021. The Burlingame Point Loan Combination is structured with an Anticipated Repayment Date (“ARD”) on July 6, 2030 and a scheduled maturity date on January 6, 2033 (the “Final Maturity Date”). The Burlingame Point Loan Combination has an interest rate per annum of (i) prior to the ARD, 3.01680% (the “Initial Interest Rate”) and (ii) from and after the ARD (the “ARD Period”), 200 basis points plus the greater of (x) the Initial Interest Rate and (y) the Swap Rate (as defined in the Burlingame Point Loan Combination documents) as of the ARD plus 135 basis points, as determined by the lender in good faith (the “Adjusted Interest Rate”); provided that if the foregoing would result in an interest rate in excess of the maximum rate permitted by applicable law, the Adjusted Interest Rate will be limited to the maximum rate permitted by applicable law. The borrower sponsor utilized the proceeds of the Burlingame Point Total Debt (as defined below) to refinance existing debt on the Burlingame Point Property, fund upfront reserves, return equity to the borrower sponsor and pay loan origination costs.

LOAN #1: BURLINGAME POINT

The Burlingame Point Loan Combination had an initial term of 111 months to the ARD and has a remaining term of 109 months to the ARD as of the Cut-off Date. The Burlingame Point Loan Combination requires interest only payments during its term until the ARD. From and after the ARD, the Burlingame Point Loan Combination will amortize on a 30-year basis. In addition, during the ARD Period, all cash flow in excess of the monthly debt service payment, required reserves and budgeted operating expenses will be required to be applied to the prepayment of the outstanding principal balance of the Burlingame Point Loan Combination.

The Burlingame Point Loan Combination may be voluntarily prepaid in whole (but not in part) beginning on the payment date in February 2030 and during the ARD Period, without the payment of any prepayment premium. In addition, the Burlingame Point Loan Combination may be defeased in whole (but not in part) at any time after the earlier of (i) April 1, 2024 and (ii) the first payment date following the second anniversary of the closing date of the securitization that includes the last note of the Burlingame Point Loan Combination to be securitized, but prior to the ARD Period.

The table below summarizes the promissory notes that comprise the Burlingame Point Loan Combination. The relationship between the holders of the Burlingame Point Loan Combination is governed by a co-lender agreement as described under “Description of the Mortgage Pool—The Loan Combinations—The Burlingame Point Pari Passu-AB Loan Combination” in the Prospectus.

Loan Combination Summary(1)
Note	Original Balance	Cut-off Date Balance	Note Holder(s)	Controlling Piece
A-1	$10,000,000	$10,000,000	BGME 2021-VR	Yes
A-2	5,000,000	5,000,000	BGME 2021-VR	No
A-3	5,000,000	5,000,000	BGME 2021-VR	No
A-1-C-1	60,000,000	60,000,000	Wells Fargo Bank, National Association(2)	No
A-1-C-2	40,000,000	40,000,000	Benchmark 2021-B25	No
A-1-C-3	40,000,000	40,000,000	Benchmark 2021-B26	No
A-1-C-4	20,000,000	20,000,000	Benchmark 2021-B27(3)	No
A-1-C-5	20,000,000	20,000,000	Benchmark 2021-B27(3)	No
A-2-C-1	30,000,000	30,000,000	Benchmark 2021-B25	No
A-2-C-2	24,000,000	24,000,000	Benchmark 2021-B26	No
A-2-C-3	16,000,000	16,000,000	Benchmark 2021-B27(3)	No
A-2-C-4	10,000,000	10,000,000	Benchmark 2021-B27(3)	No
A-2-C-5	10,000,000	10,000,000	Benchmark 2021-B25	No
A-3-C-1	30,000,000	30,000,000	Benchmark 2021-B25	No
A-3-C-2	22,000,000	22,000,000	Benchmark 2021-B26	No
A-3-C-3	18,000,000	18,000,000	Benchmark 2021-B27(3)	No
A-3-C-4	10,000,000	10,000,000	Benchmark 2021-B26	No
A-3-C-5	10,000,000	10,000,000	Benchmark 2021-B25	No
Senior Notes	$380,000,000	$380,000,000
B-1	$120,000,000	$120,000,000	BGME 2021-VR	No
B-2	60,000,000	60,000,000	BGME 2021-VR	No
B-3	60,000,000	60,000,000	BGME 2021-VR	No
Loan Combination	$620,000,000	$620,000,000

(1)	The related notes are currently held by the Note Holder identified in the table above and are expected to be contributed to one or more future securitization transactions or may otherwise be transferred at any time.

(2)	Note A-1-C-1 ($60,000,000) had been sold on June 3, 2021 and is held by Wells Fargo Bank, National Association.

(3)	GSMC will be contributing Notes A-1-C-4 and A-1-C-5, which have an aggregate outstanding principal balance of $40,000,000, to the Benchmark 2021-B27 securitization. GACC will be contributing Notes A-2-C-3 and A-2-C-4, which have an aggregate outstanding principal balance of $26,000,000 to the Benchmark 2021-B27 securitization. JPMCB will be contributing Note A-3-C-3, which has an outstanding principal balance of $18,000,000 to the Benchmark 2021-B27 securitization.

LOAN #1: BURLINGAME POINT

The capital structure for the Burlingame Point Total Debt is shown below:

Burlingame Point Total Debt Capital Structure

(1)	The initial interest rate on the Burlingame Point Loan Combination is 3.01680%. The interest rate on the Burlingame Point Mezzanine Loan is 4.50000%. The assumed initial weighted average interest rate on the Burlingame Point Total Debt is 3.27388800%. “Burlingame Point Total Debt” means the aggregate principal balance of the Burlingame Point Loan Combination and the Burlingame Point Mezzanine Loan.

(2)	Based on the Burlingame Point Property square footage of 805,118 SF.

(3)	Based on the “Hypothetical As If Stabilized” appraised value. The appraisal also concluded an “as-is” appraised value of $900,000,000, and the loan-to-value ratios of the Burlingame Point Senior Loan, the Burlingame Point Loan Combination and the Burlingame Point Total Debt based on such appraised value are 42.2%, 68.9% and 83.3%, respectively. Additionally, the appraisal concluded a “go dark” appraised value of $730,000,000, and the loan-to-value ratios of the Burlingame Point Senior Loan, Burlingame Point Loan Combination and the Burlingame Point Total Debt based on such appraised value are 52.1%, 84.9% and 102.7%, respectively.

(4)	Cumulative UW NOI / NCF Debt Yield and Cumulative UW NOI / NCF DSCR are calculated based on an UW NOI and UW NCF of $55,401,340 and $54,867,037, respectively.

(5)	The Burlingame Point Mezzanine Loan was funded by Athene Annuity and Life Company. The Burlingame Point Mezzanine Loan is structured with a three-year interest only period followed by a 6.25-year fixed amortization schedule included in the Burlingame Point Loan Combination documents. The amortization will include a base amortization and rent step amortization component. The rent step amortization requires all future rent increases above year one to be used to pay down the Burlingame Point Mezzanine Loan, resulting in a balloon balance of zero at the ARD. The Total Debt Underwritten NCF DSCR (x) is calculated based on the sum of (x) with respect to the Burlingame Point Loan Combination, the interest only annual debt service and (y) with respect to the Burlingame Point Mezzanine Loan, the sum of the first 12 principal and interest payments following the initial three-year interest only period.

(6)	Based on the “Hypothetical Market Value As If Stabilized” appraised value of $1,000,000,000, the implied Borrower Sponsor Equity contributed to the Burlingame Point Property is $250,000,000.

■	The Mortgaged Property. The Burlingame Point Property is made up of four Class A office and suburban buildings totaling approximately 772,000 rentable square feet, an approximately 33,000 SF amenity building and approximately 2,300 on-site covered and surface parking spaces located in Burlingame, San Mateo County, California. The Burlingame Point Property is situated on approximately 20-acres and was completed in 2021.

The Burlingame Point Property is fully leased to Facebook, Inc. (“Facebook”) and is expected to serve as the headquarters for its Oculus division. Oculus was acquired by Facebook in 2014. Since the release of Occulus Rift in 2016, one of the first consumer VR headsets to enter the market, Occulus has released five subsequent headsets. Facebook has taken possession of the Burlingame Point Property, with the entire campus delivered as of April 1, 2020, and the landlord’s required work with respect to the premises was completed (subject to certain punchlist items) as of November 19, 2020. Facebook is currently building out its space. The Facebook lease commenced with respect to buildings one & two on November 19, 2020 and with respect to buildings 3 & 4 and the amenity space on April 1, 2021. Pursuant to the lease, rent commences on July 11, 2021 with respect to building 1, January 11, 2022 with respect to building 2, May 8, 2022 with respect to building 3, November 7, 2022 with respect to building 4 and November 7, 2021 with respect to the amenity space. Facebook is entitled to a rent credit in the amount of $7,731,750, which will be applied

LOAN #1: BURLINGAME POINT

to rent, starting at the expiration of the abatement period for each building of the project. We cannot assure you Facebook will begin paying rent as expected or at all.

Facebook is currently working on its buildout, and it is expected that Facebook could take occupancy of each building and the amenity space in approximately June 2021. The borrower has obtained final certificates of occupancy with respect to the core and shell of all buildings and the amenity space. Facebook obtained temporary certificates of occupancy with respect to buildings 1, 2, 3, 4 (floors 3-8), and it is expected that Facebook could obtain a temporary certificate of occupancy with respect to the amenity space by the end of June 2021. Facebook has no contraction or termination options during the initial lease term (other than for casualty or condemnation and with respect to a certain space of up to 2,000 SF). Facebook has the right to reduce the leased space upon renewal so long as it will continue to lease at least certain minimum space (i.e., Facebook must occupy at least buildings 1 and 2 or buildings 3 and 4, in addition to any other buildings at the premises, and may include the amenity space). In addition, Facebook recently announced plans to expand its work from home policy to allow a significant portion of its employees to work from home permanently, even after the COVID-19 pandemic subsides. We cannot assure you that Facebook’s buildout will be completed or that each leased space will be occupied, or that rent will commence as expected or at all.

■	COVID-19 Update. As of June 8, 2021, the Burlingame Point Loan Combination is not subject to any modification or forbearance request. The first payment date for the Burlingame Point Loan Combination was May 6, 2021. The Burlingame Point Loan Combination is current on debt service through June 6, 2021.

The following table presents certain information relating to the tenants at the Burlingame Point Property:

Largest Tenants Based on Underwritten Base Rent(1)

Tenant Name	Credit Rating (Fitch/MIS/S&P)(2)	Tenant GLA	% of GLA	UW Base Rent	% of Total UW Base Rent	UW Base Rent $ per SF	Lease Expiration	Renewal / Extension Options
Facebook	NR / NR / NR	805,118	100.0%	$46,769,305	100.0%	$58.09	1/31/2033	2, eight-year options
Largest Tenant		805,118	100.0%	$46,769,305	100.0%	$58.09
Other Tenants		0	0.0			0.00
Total Occupied Space		805,118	100.0%			$58.09
Vacant Space		0	0.0
Total / Wtd. Avg. All Owned Tenants		805,118	100.0%	$46,769,305	100.0%	$58.09

(1)	% of Total UW Base Rent and UW Base Rent $ per SF are based on the underwritten rent roll dated June 1, 2021.

(2)	Certain ratings are those of the parent entity whether or not the parent entity guarantees the lease.

LOAN #1: BURLINGAME POINT

The following table presents certain information relating to the lease rollover schedule at the Burlingame Point Property, based on the initial lease expiration date:

Lease Expiration Schedule(1)(2)

Year Ending December 31	Expiring Owned GLA	% of Owned GLA	Cumulative % of Owned GLA	UW Base Rent(3)	% of Total UW Base Rent(3)	UW Base Rent $ per SF(3)	# of Expiring Leases
MTM	0	0.0%	0	0	0.0%	$0.00	0
2021	0	0.0%	0	0	0.0%	0.00	0
2022	0	0.0%	0	0	0.0%	0.00	0
2023	0	0.0%	0	0	0.0%	0.00	0
2024	0	0.0%	0	0	0.0%	0.00	0
2025	0	0.0%	0	0	0.0%	0.00	0
2026	0	0.0%	0	0	0.0%	0.00	0
2027	0	0.0%	0	0	0.0%	0.00	0
2028	0	0.0%	0	0	0.0%	0.00	0
2029	0	0.0%	0	0	0.0%	0.00	0
2030	0	0.0%	0	0	0.0%	0.00	0
2031	0	0.0%	0	0	0.0%	0.00	0
2032 & Thereafter	805,118	100.0%	805,118	$46,769,305	100.0%	$58.09	1
Vacant	0	0.0%	0	0	NAP	NAP	NAP
Total / Wtd. Avg.	805,118	100.0%		$46,769,305	100.0%	$58.09	1

(1)	Calculated based on the approximate square footage occupied by each tenant.

(2)	Certain tenants may have termination or contraction options (which may become exercisable prior to the originally stated expiration date of the tenant lease) that are not considered in the above Lease Rollover Schedule.

(3)	UW Base Rent, % of Total UW Base Rent, and UW Base Rent $ per SF are based on the underwritten rent roll dated June 1, 2021.

The following table presents certain information relating to historical leasing at the Burlingame Point Property:

Historical Leased %(1)(2)

2018	2019	2020	As of 06/1/2021
NAP	NAP	NAP	100.0%

(1)	Historical Occupancy is NAP as construction of the Burlingame Point Property was completed in 2021.

(2)	Based on the underwritten rent roll dated June 1, 2021.

■	Underwritten Net Cash Flow. The following table presents certain information relating to the Underwritten Net Cash Flow at the Burlingame Point Property:

Cash Flow Analysis(1)(2)

	Underwritten	Underwritten $ per SF
Base Rent(3)	$46,769,305	$58.09
Contractual Rent Steps(4)	11,223,337	13.94
Expense Reimbursements	9,766,869	12.13
Gross Revenue	$67,759,510	$84.16
Vacancy & Credit Loss	(1,621,565)	(2.01)
Effective Gross Income	$66,137,945	$82.15
Total Operating Expenses	10,736,605	13.34
Net Operating Income	$55,401,340	$68.81
TI/LC	373,279	0.46
Capital Expenditures	161,024	0.20
Net Cash Flow	$54,867,037	$68.15

Occupancy	100.0%
NOI Debt Yield	14.6%
NCF DSCR	4.72x

(1)	Certain items such as straight line rent, interest expense, interest income, lease cancellation income, depreciation, amortization, debt service payments and any other non-recurring or non-operating items were excluded from the historical presentation and are not considered for the underwritten cash flow.

(2)	Construction of the Burlingame Point Property was completed in 2021, therefore historical financial information is not available.

(3)	Pursuant to the lease, rent commences on July 11, 2021 with respect to building 1, January 11, 2022 with respect to building 2, May 8, 2022 with respect to building 3, November 7, 2022 with respect to building 4 and November 7, 2021 with respect to the amenity space. We cannot assure you rent will commence as expected or at all.

(4)	The Underwritten Contractual Rent Steps reflects the present value of contractual rent step increments through March 2022.

LOAN #1: BURLINGAME POINT

■	Appraisal. The appraisal concluded to a “Hypothetical As If Stabilized” appraised value of $1,000,000,000, which assumes that the outstanding leasing costs, construction costs, gap rent and rent abatement are paid/accrued, and that the rent commencement date for Building 3, Building 4 and a building used for certain amenity purposes is February 1, 2021. The appraisal also concluded an “as is” appraised value of $900,000,000, and the loan-to-value ratios based on such appraised value are 42.2% and 68.9% for the Burlingame Point Senior Loan and the Burlingame Point Loan Combination, respectively. Additionally, the appraisal concluded a “go dark” appraised value of $730,000,000, and the loan-to-value ratios based on such appraised value are 52.1% and 84.9% for the Burlingame Point Senior Loan and the Burlingame Point Loan Combination, respectively.

■	Environmental Matters. According to a Phase I environmental report dated January 20, 2021, there was no evidence of any recognized environmental conditions at the Burlingame Point Property.

■	Market Overview and Competition. The Burlingame Point Property is located in Burlingame, San Mateo County, California. California 92 and U.S. 101 provide access to the Burlingame Point Property from the greater San Francisco metro area. The Burlingame Point Property has average access to public transportation including buses. The nearest bus stop is located at Airport/Bayview which is within a five-minute walk from the Burlingame Point Property. Additionally, the Burlingame Point Property has a walk score of average walkability factor, and the Burlingame Point Property is primarily accessed via car. The nearest commercial airport is San Francisco International Airport which is located within 5.2 miles of the Burlingame Point Property.

According to the appraisal dated February 11, 2021, the Mid-Peninsula Metro Area has under construction inventory of 998,491 square feet, which is approximately 31.6% of the metro area total of 3,162,715 square feet. The submarket has vacancy averaging 374,955 square feet, which is approximately 9.0% of the metro area total 4,188,271 square feet. Inventory is currently 31 buildings. From 2010 to the third quarter of 2020, inventory averaged approximately 29 buildings annually. Over that same time frame, inventory achieved a peak of 31 buildings in 2019 and the third quarter of 2020. The submarket for the Burlingame Point Property has a vacancy rate of 20.2% compared to the metro average vacancy rate of 12.5%.

■	The Borrower. The borrower is Burlingame Point LLC, a Delaware limited liability company. Legal counsel to the borrower delivered a non-consolidation opinion in connection with the origination of the Burlingame Point Loan Combination. The borrower sponsor and non-recourse carveout guarantor under the Burlingame Point Loan Combination is Kylli Inc. Kylli Inc. is a wholly owned subsidiary of Genzon Investment Group Co., Ltd., which is a privately held investment company headquartered in Shenzhen, China.

■	Escrows. At loan origination, the borrower deposited approximately $122,730,124 into a reserve for certain unfunded obligations, including rent abatement and credits, tenant improvements, property taxes and general contractor costs and retainage.

Tax Reserve - On each due date during the continuance of a Burlingame Point Trigger Period or the ARD Period, the borrower is required to fund 1/12 of the taxes that the lender reasonably estimates will be payable over the next-ensuing 12-month period.

Insurance Reserve - On each due date during the continuance of a Burlingame Point Trigger Period or the ARD Period, the borrower is required to fund 1/12 of the insurance premiums that the lender reasonably estimates will be payable over the next-ensuing 12-month period.

Ground Rents - On each due date during the continuance of a Burlingame Point Trigger Period or the ARD Period, the borrower is required to fund 1/12 of the ground rents due under the municipal lease with the State of California acting through the State Lands Commission (see “Municipal Lease” below) that the lender reasonably estimates will be payable during the next ensuing 12 months. See “Description of the Mortgage Pool—Statistical Characteristics of the Mortgage Loans—Property Types—Office Properties” in the Prospectus

Unfunded Obligations - For so long as the amount of unfunded obligations is greater than zero, the lender is required to maintain an unfunded obligations reserve. The borrower is permitted, at its option, to deposit amounts into the unfunded obligations reserve for purposes including those set forth in the definition of “Burlingame Point Trigger Period (Level 2)” or any free rent under a replacement lease.

■	Capital Expenditures Reserve - On each due date during the continuance of a Burlingame Point Trigger Period or the ARD Period, if and to the extent the amount therein is less than $32,205, the borrower is required to fund a capital expenditure reserve in the amount of $1,342.

LOAN #1: BURLINGAME POINT

■	TI/LC Reserve - On each due date during a Burlingame Point Trigger Period or the ARD Period, the borrower is required to fund a tenant improvement and leasing commission reserve in the amount of $100,640.

■	Excess Cash Flow Reserve - During any Burlingame Point Trigger Period (Level 2) only, the lender is required to reserve any excess cash flow (subject to a cap of $40,255,900 if no event of default is continuing (the “Cap Amount”)) after payment of operating expenses and capital expenditures, debt service, Burlingame Point Mezzanine Loan debt service (other than Burlingame Point Mezzanine Loan principal after the ARD) and the reserves described above. Unless an event of default is continuing, but not more than once per month, the lender will make excess cash flow that has been reserved by the lender available to the borrower for payment of tenant improvements and leasing commissions in connection with a new lease or lease extension.

■	Lockbox and Cash Management. The Burlingame Point Loan Combination is structured with a hard lockbox and springing cash management. The borrower was required to deliver tenant direction letters to all tenants of the Burlingame Point Property to directly deposit all rents into a lender-controlled lockbox account. In addition, the borrower is required to cause all cash revenues relating to the Burlingame Point Property and all other money received by the borrower or the property manager with respect to the Burlingame Point Property (other than tenant security deposits) to be deposited into such lockbox account or a lender-controlled cash management account within two business days of receipt thereof. On each business day that no Burlingame Point Trigger Period, ARD Period or event of default under the Burlingame Point Loan Combination is continuing, all funds in the lockbox account are required to be swept into a borrower-controlled operating account. On each business day that a Burlingame Point Trigger Period, ARD Period or event of default under the Burlingame Point Loan Combination is continuing, all funds in the lockbox account are required to be swept into the cash management account.

During the continuance of an ARD Period, all amounts on deposit in the cash management account after payment of debt service, required reserves and budgeted operating expenses will be required to be applied to the prepayment of the outstanding principal balance of the Burlingame Point Loan Combination until the outstanding principal balance has been reduced to zero, then to any excess interest until the excess interest has been reduced to zero and then to any other indebtedness due under the Burlingame Point Loan Combination until the other indebtedness has been reduced to zero.

A “Burlingame Point Trigger Period” means a Burlingame Point Trigger Period (Level 1) or a Burlingame Point Trigger Period (Level 2).

A “Burlingame Point Trigger Period (Level 1)” means each period during which any of the following occurs and continues: (A) Facebook going dark with respect to, or vacating, 50% or more of the premises demised under the Facebook lease as of the origination date, unless the Facebook lease remains in full force and effect, no Facebook Default (as defined in the Burlingame Point Loan Combination documents) exists, and Facebook then has a market capitalization of at least $250 billion or has a long-term credit rating of at least “A” (or the equivalent) from at least one of the applicable rating agencies; or (B) Facebook having a market capitalization of less than $100 billion, unless Facebook then has a long-term credit rating of at least “A” (or the equivalent) from at least one of the applicable rating agencies.

A “Burlingame Point Trigger Period (Level 2)” will exist if (i) net operating income falls below $36,639,655 determined as of the first day of any fiscal quarter, until net operating income is equal to or exceeds $36,639,655 determined as of the first day of any fiscal quarter thereafter, or (ii) if a Facebook Event (as defined below) has occurred until such Facebook Event is cured or the space leased to Facebook is re-tenanted in accordance with the loan documents and all associated costs have been paid or reserved with the lender, or (iii) if there is an event of default under any mezzanine loan, until such event of default is cured. A Burlingame Point Trigger Period under clause (i) will not result solely by reason of the initial free rent period under the Facebook lease. A “Facebook Event” means the occurrence of either of the following: (i) a monetary or material non-monetary event of default under the Facebook lease beyond any applicable grace or cure period or (ii) a bankruptcy or insolvency of Facebook.

■	Property Management. The Burlingame Point Property is currently managed by Burlingame Point Property Management LLC. Under the related loan documents, the Burlingame Point Property is required to be managed by (i) for so long as it is an affiliate of the borrower sponsor, Burlingame Point Property Management LLC, (ii) the borrower sponsor, (iii) any affiliate of the borrower sponsor, or (iv) any other property management company approved by the lender, with respect to which, if required by the lender, a rating agency confirmation has been received and, to the extent the other manager is affiliated with the borrower or guarantor, delivery of a non-consolidation opinion. The lender has the right to replace, or require the borrower to replace the property manager with a property manager selected by the borrower (or selected by the lender in the event of an event of default under the Burlingame Point Loan Combination or following any foreclosure, conveyance in lieu of foreclosure or other similar transaction), subject to the lender’s

LOAN #1: BURLINGAME POINT

reasonable approval (i) during the continuance of an event of default under the Burlingame Point Loan Combination, (ii) following any foreclosure, conveyance in lieu of foreclosure or other similar transaction, (iii) during the continuance of a material default by the property manager under the management agreement (after the expiration of any applicable notice and/or cure periods) that would allow the borrower to terminate the management agreement, (iv) if the property manager files or is the subject of a petition in bankruptcy or (v) if a trustee or receiver is appointed for the property manager’s assets or the property manager makes an assignment for the benefit of its creditors or is adjudicated insolvent.

■	Current Mezzanine or Secured Subordinate Indebtedness. Concurrently with the origination of the Burlingame Point Loan Combination, Athene Annuity and Life Company made a $130,000,000 mezzanine loan (the “Burlingame Point Mezzanine Loan”) to the sole member of the borrower, which is secured by the sole member’s ownership interest in the borrower. The maturity date of the Burlingame Point Mezzanine Loan is July 6, 2030 and the Burlingame Point Mezzanine Loan accrues interest at a fixed per annum rate equal to 4.50000%. The Burlingame Point Mezzanine Loan has a three-year interest only period, after which the Burlingame Point Mezzanine Loan amortizes on a schedule that fully amortizes the Burlingame Point Mezzanine Loan by its maturity date. During any Burlingame Point Trigger Period, the mezzanine borrower will be required to reserve in the mezzanine-level excess cash flow reserve all excess cash flow after payment of interest under the Burlingame Point Loan Combination and the Burlingame Point Mezzanine Loan, approved operating expenses, and all other sums then due and payable under the Burlingame Point Loan Combination and the Burlingame Point Mezzanine Loan and all required reserves under the Burlingame Point Loan Combination (including during a Burlingame Point Trigger Period (Level 2), deposits into the Burlingame Point Loan Combination Excess Cash Flow Reserve up to the Cap Amount) (“Burlingame Point Mezzanine-Level Excess Cash”). Amounts contained in the mezzanine-level excess cash flow reserve may, at mezzanine borrower’s election, either (i) be held by mezzanine lender as additional collateral, (ii) provided no Burlingame Point Mezzanine Loan event of default is continuing, be applied toward operating expense shortfalls, or (iii) provided no Burlingame Point Mezzanine Loan or Burlingame Point Loan Combination event of default is continuing, be applied as prepayment of the Burlingame Point Mezzanine Loan (which prepayment will not require payment of yield maintenance). The lenders of the Burlingame Point Loan Combination and the Burlingame Point Mezzanine Loan entered into an intercreditor agreement that provides the mezzanine lender customary consent rights, cure rights and the right to purchase the defaulted mortgage loan. See “Description of the Mortgage Pool—Additional Indebtedness—Existing Mezzanine Debt” in the Prospectus.

■	Permitted Future Mezzanine or Subordinate Indebtedness. Not permitted.

■	Terrorism Insurance. The borrower is required to maintain terrorism insurance in an amount equal to the full replacement cost of the Burlingame Point Property, as well as 24 months of rental loss and/or business interruption coverage, together with a 12-month extended period of indemnity following restoration. If TRIPRA or a subsequent statute is no longer in effect, then the borrower’s requirement will be capped at insurance premiums equal to two times the amount of the insurance premium payable in respect of the property and business interruption/rental loss insurance required under the related loan documents. See “Risk Factors—Risks Relating to the Mortgage Loans—Terrorism Insurance May Not Be Available for All Mortgaged Properties” in the Prospectus.

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LOAN #2: EQUUS INDUSTRIAL PORTFOLIO

LOAN #2: EQUUS INDUSTRIAL PORTFOLIO

LOAN #2: EQUUS INDUSTRIAL PORTFOLIO

Mortgaged Property Information			Mortgage Loan Information
Number of Mortgaged Properties	33		Loan Seller(3)		GSMC
Location (City/State)	Various		Cut-off Date Balance(4)		$68,109,030
Property Type	Industrial		Cut-off Date Balance per SF(4)		$39.10
Size (SF)	5,959,157		Percentage of Initial Pool Balance		6.2%
Total Occupancy as of Various	98.2%		Number of Related Mortgage Loans		None
Owned Occupancy as of Various	98.2%		Type of Security(5)		Fee
Year Built / Latest Renovation	Various / Various		Mortgage Rate		2.48380%
Appraised Value	$615,720,000		Original Term to Maturity (Months)		84
Appraisal Date	Various		Original Amortization Term (Months)		NAP
Borrower Sponsor	Southeast Industrial JV LLC		Original Interest Only Period (Months)		84
Property Management	BPG Management Company, L.P. and BPG Management Company-NC, LLC		First Payment Date		5/9/2021
			Maturity Date		4/9/2028

Underwritten Revenues	$40,657,216
Underwritten Expenses	$8,103,834		Escrows(6)
Underwritten Net Operating Income (NOI)	$32,553,381			Upfront	Monthly
Underwritten Net Cash Flow (NCF)	$29,949,790		Taxes	$0	Springing
Cut-off Date LTV Ratio(1)(2)	37.8%		Insurance	$0	Springing
Maturity Date LTV Ratio(1)(2)	37.8%		Replacement Reserve	$0	Springing
DSCR Based on Underwritten NOI / NCF(1)(2)	5.55x / 5.10x		TI/LC	$0	Springing
Debt Yield Based on Underwritten NOI / NCF(1)(2)	14.0% / 12.9%		Other(7)	$21,697,043	Springing
Sources and Uses
Sources	$	%	Uses	$	%
Senior Loan Amount	$233,012,900	38.3%	Purchase Price	$585,904,000	96.3%
Subordinate Loan Amount	154,000,000	25.3	Upfront Reserves	21,697,043	3.6
Borrower Sponsor Equity	221,576,744	36.4	Closing Costs	988,601	0.2
Total Sources	$608,589,644	100.0%	Total Uses	$608,589,644	100.0%

(1)	Unless otherwise indicated, the Cut-off Date LTV Ratio is calculated utilizing the “as is” appraised value (which in certain cases may reflect a portfolio premium valuation). With respect to the Equus Industrial Portfolio Loan (as defined below), the respective Cut-off Date LTV Ratio was calculated based upon a valuation other than an “as-is” value of each related Equus Industrial Portfolio Property. The weighted average Cut-off Date LTV Ratio without making any adjustments is 39.9%. According to the appraisals, the Equus Industrial Portfolio Properties had an aggregate “as is” appraised value of $615,720,000, inclusive of an approximately 5.5% portfolio premium of $32,330,000 as of March 31, 2021. The aggregate “as is” value of the Equus Industrial Portfolio Properties without the portfolio premium is $583,390,000.

(2)	Calculated based on the aggregate outstanding balance of the three senior pari passu promissory notes.

(3)	The Equus Industrial Portfolio Loan Combination (as defined below) was co-originated by Goldman Sachs Bank USA, Morgan Stanley Bank, N.A., and Morgan Stanley Mortgage Capital Holdings LLC.

(4)	The Equus Industrial Portfolio Loan (as defined below) is part of a loan combination (the “Equus Industrial Portfolio Loan Combination”) evidenced by three senior pari passu promissory notes with an aggregate original principal balance and aggregate outstanding principal balance as of the Cut-off Date of $233,012,900 and ten pari passu subordinate notes with an aggregate original principal balance and outstanding principal balance as of the Cut-off Date of $154,000,000. See “Loan Combination Summary” chart herein.

(5)	In connection with a payment in lieu of taxes arrangement, the fee simple interests in the 1115 Vaughn Parkway property and the 1125 Vaughn Parkway property were conveyed to a local industrial development authority (the “IDA”), and ground leased back to the related borrower. The IDA subjected its fee simple interest to the mortgage on the related properties, and accordingly such properties are shown as fee simple herein. See the “—PILOT Agreements” section herein for further details on the ground leases entered into in connection with the PILOT program.

(6)	See “—Escrows” below.

(7)	Other escrows consist of $18,819,523 deposited into an earnout reserve and approximately $2,877,520 deposited into a reserve for certain unfunded obligations, including free rent, gap rent, tenant improvements, leasing commissions, landlord work and construction costs. See “—Escrows” herein.

■	The Mortgage Loan. The Equus Industrial Portfolio mortgage loan (the “Equus Industrial Portfolio Loan”) is part of a loan combination (the “Equus Industrial Portfolio Loan Combination”) secured by the borrower’s fee simple interests in 33 industrial properties totaling 5,959,157 SF located in Virginia, Tennessee, West Virginia and Georgia (the “Equus Industrial Portfolio Property” or “Equus Industrial Portfolio Properties”, and the portfolio comprised of all such properties, the “Equus Industrial Portfolio”). The Equus Industrial Portfolio Loan Combination is comprised of three senior pari passu notes, with an aggregate original principal balance and outstanding principal balance as of the Cut-off Date of $233,012,900 (the “Equus Industrial Portfolio Senior Loan”) and ten pari passu subordinate notes with an aggregate original principal balance and outstanding principal balance as of the Cut-off Date of $154,000,000 (the “Equus Industrial Portfolio Subordinate Loan”). The Equus Industrial Portfolio Loan is evidenced by the Note A-1-B with an original principal balance and outstanding principal balance as of the Cut-off Date of $68,109,030 and represents approximately 6.2% of the Initial Pool Balance.

The Equus Industrial Portfolio Loan Combination, which accrues interest at an interest rate of 2.48380% per annum, had an original principal balance and an outstanding principal balance as of the Cut-off Date of $387,012,900. The Equus Industrial Portfolio Loan Combination had an initial term of 84 months, has a remaining term of 82 months and is interest only for the full term. The scheduled maturity date of the Equus Industrial Portfolio Loan Combination is the due date in April 2028.

Following the earlier to occur of (i) April 8, 2024 and (ii) the first payment date following the second anniversary of the closing date of the securitization that includes the last note of the Equus Industrial Portfolio Loan Combination to be securitized, the Equus Industrial Portfolio Loan Combination may be prepaid in whole or in part (which partial prepayments may be in connection with the release of individual Equus Industrial Portfolio Properties as described under “—Release of Collateral”) together with the payment of a yield maintenance premium if applicable. Voluntary prepayment of the Equus Industrial Portfolio Loan Combination without the payment of any prepayment premium is permitted on or after the due date in October 2027.

LOAN #2: EQUUS INDUSTRIAL PORTFOLIO

The table below summarizes the promissory notes that comprise the Equus Industrial Portfolio Loan Combination. The relationship between the holders of the Equus Industrial Portfolio Loan Combination is governed by a co-lender agreement as described under “Description of the Mortgage Pool—The Loan Combinations—The Equus Industrial Portfolio Pari Passu-AB Loan Combination” in the Prospectus.

Loan Combination Summary
Note	Original Balance	Cut-off Date Balance	Note Holder	Controlling Piece
A-1-A	$95,000,000	$95,000,000	Benchmark 2021-B26	No(1)
A-1-B	68,109,030	68,109,030	Benchmark 2021-B27	No
A-2	69,903,870	69,903,870	Bank 2021-BNK33	No
Senior Notes	$233,012,900	$233,012,900
B-1-A	$43,400,000	$43,400,000	Prima Mortgage Investment Trust, LLC	Yes(1)
B-1-B	43,400,000	43,400,000	New York State Teachers’ Retirement System	No
B-1-C	8,750,000	8,750,000	Wilton Reassurance Company	No
B-1-D	8,750,000	8,750,000	Highmark, Inc.	No
B-1-E	3,500,000	3,500,000	Wilcac Life Insurance Company	No
B-2-A	18,600,000	18,600,000	Prima Mortgage Investment Trust, LLC	No
B-2-B	18,600,000	18,600,000	New York State Teachers' Retirement System	No
B-2-C	3,750,000	3,750,000	Wilton Reassurance Company	No
B-2-D	3,750,000	3,750,000	Highmark, Inc.	No
B-2-E	1,500,000	1,500,000	Wilcac Life Insurance Company	No
Loan Combination	$387,012,900	$387,012,900

(1)	Pursuant to the related co-lender agreement, the holder of Note B-1-A is the controlling noteholder unless a “control appraisal period” has occurred and is continuing under the co-lender agreement, in which case Note A-1-A will become the controlling noteholder.

■	The Mortgaged Properties. The Equus Industrial Portfolio consists of 33 industrial properties totaling 5,959,157 SF located throughout four states, including Virginia (51.4% of NRA, 47.6% of UW Base Rent), Tennessee (22.4% of NRA, 14.7% of UW Base Rent), Georgia (20.2% of NRA; 32.6% of UW Base Rent) and West Virginia (6.0% of NRA; 5.2% of UW Base Rent). On a property level, no single Equus Industrial Portfolio Property comprises more than 7.2% of the allocated loan amount or more than 8.7% of the UW Base Rent.

As of March 1, 2021, the Equus Industrial Portfolio was 98.2% leased to 79 tenants with no single tenant accounting for more than 8.9% of the Equus Industrial Portfolio’s NRA. The Equus Industrial Portfolio’s ten largest tenants based on UW Base Rent comprise 65.1% of NRA and 57.8% of UW Base Rent. The top three tenants based on UW Base Rent are California Cartage Company, XPO Logistics and Ace Hardware, collectively comprising 25.5% of NRA and 25.1% of UW Base Rent.

■	COVID-19 Update. With respect to the Equus Industrial Portfolio Properties, four tenants (8.5% of NRA and 7.8% of UW Base Rent) received rent relief ranging from three months to six months of rent deferment in relation to the COVID-19 pandemic. With respect to the 1335 Northmeadow Parkway property, the tenant Noble 1 (0.2% of NRA; 0.5% of UW Base Rent) is currently in default and is not occupying the premises. A payment plan was put in place with each tenant to repay the deferred rent amounts. The first debt service payment on the Equus Industrial Portfolio Loan was due in May 2021 and, as of April 28, 2021, the Equus Industrial Portfolio Loan Combination is not subject to any forbearance, modification or debt service relief request.

LOAN #2: EQUUS INDUSTRIAL PORTFOLIO

Portfolio Summary – Top 20
Property Name	City, State	Property Sub-Type	Year Built / Renovated	SF(1)	Clear Height	Occupancy(1)	% of Allocated Loan Amount	% of Total UW Base Rent(1)
375 Kenyon Road	Suffolk, VA	Warehouse/Distribution	2008 / NAP	385,320	32	100.0%	8.2%	8.7%
1006 CenterPoint Drive	Suffolk, VA	Warehouse/Distribution	2011 / 2017	475,020	32	100.0%	7.2%	6.2%
1125 Vaughn Parkway	Portland, TN	Warehouse/Distribution	2004 / NAP	504,000	32	100.0%	5.8%	5.4%
261 Development Drive	Inwood, WV	Warehouse/Distribution	2019 / NAP	356,700	32	100.0%	5.8%	5.2%
Graystone - Snowden Bridge	Stephenson, VA	Warehouse/Distribution	2020 / NAP	348,500	32	100.0%	5.7%	5.3%
1010 Centerpoint Drive	Suffolk, VA	Warehouse/Distribution	2015 / NAP	357,000	32	100.0%	5.7%	4.7%
Lot 11	Suffolk, VA	Warehouse/Distribution	2021 / NAP	350,000	32	100.0%	5.6%	4.8%
40 Tyson Drive	Winchester, VA	Warehouse/Distribution	2016 / NAP	330,497	32	100.0%	5.6%	5.2%
1020 Centerpoint Drive	Suffolk, VA	Warehouse/Distribution	2017 / NAP	401,221	32	100.0%	5.5%	4.4%
75 Tyson Drive	Winchester, VA	Warehouse/Distribution	2018 / NAP	287,000	32	100.0%	4.8%	4.4%
1042 Fred White Boulevard	Portland, TN	Warehouse/Distribution	2003 / NAP	312,000	32	100.0%	3.6%	3.2%
3516 South Military Highway	Chesapeake, VA	Warehouse/Distribution	2007 / NAP	130,860	24	100.0%	3.6%	3.9%
104 Challenger Drive	Portland, TN	Warehouse/Distribution	1996 / NAP	300,000	24-32	100.0%	3.2%	3.2%
1115 Vaughn Parkway	Portland, TN	Warehouse/Distribution	2007 / NAP	216,420	32	100.0%	3.1%	2.9%
1335 Northmeadow Parkway	Roswell, GA	Flex	1996 / NAP	88,784	14	91.9%	2.3%	2.9%
250 Hembree Park Drive	Roswell, GA	Flex	1996 / NAP	94,500	26	100.0%	1.9%	2.4%
660 Hembree Parkway	Roswell, GA	Flex	1998 / NAP	94,500	22	100.0%	1.9%	2.4%
11820 Wills Road	Alpharetta, GA	Flex	1987 / NAP	103,892	24	100.0%	1.8%	2.1%
1325 Northmeadow Parkway	Roswell, GA	Flex	1990 / NAP	70,050	14	66.7%	1.8%	1.8%
11545 Wills Road	Alpharetta, GA	Flex	1998 / NAP	71,140	14	72.0%	1.7%	2.5%
Subtotal				5,277,404			84.6%	81.5%
Remaining Properties				681,753			15.4%	18.5%
Total				5,959,157			100.0%	100.0%

(1)	Based on the underwritten rent roll dated as of March 1, 2021.

Property Sub-Type Summary
Property Sub-Type	# of Properties	SF	% of Total	Occupancy	Allocated Loan Amount	% of Allocated Loan Amount	UW Base Rent	% of UW Base Rent
Flex	19	1,204,619	20.2%	91.2%	$18,231,262	26.8%	$10,918,402	32.6%
Warehouse/Distribution	14	4,754,538	79.8%	100.0%	$49,877,768	73.2%	$22,604,266	67.4%
Total	33	5,959,157	100.0%	98.2%	$68,109,030	100.0%	$33,522,668	100.0%

(1)	% of Total UW Base Rent is based on the underwritten rent roll dated as of March 1, 2021.

LOAN #2: EQUUS INDUSTRIAL PORTFOLIO

The following table presents certain information relating to the major tenants at the Equus Industrial Portfolio:

Largest Tenants Based on Underwritten Base Rent(1)

Tenant Name	Property Name	Credit Rating (Fitch/MIS/S&P)(2)	Tenant GLA	% of GLA	UW Base Rent	% of Total UW Base Rent	UW Base Rent $ per SF	Lease Expiration	Renewal / Extension Options
California Cartage Company	Various	NR / NR / NR	516,180	8.7%	$4,221,262	12.6%	$8.18	Various(3)	None
XPO Logistics	Various	NR / Ba3 / BB	528,420	8.9%	$2,111,031	6.3%	$3.99	Various(4)	None
Ace Hardware	1006 CenterPoint Drive	NR / NR / NR	475,020	8.0%	$2,089,939	6.2%	$4.40	10/31/2027	3, 5-year options
Geodis	Graystone – Snowdon Bridge	NR / NR / NR	348,500	5.8%	$1,773,238	5.3%	$5.09	3/31/2026	None
Procter & Gamble	261 Development Drive	NR / Aa3 / AA-	356,700	6.0%	$1,726,428	5.2%	$4.84	3/31/2024	None
Massimo Zanetti Beverages USA	Lot 11 (MZB – Set Sails)	NR / NR / NR	350,000	5.9%	$1,596,000	4.8%	$4.56	9/30/2036(5)	None
Friant and Associates	1010 CenterPoint Drive	NR / NR / NR	357,000	6.0%	$1,588,056	4.7%	$4.45	6/30/2025	None
Emser Tile	Various	NR / NR / NR	409,357	6.9%	$1,550,720	4.6%	$3.79	Various(6)	Various(7)
Rubbermaid	75 Tyson Drive	NR / NR / NR	287,000	4.8%	$1,461,890	4.4%	$5.09	1/31/2026	None
Home Depot	40 Tyson Drive	A / A2 / A	250,305	4.2%	$1,264,040	3.8%	$5.05	12/31/2026	None
Ten Largest Tenants			3,878,482	65.1%	$19,382,605	57.8%	$5.00
Remaining Tenants			1,975,146	33.1%	$14,140,063	42.2%	$7.16
Vacant			105,529	1.8%	0	0.00%	$0.00
Total / Wtd. Avg. All Owned Tenants			5,959,157	100.0%	$33,522,668	100.00%	$5.73

(1)	Based on the underwritten rent roll dated as of March 1, 2021.

(2)	Certain ratings are those of the parent company whether or not the parent guarantees the lease.

(3)	California Cartage Company occupies (i) 130,860 SF at the 3516 South Military Highway property with a lease expiration date of November 30, 2021 and (ii) 385,320 SF at the 375 Kenyon Road property with a lease expiration date of September 30, 2022.

(4)	XPO Logistics occupies (i) 312,000 SF at the 1125 Vaughn Parkway property with a lease expiration date of November 30, 2023 and (ii) 216,420 SF at the 1115 Vaughn Parkway property with a lease expiration date of June 30, 2024.

(5)	The Lot 11 property is still under construction, and the sole tenant, Massimo Zanetti Beverages USA (“MZB”) is not yet in occupancy. MZB has the right to terminate its lease if the project work required by the lease is not substantially complete by June 1, 2022. MZB is not required to pay rent until the lease commences, which will occur on the later of December 1, 2021 and the date the project work is substantially completed and is entitled to three months of free rent following such commencement date. In addition, if the project work is not substantially completed by December 1, 2021, or the tenant’s right to access the improvements occurs later than 60 days following July 1, 2021, the tenant’s free rent period will be extended for such delay. Gap and free rent were not reserved for but are required to be retained from amounts in the related earnout reserve.

(6)	Emser Tile occupies (i) 8,136 SF at the 250 Hembree Park Drive property with a lease expiration date of January 31, 2022 and (ii) 401,221 SF at the 1020 CenterPoint Drive property with a lease expiration date of July 18, 2024.

(7)	Emser Tile occupies (i) 8,136 SF at the 250 Hembree Park Drive property with 1, 5-year renewal option and (ii) 401,221 SF at the 1020 CenterPoint Drive Property with three, three-year renewal options.

The following table presents certain information relating to the lease rollover schedule at the Equus Industrial Portfolio, based on initial lease expiration dates:

Lease Expiration Schedule(1)(2)

Year Ending December 31	Expiring Owned GLA	% of Owned GLA	Cumulative % of Owned GLA	UW Base Rent	% of Total UW Base Rent	UW Base Rent $ per SF	# of Expiring Leases
MTM & 2021	222,074	3.7%	3.7%	$2,243,730	6.7%	$10.10	9
2022	586,046	9.8%	13.6%	$4,981,013	14.9%	$8.50	11
2023	598,523	10.0%	23.6%	$2,925,624	8.7%	$4.89	15
2024	1,181,017	19.8%	43.4%	$5,805,701	17.3%	$4.92	17
2025	938,140	15.7%	59.2%	$5,376,134	16.0%	$5.73	18
2026	916,675	15.4%	74.5%	$4,824,778	14.4%	$5.26	5
2027	712,794	12.0%	86.5%	$4,047,702	12.1%	$5.68	9
2028	72,924	1.2%	87.7%	$777,827	2.3%	$10.67	3
2029	0	0.0%	87.7%	$0	0.0%	$0.00	0
2030	272,000	4.6%	92.3%	$944,160	2.8%	$3.47	2
2031	0	0.0%	92.3%	$0	0.0%	$0.00	0
2032 & Thereafter	353,435	5.9%	98.2%	$1,596,000	4.8%	$4.52	2
Vacant	105,529	1.8%	100.0%	NAP	NAP	NAP	NAP
Total / Wtd. Avg.	5,959,157	100.0%		$33,522,668	100.0%	$5.73	91

(1)	Based on the underwritten rent roll dated March 1, 2021.

(2)	Certain tenants may have lease termination options that are not reflected in the Lease Expiration Schedule.

LOAN #2: EQUUS INDUSTRIAL PORTFOLIO

The following table presents certain information relating to historical leasing at the Equus Industrial Portfolio:

Historical Leased %(1)

2017	2018	2019	As of 3/1/2021(2)
95.8%	95.0%	98.6%	98.2%

(1)	Represents the occupancy as of December 31 for each respective year unless otherwise indicated.

(2)	Based on the underwritten rent roll dated March 1, 2021.

■	Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and the Underwritten Net Cash Flow at the Equus Industrial Portfolio:

Cash Flow Analysis(1)

	2018	2019	2020	UW	UW PSF
Base Rent	$24,905,164	$23,840,576	$28,561,803	$33,522,668	$5.63
Contractual Rent Steps(2)	0	0	0	189,391	0.03
Value of Vacant Space	0	0	0	1,316,655	0.22
Total Reimbursement Revenue	4,159,873	4,453,695	6,980,159	7,101,403	1.19
Other Income	162,525	136,729	103,445	81,780	0.01
Less: Bad Debt/Abatements	(1,465,300)	(498,994)	(1,056,366)	0	0.00
Less: Vacancy	0	0	0	(1,554,682)	(0.26)
Effective Gross Income(3)	$27,762,262	$27,932,006	$34,589,041	$40,657,216	$6.82

Real Estate Taxes(4)	2,367,344	1,899,693	2,747,919	3,058,730	0.51
Insurance	499,475	568,378	1,112,753	1,025,348	0.17
Management Fees	892,686	1,048,625	1,358,736	1,219,716	0.20
Total Other Expenses(5)	2,956,462	3,188,881	3,439,768	2,800,040	0.47
Total Operating Expenses	$6,715,966	$6,705,576	$8,659,176	$8,103,834	$1.36

Net Operating Income(3)	$21,046,296	$21,226,431	$25,929,865	$32,553,381	$5.46
TI/LC	0	0	0	1,709,718	0.29
Replacement Reserves	0	0	0	893,874	0.15
Net Cash Flow	$21,046,296	$21,226,431	$25,929,865	$29,949,790	$5.03

UW Occupancy	95.8%	95.0%	98.6%	98.2%
NOI Debt Yield	9.0%	9.1%	11.1%	14.0%
NCF DSCR	3.59x	3.62x	4.42x	5.10x

(1)	Based on the underwritten rent roll dated as of March 1, 2021. For avoidance of doubt, no COVID-19 specific adjustments have been incorporated in the lender’s UW.

(2)	The UW Contractual Rent Steps reflects the present value of the contractual rent step increments through May 31, 2022.

(3)	The increase in Effective Gross Income and Net Operating Income between 2020 and UW is mainly due to (i) new leases that commenced in the beginning of 2021 totaling approximately $3,782,690 of rent, (ii) commercial rent abatements and concessions expiring, (iii) unrealized rent accounting for the Special T tenant lease that commences in the beginning of 2022 totaling approximately $250,439 and (iv) a reduction in other expenses of approximately $639,728.

(4)	For the 1115 Vaughn Parkway and 1125 Vaughn Parkway properties, real estate taxes were underwritten based on the PILOT arrangements for such properties, which expire in 2027 and 2024, respectively. See “Description of the Mortgage Pool–Real Estate and Other Tax Considerations” in the Prospectus.

(5)	Total Other Expenses include utilities, repairs and maintenance, janitorial, payroll and general and administrative expenses.

■	Appraisal. According to the appraisal, the Equus Industrial Portfolio has an aggregate “as is” appraised value of $615,720,000, inclusive of an approximately 5.5% portfolio premium of $32,330,000 as of March 31, 2021.

■	Environmental Matters. According to the Phase I environmental reports dated various dates in March 2021, there was no evidence of any recognized environmental conditions at the Equus Industrial Portfolio Properties.

LOAN #2: EQUUS INDUSTRIAL PORTFOLIO

■	Market Overview and Competition. The Equus Industrial Portfolio Properties are located throughout four states which consist of the following by SF: Virginia (51.4% of NRA; 47.6% of UW Base Rent), Tennessee (22.4% of NRA; 14.7% of UW Base Rent), Georgia (20.2% of NRA; 32.6% of UW Base Rent) and West Virginia (6.0% of NRA; 5.2% of UW Base Rent).

Geographic Summary(1)
State	# of Properties	SF	% of SF	Occupancy	Allocated Loan Amount	% of Allocated Loan Amount	UW Base Rent	% of UW Base Rent
VA	9	3,065,418	51.4%	100.0%	$35,323,494	51.9%	$15,961,232	47.6%
TN	4	1,332,420	22.4%	100.0%	$10,633,208	15.6%	$4,916,605	14.7%
GA	19	1,204,619	20.2%	91.2%	$18,231,262	26.8%	$10,918,402	32.6%
WV	1	356,700	6.0%	100.0%	$3,921,066	5.8%	$1,726,428	5.2%
Total	33	5,959,157	100.0%	98.2%	$68,109,030	100.0%	$33,522,668	100.0%

(1)	Based on the underwritten rent roll as of March 1, 2021.

Market Summary(1)
Market	# of Properties	SF	% of SF	Allocated Loan Amount	% of Allocated Loan Amount	UW Base Rent	Occupancy	Market Rent Per SF(2)	Market Vacancy(2)
Hampton Roads	6	2,099,421	35.2%	$24,368,239	35.8%	$10,971,289	100.0%	$6.71	2.8%
Nashville	4	1,332,420	22.4%	$10,633,208	15.6%	$4,916,605	100.0%	$6.41	3.3%
Washington D.C.	4	1,322,697	22.2%	$14,876,321	21.8%	$6,716,371	100.0%	$9.40	10.6%
Atlanta	19	1,204,619	20.2%	$18,231,262	26.8%	$10,918,402	91.2%	$11.38	5.5%
Total	33	5,959,157	100.0%	$68,109,030	100.0%	$33,522,668	98.2%	$8.18	5.2%

(1)	Based on the underwritten rent roll as of March 1, 2021.

(2)	Source: Appraisal

Top 20 Properties - Submarket Analysis(1)
Property Name	Allocated Loan Amount	% of Allocated Loan Amount	UW Base Rent	% of UW Base Rent	Market(2)	Submarket(2)	Submarket Rent Per SF(2)	Submarket Vacancy(2)
375 Kenyon Road	$5,570,852	8.2%	$2,917,330	8.7%	Hampton Roads	South Suffolk	$3.75	4.2%
1006 CenterPoint Drive	$4,892,858	7.2%	$2,089,939	6.2%	Hampton Roads	South Suffolk	$3.75	4.2%
1125 Vaughn Parkway	$3,954,966	5.8%	$1,794,480	5.4%	Nashville	Robertson and Sumner Counties	$3.89	2.6%
261 Development Drive	$3,921,066	5.8%	$1,726,428	5.2%	Washington D.C.	Berkeley County	$6.39	3.9%
Graystone - Snowden Bridge	$3,887,166	5.7%	$1,773,238	5.3%	Washington D.C.	Frederick County	$5.48	3.6%
1010 Centerpoint Drive	$3,875,866	5.7%	$1,588,056	4.7%	Hampton Roads	South Suffolk	$3.75	4.2%
Lot 11	$3,841,967	5.6%	$1,596,000	4.8%	Hampton Roads	South Suffolk	$3.75	4.2%
40 Tyson Drive	$3,819,367	5.6%	$1,754,815	5.2%	Washington D.C.	Frederick County	$5.48	3.6%
1020 Centerpoint Drive	$3,762,867	5.5%	$1,476,032	4.4%	Hampton Roads	South Suffolk	$3.75	4.2%
75 Tyson Drive	$3,248,722	4.8%	$1,461,890	4.4%	Washington D.C.	Frederick County	$5.48	3.6%
1042 Fred White Boulevard	$2,429,479	3.6%	$1,063,814	3.2%	Nashville	Robertson and Sumner Counties	$3.89	2.6%
3516 South Military Highway	$2,423,829	3.6%	$1,303,932	3.9%	Hampton Roads	Cavalier	$6.43	3.3%
104 Challenger Drive	$2,158,281	3.2%	$1,073,600	3.2%	Nashville	Robertson and Sumner Counties	$3.89	2.6%
1115 Vaughn Parkway	$2,090,482	3.1%	$984,711	2.9%	Nashville	Robertson and Sumner Counties	$3.89	2.6%
1335 Northmeadow Parkway	$1,595,546	2.3%	$972,344	2.9%	Atlanta	N. Fulton/Forsyth County	$13.40	4.6%
250 Hembree Park Drive	$1,300,619	1.9%	$798,074	2.4%	Atlanta	N. Fulton/Forsyth County	$13.40	4.6%
660 Hembree Parkway	$1,287,059	1.9%	$797,751	2.4%	Atlanta	N. Fulton/Forsyth County	$13.40	4.6%
11820 Wills Road	$1,223,779	1.8%	$703,876	2.1%	Atlanta	N. Fulton/Forsyth County	$13.40	4.6%
1325 Northmeadow Parkway	$1,204,570	1.8%	$590,412	1.8%	Atlanta	N. Fulton/Forsyth County	$13.40	4.6%
11545 Wills Road	$1,143,550	1.7%	$843,111	2.5%	Atlanta	N. Fulton/Forsyth County	$13.40	4.6%
Total	$57,632,891	84.6%	$27,309,834	81.5%

Based on the underwritten rent roll as of March 1, 2021.

(1)     Source: Appraisal.

■	The Borrowers. The borrowers are SE Georgia Property Owner LLC, SE VA Interstate 81 Property Owner LLC, SE VA Suffolk Property Owner LLC and SE Tennessee Property Owner LLC, each a Delaware limited liability company. The borrower sponsor under the Equus Industrial Portfolio Loan Combination is Southeast Industrial JV LLC, a Delaware limited liability company and joint venture between affiliates of Equus Capital Partners, Ltd. and one or more affiliates of AIG Global Real Estate Investment Corp. The non-recourse carveout guarantors are Equus Capital Partners,

LOAN #2: EQUUS INDUSTRIAL PORTFOLIO

Ltd., a Pennsylvania limited partnership and AIG Global Real Estate Investment Corp., a Delaware corporation (each a “Guarantor” and collectively, the “Guarantors”); however, the Guarantors will have no liability except with respect to voluntary bankruptcy filings and collusive involuntary bankruptcy filings, nor are the Guarantors obligors under the related environmental indemnity agreement. Notwithstanding the foregoing, the Guarantors provided a completion guaranty in respect of remaining costs to complete work, including tenant improvements, at the Lot 11 mortgaged property.

■	Escrows. At loan origination, the borrowers deposited $18,819,523 into an earnout reserve and $2,877,520 into a reserve for certain unfunded obligations, including free rent, gap rent, tenant improvements, leasing commissions, landlord work and construction costs.

Tax Reserve - On each due date during the continuance of an Equus Industrial Portfolio Trigger Period, the borrowers are required to fund 1/12 of the taxes that the lender reasonably estimates will be payable over the next ensuing 12-month period.

Insurance Reserve - On each due date during the continuance of a Equus Industrial Portfolio Trigger Period, the borrowers are required to fund 1/12 of the insurance premiums that the lender reasonably estimates will be payable over the next ensuing 12-month period.

PILOT Reserve – On each due date during the continuance of a Equus Industrial Portfolio Trigger Period, the borrowers are required to fund 1/12 of the PILOT payments that the lender reasonably estimates will be payable over the next ensuing 12-month period.

Capital Expenditures Reserve - On each due date during the continuance of an Equus Industrial Portfolio Trigger Period, the borrowers are required to fund a capital expenditure reserve in the amount of $74,489.46.

TI/LC Reserve - On each due date during an Equus Industrial Portfolio Trigger Period, the borrowers are required to fund a tenant improvement and leasing commission reserve in the amount of $198,638.57 (subject to a cap equal to the product of (x) $1.20 multiplied by (y) the aggregate number of rentable square feet then contained in the Equus Industrial Portfolio Properties).

A “Equus Industrial Portfolio Trigger Period” means each period (a) beginning when the debt yield determined as of the last day of any fiscal quarter is less than 6.0% and ending when the debt yield, determined as of the last day of each of two consecutive fiscal quarters thereafter, is equal to or greater than 6.0% and (b) beginning when the financial reports required under the Equus Industrial Portfolio Loan Combination documents are not delivered to the lender as and when required (subject to any applicable notice and cure periods) and ending when such reports are delivered and they indicate, in fact, that no Equus Industrial Portfolio Trigger Period is ongoing.

Earnout Reserve – Provided that no event of default under the Equus Industrial Portfolio Loan Combination is continuing, at any time prior to April 8, 2024, upon satisfaction of the Earnout Release Conditions (as defined below), the lender will be required to release the funds in the earnout reserve, less (i) the amount of any remaining free rent to which the Lot 11 Tenant is entitled under its lease, (ii) the amount of any termination fees that are actually payable to any Lot 11 Tenant on account of the termination of its lease and (iii) 125% of the remaining cost to complete the Lot 11 punchlist items, to the borrowers on the due date following satisfaction of the Earnout Release Conditions. If at any time prior to April 8, 2024 (1) the Current Lot 11 Lease is terminated, modified or otherwise is no longer in full force and effect, (2) the borrowers have deposited with the lender the amounts specified in the Equus Industrial Portfolio Loan Combination documents (such that the earnout reserve contains the Release Price (as defined below) for the Lot 11 mortgaged property) and (3) the Earnout Release Conditions have been satisfied but for the condition in clause (vi) of the definition thereof, then the lender will be required, at the borrowers’ option, to release to the borrowers a portion of the earnout reserve in an amount sufficient to achieve a Lot 11 Debt Yield equal to or greater than 7.17% (with the Lot 11 Debt Yield equaling, for purposes of this sentence, the percentage obtained by dividing the Lot 11 Projected NOI by the amount of the earnout reserve to be so released). If, subsequently, at any time prior to April 8, 2024, the Lot 11 Debt Yield equals or exceeds 7.17%, the balance of the earnout reserve, less the amounts in clauses (i) – (iii) above, will be required to be released to the borrowers. Notwithstanding the foregoing, if the Earnout Release Conditions have been satisfied but for the condition in clause (vi) of the definition thereof, at such time as (i) the Lot 11 Projected NOI is equal to or greater than $1,596,000, (ii) all free rent and/or gap rent to which the Lot 11 Tenant under its lease is entitled has burned off and (iii) all Lot 11 punchlist items are complete, any amounts then remaining in the earnout reserve will be required to be released to the borrowers.

LOAN #2: EQUUS INDUSTRIAL PORTFOLIO

“Earnout Release Conditions” means each of the following: (i) substantial completion of the Lot 11 project work; (ii) the Lot 11 Tenant has accepted its space and has delivered an estoppel certificate, (iii) 125% of the remaining cost to complete the Lot 11 punchlist items has been reserved with the lender; (iv) the amount of any remaining free rent or gap rent under the Lot 11 Tenant’s lease has been reserved with the lender; (v) there is no default by the Guarantors under the completion guaranty; (vi) either (x) MZB’s lease in place as of the origination date (the “Current Lot 11 Lease”) is in full force and effect and has not been amended or modified from the Current Lot 11 Lease (other than non-material amendments or modifications that do not impact the key terms of the Current Lot 11 Lease (economic or otherwise)) or (y) the Lot 11 Debt Yield is equal to or greater than 7.17%; and (vii) the borrowers’ obligation to pay the purchase price of the Lot 11 property net of certain offsets and certain funds escrowed pursuant to an escrow agreement among the borrower, the property seller and a title company has been satisfied (or will be satisfied simultaneously with the release of such portion of the earnout reserve).

“Lot 11 Tenant” means (i) MZB or (ii) any replacement tenant or tenants under a replacement lease.

“Lot 11 Debt Yield” means, as of any date of determination, the percentage obtained by dividing (x) the Lot 11 Projected NOI by (y) $22,260,000.

“Lot 11 Projected NOI” means, as of any date of determination, (x) the projected operating income from the Lot 11 mortgaged property for the succeeding 12-month period, calculated to include the aggregate annualized rent (including reimbursements) projected to be received by the borrowers over the succeeding 12 month period from the Lot 11 Tenant on account of its lease, including any free rent to the extent the amount of such free rent is actually deposited into the prepaid rent reserve as of such date of determination, minus (y) the projected operating expenses for the Lot 11 mortgaged property for such period, in each case as reasonably determined by the lender.

■	Lockbox and Cash Management. The Equus Industrial Portfolio Loan Combination is structured with a hard lockbox and springing cash management. The borrowers were required to deliver tenant direction letters to all tenants of the Equus Industrial Portfolio Properties to directly deposit all rents into a lender-controlled lockbox account. In addition, the borrowers are required to cause all cash revenues relating to the Equus Industrial Portfolio Properties and all other money received by the borrowers or the property manager with respect to the Equus Industrial Portfolio Properties (other than tenant security deposits) to be deposited into such lockbox account or a lender-controlled cash management account within three business days of receipt thereof. On each business day that no Equus Industrial Portfolio Trigger Period, or event of default under the Equus Industrial Portfolio Loan Combination is continuing, all funds in the lockbox account are required to be swept into a borrower-controlled operating account. On each business day that an Equus Industrial Portfolio Trigger Period or event of default under the Equus Industrial Portfolio Loan Combination is continuing, all funds in the lockbox account are required to be swept into the cash management account.

During the continuance of an Equus Industrial Portfolio Trigger Period or an event of default under the Equus Industrial Portfolio Loan Combination, all amounts on deposit in the cash management account after payment of debt service, required reserves and budgeted operating expenses are required to be deposited into an excess cash flow reserve account as additional collateral for the Equus Industrial Portfolio Loan Combination.

■	PILOT Agreements. The 1115 Vaughn Parkway and 1125 Vaughn mortgaged properties (collectively, 12.1% of NRA, 7.7% of U/W Base Rent), are each subject to a payment-in-lieu of taxes (“PILOT”) agreement. In order to obtain the benefit of such PILOT agreements, the fee interest in each such mortgaged property was conveyed to the Industrial Development Board of the City of Springfield, Tennessee (the “IDA”) and ground leased back to the related borrower. With respect to the 1115 Vaughn mortgaged property, the ground lease expires on March 31, 2027. The related PILOT provides for a 40% abatement in real estate taxes through March 31, 2027. According to the related appraisal, projected abated annual real estate taxes are $43,860 through 2022 and $50,439 through the expiration of the abatement, and projected unabated real estate taxes in 2028 are $96,675. With respect to the 1125 Vaughn Parkway mortgaged property, the ground lease expires on June 20, 2025. The related PILOT provides for a 40% abatement in real estate taxes through June 20, 2025. According to the related appraisal, projected abated annual real estate taxes are $100,320 through 2022 and $115,368 through the expiration of the abatement, and projected unabated real estate taxes in 2025 are $192,280. The related borrowers have the option to repurchase the fee interest in the related mortgaged property from the IDA upon the expiration of the PILOT arrangement for a nominal fee, and is obligated under the loan documents to exercise such option. In addition, the IDA signed a joinder to the related mortgage. Taxes were underwritten at $3,058,730.

LOAN #2: EQUUS INDUSTRIAL PORTFOLIO

■	Property Management. The Equus Industrial Portfolio Properties are managed by BPG Management Company, L.P. and BPG Management Company-NC, LLC.

■	Current Mezzanine or Subordinate Indebtedness. The Equus Industrial Portfolio Subordinate Loan, with an outstanding principal balance as of the Cut-off Date of $154,000,000, accrues interest at a rate of 4.07000% per annum. The Equus Industrial Portfolio Subordinate Loan has an 84-month term and is interest only for the full term. For additional information, see “Description of the Mortgage Pool—The Loan Combinations—The Equus Industrial Portfolio Pari Passu-AB Loan Combination” in the Prospectus.

■	Permitted Future Mezzanine or Subordinate Indebtedness. None permitted.

■	Release of Collateral. In connection with a sale or transfer of an individual property, the borrowers may obtain the release of an individual property or properties from the lien of the Equus Industrial Portfolio Loan Combination after the lockout expiration date, upon prepayment of the applicable Release Price (as defined below) for the property or properties being released, together with, if prior to the open period, a yield maintenance premium, and satisfaction of the conditions set forth in the loan documents, including but not limited to: (a) the debt yield after giving effect to such release is at least the greater of (x) 8.11% and (y) the debt yield immediately prior to such release and (b) no event of default under the loan documents has occurred and is continuing. In addition to the foregoing, no partial release will be permitted unless the lender determines that the value of the remaining properties (in the lender’s reasonable discretion based on a commercially reasonable valuation method permitted to a REMIC trust and which will exclude the value of personal property or going concern value, if any) is at least 80% of the Equus Industrial Portfolio Loan Combination’s adjusted issue price. The borrowers may make an additional prepayment of the Equus Industrial Portfolio Loan Combination in order to satisfy the foregoing REMIC test. Notwithstanding the foregoing, the borrowers may obtain the release of the Lot 11 property at any time, without regard to the lockout period and the other conditions above, provided that the REMIC test must be satisfied, upon prepayment of the applicable release price together with, if prior to the open period, a yield maintenance premium

“Release Price” means, with respect to each Equus Industrial Portfolio Property, the product of (x) its allocated loan amount multiplied by (y) the applicable Release Percentage.

“Release Percentage” means 110% until such time as the principal balance of the Equus Industrial Portfolio Loan Combination has been reduced to 90% of the principal amount, 115% until such time as the principal balance of the Equus Industrial Portfolio Loan Combination has been reduced to 80% of the original amount, and 125% thereafter; provided, that notwithstanding the foregoing, in the case of any property release that is not in connection with an arms’-length sale to an unaffiliated third party, the Release Percentage will be 125%. For avoidance of doubt, more than one Release Percentage may apply to the release of a single property in connection with an arms’-length sale to an unaffiliated third party.

■	Terrorism Insurance. The borrowers are required to maintain terrorism insurance in an amount equal to the full replacement cost of the Equus Industrial Portfolio Properties, as well as 24 months of rental loss and/or business interruption coverage, together with a 6-month extended period of indemnity following restoration. If TRIPRA or a subsequent statute is no longer in effect, then the borrowers’ requirement will be capped at insurance premiums equal to two times the amount of the insurance premium payable in respect of the Equus Industrial Portfolio Properties and business interruption/rental loss insurance required under the related loan documents. See “Risk Factors—Risks Relating to the Mortgage Loans—Terrorism Insurance May Not Be Available for All Mortgaged Properties” in the Prospectus.

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LOAN #3: 375 PEARL STREET

LOAN #3: 375 PEARL STREET

verizon
PENTHOUSE
Not Owned
31
Department of Finance
36,463 SF 2038
30
Department of Finance
36,463 SF 2038
29
Department of Finance
36,463 SF 2038
28
Department of Finance
36,463 SF 2038
27
Department of Finance
36,463 SF 2038
26
NYC Human Resources Administration
36,463 SF 2039
25
NYC Human Resources Administration
36,463 SF 2039
24
NYC Human Resources Administration
36,463 SF 2039
23
NYC Human Resources Administration
36,463 SF 2039
22
NYC Human Resources Administration
36,463 SF 2039
21
NYPD
18,767 SF 2039
NYC Human Resources Administration
11,586 SF 2039
20
Department of Sanitation
36,090 SF 2039
19
Department of Sanitation
36,090 SF 2039
18
NYPD
35,370 SF 2042
17
NYPD
35,370 SF 2042
16
NYPD
35,250 SF 2042
15
OFFICE
CONDOMINIUMS
Collateral
14
13
OFFICE UNIT 1
Not Part of Collateral
12
11
DATA CENTER
Not Part of Collateral
10
9
8
VERIZON
CONDOMINIUM
Not Owned
7
6
DATA CENTER
Not Part of Collateral
5
4
3
2
RETAIL
CONDOMINIUM
Not Part of Collateral
1
C
PEARL STREET
AVENUE OF THE FINEST
PEARL STREET
2038
2039
2042

LOAN #3: 375 PEARL STREET

LOAN #3: 375 PEARL STREET

Mortgaged Property Information			Mortgage Loan Information
Number of Mortgaged Properties	1		Loan Seller		JPMCB
Location (City/State)	New York, New York		Cut-off Date Balance(3)		$66,000,000
Property Type	Office		Cut-off Date Balance per SF(3)		$383.89
Size (SF)	573,083		Percentage of Initial Pool Balance		6.0%
Total Occupancy as of 5/1/2021	100.0%		Number of Related Mortgage Loans		None
Owned Occupancy as of 5/1/2021	100.0%		Type of Security		Fee Simple
Year Built / Latest Renovation	1975 / 2011-2018		Mortgage Rate(4)		3.36818%
Appraised Value(1)	$365,000,000		Original Term to Maturity (Months)		120
Appraisal Date	5/1/2021		Original Amortization Term (Months)		NAP
Borrower Sponsor	Indure Build-To-Core Fund, LLC		Original Interest Only Period (Months)		120
Property Management	CBRE, Inc.		First Payment Date		7/11/2021
			Maturity Date		6/11/2031

Underwritten Revenues	$32,466,229
Underwritten Expenses	$12,264,849		Escrows(5)
Underwritten Net Operating Income (NOI)(2)	$20,201,380			Upfront	Monthly
Underwritten Net Cash Flow (NCF)	$20,086,764		Taxes	$0	Springing
Cut-off Date LTV Ratio(3)	60.3%		Insurance	$0	Springing
Maturity Date LTV Ratio(3)	60.3%		Replacement Reserve	$0	Springing
DSCR Based on Underwritten NOI / NCF(3)	2.69x / 2.67x		TI/LC	$0	$0
Debt Yield Based on Underwritten NOI / NCF(3)	9.2% / 9.1%		Other	$5,845,670	Springing

Sources and Uses
Sources	$	%	Uses	$	%
Loan Combination Amount(3)	$220,000,000	88.0%	Loan Payoff	$234,451,625	93.8%
Mezzanine Loan Amount	30,000,000	12.0	Return of Equity	6,551,229	2.6
			Upfront Reserves	5,845,670	2.3
			Closing Costs	3,151,476	1.3
Total Sources	$250,000,000	100.0%	Total Uses	$250,000,000	100.0%

(1)	Represents the appraiser’s “Hypothetical Market Value”. See “Appraisal” section below.
(2)	See “Operating History and Underwritten Net Cash Flow” section below for information regarding year-over-year increases in NOI and increase to underwritten NOI from 2020 NOI.
(3)	The 375 Pearl Street Loan (as defined below) is part of the 375 Pearl Street Loan Combination (as defined below) with an original aggregate principal balance of $220,000,000. The Cut-off Date Balance per SF, Debt Yield Based on Underwritten NOI/NCF, DSCR Based on Underwritten NOI/NCF, Cut-off Date LTV Ratio and Maturity Date LTV Ratio numbers presented above are based on the 375 Pearl Street Loan Combination.

(4)	Mortgage Loan Rate is 3.36818181818182%.

(5)	See “—Escrows” section below.

■	The Mortgage Loan. The 375 Pearl Street mortgage loan (the “375 Pearl Street Loan”) is part of a Loan Combination (the “375 Pearl Street Loan Combination”) that is evidenced by four pari passu promissory notes in the aggregate original principal amount of $220,000,000. The 375 Pearl Street Loan Combination is secured by a first priority fee mortgage encumbering a 573,083 SF office condominium unit in New York, New York (the “375 Pearl Street Property”). The 375 Pearl Street Loan Combination was co-originated on June 1, 2021 by Wells Fargo Bank, National Association (“WFB”) and JPMorgan Chase Bank, National Association (“JPMCB”).

The 375 Pearl Street Combination had an initial term of 120 months and has a remaining term of 120 months as of the Cut-off Date. The 375 Pearl Loan Combination requires interest only payments for the entirety of the loan term. The scheduled maturity date of the 375 Pearl Loan Combination is the due date in June 2031. Provided that no event of default has occurred and is continuing under the 375 Pearl Loan Combination documents, the borrower has the option to defease the 375 Pearl Loan Combination in whole, but not in part, at any time after the earlier to occur of (i) the date that is two years after the closing date of the securitization that includes the last note to be securitized and (ii) the due date in July 2024. The 375 Pearl Loan Combination is prepayable without penalty on or after December 11, 2030.

Loan Combination Summary
Note	Original Balance	Cut-off Date Balance	Note Holder	Controlling Piece
Note A-1	$80,000,000	$80,000,000	BANK 2021-BNK34(1)	Yes
Note A-2	$66,000,000	$66,000,000	Benchmark 2021-B27	No
Note A-3	$54,000,000	$54,000,000	WFB	No
Note A-4	$20,000,000	$20,000,000	BANK 2021-BNK34(1)	No
Total	$220,000,000	$220,000,000

(1)	Expected to be contributed to the BANK 2021-BNK34 securitization prior to the closing date for this securitization transaction.

LOAN #3: 375 PEARL STREET

■	The Mortgaged Property. The 375 Pearl Street Property consists of an office condominium unit totaling 573,083 SF located on floors 15 through 30 of the 375 Pearl Street building, a 32-story Class A office and data center property located in New York, New York, and built in 1975. The entire 375 Pearl Street building contains 806,001 SF of gross building area situated on a 58,193 square foot parcel of land. The 375 Pearl Street Property was renovated from data center use to office space between 2016 and 2018, and limestone walls on the top 15 stories of the building were removed and replaced with plate glass panels to improve the aesthetics and attract office tenants. In total, the borrower sponsors invested approximately $159 million in capital improvements and TI/LCs at 375 Pearl Street. The 375 Pearl Street Property features approximately 37,000 square foot floor plates.

The 375 Pearl Street Property is fully leased to four New York City government agencies including NYC Human Resources Administration, the Department of Finance, the New York City Police Department (“NYPD”), and the Department of Sanitation, with all leases expiring between 2038 and 2042. The 375 Pearl Street building is located immediately adjacent to City Hall, One Police Plaza, and One Centre Street. According to the appraisal, NYC agencies own or occupy over 2.3 million SF of office space in the area of the 375 Pearl Street building, and all tenants of the 375 Pearl Street Property occupy additional office space in the immediate surrounding area. Further, according to the appraisal, the tenants at the 375 Pearl Street Property have invested approximately $44.5 million of capital into the buildout of their respective spaces.

The largest tenant by underwritten base rent is NYC Human Resources Administration (193,821 SF; 33.8% of NRA; 34.3% of UW Base Rent). The NYC Human Resources Administration is a municipal agency serving more than three million people per year that fights poverty and provides New York City residents with tools and support to alleviate inequalities. Programs of the NYC Human Resources Administration include Child Support, Emergency Food Programs, Cash Assistance, Adult Protective Services, and a Job Center. According to the appraisal, the agency has a large footprint in Downtown Manhattan with six additional offices in Lower Manhattan and 10 offices directly across the Brooklyn Bridge. According to the appraisal, the NYC Human Resources Administration has invested approximately $11.0 million (approximately $57 PSF) into its space. The NYC Human Resources Administration has a termination option in September 2029 with 12 months’ notice and payment of an estimated termination fee of approximately $22.3 million (See “Termination Option Summary” table below).

The second largest tenant by underwritten base rent is the Department of Finance (182,315 SF; 31.8% of NRA; 32.7% of UW Base Rent). The Department of Finance administers the tax and revenue laws of New York City. The Department of Finance is the taxation agency, recorder of deeds, and revenue service provider of New York City. The department’s responsibilities include administering parking violations and overseeing the sheriff’s office. According to the appraisal, the Department of Finance has invested approximately $12.0 million (approximately $66 PSF) into its space. The Department of Finance has a termination option in September 2028 with 12 months’ notice and payment of estimated termination fee of approximately $21.1 million (See “Termination Option Summary” table below).

The third largest tenant by underwritten base rent is the NYPD (124,767 SF, 21.8% of NRA; 20.1% of UW Base Rent). The NYPD is the largest law enforcement agency in the world, providing security and safety to the residents, workers, and visitors throughout the five boroughs of New York City. There are currently over 34,000 uniformed members and over 15,000 civilian members employed by the NYPD. The NYPD has expanded its headquarters by moving its federal monitor and compliance units to the 20th floor of the 375 Pearl Street Property, and utilizing floors 15 through 17 to provide expansion space for the adjacent One Police Plaza. The NYPD has occupied its 20th floor space since 2018. According to the appraisal, NYPD has invested approximately $14.7 million (approximately $118 PSF) into its space. The NYPD has two termination options (once in April 2029 for its 20th floor space, and once in February 2032 for its space on floors 15 through 17) with 12 months’ notice and payment of a termination fee (approximately $915,014 for the Floor 20 space, and $11.8 million for the space on floors 15 through 17) (See “Termination Option Summary” table below).

The fourth largest tenant by underwritten base rent is the Department of Sanitation (72,180 SF, 12.6% of NRA; 12.9% UW Base Rent). The Department of Sanitation is the world’s largest sanitation department and manages approximately 6,300 miles of streets throughout the five boroughs of New York City. The Department of Sanitation is responsible for garbage and recycling collecting, snow removal, and street cleaning. According to the appraisal, the Department of Sanitation has invested approximately $6.8 million (approximately $94 PSF) into its space. The Department of Sanitation has a termination option in September 2029 with 12 months’ notice and payment of an estimated termination fee of approximately $8.7 million (See “Termination Option Summary” below).

■	Condominium Regime. The 375 Pearl Street Property is comprised of one unit (known as Office Unit 2, consisting of floors 15 through 30 and representing a 51.99% interest in the overall condominium) of a nine-unit condominium regime that governs the 375 Pearl Street building. Four of the nine condominium units are owned by Verizon, consisting of a telephone cable vault in the cellar and switching equipment and office space on floors 8, 9 and 10 (representing an

LOAN #3: 375 PEARL STREET

aggregate 11.21% interest in the common elements of the condominium) (the “Verizon Units”; the remaining portion of the overall condominium regime is referred to as the “Principal Units”). One condominium unit, known as Office Unit 3, representing the 31st floor of the 375 Pearl Street building, is owned by an affiliate of Rafael Viñoly Architects, P.C. The additional three condominium units (representing ground floor retail space; data center space on floors 1 through 7, 11 through 13 and 32; and office space on floor 14) are owned by affiliates of the borrower sponsor. Generally, the condominium is governed by a three-member “Board of Managers”, with matters specifically allocated to the Principal Units being governed by a nine-member “Principal Board.” The borrower and certain affiliates of the borrower sponsor together control the Board of Managers and the Principal Board. The borrower can effectively appoint one member of the current Board of Managers, and the borrower sponsor affiliates (as owner of additional units within the Principal Units) can appoint an additional member. With respect to the Principal Board, the borrower can appoint three members, and the borrower sponsor affiliates can appoint five additional members. See “Description of the Mortgage Pool—Statistical Characteristics of the Mortgage Loans—Condominium Interests and Other Shared Interests” in the Prospectus.

■	COVID-19 Update. As of May 21, 2021, the 375 Pearl Street Property was open and operational. All tenants paid full rent for April and May 2021, and there have been no rent relief requests through the COVID-19 pandemic. The 375 Pearl Street Loan Combination is not subject to any modification or forbearance request.

The following table presents certain information relating to the tenants at the 375 Pearl Street Property:

Largest Tenants by Underwritten Base Rent(1)

Tenant Name	Type	Credit Rating (Fitch/MIS/S&P)(2)	Tenant GLA	% of Owned GLA	UW Base Rent	% of Total UW Base Rent	UW Base Rent $ per SF	Lease Expiration	Renewal / Extension Options(3)
NYC Human Resources Administration	Office	AA- / Aa2 / AA	193,821	33.8%	$8,964,223	34.3%	$46.25	9/13/2039	2, 5-year options
Department of Finance	Office	AA- / Aa2 / AA	182,315	31.8%	$8,523,225	32.7%	$46.75	9/13/2038	2, 5-year options
NYPD (Floors 15-17)(4)	Office	AA- / Aa2 / AA	106,000	18.5%	$4,505,000	17.3%	$42.50	1/21/2042	2, 5-year options
Department of Sanitation	Office	AA- / Aa2 / AA	72,180	12.6%	$3,374,416	12.9%	$46.75	9/23/2039	2, 5-year options
NYPD (Floor 20)(4)	Office	AA- / Aa2 / AA	18,767	3.3%	$731,913	2.8%	$39.00	4/10/2039	2, 5-year options
Total Occupied			573,083	100.0%	$26,098,777	100.0%	$45.54
Vacant			0	0.0%	0	0.0%	$0.00
Total			573,083	100.0%	$26,098,777	100.0%	$45.54

(1)	Based on the underwritten rent roll dated May 1, 2021

(2)	Ratings shown represent the City of New York, which is the entity on each tenant’s lease.

(3)	Each lease contains a one-time termination right effective on the 10th anniversary of the rent commencement date, provided that the tenant provides 12 months’ notice and pays a termination fee. See “Termination Option Summary” table below for further details on the termination option effective dates and estimated termination fees for each tenant.

(4)	The NYPD has executed a lease for its space on floors 15 through 17 but has not yet taken occupancy. NYPD is expected to begin paying rent in January 2022. The tenant is currently in occupancy and paying full rent on its 20th floor space. The lease for 106,000 net rentable square feet expires in January 2042 and the lease for 18,767 net rentable square feet expires in April 2039.

Termination Option Summary(1)

Tenant	Estimated Fee(2)	Estimated Fee Per SF(2)	Termination Effective Date
NYC Human Resources Administration	$22,318,637	$115.15	9/14/2029
Department of Finance	$21,095,726	$115.71	9/14/2028
NYPD (Floors 15-17)	$11,752,356	$110.87	2/16/2032
Department of Sanitation	$8,746,206	$121.17	9/24/2029
NYPD (Floor 20)	$915,014	$48.76	4/11/2029
Total	$64,827,939	$113.12

(1)	Source: Appraisal.

(2)	The termination fee for each tenant is equal to the sum of the unamortized portion of the landlord’s contribution, leasing commission and free rent amount, amortized on a straight-line basis over a 20-year period with interest at 6% per annum plus the total rent amount for the six months following the termination date (however, the NYPD 20th floor lease does not include interest in its amortization schedule as well as the total rent amount for the six months following the termination date).

LOAN #3: 375 PEARL STREET

Lease Expiration Schedule(1)(2)

Year Ending December 31	Expiring GLA	% of GLA	Cumulative % of GLA	UW Base Rent	% of Total UW Base Rent	UW Base Rent $ per SF	# of Expiring Leases
MTM	0	0.0%	0.0%	$0	0.0%	$0.00	0
2021	0	0.0%	0.0%	$0	0.0%	$0.00	0
2022	0	0.0%	0.0%	$0	0.0%	$0.00	0
2023	0	0.0%	0.0%	$0	0.0%	$0.00	0
2024	0	0.0%	0.0%	$0	0.0%	$0.00	0
2025	0	0.0%	0.0%	$0	0.0%	$0.00	0
2026	0	0.0%	0.0%	$0	0.0%	$0.00	0
2027	0	0.0%	0.0%	$0	0.0%	$0.00	0
2028	0	0.0%	0.0%	$0	0.0%	$0.00	0
2029	0	0.0%	0.0%	$0	0.0%	$0.00	0
2030	0	0.0%	0.0%	$0	0.0%	$0.00	0
2031	0	0.0%	0.0%	$0	0.0%	$0.00	0
2032 & Thereafter	573,083	100.0%	100.0%	$26,098,777	100.0%	$45.54	5
Vacant	0	0.0%	100.0%	NAP	NAP	NAP	NAP
Total / Wtd. Avg.	573,083	100.0%		$26,098,777	100.0%	$45.54	5

(1)	Based on the underwritten rent roll dated May 1, 2021.

(2)	All tenants have termination options, which are not accounted for on this table. See “Termination Option Summary” above.

The following table presents certain information relating to historical leasing at the 375 Pearl Street Property:

Historical Leased%(1)(2)

2017	2018	2019	2020	As of 5/1/2021(3)
NAV	NAV	81.5%	81.5%	100.0%

(1)	Historical occupancies are as of December 31 of each respective year unless otherwise specified.

(2)	Historical occupancy prior to 2019 is not available, as the 375 Pearl Street Property was renovated and converted from data center space to office space from 2016 to 2018.

(3)	Based on the underwritten rent roll dated May 1, 2021

LOAN #3: 375 PEARL STREET

■	Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the operating history and Underwritten Net Cash Flow at the 375 Pearl Street Property:

Cash Flow Analysis(1)(2)

	2019	2020	Underwritten	Underwritten $ per SF
Base Rent	$21,403,560	$21,836,662	$26,098,777	$45.54
Rent Average Benefit	0	0	3,852,698(3)	6.72
Free Rent	(8,853,132)	0	0	0.00
Gross Potential Rent	$12,550,428	$21,836,662	$29,951,475	$52.26
Other Income	714,779	736,581	756,242	1.32
Expense Reimbursements	133,660	719,425	1,758,512	3.07
Net Rental Income	$13,398,867	$23,292,668	$32,466,229	$56.65
(Vacancy & Credit Loss)(4)	0	0	0	0.00
Effective Gross Income	$13,398,867	$23,292,668	$32,466,229	$56.65

Real Estate Taxes	3,493,494(5)	2,888,190	3,465,549(5)	6.05
Insurance	366,563	375,095	415,260	0.72
Management Fee	213,444	120,479	965,886	1.69
Other Operating Expenses	6,122,394	7,454,392	7,418,154	12.94
Total Operating Expenses	$10,195,895	$10,838,156	$12,264,849	$21.40

Net Operating Income(6)	$3,202,972	$12,454,512	$20,201,380	$35.25
Replacement Reserves	0	0	114,617	0.20
TI/LC	0	0	0	0.00
Net Cash Flow	$3,202,972	$12,454,512	$20,086,764	$35.05

Occupancy	100.0%	100.0%	100.0%
NOI Debt Yield(7)	1.5%	5.7%	9.2%
NCF DSCR(7)	0.43x	1.66x	2.67x

(1)	Based on the underwritten rent roll as of May 1, 2021

(2)	Prior historical operating history is not available, as the 375 Pearl Street Property was renovated and converted from data center space to professional office space in 2016 through 2018.

(3)	Represents straight-line rent averaging through each tenant’s lease expiration due to investment-grade nature.

(4)	The underwritten economic vacancy is 0.0%. The 375 Pearl Street Property was 100.0% leased as of May 1, 2021.

(5)	The 375 Pearl Street Property is subject to a 10-year tax abatement via the Industrial & Commercial Incentive Program (“ICAP”) as a result of its recent renovation. The ICAP abatement commenced in the 2016/2017 tax year and will expire at the end of the 2025/2026 tax year. According to a third-party tax projection analysis provided by the borrower, the estimated taxes inclusive of ICAP benefit for the 2020/2021 and 2021/2022 tax years were $2,854,104 and $3,677,695, respectively; and the real estate taxes were underwritten based on a blend of these two numbers. According to the same analysis, the estimated full unabated taxes for the 2020/2021 and 2026/2027 tax years (after the ICAP benefit expires) are $3,603,985 and $5,912,415, respectively.

(6)	The increase in Net Operating Income from 2019 to 2020 and from 2020 to U/W was due to tenant lease commencements and free rent periods following the completion of renovations at the 375 Pearl Street Property in 2018. The Department of Finance’s lease commenced in September 2018; The NYPD’s lease for floor 20 commenced in October 2018; The Department of Sanitation and the NYC Human Resource Administration’s leases commenced in January 2019; and The NYPD’s lease for floors 15 through 17 commenced in April 2021.

(7)	The NCF DSCR and NOI Debt Yield are based on the 375 Pearl Street Loan Combination.

■	Appraisal. The appraisal concluded an “Hypothetical As-Is” value of $365,000,000 as of May 1, 2021, which assumes contractually obligated free rent, tenant improvements, and capital improvements have been escrowed. The appraisal also concluded to an “As-Is” value of $360,000,000 as of the same date. The appraiser’s “Hypothetical Market Value” and “As-Is” value each include an estimated $1,600,000 of value for the ICAP tax benefits.

■	Environmental Matters. According to a Phase I environmental report, dated April 21, 2021, there are no recognized environmental conditions or recommendations.

■	Market Overview and Competition. The 375 Pearl Street Property is situated within the City Hall office submarket of Downtown Manhattan in New York, New York and is bordered by Pearl Street to the east and south, Avenue of the Finest to the west, and Madison Street to the north. The building is also adjacent to the Manhattan-side entrance of the Brooklyn Bridge. The 375 Pearl Street Property is situated immediately adjacent to City Hall, One Police Plaza, and One Centre Street. According to the appraisal, NYC agencies own or occupy over 2.3 million SF of office space in the area of the 375 Pearl Street building, and all tenants of the 375 Pearl Street Property occupy additional office space in the immediate surrounding area.

According to the appraisal, as of the fourth quarter of 2020, the City Hall office submarket reported total inventory of approximately 7.7 million SF with a 7.0% direct vacancy rate (8.8% overall vacancy rate) and average asking rent of $60.25 PSF. The appraiser concluded to a market rent for the 375 Pearl Street Property of $44.00 PSF for floors 15 through 17, $49.00 PSF for floors 18 through 22, and $52.00 PSF for floors 23 through 30, all on a modified gross basis.

LOAN #3: 375 PEARL STREET

The following table presents certain information relating to the appraisal’s market rent conclusions for the 375 Pearl Street Property:

Market Rent Summary(1)

	Floors 15-17	Floors 18-22	Floors 23-30
Market Rent (PSF)	$44.00	$49.00	$52.00
Lease Term (Years)	10	10	10
Rent Increase Projection	10% / 5 years	10% / 5 years	10% / 5 years

(1)	Source: Appraisal.

■	The Borrower. The borrower is Intergate.Manhattan Office LLC, a Delaware limited liability company and single purpose entity with two independent directors. In connection with the origination of the 375 Pearl Street Loan Combination, legal counsel to the borrower delivered a non-consolidation opinion. The borrower sponsor under the 375 Pearl Street Loan Combination and the nonrecourse carveout guarantor is INDURE Build-To-Core Fund, LLC (the “Guarantor”), an affiliate of National Real Estate Advisors, LLC (“NREA”).

The borrower is 51.5% owned by Sabey Properties LLC, an affiliate of Sabey Corporation (“Sabey”) and 48.5% owned by the Guarantor. Sabey is a privately held real estate development and investment company specializing in mission critical and other technical space for the data center, medical and life sciences, education, government and military sectors. Over the past 40 years, Sabey has designed, constructed, and operated more than 30 million SF of space. NREA is a subsidiary of the National Electric Benefit Fund and specializes in developing and owning large-scale, urban commercial and multifamily projects for its institutional clients. NREA constructs various asset types including apartment, office, mixed-use, industrial, data center, and hotel.

■	Escrows. Real Estate Taxes – During a Cash Trap Event Period (as defined below), ongoing monthly real estate tax reserves are required in an amount equal to 1/12 of the real estate taxes that the lender estimates will be payable during the next 12 months.

Insurance. During a Cash Trap Event Period, ongoing monthly insurance reserves are required in an amount equal to 1/12 of the insurance premiums that the lender estimates will be payable for the renewal of the coverage afforded by the policies upon the expiration thereof.

However, the borrower’s obligation to make insurance reserve payments will be waived so long as, (i) no event of default is continuing, (ii) the insurance policies maintained by the borrower are part of a blanket or umbrella policy approved by the lender in its reasonable discretion, (iii) the borrower provides the lender with paid receipts for the payment of the insurance premiums by no later than 10 business days prior to the expiration dates of said policies, and (iv) the borrower provides evidence of renewal of such policies.

Landlord Work Reserve. The 375 Pearl Street Loan documents require an upfront reserve of $2,963,439 for open contract payables with respect to certain ongoing construction work pursuant to contracts with contractors.

Replacement Reserve. During a Cash Trap Event Period, ongoing monthly replacement reserves are required in the amount of $4,776 ($0.10 PSF annually).

Termination Fee Reserve. The borrower is required to deposit termination fees or payments into the termination fee reserve account if either (a) the termination fee or payment is equal to or greater than $50,000, (b) the related event has a material adverse effect on the 375 Pearl Street Property, the borrower or the Guarantor (among other conditions outlined in the 375 Pearl Street Loan documents), or (c) an event of default or Cash Trap Event Period is continuing. As long as no Cash Trap Event Period is continuing, the termination fee reserve account is subject to a cap in an amount equal to $80 PSF of the related premises (“Termination Fee Reserve Cap”). If a Cash Trap Event Period is ongoing, funds in excess of the Termination Fee Reserve Cap are required to deposited into the excess cash flow subaccount (see “—Lockbox and Cash Management” section below). Funds in the Termination Fee Reserve account may only be used for qualified leasing expenses incurred in connection with the space related to the applicable termination fee or payment.

Rent Concession Reserve. The loan documents require an upfront reserve of $2,882,231 representing the amount of future rent credits, gap rent, or abatements under existing leases.

■	Lockbox and Cash Management. The 375 Pearl Street Loan Combination requires a hard lockbox and springing cash management, and the borrower is required to cause all rents to be deposited directly into the lockbox account. The 375 Pearl Street Loan Combination documents also require that all rents received by the borrower or property

LOAN #3: 375 PEARL STREET

manager be deposited into the lockbox account within two business days of receipt. Prior to a Cash Trap Event Period (as defined below), all funds will be transferred to the borrower. During a Cash Trap Event Period, all funds in the lockbox account and excess cash flow remaining after satisfaction of the waterfall items outlined in the 375 Pearl Street Loan Combination documents, are required to be swept to an excess cash flow subaccount to be held as additional collateral for the 375 Pearl Street Loan Combination.

A “Cash Trap Event Period” will commence upon the earlier of the following: (i) the occurrence of an event of default under the 375 Pearl Street Loan Combination or 375 Pearl Street Mezzanine Loan, as defined below; or (ii) the net cash flow debt yield falling below 5.25% (tested quarterly, or upon any termination, modification or amendment or settlement of any lease, or any release or discharge of any tenant under its lease obligation).

A Cash Trap Event Period will end upon the occurrence of the following: with regard to clause (i), the cure of the applicable event of default; or with regard to clause (ii), the net cash flow debt yield being equal to or greater than 5.25% for one calendar quarter; or the borrower delivering to the lender cash or a letter of credit in an amount such that the proceeds, if applied to prepay the 375 Pearl Street Loan Combination, would result in a net cash flow debt yield of at least 5.25%.

■	Property Management. The 375 Pearl Street Property is managed by CBRE, Inc.

■	Release of Collateral. Not permitted.

■	Mezzanine or Secured Indebtedness. Concurrently with the origination of the 375 Pearl Street Loan Combination, WFB made a $30,000,000 mezzanine loan (the “375 Pearl Street Mezzanine Loan”) to the sole member of the borrower, which is secured by the sole member’s ownership interest in the borrower. The 375 Pearl Street Mezzanine Loan is coterminous with the 375 Pearl Street Loan Combination. The 375 Pearl Street Mezzanine Loan accrues interest at a fixed per annum rate equal to 7.00000% and is interest-only through the loan term.

The following table presents certain information relating to the 375 Pearl Street Mezzanine Loan:

	Mezzanine Loan Original Principal Balance	Mezzanine Loan Interest Rate	Original Term (mos.)	Original Amort. Term (mos.)	Original IO Term (mos.)	Total Debt UW NCF DSCR	Total Debt UW NOI Debt Yield	Total Debt Cutoff Date LTV
375 Pearl Street Mezzanine Loan	$30,000,000	7.00000%	120	0	120	2.08x	8.1%	68.5%

■	Terrorism Insurance. The loan documents require that the “all risk” insurance policy required to be maintained by the borrower provides coverage for terrorism in an amount equal to the full replacement cost of the 375 Pearl Street Property, as well as business interruption insurance covering no less than the 24-month period following the occurrence of a casualty event, together with a six-month extended period of indemnity (provided that if TRIPRA or a similar statute is not in effect, the 375 Pearl Street Borrower will not be obligated to pay terrorism insurance premiums in excess of two times the annual premium for a separate special form or all risks policy or equivalent policy insuring only the 375 Pearl Street Property on a stand-alone basis). See “Risk Factors—Risks Relating to the Mortgage Loans—Terrorism Insurance May Not Be Available for All Mortgaged Properties” in the Prospectus.

LOAN #4: COLONNADE

LOAN #4: COLONNADE

3500 COLONNADE PARKWAY

Floor				
6	Cadence Bank 23,427 SF 3/2024			
5	Automation Personnel Services 11,972 SF 10/2022	Cadence Bank 12,710 SF 3/2024		
4	Cadence Bank 23,427 SF 3/2024			
3	Morgan Stanley 11,944 SF 3/2025	Smith Spires 12,343 SF 10/2027		
2	Morgan Stanley 21,497 SF 3/2025			
1	Morris Haynes & Hornsby 3,654 SF 12/2021	Walker 360 1,728 SF 4/2024	Strategic Financial Partners 4,173 SF 6/2025	Eversource 6,987 SF 6/2026

3700 COLONNADE PARKWAY

Floor			
6	RxBenefits 27,475 SF 10/2028		
5	RxBenefits 27,475 SF 10/2028		
4	RxBenefits 27,475 SF 10/2028		
3	Carr, Riggs & Ingram 27,562 SF 6/2023		
2	Carr, Riggs & Ingram 6,084 SF 6/2023	Blue Cross Blue Shield 11,911 SF 5/2023	Keyence Corporation of America 6,000 SF 10/2023
1	RxBenefits 13,441 SF 10/2028	Vacant 5,323 SF	

3800 COLONNADE PARKWAY

Floor								
6	Abbot, Livings P.C. 6,392 SF 12/2026	Cahaba Wealth Management 2,984 SF 5/2024	Illumicare 14,069 SF 1/2025					
5	Horton Lee & Burnett 5,944 SF 7/2027	Professional Speech Services 1,288 SF 1/2025	Vacant 3,896 SF	Horton Lee & Burnett 2,322 SF 3/2022	Nike USA 10,351 SF 5/2023			
4	AECOM 4,897 SF 5/2024		Timberline Management Company 4,206 SF 12/2024	The Goodrich Foundation 3,010 SF 12/2024	Magnolia 1,486 SF 10/2024	CBRE 2,625 SF 6/2023	Hartford Insurance Company 2,429 SF 10/2021	Amerilife of Alabama 2,787 SF 11/2024
3	The Onin Group 24,021 SF 8/2031							
2	Southern Blood Services 2,612 SF 9/2021	Vacant 3,970 SF	Vacant 1,876 SF	Able Benefit Solutions 2,138 SF 9/2022	Jemison Dempsey, LLC 10,709 SF 4/2023			
1	United Community Bank 2,841 SF 1/2024	Covington Healthcare Associates 838 SF 5/2022	Vacant 1,436 SF	Healthclub 1,130 SF	Arthritis Foundation 1,466 SF 2/2024	Lockton Insurance 5,470 SF 8/2026	Vacant 3,210 SF	
Basement	Maintenance Office 149 SF	Vacant Value - storage 72 SF						

Vacant | Building | 2021 – 2022 | 2023 – 2024 | 2025 – 2026 | 2027+

LOAN #4: COLONNADE

Nashville
Knoxville
TENNESSEE
Memphis
ALABAMA
Atlanta
MISSISSIPPI
Birmingham
GEORGIA
Macon
Jackson
Montgomery
Dothan
Mobile
Pensacola
FLORIDA
Fultondale
Tarrant
St. Vincent's East
BIRMINGHAM-SHUTTLESWORTH INTERNATIONAL AIRPORT
Irondale
Barber Motorsports Park
Century Plaza Mall
Pine Tree Country Club
East Thomas Park
Birmingham-Southern College
Birmingham
Avondale Park
Trinity Medical Center
Mcclendon Park
Highland Park Golf Course
St Vincent's Hospital-Birmingham
Mountain Brook
Princeton Baptist Medical Center
University Of Alabama At Birmingham
Country Club Of Birmingham
Mountain Brook Club
Old Overton Club
Elmwood Cemetery
George Ward Park
Birmingham Zoo
Miles College
Homewood
Samford University
Brookwood Village Mall
Brookwood Medical Center
Western Hills Mall
West Side Golf Center
Cooper Green Park
Wiggins Park
Midfield
Montgomery Hwy
Vestavia Country Club
Lawson State Community College
The Summit
Greystone Founders Golf Club
Shoal Creek Country Club
Lakeshore Pky
Oxmoor Valley Golf Course
Vestavia Hills
Colonnade Corporate Center
3500, 3700, 3800 Colonnade Parkway
Birmingham, AL 35243
Hoover Country Club
RTJ Golf Trail At Ross Bridge
Hoover
Riverchase Galleria
Indian Springs Village
Riverchase Country Club Clubhouse
Hoover Metropolitan Complex
Chelsea
MAP © 2021 CARTIFACT
DATA © OSM CONTRIBUTORS

 LOAN #4: COLONNADE CORPORATE CENTER

Mortgaged Property Information	Mortgage Loan Information
Number of Mortgaged Properties	1	Loan Seller	JPMCB
Location (City/State)	Birmingham, Alabama	Cut-off Date Balance	$60,000,000
Property Type	Office	Cut-off Date Balance per SF	$197.78
Size (SF)	419,650	Percentage of Initial Pool Balance	5.5%
Total Occupancy as of 4/30/2021	91.9%	Number of Related Mortgage Loans	None
Owned Occupancy as of 4/30/2021	91.9%	Type of Security	Fee Simple
Year Built / Latest Renovation	1989 / NAP	Mortgage Rate	4.55000%
Appraised Value(1)	$114,500,000	Original Term to Maturity (Months)(2)	121
Appraisal Date	4/12/2021	Original Amortization Term (Months)	360
Borrower Sponsor	Joseph Friedland	Original Interest Only Period (Months)(2)	25
Property Management	CBRE, Inc.	First Payment Date(2)	7/5/2021
Maturity Date	7/5/2031

Underwritten Revenues	$10,011,760
Underwritten Expenses	$3,190,484	Escrows(3)
Underwritten Net Operating Income (NOI)	$6,821,276	Upfront	Monthly
Underwritten Net Cash Flow (NCF)	$6,497,890	Taxes	$200,000	$137,411
Cut-off Date LTV Ratio	72.5%	Insurance	$15,504	$7,752
Maturity Date LTV Ratio	62.0%	Replacement Reserve	$6,994	$6,994
DSCR Based on Underwritten NOI / NCF	1.34x / 1.28x	TI/LC	$2,000,000	Springing
Debt Yield Based on Underwritten NOI / NCF	8.2% / 7.8%	Other	$0	$0

Sources and Uses
Sources	$	%	Uses	$	%
Loan Amount	$83,000,000	100.0%	Loan Payoff	$77,273,539	93.1%
Return of Equity	2,267,814	2.7
Upfront Reserves	2,222,499	2.7
Closing Costs	1,236,148	1.5
Total Sources	$83,000,000	100.0%	Total Uses	$83,000,000	100.0%

(1)	The Appraised Value represents the “as-is” appraised value, as of April 12, 2021.
(2)	Under the terms of the related underlying mortgage loan documents, the First Payment Date is in August 2021; however, JPMCB will contribute an Initial Interest Deposit Amount to the Issuing Entity on the Closing Date in connection with payment of one-month’s interest that would have accrued on the Colonnade Corporate Center Loan at the related Net Mortgage Rate with respect to the July 2021 payment date. As such, the Original Term to Maturity (Months), Original Interest Only Period (Months) and First Payment Date have been adjusted to account for a First Payment Date in July 2021 as is reflected in Annex A-1 to the Prospectus.
(3)	See “—Escrows” below.

■	The Mortgage Loan. The mortgage loan (the “Colonnade Corporate Center Loan”) is part of a loan combination (the “Colonnade Corporate Center Loan Combination”) consisting of two pari passu notes with an outstanding aggregate principal balance of $83,000,000 and is secured by borrowers’ fee simple interest in a Class A office park located in Birmingham, Alabama (the “Colonnade Corporate Center Property”). The Colonnade Corporate Center Loan, evidenced by the controlling Note A-1, has an outstanding principal balance as of the Cut-off Date of $60,000,000 and represents approximately 5.5% of the Initial Pool Balance. The Colonnade Corporate Center Loan Combination has an interest rate of 4.55000% per annum. The borrowers utilized proceeds for the Colonnade Corporate Center Loan to retire existing debt, fund upfront reserves, pay closing costs and return equity to the borrowers.

The Colonnade Corporate Center Loan Combination has an initial term of 120 months and a remaining term of 120 months as of the Cut-off Date. The Colonnade Corporate Center Loan Combination has a 24-month interest-only period and will amortize on a 30-year schedule. Under the terms of the Colonnade Corporate Center Loan Combination documents, the first payment date is in August 2021. JPMCB will contribute an initial interest deposit amount to the issuing entity on the Closing Date in connection with payment of one-month’s interest that would have accrued on the Colonnade Corporate Center Loan at the related Net Mortgage Rate with respect to the July 2021 payment date. The Colonnade Corporate Center Loan Combination is prohibited from voluntary prepayment until after the due date in August 2023. Provided no event of default has occurred and is continuing, after the initial lockout period, the Colonnade Corporate Center Loan Combination may be voluntarily prepaid in whole (but not in part) with the payment of a yield maintenance premium. Voluntary prepayment of the Colonnade Corporate Center Loan Combination without payment of a yield maintenance premium is permitted on or after the due date in May 2031.

The table below summarizes the promissory notes that comprise the Colonnade Corporate Center Loan Combination. The relationship between the holders of the Colonnade Corporate Center Loan Combination is governed by a co-lender agreement as described under “Description of the Mortgage Pool—The Loan Combinations—The Serviced Pari Passu Loan Combinations” in the Prospectus.

LOAN #4: COLONNADE CORPORATE CENTER

Loan Combination Summary
Note	Original Balance	Cut-off Date Balance	Note Holder	Controlling Piece
A-1	$60,000,000	$60,000,000	Benchmark 2021-B27	Yes
A-2	23,000,000	23,000,000	JPMCB(1)	No
Total	$83,000,000	$83,000,000

(1)	Expected to be contributed to one or more future securitizations.

■	The Mortgaged Property. The Colonnade Corporate Center Property is a 419,650 SF office property consisting of three, six-story Class A mid-rise office buildings situated on approximately 28.8 acres in the southeastern area of the greater Birmingham MSA office market. Buildings 3700 (36.4% of NRA) and 3800 (31.7% of NRA) were built in 1989, and building 3500 (31.9% of NRA) was built in 1999. Property amenities include a card access security system, on-site maintenance, on-site deli, fitness center and free surface parking. Since the time of acquisition in 2018, the sponsor has invested approximately $6.9 million into property for tenant and building improvements including elevator modernization and security systems.

The largest tenant by underwritten base rent, RxBenefits (95,866 SF; 22.8% of NRA; 24.6% of UW Base Rent), was founded in 1995 and is a full-service pharmacy benefits advisory firm. The Colonnade Corporate Center Property serves as RxBenefits’ corporate headquarters. Through its 460 employees across 30 states, RxBenefits manages billions of dollars in annual pharmacy spend, giving it the same aggregate negotiating purchasing power as Amazon and Home Depot combined. RxBenefits has expanded its space in the property twice from 54,950 SF in March 2018 to 95,866 SF currently. Additionally, as part of the company’s most recent expansion in July 2019, the tenant removed a pre-existing termination option in 2025, which made the lease firm through October 2028.

The second largest tenant by underwritten base rent, Cadence Bank (59,564 SF; 14.2% of NRA; 14.8% of UW Base Rent), provides banking services, including savings accounts, wealth management, credit cards, online banking, current accounts, insurance, investments, mortgage, and loan facilities. Cadence Bank operates 98 locations in Alabama, Florida, Georgia, Mississippi, Tennessee, and Texas. Cadence Bank is an investment grade tenant with a rating of BBB- by S&P. Cadence Bank’s lease is set to expire in March 2024. The tenant has two remaining five-year renewal options and no remaining termination options.

The third largest tenant by underwritten base rent, Morgan Stanley (33,441 SF; 8.0% of NRA; 10.0% of UW Base Rent), provides investment banking, investment management services, securities and wealth management services to individuals, corporations, financial institutions, and governments. Founded in 1935, and headquartered in midtown Manhattan, New York City, Morgan Stanley operates in 42 countries globally and employs more than 55,000 staff. Morgan Stanley is an investment grade tenant, with ratings of A/A1/BBB+ by Fitch/Moody’s/S&P. The tenant’s lease is set to expire in March 2025. Morgan Stanley has one remaining five year extension options and no remaining termination options.

■	COVID-19 Update. As of June 6, 2021, the Colonnade Corporate Center Property is open and operational and the building’s tenants are working in-person. As of April 30, 2021, the Colonnade Corporate Center Property was 91.9% leased. Throughout 2020, the tenants at the Colonnade Corporate Center Property paid 100% of contractual rent.

LOAN #4: COLONNADE CORPORATE CENTER

The following table presents certain information relating to the tenants at the Colonnade Corporate Center Property:

Largest Tenants Based on Underwritten Base Rent(1)

Tenant Name	Credit Rating (Fitch/MIS/S&P)(2)	Tenant GLA	% of GLA	UW Base Rent	% of Total UW Base Rent	UW Base Rent $ per SF	Lease Expiration	Renewal / Extension Options
RxBenefits	NR/NR/NR	95,866	22.8%	$2,412,948	24.6%	$25.17	10/31/2028	1, 5-year option
Cadence Bank	NR/NR/BBB-	59,564	14.2%	1,455,148	14.8%	24.43	3/31/2024	2, 5-year options
Morgan Stanley	A/A1/BBB+	33,441	8.0%	978,149	10.0%	29.25	3/31/2025	1, 5-year option
Carr, Riggs & Ingram	NR/NR/NR	33,646	8.0%	889,937	9.1%	26.45	6/30/2023	2, 5-year options
The Onin Group	NR/NR/NR	24,021	5.7%	575,783	5.9%	23.97	8/31/2031	2, 5-year options
Illumicare	NR/NR/NR	14,069	3.4%	350,740	3.6%	24.93	1/10/2025	1, 5-year option
Automation Personnel Services	NR/NR/NR	11,972	2.9%	316,659	3.2%	26.45	10/31/2022	None
Blue Cross Blue Shield	NR/NR/NR	11,911	2.8%	308,971	3.2%	25.94	5/31/2023	1, 5-year option
Smith Spires	NR/NR/NR	12,343	2.9%	290,307	3.0%	23.52	10/31/2027	2, 5-year options
Jemison Dempsey, LLC	NR/NR/NR	10,709	2.6%	283,253	2.9%	26.45	4/30/2023	None
Ten Largest Tenants		307,542	73.3%	$7,861,897	80.2%	$25.56
Remaining Occupied Tenants		78,045	18.6%	1,944,860	19.8%	24.92
Total Occupied		385,587	91.9%	$9,806,756	100.0%	$25.43
Vacant		34,063	8.1%	0
Total / Wtd. Avg.		419,650	100.0%	$9,806,756

(1)	Based on the rent roll dated April 30, 2021.
(2)	In some instances, ratings provided are those of the parent company of the entity shown, whether or not the parent company guarantees the lease.

The following table presents certain information relating to the lease rollover schedule at the Colonnade Corporate Center Property, based on initial lease expiration dates:

Lease Expiration Schedule(1)

Year Ending December 31	Expiring Owned GLA	% of Owned GLA	Cumulative % of Owned GLA	UW Base Rent	% of Total UW Base Rent	UW Base Rent $ per SF	# of Expiring Tenants
MTM	0	0.0%	0.0%	$0	0.0%	0	0
2021	8,695	2.1%	2.1%	221,867	2.3%	$25.52	3
2022	17,270	4.1%	6.2%	447,958	4.6%	$25.94	4
2023	75,242	17.9%	24.1%	1,971,129	20.1%	$26.20	6
2024	84,969	20.2%	44.4%	2,089,442	21.3%	$24.59	10
2025	52,971	12.6%	57.0%	1,465,074	14.9%	$27.66	4
2026	6,987	1.7%	58.7%	179,077	1.8%	$25.63	1
2027	18,287	4.4%	63.0%	441,107	4.5%	$24.12	2
2028	95,866	22.8%	85.9%	2,412,948	24.6%	$25.17	3
2029	0	0.0%	85.9%	0	0.0%	$0.00	0
2030	0	0.0%	85.9%	0	0.0%	$0.00	0
2031	24,021	5.7%	91.6%	575,783	5.9%	$23.97	1
2032 & Thereafter	1,279	0.3%	91.9%	2,371	0.0%	$1.85	2
Vacant	34,063	8.1%	100.0%	NAP	NAP	NAP	NAP
Total / Wtd. Avg.	419,650	100.0%		$9,806,756	100.0%	$25.43	36

(1)     Based on the underwritten rent roll dated April 30, 2021.

The following table presents certain information relating to historical leasing at the Colonnade Corporate Center Property:

Historical Leased %(1)

2018	2019	2020	As of 4/30/2021(2)
81.1%	89.5%	92.4%	91.9%

(1)	As provided by the borrowers and reflects year-end occupancy for the indicated year ended December 31 unless specified otherwise.
(2)	Based on the underwritten rent roll dated April 30, 2021.

LOAN #4: COLONNADE CORPORATE CENTER

■	Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and Underwritten Net Cash Flow at the Colonnade Corporate Center Property:

Cash Flow Analysis(1)

	2018	2019	2020	Underwritten(2)	Underwritten $ per SF
Base Rent(3)	$9,437,496	$8,405,347	$8,771,714	$9,806,756	23.37
Vacant Income	0	0	0	875,099	2.09
Reimbursements	178,620	351,204	336,529	133,759	0.32
Vacancy & Credit Loss(4)	(1,229,054)	0	0	(886,057)	(2.11)
Concessions	(1,120,578)	(287,207)	(599,278)	0	0.00
Other Income	291,992	28,333	47,121	82,203	0.20
Effective Gross Income	$7,558,476	$8,497,676	$8,556,086	$10,011,760	$23.86
Real Estate Taxes	$810,621	$897,000	$897,000	$887,056	2.11
Insurance	43,913	85,075	89,025	87,996	0.21
Management	141,455	216,032	221,393	252,341	0.60
Other Operating Expenses	2,082,503	2,118,444	1,833,754	1,963,091	4.68
Total Operating Expenses	$3,078,492	$3,316,551	$3,041,172	$3,190,484	$7.60
Net Operating Income	$4,479,984	$5,181,125	$5,514,914	$6,821,276	$16.25
Upfront Reserve(5)	0	0	0	(200,000)	(0.48)
TI/LC	0	0	0	439,456	1.05
Replacement Reserves	0	0	0	83,930	0.20
Net Cash Flow	$4,479,984	$5,181,125	$5,514,914	$6,497,890	$15.48

Occupancy	81.1%	89.5%	92.4%	91.9%
NOI Debt Yield	5.4%	6.2%	6.6%	8.2%
NCF DSCR	0.88x	1.02x	1.09x	1.28x

(1)	Certain items such as interest expense, interest income, lease cancellation income, depreciation, amortization, debt service payments and any other non-recurring were excluded from the historical presentation and are not considered for the underwritten cash flow.
(2)	Based on in-place rent roll dated April 30, 2021.
(3)	The increase in Underwritten Base Rent from 2020 Base Rent is primarily attributable to (i) approximately $253,616 in contractual rent steps, (ii) 79,940 square feet in new leasing since April 2020 and (iii) the projected burn-off in free rent associated with new leasing.
(4)	Represents an underwritten economic vacancy of 8.2%.
(5)	Underwritten Upfront Reserve represents an upfront rollover reserve in the amount of $2.0 million intended to offset future leasing costs during the term of the Colonnade Corporate Center Loan.

■	Appraisal. According to the appraisal, the Colonnade Corporate Center Property has an “as is” appraised value of $114,500,000 as of April 12, 2021.

Appraisal Approach	“As-Is” Value	Discount Rate	Capitalization Rate
Direct Capitalization Approach	$115,100,000	N/A	6.00%
Discounted Cash Flow Approach	$113,700,000	7.00%	6.50%(1)

(1)	Represents the terminal capitalization rate.

■	Environmental Matters. The Phase I environmental report dated April 26, 2021 did not identify any recognized environmental conditions at the Colonnade Corporate Center Property. See “Description of the Mortgage Pool—Environmental Considerations” in the Prospectus for more information.

■	Market Overview and Competition. The Colonnade Corporate Center Property is located in the Hwy 280/Jefferson County office submarket in the southeastern area of the greater Birmingham MSA office market. The Colonnade Corporate Center Property’s surrounding area is suburban with a diverse mix of office, retail, hospitality, and multifamily developments near the Interstate 459/US-280 interchange. The surrounding area is considered to be stable with an upper-income demographic. The property is located at the junction of Highway 280 and Interstate 459, the epicenter of Birmingham’s Highway 280 submarket. Additionally, directly adjacent to the property are the Shops at Colonnade, which offers approximately 127,000 square feet of amenities including a variety of restaurants, cafes, bars as well as beauty salons, banks, a gym and various health/medical services.

The Hwy 280/Jefferson County office submarket contains approximately 5.5 million SF of office space. The Hwy 280/Jefferson County office submarket’s vacancy as of the first quarter of 2021 was 6.4%, approximately 32.6% below the Birmingham MSA office market vacancy. Additionally, the Hwy 280/Jefferson County office submarket’s average asking rent was $22.91 PSF in the first quarter of 2021, approximately 14.2% higher than the Birmingham MSA average of $20.07 PSF. According to the appraisal, the Hwy 280/Jefferson County office submarket is considered an upper tier submarket due to its strong occupancy rate and high asking rental rate. The property is situated between Mountain Brook, Vestavia Hills and Hoover, three of the most affluent residential areas in the city which provide access to some of the best school districts in the MSA. According to the appraisal, the estimated average household income in 2020 within a one-, three-, and five-mile radius of the Colonnade Corporate Center Property was $94,364, $125,626, and $132,787, respectively. The appraisal also identified six office lease comparables for the Colonnade Corporate Center

LOAN #4: COLONNADE CORPORATE CENTER

Property. Base rents for the six office lease comparables ranged from $23.50 to $27.00 per SF with an average of $25.17 per SF. The appraisal’s concluded market rent was $26.00 per SF, slightly above the Colonnade Corporate Center Property’s weighted average in-place office rent of approximately $24.78 per SF.

Summary of Appraisal’s Concluded Office Market Rent(1)

Floor(s)	Appraisal’s Concluded Office Market Rent PSF
Office Space	$26.00
Large Office Space	$26.00

(1)	Source: Appraisal.

The following table presents certain information relating to the primary office competition for the Colonnade Corporate Center Property:

Competitive Set - Comparable Office Leases(1)

Property Name	Tenant Name(2)	Tenant Leased Space (SF)	Lease Sign Date	Base Rent Per SF
Colonnade Corporate Center Property	Various	419,650	Various	$24.78
Lakeshore Park Plaza	Asking	3,006	Apr-21	$25.50
Shipt Tower	Shipt	16,550	Mar-20	$24.50
Grandview II	Asking	5,074	Apr-21	$24.50
Urban Center Building 1400	Asking	7,906	Apr-21	$26.00
1800 International Park Drive	Asking	4,364	Apr-21	$23.50
600 University Park Place	Asking	3,185	Apr-21	$27.00

(1)	Source: Appraisal.
(2)	Asking tenant names indicate the space is on the market.

■	The Borrowers. The borrowers are 550 Colonnade, LLC, Colonnade Parkway LLC and Robert Garland Word Realty, LLC, single purpose Delaware limited liability companies that own the Colonnade Corporate Center Property as tenants-in-common and structured to be bankruptcy remote with two independent directors in the organizational structure. Legal counsel to the borrowers delivered a non-consolidation opinion in connection with the origination of the Colonnade Corporate Center Loan Combination.

The non-recourse carveout guarantor is Joseph Friedland, who serves as CEO of JFR Global Investments. Mr. Friedland began his business career in 1978 when he formed 43rd Street Management, a company engaged in real estate management of residential and commercial properties. In 1983, he expanded his organization into real estate acquisitions in the New York City area. These New York City properties were guided by his management company to form JFR Global Investments, with Mr. Friedland as CEO. In addition to New York City acquisitions, JFR started focusing on commercial opportunities across the United States. During the last ten years, Mr. Friedland has made acquisitions of over $6.1 billion and totaling over 51.0 million square feet. He currently owns 22 office buildings comprising approximately 3.2 million square feet and 1,900 residential apartment units throughout the United States.

■	Escrows. At origination of the Colonnade Corporate Center Loan Combination, the borrowers deposited (i) $2,000,000 for an upfront TI/LC reserve, (ii) $200,000 for an upfront tax reserve, (iii) approximately $15,504 for an upfront insurance reserve and (iv) approximately $6,994 for an upfront replacement reserve.

Tax Reserve – On each due date, the borrowers are required to deposit into the tax and insurance escrow fund 1/12 of the taxes that will be payable during the ensuing twelve months.

Insurance Reserve – On each due date, if the liability or casualty policy maintained by the borrowers covering the Colonnade Corporate Center Property does not constitute an approved blanket or umbrella policy, the borrowers are required to deposit into the tax and insurance escrow fund 1/12 of the estimated insurance premiums estimated to be payable for the renewal of coverage.

Replacement Reserve – On each due date, the borrowers are required to deposit $6,994 into the replacement reserve fund for replacements and repairs required to be made to the Colonnade Corporate Center Property during the calendar year.

TI/LC Reserve – On each due date at any time the balance then on deposit is less than $500,000 and continuing until such time as the balance on deposit is equal to $2,000,000 (the “Rollover Reserve Cap”), the borrowers are required

LOAN #4: COLONNADE CORPORATE CENTER

to deposit $34,971 into the rollover reserve account for tenant improvement and leasing commission obligations incurred following the loan origination date.

■	Lockbox and Cash Management. The Colonnade Corporate Center Loan Combination requires a hard lockbox and springing cash management, and the borrowers are required to cause all rents to be deposited directly into the lockbox account. The Colonnade Corporate Center Loan Combination documents also require that all rents received by the borrowers or property manager be deposited into the lockbox account within two business days of receipt. Prior to a Cash Sweep Period (as defined below), all funds will be transferred to the borrowers. During a Cash Sweep Period, all funds in the lockbox account and excess cash flow remaining after satisfaction of the waterfall items outlined in the Colonnade Corporate Center Loan Combination documents, are required to be swept to an excess cash flow subaccount to be held as additional collateral for the Colonnade Corporate Center Loan Combination. The lender has been granted a first priority security interest in the cash management account.

A “Cash Sweep Period” means each period commencing on the occurrence of a Cash Sweep Event and continuing until the earlier of (a) the occurrence of a Cash Sweep Event Cure (as defined below) with respect to the applicable Cash Sweep Event, or (b) the payment in full of all principal and interest on the Colonnade Corporate Center Loan Combination and all other amounts payable under the Colonnade Corporate Center Loan Combination documents.

A “Cash Sweep Event” means the occurrence of (a) an event of default, (b) any bankruptcy action of the borrowers or the property manager, (c) a DSCR Trigger Period (as defined below), or (d) a Specified Tenant Trigger Event (as defined below).

A “Cash Sweep Event Cure” means (i) with respect to clause (a) above, the acceptance by the lender of a cure of such event of default; (ii) with respect to clause (b) above solely with respect to the property manager, if the borrowers replace the property manager in accordance with the Colonnade Corporate Center Loan Combination documents within 60 days; (iii) with respect to clause (c) above, the debt service coverage ratio based on the trailing three-month period immediately preceding the Cash Sweep Event for two consecutive quarters is not less than 1.15x (a “DSCR Cure Event”); or (iv) with respect to clause (d) above, the achievement of a Specified Tenant Cure (as defined below); provided, however, that, such Cash Sweep Event Cure will be subject to the following conditions, (A) no event of default has occurred and be continuing, (B) a Cash Sweep Event Cure may occur no more than a total of two times in the aggregate during the term of the Colonnade Corporate Center Loan Combination (except for a DSCR Cure Event and a Specified Tenant Cure, which may occur an unlimited number of times during the term of the Colonnade Corporate Center Loan Combination), and (C) the borrowers have paid all of the lender’s reasonable out-of-pocket expenses incurred in connection with such Cash Sweep Event Cure including reasonable attorney’s fees and expenses. The borrowers have no right to cure a Cash Sweep Event caused by a bankruptcy action of the borrowers.

A “Specified Tenant Cure” means the replacement of the applicable Specified Tenant (as defined below) with one or more acceptable replacement tenant(s) (which may include Specified Tenant if it renews all or at least 80% of its space (for no less than 80% of the rent due and payable under the RxBenefits lease as of loan origination) under the Specified Tenant Lease (as defined below)) pursuant to a lease(s) entered into in accordance with the Colonnade Corporate Center Loan Combination documents , (y) such tenant(s) is/are in occupancy and paying full contractual rent without right of offset or free rent credit, and (z) the delivery to the lender of a tenant estoppel(s) reasonably acceptable to the lender from each replacement tenant, or such other evidence reasonably acceptable to the lender that each such replacement tenant is in occupancy and paying full contractual rent without right of offset or free rent credit.

A “Specified Tenant Trigger Event” means: (i) the bankruptcy or insolvency of RxBenefits and any replacement thereof (the “Specified Tenant”); (ii) if Specified Tenant does not renew its lease (a “Specified Tenant Lease”) prior to the date which is 12 months prior to the expiration date of such Specified Tenant Lease; (iii) if Specified Tenant “goes dark”, vacates or abandons its premises; or (iv) if Specified Tenant gives notice or publicly announces its intention not to renew the Specified Tenant Lease or Specified Tenant appears on a published store closure list.

■	Property Management. The Colonnade Corporate Center Property is managed by CBRE, Inc., a Delaware corporation, which is not an affiliate of the borrowers.

■	Current Mezzanine or Subordinate Indebtedness. None.

■	Permitted Future Mezzanine or Subordinate Indebtedness. Not permitted.

■	Release of Collateral. Not permitted.

LOAN #4: COLONNADE CORPORATE CENTER

■	Terrorism Insurance. The borrowers are required to maintain terrorism insurance in an amount equal to the full replacement cost of the Colonnade Corporate Center Property, as well as 24 months of rental loss and/or business interruption coverage, together with a 6-month extended period of indemnity following casualty. See “Risk Factors—Risks Relating to the Mortgage Loans—Terrorism Insurance May Not Be Available for All Mortgaged Properties” in the Prospectus.

LOAN #5: AMAZON SEATTLE

LOAN #5: AMAZON SEATTLE

LOAN #5: AMAZON SEATTLE

Mortgaged Property Information	Mortgage Loan Information
Number of Mortgaged Properties	1	Loan Seller	GACC
Location (City/State)	Seattle, Washington	Cut-off Date Principal Balance(4)	$51,900,000
Property Type	Office	Cut-off Date Principal Balance per SF(2)	$303.33
Size (SF)	774,412	Percentage of Initial Pool Balance	4.7%
Total Occupancy as of 3/31/2021	92.2%	Number of Related Mortgage Loans	None
Owned Occupancy as of 3/31/2021	92.2%	Type of Security	Fee
Year Built / Latest Renovation	1929 / 2017-2021	Mortgage Rate(4)	3.004833%
Appraised Value(1)	$670,000,000	Original Term to Maturity (Months)(3)	108
Borrower Sponsor	KKR Real Estate Select Trust Inc.	Original Amortization Term (Months)	NAP
Property Management	Urban Renaissance Property Company LLC	Original Interest Only Period (Months)(3)	108
First Payment Date	5/6/2021
Anticipated Repayment Date(3)	4/6/2030
Maturity Date(3)	5/6/2033
Underwritten Revenues	$36,483,599
Underwritten Expenses	$5,700,582	Escrows(5)
Underwritten Net Operating Income (NOI)	$30,783,017	Upfront	Monthly
Underwritten Net Cash Flow (NCF)	$30,550,788	Taxes	$0	Springing
Cut-off Date LTV Ratio(1)(2)	35.1%	Insurance	$0	Springing
Maturity Date LTV Ratio(1)(2)(3)	35.1%	Replacement Reserves	$0	Springing
DSCR Based on Underwritten NOI / NCF(2)	4.30x / 4.27x	TI/LC	$16,421,411	Springing
Debt Yield Based on Underwritten NOI / NCF(2)	13.1% / 13.0%	Other(6)	$5,572,775	Springing

Sources and Uses
Sources	$	%	Uses	$	%
Senior Loan Amount	$234,900,000	38.7%	Purchase Price(7)	$579,386,461	95.4%
Subordinate Loan Amount	155,100,000	25.5	Upfront Reserves	21,944,186	3.6
Principal’s New Cash Contribution	152,433,823	25.1	Closing Costs	6,053,175	1.0
Mezzanine Loan Amount	65,000,000	10.7
Total Sources	$607,433,823	100.0%	Total Uses	$607,433,823	100.0%

(1)	Based on the “Hypothetical as is” appraised value of $670.0 million as of March 4, 2021, which assumes the building is stabilized as of the effective date with all remaining lease-up costs for the Amazon expansion space and the retail spaces paid. The appraisal concluded to an “as is” appraised value of $644.0 million as of March 4, 2021. The “as is” appraised value results in a Cut-off Date LTV Ratio and Maturity Date LTV Ratio of 60.6% for the Amazon Seattle Loan Combination (as defined below), and a Cut-off Date LTV Ratio and Maturity Date LTV Ratio of 70.7% for the Amazon Seattle Total Debt (as defined below). In addition, the appraisal concluded to a $494.0 million go dark value, which results in a Cut-off Date and Maturity Date loan to dark value ratio of 78.9% for the Amazon Seattle Loan Combination, and a Cut-off Date and Maturity Date loan to dark value ratio of 92.1% for the Amazon Seattle Total Debt.

(2)	Calculated based on the aggregate outstanding principal balance of the Amazon Seattle Senior Notes (as defined below) and excludes the Amazon Seattle Subordinate Companion Loan (as defined below) unless otherwise specified. See “—The Mortgage Loan” below.

(3)	The Amazon Seattle Loan Combination is structured with an Anticipated Repayment Date (“ARD”) of April 6, 2030 and a final maturity date of May 6, 2033. After the ARD, the interest rate will increase by 250 basis points over the greater of (x) 3.004833%, and (y) (1) the Nine-Year Swap Rate (as defined below) in effect on the ARD plus (2) 1.357833%. The metrics presented above are calculated based on the ARD.

(4)	The Amazon Seattle Loan (as defined below) is part of the Amazon Seattle Loan Combination evidenced by five senior pari passu notes and one subordinate note, with an aggregate outstanding principal balance as of the Cut-off Date of $390.0 million. The borrower obtained a $65.0 million mezzanine loan from Deutsche Bank AG, New York Branch at loan origination (the “Amazon Seattle Mezzanine Loan,” together with the Amazon Seattle Loan Combination, the “Amazon Seattle Total Debt”), which was subsequently sold to CPPIB Credit Investments III Inc.

(5)	See “—Escrows” below.

(6)	Other upfront reserves represent a Free Rent Reserve of approximately $5,572,775 for bridge rent, gap rent, or free rent periods. Other monthly springing reserves include a condominium reserve for condominium charges set forth in the approved annual budget and a rollover reserve.

(7)	Purchase price excludes seller provided credits of approximately $20.6 million for outstanding tenant improvement, leasing commissions and free rent at the Amazon Seattle Property (as defined below).

■	The Mortgage Loan. The mortgage loan (the “Amazon Seattle Loan”) is part of a Loan Combination (the “Amazon Seattle Loan Combination”) with an aggregate outstanding principal balance as of the Cut-off Date of $390.0 million, which is secured by the borrower’s fee interest in a Class A office building located in Seattle, Washington (the “Amazon Seattle Property”). The Amazon Seattle Loan will be evidenced by the non-controlling Notes A-3 and A-5 with an aggregate original principal balance as of the Cut-off Date of $51.9 million, representing approximately 4.7% of the Initial Pool Balance. The Amazon Seattle Loan Combination is comprised of (i) five senior pari passu notes with an aggregate principal balance as of the Cut-off Date of $234.9 million (the “Amazon Seattle Senior Notes”) and (ii) one controlling subordinate note with an outstanding principal balance as of the Cut-off Date of $155.1 million (the “Amazon Seattle Subordinate Companion Loan”) as detailed in the “Loan Combination Summary” table below. The Amazon Seattle Loan Combination was originated by DBR Investments Co. Limited (“DBRI”) on April 1, 2021. The remaining Amazon Seattle Senior Notes (the “Amazon Seattle Non-Trust Senior Notes”) have an aggregate outstanding principal balance as of the Cut-off Date of $183.0 million. The Amazon Seattle Subordinate Companion Loan was contributed to the Benchmark 2021-B25 mortgage trust. Payments allocated to the Amazon Seattle Subordinate Companion Loan will be paid only to the holders of the Amazon Seattle loan-specific certificates under the Benchmark 2021-B25 securitization transaction. See “Description of the Mortgage Pool—The Loan Combinations—The Amazon Seattle Pari Passu-AB Loan Combination” in the Prospectus.

The Amazon Seattle Loan Combination has a nine-year interest-only term through the ARD of April 6, 2030. After the ARD, through and including May 6, 2033 (the “Maturity Date”), the following structure will apply: the interest rate will increase (such new rate, the “Adjusted Interest Rate”) by 250 basis points over the greater of (x) 3.004833%, and (y)(1) the Nine-Year Swap Rate in effect on the ARD plus (2) 1.357833%. For the period from the origination date through the ARD, the Amazon Seattle Loan Combination accrues interest at the rate of 3.004833% per annum. However, interest accruing at the excess of the Adjusted Interest Rate over the Initial Interest Rate will be deferred and will not be payable until the principal of the Amazon Seattle Loan Combination is paid in full. The Amazon Seattle Total Debt proceeds along with approximately $152.4 million of borrower sponsor equity were used to purchase the Amazon

LOAN #5: AMAZON SEATTLE

Seattle Property for approximately $579.4 million (which amount excludes approximately $20.6 million in seller credits for remaining required landlord work), fund upfront reserves and pay loan origination costs.

“Nine-Year Swap Rate” means the rate of interest per annum equal to the rate for U.S. dollar swaps with a nine-year maturity, expressed as a percentage, which appears on the Reuters screen ISDAFIX1 page (or the then-available equivalent) as of 11:00 a.m., New York City time, on the day that is two business days preceding the ARD (or, if no such nine-year maturity is so quoted, calculated by the lender by linear interpolation utilizing the closest, but shorter, maturity and the closest, but longer, maturity). If such rate does not appear on the Reuters screen ISDAFIX1 page (or the then-available equivalent), the Nine-Year Swap Rate will be determined by the lender on the basis of the mid-market semi-annual swap rate quotations provided by the principal New York City office of each of five leading swap dealers in the New York City interbank market at approximately 11:00 a.m., New York City time, on the day that is two business days preceding the ARD, and, for this purpose, the semi-annual swap rate means the mean of the bid and offered rates for the semi-annual fixed leg, calculated on a 30/360 day count basis, of a fixed-for-floating U.S. dollar interest rate swap transaction with a nine-year maturity and in an amount that is representative for a single transaction in the relevant market at such time with an acknowledged dealer of good credit in the swap market; the rate will be the arithmetic mean of such quotations, eliminating in a case where at least three quotations are provided, the highest quotation (or, in the event of equality, one of the highest) and the lowest quotation (or, in the event of equality, one of the lowest). The mortgage lender’s determination of the Nine-Year Swap Rate will be final absent manifest error.

The Amazon Seattle Loan Combination has an initial term to the ARD of 108 months and has a remaining term to the ARD of 106 months as of the Cut-off Date. The Amazon Seattle Loan Combination requires payments of interest only until the ARD in April 2030 or, if not repaid on the ARD, the final maturity date in May 2033. On or after the monthly payment date in May 2023, the Amazon Seattle Loan Combination may be voluntarily prepaid in whole or in part (in connection with a partial release or to cure a Trigger Period (as defined below)) with a prepayment fee equal to the greater of a yield maintenance premium amount or 1.00% of the unpaid principal balance as of the prepayment date. On or after the monthly payment date in October 2029, the Amazon Seattle Loan Combination may be voluntarily prepaid in whole and in part without penalty. Defeasance of the Amazon Seattle Loan Combination with certain direct full faith and credit obligations of the United States of America is permitted under the Amazon Seattle Loan Combination documents at any time after the second anniversary of the closing date of the Benchmark 2021-B27 transaction.

The table below summarizes the promissory notes that comprise the Amazon Seattle Loan Combination. The relationship between the holders of the Amazon Seattle Loan Combination is governed by a co-lender agreement as described under “Description of the Mortgage Pool—The Loan Combinations—The Amazon Seattle Pari Passu-AB Loan Combination” in the Prospectus.

Loan Combination Summary
Note	Original Balance	Cut-off Date Balance	Note Holder(s)	Controlling Piece
A-1	$90,000,000	$90,000,000	Benchmark 2021-B25	No(1)
A-2, A-4	$93,000,000	$93,000,000	Benchmark 2021-B26	No(1)
A-3, A-5	$51,900,000	$51,900,000	Benchmark 2021-B27	No(1)
Total Senior Notes	$234,900,000	$234,900,000
B	$155,100,000	$155,100,000	Benchmark 2021-B25 Loan Specific Certificates	Yes(1)
Total	$390,000,000	$390,000,000

(1)	The initial controlling note is Note B, so long as no Amazon Seattle control appraisal period has occurred and is continuing. If and for so long as an Amazon Seattle control appraisal period has occurred and is continuing, then the controlling note will be Note A-1. See “Description of the Mortgage Pool—The Loan Combinations—The Amazon Seattle Pari Passu-AB Loan Combination”. The Amazon Seattle Loan Combination will be serviced pursuant to the Benchmark 2021-B25 pooling and servicing agreement. For so long as no Amazon Seattle control appraisal period has occurred and is continuing, the control rights of the Amazon Seattle Subordinate Companion Loan will be exercisable by the Amazon Seattle controlling class representative under the Benchmark 2021-B25 pooling and servicing agreement. For so long as an Amazon Seattle control appraisal period has occurred and is continuing, the control rights of the Amazon Seattle Loan will be exercisable by the controlling class representative under the Benchmark 2021-B25 pooling and servicing agreement.

LOAN #5: AMAZON SEATTLE

The capital structure for the Amazon Seattle Total Debt is shown below:

Amazon Seattle Total Debt Capital Structure

(1)	Based on the net rentable area of 774,412 SF.

(2)	Based on the “Hypothetical as is” appraised value of $670.0 million as of March 4, 2021, which assumes the building is stabilized as of the effective date with all remaining lease-up costs for the Amazon expansion space and the retail spaces paid. The appraisal concluded to an “as is” appraised value of $644.0 million as of March 4, 2021. The “as is” appraised value results in a Cut-off Date LTV Ratio and Maturity Date LTV Ratio of 60.6% for the Amazon Seattle Loan Combination, and a Cut-off Date LTV Ratio and Maturity Date LTV Ratio of 70.7% for the Amazon Seattle Total Debt. In addition, the appraisal concluded to a $494.0 million go dark value, which results in a Cut-off Date and Maturity Date loan to dark value ratio of 78.9% for the Amazon Seattle Loan Combination, and a Cut-off Date and Maturity Date loan to dark value ratio of 92.1% for the Amazon Seattle Total Debt.

(3)	Cumulative UW NOI/NCF Debt Yield and Cumulative UW NOI/NCF DSCR are calculated based on an UW NOI and UW NCF of $30,783,017 and $30,550,788, respectively. See “—Underwritten Net Cash Flow” below.

(4)	Based on the “Hypothetical as is” appraised value of $670.0 million, the Implied Borrower Sponsor Equity is $215.0 million.

■	The Mortgaged Property. The Amazon Seattle Property is a redeveloped, 774,412 square foot, Class A office building located in the Seattle central business district, and is comprised of approximately 680,215 square feet of office space and 94,197 square feet of retail space. The Amazon Seattle Property previously served as the flagship location of the Seattle-based department store, The Bon Marché, and has been granted landmark status by the City of Seattle. The building continued to function in the same capacity as the Macy’s Building until the previous owner of the Amazon Seattle Property (the “Previous Owner”) performed a three phased, comprehensive transformation to convert it into office space for Amazon.com Services LLC (“Amazon”). Amazon uses the space at the Amazon Seattle Property for various operations.

In connection with the redevelopment, $160 million was invested into the Amazon Seattle Property as part of Phase I and II (discussed further below) to complete (i) a rebranding of the project from a Macy’s Department Store, (ii) an enhanced, integrated lobby with collaborative meeting and work spaces, (iii) a full seismic retrofit, (iv) first generation, creative build-outs, (v) new elevator cabs, (vi) new building infrastructure including HVAC and electrical, (vii) new skylights creating more natural light, (viii) conference center, (ix) secured bicycle storage, (x) new men’s and women’s locker rooms with showers, (xi) new restrooms throughout the entire project, and (xii) a rooftop deck with views of Elliott Bay and the Cascade Mountains. Following the completion of Phase III, the renovation project is expected to have received in excess of $225.0 million in investment by the Previous Owner, with Amazon contributing an additional approximately $250 per SF on its overall space, according to the Previous Owner. We cannot assure you that Phase III will be completed as expected or at all.

LOAN #5: AMAZON SEATTLE

The Previous Owner acquired the Amazon Seattle Property in multiple phases:

Phase I was acquired from Macy's in October 2015 and comprises floors five through eight and parts of the mezzanine / sub-basement space totaling approximately 310,273 square feet. The Previous Owner’s business plan for the Phase I acquisition included the repurposing of the space as creative office and the addition of a new office lobby, elevators and rooftop deck, as well as performing a seismic upgrade of the building. All of this work has been Delivered and Completed (as such terms are defined below).

Phase II was acquired from Macy's in September 2017 and comprises floors three and four, totaling approximately 174,520 square feet. The original Amazon lease (lease expiration date in 2033) covering Phases I & II was signed shortly after the acquisition of Phase II. All of Phase II has been Delivered and Completed.

Phase III was acquired in January 2020, in conjunction with the execution of an expansion lease for Amazon. The expansion space is expected to be Delivered to Amazon in stages, with the final Delivery date expected in June 2021. Lease and rent commencement will begin no later than 240 days following the Delivery date. Amazon has free or gap rent for various portions of its leased space through dates ranging from August 6, 2021 to February 6, 2022, which has been reserved for under the loan documents. Following the Delivery of all Phase III space, Amazon will have expanded into approximately 198,056 square feet of additional office space from its original lease, with all spaces having a lease expiration in May 2033. We cannot assure you that the remaining Phase III space will be delivered as expected or at all, or that Amazon will take occupancy and/or pay rent on the applicable space as expected or at all.

Construction on Phases I and II was delivered ahead of schedule and Amazon's lease for the respective spaces commenced earlier than expected. Post-acquisition, the Previous Owner of the Amazon Seattle Property will be responsible for completing Phase III construction, and is using the same project team as it used for the previous phases. The Phase III renovation also includes a repositioning of approximately 94,179 square feet of non-Amazon space of retail, entertainment, and food options that will enhance amenity offerings to Amazon. Approximately 31,209 square feet of this space was leased to Knot Springs in March 2021, with another approximately 15,457 square feet committed through a letter of intent (“LOI”).

Due to its designation as a historic landmark, the Amazon Seattle Property is also eligible to receive real estate tax credits for capital projects with qualified rehabilitation costs exceeding 25% of the current assessed value for a period of 10 years. See “Cash Flow Analysis” below and “Description of the Mortgage Pool—Real Estate and Other Tax Considerations” in the Prospectus for details on the tax credits.

The Amazon Seattle Property is subject to a condominium structure, pursuant to which is it divided into three condominium units; Unit 1, which is currently comprised primarily of space on the sub-basement level, first floor, and mezzanine level, Unit 2 which is currently comprised primarily of certain space on the sub-basement level, and floors three through eight and Unit 3, which is currently comprised primarily of space on the second floor. The Amazon lease provides for the condominium units to undergo a boundary revision (the “Condominium Revision”) in which Unit 2 (the “Office Unit”) will be revised such that the boundaries of Unit 2 encompass substantially all the premises leased to Amazon and Units 1 and 3 (the “Retail Unit”) will encompass the remaining, primarily retail space. The Amazon lease requires the Condominium Revision to occur prior to the date rent commences on any portion of Amazon’s Phase III space. The borrower currently owns all units; however, the Retail Unit may be released following the consummation of the Condominium Revision as described below under “Release of Collateral.” The owners of the units comprise a condominium association, which is governed by a board of five directors, of which Unit 1 and Unit 3 each has the right to appoint one director, and Unit 2 has the right to appoint the remaining three directors. Actions of the board require approval of the majority of directors, with certain major decisions also requiring approval of the owner of Unit 1.

Certain parking spaces available to the Amazon Seattle Property are leased under a parking lease, which provides 350 parking spaces in an adjacent parking garage (the “Parking Lease”). The borrower is entitled to a minimum of 350 (the “Minimum Number”) non-exclusive parking spaces. Pursuant to Amazon’s lease, Amazon has the right to use all 350 of such spaces, is required to pay the parking rent for such spaces, and has the right to become the tenant under the parking lease. The parking landlord itself has a ground leasehold interest in the parking garage. The Parking Lease expires on October 7, 2026. The borrower has six consecutive 5-year extension options, each at a rate to be determined between the landlord and lessee, with submission to an appraisal process if necessary. The monthly minimum rent as of the lease commencement date (October 7, 2016) was the product of $330 per month per stall leased (but not less than the Minimum Number) times 1 + the increase in the CPI-All Urban Consumers, Seattle — Tacoma — Bremerton, Washington index (the “Index”) from August 1, 2015 until the commencement date. Rent increases annually based on the increase in the Index. Effective as of the fifth anniversary of the commencement date, the monthly minimum rent will be adjusted using the same procedure set forth above for the rent during the option periods. The Amazon lease requires the landlord to exercise all renewal rights under the Parking Lease and if the right to obtain 350 parking spaces

LOAN #5: AMAZON SEATTLE

under the Parking Lease is ever terminated, to use commercially reasonable efforts to obtain alternative comparable parking in downtown Seattle.

■	Major Tenants.

Amazon (680,215 SF; 87.8% of NRA; 95.4% of UW Base Rent). The office space is 100% leased to Amazon.com Services LLC (“Amazon”), an affiliate of the parent company Amazon.com, Inc. (Moody’s: A2 | S&P: AA- | Fitch: A+), through May 2033, with three additional five-year extension options and no termination options once all the Amazon space is delivered and completed. The parent company, Amazon.com, Inc. (NASDAQ: AMZN), is an American multinational technology company based in Seattle that focuses on e-commerce, cloud computing, digital streaming, and artificial intelligence. It is considered one of the Big Four tech companies, along with Google, Apple, and Facebook. As of December 31, 2020, the parent company, Amazon.com, Inc. has reported a market capitalization of approximately $1.67 trillion with share prices trading at approximately $3,313 per share. The company’s products include books, music, videotapes, computers, electronics, home and garden, and numerous other products. Amazon offers personalized shopping services, web-based credit card payment, and direct shipping to customers.

Amazon first took occupancy at the Amazon Seattle Property in June 2018 upon the completion of Phase I (floors five to eight) and Phase II (floors three to four), totaling 482,159 square feet (70.9% of Amazon’s UW NRA and 73.2% of Amazon’s UW Base Rent). Amazon currently occupies and pays full unabated rent on both Phase I and II. As part of Phase III, Amazon is expected to expand into the sky lobby, floors one to two, basement and sub-basement space for an aggregate of 680,215 square feet across all phases. The majority of the Phase III expansion has been Completed, with the exception of the new lobby space and the level one space, which account for an aggregate total of 3.5% of Amazon’s UW NRA and 4.2% of total UW Base Rent. The new lobby space (0.9% of Amazon’s UW NRA and 1.0% of total U/W Base Rent) is expected to be Delivered in June 2021 and Completed in August 2021. The level one space (2.6% of Amazon’s UW NRA and 3.1% of total U/W Base Rent) has been Delivered and is expected to be Completed by June 2021. Once all phases are Completed, Amazon is expected to have an anticipated workforce of 4,000-5,000 employees at the Amazon Seattle Property. We cannot assure you that the remaining Phase III space will be delivered or completed as expected or at all.

The Amazon lease specifies required dates for (i) delivery of each phase of space in accordance with specified requirements, generally with landlord work sufficiently completed to allow for the construction of tenant’s improvements without material interference from landlord or landlord’s contractors (“Delivered”) and (ii) completion of each space in accordance with specified requirements, generally with landlord work completed and with a temporary or permanent certificate of occupancy or legal equivalent (“Completed”). Amazon will be entitled to credits against its rent in the amount of one day of base rent for the applicable space for each day of delay for the first 45 days, and two days of base rent for the applicable space for each day of delay thereafter, (i) if the new lobby is not Delivered to it by November 30, 2021 (and a 90-day delivery notice has been sent to Amazon with anticipated Delivery of the new lobby space by June 2021), and (ii) if the new lobby is not Completed by August 15, 2021 or the level one space is not Completed by July 15, 2021. Amazon has the right to terminate the new lobby space if either it is not Delivered or it is not Completed by February 28, 2022. The level one space is Delivered and no termination option remains for Delivery; however, Amazon has the right to terminate the level one space if not Completed by January 31, 2022. These spaces (including level one) total 23,578 square feet, 3.0% total NRA and 4.2% of total UW Base Rent and are not Completed (and in the case of the new lobby, not Delivered). The remaining phases have been Completed and cannot be terminated. Amazon has free or gap rent for various portions of its leased space through dates ranging from August 6, 2021 to February 6, 2022, which has been reserved for under the loan documents. We cannot assure you that the remaining Phase III space will be Delivered or Completed as expected or at all, or that Amazon will take occupancy and/or pay rent on the applicable space as expected or at all.

The Previous Owner is obligated to complete all remaining expansion space work post-closing and has funded a completion reserve held pursuant to an escrow agreement among the Previous Owner, the borrower, the condominium association and a title company, for the remaining costs estimated for delivery of the new lobby. In addition, the Previous Owner funded a $2,000,000 rent credit reserve held pursuant to escrow instructions among the Previous Owner, the borrower and a title company that can be utilized by the borrower in the event that delayed delivery results in accrued rent credits for Amazon. The lender has been granted a collateral assignment of the escrow agreements between the Previous Owner and the borrower. We cannot assure you that the Previous Owner will complete all remaining expansion space work as expected or at all.

Amazon has an overall average in-place base rent of $35.81 per SF with $1.00 per SF annual rent escalations. Amazon’s average in-place NNN rent of $35.81 per SF is 15.4% below market according to the appraisal. Amazon has three five-year renewal options remaining at fair market value with 15-18 months’ notice for all or a portion of its leased premises, provided that if the renewal is only on a portion, the space will (i) be contiguous, (ii) consist of not less than

LOAN #5: AMAZON SEATTLE

three full floors, and (iii) include level seven only if level eight is also included. Further, Amazon is current on all lease obligations. The table below illustrates the key terms of the Amazon lease.

Amazon Lease Summary
Suite	Square Feet	Annual Base Rent (psf)	Annual Escalations(1)	Lease Begin Date(2)	Lease End Date
Floors 3-8	482,159(3)	$37.00	$1.00 per SF	Jun-2018	May-2033
Sky Lobby	1,710	$45.00	$1.00 per SF	Aug-2021	May-2033
Floor 2	46,885	$45.00	$1.00 per SF	Oct-2021	May-2033
Floor 1	17,649	$45.00	$1.00 per SF	Nov-2021	May-2033
New Lobby(4)	5,929	$45.00	$1.00 per SF	Feb-2022	May-2033
Basement	82,760	$26.00	$1.00 per SF	Aug-2021	May-2033
Sub-Basement	43,123	$26.00	$1.00 per SF	Aug-2021	May-2033
Total / WAV	680,215	$35.81	$1.00 per SF	NAP	May-2033

(1)	Escalations occur annually on June 1st for Floors 3-8 beginning in 2021, and October 1st beginning in 2022 for the remaining Amazon spaces.

(2)	The lease for each Amazon suite commences upon the earlier of taking occupancy of the space and 240 days following the Delivery date of the suite (excluding Floors 3-8 since already occupied).

(3)	Excludes the give back space of 2,634 SF.

(4)	New Lobby Lease Begin Date will commence 240 days following the estimated date it is Delivered, currently scheduled for June 2021.

Amazon has a right of first refusal to purchase any condominium unit owned by the landlord, when the landlord has received an offer to sell such unit to certain competitors of Amazon. Pursuant to a subordination, non-disturbance and attornment agreement, Amazon has agreed that, so long as Amazon is not disturbed in its use or possession of its leased premises, such right of first refusal will not be exercisable in connection with any exercise of remedies pursuant to the Mortgage Loan, including a purchase of the Mortgaged Property at a foreclosure sale, a deed-in-lieu of foreclosure or any subsequent sale of the Mortgaged Property by the lender or its designee after such foreclosure or deed in lieu of foreclosure.

LOAN #5: AMAZON SEATTLE

Amazon Limited Guaranty. The Amazon lease is guaranteed by the parent company, Amazon.com, Inc., with an initial cap of approximately $95.5 million for the Phase I and Phase II space, and an initial cap of approximately $25.6 million for the Phase III expansion space. The guaranty cap amount reduces each year until 2033 as illustrated in the table below:

Amazon Limited Guaranty Schedule
Original Premises			Expansion Premises
Start Date	End Date	Guaranty Amount	Start Date(1)	End Date	Guaranty Amount
6/1/2018	5/31/2019	$95,504,221	-	-	-
6/1/2019	5/31/2020	$93,608,284	-	-	-
6/1/2020	5/31/2021	$91,706,711	-	-	-
6/1/2021	5/31/2022	$89,647,308	10/1/2021	9/30/2022	$25,564,248
6/1/2022	5/31/2023	$87,416,976	10/1/2022	9/30/2023	$25,107,884
6/1/2023	5/31/2024	$85,001,528	10/1/2023	9/30/2024	$24,613,642
6/1/2024	5/31/2025	$82,385,599	10/1/2024	9/30/2025	$24,078,378
6/1/2025	5/31/2026	$79,552,548	10/1/2025	9/30/2026	$23,498,687
6/1/2026	5/31/2027	$76,484,356	10/1/2026	9/30/2027	$22,870,883
6/1/2027	5/31/2028	$73,161,506	10/1/2027	9/30/2028	$22,190,971
6/1/2028	5/31/2029	$69,562,860	10/1/2028	9/30/2029	$21,454,626
6/1/2029	5/31/2030	$65,665,529	10/1/2029	9/30/2030	$20,657,165
6/1/2030	5/31/2031	$61,444,721	10/1/2030	9/30/2031	$19,793,516
6/1/2031	5/31/2032	$56,873,589	10/1/2031	9/30/2032	$18,858,184
6/1/2032	5/31/2033	$51,923,054	10/1/2032	5/31/2033	$17,845,220

(1)	Original Premises Start Date based on first day of the month following the weighted average lease commencement date for each of the expansion premises suites (i.e. Sky Lobby, Floors 1-2, Basement, and Sub-Basement).

Knot Springs (31,209 SF; 4.0% of NRA; 4.3% of UW Base Rent) is a high-end health club which offers members and guests yoga, pilates, total body resistance exercise and high intensity interval training classes as well as a pool/sauna area and massage. Knot Springs executed its lease in March 2021. Knot Springs leases 31,209 square feet on level one, the mezzanine level, and level two through April 30, 2037. The lease provides an approximately $343 per SF tenant improvement allowance, six months of free rent, and has two extension options remaining for a period of five years at fixed rates of $50 per SF NNN and $55 per SF NNN for the first and second extension options, respectively. Knot Springs is required to give 12 months’ notice of its intent to exercise an extension option prior to the lease expiration date. The Knot Springs lease provides that if the tenant is prohibited from operating the permitted use as a result of a public health emergency, then, from and after the 30th day of such closure and continuing for so long as the prohibition continues, the tenant will receive an abatement of base rent.

Victrola Coffee (2,418 SF; 0.3% of NRA; 0.3% of UW Base Rent) is a local Seattle coffee shop that has occupied the Amazon Seattle Property since the first phase of the redevelopment was completed in June 2018. Victrola Coffee has an in place base rent of $31.83 per SF with approximately 3.0% annual rent escalations through its lease term, which expires May 27, 2028. Victrola Coffee has two, five-year renewal options remaining at fair market value with 12 months’ notice and no early termination options. Additionally, Victrola Coffee pays percentage rent of 9% over a natural breakpoint. The tenant was granted full rent relief and is in the process of negotiating a payback plan. No percentage rent was accounted for in the underwriting.

COVID-19 Update. As of June 2, 2021, all tenants are open and operating at the Amazon Seattle Property. Approximately 99.6% of the occupied SF and 100.0% of the U/W Base Rent was paid in March and April 2021. One tenant, Victrola Coffee, representing approximately 0.3% of the total NRA, requested and was granted rent relief for the months of April through July 2020; the abated period was extended for a total of 12 months through March 31, 2021, and the tenant has been paying rent since April 2021. The Amazon Seattle Loan Combination is current as to debt service as of June 6, 2021. As of June 6, 2021, the Amazon Seattle Loan Combination is not subject to any modification or forbearance requests related to the COVID-19 pandemic.

The Amazon Seattle Property is currently 92.2% leased as of March 31, 2021 with a weighted average lease term of approximately 14.1 years and remaining lease term of approximately 12.1 years to a tenant roster headlined by Amazon (87.8% of NRA / 95.4% of UW Base Rent / Lease Expiration Date in 2033). The following table presents certain information relating to the tenants at the Amazon Seattle Property:

LOAN #5: AMAZON SEATTLE

Largest Tenants Based on Underwritten Base Rent(1)

Tenant Name	Credit Rating (Fitch/MIS/S&P)(2)	Tenant GLA	% of GLA	UW Base Rent	% of Total UW Base Rent	UW Base Rent $ per SF	Lease Expiration	Renewal / Extension Options
Amazon(3)	A+ / A2 / AA-	680,215	87.8%	$24,360,626	95.4%	$35.81	5/31/2033	3, 5-year options
Knot Springs(4)	NR / NR / NR	31,209	4.0%	1,092,315	4.3%	$35.00	4/30/2037	2, 5-year options
Victrola Coffee	NR / NR / NR	2,418	0.3%	76,965	0.3%	$31.83	5/27/2028	2, 5-year options
Total / Wtd. Avg.		713,842	92.2%	$25,529,906	100.0%	$35.76
Vacant		60,570	7.8%	0	0.0	$0.00
Totals / Wtd. Avg. All Owned Tenants		774,412	100.0%	$25,529,906	100.0%	$35.76

(1)	Based on the underwritten rent roll dated as of March 31, 2021.

(2)	Certain ratings are those of the parent company whether or not the parent guarantees the lease.

(3)	Amazon currently occupies and pays full unabated rent on Phases I and II, which accounts for 70.9% of Amazon’s leased NRA and 73.2% of Amazon’s UW Base Rent. In January 2020, Amazon executed a lease expansion. The expansion space is being delivered to Amazon in stages, with date by which all phases are Completed expected in August 2021. Amazon has not yet taken occupancy of the expansion space. At loan origination, approximately $3.62 million was deposited into a free rent reserve for bridge rent, gap rent, and free rent periods associated with the Amazon expansion. We cannot assure you that the remaining expansion space will be Delivered or Completed as expected or at all, or that Amazon will take occupancy of or commence paying rent for the expansion space.

(4)	Knot Springs executed its lease in March 2021. At loan origination, approximately $1.95 million was deposited into a free rent reserve associated with the Knot Springs lease.

In addition to the in-place rent roll, there is an apparel company with a retail LOI executed as of November 2020 that is currently negotiating a lease for approximately 15,457 square feet. This retail LOI is not included in occupancy or underwritten rent.

The following table presents certain information relating to the lease rollover schedule at the Amazon Seattle Property based on initial lease expiration dates:

Lease Expiration Schedule(1)(2)

Year Ending December 31,	Expiring Owned GLA	% of Owned GLA	Cumulative % of Owned GLA	UW Base Rent	% of Total UW Base Rent	UW Base Rent $ per SF	# of Expiring Leases
MTM	0	0.0%	0.0%	$0	0.0%	$0.00	0
2021	0	0.0%	0.0%	$0	0.0%	$0.00	0
2022	0	0.0%	0.0%	$0	0.0%	$0.00	0
2023	0	0.0%	0.0%	$0	0.0%	$0.00	0
2024	0	0.0%	0.0%	$0	0.0%	$0.00	0
2025	0	0.0%	0.0%	$0	0.0%	$0.00	0
2026	0	0.0%	0.0%	$0	0.0%	$0.00	0
2027	0	0.0%	0.0%	$0	0.0%	$0.00	0
2028	2,418	0.3%	0.3%	$76,965	0.3%	$31.83	1
2029	0	0.0%	0.3%	$0	0.0%	$0.00	0
2030	0	0.0%	0.3%	$0	0.0%	$0.00	0
2031	0	0.0%	0.3%	$0	0.0%	$0.00	0
2032 & Thereafter	711,424	91.9%	92.2%	$25,452,941	99.7%	$35.78	2
Vacant	60,570	7.8%	100.0%	NAP	NAP	NAP	NAP
Total / Wtd. Avg.	774,412	100.0%		$25,529,906	100.0%	$35.76	3

(1)	Based on the underwritten rent roll dated as of March 31, 2021.

(2)	Certain tenants may have termination or contraction options (which may become exercisable prior to the originally stated expiration date of the tenant lease) that are not considered in the above Lease Expiration Schedule.

The following table presents certain information relating to historical occupancy at the Amazon Seattle Property:

Historical Leased %(1)

2018	2019	2020	As of 3/31/2021
NAV	NAV	NAV	92.2%

(1)	Historical occupancy is unavailable because the Amazon Seattle Property was under renovation from 2017 to 2021 in connection with the major tenant executing an expansion lease in January 2020.

LOAN #5: AMAZON SEATTLE

■	Underwritten Net Cash Flow. The following table presents certain information relating to the Underwritten Net Cash Flow at the Amazon Seattle Property:

Cash Flow Analysis(1)(2)(3)

	Underwritten	Underwritten per SF
Base Rent	$25,529,906	$32.97
Rent Step(4)	484,456	$0.63
IG Rent Step Credit(5)	3,666,429	$4.73
Value of Vacant Space	2,768,984	$3.58
Gross Potential Revenue	$32,449,775	$41.90
Tenant Recoveries	6,802,808	$8.78
Total Recoveries	$6,802,808	$8.78
Vacancy	(2,768,984)	($3.58)
Abatements	0	$0.00
Effective Gross Income	$36,483,599	$47.11

Management Fee	364,836	$0.47
Management Wages	567,771	$0.73
Janitorial	398,316	$0.51
Utilities	61,493	$0.08
Elevator	190,970	$0.25
HVAC	91,868	$0.12
Repairs & Maintenance	856,037	$1.11
Lot and Landscape	135,268	$0.17
Security	915,432	$1.18
Real Estate Taxes(6)	1,689,072	$2.18
Insurance	429,519	$0.55
Total Expenses	$5,700,582	$7.36

Net Operating Income	$30,783,017	$39.75
Capital Reserve	154,882	$0.20
TI/LC	77,346	$0.10
Net Cash Flow	$30,550,788	$39.45

(1)	Certain items such as interest expense, interest income, lease cancellation income, depreciation, amortization, debt service payments and any other non-recurring or non-operating items are not considered for the underwritten cash flow.

(2)	Historical cash flow information is unavailable because the Amazon Seattle Property has been renovated from 2017 to 2021 in connection with the major tenant executing an expansion lease in January 2020.

(3)	Based on the underwritten rent roll dated March 31, 2021.

(4)	Rent Steps include (i) approximately $482,159 in contractual rent steps for Amazon tenant through June 2021 and (ii) approximately $2,297 in contractual rent steps for Victrola Coffee through June 1, 2021.

(5)	Represents straight line average rent for Amazon through the end of the loan term.

(6)	Real Estate Taxes are based on the borrower’s year 1 budget (ending March 2022), which takes into account the tax credit for such year. Assuming no changes to the unabated taxes, the abated taxes for year 1 exceed the straight line average of abated real estate taxes over the loan term given the increase in tax credits in years 3-8. Below is a schedule of estimated tax credits based on renovation previously completed as well as the ongoing renovations. While the tax credits have been approved by the Landmark Board, the tax credits are subject to change if changes are made to the planned alterations. We cannot assure you that the actual tax credits, if any, will equal the estimated tax credits.

Estimated Tax Credit Schedule(1)
Year	Year Start	Year End	Remaining Tax Credits
1	4/1/2021	3/31/2022	$ 1,605,470
2	4/1/2022	3/31/2023	$ 1,815,433
3	4/1/2023	3/31/2024	$ 1,996,457
4	4/1/2024	3/31/2025	$ 2,072,932
5	4/1/2025	3/31/2026	$ 2,083,296
6	4/1/2026	3/31/2027	$ 2,093,713
7	4/1/2027	3/31/2028	$ 2,104,181
8	4/1/2028	3/31/2029	$ 2,014,252
9	4/1/2029	3/31/2030	$ 1,614,931
10	4/1/2030	3/31/2031	$ 1,100,854
11	4/1/2031	3/31/2032	$ 459,006
12	4/1/2032	3/31/2033	$ 249,041
13	4/1/2033	3/31/2034	$ 69,545
14	4/1/2034	3/31/2035	-

(1)	Source: Appraisal.

LOAN #5: AMAZON SEATTLE

■	Appraisal. According to the appraisal, the Amazon Seattle Property has a “Hypothetical as is” appraised value of $670.0 million as of March 4, 2021, which assumes the building is stabilized as of the effective date with all remaining lease-up costs for the Amazon expansion space and the retail spaces paid. The appraisal concluded to an “as is” appraised value of $644.0 million as of March 4, 2021. The “as is” appraised value results in a Cut-off Date LTV Ratio and Maturity Date LTV Ratio of 60.6% for the Amazon Seattle Loan Combination, and a Cut-off Date LTV Ratio and Maturity Date LTV Ratio of 70.7% for the Amazon Seattle Total Debt. In addition, the appraisal concluded to a $494.0 million go dark value, which results in a Cut-off Date and Maturity Date loan to dark value ratio of 78.9% for the Amazon Seattle Loan Combination, and a Cut-off Date and Maturity Date loan to dark value ratio of 92.1% for the Amazon Seattle Total Debt.

Appraisal Approach	As is Value	Discount Rate	Capitalization Rate
Direct Capitalization Approach	Various(1)	N/A	Various(1)
Discounted Cash Flow Approach	$669,899,731	6.00%	5.00%(2)

(1)	The “as is” value under the Direct Capitalization Approach is $588,567,624 assuming a capitalization rate of 4.25% for the Office Condominium Unit, and $63,168,571 assuming a capitalization rate of 5.25% for the Retail Condominium Unit.

(2)	Represents the terminal capitalization rate.

■	Environmental Matters. According to the Phase I environmental report dated March 11, 2021, there are no recognized environmental conditions or recommendations for further action at the Amazon Seattle Property.

■	Market Overview and Competition. The Amazon Seattle Property is located a few blocks from Amazon’s global headquarters in the Seattle central business district (“Seattle CBD”) office submarket, which is the metro’s largest office submarket in terms of inventory. East of the Amazon Seattle Property is Westlake Center, which is a four-story enclosed shopping center that is anchored by Sak’s Fifth Avenue OFF 5th, Nordstrom Rack and Zara. Adjacent to the building is Seattle Center Monorail which connects the neighborhood to Seattle Center. Pacific Place, a vertical mall that features retailers such as Tiffany & Company and Barnes & Noble, as well as a multiplex Regal Cinema, is located on Pine Street between Sixth Avenue and Seventh Avenue.

The Seattle CBD office market is in central Seattle, along Elliot Bay. The Seattle CBD is comprised of four submarkets: The Financial District, Denny Regrade, Pioneer Square/International District and Lower Queen Anne/Lake Union. The largest office submarket contained in the Seattle CBD is the Financial District, with 22.9 million square feet of inventory. The Seattle CBD holds the largest office inventory in the greater Seattle-Bellevue area and serves as the region’s center of development, with nearly three million square feet of office space under construction in the fourth quarter of 2020. According to the appraisal, the Seattle CBD office submarket contains approximately 51.0 million SF, with an overall average asking rent of $46.95 per SF. As of the end of 2020, the vacancy rate was 11.4%.

The Amazon Seattle Property is located in the Seattle retail market which contains approximately 27.4 million square feet of inventory. As of year-end 2020, the overall vacancy rate for the region was 6.5%. The Amazon Seattle Property’s Northgate/Central submarket has a vacancy rate of 3.7%. The average asking rental rate for all types of retail space in the region is $26.53 per SF. The Amazon Seattle Property’s Northgate/Central submarket has an average asking rental rate of $27.42 per SF. The Market Rent Synopsis table below shows all of the market rent conclusions for the various tenant types at the Amazon Seattle Property according to a March 2021 third party appraisal report.

Market Rent Synopsis
	Total / WAV(1)	Office Floors 1-8	Office Basement	Retail Suite 110	Retail Suite 120	Retail Suite 130	Retail Suite 140	Retail Suite 150	Retail Suite 210	Retail Coffee Shop
Tenant	Various	Amazon	Amazon	Vacant	Knot Springs	Vacant	Vacant	Vacant	Vacant	Victrola Coffee
Occupied Square Feet	713,842	554,332	125,883	-	31,209	-	-	-	-	2,418
Market Rent per SF(1)	$41.18	$45.00	$26.00	$35.00	$35.00	$50.00	$42.00	$40.00	$35.00	$35.00
In Place U/W Rent per SF(2)	$35.76	$38.04	$26.00	N/A	$35.00	N/A	N/A	N/A	N/A	$31.83
% Above / (Below Market)	-13.1%	-15.5%	-	N/A	-	N/A	N/A	N/A	N/A	-9.1%
Lease Term (Years)	10	10	10	10	10	10	10	10	10	10
Lease Type (Reimbursements)	Net	Net	Net	Net	Net	Net	Net	Net	Net	Net
Annual Increase Projection	3.00%	3.00%	3.00%	3.00%	3.00%	3.00%	3.00%	3.00%	3.00%	3.00%

(1)	Weighted average values are based on occupied space at the Amazon Seattle Property.

(2)	Based on the underwritten rent roll dated March 31, 2021.

LOAN #5: AMAZON SEATTLE

The following charts summarize comparable office leases (according to a third party appraisal report) that range in base rent from $42.00 to $64.00 per SF, and retail leases that range in base rent from $36.60 to $50.00 per SF.

Summary of Comparable Office Leases(1)
Property	Tenant Name	Lease Start Date	Term (yrs.)	Lease Type	Tenant Size (SF)	Base Rent per SF	Free Rent (mos.)	TI per SF
Amazon Seattle	Amazon	Various	Various	Net	680,215	$35.81	0	$80.00(3)
US Bank Centre	Sincro Digital	Sep-20	5.8	Net	22,735	$42.00	3	$40.00
1918 Eighth	Royal Bank of Canada	Jul-20	4.1	Gross	35,424	$42.25	2	$0.00
Rainier Tower	Bank of America	Jan-20	10.0	Net	115,000	$47.00	0	$110.00
Two Union Square	BlackRock	Jan-20	10.0	Modified Gross	53,000	$64.00	0	$50.00
2+U	Dropbox, Inc.	Apr-19	10.3	Net	128,000	$45.00	3	$95.00
Average(2)			8.0		70,832	$48.05	2	$59.00

Summary of Comparable Retail Leases(1)
Property	Tenant Name	Lease Start Date	Term (yrs.)	Lease Type	Tenant Size (SF)	Base Rent per SF	Free Rent (mos.)	TI per SF
Amazon Seattle(4)	Various	Various	Various	Net	33,627	$34.77	Various	N/A
400 Dexter	The Collective	May-18	10	Net	24,175	$38.00	N/A	N/A
Pike Motorworks	Brewlab	Jan-18	10	Net	17,683	$50.00	0	$40
6th & Pike	North Face	4Q-18	10	Net	15,782	$42.01	0	$63
Pacific Place	Confidential	Jun-19	5	Net	32,896	$37.00	0	$0
Confidential	Confidential	Jan-20	14	Net	2,245	$36.60	N/A	N/A
Solis Seattle	Q Café	Mar-20	10	Net	3,525	$42.55	4	$43
Average(2)			10		16,051	$41.03	1	$37

(1)	Source: Appraisal

(2)	Excludes the Amazon Seattle Property.

(3)	$80.00 per SF on floors 1-2 plus $771,500 per floor on floors 3-8.

(4)	Tenant Size (SF) and Base Rent per SF are calculated as a weighted average of the two retail leases.

The following charts summarize office and retail building sales in Seattle directly comparable with the Amazon Seattle Property.

Summary of Comparable Office Sales(1)
Property	City, State	NRA	Year Built	Occupancy	Transaction Date	Sales Price	Sales Price per SF	Cap Rate
Amazon @ Atlas	Seattle, WA	158,433	1981	100%	Dec-20	$120,985,000	$763.64	4.75%
Amazon.com Phase VIII	Seattle, WA	317,804	2015	100%	Dec-19	$270,100,000	$849.89	4.08%
Roosevelt Commons	Seattle, WA	229,299	2002	100%	Dec-19	$157,000,000	$684.70	5.15%
Arbor Blocks East & West	Seattle, WA	388,911	2018	100%	Nov-19	$414,970,000	$1,067.01	4.25%
Maritime Building	Seattle, WA	211,640	1910	89%	Mar-18	$186,000,000	$878.85	4.10%
Average		261,217		98%		$229,811,000	$848.82	4.47%

Summary of Comparable Retail Sales(1)
Property	City, State	NRA	Year Built	Occupancy	Transaction Date	Sales Price	Sales Price per SF	Cap Rate
Bellevue Galleria	Bellevue, WA	213,002	1999	83%	Dec-19	$122,000,000	$572.76	5.00%
2200 Westlake	Seattle, WA	73,800	2006	100%	Feb-16	$65,000,000	$880.76	NAP
Pacific Place	Seattle, WA	334,245	1998	89%	Jul-14	$271,000,000	$810.78	4.48%
Meridian Center	Seattle, WA	156,338	1996	93%	Jan-14	$113,150,000	$723.75	5.82%
Average		194,346		91%		$142,787,500	$747.01	5.10%

(1)	Source: Appraisal.

■	The Borrower. The borrower is KRE 300 Pine Owner LLC, a Delaware limited liability company and single purpose entity with two independent directors. Legal counsel to the borrower delivered a non-consolidation opinion in connection with the origination of the Amazon Seattle Loan Combination. KRE 300 Pine Owner, LLC is indirectly majority owned and controlled by KKR Real Estate Select Trust Inc., an affiliate of KKR & Co. Inc. (“KKR”) (NYSE: KKR). Founded in 1976, KKR is a global investment firm with approximately $252 billion in assets under management as of December 31, 2020. KKR manages multiple alternative asset classes, including private equity, energy, infrastructure, real estate and credit, with strategic manager partnerships that manage hedge funds. KKR’s real estate platform has approximately $15.9 billion in assets under management as of December 31, 2020. At loan origination, KKR invested approximately $152.4 million of fresh cash equity into the Amazon Seattle Property.

LOAN #5: AMAZON SEATTLE

KKR Real Estate Select Trust Inc., a Maryland corporation, will be the non-recourse carveout guarantor (the “Guarantor”). The borrower will have the right at any time, without the consent of the lender, to replace the Guarantor with (i) KKR and/or (ii) an affiliate of KKR or KKR Real Estate Select Trust Inc. that is 100% owned and controlled by KKR (an entity described in clause (ii), a “Replacement Affiliate Guarantor”); provided that in the case of any Replacement Affiliate Guarantor(s) in clause (ii) of the foregoing, such Replacement Affiliate Guarantor(s), in the aggregate, satisfy the net worth threshold set forth in the Seattle Amazon Loan Combination documents (exclusive of its interest in and any liabilities replacing to the Amazon Seattle Property). The Guarantor’s liability for bankruptcy-related events under the recourse guaranty is limited to 20% of the outstanding principal balance of the Amazon Seattle Loan Combination as of the date of the applicable event, plus reasonable out of pocket costs and expenses actually incurred by the lender in the enforcement of the guaranty and the preservation of the lender’s rights thereunder. In addition, the related environmental indemnity provides that for so long as a PLL Policy (as defined in the loan documents) is in place, the non-recourse carveout guarantor’s obligations and liabilities under the environmental indemnity will be limited to losses that are excluded from coverage under the terms of such PLL Policy. See “Description of the Mortgage Pool—Non-Recourse Carveout Limitations” in the Prospectus.

In accordance with the borrower’s notification to the lender on April 8, 2021, a transfer of 49% of the indirect ownership interest in the borrower to GIC (Realty) Private Limited was effectuated on April 28, 2021.

Escrows.  At loan origination, the borrower deposited approximately (i) $16,421,411 into an existing TI/LC reserve and (ii) $5,572,775 into a free rent reserve for bridge rent, gap rent, or free rent periods.

In addition, the Previous Owner deposited funds in the amount of (i) $2,000,000 into a rent credit escrow, pursuant to an escrow agreement among the Previous Owner, the borrower and a title company, to be utilized by the borrower in the event any delayed Amazon work results in accrued rent credits and (ii) $22,900,151 into a capital project escrow, pursuant to escrow instructions among the Previous Owner, the borrower, the condominium association, and a title company, for the completion and payment of remaining construction work at the Amazon Seattle Property, including work related to the Amazon expansion premises and the Knot Springs premises. Both the rent credit escrow and the capital project escrow are held by the title company and not by the lender. The lender has been granted a collateral assignment of such escrow agreements. However, the lender will have lesser rights under such escrow arrangements than would be the case if such reserves were held by the lender.

Tax Reserve – During a Trigger Period (as defined below), the borrower is required to deposit into a real estate tax reserve, on a monthly basis, 1/12 of the estimated annual real estate taxes.

Insurance Reserve – During a Trigger Period, the borrower is required to deposit into an insurance reserve, on a monthly basis, 1/12 of estimated insurance premiums, unless an acceptable blanket policy is in effect. As of the loan origination date, an acceptable blanket policy was in place.

Replacement Reserve – During a Trigger Period, the borrower is required to deposit into a replacement reserve, on a monthly basis, an amount equal to $0.0167 per SF (initially approximately $12,933) for replacement reserves.

Rollover Reserve – During a Trigger Period, the borrower is required to deposit into a rollover reserve, on a monthly basis, an amount equal to $0.125 per SF (initially approximately $96,802) for tenant improvements and leasing commissions (capped at $75.00 per SF, which is currently $58,080,900).

Condominium Reserve – From and after the retail unit release, the borrower is required to deposit into a condominium reserve, on a monthly basis, 1/12 of the condominium charges as set forth in the approved annual budget, in order to accumulate sufficient funds to pay all such condominium charges on their respective due dates.

Lease Sweep Reserve – During the continuance of a Lease Sweep Period (as defined below), all excess cash is required to be swept into a lease sweep reserve account (the “Lease Sweep Reserve”), which will be made available to the borrower to pay for tenant improvements, leasing commissions and other costs with respect to the re-tenanting of the space covered by the applicable Sweep Lease (as defined below).

A “Trigger Period” will commence upon (i) the ARD, (ii) the occurrence of an event of default under the Amazon Seattle Loan Combination until cured, (iii) the debt yield is less than (a) 5.83% based on the Amazon Seattle Loan Combination and (b) 5.00% based on the Amazon Seattle Total Debt, in each case, for two consecutive quarters (a “Low DY Period”) until (a) the debt yield based on the Amazon Seattle Loan Combination is equal to or greater than 5.83% and (b) the debt yield based on the Amazon Seattle Total Debt is equal to or greater than 5.00%, in each case, for two consecutive calendar quarters (the borrower may deliver a letter of credit, or after the prepayment lockout expiration date, make a

LOAN #5: AMAZON SEATTLE

prepayment, to avoid a low debt yield period), (iv) the commencement of a Lease Sweep Period (defined herein) until such Lease Sweep Period is cured, and (v) the occurrence of a mezzanine loan default until cured.

A “Lease Sweep Period” will commence on the first monthly payment date following the earliest to occur of any of the following:

(i) the date on which, with respect to the Amazon lease or any replacement lease which covers at least 125,000 of the rentable square feet demised under the Amazon lease (each a “Lease Sweep Lease”), the tenant cancels or terminates its lease with respect to at least 100,000 square feet of space prior to the then current expiration date under such lease, or delivers notice that it is canceling or terminating its lease with respect to at least 100,000 square feet of space and ending on the date on which both (a) one or more replacement tenants acceptable to the lender (in its reasonable discretion) execute and deliver replacement lease(s) covering the lesser of (I) all of the terminated space or (II) 75% of the space demised under the Lease Sweep Lease, provided that such replacement lease(s) satisfies certain conditions to be set forth in the loan documents, and (b) the debt yield is at least equal to 5.83% based on the Amazon Seattle Loan Combination and 5.00% based on the Amazon Seattle Total Debt, provided that, so long as no event of default then exists, the borrower will be permitted to cause prepayments (in compliance with the prepayment provisions in the loan agreement) of amounts sufficient that, if applied to the outstanding principal balance of the loan, would result in the property achieving a debt yield of at least 5.83% based on the Amazon Seattle Loan Combination and 5.00% based on the Amazon Seattle Total Debt;

(ii) the date on which a tenant under a Lease Sweep Lease goes dark at 50% or more of its space on a rentable square foot basis (or, if a Lease Sweep Tenant gives notice that it intends to discontinue operation of its business at a future date but has not yet discontinued, then the earlier of (i) actual discontinuance and (ii) the later of (A) the delivery of such notice and (B) the date that is 12 months prior to the future date of such discontinuance as stated in such notice) (a “Dark Period Event”) and ending on the date on which either (a) one or more replacement tenants acceptable to the lender (in its reasonable discretion) execute and deliver replacement lease(s) covering the lesser of (I) all of the dark space or (II) 75% of the space demised under the Lease Sweep Lease, provided that such replacement tenant(s) and lease(s) satisfies certain conditions to be set forth in the loan documents, or (b) for a Dark Period Event, the entirety of the dark space has been sublet to an entity rated at least “BBB-” or equivalent by at least two of Fitch, Moody’s and S&P (an “Investment Grade Rating”) or a wholly-owned subsidiary of an entity whose obligations are guaranteed by such entity with an Investment Grade Rating (collectively, “Investment Grade Entity”) who has accepted delivery thereof and is paying unabated rent at a contract rate no less than the contract rate required under the Lease Sweep Lease (other than free rent from leases with free rent periods that are currently in effect that are permitted free rent periods); provided, however, that if the tenant either (a) is Amazon (or an affiliate thereof so long as the Amazon.com guaranty remains in effect), (b) is one or more Investment Grade Entities or (c) has subleased the dark space to one or more Investment Grade Entities who have accepted delivery thereof and is paying unabated rent at a rate that is at least equal to the contract rate under the Lease Sweep Lease, such tenant will not be deemed to have “gone dark” and no Lease Sweep Period will commence;

(iii) upon either (a) a monetary default or (b) a material non-monetary default under a Lease Sweep Lease by the tenant thereunder that continues beyond any applicable notice and cure period, and in each case ending on the date on which the event of default has been cured and no other event of default under such Lease Sweep Lease occurs for a period of three consecutive months following such cure;

(iv) the tenant (or guarantor, if any) under a Lease Sweep Lease filing or commencing a bankruptcy or insolvency proceeding, which Lease Sweep Period will end on the date on which the insolvency proceeding is terminated or the applicable lease is affirmed, assumed or assigned in a manner satisfactory to the lender; or

(v) the effective date of any termination by the Amazon tenant of the Amazon lease with respect to any phase due to the borrower’s failure to timely deliver such phase to the Amazon tenant in delivery condition or in final condition, as applicable, pursuant to the Amazon lease.

Notwithstanding clause (ii) above, a tenant under a Lease Sweep Lease will not be deemed to be “dark” if the discontinuation of operations in its space is a result of either of the following: (A) such discontinuation occurs in order for such tenant to comply with governmental restrictions which restrict the use or occupancy of the Property in connection with the COVID-19 pandemic or any other pandemic or epidemic (a “SIP Order”), and the tenant resumes operations in its space within 90 days after such SIP Order is lifted or (B) such discontinuation occurs in connection with such tenant’s commercially reasonable safety protocols relating to the COVID-19 pandemic or any other pandemic or epidemic, provided further that, in case of either clause (A) or (B), that such tenant has not given notice that it does not intend to re-open or resume operations in its space (any discontinuation of operations described above, a “Pandemic Discontinuation”).

Any sweep commenced pursuant to clauses (i) through (iv) above will be subject to the cash management provisions described herein, which will include deposits into the lease reserve account during a Trigger Period. Additionally, any tenant termination or modification fees collected by the borrower will be deposited in the leasing reserve account

LOAN #5: AMAZON SEATTLE

(including if this results in amounts in the leasing reserve account exceeding the Lease Sweep Reserve Cap). Provided there is no event of default, all funds on reserve in the leasing reserve account will be made available to the borrower to pay for tenant improvements, leasing commissions and other costs incurred by the borrower in connection with the re-tenanting of the applicable space covered by the respective lease and other approved leasing costs (or, in the event no Trigger Period is in effect, funds on reserve in the leasing reserve account will be made available to the borrower for other expenses of the Amazon Seattle Property).

Further, a Lease Sweep Period (other than a Lease Sweep Period triggered by clause (iv) above) will not be triggered (or, if already triggered, may be terminated) if the borrower delivers to the lender (and, for the avoidance of doubt, prior to such delivery in satisfaction of the conditions set forth in this paragraph, a Lease Sweep Period will continue to exist) any of (x) an acceptable letter of credit, (y) a guaranty in form and substance satisfactory to the lender from an Investment Grade Entity that is rated by two of Fitch, Moody’s and S&P and that maintains minimum net worth (exclusive of the Amazon Seattle Property) and liquidity at levels of $500 million and $50 million (exclusive of any interest in the Amazon Seattle Property), respectively, or (z) subject to (a) rating agency confirmation, (b) mezzanine lender approval and (c) a guaranty in form and substance satisfactory to the lender from a guarantor reasonably acceptable to the lender, in any case, in an amount equal to the Lease Sweep Reserve Cap. All letters of credit plus all guaranties (excluding any recourse carveout guaranty) in effect as of any date of determination may not exceed, in the aggregate, 12.5% of the outstanding principal balance of the Amazon Seattle Loan Combination.

A “Lease Sweep Reserve Cap” means: (a) for a lease sweep due to clause (i) or (ii) above, $75.00 per SF of the terminated space or dark space, as applicable; and (b)  for a lease sweep due to clause (iii) above, $75.00 per SF of the related defaulted lease sweep lease; provided that, (x) if the lease sweep trigger is continuing pursuant to both (i) and (ii) above and no other lease sweep trigger is then continuing, the Lease Sweep Reserve Cap will be calculated based on the aggregate rentable square footage of both the terminated space and the dark space (without duplication with regard to the same space) and (y) the aggregate Lease Sweep Reserve Cap for all concurrent lease sweep triggers will not exceed $51,322,050 (i.e., $75.00 per SF that is leased pursuant to the Amazon lease including the expansion premises described in the loan documents).

A “Lease Sweep Tenant” means any tenant under a Lease Sweep Lease.

■	Lockbox and Cash Management. The Amazon Seattle Loan Combination is structured with a hard lockbox and springing cash management. The borrower is required to deliver tenant direction letters instructing all tenants to deposit rents into a lender-controlled lockbox account. The borrower is required to cause all rents to be deposited directly into the lender-controlled lockbox account. All funds received by the borrower or the manager are required to be deposited in the lockbox account within three business days following receipt. During the continuance of a Trigger Period, funds on deposit in the lockbox account are required to be swept on a daily basis into a lender-controlled cash management account and applied on each payment date to the payment of, among other things, debt service (which includes both the Amazon Seattle Loan Combination and the Amazon Seattle Mezzanine Loan), the funding of required reserves and budgeted and lender-approved extraordinary monthly operating expenses. Prior to the ARD, during a Trigger Period, all excess cash is required to be transferred to a lender-controlled account as additional collateral for the Amazon Seattle Loan Combination, subject to certain permitted uses by the borrower described in the loan documents. If the Amazon Seattle Loan Combination is not paid by the ARD, from and after the ARD, the Amazon Seattle Loan Combination will accrue interest at the Adjusted Interest Rate; however, interest accrued at the excess of the Adjusted Interest Rate over the initial interest rate (“Excess Interest”) will be deferred.

In addition, from and after the ARD, all excess cash flow from the Amazon Seattle Property will be applied in the following order of priority, (i) to fund the reserves for tax and insurance and condominium charges (if any), (ii) to interest on the Amazon Seattle Senior Notes and the Amazon Seattle Subordinate Companion Loan, in that order, and in each case calculated at the initial interest rate, (iii) to operating expenses in accordance with the annual budget (which must be reasonably approved by the lender), (iv) toward other amounts due under the loan documents, including default interest and late payment charges, (v) for the payment of approved extraordinary operating expenses, (vi) to debt service on any then existing Mezzanine Loan calculated at the initial interest rate, (vii) to repay the outstanding principal balance of the Amazon Seattle Senior Notes, in the monthly amount required to fully amortize (based on a 30-year amortization schedule) the outstanding principal balance of the entire Amazon Seattle Loan Combination, (viii) if the Amazon Seattle Senior Notes have been repaid in full, to repay the outstanding principal balance of the Amazon Seattle Subordinate Companion Loan, in the monthly amount required to fully amortize (based on a 30-year amortization schedule) the outstanding principal balance of the Amazon Seattle Loan Combination, (ix) if lender elects, to make deposits into the capital expenditures reserve, (x) to repay the outstanding principal balance of the Amazon Seattle Senior Notes until the entire outstanding principal balance is paid, (xi) to repay the outstanding principal balance of the Amazon Seattle Subordinate Companion Loan until the entire outstanding principal balance is paid, (xii) to the payment of Excess Interest under the Amazon Seattle Senior Notes, (xiii) to the payment of Excess Interest under the Amazon Seattle Subordinate Companion Loan, and (xiv) to pay all remaining amounts due under the Mezzanine Loan. Provided

LOAN #5: AMAZON SEATTLE

no event of default or Trigger Period is continuing and prior to the ARD, funds on deposit in the lockbox account will be disbursed to the borrower’s operating account.

■	Property Management. The Amazon Seattle Property is managed by Urban Renaissance Property Company LLC, a Washington limited liability company.

■	Current Mezzanine or Subordinate Secured Indebtedness. The Amazon Seattle Subordinate Companion Loan has an outstanding principal balance as of the Cut-off Date of $155.1 million, and accrues interest at a fixed rate of 3.004833% per annum. For additional information, see “Description of the Mortgage Pool—The Loan Combinations—The Amazon Seattle Pari Passu-AB Loan Combination” in the Prospectus. A mezzanine loan (the “Mezzanine Loan”) was funded by Deutsche Bank AG, New York Branch to KRE 300 Pine Mezz A LLC. The Mezzanine Loan has an original principal balance of $65.0 million, accrues interest at a per annum rate of 6.10000%, and requires interest-only payments until the ARD, and has an ARD and a maturity date co-terminous with that of the Amazon Seattle Loan Combination. See “Description of the Mortgage Pool—Additional Indebtedness—Existing Mezzanine Debt” in the Prospectus.

■	Permitted Future Mezzanine or Subordinate Indebtedness. Not Permitted.

■	Release of Collateral. The Amazon Seattle Loan Combination documents allow, after the prepayment lockout expiration date but prior to the ARD, a release of the Retail Unit at the Amazon Seattle Property in connection with an arm’s length sale of such unit to an unrelated third party, upon prepayment of a release amount equal to $37,800,000 for the Amazon Seattle Loan Combination (and $6,300,000 for the Mezzanine Loan), together with, among other things, if prior to the open prepayment date, a prepayment fee equal to the greater of 1.00% of the amount prepaid and a yield maintenance premium, provided, that among other conditions, (i) after the release, the aggregate debt yield of the Amazon Seattle Total Debt is not less than the greater of such aggregate debt yield prior to the release and 5.82% and the debt yield of the Amazon Seattle Loan Combination is not less than the greater of such debt yield prior to the release and 6.79% (provided that the borrower may make an additional prepayment to satisfy such debt yield conditions), (ii) such release is permitted under the terms of the Mezzanine Loan and under the Amazon lease, (iii) the Condominium Revision has occurred and certain amendments are made to the condominium documents, and (iv) certain REMIC related conditions are satisfied.

■	Terrorism Insurance. The Amazon Seattle Loan Combination documents require that the “all-risk” insurance policy required to be maintained by the borrower provide coverage for terrorism in an amount equal to the full replacement cost of the Amazon Seattle Property, plus business interruption coverage in an amount equal to 100% of the projected gross revenue for the Amazon Seattle Property, provided that such coverage is commercially available, until the completion of restoration or the expiration of 24 months, with a 12-month extended period of indemnity, provided that if TRIPRA is no longer in effect, the borrower will not be required to pay terrorism insurance premiums in excess of two times the amount of the insurance premium payable in respect of the property and business interruption/rental loss insurance required under the loan documents (without giving effect to the cost of terrorism and earthquake components) at the time that terrorism coverage is excluded from the applicable insurance policy. See “Risk Factors—Risks Relating to the Mortgage Loans—Terrorism Insurance May Not Be Available for All Mortgaged Properties” in the Prospectus.

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LOAN #6: 4500 ACADEMY ROAD DISTRIBUTION CENTER

LOAN #6: 4500 ACADEMY ROAD DISTRIBUTION CENTER

LOAN #6: 4500 ACADEMY ROAD DISTRIBUTION CENTER

Mortgaged Property Information		Mortgage Loan Information
Number of Mortgaged Properties	1	Loan Seller	CREFI
Location (City/State)	Cookeville, Tennessee	Cut-off Date Principal Balance(2)	$50,000,000
Property Type	Industrial	Cut-off Date Principal Balance per SF(1)	$45.00
Size (SF)	1,600,000	Percentage of Initial Pool Balance	4.6%
Total Occupancy as of 6/6/2021	100.0%	Number of Related Mortgage Loans	None
Owned Occupancy as of 6/6/2021	100.0%	Type of Security(3)	Fee
Year Built / Latest Renovation	2015 / NAP	Mortgage Rate	3.53333%
Appraised Value	$122,000,000	Original Term to Maturity (Months)	120
Appraisal Date	5/3/2021	Original Amortization Term (Months)	NAP
Borrower Sponsors	Mitchel Greenberg, Peter	Original Interest Only Period (Months)	120
	Holstein and Keith Jaffee	First Payment Date	7/6/2021
Property Management	Self-Managed	Maturity Date	6/6/2031

Underwritten Revenues	$7,887,712
Underwritten Expenses	$690,376	Escrows(4)
Underwritten Net Operating Income (NOI)	$7,197,336		Upfront	Monthly
Underwritten Net Cash Flow (NCF)	$6,786,587	Taxes	$0	Springing
Cut-off Date LTV Ratio(1)	59.0%	Insurance	$0	Springing
Maturity Date LTV Ratio(1)	59.0%	Replacement Reserves(5)	$0	Springing
DSCR Based on Underwritten NOI / NCF(1)	2.79x / 2.63x	TI/LC(5)	$0	Springing
Debt Yield Based on Underwritten NOI / NCF(1)	10.0% / 9.4%	Other	$0	$0

Sources and Uses
Sources	$	%	Uses	$	%
Loan Combination Amount	$72,000,000	59.6%	Purchase Price	$120,000,000	99.4%
Principal’s New Cash Contribution	36,628,002	30.3	Closing Costs	753,418	0.6
Mezzanine Loan Amount(6)	12,000,000	9.9
Other Sources	125,416	0.1
Total Sources	$120,753,418	100.0%	Total Uses	$120,753,418	100.0%

(1)	Calculated based on the aggregate outstanding principal balance as of the Cut-off Date of the 4500 Academy Road Distribution Center Loan Combination (as defined below).

(2)	The Cut-off Date Balance of $50,000,000 represents the controlling Note A-1 of the $72,000,000 4500 Academy Road Distribution Center Loan Combination, which is evidenced by two pari passu notes.

(3)	In connection with a payment in lieu of taxes arrangement, the fee simple interest in the 4500 Academy Road Distribution Center Property (as defined below) was conveyed to a local industrial development authority (the “IDA”), and ground leased back to the related borrower. The IDA subjected its fee simple interest to the 4500 Academy Road Distribution Center Loan Combination, and accordingly the 4500 Academy Road Distribution Center Property is shown as fee simple herein. See the “—PILOT Agreement” section herein for further details on the ground lease entered in connection with the PILOT program.

(4)	See “—Escrows” below.

(5)	On each monthly payment date on which the 4500 Academy Road Distribution Center Reserve Waiver Conditions (as defined below) are not satisfied, the borrower is required to deposit an amount equal to (i) $33,333.33 into a TI/LC reserve, and (ii) $20,000 into a replacement reserve.

(6)	Concurrently with the funding of the 4500 Academy Road Distribution Center Loan Combination, Fidelity Real Estate Opportunistic Income Fund, L.P. funded a mezzanine loan in the amount of $12.0 million (the “4500 Academy Road Distribution Center Mezzanine Loan” and together with the 4500 Academy Road Distribution Center Loan Combination, the “4500 Academy Road Distribution Center Total Debt”). The 4500 Academy Road Distribution Center Mezzanine Loan accrues interest at a rate of 9.25000% and is interest only for its entire term. The 4500 Academy Road Distribution Center Mezzanine Loan has a final maturity date of June 6, 2031. An intercreditor agreement has been entered into between the lender under the 4500 Academy Road Distribution Center Loan Combination and the lender under the 4500 Academy Road Distribution Center Mezzanine Loan. Based on the 4500 Academy Road Distribution Center Total Debt, the Cut-off Date LTV Ratio and Maturity Date LTV Ratio are 68.9% and 68.9%, respectively. Based on the 4500 Academy Road Distribution Center Total Debt, the DSCR Based on Underwritten NOI / NCF is 1.94x / 1.83x and the Debt Yield Based on Underwritten NOI / NCF is 8.6% / 8.1%.

■	The Mortgage Loan. The mortgage loan (the “4500 Academy Road Distribution Center Loan”) is part of a loan combination ( the “4500 Academy Road Distribution Center Loan Combination”) consisting of two pari passu notes with an aggregate outstanding principal balance of $72,000,000 and is secured by a first mortgage encumbering the borrower’s fee simple interest in a Class A distribution and warehouse facility located in Cookeville, Tennessee (the “4500 Academy Road Distribution Center Property”). The 4500 Academy Road Distribution Center Loan, evidenced by the controlling Note A-1, has an outstanding principal balance as of the Cut-off Date of $50,000,000 and represents approximately 4.6% of the Initial Pool Balance. The 4500 Academy Road Distribution Center Loan Combination was originated by Citi Real Estate Funding Inc. (“CREFI”) on May 26, 2021. The 4500 Academy Road Distribution Center Loan Combination has an interest rate of 3.53333% per annum. The borrower utilized the proceeds of the 4500 Academy Road Distribution Center Loan Combination to acquire the 4500 Academy Road Distribution Center Property and pay origination costs.

The 4500 Academy Road Distribution Center Loan Combination had an initial term of 120 months and has a remaining term of 120 months as of the Cut-off Date. The 4500 Academy Road Distribution Center Loan Combination requires payments of interest only for the entire term of the 4500 Academy Road Distribution Center Loan Combination. The stated maturity date is the due date in June 2031. Voluntary prepayment of the 4500 Academy Road Distribution Center Loan Combination is prohibited prior to March 6, 2031. The borrower has the option to defease the entire $72.0 million 4500 Academy Road Distribution Center Loan Combination in whole (and not in part) after the earlier to occur of (i) two years after the closing date of the securitization that includes the entire loan to be securitized and (ii) May 26, 2025.

The table below summarizes the promissory notes that comprise the 4500 Academy Road Distribution Center Loan Combination. The relationship between the holders of the 4500 Academy Road Distribution Center Loan Combination is governed by a co-lender agreement as described under “Description of the Mortgage Pool—The Loan Combinations—The Serviced Pari Passu Loan Combinations” in the Prospectus.

LOAN #6: 4500 ACADEMY ROAD DISTRIBUTION CENTER

Loan Combination Summary
Note	Original Balance	Cut-off Date Balance	Note Holder	Controlling Piece
A-1	$50,000,000	$50,000,000	Benchmark 2021-B27	Yes
A-2	22,000,000	22,000,000	CREFI(1)	No
Total	$72,000,000	$72,000,000

(1)	Expected to be contributed to one or more future securitizations.

■	The Mortgaged Property. The 4500 Academy Road Distribution Center Property consists of a Class A industrial warehouse and distribution property encompassing 1,600,000 SF located in Cookeville, Tennessee. As of June 6, 2021, 100.0% of the total net rentable area (“NRA”) at the 4500 Academy Road Distribution Center Property was occupied by a single tenant ARCP ID Cookeville TN LLC, Cookeville (“Academy Sports”) (Fitch: NR | Moody’s: B1 | S&P: B+), a sporting goods and outdoor recreation retailer in the United States. The 4500 Academy Road Distribution Center Property is triple-net leased to Academy Sports (UW Base Rent: $7,775,778, $4.86 PSF) with a lease expiration of February 28, 2039, subject to 5.0% rent steps every five years, six 5-year renewal options, and no termination or contraction options. The distribution center, built-to-suit for Academy Sports, serves an industrial use and provides critical supply chain operations for both online and in-stores sales of the retailer as the newest of three Academy Sports distribution centers.

Built in 2015, the 4500 Academy Road Distribution Center Property features state-of-the art technological capabilities at a strategically located Class A logistics center situated on a 186-acre site. The advanced technology at the 4500 Academy Road Distribution Center Property consists of DMS automation and robotic racking systems, a high-tech conveyor system with integrated supply chain technology, and a digitally monitored climate-controlled interior. These features complement the 4500 Academy Road Distribution Center Property’s 260 dock high doors, three grade level doors, and the facility’s clearance heights which are between 36’ and 40’. In addition to modern HVAC and exhaust systems, the 4500 Academy Road Distribution Center Property contains structural features, such as concrete tilt-up and steel framing on top of reinforced concrete slab and grade beams. The newly built infrastructure along with the modern technology allow the 4500 Academy Road Distribution Center Property to efficiently receive, store, and ship inventory to facilitate Academy Sports’ orders for retail store locations and e-commerce customers.

The primary access to the 4500 Academy Road Distribution Center Property, which services 74 of Academy Sports’ 259 retail stores, is a half mile from direct interchange with Interstate 40, a transportation route spanning west to east from California to North Carolina. Interstate 40 provides direct interchange with Highway 117, approximately seven miles east of the 4500 Academy Road Distribution Center Property. The close proximity to these key transportation routes, along with the building’s central location in Tennessee, enable the 4500 Academy Road Distribution Center Property to serve nearby metropolitan areas such as Nashville, Knoxville, Louisville, Atlanta, Memphis, and St. Louis all within a few hours of freight distance.

Founded in 1938, Academy Sports (NASDAQ: ASO) owns and operates sporting goods and outdoor recreational stores across 16 states in addition to an emerging e-commerce platform. Academy Sports’ merchandise products are organized across the following four divisions: outdoors, sports and recreation, apparel, and footwear. In 2020, Academy Sports retail stores averaged $22.0 million in net sales per store, average sales of $311 PSF, and an average EBITDA of $2.3 million. Academy Sports expects to open an additional 8 to 10 stores in 2022. As currently constructed, the 4500 Academy Road Distribution Center Property has the capacity to serve approximately 110 retail stores, which will aid in the company’s future retail openings. In addition, the current layout of the facility may enable Academy Sports to build upon it’s omnichannel presence and its e-commerce sales, which currently account for 10.4% of sales.

■	COVID-19 Update. As of June 6, 2021, the 4500 Academy Road Distribution Center Property is open and operating. In 2020, Academy Sports experienced one of its strongest performance years as its retail locations benefitted from their “essential business” designation and consumer demand shifted toward several of Academy Sports’ product offerings such as cooking, camping, hunting and other outdoor activities. Academy Sports received a 50.0% rent abatement at the 4500 Academy Road Distribution Center Property from June through September 2020 for which Academy Sports extended its current lease by three additional years. Academy Sports has been paying full unabated rent since October 2020. The 4500 Academy Road Distribution Center Loan Combination is not subject to any modification or forbearance requests. The first payment date of the 4500 Academy Road Distribution Center Loan Combination is July 2021.

LOAN #6: 4500 ACADEMY ROAD DISTRIBUTION CENTER

The following table presents certain information relating to the sole tenant at the 4500 Academy Road Distribution Center Property:

Sole Tenant Based on Underwritten Based Rent(1)

Tenant Name	Credit Rating (Fitch/MIS/S&P)(2)	Tenant GLA	% of GLA	UW Base Rent	% of Total UW Base Rent	UW Base Rent $ per SF	Lease Expiration	Renewal / Extension Options
Academy Sports	NR/B1/B+	1,600,000	100.0%	$7,775,778	100.0%	$4.86	2/28/2039	6, 5-year options
Total Occupied		1,600,000	100.0%	$7,775,778	100.0%	$4.86
Vacant		0	0.0	0	0.0	0.00
Total / Wtd. Avg.		1,600,000	100.0%	$7,775,778	100.0%	$4.86

(1)	Based on the underwritten rent roll dated as of June 6, 2021.

(2)	Certain ratings are those of the parent company whether or not the parent guarantees the lease.

The following table presents certain information relating to the lease rollover schedule for the 4500 Academy Road Distribution Center Property based on the initial lease expiration date:

Lease Expiration Schedule(1)

Year Ending December 31	Expiring Owned GLA	% of Owned GLA	Cumulative % of Owned GLA	UW Base Rent	% of Total UW Base Rent	UW Base Rent $ per SF	# of Expiring Leases
MTM	0	0.0%	0.0%	$0	0.0%	$0.00	0
2021	0	0.0	0.0%	0	0.0	$0.00	0
2022	0	0.0	0.0%	0	0.0	$0.00	0
2023	0	0.0	0.0%	0	0.0	$0.00	0
2024	0	0.0	0.0%	0	0.0	$0.00	0
2025	0	0.0	0.0%	0	0.0	$0.00	0
2026	0	0.0	0.0%	0	0.0	$0.00	0
2027	0	0.0	0.0%	0	0.0	$0.00	0
2028	0	0.0	0.0%	0	0.0	$0.00	0
2029	0	0.0	0.0%	0	0.0	$0.00	0
2030	0	0.0	0.0%	0	0.0	$0.00	0
2031 & Thereafter	1,600,000	100.0	100.0%	7,775,778	100.0	$4.86	1
Vacant	0	0.0	100.0%	NAP	NAP	NAP	NAP
Total / Wtd. Avg.	1,600,000	100.0%		$7,775,778	100.0%	$4.86	1

(1)	Based on the underwritten rent roll dated as of June 6, 2021.

The following table presents certain information relating to historical occupancy for the 4500 Academy Road Distribution Center Property:

Historical Leased %(1)

2019	2020	As of 6/6/2021(2)
100.0%	100.0%	100.0%

(1)	As of December 31 unless specified otherwise.

(2)	Based on the underwritten rent roll dated as of June 6, 2021.

LOAN #6: 4500 ACADEMY ROAD DISTRIBUTION CENTER

■	Underwritten Net Cash Flow. The following table presents certain information relating to the Underwritten Net Cash Flow for the 4500 Academy Road Distribution Center Property:

Cash Flow Analysis(1)

	Underwritten(2)	Underwritten $ per SF
Base Rental Revenue	$7,775,778	$4.86
Contractual Rent Steps(3)	0	0.00
Reimbursement Revenue	527,076	0.33
Gross Revenue	$8,302,855	$5.19
Vacancy Loss	(415,143)	(0.26)
Effective Gross Revenue	$7,887,712	$4.93

Real Estate Taxes	$290,445	$0.18
Insurance	163,300	0.10
Management Fee	236,631	0.15
Total Operating Expenses	$690,376	$0.43

Net Operating Income	$7,197,336	$4.50
Replacement Reserves	160,000	0.10
TI/LC	250,749	0.16
Net Cash Flow	$6,786,587	$4.24

Occupancy	100.0%
NOI Debt Yield(3)	10.0%
NCF DSCR(3)	2.63x

(1)	Historical financials are unavailable as the 4500 Academy Road Distribution Center Property, a single tenant triple-net property, was acquired at origination.

(2)	Underwritten cash flow is based on the underwritten rent roll dated June 6, 2021.

(3)	Based on the 4500 Academy Road Distribution Center Loan Combination, and excludes the 4500 Academy Road Distribution Center Mezzanine Loan.

■	Appraisal. According to the appraisal, the 4500 Academy Road Distribution Center Property had an “as-is” appraised value of $122,000,000 as of May 3, 2021.

■	Environmental Matters. According to the Phase I environmental report dated as of April 27, 2021, there are no recognized environmental conditions or recommendations for further action at the 4500 Academy Road Distribution Center Property.

■	Market Overview and Competition. The 4500 Academy Road Distribution Center Property is located within the Putnam County industrial submarket. Centrally located in Tennessee, the Putnam County submarket serves as a regional center for employment, retail, education, and healthcare for the 14-county Upper Cumberland region. The 4500 Academy Road Distribution Center Property is located in Cookeville, which is the largest town in Putnam County. Cookeville is an hour east of Nashville and home to Tennessee Technological University. According to the appraisal, the Putnam County industrial submarket contains approximately 5.5 million SF of industrial space with a vacancy rate of 3.5%, average asking rents of $5.34 PSF, and no new completions as of the first quarter in 2021. The appraisal identified six single tenant properties within 57 miles of the 4500 Academy Road Distribution Center Property and concluded market rents of $4.49 PSF, which corroborates the 4500 Academy Road Distribution Center Property’s current rent of $4.86 PSF is consistent with market levels. According to the appraisal, the primary lease comparables for the 4500 Academy Road Distribution Center Property (market rent of $4.86) are the properties located at 1000 Darrell Waltrip Drive (market rent $4.04 PSF) and 33 Athlete’s Way (market rent $6.05 PSF), which are noted with the “4500 Academy Road Distribution Center Comparable Industrial Leases” chart below. Given the long-term lease in place and lack of new supply in the market, the 4500 Academy Road Distribution Center Property has the potential to increase rental rates and maintain 100.0% occupancy.

LOAN #6: 4500 ACADEMY ROAD DISTRIBUTION CENTER

4500 Academy Road Distribution Center Comparable Industrial Leases(1)
Property Address / Location	Year Built	Tenant Name	Tenant Leased Space	Lease Date	Lease Term (years)	UW Base Rent Per SF
4500 Academy Road Cookeville, TN	2015	Academy Sports(2)	1,600,000(2)	2/1/2016(2)	23.4(2)	$4.86(2)
1000 Hixson Blvd Lebanon, TN	2018	FedEx	558,600	May-20	5.3	$3.70
1000 Darrell Waltrip Drive Lebanon, TN	2019	GEODIS Logistics	1,051,040	Jul-19	5.5	$4.04
3818 Logistics Way Antioch, TN	2018	Amazon	517,500	Sep-19	15.0	$4.00
635 Maddox Simpson Pky Lebanon, TN	1999	Lifeway	348,880	Sep-19	12.0	$3.75
33 Athlete’s Way Mount Juliet, TN	2021	Confidential	609,680	Sep-21	10.4	$6.05
533 New Paul Rd La Vergne, TN	2019	Wal-Mart	120,568	Dec-19	3.0	$6.21

(1)       Source: Appraisal, unless otherwise indicated.

(2)       Based on the underwritten rent roll dated as of June 6, 2021.

■	The Borrower. The borrower is Middleton Academy DC Investors Owner Propco DST (“Propco”), a Delaware statutory trust. The borrower is structured to be a single purpose entity having one independent trustee in its organizational structure. Legal counsel to the borrower delivered a non-consolidation opinion in connection with the origination of the 4500 Academy Road Distribution Center Loan Combination.

Middleton Partners LLC, which holds 60.0% of the Class B equity in the Propco, is a Chicago-based private equity firm with a real estate portfolio of three million square feet and experience in the acquisition and development of office, retail, residential, medical office and data center properties in various markets.

The borrower sponsors are Mitchel Greenberg, Peter Holstein and Keith Jaffee, each of whom are authorized officers of Middleton Management Company, the sole member and manager of Middleton Academy DC Investors ST LLC. Middleton Academy DC Investors ST LLC is the sole signatory trustee that holds the bare legal title to the 4500 Academy Road Distribution Center Property on behalf of the borrower, Middleton Academy DC Investors Owner Propco DST.

The borrower sponsors are experienced real estate investors and developers with expertise in distribution and manufacturing. Mitchel Greenberg is the founding principal of Middleton Partners LLC, which focuses on commercial real estate, particularly middle market manufacturing and distribution. Peter Holstein has over 25 years of experience as an active real estate developer, investor, and manager of over 4.5 million SF of office property and several hundred residential units. Keith Jaffee co-founded Focus Investments, Inc. in 2001 after 20 years of experience in manufacturing, distribution, and importing.

■	Escrows. At origination of the 4500 Academy Road Distribution Center Loan Combination, the borrower was not required to deposit any upfront reserves.

Tax Reserve. The borrower is required to deposit into a real estate tax reserve, on a monthly basis, 1/12 of the taxes that the lender estimates will be payable over the next-ensuing 12-month period; provided, however, the borrower is not required to make such monthly tax reserve deposits if (i) no 4500 Academy Road Distribution Center Trigger Period (as defined below) is continuing, (ii) the Specified Tenant (as defined below) is obligated to pay all taxes pursuant to the Specified Tenant lease and pays all such taxes, and (iii) the lender receives evidence that such taxes were paid by the applicable dates required.

Insurance Reserve. The borrower is required to deposit into an insurance reserve, on a monthly basis, 1/12 of the amount which would be sufficient to pay the insurance premiums due for the renewal of coverage afforded by such policies; provided, however, the borrower is not required to make such monthly insurance reserve deposits if (A) (i) no 4500 Academy Road Distribution Center Trigger Period is continuing, (ii) the Specified Tenant is obligated to maintain insurance policies meeting the requirements of the 4500 Academy Road Distribution Center Loan Combination documents and maintains and pays for such insurance policies, and (iii) the lender receives evidence of the same by the applicable dates required, or (B) the insurance policy constitutes an approved blanket policy pursuant to the 4500 Academy Road Distribution Center Loan Combination documents.

Replacement Reserve. To the extent that the 4500 Academy Road Distribution Center Reserve Waiver Conditions (as defined below) are not satisfied, the borrower is required to deposit into a replacement reserve, on a monthly basis, $20,000.

LOAN #6: 4500 ACADEMY ROAD DISTRIBUTION CENTER

TI/ LC Reserve. To the extent that the 4500 Academy Road Distribution Center Reserve Waiver Conditions are not satisfied, the borrower is required to deposit into a tenant improvements and leasing commission reserve, on a monthly basis, $33,333.33.

■	Lockbox and Cash Management. The 4500 Academy Road Distribution Center Loan Combination is structured with a hard lockbox and springing cash management. At origination of the 4500 Academy Road Distribution Center Loan Combination, the borrower was required to deliver a notice to the tenant directing the tenant to remit all payments under its lease directly to the lockbox account. Prior to a 4500 Academy Road Distribution Center Trigger Period, the borrower is required to cause revenue received by the borrower or the property manager (if any) to be deposited into such lockbox immediately upon receipt. All funds deposited into the lockbox are required to be transferred on each business day to or at the direction of the borrower unless a 4500 Academy Road Distribution Center Trigger Period exists. Upon the occurrence and during the continuance of a 4500 Academy Road Distribution Center Trigger Period, all funds in the lockbox account are required to be swept on each business day to a cash management account under the control of the lender to be applied and disbursed in accordance with the 4500 Academy Road Distribution Center Loan Combination documents, and all excess cash flow funds remaining in the cash management account after the application of such funds in accordance with the 4500 Academy Road Distribution Center Loan Combination documents are required to be held by the lender in an excess cash flow reserve account as additional collateral for the 4500 Academy Road Distribution Center Loan Combination. Upon the cure of the applicable 4500 Academy Road Distribution Center Trigger Period, so long as no other 4500 Academy Road Distribution Center Trigger Period exists, the lender is required to return any amounts remaining on deposit in the excess cash flow reserve account to the borrower (provided, however, to the extent that a 4500 Academy Road Distribution Center Trigger Period exists solely due to the existence of a trigger period under the 4500 Academy Road Distribution Center Mezzanine Loan, such funds will be deposited into the mezzanine debt service account). Upon an event of default under the 4500 Academy Road Distribution Center Loan Combination documents, the lender will apply funds to the debt in such priority as it may determine.

“4500 Academy Road Distribution Center Reserve Waiver Conditions” means (i) no 4500 Academy Road Distribution Center Trigger Period exists and is continuing, and (ii) the Specified Tenant’s long-term unsecured credit rating is at least B- by S&P (and at least the equivalent by each other rating agency that rates such entity).

“4500 Academy Road Distribution Center Trigger Period” means a period commencing upon the earliest to occur of (i) an event of default; (ii) a mezzanine event of default; (iii) the combined debt service coverage ratio for the 4500 Academy Road Distribution Center Property (taking into account the 4500 Academy Road Distribution Center Loan Combination and the 4500 Academy Road Distribution Center Mezzanine Loan) being less than 1.20x; and (iv) the occurrence of a 4500 Academy Road Distribution Center Specified Tenant Trigger Period (as defined below), and expiring upon (a) with respect to clause (i) above, the cure (if applicable) of such event of default, (b) with respect to clause (ii) above, lender’s receipt of written notice from mezzanine lender that every mezzanine event of default has been cured, (c) with respect to clause (iii) above, the combined debt service coverage ratio for the 4500 Academy Road Distribution Center Property (taking into account the 4500 Academy Road Distribution Center Loan Combination and the 4500 Academy Road Distribution Center Mezzanine Loan) being equal to or greater than 1.20x for two consecutive calendar quarters, and (d) with respect to clause (iv) above, such 4500 Academy Road Distribution Center Specified Tenant Trigger Period ceasing to exist.

A “4500 Academy Road Distribution Center Specified Tenant Trigger Period” means a period (A) commencing on the first to occur of (i) an event of default (as defined in the Specified Tenant lease) under the Specified Tenant lease, (ii) the Specified Tenant failing to be in actual, physical possession of the Specified Tenant space (or applicable portion thereof), the Specified Tenant failing to be open to the public for business during customary hours and/or “going dark” in 20% or more of the Specified Tenant space (or applicable portion thereof), (iii) the Specified Tenant giving written notice that it is terminating its lease for all or any portion of the Specified Tenant space, (iv) the termination or cancellation of any Specified Tenant lease (including, without limitation, rejection in any bankruptcy or similar insolvency proceeding) and/or the failure of any Specified Tenant lease to otherwise be in full force and effect, (v) any bankruptcy or similar insolvency of Specified Tenant, and (B) expiring upon the first to occur of the lender’s receipt of evidence reasonably acceptable to the lender (which such evidence may include, without limitation, a duly executed estoppel certificate from the Specified Tenant in form and substance acceptable to the lender) of (1) the satisfaction of the Specified Tenant Cure Conditions (as defined below) or (2) the borrower leasing the entire Specified Tenant space (or applicable portion thereof) in accordance with the applicable terms and conditions of the 4500 Academy Road Distribution Center Loan Combination documents, the applicable tenant under such lease being in actual, physical occupancy of, and open to the public for business in, the space demised under its lease and paying the full unabated amount of the rent due under its lease.

LOAN #6: 4500 ACADEMY ROAD DISTRIBUTION CENTER

■	Specified Tenant Cure Conditions” means each of the following, as applicable, (i) the Specified Tenant has cured all defaults under the Specified Tenant lease, (ii) the Specified Tenant is in actual, physical possession of the Specified Tenant space (or applicable portion thereof), open to the public for business during customary hours and not “dark” in the Specified Tenant space (or applicable portion thereof), (iii) the Specified Tenant has revoked or rescinded all termination or cancellation notices with respect to the Specified Tenant lease and has re-affirmed the Specified Tenant lease as being in full force and effect, (iv) with respect to any applicable bankruptcy or insolvency proceedings involving the Specified Tenant and/or the Specified Tenant lease, the Specified Tenant is no longer insolvent or subject to any bankruptcy or insolvency proceedings and has affirmed the Specified Tenant lease pursuant to final, non-appealable order, and (v) the Specified Tenant is paying full, unabated rent under the Specified Tenant lease.

■	A “Specified Tenant” means (i) Academy Sports, (ii) any other tenants of the Specified Tenant space (or any portion thereof), and (iii) any parent company of any such Specified Tenant, and any affiliate providing credit support for, or guarantor of, any such Specified Tenant lease.

■	Pilot Agreement. The 4500 Academy Road Distribution Center Property is subject to a payment-in-lieu of taxes (“PILOT”) agreement. In order to obtain the benefit of such PILOT agreements, the fee interest in such mortgaged property was conveyed to the Industrial Development Board of the City of Cookeville, Tennessee (the “IDA”) and ground leased back to the related borrower. With respect to the 4500 Academy Road Distribution Center Property, the ground lease expires on July 17, 2044, with no renewal options The related PILOT provides for a 85% abatement in real estate taxes through July 17, 2044, subject to Academy Sports reporting a sufficient number of jobs at the site each year, and can be terminated for a purchase option fee of $100.

■	Property Management. The 4500 Academy Road Distribution Center Property is self-managed.

■	Mezzanine or Secured Subordinate Indebtedness. Concurrently with the funding of the 4500 Academy Road Distribution Center Loan Combination, Fidelity Real Estate Opportunistic Income Fund, L.P. (in such capacity, the “Mezzanine Lender”) funded a mezzanine loan in the amount of $12,000,000. The 4500 Academy Road Distribution Center Mezzanine Loan is secured by the pledge of the equity interest in the sole beneficial owner of the borrower and its signatory trustee, and is coterminous with the 4500 Academy Road Distribution Center Loan Combination. The 4500 Academy Road Distribution Center Mezzanine Loan accrues interest at a rate of 9.25000% per annum. The rights of the Mezzanine Lender under the 4500 Academy Road Distribution Center Mezzanine Loan are further described under “Description of the Mortgage Pool—Additional Indebtedness—Existing Mezzanine Debt” in the Prospectus.

■	Permitted Future Mezzanine or Subordinate Indebtedness. None.

■	Release of Collateral. Not permitted.

■	Terrorism Insurance. The 4500 Academy Road Distribution Center Loan Combination documents require that the “all-risk” insurance policy required to be maintained by the borrower provide coverage for terrorism in an amount equal to the full replacement cost of the 4500 Academy Road Distribution Center Property, plus business interruption coverage in an amount equal to 100% of the projected gross income for the 4500 Academy Road Distribution Center Property until the completion of restoration or the expiration of 18 months, with a 6-month extended period of indemnity. See “Risk Factors—Risks Relating to the Mortgage Loans—Terrorism Insurance May Not Be Available for All Mortgaged Properties” in the Prospectus.

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LOAN #7: UPPER WEST SIDE AND BROOKLYN HEIGHTS PORTFOLIO

LOAN #7: UPPER WEST SIDE AND BROOKLYN HEIGHTS PORTFOLIO

LOAN #7: UPPER WEST SIDE AND BROOKLYN HEIGHTS PORTFOLIO

Mortgaged Property Information		Mortgage Loan Information
Number of Mortgaged Properties	18	Loan Seller		CREFI
Location (City/State)	Various, New York	Cut-off Date Balance		$50,000,000
Property Type	Multifamily	Cut-off Date Balance per Unit		$263,157.89
Size (Units)	190	Percentage of Initial Pool Balance		4.6%
Total Occupancy as of Various Dates(1)	98.4%	Number of Related Mortgage Loans		None
Owned Occupancy as of Various Dates(1)	98.4%	Type of Security		Fee Simple
Year Built / Latest Renovation	Various / Various	Mortgage Rate		3.63000%
Appraised Value	$95,700,000	Original Term to Maturity (Months)		120
Appraisal Date(2)	Various	Original Amortization Term (Months)		NAP
Borrower Sponsor	Fine Times, Inc.	Original Interest Only Period (Months)		120
Property Management	Fine Times Asset Management LLC	First Payment Date		7/6/2021
		Maturity Date		6/6/2031

Underwritten Revenues	$7,043,779
Underwritten Expenses	$3,066,299	Escrows(3)
Underwritten Net Operating Income (NOI)	$3,977,480		Upfront	Monthly
Underwritten Net Cash Flow (NCF)	$3,925,320	Taxes	$173,066	$173,066
Cut-off Date LTV Ratio	52.2%	Insurance	$0	Springing
Maturity Date LTV Ratio	52.2%	Replacement Reserve	$0	$4,347
DSCR Based on Underwritten NOI / NCF	2.16x / 2.13x	TI/LC	$0	$0
Debt Yield Based on Underwritten NOI / NCF	8.0% / 7.9%	Other(4)	$188,996	$0

Sources and Uses
Sources	$	%	Uses	$	%
Loan Amount	$50,000,000	98.8%	Loan Payoff	$48,040,948	94.9%
Principal’s New Cash Contribution	606,835	1.2	Closing Costs	2,203,825	4.4
			Reserves	362,062	0.7

Total Sources	$50,606,835	100.0%	Total Uses	$50,606,835	100.0%

(1)	Based on the underwritten rent rolls dated March 18, 2021 and April 7, 2021.

(2)	Appraisal reports dated between March 10, 2021 and March 30, 2021.

(3)	See “—Escrows” below.

(4)	Other upfront reserves represent deferred maintenance reserves in the amount of $188,996.

■	The Mortgage Loan. The Upper West Side and Brooklyn Heights Portfolio mortgage loan (the “Upper West Side and Brooklyn Heights Portfolio Loan”) is secured by the borrowers’ fee simple interest in a 190-unit multifamily portfolio comprised of 18 properties located in the Upper West Side neighborhood of Manhattan and the Brooklyn Heights neighborhood of Brooklyn (collectively, the “Upper West Side and Brooklyn Heights Portfolio Properties”). The Upper West Side and Brooklyn Heights Portfolio Loan has an original principal balance and an outstanding principal balance as of the Cut-off Date of $50,000,000 and represents approximately 4.6% of the Initial Pool Balance. The Upper West Side and Brooklyn Heights Portfolio Loan accrues interest at a fixed rate of 3.63000% per annum. The proceeds of the Upper West Side and Brooklyn Heights Portfolio Loan were primarily used to refinance prior debt secured by the Upper West Side and Brooklyn Heights Portfolio Properties, pay closing costs, return equity to the borrower sponsor and fund upfront reserves. The Upper West Side and Brooklyn Heights Portfolio Loan was originated on May 27, 2021 by Citi Real Estate Funding Inc. (“CREFI”).

The Upper West Side and Brooklyn Heights Portfolio Loan has an initial term of 120 months and has a remaining term of 120 months as of the Cut-off Date. The Upper West Side and Brooklyn Heights Portfolio Loan requires interest-only payments for the full term and has a scheduled maturity date that is the due date in June 2031. Provided that no event of default has occurred and is continuing under the Upper West Side and Brooklyn Heights Portfolio Loan documents voluntary prepayment of the Upper West Side and Brooklyn Heights Portfolio Loan is permitted without prepayment premium or penalty on or after the monthly payment due date occurring in March 2031.

■	The Mortgaged Properties. The Upper West Side and Brooklyn Heights Portfolio is comprised of 18 multifamily properties containing 190 units located across the Upper West Side and Brooklyn Heights neighborhoods of New York, New York and Brooklyn, New York, respectively. The residential unit mix consists of 36 studio apartments, 96 one-bedroom units, 32 two-bedroom units, 24 three-bedroom units, and two four-bedroom units. The majority of units are not rent regulated with 159 units at market rate (83.7% of unit count) and 31 rent regulated units (16.3% of unit count). The average in-place monthly rents for the studio, one-bedroom, two-bedroom, three-bedroom, and four-bedroom units are approximately $1,776, $2,554, $4,708, $5,770, and $7,075, respectively. Each property features hardwood flooring with stainless steel appliances and dishwashers. According to the underwritten rent rolls dated March 18, 2021 and April 7, 2021, the Upper West Side and Brooklyn Heights Portfolio is 98.4% occupied.

LOAN #7: UPPER WEST SIDE AND BROOKLYN HEIGHTS PORTFOLIO

The following table presents certain information relating to the individual Upper West Side and Brooklyn Heights Portfolio Properties:

Portfolio Summary

Property Name	Location	Year Built / Renovated(1)	Units	Property Occupancy(2)	Allocated Cut-off Date Balance	% Allocated Loan Cut-off Date Balance	Appraised Value(1)	% Appraised Value	UW NCF
99 Joralemon	Brooklyn Heights	1904 / NAP	29	96.6%	$8,000,000	16.0%	$12,500,000	13.1%	$670,503
82 Pierrepont	Brooklyn Heights	1890 / 1985	25	100.0%	4,810,518	9.6	8,800,000	9.2	374,554
44 W 69th Street	Upper West Side	1896 / NAP	9	100.0%	3,136,378	6.3	5,550,000	5.8	244,265
19-21 W 68th Street	Upper West Side	1894 / NAP	14	100.0%	2,831,519	5.7	6,900,000	7.2	220,474
46 W 70th Street	Upper West Side	1910 / NAP	8	100.0%	2,819,205	5.6	5,000,000	5.2	219,598
150 Columbia Heights	Brooklyn Heights	1899 / NAP	11	100.0%	2,728,419	5.5	4,700,000	4.9	212,463
46 W 69th Street	Upper West Side	1896 / NAP	7	100.0%	2,594,220	5.2	5,450,000	5.7	202,079
30 W 71st Street	Upper West Side	1888 / NAP	16	100.0%	2,507,864	5.0	4,750,000	5.0	179,061
198 Columbia Heights	Brooklyn Heights	1856 / NAP	5	100.0%	2,389,348	4.8	4,100,000	4.3	186,146
196 Columbia Heights	Brooklyn Heights	1853 / NAP	5	100.0%	2,349,279	4.7	4,100,000	4.3	183,021
9 Montague	Brooklyn Heights	1879 / 2016	10	100.0%	2,316,380	4.6	3,900,000	4.1	180,387
6 Pierrepont	Brooklyn Heights	1899 / 2017-2018	8	75.0%	2,294,563	4.6	5,700,000	6.0	178,715
23 W 68th Street	Upper West Side	1894 / NAP	7	100.0%	2,263,341	4.5	4,900,000	5.1	176,280
17 W 68th Street	Upper West Side	1894 / NAP	4	100.0%	2,110,127	4.2	3,750,000	3.9	164,395
12 W 76th Street	Upper West Side	1900 / NAP	11	100.0%	2,014,818	4.0	4,700,000	4.9	156,894
32 W 71st Street	Upper West Side	1887 / NAP	10	100.0%	1,857,882	3.7	3,900,000	4.1	144,652
53 W 73rd Street	Upper West Side	1885 / NAP	6	100.0%	1,704,944	3.4	3,900,000	4.1	132,836
219 W 71st Street	Upper West Side	1891 / NAP	5	100.0%	1,271,195	2.5	3,100,000	3.2	98,995
Total / Wtd. Avg.			190	98.4%	$50,000,000	100.0%	$95,700,000	100.0%	$3,925,320

(1)	Source: Appraisal.

(2)	As of underwritten rent rolls dated March 18, 2021 and April 7, 2021.

■	COVID-19 Update. As of June 6, 2021, the Upper West Side and Brooklyn Heights Portfolio Properties are open and operating. According to the loan sponsor, collections were 97.0% for May and June 2021. As of June 6, 2021, the Upper West Side and Brooklyn Heights Portfolio Loan is not subject to any modification or forbearance requests.

LOAN #7: UPPER WEST SIDE AND BROOKLYN HEIGHTS PORTFOLIO

The following table presents certain information relating to the unit mix at the Upper West Side and Brooklyn Heights Portfolio Properties:

Multifamily Unit Mix

Property Name	Location	Rent Controlled or Rent Stabilized	Studio	1BR	2BR	3BR	4BR	Occupancy(1)	Average Rent per Unit per Month	Average Market Rent per Unit per Month(2)
99 Joralemon	Brooklyn Heights	10	0	13	11	3	2	97%	$3,325	$3,674
82 Pierrepont	Brooklyn Heights	1	0	24	0	1	0	100%	$2,718	$2,764
44 W 69th Street	Upper West Side	0	1	6	1	1	0	100%	$3,568	$3,967
19-21 W 68th Street	Upper West Side	6	8	3	3	0	0	100%	$2,538	$3,471
46 W 70th Street	Upper West Side	2	2	3	1	2	0	100%	$4,022	$4,413
150 Columbia Heights	Brooklyn Heights	1	3	7	0	1	0	100%	$3,062	$3,100
46 W 69th Street	Upper West Side	0	0	4	2	1	0	100%	$4,051	$4,186
30 W 71st Street	Upper West Side	3	12	3	1	0	0	100%	$2,070	$2,447
198 Columbia Heights	Brooklyn Heights	0	0	0	3	2	0	100%	$5,246	$5,200
196 Columbia Heights	Brooklyn Heights	0	0	0	0	5	0	100%	$5,271	$5,300
9 Montague	Brooklyn Heights	1	2	7	0	1	0	100%	$2,694	$2,750
6 Pierrepont	Brooklyn Heights	0	1	3	1	3	0	75%	$4,775	$4,275
23 W 68th Street	Upper West Side	2	1	3	3	0	0	100%	$3,469	$3,979
17 W 68th Street	Upper West Side	0	0	0	3	1	0	100%	$5,751	$5,500
12 W 76th Street	Upper West Side	2	0	11	0	0	0	100%	$2,427	$2,800
32 W 71st Street	Upper West Side	1	1	9	0	0	0	100%	$2,280	$2,650
53 W 73rd Street	Upper West Side	2	4	0	0	2	0	100%	$3,628	$4,033
219 W 71st Street	Upper West Side	0	1	0	3	1	0	100%	$3,968	$3,960
Total / Wtd. Avg.		31	36	96	32	24	2	98.4%	$3,239	$3,490

(1)	As of underwritten rent rolls dated March 18, 2021 and April 7, 2021.

(2)	Source: Appraisal.

The following table presents certain information relating to historical leasing at the Upper West Side and Brooklyn Heights Portfolio Properties:

Historical Leased %(1)

2017	2018	2019	2020	Various(2)
96.7%	96.7%	97.3%	96.9%	98.4%

(1)	As provided by the borrower and reflects year-end occupancy for the indicated year ended December 31 unless specified otherwise.

(2)	Based on the underwritten rent rolls dated March 18, 2021 and April 7, 2021.

LOAN #7: UPPER WEST SIDE AND BROOKLYN HEIGHTS PORTFOLIO

■	Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and the Underwritten Net Cash Flow at the Upper West Side and Brooklyn Heights Portfolio Properties:

Cash Flow Analysis

	2018	2019	2020	Underwritten	Underwritten $ per Unit
Base Rent	$6,761,993	$7,389,904	$7,494,583	$7,231,403	$38,060.02
Potential Income from Vacant Units	0	0	0	118,800	625.26
Gross Potential Rent	$6,761,993	$7,389,904	$7,494,583	$7,350,203	$38,685.28
Vacancy & Credit Loss & Concessions	(155,000)	(405,273)	(433,051)	(367,510)	(1,934.26)
Total Rent	6,606,993	6,984,631	7,061,532	6,982,693	36,751.02
Other Income(1)	0	0	0	61,085	321.50
Effective Gross Income	$6,606,993	$6,984,631	$7,061,532	$7,043,779	$37,072.52

Real Estate Taxes	1,721,617	1,823,148	1,907,434	1,946,240	10,243.37
Insurance	142,942	159,860	161,333	185,336	975.45
Management Fee	198,264	209,539	211,846	211,313	1,112.18
Other Operating Expenses	667,687	724,811	751,474	723,409	3,807.42
Total Operating Expenses	$2,730,510	$2,917,358	$3,032,087	$3,066,299	$16,138.41

Net Operating Income	$3,876,482	$4,067,273	$4,029,445	$3,977,480	$20,934.11
Replacement Reserves	0	0	0	52,160	274.53
Capital Expenditures	0	0	0	0	0.00
Net Cash Flow	$3,876,482	$4,067,273	$4,029,445	$3,925,320	$20,659.58

Occupancy	96.7%	97.3%	96.9%	95.0%(2)
NOI Debt Yield	7.8%	8.1%	8.1%	8.0%
NCF DSCR	2.11x	2.21x	2.19x	2.13x

(1)	Other Income consists of a $49,585 roof agreement with AT&T at the 99 Joralemon property, an $8,700 laundry agreement with Hercules Corp. at the 82 Pierrepont Street and 99 Joralemon properties, and a $2,800 basement storage lease with VIR Piping Inc. at the 23 W 68th Street property.

(2)	Underwritten Occupancy for the multifamily units is underwritten to an economic occupancy of 95.0%.

■	Appraisal. According to the appraisal reports dated between March 10, 2021 and March 30, 2021, the Upper West Side and Brooklyn Heights Portfolio Properties had an aggregate “as-is” appraised value of $95,700,000.

Appraisal Summary

Property	Appraisal Approach	Value	Capitalization Rate
99 Joralemon	Direct Capitalization	$12,500,000	4.75%
82 Pierrepont	Direct Capitalization	$8,800,000	4.50%
44 W 69th Street	Direct Capitalization	$5,550,000	4.50%
19-21 W 68th Street	Direct Capitalization	$6,900,000	3.00%
46 W 70th Street	Direct Capitalization	$5,000,000	4.50%
150 Columbia Heights	Direct Capitalization	$4,700,000	4.50%
46 W 69th Street	Direct Capitalization	$5,450,000	3.75%
30 W 71st Street	Direct Capitalization	$4,750,000	4.00%
198 Columbia Heights	Direct Capitalization	$4,100,000	4.50%
196 Columbia Heights	Direct Capitalization	$4,100,000	4.50%
9 Montague	Direct Capitalization	$3,900,000	4.50%
6 Pierrepont	Direct Capitalization	$5,700,000	4.50%
23 W 68th Street	Direct Capitalization	$4,900,000	3.50%
17 W 68th Street	Direct Capitalization	$3,750,000	4.50%
12 W 76th Street	Direct Capitalization	$4,700,000	3.50%
32 W 71st Street	Direct Capitalization	$3,900,000	3.75%
53 W 73rd Street	Direct Capitalization	$3,900,000	3.50%
219 W 71st Street	Direct Capitalization	$3,100,000	4.00%
Total / Wtd. Avg.		$95,700,000	4.17%

■	Environmental Matters. According to Phase I environmental reports, dated April 6, 2021, there are no recognized environmental conditions or recommendations for further action at the Upper West Side and Brooklyn Heights Portfolio Properties.

■	Market Overview and Competition. The Upper West Side and Brooklyn Heights Portfolio has 11 properties located throughout the Upper West Side neighborhood of Manhattan, New York and seven properties located throughout the Brooklyn Heights neighborhood of Brooklyn, New York.

LOAN #7: UPPER WEST SIDE AND BROOKLYN HEIGHTS PORTFOLIO

The Upper West Side is home to many cultural attractions including the Museum of Natural History and Rose Center for Earth and Space, the New York Historical Society, the Children’s Museum of Manhattan, and the Lincoln Center for the Performing Arts. Another significant attraction is Central Park, which is a short walk from many of the Upper West Side and Brooklyn Heights Portfolio Properties. Central Park is an 843-acre park in the center of Manhattan and is visited by more than eight million people each year. Central Park offers many attractions to nearby residents including playgrounds, bicycling, fishing, boating, ice-skating, tennis, baseball and softball fields, sports, fine dining, and a zoo.

Per a third party report, as of March 31, 2021 the Upper West Side multifamily submarket, has an inventory of 56,752 units, vacancy of rate of 3.9%, and average market rent of $4,594 per unit. Annual vacancy rates for 2018 through 2020 were 2.7%, 2.9% and 4.6%, respectively.

The Brooklyn Heights neighborhood is located on the Brooklyn waterfront and is inhabited by families and professionals due to its access to Midtown Manhattan. The immediate area is served by the Metropolitan Transportation Authority, with bus stops along Cadman Plaza West. Three subway lines (2, 3 and R) and four bus lines service the area providing commuter service to Midtown and Downtown employment centers. The closest subway service is provided on the 2 and 3 train at Clark Street as well as the Borough Hall subway station. The R train can be accessed via the Court Street Station.

Per a third party report, as of March 31, 2021 the Downtown Brooklyn multifamily submarket has an inventory of 21,110 units, vacancy rate of 5.3%, and average market rent of $3,619 per unit. Annual vacancy rates for 2018 through 2020 were 4.7%, 2.9% and 5.5%, respectively.

The following table presents certain information relating to the appraiser’s conclusion for average monthly market rent at the Upper West Side and Brooklyn Heights Portfolio Properties:

Unit Market Rent Conclusions(1)

Property	Location	Studio	1BR	2BR	3BR	4BR

99 Joralemon	Brooklyn Heights	N/A	$2,800	$3,700	$4,900	$7,375
82 Pierrepont	Brooklyn Heights	N/A	$2,700	N/A	$4,300	N/A
44 W 69th Street	Upper West Side	$2,200	$3,650	$5,500	$6,100	N/A
19-21 W 68th Street	Upper West Side	$2,400	$3,800	$6,000	N/A	N/A
46 W 70th Street	Upper West Side	$1,700	$3,600	$8,700	$6,200	N/A
150 Columbia Heights	Brooklyn Heights	$2,200	$3,100	N/A	$5,800	N/A
46 W 69th Street	Upper West Side	N/A	$3,200	$5,500	$5,500	N/A
30 W 71st Street	Upper West Side	$2,200	$2,850	$4,200	N/A	N/A
198 Columbia Heights	Brooklyn Heights	N/A	N/A	$5,200	$5,200	N/A
196 Columbia Heights	Brooklyn Heights	N/A	N/A	N/A	$5,300	N/A
9 Montague	Brooklyn Heights	$2,100	$2,500	N/A	$5,800	N/A
6 Pierrepont	Brooklyn Heights	$2,300	$3,100	$4,000	$6,200	N/A
23 W 68th Street	Upper West Side	$2,500	$3,650	$4,800	N/A	N/A
17 W 68th Street	Upper West Side	N/A	N/A	$4,900	$7,300	N/A
12 W 76th Street	Upper West Side	N/A	$2,800	N/A	N/A	N/A
32 W 71st Street	Upper West Side	$2,200	$2,700	N/A	N/A	N/A
53 W 73rd Street	Upper West Side	$2,300	N/A	N/A	$7,500	N/A
219 W 71st Street	Upper West Side	$1,900	N/A	$4,300	$5,000	N/A

(1)	Source: Appraisal.

■	The Borrowers. The borrowers are 19 West 68th Street LLC, 23 West 68th Street LLC, 30 West 71st Street LLC, 32 West 71st Street LLC, 219 West 71st Street LLC, 44 West 69th Street LLC, 46 West 69th Street LLC, 46 West 70th Street LLC, 53 West 73rd Street, LLC, 82 Pierrepont Street LLC, 150 Columbia Heights, LLC, 196 Columbia Heights LLC, 198 Columbia Associates LLC, 9 Montague Associates LLC, 6 Pierrepont Associates LLC, 12 West 76th Holding Company, LLC, 99 Joralemon Street LLC, each a New York limited liability company and single purpose entity. Legal counsel to the borrowers delivered a non-consolidation opinion in connection with the origination of Upper West Side and Brooklyn Heights Portfolio Loan. Fine Times, Inc. is the sponsor and nonrecourse carve-out guarantor for the Upper West Side and Brooklyn Heights Portfolio Loan. Fine Times, Inc. is a boutique owner and operator of brownstones located throughout New York City and Brooklyn with 36 assets under ownership.

■	Escrows. At origination of the Upper West Side and Brooklyn Heights Portfolio Loan, the borrowers deposited (i) approximately $173,066 for a real estate tax reserve and (ii) approximately $188,996 into an immediate repair reserve.

Tax Reserve. The borrowers are required to deposit into a real estate tax reserve, on a monthly basis, 1/12 of the taxes that the lender estimates will be payable over the next-ensuing 12-month period (initially estimated to be $173,066).

Insurance Reserve. The borrowers are required to deposit into an insurance reserve, on a monthly basis, 1/12 of the amount which will be sufficient to pay the insurance premiums due for the renewal of coverage afforded by such policies;

LOAN #7: UPPER WEST SIDE AND BROOKLYN HEIGHTS PORTFOLIO

provided, however, such insurance reserve has been conditionally waived so long as the borrowers maintain a blanket policy meeting the requirements of the Upper West Side and Brooklyn Heights Portfolio Loan documents.

Replacement Reserve. The borrowers are required to deposit into a replacement reserve, on a monthly basis, an amount equal to approximately $4,347.

■	Lockbox and Cash Management. The Upper West Side and Brooklyn Heights Portfolio Loan is structured with a springing lockbox and springing cash management. From and after the first occurrence of an Upper West Side and Brooklyn Heights Portfolio Trigger Period (as defined below), the borrowers are required to establish a lockbox account for the sole and exclusive benefit of the lender into which the borrowers are required to deposit all revenue generated by the Upper West Side and Brooklyn Heights Portfolio Properties. The borrowers are required, within five business days of an Upper West Side and Brooklyn Heights Portfolio Trigger Period, to deliver a tenant direction letter to any commercial tenants at the Upper West Side and Brooklyn Heights Portfolio Properties, directing them to remit their rent checks directly to the lender-controlled lockbox. All funds deposited into the lockbox are required to be transferred on each business day to or at the direction of the borrowers unless an Upper West Side and Brooklyn Heights Portfolio Trigger Period exists. Upon the occurrence and during the continuance of an Upper West Side and Brooklyn Heights Portfolio Trigger Period, all funds in the lockbox account are required to be swept on each business day to a cash management account under the control of the lender to be applied and disbursed in accordance with the Upper West Side and Brooklyn Heights Portfolio Loan documents, and all excess cash flow funds remaining in the cash management account after the application of such funds in accordance with the Upper West Side and Brooklyn Heights Portfolio Loan documents are required to be held by the lender in an excess cash flow reserve account as additional collateral for the Upper West Side and Brooklyn Heights Portfolio Loan. Upon the cure of the applicable Upper West Side and Brooklyn Heights Portfolio Trigger Period, so long as no other Upper West Side and Brooklyn Heights Portfolio Trigger Period exists, the lender is required to return any amounts remaining on deposit in the excess cash flow reserve account to the borrowers. Upon an event of default under the Upper West Side and Brooklyn Heights Portfolio Loan documents, the lender will apply funds to the debt in such priority as it may determine.

A “Upper West Side and Brooklyn Heights Portfolio Trigger Period” means a period (A) commencing upon the earliest to occur of (i) the occurrence and continuance of an event of default under the Upper West Side and Brooklyn Heights Portfolio Loan documents and (ii) the debt yield being less than 6.50% (tested quarterly) and (B) expiring upon (y) with respect to an Upper West Side and Brooklyn Heights Portfolio Trigger Period which commenced in connection with clause (i), the cure, if applicable, of such event of default and (z) with respect to an Upper West Side and Brooklyn Heights Portfolio Trigger Period which commenced in connection with clause (ii), the debt yield being equal to or greater than 6.50% for two consecutive calendar quarters. Notwithstanding the foregoing, an Upper West Side and Brooklyn Heights Portfolio Trigger Period will not be deemed to expire in the event that an Upper West Side and Brooklyn Heights Portfolio Trigger Period then exists for any other reason.

■	Property Management. The Upper West Side and Brooklyn Heights Portfolio Properties are currently managed by Fine Times Asset Management LLC, an affiliate of the sponsor.

■	Current Mezzanine or Secured Subordinate Indebtedness. None.

■	Mezzanine or Secured Subordinate Indebtedness. None.

■	Release of Collateral. Provided that no event of default is continuing under the Upper West Side and Brooklyn Heights Portfolio Loan documents, at any time after the earlier to occur of (i) May 27, 2025 and (ii) two years after the closing date of the securitization, and prior to March 6, 2031, the borrowers may deliver defeasance collateral and obtain release of one or more individual Upper West Side and Brooklyn Heights Portfolio Properties, in each case, provided that, among other conditions, (i) the defeasance collateral is in an amount equal to the greater of (a) 120% of the allocated loan amount for the individual Mortgaged Property, and (b) 100% of the net sales proceeds applicable to such individual Upper West Side and Brooklyn Heights Portfolio Property, (ii) the borrowers deliver a REMIC opinion, (iii) the borrowers deliver a rating agency confirmation, (iv) as of the date of the consummation of the partial release, after giving effect to the release, the debt service coverage ratio with respect to the remaining Upper West Side and Brooklyn Heights Portfolio Properties is greater than the greater of (a) 2.16x, and (b) the debt service coverage ratio for all of the Upper West Side and Brooklyn Heights Portfolio Properties immediately prior to the consummation of the partial release, (v) as of the date of the consummation of the partial release, after giving effect to the release, the loan-to-value ratio with respect to the remaining Upper West Side and Brooklyn Heights Portfolio Properties is no greater than the lesser of (a) 60% and (b) the loan-to-value ratio for all of the Upper West Side and Brooklyn Heights Portfolio Properties immediately prior to the consummation of the partial release, and (vi) the lender will have determined that, after giving effect to the release, the Upper West Side and Brooklyn Heights Portfolio Property located at 17 West 68th Street does not account for 10% or more of the remaining Upper West Side and Brooklyn Heights Portfolio Properties net operating income and/or more than 10% of the value of the remaining Upper West Side and Brooklyn Heights Portfolio Properties.

LOAN #7: UPPER WEST SIDE AND BROOKLYN HEIGHTS PORTFOLIO

■	Terrorism Insurance. The borrowers are required to maintain an “all-risk” insurance policy that provides coverage for terrorism in an amount equal to the full replacement cost of the Upper West Side and Brooklyn Heights Portfolio Properties, plus business interruption coverage in an amount equal to 100% of the projected gross income for the applicable Upper West Side and Brooklyn Heights Portfolio Property for 12 months with six months of extended indemnity. The “all-risk” policy containing terrorism insurance is required to contain a deductible that is acceptable to the lender and is no greater than $25,000. See “Risk Factors—Risks Relating to the Mortgage Loans—Terrorism Insurance May Not Be Available for All Mortgaged Properties” in the Prospectus.

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LOAN #8: 105 WEST 125TH STREET

LOAN #8: 105 WEST 125TH STREET

LOAN #8: 105 WEST 125TH STREET

Mortgaged Property Information			Mortgage Loan Information
Number of Mortgaged Properties	1		Loan Seller		GSMC
Location (City/State)	New York, New York		Cut-off Date Balance		$45,000,000
Property Type	Office		Cut-off Date Balance per SF		$297.39
Size (SF)	151,316		Percentage of Initial Pool Balance		4.1%
Total Occupancy as of 4/1/2021	100.0%		Number of Related Mortgage Loans		None
Owned Occupancy as of 4/1/2021	100.0%		Type of Security		Leasehold
Year Built / Latest Renovation	2001 / NAP		Mortgage Rate		3.10000%
Appraised Value	$72,300,000		Original Term to Maturity (Months)		120
Appraisal Date	4/29/2021		Original Amortization Term (Months)		NAP
Borrower Sponsor	David Werner and Lloyd Goldman		Original Interest Only Period (Months)		120
Property Management	BLDG Management Company, Inc.		First Payment Date		7/6/2021
			Maturity Date		6/6/2031

Underwritten Revenues	$7,622,885
Underwritten Expenses	$2,649,865		Escrows(1)
Underwritten Net Operating Income (NOI)	$4,973,020			Upfront	Monthly
Underwritten Net Cash Flow (NCF)	$4,443,454		Taxes	$21,500	$3,071
Cut-off Date LTV Ratio	62.2%		Insurance	$297	$297
Maturity Date LTV Ratio	62.2%		Immediate Repairs	$37,950	$0
			Replacement Reserve	$0	$3,152
DSCR Based on Underwritten NOI / NCF	3.52x / 3.14x		TI/LC	$0	Springing
Debt Yield Based on Underwritten NOI / NCF	11.1% / 9.9%		Other(2)	$42,281	Springing

Sources and Uses
Sources	$	%	Uses	$	%
Loan Amount	$45,000,000	66.3%	Purchase Price	$67,500,000	99.4%
Borrower Sponsor Equity	18,874,279	27.8	Closing Costs	272,251	0.4
Preferred Equity	4,000,000	5.9	Upfront Reserves	102,028	0.2
Total Sources	$67,874,279	100.0%	Total Uses	$67,874,279	100.0%

(1)	See “—Escrows” below.

(2)	Other upfront reserves represent an unfunded obligations reserve of $42,281 and an office sublease rents reserve that will spring during the continuance of a 105 West 125th Street Trigger Period (as defined below).

■	The Mortgage Loan. The 105 West 125th Street mortgage loan (the “105 West 125th Street Loan”) is a fixed rate loan secured by a first mortgage encumbering the borrower’s leasehold interest in the office component of a mixed-use condominium property located in New York, New York (the “105 West 125th Street Property”). The 105 West 125th Street Loan is evidenced by a promissory note with an original principal balance and outstanding principal balance as of the Cut-off Date of $45,000,000, representing approximately 4.1% of the Initial Pool Balance.

The 105 West 125th Street Loan was originated by Goldman Sachs Bank USA (“GSBI”) on May 26, 2021. The 105 West 125th Street Loan has a 10-year interest only term and accrues interest at a fixed rate of 3.10000% per annum. The 105 West 125th Street Loan proceeds were used to acquire the 105 West 125th Street Property, fund upfront reserves and pay origination costs.

The 105 West 125th Street Loan had an initial term of 120 months and has a remaining term of 120 months as of the Cut-off Date. The scheduled maturity date of the 105 West 125th Street Loan is the due date in June 2031. Voluntary prepayment of the 105 West 125th Street Loan in whole (but not in part) is permitted on or after the due date occurring in March 2031 without payment of any prepayment premium. Defeasance of the 105 West 125th Street Loan in whole (but not in part) is permitted at any time after the second anniversary of the closing date of the securitization.

■	The Mortgaged Property. The 105 West 125th Street Property is located in a Class A, multi-tenant mixed-use building located in Harlem, New York. The 105 West 125th Street Property is the 151,316 SF office condominium unit in the building. The 105 West 125th Street Property is a subleasehold ownership interest in a 7-story office condominium located at the corner of 125th Street and Lenox Avenue. The improvements were constructed in 2001 and are part of a larger mixed-use development known as the “Harlem Center”, which consists of an additional 3-stories of retail condominium space comprising approximately 126,000 SF beneath the 105 West 125th Street Property.

As of April 1, 2021, the Property was 100.0% leased to five tenants across the state government and non-profit sectors.

The largest tenant based on underwritten base rent is the New York State Office of Temporary & Disability Assistance (“OTDA”) (68,791 SF; 45.5% of NRA; 45.6% of UW Base Rent). The OTDA seeks to help vulnerable New Yorkers meet their essential needs and to provide housing, employment, and nutrition opportunities for those in need. Specific functions of the OTDA include: providing temporary cash assistance; providing assistance in paying for food; providing heating assistance; overseeing New York State’s child support enforcement program; determining certain aspects of eligibility for Social Security Disability benefits; supervising homeless housing and services programs; and providing assistance to certain immigrant populations.

LOAN #8: 105 WEST 125TH STREET

The second largest tenant based on underwritten base rent is Neighborhood Defender (32,396 SF; 21.4% of NRA; 19.8% of UW Base Rent). Founded in Harlem, New York in 1990, the Neighborhood Defender Service (“NDS”) is a public defense service that is comprised of a team of criminal and civil attorneys, social workers, investigators, paralegals, law school students, social work interns, and pro bono attorneys. The firm works on behalf of its clients to identify and address the underlying issues that entangle them with the criminal justice system. NDS’s ultimate objective is to leverage its suite of resources to help its clients remove themselves from the criminal justice system altogether.

The third largest tenant based on underwritten base rent is the Children’s Aid Society (22,826 SF; 15.1% of NRA; 16.1% of UW Base Rent). Founded in 1853, the Children’s Aid Society seeks to help underprivileged children in poverty succeed through comprehensive support in targeted high-needs New York City neighborhoods. The organization’s services include preschool, community school, and after school programs for those at risk. The Children’s Aid Society is comprised of teachers, social workers, coaches, and healthcare providers that seek to transform the lives of New York’s disadvantaged youth.

■	COVID-19 Update. As of June 8, 2021, the 105 West 125th Street Loan is not subject to any modification or forbearance request. The first payment date for the 105 West 125th Street Loan is July 6, 2021.

The following table presents certain information relating to the tenants at the 105 West 125th Street Property:

Largest Tenants Based on Underwritten Base Rent(1)

Tenant Name	Credit Rating (Fitch/MIS/S&P)	Tenant NRA	% of NRA	UW Base Rent	% of Total UW Base Rent	UW Base Rent $ per SF	Lease Expiration	Renewal / Extension Options
NYS Office of Temp & Disability Insurance	AA+ / Aa2 / AA+	68,791	45.5%	$3,102,474	45.6%	$45.10	1/31/2029	None
Neighborhood Defender	NR / NR / NR	32,396	21.4%	1,347,216	19.8%	41.59	3/31/2031	None
Children’s Aid Society(2)	NR / NR / NR	22,826	15.1%	1,095,648	16.1%	48.00	8/31/2034	None
NYS Gaming Commission	AA+ / Aa2 / AA+	14,373	9.5%	648,222	9.5%	45.10	1/31/2029	None
Sheltering Arms	NR / NR / NR	12,930	8.5%	606,676	8.9%	46.92	12/31/2025	2, 5-year options
All Tenants		151,316	100.0%	$6,800,236	100.0%	$44.94
Vacant		0	0.0%	NAP	NAP	NAP
Total / Wtd. Avg. All Owned Tenants		151,316	100.0%	$6,800,236	100.0%	$44.94

(1)	Based on the rent roll dated April 1, 2021.

(2)	Children’s Aid Society has the right to terminate its space (22,826 SF) effective at any time after September 2025 with notice to the landlord and payment of a termination fee.

The following table presents certain information relating to the lease rollover schedule at the 105 West 125th Street Property, based on initial lease expiration dates:

Lease Expiration Schedule(1)

Year Ending December 31	Expiring Owned NRA	% of Owned NRA	Cumulative % of Owned NRA	UW Base Rent	% of Total UW Base Rent	UW Base Rent $ per SF	# of Expiring Tenants
MTM	0	0.0%	0.0%	$0	0.0%	$0.00	0
2021	0	0.0%	0.0%	$0	0.0%	$0.00	0
2022	0	0.0%	0.0%	$0	0.0%	$0.00	0
2023	0	0.0%	0.0%	$0	0.0%	$0.00	0
2024	0	0.0%	0.0%	$0	0.0%	$0.00	0
2025	12,930	8.5%	8.5%	$606,676	8.9%	$46.92	1
2026	0	0.0%	8.5%	$0	0.0%	$0.00	0
2027	0	0.0%	8.5%	$0	0.0%	$0.00	0
2028	0	0.0%	8.5%	$0	0.0%	$0.00	0
2029	83,164	55.0%	63.5%	$3,750,696	55.2%	$45.10	2
2030	0	0.0%	63.5%	$0	0.0%	$0.00	0
2031	32,396	21.4%	84.9%	$1,347,216	19.8%	$41.59	1
2032 & Thereafter	22,826	15.1%	100.0%	$1,095,648	16.1%	$48.00	1
Vacant	0	0.0%	100.0%	NAP	NAP	NAP	NAP
Total / Wtd. Avg.	151,316	100.0%		$6,800,236	100.0%	$44.94	5

(1)	Based on the underwritten rent roll dated April 1, 2021.

LOAN #8: 105 WEST 125TH STREET

The following table presents certain information relating to historical leasing at the 105 West 125th Street Property:

Historical Leased %(1)

	2018	2019	2020	As of 4/1/2021(2)
Owned Space	100.0%	85.9%	97.5%	100.0%

(1)	As provided by the borrower and reflects average occupancy for the indicated year ended December 31 unless specified otherwise

(2)	Based on the underwritten rent roll dated April 1, 2021.

■	Underwritten Net Cash Flow. The following table presents certain information relating to the Underwritten Net Cash Flow at the 105 West 125th Street Property:

Cash Flow Analysis(1)

	2018	2019	2020	Underwritten(2)	Underwritten $ per SF
Base Rent	$5,969,586	$6,211,235	$6,449,016	$6,800,236	$44.94
Rent Steps(3)	0	0	0	306,169	2.02
Reimbursements	741,858	532,410	596,598	643,477	4.25
Other Revenue	326,032	347,900	274,130	256,538	1.70
Vacancy & Credit Loss(4)	0	(787,640)	(619,226)	(383,534)	(2.53)
Effective Gross Income	$7,037,476	$6,303,904	$6,700,518	$7,622,885	$50.38

Real Estate Taxes	35,589	38,887	37,695	36,857	$0.24
Insurance	46,402	77,380	88,963	147,015	$0.97
Management Fee	110,198	98,472	106,602	228,687	$1.51
Other Operating Expenses	2,133,919	2,140,805	2,121,226	2,237,307	$14.79
Total Operating Expenses	$2,326,108	$2,355,543	$2,354,486	$2,649,865	$17.51

Net Operating Income	$4,711,368	$3,948,361	$4,346,033	$4,973,020	$32.87
TI/LC	0	0	0	491,737	3.25
Replacement Reserves	0	0	0	37,829	0.25
Net Cash Flow	$4,711,368	$3,948,361	$4,346,033	$4,443,454	$29.37

Occupancy	100.0%	85.9%	97.5%	95.2%
NOI Debt Yield(5)	10.5%	8.8%	9.7%	11.1%
NCF DSCR(6)	3.33x	2.79x	3.07x	3.14x

(1)	Certain items such as straight line rent, interest expense, interest income, lease cancellation income, depreciation, amortization, debt service payments and any other non-recurring or non-operating items were excluded from the historical presentation and are not considered for underwritten cash flow.

(2)	Based on the underwritten rent roll dated April 1, 2021.

(3)	Represents 12 months of rent steps.

(4)	Represents an underwritten economic vacancy of 4.8%.

(5)	Calculated based on the aggregate outstanding principal balance as of the Cut-off Date of the 105 West 125th Street Loan.

(6)	Based on the interest only debt service payments of the 105 West 125th Street Loan.

■	Appraisal. According to the appraisal, the 105 West 125th Street Property has an “as is” appraised value of $72,300,000 as of April 29, 2021.

■	Environmental Matters. According to a Phase I environmental report, dated May 6, 2021, there are no recognized environmental conditions or recommendations for further action at the 105 West 125th Street Property.

■	Market Overview and Competition. The 105 West 125th Street Property is located in New York, New York. It is part of the New York City-Jersey City-White Plains metro area (New York City Metro). The immediate neighborhood around the 105 West 125th Street Property is conveniently located to public transit and area roadways; primary access is provided by West 125th Street, Adam Clayton Powell Jr. Boulevard, and Malcolm X Boulevard (Lenox Avenue). These are two-way, four-lane major, signal controlled, inter-neighborhood streets, providing access to the north and south of Manhattan and to the east and the west side of Upper Manhattan. Harlem 125th Street is a major retail corridor in the Harlem/North Manhattan submarket, with connectivity to MTA’s metro north station and Harlem River Drive in the east. The 105 West 125th Street Property’s neighborhood is a commercial area with relatively easy access to the rest of Manhattan, with commercial needs driven by local and regional tenancy. According to the appraisal dated May 25, 2021, there is about 690,000 SF of office space under-construction in Harlem/North Manhattan, the most space under construction in more than a decade. This represents a continuation of new development in the submarket, which had already seen 76,000 SF deliver over the past three years.

LOAN #8: 105 WEST 125TH STREET

The following chart displays six office lease comparables for the 105 West 125th Street Property. Comparable leases range in size from 1,000 SF to 68,970 SF. Initial asking rents at the comparable properties ranged between $43.50 and $55.00 per SF with a weighted average of approximately $45.68 per SF. The 105 West 125th Street Property has an in-place rent of $45.10 per SF.

Summary of Comparable Office Leases(1)

Property Name	Tenant Name	Tenant Leased Space (SF)	Lease Sign Date	Lease Term (years)	Base Rent Per SF
105 West 125th Street, New York, NY	NYS Office of Temp & Disability Assistance	68,791	Feb 2004(2)	25.0(2)	$45.10(2)
2017 1st Avenue, New York, NY	East Harlem Scholars Academy	68,970	Jan 2021	15.0	$43.50
51 East 125th Street, New York, NY	Off Market Houses LLC & Joshua Adler	1,500	Aug 2020	7.0	$40.00
617 West 181st Street, New York, NY	Adult Social	14,859	Aug 2019	10.0	$55.00
286 Lenox Avenue, New York, NY	Child Mind Institute	4,489	Jun 2019	10.3	$47.00
286 Lenox Avenue, New York, NY	Visiting Nurse Services	9,070	Jun 2019	10.0	$47.00
306 West 106th Street, New York, NY	City Births	1,000	Feb 2019	10.0	$48.00

(1)	Source: Appraisal.

(2)	Based on the underwritten rent roll dated April 1, 2021.

■	The Borrower. The borrower is 125th Street Office Center LLC, a single purpose entity and Delaware limited liability company with two independent directors. Legal counsel to the borrower delivered a non-consolidation opinion in connection with the origination of the 105 West 125th Street Loan. David Werner and Lloyd Goldman are the borrower sponsors and non-recourse carveout guarantors.

■	Escrows. At loan origination, the borrower deposited (i) approximately $42,281 into a reserve for certain unfunded obligations, (ii) approximately $297 into an insurance reserve, (iii) approximately $21,500 into a tax reserve and (iv) approximately $37,950 into an immediate repairs reserve.

Tax Reserve - On each due date, the borrower is required to fund 1/12 of the taxes that the lender reasonably estimates will be payable over the next-ensuing 12-month period.

Office Sublease Rents Reserve - On each due date during the continuance of a 105 West 125th Street Trigger Period or a 105 West 125th Street Rollover Reserve Period, the borrower is required to fund 1/12 of the office sublease rents that the lender reasonably estimates will be payable over the next-ensuing 12-month period.

Insurance Reserve - On each due date, the borrower is required to fund 1/12 of the insurance premiums that the lender reasonably estimates will be payable over the next-ensuing 12-month period.

Capital Expenditures Reserve – On each due date, the borrower is required to fund a capital expenditure reserve in the amount of approximately $3,152.

TI/LC Reserve - On each due date during the period from and including the first due date in fiscal year 2026 through and including the last due date occurring in fiscal year 2027, the borrower is required to fund a TI/LC reserve in the amount of approximately $25,219.

■	Lockbox and Cash Management. The 105 West 125th Street Loan is structured with a hard lockbox and springing cash management. The borrower was required to deliver tenant direction letters to all tenants of the 105 West 125th Street Property to directly deposit all rents into a lender-controlled lockbox account. In addition, the borrower is required to cause all cash revenues relating to the 105 West 125th Street Property and all other money received by the borrower or the property manager with respect to the 105 West 125th Street Property (other than tenant security deposits) to be deposited into such lockbox account or a lender-controlled cash management account within one business day of receipt thereof. On each business day that no 105 West 125th Street Trigger Period, or event of default under the 105 West 125th Street Loan is continuing, all funds in the lockbox account are required to be swept into a borrower-controlled operating account. On each business day that a 105 West 125th Street Trigger Period or an event of default under the 105 West 125th Street Loan is continuing, all funds in the lockbox account are required to be swept into the lender-controlled cash management account.

During the continuance of a 105 West 125th Street Trigger Period or an event of default under the 105 West 125th Street Loan, all amounts on deposit in the cash management account after payment of debt service, required reserves and budgeted operating expenses are required to be deposited into (a) a rollover reserve if occurring during the continuance of a 105 West 125th Street Rollover Period or (b) an excess cash flow reserve account as additional collateral for the 105 West 125th Street Loan.

“105 West 125th Street Trigger Period” means each period beginning when (a) the debt yield, determined as of the first day of any fiscal quarter, is less than 9% and ending when the debt yield, determined as of the first day of each of

LOAN #8: 105 WEST 125TH STREET

two consecutive fiscal quarters thereafter, is equal to or greater than 9%, (b) the financial reports required under the 105 West 125th Street Loan documents are not delivered to the lender as and when required (subject to any applicable notice and cure periods) and ending when such reports are delivered and they indicate, in fact, that no 105 West 125th Street Trigger Period is ongoing, (c) for so long as any tenant under a Major Lease is in monetary default or other material default (beyond any applicable notice and cure period) or (d) for so long as any tenant under a Major Lease (i) goes dark (other than a tenant that has (or has a lease guarantor that has) a long-term credit rating of BBB- or higher by S&P or Baa3 by Moody’s), (ii) is the subject of a bankruptcy or similar proceeding, (iii) has given to the borrower notice of tenant’s intention to exercise a termination right (provided, that a notice given to the borrower of tenant’s intention to not make required payments will be deemed a notice of termination), (iv) has not renewed its least at least 12 months prior to the scheduled lease expiration date or (v) has given the borrower its intent to vacate its leased premises or forego a renewal option (provided that a 105 West 125th Street Trigger Period with respect to this clause (v) will commence upon the earlier of (x) 12 months prior to the expiration date of such lease and (y) the last date upon which such tenant is entitled to deliver notice of its renewal option); provided, further, that such 105 West 125th Street Trigger Period will immediately terminate with respect to clause (c) and (d) upon the ceasing of the occurrence of such condition that resulted in such 105 West 125th Street Trigger Period or the space demised under such Major Lease being replaced by a qualifying replacement lease, rent commencement has occurred and all leasing commissions and tenant improvement costs have been paid or remitted to the lender for deposit in the unfunded obligations reserve in accordance with the 105 West 125th Street Loan documents.

“105 West 125th Street Rollover Reserve Period” means the period commencing on January 31, 2028, if a 105 West 125th Street Rollover Termination Event has not occurred, and ending upon the subsequent occurrence of a 105 West 125th Street Rollover Termination Event.

“105 West 125th Street Rollover Termination Event” means, with respect to each of the Neighborhood Defender lease or the OTDA lease, that either (i) the borrower and the tenant under such lease have entered into a renewal of such lease which is (x) for an extended term of at least five years beyond the scheduled expiration date set forth in such lease in effect as of loan origination, (y) for a rental amount during the new term of such lease no less than the rental amount in place under such lease immediately prior to renewal and (z) otherwise on market terms, or (ii) borrower has entered into one or more qualifying replacement leases (a) with respect to at least 75% of the premises by rentable square footage collectively demised under such lease, (b) with a tenant that is in occupancy, (c) for which all TI/LC costs and other related costs have been paid and all free rent periods have expired and (d) after taking into account the rent under such qualifying replacement leases, the debt yield is not less than 11.25%.

A “Major Lease” means any lease that (i) when aggregated with all other leases at the 105 West 125th Property with the same tenant (or other tenants who control, are controlled by, or are under common control with such tenant), and assuming the exercise of all expansion rights and all preferential rights to lease additional space contained in such lease, is expected to demise more than 30,000 NRA, (ii) contains an option or preferential right to purchase all or any portion of the 105 West 125th Property, (iii) is a person who controls, is controlled by or is under common control with the borrower as tenant or (iv) is entered into during the continuance of an event of default 105 West 125th Street Loan.

■	Property Management. The 105 West 125th Street Property is managed by BLDG Management Company, Inc., an affiliate of the borrower.

■	Ground Lease. The 105 West 125th Street Property is subject to a ground sublease, which expires in May 2076. Annual rent is an amount equal to $233,989.10 subject to escalations in an amount equal to 7.5% every five years; provided, however, that in 2028 and 2053, the ground rent will increase in an amount equal to the greater of (i) 7.5% and (ii) 10% of the fair market value of the land as calculated according to the ground lease sublease. The rent payment comprises approximately 3.0% of in-place effective gross revenue. The ground sublessor is the Empire State Development Corporation (“ESDC”), which is a New York State corporate governmental agency. ESDC is the fee owner of one of the underlying fee parcels on which the 105 West 125th Street Property is located and ground leases the other two underlying fee parcels from the New York State Office of General Services, which is a New York State agency. ESDC leases its fee and leasehold interests to itself under an intervening lease, which intervening lease was submitted to a subleasehold condominium regime. The 105 West 125th Street Property is a leasehold interest in a condominium unit created under the subleasehold condominium. The 105 West 125th Street Property is currently exempt from ad valorem property taxes as a result of the ownership of the interests in the 105 West 125th Property by state agencies. Instead, the 105 West 125th Street Property is currently subject to a Business Improvement District tax. The ESDC does not have the ability to unilaterally transfer its interest in the intervening lease, reducing the risk of a change in the tax status of the 105 West 125th Street Property. The appraisal projects the ground rent will increase to approximately $270,000, which represents the minimum 7.5% increase, during the fair market value reset in November 2028.

LOAN #8: 105 WEST 125TH STREET

■	Condominium Structure. The 105 West 125th Street Property is comprised of the office component of a mixed-use subleasehold condominium regime that also includes two non-collateral retail condominium units located in two interconnected buildings. The borrower holds a 50% ownership interest in the related common elements and has the right to elect two of the five members of the related condominium board but does not control the condominium board. Pursuant to the related condominium documents, the borrower does generally have consent rights over any major decision impacting only the building in which the office component is located. All other decisions, including any amendment to the condominium documents, generally require the consent of unit owners holding at least an 80% aggregate interest in the related common elements.

■	Current Mezzanine or Subordinate Indebtedness. None.

■	Permitted Future Mezzanine or Subordinate Secured Indebtedness. Not permitted.

■	Release of Collateral. Not permitted.

■	Terrorism Insurance. The borrower is required to maintain terrorism insurance in an amount equal to the full replacement cost of the 105 West 125th Street Property, as well as 18 months of rental loss and/or business interruption coverage, together with a 12-month extended period of indemnity following restoration. If TRIPRA or a subsequent statute is no longer in effect, then the borrower’s requirement will be capped at insurance premiums equal to two times the amount of the insurance premium payable in respect of the property and business interruption/rental loss insurance required under the related loan documents. See “Risk Factors—Risks Relating to the Mortgage Loans—Terrorism Insurance May Not Be Available for All Mortgaged Properties” in the Prospectus.

LOAN #9: O’Reilly Auto Parts Portfolio

LOAN #9: O’Reilly Auto Parts Portfolio

LOAN #9: O’Reilly Auto Parts Portfolio

Mortgaged Property Information			Mortgage Loan Information
Number of Mortgaged Properties	56		Loan Seller		GACC
Location (City/State)	Various / Various		Cut-off Date Principal Balance		$41,000,000
Property Type	Retail		Cut-off Date Principal Balance per SF		$100.94
Size (SF)	406,186		Percentage of Initial Pool Balance		3.7%
Total Occupancy as of 6/6/2021	100.0%		Number of Related Mortgage Loans		None
Owned Occupancy as of 6/6/2021	100.0%		Type of Security	Fee Simple
Year Built / Latest Renovation	Various / Various		Mortgage Rate(2)		4.34700%
Appraised Value(1)	$72,600,000		Original Term to Maturity (Months)(2)		120
Appraisal Date	2/11/2021		Original Amortization Term (Months)(2)		NAP
Borrower Sponsor	WRS Advisors IV LLC		Original Interest Only Period (Months)(2)		120
Property Management	Self-Managed		First Payment Date		5/6/2021
			Anticipated Repayment Date(2)		4/6/2031
			Final Maturity Date(2)		4/6/2036
Underwritten Revenues	$4,165,307
Underwritten Expenses	$122,592		Escrows(3)
Underwritten Net Operating Income (NOI)	$4,042,715			Upfront	Monthly
Underwritten Net Cash Flow (NCF)	$4,042,715		Taxes	$0	Springing
Cut-off Date LTV Ratio(1)	56.5%		Insurance	$0	Springing
Maturity Date LTV Ratio(1)(2)	56.5%		Replacement Reserve	$0	Springing
DSCR Based on Underwritten NOI / NCF	2.24x / 2.24x		TI/LC	$0	$0
Debt Yield Based on Underwritten NOI / NCF	9.9% / 9.9%		Other(4)	$7,957,024	$0

Sources and Uses
Sources	$	%	Uses	$	%
Loan Amount	$41,000,000	100.0%	Loan Payoff	$11,844,621	28.9%
			Upfront Reserves	7,957,024	19.4
			Closing Costs	1,850,568	4.5
			Return of Equity	19,347,787	47.2

Total Sources	$41,000,000	100.0%	Total Uses	$41,000,000	100.0%

(1)	The Appraised Value represents the aggregate “As Is Portfolio” appraised value of the O’Reilly Auto Parts Portfolio Properties (as defined below) of $72,600,000 including an approximately 2.9% portfolio premium. The aggregate “as-is” appraised value without the portfolio premium is $70,550,000. The Cut-off Date LTV Ratio and Maturity Date LTV Ratio are calculated on the basis of the “As Portfolio” appraised value. Excluding the portfolio premium, the Cut-off Date LTV Ratio and Maturity Date LTV Ratio on the basis of the aggregate “as-is” appraised value are both 58.1%. The appraisal also concluded to an “As Dark” appraised value of $44,550,000 which equates to a Cut-off Date LTV Ratio and Maturity Date LTV Ratio of 92.0%. See “—Appraisal” below.

(2)	The O’Reilly Auto Parts Portfolio Loan is structured with an Anticipated Repayment Date (“ARD”) of April 6, 2031 and a final maturity date of April 6, 2036. After the ARD, the interest rate will increase by 4.00% over the greater of (x) 4.34700%, and (y) (1) the ten-year offered side swap rate in effect on the ARD plus (2) 2.75%. The metrics presented above are calculated based on the ARD.

(3)	See “—Escrows” below.

(4)	Other Escrows includes a zoning and condemnation reserve (which has been released) and a debt service reserve.

■	The Mortgage Loan. The mortgage loan (the “O’Reilly Auto Parts Portfolio Loan”) is evidenced by a promissory note in the original principal amount of $41,000,000 and is secured by first mortgages encumbering the borrower’s fee simple interests in a portfolio of 56 single tenant retail properties located across six states (each, an "O’Reilly Auto Parts Portfolio Property" and collectively, the “O’Reilly Auto Parts Portfolio Properties”). The O’Reilly Auto Parts Portfolio Loan has an outstanding principal balance as of the Cut-off Date of $41,000,000 and represents approximately 3.7% of the Initial Pool Balance.

The O’Reilly Auto Parts Portfolio Loan was originated by Ladder Capital Finance LLC on March 19, 2021. GACC acquired the mortgage note and has re-underwritten such mortgage loan in accordance with the procedures described under “Transaction Parties—The Sponsors and the Mortgage Loan Sellers—German American Capital Corporation” in the Prospectus. The borrower utilized the proceeds of the O’Reilly Auto Parts Portfolio Loan to refinance existing debt on the O’Reilly Auto Parts Portfolio Properties, fund reserves, pay origination costs and return equity to the borrower sponsor.

The O’Reilly Auto Parts Portfolio Loan had an initial term to the ARD of 120 months and has a remaining term to the ARD of 118 months as of the Cut-off Date. The O’Reilly Auto Parts Portfolio Loan requires interest-only payments until the ARD, and thereafter requires a constant monthly payment of principal and interest computed by the lender using the Initial Interest Rate (as defined below) and sufficient to amortize the outstanding principal balance of the O’Reilly Auto Parts Portfolio Loan over the five-year period between the ARD and the final maturity date. The O’Reilly Auto Parts Portfolio Loan has an interest rate per annum of (i) prior to the ARD, 4.34700% (the “Initial Interest Rate”) and (ii) from and after the ARD, 4.00% plus the greater of (x) the Initial Interest Rate and (y) the 10-year offered side swap rate in effect on the ARD plus 2.75%, as determined by the lender in good faith (the “Adjusted Interest Rate”); provided that if the foregoing would result in an interest rate in excess of the maximum rate permitted by applicable law, the Adjusted Interest Rate will be limited to the maximum rate permitted by applicable law. However, interest accruing at the excess of the Adjusted Interest Rate over the Initial Interest Rate (“Excess Interest”) will be deferred, and will not be payable until the principal of the O’Reilly Auto Parts Portfolio Loan is paid in full.

Voluntary prepayment of the O’Reilly Auto Parts Portfolio Loan is prohibited prior to January 6, 2031. At any time after the second anniversary of the closing date of the Benchmark 2021-B27 securitization, the O’Reilly Auto Parts Portfolio Loan may be defeased in whole, but not in part, with direct, non-callable obligations of the United States of America or

LOAN #9: O’Reilly Auto Parts Portfolio

other non-callable “government securities” within the meaning of Treasury Regulations Section 1.860G-2(a)(8)(ii), as amended.

■	COVID-19 Update. As of June 3, 2021, the tenants at the O’Reilly Auto Parts Portfolio Properties are current on rent and have not missed any payments throughout the COVID-19 pandemic. The O’Reilly Auto Parts Portfolio Loan is not subject to any modification or forbearance requests. The O’Reilly Auto Parts Portfolio Loan is current on debt service as of June 6, 2021.

■	The Mortgaged Properties. The O’Reilly Auto Parts Portfolio Loan is secured by 56 stand-alone retail properties totaling 406,186 SF in Oklahoma (20), Missouri (13), Iowa (8), Kansas (6), Nebraska (6) and Arkansas (3). The O’Reilly Auto Parts Portfolio Properties were developed between 1994 and 2000.

The O’Reilly Auto Parts Portfolio is 100% leased by O'Reilly Automotive Stores, Inc. (“Tenant”) under a single master lease. The master lease benefits from the investment grade credit rating of its parent company, O'Reilly Automotive Inc. (Moody's / S&P: Baa1 / BBB) via the Tenant and five lease guarantees from each of O’Reilly Auto Parts, Inc.’s significant subsidiaries. The lease was originally executed in December 2000 in connection with a sale-leaseback transaction between the Tenant and a joint venture between the borrower sponsor and a third party (which was subsequently bought out), and had an initial expiration of December 31, 2021. In December 2020, the Tenant extended the lease for 15 years through December 31, 2036. This extension included a 17% increase in base rent to $10.06 PSF. The extension is structured with a 5% rent increase after the first five years and no further increases for the remainder of the term. The lease provides for free rent for the Tenant through December 2021. See “Escrows” below.

O’Reilly Automotive, Inc. (NASDAQ: ORLY) is an American auto parts retailer that provides automotive aftermarket parts, tools, supplies, equipment, and accessories in the United States serving both the professional service providers and do-it-yourself customers. O’Reilly Automotive, Inc. was founded in 1957 and currently has 5,660 stores in 47 U.S. states and 22 ORMA stores in Mexico. In the fiscal year 2020, total revenue increased approximately 14% year-over-year to $11.60 billion. Over the same period, the net income increased approximately 26% year-over-year to $1.75 billion.

In 2020, the 56-stores in the O’Reilly Auto Parts Portfolio generated weighted average sales of $3.03 million ($400 PSF) per store, approximately 47.3% above the corporate average of $2.06 million ($277 PSF). The weighted average sales of $3.03 million ($400 PSF) per store represents a 7.3% increase over the O’Reilly Auto Parts Portfolio's weighted average store sales of $2.82 million ($373 PSF) in 2019.

The Tenant has a right of first offer with respect to the O’Reilly Auto Parts Portfolio Properties. Pursuant to the terms of the lease and a subordination and non-disturbance agreement, such right is not exercisable in connection with any foreclosure or deed in-lieu of foreclosure under the O’Reilly Auto Parts Portfolio Loan and will not survive a foreclosure or a deed-in-lieu of foreclosure.

LOAN #9: O’Reilly Auto Parts Portfolio

The following table presents certain information relating to the O’Reilly Auto Parts Portfolio Properties:

Portfolio Summary – Top 20

Property Name	City, State	Year Built	Total SF(1)	Occupancy(1)	Allocated Loan Amount	As-Is Appraised Value(2)
12517 E US 40 Hwy	Independence, MO	1995	6,776	100.0%	$1,480,391	825,000
1525 Cornhusker	Lincoln, NE	1997	6,442	100.0%	$1,070,152	1,230,000
4600 NE Vivion Rd	Kansas City, MO	1996	6,718	100.0%	$1,050,287	1,175,000
202 N Perkins Rd	Stillwater, OK	1995	7,976	100.0%	$1,021,181	1,570,000
201-209 S 81 Hwy	Duncan, OK	1997	8,216	100.0%	$990,712	1,450,000
701 Richmond Ave	Ottumwa, IA	1998	9,576	100.0%	$966,321	1,690,000
10108 NE 23rd St	Oklahoma City, OK	1996	5,716	100.0%	$963,365	830,000
2130 Martin Luther King Jr Pky	Des Moines, IA	1997	9,576	100.0%	$944,546	1,270,000
10700 N Rockwell Ave	Oklahoma City, OK	1998	6,384	100.0%	$930,069	1,210,000
223 N Walton Blvd	Bentonville, AR	2000	8,776	100.0%	$893,674	1,350,000
4635 S Broadway	Wichita, KS	1997	6,618	100.0%	$876,767	990,000
802 W Owen K Garriott Rd	Enid, OK	1994	7,150	100.0%	$861,274	1,690,000
2219 S Seneca St	Wichita, KS	1996	13,976	100.0%	$850,822	2,350,000
2445 SW 29th	Oklahoma City, OK	1994	5,036	100.0%	$840,603	1,510,000
3540 S Broadway	Edmond, OK	1995	8,258	100.0%	$830,802	1,470,000
1105 W Britton Rd	Oklahoma City, OK	1994	5,016	100.0%	$811,178	850,000
1315 W Broadway	Ardmore, OK	1998	6,918	100.0%	$803,295	2,290,000
1109 S Air Depot Rd	Midwest City, OK	1995	5,576	100.0%	$802,577	1,100,000
1020 N Main St	Altus, OK	1998	6,240	100.0%	$799,600	1,180,000
1516 S Main(3)	Maryville, MO	1996	6,667	100.0%	$797,298	1,125,000
Subtotal			147,611	100.0%	$18,584,915	$27,155,000
Remaining Properties			258,575	100.0%	$22,415,085	$43,395,000
Total / Wtd. Avg.			406,186	100.0%	$41,000,000	$70,550,000

(1)	Based on the underwritten rent roll as of June 6, 2021.

(2)	The aggregate “as-is” appraised value does not include the portfolio premium. The “As Is Portfolio” appraised value including the premium is $72,600,000.

(3)	The 1516 S. Main property was subject to a dedication of 1,184 square feet of land for the purpose of a road expansion by the town of Maryville, Missouri.

The following table presents certain information relating to the tenants at the O’Reilly Auto Parts Portfolio Properties:

Largest Tenants Based on Underwritten Base Rent(1)

Tenant Name	Credit Rating (Fitch/MIS/S&P)(2)	Tenant GLA	% of GLA	UW Base Rent	% of Total UW Base Rent	UW Base Rent $ per SF	Lease Expiration	Renewal / Extension Options(3)
O’Reilly Automotive Stores, Inc.(4)	NR/Baa1/BBB	406,186	100.0%	$4,086,405	100.0%	$10.06	12/31/2036	Various
Total / Wtd. Avg.		406,186	100.0%	$4,086,405	100.0%	$10.06
Vacant		0	0.0%	0
Total / Wtd. Avg. All Owned Tenants		406,186	100.0%	$4,086,405

(1)	Based on the underwritten rent roll dated June 6, 2021.

(2)	Ratings provided are those of the parent company of the entity shown, whether or not the parent company guarantees the lease.

(3)	The lease includes two additional extension options: (i) one, 10 year option with a 5% rent increase based on the prior term and subsequently a 4% rent increase after the first five years of the extension and (ii) one, five year option through December 31, 2051, with a 4.0% rent increase based on the prior term.

(4)	The lease provides for free rent through December 31, 2021. See “Escrows” below.

LOAN #9: O’Reilly Auto Parts Portfolio

The following table presents certain information relating to the lease rollover schedule at the O’Reilly Auto Parts Portfolio, based on initial lease expiration dates:

Lease Expiration Schedule(1)

Year Ending December 31	Expiring Owned GLA	% of Owned GLA	Cumulative % of Owned GLA	UW Base Rent	% of Total UW Base Rent	UW Base Rent $ per SF	# of Expiring Tenants
MTM	0	0.0%	0.0%	$0	0.0%	$0.00	0
2021	0	0.0%	0.0%	$0	0.0%	$0.00	0
2022	0	0.0%	0.0%	$0	0.0%	$0.00	0
2023	0	0.0%	0.0%	$0	0.0%	$0.00	0
2024	0	0.0%	0.0%	$0	0.0%	$0.00	0
2025	0	0.0%	0.0%	$0	0.0%	$0.00	0
2026	0	0.0%	0.0%	$0	0.0%	$0.00	0
2027	0	0.0%	0.0%	$0	0.0%	$0.00	0
2028	0	0.0%	0.0%	$0	0.0%	$0.00	0
2029	0	0.0%	0.0%	$0	0.0%	$0.00	0
2030	0	0.0%	0.0%	$0	0.0%	$0.00	0
2031	0	0.0%	0.0%	$0	0.0%	$0.00	0
2032 & Thereafter	406,186	100.0%	100.0%	$4,086,405	100.0%	$10.06	1
Vacant	0	0.0%	100.0%	NAP	NAP	NAP	NAP
Total / Wtd. Avg.	406,186	100.0%		$4,086,405	100.0%	$10.06	1

(1)	Based on the underwritten rent roll as of June 6, 2021.

The following table presents certain information relating to historical leasing at the O’Reilly Auto Parts Portfolio Properties:

Historical Leased %(1)

2018	2019	2020	As of 6/6/2021(2)
100.0%	100.0%	100.0%	100.0%

(1)	Historical occupancies are as of December 31 of each respective year unless indicated otherwise.

(2)	Based on the in-place rent roll as of June 6, 2021.

■	Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and Underwritten Net Cash Flow at the O’Reilly Auto Parts Portfolio Properties:

Cash Flow Analysis(1)(2)

	2018	2019	2020	Underwritten	Underwritten $ Per SF
Base Rent	$3,480,466	$3,480,466	$3,480,466	$4,086,405	$10.06
Rent Steps(3)	$0	$0	$0	85,133	$0.21
Reimbursements	0	0	0	122,592	$0.30
Vacancy & Credit Loss	0	0	0	(128,824)	($0.32)
Effective Gross Revenue	$3,480,466	$3,480,466	$3,480,466	$4,165,307	$10.25

Real Estate Taxes	$0	$0	$0	$0	$0.00
Insurance	0	0	0	0	$0.00
Management Fee	0	0	0	122,592	$0.30
Other Operating Expenses	0	0	0	0	$0.00
Total Operating Expenses(4)	$0	$0	$0	$122,592	$0.30

Net Operating Income(5)	$3,480,466	$3,480,466	$3,480,466	$4,042,715	$9.95
Replacement Reserves	0	0	0	0	$0.00
Net Cash Flow	$3,480,466	$3,480,466	$3,480,466	$4,042,715	$9.95

Occupancy	100.0%	100.0%	100.0%	97.0%
NOI Debt Yield	8.5%	8.5%	8.5%	9.9%
NCF DSCR	1.93x	1.93x	1.93x	2.24x

(1)	Certain items such as straight line rent (except as described in footnote (3)), interest expense, interest income, lease cancellation income, depreciation, amortization, debt service payments and any other non-recurring or non-operating items were excluded from the historical presentation and are not considered for the underwritten cash flow.

(2)	Underwritten cash flows are based on in-place rent rolls as of June 6, 2021.

(3)	Represents the straight line rent steps of the Tenant. The parent company of the Tenant, O’Reilly Automotive, Inc. has an investment grade rating.

(4)	The O’Reilly Auto Parts Portfolio is under one NNN master lease to the Tenant. The lease is absolute triple net with the Tenant responsible for real estate taxes, maintenance, insurance and utilities.

(5)	The increase in Base Rent and Net Operating Income from 2020 to underwritten is due to the increase in rent under the renewal lease entered into in December 2020.

LOAN #9: O’Reilly Auto Parts Portfolio

■	Appraisal. According to the appraisals, the O’Reilly Auto Parts Portfolio Properties had an “As Is Portfolio” appraised value of $72,600,000 as of February 11, 2021, which reflects an approximately 2.9% portfolio premium. The aggregate “as-is” appraised value of the O’Reilly Auto Parts Portfolio Properties without the portfolio premium is $70,550,000, which equates to a Cut-off Date LTV Ratio and Maturity Date LTV Ratio of 58.1%. The appraisal also concluded to an “As Dark” appraised value of $44,550,000 which equates to a Cut-off Date LTV Ratio and Maturity Date LTV Ratio of 92.0%.

■	Environmental Matters. According to the Phase I environmental reports, dated February 18, 2021, there are six recognized environmental conditions across the O’Reilly Auto Parts Portfolio Properties. See “Description of the Mortgage Pool—Environmental Considerations” in the Prospectus.

■	Market Overview and Competition. The O’Reilly Auto Parts Portfolio Loan is secured by 56 properties located across Oklahoma (20), Missouri (13), Iowa (8), Kansas (6), Nebraska (6) and Arkansas (3) and within multiple submarkets.

The following highlights the market occupancies and base rents for the primary markets in which the O’Reilly Auto Parts Portfolio Properties are located:

Competitive Set(1)

Submarket	Occupancy	Market Rent	# of Properties	% of Total
Oklahoma City, OK	92.8%	$13.29/SF	20	38.0%
Kansas City, MO	94.1%	$13.38/SF	13	22.6%
Des Moines, IA	95.7%	$13.20/SF	8	13.2%
Omaha, NE	93.7%	$13.03/SF	6	10.8%
Wichita, KS	94.4%	$11.97/SF	6	10.1%
Northwest Arkansas, AR	94.9%	$15.26/SF	3	5.3%

(1)	Source: Appraisal.

■	The Borrower. The borrower is Carpar Property I, LLC, a Delaware limited liability company. Legal counsel to the borrower delivered a non-consolidation opinion in connection with the origination of the O’Reilly Auto Parts Portfolio Loan. The non-recourse carveout guarantor and borrower sponsor under the O’Reilly Auto Parts Portfolio Loan is WRS Advisors IV LLC.

WRS Advisors IV LLC, an affiliate of William L. Mack, Richard J. Mack and Stephen F. Mack, is the borrower sponsor and non-recourse carveout guarantor of the O’Reilly Auto Parts Portfolio Loan. The borrowing entity is majority owned and controlled by the Mack family and its affiliates (75%) and Samuel L. Ashner of the Ashner family and affiliates (20%). The remaining 5% of the borrowing entity is owned by Lee Neibart, who has served as senior partner and chairman of global real estate for Ares.

The Mack family has over 60 years of real estate experience and founded the Mack Real Estate Group (“MREG”). MREG is an integrated developer, operator, investor and lender with offices and affiliates across major markets of the United States. In 2014, MREG established a development program that quickly grew to 5,000+ Class-A apartments in primary U.S. coastal cities including New York, Miami, Los Angeles, Seattle and Portland. By 2014, MREG launched Mack Real Estate Credit Strategies, L.P. (MRECS), a diversified real estate debt platform that engages in loan originations, co-originations and acquisitions, with investments across the real estate credit spectrum including first mortgage, mezzanine, commercial mortgage backed securities and preferred equity.

The Ashner family has over 40 years of experience owning and operating real estate companies, having served in executive roles at 13 different companies, many of which were NYSE listed. These companies include Winthrop Realty Trust, a NYSE listed real estate investment trust and Winthrop Capital Partners, L.P., a vertically integrated real estate firm, which has acquired real estate, including 85,000 apartment units, 50 million SF of office, retail, and industrial assets and 1,000 hotel rooms.

■	Escrows. At origination, the borrower funded (i) a zoning and condemnation reserve in the amount of $6,150,000 and (ii) a debt service reserve in the amount of approximately $1,807,024. The borrower and the lender entered into a letter agreement acknowledging that the conditions to release of the zoning and condemnation reserve have been satisfied, and the lender released the funds in such reserve to the borrower. Funds in the debt service reserve are required to be released monthly in the amount of $150,585.31 into the cash management account to be applied in the same manner as rents. In addition, the borrower provided to the lender a letter of credit (the “Free Rent Differential Letter of Credit”) in the amount of $2,279,381.28, which represents the difference between the aggregate free rent set forth in the master lease and the amount on deposit in the debt service reserve. When all free rent periods under the master lease have expired, and the Tenant is open for business and conducting normal business operations at substantially all its leased

LOAN #9: O’Reilly Auto Parts Portfolio

premises, and the lender has received an acceptable estoppel from either the tenant or the borrower, (i) so long as no Cash Sweep Event is continuing, the Free Rent Differential Letter of Credit is required to be released to the borrower, and (ii) any remaining amount in the debt service reserve is required to be released into the cash management account to be applied in the same manner as rents.

The borrower will not be required to make monthly deposits into the tax, insurance and capital expenditures reserves, so long as (i) the master lease is in full force and effect, (ii) the master lease expressly obligates the Tenant to, as applicable (a) directly pay taxes to the applicable governmental authority, (b) maintain insurance coverage conforming to the lender’s requirements and (c) maintain and repair the O’Reilly Auto Parts Portfolio Properties, (iii) the Tenant does make such payments or perform such obligations, (iv) no event of default has occurred and is continuing and (v) no default has occurred and is continuing beyond any applicable notice and/or cure periods under the master lease. If the conditions are not satisfied with respect to the applicable reserve, the borrower is required to deposit, as applicable, (i) 1/12 of the estimated annual real estate taxes, (ii) 1/12 of the estimated annual insurance premiums and (iii) initially, zero (but subject to increase if determined necessary by the lender to maintain proper operation of the properties), into a capital expenditure reserve.

■	Lockbox and Cash Management. The O’Reilly Auto Parts Portfolio Loan is structured with a hard lockbox and in place cash management. The borrower is required to cause all tenants to transmit all rents directly to the lockbox account, and if the borrower or property manager receives any rents or other revenues, to transmit such rents or revenues to the lockbox account within one business day of receipt. Funds in the lockbox account are required to be swept on each business day into a lender controlled cash management account and applied in accordance with the loan agreement, provided no event of default exists, to the payment of (a) the required deposits into the tax reserve if any, (b) the required deposits into the insurance reserve, if any, (c) monthly debt service at the Initial Interest Rate, (d) the required payment into the capital expenditure reserve, if any, (e) to pay any default interest, late payment charges or similar amounts, (f) to make deposits into an operating expense account for monthly operating expenses in accordance with the annual budget (which is required to be reasonably approved by the lender during a Cash Sweep Event), as well as taxes, insurance premiums, utility costs, property management fees not to exceed 3% of monthly gross revenue and other expenses approved by the lender, (g) on and after the ARD, to repay the outstanding principal balance of the O’Reilly Auto Parts Portfolio Loan, until paid in full, (h) on and after the ARD, to pay to the lender Excess Interest, until paid in full and (i) then, all amounts remaining in the Cash Management Account after deposits for items (a) through (h) above (the “Excess Cash Flow”) must be applied (x) during the continuance of a Cash Sweep Event (other than a Cash Sweep Event caused solely by a Capped Sublease Trigger Event) into an excess cash flow reserve to be held as additional collateral for the O’Reilly Auto Parts Portfolio Loan, (y) during the continuance of a Capped Sublease Trigger Event (provided no other Cash Sweep Event exists), into the excess cash flow account until the balance in the Excess Cash Flow Account is equal to or greater than the Annual Rent Cap (as defined below), and thereafter disbursed to the borrower, and (z) provided no Cash Sweep Event is then in effect, to disburse to the borrower all Excess Cash Flow.

A “Cash Sweep Event” means the occurrence of (i) an event of default, (ii) an event of default under the management agreement, (iii) a Cash Sweep Significant Tenant Trigger Event (as defined below), (iv) a Cash Sweep DSCR Trigger Event (as defined below) or (v) the ARD.

A Cash Sweep Event will end upon (i) with respect to clause (i) above, the date an event of default is cured and such cure is accepted by the lender; (ii) with respect to clause (ii) above, (a) the date the event of default under the management agreement has been cured to the lender’s satisfaction, or (b) the date the borrower has entered into a replacement management agreement with a qualified manager; (iii) with respect to clause (iii) above, the date the Cash Sweep Significant Tenant Trigger Event is cured; and (iv) with respect to clause (iv) above, the date the Cash Sweep DSCR Trigger Event is cured.

A “Cash Sweep Significant Tenant Trigger Event” means the date on which any Significant Tenant (as defined below), or in the case of clauses (iii) and (iv), any Significant Tenant or its parent company or lease guarantor (i) vacates, surrenders or ceases to conduct its business operations (“go dark”) at seven or more individual properties or notifies the borrower or manager that it intends to “go dark” at seven or more individual properties (a “Go Dark Trigger Event”); (ii) sublets 25% or more of its total demised premises at the O’Reilly Auto Parts Portfolio Properties or (b) notifies borrower or manager that it intends to sublet 25% or more of its total demised premises at the O’Reilly Auto Parts Portfolio Properties (provided that the term “sublet” excludes any sublet to a lessee entity that is majority owned by the parent company, O’Reilly Automotive Inc. as expressly permitted pursuant to the master lease) (a “Sublease Trigger Event”), (iii) becomes insolvent or a debtor in any bankruptcy action; (iv) has its senior unsecured debt rating downgraded below “BB+” by S&P or the equivalent of such rating by any other rating agency; or (v) if at any time there is a material tenant default under the terms of the master lease or any replacement lease of any individual property.

A Cash Sweep Significant Trigger Event will end upon (i) with respect to clauses (i) and (ii) above, (a) the date on which the Significant Tenant has reopened for business and conducted normal business operations at 50 or more of the individual properties and is paying full unabated rent under its lease, for two consecutive quarters, (b) a Re-tenanting Event (as defined below) has occurred, or (c) the Go Dark/Sublease Trigger Event Letter of Credit Cure Conditions (as

LOAN #9: O’Reilly Auto Parts Portfolio

defined below) have been satisfied; (ii) with respect to clause (iii) above, the date on which the applicable Significant Tenant or such Significant Tenant’s parent company becomes solvent to lender’s satisfaction for two consecutive quarters or is no longer a debtor in any bankruptcy action or a replacement tenant acceptable to the lender has assumed the lease and the lender has received an acceptable estoppel from Significant Tenant or replacement tenant, as applicable; (iii) with respect to clause (iv) above, the date on which the senior unsecured debt rating of the applicable Significant Tenant or such Significant Tenant’s parent company has been restored to at least “BB+” by S&P or the equivalent of such rating by any other rating agency and maintained for two consecutive quarters; and (iv) with respect to clause (v) above, (a) the date the default has been cured and no other default has occurred for a period of two consecutive quarters following such cure or (b) a Re-tenanting Event has occurred.

A “Capped Sublease Trigger Event” means the date on which a Sublease Trigger Event has occurred which affects less than 33% of such Significant Tenant’s total demised premises at the O’Reilly Auto Parts Portfolio Properties.

A “Cash Sweep DSCR Trigger Event” means the debt service coverage ratio is less than 1.50x. A Cash Sweep DSCR Trigger Event will end when the debt service coverage ratio is at least 1.75x for two consecutive quarters.

A “Significant Tenant” means any tenant under a lease which, either individually, or when taken together with any other lease with such tenant or its affiliates covers more than 25% of the total rentable square feet at the O’Reilly Auto Parts Portfolio Properties.

A “Re-tenanting Event” means the lender’s receipt of evidence that the borrower has entered into a new lease or leases with a replacement tenant acceptable to the lender for the previously occupied premises in accordance with the terms of the loan agreement, and (i) that each tenant under any such replacement lease has accepted possession and is in occupancy of, and is open for business and conducting normal business operations at, all of the space demised under the lease and is paying full, unabated rent in accordance with the lease, (ii) that the rents payable under any such replacement lease are no less than 100% of the rents under the lease being replaced and (iii) that all landlord obligations under any such replacement lease have been duly performed, completed and paid for, such evidence to include, without limitation, a fully-executed lease and an acceptable tenant estoppel certificate from each such tenant.

A “Go Dark/Sublease Trigger Event Letter of Credit Cure Conditions” means the borrower will have provided to the lender a letter or letters of credit, as applicable, which meet all applicable requirements set forth in the loan documents and in an amount equal to (i) with respect to a Capped Sublease Trigger Event, the “Annual Rent Cap” (an amount equal to the aggregate sum of all base annual rent due and payable pursuant to the master lease for the 12 calendar month period commencing with the first full calendar month after the occurrence of the applicable Capped Sublease Trigger Event (assuming for the free rent period in 2021 that 2021 rent is equal to 2022 rent)), (ii) with respect to any Go Dark Trigger Event and/or Sublease Trigger Event other than a Capped Sublease Trigger Event, the sum of (i) the projected excess cash flow for the 12 calendar months immediately succeeding the occurrence of the Go Dark/Sublease Trigger Event (for the purpose of calculating the projected excess cash flow, such 12 calendar month period will be deemed to commence with the first full calendar month after the occurrence of the Go Dark/Sublease Trigger Event and will hereinafter be referred to as the “Initial Go Dark/Sublease LOC Period”) and (ii) for so long as the Go Dark/Sublease Trigger Event is continuing, no later than five days prior to the expiration of the then-existing Go Dark/Sublease LOC Period, the projected excess cash flow for each succeeding Go Dark/Sublease LOC Period, if and to the extent applicable (each such Letter of Credit, a “Go Dark/Sublease Trigger Letter of Credit”). For purposes of this clause (i), “Go Dark/Sublease LOC Period” will mean the Initial Go Dark/Sublease LOC Period and each subsequent 12 calendar month period thereafter succeeding the Initial Go Dark/Sublease LOC Period, as applicable.

■	Property Management. The O’Reilly Auto Parts Portfolio Properties are self-managed.

■	Release of Collateral. Not permitted.

■	Current Mezzanine or Subordinate Secured Indebtedness. None.

■	Permitted Future Mezzanine or Secured Subordinate Indebtedness. Not permitted.

■	Terrorism Insurance. Terrorism insurance is not required to be obtained for the O’Reilly Auto Parts Portfolio Properties so long as the master lease is in full force and effect and will remain in full force and effect following a casualty, the Tenant remains fully liable under the master lease, and the Tenant maintains insurance coverage (other than terrorism insurance) in accordance with the requirements under the loan agreement (except that the Tenant’s insurance may provide for a property deductible of up to $500,000 and may be provided by an AM Best rated company). If such conditions are not satisfied, the borrower is required to maintain terrorism insurance in an amount equal to the full replacement cost of the O’Reilly Auto Parts Portfolio Properties, as well as 18 months of rental loss and/or business interruption coverage. See “Risk Factors—Risks Relating to the Mortgage Loans—Terrorism Insurance May Not Be Available for All Mortgaged Properties” in the Prospectus.

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LOAN #10: U-HAUL SAC 20

LOAN #10: U-HAUL SAC 20

LOAN #10: U-Haul SAC 20

Mortgaged Property Information
Number of Mortgaged Properties	8
Location (City/State)	Various / Various
Property Type	Self Storage
Size (SF)(1)	359,998
Total Occupancy as of 4/1/2021(2)	91.8%
Owned Occupancy as of 4/1/2021(2)	91.8%
Year Built / Latest Renovation(3)	Various / Various
Appraised Value	$68,470,000
Appraisal Date	Various
Borrower Sponsor	Blackwater Investments, Inc.
Property Management	Various

Underwritten Revenues	$6,152,394
Underwritten Expenses	$1,773,542
Underwritten Net Operating Income (NOI)	$4,378,852
Underwritten Net Cash Flow (NCF)	$4,326,978
Cut-off Date LTV Ratio(4)	59.1%
Maturity Date LTV Ratio(4)	40.3%
DSCR Based on Underwritten NOI / NCF(4)	1.97x / 1.94x
Debt Yield Based on Underwritten NOI / NCF(4)	10.8% / 10.7%

Mortgage Loan Information
Loan Seller		JPMCB
Cut-off Date Principal Balance		$40,500,000
Cut-off Date Principal Balance per SF		$112.50
Percentage of Initial Pool Balance		3.7%
Number of Related Mortgage Loans		None
Type of Security		Fee
Mortgage Rate		2.69200%
Original Term to Maturity (Months)(5)		121
Original Amortization Term (Months)		300
Original Interest Only Period (Months) (5)		1
First Payment Date(5)		7/1/2021
Anticipated Repayment Date(4)		7/1/2031
Final Maturity Date(4)		7/1/2041

Escrows(6)
	Upfront	Monthly
Taxes	$230,529	Springing
Insurance	$0	Springing
Replacement Reserve	$30,386	Springing
Deferred Maintenance	$137,356	$0
Other	$207,500	$0

Sources and Uses
Sources	$	%	Uses	$	%
Loan Amount	$40,500,000	100.0%	Loan Payoff	$22,377,399	55.3%
			Principal Equity Distribution	16,891,519	41.7
			Closing Costs	625,310	1.5
			Reserves	605,772	1.5
Total Sources	$40,500,000	100.0%	Total Uses	$40,500,000	100.0%

(1)	Size (SF) is exclusive of 491 U-Box units totaling 19,640 SF.
(2)	Calculated based on unit count as of the April 2021 rent roll, excluding 491 U-Box units totaling 19,640 SF.
(3)	See “Portfolio Summary & Unit Mix” table herein.

(4)	The U-Haul SAC 20 Loan (as defined below) is structured with an anticipated repayment date (“ARD”) of July 1, 2031 and final maturity date of July 1, 2041. From and after the ARD, in the event the U-Haul SAC 20 Loan is not paid-off on or before the ARD, the U-Haul SAC 20 Loan accrues interest at a fixed rate equal to the greater of (i) 5.69200% and (ii) the 10-year swap yield as of the ARD plus 4.02000%, subject to a cap of 7.69200%. Cut-off Date LTV Ratio, Maturity Date LTV Ratio, DSCR Based on Underwritten NOI / NCF and Debt Yield Based on Underwritten NOI / NCF are calculated based on the initial term interest rate and the assumption the loan is repaid as of the ARD.

(5)	Under the terms of the related underlying mortgage loan documents, the First Payment Date is in August 2021; however, JPMCB will contribute an Initial Interest Deposit Amount to the Issuing Entity on the Closing Date in connection with payment of one-month’s interest that would have accrued on the U-Haul SAC 20 Loan at the related Net Mortgage Rate with respect to the July 2021 payment date. As such, the Original Term to Maturity (Months), Original Interest Only Period (Months) and First Payment Date have been adjusted to account for a First Payment Date in July 2021 as is reflected in Annex A-1 to the Prospectus.
(6)	See “—Escrows” below.

▀	The Mortgage Loan. The mortgage loan (the “U-Haul SAC 20 Loan”) is secured by a first mortgage encumbering the borrower’s fee simple interest in a portfolio of eight self storage properties comprised of 4,504 units totaling 359,998 SF across seven states (collectively, the “U-Haul SAC 20 Properties”). The U-Haul SAC 20 Loan, has an outstanding principal balance as of the Cut-off Date of $40,500,000 and represents approximately 3.7% of the Initial Pool Balance. The U-Haul SAC 20 Loan was originated by JPMCB on June 2, 2021. The proceeds of the U-Haul SAC 20 Loan were used to refinance the U-Haul SAC 20 Properties, pay closing costs, fund upfront reserves and return equity to the borrower sponsor. The collateral was previously securitized in the MSC 2012-C4 transaction.

The U-Haul SAC 20 Loan Combination has an initial term of 120 months and a remaining term of 120 months as of the Cut-off Date. The U-Haul SAC 20 Loan Combination will amortize on a 25-year schedule. Under the terms of the U-Haul SAC 20 Loan documents, the first payment date is in August 2021. JPMCB will contribute an initial interest deposit amount to the issuing entity on the Closing Date in connection with payment of one-month’s interest that would have accrued on the U-Haul SAC 20 Loan at the related Net Mortgage Rate with respect to the July 2021 payment date. Provided that no event of default has occurred and is continuing under the U-Haul SAC 20 Loan documents, the borrowers have the option to defease the U-Haul SAC 20 Loan in whole (or in part, as described in “Release of Collateral” herein), at any time after the date that is two years after the closing date of the of the Benchmark 2021-B27 securitization. The U-Haul SAC 20 Loan Combination is prepayable without penalty on or after May 1, 2031.

The U-Haul SAC 20 Loan is structured with an ARD of July 1, 2031 and a final maturity date of July 1, 2041. Prior to the ARD, the U-Haul SAC 20 Loan accrues interest at a fixed rate of 2.69200% per annum. From and after the ARD, in the event the U-Haul SAC 20 Loan is not paid-off on or before the ARD, the U-Haul SAC 20 Loan accrues interest at a fixed rate equal to the greater of (i) 5.69200% and (ii) the 10-year swap yield as of the ARD plus 4.02000%, subject to a cap of 7.69200% (the “Extension Term Interest Rate”). Additionally, from and after the ARD, all excess cash flow will be swept into a lender controlled account and applied (i) first, to interest in an amount equal to the interest that would accrue at the initial term interest rate (without adjustment for Accrued Interest, as defined herein), (ii) second, to the reduction of principal until the entire outstanding principal balance has been paid in full, and (iii) third, to the payment of Accrued Interest until all Accrued Interest has been paid in full. Interest accrued at the Extension Term Interest Rate and not paid pursuant to the preceding sentence will be added to the outstanding principal balance of the U-Haul SAC 20 Loan and accrue interest at the Extension Term Interest Rate (such accrued interest referred to as, “Accrued Interest”).

LOAN #10: U-Haul SAC 20

▀	COVID-19 Update. As of June 1, 2021, the U-Haul SAC 20 Properties are open and operating (and remained so throughout the COVID-19 pandemic). The U-Haul SAC 20 Loan is not subject to any modification or forbearance requests. The first payment date under the U-Haul SAC 20 Loan documents is in August 2021.

▀	The Mortgaged Property. The U-Haul SAC 20 Properties are comprised of eight U-Haul branded properties containing a total of 4,504 traditional storage units (359,998 SF) and 491 U-Box units (19,640 SF). The U-Haul SAC 20 Properties range in size from 17,500 to 119,379 SF and are managed by affiliates of AMERCO. AMERCO is the largest U.S. “do-it-yourself” moving and storage company. Founded in 1945, the company operates as the holding company for business dealings that involve U-Haul International, Inc. (“U-Haul”). U-Haul has a network of 2,065 company-operated retail moving stores and over 20,100 independent U-Haul dealers.

The U-Haul SAC 20 Properties are located across seven states, with the largest presence in Atlanta, Georgia (one property, 38.7% of ALA), Lemon Grove, California (one property, 13.9% of ALA) and Toms River, New Jersey (one property, 9.4% of ALA), with the remaining five properties (38.0% of ALA) located across four different states. The U-Haul SAC 20 Properties were built between 1950 and 1982. For the trailing 12-month period ending May 1, 2021, the U-Haul SAC 20 Properties were approximately 90.9% occupied by unit count. As of April 2021, based on the in-place rent roll, the U-Haul SAC 20 Properties were 91.8% occupied based on unit count.

The following table presents certain information relating to the U-Haul SAC 20 Properties:

Portfolio Summary & Unit Mix

Property Name	City/State	Allocated Cut-off Date Loan Amount	% of ALA	Appraised Value	Year Built/ Renovated	Total Storage Units(1)	Occupancy (Units)(1)	Total SF	Occupancy (SF)	Average Monthly Rent Per Unit
U-Haul At Peters St	Atlanta, GA	$15,657,002	38.7%	$26,470,000	1950 / 1978	1,619	87.6%	119,379	89.4%	$100
U-Haul of Lemon Grove	Lemon Grove, CA	$5,613,333	13.9%	$9,490,000	1961 / NAP	528	96.6%	24,825	97.2%	$124
U-Haul At Route 37	Toms River, NJ	$3,827,005	9.4%	$6,470,000	1954 / 2000	354	98.0%	27,926	97.9%	$118
U-Haul At Airline Blvd	Portsmouth, VA	$3,690,960	9.1%	$6,240,000	1969 / 2002	398	97.5%	34,811	96.2%	$117
U-Haul Of Arlington	Arlington, TX	$3,637,725	9.0%	$6,150,000	1979 / NAP	610	83.1%	52,687	90.8%	$98
U-Haul At Main & Lindsay	Mesa, AZ	$3,259,165	8.0%	$5,510,000	1978 / NAP	404	98.0%	41,100	99.0%	$111
U-Haul At San Pedro	San Antonio, TX	$3,194,100	7.9%	$5,400,000	1970 / NAP	416	94.5%	41,770	93.5%	$136
U-Haul of Bend	Bend, OR	$1,620,710	4.0%	$2,740,000	1982 / NAP	175	98.9%	17,500	99.0%	$123
Total / Wtd. Avg.		$40,500,000	100.0%	$68,470,000		4,504	91.8%	359,998	93.5%	$111

(1)	Based on the rent roll as of April 2021.

The following table presents certain information relating to historical leasing at the U-Haul SAC 20 Properties:

Historical Leased %(1)

Property Name	2015	2016	2017	2018	2019	2020	TTM May 1, 2021
U-Haul At Peters St	88.6%	91.8%	93.2%	93.7%	93.3%	91.0%	89.6%
U-Haul of Lemon Grove	94.0%	94.8%	93.8%	92.3%	91.8%	87.0%	91.2%
U-Haul At Route 37	88.6%	87.8%	92.1%	88.9%	90.1%	90.9%	96.8%
U-Haul At Airline Blvd	88.5%	80.8%	82.3%	83.5%	87.1%	88.2%	93.8%
U-Haul Of Arlington	93.8%	92.2%	89.5%	78.4%	76.8%	79.7%	81.4%
U-Haul At Main & Lindsay	93.1%	90.3%	90.8%	89.3%	95.3%	92.9%	95.7%
U-Haul At San Pedro	96.8%	97.1%	94.2%	91.4%	96.1%	95.4%	94.1%
U-Haul of Bend	95.3%	93.0%	92.8%	93.8%	92.0%	95.0%	96.8%
Wtd. Avg.	91.4%	91.3%	91.6%	89.6%	90.5%	89.5%	90.9%

(1)	Historical occupancies are based on occupied units as of the trailing 12-months ending on December 1 of each respective year unless otherwise indicated. 2015 figures are based on trailing nine-months ending December 1, 2015, as earlier data was not made available by the borrower.

LOAN #10: U-Haul SAC 20

Demographic Summary %(1)

Property Name	City, State	1-mile Population	3-mile Population	5-mile Population	1-mile Avg. Household Income	3-mile Avg. Household Income	5-mile Avg. Household Income
U-Haul At Peters St	Atlanta, GA	19,396	172,472	347,881	$46,225	$82,776	$90,575
U-Haul of Lemon Grove	Lemon Grove, CA	24,466	216,561	550,162	$85,874	$81,339	$82,029
U-Haul At Route 37	Toms River, NJ	10,056	70,176	148,005	$93,074	$100,671	$93,298
U-Haul At Airline Blvd	Portsmouth, VA	11,118	76,816	154,408	$59,977	$69,073	$76,001
U-Haul Of Arlington	Arlington, TX	16,293	105,247	274,156	$78,285	$77,314	$75,634
U-Haul At Main & Lindsay	Mesa, AZ	21,643	158,412	351,284	$60,120	$75,183	$77,722
U-Haul At San Pedro	San Antonio, TX	13,301	131,589	342,132	$58,338	$79,007	$69,985
U-Haul of Bend	Bend, OR	6,494	37,175	86,274	$106,439	$99,774	$96,273
Wtd. Avg.(2)		17,367	144,391	322,128	$64,763	$82,300	$84,547

(1)	Based on the related property appraisals.

(2)	Wtd. Avg. calculated based on the respective allocated loan amount for the individual properties.

▀	Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and Underwritten Net Cash Flow at the U-Haul SAC 20 Properties:

Cash Flow Analysis

	2018	2019	2020	TTM 4/30/2021	Underwritten	Underwritten $ Per SF
Base Rent(1)	$4,526,181	$4,580,105	$4,588,839	$4,715,353	$4,715,353	$1,046.93
Vacancy Loss & Credit Loss	0	0	0	0	0	$0.00
Other Income	1,296,660	1,209,857	1,379,348	1,437,041	$1,437,041	$319.06
Effective Gross Revenue	$5,822,841	$5,789,961	$5,968,187	$6,152,394	$6,152,394	$1,365.98

Real Estate Taxes	$453,135	$454,841	$465,642	$468,144	$468,144	$103.94
Insurance	33,932	$16,782	26,007	26,007	$42,847	$9.51
Management Fee	349,370	347,398	358,091	369,144	369,144	$81.96
Other Operating Expenses	850,531	$835,978	887,197	893,407	$893,407	$198.36
Total Operating Expenses	$1,686,969	$1,654,999	$1,736,937	$1,756,702	$1,773,542	$393.77

Net Operating Income	$4,135,872	$4,134,962	$4,231,250	$4,395,692	$4,378,852	$972.21
Replacement Reserves	0	0	0	0	$51,874	$11.52
Net Cash Flow	$4,135,872	$4,134,962	$4,231,250	$4,395,692	$4,326,978	$960.70

Occupancy(2)	89.6%	90.5%	89.5%	90.9%	90.9%
NOI Debt Yield	10.2%	10.2%	10.4%	10.9%	10.8%
NCF DSCR	1.86x	1.86x	1.90x	1.97x	1.94x

(1)	Base Rent underwritten to the trailing 12-month net rental income as of April 2021 with no gross up for vacant units.

(2)	Historical occupancies are based on units as of trailing 12-months ending on December 1 of each respective year unless otherwise indicated.

▀	Appraisal. According to the appraisals, the U-Haul SAC 20 Properties had an aggregate “as-is” appraised value of $68,470,000 as of various dates in April 2021.

▀	Environmental Matters. With respect to the U-Haul of Lemon Grove individual U-Haul SAC 20 Property, a portion of the existing building was previously occupied by a drycleaner tenant. A soil-vapor survey was conducted in 2001 to determine if tetrachloroethylene ("PCE") in soil-vapor was a vapor encroachment condition for the U-Haul SAC 20 Property, and the sampling conducted in 2001 identified PCE at a level which substantially exceeded the allowable level. Based upon this information, the historic drycleaner tenant and the remaining PCE in soil vapor represents a recognized environmental condition in connection with the U-Haul SAC 20 Property. The related environmental site assessment recommended a sub-slab soil vapor screening to determine the remaining levels, if any, of PCE in soil vapor. In connection with the foregoing, the borrower reserved $207,500. A proposal for a Phase II investigation to determine the PCE impact on soil has been submitted by the environmental consultant and is under review by the borrower.

▀	The Borrower. The borrower is 20 SAC, LLC, a Delaware limited liability company structured to be a special purpose bankruptcy-remote entity, having two independent directors in its organization structure. Legal counsel to the borrower delivered a non-consolidation opinion in connection with the origination of the U-Haul SAC 20 Loan.

The borrower sponsor and non-recourse carveout guarantor is Blackwater Investments, Inc. (the “Guarantor”), which controls substantially all of the equity interest in SAC Holdings Corporation (“SAC”). SAC was established in order to acquire and develop self-storage properties. SAC acquires, owns, holds, manages, transfers, sells, assigns, mortgages and pledges real property, including but not limited to commercial self-storage rental units. Blackwater Investments, Inc. is owned and controlled by Mark V. Shoen, a significant stockholder of AMERCO.

LOAN #10: U-Haul SAC 20

▀	Escrows. At loan origination, the borrower deposited (i) a tax reserve in the amount of $230,529, (ii) an environmental reserve in the amount of $207,500, (iii) a deferred maintenance reserve in the amount of $137,356 and (ii) a replacement reserve in the amount of approximately $30,386.

Tax Reserve – On each due date, the borrower is required to deposit into a tax reserve, on a monthly basis, 1/12 of the amount that the lender estimates will be necessary to pay taxes over the then succeeding 12-month period. The borrower’s obligation to deposit monthly reserves in the tax account is waived so long as (i) no event of default has occurred and (ii) amounts sufficient to pay taxes for six months have been deposited and maintained in the applicable account.

Insurance Reserve – On each due date, the borrower is required to deposit into an insurance reserve, on a monthly basis, 1/12 of the amount that the lender estimates will be necessary to cover premiums over the then succeeding 12-month period. The borrower’s obligation to deposit monthly reserves in the insurance account is waived so long as (i) no event of default has occurred and (ii) the borrower has provided satisfactory evidence that all insurance premiums have been paid with respect to an acceptable blanket insurance policy.

Replacement Reserve – On each due date, the borrower is required to deposit into a replacement reserve an amount equal to approximately $5,064 for replacement reserves, subject to a cap of approximately $30,386.

▀	Lockbox and Cash Management. The U-Haul SAC 20 Loan is structured with a soft lockbox and springing cash management. The borrower and/or property manager, as applicable, are required to deposit all amounts constituting rents (including rents derived from an After Acquired Leasehold Property (as defined below)) into a lender controlled lockbox account within three business days of receipt. To the extent no Cash Sweep Period (as defined below) is continuing, all funds in the lockbox account are required to be transferred to or at the direction of the borrower. Following the occurrence and during the continuance of a Cash Sweep Period, all funds in the lockbox account are required to be swept each business day to a segregated cash management account under the control of the lender and disbursed in accordance with the U-Haul SAC 20 Loan documents. To the extent there is a Cash Sweep Period continuing, all excess cash flow after payment of debt service, required reserves and operating expenses are required to be held as additional collateral for the U-Haul SAC 20 Loan. The lender has been granted a first priority security interest in the cash management account.

A “Cash Sweep Period” means each period commencing on the occurrence of a Cash Sweep Event (as defined below) and continuing until the earlier of the payment date next occurring following the related Cash Sweep Event Cure (as defined below) or payment in full of all principal and interest on the U-Haul SAC 20 Loan.

A “Cash Sweep Event” means the occurrence of (i) an event of default, (ii) the date on which the debt service coverage ratio for two consecutive calendar quarters (as calculated in the U-Haul SAC 20 Loan documents and based on the trailing 12-month period immediately preceding the date of determination) is less than 1.15x (a “DSCR Trigger Event”), (iii) a bankruptcy or insolvency event of the property manager, (iv) an Extension Term Trigger Event (as defined below) or (v) the borrower’s failure to provide timely evidence of payment of taxes or insurance.

An “Extension Term Trigger Event” means the date that is 60 days prior to the ARD, if the U-Haul SAC 20 Loan has not been repaid in full.

A “Cash Sweep Event Cure” means (a) with respect to clause (i) above, the acceptance by the lender of a cure of such event of default, (b) with respect to clause (ii) above, achievement of a debt service coverage ratio (as calculated in the U-Haul SAC 20 Loan documents and based on the trailing 12-month period immediately preceding the date of determination) of at least 1.15x for four consecutive quarters, (c) with respect to clause (iii) above, the date on which the borrower enters into a replacement management agreement with a qualified manager or (d) with respect to clause (v) above, the borrower has provided evidence of payment of taxes or has provided evidence of insurance; provided, (1) a Cash Sweep Event Cure may occur no more than a total of five times in the aggregate during the term of the U-Haul SAC 20 Loan and (2) the borrower will have paid all of the lender’s reasonable expenses incurred in connection with such Cash Sweep Event Cure. The borrower will have no right to cure a Cash Sweep Event caused by (x) an event of default caused by a bankruptcy action of the borrower or (y) an Extension Term Trigger Event.

▀	Property Management. The U-Haul SAC 20 Properties are managed by affiliates of AMERCO.

▀	Current Mezzanine or Subordinate Indebtedness. None.

▀	Permitted Future Mezzanine or Secured Subordinate Indebtedness. None permitted.

LOAN #10: U-Haul SAC 20

▀	Release of Collateral. In connection with the borrower’s election to defease less than all of the U-Haul SAC 20 Loan (a “Partial Defeasance Event”), if the requirements related to a Partial Defeasance Event as set forth in the U-Haul SAC 20 Loan documents have been satisfied, the borrower may obtain the release of the applicable individual U-Haul SAC 20 Property (each, an “Individual Property”) from the lien of the mortgage thereon (and related U-Haul SAC 20 Loan documents) upon the satisfaction of certain conditions set forth in the U-Haul SAC 20 Loan documents, including, without limitation, the following conditions: (a) the borrower pays 125% of the U-Haul SAC 20 Loan amount allocated to the Individual Property being released, (b) the resulting debt service coverage ratio, based on the trailing 12-month period immediately preceding such release, is equal to or greater than the greater of (i) the 1.93x or (ii) the debt service coverage ratio as of the last day of the calendar month that precedes the release date for all of the U-Haul SAC 20 Properties that were subject to the liens of the mortgage as of that date; (c) the resulting debt yield based on the trailing 12-month period immediately preceding such release is equal to or greater than the greater of (i) the 10.60% or (ii) the debt yield ratio as of the last day of the calendar month that precedes the release date for all of the U-Haul SAC 20 Properties that were subject to the liens of the mortgage as of that date; (d) the Individual Property to be released must be conveyed to a person other than the borrower or an entity owned by the borrower; and (e) upon release of the applicable Individual Property, the customary REMIC rules are satisfied. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Partial Releases—Property Releases; Partial Defeasance” in the Prospectus for additional information.

▀	After Acquired Adjacent Property. Provided no event of default has occurred and is continuing under the U-Haul SAC 20 Loan documents, the borrowers have the right to acquire the fee simple estate in vacant land that is adjacent and contiguous to an existing individual U-Haul SAC 20 Property (an “After Acquired Adjacent Property”), provided that the lender has received, among other things: (a) a title insurance policy insuring the lien of the applicable mortgage encumbering the After Acquired Adjacent Property; (b) a settlement statement indicating that such After Acquired Adjacent Property was acquired without debt; (c) an environmental report showing no hazardous materials or risk of contamination at the adjacent property; (d) a REMIC opinion acceptable to the rating agencies; and (e) a confirmation from the rating agencies that such After Acquired Adjacent Property will not result in a withdrawal, qualification or downgrade of the respective ratings in effect immediately prior to such acquisition for the certificates that are then outstanding. Any such After Acquired Adjacent Property will be encumbered by the lien of the mortgage on the related U-Haul SAC 20 Property. The U-Haul SAC 20 Loan documents include a carve-out for any losses resulting from the acquisition of any After Acquired Adjacent Property. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Additions” in the Prospectus for additional information.

▀	After Acquired Leasehold Property. Provided no event of default has occurred and is continuing under the U-Haul SAC 20 Loan documents, the borrowers have the right to acquire a leasehold estate in property that is operated as a storage facility, but that is not contiguous to an existing U-Haul SAC 20 Property (an “After Acquired Leasehold Property”), provided that the lender has received, among other things: (a) confirmation that such After Acquired Leasehold Property is owned in fee simple by an affiliate of the Guarantor; (b) an environmental report showing no hazardous materials or risk of contamination at the adjacent property; (c) a REMIC opinion acceptable to the rating agencies; and (d) a confirmation from the rating agencies that such After Acquired Leasehold Property will not result in a withdrawal, qualification or downgrade of the respective ratings in effect immediately prior to such acquisition for the certificates that are then outstanding. Any such After Acquired Adjacent Property will be encumbered by the lien of the mortgage on the related Mortgaged Properties. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Additions” in the Prospectus for additional information.

▀	Terrorism Insurance. The borrower is required to maintain terrorism insurance in an amount equal to the full replacement cost of the U-Haul SAC 20 Properties, as well as 18 months of business income insurance, together with a six-month extended period of indemnity following restoration. For so long as the Terrorism Risk Insurance Program Reauthorization Act of 2015 or subsequent statute, reauthorization, extension thereof (“TRIPRA”) is in effect and continues to cover both foreign and domestic acts, the lender will accept terrorism insurance with coverage against acts which are “certified” within the meaning of TRIPRA. See “Risk Factors—Risks Relating to the Mortgage Loans—Terrorism Insurance May Not Be Available for All Mortgaged Properties” in the Prospectus.

LOAN #11: 335 West 16th Street

Mortgaged Property Information	Mortgage Loan Information
Number of Mortgaged Properties	1	Loan Seller	CREFI
Location (City/State)	New York, New York	Cut-off Date Balance	$39,000,000
Property Type	Office	Cut-off Date Balance per SF	$709.09
Size (SF)	55,000	Percentage of Initial Pool Balance	3.6%
Total Occupancy as of 6/6/2021	100.0%	Number of Related Mortgage Loans	None
Owned Occupancy as of 6/6/2021	100.0%	Type of Security	Fee
Year Built / Latest Renovation	1920 / 2000	Mortgage Rate	3.92000%
Appraised Value	$64,400,000	Original Term to Maturity (Months)	120
Appraisal Date	4/27/2021	Original Amortization Term (Months)	NAP
Borrower Sponsors	David Fine and Itzhak Levi	Original Interest Only Period (Months)	120
Property Management	Self-Managed	First Payment Date	7/6/2021
Maturity Date	6/6/2031

Underwritten Revenues	$3,226,969
Underwritten Expenses	$96,809	Escrows
Underwritten Net Operating Income (NOI)	$3,130,160	Upfront	Monthly
Underwritten Net Cash Flow (NCF)	$3,119,160	Taxes	$0	Springing
Cut-off Date LTV Ratio	60.6%	Insurance	$0	Springing
Maturity Date LTV Ratio	60.6%	Replacement Reserves	$0	$917
DSCR Based on Underwritten NOI / NCF	2.02x / 2.01x	TI/LC	$0	$0
Debt Yield Based on Underwritten NOI / NCF	8.0% / 8.0%	Other(1)	$442,504	$0

Sources and Uses
Sources	$	%	Uses	$	%
Loan Amount	$39,000,000	100.0%	Loan Payoff(2)	$28,848,548	74.0%
Return of Equity	8,679,133	22.3
Closing Costs	1,029,815	2.6
Upfront Reserves	442,504	1.1
Total Sources	$39,000,000	100.0%	Total Uses	$39,000,000	100.0%

(1)	Upfront other reserves includes a (i) $242,504 Rent Reserve and a (ii) $200,000 Certificate of Occupancy Reserve.

(2)	Loan Payoff includes defeasance costs for previously securitized debt in the CGCMT 2014-GC19 securitization trust.

▀	COVID-19 Update. As of June 6, 2021, the 335 West 16th Street property is open and operating. Chelgram (SVA) / ADT is current on rent and has not missed any payments throughout the COVID-19 pandemic. Students with private studio time are allowed into their studios on a scheduled basis, and the School of Visual Arts expects to resume in-person instruction during the upcoming fall semester. As of June 6, 2021, the 335 West 16th Street loan is not subject to any modification or forbearance requests. The first payment date of the 335 West 16th Street loan is July 6, 2021.

The following table presents certain information relating to the sole tenant at the 335 West 16th Street property (the “335 West 16th Street Property”):

Sole Tenant Based on Underwritten Base Rent(1)

Tenant Name	Credit Rating (Fitch/MIS/S&P)(2)	Tenant GLA	% of GLA	UW Base Rent(3)	% of Total UW Base Rent(3)	UW Base Rent $ per SF(3)	Lease Expiration(4)	Renewal / Extension Options
Chelgram (SVA) / ADT	A- / NR / A-	55,000	100.0%	$3,300,000	100.0%	$60.00	6/30/2042	None
Total Occupied		55,000	100.0%	$3,300,000	100.0%	$60.00
Vacant		0	0.0	0	0.0	0.00
Total / Wtd. Avg.		55,000	100.0%	$3,300,000	100.0%	$60.00

(1)	Based on the underwritten rent roll dated June 6, 2021.

(2)	Credit Ratings are those of Tyco International who has guaranteed the lease between 335 West 16th Street, LLC and either (a) ADT LLC, (b) Tyco Integrated Security LLC , formerly known as ADT Security Services LLC, successor-by-conversion to ADT Security Services, Inc., and its successors, (c) Tyco International Ltd., and its successors, and (d) Tyco Electronics Corporate Holdings, Inc., successor to Tyco International (US), Inc., and its successors. The lease commenced on July 24, 2001, expires on July 31, 2022, and is subsequently followed by the direct lease to Chelgram Holding Corporation which commences on August 1, 2022 with an expiration date of June 30, 2042.

(3)	UW Base Rent, % of Total UW Base Rent and UW Base Rent $ per SF include underwritten contractual rent steps of $320,123 effective August 1, 2022 upon the commencement of the direct lease between 335 West 16th Street, LLC and Chelgram Holding Corporation.

(4)	The borrower, 335 West 16th Street, LLC, and Chelgram Holding Corporation executed a April 1, 2018 lease for 100% of the premises commencing August 1, 2022 and expiring June 30, 2042.

LOAN #11: 335 West 16th Street

The following table presents certain information relating to the lease rollover schedule at 335 West 16th Street Property, based on the initial lease expiration date:

Lease Expiration Schedule(1)

Year Ending December 31	Expiring Owned GLA	% of Owned GLA	Cumulative % of Owned GLA	UW Base Rent(2)	% of Total UW Base Rent(2)	UW Base Rent $ per SF(2)	# of Expiring Leases
MTM	0	0.0%	0.0%	$0	0.0%	$0.00	0
2021	0	0.0	0.0%	$0	0.0%	$0.00	0
2022	0	0.0	0.0%	$0	0.0%	$0.00	0
2023	0	0.0	0.0%	$0	0.0%	$0.00	0
2024	0	0.0	0.0%	$0	0.0%	$0.00	0
2025	0	0.0	0.0%	$0	0.0%	$0.00	0
2026	0	0.0	0.0%	$0	0.0%	$0.00	0
2027	0	0.0	0.0%	$0	0.0%	$0.00	0
2028	0	0.0	0.0%	$0	0.0%	$0.00	0
2029	0	0.0	0.0%	$0	0.0%	$0.00	0
2030	0	0.0	0.0%	$0	0.0%	$0.00	0
2031	0	0.0	0.0%	$0	0.0%	$0.00	0
2032 & Thereafter	55,000	100.0	100.0%	$3,300,000	100.0%	$60.00	1
Vacant	0	0.0	100.0%	NAP	NAP	NAP	NAP
Total / Wtd. Avg.	55,000	100.0%		$3,300,000	100.0%	$60.00	1

(1)	Based on the underwritten rent roll dated June 6, 2021.

(2)	UW Base Rent, % of Total UW Base Rent and UW Base Rent $ per SF include underwritten contractual rent steps of $320,123 effective August 1, 2022 upon the commencement of the direct lease to Chelgram Holding Corporation.

The following table presents certain information relating to historical leasing at the 335 West 16th Street Property:

Historical Leased %(1)

2019	2020	As of 6/6/2021(2)
100.0%	100.0%	100.0%

(1)	As provided by the borrower and reflects year-end occupancy for the indicated year ended July 31 unless specified otherwise.

(2)	Based on the underwritten rent roll dated June 6, 2021.

▀	Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and the Underwritten Net Cash Flow at the 335 West 16th Street Property:

Cash Flow Analysis(1)

	TTM 7/31/2019	TTM 7/31/2020	Underwritten	Underwritten $ per SF
Base Rent(2)	$2,781,747	$2,879,108	$2,979,877	$54.18
Contractual Rent Steps(3)	0	0	320,123	5.82
Reimbursements	0	0	96,809	1.76
Vacancy & Credit Loss	0	0	(169,840)	(3.09)
Effective Gross Revenue	$2,781,747	$2,879,108	$3,226,969	$58.67
Total Operating Expenses	0	0	96,809	1.76
Net Operating Income	$2,781,747	$2,879,108	$3,130,160	$56.91
TI/LC	0	0	0	0.00
Replacement Reserves	0	0	11,000	0.20
Net Cash Flow	$2,781,747	$2,879,108	$3,119,160	$56.71

Occupancy	100.0%	100.0%	95.0%
NOI Debt Yield	7.1%	7.4%	8.0%
NCF DSCR	1.79x	1.86x	2.01x

(1)	Certain items such as interest expense, interest income, lease cancellation income, depreciation, amortization, debt service payments and any other non-recurring or non-operating items were excluded from the historical presentation and are not considered for the underwritten cash flow.

(2)	Based on the underwritten rent roll dated as of June 6, 2021.

(3)	Represents rent steps commencing on August 1, 2022 upon the commencement of the direct lease between 335 West 16th Street, LLC and Chelgram Holding Corporation.

LOAN #12: CULVer City Fee

Mortgaged Property Information		Mortgage Loan Information
Number of Mortgaged Properties	1	Loan Seller		CREFI
Location (City/State)	Culver City, California	Cut-off Date Balance		$33,000,000
Property Type(1)	Other	Cut-off Date Balance per SF		$294.12
Size (SF)	112,199	Percentage of Initial Pool Balance		3.0%
Total Occupancy as of 6/6/2021	100.0%	Number of Related Mortgage Loans		None
Owned Occupancy as of 6/6/2021	100.0%	Type of Security		Fee
Year Built / Latest Renovation	NAP / NAP	Mortgage Rate		3.74000%
Appraised Value(2)	$57,800,000	Original Term to Maturity (Months)		120
Appraisal Date	2/26/2021	Original Amortization Term (Months)		NAP
Borrower Sponsor	Hooman Nissani and Sharen Golshan	Original Interest Only Period (Months)		120
Property Management	Self-Managed	First Payment Date		7/6/2021
		Maturity Date		6/6/2031

Underwritten Revenues	$3,275,400
Underwritten Expenses	$0	Escrows
Underwritten Net Operating Income (NOI)	$3,275,400		Upfront	Monthly
Underwritten Net Cash Flow (NCF)	$3,275,400	Taxes	$37,997	$12,666
Cut-off Date LTV Ratio	57.1%	Insurance	$0	$0
Maturity Date LTV Ratio	57.1%	Replacement Reserve	$0	Springing
DSCR Based on Underwritten NOI / NCF	2.62x / 2.62x	TI/LC	$0	Springing
Debt Yield Based on Underwritten NOI / NCF	9.9% / 9.9%	Other	$0	$0

Sources and Uses
Sources	$	%	Uses	$	%
Loan Amount	$33,000,000	100.0%	Loan Payoff	$18,351,206	55.6%
			Return of Equity	14,275,095	43.3
			Closing Costs	335,702	1.0
			Upfront Reserves	37,997	0.1
Total Sources	$33,000,000	100.0%	Total Uses	$33,000,000	100.0%

(1)	The Culver City Fee Property (as defined below) is a leased fee 2.58 acre site located at 6101 West Slauson Avenue in Culver City, California and is 100.0% occupied by Culver City Tenant, LLC (“Culver City Chevrolet”) a full-service automotive dealership.

(2)	The Appraised Value represents the “as-is” appraised value, as of February 26, 2021.

■	COVID-19 Update. As of June 6, 2021, the Culver City Fee property (the “Culver City Fee Property”) is open and operational. Additionally, there have been no rent relief requests or lease modifications by the tenant. The Culver City Fee mortgage loan is not subject to any modification or forbearance requests. The first payment date of the Culver City Fee mortgage loan is July 6, 2021.

The following table presents certain information relating to the sole tenant at the Culver City Fee Property:

Sole Tenant Based on Underwritten Based Rent(1)

Tenant Name	Credit Rating (Fitch/MIS/S&P)(2)	Tenant GLA	% of GLA	UW Base Rent(3)	% of Total UW Base Rent(3)	UW Base Rent $ per SF(3)	Lease Expiration(4)	Renewal / Extension Options
Culver City Chevrolet	NR/NR/NR	112,199	100.0%	$3,275,400	100.0%	$29.19	5/31/2120	None
Total Occupied		112,199	100.0%	$3,275,400	100.0%	$29.19
Vacant		0	0.0	0	0.0	0.00
Total		112,199	100.0%	$3,275,400	100.0%	$29.19

(1)	Based on the underwritten rent roll dated June 6, 2021.

(2)	Credit ratings are those of the parent company whether or not the parent guarantees the lease.

(3)	UW Base Rent, % of Total UW Base Rent and UW Base Rent $ per SF are inclusive of contractual rent steps ($95,400) through June 1, 2022 per the tenant’s lease.

(4)	Lease Expiration reflects the 99-year ground lease that was executed at loan origination on June 3, 2021.

LOAN #12: CULVer City Fee

The following table presents certain information relating to the lease rollover schedule at the Culver City Fee Property, based on the initial lease expiration date:

Lease Expiration Schedule(1)

Year Ending December 31	Expiring Owned GLA	% of Owned GLA	Cumulative % of Owned GLA	UW Base Rent(2)	% of Total UW Base Rent(2)	UW Base Rent $ per SF(2)	# of Expiring Leases
MTM	0	0.0%	0.0%	$0	0.0%	$0.00	0
2021	0	0.0	0.0%	0	0.0	0.00	0
2022	0	0.0	0.0%	0	0.0	0.00	0
2023	0	0.0	0.0%	0	0.0	0.00	0
2024	0	0.0	0.0%	0	0.0	0.00	0
2025	0	0.0	0.0%	0	0.0	0.00	0
2026	0	0.0	0.0%	0	0.0	0.00	0
2027	0	0.0	0.0%	0	0.0	0.00	0
2028	0	0.0	0.0%	0	0.0	0.00	0
2029	0	0.0	0.0%	0	0.0	0.00	0
2030	0	0.0	0.0%	0	0.0	0.00	0
2031 & Thereafter	112,199	100.0	100.0%	3,275,400	100.0	29.19	1
Vacant	0	0.0	100.0%	NAP	NAP	NAP	NAP
Total / Wtd. Avg.	112,199	100.0%		$3,275,400	100.0%	$29.19	1

(1)	Based on the underwritten rent roll dated June 6, 2021.

(2)	UW Base Rent, % of Total UW Base Rent and UW Base Rent $ per SF are inclusive of contractual rent steps ($95,400) through June 1, 2022 per the tenant’s lease.

The following table presents certain information relating to historical leasing at the Culver City Fee Property:

Historical Leased %(1)

As of 6/6/2021(2)
100.0%

(1)	Historical information is not available for the Culver City Fee Property as the ground lease was executed upon loan origination.

(2)	Based on the underwritten rent roll dated June 6, 2021.

■	Underwritten Net Cash Flow. The following table presents certain information relating to the Underwritten Net Cash Flow at the Culver City Fee Property:

Cash Flow Analysis

	Underwritten	Underwritten $ per SF
Base Rent	$3,180,000	$28.34
Rent Steps(1)	95,400	0.85
Gross Potential Rent	$3,275,400	$29.19

Vacancy & Credit Loss	0	(0.00)
Effective Gross Income	$3,275,400	$29.19

Real Estate Taxes	$0	$0.00
Insurance	0	0.00
Management Fee	0	0.00
Other Operating Expenses	0	0.00
Total Expenses	$0	$0.00

Net Operating Income	$3,275,400	$29.19
Replacement Reserves	0	0.00
TI/LC	0	0.00
Net Cash Flow	$3,275,400	$29.19

Occupancy	100.0%
NOI Debt Yield	9.9%
NCF DSCR	2.62x

(1)	Includes contractual rent steps through June 1, 2022.

LOAN #13: Union Square Mixed Use Portfolio

Mortgaged Property Information		Mortgage Loan Information
Number of Mortgaged Properties	4	Loan Seller		CREFI
Location (City/State)	New York, New York	Cut-off Date Balance		$30,200,000
Property Type(1)	Various	Cut-off Date Balance per SF		$534.26
Size (SF)	56,527	Percentage of Initial Pool Balance		2.8%
Total Occupancy(2)	97.4%	Number of Related Mortgage Loans		None
Owned Occupancy(2)	97.4%	Type of Security		Fee
Year Built / Latest Renovation(1)	Various / Various	Mortgage Rate		3.68000%
Appraised Value(1)	$58,650,000	Original Term to Maturity (Months)		120
Appraisal Date	5/3/2021	Original Amortization Term (Months)		NAP
Borrower Sponsors	Charles Blaichman and Ira Drukier	Original Interest Only Period (Months)		120
Property Management	CBJ Management LLC	First Payment Date		7/6/2021
		Maturity Date		6/6/2031

Underwritten Revenues	$4,285,499
Underwritten Expenses	$2,059,719	Escrows
Underwritten Net Operating Income (NOI)	$2,225,780		Upfront	Monthly
Underwritten Net Cash Flow (NCF)	$2,158,371	Taxes	$126,765	$126,765
Cut-off Date LTV Ratio	51.5%	Insurance	$24,009	$6,002
Maturity Date LTV Ratio	51.5%	Replacement Reserve	$0	$4,239
DSCR Based on Underwritten NOI / NCF	1.98x / 1.92x	TI/LC	$0	$697
Debt Yield Based on Underwritten NOI / NCF	7.4% / 7.1%	Other(3)	$40,862	$0

Sources and Uses
Sources	$	%	Uses	$	%
Loan Amount	$30,200,000	100.0%	Loan Payoff	$29,011,985	96.1%
			Closing Costs	996,378	3.3
			Upfront Reserves	191,637	0.6
Total Sources	$30,200,000	100.0%	Total Uses	$30,200,000	100.0%

(1)	See the “Union Square Mixed Use Portfolio Summary” chart below for the Property Type, Year Built / Latest Renovation and Appraised Values of the individual Union Square Mixed Use Portfolio Properties (as defined below).

(2)	Total Occupancy and Owned Occupancy are as of May 26, 2021 and June 6, 2021, respectively.

(3)	Upfront Other reserves includes a (i) $26,000 Taco Bell Rent Abatement Reserve and a (ii) $14,862 Foot Locker Rent Credit Reserve.

The following table presents certain information relating to the individual Union Square Mixed Use Portfolio properties (the “Union Square Mixed Use Portfolio Properties”):

Union Square Mixed Use Portfolio Summary

Property Name	City	State	Property Type	Year Built/ Renovated	Net Rentable Area (SF)	Occupancy	Allocated Cut-off Date Balance	% of Portfolio Cut-off Date Balance	Appraised Value	% of UW Base Rent
58-60 West 14th Street	New York	New York	Mixed Use	1910/1999	27,201	94.6%	$15,446,511	51.1%	$28,950,000	47.9%
18 East 14th Street	New York	New York	Mixed Use	1900/1999	19,094	100.0%	10,714,897	35.5	21,569,979	36.6
20 East 14th Street	New York	New York	Mixed Use	1910/1999	9,032	100.0%	3,836,542	12.7	7,723,278	13.8
17 East 13th Street	New York	New York	Retail	1910/2021	1,200	100.0%	202,050	0.7	406,743	1.7
Total / Wtd. Avg.					56,527	97.4%	$30,200,000	100.0%	$58,650,000	100.0%

LOAN #13: Union Square Mixed Use Portfolio

The following table presents certain information relating to the multifamily unit mix at the Union Square Mixed Use Portfolio Properties:

Multifamily Unit Mix(1)
Property Name	Unit Type	# of Units	% of Units	Occupied Units(1)	% Occupied	Average Unit Size (SF)(1)	Average Market Rent per Month(2)	In-Place Average Rent per Month(1)
58-60 West 14th Street	1 BR	17	53.1%	16	94.1%	656	$3,600	$3,537
	2 BR	15	46.9%	14	93.3%	803	4,000	3,944
	Total / Wtd. Avg.(3)	32	100.0%	30	93.8%	725	$3,788	$3,727
18 East 14th Street	Loft	2	8.7%	2	100.0%	1,865	5,000	3,119
	Studio	4	17.4%	4	100.0%	482	2,350	2,525
	1 BR	13	56.5%	13	100.0%	596	3,600	3,408
	2 BR	1	4.3%	1	100.0%	841	9,400	9,398
	Dup-2BA	2	8.7%	2	100.0%	582	9,400	3,600
	3 BR	1	4.3%	1	100.0%	933	6,100	6,089
	Total / Wtd. Avg.(3)	23	100.0%	23	100.0%	711	$4,370	$3,623
20 East 14 Street	Loft	3	42.9%	3	100.0%	1,400	5,000	1,965(4)
	Studio	4	57.1%	4	100.0%	408	2,350	2,228
	Total / Wtd. Avg.(3)	7	100.0%	7	100.0%	833	$3,486	$2,115
Portfolio Total / Wtd. Avg.(3)		62	100.0%	60	96.8%	732	$3,969	$3,499

(1)	Based on the underwritten rent roll dated May 26, 2021.

(2)	Source: Appraisal

(3)	Weighted based on the number of total units available for Average Market Rent per Month and number of occupied units for In-Place Average Rent per Month.

(4)	The 20 East 14th Street property contains two rent stabilized lofts (Unit 2R: UW Base Rent $750 and Unit 4: UW Base Rent $544) and one market rent loft unit (Unit 3: UW Base Rent $4,600).

■	COVID-19 Update. As of June 6, 2021, the Union Square Mixed Use Portfolio Properties are open and operational. Three retail tenants at the Union Square Mixed Use Portfolio Properties received rent abatements due to the COVID-19 pandemic. Two of the three tenants are currently paying full unabated rent, with the third tenant expected to begin to pay full unabated rent beginning in July 2021. The Union Square Mixed Use Portfolio mortgage loan is structured with an upfront rent reserve of $26,000, which will be released upon the tenant commencing full unabated rent payments. Approximately 99.0% of UW Rent was paid in May and June 2021. The Union Square Mixed Use Portfolio mortgage loan is not subject to any modification or forbearance requests. The first payment date of the Union Square Mixed Use Portfolio mortgage loan is July 6, 2021.

The following table presents certain information relating to the commercial tenants at the Union Square Mixed Use Portfolio Properties:

LOAN #13: Union Square Mixed Use Portfolio

Commercial Tenants Based on Underwritten Based Rent(1)

Property Name	Tenant Name	Credit Rating (Fitch/MIS/S&P)(2)	Tenant GLA	% of GLA	UW Base Rent(3)	% of Total UW Base Rent(3)	UW Base Rent $ per SF(3)	Lease Expiration	Renewal / Extension Options
58-60 West 14th Street	Foot Locker	NR/Ba1/BB+	4,000	35.9%	$705,703	40.2	$176.43	5/31/2029	1, 5-year option
18 East 14th Street	Taco Bell	NR/Ba2/BB	2,000	17.9	504,300	28.7	$252.15	3/31/2035	1, 5-year option
20 East 14th Street	Wendy’s	NR/B3/B+	3,200	28.7	413,508	23.6	$129.22	12/31/2030	2, 5-year options
17 East 13th Street	Sum Yung Gai, LLC	NR/NR/NR	1,200	10.8	72,000	4.1	$60.00	1/31/2033	1, 5-year option
18 East 14th Street	Sha Ran Kim & Sha Ron Kim	NR/NR/NR	750	6.7	59,028	3.4	$78.70	5/31/2023	None
Total Occupied			11,150	100.0%	$1,754,539	100.0%	$157.36
Vacant			0	0.0	0	0.0	0.00
Total(4)			11,150	100.0%	$1,754,539	100.0%	$157.36

(1)	Based on the underwritten rent rolls dated May 26, 2021 and June 6, 2021.

(2)	Credit ratings are those of the parent company whether or not the parent guarantees the lease.

(3)	UW Base Rent, % of Total UW Base Rent and UW Base Rent $ per SF are inclusive of contractual rent steps per each applicable tenant’s lease (Foot Locker: June 1, 2022; Taco Bell: April 1, 2022, Sha Ran Kim & Sha Ron Kim: June 1, 2022).

(4)	Represents the total associated with the commercial space at the Union Square Mixed Use Portfolio Properties.

The following table presents certain information relating to the lease rollover schedule at the Union Square Mixed Use Portfolio Properties, based on the initial lease expiration date of the commercial tenants shown above:

Lease Expiration Schedule(1)(2)

Year Ending December 31	Expiring Owned GLA	% of Owned GLA	Cumulative % of Owned GLA	UW Base Rent(3)	% of Total UW Base Rent(3)	UW Base Rent $ per SF(3)	# of Expiring Leases
MTM	0	0.0%	0.0%	$0	0.0%	$0.00	0
2021	0	0.0	0.0%	0	0.0	$0.00	0
2022	0	0.0	0.0%	0	0.0	$0.00	0
2023	750	6.7	6.7%	59,028	3.4	$78.70	1
2024	0	0.0	6.7%	0	0.0	$0.00	0
2025	0	0.0	6.7%	0	0.0	$0.00	0
2026	0	0.0	6.7%	0	0.0	$0.00	0
2027	0	0.0	6.7%	0	0.0	$0.00	0
2028	0	0.0	6.7%	0	0.0	$0.00	0
2029	4,000	35.9	42.6%	705,703	40.2	$176.43	1
2030	3,200	28.7	71.3%	413,508	23.6	$129.22	1
2031 & Thereafter	3,200	28.7	100.0%	576,300	32.8	$180.09	2
Vacant	0	0.0	100.0%	NAP	NAP	NAP	NAP
Total / Wtd. Avg.	11,150	100.0%		$1,754,539	100.0%	$157.36	5

(1)	Based on the underwritten rent rolls dated May 26, 2021 and June 6, 2021.

(2)	Reflects the lease information pertaining only to the commercial tenants at the Union Square Mixed Use Portfolio Properties.

(3)	UW Base Rent, % of Total UW Base Rent and UW Base Rent $ per SF are inclusive of contractual rent steps per each applicable tenant’s lease (Foot Locker: June 1, 2022; Taco Bell: April 1, 2022, Sha Ran Kim & Sha Ron Kim: June 1, 2022).

The following table presents certain information relating to historical leasing at the Union Square Mixed Use Portfolio Properties:

Historical Leased %

2018(1)	2019(1)	2020(1)	As of 5/26/2021 & 6/6/201(2)(3)
89.2%	89.2%	89.2%	97.4%

(1)	Represents the weighted average commercial occupancy per the lease estoppels of the retail tenants at the Union Square Mixed Use Portfolio Properties. Historical information is not available for the multifamily tenants at the Union Square Mixed Use Portfolio Properties.

(2)	Based on the underwritten rent rolls dated May 26, 2021 and June 6, 2021.

(3)	Occupancy is reflective of the weighted average occupancy of the Union Square Mixed Use Portfolio Properties.

LOAN #13: Union Square Mixed Use Portfolio

■	Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and Underwritten Net Cash Flow at the Union Square Mixed Use Portfolio Properties:

Cash Flow Analysis

	2018	2019	2020	TTM 3/31/2021	Underwritten	Underwritten $ per SF
Base Rent	$2,751,952	$2,682,425	$2,369,299	$2,308,004	$2,519,276	$44.57
Vacant Income	0	0	0	0	91,200	1.61
Gross Potential Rent	$2,751,952	$2,682,425	$2,369,299	$2,308,004	$2,610,476	$46.18

Total Other Income	$11,015	$12,172	$7,071	$7,974	$7,947	$0.14
Vacancy & Credit Loss	0	0	0	0	(225,134)	(3.98)
Commercial Income	2,020,711	2,089,701	1,586,344	1,467,527	1,892,210	33.47
Effective Gross Income	$4,783,678	$4,784,297	$3,962,714	$3,783,505	$4,285,499	$75.81

Real Estate Taxes	$1,404,763	$1,444,289	$1,518,545	$1,518,545	$1,448,747	$25.63
Insurance	64,870	69,036	69,026	69,026	68,598	1.21
Management Fee	138,126	138,024	117,323	113,505	128,565	2.27
Other Operating Expenses(1)	478,215	420,183	407,894	467,002	413,808	7.32
Total Expenses	$2,085,974	$2,071,532	$2,112,787	$2,168,078	$2,059,719	$36.44

Net Operating Income(2)	$2,697,704	$2,712,765	$1,849,926	$1,615,427	$2,225,780	$39.38
Replacement Reserves	0	0	0	0	50,685	0.90
TI/LC	0	0	0	0	16,725	0.30
Net Cash Flow	$2,697,704	$2,712,765	$1,849,926	$1,615,427	$2,158,371	$38.18

Occupancy(3)	NAP	NAP	NAP	NAP	95.0%
NOI Debt Yield	8.9%	9.0%	6.1%	5.3%	7.4%
NCF DSCR	2.39x	2.41x	1.64x	1.43x	1.92x

(1)	Other operating expenses consists of repairs and maintenance, utilities, and general and administrative expenses.

(2)	The increase in Net Operating Income from 2020 and TTM 3/31/2021 to Underwritten reflects the increase in commercial income, which accounts for commercial tenants paying full unabated rent amounts and rent increases following rent forgiveness and abatements provided throughout the COVID-19 pandemic.

(3)	Underwritten Occupancy is based on the economic occupancy.

LOAN #14: FISKER CORPORATE HEADQUARTERS

Mortgaged Property Information			Mortgage Loan Information
Number of Mortgaged Properties	1		Loan Seller	GSMC
Location (City/State)	Manhattan Beach, California		Cut-off Date Principal Balance	$30,000,000
Property Type	Office		Cut-off Date Principal Balance per SF	$381.97
Size (SF)	78,540		Percentage of Initial Pool Balance	2.7%
Total Occupancy as of 6/1/2021	100.0%		Number of Related Mortgage Loans	None
Owned Occupancy as of 6/1/2021	100.0%		Type of Security	Fee Simple
Year Built / Latest Renovation	1986 / 2015		Mortgage Rate	3.14400%
Appraised Value	$51,100,000		Original Term to Maturity (Months)	120
Appraisal Date Borrower Sponsors Property Management	4/8/2021 Continental Development Corporation Continental Development Corporation		Original Amortization Term (Months) Original Interest Only Period (Months) First Payment Date	NAP 120 6/6/2021
			Maturity Date	5/6/2031

Underwritten Revenues	$3,784,713
Underwritten Expenses	$705,636		Escrows
Underwritten Net Operating Income (NOI)	$3,079,077			Upfront	Monthly
Underwritten Net Cash Flow (NCF)	$2,947,523		Taxes	$0	Springing
Cut-off Date LTV Ratio	58.7%		Insurance	$0	Springing
LTV Ratio at Maturity	58.7%		Replacement Reserve(1)	$0	$1,636
DSCR Based on Underwritten NOI / NCF	3.22x / 3.08x		TI/LC	$0	$6,545
Debt Yield Based on Underwritten NOI / NCF	10.3% / 9.8%		Other(2)	$1,867,475	Springing

Sources and Uses
Sources	$	%	Uses	$	%
Loan Amount	$30,000,000	100.0%	Loan Payoff	$15,000,000	50.0%
			Return of Equity	12,982,762	43.3
			Reserves	1,867,475	6.2
			Closing Costs	149,763	0.5
Total Sources	$30,000,000	100.0%	Total Uses	$30,000,000	100.0%

(1)	The Fisker Corporate Headquarters Loan has a replacement reserve cap of $39,270.
(2)	Other upfront reserves represent an unfunded obligations reserve of approximately $1,867,475 and a critical tenant reserve that will spring during the continuance of a Fisker Corporate Headquarters trigger period caused by Fisker Group Inc. or any tenant under a replacement major lease.

■	COVID-19 Update. As of June 13, 2021, the Fisker Corporate Headquarters property (the “Fisker Corporate Headquarters Property”) is open and operational. The first payment date of the Fisker Corporate Headquarters loan was in June 2021.

The following table presents certain information relating to the sole tenant at the Fisker Corporate Headquarters Property:

Sole Tenant Based on Underwritten Base Rent(1)

Tenant Name	Credit Rating (Fitch/MIS/S&P)(2)	Tenant GLA	% of GLA	UW Base Rent(3)	% of Total UW Base Rent(3)	UW Base Rent $ per SF(3)	Lease Expiration	Renewal / Extension Options
Fisker Group Inc.	NR / NR / NR	78,540	100.0%	$3,640,329	100.0%	$46.35	10/31/2026	1, 5-year option
Total/ Wtd. Avg.		78,540	100.0%	$3,640,329	100.0%	$46.35

(1)	Based on the underwritten rent roll dated February 1, 2021.
(2)	Certain ratings are those of the parent company whether or not the parent guarantees the lease.
(3)	Fisker Group received three months of free rent at lease commencement starting February 1, 2021.

LOAN #14: FISKER CORPORATE HEADQUARTERS

The following table presents certain information relating to the lease rollover schedule at the Fisker Corporate Headquarters Property based on initial lease expiration dates:

Lease Expiration Schedule(1)

Year Ending December 31	Expiring Owned GLA	% of Owned GLA	Cumulative % of Owned GLA	UW Base Rent	% of Total UW Base Rent	UW Base Rent $ per SF	# of Expiring Leases
MTM	0	0.0%	0.0%	$0	0.0%	$0.00	0
2021	0	0.0	0.0%	0	0.0	$0.00	0
2022	0	0.0	0.0%	0	0.0	$0.00	0
2023	0	0.0	0.0%	0	0.0	$0.00	0
2024	0	0.0	0.0%	0	0.0	$0.00	0
2025	0	0.0	0.0%	0	0.0	$0.00	0
2026	78,540	100.0	100.0%	3,640,329	100.0	$46.35	1
2027	0	0.0	100.0%	0	0.0	$0.00	0
2028	0	0.0	100.0%	0	0.0	$0.00	0
2029	0	0.0	100.0%	0	0.0	$0.00	0
2030	0	0.0	100.0%	0	0.0	$0.00	0
2031	0	0.0	100.0%	0	0.0	$0.00	0
2032 & Thereafter	0	0.0	100.0%	0	0.0	$0.00	0
Vacant	0	0.0	100.0%	NAP	NAP	NAP	NAP
Total	78,540	100.0%		$3,640,329	100.0%	$46.35	1

(1)	Based on the underwritten rent roll dated February 1, 2021.

The following table presents certain information relating to historical occupancy at the Fisker Corporate Headquarters Property:

Historical Leased %(1)

As of 6/1/2021(2)
100.0%

(1)	Historical occupancy is not available at the Fisker Corporate Headquarters Property as the previous tenant filed bankruptcy in April 2020 and subsequently vacated the Fisker Corporate Headquarters Property in October 2020. Fisker Group Inc. executed a lease in October 2020 and took occupancy of the Fisker Corporate Headquarters Property in February 2021.
(2)	Based on the underwritten rent roll dated February 1, 2021.

LOAN #14: FISKER CORPORATE HEADQUARTERS

■	Underwritten Net Cash Flow. The following table presents certain information relating to the Underwritten Net Cash Flow at the Fisker Corporate Headquarters Property:

Cash Flow Analysis(1)

	Underwritten	Underwritten $ per SF
Base Rent(2)	$3,640,329	$46.35
Potential Income from Vacant Space	0	0.00
Reimbursements	113,299	1.44
Miscellaneous Income	230,280	2.93
Vacancy & Credit Loss	(199,195)	(2.54)
Effective Gross Income	$3,784,713	$48.19

Real Estate Taxes	$330,000	$4.20
Insurance	15,252	0.19
Management Fee	113,541	1.45
Other Operating Expenses	246,842	3.14
Total Operating Expenses	$705,636	$8.98

Net Operating Income	$3,079,077	$39.20
TI/LC	111,920	1.43
Replacement Reserves	19,635	0.25
Net Cash Flow	$2,947,523	$37.53

Occupancy	100.0%
NOI Debt Yield	10.3%
NCF DSCR	3.08x

(1)	Historical financials are not available as the previous tenant filed bankruptcy in April 2020 and subsequently vacated the property in October 2020. Fisker Group Inc. executed a lease in October 2020 and took occupancy of the Fisker Corporate Headquarters property in February 2021.
(2)	Base Rent reflect the contractual base rent as of June 1, 2021 and include rent steps through June 30, 2022.

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LOAN #15: CHASE TOWER

Mortgaged Property Information			Mortgage Loan Information
Number of Mortgaged Properties	1		Loan Seller		JPMCB
Location (City/State)	Charleston, West Virginia		Cut-off Date Balance		$28,210,000
Property Type	Office		Cut-off Date Balance per SF		$99.22
Size (SF)	284,310		Percentage of Initial Pool Balance		2.6%
Total Occupancy as of 3/31/2021	87.4%		Number of Related Mortgage Loans		None
Owned Occupancy as of 3/31/2021	87.4%		Type of Security		Fee
Year Built / Latest Renovation	1968 / 2000		Mortgage Rate		3.65700%
Appraised Value(1)	$43,400,000		Original Term to Maturity (Months)(2)		121
Appraisal Date	3/2/2021		Original Amortization Term (Months)		NAP
Borrower Sponsor	Elchonon Schwartz and Simon Singer		Original Interest Only Period (Months)(2)	121
Property Management	Nightingale Realty, LLC		First Payment Date(2)	7/1/2021
			Maturity Date	7/1/2031

Underwritten Revenues	$5,168,928
Underwritten Expenses	$2,605,411		Escrows
Underwritten Net Operating Income (NOI)	$2,563,517			Upfront	Monthly
Underwritten Net Cash Flow (NCF)	$2,560,119		Taxes	$185,359	$35,913
Cut-off Date LTV Ratio	65.0%		Insurance	$0	Springing
Maturity Date LTV Ratio	65.0%		Replacement Reserve	$1,200,000	$4,739
DSCR Based on Underwritten NOI / NCF	2.45x / 2.45x		TI/LC(3)	$4,000,000	Springing
Debt Yield Based on Underwritten NOI / NCF	9.1% / 9.1%		Other(4)	$652,525	$0

	Sources and Uses
Sources	$	%	Uses	$	%
Loan Amount	$28,210,000	100.0%	Loan Payoff	$17,168,824	60.9%
			Upfront Reserves	6,037,884	21.4%
			Principal Equity Distribution	4,475,822	15.9%
			Closing Costs	527,470	1.9%
Total Sources	$28,210,000	100.0%	Total Uses	$28,210,000	100.0%

(1)	Appraised Value based on the hypothetical condition that approximately $6.0 million would be reserved by the borrower sponsor for outstanding and future tenant improvement and leasing commissions, as well as capital expenditures.
(2)	Under the terms of the related underlying mortgage loan documents, the First Payment Date is in August 2021; however, JPMCB will contribute an initial interest deposit amount to the Issuing Entity on the Closing Date in connection with payment one-month’s interest that would have accrued on the related mortgage loan at the related net mortgage rate with respect to the July 2021 payment date. As such, the Original Term to Maturity (Months), Original Interest Only Period (Months) and First Payment Date have been adjusted to account for a First Payment Date in July 2021 as is reflected in Annex A-1 to the Prospectus.
(3)	The TI/LC Escrow is subject to a cap of $1,000,000 (excluding any amounts attributable to tenant termination deposits).
(4)	Upfront Other Escrows consist of (i) approximately $536,537 for outstanding tenant improvement allowances and (ii) $115,988 for outstanding capital expenditures.

■	COVID-19 Update. As of June 1, 2021, the Chase Tower property is open and operational. For March, April and May of 2021, tenants representing 100.0% of net rentable area, have paid rent in-full, with the borrower sponsor having collected approximately 100.0% of underwritten base rent. The first payment date of the Chase Tower loan is in August 2021 (with the borrower sponsor having deposited an initial interest amount in connection with the first payment date in July 2021).

LOAN #15: CHASE TOWER

The following table presents certain information relating to the tenants at the Chase Tower property:

Ten Largest Tenants by Underwritten Base Rent(1)

Tenant Name	Credit Rating (Fitch/MIS/S&P)(2)	Tenant GLA	% of Owned GLA	UW Base Rent(3)	% of Total UW Base Rent(3)	UW Base Rent $ per SF(3)	Lease Expiration	Renewal / Extension Options
Steptoe & Johnson PLLC(4)	NR/NR/NR	80,521	28.3%	$1,530,096	31.6%	$19.00	2/28/2023	1, 5-year option
Kay Casto & Chaney, PLLC	NR/NR/NR	19,618	6.9%	441,405	9.1%	$22.50	6/30/2025	1, 5-year option
Dinsmore & Shohl LLP(5)	NR/NR/NR	19,346	6.8%	376,569	7.8%	$19.46	5/31/2026	2, 5-year options
Douglas Parking, LLC	NR/NR/NR	29,638	10.4%	352,000	7.3%	$11.88	2/28/2023	1, 5-year option
Northeast Natural Energy LLC	NR/NR/NR	14,013	4.9%	307,295	6.3%	$21.93	6/15/2022	None
Brown, Edwards & Company, LLP(6)	NR/NR/NR	15,199	5.3%	294,304	6.1%	$19.36	8/31/2027	1, 5-year option
Gray, Griffith & Mays	NR/NR/NR	12,454	4.4%	253,430	5.2%	$20.35	11/30/2021	None
JPMorgan Chase Bank(7)	AA-/A2/A-	10,661	3.7%	245,136	5.1%	$22.99	9/30/2031	2, 5-year options
Carey, Scott, Douglas &Kessler	NR/NR/NR	6,968	2.5%	149,986	3.1%	$21.53	12/31/2025	None
Hissam Forman Donovan Richie PLLC	NR/NR/NR	6,960	2.4%	131,335	2.7%	$18.87	5/31/2023	None
Ten Largest Owned Tenants		215,378	75.8%	$4,081,556	84.3%	$18.95
Remaining Tenants		33,238	11.7%	759,013	15.7%	$22.84
Vacant		35,694	12.6%	NAP	NAP%	NAP
Total / Wtd. Avg.		284,310	100.0%	$4,840,569	100.00%	$19.47

(1)	Based on the underwritten rent roll dated March 31, 2021.

(2)	In certain instances, ratings provided are those of the parent company of the entity shown, whether or not the parent company guarantees the lease.

(3)	UW Base Rent, % of Total UW Base Rent and UW Base Rent $ per SF is inclusive of contractual rent steps through September 2022 totaling approximately $28,505.

(4)	Steptoe & Johnson PLLC leases 80,521 square feet of which (i) 64,949 square feet is office space leased at $22.00 PSF and (ii) 15,572 square feet is storage space leased at $6.50 PSF.

(5)	Dinsmore & Shohl LLP leases 19,346 of which (i) 18,596 is office space with a May 2026 lease expiration with two, five-year renewal options and (ii) 750 square feet is storage space leased on a month to month basis.

(6)	Brown, Edwards & Company, LLP leases 15,199 square feet of which (i) 8,507 square feet expires in August 2027 and (ii) 6,692 square feet expires in October 2022.

(7)	JPMorgan Chase Bank has the one time right to terminate its lease effective September 2027 with 12 months prior written notice and payment of a termination fee.

The following table presents certain information relating to the lease rollover schedule at the Chase Tower property, based on initial lease expiration dates:

Lease Expiration Schedule(1)(2)

Year Ending December 31	Expiring Owned GLA	% of Owned GLA	Cumulative % of Owned GLA	UW Base Rent(3)	% of Total UW Base Rent(3)	UW Base Rent $ per SF(3)	# of Expiring Leases
MTM	428	0.2%	0.2%	$3,424	0.1%	$8.00	1
2021	12,454	4.4%	4.5%	253,430	5.2%	$20.35	1
2022	26,737	9.4%	13.9%	566,657	11.7%	$21.19	4
2023	122,221	43.0%	56.9%	2,163,796	44.7%	$17.70	9
2024	5,500	1.9%	58.9%	114,444	2.4%	$20.81	1
2025	34,514	12.1%	71.0%	762,951	15.8%	$22.11	4
2026	21,549	7.6%	78.6%	422,409	8.7%	$19.60	2
2027	8,507	3.0%	81.6%	157,380	3.3%	$18.50	1
2028	6,045	2.1%	83.7%	150,941	3.1%	$24.97	1
2029	0	0.0%	83.7%	0	0.0%	$0.00	0
2030	0	0.0%	83.7%	0	0.0%	$0.00	0
2031	10,661	3.7%	87.4%	245,136	5.1%	$22.99	1
2032 and Thereafter	0	0.0%	87.4%	0	0.0%	$0.00	0
Vacant	35,694	12.6%	100.0%	NAP	NAP%	NAP	NAP
Total / Wtd. Avg.	284,310	100.0%		$4,840,569	100.0%	$19.47	25

(1)	Based on the underwritten rent roll dated March 31, 2021.
(2)	Certain tenants may have termination or contraction options (which may become exercisable prior to the originally stated expiration date of the tenant lease) that are not considered in the above Lease Expiration Schedule.
(3)	UW Base Rent, % of Total UW Base Rent and UW Base Rent $ per SF are inclusive of contractual rent steps through September 2022 totaling approximately $28,505.

The following table presents certain information relating to historical leasing at the Chase Tower property:

Historical Leased%(1)

2018	2019	2020	As of 3/31/2021(2)
87.9%	91.2%	94.1%	87.4%

(1)	Historical occupancies are as of December 31 of each respective year unless otherwise specified.
(2)	Based on the underwritten rent roll dated March 31, 2021.

LOAN #15: CHASE TOWER

■	Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and the Underwritten Net Cash Flow at the Chase Tower property:

Cash Flow Analysis

	2018	2019	2020	Underwritten	Underwritten $ per SF
Base Rent(1)	$4,122,357	$4,231,624	$4,358,881	$4,840,569	$17.03
Vacant Income	0	0	0	738,081	2.60
Gross Potential Rent	$4,122,357	$4,231,624	$4,358,881	$5,578,650	$19.62

Total Reimbursements	411,345	471,357	515,668	170,981	0.60
Total Other Income	180,860	151,235	157,543	180,000	0.63
Vacancy & Credit Loss	0	0	0	(760,703)	(2.68)
Effective Gross Income	$4,714,562	$4,854,216	$5,032,092	$5,168,928	$18.18

Real Estate Taxes	376,560	397,723	418,938	430,955	1.52
Insurance	61,401	68,053	91,151	102,724	0.36
Management Fee	186,384	174,959	219,944	155,068	0.55
Other Operating Expenses	1,937,932	1,957,986	1,957,553	1,916,664	6.74
Total Expenses	$2,562,277	$2,598,721	$2,687,586	$2,605,411	$9.16

Net Operating Income	2,152,285	2,255,495	2,344,506	2,563,517	9.02
Capital Expenditures(2)	0	0	0	(400,000)	(1.41)
TI/LC	0	0	0	346,536	1.22
Replacement Reserves	0	0	0	56,862	0.20
Net Cash Flow	$2,152,285	$2,255,495	$2,344,506	$2,560,119	$9.00

Occupancy(3)	87.9%	91.2%	94.1%	86.8%
NOI Debt Yield	7.6%	8.0%	8.3%	9.1%
NCF DSCR	2.06x	2.16x	2.24x	2.45x

(1)	Base Rent is inclusive of contractual rent steps through September 2022 totaling approximately $28,505.
(2)	Underwritten Capital Expenditures represents a 10% credit for the $4.0 million upfront TI/LC reserve.
(3)	Underwritten Occupancy is based on the underwritten rent roll dated March 31, 2021.

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ANNEX C

MORTGAGE POOL INFORMATION

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Distribution of Loan Purpose

Loan Purpose	Number of mortgage loans	Cut-off Date Balance	% of Initial Pool Balance	Average Cut-off Date Balance	Weighted Average Debt Service Coverage Ratio	Weighted Average Mortgage Interest Rate	Weighted Average Remaining Terms to Maturity/ARD (Mos)	Weighted Average Cut-off Date LTV	Weighted Average Maturity/ARD Date LTV
Refinance	29	$738,742,582	67.5%	$25,473,882	2.62x	3.637%	116	57.4%	54.2%
Acquisition	17	346,170,403	31.6	$20,362,965	3.27x	3.206%	106	53.3%	51.1%
Recapitalization	1	9,000,000	0.8	$9,000,000	2.32x	3.970%	119	55.9%	55.9%
Total/Avg./Wtd.Avg.	47	$1,093,912,985	100.0%	$23,274,744	2.82x	3.503%	113	56.1%	53.2%

Distribution of Amortization Types(1)

Amortization Type	Number of mortgage loans	Cut-off Date Balance	% of Initial Pool Balance	Average Cut-off Date Balance	Weighted Average Debt Service Coverage Ratio	Weighted Average Mortgage Interest Rate	Weighted Average Remaining Terms to Maturity/ARD (Mos)	Weighted Average Cut-off Date LTV	Weighted Average Maturity/ARD Date LTV
Interest Only	27	$643,779,405	58.9%	$23,843,682	2.98x	3.421%	114	55.6%	55.6%
Interest Only - ARD	3	176,900,000	16.2	$58,966,667	4.01x	3.322%	110	41.4%	41.4%
Interest Only, Amortizing Balloon(2)	8	136,907,800	12.5	$17,113,475	1.48x	4.128%	114	68.3%	60.5%
Amortizing Balloon (30 Years)	7	79,333,801	7.3	$11,333,400	1.86x	3.746%	108	66.0%	53.3%
Amortizing Ballon - ARD (25 Years)	1	40,500,000	3.7	$40,500,000	1.94x	2.692%	121	59.1%	40.3%
Amortizing Balloon (25 Years)	1	16,491,979	1.5	$16,491,979	1.69x	4.300%	104	77.1%	57.9%
Total/Avg./Wtd.Avg.	47	$1,093,912,985	100.0%	$23,274,744	2.82x	3.503%	113	56.1%	53.2%

(1) All of the mortgage loans will have balloon payments at maturity date or anticipated repayment date. With respect to six (6) mortgage loans (15.6%), on the closing date for this transaction, the related mortgage loan seller(s) will contribute an initial interest deposit amount to the Issuing Entity to cover one month’s interest that would have accrued with respect to each such mortgage loan at the related interest rate, and each of the calculations reflect the foregoing, as applicable. The mortgage loans’ respective actual first payment dates under the related mortgage loan documents are after July 2021 (or, in one case, on July 30, 2021).

(2) Original partial interest only months range from 12 to 61 months.

Distribution of Cut-off Date Balances

Range of Cut-off Balances ($)	Number of mortgage loans	Cut-off Date Balance	% of Initial Pool Balance	Average Cut-off Date Balance	Weighted Average Debt Service Coverage Ratio	Weighted Average Mortgage Interest Rate	Weighted Average Remaining Terms to Maturity/ARD (Mos)	Weighted Average Cut-off Date LTV	Weighted Average Maturity/ARD Date LTV
2,932,800 - 4,999,999	5	$19,362,175	1.8%	$3,872,435	2.29x	3.955%	104	59.5%	57.8%
5,000,000 - 9,999,999	10	76,262,603	7.0	$7,626,260	1.93x	3.774%	113	63.2%	56.7%
10,000,000 - 19,999,999	14	199,619,178	18.2	$14,258,513	2.65x	3.693%	106	61.4%	55.2%
20,000,000 - 29,999,999	4	109,960,000	10.1	$27,490,000	2.56x	3.549%	120	59.8%	59.8%
30,000,000 - 39,999,999	4	132,200,000	12.1	$33,050,000	2.38x	3.644%	120	57.2%	57.2%
40,000,000 - 49,999,999	3	126,500,000	11.6	$42,166,667	2.46x	3.374%	120	59.4%	53.3%
50,000,000 - 84,000,000	7	430,009,030	39.3	$61,429,861	3.39x	3.330%	110	49.9%	48.5%
Total/Avg./Wtd.Avg.	47	$1,093,912,985	100.0%	$23,274,744	2.82x	3.503%	113	56.1%	53.2%

	Min	$2,932,800
	Max	$84,000,000
	Average	$23,274,744

Distribution of Underwritten Debt Service Coverage Ratios(1)

Range of Underwritten Debt Service Coverage Ratios (x)	Number of mortgage loans	Cut-off Date Balance	% of Initial Pool Balance	Average Cut-off Date Balance	Weighted Average Debt Service Coverage Ratio	Weighted Average Mortgage Interest Rate	Weighted Average Remaining Terms to Maturity/ARD (Mos)	Weighted Average Cut-off Date LTV	Weighted Average Maturity/ARD Date LTV
1.28 - 1.50	4	$90,950,000	8.3%	$22,737,500	1.33x	4.415%	111	70.8%	61.9%
1.51 - 2.00	17	222,543,580	20.3	$13,090,799	1.81x	3.576%	118	63.0%	52.8%
2.01 - 2.50	10	238,195,375	21.8	$23,819,538	2.21x	3.848%	118	57.5%	57.5%
2.51 - 3.00	5	174,150,000	15.9	$34,830,000	2.64x	3.517%	116	58.9%	58.5%
3.01 - 6.58	11	368,074,030	33.6	$33,461,275	4.28x	3.004%	106	46.0%	46.0%
Total/Avg./Wtd.Avg.	47	$1,093,912,985	100.0%	$23,274,744	2.82x	3.503%	113	56.1%	53.2%

(1) Unless otherwise indicated, the Underwritten NCF DSCR for each mortgage loan is generally calculated by dividing the Underwritten NCF for the related mortgaged property or mortgaged properties by the annual debt service for such mortgage loan, as adjusted in the case of mortgage loans with a partial interest only period by using the first 12 amortizing payments due instead of the actual interest only payment due.

Min	1.28x
Max	6.58x
Weighted Avg.	2.82x

Distribution of Mortgage Interest Rates

Range of Mortgage Interest Rates (%)	Number of mortgage loans	Cut-off Date Balance	% of Initial Pool Balance	Average Cut-off Date Balance	Weighted Average Debt Service Coverage Ratio	Weighted Average Mortgage Interest Rate	Weighted Average Remaining Terms to Maturity/ARD (Mos)	Weighted Average Cut-off Date LTV	Weighted Average Maturity/ARD Date LTV
2.484 - 3.500	12	$461,930,030	42.2%	$38,494,169	3.67x	2.988%	110	50.0%	48.2%
3.501 - 4.500	34	571,982,955	52.3	$16,823,028	2.30x	3.810%	114	59.2%	56.3%
4.501 - 4.550	1	60,000,000	5.5	$60,000,000	1.28x	4.550%	121	72.5%	62.0%
Total/Avg./Wtd.Avg.	47	$1,093,912,985	100.0%	$23,274,744	2.82x	3.503%	113	56.1%	53.2%

Min	2.484%
Max	4.550%
Weighted Avg.	3.503%

Distribution of Cut-off Date LTV Ratios(1)

Range of Cut-off Date LTV Ratios (%)	Number of mortgage loans	Cut-off Date Balance	% of Initial Pool Balance	Average Cut-off Date Balance	Weighted Average Debt Service Coverage Ratio	Weighted Average Mortgage Interest Rate	Weighted Average Remaining Terms to Maturity/ARD (Mos)	Weighted Average Cut-off Date LTV	Weighted Average Maturity/ARD Date LTV
35.1 - 39.9	4	$217,509,030	19.9%	$54,377,258	4.85x	2.885%	97	37.4%	37.4%
40.0 - 49.9	2	18,100,000	1.7	$9,050,000	4.08x	3.126%	111	45.8%	45.8%
50.0 - 59.9	13	374,350,000	34.2	$28,796,154	2.43x	3.606%	120	55.9%	53.9%
60.0 - 69.9	24	377,914,778	34.5	$15,746,449	2.37x	3.534%	114	62.7%	59.8%
70.0 - 77.1	4	106,039,178	9.7	$26,509,794	1.43x	4.364%	118	73.3%	61.1%
Total/Avg./Wtd.Avg.	47	$1,093,912,985	100.0%	$23,274,744	2.82x	3.503%	113	56.1%	53.2%

(1) Unless otherwise indicated, the Maturity Date/ARD Loan-to-Value Ratio is calculated utilizing the “as-is” appraised value. With respect to eight mortgage loans, representing approximately 33.4% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, the respective Maturity Date/ARD Loan-to-Value Ratio was calculated using either (i) the “hypothetical as if stabilized” appraised value which is inclusive of stabilized occupancy and conditions met, (ii) the “hypothetical as is” appraised value which is inclusive of reserve conditions met, (iii) the “upon completion” which is inclusive of completion of construction, or the (iv) the “as is portfolio” which assumes a portfolio premium. The weighted average Maturity Date/ARD Loan-to-Value Ratio for the mortgage pool without making any of the adjustments described above is 58.5%. The Cut-off Date LTV Ratio, Debt Yield on Underwritten NOI and Debt Yield on Underwritten NCF with respect to the Mission Promenade mortgage loan are each calculated net of a $750,000 holdback reserve.

Min	35.1%
Max	77.1%
Weighted Avg.	56.1%

Distribution of Maturity Date/ARD LTV Ratios(1)

Range of Maturity Date/ARD LTV Ratios (%)	Number of mortgage loans	Cut-off Date Balance	% of Initial Pool Balance	Average Cut-off Date Balance	Weighted Average Debt Service Coverage Ratio	Weighted Average Mortgage Interest Rate	Weighted Average Remaining Terms to Maturity/ARD (Mos)	Weighted Average Cut-off Date LTV	Weighted Average Maturity/ARD Date LTV
35.1 - 39.9	4	$217,509,030	19.9%	$54,377,258	4.85x	2.885%	97	37.4%	37.4%
40.0 - 49.9	4	68,206,000	6.2	$17,051,500	2.47x	2.938%	118	55.8%	42.8%
50.0 - 59.9	24	471,527,580	43.1	$19,646,983	2.29x	3.731%	117	58.8%	55.6%
60.0 - 65.3	15	336,670,375	30.8	$22,444,692	2.32x	3.699%	116	64.4%	62.3%
Total/Avg./Wtd.Avg.	47	$1,093,912,985	100.0%	$23,274,744	2.82x	3.503%	113	56.1%	53.2%

(1) Unless otherwise indicated, the Maturity Date/ARD Loan-to-Value Ratio is calculated utilizing the “as-is” appraised value. With respect to eight mortgage loans, representing approximately 33.4% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, the respective Maturity Date/ARD Loan-to-Value Ratio was calculated using either (i) the “hypothetical as if stabilized” appraised value which is inclusive of stabilized occupancy and conditions met, (ii) the “hypothetical as is” appraised value which is inclusive of reserve conditions met, (iii) the “upon completion” which is inclusive of completion of construction, or the (iv) the “as is portfolio” which assumes a portfolio premium. The weighted average Maturity Date/ARD Loan-to-Value Ratio for the mortgage pool without making any of the adjustments described above is 55.5%.

Min	35.1%
Max	65.3%
Weighted Avg.	53.2%

Distribution of Original Terms to Maturity/ARD (1)(2)

Original Term to Maturity/ARD (Mos)	Number of mortgage loans	Cut-off Date Balance	% of Initial Pool Balance	Average Cut-off Date Balance	Weighted Average Debt Service Coverage Ratio	Weighted Average Mortgage Interest Rate	Weighted Average Remaining Terms to Maturity/ARD (Mos)	Weighted Average Cut-off Date LTV	Weighted Average Maturity/ARD Date LTV
60	2	$27,350,000	2.5%	$13,675,000	1.96x	3.861%	59	62.8%	58.8%
61	1	13,500,000	1.2	$13,500,000	6.58x	3.622%	61	39.9%	39.9%
84	4	86,265,030	7.9	$21,566,258	4.57x	2.723%	82	42.4%	42.4%
108	1	51,900,000	4.7	$51,900,000	4.27x	3.005%	106	35.1%	35.1%
111	1	84,000,000	7.7	$84,000,000	4.72x	3.017%	109	38.0%	38.0%
120	33	673,587,955	61.6	$20,411,756	2.46x	3.618%	119	59.3%	57.3%
121	5	157,310,000	14.4	$31,462,000	1.73x	3.793%	121	66.8%	56.0%
Total/Avg./Wtd.Avg.	47	$1,093,912,985	100.0%	$23,274,744	2.82x	3.503%	113	56.1%	53.2%

(1) Unless otherwise indicated, mortgage loans with anticipated repayment dates are presented as if they were to mature on the anticipated repayment date.

(2) With respect to six (6) mortgage loans (15.6%), on the closing date for this transaction, the related mortgage loan seller(s) will contribute an initial interest deposit amount to the Issuing Entity to cover one month’s interest that would have accrued with respect to each such mortgage loan at the related interest rate, and each of the calculations reflect the foregoing, as applicable. The mortgage loans’ respective actual first payment dates under the related mortgage loan documents are after July 2021 (or, in one case, on July 30, 2021).

Min	60	months
Max	121	months
Weighted Avg.	114	months

Distribution of Remaining Terms to Maturity/ARD (1)(2)

Range of Remaining Terms to Maturity/ARD (Mos)	Number of mortgage loans	Cut-off Date Balance	% of Initial Pool Balance	Average Cut-off Date Balance	Weighted Average Debt Service Coverage Ratio	Weighted Average Mortgage Interest Rate	Weighted Average Remaining Terms to Maturity/ARD (Mos)	Weighted Average Cut-off Date LTV	Weighted Average Maturity/ARD Date LTV
59 - 60	2	$27,350,000	2.5%	$13,675,000	1.96x	3.861%	59	62.8%	58.8%
61 - 110	9	261,937,612	23.9	$29,104,179	4.38x	3.061%	97	42.5%	40.8%
111 - 121	36	804,625,373	73.6	$22,350,705	2.34x	3.635%	120	60.3%	57.0%
Total/Avg./Wtd.Avg.	47	$1,093,912,985	100.0%	$23,274,744	2.82x	3.503%	113	56.1%	53.2%

(1) Unless otherwise indicated, mortgage loans with anticipated repayment dates are presented as if they were to mature on the anticipated repayment date.

(2) With respect to six (6) mortgage loans (15.6%), on the closing date for this transaction, the related mortgage loan seller(s) will contribute an initial interest deposit amount to the Issuing Entity to cover one month’s interest that would have accrued with respect to each such mortgage loan at the related interest rate, and each of the calculations reflect the foregoing, as applicable. The mortgage loans’ respective actual first payment dates under the related mortgage loan documents are after July 2021 (or, in one case, on July 30, 2021).

Min	59	months
Max	121	months
Weighted Avg.	113	months

Distribution of Original Amortization Terms(1)

Original Amortization Terms (Mos)	Number of mortgage loans	Cut-off Date Balance	% of Initial Pool Balance	Average Cut-off Date Balance	Weighted Average Debt Service Coverage Ratio	Weighted Average Mortgage Interest Rate	Weighted Average Remaining Terms to Maturity/ARD (Mos)	Weighted Average Cut-off Date LTV	Weighted Average Maturity/ARD Date LTV
Interest Only	30	$820,679,405	75.0%	$27,355,980	3.20x	3.400%	113	52.5%	52.5%
300	2	56,991,979	5.2	$28,495,990	1.87x	3.157%	116	64.3%	45.4%
360	15	216,241,601	19.8	$14,416,107	1.62x	3.988%	112	67.5%	57.9%
Total/Avg./Wtd.Avg.	47	$1,093,912,985	100.0%	$23,274,744	2.82x	3.503%	113	56.1%	53.2%

(1) All of the mortgage loans will have balloon payments at maturity date or anticipated repayment date.

Min	300	months
Max	360	months
Weighted Avg.	347	months

Distribution of Remaining Amortization Terms(1)

Range of Remaining Amortization Terms (Mos)	Number of mortgage loans	Cut-off Date Balance	% of Initial Pool Balance	Average Cut-off Date Balance	Weighted Average Debt Service Coverage Ratio	Weighted Average Mortgage Interest Rate	Weighted Average Remaining Terms to Maturity/ARD (Mos)	Weighted Average Cut-off Date LTV	Weighted Average Maturity/ARD Date LTV
Interest Only	30	$820,679,405	75.0%	$27,355,980	3.20x	3.400%	113	52.5%	52.5%
284 - 300	2	56,991,979	5.2	$28,495,990	1.87x	3.157%	116	64.3%	45.4%
345 - 360	15	216,241,601	19.8	$14,416,107	1.62x	3.988%	112	67.5%	57.9%
Total/Avg./Wtd.Avg.	47	$1,093,912,985	100.0%	$23,274,744	2.82x	3.503%	113	56.1%	53.2%

(1) All of the mortgage loans will have balloon payments at maturity date or anticipated repayment date.

Min	284	months
Max	360	months
Average	346	months

Mortgage loans with Original Partial Interest Only Periods

Original Partial Interest Only Periods (Mos)	Number of mortgage loans	Cut-off Date Balance	% of Initial Pool Balance	Average Cut-off Date Balance	Weighted Average Debt Service Coverage Ratio	Weighted Average Mortgage Interest Rate	Weighted Average Remaining Terms to Maturity/ARD (Mos)	Weighted Average Cut-off Date LTV	Weighted Average Maturity/ARD Date LTV
12	1	$2,932,800	0.3%	$2,932,800	1.52x	4.190%	120	63.8%	52.5%
24	1	$8,410,000	0.8%	$8,410,000	1.81x	3.530%	120	68.9%	57.3%
25	1	$60,000,000	5.5%	$60,000,000	1.28x	4.550%	121	72.5%	62.0%
36	1	$14,350,000	1.3%	$14,350,000	1.35x	4.140%	59	65.2%	63.0%
60	3	$40,115,000	3.7%	$13,371,667	1.74x	3.564%	120	62.6%	57.4%
61	1	$11,100,000	1.8%	$11,100,000	1.49x	4.300%	121	71.6%	65.3%

Distribution of Prepayment Provisions

Prepayment Provision	Number of mortgage loans	Cut-off Date Balance	% of Initial Pool Balance	Average Cut-off Date Balance	Weighted Average Debt Service Coverage Ratio	Weighted Average Mortgage Interest Rate	Weighted Average Remaining Terms to Maturity/ARD (Mos)	Weighted Average Cut-off Date LTV	Weighted Average Maturity/ARD Date LTV
Defeasance	36	$776,914,580	71.0%	$21,580,961	2.66x	3.514%	116	57.4%	54.3%
Yield Maintenance	10	265,098,405	24.2	$26,509,841	3.00x	3.570%	104	56.5%	53.7%
Yield Maintenance or Defeasance	1	51,900,000	4.7	$51,900,000	4.27x	3.005%	106	35.1%	35.1%
Total/Avg./Wtd.Avg.	47	$1,093,912,985	100.0%	$23,274,744	2.82x	3.503%	113	56.1%	53.2%

Distribution of Debt Yields on Underwritten Net Operating Income(1)

Range of Debt Yields on Underwritten Net Operating Income (%)	Number of mortgage loans	Cut-off Date Balance	% of Initial Pool Balance	Average Cut-off Date Balance	Weighted Average Debt Service Coverage Ratio	Weighted Average Mortgage Interest Rate	Weighted Average Remaining Terms to Maturity/ARD (Mos)	Weighted Average Cut-off Date LTV	Weighted Average Maturity/ARD Date LTV
7.0 - 8.0	4	$47,510,000	4.3%	$11,877,500	1.88x	3.751%	120	55.7%	55.7%
8.0 - 8.9	9	213,906,000	19.6	$23,767,333	1.81x	4.000%	114	61.5%	58.0%
9.0 - 9.9	11	262,110,998	24.0	$23,828,273	2.29x	3.778%	120	61.2%	58.9%
10.0 - 10.9	10	210,639,375	19.3	$21,063,938	2.46x	3.259%	120	60.7%	54.6%
11.0 - 14.9	11	327,246,612	29.9	$29,749,692	4.04x	3.062%	103	46.5%	44.9%
15.0 - 29.1	2	32,500,000	3.0	$16,250,000	5.22x	3.688%	95	46.6%	46.6%
Total/Avg./Wtd.Avg.	47	$1,093,912,985	100.0%	$23,274,744	2.82x	3.503%	113	56.1%	53.2%

(1) The Cut-off Date LTV Ratio, Debt Yield on Underwritten NOI and Debt Yield on Underwritten NCF with respect to the Mission Promenade mortgage loan are each calculated net of a $750,000 holdback reserve.

Min	7.0%
Max	29.1%
Weighted Avg.	10.9%

Distribution of Debt Yields on Underwritten Net Cash Flow(1)

Range of Debt Yields on Underwritten Net Cash Flow (%)	Number of mortgage loans	Cut-off Date Balance	% of Initial Pool Balance	Average Cut-off Date Balance	Weighted Average Debt Service Coverage Ratio	Weighted Average Mortgage Interest Rate	Weighted Average Remaining Terms to Maturity/ARD (Mos)	Weighted Average Cut-off Date LTV	Weighted Average Maturity/ARD Date LTV
6.9 - 7.9	7	$171,860,000	15.7%	$24,551,429	1.70x	4.027%	115	61.3%	57.5%
8.0 - 8.9	10	146,403,800	13.4	$14,640,380	2.00x	3.846%	117	60.3%	58.5%
9.0 - 9.9	15	386,902,573	35.4	$25,793,505	2.51x	3.562%	120	60.8%	58.6%
10.0 - 10.9	3	74,000,000	6.8	$24,666,667	2.44x	2.925%	121	61.2%	49.9%
11.0 - 14.9	10	282,246,612	25.8	$28,224,661	4.18x	3.056%	100	44.0%	42.1%
15.0 - 24.1	2	32,500,000	3.0	$16,250,000	5.22x	3.688%	95	46.6%	46.6%
Total/Avg./Wtd.Avg.	47	$1,093,912,985	100.0%	$23,274,744	2.82x	3.503%	113	56.1%	53.2%

(1) The Cut-off Date LTV Ratio, Debt Yield on Underwritten NOI and Debt Yield on Underwritten NCF with respect to the Mission Promenade mortgage loan are each calculated net of a $750,000 holdback reserve.

Min	6.9%
Max	24.1%
Weighted Avg.	10.4%

Distribution of Lockbox Types

Lockbox Type	Number of mortgage loans	Cut-off Date Balance	% of Initial Pool Balance
Hard	28	$800,055,185	73.1%
Springing	17	246,857,800	22.6
Soft	1	40,500,000	3.7
Soft (Residential) / Hard (Commercial)	1	6,500,000	0.6
Total/Avg./Wtd.Avg.	47	$1,093,912,985	100.0%

Distribution of Escrows

Escrow Type	Number of mortgage loans	Cut-off Date Balance	% of Initial Pool Balance
Real Estate Tax	35	$634,235,780	58.0%
Replacement Reserves(1)	37	$678,391,780	62.0%
TI/LC(2)	20	$402,754,198	36.8%
Insurance	19	$337,207,979	30.8%

(1) Includes mortgage loans with FF&E reserves.

(2) Percentage of the portion of the Initial Pool Balance secured by office, retail, industrial, self storage, multifamily with commercial tenants and mixed use properties.

Distribution of Property Types

Property Type / Detail	Number of Mortgaged Properties	Cut-off Date Balance(1)	% of Initial Pool Balance	Average Cut-off Date Balance	Weighted Average Debt Service Coverage Ratio(2)	Weighted Average Mortgage Interest Rate(2)	Weighted Average Remaining Terms to Maturity/ARD (Mos)(2)	Weighted Average Cut-off Date LTV(2)	Weighted Average Maturity/ARD Date LTV(2)
Office	15	$511,813,198	46.8%	$34,120,880	2.98x	3.446%	117	56.3%	54.0%
Suburban	7	229,103,198	20.9%	$32,729,028	2.93x	3.569%	116	56.0%	51.1%
CBD	5	213,110,000	19.5%	$42,622,000	2.99x	3.376%	117	55.3%	55.3%
Urban	1	45,000,000	4.1%	$45,000,000	3.14x	3.100%	120	62.2%	62.2%
R&D	1	13,500,000	1.2%	$13,500,000	4.34x	2.930%	120	45.3%	45.3%
Medical	1	11,100,000	1.0%	$11,100,000	1.49x	4.300%	121	71.6%	65.3%
Industrial	40	$180,115,030	16.5%	$4,502,876	3.38x	3.236%	98	51.6%	51.0%
Warehouse/Distribution	17	123,783,768	11.3%	$7,281,398	3.46x	3.173%	95	51.6%	51.4%
Warehouse/R&D	1	28,000,000	2.6%	$28,000,000	2.29x	3.800%	119	58.5%	58.5%
Flex	19	18,231,262	1.7%	$959,540	5.10x	2.484%	82	37.8%	37.8%
Manufacturing	1	5,500,000	0.5%	$5,500,000	1.42x	3.890%	120	64.7%	51.2%
Warehouse	2	4,600,000	0.4%	$2,300,000	3.32x	3.700%	84	47.4%	47.4%
Retail	63	$105,439,225	9.6%	$1,673,638	2.39x	3.880%	112	57.9%	55.9%
Anchored	4	57,625,000	5.3%	$14,406,250	2.53x	3.529%	106	58.2%	55.2%
Single Tenant	59	47,814,225	4.4%	$810,411	2.21x	4.303%	118	57.4%	56.7%
Self Storage	11	$68,315,000	6.2%	$6,210,455	1.92x	3.157%	118	60.1%	47.6%
Multifamily	23	$66,560,000	6.1%	$2,893,913	2.05x	3.718%	120	54.6%	54.6%
Mid Rise	19	55,750,000	5.1%	$2,934,211	2.11x	3.671%	120	52.9%	52.9%
Garden	4	10,810,000	1.0%	$2,702,500	1.76x	3.958%	120	63.3%	63.3%
Mixed Use	6	$64,397,950	5.9%	$10,732,992	1.85x	3.714%	120	57.7%	53.7%
Multifamily/Retail	4	36,497,950	3.3%	$9,124,488	1.92x	3.690%	120	53.5%	53.5%
Office/Retail	2	27,900,000	2.6%	$13,950,000	1.77x	3.745%	121	63.3%	53.9%
Hospitality	6	$58,772,582	5.4%	$9,795,430	3.68x	3.887%	99	58.6%	51.1%
Limited Service	2	24,607,273	2.2%	$12,303,637	3.67x	3.864%	116	57.3%	52.9%
Extended Stay	2	15,717,715	1.4%	$7,858,858	1.83x	4.020%	105	71.1%	55.8%
Full Service	1	13,500,000	1.2%	$13,500,000	6.58x	3.622%	61	39.9%	39.9%
Select Service	1	4,947,594	0.5%	$4,947,594	1.69x	4.300%	104	77.1%	57.9%
Leased Fee	1	$33,000,000	3.0%	$33,000,000	2.62x	3.740%	120	57.1%	57.1%
Manufactured Housing	5	$5,500,000	0.5%	$1,100,000	1.76x	4.061%	120	64.3%	51.2%
Total/Avg./Wtd. Avg.(3)	170	$1,093,912,985	100.0%	$6,434,782	2.82x	3.503%	113	56.1%	53.2%

(1) Calculated based on the mortgaged property’s allocated loan amount for the mortgage loans secured by more than one mortgaged property.

(2) Weighted average based on the mortgaged property’s allocated loan amount for mortgage loans secured by more than one mortgaged property.

(3) Wtd. Avg Cut-off Date Balance is based on the 170 mortgaged properties in the Benchmark 2021-B27 trust.

Geographic Distribution

Property Location	Number of Mortgaged Properties	Cut-off Date Balance(1)	% of Initial Pool Balance	Average Cut-off Date Balance	Weighted Average Debt Service Coverage Ratio(2)	Weighted Average Mortgage Interest Rate(2)	Weighted Average Remaining Terms to Maturity/ARD (Mos)(2)	Weighted Average Cut-off Date LTV(2)	Weighted Average Maturity/ARD Date LTV(2)
New York	34	334,307,198	30.6%	9,832,565	2.34x	3.590%	117	58.6%	57.5%
California	10	253,163,333	23.1	25,316,333	3.55x	3.279%	116	51.2%	49.8%
Alabama	4	76,491,980	7.0	19,122,995	1.37x	4.496%	117	73.5%	61.1%
Tennessee	6	69,043,208	6.3	11,507,201	2.91x	3.371%	114	56.9%	55.5%
Washington	2	65,400,000	6.0	32,700,000	4.75x	3.132%	97	36.1%	36.1%
Virginia	10	39,014,454	3.6	3,901,445	4.80x	2.503%	86	39.8%	38.0%
Georgia	21	37,567,639	3.4	1,788,935	3.52x	2.713%	102	49.1%	41.3%
Texas	4	32,831,825	3.0	8,207,956	1.74x	3.453%	121	64.6%	55.6%
West Virginia	2	32,131,066	2.9	16,065,533	2.77x	3.514%	116	61.7%	61.7%
New Jersey	4	22,777,005	2.1	5,694,251	1.85x	3.808%	74	60.6%	56.0%
Illinois	2	18,965,000	1.7	9,482,500	1.63x	3.784%	120	64.7%	59.7%
South Carolina	2	18,780,603	1.7	9,390,301	2.11x	3.908%	112	61.9%	55.2%
Oklahoma	20	15,565,057	1.4	778,253	2.24x	4.347%	118	56.5%	56.5%
Oregon	3	14,159,510	1.3	4,719,837	1.68x	3.632%	120	61.2%	47.8%
Nevada	1	10,465,000	1.0	10,465,000	3.86x	3.050%	120	63.8%	63.8%
Ohio	1	9,556,000	0.9	9,556,000	2.40x	3.430%	84	64.6%	64.6%
Missouri	13	9,273,228	0.8	713,325	2.24x	4.347%	118	56.5%	56.5%
Connecticut	1	5,500,000	0.5	5,500,000	1.42x	3.890%	120	64.7%	51.2%
New Mexico	5	5,500,000	0.5	1,100,000	1.76x	4.061%	120	64.3%	51.2%
Iowa	8	5,423,104	0.5	677,888	2.24x	4.347%	118	56.5%	56.5%
Nebraska	6	4,416,812	0.4	736,135	2.24x	4.347%	118	56.5%	56.5%
Kansas	6	4,150,827	0.4	691,805	2.24x	4.347%	118	56.5%	56.5%
Michigan	1	4,000,000	0.4	4,000,000	2.06x	3.990%	83	62.5%	62.5%
Arizona	1	3,259,165	0.3	3,259,165	1.94x	2.692%	121	59.1%	40.3%
Arkansas	3	2,170,971	0.2	723,657	2.24x	4.347%	118	56.5%	56.5%
Total/Avg./Wtd.Avg.(3)	170	$1,093,912,985	100.0%	$6,434,782	2.82x	3.503%	113	56.1%	53.2%

(1) Calculated based on the mortgaged property’s allocated loan amount for the mortgage loans secured by more than one mortgaged property.

(2) Weighted average based on the mortgaged property’s allocated loan amount for mortgage loans secured by more than one mortgaged property.

(3) Wtd. Avg Cut-off Date Balance is based on the 170 mortgaged properties in the Benchmark 2021-B27 trust.

(THIS PAGE INTENTIONALLY LEFT BLANK)

ANNEX D

FORM OF DISTRIBUTION DATE STATEMENT

(THIS PAGE INTENTIONALLY LEFT BLANK)

Distribution Date: Determination Date:

CONTACT INFORMATION	CONTENTS

	Distribution Summary	2

	Distribution Summary (Factors)	3

	Interest Distribution Detail	4

	Principal Distribution Detail	5

	Reconciliation Detail	6

	Mortgage Loan Detail	7

	NOI Detail	8

	Delinquency Loan Detail	9

	Appraisal Reduction Detail Loan	11

	Modification Detail Specially	13

	Serviced Loan Detail	15

	Unscheduled Principal Detail	17

	Liquidated Loan Detail	19

Deal Contact:

Reports Available at sf.citidirect.com		© Copyright Citigroup

D-1

Distribution Date: Determination Date:

Distribution Summary

DISTRIBUTION IN DOLLARS

		Prior	Pass-	Accrual				Yield	Prepayment				Current
	Original	Principal	Through	Day Count	Accrual	Interest	Principal	Maintenance	Penalties	Total	Deferred	Realized	Principal
Class	Balance	Balance	Rate	Fraction	Dates	Distributed	Distributed	Distributed	Distributed	Distributed	Interest	Loss	Balance
(1)	(2)	(3)	(4)	(5)	(6)	(7)	(8)	(9)	(10)	(11)=(7+8+9+10)	(12)	(13)	(14)=(3-8+12-13)

Totals

Notional Classes

Totals

Reports Available at sf.citidirect.com		© Copyright Citigroup

D-2

Distribution Date: Determination Date:

Distribution Summary (Factors)

PER $1,000 OF ORIGINAL BALANCE
Class	CUSIP	Record Date	Prior Principal Balance (3/2 x 1000)	Interest Distributed (7/2 x 1000)	Principal Distributed (8/2 x 1000)	Yield Maintenance Distributed (9)/(2) x 1000	Prepayment Penalties Distributed (10)/(2) x 1000	Total Distributed (11/2 x 1000)	Deferred Interest (12/2 x 1000)	Realized Loss (13/2 x 1000)	Current Principal Balance (142 x 1000)

Reports Available at sf.citidirect.com		© Copyright Citigroup

D-3

Distribution Date: Determination Date:

Interest Distribution Detail

DISTRIBUTION IN DOLLARS
	Prior	Pass-	Next Pass-	Accrual	Optimal	Prior	Interest on	Non-Recov.				Current
	Principal	Through	Through	Day Count	Accrued	Unpaid	Prior Unpaid	Interest	Interest	Deferred	Interest	Unpaid
Class	Balance	Rate	Rate	Fraction	Interest	Interest	Interest	Shortfall	Due	Interest	Distributed	Interest
(1)	(2)	(3)	(4)	(5)	(6)	(7)	(8)	(9)	(10)=(6)+(7)+(8)-(9)	(11)	(12)	(13)=(10)-(11)-(12)

Totals

Notional Classes

Totals

Reports Available at sf.citidirect.com		© Copyright Citigroup

D-4

Distribution Date: Determination Date:

Principal Distribution Detail

DISTRIBUTION IN DOLLARS
		Prior	Scheduled	Unscheduled		Current	Current	Current	Cumulative	Original	Current	Original	Current
	Original	Principal	Principal	Principal	Accreted	Realized	Principal	Principal	Realized	Class	Class	Credit	Credit
Class	Balance	Balance	Distribution	Distribution	Principal	Loss	Recoveries	Balance	Loss	(%)	(%)	Support	Support
(1)	(2)	(3)	(4)	(5)	(6)	(7)	(8)	(9)=(3)-(4)-(5)+(6)-(7)+(8)	(10)	(11)	(12)	(13)	(14)

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D-5

Distribution Date: Determination Date:	Reconciliation Detail

SOURCE OF FUNDS	ALLOCATION OF FUNDS

Interest Funds Available	Scheduled Fees

Total Interest Funds Available:	Total Scheduled Fees:

Principal Funds Available	Additional Fees, Expenses, etc.

Total Additional Fees, Expenses, etc.:

Total Principal Funds Available:	Distribution to Certificateholders

Other Funds Available

Total Distribution to Certificateholders:

Total Other Funds Available:	Total Funds Allocated

Total Funds Available

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D-6

Distribution Date:
Determination Date:

Mortgage Loan Detail
Loan	OMCR	Property Type	City	State	Interest Payment	Principal Payment	Gross Coupon	Maturity Date	Neg Am Flag	Beginning Scheduled Balance	Ending Scheduled Balance	Paid Through Date	Apprasial Reduction Date	Apprasial Reduction Amount	Payment Status of Loan (1)	Workout Strategy (2)	Mod. Code (3)

Totals

Payment Status of Loan (1)		Workout Strategy (2)			Mod. Code (3)

A. In Grace Period	3. 90+ Days Delinquent	1. Modification	7. REO	13. Other or TBD	1. Maturity Date Extension	7. Capitalization of Taxes
B. Late, but less than 30 Days	4. Performing Matured Balloon	2. Foreclosure	8. Resolved	98. Not Provided By Servicer	2. Amortization Change	8. Other
0. Current	5. Non Performing Matured Balloon	3. Bankruptcy	9. Pending Return to Master Servicer		3. Principal Write-Off	9. Combination
1. 30-59 Days Delinquent	7. Foreclosure	4. Extension	10. Deed In Lieu of Foreclosure		4. Blank (formerly Combination)
2. 60-89 Days Delinquent	9. REO	5. Note Sale	11. Full Payoff		5. Temporary Rate Reduction
		6. DPO	12. Reps and Warranties		6. Capitalization of Interest

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D-7

Distribution Date:
Determination Date:

NOI Detail

Loan Number	OMCR	Property Type	City	State	Ending Scheduled Balance	Most Recent Fiscal NOI	Most Recent NOI	Most Recent NOI Start Date	Most Recent NOI End Date

Totals

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D-8

Distribution Date:
Determination Date:

Delinquency Loan Detail

			Actual	Paid	Current P & I	Total P & I	Cumulative	Other Expense	Payment	Workout	Most Recent
Loan		# of Months	Principal	Through	Advances (Net	Advances	Accrued Unpaid	Advance	Status of	Strategy	Special Serv	Foreclosure	Bankruptcy	REO
Number	OMCR	Delinq	Balance	Date	of ASER)	Outstanding	Advance Interest	Outstanding	Loan (1)	(2)	Transfer Date	Date	Date	Date

There is no Delinquency Loan Detail for the current distribution period.

Totals

Payment Status of Loan (1)		Workout Strategy (2)

A. In Grace Period	3. 90+ Days Delinquent	1. Modification	7. REO	13. Other or TBD
B. Late, but less than 30 Days	4. Performing Matured Balloon	2. Foreclosure	8. Resolved	98. Not Provided By Servicer
0. Current	5. Non Performing Matured Balloon	3. Bankruptcy	9. Pending Return to Master Servicer
1. 30-59 Days Delinquent	7. Foreclosure	4. Extension	10. Deed In Lieu of Foreclosure
2. 60-89 Days Delinquent	9. REO	5. Note Sale	11. Full Payoff
		6. DPO	12. Reps and Warranties

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D-9

Distribution Date:
Determination Date:

Historical Delinquency Information

Distribution	Less Than 1 Month		1 Month		2 Month		3+ Month		Bankruptcy		Foreclosure		REO
Date
	End. Sched. Bal.	#	End. Sched. Bal.	#	End. Sched. Bal.	#	End. Sched. Bal.	#	End. Sched. Bal.	#	End. Sched. Bal.	#	End. Sched. Bal.	#
	0.00	0	0.00	0	0.00	0	0.00	0	0.00	0	0.00	0	0.00	0
	0.000%	0.0%	0.000%	0.0%	0.000%	0.0%	0.000%	0.0%	0.000%	0.0%	0.000%	0.0%	0.000%	0.0%

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D-10

Distribution Date:
Determination Date:

Appraisal Reduction Detail

			Appraisal	Appraisal	Most Recent	Cumulative
Loan Number	OMCR	Property Name	Reduction Amount	Reduction Date	ASER Amount	ASER Amount

There is no Appraisal Reduction activity for the current distribution period.

Totals

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D-11

Distribution Date:
Determination Date:

Historical Appraisal Reduction Detail

Distribution				Appraisal	Appraisal	Most Recent	Cumulative
Date	Loan Number	OMCR	Property Name	Reduction Amount	Reduction Date	ASER Amount	ASER Amount
There is no historical Appraisal Reduction activity.

Totals

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D-12

Distribution Date:
Determination Date:

Loan Modification Detail

			Modification	Modification	Modification
Loan Number	OMCR	Property Name	Date	Code (1)	Description

There is no Loan Modification activity for the current distribution period.

Totals

Modification Code (1)

1. Maturity Date Extension	7. Capitalization of Taxes
2. Amortization Change	8. Other
3. Principal Write-Off	9. Combination
4. Blank (formerly Combination)
5. Temporary Rate Reduction
6. Capitalization of Interest

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D-13

Distribution Date:
Determination Date:

Historical Loan Modification Detail

Distribution				Modification	Modification	Modification
Date	Loan	OMCR	Property Name	Date	Code (1)	Description
There is no historical Loan Modification activity.

Totals

Modification Code (1)

1. Maturity Date Extension	7. Capitalization of Taxes
2. Amortization Change	8. Other
3. Principal Write-Off	9. Combination
4. Blank (formerly Combination)
5. Temporary Rate Reduction
6. Capitalization of Interest

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D-14

Distribution Date:
Determination Date:	Specially Serviced Loan Detail

Loan	OMCR	Workout Strategy (1)	Most Recent Inspection Date	Most Recent Specially Serviced Transfer Date	Most Recent Appraisal Date	Most Recent Appraisal Value	Other REO Property Value	Comment from Special Servicer

There is no Specially Serviced Loan activity for the current distribution period.

Totals

Workout Strategy (1)

1. Modification	7. REO	13. Other or TBD
2. Foreclosure	8. Resolved	98. Not Provided By Servicer
3. Bankruptcy	9. Pending Return to Master Servicer
4. Extension	10. Deed In Lieu of Foreclosure
5. Note Sale	11. Full Payoff
6. DPO	12. Reps and Warranties

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D-15

Distribution Date:
Determination Date:	Historical Specially Serviced Loan Detail

Distribution Date	Loan Number	OMCR	Spec. Serviced Transfer Date	Workout Strategy (1)	Spec. Serviced Loan to MS	Scheduled Balance	Actual Balance	Property Type (2)	State	Interest Rate	Note Date	Net Operating Income	Net Operating Income Date	DSC Ratio	DSC Date	Maturity Date	WART

There is no historical Specially Serviced Loan activity.

Totals

Workout Strategy (1)

1. Modification	7. REO	13. Other or TBD
2. Foreclosure	8. Resolved	98. Not Provided By Servicer
3. Bankruptcy	9. Pending Return to Master Servicer
4. Extension	10. Deed In Lieu of Foreclosure
5. Note Sale	11. Full Payoff
6. DPO	12. Reps and Warranties

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D-16

Distribution Date:
Determination Date:	Unscheduled Principal Detail

Loan Number	OMCR	Liquidation / Prepayment Date	Liquidation / Prepayment Code	Unscheduled Principal Collections	Unscheduled Principal Adjustments	Other Interest Adjustment	Prepayment Interest Excess (Shortfall)	Prepayment Penalties	Yield Maintenance Charges

Totals	There is no unscheduled principal activity for the current distribution period.

Liquidation / Prepayment Code (1)

1. Partial Liquidation (Curtailment)	7. Not Used
2. Payoff Prior To Maturity	8. Payoff With Penalty
3. Disposition / Liquidation	9. Payoff With Yield Maintenance
4. Repurchase / Substitution	10. Curtailment With Penalty
5. Full Payoff At Maturity	11. Curtailment With Yield
6. DPO	Maintenance

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D-17

Distribution Date:
Determination Date:	Historical Unscheduled Principal Detail

Distribution Date	Loan Number OMCR	Liquidation / Prepayment Date	Liquidation / Prepayment Code	Unscheduled Principal Collections	Unscheduled Principal Adjustments	Other Interest Adjustment	Prepayment Interest Excess (Shortfall)	Prepayment Penality	Yield Maintenance Premium

Totals	There is no historical unscheduled principal activity.

Liquidation / Prepayment Code (1)

1. Partial Liquidation (Curtailment)	7. Not Used
2. Payoff Prior To Maturity	8. Payoff With Penalty
3. Disposition / Liquidation	9. Payoff With Yield Maintenance
4. Repurchase / Substitution	10. Curtailment With Penalty
5. Full Payoff At Maturity	11. Curtailment With Yield
6. DPO	Maintenance

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D-18

Distribution Date:
Determination Date:	Liquidated Loan Detail

Loan Number	OMCR	Final Recovery Determ Date	Most Recent Appraisal Date	Most Recent Appraisal Value	Actual Balance	Gross Proceeds	Proceeds as a % of Act Bal	Liquidation Expenses	Net Liquidation Proceeds	Net Proceeds as a % of Act Bal	Realized Loss	Repurchased by Seller (Y/N)

There is no Liquidated Loan activity for the current distribution period.

Totals

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D-19

Distribution Date:
Determination Date:	Historical Liquidated Loan Detail

Distribution Date	Loan Number	OMCR	Final Recovery Determ Date	Most Recent Appraisal Date	Most Recent Appraisal Value	Actual Balance	Gross Proceeds	Gross Proceeds as a % of Act Bal	Liquidation Expenses	Net Liquidation Proceeds	Net Proceeds as a % of Act Bal	Realized Loss	Repurchased by Seller (Y/N)

There is no historical Liquidated Loan activity.

Totals

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D-20

ANNEX E-1A

SPONSOR REPRESENTATIONS AND WARRANTIES
(CITI REAL ESTATE FUNDING INC. And german american capital corporation)

Each of CREFI and GACC (referred to as a “Mortgage Loan Seller” in the representations and warranties below) will make, as of the Cut-off Date or such other date as set forth below, with respect to each Mortgage Loan sold by it to us (referred to as the “Purchaser” in the representations and warranties below) that we include in the Issuing Entity, representations and warranties generally to the effect set forth below. The exceptions to the representations and warranties set forth below are identified on Annex E-1B to this prospectus. Capitalized terms used but not otherwise defined in this Annex E-1A will have the meanings set forth in this prospectus or, if not defined in this prospectus, in the related Mortgage Loan Purchase Agreement; provided, that, as set forth in the representations and warranties below, the term “Mortgage Loan” has the meaning set forth in the related Mortgage Loan Purchase Agreement and refers solely to the Mortgage Loans to be sold by the applicable Mortgage Loan Seller to us.

Each Mortgage Loan Purchase Agreement, together with the related representations and warranties (subject to the exceptions to such representations and warranties), serves to contractually allocate risk between the related Sponsor, on the one hand, and the Issuing Entity (referred to as the “Trust” in the representations and warranties below), on the other. We present the related representations and warranties set forth below for the sole purpose of describing some of the terms and conditions of that risk allocation. The presentation of representations and warranties below is not intended as statements regarding the actual characteristics of the Mortgage Loans, the Mortgaged Properties or other matters. We cannot assure you that the Mortgage Loans actually conform to the statements made in the representations and warranties that we present below.

(1)	Whole Loan; Ownership of Mortgage Loans. Except with respect to a Mortgage Loan that is part of a Loan Combination, each Mortgage Loan is a whole loan and not a participation interest in a Mortgage Loan. Each Mortgage Loan that is part of a Loan Combination is a portion of a whole loan evidenced by a Mortgage Note. At the time of the sale, transfer and assignment to the Purchaser, no Mortgage Note or Mortgage was subject to any assignment (other than assignments to the Mortgage Loan Seller or, with respect to any Outside Serviced Mortgage Loan, to the trustee for the related Other Securitization Trust), participation or pledge, and the Mortgage Loan Seller had good title to, and was the sole owner of, each Mortgage Loan free and clear of any and all liens, charges, pledges, encumbrances, participations, any other ownership interests on, in or to such Mortgage Loan other than any servicing rights appointment or similar agreement. The Mortgage Loan Seller has full right and authority to sell, assign and transfer each Mortgage Loan, and the assignment to the Purchaser constitutes a legal, valid and binding assignment of such Mortgage Loan free and clear of any and all liens, pledges, charges or security interests of any nature encumbering such Mortgage Loan.

(2)	Loan Document Status. Each related Mortgage Note, Mortgage, Assignment of Leases (if a separate instrument), guaranty and other agreement executed by or on behalf of the related Mortgagor, guarantor or other obligor in connection with such Mortgage Loan is the legal, valid and binding obligation of the related Mortgagor, guarantor or other obligor (subject to any non-recourse provisions contained in any of the foregoing agreements and any applicable state anti-deficiency or market value limit deficiency legislation), as applicable, and is enforceable in accordance with its terms, except (i) as such enforcement may be limited by (a) bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (b) general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law) and (ii) that certain provisions in such Loan Documents (including, without limitation, provisions requiring the payment of default interest, late fees or prepayment/yield maintenance fees, charges and/or premiums) are, or may be, further limited or rendered unenforceable by or under applicable law, but (subject to the limitations set forth in clause (i) above) such limitations or unenforceability will not render such Loan Documents invalid as a whole or materially interfere with the mortgagee’s realization of the principal benefits and/or security provided thereby (clauses (i) and (ii) collectively, the “Standard Qualifications”).

Except as set forth in the immediately preceding sentences, there is no valid offset, defense, counterclaim or right of rescission available to the related Mortgagor with respect to any of the related Mortgage Notes, Mortgages or other Loan Documents, including, without limitation, any such valid offset, defense,

E-1A-1

counterclaim or right based on intentional fraud by the Mortgage Loan Seller in connection with the origination of the Mortgage Loan, that would deny the mortgagee the principal benefits intended to be provided by the Mortgage Note, Mortgage or other Loan Documents.

(3)	Mortgage Provisions. The Loan Documents for each Mortgage Loan contain provisions that render the rights and remedies of the holder thereof adequate for the practical realization against the Mortgaged Property of the principal benefits of the security intended to be provided thereby, including realization by judicial or, if applicable, non-judicial foreclosure subject to the limitations set forth in the Standard Qualifications.

(4)	Mortgage Status; Waivers and Modifications. Since origination and except by written instruments set forth in the related Mortgage File or as otherwise provided in the related Loan Documents (a)(1) there has been no forbearance, waiver or modification of the material terms of the Mortgage Loan, which such forbearance, waiver or modification relates to the COVID-19 emergency, (2) as of May 28, 2021, to the knowledge of the Mortgage Loan Seller, there has been no written request from the related Mortgagor for a forbearance, waiver or modification of the material terms of the Mortgage Loan, which such request relates to the COVID-19 emergency and (3) other than as related to the COVID-19 emergency, the material terms of such Mortgage, Mortgage Note, Mortgage Loan guaranty and related Loan Documents have not been waived, impaired, modified, altered, satisfied, canceled, subordinated or rescinded in any respect which materially interferes with the security intended to be provided by such Mortgage; (b) no related Mortgaged Property or any portion thereof has been released from the lien of the related Mortgage in any manner which materially interferes with the security intended to be provided by such Mortgage or the use or operation of the remaining portion of such Mortgaged Property; and (c) neither the related Mortgagor nor the related guarantor has been released from its material obligations under the Mortgage Loan. With respect to each Mortgage Loan, except as contained in a written document included in the related Mortgage File, there have been no modifications, amendments or waivers that could be reasonably expected to have a material adverse effect on such Mortgage Loan that have been consented to by the Mortgage Loan Seller on or after May 28, 2021.

(5)	Lien; Valid Assignment. Subject to the Standard Qualifications, each assignment of Mortgage and assignment of Assignment of Leases to the Trust (or, with respect to an Outside Serviced Mortgage Loan, to the related Outside Trustee) constitutes a legal, valid and binding assignment to the Trust (or, with respect to an Outside Serviced Mortgage Loan, to the related Outside Trustee). Each related Mortgage and Assignment of Leases is freely assignable without the consent of the related Mortgagor. Each related Mortgage is a legal, valid and enforceable first lien on the related Mortgagor’s fee or leasehold interest in the Mortgaged Property in the principal amount of such Mortgage Loan or allocated loan amount (subject only to Permitted Encumbrances (as defined below) and the exceptions to paragraph (6) set forth in Annex E-1B (each such exception, a “Title Exception”)), except as the enforcement thereof may be limited by the Standard Qualifications. Such Mortgaged Property (subject to and excepting Permitted Encumbrances and the Title Exceptions) as of origination was, and as of the Cut-off Date, to the Mortgage Loan Seller’s knowledge, is free and clear of any recorded mechanics’ liens, recorded materialmen’s liens and other recorded encumbrances which are prior to or equal with the lien of the related Mortgage (which lien secures the related Loan Combination, in the case of a Mortgage Loan that is part of a Loan Combination), except those which are bonded over, escrowed for or insured against by a lender’s title insurance policy (as described below), and, to the Mortgage Loan Seller’s knowledge and subject to the rights of tenants (as tenants only)(subject to and excepting Permitted Encumbrances and the Title Exceptions), no rights exist which under law could give rise to any such lien or encumbrance that would be prior to or equal with the lien of the related Mortgage, except those which are bonded over, escrowed for or insured against by a lender’s title insurance policy (as described below). Notwithstanding anything in the Mortgage Loan Purchase Agreement to the contrary, no representation is made as to the perfection of any security interest in rents or other personal property to the extent that possession or control of such items or actions other than the filing of Uniform Commercial Code (“UCC”) financing statements is required in order to effect such perfection.

(6)	Permitted Liens; Title Insurance. Each Mortgaged Property securing a Mortgage Loan is covered by an American Land Title Association loan title insurance policy or a comparable form of loan title insurance policy approved for use in the applicable jurisdiction (or, if such policy is yet to be issued, by a pro forma policy, a preliminary title policy with escrow instructions or a “marked up” commitment, in each case binding on the title insurer) (the “Title Policy”) in the original principal amount of such Mortgage Loan (or

E-1A-2

with respect to a Mortgage Loan secured by multiple properties, an amount equal to at least the allocated loan amount with respect to the Title Policy for each such property) after all advances of principal (including any advances held in escrow or reserves), that insures for the benefit of the owner of the indebtedness secured by the Mortgage, the first priority lien of the Mortgage (which lien secures the related Loan Combination, in the case of a Mortgage Loan that is part of a Loan Combination), which lien is subject only to (a) the lien of current real property taxes, water charges, sewer rents and assessments not yet due and payable; (b) covenants, conditions and restrictions, rights of way, easements and other matters of public record; (c) the exceptions (general and specific) and exclusions set forth in such Title Policy; (d) other matters to which like properties are commonly subject; (e) the rights of tenants (as tenants only) under leases (including subleases) pertaining to the related Mortgaged Property and condominium declarations; and (f) if the related Mortgage Loan is cross-collateralized and cross-defaulted with another Mortgage Loan (each a “Crossed Mortgage Loan”), the lien of the Mortgage for such other Mortgage Loan that is cross-collateralized and cross-defaulted with such Crossed Mortgage Loan, provided that none of which items (a) through (f), individually or in the aggregate, materially and adversely interferes with the value or current use of the Mortgaged Property or the security intended to be provided by such Mortgage or the Mortgagor’s ability to pay its obligations when they become due (collectively, the “Permitted Encumbrances”). Except as contemplated by clause (f) of the preceding sentence, none of the Permitted Encumbrances are mortgage liens that are senior to or coordinate and co-equal with the lien of the related Mortgage. Such Title Policy (or, if it has yet to be issued, the coverage to be provided thereby) is in full force and effect, all premiums thereon have been paid and no claims have been made by the Mortgage Loan Seller thereunder and no claims have been paid thereunder. Neither the Mortgage Loan Seller, nor to the Mortgage Loan Seller’s knowledge, any other holder of the Mortgage Loan, has done, by act or omission, anything that would materially impair the coverage under such Title Policy.

(7)	Junior Liens. It being understood that B notes secured by the same Mortgage as a Mortgage Loan are not subordinate mortgages or junior liens, except for any Crossed Mortgage Loan, there are, as of origination, and to the Mortgage Loan Seller’s knowledge, as of the Cut-off Date, no subordinate mortgages or junior liens securing the payment of money encumbering the related Mortgaged Property (other than Permitted Encumbrances and the Title Exceptions, taxes and assessments, mechanics and materialmen’s liens (which are the subject of the representation in paragraph (5) above), and equipment and other personal property financing). Except as set forth on Schedule E-1, the Mortgage Loan Seller has no knowledge of any mezzanine debt secured directly by interests in the related Mortgagor.

(8)	Assignment of Leases, Rents and Profits. There exists as part of the related Mortgage File an Assignment of Leases (either as a separate instrument or incorporated into the related Mortgage). Subject to the Permitted Encumbrances and the Title Exceptions (and, in the case of a Mortgage Loan that is part of a Loan Combination, subject to the related Assignment of Leases constituting security for the entire Loan Combination), each related Assignment of Leases creates a valid first-priority collateral assignment of, or a valid first-priority lien or security interest in, rents and certain rights under the related lease or leases, subject only to a license granted to the related Mortgagor to exercise certain rights and to perform certain obligations of the lessor under such lease or leases, including the right to operate the related leased property, except as the enforcement thereof may be limited by the Standard Qualifications. The related Mortgage or related Assignment of Leases, subject to applicable law, provides that, upon an event of default under the Mortgage Loan, a receiver is permitted to be appointed for the collection of rents or for the related mortgagee to enter into possession to collect the rents or for rents to be paid directly to the mortgagee.

(9)	UCC Filings. If the related Mortgaged Property is operated as a hospitality property, the Mortgage Loan Seller has filed and/or recorded or caused to be filed and/or recorded (or, if not filed and/or recorded, have been submitted in proper form for filing and/or recording), UCC financing statements in the appropriate public filing and/or recording offices necessary at the time of the origination of the Mortgage Loan to perfect a valid security interest in all items of physical personal property reasonably necessary to operate such Mortgaged Property owned by such Mortgagor and located on the related Mortgaged Property (other than any non-material personal property, any personal property subject to a purchase money security interest, a sale and leaseback financing arrangement as permitted under the terms of the related Loan Documents or any other personal property leases applicable to such personal property), to the extent perfection may be effected pursuant to applicable law by recording or filing, as the case may be. Subject to the Standard Qualifications, each related Mortgage (or equivalent document) creates a valid and enforceable lien and security interest on the items of personalty described above. No

E-1A-3

representation is made as to the perfection of any security interest in rents or other personal property to the extent that possession or control of such items or actions other than the filing of UCC financing statements are required in order to effect such perfection.

(10)	Condition of Property. The Mortgage Loan Seller or the originator of the Mortgage Loan inspected or caused to be inspected each related Mortgaged Property within six months of origination of the Mortgage Loan and within twelve months of the Cut-off Date.

An engineering report or property condition assessment was prepared in connection with the origination of each Mortgage Loan no more than twelve months prior to the Cut-off Date. To the Mortgage Loan Seller’s knowledge, based solely upon due diligence customarily performed in connection with the origination of comparable mortgage loans, as of the Closing Date, each related Mortgaged Property was free and clear of any material damage (other than (i) any damage or deficiency that is estimated to cost less than $50,000 to repair, (ii) any deferred maintenance for which escrows were established at origination and (iii) any damage fully covered by insurance) that would affect materially and adversely the use or value of such Mortgaged Property as security for the Mortgage Loan.

(11)	Taxes and Assessments. All taxes, governmental assessments and other outstanding governmental charges (including, without limitation, water and sewage charges), or installments thereof, that could be a lien on the related Mortgaged Property that would be of equal or superior priority to the lien of the Mortgage and that prior to the Cut-off Date have become delinquent in respect of each related Mortgaged Property have been paid, or an escrow of funds has been established in an amount sufficient to cover such payments and reasonably estimated interest and penalties, if any, thereon. For purposes of this representation and warranty, real estate taxes and governmental assessments and other outstanding governmental charges and installments thereof will not be considered delinquent until the earlier of (a) the date on which interest and/or penalties would first be payable thereon and (b) the date on which enforcement action is entitled to be taken by the related taxing authority.

(12)	Condemnation. As of the date of origination and to the Mortgage Loan Seller’s knowledge as of the Cut-off Date, there is no proceeding pending, and, to the Mortgage Loan Seller’s knowledge as of the date of origination and as of the Cut-off Date, there is no proceeding threatened, for the total or partial condemnation of such Mortgaged Property that would have a material adverse effect on the value, use or operation of the Mortgaged Property.

(13)	Actions Concerning Mortgage Loan. As of the date of origination and to the Mortgage Loan Seller’s knowledge as of the Cut-off Date, there was no pending or filed action, suit or proceeding, arbitration or governmental investigation involving any Mortgagor, guarantor, or Mortgagor’s interest in the Mortgaged Property, an adverse outcome of which would reasonably be expected to materially and adversely affect (a) such Mortgagor’s title to the Mortgaged Property, (b) the validity or enforceability of the Mortgage, (c) such Mortgagor’s ability to perform under the related Mortgage Loan, (d) such guarantor’s ability to perform under the related guaranty, (e) the principal benefit of the security intended to be provided by the Loan Documents or (f) the current principal use of the Mortgaged Property.

(14)	Escrow Deposits. All escrow deposits and payments required to be escrowed with the lender pursuant to each Mortgage Loan are in the possession, or under the control, of the Mortgage Loan Seller or its servicer, and there are no deficiencies (subject to any applicable grace or cure periods) in connection therewith, and all such escrows and deposits (or the right thereto) that are required to be escrowed with lender under the related Loan Documents are being conveyed by the Mortgage Loan Seller to the Purchaser or its servicer (or, with respect to any Outside Serviced Mortgage Loan, to the depositor or servicer for the related Other Securitization Trust).

(15)	No Holdbacks. The Stated Principal Balance as of the Cut-off Date of the Mortgage Loan set forth on the mortgage loan schedule attached as an exhibit to the related Mortgage Loan Purchase Agreement has been fully disbursed as of the Closing Date and there is no requirement for future advances thereunder (except in those cases where the full amount of the Mortgage Loan has been disbursed but a portion thereof is being held in escrow or reserve accounts pending the satisfaction of certain conditions relating to leasing, repairs or other matters with respect to the related Mortgaged Property, the Mortgagor or other considerations determined by the Mortgage Loan Seller to merit such holdback).

E-1A-4

(16)	Insurance. Each related Mortgaged Property is, and is required pursuant to the related Mortgage to be, insured by a property insurance policy providing coverage for loss in accordance with coverage found under a “special cause of loss form” or “all risk form” that includes replacement cost valuation issued by an insurer or insurers meeting the requirements of the related Loan Documents and having a claims-paying or financial strength rating meeting the Insurance Rating Requirements (as defined below), in an amount (subject to a customary deductible) not less than the lesser of (1) the original principal balance of the Mortgage Loan and (2) the full insurable value on a replacement cost basis of the improvements, furniture, furnishings, fixtures and equipment owned by the Mortgagor and included in the Mortgaged Property (with no deduction for physical depreciation), but, in any event, not less than the amount necessary or containing such endorsements as are necessary to avoid the operation of any coinsurance provisions with respect to the related Mortgaged Property.

“Insurance Rating Requirements” means either (i) a claims paying or financial strength rating of any of the following; (a) at least “A-:VIII” from A.M. Best Company, (b) at least “A3” (or the equivalent) from Moody’s Investors Service, Inc. or (c) at least “A-” from S&P Global Ratings or (ii) the Syndicate Insurance Ratings Requirements. “Syndicate Insurance Ratings Requirements” means insurance provided by a syndicate of insurers, as to which (1) if such syndicate consists of 5 or more members, at least 60% of the coverage is provided by insurers that meet the Insurance Rating Requirements (under clause (i) of the definition of such term) and up to 40% of the coverage is provided by insurers that have a claims paying or financial strength rating of at least “BBB-” by S&P Global Ratings or at least “Baa3” by Moody’s Investors Service, Inc., and (2) if such syndicate consists of 4 or fewer members, at least 75% of the coverage is provided by insurers that meet the Insurance Rating Requirements (under clause (i) of the definition of such term) and up to 25% of the coverage is provided by insurers that have a claims paying or financial strength rating of at least “BBB-” by S&P Global Ratings or at least “Baa3” by Moody’s Investors Service, Inc.

Each related Mortgaged Property is also covered, and required to be covered pursuant to the related Loan Documents, by business interruption or rental loss insurance which (subject to a customary deductible) covers a period of not less than 12 months (or with respect to each Mortgage Loan on a single asset with a principal balance of $50 million or more, 18 months).

If any material part of the improvements, exclusive of a parking lot, located on a Mortgaged Property is in an area identified in the Federal Register by the Federal Emergency Management Agency as having special flood hazards, the related Mortgagor is required to maintain insurance in the maximum amount available under the National Flood Insurance Program, plus such additional excess flood coverage in an amount as is generally required by the Mortgage Loan Seller originating mortgage loans for securitization.

If the Mortgaged Property is located within 25 miles of the coast of the Gulf of Mexico or the Atlantic coast of Florida, Georgia, South Carolina or North Carolina, the related Mortgagor is required to maintain coverage for windstorm and/or windstorm related perils and/or “named storms” issued by an insurer meeting the Insurance Rating Requirements or endorsement covering damage from windstorm and/or windstorm related perils and/or named storms, in an amount not less than the lesser of (1) the original principal balance of the Mortgage Loan and (2) 100% of the full insurable value on a replacement cost basis of the improvements and personalty and fixtures owned by the Mortgagor and included in the related Mortgaged Property by an insurer or insurers meeting the Insurance Rating Requirements.

The Mortgaged Property is covered, and required to be covered pursuant to the related Loan Documents, by a commercial general liability insurance policy issued by an insurer or insurers meeting the Insurance Rating Requirements including coverage for property damage, contractual damage and personal injury (including bodily injury and death) in amounts as are generally required by the Mortgage Loan Seller for loans originated for securitization, and in any event not less than $1 million per occurrence and $2 million in the aggregate.

An architectural or engineering consultant has performed an analysis of each of the Mortgaged Properties located in seismic zones 3 or 4 in order to evaluate the structural and seismic condition of such property, for the sole purpose of assessing either the scenario expected limit (“SEL”) or the probable maximum loss (“PML”) for the Mortgaged Property in the event of an earthquake. In such instance, the SEL or PML, as applicable, was based on a 475-year return period, an exposure period of 50 years and a 10% probability of exceedance. If the resulting report concluded that the SEL or PML, as applicable, would exceed 20% of the amount of the replacement costs of the improvements, earthquake insurance on such Mortgaged

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Property was obtained by an insurer or insurers meeting the Insurance Rating Requirements (provided that for this purpose (only), the A.M. Best Company minimum rating referred to in the definition of Insurance Rating Requirements will be deemed to be at least “A:VIII”) in an amount not less than 100% of the SEL or PML, as applicable.

The Loan Documents require insurance proceeds in respect of a property loss to be applied either (a) to the repair or restoration of all or part of the related Mortgaged Property, with respect to all property losses in excess of 5% of the then outstanding principal amount of the related Mortgage Loan (or Loan Combination, if applicable), the lender (or a trustee appointed by it) having the right to hold and disburse such proceeds as the repair or restoration progresses, or (b) to the payment of the outstanding principal balance of such Mortgage Loan (or Loan Combination, if applicable) together with any accrued interest thereon.

All premiums on all insurance policies referred to in this section required to be paid as of the Cut-off Date have been paid, and such insurance policies name the lender under the Mortgage Loan and its successors and assigns as a loss payee under a mortgagee endorsement clause or, in the case of the general liability insurance policy, as named or additional insured. Such insurance policies will inure to the benefit of the Trustee (or, in the case of a Mortgage Loan that is an Outside Serviced Mortgage Loan, the applicable Other Trustee). Each related Mortgage Loan obligates the related Mortgagor to maintain, or cause to be maintained, all such insurance and, at such Mortgagor’s failure to do so, authorizes the lender to maintain such insurance at the Mortgagor’s cost and expense and to charge such Mortgagor for related premiums. All such insurance policies (other than commercial liability policies) require at least 10 days’ prior notice to the lender of termination or cancellation arising because of nonpayment of a premium and at least 30 days prior notice to the lender of termination or cancellation (or such lesser period, not less than 10 days, as may be required by applicable law) arising for any reason other than non-payment of a premium and no such notice has been received by the Mortgage Loan Seller.

(17)	Access; Utilities; Separate Tax Lots. Each Mortgaged Property (a) is located on or adjacent to a public road and has direct legal access to such road, or has access via an irrevocable easement or irrevocable right of way permitting ingress and egress to/from a public road, (b) is served by or has uninhibited access rights to public or private water and sewer (or well and septic) and all required utilities, all of which are appropriate for the current use of the Mortgaged Property, and (c) constitutes one or more separate tax parcels which do not include any property which is not part of the Mortgaged Property or is subject to an endorsement under the related Title Policy insuring the Mortgaged Property, or in certain cases, an application has been, or will be, made to the applicable governing authority for creation of separate tax lots, in which case the Mortgage Loan requires the Mortgagor to escrow an amount sufficient to pay taxes for the existing tax parcel of which the Mortgaged Property is a part until the separate tax lots are created.

(18)	No Encroachments. To the Mortgage Loan Seller’s knowledge based solely on surveys obtained in connection with origination and the lender’s Title Policy (or, if such policy is not yet issued, a pro forma title policy, a preliminary title policy with escrow instructions or a “marked up” commitment) obtained in connection with the origination of each Mortgage Loan, all material improvements that were included for the purpose of determining the appraised value of the related Mortgaged Property at the time of the origination of such Mortgage Loan are within the boundaries of the related Mortgaged Property, except encroachments that do not materially and adversely affect the value or current use of such Mortgaged Property or for which insurance or endorsements were obtained under the Title Policy. No improvements on adjoining parcels encroach onto the related Mortgaged Property except for encroachments that do not materially and adversely affect the value or current use of such Mortgaged Property or for which insurance or endorsements were obtained under the Title Policy. No improvements encroach upon any easements except for encroachments the removal of which would not materially and adversely affect the value or current use of such Mortgaged Property or for which insurance or endorsements obtained with respect to the Title Policy.

(19)	No Contingent Interest or Equity Participation. No Mortgage Loan has a shared appreciation feature, any other contingent interest feature or a negative amortization feature (except that an ARD Loan may provide for the accrual of the portion of interest in excess of the rate in effect prior to the Anticipated Repayment Date) or an equity participation by the Mortgage Loan Seller.

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(20)	REMIC. The Mortgage Loan is a “qualified mortgage” within the meaning of Section 860G(a)(3) of the Code (but determined without regard to the rule in Treasury Regulations Section 1.860G-2(f)(2) that treats certain defective mortgage loans as qualified mortgages), and, accordingly, (A) the issue price of the Mortgage Loan to the related Mortgagor at origination did not exceed the non-contingent principal amount of the Mortgage Loan and (B) either: (a) such Mortgage Loan is secured by an interest in real property (including permanently affixed buildings and structural components, such as wiring, plumbing systems and central heating and air-conditioning systems, that are integrated into such buildings, serve such buildings in their passive functions and do not produce or contribute to the production of income other than consideration for the use or occupancy of space, but excluding personal property) having a fair market value (i) at the date the Mortgage Loan (or related Loan Combination) was originated at least equal to 80% of the adjusted issue price of the Mortgage Loan (or related Loan Combination) on such date or (ii) at the Closing Date at least equal to 80% of the adjusted issue price of the Mortgage Loan (or related Loan Combination) on such date, provided that for purposes hereof, the fair market value of the real property interest must first be reduced by (A) the amount of any lien on the real property interest that is senior to the Mortgage Loan and (B) a proportionate amount of any lien that is in parity with the Mortgage Loan; or (b) substantially all of the proceeds of such Mortgage Loan were used to acquire, improve or protect the real property which served as the only security for such Mortgage Loan (other than a recourse feature or other third-party credit enhancement within the meaning of Treasury Regulations Section 1.860G-2(a)(1)(ii)). If the Mortgage Loan was “significantly modified” prior to the Closing Date so as to result in a taxable exchange under Section 1001 of the Code, it either (x) was modified as a result of the default or reasonably foreseeable default of such Mortgage Loan or (y) satisfies the provisions of either sub-clause (B)(a)(i) above (substituting the date of the last such modification for the date the Mortgage Loan was originated) or sub-clause (B)(a)(ii), including the proviso thereto. For purposes of the preceding sentence, a Mortgage Loan will not be considered “significantly modified” solely by reason of the borrower having been granted a COVID-19 related forbearance provided that: (a) such Mortgage Loan forbearance is covered by Revenue Procedure 2020-26 (as amplified by Revenue Procedure 2021-12) by reason of satisfying the requirements for such coverage stated in Section 5.02(2) of Revenue Procedure 2020-26 (as amplified by Revenue Procedure 2021-12); and (b) the Mortgage Loan Seller identifies such Mortgage Loan and provides (x) the date on which such forbearance was granted, (y) the length in months of the forbearance, and (z) how the payments in forbearance will be paid (that is, by extension of maturity, change of amortization schedule, etc.). Any prepayment premium and yield maintenance charges applicable to the Mortgage Loan constitute “customary prepayment penalties” within the meaning of Treasury Regulations Section 1.860G-1(b)(2). All terms used in this paragraph shall have the same meanings as set forth in the related Treasury Regulations.

(21)	Compliance with Usury Laws. The Mortgage Rate (exclusive of any default interest, late charges, yield maintenance charge, or prepayment premiums) of such Mortgage Loan complied as of the date of origination with, or was exempt from, applicable state or federal laws, regulations and other requirements pertaining to usury.

(22)	Authorized to do Business. To the extent required under applicable law, as of the Cut-off Date or as of the date that such entity held the Mortgage Note, each holder of the Mortgage Note was authorized to transact and do business in the jurisdiction in which each related Mortgaged Property is located, or the failure to be so authorized does not materially and adversely affect the enforceability of such Mortgage Loan by the Trust.

(23)	Trustee under Deed of Trust. With respect to each Mortgage which is a deed of trust, as of the date of origination and, to the Mortgage Loan Seller’s knowledge, as of the Closing Date, a trustee, duly qualified under applicable law to serve as such, currently so serves and is named in the deed of trust or has been substituted in accordance with the Mortgage and applicable law or may be substituted in accordance with the Mortgage and applicable law by the related mortgagee.

(24)	Local Law Compliance. To the Mortgage Loan Seller’s knowledge, based upon any of a letter from any governmental authorities, a legal opinion, an architect’s letter, a zoning consultant’s report, an endorsement to the related Title Policy, or other affirmative investigation of local law compliance consistent with the investigation conducted by the Mortgage Loan Seller for similar commercial, multifamily or, if applicable, manufactured housing community mortgage loans intended for securitization, with respect to the improvements located on or forming part of each Mortgaged Property securing a Mortgage Loan as of the date of origination of such Mortgage Loan and as of the Cut-off Date, there are

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no material violations of applicable zoning ordinances, building codes and land laws (collectively “Zoning Regulations”) other than those which (i) constitute a legal non-conforming use or structure, as to which as the Mortgaged Property may be restored or repaired to the full extent necessary to maintain the use of the structure immediately prior to a casualty or the inability to restore or repair to the full extent necessary to maintain the use or structure immediately prior to the casualty would not materially and adversely affect the use or operation of the Mortgaged Property, (ii) are insured by the Title Policy or other insurance policy, (iii) are insured by law and ordinance insurance coverage in amounts customarily required by the Mortgage Loan Seller for loans originated for securitization that provides coverage for additional costs to rebuild and/or repair the property to current Zoning Regulations or (iv) would not have a material adverse effect on the Mortgage Loan. The terms of the Loan Documents require the Mortgagor to comply in all material respects with all applicable governmental regulations, zoning and building laws.

(25)	Licenses and Permits. Each Mortgagor covenants in the Loan Documents that it shall keep all material licenses, permits and applicable governmental authorizations necessary for its operation of the Mortgaged Property in full force and effect, and to the Mortgage Loan Seller’s knowledge based upon a letter from any government authorities, zoning consultant’s report or other affirmative investigation of local law compliance consistent with the investigation conducted by the Mortgage Loan Seller for similar commercial, multifamily or, if applicable, manufactured housing community mortgage loans intended for securitization, all such material licenses, permits and applicable governmental authorizations are in effect. The Mortgage Loan requires the related Mortgagor to be qualified to do business in the jurisdiction in which the related Mortgaged Property is located.

(26)	Recourse Obligations. The Mortgage Loan documents for each Mortgage Loan provide that (a) the related Mortgagor and at least one individual or entity shall be fully liable for actual losses, liabilities, costs and damages arising from certain acts of the related Mortgagor and/or its principals specified in the related Loan Documents, which acts generally include the following: (i) acts of fraud or intentional material misrepresentation, (ii) misapplication or misappropriation of rents (if after an event of default under the Mortgage Loan), insurance proceeds or condemnation awards, (iii) intentional material physical waste of the Mortgaged Property (but, in some cases, only to the extent there is sufficient cash flow generated by the related Mortgaged Property to prevent such waste), and (iv) any breach of the environmental covenants contained in the related Loan Documents, and (b) the Mortgage Loan shall become full recourse to the related Mortgagor and at least one individual or entity, if the related Mortgagor files a voluntary petition under federal or state bankruptcy or insolvency law.

(27)	Mortgage Releases. The terms of the related Mortgage or related Loan Documents do not provide for release of any material portion of the Mortgaged Property from the lien of the Mortgage except (a) a partial release, accompanied by principal repayment, or partial Defeasance (as defined in paragraph (32)), in each case, of not less than a specified percentage at least equal to the lesser of (i) 110% of the related allocated loan amount of such portion of the Mortgaged Property and (ii) the outstanding principal balance of the Mortgage Loan, (b) upon payment in full of such Mortgage Loan, (c) upon a Defeasance (as defined in paragraph (32)), (d) releases of out-parcels that are unimproved or other portions of the Mortgaged Property which will not have a material adverse effect on the underwritten value of the Mortgaged Property and which were not afforded any material value in the appraisal obtained at the origination of the Mortgage Loan and are not necessary for physical access to the Mortgaged Property or compliance with zoning requirements, or (e) as required pursuant to an order of condemnation or taking by a State or any political subdivision or authority thereof. With respect to any partial release (including in connection with any partial Defeasance) under the preceding clauses (a) or (d), either: (x) such release of collateral (i) would not constitute a “significant modification” of the subject Mortgage Loan within the meaning of Section 1.860G-2(b)(2) of the Treasury Regulations and (ii) would not cause the subject Mortgage Loan to fail to be a “qualified mortgage” within the meaning of Code Section 860G(a)(3)(A); or (y) the mortgagee or servicer can, in accordance with the related Loan Documents, condition such release of collateral on the related Mortgagor’s delivery of an opinion of tax counsel to the effect specified in the immediately preceding clause (x). For purposes of the preceding clause (x), if the fair market value of the real property constituting such Mortgaged Property (reduced by (1) the amount of any lien on the real property that is senior to the Mortgage Loan and (2) a proportionate amount of any lien on the real property that is in parity with the Mortgage Loan) after the release is not equal to at least 80% of the principal balance of the Mortgage Loan (or Loan Combination, as applicable) outstanding after the release, the Mortgagor is required to make a payment of principal in an amount not less than the amount required by the REMIC Provisions.

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In the case of any Mortgage Loan, in the event of a condemnation or taking of any portion of a Mortgaged Property by a State or any political subdivision or authority thereof, whether by legal proceeding or by agreement, the Mortgagor can be required to pay down the principal balance of the Mortgage Loan in an amount not less than the amount required by the REMIC Provisions and, to such extent, condemnation proceeds may not be required to be applied to the restoration of the Mortgaged Property or released to the Mortgagor, if, immediately after the release of such portion of the Mortgaged Property from the lien of the Mortgage (but taking into account the planned restoration) the fair market value of the real property constituting the remaining Mortgaged Property (reduced by (1) the amount of any lien on the real property that is senior to the Mortgage Loan and (2) a proportionate amount of any lien on the real property that is in parity with the Mortgage Loan) is not equal to at least 80% of the remaining principal balance of the Mortgage Loan (or Loan Combination, as applicable).

No Mortgage Loan that is secured by more than one Mortgaged Property or that is a Crossed Mortgage Loan permits the release of cross-collateralization of the related Mortgaged Properties or a portion thereof, including due to a partial condemnation, other than in compliance with the loan-to-value ratio and other requirements of the REMIC Provisions.

(28)	Financial Reporting and Rent Rolls. Each Mortgage Loan requires the Mortgagor to provide the owner or holder of the Mortgage with quarterly (other than for single-tenant properties) and annual operating statements, and quarterly (other than for single-tenant properties) rent rolls for properties that have leases contributing more than 5% of the in-place base rent and annual financial statements.

(29)	Acts of Terrorism Exclusion. With respect to each Mortgage Loan over $20 million, the related special-form all-risk insurance policy and business interruption policy (issued by an insurer meeting the Insurance Rating Requirements) do not specifically exclude Acts of Terrorism, as defined in the Terrorism Risk Insurance Act of 2002, as amended by the Terrorism Risk Insurance Program Reauthorization Act of 2019 (collectively referred to as “TRIA”), from coverage, or if such coverage is excluded, it is covered by a separate terrorism insurance policy. With respect to each other Mortgage Loan, the related special-form all-risk insurance policy and business interruption policy (issued by an insurer meeting the Insurance Rating Requirements) did not, as of the date of origination of the Mortgage Loan, and, to the Mortgage Loan Seller’s knowledge, do not, as of the Cut-off Date, specifically exclude Acts of Terrorism, as defined in TRIA, from coverage, or if such coverage is excluded, it is covered by a separate terrorism insurance policy. With respect to each Mortgage Loan, the related Loan Documents do not expressly waive or prohibit the mortgagee from requiring coverage for Acts of Terrorism, as defined in TRIA, or damages related thereto except to the extent that any right to require such coverage may be limited by commercial availability on commercially reasonable terms, or as otherwise indicated in Annex E-1B; provided, however, that if TRIA or a similar or subsequent statute is not in effect, then, provided that terrorism insurance is commercially available, the Mortgagor under each Mortgage Loan is required to carry terrorism insurance, but in such event the Mortgagor shall not be required to spend on terrorism insurance coverage more than two times the amount of the insurance premium that is payable in respect of the property and business interruption/rental loss insurance required under the related Loan Documents (without giving effect to the cost of terrorism and earthquake components of such casualty and business interruption/rental loss insurance) at such time, and if the cost of terrorism insurance exceeds such amount, the Mortgagor is required to purchase the maximum amount of terrorism insurance available with funds equal to such amount.

(30)	Due on Sale or Encumbrance. Subject to specific exceptions set forth below, each Mortgage Loan contains a “due on sale” or other such provision for the acceleration of the payment of the unpaid principal balance of such Mortgage Loan if, without the consent of the holder of the Mortgage (which consent, in some cases, may not be unreasonably withheld) and/or complying with the requirements of the related Loan Documents (which provide for transfers without the consent of the lender which are customarily acceptable to the Mortgage Loan Seller lending on the security of property comparable to the related Mortgaged Property, including, without limitation, transfers of worn-out or obsolete furnishings, fixtures, or equipment promptly replaced with property of equivalent value and functionality and transfers by leases entered into in accordance with the Loan Documents), (a) the related Mortgaged Property, or any equity interest of greater than 50% in the related Mortgagor, is directly or indirectly pledged, transferred or sold (in each case, a “Transfer”), other than as related to (i) family and estate planning Transfers or Transfers upon death or legal incapacity, (ii) Transfers to certain affiliates as defined in the related Loan Documents, (iii) Transfers of less than, or other than, a controlling interest in the related

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Mortgagor, (iv) Transfers to another holder of direct or indirect equity in the Mortgagor, a specific Person designated in the related Loan Documents or a Person satisfying specific criteria identified in the related Loan Documents, such as a qualified equityholder, (v) Transfers of stock or similar equity units in publicly traded companies, (vi) a substitution or release of collateral within the parameters of paragraphs (27) and (32) in this Annex E-1A or the exceptions thereto set forth in Annex E-1B, or (vii) by reason of any mezzanine debt that existed at the origination of the related Mortgage Loan as set forth on Schedule E1A-1, or future permitted mezzanine debt in each case as set forth on Schedule E-1B or (b) the related Mortgaged Property is encumbered with a subordinate lien or security interest against the related Mortgaged Property, other than (i) any Companion Loan or any subordinate debt that existed at origination and is permitted under the related Loan Documents, (ii) purchase money security interests, (iii) any Crossed Mortgage Loan as set forth on Schedule E-1A-3 or (iv) Permitted Encumbrances. The Mortgage or other Loan Documents provide that to the extent any Rating Agency fees are incurred in connection with the review of and consent to any transfer or encumbrance, the Mortgagor is responsible for such payment along with all other reasonable fees and expenses incurred by the Mortgagee relative to such transfer or encumbrance.

(31)	Single-Purpose Entity. Each Mortgage Loan requires the Mortgagor to be a Single-Purpose Entity for at least as long as the Mortgage Loan is outstanding. Both the Loan Documents and the organizational documents of the Mortgagor with respect to each Mortgage Loan with a Cut-off Date Balance in excess of $5 million provide that the Mortgagor is a Single-Purpose Entity, and each Mortgage Loan with a Cut-off Date Balance of $20 million or more has a counsel’s opinion regarding non-consolidation of the Mortgagor. For this purpose, a “Single-Purpose Entity” shall mean an entity, other than an individual, whose organizational documents (or if the Mortgage Loan has a Cut-off Date Balance equal to $5 million or less, its organizational documents or the related Loan Documents) provide substantially to the effect that it was formed or organized solely for the purpose of owning and operating one or more of the Mortgaged Properties securing the Mortgage Loans and prohibit it from engaging in any business unrelated to such Mortgaged Property or Properties, and whose organizational documents further provide, or which entity represented in the related Loan Documents, substantially to the effect that it does not have any assets other than those related to its interest in and operation of such Mortgaged Property or Properties, or any indebtedness other than as permitted by the related Mortgage(s) or the other related Loan Documents, that it has its own books and records and accounts separate and apart from those of any other person (other than a Mortgagor for a Crossed Mortgage Loan), and that it holds itself out as a legal entity, separate and apart from any other person or entity.

(32)	Defeasance. With respect to any Mortgage Loan that, pursuant to the Loan Documents, can be defeased (a “Defeasance”), (i) the Loan Documents provide for Defeasance as a unilateral right of the Mortgagor, subject to satisfaction of conditions specified in the Loan Documents; (ii) the Mortgage Loan cannot be defeased within two years after the Closing Date; (iii) the Mortgagor is permitted to pledge only United States “government securities” within the meaning of Section 1.860G-2(a)(8)(ii) of the Treasury Regulations, the revenues from which will, in the case of a full Defeasance, be sufficient to make all scheduled payments under the Mortgage Loan when due, including the entire remaining principal balance on the maturity date (or on or after the first date on which payment may be made without payment of a yield maintenance charge or prepayment penalty) or, if the Mortgage Loan is an ARD Loan, the entire principal balance outstanding on the Anticipated Repayment Date (or on or after the first date on which payment may be made without payment of a yield maintenance charge or prepayment penalty), and if the Mortgage Loan permits partial releases of real property in connection with partial Defeasance, the revenues from the collateral will be sufficient to pay all such scheduled payments calculated on a principal amount equal to a specified percentage at least equal to the lesser of (a) 110% of the allocated loan amount for the real property to be released and (b) the outstanding principal balance of the Mortgage Loan; (iv) the Mortgagor is required to provide a certification from an independent certified public accountant that the collateral is sufficient to make all scheduled payments under the Mortgage Note as set forth in clause (iii) above; (v) if the Mortgagor would continue to own assets in addition to the Defeasance collateral, the portion of the Mortgage Loan secured by defeasance collateral is required to be assumed (or the mortgagee may require such assumption) by a Single-Purpose Entity; (vi) the Mortgagor is required to provide an opinion of counsel that the mortgagee has a perfected security interest in such collateral prior to any other claim or interest; and (vii) the Mortgagor is required to pay all rating agency fees associated with Defeasance (if rating confirmation is a specific condition precedent thereto) and all other reasonable expenses associated with Defeasance, including, but not limited to, accountant’s fees and opinions of counsel.

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(33)	Fixed Interest Rates. Each Mortgage Loan bears interest at a rate that remains fixed throughout the remaining term of such Mortgage Loan, except in the case of any ARD Loan and situations where default interest is imposed.

(34)	Ground Leases. For purposes of this Annex E-1A, a “Ground Lease” shall mean a lease creating a leasehold estate in real property where the fee owner as the ground lessor conveys for a term or terms of years its entire interest in the land, or with respect to air rights leases, the air, and buildings and other improvements, if any, comprising the premises demised under such lease to the ground lessee (who may, in certain circumstances, own the building and improvements on the land), subject to the reversionary interest of the ground lessor as fee owner and does not include industrial development agency (IDA) or similar leases for purposes of conferring a tax abatement or other benefit.

With respect to any Mortgage Loan where the Mortgage Loan is secured by a leasehold estate under a Ground Lease in whole or in part, and the related Mortgage does not also encumber the related lessor’s fee interest in such Mortgaged Property, based upon the terms of the Ground Lease and any estoppel or other agreement received from the ground lessor in favor of the Mortgage Loan Seller, its successors and assigns, the Mortgage Loan Seller represents and warrants that:

(a)	The Ground Lease or a memorandum regarding such Ground Lease has been duly recorded or submitted for recordation in a form that is acceptable for recording in the applicable jurisdiction. The Ground Lease or an estoppel or other agreement received from the ground lessor permits the interest of the lessee to be encumbered by the related Mortgage and does not restrict the use of the related Mortgaged Property by such lessee, its successors or assigns in a manner that would materially adversely affect the security provided by the related Mortgage;

(b)	The lessor under such Ground Lease has agreed in a writing included in the related Mortgage File (or in such Ground Lease) that the Ground Lease may not be amended or modified, or canceled or terminated by agreement of lessor and lessee, without the prior written consent of the lender, and no such consent has been granted by the Mortgage Loan Seller since the origination of the Mortgage Loan except as reflected in any written instruments which are included in the related Mortgage File;

(c)	The Ground Lease has an original term (or an original term plus one or more optional renewal terms, which, under all circumstances, may be exercised, and will be enforceable, by either Mortgagor or the mortgagee) that extends not less than 20 years beyond the stated maturity of the related Mortgage Loan, or 10 years past the stated maturity if such Mortgage Loan fully amortizes by the stated maturity (or with respect to a Mortgage Loan that accrues on an actual 360 basis, substantially amortizes);

(d)	The Ground Lease either (i) is not subject to any liens or encumbrances superior to, or of equal priority with, the Mortgage, except for the related fee interest of the ground lessor and the Permitted Encumbrances, or (ii) is subject to a subordination, non-disturbance and attornment agreement to which the mortgagee on the lessor’s fee interest in the Mortgaged Property is subject;

(e)	The Ground Lease does not place commercially unreasonable restrictions on the identity of the Mortgagee and the Ground Lease is assignable to the holder of the Mortgage Loan and its successors and assigns without the consent of the lessor thereunder, and in the event it is so assigned, it is further assignable by the holder of the Mortgage Loan and its successors and assigns without the consent of the lessor;

(f)	The Mortgage Loan Seller has not received any written notice of material default under or notice of termination of such Ground Lease. To the Mortgage Loan Seller’s knowledge, there is no material default under such Ground Lease and no condition that, but for the passage of time or giving of notice, would result in a material default under the terms of such Ground Lease and to the Mortgage Loan Seller’s knowledge, such Ground Lease is in full force and effect as of the Closing Date;

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(g)	The Ground Lease or ancillary agreement between the lessor and the lessee requires the lessor to give to the lender written notice of any default, and provides that no notice of default or termination is effective against the lender unless such notice is given to the lender;

(h)	A lender is permitted a reasonable opportunity (including, where necessary, sufficient time to gain possession of the interest of the lessee under the Ground Lease through legal proceedings) to cure any default under the Ground Lease which is curable after the lender’s receipt of notice of any default before the lessor may terminate the Ground Lease;

(i)	The Ground Lease does not impose any restrictions on subletting that would be viewed as commercially unreasonable by the Mortgage Loan Seller in connection with loans originated for securitization;

(j)	Under the terms of the Ground Lease, an estoppel or other agreement received from the ground lessor and the related Mortgage (taken together), any related insurance proceeds or the portion of the condemnation award allocable to the ground lessee’s interest (other than (i) de minimis amounts for minor casualties or (ii) in respect of a total or substantially total loss or taking as addressed in clause (k) below) will be applied either to the repair or to restoration of all or part of the related Mortgaged Property with (so long as such proceeds are in excess of the threshold amount specified in the related Loan Documents) the lender or a trustee appointed by it having the right to hold and disburse such proceeds as repair or restoration progresses, or to the payment of the outstanding principal balance of the Mortgage Loan, together with any accrued interest;

(k)	In the case of a total or substantially total taking or loss, under the terms of the Ground Lease, an estoppel or other agreement and the related Mortgage (taken together), any related insurance proceeds, or portion of the condemnation award allocable to ground lessee’s interest in respect of a total or substantially total loss or taking of the related Mortgaged Property to the extent not applied to restoration, will be applied first to the payment of the outstanding principal balance of the Mortgage Loan, together with any accrued interest; and

(l)	Provided that the lender cures any defaults which are susceptible to being cured, the ground lessor has agreed to enter into a new lease with lender upon termination of the Ground Lease for any reason, including rejection of the Ground Lease in a bankruptcy proceeding.

(35)	Servicing. The servicing and collection practices used by the Mortgage Loan Seller with respect to the Mortgage Loan have been, in all respects, legal and have met customary industry standards for servicing of commercial loans for conduit loan programs.

(36)	Origination and Underwriting. The origination practices of the Mortgage Loan Seller (or the related originator if the Mortgage Loan Seller was not the originator) with respect to each Mortgage Loan have been, in all material respects, legal and as of the date of its origination, such Mortgage Loan and the origination thereof complied in all material respects with, or was exempt from, all requirements of federal, state or local law relating to the origination of such Mortgage Loan; provided that such representation and warranty does not address or otherwise cover any matters with respect to federal, state or local law otherwise covered in this Annex E-1A.

(37)	No Material Default; Payment Record. No Mortgage Loan has been more than 30 days delinquent, without giving effect to any grace or cure period, in making required payments since origination, and no Mortgage Loan is more than 30 days delinquent (beyond any applicable grace or cure period) in making required payments as of the Closing Date. To the Mortgage Loan Seller’s knowledge, there is (a) no material default, breach, violation or event of acceleration existing under the related Mortgage Loan, or (b) no event (other than payments due but not yet delinquent) which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a material default, breach, violation or event of acceleration, which default, breach, violation or event of acceleration, in the case of either clause (a) or clause (b), materially and adversely affects the value of the Mortgage Loan or the value, use or operation of the related Mortgaged Property, provided, however, that this representation and warranty does not cover any default, breach, violation or event of acceleration that specifically pertains to or arises out of an exception scheduled to any other representation and warranty made by the Mortgage Loan

E-1A-12

Seller in this Annex E-1A. No person other than the holder of such Mortgage Loan may declare any event of default under the Mortgage Loan or accelerate any indebtedness under the Loan Documents.

(38)	Bankruptcy. As of the date of origination of the related Mortgage Loan and to the Mortgage Loan Seller’s knowledge as of the Cut-off Date, no Mortgagor, guarantor or tenant occupying a single-tenant property is a debtor in state or federal bankruptcy, insolvency or similar proceeding.

(39)	Organization of Mortgagor. With respect to each Mortgage Loan, in reliance on certified copies of the organizational documents of the Mortgagor delivered by the Mortgagor in connection with the origination of such Mortgage Loan, the Mortgagor is an entity organized under the laws of a state of the United States of America, the District of Columbia or the Commonwealth of Puerto Rico. Except with respect to any Crossed Mortgage Loan, no Mortgage Loan has a Mortgagor that is an Affiliate of another Mortgagor under another Mortgage Loan. (An “Affiliate” for purposes of this paragraph (39) means, a Mortgagor that is under direct or indirect common ownership and control with another Mortgagor.)

(40)	Environmental Conditions. A Phase I environmental site assessment (or update of a previous Phase I and or Phase II site assessment) and, with respect to certain Mortgage Loans, a Phase II environmental site assessment (collectively, an “ESA”) meeting ASTM requirements conducted by a reputable environmental consultant in connection with such Mortgage Loan within 12 months prior to its origination date (or an update of a previous ESA was prepared), and such ESA either (i) did not identify the existence of recognized environmental conditions (as such term is defined in ASTM E1527-13 or its successor, hereinafter “Environmental Condition”) at the related Mortgaged Property or the need for further investigation with respect to any Environmental Condition that was identified, or (ii) if the existence of an Environmental Condition or need for further investigation was indicated in any such ESA, then at least one of the following statements is true: (A) an amount reasonably estimated by a reputable environmental consultant to be sufficient to cover the estimated cost to cure any material noncompliance with applicable environmental laws or the Environmental Condition has been escrowed by the related Mortgagor and is held or controlled by the related lender; (B) if the only Environmental Condition relates to the presence of asbestos-containing materials, radon in indoor air, lead based paint or lead in drinking water, and the only recommended action in the ESA is the institution of such a plan, an operations or maintenance plan has been required to be instituted by the related Mortgagor that can reasonably be expected to mitigate the identified risk; (C) the Environmental Condition identified in the related environmental report was remediated or abated in all material respects prior to the Cut-Off Date, and, if and as appropriate, a no further action or closure letter was obtained from the applicable governmental regulatory authority (or the Environmental Condition affecting the related Mortgaged Property was otherwise listed by such governmental authority as “closed” or a reputable environmental consultant has concluded that no further action is required); (D) a secured creditor environmental policy or a pollution legal liability insurance policy that covers liability for the Environmental Condition was obtained from an insurer rated no less than A- (or the equivalent) by Moody’s, S&P and/or Fitch; (E) a party not related to the Mortgagor was identified as the responsible party for such Environmental Condition and such responsible party has financial resources reasonably estimated to be adequate to address the situation; or (F) a party related to the Mortgagor having financial resources reasonably estimated to be adequate to address the situation is required to take action. To the Mortgage Loan Seller’s knowledge, except as set forth in the ESA, there is no Environmental Condition (as such term is defined in ASTM E1527-13 or its successor) at the related Mortgaged Property.

(41)	Appraisal. The Servicing File contains an appraisal of the related Mortgaged Property with an appraisal date within 6 months of the Mortgage Loan origination date, and within 12 months of the Closing Date. The appraisal is signed by an appraiser who is either a Member of the Appraisal Institute (“MAI”) and/or has been licensed and certified to prepare appraisals in the state where the Mortgaged Property is located. Each appraiser has represented in such appraisal or in a supplemental letter that the appraisal satisfies the requirements of the “Uniform Standards of Professional Appraisal Practice” as adopted by the Appraisal Standards Board of the Appraisal Foundation and has certified that such appraiser had no interest, direct or indirect, in the Mortgaged Property or the Mortgagor or in any loan made on the security thereof, and its compensation is not affected by the approval or disapproval of the Mortgage Loan.

(42)	Mortgage Loan Schedule. The information pertaining to each Mortgage Loan which is set forth in the mortgage loan schedule attached as an exhibit to the related Mortgage Loan Purchase Agreement is true

E-1A-13

and correct in all material respects as of the Cut-off Date and contains all information required by the Mortgage Loan Purchase Agreement to be contained therein.

(43)	Cross-Collateralization. No Mortgage Loan is cross-collateralized or cross-defaulted with any mortgage loan that is outside the Trust, except as set forth on Schedule E-1A-3.

(44)	Hospitality Provisions. The Mortgage Loan documents for each Mortgage Loan that is secured by a hospitality property operated pursuant to a franchise or license agreement includes an executed comfort letter or similar agreement signed by the related Mortgagor and franchisor or licensor of such property that, subject to the applicable terms of such franchise or license agreement and comfort letter or similar agreement, is enforceable by the Trust (or, in the case of an Outside Serviced Mortgage Loan, by the related Other Securitization Trust) against such franchisor or licensor either (A) directly or as an assignee of the originator, or (B) upon the Mortgage Loan Seller’s or its designee’s providing notice of the transfer of the Mortgage Loan to the Trust (or, in the case of an Outside Serviced Mortgage Loan, by the seller of the note which is contributed to the related Other Securitization Trust or its designee providing notice of the transfer of such note to the related Other Securitization Trust) in accordance with the terms of such executed comfort letter or similar agreement, which the Mortgage Loan Seller or its designee (except in the case of an Outside Serviced Mortgage Loan) shall provide, or if neither (A) nor (B) is applicable, except in the case of an Outside Serviced Mortgage Loan, the Mortgage Loan Seller or its designee shall apply for, on the Trust’s behalf, a new comfort letter or similar agreement as of the Closing Date. The mortgage or related security agreement for each Mortgage Loan secured by a hospitality property creates a security interest in the revenues of such property for which a UCC financing statement has been filed in the appropriate filing office. For the avoidance of doubt, no representation is made as to the perfection of any security interest in revenues to the extent that possession or control of such items or actions other than the filing of Uniform Commercial Code financing statements is required to effect such perfection.

(45)	Advance of Funds by the Mortgage Loan Seller. After origination, no advance of funds has been made by the Mortgage Loan Seller to the related Mortgagor other than in accordance with the Loan Documents, and, to the Mortgage Loan Seller’s knowledge, no funds have been received from any person other than the related Mortgagor or an affiliate for, or on account of, payments due on the Mortgage Loan (other than as contemplated by the Loan Documents, such as, by way of example and not in limitation of the foregoing, amounts paid by the tenant(s) into a lender-controlled lockbox if required or contemplated under the related lease or Loan Documents). Neither the Mortgage Loan Seller nor any affiliate thereof has any obligation to make any capital contribution to any Mortgagor under a Mortgage Loan, other than contributions made on or prior to the Closing Date.

(46)	Compliance with Anti-Money Laundering Laws. The Mortgage Loan Seller has complied in all material respects with all applicable anti-money laundering laws and regulations, including without limitation the USA Patriot Act of 2001 with respect to the origination of the Mortgage Loan, the failure to comply with which would have a material adverse effect on the Mortgage Loan.

For purposes of these representations and warranties, the phrases “the Mortgage Loan Seller’s knowledge” or “the Mortgage Loan Seller’s belief” and other words and phrases of like import mean, except where otherwise expressly set forth in these representations and warranties, the actual state of knowledge or belief of the Mortgage Loan Seller, its officers and employees directly responsible for the underwriting, origination, servicing or sale of the Mortgage Loans regarding the matters expressly set forth in these representations and warranties.

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SCHEDULE E-1A-1 to ANNEX E-1A

LOANS WITH EXISTING MEZZANINE DEBT

Loan No.	CREFI Mortgage Loans	GACC Mortgage Loans
1	—	Burlingame Point
5	—	Amazon Seattle
6	4500 Academy Road Distribution Center	—

E-1A-15

SCHEDULE E-1A-2 to ANNEX E-1A

MORTGAGE LOANS WITH RESPECT TO WHICH

MEZZANINE DEBT IS PERMITTED IN THE FUTURE

Loan No.	CREFI Mortgage Loans	GACC Mortgage Loans
21	—	Truax Office
35	Pepsi Distribution Center	—

E-1A-16

SCHEDULE E-1A-3 to ANNEX E-1A

CROSSED MORTGAGE LOANS

None

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(THIS PAGE INTENTIONALLY LEFT BLANK)

ANNEX E-1B

EXCEPTIONS TO SPONSOR REPRESENTATIONS AND WARRANTIES

(Citi Real Estate Funding Inc.)

The exceptions to the representations and warranties set forth below are listed by the number of the related representation and warranty set forth on Annex E-1A to this prospectus and the Mortgaged Property name and number identified on Annex A to this prospectus. Capitalized terms used but not otherwise defined in this Annex E-1B will have the meanings set forth in this prospectus or, if not defined in this prospectus, will have the same meanings as when used in the related Mortgage Loan Purchase Agreement.

Representation Number on Annex E-1	Mortgage Loan Name and Number as Identified on Annex A	Description of Exception

(4) Mortgage Status; Waivers and Modifications	Alabama Hilton Portfolio (Loan No. 22)

On September 1, 2020 the lender, the Registered Holders of Benchmark 2020-B17 Mortgage Trust Commercial Mortgage Pass-Through Certificates, Series 2020-B17 (together with the lender, “Holders”), through its special servicer, Midland Loan Services, and the borrowers entered into a Forbearance and Modification Agreement whereby the Holders agreed to forbear exercising certain rights and remedies arising from the borrowers’ existing default(s) under the Mortgage Loan documents for a period of nine months through and including June 1, 2021. The Forbearance and Modification Agreement also deferred certain of the borrowers’ obligations, including, without limitation, (A) the obligation to pay the principal portion of the monthly debt service payment amount, (B) the obligation to pay (x) any late fees owed by under the loan documents as a result of the existing defaults, and (y) any interest accrued at the default rate in excess of the interest accrued at the usual interest rate from the date of the existing defaults through the end of the forbearance period, and (C) the obligation to pay the monthly FF&E reserve deposit. Beginning June 1, 2021, the loan will be subject to a cash trap during which all excess cash flow funds will be used to reimburse such deferred principal and deferred FF&E. If such excess cash flow funds deposited through the December 2021 monthly payment date are insufficient to fully reimburse the deferred principal and deferred FF&E to Holders, the borrowers and related guarantors must pay any deficiencies to, and fully reimburse, Holders no later than December 31, 2021.

(6) Permitted Liens; Title Insurance	4500 Academy Road Distribution Center (Loan No. 6)

The sole tenant at the Mortgaged Property, Academy, Ltd., has a has a right of first refusal to purchase the Mortgaged Property if the landlord receives a bona fide third party offer for the purchase of the Mortgaged Property or in the direct or indirect ownership of all or substantially all of the ownership interests in Landlord. Such right of first refusal is inapplicable at a foreclosure or a conveyance to lender or an affiliate of lender in lieu of foreclosure. Pursuant to a subordination, non-disturbance and attornment agreement, Academy, Ltd. has

E-1B-1

Representation Number on Annex E-1	Mortgage Loan Name and Number as Identified on Annex A	Description of Exception

agreed that such right of first refusal will be expressly inapplicable to the first transfer of the Mortgaged Property by lender following lender’s acquisition of the Mortgaged Property by foreclosure or conveyance in lieu of foreclosure.

(6) Permitted Liens; Title Insurance	All World Storage Romeoville (Loan No. 24)

The lease for a 1,200 square foot portion of the premises, which would account for approximately 0.4% of the net rentable area at the Mortgaged Property grants a tenant, NCWPCS MPL 26 – Year Sites Tower Holdings LLC, a right of first refusal to purchase the underlying lease agreement upon the landlord’s receipt of an offer to purchase the Mortgaged Property from any person or entity that owners towers or other wireless telecommunications facilities.

(6) Permitted Liens; Title Insurance	Walgreens Snellville (Loan No. 46)

The lease for the sole tenant at the Mortgaged Property, Walgreen Co., provides such tenant with a right of first offer to purchase the Mortgaged Property upon the borrower’s election to sell the Mortgaged Property. Pursuant to a subordination, non-disturbance and attornment agreement, Walgreen Co. has agreed that such right of first refusal will be expressly inapplicable to any foreclosure of the related mortgage, deed-in-lieu thereof, or any other enforcement of the mortgage.

(6) Permitted Liens; Title Insurance	Walgreens - Newberg OR (Loan No. 47)

The lease for the sole tenant at the Mortgaged Property, Walgreen Co., provides such tenant with a right of first offer to purchase the Mortgaged Property upon the borrower’s election to sell the Mortgaged Property. Pursuant to a subordination, non-disturbance and attornment agreement, Walgreen Co. has agreed that such right of first refusal will be expressly inapplicable to any foreclosure of the related mortgage, deed-in-lieu thereof, or any other enforcement of the mortgage.

(10) Condition of Property	Alabama Hilton Portfolio (Loan No. 22)

The date of the property condition reports for each individual Mortgaged Property is November 19, 2019 which is more than 12 months prior to the Closing Date. Such property condition reports were based upon inspections made at each individual Mortgaged Property on November 13, 2019, which date is more than 12 months prior to the Closing Date.

(12) Condemnation	100 East California Ave (Loan No. 17)

The borrowers previously owned approximately 250 square feet of unimproved real property adjacent to the Mortgaged Property which was transferred to the California Department of Transportation (“CA DOT”) at origination of the Mortgage Loan in lieu of condemnation proceedings. The CA DOT required the transferred property for purposes related to the installation of handicap accessibility ramps. We cannot assure you that there is no further proceeding threatened for the partial condemnation of such Mortgaged Property in connection with the foregoing purposes.

(14) Escrow Deposits	Alabama Hilton Portfolio (Loan No. 22)

The borrowers defaulted under the loan documents, which default included the borrowers’ failing to make the principal and interest payments due under the loan documents in May, June and July of 2020. A foreclosure action was initiated following which the borrower made each of the missed payments in July 2020 in order to delay the foreclosure. On

E-1B-2

Representation Number on Annex E-1	Mortgage Loan Name and Number as Identified on Annex A	Description of Exception

September 1, 2020 the lender, the Holders, through the special servicer, Midland Loan Services, and the borrower entered into a forbearance and modification agreement whereby the Holders agreed to forbear exercising certain rights and remedies arising from the borrowers’ existing default(s) under the Mortgage Loan documents for a period of nine months through and including June 1, 2021. The forbearance and modification agreement also deferred certain of the borrowers’ obligations, including, without limitation, the obligation to make the monthly FF&E reserve deposit, were deferred for a period of nine months through and including June 1, 2021.

(16) Insurance	All CREFI Mortgage Loans

The Mortgage Loan documents may permit the related Mortgagor to cause the insurance required at the related Mortgaged Property under the Mortgage Loan documents to be maintained by a tenant at the related Mortgaged Property.

(16) Insurance	Culver City Fee (Loan No. 12)

The related ground lease dated June 3, 2021 between the borrower, as landlord, and Culver City Tenant, LLC, as tenant, require insurance proceeds in respect of a property loss not exceeding $1,500,000.00 (which amount represents approximately 4.5% of the outstanding principal balance of the mortgage loan as of the cut-off date) to be applied to the repair or restoration of all or part of the related Mortgaged Property, with the tenant having the right to hold and disburse such proceeds as the repair or restoration progresses.

(16) Insurance	iPark 84 Innovation Center (Loan No. 16)

The borrower is permitted to maintain the general liability coverage required under the mortgage loan documents with Starr Indemnity & Liability Company (rated “A:XV” by AM Best), provided that (x) the AM Best rating of Starr Indemnity & Liability Company as of the date of origination of the mortgage loan is not withdrawn or downgraded below that existing on the date of origination (y) at renewal of the current policy term on September 1, 2021, the borrower must replace Starr Indemnity & Liability Company with an insurance companies meeting the rating requirements.

(16) Insurance	Pepsi Distribution Center (Loan No. 35)

So long as a Lease (as defined in the mortgage) is in full force and effect, the borrower will not be required to maintain insurance in accordance with the Mortgage Loan documents for so long as any person occupying any portion of the Mortgaged Property under a Lease or other occupancy agreement maintains insurance policies on the Mortgaged Property that satisfy the requirements set forth in the Mortgage Loan documents (the “Pepsi Policies”). The Pepsi Policies’ (including but not limited to terrorism, named storm, wind, flood and earthquake) deductible is $1,000,000, which deductible may be considered not to be customary. The Mortgage Loan documents provide loss recourse against the related borrower and guarantor for the amount by which any deductible and/or self-insured retention for any Pepsi Policy (whether such maintained by the borrower or P-Americas, LLC) exceeds $250,000.00 per claim.

E-1B-3

Representation Number on Annex E-1	Mortgage Loan Name and Number as Identified on Annex A	Description of Exception

(16) Insurance	Walgreens Snellville (Loan No. 46)

The Mortgage Loan documents permit the sole tenant, Walgreens, provided such tenant’s lease is in effect, to maintain the property insurance required pursuant to the Mortgage Loan documents through self-insurance, so long as certain conditions are met, including, without limitation, (i) no default beyond any applicable notice and cure period has occurred and is continuing under the Walgreens lease, (ii) Walgreens, or any guarantor under the related lease, remains fully liable for the obligations and liabilities under the related lease and maintains a rating from S&P of at least “BBB”, (iii) Walgreens maintains, either through a program of self-insurance or otherwise, the insurance required to be maintained by it under the Walgreens’s lease and (iv) Walgreens is required under the related lease to name the lender and borrower as additional insured under the commercial general liability insurance policies or self-insurance required under the lease (inclusive of any required umbrella/excess liability),

(16) Insurance	Walgreens - Newberg OR (Loan No. 47)

The Mortgage Loan documents permit the sole tenant, Walgreens Co., provided such tenant’s lease is in effect, to maintain the property insurance required pursuant to the Mortgage Loan documents through self-insurance, so long as certain conditions are met, including, without limitation, (i) no default beyond any applicable notice and cure period has occurred and is continuing under the Walgreens Co. lease, (ii) Walgreens Co. remains fully liable for the obligations and liabilities under the related lease and maintains a rating from S&P of at least “BBB”, (iii) Walgreens Co. maintains, either through a program of self-insurance or otherwise, the insurance required to be maintained by it under the Walgreens Co.’s lease and (iv) Walgreens Co. is required under the related lease to name the lender and borrower as additional insured under the commercial general liability insurance policies or self-insurance required under the lease (inclusive of any required umbrella/excess liability),

(24) Local Law Compliance	iPark 84 Innovation Center (Loan No. 16)	The borrower did not deliver a final zoning report at origination of the Mortgage Loan. The borrower is required to deliver a final zoning report by May 28, 2021.
(24) Local Law Compliance (25) Licenses and Permits	Upper West Side and Brooklyn Heights Portfolio (Loan No. 7)

At origination of the Mortgage Loan, the 219 W. 71st St. Mortgaged Property did not have a final certificate of occupancy. The Mortgage Loan documents require that the borrower diligently and in good faith pursue completion of all of the conditions required for the issuance of the new certificates of occupancy.

Certain of the Mortgaged Properties are subject to open building code violations. The related mortgagor is required to remediate all fire, emergency repair, Class C and life-safety related violations within one hundred eighty (180) days of the origination date of the Mortgage Loan, and to remediate all other violations identified in the Mortgage Loan documents

E-1B-4

Representation Number on Annex E-1	Mortgage Loan Name and Number as Identified on Annex A	Description of Exception

within three hundred sixty-five (365) days of the origination date of the Mortgage Loan.

(25) Licenses and Permits	335 West 16th Street (Loan No. 11)

At origination of the Mortgage Loan, the sole tenant at the related Mortgaged Property did not have a valid certificate of occupancy. The Mortgage Loan documents require that the borrower obtain a temporary certificate of occupancy on or before July 21, 2021, and, upon obtaining a temporary certificate of occupancy, thereafter pursue obtaining a permanent certificate of occupancy in a diligent and commercially reasonable manner.

(26) Recourse Obligations	All CREFI Mortgage Loans	The Mortgage Loan documents with respect to certain of the Mortgage Loans provide loss recourse for any material breach of the environmental covenants contained in the Mortgage Loan documents.

(26) Recourse Obligations	4500 Academy Road Distribution Center (Loan No. 6)

Only the related borrower, and not the non-recourse carveout guarantor, is liable for breaches of environmental covenants, and the related borrower is the only party liable under the environmental indemnity.

(29) Acts of Terrorism Exclusion	iPark 84 Innovation Center (Loan No. 16)	The exceptions to No. 16 are incorporated herein.

(31) Single-Purpose Entity	252 Atlantic Avenue (Loan No. 18)	No non-consolidation opinion was delivered in connection with the origination of the Mortgage Loan.

(31) Single-Purpose Entity	Alabama Hilton Portfolio (Loan No. 22)

The forbearance and modification agreement dated September 1, 2020 permitted the borrower to incur an unsecured loan pursuant to the Paycheck Protection Program administered by the United States Small Business Administration in accordance with the Coronavirus Aid, Relief, and Economic Security Act of 2020, in the amount of approximately $502,294.00.

(31) Single-Purpose Entity	500 W 190th (Loan No. 29)

One of the related borrowers previously owned certain other unrelated property in addition to the collateral for the related Mortgage Loan. The Mortgage Loan is recourse to the related Borrower for losses in connection with the prior ownership of such other unrelated property.

(32) Defeasance	Alabama Hilton Portfolio (Loan No. 22)

The Mortgage Loan documents provide that the Mortgage Loan may be defeased in its entirety at any time after the earlier to occur of (i) the date that is two (2) years from the “startup day” (within the meaning of Section 860G(a)(9) of the IRS Code) of the REMIC Trust established in connection with the last securitization involving any portion of or interest in the Mortgage Loan, and (ii) January 24, 2023, which date is within two years following the Closing Date.

Pursuant to a declaration forming a separate REMIC to hold the related Mortgage Loan, the related Mortgage Loan may be defeased commencing on the day following January 24, 2023, which will be more than two years from the start-up date of such separate REMIC but may be within two years of the Closing Date.

E-1B-5

Representation Number on Annex E-1	Mortgage Loan Name and Number as Identified on Annex A	Description of Exception

(37) No Material Default; Payment Record	Alabama Hilton Portfolio (Loan No. 22)

The borrowers defaulted under the loan documents, which default included the borrowers’ failing to make the principal and interest payments due under the loan documents in May, June and July of 2020. A foreclosure action was initiated following which the borrower made each of the missed payments in July 2020 in order to delay the foreclosure. On September 1, 2020 the lender, the Holders, through the special servicer, Midland Loan Services, and the borrower entered into a forbearance and modification agreement whereby the Holders agreed to forbear exercising certain rights and remedies arising from the borrowers’ existing default(s) under the Mortgage Loan documents for a period of nine months through and including June 1, 2021. The forbearance and modification agreement also deferred certain of the borrowers’ obligations, including, without limitation, (A) the obligation to pay the principal portion of the monthly debt service payment amount, (B) the obligation to pay (x) any late fees owed by under the loan documents as a result of the existing defaults, and (y) any interest accrued at the default rate in excess of the interest accrued at the usual interest rate from the date of the existing defaults through the end of the forbearance period, and (C) the obligation to pay the monthly FF&E reserve deposit. Beginning June 1, 2021, the loan will be subject to a cash trap during which all excess cash flow funds will be used to reimburse such deferred principal and deferred FF&E. If such excess cash flow funds deposited through the December 2021 monthly payment date are insufficient to fully reimburse the deferred principal and deferred FF&E to Holders, the borrower and related guarantors must pay any deficiencies to, and fully reimburse, Holders no later than December 31, 2021.

(39) Organization of Borrower	All World Storage Romeoville (Loan No. 24)	The related mortgagors are affiliated.

ABC Self Storage (Loan No. 45)
(41) Appraisal	Union Square Mixed Use Portfolio (Loan No.13)

The 18 East 14th Street, 20 East 14th Street, and 17 East 13th Street Mortgaged Properties were appraised as a single economic unit, and as such, the Servicing File does not contain an individual appraisal of the related Mortgaged Properties.

E-1B-6

EXCEPTIONS TO SPONSOR REPRESENTATIONS AND WARRANTIES

(German American Capital Corporation)

The exceptions to the representations and warranties set forth below are listed by the number of the related representation and warranty set forth on Annex E-1A to this prospectus and the Mortgaged Property name and number identified on Annex A to this prospectus. Capitalized terms used but not otherwise defined in this Annex E-1B will have the meanings set forth in this prospectus or, if not defined in this prospectus, will have the same meanings as when used in the related Mortgage Loan Purchase Agreement.

Representation Number on Annex E-1A	Mortgaged Property Name and Mortgage Loan Number as Identified on Annex A	Description of Exception

(5) Lien; Valid Assignment (6) Permitted Liens; Title Insurance	Burlingame Point (Loan No. 1)

The California State Lands Commission leases to the Mortgagor rights of way over three parcels that are adjacent to the Mortgaged Property. The lease does not grant the Mortgagor exclusive use or occupancy of the Mortgaged Property. Access to the office buildings on the Mortgaged Property does not depend on the lease because the applicable roads are public rights of way. The Mortgage Loan documents contain a springing lien on the leasehold interest at such time as the California State Lands Commission consents to the lien of the Mortgage thereon, which consent the Mortgagor is obligated to use commercially reasonable efforts to obtain post-origination.

(5) Lien; Valid Assignment (6) Permitted Liens; Title Insurance	Burlingame Point (Loan No. 1)

The sole tenant, Facebook, has a right of first offer to purchase all or any portion of the Mortgaged Property in the event of a proposed sale of such portion of the Mortgaged Property. The right of first offer does not apply to a transfer of the Mortgaged Property in connection with a foreclosure or deed-in-lieu of foreclosure.

(5) Lien; Valid Assignment (6) Permitted Liens; Title Insurance	Amazon Seattle (Loan No. 5)

The lease with Amazon.com Services LLC (“Amazon”) grants Amazon an ongoing right of first refusal (“ROFR”) to purchase Unit 2 of the condominium relating to the Mortgaged Property or any other condominium unit owned by the Mortgagor, when the Mortgagor has received an offer to sell such unit to certain competitors of Amazon listed in its lease as “Restricted Co-Tenancies” (which list Amazon has the right to change from time to time).

In a subordination, non-disturbance and attornment agreement received by the lender, Amazon agreed that the ROFR was not applicable to a foreclosure of the mortgage, a deed-in-lieu thereof or the first sale of the Mortgaged Property after a foreclosure or deed-in-lieu thereof.

E-1B-7

Representation Number on Annex E-1A	Mortgaged Property Name and Mortgage Loan Number as Identified on Annex A	Description of Exception

(5) Lien; Valid Assignment (6) Permitted Liens; Title Insurance	O’Reilly Auto Parts Portfolio (Loan No. 9)

The master tenant of the Mortgaged Properties, O’Reilly Automotive Stores, Inc., has a right of first offer to purchase the Mortgaged Properties or a controlling interest in the landlord if the landlord elects to sell. The master lease provides that such right of first offer shall not apply to a foreclosure of any of the Mortgages or the delivery to the lender of a deed-in-lieu of foreclosure, and shall not survive any such foreclosure or deed-in-lieu of foreclosure. In addition, the master tenant executed subordination, non-disturbance and attornment agreements which provide that the right of first offer will not be exercisable in connection with (i) a purchase of the Mortgaged Properties (or any portion thereof) at a foreclosure sale or (ii) a transfer of the Mortgaged Properties (or any portion thereof) to lender or its designee pursuant to a deed-in-lieu of foreclosure.

(5) Lien; Valid Assignment (6) Permitted Liens; Title Insurance	Residence Inn Florence (Loan No. 33)

The related franchisor, Marriott International, Inc. has a right of first refusal to purchase the Mortgaged Property if the Mortgagor seeks to transfer the Mortgaged Property to a “Competitor” (as defined in the franchise agreement) of the franchisor. Such right of first refusal would apply to a foreclosure or deed in lieu of foreclosure.

(5) Lien; Valid Assignment (6) Permitted Liens; Title Insurance	Greenpoint Portfolio (Loan No. 38)

The retail tenant at the 195 Nassau Avenue Mortgaged Property has a right of first refusal to purchase such Mortgaged Property. The retail tenant provided an estoppel in which it acknowledges and agrees that such right is inapplicable to a foreclosure of the related Mortgage or acquisition of such Mortgaged Property in lieu of foreclosure, and to any subsequent sale by the lender or its assignee or designee to a third party.

(10) Condition of Property	Residence Inn Florence (Loan No. 33)

The property condition report for the Mortgaged Property is dated more than 12 months prior to the Cut-off Date. In addition, the Mortgaged Property was most recently inspected on a date which was more than 12 months prior to the Cut-off Date.

(16) Insurance	Amazon Seattle (Loan No. 5)

The property deductible is $100,000; provided, however, that a $500,000 deductible is acceptable until the earlier to occur of (I) the date that is 12 months after the loan origination date, (II) the completion of the “Construction Work” (as defined in the Purchase Agreement dated as of March 19, 2021 between the seller of the Mortgaged Property and the Mortgagor, as amended March 29, 2021 and March 31, 2021) and (III) KKR Real Estate Select Trust Inc. (or a KKR Managed Vehicle, as defined in the loan documents) no longer owning, directly or indirectly, at least 50.1% of the equity interests in the Mortgagor and the related mezzanine Mortgagor, after which, the deductible must return to $100,000.

(16) Insurance	O’Reilly Auto Parts Portfolio (Loan No. 9)

The Mortgage Loan permits the Mortgagor to rely on the insurance of the master tenant, O’Reilly Automotive Stores, Inc. provided certain conditions are satisfied, as more fully described in the exception to Representation 29.  Such insurance may have a deductible of up to $500,000.

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Representation Number on Annex E-1A	Mortgaged Property Name and Mortgage Loan Number as Identified on Annex A	Description of Exception

(16) Insurance	Mission Promenade (Loan No. 32)

The Mortgaged Property consists of a condominium unit in a condominium. In the event of a casualty, the lender does not have the right to hold and disburse proceeds as the repair or restoration progresses; rather, the condominium association agreed in an estoppel that all insurance proceeds will be held by an insurance trustee with a credit rating of at least “A2” / “P-1” or better by Moody’s or equivalent by the relevant rating agencies.

In the event of a casualty, insurance proceeds are not required to be applied toward restoration of the Mortgaged Property in the event of a casualty in an amount equal to 50% or more of the total value of the entire improvements on the condominium property unless 67% of the residential unit owners and 67% of the commercial unit owners vote for restoration. If the Mortgaged Property is not restored following a casualty, insurance proceeds are required to be distributed to the unit owners (or their lenders, if there is any encumbrance on any unit).

In addition, the Mortgaged Property is subject to a Declaration of Covenants, Conditions and Restrictions with the Redevelopment Agency of the City of Pomona (the “Agency”) which provides that if the Mortgaged Property is abandoned or if the owner of the Mortgaged Property fails to respond to the Agency within thirty days from the date notice is mailed by the Agency to the property owner that the insurance carrier offers to settle a claim for insurance benefits, the Agency is authorized, at its option, to collect and apply the insurance proceeds either to restoration or repair of the Mortgaged Property.

(16) Insurance	El Sueno Portfolio (Loan No. 41)

The Mortgaged Properties (or a portion thereof) are located in a special flood hazard area; however, the Mortgagor was not required to obtain flood insurance in excess of the amount of insurance available under the National Flood Insurance Program.

(24) Local Law Compliance	El Sueno Portfolio (Loan No. 41)

With respect to the Estrella, Sandia, Sunland and Kay’s Place Mortgaged Properties, the current use of the Mortgaged Properties as dwellings and/or  mobile home communities is not a conforming use under the applicable zoning regulations. The use of the Estrella and Sandia Mortgaged Properties is permitted to be continued until 2048, and thereafter must terminate. The use of the Kay’s Place Mortgaged Property can be continued unless there is a casualty in excess of 50% of the replacement value, at which time the use is required to be in conformance with the applicable zoning code. The use of the Sunland Mortgaged Property can be continued until 2031, and thereafter must terminate.

(25) Licenses and Permits	Amazon Seattle (Loan No. 5)

There is a certificate of occupancy for the building as a whole, but certificates of occupancy for certain portions of the space leased to Amazon and certain retail spaces, including the Knot Springs space, will need to be obtained once the tenant improvements in each space are complete.

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Representation Number on Annex E-1A	Mortgaged Property Name and Mortgage Loan Number as Identified on Annex A	Description of Exception

(26) Recourse Obligations	Amazon Seattle (Loan No. 5)

The guarantor’s liability for bankruptcy-related events under the non-recourse carveout guaranty is limited to 20% of the outstanding principal balance of the Mortgage Loan, plus reasonable out of pocket costs and expenses actually incurred by the lender in the enforcement of the guaranty and the preservation of the lender’s rights thereunder. For so long as an acceptable PLL Policy (as defined in the environmental indemnity agreement) is in place, the liability of the guarantor under the environmental indemnity is limited to any losses that are excluded from coverage under the PLL Policy.

(26) Recourse Obligations	All GACC Mortgage Loans	In most cases, the Mortgage Loans being sold by German American Capital Corporation do not provide for recourse for misapplication of rents, insurance proceeds or condemnation awards.

(27) Mortgage Releases	Amazon Seattle (Loan No. 5)

Mortgagor may sell condominium units 1 and 3 included in the Mortgaged Property (the “Release Property”) after the 24th monthly payment date under the Mortgage Loan upon certain conditions and the payment of the “Release Amount” of $37,800,000; provided, however if the Mortgage Loan is included in a REMIC Trust, and the loan-to-value ratio exceeds 125% immediately after the release, then the release will not be permitted unless the Mortgagor pays down the principal balance of the Mortgage Loan by an amount not less than the greater of (A) $37,800,000 or (B) the least of one of the following amounts: (i) if the Release Property is sold, the net proceeds of an arm’s-length sale of the Release Property to an unrelated person or entity, (ii) the fair market value of the Release Property at the time of the release, or (iii) an amount such that the loan-to-value ratio of the Mortgage Loan as so determined by the lender after the release is not greater than the loan-to-value ratio of the Mortgage Loan immediately prior to the release, unless the lender receives an opinion of counsel that, if clause (B) is not followed, the securitization will not fail to maintain its status as a REMIC as a result of the release.

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Representation Number on Annex E-1A	Mortgaged Property Name and Mortgage Loan Number as Identified on Annex A	Description of Exception

(29) Acts of Terrorism Exclusion	O’Reilly Auto Parts Portfolio (Loan No. 9)

Notwithstanding that the Mortgage Loan documents include a provision requiring the Mortgagor to maintain insurance that does not exclude acts of terrorism or, if such coverage is excluded, coverage for acts of terrorism under a separate terrorism insurance policy, the Mortgagor will be deemed in compliance with insurance requirements set forth in the loan documents, to the extent that (i) the master lease between the Mortgagor and O’Reilly Automotive Stores, Inc. (the “Master Tenant,” and such master lease, the “Master Lease”) is in full force and effect, (ii) no default beyond any applicable notice and/or cure period has occurred and is continuing under the Master Lease, (iii) the Master Tenant remains fully liable for the obligations and liabilities under the Master Lease, (iv) the Master Lease will remain in full force and effect following a casualty, (v) Master Tenant maintains coverage for the Mortgaged Properties that meets the requirements set forth in the loan documents (other than insurance against terrorist acts and provided that the property deductible may be up to $500,000 and the insurance may be provided by insurers rated “A-VIII by AM Best, rather than by insurers rated “A” by S&P”), including without limitation, naming the lender as mortgagee/loss payee on all property policies and additional insured on all liability policies, and (vi) Mortgagor shall have provided to the lender certificates of insurance or other evidence satisfactory to the lender that Master Tenant maintains in full force and effect such insurance.  Accordingly, for as long as the above-listed conditions are satisfied by the Master Tenant, neither the Mortgagor nor the Master Tenant is required to maintain terrorism insurance coverage. However, in the event of a casualty or condemnation event, to the extent the master lease requires restoration, the Master Tenant is liable for all costs of restoration to the extent that the costs exceed any insurance proceeds received.

(29) Acts of Terrorism Exclusion	All GACC Mortgage Loans	All exceptions to Representation 16 are also exceptions to this Representation 29.

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Representation Number on Annex E-1A	Mortgaged Property Name and Mortgage Loan Number as Identified on Annex A	Description of Exception

(31) Single-Purpose Entity	O’Reilly Auto Parts Portfolio (Loan No. 9)

Mortgagor is a recycled SPE that previously owned property other than the Mortgaged Properties. The previously-owned property consisted of (i) an estate for years in an O’Reilly Auto Parts store and premises located in Sand Springs, Oklahoma that were taken by a governmental authority pursuant to a condemnation (such store and premises, the “Prior Owned Property”) and (ii) one hundred percent (100%) of the equity interest in Edsel Remainder I, LLC (the “Prior Owned Equity Interest”), which entity had owned the remainder interest in each of the Mortgaged Properties (as ownership of each of the Mortgaged Properties was previously divided into an estate for years and a remainder interest). With respect to the Prior Owned Property, before the loan closing, an environmental regulatory database review was completed and no environmental issues were identified. With respect to the Prior Owned Equity Interest, before the loan closing, the Mortgagor consolidated the estate for years interest and the remainder interest for each of the Mortgaged Properties, with Mortgagor holding title to the Mortgaged Properties in fee simple, and Edsel Remainder I, LLC was dissolved and customary searches were conducted on Edsel Remainder I, LLC with no issues identified. The loan documents include recycled entity representations and warranties.  Mortgagor and guarantor have recourse liability for losses suffered by the lender for a breach of such recycled entity representations and warranties; and full recourse for the loan obligations in the event of a breach thereof if any such failure is cited by a court of competent jurisdiction in a final non-appealable judgment as a contributing factor in Mortgagor becoming a debtor in any Bankruptcy Action (as defined in the loan agreement) or a substantive consolidation of the assets of Mortgagor with any other person or entity. Additionally, Mortgagor and guarantor have recourse liability for any losses suffered by the lender relating to the Prior Owned Property and/or the Prior Owned Equity Interest. A non-consolidation opinion was also obtained at loan closing.

(32) Defeasance	Residence Inn Florence (Loan No. 33)

A REMIC declaration was made with respect to the related Mortgage Loan on March 4, 2021, forming a separate REMIC to hold the related Mortgage Loan. The related Mortgage Loan may be defeased commencing on March 5, 2023, which will be more than two years from the start-up date of such separate REMIC but will be within two years of the Closing Date.

(34) Ground Leases	Burlingame Point (Loan No. 1)

The California State Lands Commission leases to the Mortgagor rights of way over three parcels that are adjacent to the Mortgaged Property. The lease does not grant the Mortgagor exclusive use or occupancy of the Mortgaged Property. Access to the office buildings on the Mortgaged Property does not depend on the lease because the applicable roads are public rights of way. The Mortgage Loan documents contain a springing lien on the leasehold interest at such time as the California State Lands Commission consents to the lien of the Mortgage thereon, which consent the Mortgagor is obligated to use commercially reasonable efforts to obtain post-origination.

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Representation Number on Annex E-1A	Mortgaged Property Name and Mortgage Loan Number as Identified on Annex A	Description of Exception

(37) No Material Default; Payment Record	All GACC Mortgage Loans

With respect to any covenants under the related Mortgage Loan that require the Mortgagor to ensure a tenant or Mortgaged Property is operating or to enforce the terms of leases, the Mortgagor may be in default of one or more of such covenants due to closures mandated or recommended by governmental authorities and moratoriums imposed by governmental authorities on real estate remedies or due to the Mortgagor forbearing to enforce rent payment obligations on tenants failing to pay rent as a result of such closures.

(41) Appraisal	Residence Inn Florence (Loan No. 33)	The date of the appraisal for the Mortgaged Property is more than 12 months prior to the Closing Date.

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ANNEX E-2A

SPONSOR REPRESENTATIONS AND WARRANTIES
(Goldman Sachs Mortgage Company)

GSMC (referred to as the related “Mortgage Loan Seller” in the representations and warranties below) will make, as of the Cut-off Date or such other date as set forth below, with respect to each GSMC Mortgage Loan that we (referred to as the “Purchaser” in the representations and warranties below) include in the Issuing Entity, representations and warranties generally to the effect set forth below. The exceptions to the representations and warranties set forth below are identified on Annex E-2B to this prospectus. Capitalized terms used but not otherwise defined in this Annex E-2A will have the meanings set forth in this prospectus or, if not defined in this prospectus, in the related Mortgage Loan Purchase Agreement.

The related Mortgage Loan Purchase Agreement, together with the related representations and warranties (subject to the exceptions thereto), serves to contractually allocate risk between GSMC, on the one hand, and the Issuing Entity (referred to as the “Trust” in the representations and warranties below), on the other. We present the related representations and warranties set forth below for the sole purpose of describing some of the terms and conditions of that risk allocation. The presentation of representations and warranties below is not intended as statements regarding the actual characteristics of the GSMC Mortgage Loans, the related Mortgaged Properties or other matters. We cannot assure you that the GSMC Mortgage Loans actually conform to the statements made in the representations and warranties that we present below.

(1)	Whole Loan; Ownership of Mortgage Loans. Except with respect to a GSMC Mortgage Loan that is part of a Loan Combination, each GSMC Mortgage Loan is a whole loan and not a participation interest in a GSMC Mortgage Loan. Each GSMC Mortgage Loan that is part of a Loan Combination is a senior or pari passu portion of a whole loan evidenced by a senior or pari passu Mortgage Note. At the time of the sale, transfer and assignment to the Purchaser, no Mortgage Note or Mortgage was subject to any assignment (other than assignments to GSMC), participation or pledge, and GSMC had good title to, and was the sole owner of, each GSMC Mortgage Loan free and clear of any and all liens, charges, pledges, encumbrances, participations, any other ownership interests on, in or to such GSMC Mortgage Loan other than any servicing rights appointment, or similar agreement, any Outside Servicing Agreement with respect to a GSMC Mortgage Loan and rights of the holder of a related Companion Loan pursuant to a Co-Lender Agreement. GSMC has full right and authority to sell, assign and transfer each GSMC Mortgage Loan, and the assignment to the Purchaser constitutes a legal, valid and binding assignment of each GSMC Mortgage Loan free and clear of any and all liens, pledges, charges or security interests of any nature encumbering any GSMC Mortgage Loan other than the rights of the holder of a related Companion Loan pursuant to a Co-Lender Agreement.

(2)

Loan Document Status. Each related Mortgage Note, Mortgage, assignment of leases (if a separate instrument), guaranty and other agreement executed by or on behalf of the related mortgagor, guarantor or other obligor in connection with such GSMC Mortgage Loan is the legal, valid and binding obligation of the related mortgagor, guarantor or other obligor (subject to any non-recourse provisions contained in any of the foregoing agreements and any applicable state anti-deficiency or market value limit deficiency legislation), as applicable, and is enforceable in accordance with its terms, except (i) as such enforcement may be limited by (a) bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (b) general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law) and (ii) that certain provisions in such Mortgage Loan documents (including, without limitation, provisions requiring the payment of default interest, late fees or prepayment/yield maintenance fees, charges and/or premiums) are, or may be, further limited or rendered unenforceable by or under applicable law, but (subject to the limitations set forth in clause (i) above) such limitations or unenforceability will not render such Mortgage Loan documents invalid as a whole or materially interfere with the Mortgagee’s realization of the principal benefits and/or security provided thereby (clauses (i) and (ii) collectively, the “Standard Qualifications”).

Except as set forth in the immediately preceding sentence, there is no valid offset, defense, counterclaim or right of rescission available to the related mortgagor with respect to any of the related Mortgage Notes, Mortgages or other Mortgage Loan documents, including, without limitation, any such valid offset,

E-2A-1

defense, counterclaim or right based on intentional fraud by GSMC in connection with the origination of any GSMC Mortgage Loan, that would deny the Mortgagee the principal benefits intended to be provided by the Mortgage Note, Mortgage or other Mortgage Loan documents.

(3)

Mortgage Provisions. The Mortgage Loan documents for each GSMC Mortgage Loan contain provisions that render the rights and remedies of the holder thereof adequate for the practical realization against the related Mortgaged Property of the principal benefits of the security intended to be provided thereby, including realization by judicial or, if applicable, non-judicial foreclosure subject to the limitations set forth in the Standard Qualifications.

(4)

Mortgage Status; Waivers and Modifications. Since origination and except by written instruments set forth in the related Mortgage File or as otherwise provided in the related Mortgage Loan documents (a)(1) there has been no forbearance, waiver or modification of the material terms of the Mortgage Loan, which such forbearance, waiver or modification relates to the COVID-19 emergency, (2) as of May 28, 2021, to the knowledge of the Mortgage Loan Seller, there has been no written request from the related Mortgagor for a forbearance, waiver or modification of the material terms of the Mortgage Loan, which such request relates to the COVID-19 emergency and (3) other than as related to the COVID-19 emergency, the material terms of such Mortgage, Mortgage Note, GSMC Mortgage Loan guaranty and related Mortgage Loan documents have not been waived, impaired, modified, altered, satisfied, canceled, subordinated or rescinded in any respect which materially interferes with the security intended to be provided by such Mortgage; (b) no related Mortgaged Property or any portion thereof has been released from the lien of the related Mortgage in any manner which materially interferes with the security intended to be provided by such Mortgage or the use or operation of the remaining portion of such Mortgaged Property; and (c) neither the related Mortgagor nor the related guarantor has been released from its material obligations under the related GSMC Mortgage Loan. With respect to each Mortgage Loan, except as contained in a written document included in the related Mortgage File, there have been no modifications, amendments or waivers that could be reasonably expected to have a material adverse effect on such Mortgage Loan that have been consented to by the Mortgage Loan Seller on or after May 28, 2021.

(5)

Lien; Valid Assignment. Subject to the Standard Qualifications, each assignment of Mortgage and assignment of assignment of leases to the issuing entity (or, with respect to an Outside Serviced Mortgage Loan, to the related Outside Trustee) constitutes a legal, valid and binding assignment to the Trust (or, with respect to an Outside Serviced Mortgage Loan, to the related Outside Trustee). Each related Mortgage and assignment of leases is freely assignable without the consent of the related mortgagor. Each related Mortgage is a legal, valid and enforceable first lien on the related Mortgagor’s fee (or if identified on the mortgage loan schedule attached to the related Mortgage Loan Purchase Agreement, leasehold) interest in the related Mortgaged Property in the principal amount of such GSMC Mortgage Loan or allocated loan amount (subject only to Permitted Encumbrances (as defined below) and the exceptions to paragraph (6) set forth on Annex E-2B (each such exception, a “Title Exception”)), except as the enforcement thereof may be limited by the Standard Qualifications. Such Mortgaged Property (subject to and excepting Permitted Encumbrances and the Title Exceptions) as of origination was, and as of the Cut-off Date, to GSMC’s knowledge, is free and clear of any recorded mechanics’ liens, recorded materialmen’s liens and other recorded encumbrances which are prior to or equal with the lien of the related Mortgage, except those which are bonded over, escrowed for or insured against by a lender’s title insurance policy (as described below), and, to GSMC’s knowledge and subject to the rights of tenants (as tenants only) (subject to and excepting Permitted Encumbrances and the Title Exceptions), no rights exist which under law could give rise to any such lien or encumbrance that would be prior to or equal with the lien of the related Mortgage, except those which are bonded over, escrowed for or insured against by a lender’s title insurance policy (as described below). Notwithstanding anything in this representation to the contrary, no representation is made as to the perfection of any security interest in rents or other personal property to the extent that possession or control of such items or actions other than the filing of Uniform Commercial Code (“UCC”) financing statements is required in order to effect such perfection.

(6)

Permitted Liens; Title Insurance. Each Mortgaged Property securing a GSMC Mortgage Loan is covered by an American Land Title Association loan title insurance policy or a comparable form of loan title insurance policy approved for use in the applicable jurisdiction (or, if such policy is yet to be issued, by a pro forma policy, a preliminary title policy with escrow instructions or a “marked up” commitment, in each case binding on the title insurer) (the “Title Policy”) in the original principal amount of such GSMC

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Mortgage Loan (or with respect to a GSMC Mortgage Loan secured by multiple properties, an amount equal to at least the allocated loan amount with respect to the Title Policy for each such property) after all advances of principal (including any advances held in escrow or reserves), that insures for the benefit of the owner of the indebtedness secured by the Mortgage, the first priority lien of the Mortgage, which lien is subject only to (a) the lien of current real property taxes, water charges, sewer rents and assessments due and payable but not yet delinquent; (b) covenants, conditions and restrictions, rights of way, easements and other matters of public record; (c) the exceptions (general and specific) and exclusions set forth in such Title Policy; (d) other matters to which like properties are commonly subject; (e) the rights of tenants (as tenants only) under leases (including subleases) pertaining to the related Mortgaged Property and condominium declarations; (f) if the related GSMC Mortgage Loan constitutes a cross-collateralized GSMC Mortgage Loan, the lien of the Mortgage for another GSMC Mortgage Loan contained in the same Crossed Group; and (g) if the related GSMC Mortgage Loan is part of a Loan Combination, the rights of the holder(s) of any related Companion Loan(s) pursuant to the related Co-Lender Agreement; provided that none of items (a) through (g), individually or in the aggregate, materially and adversely interferes with the value or current use of the Mortgaged Property or the security intended to be provided by such Mortgage or the mortgagor’s ability to pay its obligations when they become due (collectively, the “Permitted Encumbrances”). Except as contemplated by clauses (f) and (g) of the preceding sentence, none of the Permitted Encumbrances are mortgage liens that are senior to or coordinate and co-equal with the lien of the related Mortgage. Such Title Policy (or, if it has yet to be issued, the coverage to be provided thereby) is in full force and effect, all premiums thereon have been paid and no claims have been made by GSMC thereunder and no claims have been paid thereunder. Neither GSMC, nor to GSMC’s knowledge, any other holder of a GSMC Mortgage Loan, has done, by act or omission, anything that would materially impair the coverage under such Title Policy.

(7)

Junior Liens. It being understood that B notes secured by the same Mortgage as a GSMC Mortgage Loan are not subordinate mortgages or junior liens, except for any Crossed Mortgage Loan, there are no subordinate mortgages or junior liens securing the payment of money encumbering the related Mortgaged Property (other than Permitted Encumbrances and the Title Exceptions, taxes and assessments, mechanics and materialmen’s liens (which are the subject of the representation in paragraph (5) above), and equipment and other personal property financing). Except as set forth on Schedule E-2A-1 to this Annex E-2A, GSMC has no knowledge of any mezzanine debt secured directly by interests in the related mortgagor.

(8)

Assignment of Leases and Rents. There exists as part of the related Mortgage File an assignment of leases (either as a separate instrument or incorporated into the related Mortgage). Subject to the Permitted Encumbrances and the Title Exceptions, each related assignment of leases creates a valid first-priority collateral assignment of, or a valid first-priority lien or security interest in, rents and certain rights under the related lease or leases, subject only to a license granted to the related mortgagor to exercise certain rights and to perform certain obligations of the lessor under such lease or leases, including the right to operate the related leased property, except as the enforcement thereof may be limited by the Standard Qualifications. The related Mortgage or related assignment of leases, subject to applicable law, provides that, upon an event of default under each GSMC Mortgage Loan, a receiver is permitted to be appointed for the collection of rents or for the related Mortgagee to enter into possession to collect the rents or for rents to be paid directly to the Mortgagee.

(9)

UCC Filings. If the related Mortgaged Property is operated as a hospitality property, GSMC has filed and/or recorded or caused to be filed and/or recorded (or, if not filed and/or recorded, submitted in proper form for filing and/or recording), UCC financing statements in the appropriate public filing and/or recording offices necessary at the time of the origination of the related GSMC Mortgage Loan to perfect a valid security interest in all items of physical personal property reasonably necessary to operate such Mortgaged Property owned by such mortgagor and located on the related Mortgaged Property (other than any non-material personal property, any personal property subject to a purchase money security interest, a sale and leaseback financing arrangement as permitted under the terms of the related Mortgage Loan documents or any other personal property leases applicable to such personal property), to the extent perfection may be effected pursuant to applicable law by recording or filing, as the case may be. Subject to the Standard Qualifications, each related Mortgage (or equivalent document) creates a valid and enforceable lien and security interest on the items of personalty described above. No representation is made as to the perfection of any security interest in rents or other personal property to the extent that

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possession or control of such items or actions other than the filing of UCC financing statements are required in order to effect such perfection.

(10)

Condition of Property. GSMC or the originator of each GSMC Mortgage Loan inspected or caused to be inspected each related Mortgaged Property within six months of origination of the related GSMC Mortgage Loan and within thirteen months of the Cut-off Date.

An engineering report or property condition assessment was prepared in connection with the origination of each GSMC Mortgage Loan no more than thirteen months prior to the Cut-off Date. To GSMC’s knowledge, based solely upon due diligence customarily performed in connection with the origination of comparable mortgage loans, as of the Closing Date, each related Mortgaged Property was free and clear of any material damage (other than deferred maintenance for which escrows were established at origination) that would affect materially and adversely the use or value of such Mortgaged Property as security for the GSMC Mortgage Loan.

(11)

Taxes and Assessments. All taxes, governmental assessments and other outstanding governmental charges (including, without limitation, water and sewage charges), or installments thereof, which could be a lien on the related Mortgaged Property that would be of equal or superior priority to the lien of the Mortgage and that prior to the Cut-off Date have become delinquent in respect of each related Mortgaged Property have been paid, or an escrow of funds has been established in an amount sufficient to cover such payments and reasonably estimated interest and penalties, if any, thereon. For purposes of this representation and warranty, real estate taxes and governmental assessments and other outstanding governmental charges and installments thereof will not be considered delinquent until the earlier of (a) the date on which interest and/or penalties would first be payable thereon and (b) the date on which enforcement action is entitled to be taken by the related taxing authority.

(12)

Condemnation. As of the date of origination and to GSMC’s knowledge as of the Cut-off Date, there is no proceeding pending, and, to GSMC’s knowledge as of the date of origination and as of the Cut-off Date, there is no proceeding threatened, for the total or partial condemnation of any Mortgaged Property that would have a material adverse effect on the value, use or operation of such Mortgaged Property.

(13)

Actions Concerning Mortgage Loan. As of the date of origination and to GSMC’s knowledge as of the Cut-off Date, there was no pending or filed action, suit or proceeding, arbitration or governmental investigation involving any mortgagor, guarantor, or mortgagor’s interest in the related Mortgaged Property, an adverse outcome of which would reasonably be expected to materially and adversely affect (a) such mortgagor’s title to such Mortgaged Property, (b) the validity or enforceability of the Mortgage, (c) such mortgagor’s ability to perform under the related GSMC Mortgage Loan, (d) such guarantor’s ability to perform under the related guaranty, (e) the principal benefit of the security intended to be provided by the related Mortgage Loan documents or (f) the current principal use of such Mortgaged Property.

(14)

Escrow Deposits. All escrow deposits and payments required to be escrowed with the Mortgagee pursuant to each GSMC Mortgage Loan are in the possession, or under the control, of GSMC or its servicer, and there are no deficiencies (subject to any applicable grace or cure periods) in connection therewith, and all such escrows and deposits (or the right thereto) that are required to be escrowed with the related Mortgagee under the related Mortgage Loan documents are being conveyed by GSMC to the Purchaser or its servicer.

(15)

No Holdbacks. The principal amount of each GSMC Mortgage Loan stated on the mortgage loan schedule attached to the related Mortgage Loan Purchase Agreement has been fully disbursed as of the Closing Date and there is no requirement for future advances thereunder (except in those cases where the full amount of the GSMC Mortgage Loan has been disbursed but a portion thereof is being held in escrow or reserve accounts pending the satisfaction of certain conditions relating to leasing, repairs or other matters with respect to the related Mortgaged Property, the mortgagor or other considerations determined by GSMC to merit such holdback).

(16)

Insurance. Each related Mortgaged Property is, and is required pursuant to the related Mortgage to be, insured by a property insurance policy providing coverage for loss in accordance with coverage found under a “special cause of loss form” or “all risk form” that includes replacement cost valuation issued by

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an insurer meeting the requirements of the related Mortgage Loan documents and meeting the Insurance Rating Requirements (as defined below), in an amount (subject to a customary deductible) not less than the lesser of (1) the original principal balance of the related GSMC Mortgage Loan and (2) the full insurable value on a replacement cost basis of the improvements, furniture, furnishings, fixtures and equipment owned by the related mortgagor and included in such Mortgaged Property (with no deduction for physical depreciation), but, in any event, not less than the amount necessary or containing such endorsements as are necessary to avoid the operation of any coinsurance provisions with respect to the related Mortgaged Property.

“Insurance Rating Requirements” means either (i) a claims paying or financial strength rating of at least “A-:VIII” from A.M. Best Company or “A3” (or the equivalent) from Moody’s Investors Service, Inc. or “A-” from S&P Global Ratings or (ii) the Syndicate Insurance Rating Requirements. “Syndicate Insurance Rating Requirements” means insurance provided by a syndicate of insurers, as to which (i) if such syndicate consists of 5 or more members, at least 60% of the coverage is provided by insurers that meet the Insurance Rating Requirements (under clause (i) of the definition of such term) and up to 40% of the coverage is provided by insurers that have a claims paying or financial strength rating of at least “BBB-” by S&P Global Ratings, acting through Standard & Poor’s Financial Services LLC or at least “Baa3” by Moody’s Investors Service, Inc., and (ii) if such syndicate consists of 4 or fewer members, at least 75% of the coverage is provided by insurers that meet the Insurance Rating Requirements (under clause (i) of the definition of such term) and up to 25% of the coverage is provided by insurers that have a claims paying or financial strength rating of at least “BBB-” by S&P Global Ratings, acting through Standard & Poor’s Financial Services LLC or at least “Baa3” by Moody’s Investors Service, Inc.

Each related Mortgaged Property is also covered, and required to be covered pursuant to the related Mortgage Loan documents, by business interruption or rental loss insurance which (subject to a customary deductible) covers a period of not less than 12 months (or with respect to each GSMC Mortgage Loan on a single asset with a principal balance of $50 million or more, 18 months).

If any material part of the improvements, exclusive of a parking lot, located on a Mortgaged Property is in an area identified in the Federal Register by the Federal Emergency Management Agency as a “Special Flood Hazard Area,” the related mortgagor is required to maintain insurance in the maximum amount available under the National Flood Insurance Program, (irrespective of whether such coverage is provided pursuant to a National Flood Insurance Program policy or through a private policy), plus such additional flood coverage in an amount as is generally required by GSMC for comparable mortgage loans intended for securitization.

If a Mortgaged Property is located within 25 miles of the coast of the Gulf of Mexico or the Atlantic coast of Florida, Georgia, South Carolina or North Carolina, the related mortgagor is required to maintain coverage for windstorm and/or windstorm related perils and/or “named storms” issued by an insurer meeting the Insurance Rating Requirements or endorsement covering damage from windstorm and/or windstorm related perils and/or named storms, in an amount not less than the lesser of (1) the original principal balance of the related GSMC Mortgage Loan and (2) 100% of the full insurable value on a replacement cost basis of the improvements and personalty and fixtures included in the related Mortgaged Property by an insurer meeting the Insurance Rating Requirements.

Each Mortgaged Property is covered, and required to be covered pursuant to the related Mortgage Loan documents, by a commercial general liability insurance policy issued by an insurer meeting the Insurance Rating Requirements including coverage for property damage, contractual damage and personal injury (including bodily injury and death) in amounts as are generally required by prudent institutional commercial mortgage lenders, and in any event not less than $1 million per occurrence and $2 million in the aggregate.

An architectural or engineering consultant has performed an analysis of each Mortgaged Property located in seismic zones 3 or 4 in order to evaluate the structural and seismic condition of such property, for the sole purpose of assessing the scenario expected limit (“SEL”) for the related Mortgaged Property in the event of an earthquake. In such instance, the SEL was based on a 475-year return period, an exposure period of 50 years and a 10% probability of exceedance. If the resulting report concluded that the SEL would exceed 20% of the amount of the replacement costs of the improvements, earthquake insurance on such Mortgaged Property was obtained from an insurer rated at least “A:VIII” by A.M. Best Company

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or “A3” (or the equivalent) from Moody’s Investors Service, Inc. or “A-” by S&P Global Ratings in an amount not less than 100% of the SEL.

The Mortgage Loan documents for each GSMC Mortgage Loan require insurance proceeds in respect of a property loss to be applied either (a) to the repair or restoration of all or part of the related Mortgaged Property, with respect to all property losses in excess of 5% of the original or then outstanding principal amount of the related GSMC Mortgage Loan (or related Loan Combination), the Mortgagee (or a trustee appointed by it) having the right to hold and disburse such proceeds as the repair or restoration progresses, or (b) to the payment of the outstanding principal balance of such GSMC Mortgage Loan together with any accrued interest thereon.

All premiums on all insurance policies referred to in this section required to be paid as of the Cut-off Date have been paid, and such insurance policies name the Mortgagee under each GSMC Mortgage Loan and its successors and assigns as a loss payee under a Mortgagee endorsement clause or, in the case of the general liability insurance policy, as named or additional insured. Such insurance policies will inure to the benefit of the Trustee (or, in the case of a Mortgage Loan that is an Outside Serviced Mortgage Loan, the applicable Outside Trustee). Each related GSMC Mortgage Loan obligates the related mortgagor to maintain (or cause to be maintained) all such insurance and, at such mortgagor’s failure to do so, authorizes the Mortgagee to maintain such insurance at the mortgagor’s reasonable cost and expense and to charge such mortgagor for related premiums. All such insurance policies (other than commercial liability policies) require at least 10 days’ prior notice to the Mortgagee of termination or cancellation arising because of nonpayment of a premium and at least 30 days prior notice to the Mortgagee of termination or cancellation (or such lesser period, not less than 10 days, as may be required by applicable law) arising for any reason other than non-payment of a premium and no such notice has been received by GSMC.

(17)

Access; Utilities; Separate Tax Lots. Each Mortgaged Property (a) is located on or adjacent to a public road and has direct legal access to such road, or has access via an irrevocable easement or irrevocable right of way permitting ingress and egress to/from a public road, (b) is served by or has uninhibited access rights to public or private water and sewer (or well and septic) and all required utilities, all of which are appropriate for the current use of such Mortgaged Property, and (c) constitutes one or more separate tax parcels which do not include any property which is not part of the Mortgaged Property or is subject to an endorsement under the related Title Policy insuring the Mortgaged Property, or in certain cases, an application has been, or will be, made to the applicable governing authority for creation of separate tax lots, in which case the related GSMC Mortgage Loan requires the mortgagor to escrow an amount sufficient to pay taxes for the existing tax parcel of which such Mortgaged Property is a part until the separate tax lots are created.

(18)

No Encroachments. To GSMC’s knowledge based solely on surveys obtained in connection with origination and the Mortgagee’s Title Policy (or, if such policy is not yet issued, a pro forma title policy, a preliminary title policy with escrow instructions or a “marked up” commitment) obtained in connection with the origination of each GSMC Mortgage Loan, all material improvements that were included for the purpose of determining the appraised value of the related Mortgaged Property at the time of the origination of such GSMC Mortgage Loan are within the boundaries of the related Mortgaged Property, except encroachments that do not materially and adversely affect the value or current use of such Mortgaged Property or for which insurance or endorsements were obtained under the Title Policy. No improvements on adjoining parcels encroach onto the related Mortgaged Property except for encroachments that do not materially and adversely affect the value or current use of such Mortgaged Property or for which insurance or endorsements were obtained under the Title Policy. No improvements encroach upon any easements except for encroachments the removal of which would not materially and adversely affect the value or current use of such Mortgaged Property or for which insurance or endorsements were obtained under the Title Policy.

(19)

No Contingent Interest or Equity Participation. No GSMC Mortgage Loan has a shared appreciation feature, any other contingent interest feature or a negative amortization feature (except that an ARD Loan may provide for the accrual of the portion of interest in excess of the rate in effect prior to the Anticipated Repayment Date) or an equity participation by GSMC.

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(20)

REMIC. Each GSMC Mortgage Loan is a “qualified mortgage” within the meaning of Section 860G(a)(3) of the Code (but determined without regard to the rule in Treasury Regulations Section 1.860G-2(f)(2) that treats certain defective mortgage loans as qualified mortgages), and, accordingly, (A) the issue price of the GSMC Mortgage Loan to the related Mortgagor at origination did not exceed the non-contingent principal amount of the GSMC Mortgage Loan and (B) either: (a) such GSMC Mortgage Loan or Loan Combination is secured by an interest in real property (including permanently affixed buildings and structural components, such as wiring, plumbing systems and central heating and air conditioning systems, that are integrated into such buildings, serve such buildings in their passive functions and do not produce or contribute to the production of income other than consideration for the use or occupancy of space, but excluding personal property) having a fair market value (i) at the date the GSMC Mortgage Loan (or related Loan Combination) was originated at least equal to 80% of the adjusted issue price of the GSMC Mortgage Loan (or related Loan Combination) on such date or (ii) at the Closing Date at least equal to 80% of the adjusted issue price of the GSMC Mortgage Loan (or related Loan Combination) on such date, provided that for purposes hereof, the fair market value of the real property interest must first be reduced by (A) the amount of any lien on the real property interest that is senior to the GSMC Mortgage Loan and (B) a proportionate amount of any lien that is in parity with the GSMC Mortgage Loan; or (b) substantially all of the proceeds of such GSMC Mortgage Loan were used to acquire, improve or protect the real property which served as the only security for such GSMC Mortgage Loan (other than a recourse feature or other third party credit enhancement within the meaning of Treasury Regulations Section 1.860G-2(a)(1)(ii)). If the GSMC Mortgage Loan was “significantly modified” prior to the Closing Date so as to result in a taxable exchange under Section 1001 of the Code, it either (x) was modified as a result of the default or reasonably foreseeable default of such GSMC Mortgage Loan or (y) satisfies the provisions of either sub-clause (B)(a)(i) above (substituting the date of the last such modification for the date the GSMC Mortgage Loan was originated) or sub-clause (B)(a)(ii), including the proviso thereto. For purposes of the preceding sentence, a GSMC Mortgage Loan will not be considered “significantly modified” solely by reason of the borrower having been granted a COVID-19 related forbearance, provided that: (a) such GSMC Mortgage Loan forbearance is covered by Revenue Procedure 2020-26 (as amplified by Revenue Procedure 2021-12) by reason of satisfying the requirements for such coverage stated in Section 5.02(2) of Revenue Procedure 2020-26 (as amplified by Revenue Procedure 2021-12); and (b) GSMC identifies such GSMC Mortgage Loan and provides (x) the date on which such forbearance was granted, (y) the length in months of the forbearance, and (z) how the payments in forbearance will be paid (that is, by extension of maturity, change of amortization schedule, etc.). Any prepayment premium and yield maintenance charges applicable to the GSMC Mortgage Loan constitute “customary prepayment penalties” within the meaning of Treasury Regulations Section 1.860G-1(b)(2). All terms used in this paragraph will have the same meanings as set forth in the related Treasury Regulations.

(21)

Compliance with Usury Laws. The Mortgage Rate (exclusive of any default interest, late charges, yield maintenance charge, or prepayment premiums) of each GSMC Mortgage Loan complied as of the date of origination with, or was exempt from, applicable state or federal laws, regulations and other requirements pertaining to usury.

(22)

Authorized to do Business. To the extent required under applicable law, as of the Cut-off Date or as of the date that such entity held the Mortgage Note, each holder of the Mortgage Note was authorized to originate, acquire and/or hold (as applicable) the Mortgage Note in the jurisdiction in which each related Mortgaged Property is located, or the failure to be so authorized does not materially and adversely affect the enforceability of such GSMC Mortgage Loan by the issuing entity.

(23)

Trustee under Deed of Trust. With respect to each Mortgage which is a deed of trust, as of the date of origination and, to GSMC’s knowledge, as of the Closing Date, a trustee, duly qualified under applicable law to serve as such, currently so serves and is named in the deed of trust or has been substituted in accordance with the Mortgage and applicable law or may be substituted in accordance with the Mortgage and applicable law by the related Mortgagee.

(24)

Local Law Compliance. To GSMC’s knowledge, based upon any of a letter from any governmental authorities, a legal opinion, an architect’s letter, a zoning consultant’s report, an endorsement to the related Title Policy, or other affirmative investigation of local law compliance consistent with the investigation conducted by GSMC for similar commercial and multifamily mortgage loans intended for securitization, there are no material violations of applicable zoning ordinances, building codes and land

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laws (collectively “Zoning Regulations”) with respect to the improvements located on or forming part of each Mortgaged Property securing a GSMC Mortgage Loan as of the date of origination of such GSMC Mortgage Loan (or related Loan Combination, as applicable) and as of the Cut-off Date, other than those which (i) are insured by the Title Policy or a law and ordinance insurance policy or (ii) would not have a material adverse effect on the value, operation or net operating income of the related Mortgaged Property. The terms of the related Mortgage Loan documents require the mortgagor to comply in all material respects with all applicable governmental regulations, zoning and building laws.

(25)

Licenses and Permits. Each mortgagor covenants in the related Mortgage Loan documents that it will keep all material licenses, permits and applicable governmental authorizations necessary for its operation of the related Mortgaged Property in full force and effect, and to GSMC’s knowledge based upon any of a letter from any government authorities or other affirmative investigation of local law compliance consistent with the investigation conducted by GSMC for similar commercial and multifamily mortgage loans intended for securitization, all such material licenses, permits and applicable governmental authorizations are in effect. Each GSMC Mortgage Loan requires the related mortgagor to be qualified to do business in the jurisdiction in which the related Mortgaged Property is located.

(26)

Recourse Obligations. The Mortgage Loan documents for each GSMC Mortgage Loan provide that such GSMC Mortgage Loan (a) becomes full recourse to the related mortgagor and guarantor (which is a natural person or persons, or an entity distinct from the mortgagor (but may be affiliated with the mortgagor) that has assets other than equity in the related Mortgaged Property that are not de minimis) in any of the following events: (i) if any voluntary petition for bankruptcy, insolvency, dissolution or liquidation pursuant to federal bankruptcy law, or any similar federal or state law, will be filed by the related mortgagor; (ii) the related mortgagor or guarantor will have colluded with (or, alternatively, solicited or caused to be solicited) other creditors to cause an involuntary bankruptcy filing with respect to such mortgagor or (iii) voluntary transfers of either the Mortgaged Property or equity interests in the mortgagor made in violation of the related Mortgage Loan documents; and (b) contains provisions providing for recourse against the mortgagor and guarantor (which is a natural person or persons, or an entity distinct from the mortgagor (but may be affiliated with the mortgagor) that has assets other than equity in the related Mortgaged Property that are not de minimis), for losses and damages sustained by reason of such mortgagor’s (i) misappropriation of rents after the occurrence of an event of default under the related GSMC Mortgage Loan; (ii) misappropriation of (A) insurance proceeds or condemnation awards or (B) security deposits or, alternatively, the failure of any security deposits to be delivered to the Mortgagee upon foreclosure or action in lieu thereof (except to the extent applied in accordance with leases prior to a GSMC Mortgage Loan event of default); (iii) fraud or intentional material misrepresentation; (iv) breaches of the environmental covenants in the Mortgage Loan documents; or (v) commission of intentional material physical waste at the related Mortgaged Property (but, in some cases, only to the extent there is sufficient cash flow generated by the related Mortgaged Property to prevent such waste).

(27)

Mortgage Releases. The terms of the related Mortgage or related Mortgage Loan documents do not provide for release of any material portion of the related Mortgaged Property from the lien of the Mortgage except (a) a partial release, accompanied by principal repayment, or partial Defeasance (as defined in paragraph (32)), in each case, of not less than a specified percentage at least equal to the lesser of (i) 110% of the related allocated loan amount of such portion of the Mortgaged Property and (ii) the outstanding principal balance of the related GSMC Mortgage Loan, (b) upon payment in full of such GSMC Mortgage Loan, (c) upon a Defeasance (as defined in (32) below), (d) releases of out-parcels that are unimproved or other portions of the related Mortgaged Property which will not have a material adverse effect on the underwritten value of such Mortgaged Property and which were not afforded any material value in the appraisal obtained at the origination of the GSMC Mortgage Loan and are not necessary for physical access to the Mortgaged Property or compliance with zoning requirements, or (e) as required pursuant to an order of condemnation or taking by a State or any political subdivision or authority thereof. With respect to any partial release (including in connection with any partial Defeasance) under the preceding clauses (a) or (d), either: (x) such release of collateral (i) would not constitute a “significant modification” of the subject GSMC Mortgage Loan within the meaning of Section 1.860G-2(b)(2) of the Treasury Regulations and (ii) would not cause the subject GSMC Mortgage Loan to fail to be a “qualified mortgage” within the meaning of Code Section 860G(a)(3)(A); or (y) the Mortgagee or servicer can, in accordance with the related Mortgage Loan documents, condition such release of collateral on the related mortgagor’s delivery of an opinion of tax counsel to the effect specified in the

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immediately preceding clause (x). For purposes of the preceding clause (x), for all GSMC Mortgage Loans originated after December 6, 2010, if the fair market value of the real property constituting such Mortgaged Property (reduced by (1) the amount of any lien on the real property that is senior to the GSMC Mortgage Loan and (2) a proportionate amount of any lien on the real property that is in parity with the lien of the GSMC Mortgage Loan) after the release is not equal to at least 80% of the principal balance of the GSMC Mortgage Loan (or related Loan Combination) outstanding after the release, the related mortgagor is required to make a payment of principal in an amount not less than the amount required by the REMIC provisions of the Code.

With respect to any partial release under the preceding clause (e), for all GSMC Mortgage Loans originated after December 6, 2010, the mortgagor can be required to pay down the principal balance of the related GSMC Mortgage Loan in an amount not less than the amount required by the REMIC provisions of the Code and, to such extent, such amount may not be required to be applied to the restoration of the Mortgaged Property or released to the mortgagor, if, immediately after the release of such portion of the Mortgaged Property from the lien of the Mortgage (but taking into account the planned restoration) the fair market value of the real property constituting the remaining Mortgaged Property (reduced by (1) the amount of any lien on the real property that is senior to the GSMC Mortgage Loan and (2) a proportionate amount of any lien on the real property that is in parity with the lien of the GSMC Mortgage Loan) is not equal to at least 80% of the remaining principal balance of the GSMC Mortgage Loan (or related Loan Combination).

No GSMC Mortgage Loan that is secured by more than one Mortgaged Property or that is a Crossed Mortgage Loan permits the release of cross-collateralization of the related Mortgaged Properties or a portion thereof, including due to partial condemnation, other than in compliance with the REMIC provisions of the Code.

(28)

Financial Reporting and Rent Rolls. The GSMC Mortgage Loan documents for each GSMC Mortgage Loan require the related mortgagor to provide the owner or holder of the Mortgage with quarterly (other than for single-tenant properties) and annual operating statements, and quarterly (other than for single-tenant properties) rent rolls for properties that have leases contributing more than 5% of the in-place base rent and annual financial statements, which annual financial statements with respect to each GSMC Mortgage Loan with more than one mortgagor are in the form of an annual combined balance sheet of the mortgagor entities (and no other entities), together with the related combined statements of operations, members’ capital and cash flows, including a combining balance sheet and statement of income for the Mortgaged Properties on a combined basis.

(29)

Acts of Terrorism Exclusion. With respect to each GSMC Mortgage Loan over $20 million, the related special-form all-risk insurance policy and business interruption policy (issued by an insurer meeting the Insurance Rating Requirements) do not specifically exclude Acts of Terrorism, as defined in the Terrorism Risk Insurance Act of 2002, as amended by the Terrorism Risk Insurance Program Reauthorization Act of 2019 (collectively referred to as “TRIA”), from coverage, or if such coverage is excluded, it is covered by a separate terrorism insurance policy. With respect to each other GSMC Mortgage Loan, the related special all-risk insurance policy and business interruption policy (issued by an insurer meeting the Insurance Rating Requirements) did not, as of the date of origination of the GSMC Mortgage Loan, and, to GSMC’s knowledge, do not, as of the Cut-off Date, specifically exclude Acts of Terrorism, as defined in TRIA, from coverage, or if such coverage is excluded, it is covered by a separate terrorism insurance policy. With respect to each GSMC Mortgage Loan, the related Loan Documents do not expressly waive or prohibit the Mortgagee from requiring coverage for Acts of Terrorism, as defined in TRIA, or damages related thereto; provided, however, that if TRIA or a similar or subsequent statute is not in effect, then, provided that terrorism insurance is commercially available, the Mortgagor under each GSMC Mortgage Loan is required to carry terrorism insurance, but in such event the Mortgagor will not be required to spend more than the Terrorism Cap Amount on terrorism insurance coverage, and if the cost of terrorism insurance exceeds the Terrorism Cap Amount, the Mortgagor is required to purchase the maximum amount of terrorism insurance available with funds equal to the Terrorism Cap Amount. The “Terrorism Cap Amount” is the specified percentage (which is at least equal to 200%) of the amount of the insurance premium that is payable at such time in respect of the property and business interruption/rental loss insurance required under the related Loan Documents (without giving effect to the cost of terrorism and earthquake components of such casualty and business interruption/rental loss insurance).

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(30)

Due on Sale or Encumbrance. Subject to specific exceptions set forth below, each GSMC Mortgage Loan contains a “due on sale” or other such provision for the acceleration of the payment of the unpaid principal balance of such GSMC Mortgage Loan if, without the consent of the holder of the Mortgage (which consent, in some cases, may not be unreasonably withheld) and/or complying with the requirements of the related Mortgage Loan documents (which provide for transfers without the consent of the Mortgagee which are customarily acceptable to prudent commercial and multifamily mortgage lending institutions lending on the security of property comparable to the related Mortgaged Property, including, without limitation, transfers of worn-out or obsolete furnishings, fixtures, or equipment promptly replaced with property of equivalent value and functionality and transfers by leases entered into in accordance with the Mortgage Loan documents), (a) the related Mortgaged Property, or any equity interest of greater than 50% in the related mortgagor, is directly or indirectly pledged, transferred or sold, other than as related to (i) family and estate planning transfers or transfers upon death or legal incapacity, (ii) transfers to certain affiliates as defined in the related Mortgage Loan documents, (iii) transfers of less than, or other than, a controlling interest in the related mortgagor, (iv) transfers to another holder of direct or indirect equity in the Mortgagor, a specific Person designated in the related Mortgage Loan documents or a Person satisfying specific criteria identified in the related Mortgage Loan documents, such as a qualified equityholder, (v) transfers of stock or similar equity units in publicly traded companies, (vi) a substitution or release of collateral within the parameters of paragraphs (27) and (32) in this Annex E-2A or the exceptions thereto set forth on Annex E-2B, or (vii) any mezzanine debt that existed at the origination of the related GSMC Mortgage Loan as set forth on Schedule E-2A-1 or future permitted mezzanine debt as set forth on Schedule E-2A-2 or (b) the related Mortgaged Property is encumbered with a subordinate lien or security interest against the related Mortgaged Property, other than (i) any Companion Loan of any GSMC Mortgage Loan or any subordinate debt that existed at origination and is permitted under the related Mortgage Loan documents, (ii) purchase money security interests, (iii) any Crossed Mortgage Loan that is cross-collateralized and cross-defaulted with another GSMC Mortgage Loan, as set forth on Schedule E-2A-3 or (iv) Permitted Encumbrances. The Mortgage or other Mortgage Loan documents provide that to the extent any Rating Agency fees are incurred in connection with the review of and consent to any transfer or encumbrance, the related mortgagor is responsible for such payment along with all other reasonable out-of-pocket fees and expenses incurred by the Mortgagee relative to such transfer or encumbrance.

(31)

Single-Purpose Entity. Each GSMC Mortgage Loan requires the related mortgagor to be a Single-Purpose Entity for at least as long as the related GSMC Mortgage Loan is outstanding. Both the Mortgage Loan documents and the organizational documents of the mortgagor with respect to each GSMC Mortgage Loan with a Cut-off Date Balance in excess of $5 million provide that such mortgagor is a Single-Purpose Entity, and each GSMC Mortgage Loan with a Cut-off Date Balance of $20 million or more has a counsel’s opinion regarding non-consolidation of the related mortgagor. For this purpose, a “Single-Purpose Entity” means an entity, other than an individual, whose organizational documents (or if the GSMC Mortgage Loan has a Cut-off Date Balance equal to $5 million or less, its organizational documents or the related Mortgage Loan documents) provide substantially to the effect that it was formed or organized solely for the purpose of owning and operating one or more of the Mortgaged Properties securing the GSMC Mortgage Loans and prohibit it from engaging in any business unrelated to such Mortgaged Property or Properties, and whose organizational documents further provide, or which entity represented in the related Mortgage Loan documents, substantially to the effect that it does not have any assets other than those related to its interest in and operation of such Mortgaged Property or Properties, or any indebtedness other than as permitted by the related Mortgage(s) or the other related Mortgage Loan documents, that it has its own books and records and accounts separate and apart from those of any other person (other than a Mortgagor for a Crossed Mortgage Loan), and that it holds itself out as a legal entity, separate and apart from any other person or entity.

(32)

Defeasance. With respect to any GSMC Mortgage Loan that, pursuant to the Mortgage Loan documents, can be defeased (a “Defeasance”), (i) the Mortgage Loan documents provide for defeasance as a unilateral right of the Mortgagor, subject to satisfaction of conditions specified in the Mortgage Loan documents; (ii) such GSMC Mortgage Loan cannot be defeased within two years after the Closing Date; (iii) the mortgagor is permitted to pledge only United States “government securities” within the meaning of Treasury Regulations Section 1.860G-2(a)(8)(ii), the revenues from which will, in the case of a full Defeasance, be sufficient to make all scheduled payments under the GSMC Mortgage Loan when due, including the entire remaining principal balance on the maturity date or, if the GSMC Mortgage Loan is an ARD Loan, the entire principal balance outstanding on the related Anticipated Repayment Date (or on or

E-2A-10

after the first date on which payment may be made without payment of a yield maintenance charge or prepayment penalty), and if the GSMC Mortgage Loan permits partial releases of real property in connection with partial defeasance, the revenues from the collateral will be sufficient to pay all such scheduled payments calculated on a principal amount equal to a specified percentage at least equal to the lesser of (a) 110% of the allocated loan amount for the real property to be released and (b) the outstanding principal balance of the related GSMC Mortgage Loan; (iv) the mortgagor is required to provide a certification from an independent certified public accountant that the collateral is sufficient to make all scheduled payments under the Mortgage Note as set forth in clause (iii) above; (v) if the mortgagor would continue to own assets in addition to the defeasance collateral, the portion of the GSMC Mortgage Loan secured by defeasance collateral is required to be assumed (or the Mortgagee may require such assumption) by a Single-Purpose Entity; (vi) the mortgagor is required to provide an opinion of counsel that the Mortgagee has a perfected security interest in such collateral prior to any other claim or interest; and (vii) the mortgagor is required to pay all rating agency fees associated with defeasance (if rating confirmation is a specific condition precedent thereto) and all other reasonable out-of-pocket expenses associated with defeasance, including, but not limited to, accountant’s fees and opinions of counsel.

(33)

Fixed Interest Rates. Each GSMC Mortgage Loan bears interest at a rate that remains fixed throughout the remaining term of such GSMC Mortgage Loan, except in the case of any ARD Loan and situations where default interest is imposed.

(34)

Ground Leases. For purposes of this Annex E-2A, a “Ground Lease” means a lease creating a leasehold estate in real property where the fee owner as the ground lessor conveys for a term or terms of years its entire interest in the land and buildings and other improvements, if any, comprising the premises demised under such lease to the ground lessee (who may, in certain circumstances, own the building and improvements on the land), subject to the reversionary interest of the ground lessor as fee owner and does not include industrial development agency (IDA) or similar leases for purposes of conferring a tax abatement or other benefit.

With respect to any GSMC Mortgage Loan where the GSMC Mortgage Loan is secured by a leasehold estate under a Ground Lease in whole or in part, and the related Mortgage does not also encumber the related lessor’s fee interest in such Mortgaged Property, based upon the terms of the Ground Lease and any estoppel or other agreement received from the ground lessor in favor of GSMC, its successors and assigns, GSMC represents and warrants that:

(a)

The Ground Lease or a memorandum regarding such Ground Lease has been duly recorded or submitted for recordation in a form that is acceptable for recording in the applicable jurisdiction. The Ground Lease or an estoppel or other agreement received from the ground lessor permits the interest of the lessee to be encumbered by the related Mortgage and does not restrict the use of the related Mortgaged Property by such lessee, its successors or assigns in a manner that would materially adversely affect the security provided by the related Mortgage. No material change in the terms of the Ground Lease had occurred since the origination of the GSMC Mortgage Loan, except as reflected in any written instruments which are included in the related Mortgage File;

(b)

The lessor under such Ground Lease has agreed in a writing included in the related Mortgage File (or in such Ground Lease) that the Ground Lease may not be amended or modified, or canceled or terminated by agreement of lessor and lessee, without the prior written consent of the Mortgagee;

(c)

The Ground Lease has an original term (or an original term plus one or more optional renewal terms, which, under all circumstances, may be exercised, and will be enforceable, by either mortgagor or the Mortgagee) that extends not less than 20 years beyond the stated maturity of the related GSMC Mortgage Loan, or 10 years past the stated maturity if such GSMC Mortgage Loan fully amortizes by the stated maturity (or with respect to a GSMC Mortgage Loan that accrues on an actual 360 basis, substantially amortizes);

(d)	The Ground Lease either (i) is not subject to any liens or encumbrances superior to, or of equal priority with, the Mortgage, except for the related fee interest of the ground lessor and the

E-2A-11

Permitted Encumbrances or (ii) is subject to a subordination, non-disturbance and attornment agreement to which the Mortgagee on the lessor’s fee interest in the Mortgaged Property is subject;

(e)

The Ground Lease does not place commercially unreasonably restrictions on the identity of the Mortgagee and the Ground Lease is assignable to the holder of the GSMC Mortgage Loan and its successors and assigns without the consent of the lessor thereunder (provided that proper notice is delivered to the extent required in accordance with the Ground Lease), and in the event it is so assigned, it is further assignable by the holder of the GSMC Mortgage Loan and its successors and assigns without the consent of (but with prior notice to) the lessor;

(f)

GSMC has not received any written notice of material default under or notice of termination of such Ground Lease. To GSMC’s knowledge, there is no material default under such Ground Lease and no condition that, but for the passage of time or giving of notice, would result in a material default under the terms of such Ground Lease and to GSMC’s knowledge, such Ground Lease is in full force and effect as of the Closing Date;

(g)

The Ground Lease or ancillary agreement between the lessor and the lessee requires the lessor to give to the Mortgagee written notice of any default, and provides that no notice of default or termination is effective against the Mortgagee unless such notice is given to the Mortgagee;

(h)

The Mortgagee is permitted a reasonable opportunity (including, where necessary, sufficient time to gain possession of the interest of the lessee under the Ground Lease through legal proceedings) to cure any default under the Ground Lease which is curable after the Mortgagee’s receipt of notice of any default before the lessor may terminate the Ground Lease;

(i)	The Ground Lease does not impose any restrictions on subletting that would be viewed as commercially unreasonable by a prudent commercial mortgage lender;

(j)

Under the terms of the Ground Lease, an estoppel or other agreement received from the ground lessor and the related Mortgage (taken together), any related insurance proceeds or the portion of the condemnation award allocable to the ground lessee’s interest (other than (i) de minimis amounts for minor casualties or (ii) in respect of a total or substantially total loss or taking as addressed in clause (k) below) will be applied either to the repair or to restoration of all or part of the related Mortgaged Property with (so long as such proceeds are in excess of the threshold amount specified in the related Mortgage Loan documents) the Mortgagee or a trustee appointed by it having the right to hold and disburse such proceeds as repair or restoration progresses, or to the payment of the outstanding principal balance of the GSMC Mortgage Loan, together with any accrued interest;

(k)

In the case of a total or substantially total taking or loss, under the terms of the Ground Lease, an estoppel or other agreement and the related Mortgage (taken together), any related insurance proceeds, or portion of the condemnation award allocable to the ground lessee’s interest in respect of a total or substantially total loss or taking of the related Mortgaged Property to the extent not applied to restoration, will be applied first to the payment of the outstanding principal balance of the GSMC Mortgage Loan, together with any accrued interest; and

(l)

Provided that the Mortgagee cures any defaults which are susceptible to being cured, the ground lessor has agreed to enter into a new lease with the Mortgagee upon termination of the Ground Lease for any reason, including rejection of the Ground Lease in a bankruptcy proceeding.

(35)

Servicing. The servicing and collection practices used by GSMC with respect to the GSMC Mortgage Loans have been, in all respects, legal and have met customary industry standards for servicing of commercial loans for conduit loan programs.

(36)

Origination and Underwriting. The origination practices of GSMC (or the related originator if GSMC was not the originator) with respect to each GSMC Mortgage Loan have been, in all material respects, legal and as of the date of its origination, such GSMC Mortgage Loan (or the related Loan Combination, as applicable) and the origination thereof complied in all material respects with, or was exempt from, all

E-2A-12

requirements of federal, state or local law relating to the origination of such GSMC Mortgage Loan; provided that such representation and warranty does not address or otherwise cover any matters with respect to federal, state or local law otherwise covered in this Annex E-2A.

(37)

No Material Default; Payment Record. No GSMC Mortgage Loan has been more than 30 days delinquent, without giving effect to any grace or cure period, in making required debt service payments since origination, and no GSMC Mortgage Loan is more than 30 days delinquent (beyond any applicable grace or cure period) in making required payments as of the Closing Date. To GSMC’s knowledge, there is (a) no material default, breach, violation or event of acceleration existing under any GSMC Mortgage Loan, or (b) no event (other than payments due but not yet delinquent) which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a material default, breach, violation or event of acceleration, which default, breach, violation or event of acceleration, in the case of either clause (a) or clause (b), materially and adversely affects the value of any GSMC Mortgage Loan or the value, use or operation of the related Mortgaged Property, provided, however, that this representation and warranty does not cover any default, breach, violation or event of acceleration that specifically pertains to or arises out of an exception scheduled to any other representation and warranty made by GSMC in this Annex E-2A (including, but not limited to, the prior sentence). No person other than the holder of any GSMC Mortgage Loan may declare any event of default under the related GSMC Mortgage Loan or accelerate any indebtedness under such Mortgage Loan documents.

(38)

Bankruptcy. As of the date of origination of the related GSMC Mortgage Loan and to the GSMC’s knowledge as of the Cut-off Date, neither the Mortgaged Property (other than any tenants of such Mortgaged Property), nor any portion thereof, is the subject of, and no Mortgagor, guarantor or tenant occupying a single-tenant property is a debtor in state or federal bankruptcy, insolvency or similar proceeding.

(39)

Organization of Mortgagor. With respect to each GSMC Mortgage Loan, in reliance on certified copies of the organizational documents of the related mortgagor delivered by such mortgagor in connection with the origination of such GSMC Mortgage Loan (or the related Loan Combination, as applicable), the mortgagor is an entity organized under the laws of a state of the United States of America, the District of Columbia or the Commonwealth of Puerto Rico. Except with respect to any Crossed Mortgage Loan, no GSMC Mortgage Loan has a mortgagor that is an affiliate of another mortgagor under another GSMC Mortgage Loan.

(40)

Environmental Conditions. A Phase I environmental site assessment (or update of a previous Phase I and or Phase II site assessment) and, with respect to certain GSMC Mortgage Loans, a Phase II environmental site assessment (collectively, an “ESA”) meeting ASTM requirements were conducted by a reputable environmental consultant in connection with such GSMC Mortgage Loan within 12 months prior to its origination date (or an update of a previous ESA was prepared), and such ESA (i) did not identify the existence of recognized environmental conditions (as such term is defined in ASTM E1527-05 or its successor, an “Environmental Condition”) at the related Mortgaged Property or the need for further investigation, or (ii) if the existence of an Environmental Condition or need for further investigation was indicated in any such ESA, then at least one of the following statements is true: (A) an amount reasonably estimated by a reputable environmental consultant to be sufficient to cover the estimated cost to cure any material noncompliance with applicable environmental laws or the Environmental Condition has been escrowed by the related Mortgagor and is held or controlled by the related Mortgagee; (B) if the only Environmental Condition relates to the presence of asbestos-containing materials, radon in indoor air, lead based paint or lead in drinking water, the only recommended action in the ESA is the institution of such a plan, an operations or maintenance plan has been required to be instituted by the related Mortgagor that, based on the ESA, can reasonably be expected to mitigate the identified risk; (C) the Environmental Condition identified in the related environmental report was remediated or abated in all material respects prior to the Cut-off Date, and, if and as appropriate, a no further action or closure letter was obtained from the applicable governmental regulatory authority (or the environmental issue affecting the related Mortgaged Property was otherwise listed by such governmental authority as “closed” or a reputable environmental consultant has concluded that no further action is required); (D) an environmental policy or a lender’s pollution legal liability insurance policy meeting the requirements set forth below that covers liability for the identified circumstance or condition was obtained from an insurer rated no less than A- (or the equivalent) by Moody’s Investors Service, Inc., S&P Global Ratings and/or Fitch Ratings, Inc.; (E) a party not related to the Mortgagor was identified as the responsible party for

E-2A-13

such condition or circumstance and such responsible party has financial resources reasonably estimated to be adequate to address the situation; or (F) a party related to the Mortgagor having financial resources reasonably estimated to be adequate to address the situation is required to take action. To GSMC’s knowledge, except as set forth in the ESA, there is no Environmental Condition (as such term is defined in ASTM E1527-05 or its successor) at the related Mortgaged Property.

(41)

Appraisal. The Mortgage File contains an appraisal of the related Mortgaged Property with an appraisal date within 6 months of the GSMC Mortgage Loan origination date, and within 12 months of the Closing Date. The appraisal is signed by an appraiser who is a Member of the Appraisal Institute (“MAI”) and, to GSMC’s knowledge, had no interest, direct or indirect, in the Mortgaged Property or the mortgagor or in any loan made on the security thereof, and whose compensation is not affected by the approval or disapproval of the GSMC Mortgage Loan. Each appraiser has represented in such appraisal or in a supplemental letter that the appraisal satisfies the requirements of the “Uniform Standards of Professional Appraisal Practice” as adopted by the Appraisal Standards Board of the Appraisal Foundation. Each appraisal contains a statement, or is accompanied by a letter from the appraiser, to the effect that the appraisal was performed in accordance with the requirements of the Financial Institutions Reform, Recovery and Enforcement Act of 1989, as in effect on the date such GSMC Mortgage Loan was originated.

(42)

Mortgage Loan Schedule. The information pertaining to each GSMC Mortgage Loan which is set forth on the mortgage loan schedule attached to the related Mortgage Loan Purchase Agreement is true and correct in all material respects as of the Cut-off Date and contains all information required by the Pooling and Servicing Agreement to be contained on the mortgage loan schedule attached to the related Mortgage Loan Purchase Agreement.

(43)

Cross-Collateralization. Except with respect to a GSMC Mortgage Loan that is part of a Loan Combination no GSMC Mortgage Loan is cross-collateralized or cross-defaulted with any other mortgage loan that is outside the Mortgage Pool, except as set forth on Annex E-2A-3.

(44)

Advance of Funds by the Sponsor. After origination, no advance of funds has been made by GSMC to the related mortgagor other than in accordance with the related Mortgage Loan documents, and, to GSMC’s knowledge, no funds have been received from any person other than the related mortgagor or an affiliate for, or on account of, payments due on the GSMC Mortgage Loan (other than as contemplated by the Mortgage Loan documents, such as, by way of example and not in limitation of the foregoing, amounts paid by the tenant(s) into a Mortgagee-controlled lockbox if required or contemplated under the related lease or Mortgage Loan documents). Neither GSMC nor any affiliate thereof has any obligation to make any capital contribution to any mortgagor under a GSMC Mortgage Loan, other than contributions made on or prior to the Closing Date.

(45)

Compliance with Anti-Money Laundering Laws. GSMC has complied in all material respects with all applicable anti-money laundering laws and regulations, including without limitation the USA Patriot Act of 2001 with respect to the origination of the GSMC Mortgage Loans.

For purposes of these representations and warranties, “Mortgagee” means the mortgagee, grantee or beneficiary under any Mortgage, any holder of legal title to any portion of any GSMC Mortgage Loan or, if applicable, any agent or servicer on behalf of such party.

For purposes of these representations and warranties, the phrases “GSMC’s knowledge” or “GSMC’s belief” and other words and phrases of like import mean, except where otherwise expressly set forth in these representations and warranties, the actual state of knowledge or belief of GSMC, its officers and employees directly responsible for the underwriting, origination, servicing or sale of the GSMC Mortgage Loans regarding the matters expressly set forth in these representations and warranties.

E-2A-14

Schedule E-2A-1 to Annex E-2A

GOLDMAN SACHS MORTGAGE COMPANY

MORTGAGE LOANS WITH EXISTING MEZZANINE DEBT

Loan No.	Mortgage Loan

1	Burlingame Point

E-2A-15

Schedule E-2A-2 to Annex E-2A

GOLDMAN SACHS MORTGAGE COMPANY

MORTGAGE LOANS WITH RESPECT TO WHICH MEZZANINE DEBT
IS PERMITTED IN THE FUTURE

Loan No.	Mortgage Loan

14	Fisker Corporate Headquarters

39	654 Broadway

E-2A-16

Schedule E-2A-3 to Annex E-2A

GOLDMAN SACHS MORTGAGE COMPANY

CROSS-COLLATERALIZED MORTGAGE LOANS

None

E-2A-17

(THIS PAGE INTENTIONALLY LEFT BLANK)

ANNEX E-2B

EXCEPTIONS TO SPONSOR REPRESENTATIONS AND WARRANTIES

(Goldman Sachs Mortgage Company)

The exceptions to the representations and warranties set forth below are listed by the number of the related representation and warranty set forth on Annex E-2A to this prospectus and the Mortgaged Property name and number identified on Annex A to this prospectus. Capitalized terms used but not otherwise defined in this Annex E-2B will have the meanings set forth in this prospectus or, if not defined in this prospectus, will have the same meanings as when used in the related Mortgage Loan Purchase Agreement.

Representation Number on Annex E-2A	Mortgaged Property Name and Mortgage Loan Number as Identified on Annex A	Description of Exception

(5) Lien; Valid Assignment	Burlingame Point (Loan No. 1)

The California State Lands Commission leases to the Mortgagor rights of way over three parcels that are adjacent to the Mortgaged Property. The Mortgage Loan documents contain a springing lien on the leasehold interest in such parcels effective at such time as the California State Lands Commission consents to the lien of the mortgage thereon, which consent the Mortgagor is obligated to use commercially reasonable efforts to obtain post origination.

The sole tenant, Facebook, has a right of first offer to purchase all or any portion of the related Mortgaged Property in the event of a proposed sale of such portion of the Mortgaged Property. The right of first offer does not apply to a transfer of the Mortgaged Property in connection with a foreclosure or deed-in-lieu of foreclosure.

(5) Lien; Valid Assignment	Bowie Commons (Loan No. 37)

The largest tenant, Publix, has a right of first refusal to purchase the Mortgaged Property in the event of a proposed sale of the Mortgaged Property. Pursuant to a subordination, non-disturbance and attornment agreement, the right of first refusal does not apply to a transfer of the Mortgaged Property in connection with a foreclosure or deed-in-lieu of foreclosure. However, the right of first refusal does apply to any transfer of the Mortgaged Property thereafter.

(6) Permitted Liens; Title Insurance	Burlingame Point (Loan No. 1)	See exceptions to Representation and Warranty No. 5, above.

(6) Permitted Liens; Title Insurance	Bowie Commons (Loan No. 37)	See exceptions to Representation and Warranty No. 5, above.

(8) Assignment of Leases and Rents	Burlingame Point (Loan No. 1)	See exceptions to Representation and Warranty No. 5, above.

E-2B-1

Representation Number on Annex E-2A	Mortgaged Property Name and Mortgage Loan Number as Identified on Annex A	Description of Exception

(14) Escrow Deposits	Bowie Commons (Loan No. 37)

An escrow deposit in the amount of $65,000 provided by the seller of the Mortgaged Property to the Mortgagor as reimbursement for the cost of repairs the Mortgage Loan documents require the Mortgagor to make in order to remediate a surface dropout area at the Mortgaged Property is being held by a title company rather than the lender. The lender is a third party beneficiary to the related escrow agreement between the title company, the Mortgagor and seller.

(24) Local Law Compliance	Equus Industrial Portfolio (Loan No. 2)

With respect to the 11800 Wills Road, 11810 Wills Road and 11820 Wills Road Mortgaged Properties, such Mortgaged Properties are non-conforming as to parking spaces, as they each are deficient 36 parking spaces. With respect to the 1150 Northmeadow Parkway Mortgaged Property, such Mortgaged Property is non-conforming as it is deficient 10 parking spaces.

(24) Local Law Compliance	Fisker Corporate Headquarters (Loan No. 14)

The Mortgaged Property is non-conforming as to parking due to a deficiency of five parking spaces. The Mortgage Loan documents require the Mortgagor to add five additional parking spaces within six months of origination.

(26) Recourse Obligations	Equus Industrial Portfolio (Loan No. 2)

The Mortgage Loan and the related Loan Combination are recourse to the related non-recourse carveout guarantors only with respect to voluntary bankruptcy petitions by the borrower or involuntary bankruptcy petitions against the borrower if the borrower, guarantor or their affiliates colluded with, solicited, collusively caused to be solicited or joined other creditors in such filings.

(26) Recourse Obligations	Fisker Corporate Headquarters (Loan No. 14)

There is no separate non-recourse carve-out for losses associated with breaches of the environmental covenants contained in the Mortgage Loan documents, provided, however, that the Mortgagor and the guarantor did enter into a separate environmental indemnity agreement.

(26) Recourse Obligations	Bowie Commons (Loan No. 37)

With respect to subclause (a)(ii), the Mortgage Loan documents do provide for full recourse if the related Mortgagor or guarantor have colluded with other creditors to cause an involuntary bankruptcy filing but do not provide for recourse if the Mortgagor or guarantor have solicited or caused to be solicited other creditors to cause an involuntary bankruptcy filing.

E-2B-2

Representation Number on Annex E-2A	Mortgaged Property Name and Mortgage Loan Number as Identified on Annex A	Description of Exception

(34) Ground Leases	Burlingame Point (Loan No. 1)

The California State Lands Commission leases to the Mortgagor rights of way over three parcels that are adjacent to the Mortgaged Property. The lease does not grant the Mortgagor exclusive use or occupancy of the related premises, and access to the office buildings on the Mortgaged Property does not depend on the lease because the applicable roads are public rights of way. The Mortgage Loan documents contain a springing lien on the leasehold interest in the related parcels effective at such time as the California State Lands Commission consents to the lien of the mortgage thereon, which consent the Mortgagor is obligated to use commercially reasonable efforts to obtain post origination.

(34) Ground Leases	105 West 125th Street (Loan No. 8)

The Mortgage Loan is secured by the borrower’s subleasehold interest in the office component of a mixed use subleasehold condominium regime. The Mortgaged Property is comprised of three parcels, the fee interest in two of which are held by the New York State Office of General Services (the “NYOGS”) and the remaining parcel by the New York Urban Development Corporation d/b/a Empire State Development Corporation (the “ESDC”). The NYOGS ground leases its leasehold interest in its two parcels to the ESDC. The ESDC, in turn, subleases to itself the leasehold interest in all three parcels under an intervening lease. The leasehold interest is subject to a subleasehold condominium regime comprised of an office condominium unit and two retail condominium units. Pursuant to an office sublease (the “105 West 125th Street Office Sublease”) entered into between the borrower and the ESDC, the ESDC subleases the office unit to the borrower. The NYOGS and ESDC have entered into a recognition, non-disturbance and attornment agreement with the lender.

Any amendment to the 105 West 125th Street Office Sublease will be deemed approved by the lender if the lender has not disapproved of such amendment within 30 days after receipt. In addition, termination of the 105 West 125th Street Office Sublease is not subject to the lender’s consent; provided, however, that upon such termination, the lender is entitled to request a new lease or a continuation of the existing lease subject to the satisfaction of certain conditions set forth in the 105 West 125th Street Office Sublease including, among other things, payment by the lender of all outstanding rents due under the 105 West 125th Street Office Sublease and all expenses, including reasonable attorney’s fees, incurred by ESDC in connection with (A) the enforcement of any of ESDC’s rights and remedies, (B) the termination of the 105 West 125th Street Office Sublease and (C) the preparation of a new lease.

E-2B-3

Representation Number on Annex E-2A	Mortgaged Property Name and Mortgage Loan Number as Identified on Annex A	Description of Exception

(37) No Material Default; Payment Record	All GSMC Mortgage Loans

With respect to any covenants under the related Mortgage Loan that require the Mortgagor to ensure a tenant or mortgaged property is operating or to enforce the terms of leases, such Mortgagor may be in default of one or more of such covenants due to closures mandated or recommended by governmental authorities and moratoriums imposed by governmental authorities on real estate remedies.

E-2B-4

ANNEX E-3A

SPONSOR REPRESENTATIONS AND WARRANTIES
(JPmorgan chase bank, national association)

JPMCB (referred to as the related “Mortgage Loan Seller” in the representations and warranties below) will make, as of the Cut-off Date or such other date as set forth below, with respect to each JPMCB Mortgage Loan that we (referred to as the “Purchaser” in the representations and warranties below) include in the Issuing Entity, representations and warranties generally to the effect set forth below. The exceptions to the representations and warranties set forth below are identified on Annex E-3B to this prospectus. Capitalized terms used but not otherwise defined in this Annex E-3A will have the meanings set forth in this prospectus or, if not defined in this prospectus, in the related Mortgage Loan Purchase Agreement.

The related Mortgage Loan Purchase Agreement, together with the related representations and warranties (subject to the exceptions thereto), serves to contractually allocate risk between JPMCB, on the one hand, and the Issuing Entity (referred to as the “Trust” in the representations and warranties below), on the other. We present the related representations and warranties set forth below for the sole purpose of describing some of the terms and conditions of that risk allocation. The presentation of representations and warranties below is not intended as statements regarding the actual characteristics of the JPMCB Mortgage Loans, the related Mortgaged Properties or other matters. We cannot assure you that the JPMCB Mortgage Loans actually conform to the statements made in the representations and warranties that we present below.

(1)

Complete Servicing File. All documents comprising the Servicing File will be or have been delivered to the Master Servicer with respect to each JPMCB Mortgage Loan by the deadlines set forth in the Pooling and Servicing Agreement and/or the Mortgage Loan Purchase Agreement.

(2)

Whole Loan; Ownership of Mortgage Loans. Except with respect to each JPMCB Mortgage Loan that is part of a Loan Combination, each JPMCB Mortgage Loan is a whole loan and not an interest in a JPMCB Mortgage Loan. Each JPMCB Mortgage Loan that is part of a Loan Combination is a senior portion (or a pari passu portion of a senior portion) of a whole mortgage loan. Immediately prior to the sale, transfer and assignment to depositor, no Mortgage Note or Mortgage was subject to any assignment (other than assignments to the Mortgage Loan Seller or, with respect to any JPMCB Mortgage Loan that is an Outside Serviced Mortgage Loan, to the related Outside Trustee), participation (other than with respect to Serviced JPMCB Mortgage Loans) or pledge, and the Mortgage Loan Seller had good and marketable title to, and was the sole owner of, each JPMCB Mortgage Loan free and clear of any and all liens, charges, pledges, encumbrances, participations (other than with respect to agreements among noteholders with respect to a Loan Combination) (subject to certain agreements regarding servicing and/or defeasance successor borrower rights as provided in the Pooling and Servicing Agreement, subservicing agreements permitted thereunder and that certain servicing rights purchase agreement, dated as of the Closing Date between the Master Servicer and the Mortgage Loan Seller), any other ownership interests and other interests on, in or to such JPMCB Mortgage Loan (subject to certain agreements regarding servicing and/or defeasance successor borrower rights as provided in the Pooling and Servicing Agreement, subservicing agreements permitted thereunder and that certain servicing rights purchase agreement, dated as of the Closing Date between the Master Servicer and the Mortgage Loan Seller). The Mortgage Loan Seller has full right and authority to sell, assign and transfer each JPMCB Mortgage Loan, and the assignment to depositor constitutes a legal, valid and binding assignment of such JPMCB Mortgage Loan free and clear of any and all liens, pledges, charges or security interests of any nature encumbering such JPMCB Mortgage Loan (subject to certain agreements regarding servicing and/or defeasance successor borrower rights as provided in the Pooling and Servicing Agreement, subservicing agreements permitted thereunder and that certain servicing rights purchase agreement, dated as of the Closing Date between the Master Servicer and the Mortgage Loan Seller).

(3)

Loan Document Status. Each related Mortgage Note, Mortgage, Assignment of Leases (if a separate instrument), guaranty and other agreement executed by or on behalf of the related Mortgagor, guarantor or other obligor in connection with such JPMCB Mortgage Loan is the legal, valid and binding obligation of the related Mortgagor, guarantor or other obligor (subject to any non-recourse provisions contained in any of the foregoing agreements and any applicable state anti-deficiency or market value limit deficiency legislation), as applicable, and is enforceable in accordance with its terms, except as such enforcement

E-3A-1

may be limited by (i) bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law and except that certain provisions in such Mortgage Loan documents (including, without limitation, provisions requiring the payment of default interest, late fees or prepayment/yield maintenance premiums) may be further limited or rendered unenforceable by applicable law (clauses (i) and (ii) collectively, the “Insolvency Qualifications”).

Except as set forth in the immediately preceding sentences, there is no valid offset, defense, counterclaim or right of rescission available to the related Mortgagor with respect to any of the related Mortgage Notes, Mortgages or other Mortgage Loan documents, including, without limitation, any such valid offset, defense, counterclaim or right based on intentional fraud by the Mortgage Loan Seller in connection with the origination of the JPMCB Mortgage Loan, that would deny the mortgagee the principal benefits intended to be provided by the Mortgage Note, Mortgage or other Mortgage Loan documents.

(4)

Mortgage Provisions. The Mortgage Loan documents for each JPMCB Mortgage Loan contain provisions that render the rights and remedies of the holder thereof adequate for the practical realization against the Mortgaged Property of the principal benefits of the security intended to be provided thereby, including realization by judicial or, if applicable, nonjudicial foreclosure subject to the limitations set forth in the Insolvency Qualifications.

(5)

Hospitality Provisions. The Mortgage Loan documents for each JPMCB Mortgage Loan that is secured by a hospitality property operated pursuant to a franchise agreement includes an executed comfort letter or similar agreement signed by the Mortgagor and franchisor of such property enforceable by the trust against such franchisor, either directly or as an assignee of the originator. The Mortgage or related security agreement for each JPMCB Mortgage Loan secured by a hospitality property creates a security interest in the revenues of such property for which a UCC financing statement has been filed in the appropriate filing office.

(6)

Mortgage Status; Waivers and Modifications. Since origination and except by written instruments set forth in the related Mortgage File or as otherwise provided in the related Mortgage Loan documents (a)(1) there has been no forbearance, waiver or modification of the material terms of the JPMCB Mortgage Loan, which such forbearance, waiver or modification relates to the COVID-19 emergency, (2) as of May 28, 2021, to the knowledge of the Mortgage Loan Seller, there has been no written request from the related Mortgagor for a forbearance, waiver or modification of the material terms of the JPMCB Mortgage Loan, which such request relates to the COVID-19 emergency and (3) other than as related to the COVID-19 emergency, the material terms of such Mortgage, Mortgage Note, Mortgage Loan guaranty and related Mortgage Loan documents have not been waived, impaired, modified, altered, satisfied, canceled, subordinated or rescinded in any respect which materially interferes with the security intended to be provided by such Mortgage; (b) no related Mortgaged Property or any portion thereof has been released from the lien of the related Mortgage in any manner which materially interferes with the security intended to be provided by such Mortgage or the use or operation of the remaining portion of such Mortgaged Property; and (c) neither the related Mortgagor nor the related guarantor has been released from its material obligations under the JPMCB Mortgage Loan. With respect to each JPMCB Mortgage Loan, except as contained in a written document included in the related Mortgage File, there have been no modifications, amendments or waivers that could be reasonably expected to have a material adverse effect on such Mortgage Loan that have been consented to by the Mortgage Loan Seller on or after May 28, 2021.

(7)

Lien; Valid Assignment. Subject to the Insolvency Qualifications, each endorsement and assignment of Mortgage and assignment of Assignment of Leases (if a separate instrument from the Mortgage) to the Issuing Entity (or, with respect to any JPMCB Mortgage Loan that is an Outside Serviced Mortgage Loan, to the related Outside Trustee) constitutes a legal, valid and binding endorsement or assignment to the Issuing Entity (or, with respect to any JPMCB Mortgage Loan that is an Outside Serviced Mortgage Loan, to the related Outside Trustee). Each related Mortgage and Assignment of Leases is freely assignable without the consent of the related Mortgagor. Each related Mortgage is a legal, valid and enforceable first lien on the related Mortgagor’s fee (or if identified on the Mortgage Loan Schedule, leasehold) interest in the Mortgaged Property in the principal amount of such JPMCB Mortgage Loan or allocated loan amount (subject only to Permitted Encumbrances (as defined below)), except as the enforcement thereof may be

E-3A-2

limited by the Insolvency Qualifications. Such Mortgaged Property (subject to Permitted Encumbrances) as of origination was, and as of the Cut-off Date to the Mortgage Loan Seller’s knowledge, is free and clear of any recorded mechanics’ liens, recorded materialmen’s liens and other recorded encumbrances, and to the Mortgage Loan Seller’s knowledge and subject to the rights of tenants, no rights exist which under law could give rise to any such lien or encumbrance that would be prior to or equal with the lien of the related Mortgage, except those which are insured against by a lender’s title insurance policy (as described below). Any security agreement, chattel mortgage or equivalent document related to and delivered in connection with the JPMCB Mortgage Loan establishes and creates a valid and enforceable lien on property described therein subject to Permitted Encumbrances, except as such enforcement may be limited by Insolvency Qualifications subject to the limitations described in clause (11) below. Notwithstanding anything herein to the contrary, no representation is made as to the perfection of any security interest in rents or other personal property to the extent that possession or control of such items or actions other than the filing of Uniform Commercial Code financing statements is required in order to effect such perfection.

The assignment of the JPMCB Mortgage Loans to the Depositor validly and effectively transfers and conveys all legal and beneficial ownership of the JPMCB Mortgage Loans to the Depositor free and clear of any pledge, lien, encumbrance or security interest (subject to certain agreements regarding servicing as provided in the Pooling and Servicing Agreement, subservicing agreements permitted thereunder and that certain servicing rights purchase agreement, dated as of the Closing Date between the Master Servicer and the Mortgage Loan Seller).

(8)

Permitted Liens; Title Insurance.  Each Mortgaged Property securing a JPMCB Mortgage Loan is covered by an American Land Title Association loan title insurance policy or a comparable form of loan title insurance policy approved for use in the applicable jurisdiction (or, if such policy is yet to be issued, by a pro forma policy, a preliminary title policy with escrow instructions or a “marked up” commitment, in each case binding on the title insurer) (the “Title Policy”) in the original principal amount of such JPMCB Mortgage Loan (or with respect to a JPMCB Mortgage Loan secured by multiple properties, an amount equal to at least the allocated loan amount with respect to the Title Policy for each such property) after all advances of principal (including any advances held in escrow or reserves), that insures for the benefit of the owner of the indebtedness secured by the Mortgage, the first priority lien of the Mortgage, which lien is subject only to (a) the lien of current real property taxes, water charges, sewer rents and assessments not yet due and payable; (b) covenants, conditions and restrictions, rights of way, easements and other matters of public record specifically identified in the Title Policy; (c) the exceptions (general and specific) and exclusions set forth in such Title Policy; (d) other matters to which like properties are commonly subject; (e) the rights of tenants (as tenants only) under leases (including subleases) pertaining to the related Mortgaged Property which the Mortgage Loan documents do not require to be subordinated to the lien of such Mortgage; and (f) if the related JPMCB Mortgage Loan constitutes a cross-collateralized JPMCB Mortgage Loan, the lien of the Mortgage for another JPMCB Mortgage Loan contained in the same cross-collateralized group, provided that none of which items (a) through (f), individually or in the aggregate, materially interferes with the value, current use or operation of the Mortgaged Property or the security intended to be provided by such Mortgage or with the current ability of the related Mortgaged Property to generate net cash flow sufficient to service the related JPMCB Mortgage Loan or the Mortgagor’s ability to pay its obligations when they become due (collectively, the “Permitted Encumbrances”). Except as contemplated by clause (f) of the preceding sentence none of the Permitted Encumbrances are mortgage liens that are senior to or coordinate and co-equal with the lien of the related Mortgage. Such Title Policy (or, if it has yet to be issued, the coverage to be provided thereby) is in full force and effect, all premiums thereon have been paid and no claims have been made by the Mortgage Loan Seller thereunder and no claims have been paid thereunder. Neither the Mortgage Loan Seller, nor to the Mortgage Loan Seller’s knowledge, any other holder of the JPMCB Mortgage Loan, has done, by act or omission, anything that would materially impair the coverage under such Title Policy. Each Title Policy contains no exclusion for, or affirmatively insures (except for any Mortgaged Property located in a jurisdiction where such affirmative insurance is not available in which case such exclusion may exist), (a) that the Mortgaged Property shown on the survey is the same as the property legally described in the Mortgage, and (b) to the extent that the Mortgaged Property consists of two or more adjoining parcels, such parcels are contiguous.

(9)	Junior Liens. It being understood that B notes secured by the same Mortgage as a JPMCB Mortgage Loan are not subordinate mortgages or junior liens, there are no subordinate mortgages or junior liens

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encumbering the related Mortgaged Property. The Mortgage Loan Seller has no knowledge of any mezzanine debt related to the Mortgaged Property and secured directly by the ownership interests in the Mortgagor.

(10)

Assignment of Leases and Rents. There exists as part of the related Mortgage File an Assignment of Leases (either as a separate instrument or incorporated into the related Mortgage). Each related Assignment of Leases creates a valid first-priority collateral assignment of, or a valid first-priority lien or security interest in, rents and certain rights under the related lease or leases, subject only to a license granted to the related Mortgagor to exercise certain rights and to perform certain obligations of the lessor under such lease or leases, including the right to operate the related leased property, except as the enforcement thereof may be limited by the Insolvency Qualifications; no person other than the related Mortgagor owns any interest in any payments due under such lease or leases that is superior to or of equal priority with the lender’s interest therein. The related Mortgage or related Assignment of Leases, subject to applicable law, provides for, upon an event of default under the JPMCB Mortgage Loan, a receiver to be appointed for the collection of rents or for the related mortgagee to enter into possession to collect the rents or for rents to be paid directly to the mortgagee.

(11)

Financing Statements. Each JPMCB Mortgage Loan or related security agreement establishes a valid security interest in, and a UCC-1 financing statement has been filed (except, in the case of fixtures, the Mortgage constitutes a fixture filing) in all places necessary to perfect a valid security interest in, the personal property (the creation and perfection of which is governed by the UCC) owned by the Mortgagor and necessary to operate any Mortgaged Property in its current use other than (1) non-material personal property, (2) personal property subject to purchase money security interests and (3) personal property that is leased equipment. Each UCC-1 financing statement, if any, filed with respect to personal property constituting a part of the related Mortgaged Property and each UCC-3 assignment, if any, filed with respect to such financing statement was in suitable form for filing in the filing office in which such financing statement was filed.

(12)

Condition of Property. The Mortgage Loan Seller or the originator of the JPMCB Mortgage Loan inspected or caused to be inspected each related Mortgaged Property within four months of origination of the JPMCB Mortgage Loan and within twelve months of the Cut-off Date.

An engineering report or property condition assessment was prepared in connection with the origination of each JPMCB Mortgage Loan no more than twelve months prior to the Cut-off Date, which indicates that, except as set forth in such engineering report or with respect to which repairs were required to be reserved for or made, all building systems for the improvements of each related Mortgaged Property are in good working order, and further indicates that each related Mortgaged Property (a) is free of any material damage, (b) is in good repair and condition, and (c) is free of structural defects, except to the extent (i) any damage or deficiencies that would not materially and adversely affect the use, operation or value of the Mortgaged Property or the security intended to be provided by such Mortgage or repairs with respect to such damage or deficiencies estimated to cost less than $50,000 in the aggregate per Mortgaged Property; (ii) such repairs have been completed; or (iii) escrows in an aggregate amount consistent with the standards utilized by the Mortgage Loan Seller with respect to similar loans it originates for securitization have been established, which escrows will in all events be in an aggregate amount not less than the estimated cost of such repairs. The Mortgage Loan Seller has no knowledge of any material issues with the physical condition of the Mortgaged Property that the Mortgage Loan Seller believes would have a material adverse effect on the use, operation or value of the Mortgaged Property other than those disclosed in the engineering report and those addressed in sub-clauses (i), (ii) and (iii) of the preceding sentence.

(13)

Taxes and Assessments. As of the date of origination and as of the Closing Date, all taxes and governmental assessments and other outstanding governmental charges (including, without limitation, water and sewage charges) due with respect to the Mortgaged Property (excluding any related personal property) securing a JPMCB Mortgage Loan that is or if left unpaid could become a lien on the related Mortgaged Property that would be of equal or superior priority to the lien of the Mortgage and that became due and delinquent and owing prior to the Cut-off Date with respect to each related Mortgaged Property have been paid, or, if the appropriate amount of such taxes or charges is being appealed or is otherwise in dispute, the unpaid taxes or charges are covered by an escrow of funds or other security sufficient to pay such tax or charge and reasonably estimated interest and penalties, if any, thereon. For

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purposes of this representation and warranty, real property taxes, governmental assessments and other outstanding governmental charges shall not be considered delinquent until the date on which interest and/or penalties would be payable thereon.

(14)

Condemnation. As of the date of origination and to the Mortgage Loan Seller’s knowledge as of the Closing Date, there is no proceeding pending or threatened for the total or partial condemnation of such Mortgaged Property that would have a material adverse effect on the use or operation of the Mortgaged Property.

(15)

Actions Concerning Mortgage Loan. As of the date of origination and to the Mortgage Loan Seller’s knowledge as of the Closing Date, there was no pending, filed or threatened action, suit or proceeding, arbitration or governmental investigation involving any Mortgagor, guarantor, or Mortgaged Property, an adverse outcome of which would reasonably be expected to materially and adversely affect (a) title to the Mortgaged Property, (b) the validity or enforceability of the Mortgage, (c) such Mortgagor’s ability to perform under the related JPMCB Mortgage Loan, (d) such guarantor’s ability to perform under the related guaranty, (e) the use, operation or value of the Mortgaged Property, (f) the principal benefit of the security intended to be provided by the Mortgage Loan documents, (g) the current ability of the Mortgaged Property to generate net cash flow sufficient to service such JPMCB Mortgage Loan, or (h) the current principal use of the Mortgaged Property.

(16)

Escrow Deposits. All escrow deposits and payments required pursuant to each JPMCB Mortgage Loan (including capital improvements and environmental remediation reserves) are in the possession, or under the control, of the Mortgage Loan Seller or its servicer, and there are no deficiencies (subject to any applicable grace or cure periods) in connection therewith, and all such escrows and deposits (or the right thereto) that are required under the related Mortgage Loan documents are being conveyed by the Mortgage Loan Seller to depositor or its servicer (or, with respect to any JPMCB Mortgage Loan that is an Outside Serviced Mortgage Loan, to the depositor or servicer for the related Outside Securitization) and identified as such with appropriate detail. Any and all requirements under the JPMCB Mortgage Loan as to completion of any material improvements and as to disbursements of any funds escrowed for such purpose, which requirements were to have been complied with on or before Closing Date, have been complied with in all material respects or the funds so escrowed have not been released unless such release was consistent with proper and prudent commercial mortgage servicing practices or such released funds were otherwise used for their intended purpose. No other escrow amounts have been released except in accordance with the terms and conditions of the related Mortgage Loan documents.

(17)

No Holdbacks. The principal amount of the JPMCB Mortgage Loan stated on the Mortgage Loan Schedule has been fully disbursed as of the Closing Date and there is no requirement for future advances thereunder (except in those cases where the full amount of the JPMCB Mortgage Loan has been disbursed but a portion thereof is being held in escrow or reserve accounts pending the satisfaction of certain conditions relating to leasing, repairs, occupancy, performance or other matters with respect to the related Mortgaged Property).

(18)

Insurance. Each related Mortgaged Property is, and is required pursuant to the related Mortgage to be, insured by a property insurance policy providing coverage for loss in accordance with coverage found under a “special cause of loss form” or “all-risk form” that includes replacement cost valuation issued by an insurer meeting the requirements of the related Mortgage Loan documents and having a claims-paying or financial strength rating of at least “A-:VIII” (for a JPMCB Mortgage Loan with a principal balance below $35 million) and “A:VIII” (for a JPMCB Mortgage Loan with a principal balance of $35 million or more) from A.M. Best Company or “A3” (or the equivalent) from Moody’s Investors Service, Inc. or “A-” from S&P Global Ratings (collectively the “Insurance Rating Requirements”), in an amount not less than the lesser of (1) the original principal balance of the JPMCB Mortgage Loan and (2) the full insurable value on a replacement cost basis of the improvements, furniture, furnishings, fixtures and equipment owned by the mortgagor and included in the Mortgaged Property (with no deduction for physical depreciation), but, in any event, not less than the amount necessary or containing such endorsements as are necessary to avoid the operation of any coinsurance provisions with respect to the related Mortgaged Property.

Each related Mortgaged Property is also covered, and required to be covered pursuant to the related Mortgage Loan documents, by business interruption or rental loss insurance which (i) covers a period beginning on the date of loss and continuing until the earlier to occur of restoration of the Mortgaged

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Property or the expiration of 12 months (or with respect to each JPMCB Mortgage Loan with a principal balance of $35 million or more, 18 months); (ii) for a JPMCB Mortgage Loan with a principal balance of $50 million or more contains a 180-day “extended period of indemnity”; and (iii) covers the actual loss sustained (or in certain cases, an amount sufficient to cover the period set forth in (i) above) during restoration.

If any material part of the improvements, exclusive of a parking lot, located on a Mortgaged Property is in an area identified in the Federal Register by the Federal Emergency Management Agency as having special flood hazards, the related Mortgagor is required to maintain insurance in the maximum amount available under the National Flood Insurance Program, plus such additional excess flood coverage in an amount as-is generally required by the Mortgage Loan Seller originating mortgage loans for securitization.

If windstorm and/or windstorm related perils and/or “named storms” are excluded from the primary property damage insurance policy, the Mortgaged Property is insured by a separate windstorm insurance policy issued by an insurer meeting the Insurance Rating Requirements or endorsement covering damage from windstorm and/or windstorm related perils and/or named storms, in an amount at least equal to 100% of the full insurable value on a replacement cost basis of the Improvements and personalty and fixtures owned by the mortgagor and included in the related Mortgaged Property by an insurer meeting the Insurance Rating Requirements.

The Mortgaged Property is covered, and required to be covered pursuant to the related Mortgage Loan documents, by a commercial general liability insurance policy issued by an insurer meeting the Insurance Rating Requirements including broad-form coverage for property damage, contractual damage and personal injury (including bodily injury and death) in amounts as are generally required by the Mortgage Loan Seller for loans originated for securitization, and in any event not less than $1 million per occurrence and $2 million in the aggregate.

An architectural or engineering consultant has performed an analysis of each of the Mortgaged Properties located in seismic zones 3 or 4 in order to evaluate the structural and seismic condition of such property, for the sole purpose of assessing the probable maximum loss (“PML”) for the Mortgaged Property in the event of an earthquake. In such instance, the PML or equivalent was based on a 475-year return period, an exposure period of 50 years and a 10% probability of exceedance. If the resulting report concluded that the PML or equivalent would exceed 20% of the amount of the replacement costs of the improvements, earthquake insurance on such Mortgaged Property was obtained by an insurer rated at least “A:VIII” by A.M. Best Company or “A3” (or the equivalent) from Moody’s Investors Service, Inc. or “A-” by S&P Global Ratings in an amount not less than 100% of the PML or the equivalent.

The Mortgage Loan documents require insurance proceeds in respect of a property loss to be applied either (a) to the repair or restoration of all or part of the related Mortgaged Property, with respect to all property losses in excess of 5% of the then-outstanding principal amount of the related JPMCB Mortgage Loan, the lender (or a trustee appointed by it) having the right to hold and disburse such proceeds as the repair or restoration progresses, or (b) to the payment of the outstanding principal balance of such JPMCB Mortgage Loan together with any accrued interest thereon.

All premiums on all insurance policies referred to in this section required to be paid as of the Cut-off Date have been paid, and such insurance policies name the lender under the JPMCB Mortgage Loan and its successors and assigns as a loss payee under a mortgagee endorsement clause or, in the case of the general liability insurance policy, as named or additional insured. Each related JPMCB Mortgage Loan obligates the related Mortgagor to maintain all such insurance and, at such Mortgagor’s failure to do so, authorizes the lender to maintain such insurance at the Mortgagor’s cost and expense and to charge such Mortgagor for related premiums. All such insurance policies (other than commercial liability policies) require at least 10 days’ prior notice to the lender of termination or cancellation arising because of nonpayment of a premium and at least 30 days’ prior notice to the lender of termination or cancellation (or such lesser period, not less than 10 days, as may be required by applicable law) arising for any reason other than non-payment of a premium and no such notice has been received by the Mortgage Loan Seller.

(19)

Access; Utilities; Separate Tax Lots. Each Mortgaged Property (a) is located on or adjacent to a public road and has direct legal access to such road, or has access via an irrevocable easement or irrevocable

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right of way permitting ingress and egress to/from a public road, (b) is served by or has uninhibited access rights to public or private water and sewer (or well and septic) and all required utilities, all of which are appropriate for the current use of the Mortgaged Property, and (c) constitutes one or more separate tax parcels which do not include any property which is not part of the Mortgaged Property or is subject to an endorsement under the related Title Policy insuring the Mortgaged Property, or in certain cases, an application has been made to the applicable governing authority for creation of separate tax lots, in which case the JPMCB Mortgage Loan requires the Mortgagor to escrow an amount sufficient to pay taxes for the existing tax parcel of which the Mortgaged Property is a part until the separate tax lots are created.

(20)

No Encroachments. To the Mortgage Loan Seller’s knowledge and based solely on surveys obtained in connection with origination and the lender’s Title Policy (or, if such policy is not yet issued, a pro forma title policy, a preliminary title policy with escrow instructions or a “marked up” commitment) obtained in connection with the origination of each JPMCB Mortgage Loan, (a) all material improvements that were included for the purpose of determining the appraised value of the related Mortgaged Property at the time of the origination of such JPMCB Mortgage Loan are within the boundaries of the related Mortgaged Property, except encroachments that do not materially and adversely affect the value or current use of such Mortgaged Property, or are insured by applicable provisions of the Title Policy, (b) no improvements on adjoining parcels encroach onto the related Mortgaged Property except for encroachments that do not materially and adversely affect the value or current use of such Mortgaged Property, or are insured by applicable provisions of the Title Policy and (c) no improvements encroach upon any easements except for encroachments the removal of which would not materially and adversely affect the value or current use of such Mortgaged Property or are insured by applicable provisions of the Title Policy.

(21)

No Contingent Interest or Equity Participation. No JPMCB Mortgage Loan has a shared appreciation feature, any other contingent interest feature or a negative amortization feature (except that an ARD Loan may provide for the accrual of the portion of interest in excess of the rate in effect prior to the Anticipated Repayment Date), any other contingent interest feature or a negative amortization feature or an equity participation by the Mortgage Loan Seller.

(22)

REMIC. The JPMCB Mortgage Loan is a “qualified mortgage” within the meaning of Section 860G(a)(3) of the Code (but determined without regard to the rule in Treasury Regulations Section 1.860G-2(f)(2) that treats certain defective mortgage loans as qualified mortgages), and, accordingly, (A) the issue price of the JPMCB Mortgage Loan to the related Mortgagor at origination did not exceed the non-contingent principal amount of the JPMCB Mortgage Loan and (B) either: (a) such JPMCB Mortgage Loan or Loan Combination is secured by an interest in real property (including permanently affixed buildings and structural components, such as wiring, plumbing systems and central heating and air-conditioning systems, that are integrated into such buildings, serve such buildings in their passive functions and do not produce or contribute to the production of income other than consideration for the use or occupancy of space, but excluding personal property) having a fair market value (i) at the date the JPMCB Mortgage Loan or Loan Combination was originated at least equal to 80% of the adjusted issue price of the JPMCB Mortgage Loan or Loan Combination on such date or (ii) at the Closing Date at least equal to 80% of the adjusted issue price of the JPMCB Mortgage Loan or Loan Combination on such date, provided that for purposes hereof, the fair market value of the real property interest must first be reduced by (1) the amount of any lien on the real property interest that is senior to the JPMCB Mortgage Loan and (2) a proportionate amount of any lien that is in parity with the JPMCB Mortgage Loan; or (b) substantially all of the proceeds of such JPMCB Mortgage Loan were used to acquire, improve or protect the real property which served as the only security for such JPMCB Mortgage Loan (other than a recourse feature or other third-party credit enhancement within the meaning of Treasury Regulations Section 1.860G-2(a)(1)(ii)). If the JPMCB Mortgage Loan or Loan Combination was “significantly modified” prior to the Closing Date so as to result in a taxable exchange under Section 1001 of the Code, it either (x) was modified as a result of the default or reasonably foreseeable default of such JPMCB Mortgage Loan or Loan Combination or (y) satisfies the provisions of either sub-clause (B)(a)(i) above (substituting the date of the last such modification for the date the JPMCB Mortgage Loan or Loan Combination was originated) or sub-clause (B)(a)(ii), including the proviso thereto. For purposes of the preceding sentence, a JPMCB Mortgage Loan will not be considered “significantly modified” solely by reason of the borrower having been granted a COVID-19 related forbearance, provided that: (a) such JPMCB Mortgage Loan forbearance is covered by Revenue Procedure 2020-26 (as amplified by Revenue Procedure 2021-12) by reason of satisfying the requirements for such coverage stated in Section 5.02(2) of Revenue Procedure 2020-26 (as amplified by Revenue Procedure 2021-12); and (b) JPMCB identifies such JPMCB Mortgage Loan and provides (x)

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the date on which such forbearance was granted, (y) the length in months of the forbearance, and (z) how the payments in forbearance will be paid (that is, by extension of maturity, change of amortization schedule, etc.). Any prepayment premium and yield maintenance charges applicable to the JPMCB Mortgage Loan or Loan Combination constitute “customary prepayment penalties” within the meaning of Treasury Regulations Section 1.860G-1(b)(2). All terms used in this paragraph shall have the same meanings as set forth in the related Treasury Regulations.

(23)

Compliance. The terms of the Mortgage Loan documents evidencing such JPMCB Mortgage Loan, comply in all material respects with all applicable local, state and federal laws and regulations, and the Mortgage Loan Seller has complied with all material requirements pertaining to the origination of the JPMCB Mortgage Loans, including but not limited to, usury and any and all other material requirements of any federal, state or local law to the extent non-compliance would have a material adverse effect on the JPMCB Mortgage Loan.

(24)

Authorized to do Business. To the extent required under applicable law, as of the Closing Date or as of the date that such entity held the Mortgage Note, each holder of the Mortgage Note was authorized to transact and do business in the jurisdiction in which each related Mortgaged Property is located, or the failure to be so authorized does not materially and adversely affect the enforceability of such JPMCB Mortgage Loan.

(25)

Trustee under Deed of Trust. With respect to each Mortgage which is a deed of trust, a trustee, duly qualified under applicable law to serve as such, currently so serves and is named in the deed of trust or has been substituted in accordance with the Mortgage and applicable law or may be substituted in accordance with the Mortgage and applicable law by the related mortgagee, and except in connection with a trustee’s sale after a default by the related Mortgagor or in connection with any full or partial release of the related Mortgaged Property or related security for such JPMCB Mortgage Loan, no fees are payable to such trustee except for reasonable fees paid by the Mortgagor.

(26)

Local Law Compliance. To the Mortgage Loan Seller’s knowledge, based solely upon any of a letter from any governmental authorities, a legal opinion, an architect’s letter, a zoning consultant’s report, an endorsement to the related Title Policy, or other affirmative investigation of local law compliance consistent with the investigation conducted by the Mortgage Loan Seller for similar commercial and multifamily mortgage loans intended for securitization, the improvements located on or forming part of each Mortgaged Property securing a JPMCB Mortgage Loan are in material compliance with applicable laws, zoning ordinances, rules, covenants, and restrictions (collectively “Zoning Regulations”) governing the occupancy, use, and operation of such Mortgaged Property or constitute a legal non-conforming use or structure and any non-conformity with zoning laws constitutes a legal non-conforming use or structure which does not materially and adversely affect the use or operation of such Mortgaged Property. In the event of casualty or destruction, (a) the Mortgaged Property may be restored or repaired to the extent necessary to maintain the use of the structure immediately prior to such casualty or destruction, (b) law and ordinance insurance coverage has been obtained for the Mortgaged Property in amounts customarily required by the Mortgage Loan Seller for loans originated for securitization that provides coverage for additional costs to rebuild and/or repair the property to current Zoning Regulations, (c) the inability to restore the Mortgaged Property to the full extent of the use or structure immediately prior to the casualty would not materially and adversely affect the use or operation of such Mortgaged Property, or (d) title insurance coverage has been obtained for such nonconformity.

(27)

Licenses and Permits. Each Mortgagor covenants in the Mortgage Loan documents that it shall keep all material licenses, permits, franchises, certificates of occupancy, consents, and other approvals necessary for the operation of the Mortgaged Property in full force and effect, and to the Mortgage Loan Seller’s knowledge based upon any of a letter from any government authorities or other affirmative investigation of local law compliance consistent with the investigation conducted by the Mortgage Loan Seller for similar commercial and multifamily mortgage loans intended for securitization; all such material licenses, permits, franchises, certificates of occupancy, consents, and other approvals are in effect or the failure to obtain or maintain such material licenses, permits, franchises or certificates of occupancy does not materially and adversely affect the use and/or operation of the Mortgaged Property as it was used and operated as of the date of origination of the JPMCB Mortgage Loan or the rights of a holder of the related JPMCB Mortgage Loan. The JPMCB Mortgage Loan requires the related Mortgagor to be qualified to do business in the jurisdiction in which the related Mortgaged Property is located and for the Mortgagor and

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the Mortgaged Property to be in compliance in all material respects with all regulations, zoning and building laws.

(28)

Recourse Obligations. The Mortgage Loan documents for each JPMCB Mortgage Loan provide that such JPMCB Mortgage Loan (a) becomes full recourse to the Mortgagor and guarantor (which is a natural person or persons, or an entity distinct from the Mortgagor (but may be affiliated with the Mortgagor) that has assets other than equity in the related Mortgaged Property that are not de minimis) in any of the following events: (i) if any petition for bankruptcy, insolvency, dissolution or liquidation pursuant to federal bankruptcy law, or any similar federal or state law, shall be filed by, consented to, or acquiesced in by, the Mortgagor; (ii) Mortgagor or guarantor shall have colluded with other creditors to cause an involuntary bankruptcy filing with respect to the Mortgagor or (iii) transfers of either the Mortgaged Property or equity interests in Mortgagor made in violation of the Mortgage Loan documents; and (b) contains provisions providing for recourse against the Mortgagor and guarantor (which is a natural person or persons, or an entity distinct from the Mortgagor (but may be affiliated with the Mortgagor) that has assets other than equity in the related Mortgaged Property that are not de minimis), for losses and damages sustained in the case of (i) (A) misapplication, misappropriation or conversion of insurance proceeds or condemnation awards or of rents following an event of default, or (B) any security deposits not delivered to lender upon foreclosure or action in lieu thereof (except to the extent applied in accordance with leases prior to a Mortgage Loan event of default); (ii) the Mortgagor’s fraud or intentional misrepresentation; (iii) willful misconduct by the Mortgagor or guarantor; (iv) breaches of the environmental covenants in the Mortgage Loan documents; or (v) commission of material physical waste at the Mortgaged Property, which may, with respect to this clause (v), in certain instances, be limited to the extent there is sufficient cash flow generated by the related Mortgaged Property to prevent such waste or acts or omissions of the related Mortgagor, guarantor, property manager or their affiliates, employees or agents.

(29)

Mortgage Releases. The terms of the related Mortgage or related Mortgage Loan documents do not provide for release of any material portion of the Mortgaged Property from the lien of the Mortgage except (a) a partial release, accompanied by principal repayment, or partial Defeasance (as defined in paragraph 34)), in each case, of not less than a specified percentage at least equal to 115% of the related allocated loan amount of such portion of the Mortgaged Property, (b) upon payment in full of such JPMCB Mortgage Loan, (c) upon a Defeasance (as defined in paragraph (34)), (d) releases of out-parcels that are unimproved or other portions of the Mortgaged Property which will not have a material adverse effect on the underwritten value of the Mortgaged Property and which were not afforded any material value in the appraisal obtained at the origination of the JPMCB Mortgage Loan and are not necessary for physical access to the Mortgaged Property or compliance with zoning requirements, or (e) as required pursuant to an order of condemnation. With respect to any partial release (including in connection with any partial Defeasance) under the preceding clauses (a) or (d), either: (x) such release of collateral (i) would not constitute a “significant modification” of the subject JPMCB Mortgage Loan within the meaning of Treasury Regulations Section 1.860G-2(b)(2) and (ii) would not cause the subject JPMCB Mortgage Loan to fail to be a “qualified mortgage” within the meaning of Section 860G(a)(3)(A) of the Code; or (y) the mortgagee or servicer can, in accordance with the related Mortgage Loan documents, condition such release of collateral on the related Mortgagor’s delivery of an opinion of tax counsel to the effect specified in the immediately preceding clause (x). For purposes of the preceding clause (x), for any JPMCB Mortgage Loan originated after December 6, 2010, if the fair market value of the real property constituting such Mortgaged Property (reduced by (1) the amount of any lien on the real property that is senior to the JPMCB Mortgage Loan and (2) a proportionate amount of any lien on the real property that is in parity with the lien of the JPMCB Mortgage Loan) after the release is not equal to at least 80% of the principal balance of the JPMCB Mortgage Loan or JPMCB Loan Combination outstanding after the release, the Mortgagor is required to make a payment of principal in an amount not less than the amount required by the REMIC provisions.

In the case of any JPMCB Mortgage Loan originated after December 6, 2010, in the event of a taking of any portion of a Mortgaged Property by a State or any political subdivision or authority thereof, whether by legal proceeding or by agreement, the Mortgagor can be required to pay down the principal balance of the JPMCB Mortgage Loan or JPMCB Loan Combination in an amount not less than the amount required by the REMIC provisions and, to such extent, such amount may not be required to be applied to the restoration of the Mortgaged Property or released to the Mortgagor, if, immediately after the release of such portion of the Mortgaged Property from the lien of the Mortgage (but taking into account the planned restoration) the fair market value of the real property constituting the remaining Mortgaged Property

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(reduced by (1) the amount of any lien on the real property that is senior to the JPMCB Mortgage Loan and (2) a proportionate amount of any lien on the real property that is in parity with the lien of the JPMCB Mortgage Loan) is not equal to at least 80% of the remaining principal balance of the JPMCB Mortgage Loan or JPMCB Loan Combination.

In the case of any JPMCB Mortgage Loan originated after December 6, 2010, no such JPMCB Mortgage Loan that is secured by more than one Mortgaged Property or that is cross-collateralized with another JPMCB Mortgage Loan permits the release of cross-collateralization of the related Mortgaged Properties or a portion thereof, including due to a partial condemnation, other than in compliance with the loan-to-value ratio and other requirements of the REMIC provisions.

(30)

Financial Reporting and Rent Rolls. Each Mortgage requires the Mortgagor to provide the owner or holder of the Mortgage with quarterly (other than for single-tenant properties) and annual operating statements, and quarterly (other than for single-tenant properties) rent rolls for properties that have leases contributing more than 5% of the in-place base rent and annual financial statements, which annual financial statements (i) with respect to each JPMCB Mortgage Loan with more than one Mortgagor are in the form of an annual combined balance sheet of the Mortgagor entities (and no other entities), together with the related combined statements of operations, members’ capital and cash flows, including a combining balance sheet and statement of income for the Mortgaged Properties on a combined basis and (ii) for each JPMCB Mortgage Loan with an original principal balance greater than $50 million shall be audited by an independent certified public accountant upon the request of the owner or holder of the Mortgage.

(31)

Acts of Terrorism Exclusion. With respect to each JPMCB Mortgage Loan over $20 million, the related special-form all-risk insurance policy and business interruption policy (issued by an insurer meeting the Insurance Rating Requirements) do not specifically exclude Acts of Terrorism, as defined in the Terrorism Risk Insurance Act of 2002, as amended by the Terrorism Risk Insurance Program Reauthorization Act of 2019 (collectively referred to as “TRIA”), from coverage, or if such coverage is excluded, it is covered by a separate terrorism insurance policy. With respect to each other JPMCB Mortgage Loan, the related special all-risk insurance policy and business interruption policy (issued by an insurer meeting the Insurance Rating Requirements) did not, as of the date of origination of the JPMCB Mortgage Loan, and, to the Mortgage Loan Seller’s knowledge, do not, as of the Cut-off Date, specifically exclude Acts of Terrorism, as defined in TRIA, from coverage, or if such coverage is excluded, it is covered by a separate terrorism insurance policy. With respect to each JPMCB Mortgage Loan, the related Mortgage Loan documents do not expressly waive or prohibit the mortgagee from requiring coverage for Acts of Terrorism, as defined in TRIA, or damages related thereto, except to the extent that any right to require such coverage may be limited by availability on commercially reasonable terms.

(32)

Due on Sale or Encumbrance. Subject to specific exceptions set forth below, each JPMCB Mortgage Loan contains a “due-on-sale” or other such provision for the acceleration of the payment of the unpaid principal balance of such JPMCB Mortgage Loan if, without the consent of the holder of the Mortgage and/or complying with the requirements of the related Mortgage Loan documents (which provide for transfers without the consent of the lender which are customarily acceptable to the Mortgage Loan Seller lending on the security of property comparable to the related Mortgaged Property, such as transfers of worn-out or obsolete furnishings, fixtures, or equipment promptly replaced with property of equivalent value and functionality and transfers by leases entered into in accordance with the Mortgage Loan documents), (a) the related Mortgaged Property, or any controlling equity interest in the related Mortgagor, is directly or indirectly pledged, transferred or sold, other than as related to (i) family and estate planning transfers or transfers upon death or legal incapacity, (ii) transfers to certain affiliates as defined in the related Mortgage Loan documents, (iii) transfers of less than a controlling interest in a Mortgagor, (iv) transfers to another holder of direct or indirect equity in the Mortgagor, a specific Person designated in the related Mortgage Loan documents or a Person satisfying specific criteria identified in the related Mortgage Loan documents, (v) transfers of common stock in publicly traded companies, (vi) a substitution or release of collateral within the parameters of paragraphs 29 and 34 in this Annex E-3A, or (vii) by reason of any mezzanine debt that existed at the origination of the related JPMCB Mortgage Loan, or future permitted mezzanine debt or (b) the related Mortgaged Property is encumbered with a subordinate lien or security interest against the related Mortgaged Property, other than (i) any companion interest of any JPMCB Mortgage Loan or any subordinate debt that existed at origination and is permitted under the related Mortgage Loan documents, (ii) purchase money security interests (iii) any JPMCB

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Mortgage Loan that is cross-collateralized and cross-defaulted with another JPMCB Mortgage Loan or (iv) Permitted Encumbrances. The Mortgage or other Mortgage Loan documents provide that to the extent any Rating Agency fees are incurred in connection with the review of and consent to any transfer or encumbrance, the Mortgagor is responsible for such payment along with all other reasonable fees and expenses incurred by the mortgagee relative to such transfer or encumbrance.

(33)

Single-Purpose Entity. Each JPMCB Mortgage Loan requires the Mortgagor to be a Single-Purpose Entity for at least as long as the JPMCB Mortgage Loan is outstanding. Both the Mortgage Loan documents and the organizational documents of the Mortgagor with respect to each JPMCB Mortgage Loan with a Cut-off Date Balance in excess of $5 million provide that the Mortgagor is a Single-Purpose Entity, and each JPMCB Mortgage Loan with a Cut-off Date Balance of $20 million or more has a counsel’s opinion regarding non-consolidation of the Mortgagor. For this purpose, a “Single-Purpose Entity” shall mean an entity, other than an individual, whose organizational documents (or if the JPMCB Mortgage Loan has a Cut-off Date Balance equal to $5 million or less, its organizational documents or the related Mortgage Loan documents) provide substantially to the effect that it was formed or organized solely for the purpose of owning and operating one or more of the Mortgaged Properties securing the JPMCB Mortgage Loans and prohibit it from engaging in any business unrelated to such Mortgaged Property or Properties, and whose organizational documents further provide, or which entity represented in the related Mortgage Loan documents, substantially to the effect that it does not have any assets other than those related to its interest in and operation of such Mortgaged Property or Properties, or any indebtedness other than as permitted by the related Mortgage(s) or the other related Mortgage Loan documents, that it has its own books and records and accounts separate and apart from those of any other person (other than a Mortgagor for a JPMCB Mortgage Loan that is cross-collateralized and cross-defaulted with the related JPMCB Mortgage Loan), and that it holds itself out as a legal entity, separate and apart from any other person or entity.

(34)

Defeasance. With respect to any JPMCB Mortgage Loan that, pursuant to the Mortgage Loan documents, can be defeased (a “Defeasance”), (i) the Mortgage Loan documents provide for Defeasance as a unilateral right of the Mortgagor, subject to satisfaction of conditions specified in the Mortgage Loan documents; (ii) the JPMCB Mortgage Loan cannot be defeased within two years after the Closing Date; (iii) the Mortgagor is permitted to pledge only United States “government securities” within the meaning of Treasury Regulations Section 1.860G-2(a)(8)(ii), the revenues from which will, in the case of a full Defeasance, be sufficient to make all scheduled payments under the JPMCB Mortgage Loan when due, including the entire remaining principal balance on (A) the maturity date, (B) on or after the first date on which payment may be made without payment of a yield maintenance charge or prepayment penalty; or (C) if the JPMCB Mortgage Loan is an ARD Loan, the entire principal balance outstanding on the related Anticipated Repayment Date, and if the JPMCB Mortgage Loan permits partial releases of real property in connection with partial Defeasance, the revenues from the collateral will be sufficient to pay all such scheduled payments calculated on a principal amount equal to a specified percentage at least equal to 115% of the allocated loan amount for the real property to be released; (iv) the Defeasance collateral is not permitted to be subject to prepayment, call, or early redemption; (v) the Mortgagor is required to provide a certification from an independent certified public accountant that the collateral is sufficient to make all scheduled payments under the Mortgage Note as set forth in (iii) above, (vi) if the Mortgagor would continue to own assets in addition to the Defeasance collateral, the portion of the JPMCB Mortgage Loan secured by Defeasance collateral is required to be assumed (or the mortgagee may require such assumption) by a Single-Purpose Entity; (vii) the Mortgagor is required to provide an opinion of counsel that the mortgagee has a perfected security interest in such collateral prior to any other claim or interest; and (viii) the Mortgagor is required to pay all rating agency fees associated with Defeasance (if rating confirmation is a specific condition precedent thereto) and all other reasonable out-of-pocket expenses associated with Defeasance, including, but not limited to, accountant’s fees and opinions of counsel.

(35)

Fixed Interest Rates. Each JPMCB Mortgage Loan bears interest at a rate that remains fixed throughout the remaining term of such JPMCB Mortgage Loan, except in the case of an ARD Loan and situations where default interest is imposed.

(36)

Ground Leases. For purposes of the Mortgage Loan Purchase Agreement, a “Ground Lease” shall mean a leasehold estate in real property where the fee owner as the ground lessor conveys for a term or terms of years its entire interest in the land and buildings and other improvements, if any, to the ground lessee

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(who may, in certain circumstances, own the building and improvements on the land), subject to the reversionary interest of the ground lessor as fee owner.

With respect to any JPMCB Mortgage Loan where the JPMCB Mortgage Loan is secured by a ground leasehold estate in whole or in part, and the related Mortgage does not also encumber the related lessor’s fee interest in such Mortgaged Property, based upon the terms of the ground lease and any estoppel or other agreement received from the ground lessor in favor of the Mortgage Loan Seller, its successors and assigns:

(a)   The ground lease or a memorandum regarding such ground lease has been duly recorded or submitted for recordation in a form that is acceptable for recording in the applicable jurisdiction. The ground lease or an estoppel or other agreement received from the ground lessor permits the interest of the lessee to be encumbered by the related Mortgage and does not restrict the use of the related Mortgaged Property by such lessee, its successors or assigns in a manner that would adversely affect the security provided by the related Mortgage. To the Mortgage Loan Seller’s knowledge, no material change in the terms of the ground lease had occurred since its recordation, except by any written instruments which are included in the related Mortgage File;

(b)   The lessor under such ground lease has agreed in a writing included in the related Mortgage File (or in such ground lease) that the ground lease may not be amended, modified, canceled or terminated without the prior written consent of the lender and that any such action without such consent is not binding on the lender, its successors or assigns;

(c)   The ground lease has an original term (or an original term plus one or more optional renewal terms, which, under all circumstances, may be exercised, and will be enforceable, by either borrower or the mortgagee) that extends not less than 20 years beyond the stated maturity of the related JPMCB Mortgage Loan, or 10 years past the stated maturity if such JPMCB Mortgage Loan fully amortizes by the stated maturity (or with respect to a JPMCB Mortgage Loan that accrues on an actual 360 basis, substantially amortizes);

(d)   The ground lease is not subject to any interests, estates, liens or encumbrances superior to, or of equal priority with, the Mortgage, except for the related fee interest of the ground lessor and the Permitted Encumbrances;

(e)   The ground lease does not place commercially unreasonable restrictions on the identity of the mortgagee and the ground lease is assignable to the holder of the JPMCB Mortgage Loan and its successors and assigns without the consent of the lessor thereunder, and in the event it is so assigned, it is further assignable by the holder of the JPMCB Mortgage Loan and its successors and assigns without the consent of the lessor;

(f)    The Mortgage Loan Seller has not received any written notice of default under or notice of termination of such ground lease. To the Mortgage Loan Seller’s knowledge, there is no default under such ground lease and no condition that, but for the passage of time or giving of notice, would result in a default under the terms of such ground lease. Such ground lease is in full force and effect as of the Closing Date;

(g)   The ground lease or ancillary agreement between the lessor and the lessee requires the lessor to give to the lender written notice of any default, provides that no notice of default or termination is effective unless such notice is given to the lender, and requires that the ground lessor will supply an estoppel;

(h)   A lender is permitted a reasonable opportunity (including, where necessary, sufficient time to gain possession of the interest of the lessee under the ground lease through legal proceedings) to cure any default under the ground lease which is curable after the lender’s receipt of notice of any default before the lessor may terminate the ground lease;

(i)   The ground lease does not impose any restrictions on subletting that would be viewed as commercially unreasonable by the Mortgage Loan Seller in connection with loans originated for securitization;

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(j)    Under the terms of the ground lease, an estoppel or other agreement received from the ground lessor and the related Mortgage (taken together), any related insurance proceeds or the portion of the condemnation award allocable to the ground lessee’s interest (other than in respect of a total or substantially total loss or taking as addressed in subpart (k)) will be applied either to the repair or to restoration of all or part of the related Mortgaged Property with (so long as such proceeds are in excess of the threshold amount specified in the related Mortgage Loan documents) the lender or a trustee appointed by it having the right to hold and disburse such proceeds as repair or restoration progresses, or to the payment of the outstanding principal balance of the JPMCB Mortgage Loan, together with any accrued interest;

(k)   In the case of a total or substantial taking or loss, under the terms of the ground lease, an estoppel or other agreement and the related Mortgage (taken together), any related insurance proceeds, or portion of the condemnation award allocable to ground lessee’s interest in respect of a total or substantially total loss or taking of the related Mortgaged Property to the extent not applied to restoration, will be applied first to the payment of the outstanding principal balance of the JPMCB Mortgage Loan, together with any accrued interest; and

(l)    Provided that the lender cures any defaults which are susceptible to being cured, the ground lessor has agreed to enter into a new lease with lender upon termination of the ground lease for any reason, including rejection of the ground lease in a bankruptcy proceeding.

(37)

Servicing. The servicing and collection practices used by the Mortgage Loan Seller in respect of each JPMCB Mortgage Loan complied in all material respects with all applicable laws and regulations and was in all material respects legal, proper and prudent, in accordance with Mortgage Loan Seller’s customary commercial mortgage servicing practices.

(38)

ARD Loan. Each JPMCB Mortgage Loan identified in the Mortgage Loan Schedule as an ARD Loan starts to amortize no later than the Due Date of the calendar month immediately after the calendar month in which such ARD Loan closed and substantially fully amortizes over its stated term, which term is at least 60 months after the related Anticipated Repayment Date. Each ARD Loan has an Anticipated Repayment Date not less than five years following the origination of such JPMCB Mortgage Loan. If the related Mortgagor elects not to prepay its ARD Loan in full on or prior to the Anticipated Repayment Date pursuant to the existing terms of the JPMCB Mortgage Loan or a unilateral option (as defined in Treasury Regulations under Section 1001 of the Code) in the JPMCB Mortgage Loan exercisable during the term of the JPMCB Mortgage Loan, (i) the JPMCB Mortgage Loan’s interest rate will step up to an interest rate per annum as specified in the related JPMCB Mortgage Loan documents; provided, however, that payment of such Excess Interest shall be deferred until the principal of such ARD Loan has been paid in full; (ii) all or a substantial portion of the excess cash flow (which is net of certain costs associated with owning, managing and operating the related Mortgaged Property) collected after the Anticipated Repayment Date shall be applied towards the prepayment of such ARD Loan and once the principal balance of an ARD Loan has been reduced to zero all excess cash flow will be applied to the payment of accrued Excess Interest; and (iii) if the property manager for the related Mortgaged Property can be removed by or at the direction of the mortgagee on the basis of a debt service coverage test, the subject debt service coverage ratio shall be calculated without taking account of any increase in the related mortgage interest rate on such JPMCB Mortgage Loan’s Anticipated Repayment Date. No ARD Loan provides that the property manager for the related Mortgaged Property can be removed by or at the direction of the mortgagee solely because of the passage of the related Anticipated Repayment Date.

(39)

Rent Rolls; Operating Histories. The Mortgage Loan Seller has obtained a rent roll (each, a “Certified Rent Roll”) other than with respect to hospitality properties certified by the related Mortgagor or the related guarantor(s) as accurate and complete in all material respects as of a date within 180 days of the date of origination of the related JPMCB Mortgage Loan. The Mortgage Loan Seller has obtained operating histories (the “Certified Operating Histories”) with respect to each Mortgaged Property certified by the related Mortgagor or the related guarantor(s) as accurate and complete in all material respects as of a date within 180 days of the date of origination of the related JPMCB Mortgage Loan. The Certified Operating Histories collectively report on operations for a period equal to (a) at least a continuous three-year period or (b) in the event the Mortgaged Property was owned, operated or constructed by the Mortgagor or an affiliate for less than three years then for such shorter period of time, it being understood

E-3A-13

that for mortgaged properties acquired with the proceeds of a JPMCB Mortgage Loan, Certified Operating Histories may not have been available.

(40)

No Material Default; Payment Record. No JPMCB Mortgage Loan has been more than 30 days delinquent, without giving effect to any grace or cure period, in making required payments since origination, and as of the Closing Date, no JPMCB Mortgage Loan is delinquent (beyond any applicable grace or cure period) in making required payments. To the Mortgage Loan Seller’s knowledge, there is (a) no, and since origination there has been no, material default, breach, violation or event of acceleration existing under the related JPMCB Mortgage Loan, or (b) no event (other than payments due but not yet delinquent) which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a material default, breach, violation or event of acceleration, provided, however, that this representation and warranty does not cover any default, breach, violation or event of acceleration that specifically pertains to or arises out of an exception scheduled to any other representation and warranty made by the Mortgage Loan Seller in this Annex E-3A. No person other than the holder of such JPMCB Mortgage Loan may declare any event of default under the JPMCB Mortgage Loan or accelerate any indebtedness under the Mortgage Loan documents.

(41)

Bankruptcy. In respect of each JPMCB Mortgage Loan, the related Mortgagor is not a debtor in any bankruptcy, receivership, conservatorship, reorganization, insolvency, moratorium or similar proceeding.

(42)

Organization of Mortgagor. The Mortgage Loan Seller has obtained an organizational chart or other description of each Mortgagor which identifies all beneficial controlling owners of the Mortgagor (i.e., managing members, general partners or similar controlling person for such Mortgagor) (the “Controlling Owner”) and all owners that hold a 25% or greater direct ownership share (i.e., the “Major Sponsors”). The Mortgage Loan Seller (1) required questionnaires to be completed by each Controlling Owner and guarantor or performed other processes designed to elicit information from each Controlling Owner and guarantor regarding such Controlling Owner’s or guarantor’s prior history for at least 10 years regarding any bankruptcies or other insolvencies, any felony convictions, and (2) performed or caused to be performed searches of the public records or services such as Lexis/Nexis, or a similar service designed to elicit information about each Controlling Owner, Major Sponsor and guarantor regarding such Controlling Owner’s, Major Sponsor’s or guarantor’s prior history for at least 10 years regarding any bankruptcies or other insolvencies, any felony convictions, and provided, however, that records searches were limited to the last 10 years. (clauses (1) and (2) collectively, the “Sponsor Diligence”). Based solely on the Sponsor Diligence, to the knowledge of the Mortgage Loan Seller, no Major Sponsor or guarantor (i) was in a state of federal bankruptcy or insolvency proceeding, (ii) had a prior record of having been in a state of federal bankruptcy or insolvency, or (iii) had been convicted of a felony.

(43)

Environmental Conditions. At origination, each Mortgagor represented and warranted that to its knowledge no hazardous materials or any other substances or materials which are included under or regulated by environmental laws are located on, or have been handled, manufactured, generated, stored, processed, or disposed of on or released or discharged from the Mortgaged Property, except as disclosed by a Phase I environmental assessment (or a Phase II environmental assessment, if applicable) delivered in connection with the origination of the JPMCB Mortgage Loan or except for those substances commonly used in the operation and maintenance of properties of kind and nature similar to those of the Mortgaged Property in compliance with all environmental laws and in a manner that does not result in contamination of the Mortgaged Property. A Phase I environmental site assessment (or update of a previous Phase I and or Phase II site assessment) and, with respect to certain JPMCB Mortgage Loans, a Phase II environmental site assessment (collectively, an “ESA”) meeting ASTM requirements conducted by a reputable environmental consultant in connection with such JPMCB Mortgage Loan within 12 months prior to its origination date (or an update of a previous ESA was prepared), and such ESA (i) did not reveal any known circumstance or condition that rendered the Mortgaged Property at the date of the ESA in material noncompliance with applicable environmental laws or the existence of recognized environmental conditions (as such term is defined in ASTM E1527-05 or its successor, hereinafter “Environmental Condition”) or the need for further investigation, or (ii) if any material noncompliance with environmental laws or the existence of an Environmental Condition or need for further investigation was indicated in any such ESA, then at least one of the following statements is true: (A) 125% of the funds reasonably estimated by a reputable environmental consultant to be sufficient to cover the estimated cost to cure any material noncompliance with applicable environmental laws or the Environmental Condition has been escrowed by the related Mortgagor and is held by the related lender; (B) if the only

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Environmental Condition relates to the presence of asbestos-containing materials, radon in indoor air, lead based paint, or lead in drinking water, and the only recommended action in the ESA is the institution of such a plan, an operations or maintenance plan has been required to be instituted by the related Mortgagor that can reasonably be expected to mitigate the identified risk; (C) the Environmental Condition identified in the related environmental report was remediated or abated in all material respects prior to the Cut-off Date, and, as appropriate, a no further action or closure letter was obtained from the applicable governmental regulatory authority (or the environmental issue affecting the related Mortgaged Property was otherwise listed by such governmental authority as administratively “closed” or a reputable environmental consultant has concluded that no further action is required); (D) an environmental policy or a lender’s pollution legal liability insurance policy meeting the requirements set forth below that covers liability for the identified circumstance or condition was obtained from an insurer rated no less than A- (or the equivalent) by Moody’s Investors Service, Inc., S&P Global Ratings and/or Fitch Ratings, Inc.; (E) a party not related to the Mortgagor with assets reasonably estimated to be adequate to effect all necessary remediation was identified as the responsible party for such condition or circumstance; or (F) a party related to the Mortgagor with assets reasonably estimated to be adequate to effect all necessary remediation was identified as the responsible party for such condition or circumstance is required to take action. The ESA will be part of the Servicing File; and to the Mortgage Loan Seller’s knowledge, except as set forth in the ESA, there is no (i) known circumstance or condition that rendered the Mortgaged Property in material noncompliance with applicable environmental laws, (ii) Environmental Conditions (as such term is defined in ASTM E1527-05 or its successor), or (iii) need for further investigation.

In the case of each JPMCB Mortgage Loan set forth on Schedule E-3A-1, (i) such JPMCB Mortgage Loan is the subject of an environmental insurance policy, issued by the issuer set forth on Schedule E-3A-1 (the “Policy Issuer”) and effective as of the date thereof (the “Environmental Insurance Policy”), (ii) as of the Cut-off Date the Environmental Insurance Policy is in full force and effect, there is no deductible and the trustee is a named insured under such policy, (iii)(a) a property condition or engineering report was prepared, if the related Mortgaged Property was constructed prior to 1985, with respect to asbestos-containing materials (“ACM”) and, if the related Mortgaged Property is a multifamily property, with respect to radon gas (“RG”) and lead-based paint (“LBP”), and (b) if such report disclosed the existence of a material and adverse LBP, ACM or RG environmental condition or circumstance affecting the related Mortgaged Property, the related Mortgagor (A) was required to remediate the identified condition prior to closing the JPMCB Mortgage Loan or provide additional security or establish with the mortgagee a reserve in an amount deemed to be sufficient by the Mortgage Loan Seller, for the remediation of the problem, and/or (B) agreed in the Mortgage Loan documents to establish an operations and maintenance plan after the closing of the JPMCB Mortgage Loan that should reasonably be expected to mitigate the environmental risk related to the identified LBP, ACM or RG condition, (iv) on the effective date of the Environmental Insurance Policy, the Mortgage Loan Seller as originator had no knowledge of any material and adverse environmental condition or circumstance affecting the Mortgaged Property (other than the existence of LBP, ACM or RG) that was not disclosed to the Policy Issuer in one or more of the following: (a) the application for insurance, (b) a Mortgagor questionnaire that was provided to the Policy Issuer, or (c) an engineering or other report provided to the Policy Issuer, and (v) the premium of any Environmental Insurance Policy has been paid through the maturity of the policy’s term and the term of such policy extends at least five years beyond the maturity of the JPMCB Mortgage Loan.

(44)

Lease Estoppels. With respect to each JPMCB Mortgage Loan predominantly secured by a retail, office or industrial property leased to a single tenant, the Mortgage Loan Seller reviewed such estoppel obtained from such tenant no earlier than 90 days prior to the origination date of the related JPMCB Mortgage Loan, and to the Mortgage Loan Seller’s knowledge based solely on the related estoppel certificate, the related lease is in full force and effect or if not in full force and effect, the related space was underwritten as vacant, subject to customary reservations of tenant’s rights, such as, without limitation, with respect to common area maintenance (“CAM”) and pass-through audits and verification of landlord’s compliance with co-tenancy provisions. With respect to each JPMCB Mortgage Loan predominantly secured by a retail, office or industrial property, the Mortgage Loan Seller has received lease estoppels executed within 90 days of the origination date of the related JPMCB Mortgage Loan that collectively account for at least 65% of the in-place base rent for the Mortgaged Property or set of cross-collateralized properties that secure a JPMCB Mortgage Loan that is represented on the Certified Rent Roll. To the Mortgage Loan Seller’s knowledge, each lease represented on the Certified Rent Roll is in full force and effect, subject to customary reservations of tenant’s rights, such as with respect to CAM and pass-through audits and verification of landlord’s compliance with co-tenancy provisions.

E-3A-15

(45)

Appraisal. The Mortgage File contains an appraisal of the related Mortgaged Property with an appraisal date within 6 months of the JPMCB Mortgage Loan origination date, and within 12 months of the Closing Date. The appraisal is signed by an appraiser who is a Member of the Appraisal Institute (“MAI”) and, to the Mortgage Loan Seller’s knowledge, had no interest, direct or indirect, in the Mortgaged Property or the Mortgagor or in any loan made on the security thereof, and whose compensation is not affected by the approval or disapproval of the JPMCB Mortgage Loan. Each appraiser has represented in such appraisal or in a supplemental letter that the appraisal satisfies the requirements of the “Uniform Standards of Professional Appraisal Practice” as adopted by the Appraisal Standards Board of the Appraisal Foundation.

(46)

Mortgage Loan Schedule. The information pertaining to each JPMCB Mortgage Loan which is set forth in the Mortgage Loan Schedule attached as an exhibit to the Mortgage Loan Purchase Agreement is true and correct in all material respects as of the Cut-off Date and contains all information required by the Pooling and Servicing Agreement to be contained therein.

(47)	Cross-Collateralization. No JPMCB Mortgage Loan is cross-collateralized or cross-defaulted with any other mortgage loan that is outside the Mortgage Pool.

(48)

Advance of Funds by the Mortgage Loan Seller. No advance of funds has been made by the Mortgage Loan Seller to the related Mortgagor, and no funds have been received from any person other than the related Mortgagor or an affiliate, directly, or, to the knowledge of the Mortgage Loan Seller, indirectly for, or on account of, payments due on the JPMCB Mortgage Loan. Neither the Mortgage Loan Seller nor any affiliate thereof has any obligation to make any capital contribution to any Mortgagor under a JPMCB Mortgage Loan, other than contributions made on or prior to the Closing Date.

(49)

Compliance with Anti-Money Laundering Laws. The Mortgage Loan Seller has complied with its internal procedures with respect to all applicable anti-money laundering laws and regulations, including without limitation the USA Patriot Act of 2001 in connection with the origination of the JPMCB Mortgage Loan.

For purposes of these representations and warranties, the phrases “the Mortgage Loan Seller’s knowledge” or “the Mortgage Loan Seller’s belief” and other words and phrases of like import mean, except where otherwise expressly set forth in these representations and warranties, the actual state of knowledge or belief of the Mortgage Loan Seller, its officers and employees directly responsible for the underwriting, origination, servicing or sale of the Mortgage Loans regarding the matters expressly set forth in these representations and warranties. All information contained in documents which are part of or required to be part of a Servicing File, as specified in the Pooling and Servicing Agreement (to the extent such documents exist or existed), shall be deemed to be within the Mortgage Loan Seller’s knowledge including but not limited to any written notices from or on behalf of the borrower.

For purposes of these representations and warranties, “Servicing File” means a copy of the Mortgage File and documents and records not otherwise required to be contained in the Mortgage File that (i) relate to the origination and/or servicing and administration of the JPMCB Mortgage Loans, (ii) are reasonably necessary for the ongoing administration and/or servicing of the JPMCB Mortgage Loans or for evidencing or enforcing any of the rights of the holder of the JPMCB Mortgage Loans or holders of interests therein and (iii) are in the possession or under the control of the Mortgage Loan Seller, provided that the Mortgage Loan Seller shall not be required to deliver any draft documents, privileged or other communications, credit underwriting, due diligence analyses or data or internal worksheets, memoranda, communications or evaluations.

E-3A-16

SCHEDULE E-3A-1 to ANNEX E-3A

MORTGAGED PROPERTIES FOR WHICH ENVIRONMENTAL INSURANCE IS MAINTAINED

Loan No.	JPMCB Mortgage Loans
3	375 Pearl Street

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ANNEX E-3B

EXCEPTIONS TO SPONSOR REPRESENTATIONS AND WARRANTIES

(JPMorgan Chase Bank, National Association)

The exceptions to the representations and warranties set forth below are listed by the number of the related representation and warranty set forth on Annex E-3A to this prospectus and the Mortgaged Property name and number identified on Annex A to this prospectus. Capitalized terms used but not otherwise defined in this Annex E-3B will have the meanings set forth in this prospectus or, if not defined in this prospectus, will have the same meanings as when used in the related Mortgage Loan Purchase Agreement.

Representation Number on Annex E-3A	Mortgaged Property Name and Mortgage Loan Number as Identified on Annex A	Description of Exception

(7) Lien; Valid Assignment	Burlingame Point (Loan No. 1) 375 Pearl Street (Loan No. 3) Colonnade Corporate Center (Loan No. 4)	The related Mortgage and any related assignments of leases secure the subject Mortgage Loan and the related Pari Passu Companion Loans on a pari passu basis.

(7) Lien; Valid Assignment	Burlingame Point (Loan No. 1)

The California State Lands Commission leases to the Mortgagor rights of way over three parcels that are adjacent to the Mortgaged Property. The Mortgage Loan documents contain a springing lien on the leasehold interest in such parcels effective at such time as the California State Lands Commission consents to the lien of the mortgage thereon, which consent the Mortgagor is obligated to use commercially reasonable efforts to obtain post origination.

There is a mechanics lien in the amount of $366,933.61 by European Paving dated as of March 26, 2021. The title company at origination held back such amount at the origination of the loan and the Borrower represented that the general contractor is responsible for clearing or bonding over such lien.

(8) Permitted Liens; Title Insurance	Burlingame Point (Loan No. 1)

In the event the borrower desires to sell any portion of the Mortgaged Property (such portion, the “Purchase ROFO Space”), the borrower will be required to first offer to sell the Purchase ROFO Space to Facebook by delivering written notice to Facebook setting forth, among other things, the purchase price the borrower will accept for the Purchase ROFO Space; provided that Facebook’s purchase option rights will not apply to certain transfers to the borrower affiliates, or in connection with certain direct or indirect ownership

 E3-B-1

Representation Number on Annex E-3A	Mortgaged Property Name and Mortgage Loan Number as Identified on Annex A	Description of Exception

interests or other financing transactions, or transfers of the Purchase ROFO Space or interests in the borrower to an entity or person that becomes the owner of the Purchase ROFO Space through a foreclosure by trustee’s power of sale, judicially or otherwise, or as a purchaser at a foreclosure sale, or a mortgagee of the Purchase ROFO Space that acquires title by deed in lieu of transfer or equity in lieu of foreclosure or any UCC foreclosure action, in connection with a default by the borrower under a security interest encumbering the Purchase ROFO Space.

(8) Permitted Liens; Title Insurance	DoubleTree Spokane (Loan No. 26)

The Mortgaged Property is subject to a right of first refusal and right of first offer in favor of the property manager (the “Manager”); however, neither applies to a foreclosure. If the Borrower decides to convey, transfer or sell the hotel, prior to any transfer of the hotel or any part thereof (the “Offered Property”), the Borrower is required to notify and make an offer the Manager. If the Borrower receives an unsolicited offer from any party which is not an affiliate of the Borrower for purchase of the hotel or any part of the hotel (“Purchase Offer Property”), prior to any transfer of the Purchase Offer Property, the Borrower is required to give notice of such offer to the Manager setting for the terms of such offer.

(9) Junior Liens	Burlingame Point (Loan No. 1)

There is a mezzanine loan in the original principal balance of $130,000,000, which was funded and is held by a third-party lender. In connection with the mezzanine loans, the lenders entered into an intercreditor agreement, a copy of which will be included in the Mortgage File.

(9) Junior Liens	375 Pearl Street (Loan No. 3)

There is a mezzanine loan in the original principal balance of $30,000,000, which was funded and is held by Wells Fargo, National Association, a co-originator of the Mortgage Loan. In connection with the mezzanine loan, the lenders entered into an intercreditor agreement, a copy of which will be included in the Mortgage File.

(10) Assignment of Leases and Rents	Burlingame Point (Loan No. 1) 375 Pearl Street (Loan No. 3) Colonnade Corporate Center (Loan No. 4)	The related Mortgage and assignments of leases secure the subject Mortgage Loan and the related Pari Passu Companion Loan(s) on a pari passu basis.

 E3-B-2

Representation Number on Annex E-3A	Mortgaged Property Name and Mortgage Loan Number as Identified on Annex A	Description of Exception

(15) Actions Concerning Mortgage Loan	Colonnade Corporate Center (Loan No. 4)

Joseph Friedland, the non-recourse carveout guarantor (the “Guarantor”) of the Mortgage Loan, is a named defendant in a pending state civil litigation, in which the plaintiff claims that the Guarantor owes him $46,207 for the work, labor, services, material and equipment provided by the plaintiff. According to the Borrower, the Guarantor has countersued for his own losses in connection with this cause of action. The Guarantor is required under the related guaranty to maintain a net worth of at least $30,000,000 and liquid assets of at least $15,000,000.

(18) Insurance	Burlingame Point (Loan No. 1)

The Mortgage Loan documents permit the Mortgaged Property to be covered by a syndicate of insurers through which at least 75% of the coverage (if there are 4 or fewer members of the syndicate) or at least 60% of the coverage (if there are 5 or more members of the syndicate) is with insurers having such ratings, and all remaining insurers shall have ratings of not less than “BBB+” by S&P and “BBB+” by Fitch, to the extent Fitch rates the certificates and rates the applicable insurer, and “Baa1” by Moody’s (or, if Moody’s does not rate such insurer, at least “A:VIII” by AM Best).

(18) Insurance	375 Pearl Street (Loan No. 3)

The Mortgage Loan documents permit the Borrower to finance insurance premiums through a third-party financing company under a premium finance agreement.

The Mortgage Loan documents permit a property insurance deductible of up to $100,000.

(18) Insurance	U-Haul SAC 20 (Loan No. 10)

The Borrower is permitted to maintain a portion of the coverage required under the Mortgage Loan documents with insurance companies which do not meet the foregoing requirements (“Otherwise Rated Insurers”) in their current participation amounts and positions within the syndicate provided that (1) the Borrower replaces the Otherwise Rated Insurers at renewal with insurance companies meeting the rating requirements set forth hereinabove and (2) if, prior to renewal, the current Best’s Insurance Report’s rating of any such Otherwise Rated Insurer is withdrawn or downgraded, the Borrower replaces any Otherwise Rated Insurer with an insurance company meeting the rating requirements set forth in the Mortgage Loan documents.

In determining the full insurable value on a replacement cost basis of the improvements, the Mortgage Loan documents specifically exclude the cost of replacing the

 E3-B-3

Representation Number on Annex E-3A	Mortgaged Property Name and Mortgage Loan Number as Identified on Annex A	Description of Exception

foundation, underground utilities and footings from the cost to determine replacement cost.

(18) Insurance	DoubleTree Spokane (Loan No. 26)

The Mortgage Loan documents require the Borrower to maintain a comprehensive all risk “special form” insurance and commercial general liability insurance, each with deductible of up to $500,000.

The threshold above which the lender has the right to hold and disburse the net proceeds is 8% of the outstanding principal balance of the Mortgage Loan.

A portion of the Mortgaged Property, which is part of a parking garage, is subject to a condominium regime (the “Condominium Parcel”), and any insurance proceeds attributable to the Condominium Parcel are required to be held by the condominium association or a trustee designated by the condominium association. Pursuant to the condominium declaration, all insurance proceeds are required to be applied to repair or rebuild after casualty. Any election not to rebuild after casualty requires consent and approval of all unit owners and their respective mortgagees.

(19) Access; Utilities; Separate Tax Lots	DoubleTree Spokane (Loan No. 26)

Due to a recent boundary line adjustment, the portion of the Mortgaged Property subject to a condominium regime (the “Condominium Parcel”) is not a separate tax parcel and includes additional land. Pursuant to the Mortgage Loan documents, the Borrower is required to deliver, within 90 days of closing, evidence that the Condominium Parcel is a separately subdivided tax parcel.

(26) Local Law Compliance	U-Haul SAC 20 (Loan No. 10)

The U-Haul At Peters St Mortgaged Property is legal non-conforming as to use. According to the local zoning ordinance, where damage is to an extent 60% or less of replacement cost, such structures may be restored to the same or lesser size in the same location, provided that restoration begins within 12 months of damage and be diligently carried to completion, and nonconforming use may be resumed and continued as before, or on a lesser scale, but may not be enlarged or intensified. The Mortgage Loan documents provide for a losses carveout for the inability to repair or restore any individual Mortgaged Property following a casualty or condemnation, to the same material use, dimensions and/or configuration existing as of the loan origination date due to applicable zoning, building and/or land use laws, rules and/or regulations.

 E3-B-4

Representation Number on Annex E-3A	Mortgaged Property Name and Mortgage Loan Number as Identified on Annex A	Description of Exception

(28) Recourse Obligations	Burlingame Point (Loan No. 1)

The loss recourse carveout for waste to the Mortgaged Property is limited to intentional or grossly negligent physical waste at the Mortgaged Property.

The loss recourse carveout with respect to insurance proceeds or condemnation awards or rents is limited to misappropriation or misapplication thereof and does not include conversion thereof.

The Mortgage Loan documents do not provide for a loss carveouts associated with any security deposits not delivered to lender upon foreclosure or action in lieu thereof (except to the extent applied in accordance with leases prior to a Mortgage Loan event of default).

Mortgage Loan documents do not provide for a full recourse carveout associated with any petition for bankruptcy, insolvency, dissolution or liquidation pursuant to federal bankruptcy law, or any similar federal or state law, that is consented to, or acquiesced in by, the borrower.

Voluntary transfer of title to all or any portion of the Mortgaged Property or of direct or indirect equity interests in the borrower in violation of the Mortgage Loan documents constitutes full recourse carveout; however, transfer of collateral, including the Mortgaged Property, in violation of the Mortgage Loan documents that do not trigger full recourse in accordance with the foregoing constitutes only loss recourse carveout.

(28) Recourse Obligations	375 Pearl Street (Loan No. 3)

The full recourse is triggered only in connection with transfers of (a) the fee simple interest in the Mortgaged Property or (b) a controlling or majority interest in the Borrower. Other transfers constitute only loss recourse carveouts.

The loss recourse carveout with respect to material physical waste is limited to intentional material physical waste to the Mortgaged Property.

The loss recourse carveout with respect to insurance proceeds or condemnation awards or rents is limited to misappropriation or conversion thereof and does not include misapplication thereof.

(28) Recourse Obligations	U-Haul SAC 20 (Loan No. 10)	The loss recourse carveout with respect to insurance proceeds or condemnation awards or rents is limited to misapplication or conversion thereof and does not include misappropriation thereof.

 E3-B-5

Representation Number on Annex E-3A	Mortgaged Property Name and Mortgage Loan Number as Identified on Annex A	Description of Exception

In the event that (a) the indebtedness owed under the Mortgage Loan documents is repaid in full in the ordinary course as required pursuant to the terms of the Mortgage Loan documents (the date of such full payment, the “Repayment Date”), (b) the Borrower or the related non-recourse carveout guarantor (individually and collectively, the “Indemnitor”) provides written notice to the lender of its desire to be released from the obligations and liabilities under the environmental indemnity, and delivers to the lender a current Phase I environmental site assessment with respect to each Mortgaged Property performed and dated no earlier than 57 months after the Repayment Date (collectively, the “New Environmental Reports”), at the sole cost and expense of Indemnitor, (c) the lender has received such other information regarding the environmental condition of the Mortgaged Property as the lender may require in its reasonable discretion (the “Additional Information”), at the sole cost and expense of Indemnitor, (d) none of the New Environmental Reports or the Additional Information show any environmental issues at the Mortgaged Property which adversely affect the Mortgaged Property in more than a de minimis manner and the New Environmental Reports conclude that (i) there is no evidence that the Mortgaged Property contains any hazardous substances in violation of any environmental law, (ii) the Mortgaged Property is not subject to any significant risk of contamination from any off-site hazardous substances, (iii) there is no required environmental remediation of the Mortgaged Property, and (iv) there are no other actions recommended to be taken with respect to the Mortgaged Property described therein, and (e) the Indemnitor reimburses the lender for all reasonable fees, costs, and expenses associated with its review and documentation of any of the foregoing, then the Indemnitor will be released from the indemnification obligations and representations and warranties set forth and described in this this Agreement on the fifth anniversary of the Repayment Date.

(28) Recourse Obligations	Chase Tower (Loan No. 15)

The loss recourse carveout with respect to material physical waste is limited to intentional material physical waste to the Mortgaged Property.

The Phase I environmental site assessment for the Mortgaged Property obtained in connection with loan origination did not identify any recognized environmental conditions (“RECs”) or controlled RECs; however, a Borrower-provided environmental insurance policy is in place. The Mortgage Loan documents provide for personal liability to the borrower or guarantor for losses related to certain environmental

 E3-B-6

Representation Number on Annex E-3A	Mortgaged Property Name and Mortgage Loan Number as Identified on Annex A	Description of Exception

matters, but require the lender to first proceed against the environmental insurance policy.

The obligations and liabilities of Borrower and the non-recourse carveout guarantor (individually and collectively, the “Indemnitor”) under the environmental indemnity will terminate and be of no further force and effect with respect to any unasserted claim when all of the following conditions are satisfied in full: (A) the Mortgage Loan has been paid in full and the indemnitee has not foreclosed or otherwise taken possession of any Mortgaged Property, (B) the indemnitee will have received, at the Indemnitor’s expense, an updated environmental report dated within 60 days of the date of such proposed termination showing, to the reasonable satisfaction of the indemnitee, that there exists no matter for which the indemnified parties are entitled to indemnification pursuant to the environmental indemnity, and (C) 24 months have passed since the date that the Mortgage Loan has been paid in full.

(28) Recourse Obligations	DoubleTree Spokane (Loan No. 26)

A transfer of equity interests in the Borrower is only full recourse to the Borrower and the related non-recourse carveout guarantor (the “Guarantor”) if it results in a change in control of the Borrower or the Guarantor does not maintain at least a 7.5% ownership interest (directly or indirectly) in the Borrower following such transfer. Any other transfer in violation of the mortgage loan documents is recourse for losses.

The indemnification obligations of Borrower and Guarantor under the environmental indemnity will terminate three years after the full and indefeasible payment of the Mortgage Loan and be of no further force and effect with respect to any unasserted claim, provided that at the time of such payment, the Borrower and the Guarantor furnish to the lender a Phase I environmental report with respect to the Mortgaged Property from an environmental consultant reasonably acceptable to the lender and the Rating Agencies, which updated environmental report(s) disclose, as of the date of such repayment, no actual or threatened (other than as disclosed in the Phase I environmental report) (A) non-compliance with or violation of applicable environmental law (or permits issued pursuant to environmental law) in connection with the Mortgaged Property or operations thereon, (B) environmental liens encumbering the Mortgaged Property, (C) administrative processes or proceedings or judicial proceedings in directly connected with any matter addressed in the environmental indemnity agreement or (D) presence or release of hazardous substances in, on, above or under the Mortgaged Property that has not been fully

 E3-B-7

Representation Number on Annex E-3A	Mortgaged Property Name and Mortgage Loan Number as Identified on Annex A	Description of Exception

remediated in accordance with all applicable environmental law.

(30) Financial Reporting and Rent Rolls	Colonnade Corporate Center (Loan No. 4)	The Borrower’s financials are not required to be audited, but certified, by an independent certified public accountant.

(31) Acts of Terrorism Exclusion	Burlingame Point (Loan No. 1)

If TRIPRA or a similar or subsequent statute is not in effect, then provided that terrorism insurance is commercially available, the borrower will be required to carry terrorism insurance throughout the term of the Mortgage Loan as required by the preceding sentence, but in such event the borrower will not be required to spend on terrorism insurance coverage more than two times the amount of the insurance premium that is payable at such time in respect of the property and business interruption/rental loss insurance required hereunder on a stand-alone-basis (without giving effect to the cost of terrorism and earthquake components of such casualty and business interruption/rental loss insurance), and if the cost of terrorism insurance exceeds such amount, the borrower will be required to purchase the maximum amount of terrorism insurance available with funds equal to such amount. In either such case, such insurance will not have a deductible in excess of $50,000.

(31) Acts of Terrorism Exclusion	375 Pearl Street (Loan No. 3)

If TRIPRA or a similar statute is not in effect, the Borrower will not be obligated to pay terrorism insurance premiums in excess of two times the annual premium for a separate special form or all risks policy or equivalent policy insuring only the Mortgaged Property on a stand-alone basis.

(33) Single-Purpose Entity	DoubleTree Spokane (Loan No. 26)

The Borrower previously owned certain property located adjacent to the Mortgaged Property (the “Convention Center Property”), which the Borrower has conveyed to Spokane Public Facilities District, a municipal corporation (the “District”); however, the Borrower has represented in the Mortgage Loan documents that proper insurance is maintained on the Convention Center Property at all times, no written claims have been made, and no one, including the Borrower, has done, by act or omission, anything that would impair the coverage under any applicable insurance policies. Moreover, the Borrower and the related non-recourse carveout guarantor are liable to the lender for any losses associated with the Borrower’s prior ownership of the Convention Center Property.

In addition, the Borrower disclosed to the lender that, prior to November 5, 2010, the Borrower did not qualify

 E3-B-8

Representation Number on Annex E-3A	Mortgaged Property Name and Mortgage Loan Number as Identified on Annex A	Description of Exception

as a “Special Purpose Entity” as defined in the Mortgage Loan documents, but (x) did satisfy, in all material respects, the special purpose entity covenants contained in the Borrower’s Limited Liability Company Operating Agreement, dated August 15, 2002 and (y) did satisfy the requirements set forth in the Mortgage Loan documents with respect to purpose and ownership of other property or assets (other than ownership of the other property described above).

(36) Ground Leases	Burlingame Point (Loan No. 1)

The California State Lands Commission leases to the Mortgagor rights of way over three parcels that are adjacent to the Mortgaged Property. The lease does not grant the Mortgagor exclusive use or occupancy of the related premises, and access to the office buildings on the Mortgaged Property does not depend on the lease because the applicable roads are public rights of way. The Mortgage Loan documents contain a springing lien on the leasehold interest in the related parcels effective at such time as the California State Lands Commission consents to the lien of the mortgage thereon, which consent the Mortgagor is obligated to use commercially reasonable efforts to obtain post origination.

The Mortgage Loan documents contain a springing lien on the leasehold interest in the related parcels effective at such time as the California State Lands Commission consents to the lien of the mortgage thereon, which consent the Mortgagor is obligated to use commercially reasonable efforts to obtain post origination.

(44) Lease Estoppels	Chase Tower (Loan No. 15)

The Mortgage Loan is secured by an office property, and while the Mortgage Loan Seller received estoppels representing over 74% of the base rent, those estoppels were not executed within 90 days of origination (but were executed within 120 days of origination). The estoppel from the largest tenant (Steptoe & Johnson), representing approximately 28.84% of the base rent, was executed within 90 days of loan origination.

(47) Cross-Collateralization	Burlingame Point (Loan No. 1) 375 Pearl Street (Loan No. 3) Colonnade Corporate Center (Loan No. 4)	The Mortgage Loan is cross-collateralized and cross-defaulted with the related Companion Loans.

 E3-B-9

(THIS PAGE INTENTIONALLY LEFT BLANK)

ANNEX F

CLASS A-AB SCHEDULED PRINCIPAL BALANCE SCHEDULE

Distribution Date	Balance	Distribution Date	Balance
7/15/2021	$26,294,000.00	8/15/2026	$25,451,039.04
8/15/2021	$26,294,000.00	9/15/2026	$25,032,507.16
9/15/2021	$26,294,000.00	10/15/2026	$24,589,453.94
10/15/2021	$26,294,000.00	11/15/2026	$24,168,179.54
11/15/2021	$26,294,000.00	12/15/2026	$23,722,463.54
12/15/2021	$26,294,000.00	1/15/2027	$23,298,428.85
1/15/2022	$26,294,000.00	2/15/2027	$22,873,046.22
2/15/2022	$26,294,000.00	3/15/2027	$22,377,401.88
3/15/2022	$26,294,000.00	4/15/2027	$21,949,076.89
4/15/2022	$26,294,000.00	5/15/2027	$21,496,515.26
5/15/2022	$26,294,000.00	6/15/2027	$21,065,384.21
6/15/2022	$26,294,000.00	7/15/2027	$20,610,098.11
7/15/2022	$26,294,000.00	8/15/2027	$20,176,142.81
8/15/2022	$26,294,000.00	9/15/2027	$19,740,806.89
9/15/2022	$26,294,000.00	10/15/2027	$19,281,438.17
10/15/2022	$26,294,000.00	11/15/2027	$18,843,250.73
11/15/2022	$26,294,000.00	12/15/2027	$18,381,113.38
12/15/2022	$26,294,000.00	1/15/2028	$17,940,055.90
1/15/2023	$26,294,000.00	2/15/2028	$17,497,594.43
2/15/2023	$26,294,000.00	3/15/2028	$17,008,890.29
3/15/2023	$26,294,000.00	4/15/2028	$16,563,455.16
4/15/2023	$26,294,000.00	5/15/2028	$16,094,280.81
5/15/2023	$26,294,000.00	6/15/2028	$15,645,693.49
6/15/2023	$26,294,000.00	7/15/2028	$15,173,686.85
7/15/2023	$26,294,000.00	8/15/2028	$14,722,398.58
8/15/2023	$26,294,000.00	9/15/2028	$14,269,672.61
9/15/2023	$26,294,000.00	10/15/2028	$13,793,419.38
10/15/2023	$26,294,000.00	11/15/2028	$13,337,728.97
11/15/2023	$26,294,000.00	12/15/2028	$12,858,597.47
12/15/2023	$26,294,000.00	1/15/2029	$12,399,923.37
1/15/2024	$26,294,000.00	2/15/2029	$11,939,787.23
2/15/2024	$26,294,000.00	3/15/2029	$11,412,649.22
3/15/2024	$26,294,000.00	4/15/2029	$10,949,352.48
4/15/2024	$26,294,000.00	5/15/2029	$10,462,835.72
5/15/2024	$26,294,000.00	6/15/2029	$9,996,505.81
6/15/2024	$26,294,000.00	7/15/2029	$9,507,044.05
7/15/2024	$26,294,000.00	8/15/2029	$9,037,661.27
8/15/2024	$26,294,000.00	9/15/2029	$8,566,781.10
9/15/2024	$26,294,000.00	10/15/2029	$8,072,901.33
10/15/2024	$26,294,000.00	11/15/2029	$7,598,938.71
11/15/2024	$26,294,000.00	12/15/2029	$7,102,066.08
12/15/2024	$26,294,000.00	1/15/2030	$6,625,000.95
1/15/2025	$26,294,000.00	2/15/2030	$6,146,413.09
2/15/2025	$26,294,000.00	3/15/2030	$5,651,823.67
3/15/2025	$26,294,000.00	4/15/2030	$5,235,061.76
4/15/2025	$26,294,000.00	5/15/2030	$4,798,077.16
5/15/2025	$26,294,000.00	6/15/2030	$4,378,636.74
6/15/2025	$26,294,000.00	7/15/2030	$3,939,051.61
7/15/2025	$26,294,000.00	8/15/2030	$3,516,915.53
8/15/2025	$26,294,000.00	9/15/2030	$3,093,456.73
9/15/2025	$26,294,000.00	10/15/2030	$2,649,970.20
10/15/2025	$26,294,000.00	11/15/2030	$2,223,790.00
11/15/2025	$26,294,000.00	12/15/2030	$1,777,661.29
12/15/2025	$26,294,000.00	1/15/2031	$1,348,742.24
1/15/2026	$26,294,000.00	2/15/2031	$918,478.42
2/15/2026	$26,294,000.00	3/15/2031	$431,424.00
3/15/2026	$26,294,000.00	4/15/2031 and thereafter	$0.00
4/15/2026	$26,294,000.00
5/15/2026	$26,294,000.00
6/15/2026	$26,294,000.00
7/15/2026	$25,868,245.42

 F-1

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the certificates offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

TABLE OF CONTENTS

Prospectus

Certificate Summary	3
Important Notice Regarding the Offered Certificates	13
Important Notice About Information Presented in this Prospectus	13
Summary of Terms	23
Summary of Risk Factors	69
Risk Factors	71
Description of the Mortgage Pool	174
Transaction Parties	279
Credit Risk Retention	326
Description of the Certificates	338
The Mortgage Loan Purchase Agreements	373
The Pooling and Servicing Agreement	383
Use of Proceeds	486
Yield, Prepayment and Maturity Considerations	486
Material Federal Income Tax Consequences	500
Certain State, Local and Other Tax Considerations	512
ERISA Considerations	512
Legal Investment	520
Certain Legal Aspects of the Mortgage Loans	520
Ratings	542
Plan of Distribution (Underwriter Conflicts of Interest)	544
Incorporation of Certain Information by Reference	546
Where You Can Find More Information	546
Financial Information	546
Legal Matters	547
Index of Certain Defined Terms	548

Annex A – Certain Characteristics of the Mortgage
Loans and Mortgaged Properties	A-1
Annex B – Significant Loan Summaries	B-1
Annex C – Mortgage Pool Information	C-1
Annex D – Form of Distribution Date Statement	D-1
Annex E-1A – Sponsor Representations and
Warranties (CREFI and GACC)	E-1A-1
Annex E-1B – Exceptions to Sponsor
Representations and Warranties
(CREFI and GACC)	E-1B-1
Annex E-2A – Sponsor Representations and
Warranties (GSMC)	E-2A-1
Annex E-2B – Exceptions to Sponsor
Representations and Warranties
(GSMC)	E-2B-1
Annex E-2A – Sponsor Representations and
Warranties (JPMCB)	E-3A-1
Annex E-2B – Exceptions to Sponsor
Representations and Warranties
(JPMCB)	E-3B-1
Annex F – Class A-AB Scheduled Principal
Balance Schedule	F-1

$899,351,000
(Approximate)

Benchmark 2021-B27 Mortgage Trust
(as Issuing Entity)

Citigroup Commercial
Mortgage Securities Inc.
(as Depositor)

Commercial Mortgage
Pass-Through Certificates,
Series 2021-B27

Class A-1	$18,655,000
Class A-2	$37,990,000
Class A-3	$83,071,000
Class A-4	$175,000,000
Class A-5	$396,379,000
Class A-AB	$26,294,000
Class X-A	$808,494,000
Class A-S	$71,105,000
Class B	$42,136,000
Class C	$48,721,000

PROSPECTUS

Citigroup

Goldman Sachs & Co. LLC

J.P. Morgan

Deutsche Bank Securities

Co-Lead Managers and Joint Bookrunners

Academy Securities

 Siebert Williams Shank

Co-Managers

June 18, 2021

Until 90 days after the date of this prospectus, all dealers that effect transactions in the offered Certificates, whether or not participating in this offering, may be required to deliver a prospectus.  This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.